Filed Pursuant to Rule 424(b)(3)
Registration No. 333-214752

PROXY STATEMENT/PROSPECTUS FOR THE PROPOSED SHARE EXCHANGE

—YOUR VOTE IS IMPORTANT

Dear ASE Shareholders:

We are pleased to report that Advanced Semiconductor Engineering, Inc. (“ASE”) and Siliconware Precision Industries Co., Ltd. (“SPIL”) have entered into a joint share exchange agreement on June 30, 2016 and as supplemented by a supplemental agreement dated December 14, 2017 (the “Joint Share Exchange Agreement”) pursuant to which a holding company, ASE Industrial Holding Co., Ltd. (“HoldCo”), will be formed by means of a statutory share exchange pursuant to the laws of the Republic of China, and HoldCo will (i) acquire all issued shares of ASE in exchange for shares of HoldCo using the share exchange ratio as described below, and (ii) acquire all issued shares of SPIL using the cash consideration as described below (the “Share Exchange”). Upon the consummation of the Share Exchange, ASE and SPIL will become wholly owned subsidiaries of HoldCo concurrently. Subject to the Share Exchange, the Joint Share Exchange Agreement and the other transactions contemplated thereby being approved by shareholders of ASE and SPIL, and upon the satisfaction of the other conditions for completing the Share Exchange, HoldCo will be formed — and the Share Exchange is expected to become effective — on or around April 30, 2018.

Pursuant to the terms and subject to the conditions set forth in the Joint Share Exchange Agreement, at the effective time of the Share Exchange (the “Effective Time”):

(i)	for SPIL shareholders:

•	each SPIL common share, par value NT$10 per share (“SPIL Common Share”), issued immediately prior to the Effective Time (including SPIL’s treasury shares and the SPIL Common Shares beneficially owned by ASE), will be transferred to HoldCo in consideration for the right to receive NT$51.2 (representing NT$55, minus a cash dividend and a return of capital reserve of NT$3.8 per SPIL Common Share distributed by SPIL on July 1, 2016), payable in cash in NT dollars, without interest and net of any applicable withholding taxes (“SPIL Common Shares Cash Consideration”); and

•	each SPIL American depositary share, currently representing five SPIL Common Shares (“SPIL ADS”) will be cancelled in exchange for the right to receive through JPMorgan Chase Bank, N.A., as depositary for the SPIL ADSs (“SPIL Depositary”), the US dollar equivalent of NT$256 (representing five times of the SPIL Common Shares Cash Consideration) minus (i) all processing fees and expenses per SPIL ADS in relation to the conversion from NT dollars into US dollars, and (ii) US$0.05 per SPIL ADS cancellation fees pursuant to the terms of the deposit agreement dated January 6, 2015 by and among SPIL, SPIL Depositary and the holders and beneficial owners from time to time of the SPIL ADSs issued thereunder, payable in cash in US dollars, without interest and net of any applicable withholding taxes (“SPIL ADS Cash Consideration,” together with the SPIL Common Shares Cash Consideration, “Cash Consideration”).

(ii)	for ASE shareholders:

•	each ASE common share (“ASE Common Share”), par value NT$10 per share, issued immediately prior to the Effective Time (including ASE’s treasury shares), will be transferred to HoldCo in consideration for the right to receive 0.5 HoldCo common shares (“HoldCo Common Shares”), par value NT$10 per share; and

•	each ASE American depositary share, currently representing five ASE Common Shares (“ASE ADSs”), will represent the right to receive 1.25 HoldCo American depositary shares, each representing two HoldCo Common Shares (“HoldCo ADSs”) upon surrender for cancellation to Citibank, N.A., as depositary for the ASE ADSs, after the Effective Time. The ratio at which ASE Common Shares will be exchanged for HoldCo Common Shares and ASE ADSs will be exchanged for HoldCo ADSs is hereinafter referred to as the “Exchange Ratio.”

Under Republic of China law, if any fractional HoldCo Common Shares representing less than one common share would otherwise be allotted to former holders of ASE Common Shares in connection with the Share Exchange, those fractional shares will not be issued to those shareholders. Pursuant to the Joint Share Exchange Agreement, ASE will aggregate the fractional entitlements and sell the aggregated ASE Common Shares using the closing price of ASE Common Shares on the Taiwan Stock Exchange (the “TWSE”) on the ninth (9th) ROC Trading Day (as defined below) prior to the Effective Time, to an appointee of the Chairman of HoldCo. The cash proceeds from the sale will be distributed to the former holders of ASE Common Shares by HoldCo on a proportionate basis in accordance with their respective fractions at the Effective Time.

If you hold ASE ADSs, you will be able to exchange those ASE ADSs for HoldCo ADSs by delivering your ASE ADSs to Citibank, N.A., as depositary, after the Effective Time. Citibank, N.A., as depositary for the ASE ADSs, will only distribute whole HoldCo ADSs. Citibank, N.A., as depositary for the ASE ADSs, will aggregate the fractional entitlements to HoldCo ADSs and will use commercially reasonable efforts to sell the aggregated HoldCo ADS entitlements in the open market and will distribute the net cash proceeds to the holders of ASE ADSs entitled to them.

Subject to approval at the ASE EGM (as defined below), HoldCo will issue 4,306,143,682 HoldCo Common Shares (based on 8,732,287,364 outstanding ASE Common Shares as of November 30, 2017 and taking into account the cancellation of up to 120,000,000 ASE treasury shares which may be then-outstanding) in connection with the Share Exchange.

ASE Common Shares are listed and traded on the TWSE under the ticker “2311” and ASE ADSs are listed and traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “ASX.” On January 12, 2018, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the closing price per ASE Common Share on the TWSE was NT$38.80 (US$1.28), and the closing price per ASE ADS on the NYSE was US$6.66. SPIL Common Shares are listed and traded on the TWSE under the ticker “2325” and SPIL ADSs are listed and traded on the NASDAQ National Market (“NASDAQ”) under the ticker symbol “SPIL.” On January 12, 2018, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the closing price per SPIL Common Share on the TWSE was NT$50.30 (US$1.66), and the closing price per SPIL ADS on NASDAQ was US$8.39. Following completion of the Share Exchange, ASE anticipates that the HoldCo Common Shares will trade on the TWSE and HoldCo ADSs will trade on the NYSE.

Before the Share Exchange can be completed, ASE shareholders must vote to approve, among other things, the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement, and SPIL shareholders must vote to approve the acquisition by HoldCo of all issued shares of SPIL using the Cash Consideration. If you are an ASE shareholder, ASE is sending you this proxy statement/prospectus to ask you to vote in favor of these matters.

The extraordinary general shareholders’ meeting of ASE shareholders (the “ASE EGM”) is expected to be held on February 12, 2018, at 10:00 A.M. (Taiwan time), at Zhuang Jing Auditorium, 600 Jiachang Road, Nantze Export Processing Zone, Nantze District, Kaohsiung City, Taiwan, Republic of China. At this ASE EGM, ASE shareholders will be asked to approve, among other things, the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement. More information about the proposals to be voted on at this ASE EGM is contained in this proxy statement/prospectus. The board of directors of ASE has unanimously determined that (i) the Exchange Ratio constitutes fair value for each ASE Common Share and each ASE ADS, and

(ii) the Joint Share Exchange Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ASE and its shareholders. The board of directors of ASE recommends that ASE shareholders vote “FOR” the approval of the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement and “FOR” the approval of the other proposals to be voted on at this ASE EGM as described in this proxy statement/prospectus.

To attend and vote at the ASE EGM under Republic of China law, holders of ASE Common Shares must follow the procedures outlined in the convocation notice, which will be sent to those holders by ASE. To give voting instructions to the depositary for the ASE ADSs, holders of ASE ADSs must follow the procedures outlined in the notice of the ASE EGM that Citibank, N.A., as depositary for the ASE ADSs, will separately send to those ASE ADS holders.

This proxy statement/prospectus is an important document containing answers to frequently asked questions, a summary description of the transactions contemplated by the Joint Share Exchange Agreement and more detailed information about ASE, SPIL, the Joint Share Exchange Agreement, the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement and the other matters to be voted upon by ASE shareholders as part of the ASE EGM. We urge you to read this proxy statement/prospectus and the documents included as annexes carefully and in their entirety. In particular, you should consider the matters discussed in the section entitled “Risk Factors” beginning on page 68.

Thank you for your cooperation and continued support.

Sincerely,

Jason C.S. Chang

Chairman and Chief Executive Officer

Advanced Semiconductor Engineering, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Share Exchange or the securities to be issued in connection therewith, or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

As a shareholder (but not as an ADS holder), you may have dissenters’ rights in connection with the transactions under the laws of the Republic of China. See page 64 for a complete discussion of your dissenters’ rights, if any.

____________________

This document is dated January 16, 2018 and is first being delivered to ASE shareholders on or about January 23, 2018.

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON FEBRUARY 12, 2018

Dear Shareholders:

This is a notice that Advanced Semiconductor Engineering, Inc. (“ASE”) will hold an Extraordinary General Meeting (the “ASE EGM”) on February 12, 2018, at 10:00 A.M. (Taiwan time), and the location is expected to be at Zhuang Jing Auditorium, 600 Jiachang Road, Nantze Export Processing Zone, Nantze District, Kaohsiung City, Taiwan, Republic of China.

At the ASE EGM, we will discuss, and ASE shareholders will vote on, the following proposals:

In connection with ASE:

•	Proposal 1. To consider and to vote upon the joint share exchange agreement entered into between Advanced Semiconductor Engineering, Inc. and Siliconware Precision Industries Co., Ltd. on June 30, 2016 and as supplemented by the supplemental agreement dated December 14, 2017 (the “Joint Share Exchange Agreement”) and the proposed share exchange and the other transactions contemplated by the Joint Share Exchange Agreement

•	Proposal 2. To consider and to vote upon the amendment to the Procedures for Lending Funds to Other Parties of Advanced Semiconductor Engineering, Inc.

•	Proposal 3. To consider and to vote upon the amendment to the Procedures of Making the Endorsement and Guarantees of Advanced Semiconductor Engineering, Inc.

•	Proposal 4. To consider and to vote upon the amendment to the Procedures for Acquisition or Disposal of Assets of Advanced Semiconductor Engineering, Inc.

In connection with HoldCo:

•	Proposal 1. To consider and to vote upon the Rules of Procedure for Shareholders' Meetings of ASE Industrial Holding Co., Ltd.

•	Proposal 2. To consider and to vote upon the adoption of the articles of incorporation of ASE Industrial Holding Co., Ltd.

•	Proposal 3. To consider and to vote upon the Rules Governing the Election of Directors and Supervisors of ASE Industrial Holding Co., Ltd.

•	Proposal 4. To consider and elect the members of the board of directors and supervisors of ASE Industrial Holding Co., Ltd.

•	Proposal 5. To consider and to vote upon the proposal to waive the non-competition clauses applicable to newly elected directors of ASE Industrial Holding Co., Ltd.

•	Proposal 6. To consider and to vote upon the Procedures for Lending Funds to Other Parties of ASE Industrial Holdings Co. Ltd.

•	Proposal 7. To consider and to vote upon the Procedures of Making the Endorsement and Guarantees of ASE Industrial Holding Co., Ltd.

•	Proposal 8. To consider and to vote upon the Procedures for Acquisition or Disposal of Assets of ASE Industrial Holding Co., Ltd.

This proxy statement/prospectus describes certain proposals listed above in more detail. Please refer to the attached document, including the Joint Share Exchange Agreement and all other documents included as annexes, for further information with respect to the business to be transacted at the ASE EGM. We will provide additional information regarding the proposals outlined above (other than Proposal 1 in connection with ASE) which we shall file on a Form 6-K prior to the ASE EGM. You are encouraged to read the entire document carefully before voting. In particular, see the section entitled “Risk Factors.”

The record date for the determination of shareholders entitled to vote at the ASE EGM will be January 14, 2018 (Taiwan time) (the “ASE EGM Record Date”). Only ASE shareholders who hold common shares of ASE, par value NT$10 per share (“ASE Common Shares”), of record on the ASE EGM Record Date are entitled to vote at the ASE EGM, or to exercise the appraisal rights conferred on dissenting shareholders by the laws of the Republic of China. Each ASE Common Share entitles its holder to one vote at the ASE EGM on each of Proposal 1 to Proposal 4 (in connection with ASE) and Proposal 1 to Proposal 3 and Proposal 5 to Proposal 8 (in connection with HoldCo), and Proposal 4 (in connection with HoldCo) will be voted on through cumulative voting. You may exercise voting rights by electronic means or by attending the ASE EGM in person or by proxy using a duly authorized power of attorney in the prescribed form attached to the notice of convocation distributed by ASE prior to the ASE EGM. You may exercise your voting right by electronic means beginning from the fifteenth (15th) calendar day prior to the ASE EGM until the third calendar day prior to the day of the ASE EGM. Shareholders who intend to exercise voting rights electronically must log in to the website maintained by the Taiwan Depository& Clearing Corporation (“TDCC”) (https://www.stockvote.com.tw) and proceed in accordance with the instructions provided therein.

If you own American depositary shares of ASE (“ASE ADSs”), each representing five ASE Common Shares, Citibank, N.A. (“Citibank”), as depositary for the ASE ADSs (the “ASE Depositary”), will mail on or around January 23, 2018 (New York time) to holders of ASE ADSs as of January 12, 2018 (New York time), a voting instruction card and notice which outlines the procedures those holders must follow to give proper voting instructions to the ASE Depositary. In accordance with and subject to the terms of the amended and restated deposit agreement, dated as of September 29, 2000 and as amended (as so amended, the “ASE Deposit Agreement”), by and among Citibank, as ASE Depositary, ASE, and the holders and beneficial owners of ASE ADSs, holders of ASE ADSs have no individual voting rights with respect to the ASE Common Shares represented by their ASE ADSs. Pursuant to the ASE Deposit Agreement, each holder of ASE ADSs is deemed to have authorized and directed the ASE Depositary to appoint the Chairman of ASE or his/her designate (the Chairman or his/her designate, the “Voting Representative”), as representative of the ASE Depositary, the custodian or the nominee who is registered in the Republic of China as representative of the holders of ASE ADSs to vote the ASE Common Shares represented by ASE ADSs as more fully described below.

In accordance with and subject to the terms of the ASE Deposit Agreement, if holders of ASE ADSs together holding at least 51% of all the ASE ADSs outstanding as of the record date set by the ASE Depositary for the ASE EGM instruct the ASE Depositary, prior to the ASE ADS voting instructions deadline, to vote in the same manner with respect to any of the proposals to be voted on at the EGM, the ASE Depositary shall notify the Voting Representative and appoint the Voting Representative as the representative of the ASE Depositary and the holders of ASE ADSs to attend the ASE EGM and vote, as to such proposals, all ASE Common Shares represented by ASE ADSs outstanding in the manner so instructed by such holders. If voting instructions are received from an ASE ADS holder by the ASE Depositary as of the ASE ADS voting instructions deadline, which are signed but without further indication as to voting instructions, the ASE Depositary shall deem such holder to have instructed a vote in favor of the items set forth in such instructions.

Furthermore, in accordance with and subject to the terms of the ASE Deposit Agreement, if, for any reason, the ASE Depositary has not, prior to the ASE ADS voting instructions deadline, received instructions from holders of ASE ADSs together holding at least 51% of all ASE ADSs outstanding as of the record date set by the ASE Depositary for the ASE EGM, to vote in the same manner with respect to any of the proposals to be voted on at the EGM, the holders of all ASE ADSs shall be deemed to have authorized and directed the ASE Depositary to give a discretionary proxy to the Voting Representative, as the representative of the holders of ASE ADSs, to attend the ASE EGM and vote, as to such proposals, all the ASE Common Shares represented by ASE ADSs then outstanding in his/her discretion; provided, however, that the ASE Depositary will not give a discretionary proxy as described if it fails to receive under the terms of the ASE Deposit Agreement a satisfactory opinion from ASE’s counsel prior to the ASE EGM. In such circumstances, the Voting Representative shall be free to exercise the votes attaching to the ASE Common Shares represented by ASE in any manner he/she wishes, which may not be in the best interests of the ASE ADS holders. The Voting Representative has informed ASE that he plans as of the date of this proxy statement/prospectus to vote in favor of all of the proposals at the ASE EGM, although he has not entered into any agreement obligating him to do so.

The board of directors of ASE has unanimously determined that the Joint Share Exchange Agreement and the transactions contemplated thereby, including the proposed Share Exchange, are advisable, fair to and in the best interests of ASE and its shareholders. The board of directors of ASE recommends that ASE shareholders vote “FOR” each of the proposals set forth above.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The proposed Share Exchange cannot be completed without ASE shareholders approving, among other things, the completion by ASE of the proposed Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement by either (x) the approval of one-half of the shares present at the ASE EGM if at least two-thirds of ASE’s outstanding shares attend the ASE EGM, or (y) the approval of two-thirds of the shares present at the ASE EGM if at least one-half of ASE’s outstanding shares attend the ASE EGM.

ASE is not asking for a proxy and you are not required to send a proxy to ASE. However, ASE Enterprises Limited, a shareholder of ASE has advised us that it intends to solicit proxies in favor of the authorization and approval of the proposed Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement.

If you have any questions concerning the Joint Share Exchange Agreement or the transactions contemplated by the Joint Share Exchange Agreement, including the proposed Share Exchange, or this proxy statement/prospectus, or would like additional copies or need help voting your ASE Common Shares, please contact ASE Investor Relations Department at +886-2-6636-5678 or ir@aseglobal.com, or Citibank Shareholder Services at 1-877-CITI-ADR (248-4237) for questions related to your ASE ADSs.

On behalf of the Board of Directors

/s/ Jason C.S. Chang
Jason C.S. Chang Chairman of the Board of Directors

ADDITIONAL INFORMATION

This proxy statement/prospectus contains annexes which include important business and financial information about ASE and SPIL. Additional copies of documents included as annexes hereto are available to you by requesting them in writing or by telephone from ASE at the following address and telephone number:

Advanced Semiconductor Engineering, Inc. e-mail: ir@aseglobal.com Tel: +886-2-6636-5678 Room 1901, No. 333, Section 1 Keelung Rd. Taipei, Taiwan, 110 Republic of China Attention: Investor Relations

If you would like to request any documents, please do so by February 5, 2018 in order to receive them before the ASE EGM.

For a more detailed description of the information included in the annexes to this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed by ASE and SPIL with the U.S. Securities and Exchange Commission (the “SEC”), constitutes a prospectus of ASE and SPIL, respectively, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the HoldCo Common Shares to be issued to ASE shareholders in connection with the Share Exchange. This proxy statement/prospectus also constitutes a proxy statement for ASE under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the ASE EGM.

You should rely only on the information contained in or included as annexes to this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or included as annexes to, this proxy statement/prospectus. This proxy statement/prospectus is dated January 16, 2018, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. You should also assume that the information included as annexes to this proxy statement/prospectus is only accurate as of the date of such information.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding ASE has been provided by ASE and information contained in this proxy statement/prospectus regarding SPIL has been provided by SPIL.

Annex D-1: ASE’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission on April 21, 2017	D-1
Annex D-2: ASE’s Unaudited Condensed Consolidated Interim Financial Statements on Form 6-K for the Nine Months Ended September 30, 2016 and 2017, filed with the Securities and Exchange Commission on December 14, 2017	D-2
Annex E-1: SPIL’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission on April 11, 2017	E-1
Annex E-2: SPIL’s Unaudited Condensed Consolidated Interim Financial Statements on Form 6-K for the Nine Months Ended September 30, 2016 and 2017, filed with the Securities and Exchange Commission on December 14, 2017	E-2

Definitions

As used in this proxy statement/prospectus, the following defined terms have the following respective meanings:

•	“ASE” refers to Advanced Semiconductor Engineering, Inc. and, as the context requires, its subsidiaries;

•	“ASE ADS(s)” refers to the American depositary share(s) issued by the ASE Depositary under the ASE Deposit Agreement. Each ASE ADS represents five ASE Common Shares;

•	“ASE Common Share(s)” refers to the common share(s) of ASE, par value NT$10 per share;

•	“ASE Depositary” or “Citibank” refers to Citibank, N.A., as depositary for the ASE ADSs under the ASE Deposit Agreement;

•	“ASE Deposit Agreement” refers to the Amended and Restated Deposit Agreement, dated as of September 29, 2000, by and among ASE, Citibank and the Holders and Beneficial Owners of ASE ADSs, as amended by Amendment No. 1 to Amended and Restated Deposit Agreement, dated as of April 6, 2006, and by Amendment No. 2 to Amended and Restated Deposit Agreement, dated as of November 27, 2006;

•	“ASE Share(s)” refers to ASE Common Share(s) and ASE ADS(s), collectively;

•	“Effective Time” refers to the effective time of the Share Exchange;

•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended;

•	“FSC” refers to Financial Supervisory Commission of the ROC;

•	“HoldCo” refers to ASE Industrial Holding Co., Ltd., the holding company that will be formed at the Effective Time as the parent company of ASE and SPIL as a result of the Share Exchange;

•	“HoldCo ADS(s)” refers to the American depositary share(s) that will be issued to ASE ADS holders upon the consummation of the Share Exchange pursuant to a new American depositary receipt facility to be established by HoldCo with the HoldCo Depositary upon the terms of the HoldCo Deposit Agreement. Each HoldCo ADS will represent two HoldCo Common Shares;

•	“HoldCo Common Share(s)” refers to the common share(s) of HoldCo, par value NT$10 per share, that will be issued upon the consummation of the Share Exchange;

•	“HoldCo Depositary” refers to Citibank, N.A. in its capacity as depositary for the HoldCo ADSs pursuant to the terms of the HoldCo Deposit Agreement;

•	“HoldCo Deposit Agreement” refers to the deposit agreement for the HoldCo ADSs to be entered into by HoldCo and Citibank, N.A., as HoldCo Depositary, at the Effective Time, and to which the holders and beneficial owners of HoldCo ADSs become parties upon acceptance of HoldCo ADSs;

•	“HoldCo Shares” refers to HoldCo Common Shares and HoldCo ADSs, collectively;

•	“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board;

•	“Joint Share Exchange Agreement” refers to the joint share exchange agreement dated June 30, 2016 and as supplemented by the Supplemental Agreement dated December 14, 2017, by and between ASE and SPIL; an English translation of the Joint Share Exchange Agreement is included as Annex A-1 and Annex A-2 to this proxy statement/prospectus;

•	“NASDAQ” refers to the NASDAQ National Market;

•	“non-ROC holder” refers to a non-resident individual or non-resident entity that owns ASE Common Shares or ADSs or HoldCo Common Shares or HoldCo ADSs. As used in the preceding sentence, a “non-resident individual” is a non-ROC national who owns ASE Common Shares or ADSs or HoldCo Common Shares or HoldCo ADSs and is not physically present in the ROC for 183 days or more during any calendar year, and a “non-resident entity” is a corporation or a non-corporate body that owns ASE Common Shares or ASE ADSs or HoldCo Common Shares or HoldCo ADSs, is organized under the laws of a jurisdiction other than the ROC and has no fixed place of business or business agent in the ROC;

•	“NT$” and “NT dollars” refers to New Taiwan dollars, the official currency of the ROC;

•	“NYSE” refers to the New York Stock Exchange;

•	“PRC” or “China” refers to the People’s Republic of China, excluding, for purposes of this proxy statement/prospectus, Hong Kong, the Macau Special Administrative Region and Taiwan;

•	“Registrant” refers to either ASE or SPIL;

•	“ROC” or “Taiwan” refers to the Republic of China;

•	“ROC Company Law” refers to the Company Law of the ROC;

•	“ROC Mergers and Acquisitions Act” refers to the Business Mergers and Acquisitions Act of the ROC;

•	“ROC Securities and Exchange Law” refers to the Securities and Exchange Act of the ROC;

•	“ROC Trading Day” refers to a day when TWSE is open for business;

•	“Share Exchange” refers to the transactions pursuant to which ASE will file an application with the TWSE and other competent authorities to establish HoldCo by means of a statutory share exchange, HoldCo will acquire all issued shares of each of ASE and SPIL and ASE and SPIL will become wholly owned subsidiaries of HoldCo concurrently;

•	“Securities Act” refers to the U.S. Securities Act of 1933, as amended;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“SPIL” refers to Siliconware Precision Industries Co., Ltd., and, as the context requires, its subsidiaries;

•	“SPIL ADS(s)” refers to the American depositary shares issued by the SPIL Depositary under the SPIL Deposit Agreement. Each SPIL ADS represents five SPIL Common Shares;

•	“SPIL Common Share(s)” refers to the common share(s) of SPIL, par value NT$10 per share;

•	“SPIL Depositary” refers to JPMorgan Chase Bank, N.A., as depositary for the SPIL ADSs under the SPIL Deposit Agreement;

•	“SPIL Deposit Agreement” refers to the Amended and Restated Deposit Agreement, dated as of January 6, 2015, by and among SPIL, JPMorgan Chase Bank, N.A., as SPIL Depositary, and the Holders and Beneficial Owners of SPIL ADSs, as amended;

•	“Supplemental Agreement” refers to the supplemental agreement dated December 14, 2017 to the joint share exchange agreement entered into between ASE and SPIL on June 30, 2016; an English translation of the Supplemental Agreement is included as Annex A-2 to this proxy statement/prospectus;

•	“TWSE” refers to the Taiwan Stock Exchange;

•	“U.S.” refers to the United States of America; and

•	“US$” and “U.S. dollars” refers to United States dollars, the official currency of the United States of America.

For your convenience, this proxy statement/prospectus contains translations of certain NT dollar amounts into U.S. dollar amounts at a rate of NT$30.33 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on September 29, 2017, unless otherwise stated. We make no representation that any NT dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or NT dollars, as the case may be, at any particular rate, or at all.

Questions and Answers about the Share Exchange

Q.	Why am I receiving this document?

A.	ASE and SPIL have entered into the Joint Share Exchange Agreement pursuant to which a holding company, HoldCo, will be established by means of a statutory share exchange pursuant to the laws of the ROC, and HoldCo will (i) acquire all issued shares of ASE in exchange for shares of HoldCo using the Exchange Ratio as described below, and (ii) acquire all issued SPIL Common Shares using the Cash Consideration as described below. Upon the consummation of the Share Exchange, ASE and SPIL will become wholly owned subsidiaries of HoldCo concurrently.

Before the Share Exchange can be completed, ASE shareholders must vote to approve, among other things, the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement. If you are an ASE shareholder, ASE is sending you this proxy statement/prospectus to ask you to vote in favor of these matters. ASE will hold the ASE EGM on February 12, 2018 to obtain these approvals and the approval of certain other proposals that are not conditions to the completion of the Share Exchange.

This proxy statement/prospectus, which you should read carefully, contains important information about the Joint Share Exchange Agreement, the Share Exchange and the other transactions contemplated by the Joint Share Exchange and other matters being considered at the ASE EGM. The enclosed voting materials allow you to vote your shares without attending the applicable shareholders’ meeting. Your vote is very important and we encourage you to submit your vote or proxy as soon as possible.

Q.	What will SPIL shareholders receive in the Share Exchange?

A.	As of the Effective Time of the Share Exchange:

•	each SPIL Common Share, par value NT$10 per share, issued immediately prior to the Effective Time (including SPIL’s treasury shares and the SPIL Common Shares beneficially owned by ASE), will be transferred to HoldCo in consideration for the right to receive NT$51.2 (representing NT$55 minus a cash dividend and a return of capital reserve of NT$3.8 per SPIL Common Share distributed by SPIL on July 1, 2016), payable by HoldCo in cash in NT dollars, without interest and net of any applicable withholding taxes; and

•	each SPIL ADS will be cancelled in exchange for the right to receive through SPIL Depositary, the US dollar equivalent of NT$256 (representing five times of the SPIL Common Shares Cash Consideration) minus (i) all processing fees and expenses per SPIL ADS in relation to the conversion from NT dollars into US dollars, and (ii) US$0.05 per SPIL ADS cancellation fees pursuant to the terms of the SPIL Deposit Agreement, payable by HoldCo in cash in US dollars, without interest and net of any applicable withholding taxes.

Q.	What will ASE shareholders receive in the Share Exchange?

A.	As of the Effective Time:

•	each ASE Common Share, par value NT$10 per share, issued immediately prior to the Effective Time (including ASE’s treasury shares), will be transferred to HoldCo in consideration for the right to receive 0.5 HoldCo Common Shares; and

•	each ASE ADS, currently representing five ASE Common Shares, will, after the Effective Time, represent the right to receive 1.25 HoldCo ADSs, each HoldCo ADS representing two HoldCo Common Shares, upon surrender for cancellation to the ASE Depositary after the Effective Time.

Q:	How will fractional entitlements to HoldCo Common Shares be handled in the Share Exchange?

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A:	ASE will aggregate the fractional entitlements to HoldCo Common Shares and sell the aggregated HoldCo Common Shares using the closing price of ASE Common Shares on the TWSE on the ninth (9th) ROC Trading Day prior to the Effective Time, to an appointee of the Chairman of HoldCo. The cash proceeds from the sale will be distributed to the former holders of ASE Common Shares by HoldCo on a proportionate basis in accordance with their respective fractions at the Effective Time.

Q:	How will fractional entitlements to HoldCo ADSs be handled in the Share Exchange?

A:	The ASE Depositary (Citibank) will aggregate the fractional entitlements to HoldCo ADSs, use commercially reasonable efforts to sell the aggregated fractional entitlements to HoldCo ADSs on the open market, and remit the net cash proceeds (after deducting applicable taxes, fees and expenses, including sales commissions) to the holders of ASE ADSs entitled to them.

Q.	How do the HoldCo Common Shares differ from ASE Common Shares?

A.	HoldCo Common Shares will not materially differ from ASE Common Shares from a legal perspective.

Q.	How do the HoldCo ADSs differ from ASE ADSs?

A.	HoldCo ADSs will not materially differ from ASE ADSs from a legal perspective.

Q.	When is the Share Exchange expected to be completed?

A.	The Share Exchange is expected to be completed on or promptly after April 30, 2018.

Q.	What is the record date for voting at the ASE EGM?

A.	The record date for voting at the ASE EGM for ASE Common Shares is on January 14, 2018 (Taiwan time).

Q.	How do I vote at the ASE EGM?

A.	You may exercise voting rights as a shareholder by electronic means or by attending the ASE EGM, as applicable, in person or by proxy.

You may exercise your voting right by electronic means beginning from the fifteenth (15th) calendar day prior to the ASE EGM, as applicable, until the third calendar day prior to the day of the ASE EGM (the “Electronic Voting Period”). Shareholders who intend to exercise voting rights electronically must login to the website maintained by the TDCC (https://www.stockvote.com.tw) and proceed in accordance with the instructions provided therein.

You may exercise your voting rights by attending the ASE EGM in person or by proxy using a duly authorized power of attorney in the prescribed form attached to the notice of convocation distributed by ASE prior to the respective ASE EGM.

Q:	How will shares being represented at the ASE EGM by voting cards be treated?

A:	The voting cards used for the ASE EGM will describe the proposals to be voted on by shareholders at the ASE EGM, as applicable, including approval of the Share Exchange. The voting cards will allow shareholders to indicate a ‘‘for’’ or ‘‘against’’ vote with respect to each proposal.

Q.	May I change my vote?

A.	Yes.

If you previously voted through the electronic voting website, you may change or revoke your previous voting by logging in to the electronic voting website anytime within the Electronic Voting Period. If you revoked your electronic voting within the Electronic Voting Period, you may attend the ASE EGM, as applicable, and vote in person.

If you previously presented a valid proxy or exercised your vote through the electronic voting website but then wish to attend the ASE EGM in person, you are required to revoke your proxy in writing addressed to ASE or revoke your electronic vote by logging in to the electronic voting website at least two (2) calendar days prior to the ASE EGM. Otherwise, the voting right exercised by your proxy or through the electronic voting website will prevail.

Q:	How do I vote if I own ASE ADSs?

A:	The ASE Depositary will send to holders of ASE ADSs as of January 12, 2018 close of business (New York time), a voting instruction card and notice, which outlines the procedures those holders must follow to give proper voting instructions to the ASE Depositary.

Q:	If I own ASE ADSs, what steps must I take to exchange my ASE ADSs for HoldCo ADSs?

A:	If you hold physical certificates, also known as ASE American depositary receipts (“ASE ADRs”), representing ASE ADSs, you will be sent a letter of transmittal after the Effective Time by the ASE Depositary, which is to be used to surrender your ASE ADSs to the ASE Depositary in exchange for HoldCo ADSs. The letter of transmittal will contain instructions explaining the procedure for surrendering the ASE ADSs in exchange for the HoldCo ADSs. YOU SHOULD NOT RETURN ASE ADRs WITH THE ENCLOSED PROXY CARD. The HoldCo ADSs will be issued in uncertificated, book-entry form, unless a physical HoldCo ADR is subsequently requested.

If you hold ASE ADSs in uncertificated form registered directly on the books of the ASE Depositary, you will not be required to take any action after the Effective Time. The ASE Depositary will, after the Effective Time, exchange your ASE ADSs for the applicable HoldCo ADSs and send you a statement reflecting HoldCo ADSs issued in your name as a result of the Share Exchange and a check for the cash in lieu of any fractional HoldCo ADS to which you are entitled as a result of the Share Exchange.

Beneficial holders of ASE ADSs held in “street name” through a bank, broker or other financial institution with an account in The Depository Trust Company (“DTC”) will not be required to take any action after the Effective Time to exchange ASE ADSs for HoldCo ADSs. After the Effective Time, ASE ADSs held in “street name” will be exchanged by the ASE Depositary via DTC for the applicable HoldCo ADSs and delivered in book-entry form via DTC to the applicable banks, brokers and other financial institutions for credit to their clients, the beneficial owners of ASE ADSs.

Q:	If I own ASE ADSs, will I be required to pay any service fees to exchange my ASE ADSs for HoldCo ADSs?

A:	There is a US$0.02 cancellation fee per ASE ADS held payable by holders of ASE ADSs to the ASE Depositary in connection with the exchange of ASE ADSs for HoldCo ADSs.

Q:	How will trading in ASE Common Shares and ASE ADSs be affected by the Share Exchange?

A:	ASE expects that ASE Common Shares will be suspended from trading on the TWSE starting from the eighth (8th) ROC Trading Day prior to the Effective Time of the Share Exchange. ASE expects that HoldCo Common Shares will begin trading in Taiwan during TWSE trading hours, at the Effective Time of the Share Exchange. ASE expects that the ASE ADSs will be suspended from trading on the NYSE starting from the eighth (8th) trading day on the NYSE prior to the Effective Time of the Share Exchange. ASE expects that HoldCo ADSs will begin trading on the NYSE during NYSE trading hours, at the Effective Time of the Share Exchange. You will not be able to trade ASE Common Shares and ASE ADSs during these gaps in trading.

Q:	I am a holder of ASE’s US$200,000,000 aggregated principal amount of currency-linked zero coupon convertible bonds due 2018 (the “ASE 2015 Convertible Bonds”). What will be the treatment of my bonds before and after the Share Exchange?

A:	Prior to the maturity of the ASE 2015 Convertible Bonds, you may exercise your rights pursuant to the indenture of the ASE 2015 Convertible Bonds. ASE plans to fully repay the ASE 2015 Convertible Bonds on or before the maturity date of such bonds, March 27, 2018. It is expected that on or after the Effective Time, the ASE 2015 Convertible Bonds would no longer be outstanding.

Q:	I am a holder of SPIL’s zero coupon convertible bonds due 2019 (the “SPIL Convertible Bonds”). What will be the treatment of my bonds before and after the Share Exchange?

A:	Prior to the Effective Time, you may exercise your rights pursuant to the indenture of the SPIL Convertible Bonds. If you chose to convert your SPIL Convertible Bonds into SPIL Common Shares before the record date of the Share Exchange and become a holder of SPIL Common Shares, your shares will be transferred to HoldCo in consideration for the right to receive the Cash Consideration (subject to additional adjustments according to the terms of the Joint Share Exchange Agreement and applicable laws) payable by HoldCo in cash in NT dollars, without interest and net of any applicable withholding tax.

If the SPIL Convertible Bonds have not been redeemed or repurchased by SPIL and cancelled or converted by you prior to the Effective Time, HoldCo, will become a co-obligor with SPIL pursuant to a supplemental indenture to be entered into among SPIL, HoldCo and the trustee of the SPIL Convertible Bonds and will pay Cash Consideration (subject to additional adjustments according to the terms of the Joint Share Exchange Agreement and applicable laws) to such holders of SPIL Convertible Bonds for each SPIL Common Share you are entitled to receive, without interest and net of any applicable withholding tax, if they exercise their conversion rights after the Effective Time.

You are urged to consult your own tax advisor as to the particular tax consequences of conversion of your SPIL Convertible Bonds, including the effect of any federal, state, local, non-U.S. and other tax laws.

Q.	Whom can I call with questions?

A.	If you have more questions about the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement, you should contact:

Kenneth Hsiang Email: ir@aseglobal.com Tel: +886-2-6636-5678 Room 1901, No. 333, Section 1 Keelung Rd. Taipei, Taiwan, 110, Republic of China Attention: Head of Investor Relations

Summary

The following summary highlights selected information described in more detail elsewhere in this proxy statement/prospectus and the documents included as annexes to this proxy statement/prospectus and may not contain all the information that may be important to you. To understand the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement and the matters being voted on by ASE shareholders and SPIL shareholders at their respective extraordinary shareholders’ meeting more fully, and to obtain a more complete description of the legal terms of the Joint Share Exchange Agreement, you should carefully read this entire document, including the annexes, and the documents to which ASE and SPIL refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section entitled “Where You Can Find More Information.”

The Parties (see page 81)

Advanced Semiconductor Engineering, Inc.

ASE is a company limited by shares incorporated under the laws of the ROC. ASE’s services include semiconductor packaging, production of interconnect materials, front-end engineering testing, wafer probing and final testing services, as well as integrated solutions for electronics manufacturing services in relation to computers, peripherals, communications, industrial, automotive, and storage and server applications.

ASE Common Shares are traded on the TWSE under the ticker “2311” and ASE ADSs are traded on the NYSE under the symbol “ASX.” ASE’s principal executive offices are located at 26 Chin Third Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan, Republic of China, and the telephone number at the above address is +886-7-361-7131.

Siliconware Precision Industries Co., Ltd.

SPIL is a company limited by shares incorporated under the laws of the ROC. SPIL offers a full range of packaging and testing solutions, including advanced packages, substrate packages and lead-frame packages, as well as testing for logic and mixed signal devices. SPIL currently targets customers in the personal computer, communications, consumer integrated circuits and non-commodity memory semiconductor markets.

SPIL Common Shares are traded on TWSE under the ticker “2325” and SPIL ADSs are traded on NASDAQ under the symbol “SPIL.” The principal executive offices of SPIL are located at No. 123, Sec. 3, Da Fong Road, Tantzu, Taichung, Taiwan, Republic of China, and the telephone number is +886-4-2534-1525.

ASE Industrial Holding Co., Ltd.

It is expected that HoldCo will be a company limited by shares incorporated under the laws of the ROC and will be formed at the Effective Time. HoldCo will initially serve exclusively as the holding company for ASE, SPIL, as well as their subsidiaries and investees. HoldCo will not have substantive assets or operations.

It is expected that HoldCo Common Shares will be traded on the TWSE and HoldCo ADSs will be traded on the NYSE. It is expected that HoldCo’s principal executive offices will be located at 26 Chin Third Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan, Republic of China and their telephone number at the above address will be +886-7-361-7173.

The Share Exchange (see page 31)

ASE and SPIL have entered into the Joint Share Exchange Agreement pursuant to which a holding company, HoldCo, will be formed by means of a statutory share exchange pursuant to ROC law, and at the Effective Time, HoldCo will (i) acquire all issued shares of ASE in exchange for shares of HoldCo using the Exchange Ratio as described below, and (ii) acquire all issued shares of SPIL using the Cash Consideration as described below. Upon the consummation of the Share Exchange, ASE and SPIL will become wholly owned subsidiaries of HoldCo concurrently. Subject to the Share Exchange and the Joint Share Exchange Agreement being approved by shareholders of ASE and SPIL, respectively, and upon the satisfaction of the other conditions for completing the Share Exchange, HoldCo will be formed — and the Share Exchange is expected to become effective — on or around April 30, 2018.

Pursuant to the terms and subject to the conditions set forth in the Joint Share Exchange Agreement, at the Effective Time:

(i)	for SPIL shareholders:

•	each SPIL Common Share, par value NT$10 per share, issued immediately prior to the Effective Time (including SPIL’s treasury shares and the SPIL Common Shares beneficially owned by ASE), will be transferred to HoldCo in consideration for the right to receive NT$51.2 (representing NT$55 minus a cash dividend and a return of capital reserve of NT$3.8 per SPIL Common Share distributed by SPIL on July 1, 2016), payable by HoldCo in cash in NT dollars, without interest and net of any applicable withholding taxes; and

•	each SPIL ADS will be cancelled in exchange for the right to receive through SPIL Depositary, the US dollar equivalent of NT$256 (representing five times of the SPIL Common Shares Cash Consideration) minus (i) all processing fees and expenses per SPIL ADS in relation to the conversion from NT dollars into US dollars, and (ii) US$0.05 per SPIL ADS cancellation fees pursuant to the terms of the SPIL Deposit Agreement, payable by HoldCo in cash in US dollars, without interest and net of any applicable withholding taxes.

(ii)	for ASE shareholders:

•	each ASE Common Share, par value NT$10 per share, issued immediately prior to the Effective Time (including ASE’s treasury shares), will be transferred to HoldCo in consideration for the right to receive 0.5 HoldCo Common Shares; and

•	each ASE ADS, currently representing five ASE Common Shares, will, after the Effective Time, represent the right to receive 1.25 HoldCo ADSs, each HoldCo ADS representing two HoldCo Common Shares, upon surrender for cancellation to the ASE Depositary after the Effective Time.

Under ROC law, if any fractional HoldCo Common Shares representing less than one common share would otherwise be allotted to former holders of ASE Common Shares in connection with the Share Exchange, those fractional shares will not be issued to those shareholders. Pursuant to the Joint Share Exchange Agreement, ASE will aggregate the fractional entitlements and sell the aggregated ASE Common Shares using the closing price of ASE Common Shares on the TWSE on the ninth (9th) ROC Trading Day prior to the Effective Time, to an appointee of the Chairman of HoldCo. The cash proceeds from the sale will be distributed to the former holders of ASE Common Shares by HoldCo on a proportionate basis in accordance with their respective fractions at the Effective Time.

If you hold physical certificates, also known as ASE American depositary receipts (“ASE ADRs”), representing ASE ADSs, you will be sent a letter of transmittal after the Effective Time by the ASE Depositary, which is to be used to surrender your ASE ADSs to the ASE Depositary in exchange for HoldCo ADSs. The letter of transmittal will contain instructions explaining the procedure for surrendering the ASE ADSs in exchange for the HoldCo ADSs. YOU SHOULD NOT RETURN ASE ADRs WITH THE ENCLOSED PROXY CARD. The HoldCo ADSs will be issued in uncertificated, book-entry form, unless a physical HoldCo ADR is subsequently requested.

If you hold ASE ADSs in uncertificated form registered directly on the books of the ASE Depositary, you will not be required to take any action after the Effective Time. The ASE Depositary will, after the Effective Time, exchange your ASE ADSs for the applicable HoldCo ADSs and send you a statement reflecting HoldCo ADSs issued in your name as a result of the Share Exchange and a check for the cash in lieu of any fractional HoldCo ADS to which you are entitled as a result of the Share Exchange.

Beneficial holders of ASE ADSs held in “street name” through a bank, broker or other financial institution with an account in DTC will not be required to take any action after the Effective Time to exchange ASE ADSs for HoldCo ADSs. After the Effective Time, ASE ADSs held in “street name” will be exchanged by the ASE Depositary via DTC for the applicable HoldCo ADSs and delivered in book-entry form via DTC to the applicable banks, brokers and other financial institutions for credit to their clients the beneficial owners of ASE ADSs.

The ASE Depositary will only distribute whole HoldCo ADSs. It will use commercially reasonable efforts to sell the fractional entitlements to HoldCo ADSs and distribute the net cash proceeds to the holders of ASE ADSs entitled to it.

Subject to approval at the ASE EGM, HoldCo will issue 4,306,143,682 HoldCo Common Shares (based on 8,732,287,364 outstanding ASE Common Shares as of November 30, 2017 and taking into account the cancellation of up to 120,000,000 ASE treasury shares which may be then-outstanding) in connection with the Share Exchange.

The following chart depicts the organizational structure of each of ASE and SPIL before the Share Exchange as of the date of this proxy statement/prospectus and immediately after the Effective Time.

Before the Share Exchange as of the date of this proxy statement/prospectus:

Immediately after the Effective Time:

The ASE EGM (see page 82)

Date, Time and Place. The ASE EGM to vote for the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement is expected to be held at 10:00 A.M. (Taiwan Time) on February 12, 2018, at Zhuang Jing Auditorium, 600 Jiachang Road, Nantze Export Processing Zone, Nantze District, Kaohsiung City, Taiwan, Republic of China.

Purpose. The ASE EGM is being held to consider and vote on:

In connection with ASE

•	Proposal 1. To consider and to vote upon the joint share exchange agreement entered into between ASE and SPIL on June 30, 2016 and as supplemented by the Supplemental Agreement dated December 14, 2017 (the “Joint Share Exchange Agreement”) and the proposed share exchange and the other transactions contemplated by the Joint Share Exchange Agreement

•	Proposal 2. To consider and to vote upon the amendment to the Procedures for Lending Funds to Other Parties of ASE

•	Proposal 3. To consider and to vote upon the amendment to the Procedures of Making the Endorsement and Guarantees of ASE

•	Proposal 4. To consider and to vote upon the amendment to the Procedures for Acquisition or Disposal of Assets of ASE

In connection with HoldCo

•	Proposal 1. To consider and to vote upon the Rules of Procedure for Shareholders' Meetings of HoldCo

•	Proposal 2. To consider and to vote upon the adoption of the articles of incorporation of HoldCo

•	Proposal 3. To consider and to vote upon the Rules Governing the Election of Directors and Supervisors of HoldCo

•	Proposal 4. To consider and elect the members of the board of directors and supervisors of HoldCo

•	Proposal 5. To consider and to vote upon the proposal to waive the non-competition clauses applicable to newly elected directors of HoldCo

•	Proposal 6. To consider and to vote upon the Procedures for Lending Funds to Other Parties of HoldCo

•	Proposal 7. To consider and to vote upon the Procedures of Making the Endorsement and Guarantees of HoldCo

•	Proposal 8. To consider and to vote upon the Procedures for Acquisition or Disposal of Assets of HoldCo

Record Date; Voting Rights. Holders of ASE Common Shares will be entitled to exercise voting rights by electronic means or by attending the ASE EGM in person or by proxy, if they are recorded on ASE’s stockholder register on January 14, 2018 (“ASE EGM Record Date”). Only ASE shareholders who hold ASE Common Shares of record on the ASE EGM Record Date are entitled to vote at the ASE EGM, or to exercise the appraisal rights conferred on dissenting shareholders by the laws of the ROC. Each ASE Common Share entitles its holder to one vote at the ASE EGM on each of Proposal 1 to Proposal 4 (in connection with ASE) and Proposal 1 to Proposal 3 and Proposal 5 to Proposal 8 (in connection with HoldCo), and Proposal 4 (in connection with HoldCo) will be voted on through cumulative voting. You may exercise voting rights by electronic means or by attending the ASE EGM in person or by proxy using a duly authorized power of attorney in the prescribed form attached to the notice of convocation distributed by ASE prior to the ASE EGM. You may exercise your voting right by electronic means beginning from the 15th calendar day prior to the ASE EGM until the third calendar day prior to the day of the ASE EGM. Shareholders who intend to exercise their voting rights electronically must log in to the website maintained by the TDCC (https://www.stockvote.com.tw) and proceed in accordance with the instructions provided therein.

Holders of ASE ADSs will be entitled to instruct the ASE Depositary (Citibank) as to how to vote the ASE Common Shares represented by ASE ADSs at the ASE EGM in accordance with the procedures set forth in this prospectus, if those holders were recorded on the ASE Depositary’s register on January 12, 2018 by close of business (New York time). In accordance with and subject to the terms of the ASE Deposit Agreement, holders of ASE ADSs have no individual voting rights with respect to the ASE Common Shares represented by their ASE ADSs. Pursuant to the ASE Deposit Agreement, each holder of ASE ADSs is deemed to have authorized and directed the ASE Depositary to appoint the Chairman of ASE or his/her designee, as Voting Representative of the ASE Depositary, the custodian or the nominee who is registered in the ROC as representative of the holders of ASE ADSs to vote the ASE Common Shares represented by ASE ADSs as more fully described below.

In accordance with and subject to the terms of the ASE Deposit Agreement, if holders of ASE ADSs together holding at least 51% of all the ASE ADSs outstanding as of the record date set by the ASE Depositary for the ASE EGM, instruct the ASE Depositary, prior to the ASE ADS voting instructions deadline, to vote in the same manner with respect to any of the proposals to be voted in at the EGM, the ASE Depositary shall notify the Voting Representative and appoint the Voting Representative as the representative of the ASE Depositary and the holders of ASE ADSs to attend the ASE EGM and vote, as to such proposals, all ASE Common Shares represented by ASE ADSs outstanding in the manner so instructed by such holders. If voting instructions are received from an ASE ADS holder by the ASE Depositary as of the ASE ADS voting instructions deadline which are signed but without further indication as to voting instructions, the ASE Depositary shall deem such holder to have instructed a vote in favor of the items set forth in such instructions.

Furthermore, in accordance with and subject to the terms of the ASE Deposit Agreement, if, for any reason, the ASE Depositary has not, prior to the ASE ADS voting instructions deadline, received instructions from holders of ASE ADSs together holding at least 51% of all ASE ADSs outstanding as of the record date set by the ASE Depositary for the ASE EGM, to vote in the same manner with respect to any of the proposals to be voted on at the EGM, the holders of all ASE ADSs shall be deemed to have authorized and directed the ASE Depositary to give a discretionary proxy to the Voting Representative, as the representative of the holders of ASE ADSs, to attend the ASE EGM and vote as to such proposals, all the ASE Common Shares represented by ASE ADSs then outstanding in his discretion; provided, however, that the ASE Depositary will not give a discretionary proxy as described if it fails to receive under the terms of the ASE Deposit Agreement a satisfactory opinion from ASE’s counsel prior to the ASE EGM. In such circumstances, the Voting Representative shall be free to exercise the votes attaching to the ASE Common Shares represented by ASE in any manner he wishes, which may not be in the best interests of the ASE ADS holders. The Voting Representative has informed ASE that he plans as of the date of this proxy statement/prospectus to vote in favor of all of the proposals at the ASE EGM, although he has not entered into any agreement obligating him to do so.

Vote Required. The Share Exchange cannot be completed without ASE shareholders approving, among other things, the completion by ASE of the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement by either (x) the approval of one-half of the ASE Common shares present at the ASE EGM if at least two-thirds of the outstanding ASE Common Shares attend the ASE EGM, or (y) the approval of two-thirds of the ASE Common Shares present at the ASE EGM if at least one-half of the outstanding ASE Common Shares attend the ASE EGM. Other than the proposal for the election of directors and supervisors of ASE Industrial Holding Co., Ltd. which is through cumulative voting, each ASE shareholder is entitled to one vote per share for the proposals raised at the ASE EGM.

As of November 30, 2017, there were 8,732,287,364 ASE Common Shares (including those represented by ASE ADSs) outstanding. As of November 30, 2017, ASE directors and executive officers, as a group, beneficially owned and were entitled to vote 2,163,879,853 ASE Common Shares, or approximately 24.8% of the total outstanding share capital of ASE. ASE currently expects that these directors and executive officers will vote their ASE Common Shares that are held at the ASE EGM Record Date in favor of all of the proposals at the ASE EGM, although none of them has entered into any agreement obligating them to do so.

Under ROC law, ASE is prohibited from soliciting proxies, consents or authorizations at its shareholders’ meetings, including the ASE EGM at which the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement will be voted upon. However, ASE Enterprises Limited (“ASEE”), a shareholder of ASE beneficially holding approximately 15.7% of the total outstanding share capital of ASE as of the date of this proxy statement/prospectus, has expressed that it plans to vote in favor of all of the proposals at the ASE EGM and intends to solicit proxies in favor of the authorization and approval of the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement prior to the ASE EGM. ASEE is controlled by ASE’s Chairman and Chief Executive Officer Jason C.S. Chang.

Recommendation and Approval of the ASE Board and Reasons for the Share Exchange (see page 38)

The ASE Board recommends that ASE shareholders vote “FOR” each of the proposals to be presented at the ASE EGM.

In the course of reaching its decision to approve the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement, the ASE board of directors (the “ASE Board”) considered a number of factors in its deliberations. For a more complete discussion of these factors, see the section entitled “Special Factors —Recommendation and Approval of the ASE Board and Reasons for the Share Exchange.”

Interests of ASE in SPIL Common Shares and ADSs (see page 40)

On October 1, 2015, ASE closed its acquisition of, and paid for, 779,000,000 SPIL Common Shares (including those represented by SPIL ADSs) pursuant to the tender offers in the U.S. and in the ROC (the “Initial ASE Tender Offers”). In March and April 2016, ASE acquired an additional 258,300,000 SPIL Common Shares (including those represented by SPIL ADSs) through open market purchases. As of the date of this proxy statement/prospectus, ASE held 988,847,740 SPIL Common Shares and 9,690,452 SPIL ADSs, representing 33.29% of the issue and outstanding share of SPIL.

Except as set forth elsewhere in this proxy statement/prospectus: (a) none of ASE and, to ASE's knowledge, any associate or majority-owned subsidiary of ASE beneficially owns or has a right to acquire any SPIL Common Shares, SPIL ADSs or other equity securities of SPIL; (b) none of ASE and, to ASE's knowledge, any associate or majority-owned subsidiary of ASE has effected any transaction in SPIL Common Shares, SPIL ADSs or other equity securities of SPIL during the past 60 days; and (c) during the two years before the date of this proxy statement/prospectus, there have been no transactions between ASE, its subsidiaries, on the one hand, and SPIL or any of its executive officers, directors, controlling shareholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations.

Opinions of ASE’s Independent Expert (see page 41)

On May 25, 2016, Mr. Ji-Sheng Chiu, CPA, of Crowe Horwath (TW) CPAs Firm, an independent expert engaged by ASE, delivered to ASE its written opinion (the “First Crowe Horwath Opinion”) that the cash consideration of NT$55 per SPIL Common Share to be paid by HoldCo under the Share Exchange and the Exchange Ratio in which ASE Common Shares will be exchanged for HoldCo Common Shares as stipulated in the Joint Share Exchange Memorandum of Understanding (“Joint Share Exchange MOU”) were reasonable and fair. On June 29, 2016, Mr. Ji-Sheng Chiu delivered to ASE a second opinion (the “Second Crowe Horwath Opinion”) that the Cash Consideration (including conditions for adjustments) per SPIL Common Share to be paid by HoldCo in the Share Exchange and the Exchange Ratio in which ASE Common Shares will be exchanged for HoldCo Common Shares as stipulated in the Joint Share Exchange Agreement were reasonable and fair. On January 15, 2018, Mr. Ji-Sheng Chiu delivered to ASE a third opinion (the “Third Crowe Horwath Opinion,” and together with the First Crowe Horwath Opinion and the Second Crowe Horwath Opinion, the “Crowe Horwath Opinions”) that the proposed exchange of each ASE Common Share for 0.5 HoldCo Common Shares and each SPIL Common Share for NT$55 in cash (subject to adjustment to NT$51.2 after deduction of cash dividends distribution if NT$2.8 per share and capital reserve cash distribution of NT$1 per share) pursuant to the Share Exchange was reasonable and fair. The Crowe Horwath Opinions will be available for any interested ASE shareholder (or any representative of an ASE shareholder who has been so designated in writing) to inspect and copy at ASE’s principal executive offices during regular business hours.

Financing of the Share Exchange (see page 55)

HoldCo intends to fund the Cash Consideration (including the NT$51.2 per SPIL Common Share Cash Consideration payable to holders of the SPIL Convertible Bonds that have not been otherwise redeemed or repurchased by the SPIL, or cancelled or converted prior to the Effective Time), which is in an aggregate amount of approximately NT$173.16 billion (US$5.71 billion), with a combination of ASE’s cash on hand and debt financing. Subject to the amount of cash on hand at the time when ASE arranges for financing, ASE may arrange bank loans up to NT$173 billion (US$5.70 billion) with a combination of a syndication loan of NT$120 billion (US$3.96 billion) and a short-term bridge loan of NT$53 billion (US$1.75 billion). In a highly confident letter dated November 7, 2016 issued by Citibank Taiwan Limited (“Citibank”) to ASE, Citibank stated that it is highly confident of its ability to arrange debt facilities for the Share Exchange up to an amount of US$3.8 billion equivalent. In another highly confident letter dated November 16, 2016 issued by DBS Bank Ltd., Taipei Branch (“DBS”) to ASE, DBS stated that it is confident of its ability to arrange debt facilities for the Share Exchange up to an amount of NT$53 billion (US$1.75 billion). Both highly confident letters contained certain customary conditions to the arrangement of such facilities, including the following material conditions: (i) the applicable bank being appointed as the bookrunner and arranger of the facility, (ii) completion of customary due diligence with the results being satisfactory to the applicable bank, (iii) final agreement on the pricing, terms and conditions for the facility, (iv) negotiation, execution and delivery of financing documentation in form and substance satisfactory to the applicable bank, (v) receipt of all relevant approvals in connection with the Share Exchange, including approval of the credit committee of the applicable bank, (vi) consummation of the Share Exchange on terms and conditions satisfactory to the applicable bank, and (vii) market conditions at the relevant time being satisfactory to the applicable bank.

In addition, on December 8, 2016, the ASE Board approved a capital increase in which ASE offered 300 million new ASE Common Shares, par value NT$10 per share. The subscription price was later set at NT$34.3 (US$1.13) per share and the total amount of proceeds of such capital increase was NT$10.29 billion (US$339.27 million). Eighty percent of such new ASE Common Shares was subscribed for by ASE’s existing shareholders on a pro rata basis (the “Rights Offering”), ten percent of such new ASE Common Shares was subscribed for by ASE’s employees and the remaining ten percent of such new ASE Common Shares was sold to the general public in Taiwan. On December 16, 2016, ASE filed with the SEC a registration statement on Form F-3 and a preliminary prospectus supplement in connection with the Rights Offering. On February 3, 2017 and March 28, 2017, ASE filed with the SEC a prospectus supplement on Form 424B5 in connection with the Rights Offering. ASE used the proceeds of the capital increase to reduce or retire existing indebtedness, which improved its capital position and free up its borrowing capacity to facilitate the incurrence of indebtedness to finance the Share Exchange.

Board of Directors and Management of HoldCo Following Completion of the Share Exchange (see page 52)

Under ROC law, since HoldCo has not come into existence before the Effective Time, ASE will hold a shareholders’ meeting for ASE’s shareholders (also the incorporators of HoldCo) to elect members of the board of directors and supervisors for HoldCo. The ASE EGM will function as HoldCo’s incorporators’ meeting by operation of law. Therefore, at the ASE EGM, shareholders of ASE will elect the members of the board of directors and supervisors of HoldCo.

Under the terms of the Joint Share Exchange Agreement, at HoldCo’s incorporators’ meeting, nine to 13 directors and three supervisors will be elected for HoldCo, which terms of such directors and supervisors will start from the Effective Time. SPIL’s Chairman and President are expected to be appointed as directors on HoldCo’s board of directors. After the completion of the Share Exchange, subject to ASE shareholders adopting the HoldCo director and supervisor election proposals, the board of directors of HoldCo is expected to include Jason C.S. Chang (management director, Chairman), Richard H.P. Chang (management director, Vice-Chairman), Bough Lin (management director),Chi-Wen Tsai (management director), Rutherford Chang (management director), Tien Wu (management director), Joseph Tung (management director), Raymond Lo (management director),Tien-Szu Chen (management director), Jeffrey Chen (management director),and Freddie Liu (non-management director). Alan Cheng, Yuan-Chuang Fung and Fang-Yin Chen are expected to be the supervisors of HoldCo.

From and after the Effective Time, the board of directors of HoldCo will establish an audit committee which will consist of one non-management director, Freddie Liu, who is expected to be independent under Rule 10A-3 of the Exchange Act and financially literate with accounting or related financial management expertise. ASE is currently, and upon completion of the Share Exchange, HoldCo will be, subject to NYSE corporate governance, as applicable to foreign private issuers. It is expected that the audit committee of HoldCo established on the Effective Time would satisfy and comply with the requirements of section 303A.06 of the NYSE Listing Company Manual.

Certain ROC and U.S. Federal Income Tax Consequences of the Share Exchange (see page 56)

ROC Taxation

Capital gains realized upon the Share Exchange are exempt from ROC income tax. In the view of Baker & McKenzie, by reasonable interpretation of the ROC Mergers and Acquisitions Act based on current rules and regulations promulgated by ROC tax authority, ASE’s shareholders should not be subject to ROC securities transaction tax upon the Share Exchange. See the section entitled “Special Factors — Certain ROC and U.S. Federal Income Tax Consequences of the Share Exchange for Holders of ASE Common Shares or ADSs — ROC Taxation” for further discussion.

United States Taxation

Based on certain representations from ASE and assuming ASE has not been a PFIC for any taxable year during which the U.S. Holder has owned ASE Common Shares or ADSs, a U.S. Holder (as defined below) of ASE Common Shares or ASE ADSs is not expected to recognize any gain or loss for U.S. federal income tax purposes upon an exchange of ASE Common Shares or ASE ADSs for HoldCo ADSs (or shares represented by such HoldCo Common Shares or HoldCo ADSs) in the Share Exchange, except with respect to any cash received in respect of fractional HoldCo Common Shares or fractional HoldCo ADSs or paid to dissenting U.S. Holders. See the section entitled “Special Factors — Certain ROC and U.S. Federal Income Tax Consequences of the Share Exchange for Holders of ASE Common Shares or ADSs— United States Taxation” for further discussion.

Accounting Treatment of the Share Exchange (see page 61)

Under IFRS, the Cash Consideration paid by HoldCo pursuant to the Share Exchange will be accounted for by applying the acquisition method of accounting with HoldCo being considered the acquirer of SPIL for accounting purposes. Upon the completion of the Share Exchange, HoldCo would obtain control of SPIL and any equity interest previously held in SPIL accounted for as equity method investments is treated as if it were disposed of and reacquired at fair value on the acquisition date. Accordingly, it is remeasured to its acquisition-date fair value, and any resulting gain or loss compared to its carrying amount is recognized in profit or loss. HoldCo will measure the identifiable assets acquired and the liabilities assumed at their acquisition-date fair values, and recognize goodwill as of the acquisition date measured as the excess of the Cash Consideration and the fair value of the ASE’s previously held equity interest in SPIL over the net of the acquisition-date fair value of the identifiable assets acquired and the liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually.

Under IFRS, the exchange of ASE Common Shares for HoldCo Common Shares and the exchange of ASE ADSs for HoldCo ADSs based on the Exchange Ratio will be accounted for as a legal reorganization of entities under common control. ASE and HoldCo are ultimately controlled by the same shareholders both before and after the Share Exchange and that control is not transitory, therefore the Share Exchange under common control will not be accounted for by applying the acquisition method as above. Accordingly, ASE will recognize no gain or loss in connection with the exchange of ASE Common Shares for HoldCo shares upon the Share Exchange under common control, and all assets and liabilities of ASE will be recorded on the books of HoldCo at the carrying amounts.

Regulatory Approvals Required to Complete the Share Exchange (see page 62)

The completion of the Share Exchange is subject to obtaining antitrust and other regulatory approvals in certain jurisdictions, as noted below. ASE and SPIL submitted the required materials to the Taiwan Fair Trade Commission (the “TFTC”) on July 29, 2016 and the TFTC issued a no objection letter in respect of the Share Exchange on November 16, 2016. ASE and SPIL submitted the required materials to The Ministry of Commerce People’s Republic of China (“MOFCOM”) on August 25, 2016. MOFCOM formally accepted the parties’ notification materials on December 14, 2016, starting Phase I of the review process. MOFCOM issued notice extending its review to Phase II review on January 12, 2017. MOFCOM issued a notice extending its review to Phase III review on April 12, 2017. On June 5, 2017, ASE withdrew the original submission filed with MOFCOM and re-filed the same application with MOFCOM on June 5, 2017. Phase II of MOFCOM’s review began on July 5, 2017. Phase III of MOFCOM’s review began on September 30, 2017. On November 24, 2017, MOFCOM approved the proposed combination on the condition that ASE and SPIL maintain independent operations, among other conditions, for 24 months. In addition, the U.S. Federal Trade Commission (“FTC”) issued a subpoena and civil investigative demand relating to the proposed combination on October 26, 2016. On January 17, 2017, ASE and SPIL each certified that it complied with the FTC’s requests for information. On May 15, 2017, ASE received a letter from the FTC confirming that the non-public investigation of the proposed combination had been closed. See the section entitled “Special Factors — Regulatory Approvals Required to Complete the Share Exchange.”

Share Exchange Listing (see page 63)

It is expected that HoldCo Common Shares will be listed on the TWSE and HoldCo ADSs will be listed on the NYSE at the Effective Time of the Share Exchange. As a result of the Share Exchange, ASE Common Shares currently listed on the TWSE and ASE ADSs currently listed on the NYSE will cease to be listed on the TWSE and NYSE, respectively; SPIL Common Shares currently listed on the TWSE and SPIL ADSs currently listed on NASDAQ will cease to be listed on the TWSE and NASDAQ, respectively.

The following is a tentative timetable of the various trading-related events in connection with the completion of the Share Exchange:

Final trading day for ASE Common Shares and SPIL Common Shares on the TWSE	April 17, 2018 (Taiwan time)
Final trading day for ASE ADSs on the NYSE and SPIL ADSs on NASDAQ	April 17, 2018 (New York time)
Effective date of the Share Exchange	April 30, 2018 (Taiwan time)
First trading day for HoldCo Common Shares on the TWSE	April 30, 2018 (Taiwan time)
First trading day for HoldCo ADSs on the NYSE	May 1, 2018 (New York time)

In advance of completion of the Share Exchange, ASE expects to publicly announce the definitive timetable for these trading-related events.

Rights of Dissenting Shareholders (see page 64)

Under ROC law, ASE shareholders may have dissenters’ rights of appraisal in connection with the Share Exchange. See the section entitled “Special Factors — Rights of Dissenting Shareholders” for a complete discussion of dissenters’ rights.

However, holders of ASE ADSs will not have any appraisal rights in respect of the Share Exchange under the terms of the ASE Deposit Agreement. To be entitled to the appraisal right, ASE ADS holders must have cancelled their ASE ADSs and become holders of ASE Common Shares by close of business day in Taiwan on January 12, 2018, the last business day before January 14, 2018, the first day of the book close period of ASE Common Shares for the purpose of ASE EGM in which the Share Exchange will be voted on. Such book close period from January 14, 2018 to February 12, 2018 was announced in Form 6-K filed by ASE with the SEC on December 20, 2017.

Litigation Related to the Share Exchange (see page 66)

ASE is not aware of any lawsuit that challenges the Share Exchange or any other transactions contemplated under the Joint Share Exchange Agreement.

Expenses Relating to the Share Exchange (see page 66)

All costs and expenses incurred in connection with the Share Exchange, the Joint Share Exchange Agreement and the completion of the transactions contemplated by the Joint Share Exchange Agreement will be paid by the party incurring such costs and expenses, except as otherwise explicitly provided for in the Joint Share Exchange Agreement, whether or not the Share Exchange or any of the other transactions contemplated by the Joint Share Exchange Agreement is completed.

Comparison of Rights of Shareholders of ASE and HoldCo (see page 66)

From a legal perspective, ASE shareholders receiving HoldCo Common Shares upon the completion of the Share Exchange will not have materially different rights from those they are entitled to as ASE shareholders. See the sections entitled “Special Factors — Comparison of Rights of Shareholders of ASE and HoldCo,” “Description of HoldCo American Depositary Shares,” and “Description of HoldCo Common Shares” for more information.

No Solicitation by SPIL of Acquisition Proposals (see page 90)

Under the terms of the Joint Share Exchange Agreement, SPIL agreed not to offer, agree, enter into or sign with any third party any contract, agreement or other arrangements in respect to certain alternative transactions, subject to certain exceptions as described in the section entitled “The Joint Share Exchange Agreement — Pre-Closing Covenants and Agreements.”

Conditions to Consummation of the Share Exchange (see page 92)

The obligations of ASE, SPIL and HoldCo to consummate the Share Exchange are subject to the satisfaction of the following conditions:

•	ASE and SPIL will each have obtained unconditional approval of the Share Exchange at their respective general shareholders’ meetings;

•	receipt of approvals from all relevant competent authorities, including, but not limited to, (i) the TWSE and the SEC (ii) the TFTC and MOFCOM and (iii) the FTC completing its investigation without seeking an injunction prohibiting the Share Exchange (in the case of (ii) and (iii), including approvals or consents of conditions imposed by such authorities that both ASE and SPIL have agreed to accept); and

•	no order (or agreement with the FTC) is in effect and enforceable prohibiting, enjoining or rendering illegal the consummation of the Share Exchange, and no law shall have been enacted or enforced after the date the Joint Share Exchange Agreement was executed rendering illegal or prohibiting the consummation of the Share Exchange; provided that the enforcement of an order or law shall not include the decision by a governmental entity to extend the waiting period or initiate an investigation under antitrust laws or other applicable law.

In addition, ASE’s and HoldCo’s obligations to consummate the Share Exchange are subject to the satisfaction or waiver by ASE and HoldCo of the following additional conditions:

•	all representations and warranties of SPIL are true and accurate as of the date the Joint Share Exchange Agreement was executed and as of the Effective Time, except to the extent that no material adverse effect on SPIL has occurred;

•	SPIL has performed in all material respects all obligations and undertakings required to be performed by it under the Joint Share Exchange Agreement prior to the Effective Time;

•	no material adverse effect to SPIL shall have occurred prior to the Effective Time; and

•	prior to the Effective Time, no force majeure events will have occurred which, individually or in aggregate, result in a decrease in SPIL’s consolidated net book value by 30% or more, relative to SPIL’s net book value in its consolidated audited financial statements as of March 31, 2016.

In addition, SPIL’s obligation to consummate the Share Exchange is subject to the satisfaction or waiver of the following additional conditions:

•	all representations and warranties of ASE are true and accurate as of the date the Joint Share Exchange Agreement was executed and as of the Effective Time, except to the extent that no material adverse effect on ASE has occurred;

•	all representations and warranties of HoldCo are true and accurate as of the Effective Time, except to the extent that no material adverse effect on HoldCo has occurred;

•	ASE and HoldCo have performed in all material respects all obligations and undertakings required to be performed by each of them under the Joint Share Exchange Agreement prior to the Effective Time;

•	no material adverse effect to ASE will have occurred prior to the Effective Time; and

•	prior to the Effective Time, no force majeure events will have occurred which, individually or in aggregate, result in a decrease in ASE’s consolidated net book value by 30% or more, relative to ASE’s net book value in its consolidated audited financial statements as of March 31, 2016.

The consummation of the Share Exchange is subject to the satisfaction or waiver of all the conditions set forth above on or prior to December 31, 2017 (the “Long Stop Date”). Pursuant to the Supplemental Agreement signed by ASE’s Chairman and SPIL’s Chairman on December 14, 2017, ASE and SPIL agreed to extend the Long Stop Date to October 31, 2018. The Supplemental Agreement will be effective upon the approval by each of ASE’s and SPIL’s board of directors. If the closing of the Share Exchange cannot be completed due to the failure to satisfy the conditions set forth above on or prior to the Long Stop Date, the Joint Share Exchange Agreement will automatically terminate at midnight on the day immediately following the Long Stop Date.

ASE Board does not intend to waive (where capable of waiver by ASE) any of these or any other conditions unless it determines that the Share Exchange is in the best interest of ASE and ASE shareholders despite the condition(s) not being satisfied in whole or in part.

In addition, the expected timing for the completion of the Share Exchange may be impacted by other conditions described in this proxy statement/prospectus.

Termination of Joint Share Exchange Agreement (see page 93)

The Joint Share Exchange Agreement may be terminated prior to the Effective Time by either ASE or SPIL if any of the following occurs:

•	a law, judgment, court order or administrative decision issued by a competent authority restricts or prohibits the consummation of the Share Exchange, and such restriction or prohibition has been confirmed and cannot be remedied by amending the Joint Share Exchange Agreement; or

•	the Joint Share Exchange Agreement and Share Exchange are not approved by ASE’s shareholders or SPIL’s shareholders at their respective shareholder meetings.

The Joint Share Exchange Agreement may also be terminated at any time prior to the Effective Time by ASE if SPIL has breached or failed to perform any of its representations, warranties, undertakings or obligations under the Joint Share Exchange Agreement and such breach leads to the failure to satisfy the conditions to the consummation of the Share Exchange and is by its nature not capable of being cured, or is not cured by SPIL within 30 business days of receiving written notice of such breach, and is not waived in writing by ASE.

The Joint Share Exchange Agreement may also be terminated at any time prior to the Effective Time by SPIL if ASE has breached or failed to perform any of its representations, warranties, undertakings or obligations under the Joint Share Exchange Agreement and such breach leads to the failure to satisfy the conditions to the consummation of the Share Exchange and is by its nature not capable of being cured, or is not cured by ASE within 30 business days of receiving written notice of such breach, and is not waived in writing by SPIL.

If the Share Exchange is not consummated on or before the Long Stop Date, the Joint Share Exchange Agreement will automatically terminate at midnight on the day immediately following the Long Stop Date.

Termination Fees Relating to the Share Exchange (see page 90)

SPIL may be required to pay a termination fee of NT$17 billion (US$0.6 billion) if the Joint Share Exchange Agreement is terminated due to SPIL’s acceptance of a Superior Proposal (as defined in the Joint Share Exchange Agreement and further explained under the caption “The Joint Share Exchange Agreement — Pre-Closing Covenants and Agreements” beginning on page 90). See the section entitled “The Joint Share Exchange Agreement — Pre-Closing Covenants and Agreements” for a more complete description of the circumstances under which SPIL may be required to pay ASE a termination fee.

Remedies and Liquidated Damages (see page 93)

Upon the occurrence of certain prescribed material events of default, in addition to any right of termination and claims for expenses, the non-defaulting party will also be entitled to liquidated damages in the amount of NT$8.5 billion (US$0.3 billion) from the defaulting party, subject to adjustments for contributory negligence by the non-defaulting party. See the section entitled “The Joint Share Exchange Agreement — Termination and Events of Default” for a more complete description of the circumstances under which ASE or SPIL may be required to pay the other party liquidated damages.

Market Price Information (see page 77)

ASE Common Shares and SPIL Common Shares are listed on the TWSE under the stock code “2311” and “2325”, respectively. ASE ADSs and SPIL ADSs are listed on the NYSE and NASDAQ under the symbols “ASX” and “SPIL”, respectively. The following table presents the closing price information for ASE Common Shares, SPIL Common Shares, ASE ADSs and SPIL ADS on (a) May 25, 2016, the last trading day before the public announcement of the execution of the Joint Share Exchange MOU, and (b) January 12, 2018, the latest practicable trading day before the date of this proxy statement/prospectus.

	ASE Common Shares		SPIL Common Shares		ASE ADSs	SPIL ADSs
Date	NT$	US$	NT$	US$	US$	US$
May 25, 2016	33.05	1.09	50.50	1.67	4.89	7.52
January 12, 2018	38.80	1.28	50.30	1.66	6.66	8.39

Risk Factors (See Page 68)

In determining whether to vote to approve the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement, you should consider carefully the risk factors described in this document.

Recent Development

In September 2013, ASE issued US$400.0 million aggregate principal amount of zero coupon convertible bonds due 2018 (“ASE 2013 Convertible Bonds”). The ASE 2013 Convertible Bonds were offered to persons outside of the United States in compliance with Regulation S under the Securities Act. Prior to April 2017, US$97.8 million aggregate principal amount of the ASE 2013 Convertible Bonds had been converted into ASE Common Shares. As of the third quarter 2017, US$301.8 million aggregated principal amount of ASE 2013 Convertible Bonds had been converted into ASE Common Shares and US$0.4 million aggregated principal amount had been redeemed. As of September 30, 2017, there was no outstanding balance for the ASE 2013 Convertible Bonds.

In July 2014, Anstock II Limited offered US$300.0 million aggregate principal amount of guaranteed bonds due 2017 (the “Green Bonds”). The Green Bonds are unconditionally and irrevocably guaranteed by ASE. The Green Bonds were offered to persons outside of the United States in compliance with Regulation S under the Securities Act. On July 24, 2017, ASE fully repaid the Green Bonds.

In July 2017, the Kaohsiung Prosecutor’s Office indicted ASE’s Chief Operating Officer, Dr. Tien Wu, for alleged insider trading activities in SPIL Common Shares conducted during the period when the Initial ASE Tender Offers, the Second ASE Tender Offers and negotiations of the Joint Share Exchange MOU took place. The alleged offenses were in violations of Article 157-1 of the ROC Securities and Exchange Law. Dr. Tien has retained counsel and plans to vigorously defend himself. The ultimate outcome of this case is still pending and ASE is not able to predict the actions the Kaohsiung district court or other regulatory agencies may take in connection with this proceeding. Defending against this proceeding will likely be costly and time consuming and significantly divert management’s efforts and resources. See the section entitled “Risk Factors—Risks Relating to Owning HoldCo ADSs— The ongoing proceeding involving Dr. Tien Wu could have an adverse impact on HoldCo’s business and cause HoldCo’s share price to decline.”

Selected Consolidated Financial Data

Selected Consolidated Financial Data of ASE

The selected consolidated financial data of ASE as of December 31, 2015 and 2016 and for the years ended December 31, 2014, 2015 and 2016 has been derived from ASE’s audited consolidated financial statements included in its annual report on Form 20-F for the year ended December 31, 2016 filed with the SEC on April 21, 2017 (“ASE 2016 20-F”), which is included as Annex D-1 to this proxy statement/prospectus. These consolidated financial statements were prepared based on IFRS. The selected consolidated financial data as of December 31, 2012, 2013, 2014 and for the years ended December 31, 2012 and 2013, is derived from ASE’s audited consolidated financial statements not included herein.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of ASE or HoldCo following completion of the Share Exchange, and you should read the following information together with ASE’s consolidated financial statements, the related notes, and the section entitled “Item 5 —Operating and Financial Review and Prospects” contained in ASE 2016 20-F, which are included as Annex D-1 hereto. For more information, see the section entitled “Where You Can Find More Information.”

The selected historical consolidated statement of operations data for each of the nine-month periods ended September 30, 2016 and 2017 and the consolidated balance sheet data as of December 31, 2016 and September 30, 2017 have been derived from ASE’s unaudited condensed consolidated financial statements for the nine-month period ended September 30, 2017 contained in ASE’s interim report on Form 6-K furnished with the SEC on December 14, 2017, which is included as Annex D-2 hereto.

In July 2016, ASE acquired preferred shares of Deca Technologies Inc. (“DECA”) and accounted it as investments accounted by applying the equity method. In addition, ASE’s subsidiary, ASE Test, Inc., acquired common shares of TLJ Intertech Inc. (“TLJ”) and Advanced Microelectronic Products Inc. (“AMPI”) in May and November 2016, respectively, and accounted them as investments accounted by applying the subsidiary and equity method, respectively. As of September 30, 2017, ASE and ASE Test, Inc. have completed the identification of the difference between the costs of the investments and ASE or ASE Test, Inc.’s share of the net fair value of DECA, TLJ and AMPI’s identifiable assets and liabilities. Therefore, according to IFRS, ASE has retrospectively adjusted the comparative financial statements for prior periods. ASE considered such retrospective adjustments to be immaterial from both quantitative and qualitative perspectives. The balance sheet data as of September 30 and December 31, 2016 as well as the statement of comprehensive income data for the nine months ended September 30, 2016 and for the year ended December 31, 2016 in the following table marked as “Retrospectively Adjusted” reflected the impact from the retrospective adjustments.

	For the Year Ended December 31,							For the Nine Months Ended September 30,
IFRS	2012	2013	2014	2015	2016	2016 (Retrospectively Adjusted)		2016	2016 (Retrospectively Adjusted)	2017
	NT$	NT$	NT$	NT$	NT$	NT$	US$	NT$	NT$	NT$	US$
			(in millions, except earnings per ASE Common Share and per ASE ADS data)
Statement of Comprehensive Income Data:
Operating revenues	193,972.4	219,862.4	256,591.4	283,302.5	274,884.1	274,884.1	9,063.1	197,755.5	197,755.5	206,455.1	6,806.9
Operating costs(1)	(157,342.7)	(177,040.4)	(203,002.9)	(233,167.3)	(221,689.9)	(221,696.9)	(7,309.5)	(159,938.4)	(159,942.8)	(168,516.6)	(5,556.1)
Gross profit(1)	36,629.7	42,822.0	53,588.5	50,135.2	53,194.2	53,187.2	1,753.6	37,817.1	37,812.7	37,938.5	1,250.8
Operating expenses(1)	(18,922.6)	(20,760.4)	(23,942.7)	(25,250.6)	(26,485.7)	(26,526.8)	(874.6)	(19,241.5)	(19,282.6)	(20,426.6)	(673.4)
Other operating income and expenses, net	83.2	(1,348.2)	228.7	(251.5)	(800.3)	(800.3)	(26.4)	(704.3)	(704.3)	274.3	9.0
Profit from operations(1)	17,790.3	20,713.4	29,874.5	24,633.1	25,908.2	25,860.1	852.6	17,871.3	17,825.8	17,786.2	586.4
Non-operating income (expense), net(1)	(1,181.6)	(1,343.6)	(1,339.4)	378.7	2,116.9	2,108.6	69.5	578.2	575.5	5,401.3	178.1
Profit before income tax	16,608.7	19,369.8	28,535.1	25,011.8	28,025.1	27,968.7	922.1	18,449.5	18,401.3	23,187.5	764.5
Income tax expense	(2,960.4)	(3,499.6)	(5,666.0)	(4,311.1)	(5,390.8)	(5,390.8)	(177.7)	(3,230.0)	(3,230.0)	(4,638.0)	(152.9)
Profit for the year(1)	13,648.3	15,870.2	22,869.1	20,700.7	22,634.3	22,577.9	744.4	15,219.5	15,171.3	18,549.5	611.6
Attributable to
Owners of the Company(1)	13,191.6	15,404.5	22,228.6	19,732.1	21,361.6	21,324.4	703.1	14,369.7	14,339.7	17,414.9	574.2
Non-controlling interests (1)	456.7	465.7	640.5	968.6	1,272.7	1,253.5	41.3	849.8	831.6	1,134.6	37.4
	13,648.3	15,870.2	22,869.1	20,700.7	22,634.3	22,577.9	744.4	15,219.5	15,171.3	18,549.5	611.6
Other comprehensive income (loss), net of income tax	(3,830.7)	3,233.3	5,504.4	(147.5)	(7,959.3)	(7,959.3)	(262.4)	(7,331.5)	(7,331.5)	(3,569.8)	(117.7)
Total comprehensive income for the year	9,817.6	19,103.5	28,373.5	20,553.2	14,675.0	14,618.6	482.0	7,888.0	7,839.8	14,979.7	493.9
Attributable to Owners of the Company(1)	9,420.4	18,509.6	27,394.3	19,659.1	13,994.1	13,956.9	460.2	7,632.6	7,602.6	14,111.2	465.3
Non-controlling interests (1)	397.2	593.9	979.2	894.1	680.9	661.7	21.8	255.4	237.2	868.5	28.6
	9,817.6	19,103.5	28,373.5	20,553.2	14,675.0	14,618.6	482.0	7,888.0	7,839.8	14,979.7	493.9
Earnings per common share(1)(2):
Basic	1.77	2.05	2.89	2.58	2.79	2.78	0.09	1.88	1.87	2.16	0.07
Diluted	1.73	1.99	2.79	2.48	2.33	2.33	0.08	1.58	1.58	1.98	0.07
Dividends per common share(3)	2.05	1.05	1.29	2.00	1.60	1.60	0.05	1.60	1.60	1.40	0.05
Earnings per equivalent ADS(1)(2):
Basic	8.86	10.26	14.46	12.89	13.94	13.91	0.46	9.38	9.36	10.81	0.36
Diluted	8.65	9.96	13.93	12.38	11.67	11.64	0.38	7.90	7.88	9.88	0.33
Number of common shares(4):
Basic	7,445.5	7,508.5	7,687.9	7,652.8	7,662.9	7,662.9	7,662.9	7,658.5	7,658.5	8,057.6	8,057.6
Diluted	7,568.2	7,747.6	8,220.7	8,250.1	8,284.1	8,284.1	8,284.1	8,272.9	8,272.9	8,266.1	8,266.1
Number of equivalent ADSs:
Basic	1,489.1	1,501.7	1,537.6	1,530.6	1,532.6	1,532.6	1,532.6	1,531.7	1,531.7	1,611.5	1,611.5
Diluted	1,513.6	1,549.5	1,644.1	1,650.0	1,656.8	1,656.8	1,656.8	1,654.6	1,654.6	1,653.2	1,653.2

_________________________

Notes:

(1)	ASE and its subsidiary, ASE Test, Inc., have completed the identification of the difference between the costs of the investments and ASE or ASE Test, Inc.’s share of the net fair value of investees’ identifiable assets and liabilities in June and July 2017. Therefore, ASE has retrospectively adjusted the comparative financial statement for the nine months ended September 30, 2016 and for the year ended December 31, 2016, which differs from the results included in ASE’s interim report on Form 6-K for the nine months ended September 30, 2016 and ASE 2016 20-F, respectively. See Notes 13 and 28 to the condensed consolidated financial statement as of and for the nine months ended September 30, 2017 contained in ASE’s interim report on Form 6-K furnished with the SEC on December 14, 2017, which is included as Annex D-2 hereto.

(2)	The denominators for diluted earnings per ASE Common Share and diluted earnings per equivalent ASE ADS are calculated to account for the potential diluted factors, such as the exercise of options and conversion of the ASE 2013 Convertible Bonds and the ASE 2015 Convertible Bonds into ASE Common Shares.

(3)	Dividends per ASE Common Share issued as a cash dividend, a stock dividend and distribution from capital surplus.

(4)	Represents the weighted average number of shares after retroactive adjustments to give effect to stock dividends. ASE Common Shares held by consolidated subsidiaries are classified as “treasury stock,” and are deducted from the number of ASE Common Shares outstanding.

	As of December 31,							As of September 30,
	2012	2013	2014	2015	2016	2016 (Retrospectively Adjusted)		2016	2016 (Retrospectively Adjusted)	2017
	NT$	NT$	NT$	NT$	NT$	NT$	US$	NT$	NT$	NT$	US$
	(in millions)
Balance Sheet Data:
Current assets	97,495.6	132,176.5	159,955.2	156,732.8	142,789.7	142,789.7	4,707.9	143,369.2	143,369.2	139,912.2	4,613.0
Investments - non-current(1)(2)	2,267.8	2,345.5	2,409.3	38,046.6	50,861.3	50,853.0	1,676.7	50,677.6	50,674.9	50,038.2	1,649.8
Property, plant and equipment, net	127,197.8	131,497.3	151,587.1	149,997.1	143,880.2	143,880.2	4,743.8	145,208.9	145,208.9	136,982.0	4,516.4
Intangible assets(1)	12,361.3	11,953.6	11,913.3	11,888.6	12,119.9	12,107.6	399.2	12,217.1	12,207.5	11,830.1	390.0
Long-term prepayment for lease	4,164.1	4,072.3	2,586.0	2,556.2	2,237.0	2,237.0	73.8	2,382.4	2,382.4	7,809.5	257.5
Others(3)	4,236.0	4,676.9	5,267.9	5,765.6	6,063.1	6,063.1	199.8	6,830.7	6,830.7	13,523.6	445.9
Total assets(1)	247,722.6	286,722.1	333,718.8	364,986.9	357,951.2	357,930.6	11,801.2	360,685.9	360,673.6	360,095.6	11,872.6
Short-term debts(4)	36,884.9	44,618.2	41,176.0	36,983.4	20,955.5	20,955.5	690.9	33,007.5	33,007.5	19,638.4	647.5
Current portion of long-term debts	3,213.8	6,016.5	2,835.5	16,843.3	16,341.1	16,341.1	538.8	15,769.2	15,769.2	13,018.6	429.2
Long-term debts(5)	44,591.7	50,166.5	55,375.8	66,535.1	74,354.9	74,354.9	2,451.5	71,127.2	71,127.2	49,888.8	1,644.9
Other liabilities(6)	53,211.8	60,176.9	78,640.1	78,700.1	79,437.9	79,437.9	2,619.1	81,113.8	81,113.8	81,453.1	2,685.6
Total liabilities	137,902.2	160,978.1	178,027.4	199,061.9	191,089.4	191,089.4	6,300.3	201,017.7	201,017.7	163,998.9	5,407.2
Share capital	76,047.7	78,180.3	78,715.2	79,185.7	79,568.0	79,568.0	2,623.4	79,509.1	79,509.1	87,255.1	2,876.9
Non-controlling interests(2)	3,505.7	4,128.4	8,209.9	11,492.5	11,984.0	12,000.6	395.7	11,057.6	11,075.3	12,790.8	421.7
Equity attributable to owners of the Company(1)(2)	106,314.7	121,615.6	147,481.5	154,432.5	154,877.8	154,840.6	5,105.2	148,610.6	148,580.6	183,305.9	6,043.7

_________________________

Notes:

(1)	ASE and its subsidiary, ASE Test, Inc., have completed the identification of the difference between the costs of the investments and ASE or ASE Test, Inc.’s share of the net fair value of investees’ identifiable assets and liabilities in June and July 2017. Therefore, ASE has retrospectively adjusted the comparative financial statement for the nine months ended September 30, 2016 and for the year ended December 31, 2016, which differs from the results included in ASE’s interim report on Form 6-K for the nine months ended September 30, 2016 and ASE 2016 20-F, respectively. See Notes 13 and 28 to the condensed consolidated financial statement as of and for the nine months ended September 30, 2017 contained in ASE’s interim report on Form 6-K furnished with the SEC on December 14, 2017, which is included as Annex D-2 hereto.

(2)	Including available-for-sale financial assets — non-current and investments accounted for using the equity method.

(3)	Including investment properties, deferred tax assets, other financial assets — non-current and other non-current assets.

(4)	Including short-term bank loans and short-term bills payable.

(5)	Including bonds payable, long-term borrowings (consisting of bank loans and bills payable) and capital lease obligations.

(6)	Including (x) current liabilities other than short-term debts and current portion of long-term debts and (y) non-current liabilities other than long-term debts.

	For the Year Ended December 31,							For the Nine Months Ended September 30,
IFRS	2012	2013	2014	2015	2016	2016 (Retrospectively Adjusted)		2016	2016 (Retrospectively Adjusted)	2017
	NT$	NT$	NT$	NT$	NT$	NT$	US$	NT$	NT$	NT$	US$
	(in millions)
Cash Flow Data:
Capital expenditures	(39,029.5)	(29,142.7)	(39,599.0)	(30,280.1)	(26,714.2)	(26,714.2)	(880.8)	(20,391.1)	(20,391.1)	(19,897.3)	(656.0)
Depreciation and amortization	23,435.9	25,470.9	26,350.8	29,518.7	29,422.3	29,470.4	971.7	22,038.6	22,084.1	21,784.3	718.2
Net cash inflow from operating activities	33,038.0	41,296.0	45,863.5	57,548.3	52,107.9	52,107.9	1,718.0	36,712.1	36,712.1	33,269.0	1,096.9
Net cash outflow from investing activities	(43,817.8)	(29,925.8)	(38,817.9)	(63,351.4)	(43,159.5)	(43,159.5)	(1,423.0)	(37,137.2)	(37,137.2)	(14,480.2)	(477.4)
Net cash inflow (outflow) from financing activities	8,455.8	12,794.9	(2,797.0)	8,636.3	(21,087.0)	(21,087.0)	(695.3)	(11,839.8)	(11,839.8)	(14,748.1)	(486.3)

Selected Consolidated Financial Data of SPIL

The selected consolidated financial data of SPIL as of December 31, 2015 and 2016 and for the years ended December 31, 2014, 2015 and 2016 has been derived from SPIL’s audited consolidated financial statements included in its annual report on Form 20-F for the year ended December 31, 2016 filed with the SEC on April 11, 2017 (“SPIL 2016 20-F”), which is included as Annex E-1 hereto. The selected consolidated financial data as of December 31, 2012, 2013 and 2014 and for the years ended December 31, 2012 and 2013, is derived from SPIL’s audited consolidated financial statements not included herein. These consolidated financial statements were prepared based on IFRS. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5.

Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the SPIL 2016 20-F are included as Annex E-1 to this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information.”

The selected historical financial information as of September 30, 2017 and for each of the nine-month periods ended September 30, 2016 and 2017, respectively, have been derived from SPIL’s unaudited consolidated financial statements, prepared in accordance with IFRS and contained in SPIL’s interim report on Form 6-K furnished with the SEC on December 14, 2017, which is included as Annex E-2 hereto.

	For the Year Ended December 31,						For the Nine Months Ended September 30,
IFRS	2012	2013	2014	2015	2016		2016	2017
	NT$	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$
	(in millions, except earnings per SPIL Common Share and per SPIL ADS data)
Statement of Comprehensive Income Data:
Operating revenues	64,654.6	69,356.2	83,071.4	82,839.9	85,111.9	2,806.2	62,934.4	61,931.6	2,041.9
Operating costs	(52,915.6)	(54,925.7)	(62,081.3)	(61,230.6)	(65,762.2)	(2,168.2)	(48,812.5)	(49,602.7)	(1,635.4)
Gross profit	11,739.0	14,430.5	20,990.1	21,609.3	19,349.7	638.0	14,121.9	12,328.9	406.5
Operating expenses	(5,351.2)	(7,391.6)	(7,169.0)	(8,354.8)	(8,563.6)	(282.3)	(6,377.4)	(5,973.7)	(197.0)
Other operating income and expenses, net	4.6	61.2	284.3	(255.8)	(117.0)	(3.9)	(184.9)	36.5	1.2
Profit from operations	6,392.4	7,100.1	14,105.4	12,998.7	10,669.1	351.8	7,559.6	6,391.7	210.7
Non-operating income (expense), net	399.5	348.6	162.8	(2,621.2)	1,005.0	33.1	732.8	373.9	12.4
Profit before income tax	6,791.9	7,448.7	14,268.2	10,377.5	11,674.1	384.9	8,292.4	6,765.6	223.1
Income tax expense	(1,229.7)	(1,606.7)	(3,050.1)	(1,366.0)	(1,867.2)	(61.6)	(1,038.9)	(949.2)	(31.3)
Profit for the year	5,562.2	5,842.0	11,218.1	9,011.5	9,806.9	323.3	7,253.5	5,816.4	191.8
Attributable to
Owners of the Company	5,562.2	5,842.0	11,218.1	9,011.5	9,806.9	323.3	7,253.5	5,816.4	191.8
Non-controlling interests	–	–	–	–	–	–	–	–	–
	5,562.2	5,842.0	11,218.1	9,011.5	9,806.9	323.3	7,253.5	5,816.4	191.8
Other comprehensive income (loss), net of income tax	(223.3)	1,058.9	3,293.4	(906.8)	(2,373.5)	(78.2)	(1,518.5)	1,091.1	36.0
Total comprehensive income for the year	5,338.9	6,900.9	14,511.5	8,104.7	7,433.4	245.1	5,735.0	6,907.5	227.8
Attributable to
Owners of the Company	5,338.9	6,900.9	14,511.5	8,104.7	7,433.4	245.1	5,735.0	6,907.5	227.8
Non-controlling interests	–	–	–	–			–	–	–
	5,338.9	6,900.9	14,511.5	8,104.7	7,433.4	245.1	5,735.0	6,907.5	227.8
Earnings per common share(1):
Basic	1.81	1.89	3.60	2.89	3.15	0.10	2.33	1.87	0.06
Diluted	1.80	1.87	3.57	2.86	2.65	0.09	1.84	1.46	0.05
Dividends per common share(2)	1.42	1.37	1.80	3.00	2.80	0.09	2.80	1.75	0.06
Earnings per equivalent ADS(1):
Basic	9.03	9.43	18.00	14.46	15.73	0.52	11.65	9.35	0.31
Diluted	8.99	9.37	17.87	14.30	13.23	0.44	9.20	7.30	0.24
Number of common shares:
Basic	3,078.3	3,098.2	3,116.4	3,116.4	3,116.4	3,116.4	3,116.4	3,116.4	3,116.4
Diluted	3,094.2	3,116.6	3,139.5	3,150.1	3,410.7	3,410.7	3,403.9	3,412.0	3,412.0
Number of equivalent ADSs
Basic	615.7	619.6	623.3	623.3	623.3	623.3	623.3	623.3	623.3
Diluted	618.8	623.3	627.9	630.0	682.1	682.1	680.8	682.4	682.4

_________________________

Notes:

(1)	The denominators for diluted earnings per SPIL Common Share and diluted earnings per equivalent SPIL ADS are calculated to account for the potential diluted factors, such as conversion of SPIL Convertible Bonds into SPIL Common Shares.

(2)	Dividends per SPIL Common Share issued as a cash dividend and distribution from capital surplus.

	As of December 31,						As of September 30,
IFRS	2012	2013	2014	2015	2016		2016		2017
	NT$	NT$	NT$	NT$	NT$	US$	NT$		US$
	(in millions)
Balance Sheet Data:
Current assets	33,445.6	37,825.1	55,207.9	48,785.2	50,451.3	1,663.4	44,914.8	46,610.1	1,536.8
Investments - non-current(1)	6,068.1	6,703.0	9,076.3	8,049.1	6,017.2	198.4	7,028.9	7,582.6	250.0
Property, plant and equipment, net	49,927.4	55,196.8	63,520.7	64,305.6	65,380.4	2,155.6	66,331.5	64,789.6	2,136.2
Intangible assets	516.1	355.3	249.2	192.8	175.9	5.8	181.0	123.5	4.1
Others(2)	1,895.5	1,738.7	1,698.4	1,876.5	1,702.5	56.2	1,737.1	1,884.9	62.1
Total assets	91,852.7	101,818.9	129,752.5	123,209.2	123,727.3	4,079.4	120,193.3	120,990.7	3,989.2
Short-term debts(3)	2,468.4	2,533.9	2,690.3	2,790.1	2,741.3	90.4	2,665.6	3,479.9	114.7
Current portion of long-term debts	3,148.6	3,154.2	6,970.1	5,991.1	16,213.4	534.6	4,972.7	14,651.6	483.1
Long-term debts(4)	12,038.2	15,355.6	24,669.5	20,485.3	14,840.0	489.3	24,044.8	13,753.3	453.5
Other liabilities(5)	15,279.4	18,903.5	24,648.8	24,413.5	24,812.1	818.1	25,088.2	22,531.5	742.9
Total liabilities	32,934.6	39,947.2	58,978.7	53,680.0	58,606.8	1,932.4	56,771.3	54,416.3	1,794.2
Share capital	31,163.6	31,163.6	31,163.6	31,163.6	31,163.6	1,027.5	31,163.6	31,163.6	1,027.5
Non-controlling interests	–	–	–	–	–	–	-	–	–
Equity attributable to owners of the Company	58,918.1	61,871.7	70,773.8	69,529.2	65,120.5	2,147.1	63,422.0	66,574.4	2,195.0

_________________________

Notes:

(1)	Including available-for-sale financial assets — non-current and investments accounted for using the equity method.

(2)	Including deferred tax assets, other financial assets — non-current and other non-current assets.

(3)	Including short-term bank loans and short-term bills payable.

(4)	Including convertible bonds and long-term loans.

(5)	Including current liabilities other than short-term debts and current portion of long-term debts, non-current liabilities other than long-term debts and current income tax liabilities.

	For the Year Ended December 31,						For the Nine Months Ended September 30,
IFRS	2012	2013	2014	2015	2016		2016	2017
	NT$	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$
	(in millions)
Cash Flow Data:
Capital expenditures	(15,142.3)	(14,978.7)	(19,560.7)	(13,855.4)	(15,295.1)	(504.3)	(11,858.8)	(10,626.9)	(350.4)
Depreciation and amortization	10,100.4	11,033.7	12,435.8	13,513.9	13,291.2	438.2	9,939.1	10,784.6	355.6
Net cash inflow from operating activities	13,366.1	17,747.9	24,945.2	26,784.2	20,844.6	687.3	13,668.7	13,083.6	431.4
Net cash outflow from investing activities	(15,872.4)	(15,588.3)	(19,243.8)	(16,587.4)	(14,041.7)	(463.0)	(10,607.1)	(10,148.7)	(334.6)
Net cash inflow (outflow) from financing activities	2,520.1	(1,150.3)	7,292.2	(15,096.3)	(7,161.3)	(236.1)	(8,751.1)	(6,506.0)	(214.5)

Ratio of Earnings to Fixed Charges of SPIL

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2012	2013	2014	2015	2016	2016	2017
Ratio of earnings to fixed charges(1)	25.27	18.62	24.70	15.49	15.90	15.36	11.67

_________________________

Note:

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges and subtracting preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expensed, amortized discounts related to indebtedness, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries.

Net book value per share per SPIL Common Share

Based on SPIL’s financial statements as of and for the nine months ended September 30, 2017, SPIL’s net book value per share as of September 30, 2017, calculated by dividing total shareholders’ equity by the number of SPIL Common Shares (including those represented by SPIL ADSs) outstanding, was NT$21.36 (US$0.70).

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following sets forth the unaudited pro forma condensed combined financial data of HoldCo after giving effect to the Share Exchange of acquiring ASE and SPIL based upon the assumptions and adjustments described in the section entitled “Unaudited Pro Forma Condensed Financial Statements”.

The selected unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 have been prepared to give effect to the Share Exchange as if it had occurred on January 1, 2016. The selected unaudited pro forma condensed balance sheet as of September 30, 2017 has been prepared to give effect to the Share Exchange as if it had been completed on September 30, 2017.

The selected pro forma condensed combined financial data, which is preliminary in nature, has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information of the combined company and the accompanying notes appearing in the section entitled “Unaudited Pro Forma Condensed Financial Statements.” The unaudited pro forma condensed financial statements have been presented in accordance with SEC Regulation S-X Article 11 and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Share Exchange been completed as of the Effective Time. In addition, the selected unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

	For the Year Ended December 31, 2016		For the Nine Months Ended September 30, 2017
	(in millions, except for per share data)
	NT$	US$	NT$	US$
Operating revenue	359,996.0	11,869.3	268,386.7	8,848.8
Profit from operations	32,486.0	1,071.1	21,179.8	698.2
Profit	24,889.3	820.6	19,246.2	634.5
Profit attributable to HoldCo	23,635.8	779.3	18,111.6	597.1
Earnings per common share attributable to HoldCo common shareholders
Basic	5.96	0.20	4.32	0.14
Diluted	5.39	0.18	4.32	0.14
Earnings per ADS attributable to HoldCo common shareholders
Basic	29.78	0.98	21.61	0.71
Diluted	26.96	0.89	21.61	0.71

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	As of September 30, 2017
	(in millions, except for per share data)
	NT$	US$
Total assets	516,723.5	17,036.7
Total liability	313,430.9	10,334.0
Total equity	203,292.6	6,702.7
Share capital	41,902.4	1,381.6
Common shares	4,190,239,051	4,190,239,051
Book value per share attributable to HoldCo common shareholders	45.46	1.5
Book value per ADS attributable to HoldCo common shareholders	227.32	7.49

Comparative Historical and Unaudited Pro Forma Per Share Data

The following tables set forth, as at the dates and for the periods indicated, comparative historical unaudited and pro forma unaudited combined per share financial information for HoldCo’s Common Shares. This information should be read in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and the accompanying notes of ASE and SPIL included in their respective annual reports on Form 20-F and interim reports on Form 6-K, included as Annex D-1, Annex D-2, Annex E-1 and Annex E-2 hereto. See the section entitled “Where You Can Find More Information.”

The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and accordingly includes the effects of applying the acquisition method of accounting. This information is based on assumptions that we believe are reasonable under the circumstances. You should not rely on the pro forma combined amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the Share Exchange had been completed as of the dates indicated, nor are they indicative of the future operating results or financial position of HoldCo.

The pro forma data included in the following tables assume that the Share Exchange had occurred on January 1, 2016 for results of operations purposes and on September 30, 2017 for financial position purposes; and that the Share Exchange is accounted for by applying the acquisition method of accounting with ASE treated as the accounting acquirer and SPIL treated as the acquired company for financial reporting purposes.

	For the Year Ended December 31, 2016		For the Nine Months Ended September 30, 2017
	NT$	US$	NT$	US$
Basic earnings per common share
Historical of ASE	2.78	0.09	2.16	0.07
Historical of SPIL	3.15	0.10	1.87	0.06
Pro forma combined of HoldCo	5.96	0.20	4.32	0.14
Diluted earnings per common share
Historical of ASE	2.33	0.08	1.98	0.07
Historical of SPIL	2.65	0.09	1.46	0.05
Pro forma combined of HoldCo	5.39	0.18	4.32	0.14
Basic earnings per ADS
Historical of ASE	13.91	0.46	10.81	0.36
Historical of SPIL	15.73	0.52	9.35	0.31
Pro forma combined of HoldCo	29.78	0.98	21.61	0.71
Diluted earnings per ADS
Historical of ASE	11.64	0.38	9.88	0.33
Historical of SPIL	13.23	0.44	7.30	0.24
Pro forma combined of HoldCo	26.96	0.89	21.61	0.71
Dividends per common share
Historical of ASE	1.60	0.05	1.40	0.05
Historical of SPIL	2.80	0.09	1.75	0.06
Pro forma combined of HoldCo	**	**	**	**

	As of September 30, 2017
	NT$	US$
Book value per common share at period end
Historical of ASE	21.87	0.72
Historical of SPIL	21.36	0.70
Pro forma combined of HoldCo	45.46	1.5
Book value per ADS at period end
Historical of ASE	109.36	3.61
Historical of SPIL	106.81	3.52
Pro forma combined of HoldCo	227.32	7.49

Unaudited Pro Forma Condensed Financial Statements

The following sets forth the unaudited pro forma condensed combined financial statements of HoldCo after giving effect to the Share Exchange and assumed borrowing of NT$95,000.0 million (US$3,132.2 million) and utilization of the existing cash of NT$11,441.0 million (US$377.2 million) to fund the acquisition as described below in Notes 1 and 5 to Pro Forma Assumptions and Adjustments. The “Unaudited Pro Forma Condensed Combined Statements of Operations”, which we refer to in this proxy statement/prospectus as the Pro Forma Statements of Operations, give effect to the Share Exchange as if ASE’s initial acquisitions of SPIL’s 33.29% shareholding and the subsequent acquisition of SPIL’s 66.71% shareholding which constitute acquisitions of 100% shareholding of SPIL had occurred on January 1, 2016. The “Unaudited Pro Forma Condensed Combined Balance Sheet” gives effect to the Share Exchange as if it had been completed on September 30, 2017. The Pro Forma Statements of Operations for the year ended December 31, 2016 combines the results of operations of ASE and SPIL for the year ended December 31, 2016. The Pro Forma Statement of Operations for the nine months ended September 30, 2017 combines the results of operations of ASE and SPIL for the nine months ended September 30, 2017. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to reflect the pro forma impact of events that are directly attributable to the transactions contemplated by the Joint Share Exchange Agreement, factually supportable and, with respect to the Pro Forma Statements of Operations, are expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements have been prepared under IFRS for (i) the Share Exchange of ASE will be accounted as a legal reorganization of entities under common control and all assets and liabilities of ASE will be recorded on the books of HoldCo at the carrying amounts; (ii) the cash consideration paid by HoldCo pursuant to the Share Exchange in respect of SPIL will be accounted for by applying the acquisition method of accounting with ASE treated as the accounting acquirer and SPIL treated as the acquired company for financial reporting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that are in progress. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying unaudited pro forma condensed combined financial statements and HoldCo’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing or other restructuring that may result from the Share Exchange. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the Share Exchange had been completed on the dates assumed, nor are they necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma condensed combined financial statements include adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with the consolidated financial statements and the accompanying notes of ASE and SPIL included in their respective annual reports on Form 20-F and interim reports on Form 6-K, included as annexes to this proxy statement/prospectus.

ASE Industrial Holding Co., Ltd.
Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

	ASE		SPIL		Pro Forma Adjustment		Notes	Pro Forma Results
	NT$ (Retrospectively Adjusted)	US$ (Retrospec-tively Adjusted)	NT$	US$	NT$	US$		NT$	US$
	(in millions, except per share data)
Operating revenues	274,884.1	9,063.1	85,111.9	2,806.2	-	-		359,996.0	11,869.3
Operating costs	(221,696.9)	(7,309.5)	(65,762.2)	(2,168.2)	(3,625.0)	(119.5)	5(a)	(291,084.1)	(9,597.2)
Gross profit	53,187.2	1,753.6	19,349.7	638.0	(3,625.0)	(119.5)		68,911.9	2,272.1
Operating expenses	(26,526.8)	(874.6)	(8,563.6)	(282.3)	(418.2)	(13.8)	5(b)	(35,508.6)	(1,170.7)
Other operating income and expenses, net	(800.3)	(26.4)	(117.0)	(3.9)	-	-		(917.3)	(30.3)
Profit from operations	25,860.1	852.6	10,669.1	351.8	(4,043.2)	(133.3)		32,486.0	1,071.1
Non-operating income (expense), net	2,108.6	69.5	1,005.0	33.1	(3,452.3)	(113.8)	5(c)	(338.7)	(11.2)
Profit before income tax	27,968.7	922.1	11,674.1	384.9	(7,495.5)	(247.1)		32,147.3	1,059.9
Income tax expense	(5,390.8)	(177.7)	(1,867.2)	(61.6)	-	-		(7,258.0)	(239.3)
Profit	22,577.9	744.4	9,806.9	323.3	(7,495.5)	(247.1)		24,889.3	820.6
Profit attributable to non-controlling interests	(1,253.5)	(41.3)	-	-	-	-		(1,253.5)	(41.3)
Profit attributable to the parent company	21,324.4	703.1	9,806.9	323.3	(7,495.5)	(247.1)		23,635.8	779.3
Shares used in computing earnings per common share (in millions)
Basic	7,662.9	7,662.9	3,116.4	3,116.4				3,968.2	3,968.2
Diluted	8,284.1	8,284.1	3,410.7	3,410.7				3,968.2	3,968.2
Earnings per common share
Basic	2.78	0.09	3.15	0.10				5.96	0.20
Diluted	2.33	0.08	2.65	0.09				5.39	0.18

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

For the nine months ended September 30, 2017

	ASE		SPIL		Pro Forma Adjustment		Notes	Pro Forma Results
	NT$	US$	NT$	US$	NT$	US$		NT$	US$
	(in millions, except per share data)
Operating revenues	206,455.1	6,806.9	61,931.6	2,041.9	-	-		268,386.7	8,848.8
Operating costs	(168,516.6)	(5,556.1)	(49,602.7)	(1,635.4)	(2,718.8)	(89.7)	5(d)	(220,838.1)	(7,281.2)
Gross profit	37,938.5	1,250.8	12,328.9	406.5	(2,718.8)	(89.7)		47,548.6	1,567.6
Operating expenses	(20,426.6)	(673.4)	(5,973.7)	(197.0)	(279.3)	(9.2)	5(e)	(26,679.6)	(879.6)
Other operating income and expenses, net	274.3	9.0	36.5	1.2	-	-		310.8	10.2
Profit from operations	17,786.2	586.4	6,391.7	210.7	(2,998.1)	(98.9)		21,179.8	698.2
Non-operating income (expense), net	5,401.3	178.1	373.9	12.4	(2,121.6)	(70.0)	5(f)	3,653.6	120.5
Profit before income tax	23,187.5	764.5	6,765.6	223.1	(5,119.7)	(168.9)		24,833.4	818.7
Income tax expense	(4,638.0)	(152.9)	(949.2)	(31.3)	-	-		(5,587.2)	(184.2)
Profit	18,549.5	611.6	5,816.4	191.8	(5,119.7)	(168.9)		19,246.2	634.5
Profit attributable to non-controlling interests	(1,134.6)	(37.4)	-	-	-	-		(1,134.6)	(37.4)
Profit attributable to the parent company	17,414.9	574.2	5,816.4	191.8	(5,119.7)	(168.9)		18,111.6	597.1
Shares used in computing earnings per common share (in millions)
Basic	8,057.6	8,057.6	3,116.4	3,116.4				4,190.2	4,190.2
Diluted	8,266.1	8,266.1	3,412.0	3,412.0				4,190.2	4,190.2
Earnings per common share
Basic	2.16	0.07	1.87	0.06				4.32	0.14
Diluted	1.98	0.07	1.46	0.05				4.32	0.14

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

ASE Industrial Holding Co., Ltd.
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2017

	ASE		SPIL		Pro Forma Adjustment		Notes	Pro Forma Results
	NT$	US$	NT$	US$	NT$	US$		NT$	US$
	(in millions)
Current assets	139,912.2	4,613.0	46,610.1	1,536.8	(11,447.9)	(377.5)	4	175,074.4	5,772.3
Investments - non-current	50,038.2	1,649.8	7,582.6	250.0	(45,898.2)	(1,513.3)	5(g)	11,722.6	386.5
Property, plant and equipment, net	136,982.0	4,516.4	64,789.6	2,136.2	11,365.7	374.7	2	213,137.3	7,027.3
Intangible assets	11,830.1	390.0	123.5	4.1	80,435.3	2,652.0	2	92,388.9	3,046.1
Others	21,333.1	703.4	1,884.9	62.1	1,182.3	39.0	2	24,400.3	804.5
Total assets	360,095.6	11,872.6	120,990.7	3,989.2	35,637.2	1,174.9		516,723.5	17,036.7
Short-term debts	19,638.4	647.5	3,479.9	114.7	-	-		23,118.3	762.2
Current portion of long-term debts	13,018.6	429.2	14,651.6	483.1	-	-		27,670.2	912.3
Long-term debts	49,888.8	1,644.9	13,753.3	453.5	95,000.0	3,132.1	5(h)	158,642.1	5,230.5
Other liabilities	81,453.1	2,685.6	22,531.5	742.9	15.7	0.5	3	104,000.3	3,429.0
Total liabilities	163,998.9	5,407.2	54,416.3	1,794.2	95,015.7	3,132.6		313,430.9	10,334.0
Outstanding share capital	83,804.8	2,763.1	31,163.6	1,027.5	(73,066.0)	(2,409.0)	5(i)	41,902.4	1,381.6
Other equity attributable to owners of the Company	99,501.1	3,280.6	35,410.8	1,167.5	13,687.5	451.3	5(i)	148,599.4	4,899.4
Non-controlling interests	12,790.8	421.7	-	-	-	-		12,790.8	421.7
Total equity	196,096.7	6,465.4	66,574.4	2,195.0	(59,378.5)	(1,957.7)		203,292.6	6,702.7
Total liabilities and stockholders’ equity	360,095.6	11,872.6	120,990.7	3,989.2	35,637.2	1,174.9		516,723.5	17,036.7

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

1.	Total Share Exchange consideration and financing structure

On June 30, 2016, ASE and SPIL entered into a Joint Share Exchange Agreement pursuant to which HoldCo will be formed by means of a statutory share exchange pursuant to the laws of the Republic of China, and HoldCo will (i) acquire all issued shares of ASE in exchange for shares of HoldCo using the Exchange Ratio, whereby ASE shareholders will receive 0.5 HoldCo Common Shares for each ASE Common Share they hold as described elsewhere in this document, and (ii) acquire all issued shares of SPIL using the Cash Consideration as described below. Upon the consummation of the Share Exchange, ASE and SPIL will become wholly owned subsidiaries of HoldCo concurrently. Subject to the Share Exchange and the Joint Share Exchange Agreement being approved by shareholders of ASE and SPIL, and upon the satisfaction of the other conditions for completing the Share Exchange, HoldCo will be formed and the Share Exchange is expected to become effective.

HoldCo was assumed to issue 4,190,239,051 common shares at NT$10 par value (or share capital of NT$41,902.4 million) to ASE shareholders based on the number of issued shares of ASE on September 30, 2017. The estimated cash consideration paid to SPIL shareholders was NT$159,557.7 million based on the number of issued shares of SPIL on September 30, 2017 at NT$51.2 per share, whereby NT$55 per share has been adjusted to NT$51.2 after excluding the cash dividend distribution and a return of capital reserve of NT$3.8 per SPIL Common Share distributed by SPIL on July 1, 2016.

The Cash Consideration will be subject to adjustments if SPIL issues shares or pays cash dividends during the period from the execution date of the Joint Share Exchange Agreement to the Effective Time; provided, however, that the Cash Consideration shall not be subject to adjustment if the aggregate amount of the cash dividends distributed by SPIL in fiscal year 2017 is less than 85% of its after-tax net profit for fiscal year 2016. In fiscal year 2017, SPIL made a dividend distribution of NT$1.75 per share to its shareholder, which represented 55% of its after-tax net profit for fiscal year 2016. Therefore, no adjustments were made to the Cash Consideration.

Since ASE currently owns 33.29% shareholding of SPIL, for the purpose of presenting the accompanying pro forma combined balance sheet as of September 30, 2017, the cash consideration of NT$106,441.0 million (US$3,509.4 million), which represented the amount to acquire the remaining 66.71% shareholding, was assumed to be funded by NT$11,441.0 million (US$377.2 million) from ASE’s existing cash and NT$95,000.0 million (US$3,132.2 million) financed from banks recorded as long-term debts. For the purpose of presenting the accompany pro forma combined statements of operations, it was assumed that ASE’s initial acquisition of SPIL’s 33.29% shareholding and the subsequent acquisition of SPIL’s 66.71% shareholding, which together constitute the acquisition of 100% of the shareholding of SPIL, had occurred on January 1, 2016.

2.	Preliminary estimated purchase price allocation

The pro forma combined financial statements reflect the following estimated acquisition-date fair value of tangible assets, liabilities, and other intangible assets of SPIL.

	Book Value	Fair Value Adjustments	Fair Value
	(in NT$ millions)
Current assets	46,610.1	–	46,610.1
Investments - non-current	7,582.6	–	7,582.6
Property, plant and equipment, net	64,789.6	11,365.7	76,155.3
Intangible assets	123.5	26,300.0	26,423.5
Goodwill	–	54,135.3	54,135.3
Other non-current assets	1,884.9	1,182.3	3,067.2
Short-term debts	3,479.9	–	3,479.9
Current portion of long-term debts	14,651.6	–	14,651.6
Long-term debts	13,753.3	–	13,753.3
Other liabilities	22,531.5	–	22,531.5
Total estimated purchase price consideration	66,574.4	92,983.3	159,557.7

Purchased property, plant and equipment and identified intangible assets are being depreciated or amortized on a straight-line basis over its weighted-average remaining useful life of approximately ten years.

The estimated fair values and useful lives of assets acquired and liabilities assumed are based on preliminary management estimates and are subject to final valuation adjustments, which may cause some of the amounts ultimately recorded as goodwill to be materially different from those shown on the unaudited pro forma condensed consolidated balance sheets. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for definitive measurement. HoldCo intends to complete the valuations and other studies no later than a one-year measurement period following the Effective Time in accordance with IFRS.

For the purposes of this unaudited pro forma financial information, it has been assumed that the fair value evaluation was performed at the Effective Time, September 30, 2017, and the related assumption or calculation was as below.

(i)	Property, plant and equipment, net:

The fair value adjustment of property, plant and equipment is NT$11,365.7 million (US$374.7 million).

The weighted-average remaining useful life of property, plant and equipment is approximately 10 years, and the estimated depreciation is NT$1,657.1 million (US$54.6 million) and NT$1,242.9 million (US$41.0 million) reflected as a pro forma adjustment under operating costs in the Pro Forma Statements of Operations for the year ended December 31, 2016 and for the nine months ended September 30, 2017, respectively. The actual depreciation may differ significantly between periods based upon the final value assigned and the depreciation period used for property, plant and equipment.

(ii)	Intangible assets:

For purposes of these Pro Forma Financial Statements, preliminary identifiable intangible assets consist of an estimated NT$7,800.0 million (US$257.2 million) for customer relationships and NT$18,500.0 million (US$610.0 million) for patented technology. These identifiable intangible assets are finite-lived intangible assets with useful life of 10 years.

The estimated amortization related to these intangible assets is NT$1,947.3 million (US$64.2 million) and NT$795.9 million (US$26.2 million) reflected as a pro forma adjustment under operating costs and operating expenses in the Pro Forma Statement of Operations for the year ended December 31, 2016, respectively, and NT$1,460.5 million (US$48.2 million) and NT$596.9 million (US$19.7 million) as a pro forma adjustment under operating costs and operating expenses in the Pro Forma Statement of Operations for the nine months ended September 30, 2017, respectively. The actual amortization may differ significantly between periods based upon the final value assigned and the amortization period used for each identifiable intangible asset.

(iii)	Goodwill:

Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed.

(iv)	Other non-current assets:

The fair value adjustment of land use rights is NT$1,182.3 million (US$39.0 million). The remaining useful life of land use right years are approximately 50 years, and the estimated amortization is NT$20.6 million (US$0.7 million) and NT$15.4 million (US$0.5 million) reflected as a pro forma adjustment under operating costs in the Pro Forma Statements of Operations for the year ended December 31, 2016 and for the nine months ended September 30, 2017, respectively.

3.	SPIL Acquisition and Share Exchange cost

Total costs related to the SPIL acquisition and the Share Exchange cost are estimated at approximately NT$806.4 million, including (1) NT$95.4 million and NT$377.7 million incurred during the year ended December 31, 2015 and 2016, respectively, and NT$317.6 million incurred during the nine months ended September 30, 2017, and (2) NT$15.7 million that have not yet incurred as of September 30, 2017. Such costs include financial, accounting, legal and other consulting fees associated until the completion of the Share Exchange. The costs of NT$15.7 million (US$0.5 million) not incurred as of September 30, 2017 has been reflected as a pro forma adjustment to retained earnings and other liabilities on the unaudited pro forma condensed consolidated balance sheets as of September 30, 2017.

4.	Interest cost

Interest expense in the Pro Forma Statements of Operations for the year ended December 31, 2016 and for the nine months ended September 30, 2017 has been adjusted as follows based on the expected sources of funding described as follows:

	Principal from January 1, 2016 to September 30, 2017	Effective Interest Rate	Interest Expense for the Year Ended December 31, 2016 Pro Forma Statement of Operations	Interest Expense for the Nine Months Ended September 30, 2017 Pro Forma Statement of Operations
	(in NT$ million, except for percentages)
Long-term debts	95,000	1.82%	1,727.3	1,295.6

The cash consideration of NT$106,441.0 million to acquire the remaining 66.71% shareholding of SPIL as described in Note 1 above was assumed to be funded by NT$11,441.0 million from ASE’s existing cash and NT$95,000.0 million financed from banks. For the purposes of calculating the pro forma interest expense, it was assumed that the bank loan of NT$95,000 million was fully drawn-down by HoldCo on January 1, 2016. The floating borrowing rate was assumed to be based on a 1.82 % interest rate for the time span of the bank loan period for interest expense calculation. However, the final bank loan interest rate may differ from the rates in place when actually drawdown.

For the purposes of calculating the above interest expense, the effective interest rate also includes coordination and arrangement fees. A hypothetical change in interest rates of 0.125% would increase or decrease total interest expense of the Pro Forma Statements of Operations by approximately NT$118.8 million (US$3.9 million) and NT$89.1 million (US$2.9 million) for the year ended December 31, 2016 and for the nine months ended September 30, 2017, respectively.

For the purposes of this unaudited pro forma financial information, it has been assumed that the interest expense on the debt financing incurred to fund the Share Exchange will not be deductible for tax purposes. This assumption may be subject to change and may not be reflective of the deductions that will be available in future periods after completion of the Share Exchange.

5.	Pro Forma Adjustments

(a)	Adjustment to recognize depreciation and amortization of the fair value adjustment on property, plant and equipment, patented technology and other noncurrent assets of NT$3,625.0 million (US$119.5 million) as described in Note 2 (i) (ii) (iv) above.

(b)	Adjustment to recognize amortization of fair value adjustment on customer relationships of NT$795.9 million (US$26.2 million) as described in Note 2 (ii) above and to reverse of the incurred consulting fee related to the acquisition of SPIL as an equity method investment of NT$377.7 million (US$12.4 million).

(c)	Adjustment to (i) remove ASE’s share of profit of equity method associates in SPIL of NT$1,725.0 million (US$56.8 million) and (ii) accrue the interest expense of NT$1,727.3 million (US$57.0 million) as described in Note 4 above.

(d)	Adjustment to recognize depreciation and amortization of the fair value adjustment on property, plant and equipment, patented technology and other noncurrent assets of NT$2,718.8 million (US$89.7 million) as described in Note 2 (i) (ii) (iv).

(e)	Adjustment to recognize amortization of fair value adjustment on customer relationships of NT$596.9 million (US$19.7 million) as described in Note 2 (ii) above and to reverse the incurred consulting fee related to the acquisition of SPIL as equity method investment of NT$317.6 million (US$10.5 million).

(f)	Adjustment to (i) remove ASE’s share of profit of equity method associates in SPIL of NT$826.0 million (US$27.2 million) and (ii) accrue the interest expense of NT$1,295.6 million (US$42.8 million) as described in Note 4 above.

(g)	Adjustment to remove ASE’s investments accounted for using the equity method in SPIL as of September 30, 2017 under the assumption that HoldCo acquired a 100% shareholding in SPIL as of September 30, 2017.

(h)	Adjustment to reflect the assumed HoldCo’s borrowing for the cash consideration of SPIL in the amount of NT$95,000 million (US$3,132.1 million) as described in Note 4 above.

(i)	Adjustment to common shares and additional paid in capital in exchange for ASE Common Shares with HoldCo Common Shares using the share exchange ratio as described in Note 1 above and adjust the effect of derecognizing investment of equity method associate of SPIL as of September 30, 2017 to other equity under the assumption that HoldCo acquired 100% shareholding of SPIL as of September 30, 2017.

Special Factors

Effects of the Share Exchange

Upon the terms and subject to the conditions of the Joint Share Exchange Agreement, and in accordance with the applicable provisions of the ROC Company Law, at the Effective Time, HoldCo will acquire all issued shares of ASE and SPIL, and ASE and SPIL will become wholly owned subsidiaries of HoldCo concurrently.

The following chart depicts the organizational structure of each of ASE and SPIL before the Share Exchange as of the date of this proxy statement/prospectus and immediately after the Effective Time.

Before the Share Exchange as of the date of this proxy statement/prospectus:

Immediately after the Effective Time:

Pursuant to the terms and subject to the conditions set forth in the Joint Share Exchange Agreement, at the Effective Time:

(i)	for SPIL shareholders:

•	each SPIL Common Share, par value NT$10 per share, issued immediately prior to the Effective Time (including SPIL’s treasury shares and the SPIL Common Shares beneficially owned by ASE), will be transferred to HoldCo in consideration for the right to receive NT$51.2 (representing NT$55 minus a cash dividend and a return of capital reserve of NT$3.8 per SPIL Common Share distributed by SPIL on July 1, 2016), payable by HoldCo in cash in NT dollars, without interest and net of any applicable withholding taxes; and

•	each SPIL ADS will be cancelled in exchange for the right to receive through SPIL Depositary, the US dollar equivalent of NT$256 (representing five times of the SPIL Common Shares Cash Consideration) minus (i) all processing fees and expenses per SPIL ADS in relation to the conversion from NT dollars into US dollars, and (ii) US$0.05 per SPIL ADS cancellation fees pursuant to the terms of the SPIL Deposit Agreement, payable in cash in US dollars, without interest and net of any applicable withholding taxes. Within three ROC business days after the Effective Time, SPIL Depositary will receive the aggregate amount of SPIL ADS Cash Consideration in NT dollars for all issued SPIL ADSs through SPIL’s share registrar. SPIL ADS Holders of record will receive the SPIL ADS Cash Consideration through SPIL Depositary upon surrendering their SPIL ADSs for cancellation to SPIL Depositary after the Effective Time.

At the Effective Time, HoldCo will acquire all issued shares of SPIL, and therefore HoldCo would be entitled to all benefits resulting from its 100% ownership of SPIL, including all of SPIL’s net book value and net income or loss. Similarly, HoldCo would also bear all of the risk of losses generated by SPIL’s operations and any decrease in the value of SPIL after the Share Exchange. Upon consummation of the Share Exchange, SPIL would become a wholly owned subsidiary of HoldCo. Accordingly, former SPIL shareholders would not have the opportunity to participate in the earnings and growth of SPIL after the Share Exchange and would not have any right to vote on corporate matters. Similarly, former SPIL shareholders would not face the risk of losses generated by SPIL’s operations or decline in the value of SPIL after the Share Exchange. Further, the SPIL Common Shares would be delisted from the TWSE and SPIL ADSs would be delisted from NASDAQ and would become eligible for deregistration under the Exchange Act.

(ii)	for ASE shareholders:

•	each ASE Common Share, par value NT$10 per share, issued immediately prior to the Effective Time (including ASE’s treasury shares), will be transferred to HoldCo in consideration for the right to receive 0.5 HoldCo Common Shares; and

•	each ASE ADS, currently representing five ASE Common Shares, will, after the Effective Time, represent the right to receive 1.25 HoldCo ADSs, each HoldCo ADS representing two HoldCo Common Shares, upon surrender for cancellation to the ASE Depositary after the Effective Time.

Under ROC law, if any fractional HoldCo Common Shares representing less than one common share would otherwise be allotted to former holders of ASE Common Shares in connection with the Share Exchange, those fractional shares will not be issued to those shareholders. Pursuant to the Joint Share Exchange Agreement, ASE will aggregate the fractional entitlements and sell the aggregated ASE Common Shares using the closing price of ASE Common Shares on the TWSE on the ninth (9th) ROC Trading Day prior to the Effective Time, to an appointee of the Chairman of HoldCo. The cash proceeds from the sale will be distributed to the former holders of ASE Common Shares by HoldCo on a proportionate basis in accordance with their respective fractions at the Effective Time. Under ROC law, ASE Common Shares and HoldCo Common Shares will be recorded in book-entry by the Taiwan Depository & Clearing Corporation. The HoldCo Common Shares entitlements as a result of the Share Exchange will be automatically recorded at ASE shareholders’ Taiwan Depository & Clearing Corporation account at the Effective Time of the Share Exchange, with no need for any additional action on ASE shareholders’ part.

Under the ASE Deposit Agreement, the ASE Depositary (Citibank) will only distribute whole HoldCo ADSs. The ASE Depositary will use commercially reasonable efforts to sell the fractional entitlements to HoldCo ADSs in the open market and will distribute the net cash proceeds to the holders of ASE ADSs entitled to it. After the Share Exchange becomes effective, the ASE Depositary will send a notice to all holders of ASE ADSs which specifies the manner in which ASE ADSs may be delivered to the ASE Depositary in exchange for HoldCo ADSs. A holder of ASE ADSs who delivers those ASE ADSs in the manner required will receive in exchange the applicable whole number of HoldCo ADSs. There is a US$0.02 cancellation fee per ASE ADS held, payable by holders of ASE ADSs, to the ASE Depositary in connection with the exchange of ASE ADSs for HoldCo ADSs.

At the Effective Time, HoldCo will acquire all issued shares of ASE. HoldCo would be entitled to all benefits resulting from its 100% ownership of ASE, including all of ASE’s net book value and net income or loss. Similarly, HoldCo would also bear all of the risk of losses generated by ASE’s operations and any decrease in the value of ASE after the Share Exchange. Upon consummation of the Share Exchange, ASE would become a wholly owned subsidiary of HoldCo. ASE Common Shares would be delisted from the TWSE and ASE ADSs would be delisted from NYSE and would become eligible for deregistration under the Exchange Act.

At the Effective Time, former ASE shareholders will receive HoldCo Shares based on the Exchange Ratio. There are no material differences between the rights of holders of ASE Common Shares and the rights of holders of HoldCo Common Shares from a legal perspective. For so long as HoldCo has a class of securities (which include the HoldCo ADSs) listed on the NYSE, HoldCo will be subject to rules regarding corporate governance requirements of NYSE and the Exchange Act, the reporting requirements for foreign private issuers, and the U.S. Sarbanes-Oxley Act of 2002 including, for example, independence requirements for audit committee composition, annual certification requirements and auditor independence rules, unless certain circumstances change. HoldCo will be required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under NYSE’s listing standards. To the extent possible under the ROC law and the arrangement contemplated by the HoldCo Deposit Agreement, HoldCo’s corporate governance practices are expected to be comparable to those of ASE.

The issuance of HoldCo Common Shares in connection with the Share Exchange to U.S. holders of ASE Common Shares has been registered under the Securities Act. Accordingly, there will be no restrictions under the Securities Act upon the resale or transfer of such shares by U.S. shareholders of ASE except for those shareholders, if any, who are deemed to be “affiliates” of ASE, as such term is used in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of ASE generally include individuals who, or entities that, directly or indirectly control, or are controlled by or are under common control with, ASE. With respect to those shareholders who may be deemed to be affiliates of ASE, Rule 144 places certain restrictions on the offer and sale within the United States or to U.S. persons of HoldCo Common Shares that may be received by them pursuant to the Share Exchange. This proxy statement/prospectus does not cover resales of shares of HoldCo Common Shares received by any person who may be deemed to be an affiliate of ASE.

Background of the Share Exchange; Past Contacts; Negotiations

Events leading to the execution of the Joint Share Exchange Agreement described in this “Background of the Share Exchange; Past Contacts; Negotiations” section occurred in various locations that regularly included Taiwan, United States and Hong Kong. As a result, Taiwan Standard Time is used for all dates and times given.

The ASE Board and senior management of ASE regularly review and assess ASE’s operations, performance, prospects and strategic direction. Prior to its announcement of the Initial ASE Tender Offers in August 2015, ASE believed that in light of the increase in competition and the consolidation trends in the global semiconductor industry, an investment in SPIL would present attractive opportunities. At that time, in ASE’s view, the SPIL Common Shares and SPIL ADSs represented an attractive investment from a financial perspective. In addition, ASE hoped that an investment in SPIL might facilitate future cooperation opportunities with SPIL, in a manner consistent with all applicable laws, in an effort to maintain and promote the competitiveness of ASE.

On August 21, 2015, ASE announced that it planned to commence, on August 24, 2015, the Initial ASE Tender Offers at a price of NT$45 per SPIL Common Share and NT$225 per SPIL ADS for 779,000,000 SPIL Common Shares (including those represented by SPIL ADSs), which represented approximately 24.99% of the issued and outstanding share capital of SPIL.

On August 24, 2015, ASE commenced the Initial ASE Tender Offers. On the same day, SPIL announced that it had formed a review committee consisting of its independent directors to evaluate the Initial ASE Tender Offers.

On August 28, 2015, SPIL issued a press release and filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the “First Schedule 14D-9”) with the SEC in which the SPIL Board recommended that SPIL shareholders reject the Initial ASE Tender Offers and not tender any SPIL Common Shares or SPIL ADSs into the Initial ASE Tender Offers.

The First Schedule 14D-9 further disclosed that, on August 28, 2015, SPIL had entered into a letter of intent with Hon Hai Precision Industry Co., Ltd. (“Hon Hai”) pursuant to which (i) SPIL would issue 840,600,000 SPIL Common Shares in exchange for 359,230,769 common shares issued by Hon Hai, representing approximately 21.24% and 2.20% of the issued and outstanding share capital of SPIL and Hon Hai, respectively (the “Hon Hai Share Exchange”), and (ii) SPIL and Hon Hai would cooperate on certain commercial matters.

The Hon Hai Share Exchange would have required an increase in the authorized but unissued capital of SPIL (the “Capital Increase”) and amendments to SPIL’s acquisition and disposition procedures (the “By-Law

Amendments”), which would have required the approval of SPIL’s shareholders at an extraordinary shareholders’ meeting (the “First EGM”). On August 28, 2015, SPIL called the First EGM to be held on October 15, 2015, and set a record date of September 15, 2015 for the First EGM, which date was prior to the expiration and closing of the Initial ASE Tender Offers. ASE was therefore not eligible to vote its SPIL Common Shares at the First EGM.

ASE publicly opposed the Hon Hai Share Exchange on the basis that it was not in the best interests of SPIL shareholders for various reasons, including that the Hon Hai Share Exchange would result in significant dilution for all SPIL shareholders and would bring no cash to SPIL or its shareholders.

The Initial ASE Tender Offers expired on September 22, 2015. Pursuant to the Initial ASE Tender Offers, there were validly tendered and not validly withdrawn a number of SPIL Common Shares and SPIL ADSs representing approximately 36.83% of the issued and outstanding share capital of SPIL. On September 23, 2015, ASE accepted for purchase SPIL Common Shares and SPIL ADSs representing approximately 24.99% of the issued and outstanding share capital of SPIL.

On September 22, 2015, ASE filed an injunction with the Taichung District Court seeking to enjoin the First EGM. Following the expiration of the Initial ASE Tender Offers, on September 23, 2015, ASE’s Chairman and Chief Executive Officer, Mr. Jason C.S. Chang met with SPIL’s Chairman, Mr. Bough Lin, to express his regret that, due to certain legal limitations, ASE had not been able to discuss the Initial ASE Tender Offers with SPIL prior to its commencement. Mr. Chang also reiterated that the purpose of ASE’s investment was to explore avenues of mutual cooperation in the face of intensifying global competition and industry consolidation and that ASE strongly opposed the proposed Hon Hai Share Exchange.

On September 28, 2015 and October 1, 2015, ASE issued open letters to SPIL shareholders urging them to vote against the proposals to be voted on at the First EGM.

On October 1, 2015, pursuant to the Initial ASE Tender Offers, ASE closed its acquisition of, and paid for, 725,749,060 SPIL Common Shares and 10,650,188 SPIL ADSs, representing approximately 24.99% of the issued and outstanding share capital of SPIL.

Also on October 1, 2015, ASE filed a suit in the Taichung District Court seeking the invalidation of the SPIL Board’s resolution convening the First EGM.

On October 5, 2015, ASE issued a further open letter to SPIL shareholders urging them to vote against the proposals to be voted on at the First EGM, noting that two leading proxy advisors agreed with ASE’s recommendation.

On October 13, 2015, the Taichung District Court denied ASE’s petition seeking an injunction to enjoin SPIL’s First EGM.

On October 15, 2015, SPIL’s Capital Increase and By-Law Amendments were not approved by its shareholders at the First EGM.

Also on October 15, 2015, SPIL filed a suit in the Kaohsiung District Court (the “SPIL Kaohsiung Suit”) against ASE seeking the invalidation of the Initial ASE Tender Offers and confirmation that ASE did not, in SPIL’s view, have the right to be registered as a shareholder in SPIL’s shareholder register. ASE indicated publicly that it believed that this lawsuit was without merit. On the same day, ASE withdrew its suit seeking the invalidation of the SPIL Board’s resolution convening the First EGM. Subsequently, the Kaohsiung District Court revoked the SPIL Kaohsiung Suit on June 27, 2016.

On October 22, 2015 and on November 2, 2015, Mr. Chang sent letters to Mr. Lin reiterating that the purpose of ASE’s investment in SPIL was to establish a basis for possible future cooperation and that ASE wished to discuss and establish specific plans for such cooperation.

On November 4, 2015, Mr. Chang received a letter from Mr. Lin asserting that SPIL did not recognize ASE as a shareholder of SPIL and requesting that ASE provide a written undertaking prior to any discussions with SPIL that (i) if ASE became a shareholder of SPIL, ASE would maintain its financial investor status, and would not intervene and participate in or interfere with SPIL’s business operations, and would not nominate any person for appointment as a director of SPIL, and (ii) ASE would treat the communications and discussions between both parties as confidential, and would not disclose such information externally without SPIL’s consent.

On November 6, 2015, Mr. Chang sent a letter to Mr. Lin stating that ASE had lawfully acquired 779,000,000 SPIL Common Shares (including those represented by SPIL ADSs) upon completion of the Initial ASE Tender Offers and requesting a meeting before November 13, 2015 to discuss specific details of SPIL’s proposed undertaking and plans for potential cooperation.

On November 16, 2015, ASE filed an amendment to its report on Schedule 13D indicating that ASE had become increasingly concerned that the combination of SPIL’s open animosity to ASE, SPIL’s demonstrated willingness to consider ill-conceived transactions, and SPIL’s expressed desire to seek out one or more other opportunities with third parties, all posed a very real threat that SPIL would at some future date attempt to adopt one or more further defensive measures that could damage SPIL and ASE’s 24.99% interest therein.

The amendment noted that although ASE continued to seek avenues of cooperation with SPIL, and while no decision had been made, ASE believed that it needed to evaluate all possibilities available to it to protect its significant investment in SPIL and to react to any such defensive measures. Such possibilities included potential proposals to SPIL relating to cooperation or other potential transactions, influencing the management of SPIL, or further acquisitions of SPIL Common Shares, whether in the market or through one or more tender offers.

On December 11, 2015, SPIL announced a potential transaction with Tsinghua Unigroup Ltd. (“Tsinghua” and the “Tsinghua Transaction”). Pursuant to the Tsinghua Transaction, if approved by SPIL shareholders, Tsinghua would purchase newly issued SPIL Common Shares by way of private placement at a price of NT$55 per SPIL Common Share. The Tsinghua Transaction would also have required SPIL shareholder approval. On the same date, SPIL announced that it planned to hold an extraordinary shareholders’ meeting on January 28, 2016 for shareholders to vote on the Tsinghua Transaction. Upon completion of the Tsinghua Transaction, Tsinghua would have owned 24.9% of SPIL’s then-outstanding Common Shares.

ASE believed that the Tsinghua Transaction was not in the best interests of SPIL’s shareholders and was a defensive and dilutive transaction that brought no cash to SPIL’s shareholders. On December 14, 2015, in order to protect its significant investment in SPIL in light of the Tsinghua Transaction and the reasons described above in relation to ASE’s November 16, 2015 amendment to its report on Schedule 13D, ASE submitted a written proposal to the SPIL Board proposing to acquire 100% of the remaining outstanding SPIL Common Shares for NT$55 per SPIL Common Share in cash and 100% of the remaining outstanding SPIL ADSs for NT$275 per SPIL ADS in cash (the “December 14, 2015 Proposal”). The December 14, 2015 Proposal was subject to execution and delivery of a mutually satisfactory definitive share exchange agreement containing customary terms and conditions and contingent on the termination or cancellation of the Tsinghua Transaction in accordance with its terms or applicable laws. ASE requested a written response from the SPIL Board by December 21, 2015 confirming whether or not SPIL was willing to discuss the December 14, 2015 Proposal.

On December 21, 2015, SPIL issued a press release stating that it would assess the December 14, 2015 Proposal and that it would be discussed at a meeting of the SPIL Board on December 28, 2015.

Based upon the foregoing and other factors, ASE determined that there was no realistic possibility of a cooperative dialogue with SPIL at ASE’s existing ownership level in SPIL and that there was a very real risk that SPIL would at some future date attempt to adopt one or more further defensive measures that could further damage the value of ASE’s investment. As a result, ASE concluded that it had no viable alternative other than to seek to increase its ownership stake in SPIL. On December 22, 2015, ASE announced that it planned to commence on December 29, 2015 tender offers in the ROC (the “Second ROC Offer”) and the United States (the “Second U.S. Offer,” together with the Second ROC Offer, the “Second ASE Tender Offers”) for up to 770,000,000 SPIL Common Shares, including those represented by SPIL ADSs, at a price of NT$55 per SPIL Common Share (and NT$275 per SPIL ADS), which represented approximately 24.71% of the issued and outstanding share capital of SPIL. In addition, ASE disclosed that if the Second ASE Tender Offers were consummated, subject to either (i) SPIL’s shareholders not approving the Tsinghua Transaction at the proposed extraordinary shareholders’ meeting on January 28, 2016 or (ii) SPIL terminating the Tsinghua Transaction in accordance with its terms or applicable law and cancelling the proposed extraordinary shareholders’ meeting, ASE would seek to cause SPIL to enter into a share exchange or other similar business combination with ASE pursuant to which ASE would acquire 100% of the shares of SPIL not owned by ASE (a “Proposed Combination”) for the consideration of NT$55 per SPIL Common

Share and NT$275 per SPIL ADS (subject to adjustment if SPIL issued shares or cash dividends prior to the closing of such Proposed Combination). In order to implement a Proposed Combination, if the Second ASE Tender Offers were consummated, ASE intended to seek control of the SPIL Board. On the same date, SPIL issued a press release requesting that ASE cease its plan to commence the Second ASE Tender Offers and provide responses to certain questions as a precondition to any potential discussions on the December 14, 2015 Proposal. SPIL also announced on the same date that it planned to postpone the proposed extraordinary shareholders’ meeting that had been scheduled for January 28, 2016 to consider the Tsinghua Transaction.

On December 28, 2015, ASE announced that it intended, as previously announced, to commence the Second ASE Tender Offers on December 29, 2015 and that it believed that the Second ASE Tender Offers did not preclude any discussions with SPIL with respect to the December 14, 2015 Proposal. Accordingly, on December 29, 2015, ASE commenced the Second ASE Tender Offers.

On December 30, 2015, SPIL announced that it would convene meetings of a review committee and the SPIL Board in connection with the Second ASE Tender Offers.

On January 7, 2016, SPIL issued a press release and filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the “Second Schedule 14D-9”) with the SEC announcing the SPIL Board recommendation, which it subsequently amended, that shareholders of SPIL consider the reservations of the review committee and the SPIL Board regarding the Second ASE Tender Offers, and further review the relevant risks before deciding individually whether or not to participate in the Second ASE Tender Offers.

On February 4, 2016, ASE extended the Second ASE Tender Offers until March 17, 2016 in order to permit the TFTC further time to review the Proposed Combination. The Second ASE Tender Offers had previously been scheduled to expire on February 16, 2016.

Between February 17, 2016 and March 9, 2016, ASE published various advertisements in newspapers in the ROC and made a series of shareholder communications in connection with the Second ASE Tender Offers. During this time, SPIL filed a number of amendments to the Second Schedule 14D-9 clarifying the scope of its recommendation in respect of the Second ASE Tender Offers.

On March 17, 2016, ASE announced that the Second ASE Tender Offers were unsuccessful, as ASE did not receive approval from the TFTC for the proposed combination between ASE and SPIL prior to the expiration of the Second ASE Tender Offers. Notwithstanding the failure of the Second ASE Tender Offers, ASE stated that it continued to seek to obtain control of SPIL, with the purpose of effecting an acquisition of 100% of the SPIL Common Shares and SPIL ADSs that ASE did not already own. In addition, ASE stated that it would otherwise continue to seek opportunities for cooperation with SPIL and would consider other possibilities, including further acquisitions of SPIL Common Shares.

On March 17, 2016, ASE disclosed that the TFTC was continuing to review the Proposed Combination. If the TFTC approved the Proposed Combination, ASE expected to continue to seek the support of SPIL shareholders in order to acquire 100% of the issued and outstanding share capital of SPIL not owned by ASE. ASE further explained that, simultaneously with the acquisition of SPIL, ASE planned to establish a holding company in Taiwan that would hold 100% of the equity interests of both ASE and SPIL such that ASE and SPIL would be wholly owned subsidiaries of such holding company, which would maintain all current operations of ASE and SPIL in Taiwan.

Between March 24, 2016 and April 7, 2016, ASE acquired by way of market purchases additional SPIL Common Shares and SPIL ADSs amounting to an additional 8.29% of the issued and outstanding SPIL Common Shares (including those represented by SPIL ADSs) for an aggregate purchase price of NT$13.7 billion.

On April 17, 2016, Mr. Lin and Mr. Chang, together with executives of ASE and SPIL, had a meeting at which the possibility of a combination transaction was discussed. During the meeting, Mr. Lin and Mr. Chang discussed whether it would be in the best interests of the two companies and their respective shareholders for ASE and SPIL to explore the possibility of entering into a combination transaction.

Between April 25, 2016 and May 19, 2016, representatives of ASE and SPIL, together with their respective legal and financial advisors, held a series of in-person meetings and conference calls to discuss a variety of issues and explore whether it would be possible to develop the terms of a possible share exchange transaction between

ASE and SPIL (“Proposed Share Exchange”), including the structure, price, board composition of the new holding company after the Proposed Share Exchange, protection of SPIL’s employee rights and the timing of any announcement. ASE furnished SPIL with proposed draft transaction documents and presentation materials relating to the Proposed Share Exchange, which contemplated SPIL and ASE entering into a share exchange transaction at a price of NT$55.0 per SPIL Common Share and set forth the other terms of such transaction. There was no agreement with respect to the Proposed Share Exchange by the end of these meetings.

On April 28, 2016, SPIL issued a press release announcing the termination of the Tsinghua Transaction.

On May 26, 2016, the ASE Board held a meeting, in which members of ASE’s senior management participated, to discuss the draft Joint Share Exchange MOU and review the conclusions of ASE’s legal and financial advisors. In connection with the deliberations of the ASE Board, an independent public accounting firm engaged by ASE, Mr. Ji-Sheng Chiu, CPA, delivered to the ASE Board his oral opinion, which was confirmed by delivery of a written opinion dated May 25, 2016, that the cash consideration of NT$55.00 per SPIL Common Share and the exchange ratio pursuant to which ASE Common Shares would be exchanged for shares in the holding company, were reasonable and fair.

On May 26, 2016, ASE and SPIL issued a joint press release announcing the execution of the Joint Share Exchange MOU and setting a deadline for execution of a definitive Joint Share Exchange Agreement of June 25, 2016. Also on May 26 2016, Mr. Chang sent a letter to Mr. Lin reiterating his support for the proposed combination.

On May 27, 2016, ASE and SPIL clarified by respective press releases that the actual Cash Consideration of NT$55 per SPIL Common Share included the cash dividend and a returning of capital reserve of NT$3.8 per SPIL Common Share previously declared by SPIL, and that the adjusted Cash Consideration should be NT$51.2 per SPIL Share.

On June 3, 2016, Baker & McKenzie sent SPIL’s legal counsel Jones Day a proposed draft of the Joint Share Exchange Agreement, which contemplated, among other things, that ASE would exchange all of ASE’s issued ASE Common Shares for shares in a newly formed holding company, and all issued SPIL Common Shares would be acquired for NT$55.00 per share in cash and NT$275 per SPIL ADS (prior to cash dividend and a returning of capital reserve adjustment) .

Between June 3, 2016 and June 24, 2016, representatives of ASE and SPIL, together with representatives of each of their legal and financial advisors, held a series of conference calls and in-person meetings to negotiate the terms of the draft Joint Share Exchange Agreement, including in relation to post-closing commitments of the surviving company, the timetable for the transaction and the requirements relating to obtaining regulatory approvals. During this period, ASE’s legal advisors Davis Polk and Baker & McKenzie exchanged multiple drafts of the draft Joint Share Exchange Agreement with SPIL’s legal advisors Simpson Thacher and Jones Day.

On June 24, 2016, ASE and SPIL executed a supplemental Joint Share Exchange MOU, extending the deadline for ASE and SPIL to execute a definitive agreement to June 30, 2016.

On June 30, 2016, the ASE audit committee unanimously determined that the draft Joint Share Exchange Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of ASE and its shareholders and approved the draft Joint Share Exchange Agreement and the other transactions contemplated therein. Later that same day, the ASE Board met to discuss the draft Joint Share Exchange Agreement, in which members of ASE senior management participated. Prior to the meeting, members of the ASE Board had been provided with a set of meeting materials, including the draft Joint Share Exchange Agreement and certain financial analyses. In connection with the deliberations of the ASE Board, an independent expert engaged by ASE, Mr. Ji-Sheng Chiu, CPA, delivered to the ASE Board his oral opinion, which was confirmed by delivery of a written opinion dated June 29, 2016, that the consideration in the draft Joint Share Exchange Agreement of NT$55.00 per SPIL Common Share and NT$275 per SPIL ADS (prior to cash dividend and a returning of capital reserve adjustment) and the exchange ratio pursuant to which ASE Common Shares would be exchanged for shares in the holding company, were reasonable and fair.

On June 30, 2016, ASE and SPIL issued a joint press release announcing the execution of the Joint Share Exchange Agreement.

Between July 1, 2016 and November 24, 2017, the management teams of both ASE and SPIL had meetings on a regular or ad-hoc basis, to discuss the progress and steps to obtain all necessary governmental approvals required to complete the Share Exchange, including the antitrust clearance or approvals from TFTC, FTC and MOFCOM.

After ASE and SPIL’s receipt of MOFCOM’s approval in respect of the Share Exchange, between November 24, 2017 to December 14, 2017, representatives of ASE and representatives of SPIL, together with representatives of each of their legal advisors, held an in-person meeting and a series of telephonic to discuss the extension of the Long Stop Date set forth in the Joint Share Exchange Agreement. During this period, ASE’s legal advisors Baker & McKenzie exchanged multiple drafts of the draft Supplemental Agreement to the Joint Share Exchange Agreement with SPIL’s legal advisors Jones Day. On December 14, 2017, ASE and SPIL executed the Supplemental Agreement to the Joint Share Exchange Agreement, which provided that the definition of the Long Stop Date was revised from “December 31, 2017 or a later date otherwise agreed in writing by both Parties” to “October 31, 2018 or a later date otherwise agreed in writing by both Parties”.

On January 15, 2018, Mr. Ji-Sheng Chiu delivered to ASE the Third Crowe Horwath Opinion that the Cash Consideration to be paid by HoldCo in the Share Exchange were fair and reasonable. By a vote at a meeting of the audit committee of ASE held on January 16, 2018 and by a subsequent vote at a meeting of the ASE Board held on the same date, the ASE Board and ASE's audit committee unanimously determined to present the Third Crowe Horwath Opinion in this proxy statement/prospectus and applicable meeting materials for ASE EGM.

Recommendation and Approval of the ASE Board and Reasons for the Share Exchange

By a vote at a meeting of the audit committee of ASE held on June 30, 2016 and by a subsequent vote at a meeting of the ASE Board held on the same date, the ASE Board and ASE’s audit committee unanimously determined that the Joint Share Exchange Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of ASE and its shareholders and approved the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement. By a vote at a meeting of the audit committee of ASE held on January 16, 2018 and by a subsequent vote at a meeting of the ASE Board held on the same date, the ASE Board and ASE's audit committee unanimously determined to present the Third Crowe Horwath Opinion in this proxy statement/prospectus and applicable meeting materials for ASE EGM. The ASE Board recommends that ASE shareholders vote “FOR” the approval of the Joint Share Exchange Agreement and the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement and “FOR” the approval of the other proposals to be voted on at the ASE EGM.

In evaluating the proposed Share Exchange, the ASE Board consulted with ASE’s management and legal advisors and independent experts and, in reaching its determination and recommendation, the ASE Board considered a number of factors. The ASE Board also consulted with outside legal counsel regarding its obligations, legal due diligence matters and the terms of the Joint Share Exchange Agreement.

Many of the factors considered supported the conclusion of ASE Board that the Joint Share Exchange Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ASE and its shareholders, including the following, subject to the Post-Closing Operation and Corporate Governance section set forth on page 94 herein (not in any relative order of importance):

•	continuing consolidation trend in the semiconductor industry and the intensifying competitive landscape in the semiconductor packaging and testing industry poses significant risks and uncertainties for ASE’s and SPIL’s business if each company continues to operate separately;

•	the expectation that the combination of ASE and SPIL under the holding company structure will allow both companies to better utilize their total capacity to achieve broader service coverage across products and offer more innovative and complete solutions to their customers;

•	that ASE and SPIL can pool their experience and know-how, as well as their respective existing product footprints for high-quality packaging and testing service solutions, which will allow customers to benefit from best technologies and also create incentives for other packaging and testing service providers to use similar production process;

•	the expectation that the combination of ASE and SPIL will allow each company to have better insights to semiconductor customers and end markets to enable more accurate forecasting of customer demand and facilitate better planning and capacity investment, which would in turn allow ASE and SPIL the ability to execute and deliver on its business plans throughout the business cycle and in a semiconductor industry that is highly competitive, cyclical and subject to constant and rapid technological change;

•	the opportunity to further expand ASE’s and SPIL’s global market reach and customer base leveraging a “dual-brand cross-selling operations” model and expand into other business areas of strategic importance;

•	the expectation based on estimates by ASE’s and SPIL’s management that both companies can achieve significant synergies in research and development investments and capital expenditures as a result of reduction of duplicative investments, allowing for significant cost synergies and expended investment budgets;

•	the expectation that the larger scale organization, greater marketing resources and financial strength of HoldCo will lead to improved opportunities for marketing and cross selling ASE’s and SPIL’s products after the combination;

•	the holding company structure will allow HoldCo to focus on devising the group’s overall strategy and maximize interests of the group as a whole, while allowing each subsidiary, including ASE and SPIL, to concentrate on its particular business area and operations;

•	the fact that the new holding company will function as the group’s overall resources allocation and strategic planning platform to achieve a more streamlined management structure among the group’s distinct business concentration area to further improve the group’s overall operational efficiency and solidify professional managerial function within each subsidiary to ensure sustainable development of the group;

•	the fact that ASE’s current shareholders will own approximately the same ownership and voting interest in HoldCo following the completion of the Share Exchange;

•	the First Crowe Horwath Opinion, dated May 25, 2016, the Second Crowe Horwath Opinion, dated June 29, 2016, and the Third Crowe Horwath Opinion, dated January 15, 2018, to the ASE Board, that the Cash Consideration to be paid by HoldCo to SPIL shareholders and the exchange ratio pursuant to which ASE shareholders will exchange their shares for HoldCo Shares pursuant to the Joint Share Exchange Agreement were fair and reasonable, and the fact that the Crowe Horwath Opinions expressed their opinions as to such fairness and reasonableness under ROC law based on a “fair market value” standard, which refers to a price, expressed in terms of cash equivalents, agreed between a hypothetical willing and able buyer and a hypothetical willing and able seller, each acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts, which ASE believed was a relevant factor to consider in determining the fairness of the Share Exchange. Such opinions were based on and subject to the assumptions made, procedures followed and matters considered in the review undertaken by Mr. Ji-Sheng Chiu, CPA, as more fully described below in the section entitled “— Opinions of ASE’s Independent Expert”; and

•	the review by the ASE Board with its advisors of the structure of the proposed Share Exchange and the financial and other terms of the Joint Share Exchange Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of the completion of the proposed Share Exchange and the evaluation by the ASE Board of the likely time period necessary to complete the Share Exchange.

In the course of its deliberations, the ASE Board also considered a variety of risks and other potentially negative factors, including the following (not in any relative order of importance):

•	the possibility that the Share Exchange may not be completed as a result of the failure to obtain the required approval from ASE shareholders or SPIL shareholders, the failure by ASE to obtain financing, or otherwise, or that completion may be unduly delayed for reasons beyond the control of ASE and/or SPIL, including the potential length of the regulatory review process and the risk that applicable antitrust and competition authorities may prohibit or enjoin the Share Exchange or otherwise impose unanticipated conditions on ASE and/or SPIL, in order to obtain clearance for the Share Exchange, and the effect the resulting termination of the Joint Share Exchange Agreement may have on the trading price of the ASE Common Shares and ASE’s operating results, including ASE’s potential obligation to pay SPIL a liquidated damages in the amount of NT$8.5 billion (US$0.3 billion), as described in the section entitled “The Joint Share Exchange Agreement — Pre-Closing Covenants and Agreements”;

•	the possible disruption to ASE’s business that may result from the Share Exchange, including the potential for diversion of management and employee attention from other strategic opportunities or operational matters and for increased employee attrition during the period prior to completion of the Share Exchange, and the potential effect of the Share Exchange on ASE’s business and relations with customers and suppliers;

•	the adverse impact that business uncertainty pending completion of the Share Exchange could have on ASE’s ability to attract, retain and motivate key personnel;

•	the difficulty and costs inherent in consolidating resources in ASE and SPIL under the holding company structure and the risk that anticipated strategic and other benefits to ASE and SPIL following completion of the Share Exchange, including the estimated cost savings and cost synergies described above, will not be realized or will take longer to realize than expected;

•	the transaction costs to be incurred in connection with the Share Exchange;

•	that failure to complete the Share Exchange could lead to negative perceptions among investors, potential investors, employees and customers;

•	operational inefficiencies due to a layered corporate structure and valuation discounts as a result of the adoption of a holding company structure which may have an adverse effect on the trading value of HoldCo Common Shares or HoldCo ADSs; and

•	risks of the type and nature described in the sections entitled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements.”

In addition, the ASE Board was fully aware of and has deliberated over the history of prior litigations between ASE and SPIL as described in the section entitled “—Background of the Share Exchange; Past Contacts; Negotiations.” ASE has intended to seek a friendly transaction with SPIL from the very beginning. The purpose of its lawsuits initiated in September and October 2015 against SPIL was to protect its investment in SPIL. Although SPIL filed the SPIL Kaohsiung Suit in October 2015 seeking to invalidate ASE’s investment, the Kaohsiung District Court revoked the SPIL Kaohsiung Suit on June 27, 2016 and the parties eventually agreed to the Share Exchange transaction after friendly and good-faith negotiations. This result is what ASE has always been pursuing and the ASE Board did not view the prior litigations between the two parties as detrimental to an eventual friendly outcome.

The ASE Board considered all of these factors as a whole and, on balance, concluded that overall, the potential benefits of the Share Exchange to ASE and its shareholders outweighed the risks which are mentioned above, and it supported the decision to approve the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement. The foregoing discussion of the information and factors considered by the ASE Board is not exhaustive. In view of the wide variety of factors considered by the ASE Board in connection with its evaluation of the proposed Share Exchange and the complexity of these matters, the ASE Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the ASE Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. The ASE Board evaluated the factors described above, among others, and reached a consensus that the Joint Share Exchange Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of ASE and its shareholders. In considering the factors described above and any other factors, individual members of the ASE Board may have viewed factors differently or given different weight or merit to different factors.

Interests of ASE in SPIL Common Shares and ADSs

On October 1, 2015, ASE closed its acquisition of, and paid for, 779,000,000 SPIL Common Shares (including those represented by SPIL ADSs) at a price of NT$45 per SPIL Common Share and NT$225 per SPIL ADS pursuant to the tender offers in the U.S. and in the ROC.

In March and April 2016, ASE acquired an additional 258,300,000 SPIL Common Shares (including those represented by SPIL ADSs) through open market purchases. The following table sets forth certain information relating to the aforesaid ASE’s open market purchases:

Period	Total Number of SPIL Common Shares Purchased	Average Price Paid Per SPIL Common Share (in NT$)	Range of Price Paid Per SPIL Common Share (in NT$)
March 24, 2016-March 30, 2016	201,547,740	53.16	51.80-54.00
April 1, 2016-April 7, 2016	8,300,000	52.91	50.64-53.00
Total:	209,847,740	-	-

Period	Total Number of SPIL ADSs Purchased	Average Price Paid Per SPIL ADS (in US$)	Range of Price Paid Per SPIL ADS (in US$)
March 24, 2016-March 30, 2016	9,690,452	8.13	7.91-8.26
Total:	9,690,452	-	-

As of the date of this proxy statement/prospectus, (a) SPIL had an aggregate of 3,116,361,139 SPIL Common Shares, including 188,916,960 SPIL Common Shares represented by SPIL ADSs, issued and outstanding; and (b) ASE held 988,847,740 SPIL Common Shares and 9,690,452 SPIL ADSs.

Except as set forth elsewhere in this proxy statement/prospectus: (a) none of ASE and, to ASE’s knowledge, any associate or majority-owned subsidiary of ASE beneficially owns or has a right to acquire any SPIL Common Shares, SPIL ADSs or other equity securities of SPIL; (b) none of ASE and, to ASE’s knowledge, any associate or majority-owned subsidiary of ASE has effected any transaction in SPIL Common Shares, SPIL ADSs or other equity securities of SPIL during the past 60 days; and (c) during the two years before the date of this proxy statement/prospectus, there have been no transactions between ASE, its subsidiaries, on the one hand, and SPIL or any of its executive officers, directors, controlling shareholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations.

Certain Financial Projections

ASE does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. No financial projections were prepared by ASE or their advisors in connection with the Share Exchange.

Opinions of ASE’s Independent Expert

Crowe Horwath Opinions

On May 25, 2016, Mr. Ji-Sheng Chiu, CPA, of Crowe Horwath (TW) CPAs, an independent expert engaged by ASE, delivered to ASE its written opinion that the proposed exchange of each ASE Common Share for 0.5 HoldCo Common Shares and each SPIL Common Share for NT$55 in cash pursuant to the Share Exchange was fair and reasonable. On June 29, 2016, Mr. Ji-Sheng Chiu delivered to ASE another written opinion that the proposed exchange of each ASE Common Share for 0.5 HoldCo Common Shares and each SPIL Common Share for NT$55 in cash pursuant to the Share Exchange was fair and reasonable. On January 15, 2018, Mr. Ji-Sheng Chiu delivered to ASE another written opinion that the proposed exchange of each ASE Common Share for 0.5 HoldCo Common Shares and each SPIL Common Share for NT$55 in cash (subject to adjustment to NT$51.2 after deduction of cash dividends distribution if NT$2.8 per share and capital reserve cash distribution of NT$1 per share) pursuant to the Share Exchange was fair and reasonable.

ASE selected Mr. Ji-Sheng Chiu of Crowe Horwath (TW) CPAs to act as an independent expert to provide the Crowe Horwath Opinions in connection with the Share Exchange based on Mr. Ji-Sheng Chiu’s reputation, experience in the Taiwan market and familiarity with ASE and its business. Mr. Ji-Sheng Chiu is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings and valuations for corporate and other purposes for ROC corporations. Mr. Ji-Sheng Chiu in the past has delivered opinions to ASE during the two-year period prior to date of the First Crowe Horwath Opinion in connection with (i) a spin-off transaction involving Universal Scientific Industrial Co., Ltd., a subsidiary of ASE, (ii) the Initial ASE Tender Offers, (iii) a private placement under which ASE sold its shareholdings in Universal Scientific Industrial Co., Ltd. to another subsidiary of ASE for corporate restructuring proposes, (iv) the proposal to SPIL to acquire 100% of its outstanding shares not owned by ASE in cash dated December 14, 2015 and (v) the Second ASE Tender Offers. Mr. Ji-Sheng Chiu received aggregate compensation of NT$300,000 (US$9,891.0) in connection with these prior opinions and was paid an opinion fee of NT$60,000 (US$1,978.2) for each of the First Crowe Horwath Opinion, the Second Crowe Horwath Opinion and the Third Crowe Horwath Opinion. Mr. Ji-Sheng Chiu may in the future deliver opinions to ASE, for which services Mr. Ji-Sheng Chiu may receive compensation. No material limitations were imposed by ASE on Mr. Ji-Sheng Chiu’s work in connection with the Share Exchange.

The full text of the English translation of the Crowe Horwath Opinions has been included in Annex B-1 and Annex B-2 to this proxy statement/prospectus. The Crowe Horwath Opinions will also be available for any interested ASE shareholder (or any representative of an ASE shareholder who has been so designated in writing) to inspect and copy at ASE’s principal executive offices during regular business hours. The Crowe Horwath Opinions outline the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Mr. Ji-Sheng Chiu in rendering the Crowe Horwath Opinions. The descriptions of the Crowe Horwath Opinions set forth below are qualified in their entirety by reference to the full text of such opinions. Holders of ASE Common Shares or SPIL Common Shares are urged to read the entire opinion carefully in connection with their consideration of the Share Exchange.

The Crowe Horwath Opinions speak only as of the date of each such opinion. The Crowe Horwath Opinions were directed to the ASE Board and are directed only to the fairness of the proposed exchange of each ASE Common Share for 0.5 HoldCo Common Shares and each SPIL Common Share for NT$55 in cash pursuant to the Share Exchange. They do not address the underlying business decision of ASE or SPIL to engage in the Share Exchange and do not constitute recommendation as to whether or not any holder of ASE Common Shares should vote in favor of the Share Exchange at any shareholder meeting, or at all. The Crowe Horwath Opinions was one of the many factors considered by the ASE Board in evaluating the Share Exchange and should not be viewed as determinative of the views of the ASE Board with respect to the Share Exchange. The consideration to be paid in the Share Exchange was determined through arm’s length negotiations between ASE and SPIL. Mr. Ji-Sheng Chiu did not recommend any specific amount of consideration to ASE or the ASE Board or advise that any specific amount of consideration constituted the only appropriate consideration for the Share Exchange.

In connection with rendering the Crowe Horwath Opinions, Mr. Ji-Sheng Chiu reviewed and considered the audited or unaudited financial statements of ASE and SPIL for the years 2014, 2015 and the first quarter of 2016 (for the First Crowe Horwath Opinion and the Second Crowe Horwath Opinion) and the audited or unaudited financial statements of ASE and SPIL for the years 2015, 2016 and the third quarter of 2017 (for the Third Crowe Horwath Opinion), relevant business overviews, financial statements, and other materials Mr. Ji-Sheng Chiu deemed relevant and available to the public from, among other sources, the TWSE’s Market Observation Post System, the website of the TWSE, the website of the Taipei Exchange (GreTai Securities Market), the Commerce and Industry Registration Enquiry System of the Department of Commerce, Ministry of Economic Affairs, Taiwan, the Taiwan Economic Journal (TEJ) Database, and comparison, analysis and historical stock price data of ASE, SPIL, and their peers compiled by Bloomberg. In performing its review, Mr. Ji-Sheng Chiu relied upon the accuracy and completeness of all of the financial and other information that was available to Mr. Ji-Sheng Chiu from public sources or that was otherwise reviewed by Mr. Ji-Sheng Chiu, and Mr. Ji-Sheng Chiu assumed such accuracy and completeness for purposes of preparing the Crowe Horwath Opinions.

Mr. Ji-Sheng Chiu expressed no opinion as to the trading values of ASE Common Shares or SPIL Common Shares after the date of each respective Opinion or what the value of ASE Common Shares or SPIL Common Shares will be upon consummation of the Share Exchange. Mr. Ji-Sheng Chiu expressed no opinion as to any of the legal, accounting, and tax matters relating to the Share Exchange. The Crowe Horwath Opinions were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Mr. Ji-Sheng Chiu as of, the date of the respective Crowe Horwath Opinions. Events occurring after the date thereof could materially affect the Crowe Horwath Opinions. Mr. Ji-Sheng Chiu has not undertaken to update, revise, reaffirm or withdraw the Crowe Horwath Opinions or otherwise comment upon events occurring after the respective date of the Crowe Horwath Opinions.

In rendering the Crowe Horwath Opinions, Mr. Ji-Sheng Chiu performed a variety of financial analyses. The following is a summary of the material analyses performed by Mr. Ji-Sheng Chiu in each opinion, but it is not a complete description of all the analyses underlying each opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Mr. Ji-Sheng Chiu believes that his analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses could create an incomplete view of the evaluation process underlying his opinions. Also, no company included in Mr. Ji-Sheng Chiu’s comparative analyses described below is identical to SPIL and no transaction is identical to the Share Exchange. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of SPIL and the companies to which they are being compared.

First Crowe Horwath Opinion

Consideration for ASE Common Shares

Mr. Ji-Sheng Chiu evaluated the proposed exchange of each ASE Common Share for 0.5 HoldCo Common Shares pursuant to Share Exchange. Mr. Ji-Sheng Chiu used the equity attributable to owners of parent of ASE based on the audited or unaudited consolidated financial statements of ASE (NT$158,016,614,000 as of March 31, 2016) and the total issued ASE Common Shares based on the latest update from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, Taiwan (7,918,272,896 as of April 26, 2016) to calculate a net book value per share of NT$19.956. Under the Share Exchange, 7,918,272,896 ASE Common Shares would result in 3,959,136,448 HoldCo Common Shares as of the Effective Time. The net book value per HoldCo Common Share was calculated based on ASE’s equity attributable to owners of parent as of March 31, 2016 to be NT$39.912 per share. Mr. Ji-Sheng Chiu concluded that the shareholders’ equity for the holders of HoldCo Common Shares would not be impaired in any way by the exchange ratio of 0.5 HoldCo Common Shares for each ASE Common Share.

The fact that the net value of ASE’s equity attributable to owners of parent as of the Effective Time may vary from that as of March 31, 2016 was also considered. However, since the shareholders of ASE will contribute all the ASE Common Shares as of the Effective Time in exchange for all the HoldCo Common Shares, Mr. Ji-Sheng Chiu concluded that the shareholders’ equity for the holders of HoldCo Common Shares will not be affected as a result of the Share Exchange.

Based on this analysis, Mr. Ji-Sheng Chiu concluded that, as of May 25, 2016, the proposed exchange of each ASE Common Share for 0.5 HoldCo Common Shares pursuant to the Share Exchange was fair and reasonable.

Consideration for SPIL Common Shares

Mr. Ji-Sheng Chiu elected for a market approach as the primary evaluation method while taking into account other non-quantitative factors to evaluate the reasonableness of the proposed exchange of each SPIL Common Share for NT$55 in cash pursuant to the Share Exchange. Under the market approach, Mr. Ji-Sheng Chiu adopted a (i) market price method that analyzed historical market prices of the SPIL Common Shares; (ii) a price-book ratio method that applied the average price-to-book value ratios of the Comparison Group (as defined below) to SPIL’s book value for the quarter ended March 31, 2016; and (iii) a price-earnings ratio method that applied the average price to earnings per share ratios of the Comparison Group to SPIL’s earnings per share for the four quarters ended March 31, 2016. Mr. Ji-Sheng Chiu determined not to use an income approach, which requires using a company’s estimates for future cash flows, because such an approach involves multiple assumptions and has a relatively higher level of uncertainty and lesser objectivity as compared to other valuation methods. In addition, Mr. Ji-Sheng Chiu determined that a cost approach was not appropriate for evaluation in light of SPIL’s operating model and capital structure, and therefore did not use such an approach.

Of the semiconductor manufacturing companies listed on the TWSE, three industry peers were selected for comparison based on relative similarities in customer attributes, business activities and business mode: ChipMOS TECHNOLOGIES (Bermuda) LTD. (“ChipMOS”); Chipbond Technology Corporation (“Chipbond”); and Powertech Technology Inc. (“Powertech,” and together with ChipMOS and Chipbond, the “Comparison Group”).

In applying the market price method, Mr. Ji-Sheng Chiu used SPIL’s recent public trading prices for SPIL Common Shares to evaluate the average market closing price for 60, 90 and 180 business days (up to and including May 25, 2016) to calculate a range of theoretical values for SPIL Common Shares as follows:

Items	Average Closing Price	Theoretical Price Range
	Prices in NT$
Latest 60 business days	49.18	47.13 - 50.04
Latest 90 business days	50.04
Latest 180 business days	47.13

_________________________

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (2015/8/28 - 2016/5/25); all average prices are calculated by simple arithmetic averaging.

As shown in the table above, based on the market price method, the theoretical value per SPIL Common Share falls in the range of NT$47.13 to NT$50.04, without taking any adjusting factors into account.

In applying the price-to-book ratio method, Mr. Ji-Sheng Chiu used the book value per SPIL Common Share and the average price-to-book value ratios of the Comparison Group along with average closing prices for 180 days up to, and including, May 25, 2016, to calculate price-to-book value ratios of the Comparison Group and to calculate a range of values for SPIL Common Shares as follows:

Comparing to Peer Companies	Average Closing Prices in Latest 180 Business Days	Net Value per Share for the First Half of 2016	Price to-Book Value Ratio
	Prices in NT$
ChipMOS	32.53	21.20	1.53
Chipbond	47.86	36.31	1.32
Powertech	66.98	44.48	1.51

_________________________

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (2015/8/28 ‒ 2016/5/25); all average prices are calculated by simple arithmetic averaging.

Items	Descriptions
Prices in NT$
Range of multipliers	1.32 ‒ 1.53 times
Net value per SPIL Common Share for the first quarter of 2016	23.23
Theoretical price range	30.66 ‒ 35.54

As shown in the table above, based on the price-to-book value ratio method, the theoretical price per SPIL Common Share falls in the range of NT$30.66 to NT$35.54, without taking any adjusting factors into account.

In applying the price-earnings ratio method, Mr. Ji-Sheng Chiu applied the price to earnings per share ratios of the Comparison Group (based on earnings per share for the four quarters ended March 31, 2016 and the average closing prices for 180 days up to, and including, May 25, 2016) to SPIL’s earnings per share for the four quarters ended March 31, 2016, to calculate a range of values for SPIL Common Shares as follows:

Comparing to Peer Companies	Average Closing Prices in Latest 180 Business Days	Earnings per Share in the Four Quarters Ended March 31, 2016	Price-Earnings Ratio
	Prices in NT$
ChipMOS	32.53	2.09	15.56
Chipbond	47.86	2.64	18.13
Powertech	66.98	5.37	12.47

_________________________

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (2015/8/28 ‒2016/5/25); all average prices are calculated by simple arithmetic averaging.

Item	Description
Prices in NT$
Range of multipliers	12.47 – 18.13 times
Consolidated earnings per SPIL Common Share	2.49
Theoretical price range	31.05 – 45.14

As shown in the table above, based on the price to earnings per share ratio method, the theoretical price range per SPIL Common Share falls in the range of NT$31.05 to NT$45.14, without taking any adjusting factors into account.

Mr. Ji-Sheng Chiu, after taking into account certain non-quantitative key factors, weighted each of the three methods described above equally to obtain a theoretical price per SPIL Common Share, as set forth below:

Evaluation Method	Price Range per SPIL Common Share	Weight	Theoretical Price Range per SPIL Common Share
	Prices in NT$
Market price method	47.13 - 50.04	33.3%	36.28 - 43.57
Priceto-book ratio method	30.66 - 35.54	33.3%
Priceto-earnings ratio method	31.05 - 45.14	33.3%

Mr. Ji-Sheng Chiu then applied an adjustment of 33.24% to account for the average premium paid in mergers involving the global semiconductor industry since the third quarter of 2015. This premium rate was obtained from Bloomberg database by virtue of the following path: “MA”, sorted by (i) period: near 12 months, (ii) trade type: MA, (iii) industry: semiconductor, and (iv) area: global. On May 25, 2016, the Bloomberg database indicated that the quarterly premium of global merger and acquisition cases in semiconductor industry for the four quarters since the third quarter of 2015 was 23.80%, 56.47%, 23.74% and 28.95%, respectively, and the average premium was 33.24%.

The adjusted price range per SPIL Common Share is presented in the table below:

Evaluation Method	Price Range per SPIL Common Share	Adjusted Price Range per SPIL Common Share
Prices in NT$
The weighted average of the results under the market price, price-to-book and the price-to-earnings methods	36.28 - 43.57	48.34 - 58.05

On the basis of this analysis, Mr. Ji-Sheng Chiu concluded that, as of May 25, 2016, the reasonable price range per SPIL Common Share should be between NT$48.34 and NT$58.05 and the proposed exchange of each SPIL Common Share for NT$55 in cash pursuant to the Share Exchange was fair and reasonable.

Second Crowe Horwath Opinion

Consideration for ASE Common Shares

Mr. Ji-Sheng Chiu evaluated the proposed exchange of each ASE Common Share for 0.5 HoldCo Common Shares pursuant to the Share Exchange. Mr. Ji-Sheng Chiu used the equity attributable to owners of parent of ASE based on the audited or reviewed consolidated financial statements of ASE (NT$158,016,614,000 as of March 31, 2016) and the total issued ASE Common Shares based on the latest update from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, Taiwan (7,918,272,896 as of April 26, 2016) to calculate a net book value per share of NT$19.956. Under the Share Exchange, 7,918,272,896 ASE Common Shares would result in 3,959,136,448 HoldCo Common Shares as of the Effective Time. The net book value per HoldCo Common Share was calculated based on ASE’s equity attributable to owners of parent as of March 31, 2016 to be NT$39.912 per share. Mr. Ji-Sheng Chiu concluded that the shareholders’ equity for the holders of HoldCo Common Shares would not be impaired in any way by the exchange ratio of 0.5 HoldCo Common Shares for each ASE Common Share.

The fact that the net value of ASE’s equity attributable to owners of parent as of the Effective Time may vary from that as of March 31, 2016 was also considered. However, since the shareholders of ASE will contribute all the ASE Common Shares as of the Effective Time in exchange for all the HoldCo Common Shares, Mr. Ji-Sheng Chiu concluded that the shareholders’ equity for the holders of HoldCo Common Shares will not be affected as a result of the Share Exchange.

Based on this analysis, Mr. Ji-Sheng Chiu concluded that, as of June 29, 2016, the proposed exchange of each ASE Common Share for 0.5 HoldCo Common Shares pursuant to the Share Exchange was fair and reasonable.

Consideration for SPIL Common Shares

Mr. Ji-Sheng Chiu elected for a market approach as the primary evaluation method while taking into account other non-quantitative factors to evaluate the reasonableness of the proposed exchange of each SPIL Common Share for the Cash Consideration pursuant to the Share Exchange. Under the market approach, Mr. Ji-Sheng Chiu adopted a (i) market price method that analyzed historical market prices of the SPIL Common Shares; (ii) a price-book ratio method that applied the average price-to-book value ratios of the Comparison Group (as defined below) to SPIL’s book value for the quarter ended March 31, 2016; and (iii) a price-to-earnings ratio method that applied the average price to earnings per share ratios of the Comparison Group to SPIL’s earnings per share for the four quarters ended March 31, 2016. Mr. Ji-Sheng Chiu determined not to use an income approach, which requires using a company’s estimates for future cash flows, because such an approach involves multiple assumptions and has a relatively higher level of uncertainty and lesser objectivity as compared to other valuation methods. In addition, Mr. Ji-Sheng Chiu determined that a cost approach was not appropriate for evaluation in light of SPIL’s operating model and capital structure, and therefore did not use such an approach.

Of the semiconductor manufacturing companies listed on the TWSE, Mr. Ji-Sheng Chiu selected the Comparison Group for comparison based on relative similarities customer attributes, business activities and business model.

In applying the market price method, Mr. Ji-Sheng Chiu used SPIL’s recent public trading prices for SPIL Common Shares to evaluate the average market closing price for 60, 90 and 180 business days (up to, and including, June 29, 2016) to calculate a range of theoretical values for SPIL Common Shares as follows:

Items	Average Closing Price	Theoretical Price Range
	Prices in NT$
Latest 60 business days	46.25	45.05 – 46.45
Latest 90 business days	46.45
Latest 180 business days	45.05

_________________________

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (2015/10/5 - 2016/6/29); all average prices are calculated by simple arithmetic averaging.

As shown in the table above, based on the market price method, the theoretical value per SPIL Common Share falls in the range of NT$45.05 to NT$46.45, without taking any adjusting factors into account.

In applying the price-to-book ratio method, Mr. Ji-Sheng Chiu used the book value per SPIL Common Share and the average price-to-book value ratios of the Comparison Group along with average closing prices for 180 days up to, and including, June 29, 2016 to calculate price-to-book value ratios of the Comparison Group and to calculate a range of values for SPIL Common Shares as follows:

Comparing to Peer Companies	Average Closing Prices in Latest 180 Business Days	Net Value per Share for the First Half of 2016	Price-to-Book Value Ratio
	Prices in NT$
ChipMOS	32.53	21.20	1.53
Chipbond	46.86	36.31	1.29
Powertech	65.31	44.48	1.47

_________________________

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (2015/10/5 - 2016/6/29); all average prices are calculated by simple arithmetic averaging.

Items	Descriptions
Prices in NT$
Range of multipliers	1.29 – 1.53 times
Net value per SPIL Common Share for the first quarter of 2016	23.23
Theoretical price range	29.97 – 35.54

As shown in the table above, based on the price-to-book value ratio method, the theoretical price per SPIL Common Share falls in the range of NT$29.97 to NT$35.54, without taking any adjusting factors into account.

In applying the price-to-earnings ratio method, Mr. Ji-Sheng Chiu applied the price to earnings per share ratios of the Comparison Group (based on earnings per share for the four quarters ended March 31, 2016 and the average closing prices for 180 days up to, and including, June 29, 2016) to SPIL’s earnings per share for the four quarters ended March 31, 2016 to calculate a range of values for SPIL Common Shares as follows:

Comparing to Peer Companies	Average Closing Prices in Latest 180 Business Days	Earnings per Share in the Four Quarters Ended March 31, 2016	Price-Earnings Ratio
	Prices in NT$
ChipMOS	32.53	2.09	15.56
Chipbond	46.86	2.64	17.75
Powertech	65.31	5.37	12.16

_________________________

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (2015/10/5 - 2016/6/29); all average prices are calculated by simple arithmetic averaging.

Item	Description
Prices in NT$
Range of multipliers	12.16 – 17.75 times
Consolidated earnings per SPIL Common Share	2.49
Theoretical price range	30.28 – 44.20

As shown in the table above, based on the price to earnings per share ratio method, the theoretical price range per SPIL Common Share falls in the range of NT$30.28 to NT$44.20, without taking any adjusting factors into account.

Mr. Ji-Sheng Chiu, after taking into account certain non-quantitative key factors, weighted each of the three methods described above equally to obtain a theoretical price per SPIL Common Share, as set forth below:

Evaluation Method	Price Range per SPIL Common Share	Weight	Theoretical Price Range per SPIL Common Share
	Prices in NT$
Market price method	45.05 – 46.45	33.3%	35.10 – 42.06
Price-to-book ratio method	29.97 – 35.54	33.3%
Price-to-earnings ratio method	30.28 – 44.20	33.3%

Mr. Ji-Sheng Chiu then applied an adjustment of 33.86% to account for the average premium paid in mergers involving the global semiconductor industry since the third quarter of 2015. This premium rate was obtained from Bloomberg database by virtue of the following path: “MA”, sorted by (i) period: near 12 months, (ii) trade type: MA, (iii) industry :semiconductor, and (iv) area: global. On June 29, 2016, the Bloomberg database indicated that the quarterly premium of global merger and acquisition cases in semiconductor industry for the four quarters since the third quarter of 2015 was 23.80%, 56.47%, 23.74% and 31.44%, respectively, and the average premium was 33.86%.

The adjusted price range per SPIL Common Share is presented in the table below:

Evaluation Method	Price Range per SPIL Common Share	Adjusted Price Range per SPIL Common Share
Prices in NT$
The weighted average of the results under the market price, price-to-book and the price-to-earnings methods	35.10 – 42.06	46.98 – 56.30

On the basis of this analysis, Mr. Ji-Sheng Chiu concluded that, as of June 29, 2016, the reasonable price range per SPIL Common Share should be between NT$46.98 and NT$56.30 and the proposed exchange of each SPIL Common Share for the Cash Consideration pursuant to the Share Exchange was fair and reasonable.

Third Crowe Horwath Opinion

Consideration for ASE Common Shares

Mr. Ji-Sheng Chiu evaluated the proposed exchange of each ASE Common Share for 0.5 HoldCo Common Shares pursuant to the Share Exchange. Mr. Ji-Sheng Chiu used the equity attributable to owners of parent of ASE based on the audited or reviewed consolidated financial statements of ASE (NT$185,159,550,000 as of September 30, 2017) and the total issued ASE Common Shares based on the latest update from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, Taiwan (8,724,619,364 as of October 26, 2017) to calculate a net book value per share of NT$21.22265. Under the Share Exchange, 8,724,619,364 ASE Common Shares would result in 4,362,309,682 HoldCo Common Shares as of the Effective Time. The net book value per HoldCo Common Share was calculated based on ASE’s equity attributable to owners of parent as of September 30, 2017 to be NT$42.44530 per share. Mr. Ji-Sheng Chiu concluded that the shareholders’ equity for the holders of HoldCo Common Shares would not be impaired in any way by the exchange ratio of 0.5 HoldCo Common Shares for each ASE Common Share.

The fact that the net value of ASE’s equity attributable to owners of parent as of the Effective Time may vary from that as of September 30, 2017 was also considered. However, since the shareholders of ASE will contribute all the ASE Common Shares as of the Effective Time in exchange for all the HoldCo Common Shares, Mr. Ji-Sheng Chiu concluded that the shareholders’ equity for the holders of HoldCo Common Shares will not be affected as a result of the Share Exchange.

Based on this analysis, Mr. Ji-Sheng Chiu concluded that, as of January 15, 2018, the proposed exchange of each ASE Common Share for 0.5 HoldCo Common Shares pursuant to the Share Exchange was fair and reasonable.

Consideration for SPIL Common Shares

Mr. Ji-Sheng Chiu elected for a market approach as the primary evaluation method while taking into account other non-quantitative factors to evaluate the reasonableness of the proposed exchange of each SPIL Common Share for the Cash Consideration pursuant to the Share Exchange. Under the market approach, Mr. Ji-Sheng Chiu adopted a (i) market price method that analyzed historical market prices of the SPIL Common Shares; (ii) a price-to-book ratio method that applied the average price-to-book value ratios of the Comparison Group (as defined below) to SPIL’s book value for the quarter ended September 30, 2017; and (iii) a price-to-earnings ratio method that applied the average price to earnings per share ratios of the Comparison Group to SPIL’s earnings per share for the four quarters ended September 30, 2017. Mr. Ji-Sheng Chiu determined not to use an income approach, which requires using a company’s estimates for future cash flows, because such an approach involves multiple assumptions and has a relatively higher level of uncertainty and lesser objectivity as compared to other valuation methods. In addition, Mr. Ji-Sheng Chiu determined that a cost approach was not appropriate for evaluation in light of SPIL’s operating model and capital structure, and therefore did not use such an approach.

Of the semiconductor manufacturing companies listed on the TWSE, Mr. Ji-Sheng Chiu selected the Comparison Group for comparison based on relative similarities customer attributes, business activities and business model.

In applying the market price method, Mr. Ji-Sheng Chiu used SPIL’s recent public trading prices for SPIL Common Shares to evaluate the average market closing price for 60, 90 and 180 business days (up to, and including, January 12, 2018) to calculate a range of theoretical values for SPIL Common Shares as follows:

Unit: NT$

Items	Average Closing Price	Theoretical Price Range
Latest 60 business days	49.15	48.38 ~ 49.15
Latest 90 business days	48.77
Latest 180 business days	48.38

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (5/2/2017~1/12/2018); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

As shown in the table above, based on the market price method, the theoretical value per SPIL Common Share falls in the range of NT$48.38 to NT$49.15, without taking any adjusting factors into account.

In applying the price-to-book ratio method, Mr. Ji-Sheng Chiu used the book value per SPIL Common Share and the average price-to-book value ratios of the Comparison Group along with average closing prices for 180 days up to, and including, January 12, 2018 to calculate price-to-book value ratios of the Comparison Group and to calculate a range of values for SPIL Common Shares as follows:

Unit: NT$

Comparable peers	Average Closing Price in Latest 180 Business Days	Net Value per Share for the Third Quarter of 2017	Price-Book Ratio
ChipMOS	28.87	20.50	1.41
Chipbond	50.89	36.26	1.40
Powertech	91.24	46.91	1.95

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (5/2/2017~1/12/2018); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

Items	Descriptions
Range of multipliers	1.40 ~ 1.95
Net value per SPIL Common Share for the third quarter of 2017	21.62
Theoretical price range	30.27 ~ 42.16

As shown in the table above, based on the price-to-book value ratio method, the theoretical price per SPIL Common Share falls in the range of NT$30.27 to NT$42.16, without taking any adjusting factors into account.

In applying the price-to-earnings ratio method, Mr. Ji-Sheng Chiu applied the price to earnings per share ratios of the Comparison Group (based on earnings per share for the four quarters ended September 30, 2017 and the average closing prices for 180 days up to, and including, January 12, 2018) to SPIL’s earnings per share for the four quarters ended September 30, 2017 to calculate a range of values for SPIL Common Shares as follows:

Unit: NT$

Comparable peers	Average Closing Price in Latest 180 Business Days	Earnings per Share in the Four Quarters Ended September 30, 2017	Price-Earnings Ratio
ChipMOS	28.87	3.92	7.36
Chipbond	50.89	3.52	14.46
Powertech	91.24	7.23	12.62

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (5/2/2017~1/12/2018); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

Unit: NT$

Items	Descriptions
Range of multipliers	7.36 ~ 14.46
Consolidated earnings per SPIL Common Share	2.64
Theoretical price range	19.43 ~ 38.17

As shown in the table above, based on the price to earnings per share ratio method, the theoretical price range per SPIL Common Share falls in the range of NT$19.43 to NT$38.17, without taking any adjusting factors into account.

Mr. Ji-Sheng Chiu, after taking into account certain non-quantitative key factors with reference to the statistics of Bloomberg and the average premium rate of 30.92% of the global merger and acquisition cases in semiconductor industry since the third quarter of 2017, weighted each of the three methods described above equally to obtain a theoretical price per SPIL Common Share, as set forth below:

Unit: NT$

Evaluation Method	Reference Price Range per SPIL Common Share	Weight	Theoretical Price Range per SPIL Common Share	Reference Price Range after Adjustment
Market Price Approach	42.38~ 49.15	1/3	32.69~ 43.16	42.80~ 56.51
Price-book Ratio Approach	30.27~42.16	1/3
Price-earnings Ratio Approach	19.43~ 38.17	1/3

On the basis of this analysis, Mr. Ji-Sheng Chiu concluded that, as of January 15, 2018, the reasonable price range per SPIL Common Share should be between NT$42.80 and NT$56.51 and the proposed exchange of each SPIL Common Share for NT$55 in cash (subject to adjustment to NT$51.2 after deduction of cash dividends distribution if NT$2.8 per share and capital reserve cash distribution of NT$1 per share) pursuant to the Share Exchange was fair and reasonable.

Effects of the Share Exchange on ASE and SPIL

Private Ownership

SPIL ADSs are currently listed on NASDAQ under the symbol “SPIL.” It is expected that, immediately following the completion of the Share Exchange, SPIL will cease to be a publicly traded company and will instead become a privately held company wholly owned directly by HoldCo. Following the completion of the Share Exchange, SPIL ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the SPIL ADSs in the public market will no longer be available. In addition, registration of the SPIL ADSs and the underlying SPIL Common Shares under the Exchange Act, will be terminated. After the Effective Time, SPIL will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies. After the completion of the Share Exchange, SPIL shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide.

Upon completion of the Share Exchange, each SPIL Common Share issued immediately prior to the Effective Time, including the shares beneficially owned by ASE and treasury shares of SPIL will be transferred to HoldCo in exchange for the right to receive the SPIL Common Shares Cash Consideration, and each SPIL ADS, including the ADSs beneficially owned by ASE, will represent the right to receive, through the SPIL ADS Depositary, the SPIL ADS Cash Consideration through SPIL ADS Depositary, respectively, without interest and net of any applicable withholding taxes. As a result, current holders of SPIL Common Shares and SPIL ADS, will no longer have any equity interest in, or be shareholders or American depositary shareholders of SPIL upon completion of the Share Exchange. As a result, holders of SPIL Common Shares and SPIL ADSs will not have the opportunity to participate in the earnings and growth of SPIL and they will not have the right to vote on corporate matters following the completion of the Exchange. Similarly, holders of SPIL Common Shares and SPIL ADSs will not be exposed to the risk of loss in relation to their investment in SPIL.

Directors and Management of the Surviving Company

Upon completion of the Share Exchange, the directors of SPIL will continue to serve as directors for their respective terms, and ASE has undertaken to reelect or appoint the SPIL directors whose terms end in June 2017, if they have not been found to violate their respective fiduciary duties. SPIL’s chairman (being Mr. Bough Lin or his successor), and SPIL’s president (being Mr. Chi-Wen Tsai or his successor), are expected to serve as directors of HoldCo. The directors of SPIL are also authorized to retain the executive officers of the SPIL as long as the fiduciary duties of the directors can be discharged.

Primary Benefits and Detriments of the Share Exchange

The primary benefits of the Share Exchange to the holders of SPIL Common Shares and SPIL ADSs include, without limitation, the following:

•	the NT$55 per SPIL Common Share cash consideration and the NT$275 per SPIL ADS cash consideration offered to the holders of SPIL Common Shares and SPIL ADSs, represent a premium of 8.9% and 12.3%, respectively, over the closing price of NT$50.5 per SPIL Common Share and $7.52 per SPIL ADS, respectively, on May 25, 2016, the last trading day before the public announcement of the execution of the Joint Share Exchange MOU, and a premium of 17.4% and 10.3%, respectively, over SPIL’s one-month and three-month volume-weighted average price of NT$46.86 and NT$49.85, respectively, as quoted by the TWSE on the May 25, 2016, and a premium of 19.7% and 11.6%, respectively, over SPIL’s one-month and three-month volume-weighted average price of $7.06 and $7.57, respectively, as quoted by NASDAQ on May 25, 2016; and

•	the all-cash consideration, which will allow SPIL shareholders to immediately realize liquidity for their investment and provide them with certainty of the value of their SPIL Common Shares or SPIL ADSs.

The primary detriments of the Share Exchange to the holders of SPIL Common Shares and SPIL ADSs include, without limitation, the following:

•	the shareholders and ADS holders will have no ongoing equity participation in SPIL following the Share Exchange, and that they will cease to participate in SPIL’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the SPIL Common Shares, and will not participate in any potential future sale of SPIL to a third party or any potential recapitalization of SPIL which could include a dividend to shareholders;

•	the inability to participate in any potential future sale of part or all of SPIL following the Share Exchange to one or more purchasers at a valuation higher than that being paid in the Share Exchange; and

•	the taxability of an all cash transaction to SPIL shareholders and ADS holders who are U.S. Holders (as defined below) for U.S. federal income tax purposes.

The primary benefits of the Share Exchange to ASE include the following:

•	the combination of ASE and SPIL under the holding company structure will allow both companies to better utilize their total capacity to achieve broader service coverage across products and offer more innovative and complete solutions to their customers;

•	the combination of ASE and SPIL will allow each company to have better insights to semiconductor customers and end markets to enable more accurate forecasting of customer demand and facilitate better planning and capacity investment, which would in turn allow ASE and SPIL the ability to execute and deliver on its business plans throughout the business cycle and in a semiconductor industry that is highly competitive, cyclical and subject to constant and rapid technological change;

•	the expectation that the larger-scale organization, greater marketing resources and financial strength of HoldCo will lead to improved opportunities for marketing and cross-selling ASE’s and SPIL’s products after the combination; and

•	ASE’s current shareholders will own approximately the same ownership and voting interest in HoldCo following the completion of the Share Exchange.

The primary detriments of the Share Exchange to ASE include the following:

•	the difficulty and costs inherent in consolidating resources in ASE and SPIL under the holding company structure and the risk that anticipated strategic and other benefits to ASE and SPIL following completion of the Share Exchange, including the estimated cost savings and cost synergies described above, will not be realized or will take longer to realize than expected; and

•	as to the Cash Consideration paid to SPIL shareholders in the Share Exchange, the financial interests of ASE are different from the financial interests of SPIL shareholders.

SPIL’s Net Book Value and Net Earnings

The table below sets out the indirect interest in SPIL’s net book value and net earnings for ASE before and after the Share Exchange, based on the historical net book value and net earnings of SPIL as of and for the year ended December 31, 2015.

Name	Ownership Prior to the Share Exchange						Ownership After the Share Exchange
	Net Book Value			Earnings			Net Book Value			Earnings
	(in millions)%			(in millions)%			(in millions)%			(in millions)%
	NT$	US$		NT$	US$		NT$	US$		NT$	US$
ASE	21,113.2	675.2	33.29	2,414.7	77.2	33.29	63,422.0	2,028.2	100.00	7,253.5	232.0	100.00

Alternatives to the Share Exchange

Following the concerns reflected in ASE’s November 16, 2015 amendment to its report on Schedule 13D, ASE considered a number of alternative structures and approaches in order to maximize the value of its investment in SPIL. These alternatives involved launching the Second ASE Tender Offers or acquiring additional SPIL Common Shares through one or more market purchases or through one or more further tender offers. In addition, had the Second ASE Tender Offers been successfully consummated, ASE had intended to seek to discharge the SPIL Board at one or more shareholders’ meetings or await the expiration of the current SPIL Board’s term and elect new nominees to the SPIL Board, and to subsequently cause the SPIL Board to resolve in favor of a transaction proposed by ASE.

Following the commencement of discussions and negotiations between ASE and SPIL in April 2016, the boards and senior management of ASE and SPIL and their respective advisors considered alternative ways of structuring the transaction, including a direct acquisition by ASE of all SPIL Common Shares and SPIL ADSs. However, the boards and senior management of each of ASE and SPIL concluded that the Share Exchange and establishment of HoldCo was the best way to incentivize healthy internal competition and promote cooperation, improve each company’s operating efficiency, economies of scale as well as enhance research and development and innovation, and thereby create an environment of mutual assistance and win-win mentality, strengthening competitiveness and improving the performance of HoldCo, with the main goals of improving the quality of customer service, creating shareholders’ value and benefiting the employees.

Plans for SPIL after the Share Exchange

After the Effective Time, ASE and SPIL will become wholly owned subsidiaries of HoldCo. Prior to and upon completion of the Share Exchange, ASE and SPIL will own and continue to conduct their respective businesses that they currently conduct in substantially the same manner.

Other than as described in this proxy statement/prospectus, there are no present plans or proposals that relate to or would result in any of the following:

•	an extraordinary corporate transaction involving SPIL’s corporate structure, business, or management, such as a merger, reorganization, liquidation or relocation of any material operations;

•	sale or transfer of a material amount of assets of SPIL or any of its subsidiaries; or

•	any other material changes in SPIL’s business.

Upon the establishment of HoldCo, HoldCo’s board will continue to evaluate the entire business and operations of HoldCo from time to time, and may propose or develop plans and proposals which it considers to be in the best interests of HoldCo and its shareholders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions.

Board of Directors and Management of HoldCo Following Completion of the Share Exchange

HoldCo will not come into existence before the Effective Time. The ASE EGM will function as the HoldCo incorporators’ meeting by operation of law. Therefore, at the ASE EGM, shareholders of ASE will elect the members of the board of directors and supervisors of HoldCo.

Under the terms of the Joint Share Exchange Agreement, at the HoldCo incorporators’ meeting, nine to 13 directors and three supervisors will be elected for HoldCo, which terms of such directors and supervisors will start from Effective Time. SPIL’s Chairman and President should be appointed as directors of HoldCo. After completion of the Share Exchange, subject to ASE shareholders’ adoption of the HoldCo director and supervisor election proposals, the board of directors of HoldCo is expected to include Jason C.S. Chang (management director, Chairman), Richard H.P. Chang (management director, Vice-Chairman), Bough Lin (management director),Chi-Wen Tsai (management director), Rutherford Chang (management director), Tien Wu (management director), Joseph Tung (management director), Raymond Lo (management director),Tien-Szu Chen (management director),Jeffrey Chen (management director) and Freddie Liu (non-management director). Alan Cheng, Yuan-Chuang Fung and Fang-Yin Chen are expected to be the supervisors of HoldCo. It is expected that Jason C.S. Chang will be appointed as Chief Executive Officer and Joseph Tung will be appointed as Chief Financial Officer of HoldCo.

From and after the Effective Time, the board of directors of HoldCo will establish an audit committee, which will consist of one non-management director, Freddie Liu, who is expected to be independent under Rule 10A-3 of the Exchange Act and financially literate with accounting or related financial management expertise. ASE is currently, and upon completion of the Share Exchange, HoldCo will be, subject to NYSE corporate governance requirements, as applicable to foreign private issuers. It is expected that the audit committee of HoldCo established at the Effective Time would satisfy and comply with the requirements of section 303A.06 of the NYSE Listing Company Manual.

The following table sets forth information regarding all of the expected directors, supervisors and senior management of HoldCo as of the Effective Time. In accordance with ROC law, each of our directors and supervisors is elected either in his or her capacity as an individual or as an individual representative of a corporation or government. Persons designated to represent corporate or government shareholders as directors are typically nominated by such shareholders at the annual general meeting and may be replaced as representatives by such shareholders at will. Of HoldCo’s directors, it is expected that eight will represent ASEE. The remaining directors and supervisors serve in their capacity as individuals.

Name	Position	Age	Other Significant Positions Held Outside of the HoldCo
Jason C.S. Chang(1)(2)	Management director, Chairman and Chief Executive Officer of HoldCo	73	None
Richard H.P. Chang(1)	Management director and Vice-Chairman of HoldCo	70	Chairman, Sino Horizon Holdings Ltd.
Bough Lin(2)	Management director of HoldCo	65	None
Chi-Wen Tsai(2)	Management director of HoldCo	69	None
Rutherford Chang (3)	Management director of HoldCo	37	None
Tien Wu(2)	Management director of HoldCo	60	None
Joseph Tung(2)	Management director and Chief Financial Officer of HoldCo	59	Independent director, Ta Chong Bank Ltd.
Raymond Lo(2)	Management director of HoldCo	63	None
Tien-Szu Chen (2)	Management director of HoldCo	56	None
Jeffrey Chen(2)	Management director of HoldCo	53	Independent Director and a member of the compensation committee, Mercuries & Associates Holding Ltd; director, Jiangsu Longchen Greentech Co., Ltd.
Freddie Liu	Non-management director and audit committee member of HoldCo	53	Chief strategy officer, TPK Holding Co., Ltd.
Alan Cheng	Supervisor of HoldCo	72	Chairman, HR Silvine Electronics, Inc.
Yuan-Chuang Fung	Supervisor of HoldCo	88	Director, Accton Technology Corporation
Fang-Yin Chen	Supervisor of HoldCo	51	Director and vice president of finance department, Hung Ching Development & Construction Co. Ltd.

(1)	Jason C.S. Chang and Richard H.P. Chang are brothers.

(2)	Representative of ASEE, a company organized under the laws of Hong Kong, which held 15.7% of ASE’s total outstanding shares as of November 30, 2017, and is expected to hold approximately 15.7% of HoldCo’s total outstanding shares as of the Effective Time. All of the outstanding shares of ASEE are held through intermediary holding companies and under a revocable trust for the benefit of Jason C.S. Chang and his family.

(3)	Rutherford Chang is the son of Jason C.S. Chang.

Jason C.S. Chang is expected to be elected as a management director and Chairman and appointed as Chief Executive Officer of HoldCo. Mr. Chang has served as Chairman of ASE since its founding in March 1984 and as its Chief Executive Officer since May 2003. Mr. Chang holds a bachelor’s degree in electrical engineering from National Taiwan University and a master’s degree from the Illinois Institute of Technology. He is the brother of Richard H.P. Chang, ASE’s Vice-Chairman and President.

Richard H.P. Chang is expected to be elected as a management director and Vice-Chairman of HoldCo. Mr. Chang has served as Vice-Chairman of ASE since November 1999 after having served as President of ASE since its founding in March 1984, and served as Chief Executive Officer of ASE from July 2000 to April 2003. In February 2003, he was again appointed President of ASE upon the retirement of Mr. Leonard Y. Liu. Mr. Chang has also served as the Chairman of Universal Scientific Industrial (Shanghai) Co., Ltd. since June 2008. Mr. Chang holds a bachelor’s degree in industrial engineering from Chung Yuan Christian University in Taiwan. He is the brother of Jason C.S. Chang, ASE’s Chairman and Chief Executive Officer.

Bough Lin is expected to be elected as a management director of HoldCo. Dr. Lin has served as Chairman and director of SPIL since August 1984. Dr. Lin also serves as a director of Siliconware Investment Co., Ltd., SPIL (B.V.I.) Holding Ltd. and Siliconware U.S.A., Inc., as SPIL’s representative. Dr. Lin holds a bachelor’s degree in electronic physics from National Chiao Tung University in Taiwan and was also awarded an honorary Ph.D. from National Chiao Tung University in Taiwan.

Chi-Wen Tsai is expected to be elected as a management director of HoldCo. Mr. Tsai has served as Vice-Chairman, a director and President of SPIL since August 1984. Mr. Tsai also serves as a director of SPIL (Cayman) Holding Ltd., Siliconware Technology (Suzhou) Ltd., Siliconware Electronics (Fujian) Co., Limited and Siliconware U.S.A., Inc., as SPIL’s representative. Mr. Tsai holds a bachelor’s degree in electrical engineering from the National Taipei Institute of Technology in Taiwan.

Rutherford Chang is expected to be elected as a management director of HoldCo. Mr. Chang has served as a director of ASE since June 2009 and General Manager of China Region of ASE since June 2010. He joined ASE group in March 2005. Mr. Chang holds a bachelor’s degree in psychology from Wesleyan University in Connecticut. He is the son of Jason C.S. Chang, ASE’s Chairman and Chief Executive Officer.

Tien Wu is expected to be elected as a management director of HoldCo. Dr. Wu has served as a director of ASE since June 2003 and Chief Operating Officer of ASE since April 2006, prior to which he served as the President of Worldwide Marketing and Strategy of the ASE group. Prior to joining ASE Inc. in March 2000, Dr. Wu held various managerial positions with IBM. Dr. Wu holds a bachelor’s degree in civil engineering from National Taiwan University in Taiwan, a master’s degree and a Ph.D. degree in mechanical engineering and applied mechanics from the University of Pennsylvania. See “Recent Development.”

Joseph Tung is expected to be elected as a management director and appointed as the Chief Financial Officer of HoldCo. Mr. Tung has served as a director of ASE since April 1997 and Chief Financial Officer of ASE since December 1994. He is also an independent director of Ta Chong Bank Ltd. since October 2007. Before joining ASE, Mr. Tung was a vice president at Citibank, N.A. Mr. Tung holds a bachelor’s degree in economics from the National Chengchi University in Taiwan and a master’s degree in business administration from the University of Southern California.

Raymond Lo is expected to be elected as a management director of HoldCo. Mr. Lo has served as a director of ASE since May 2006 and General Manager of ASE’s packaging facility in Kaohsiung, Taiwan since April 2006. Before joining ASE group, Mr. Lo was the Director of Quality Assurance at Zeny Electronics Co. Mr. Lo holds a bachelor’s degree in electronic physics from the National Chiao Tung University in Taiwan.

Tien-Szu Chen is expected to be elected as a management director of HoldCo. Mr. Chen has served as a director of ASE since June 2015 and General Manager of ASE Chung-Li branch since August 2015. Prior to his current position, Mr. Chen served as ASE’s supervisor from June 2006 to June 2015 and as President of Power ASE Technology Inc. from June 2006 to May 2012. He also held several key management positions within the ASE group from June 1988 to June 2006, including President of ASE Chung-Li branch and Senior Vice President of ASE. Prior to joining ASE group in June 1988, Mr. Chen worked at TSMC and Philips Semiconductor Kaohsiung. Mr. Chen holds a bachelor’s degree in industrial engineering from Chung Yuan Christian University in Taiwan.

Jeffrey Chen is expected to be elected as a management director of HoldCo. Mr. Chen has served as a director of ASE since June 2003 and as General Manager of China Headquarters of ASE. Prior to joining ASE, he worked in the corporate banking department of Citibank, N.A. in Taipei and as a vice president of corporate finance at Bankers Trust in Taipei. Mr. Chen holds a bachelor’s degree in finance and economics from Simon Fraser University in Canada and a master’s degree in business administration from the University of British Columbia in Canada.

Freddie Liu is expected to be elected as a non-management director and a member of the audit committee of HoldCo. Mr. Liu also serves as the chief strategy officer of TPK Holding Co., Ltd. and has served as chief financial officer and vice president of TPK Holding Co., Ltd. from September 2009 to August 2017. Prior to joining TPK Holding Co., Ltd., Mr. Liu served as the vice president of finance at ASE from 1997 to 2009. Prior to that, Mr. Liu served as a vice president at Citibank. He received a master’s degree in business administration from the University of Michigan.

Alan Cheng is expected to be elected as a supervisor of HoldCo. Mr. Cheng also serves as chairman of HR Silvine Electronics, Inc. and a supervisor at ASE Test, Inc. Mr. Cheng holds a degree in industrial engineering from Chung Yuan Christian University in Taiwan and a master’s degree in industrial engineering from Rhode Island University.

Yuan-Chuang Fang is expected to be elected as a supervisor of HoldCo. Mr. Fung also serves as a director of Accton Technology Corporation and was a director of Claridy Solution, Inc. as well as a general manager of Wang Laboratories Taiwan. Mr. Fung holds a bachelor’s degree in engineering from Purdue University.

Fang-Yin Chen is expected to be elected as a supervisor of HoldCo. Mrs. Chen also serves as a director and vice president of finance department of Hung Ching Development & Construction Co. Ltd. Prior to joining Hung Ching Development & Construction Co. Ltd., Mrs. Chen worked at Deloitte Taiwan from September 1988 to June 1992. Mrs. Chen holds a bachelor’s degree in Accounting from Tamkang University in Taiwan.

Under ROC law, companies that are newly incorporated by way of a statutory share exchange under the ROC Mergers and Acquisitions Act, including the Share Exchange, may only elect independent directors after the new holding company has been incorporated and that a separate shareholders’ meeting has to be called upon to elect the independent directors. Therefore, it is expected that HoldCo will hold another shareholders’ meeting within a certain period after the Effective Time to elect the independent directors of HoldCo. The newly elected independent directors of HoldCo are expected to satisfy the independence standards under Rule 10A-3 of the Exchange Act as well as the independence standards under TWSE listing rules. It is expected that the three supervisors and the one non-management director previously elected at ASE EGM will retire from HoldCo at the time the new independent directors are elected. The audit committee of HoldCo will also be composed exclusively of the newly elected independent directors. It is expected that the extraordinary shareholders’ meeting of HoldCo to elect the new independent directors will take place on or after June 20, 2018.

Financing of the Share Exchange

HoldCo intends to fund the Cash Consideration, which is an aggregate amount of approximately NT$173.16 billion (US$5.71 billion) (including the NT$51.2 per SPIL Common Share Cash Consideration payable to holders of the SPIL Convertible Bonds that have not been otherwise redeemed or repurchased by the SPIL, or cancelled or converted prior to the Effective Time), with a combination of ASE’s cash on hand and debt financing. Subject to the amount of cash on hand at the time that ASE arranges for financing, ASE may arrange bank loans up to NT$173 billion (US$5.70 billion) with a combination of a syndication loan of NT$120 billion (US$3.96 billion) and a short-term bridge loan of NT$53 billion (US$1.75 billion). In a highly confident letter dated November 7, 2016, issued by Citibank to ASE, Citibank stated that it is highly confident of its ability to arrange debt facilities for the Share Exchange up to an amount of US$3.8 billion equivalent. In another highly confident letter dated November 16, 2016, issued by DBS to ASE, DBS stated that it is confident of its ability to arrange debt facilities for the Share Exchange up to an amount of NT$53 billion (US$1.75 billion). Both highly confident letters contained certain customary conditions to the arrangement of such facilities, including the following material conditions: (i) the applicable bank being appointed as the bookrunner and arranger of the facility, (ii) completion of customary due diligence with the results being satisfactory to the applicable bank, (iii) final agreement on the pricing, terms and conditions for the facility, (iv) negotiation, execution and delivery of financing documentation in form and substance satisfactory to the applicable bank, (v) receipt of all relevant approvals in connection with the Share Exchange, including approval of the credit committee of the applicable bank, (vi) consummation of the Share Exchange on terms and conditions satisfactory to the applicable bank, and (vii) market conditions at the relevant time being satisfactory to the applicable bank.

In addition, on December 8, 2016, the ASE Board approved a capital increase in which ASE offered 300 million new ASE Common Shares, par value NT$10 per share. The subscription price was later set at NT$34.3 (US$1.13) per share and the total amount of proceeds of such capital increase was NT$10.29 billion (US$339.27 million). Eighty percent of such new ASE Common Shares was subscribed for by ASE’s existing shareholders on a pro rata basis, ten percent of such new ASE Common Shares was subscribed for by ASE’s employees and the remaining ten percent of such new ASE Common Shares was sold to the general public in Taiwan. On December 16, 2016, ASE filed with the SEC a registration statement on Form F-3 and a preliminary prospectus supplement in connection with the Rights Offering. On February 3, 2017 and March 28, 2017, ASE filed with the SEC a prospectus supplement on Form 424B5 in connection with the Rights Offering. ASE used the proceeds of the capital increase to reduce or retire existing indebtedness, which improved its capital position and free up its borrowing capacity to facilitate the incurrence of indebtedness to finance the Share Exchange.

Certain ROC and U.S. Federal Income Tax Consequences of the Share Exchange for Holders of ASE Common Shares or ADSs

ROC Taxation

The following is a summary of the principal ROC tax consequences of the Share Exchange and the ownership of HoldCo Common Shares to a non-resident individual or non-resident entity that owns ASE Common Shares and ultimately HoldCo Common Shares (a “non-ROC holder”) on the assumption that HoldCo Common Shares will be listed on the TWSE as scheduled. As used in the preceding sentence, a “non-resident individual” is a non-ROC national who owns ASE Common Shares or HoldCo Common Shares, as the case may be, and is not physically present in the ROC for 183 days or more during any calendar year, and a “non-resident entity” is a corporation or a non-corporate body that owns ASE’s common shares or HoldCo Common Shares, as the case may be, is organized under the law of a jurisdiction other than the ROC and has no fixed place of business or business agent in the ROC.

The statements regarding ROC tax laws set forth below are based on the laws in force and applicable as of the date hereof, which are subject to change, possibly on a retroactive basis.

This summary is not exhaustive of all possible tax considerations, which may apply to a particular non-ROC holder and potential non-ROC holders are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership and disposition of HoldCo Common Shares, including specifically the tax consequences under ROC law, the laws of the jurisdiction of which they are residents, and any tax treaty between ROC and their country of residence, by consulting their own tax advisors.

Tax Consequences Arising from the Share Exchange

Securities Transaction Tax

In the view of Baker & McKenzie, by reasonable interpretation of the ROC Mergers and Acquisitions Act based on current rules and regulations promulgated by ROC tax authority, ASE’s shareholders should not be subject to the ROC securities transaction tax upon the Share Exchange since such shareholders will receive solely HoldCo Common Shares (including those represented by HoldCo ADSs) as consideration for the Share Exchange. However, we cannot assure you that the ROC tax agency will agree. A transfer of shares in a share exchange is exempted from the securities transaction tax if at least 65% of the total consideration to be paid to shareholders is paid in certain equity shares, such as the HoldCo Common Shares (including those represented by HoldCo ADSs). If, contrary to the view of Baker & McKenzie, the ROC tax agency successfully takes a different position and interprets the ROC Mergers and Acquisitions Act in a manner that the ROC tax agency considers the Cash Consideration as part of such total consideration, the share consideration paid to ASE shareholders will be lower than the 65% threshold and a securities transaction tax of 0.3% would be imposed on the transaction price of the Share Exchange. HoldCo intends to issue the share consideration to ASE shareholders at the Effective Time without deducting or withholding any ROC securities transaction tax. See the section entitled “Risk Factors — Risks Relating to Owning HoldCo ADSs — A different view of the ROC tax agency from our current treatment of the ROC securities transaction tax might cause tax uncertainties to HoldCo shareholders” for further discussion.

Capital gains

Capital gains realized upon the Share Exchange are exempted from ROC income tax.

Tax Consequences of Owning HoldCo Common Shares

Dividends

Dividends (whether in cash or common shares) declared by HoldCo out of retained earnings and distributed to a non-ROC holder are subject to ROC withholding tax, currently at a rate of 21% (unless a preferable tax rate is provided under a tax treaty between the ROC and the jurisdiction where the non-ROC holder is a resident) on the amount of the distribution (in the case of cash dividends) or on the par value of the distributed common shares (in the case of stock dividends). A 10% undistributed earning tax is imposed on a ROC company for its after-tax earnings generated after January 1, 1998 that are not distributed in the following year. The undistributed earning tax so paid by the ROC company will reduce the retained earnings available for future distributions. When HoldCo declares a dividend out of those retained earnings, an amount in respect of the undistributed earnings tax, up to a maximum amount of 5% of the dividend to be distributed, will be credited against the withholding tax imposed on the non-ROC holders.

Distributions of stock dividends out of capital reserves will not be subject to withholding tax, except under limited circumstances.

Capital Gains

Starting from January 1, 2016, capital gains realized upon the sale or other disposition of common shares are exempt from ROC income tax.

Sales of ADSs are not regarded as sales of ROC securities and thus any gains derived from transfers of ADSs by non-ROC holders are not currently subject to ROC income tax.

Securities Transaction Tax

Securities transaction tax will be imposed on the seller at the rate of 0.3% of the transaction price upon a sale of common shares. Transfers of American depositary shares are not subject to the ROC securities transaction tax.

Subscription Rights

Distributions of statutory subscription rights for HoldCo Common Shares in compliance with the ROC Company Law are currently not subject to ROC tax. Sales of statutory subscription rights evidenced by securities are subject to the securities transaction tax, currently at the rate of 0.3% of the gross amount received. Proceeds derived from sales of statutory subscription rights, which are not evidenced by securities, are not subject to securities transaction tax but are subject to income tax at a fixed rate of 20% of the income if the seller is a non-ROC holder regardless of whether the non-ROC holder is an individual or entity. Subject to compliance with ROC laws, HoldCo, in its sole discretion, may determine whether statutory subscription rights are evidenced by securities.

Estate and Gift Tax

ROC estate tax is payable on any property within the ROC left by a deceased non-resident individual, and ROC gift tax is payable on any property within the ROC donated by a non-resident individual. Estate tax and gift tax are currently imposed at the rate of 10%. Under the ROC Estate and Gift Tax Act, common shares issued by ROC companies are deemed located in the ROC without regard to the location of the owner. It is unclear whether a holder of ADSs will be considered to own common shares for this purpose.

Tax Treaty

At present, the ROC has income tax treaties with Indonesia, Singapore, New Zealand, Australia, the United Kingdom, South Africa, the Gambia, Swaziland, Malaysia, Macedonia, the Netherlands, Senegal, Sweden, Belgium, Denmark, Israel, Vietnam, Paraguay, Hungary, France, India, Slovakia, Switzerland, Germany, Thailand, Kiribati, Luxembourg, Austria, Italy, Japan and Poland. These tax treaties may limit the rate of ROC withholding tax on dividends paid with respect to common shares issued by ROC companies. If a non-ROC holder of ADSs successfully proves to the ROC tax agency that he/she is the beneficial owner of common shares, such non-ROC holder will be considered as the beneficial owner of common shares for the purposes of such treaties. Holders of ADSs who wish to apply a reduced withholding tax rate that is provided under a tax treaty should consult their own tax advisers concerning such application. The United States does not have an income tax treaty with the ROC.

United States Taxation

In the opinion of Davis Polk & Wardwell LLP, the following are material U.S. federal income tax consequences to the U.S. Holders described below of the Share Exchange and of owning and disposing of HoldCo ADSs or HoldCo Common Shares received in the Share Exchange, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to participate in the Share Exchange or own or dispose of such securities. This discussion applies only to U.S. Holders who hold ASE ADSs or ASE Common Shares, and will hold HoldCo ADSs or HoldCo Common Shares, as capital assets for U.S. federal income tax purposes. Except as otherwise stated, references to ADSs or Common Shares in this discussion refer to ASE ADSs or Common Shares prior to the Share Exchange and HoldCo ADSs or Common Shares thereafter. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences or the Medicare contribution tax on net investment income, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or certain traders in securities;

•	persons holding ADSs or Common Shares as part of a “straddle” or integrated transaction or similar transaction or persons entering into a constructure sale with respect to ADSs or Common Shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities;

•	persons that own or are deemed to own 10% or more of our voting stock;

•	persons who acquired or received ADSs or Common Shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

•	persons holding ADSs or Common Shares in connection with a trade or business conducted outside the United States.

In addition, this discussion does not address the U.S. federal income tax consequences to a person that will own, actually or constructively, 5% or more of the total voting power or the total value of HoldCo stock immediately after the Share Exchange. Any such person should consult its tax adviser concerning the U.S. federal income tax consequences of the Share Exchange in light of its particular circumstances, including the requirement to enter into a gain recognition agreement with the U.S. Treasury in order to defer the recognition of any gain realized on the Share Exchange.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns HoldCo ADSs or Common Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Entities classified as partnerships for U.S. federal income tax purposes and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of the Share Exchange and owning and disposing of the ADSs or Common Shares.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein, possibly with retroactive effect. This discussion is also based, in part, on representations by ASE, the ASE Depositary and the HoldCo Depositary and assumes that each representation by ASE is and will remain true through the date of the Share Exchange and each obligation under the HoldCo Deposit Agreement and any related agreement will be performed in accordance with their terms.

As used herein, a “U.S. Holder” is a beneficial owner of ASE ADSs, ASE Common Shares, HoldCo ADSs or HoldCo Common Shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder who owns American depositary shares will be treated as the owner of the underlying common shares represented by those American depositary shares for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying Common Shares represented by the relevant American depositary shares.

The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before the underlying shares are delivered to the depositary (“pre-release”), or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of ROC taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local, and foreign tax consequences of the Share Exchange and of owning and disposing of ADSs or Common Shares in their particular circumstances.

Exchange of ADSs or common shares pursuant to the Joint Share Exchange Agreement

General

Except as otherwise described below under “— Passive Foreign Investment Company Rules,” a U.S. Holder will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of ASE ADSs or ASE Common Shares for HoldCo ADSs or HoldCo Common Shares, respectively, pursuant to the Joint Share Exchange Agreement, except to the extent of cash received in lieu of an entitlement to receive a fractional HoldCo ADS or a fractional HoldCo Common Share (a “fractional entitlement”) or cash received by a dissenting U.S. Holder, as described below. A U.S. Holder’s aggregate tax basis in its HoldCo ADSs or HoldCo Common Shares received pursuant to the Share Exchange will equal the aggregate tax basis that the U.S. Holder had in the ASE ADSs or ASE Common Shares immediately prior to the Share Exchange, less any tax basis that is allocable to a fractional entitlement. A U.S. Holder’s holding period for the HoldCo ADSs or HoldCo Common Shares received in the Share Exchange will include the holding period for the ASE ADSs or ASE Common Shares exchanged.

A U.S. Holder who receives cash in lieu of a fractional entitlement will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to such fractional entitlement. Such capital gain or loss will be long-term capital gain or loss if, as of the date of the Share Exchange, the U.S. Holder’s holding period for the relevant fractional entitlement exceeds one year.

Passive Foreign Investment Company Rules

As indicated in ASE’s filings on Form 20-F, ASE believes that it has not been a PFIC for U.S. federal income tax purposes for any taxable year since the ASE ADSs were listed for trading on the NYSE in 2000, and ASE does not expect to be a PFIC for its current taxable year. However, ASE has not considered its PFIC status for any prior taxable year and ASE cannot provide assurance that it has not been a PFIC for any taxable year. Further, as discussed under “Tax Consequences of Owning HoldCo ADSs and HoldCo Common Shares—Passive Foreign Investment Company Rules” below, HoldCo does not expect to be a PFIC for the current taxable year or in the foreseeable future. Under proposed Treasury regulations that are not yet effective but are proposed to be effective from April 11, 1992, if (i) ASE were a PFIC for any taxable year during which a U.S. Holder owned ASE ADSs or ASE Common Shares and (ii) HoldCo is not a PFIC for the taxable year that includes the day after the Share Exchange, then, notwithstanding the general U.S. federal income tax treatment of the Share Exchange described above, the U.S. Holder would be required to recognize any gain realized on the exchange of ASE ADSs or ASE Common Shares for HoldCo ADSs or HoldCo Common Shares. Such gain would be allocated ratably over the U.S. Holder’s holding period for the ASE ADSs or HoldCo Common Shares, as the case may be. The amounts allocated to the taxable year of the Share Exchange and to any year before ASE became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amounts. U.S. Holders should consult their tax advisers regarding whether ASE may have been a PFIC in any year during which the U.S. Holder has held ASE ADSs or Common Shares and the U.S. federal income tax consequences of the Share Exchange to the U.S. Holder.

Dissenting U.S. Holders

Provided that ASE was not a PFIC for any taxable year during which a U.S. Holder who exercises its dissenter’s rights (a “dissenting U.S. Holder”) owned ASE ADSs or ASE Common Shares, the dissenting U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received by such U.S. Holder following the exercise of the dissenter’s rights and its tax basis in the ASE Common Shares disposed of. Such capital gain or loss will be long-term capital gain or loss if, as of the date of the disposition, the dissenting U.S. Holder’s holding period for the ASE Common Shares exceeds one year. Any gain or loss generally will be U.S.-source gain or loss for foreign tax credit purposes.

Tax Consequences of Owning HoldCo ADSs and HoldCo Common Shares

Except as discussed below under “-Passive Foreign Investment Company Rules,” this discussion assumes that HoldCo will not be a PFIC for any taxable year.

Taxation of Distributions

Distributions other than certain pro rata distributions of HoldCo Common Shares to all shareholders (including holders of HoldCo ADSs), will be treated as dividends to the extent paid out of HoldCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because HoldCo doesn’t expect to maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends.

Dividends will be treated as foreign-source income for foreign tax credit purposes and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid to certain non-corporate U.S. Holders of ADSs may be eligible for taxation as “qualified dividend income” and therefore may be taxable at the rates applicable to long-term capital gains. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of these favorable rates in their particular circumstances.

Dividends generally will be included in a U.S. Holder’s income on the date of the U.S. Holder’s or, in the case of ADSs, the depositary’s receipt of the dividend. The amount of any dividend paid in new Taiwan dollars will be the U.S. dollar amount of the dividend calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt, and any such gain or loss will generally be U.S.-source ordinary income or loss.

The amount of dividend income will include any amounts withheld by HoldCo in respect of ROC taxes reduced by any credit against withholding on account of the 10% retained earnings tax imposed on HoldCo. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, and subject to the discussion above regarding concerns expressed by the U.S. Treasury, ROC taxes withheld from dividends, reduced by any credit against the withholding tax which is paid by HoldCo on account of the 10% retained earnings tax, generally will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may elect to deduct such ROC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of HoldCo ADSs or HoldCo Common Shares

A U.S. Holder will generally recognize taxable gain or loss on a sale or other disposition of HoldCo ADSs or HoldCo Common Shares equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the HoldCo ADSs or HoldCo Common Shares. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale or disposition the U.S. Holder has owned the HoldCo ADSs or HoldCo Common Shares for more than one year. Any gain or loss generally will be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns directly or indirectly at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, royalties and rents. HoldCo does not expect to be a PFIC for its current taxable year or in the foreseeable future. However, because the determination of whether a company is a PFIC is an annual test that is based on the composition of a company’s income and assets and the value of its assets from time to time, there can be no assurance that HoldCo will not be a PFIC for any taxable year.

If HoldCo were a PFIC for any taxable year during which a U.S. Holder held HoldCo ADSs or HoldCo Common Shares, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the HoldCo ADSs or HoldCo Common Shares would be allocated ratably over the U.S. Holder’s holding period for the HoldCo ADSs or HoldCo Common Shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before HoldCo became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amounts. In addition, any distribution received by a U.S. Holder on its HoldCo ADSs or HoldCo Common Shares, to the extent that it exceeds 125% of the average of the annual distributions received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation in the same manner. Furthermore, if HoldCo were a PFIC for the taxable year in which it paid a dividend or the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the HoldCo ADSs or HoldCo Common Shares.

U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of owning and disposing of HoldCo ADSs or HoldCo Common Shares if HoldCo were a PFIC for any taxable year.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally will be subject to information reporting and backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient and, if required, demonstrates its status or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the U.S. Internal Revenue Service.

Foreign Financial Asset Reporting

Certain U.S. Holders who are individuals (or entities formed or availed of to hold certain specified foreign financial assets) may be required to report information relating to their ownership of the HoldCo Common Shares or HoldCo ADSs, unless such Common Shares or ADSs are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by non-U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the HoldCo Common Shares or HoldCo ADSs.

Accounting Treatment of the Share Exchange

Under IFRS, the Cash Consideration paid by HoldCo pursuant to the Share Exchange will be accounted for by applying the acquisition method of accounting with HoldCo being considered the acquirer of SPIL for accounting purposes. Upon the completion of the Share Exchange, HoldCo would obtain control of SPIL and any equity interest previously held in SPIL accounted for as equity method investments is treated as if it were disposed of and reacquired at fair value on the acquisition date. Accordingly, it is remeasured to its acquisition-date fair value, and any resulting gain or loss compared to its carrying amount is recognized in profit or loss. HoldCo will measure the identifiable assets acquired and the liabilities assumed at their acquisition date fair values, and recognize goodwill as of the acquisition date measured as the excess of the Cash Consideration and the fair value of the ASE's previously held equity interest in SPIL over the net of the acquisition date fair value of the identifiable assets acquired and the liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually.

Under IFRS, the exchange of ASE Common Shares for HoldCo Common Shares and the exchange of ASE ADSs for HoldCo ADSs based on the Exchange Ratio will be accounted for as a legal reorganization of entities under common control. ASE and HoldCo are ultimately controlled by the same shareholders both before and after the Share Exchange and that control is not transitory; therefore, the Share Exchange under common control will not be accounted for by applying the acquisition method as above. Accordingly, ASE will recognize no gain or loss in connection with the exchange of ASE Common Shares for HoldCo shares upon the Share Exchange under common control, and all assets and liabilities of ASE will be recorded on the books of HoldCo at the carrying amounts.

Regulatory Approvals Required to Complete the Share Exchange

ASE and SPIL have each agreed to use their reasonable efforts to obtain all necessary governmental approvals required to complete the Share Exchange. The following is a summary of the regulatory approvals required for the completion of the Share Exchange. As of the date of this proxy statement/prospectus, the TFTC has issued a no objection letter in respect of the Share Exchange. However, there can be no assurance as to if and when regulatory approvals will be obtained in the PRC, or if and when the FTC will complete its investigation without seeking an injunction prohibiting the Share Exchange or as to the conditions or limitations that such regulatory authorities may seek to impose.

Taiwan Fair Trade Commission Approval

Both ASE and SPIL operate in the ROC. Under the ROC Fair Trade Act, transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by the TFTC. ASE and SPIL submitted the required materials to the TFTC on July 29, 2016. The TFTC formally accepted the parties’ notification materials on September 19, 2016, and issued a no-objection letter in respect of the Share Exchange on November 16, 2016.

United States Antitrust Review

On October 26, 2016, the FTC issued a subpoena and civil investigative demand to ASE and SPIL with respect to the transaction contemplated under the Joint Share Exchange Agreement. On January 17, 2017, ASE and SPIL each certified that it complied with the FTC’s requests for information. On May 15, 2017, ASE received a letter from the FTC confirming that the non-public investigation of the proposed combination had been closed.

The Ministry of Commerce of the People’s Republic of China

Under the Chinese Anti-Monopoly Law of 2008 and relevant regulations (“AML”), if the concentration arising from a transaction that reaches the threshold level as set by the State Council, it cannot be completed until it is approved by MOFCOM. ASE and SPIL have sufficient revenues in both China and worldwide to exceed the statutory thresholds and completion of the Share Exchange is therefore conditioned upon MOFCOM’s approval. ASE and SPIL submitted the required materials to MOFCOM on August 25, 2016. MOFCOM formally accepted the parties’ notification materials on December 14, 2016, starting Phase I of the review process. MOFCOM issued notice extending its review to Phase II review on January 12, 2017. MOFCOM issued a notice extending its review to Phase III review on April 12, 2017. On June 5, 2017, ASE withdrew the original submission filed with MOFCOM and re-filed the same application with MOFCOM on June 5, 2017. Phase II of MOFCOM’s review began on July 5, 2017. Phase III of MOFCOM’s review began on September 30, 2017. On November 24, 2017, MOFCOM approved the proposed combination on the following four conditions, among others:

•	HoldCo should maintain the legal personality of ASE and SPIL as independent competitors for a period of 24 months (the “Restriction Period”). During the Restriction Period, ASE and SPIL will each operate independently and compete in the market according to the pre-merger business management model and market practices, including, but not limited to: independent management, independent financial affairs, independent corporate personnel, independent pricing, independent sales, independent production capacities, and independent procurement.

•	During the Restriction Period, HoldCo will only exercise limited shareholder rights. Such limitation includes: other than the right to obtain dividend related and financial information from ASE and SPIL, HoldCo should temporarily cease to exercise its other shareholder’s rights; notwithstanding the above, HoldCo’s Resource Integration & Steering Committee may coordinate the plan, arrangement and the management of research-related projects and consolidate research capacity for ASE and SPIL; HoldCo’s Resource Integration & Steering Committee may also coordinate business matters that do not involve semiconductor packaging and testing businesses. HoldCo, on the one hand, and ASE or SPIL, on the other hand, may loan company funds and provide financing to each other in accordance with such party’s needs or request.

•	During the Restriction Period, ASE and SPIL each covenants to provide services to customers on a non-discriminatory basis, and set service price and related transactional terms according to AML, reasonable commercial consideration and normal business operation.

•	During the Restriction Period, ASE and SPIL each covenants to not limit the customers’ choice of alternative suppliers of semiconductor packaging and testing businesses, and will cooperate with customers on requests related to switching such suppliers, under the circumstance that the customers obey the laws and regulations, and do not involve tort and breaking contracts.

All the conditions above are subject to further revisions in the official notice that may be published by MOFCOM from time to time.

Other Jurisdictions

ASE and SPIL derive revenues in other jurisdictions where merger or acquisition control filings or clearances are or may be required. ASE and SPIL have sufficient revenues in South Korea and Germany to meet the statutory thresholds, and completion of the Share Exchange is therefore conditioned upon approval of the Korea Fair Trade Commission (“KFTC”) and the German Federal Cartel Office (“FCO”). The KFTC cleared the Initial ASE Tender Offers on November 18, 2015. Under the laws of South Korea, the clearance on the Initial ASE Tender Offers extends to the Share Exchange and no additional filing is required. The FCO cleared the Initial ASE Tender Offers on February 1, 2016 and subsequently confirmed that its February 1, 2016 clearance extends to the Share Exchange on July 26, 2016.

Share Exchange Listing

It is expected that HoldCo Common Shares will be listed on the TWSE and HoldCo ADSs will be listed on the NYSE at the Effective Time. As a result of the Share Exchange, ASE Common Shares currently listed on the TWSE and ASE ADSs currently listed on the NYSE will cease to be listed on the TWSE and the NYSE, respectively; SPIL Common Shares currently listed on the TWSE and SPIL ADSs currently listed on NASDAQ will cease to be listed on the TWSE and NASDAQ, respectively.

The following is a tentative timetable of the various trading-related events in connection with the completion of the Share Exchange:

Final trading day for ASE Common Shares and SPIL Common Shares on the TWSE	April 17, 2018 (Taiwan time)
Final trading day for ASE ADSs on the NYSE and SPIL ADSs on NASDAQ	April 17, 2018 (New York time)
Effective date of the Share Exchange	April 30, 2018 (Taiwan time)
First trading day for HoldCo Common Shares on the TWSE	April 30, 2018 (Taiwan time)
First trading day for HoldCo ADSs on the NYSE	May 1, 2018 (New York time)

In advance of completion of the Share Exchange, ASE expects to publicly announce the definitive timetable for these trading-related events.

Rights of Dissenting Shareholders

Under the ROC Company Law and ROC Mergers and Acquisitions Act, when ASE’s or SPIL’s board proposes the Share Exchange to ASE EGM or the extraordinary shareholders’ meeting of SPIL (“SPIL EGM”) for approval, ASE’s or SPIL’s dissenting shareholder (“Dissenting Shareholder”) will be entitled to an appraisal right, and to obtain payment of the fair value of all the Dissenting Shareholder's shares (“Dissenting Shares”). Only ASE shareholders who hold ASE Common Shares of record on the ASE EGM Record Date are entitled to vote at the ASE EGM, and to exercise the appraisal rights conferred on dissenting shareholders by the laws of the ROC. To be entitled to the appraisal right, ASE ADS holders must have cancelled their ASE ADSs and become holders of ASE Common Shares by close of business day in Taiwan on January 12, 2018, the last business day before January 14, 2018, the first day of the book close period of ASE Common Shares for the purpose of ASE EGM in which the Share Exchange will be voted on. Such book close period from January 14, 2018 to February 12, 2018 was announced in Form 6-K filed by ASE with the SEC on December 20, 2017.

The Dissenting Shareholder should either (a) deliver a written notice to ASE (or SPIL) stating his/her dissent from the proposal of Share Exchange on or before the ASE EGM (or SPIL EGM), or (b) at the ASE EGM (or SPIL EGM) orally express his/her dissent from the proposal of Share Exchange in person and ensure that such statement is duly recorded in the meeting minutes.

•	Dissenting Shareholder must waive its voting right against the Share Exchange in ASE EGM (or SPIL EGM).

•	Once ASE EGM and SPIL EGM pass the Share Exchange, the Dissenting Shareholder needs to deliver its Dissenting Shares to a licensed share registrar appointed by ASE (or SPIL, as applicable) through the book-entry system. Once the Dissenting Shares are duly delivered, the share registrar will issue a certificate evidencing the receipt of Dissenting Shares to the Dissenting Shareholder.

•	Dissenting Shareholder needs to deliver to ASE (or SPIL), within 20 calendar days following the ASE EGM (or SPIL EGM), (a) a written notice stating the proposed price for sale of the Dissenting Shares to ASE (or SPIL) (the “Dissenting Shareholder’s Price”) and (b) the certificate of delivery of Dissenting Shares issued by the appointed share registrar.

Once the Dissenting Shareholder exercises the appraisal right in accordance with the procedure described above, ASE or SPIL should determine whether to (a) accept the Dissenting Shareholder’s Price or (b) negotiate the price with the Dissenting Shareholder within 60 calendar days following the ASE EGM or SPIL EGM (“Negotiation Period”).

If ASE (or SPIL) and Dissenting Shareholder cannot reach an agreement on the purchase price within the Negotiation Period, ASE (or SPIL) should file a petition with a court of competent jurisdiction in Taiwan for a determination of the fair value of the Dissenting Shares within 30 calendar days after the end of the Negotiation Period (the “Petition Period”). If ASE (or SPIL) fails to pay the Company’s Price (as defined below) within the Negotiation Period or to file the petition with the court within the Petition Period, ASE/SPIL will be deemed to accept the Dissenting Shareholder’s Price and obliged to settle the purchase of Dissenting Shares in accordance with the Dissenting Shareholder’s Price.

According to the majority of the precedents, the court usually considered that the “fair value” should be the closing price of the shares registered on the open market on the date of the shareholders’ meeting which approves the transaction. However, as the court has the full discretion to determine the fair value based on a variety of arguments, the court might hold a view different from the majority of precedents.

If ASE (or SPIL) and Dissenting Shareholder cannot reach an agreement on the purchase price within the 90 calendar days following the ASE EGM (or SPIL EGM), ASE or (SPIL) should determine a fair price to purchase the Dissenting Shares (the “Company’s Price”) and pay the Company Price to the Dissenting Shareholder by end of such 90-calendar-day period.

ASE or SPIL should, within 30 calendar days after the court decision is concluded, pay to the Dissenting Shareholders (a) the difference between the Company’s Price and the fair value as determined by the court, and (b) the interest, calculated by a 5% annual rate, against such difference amount for purchase of the Dissenting Shares.

The relevant portions of Article 12 of the ROC Mergers and Acquisitions Act are as follows, which is included in Annex C to this proxy statement/prospectus:

ROC MERGERS AND ACQUISITIONS ACT – ARTICLE 12

If the following event occurs when a company is undergoing a merger, consolidation, acquisition or division, a shareholder may request the company to repurchase his/her/its shares at the then-fair price of such shares:

4.	In the event that the company is undergoing an acquisition as described in Article 27 of this Act, the shareholder delivers a written objection or an oral objection that has been put into the record and waives his/her/its voting rights before or during the shareholders’ meeting;

Any shareholder who has made the request as provided in the preceding paragraph shall submit a written request that specifies the requested repurchase price and deposit the certificates of his/her/its shares within 20 days immediately following the date at which the shareholder resolutions are passed.

The company shall appoint an institution that is permitted by law to provide corporate action services to handle the shares deposited by the dissenting shareholder. The shareholder shall deposit his/her/its shares to such institution and the institution shall issue a certificate that specifies the type and amount of deposited shares to the shareholder; any deposit by book-entry transfer shall be governed by the procedures set forth in the rules and regulations in relation to the centralized securities depositary enterprises.

The request of a shareholder as provided in Paragraph 1 shall lose its effect when the company abandons its corporate action as provided in the same paragraph.

If the company and the shareholder reach an agreement with respect to the repurchase price, the company shall pay such repurchase price to the shareholder within 90 days immediately following the date at which the shareholders’ resolutions are passed. If no agreement is reached, within 90 days immediately after the date at which the shareholders’ resolutions are passed, the company shall pay for the shares of the shareholder with whom it has not reached an agreement at a price determined by the company as the fair price for such shares; if the company fails to make such payment, the company shall be deemed as having agreed to the repurchase price requested by the shareholder pursuant to Paragraph 2.

If the company fails to reach an agreement with any shareholder with respect to the repurchase price within 60 days immediately following the date at which the shareholders’ resolutions are passed, the company shall, within 30 days after the expiry of the 60-day period, file a petition with a court for a ruling to determine the fair price of the shares against all the shareholders with whom it has not reached an agreement as the opposing parties. If the company fails to list any shareholder with whom it has not reached an agreement as an opposing party, or the petition is withdrawn by the company or dismissed by the court, the company shall be deemed as having agreed to the repurchase price requested by the shareholder pursuant to Paragraph 2. However, if the opposing party has already presented his/her/its position in the court or the court’s ruling has already been delivered to the opposing party, the company shall not withdraw the petition unless agreed to by the opposing party.

When the company files a petition with the court for a ruling to determine the repurchase price, the company shall attach to the petition the audited and attested financial statements of the company and the fair price assessment report by the certified public accountants, and written copies and photocopies thereof according to the number of opposing parties for the court to distribute to each opposing party.

Before making a ruling with respect to the repurchase price, the court shall allow the company and the opposing parties to have the chance to present their positions. If there are two or more opposing parties, the provisions set out in Articles 41 to 44, as well as Paragraph 2 of Article 401 of the ROC Civil Procedure Code shall apply mutatis mutandis.

If any party appeals against the ruling made pursuant to the preceding paragraph, the court shall allow the parties at dispute to have the chance to present their positions before making a decision on the appeal.

When the ruling with respect to the repurchase price becomes final and binding, the company shall, within 30 days immediately after the ruling becomes final and binding, pay such final repurchase price to the dissenting shareholders, deducting any previous payment and interest accrued since the next day of the expiry of the 90-day period immediately following the date at which the shareholders’ resolutions are passed.

The provisions set forth in Article 171 and Paragraphs 1, 2 and 4 of Article 182 of the ROC Non-Contentious Matters Act shall apply mutatis mutandis.

The company shall bear the expenses of the petition and the appraiser’s compensation.

Holders of ASE ADSs and SPIL ADSs will not have any appraisal rights in respect of the Share Exchange under the terms of the ASE Deposit Agreement and the SPIL Deposit Agreement, as applicable. The ASE Depositary and the SPIL Depositary are not obligated to, and will not, exercise dissenters’ rights on behalf of holders of ASE ADSs or SPIL ADSs, as applicable, even if instructed to do so by holders of ASE ADSs or SPIL ADSs. To be entitled to the appraisal right, ASE ADS holders must have cancelled their ASE ADSs and become holders of ASE Common Shares by close of business day in Taiwan on January 12, 2018, the last business day before January 14, 2018, the first day of the book close period of ASE Common Shares for the purpose of ASE EGM in which the Share Exchange will be voted on. Such book close period from January 14, 2018 to February 12, 2018 was announced in Form 6-K filed by ASE with the SEC on December 20, 2017. To be entitled to the appraisal right, SPIL ADS holders must have cancelled their SPIL ADSs and have become holders of SPIL Common Shares by the close of business day in Taiwan on January 12, 2018, the last business day before January 14, 2018, the first day of the book close period of the SPIL Common Shares for the purpose of the SPIL EGM in which the Share Exchange will be voted on. Such book close period from January 14, 2018 to February 12, 2018 was announced in Form 6-K filed by SPIL with the SEC on December 20, 2017.

Litigation Related to the Share Exchange

ASE is not aware of any lawsuit that challenges the Share Exchange or any other transaction contemplated under the Joint Share Exchange Agreement.

Expenses Relating to the Share Exchange

In connection with the Share Exchange, ASE expects to incur the costs, such as independent expert fees of US$ 4,000, legal fees of US$11.0 million and auditor fees of US$3.9 million, in the aggregate amount of approximately US$14.9 million. In connection with the Share Exchange, SPIL expects to incur the following costs and expenses as of the date of this proxy statement/prospectus.

Description	Amount
Financing fees and expenses and other professional fees	US$	11,496
Legal fees and expenses	US$	8,000
Miscellaneous (including filing fees, printing fees, proxy solicitation fees and mailing costs)	US$	1,128
Total	US$	20,624

All costs and expenses incurred in connection with the Share Exchange, the Joint Share Exchange Agreement and the completion of the transactions contemplated by the Joint Share Exchange Agreement will be paid by the party incurring such costs and expenses, except as otherwise explicitly provided for in the Joint Share Exchange Agreement, whether or not the Share Exchange or any other transactions contemplated by the Joint Share Exchange Agreement are completed.

Comparison of Rights of Shareholders of ASE and HoldCo

ASE is, and HoldCo will be, a company limited by shares organized under the laws of the ROC. ASE Common Shares are, and HoldCo Common Shares will be, listed on the TWSE. ASE ADSs are, and HoldCo ADSs representing HoldCo Common Shares will be, listed on the NYSE. In addition, the description of the attributes of common shares in the share capital provisions of the Articles of Incorporation of ASE and HoldCo are substantially similar. As a result, there are no material differences between the rights of holders of ASE Common Shares and of HoldCo Common Shares from a legal perspective.

See the sections entitled “Description of HoldCo American Depositary Shares” and “Description of HoldCo Common Shares” for more information.

Cautionary Statements Regarding Forward-Looking Statements

This proxy statement/prospectus and the documents included as annexes hereto contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts but reflect ASE’s and SPIL’s current beliefs, expectations or intentions regarding future events. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify such forward-looking statements. These forward- looking statements, which are subject to numerous factors, risks and uncertainties about ASE and SPIL, may include projections of their respective future business, strategies, financial condition, results of operations and market data. These statements are only predictions based on current expectations and projections about future events. There are important factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected, including those set forth in the section entitled “Risk Factors,” the risk factors set forth in ASE 2016 20-F and the SPIL 2016 20-F and other documents on file with the SEC and the factors given below:

•	the failure to obtain approval from ASE shareholders or the approval from SPIL shareholders in connection with the Share Exchange;

•	the failure to complete or delay in completing the Share Exchange for other reasons;

•	the timing to complete the Share Exchange;

•	the risk that a condition to the completion of the Share Exchange may not be satisfied;

•	the risk that a regulatory approval that may be required for the Share Exchange is delayed, is not obtained, or is obtained subject to conditions that are not anticipated;

•	ASE’s and SPIL’s ability to achieve the cost and other synergies and value creation contemplated by the Share Exchange; and

•	the diversion of management time on Share Exchange-related issues.

All subsequent written and oral forward-looking statements concerning ASE, SPIL, the transactions contemplated by the Joint Share Exchange Agreement or other matters attributable to ASE or SPIL or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. ASE’s and SPIL’s forward-looking statements are based on assumptions that may not prove to be accurate. Neither ASE nor SPIL can guarantee future results, activity levels, performance or achievements. Moreover, neither ASE nor SPIL assumes responsibility for the accuracy and completeness of any of these forward-looking statements. ASE and SPIL assume no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement/prospectus.

Risk Factors

In addition to the other information contained in or included as annexes to this prospectus, ASE shareholders should carefully consider the risks described below and in the ASE 2016 20-F and the SPIL 2016 20-F, which are included as Annex D-1 and Annex E-1 to this proxy statement/prospectus, before making a decision on the Share Exchange.

Risks Relating to the Share Exchange

The Share Exchange is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. Failure to complete the Share Exchange could have material and adverse effects on ASE.

The completion of the Share Exchange is subject to a number of conditions, including, among other things, the approval by ASE shareholders of the proposal on the Joint Share Exchange Agreement and the Share Exchange and the approval by SPIL shareholders of the proposal on the Joint Share Exchange Agreement and the Share Exchange and obtaining antitrust and other regulatory approvals or decisions not to challenge the Share Exchange which may make the completion and timing of the completion of the Share Exchange uncertain. See the section entitled “The Joint Share Exchange Agreement — Conditions to Consummation of the Share Exchange” for a more detailed discussion. Also, the Joint Share Exchange Agreement will be automatically terminated if the Share Exchange has not been consummated by October 31, 2018.

If the Share Exchange is not completed on a timely basis, or at all, ASE’s respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the Share Exchange, ASE will be subject to a number of risks, including the following:

•	ASE is required to pay their respective costs relating to the Share Exchange, such as legal, accounting, financial advisory and printing fees, even if the Share Exchange is not completed;

•	time and resources committed by ASE’s management to matters relating to the Share Exchange could otherwise have been devoted to pursuing other beneficial opportunities;

•	the market prices of ASE Common Shares could decline to the extent that the current market prices of ASE Common Shares reflect a market assumption that the Share Exchange will be completed;

•	ASE may have to dispose of its 33.29% interest in SPIL at a loss if the Share Exchange is not consummated, which may significantly affect ASE’s financial position; and

•	ASE could be subject to litigation related to any failure to complete the Share Exchange or related to any enforcement proceedings commenced against ASE to perform their respective obligations under the Joint Share Exchange Agreement.

ASE is subject to business uncertainties and contractual restrictions while the proposed Share Exchange is pending, which could adversely affect each party’s business and operations.

While the Share Exchange is pending completion, it is possible that certain customers, suppliers and other persons with whom ASE has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their business relationships with ASE, as the case may be, as a result of the pending the Share Exchange, which could negatively affect ASE’s revenues, earnings and cash flows, as well as the market price of ASE Common Shares, regardless of whether the Share Exchange is completed.

Under the terms of the Joint Share Exchange Agreement, ASE is subject to certain restrictions on the conduct of its business prior to completing the Share Exchange, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to acquire assets.

The Share Exchange is subject to the receipt of approvals, consents or clearances from domestic and foreign regulatory authorities that may impose conditions that could have an adverse effect on ASE or HoldCo or, if not obtained, could prevent the completion of the Share Exchange.

Before the Share Exchange can be completed, any approvals, consents or clearances, including antitrust approval and clearances, required in connection with the Share Exchange must have been obtained. In deciding whether to grant the required regulatory approval, consent or clearance, the relevant governmental entities will consider the impact of the Share Exchange on competition within their relevant jurisdiction. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of HoldCo’s business.

Under the Joint Share Exchange Agreement, ASE and SPIL have agreed to use their reasonable efforts to obtain such approvals, consents and clearances and therefore may be required to comply with conditions or limitations imposed by governmental authorities. However, no assurance can be given that the applicable regulatory agencies will approve the transaction or that any such transaction can be completed prior to or upon the completion of the Share Exchange, or at all.

There can be no assurance that regulators will not impose unanticipated conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the Share Exchange or imposing additional material costs on or materially limiting the revenues of HoldCo following the completion of the Share Exchange.

There can be no assurance that ASE will be able to secure the funds necessary to pay the cash portion of the Cash Consideration on acceptable terms, in a timely manner, or at all.

ASE intends to fund the Cash Consideration with a combination of cash on hand and debt financing. To this end, Citibank Taiwan Limited and DBS Bank Ltd., Taipei Branch have each issued a highly confident letter stating that it is highly confident that it could arrange debt facilities for the Share Exchange up to US$3.8 billion and NT$53 billion (US$1.74 billion), respectively. However, neither ASE nor any of its subsidiaries has entered into definitive agreements for the debt financing (or any equity issuance or other financing arrangements in lieu thereof). There can be no assurance that ASE will be able to secure the debt financing pursuant to the highly confident letters.

In the event that the debt financing contemplated by the highly confident letters is not available, other financing may not be available on acceptable terms, in a timely manner, or at all. If ASE is unable to secure financing for the Share Exchange, the Share Exchange may not be completed. In the event of a termination of the Joint Share Exchange Agreement due to ASE’s failure to obtain the necessary financing to complete the Shares Exchange, ASE and HoldCo may be jointly and severally liable to pay to SPIL, in addition to the actual damages incurred, liquidated damages in the amount of NT$8.5 billion (US$0.3 billion).

The unaudited pro forma condensed combined financial data in this proxy statement/prospectus is presented for illustrative purposes only and may differ materially from the operating results and financial condition of HoldCo following completion of the pro forma events.

The unaudited pro forma condensed combined financial data in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of HoldCo. The preparation of the pro forma condensed combined financial information is based upon available information and certain assumptions and estimates that ASE and SPIL currently believe are reasonable. The unaudited pro forma condensed combined financial data reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to SPIL’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of SPIL as of the Effective Time. In addition, subsequent to the completion of the Share Exchange, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See the section entitled “Selected Unaudited Pro Forma Condensed Combined Financial Data.”

HoldCo may fail to successfully integrate the resources from ASE and SPIL and realize the anticipated benefits from the Share Exchange.

The success of the Share Exchange and the holding company structure that will be created pursuant to such Share Exchange will depend, in large part, on the ability of HoldCo to realize the anticipated synergies, operational efficiencies and growth opportunities from the Share Exchange. The realization of the anticipated benefits of the holding company structure may be blocked, delayed or reduced as a result of many factors, some of which may be outside our control. These factors include:

•	the complexities associated with integrating resources with ASE and SPIL continuing to operate independently and failure to leverage the holding company structure to realize operational efficiencies;

•	unforeseen contingent risks, including lack of required capital resources or increased tax liabilities, relating to the holding company structure that may become apparent in the future;

•	the considerations discussed in the next risk factor;

•	unexpected business disruptions; and

•	failure to attract, develop and retain personnel with necessary expertise.

In addition, there may be valuation discounts as a result of the adoption of a holding company structure which may have an adverse effect on the trading value of HoldCo Common Shares or ADSs. Any of the foregoing could adversely affect ASE’s and SPIL’s ability to maintain relationships with customers, suppliers, employees and other constituencies or ASE’s and SPIL’s ability to achieve the anticipated benefits of the Share Exchange or could reduce each of ASE’s and SPIL’s earnings or otherwise adversely affect the business and financial results of HoldCo.

The independent operations of SPIL after the completion of the Share Exchange may make it difficult to integrate the operations of both companies.

Although SPIL will become a wholly owned subsidiary of HoldCo after the completion of the Share Exchange, under the terms of the Joint Share Exchange Agreement, ASE and SPIL have agreed that SPIL will maintain a high degree of independence with respect to its operations and corporate governance. ASE and SPIL have entered into a number of covenants to ensure SPIL’s independence of operation.

For a more detailed description of these and other covenants, please refer to “The Joint Share Exchange Agreement – Post-Closing Operation and Corporate Governance – Independence” and “Annex A: Joint Share Exchange Agreement dated June 30, 2016 (English translation).”

Notwithstanding the agreement to maintain SPIL’s independent operations, under the Joint Share Exchange Agreement, HoldCo is required to assist SPIL’s operations. For example, HoldCo will, to the extent that it is capable, provide guaranties, funding or other support sufficient to enable SPIL to obtain financing from third parties (including, but not limited to, guarantee documentation acceptable to financing parties), in order to meet SPIL’s funding needs, including, but not limited to, capital expenditure and working capital.

There are uncertainties as to the impact of the independence of SPIL in terms of its operation and corporate governance would have on integration plans and future growth opportunities of ASE and SPIL under Holdco.

The future results of HoldCo may suffer if HoldCo does not effectively manage its expanded operations following the completion of the Share Exchange.

Following the completion of the Share Exchange, the size of the business of HoldCo will increase significantly beyond the current size of either ASE’s or SPIL’s business. HoldCo’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that HoldCo will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the completion of the Share Exchange.

Since HoldCo will be a holding company, it will depend on limited forms of funding to fund its operations.

As a holding company, HoldCo will have no significant assets other than the shares of its subsidiaries. HoldCo’s primary sources of funding and liquidity will be dividends from its subsidiaries, sales of the interests in its subsidiaries and direct borrowings and issuances of equity or debt securities. HoldCo’s ability to meet the obligations to its direct creditors and employees and other liquidity needs and regulatory requirements will depend on timely and adequate distributions from its subsidiaries and its ability to sell securities or obtain credit from its lenders.

HoldCo’s ability to pay operating and financing expenses and dividends will depend primarily on the receipt of sufficient funds from its principal operating subsidiaries. Statutory provisions regulate HoldCo’s operating subsidiaries’ ability to pay dividends. If HoldCo’s operating subsidiaries are unable to pay dividends to HoldCo in a timely manner and in amounts sufficient to pay for HoldCo’s operation and financing expenses or to declare and pay dividends and to meet its other obligations, HoldCo may not be able to pay dividends or it may need to seek other sources of funding.

Furthermore, HoldCo’s inability to sell its securities or obtain funds from its lenders on favorable terms, or at all, could also result in HoldCo’s inability to meet its liquidity needs and regulatory requirements and may disrupt its operations at the holding company level.

In connection with the Share Exchange, existing ASE shareholders may not trade the ASE Common Shares or ADSs during certain periods.

In connection with the Share Exchange, ASE Common Shares will be suspended from trading on the TWSE, and ASE ADSs will be suspended from trading on the NYSE starting from the eighth (8th) ROC Trading Day before the Effective Time. As a result, holders of ASE Common Shares and ADSs will not be able to trade those shares or ADSs, or HoldCo shares or ADSs they will be entitled to receive when the Share Exchange is completed, during the applicable trading gap. Accordingly, these holders will be subject to the risk of not being able to liquidate their shares during a falling market, whether for ROC equities generally or for ASE Common Shares and ASE ADSs in particular.

There has been no prior market for the HoldCo Common Shares or ADSs.

ASE plans to apply for listing HoldCo Common Shares and HoldCo ADSs and expect that HoldCo Common Shares will begin trading in Taiwan during TWSE trading hours, and HoldCo ADSs will begin trading in the U.S. during NYSE trading hours, on the effective date of the Share Exchange. However, given that HoldCo will be formed as a new entity, there will be no public market for HoldCo Common Shares or HoldCo ADSs prior to their issuance in connection with the Share Exchange. An active public market in the HoldCo Common Shares or HoldCo ADSs may not develop or be sustained after their issuance.

Risks Relating to Owning HoldCo ADSs

The market for HoldCo ADSs may not be liquid.

Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors, compared to less active and less liquid markets. Liquidity of a securities market is often a function of the volume of the underlying shares that are publicly held by unrelated parties.

Although holders of HoldCo ADS will be entitled to withdraw HoldCo Common Shares underlying the ASE ADSs from the depositary at any time, ROC law requires that HoldCo Common Shares be held in an account in the ROC or sold for the benefit of the holder on the TWSE. In connection with any withdrawal of HoldCo Common Shares from the HoldCo ADS facility, the HoldCo ADSs evidencing these common shares will be cancelled. Unless additional ADSs are issued, the effect of withdrawals will be to reduce the number of outstanding ADSs. If a significant number of withdrawals are effected, the liquidity of HoldCo ADSs will be substantially reduced.

HoldCo will be a foreign private issuer, and as such it is exempt from certain provisions applicable to United States domestic public companies.

Because HoldCo qualifies as a foreign private issuer, it is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•	sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	selective disclosure rules by issuers of material nonpublic information under Regulation FD.

HoldCo will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, HoldCo intends to publish its results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information HoldCo is required to file with or furnish to the SEC will be less extensive and less timely as compared to that required to be filed with the SEC by United States domestic issuers.

As a ROC company listed on the NYSE, HoldCo will be subject to the NYSE corporate governance listing standards. However, HoldCo, as a foreign private issuer, will also be permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE’s rules for domestic U.S. issuers, provided that HoldCo discloses which requirements it is not following and describe the equivalent home country requirement in its annual report on Form 20-F. Holdco intends to rely on home country practice to exempt out of the requirement for NYSE listed companies to have a majority of independent directors. The Joint Share Exchange Agreement provides that, for the first term of HoldCo’ board of directors, HoldCo’s incorporators’ meeting will elect nine to thirteen non-independent directors and three supervisors who will become independent directors. The articles of incorporation of HoldCo further provides that starting from the second term of its board of directors term, HoldCo shall have thirteen directors, of which three shall be three independent directors and ten non-independent directors.

To the extent that HoldCo chooses to follow its home country corporate governance practice, its shareholders may be afforded less protection than they would otherwise have under the NYSE corporate governance listing standards applicable to U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you to invest in a United States domestic issuer.

The ongoing proceeding involving Dr. Tien Wu may have an adverse impact on HoldCo’s business and cause HoldCo’s share price to decline.

Dr. Tien Wu, ASE’s director and Chief Operating Officer and a nominee for HoldCo’s director, is currently undergoing criminal proceedings brought by the Kaohsiung Prosecutor’s Office. The indictment alleges that Dr. Tien Wu violated Article 157-1 of the ROC Securities and Exchange Law for insider trading activities involving SPIL Common Shares conducted during the period when the Initial ASE Tender Offers, the Second ASE Tender Offers and negotiations of the Joint Share Exchange MOU took place. No judicial conclusion has been reached yet for this proceeding. Further development of this proceeding may result in regulatory scrutiny from the Taiwan Stock exchange or other regulators on a discretionary basis. If Dr. Tien Wu is sentenced or pleads guilty to the alleged violations, investor confidence in HoldCo could be impaired and HoldCo’s capacity to retain or attract clients could be negatively affected. Although neither ASE, SPIL nor any their directors or the nominees for HoldCo’s directors is expected to become party to any current or future litigation related to Dr. Tien Wu, there is no assurance that there will not be similar or related litigation in the future.

Although ROC Company law and other relevant regulations do not require a company to discharge any director who receives a sentence by a court for violating Article 157-1 of the ROC Securities and Exchange Law, the Securities and Futures Investors Protection Center may file a civil lawsuit against Dr. Tien Wu to request the court to remove him from HoldCo’s board seat based on Article 10-1 of the Securities Investor and Futures Trader Protection Act. There is no assurance that this proceeding or the further scrutiny from regulators will not generate publicity or media attention. Any negative publicity in connection to this legal proceeding may adversely affect HoldCo’s, ASE’s or SPIL’s brand and reputation and result in a material adverse impact on their business operations and prospects. As ASE and HoldCo depends on the continued service of its executive officers and is not insured against the loss of service of any of their personnel, HoldCo’s or ASE’s business operations could suffer if it loses the service of any executive officers, including Dr. Tien Wu, and cannot adequately replace them.

If a non-ROC holder of HoldCo ADSs withdraws and holds HoldCo Common Shares, such holder of HoldCo ADSs will be required to appoint a tax guarantor, local agent and custodian in the ROC and register with the TWSE in order to buy and sell securities on the TWSE.

When a non-ROC holder of HoldCo ADSs elects to withdraw and hold HoldCo Common Shares represented by HoldCo ADSs, such holder of the ADSs will be required to appoint an agent for filing tax returns and making tax payments in the ROC. Such agent will be required to meet the qualifications set by the ROC Ministry of Finance and, upon appointment, becomes the guarantor of the withdrawing holder’s tax payment obligations. Evidence of the appointment of a tax guarantor, the approval of such appointment by the ROC tax authorities and tax clearance certificates or evidentiary documents issued by such tax guarantor may be required as conditions to such holder repatriating the profits derived from the sale of HoldCo Common Shares. There is no assurance that a withdrawing holder will be able to appoint, and obtain approval for, a tax guarantor in a timely manner.

In addition, under current ROC law, such withdrawing holder is required to register with the TWSE and appoint a local agent in the ROC to, among other things, open a bank account and open a securities trading account with a local securities brokerage firm, pay taxes, remit funds and exercise such holder’s rights as a shareholder. Furthermore, such withdrawing holder must appoint a local bank or a local securities firm to act as custodian for confirmation and settlement of trades, safekeeping of securities and cash proceeds and reporting and declaration of information. Without satisfying these requirements, non-ROC withdrawing holders of HoldCo ADSs would not be able to hold or otherwise subsequently sell HoldCo Common Shares on the TWSE or otherwise.

Pursuant to ROC Mainland Investors Regulations, only qualified domestic institutional investors (“QDIIs”) or persons that have otherwise obtained the approval from the Investment Commission of the MOEA and registered with the TWSE are permitted to withdraw and hold shares from a depositary receipt facility. In order to hold such shares, such QDIIs are required to appoint an agent and custodian as required by the Regulations Governing Securities Investment and Futures Trading in Taiwan by Mainland Area Investors. If the aggregate amount of HoldCo shares held by any QDII or shares received by any QDII upon a single withdrawal account or multiple withdrawal accounts for 10.0% of HoldCo’s total issued and outstanding shares, such QDII must obtain the prior approval from the MOEA. We cannot assure you that such approval would be granted.

A different view of the ROC tax agency from our current treatment of the ROC securities transaction tax might cause tax uncertainties to HoldCo shareholders

Uncertainty exists as to whether the consideration received by ASE shareholders for the Share Exchange will be subject to the ROC securities transaction tax. In the view of Baker & McKenzie, by reasonable interpretation of the ROC Mergers and Acquisitions Act based on current rules and regulations promulgated by the ROC tax authority, the Share Exchange should be exempted from such tax under the ROC Mergers and Acquisitions Act. HoldCo intends to issue the share consideration to ASE shareholders at the Effective Time without deducting or withholding any ROC securities transaction tax. However, due to lack of precedents, ASE and Baker & McKenzie cannot assure you that the ROC tax agency will not take a different view on this. In the event that the ROC tax agency decides to charge securities transaction tax for the Share Exchange after the Effective Time, HoldCo will pay the tax and could demand reimbursement from former ASE shareholders, i.e., Holdco shareholders at that time.

Restrictions on the ability to deposit HoldCo Common Shares into HoldCo ADS facility may adversely affect the liquidity and price of HoldCo ADSs.

The ability to deposit HoldCo Common Shares into HoldCo ADS facility is restricted by ROC law. A significant number of withdrawals of HoldCo Common Shares underlying HoldCo ADSs would reduce the liquidity of the ADSs by reducing the number of ADSs outstanding. As a result, upon completion of the Share Exchange, the prevailing market price of HoldCo ADSs on the NYSE may differ from the prevailing market price of HoldCo Common Shares on the TWSE. Under current ROC law, no person or entity may deposit HoldCo Common Shares in the HoldCo ADS facility without specific approval of the FSC, unless:

(1)	HoldCo pays stock dividends on its common shares;

(2)	HoldCo makes a free distribution of its common shares;

(3)	holders of HoldCo ADSs exercise preemptive rights in the event of capital increases; or

(4)	to the extent permitted under the HoldCo Deposit Agreement and the relevant custody agreement, investors purchase HoldCo Common Shares, directly or through the depositary, on the TWSE, and deliver HoldCo Common Shares to the custodian for deposit into the HoldCo ADS facility, or the shareholders of HoldCo deliver HoldCo Common Shares to the custodian for deposit into the HoldCo ADS facility.

With respect to item (4) above, the HoldCo Depositary may issue HoldCo ADSs against the deposit of HoldCo Common Shares only if the total number of HoldCo ADSs outstanding following the deposit will not exceed the number of HoldCo ADSs previously approved by the FSC, plus any HoldCo ADSs issued pursuant to the events described in items (1), (2) and (3) above.

In addition, in the case of a deposit of HoldCo Common Shares requested under item (4) above, the depositary will refuse to accept deposit of HoldCo Common Shares if such deposit is not permitted under any legal, regulatory or other restrictions notified by HoldCo to the HoldCo Depositary from time to time, which restrictions may include blackout periods during which deposits may not be made, minimum and maximum amounts and frequency of deposits.

Holders of HoldCo ADSs will not have the same voting rights as HoldCo shareholders, which may affect the value of their HoldCo ADSs.

The voting rights of a holder of HoldCo ADSs as to HoldCo Common Shares represented by its HoldCo ADSs will be governed by the HoldCo Deposit Agreement which will take effect at or after the Effective Time and which form has been included as exhibit 4.2 in this proxy statement/prospectus. Holders of HoldCo ADSs will not be able to exercise voting rights on an individual basis. If holders representing at least 51% of the HoldCo ADSs outstanding at the relevant record date instruct the HoldCo Depositary to vote in the same manner regarding a resolution, including the election of directors, the HoldCo Depositary will cause all HoldCo Common Shares represented by the HoldCo ADSs to be voted in that manner. If the HoldCo Depositary does not receive timely instructions representing at least 51% of the HoldCo ADSs outstanding at the relevant record date to vote in the same manner for any resolution, including the election of directors, holders of HoldCo ADSs will be deemed to have instructed the HoldCo Depositary or its nominee to authorize all HoldCo Common Shares represented by the HoldCo ADSs to be voted at the discretion of the Chairman of HoldCo or his designee, which may not be in the interest of holders of HoldCo ADSs. Moreover, upon the completion of the Share Exchange, shareholders who own 1% or more of HoldCo outstanding shares are entitled to submit one proposal to be considered at HoldCo annual general meetings of shareholders. However, only holders representing at least 51% of HoldCo ADSs outstanding at the relevant record date are entitled to submit one proposal to be considered at HoldCo annual general meetings of shareholders. Hence, only one proposal may be submitted on behalf of all HoldCo ADS holders.

The right of holders of HoldCo ADSs to participate in future rights offerings is limited, which could cause dilution to HoldCo ADS holders’ holdings.

HoldCo may from time to time distribute rights to its shareholders, including rights to acquire its securities. Under the HoldCo Deposit Agreement, the HoldCo Depositary will not offer holders of HoldCo ADSs those rights unless both the distribution of the rights and the underlying securities to all HoldCo ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. Although HoldCo may be eligible to take advantage of certain exemptions under the Securities Act available to certain foreign issuers for rights offerings, there are no assurances that HoldCo will be able to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement for any of these rights. Accordingly, holders of HoldCo ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings.

If the HoldCo Depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case holders of HoldCo ADSs will receive no value for these rights.

Changes in exchange controls which restrict your ability to convert proceeds received from your ownership of HoldCo ADSs may have an adverse effect on the value of your investment.

Under current ROC law, the HoldCo Depositary, without obtaining approvals from the Central Bank of the Republic of China (Taiwan) or any other governmental authority or agency of the ROC, may convert NT dollars into other currencies, including U.S. dollars, for:

•	the proceeds of the sale of HoldCo Common Shares represented by HoldCo ADSs or received as stock dividends from HoldCo Common Shares and deposited into the depositary receipt facility; and

•	any cash dividends or distributions received from HoldCo Common Shares represented by HoldCo ADSs.

In addition, the HoldCo Depositary may also convert into NT dollars incoming payments for purchases of HoldCo Common Shares for deposit in the HoldCo ADS facility against the creation of additional HoldCo ADSs. The HoldCo Depositary may be required to obtain foreign exchange approval from the Central Bank of the Republic of China (Taiwan) on a payment-by-payment basis for conversion from NT dollars into foreign currencies of the proceeds from the sale of subscription rights for new HoldCo Common Shares. Although it is expected that the Central Bank of the Republic of China (Taiwan) will grant this approval as a routine matter, there is no assurance that in the future any approval will be obtained in a timely manner, or at all.

Exchange Rates

The table below sets forth the exchange rates of NT dollars against U.S. dollars set forth in the H.10 statistical release of the Federal Reserve Board for the periods indicated.

	Exchange Rate
	Average	High	Low	Period End
2012	29.47	30.28	28.96	29.05
2013	29.73	30.20	28.93	29.83
2014	30.38	31.80	29.85	31.60
2015	31.80	33.17	30.37	32.79
2016	32.23	33.74	31.05	32.40
2017	30.40	32.37	29.64	29.64
July	30.39	30.61	30.18	30.20
August	30.23	30.35	30.07	30.13
September	30.13	30.37	29.93	30.33
October	30.25	30.44	30.12	30.12
November	30.08	30.21	29.97	29.98
December	29.95	30.05	29.64	29.64
2018
January (through January 5, 2018)	29.56	29.60	29.47	29.47

______________________

Note: Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages were calculated by using the average of the daily rates during the relevant month.

On January 5, 2018, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board was NT$29.47 to US$1.00.

We make no representation that any NT dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or NT dollars, as the case may be, at any particular rate, or at all. Fluctuations in the exchange rate between NT dollars and U.S. dollars will affect the U.S. dollar equivalent of the NT dollar price of ASE Common Shares.

Market Price and Dividend Information

Market Price Information

ASE Common Shares are listed on the TWSE under the stock code “2311.” The table below shows, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the TWSE for ASE Common Shares. The closing price for ASE Common Shares on the TWSE on January 12, 2018 was NT$ 38.80 per share.

	Closing Price per ASE Common Share (in NT$)
	High	Low
2012	31.10	20.15
2013	30.65	23.60
2014	41.00	26.80
2015	47.75	30.00
First quarter	47.75	36.65
Second quarter	46.65	39.70
Third quarter	42.10	30.00
Fourth quarter	39.00	33.40
2016	39.60	28.65
First quarter	38.30	33.75
Second quarter	36.95	28.65
Third quarter	39.60	34.60
Fourth quarter	38.80	32.20
2017	41.75	32.80
First quarter	39.90	32.80
Second quarter	39.40	37.00
Third quarter	40.85	35.60
July	40.85	38.55
August	40.30	36.40
September	37.15	35.60
Fourth quarter	41.75	36.35
October	38.10	36.35
November	41.75	36.40
December	39.05	37.35
2018
First quarter
January (through January 12, 2018)	39.10	38.30

______________________

Source: Bloomberg

ASE ADSs have been listed on the New York Stock Exchange under the symbol “ASX” since September 26, 2000. The outstanding ASE ADSs are identified by the CUSIP number 00756M404. The following table sets forth, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the New York Stock Exchange for ASE ADSs and the highest and lowest of the daily closing values of the New York Stock Exchange Index. The closing price for ASE ADSs on the New York Stock Exchange on January 12, 2018 was US$6.66 per ADS.

	Closing Price per ASE ADS (in US$)
	High	Low
2012	5.27	3.54
2013	5.35	3.91
2014	6.87	4.45
2015	7.89	4.69
First quarter	7.89	5.96
Second quarter	7.51	6.39
Third quarter	6.67	4.69
Fourth quarter	6.12	5.18
2016	6.21	4.41
First quarter	5.87	4.95
Second quarter	5.78	4.41
Third quarter	6.21	5.35
Fourth quarter	6.12	4.92
2017	7.07	5.09
First quarter	6.62	5.09
Second quarter	6.54	6.04
Third quarter	6.65	5.86
July	6.63	6.24
August	6.65	6.02
September	6.23	5.86
Fourth quarter	7.07	6.10
October	6.39	6.15
November	7.07	6.10
December	6.55	6.32
2018
First quarter
January (through January 12, 2018)	6.70	6.59

______________________

Source: Bloomberg

SPIL Common Shares are listed on the TWSE under the stock code “2325.” The table below shows, for the periods indicated, the high and low closing prices on the TWSE for SPIL Common Shares.

	Closing Price per SPIL Common Share (in NT$)
	High	Low
2012	36.50	26.80
2013	39.00	30.20
2014	55.30	35.40
2015	56.20	33.10
First quarter	56.20	47.20
Second quarter	52.40	45.00
Third quarter	47.45	33.10
Fourth quarter	52.40	39.65
2016	53.40	43.30
First quarter	52.70	48.35
Second quarter	53.40	43.30
Third quarter	48.55	46.30
Fourth quarter	48.60	46.00
2017	50.30	47.25
First quarter	49.90	47.25
Second quarter	50.80	48.00
Third quarter	50.40	47.25
July	50.40	48.95
August	50.00	47.75
September	48.50	47.25
Fourth quarter	50.30	47.70
October	48.75	47.80
November	50.20	47.70
December	50.30	49.70
2018
First quarter
January (through January 12, 2018)	50.30	50.00

SPIL ADSs are listed on the NASDAQ under the symbol “SPIL.” The table below shows, for the periods indicated, the high and low closing prices on the NASDAQ for SPIL ADSs.

	Closing Price per SPIL ADS (in US$)
	High	Low
2012	6.04	4.52
2013	6.50	5.06
2014	8.88	5.62
2015	9.09	5.06
First quarter	9.09	7.46
Second quarter	8.49	7.30
Third quarter	7.55	5.06
Fourth quarter	8.05	6.16
2016	8.27	6.62
First quarter	8.21	7.16
Second quarter	8.27	6.62
Third quarter	7.68	7.19
Fourth quarter	7.57	7.13
2017	8.41	7.24
First quarter	8.13	7.24
Second quarter	8.36	7.83
Third quarter	8.24	7.81
July	8.24	7.92
August	8.17	7.81
September	7.81	7.81
Fourth quarter	8.41	7.80
October	8.04	7.81
November	8.36	7.80
December	8.41	8.24
2018
First quarter
January (through January 12, 2018)	8.51	8.39

Dividends and Dividend Policy

ASE

ASE has historically paid dividends on ASE Common Shares with respect to the results of the preceding year following approval by ASE shareholders at the annual general meeting of shareholders. ASE has paid annual dividends on its common shares since 1989, except in 2002 and 2006 due to the losses it incurred in the 2001 and 2005 fiscal years, respectively.

The following table sets forth the stock dividends ASE paid during each of the years indicated and related information.

	Cash Dividends per ASE Common Share		Stock Dividends per Common Share(1)	Total ASE Common Shares Issued as Stock Dividends	Outstanding ASE Common Shares on Record Date(2)	Percentage of Outstanding ASE Common Shares Represented by Stock Dividends
	NT$		NT$
2013	1.05		–	–	7,611,579,786	–
2014	1.29	(3)	–	–	7,847,817,646	–
2015	2.00		–	–	7,900,130,996	–
2016	1.60		–	–	7,931,725,946	–

_________________________

(1)	Stock dividends were paid out from retained earnings and capital surplus. Holders of common shares receive as a stock dividend the number of common shares equal to the NT dollar value per common share of the dividend declared multiplied by the number of common shares owned and divided by the par value of NT$10 per share. Fractional shares are not issued but are paid in cash.

(2)	Aggregate number of ASE Common Shares outstanding on the record date applicable to the dividend payment. Includes ASE Common Shares issued in the previous year under our employee bonus plan.

(3)	On June 26, 2014, ASE’s shareholders approved a cash dividend of NT$1.30 per share for 2013 earnings. On July 29, 2014, the ASE Board resolved to adjust the cash dividend ratio to NT$1.29411842 because the number of outstanding ASE Common Shares had changed as a result of the exercise of share options.

SPIL

SPIL may distribute dividends in any year in which SPIL has current or retained earnings (excluding reserves). SPIL has historically paid dividends on the Shares with respect to the results of the preceding year following approval by SPIL shareholders at the annual general meeting of shareholders. SPIL has paid annual dividends on its Shares since 1995, except in 2002 and 2003 because it incurred losses in 2001 and the shareholders did not resolve to declare a dividend in 2002. SPIL may also make distributions to its shareholders by capitalizing reserves, including the legal reserve and capital surplus if it does not have losses.

The following table sets forth the stock dividends SPIL paid during each of the years indicated and related information.

	Cash Dividends Per SPIL Common Share		Stock Dividends per SPIL Common Share(1)	Total SPIL Common Shares Issued as Stock Dividends(2)	Outstanding SPIL Common Shares at Year-End
	NT$		NT$
2013	1.67	(3)	–	–	3,116,361,139
2014	1.80		–	–	3,116,361,139
2015	3.00		–	–	3,116,361,139
2016	3.80	(4)	–	–	3,116,361,139

_________________________

(1)	Stock dividend is declared in NT dollar amount per common share. The number of shares received by a shareholder equals to the NT dollar amount per common share of dividend declared multiplied by the number of shares owned by the shareholder and divided by the par value of NT$10 per common share.

(2)	Total number of common shares issued as stock dividends include common shares issued from retained earnings and from capital reserve.

(3)	Of which NT$0.30 per share is from capital reserve and NT$1.37 per common share is from earnings distribution.

(4)	Of which NT$1.0 per share is from our capital reserve and NT$2.80 per share is from earnings distribution.

Information about the Companies

ASE

ASE is a company limited by shares incorporated under the laws of the ROC. ASE’s services include semiconductor packaging, production of interconnect materials, front-end engineering testing, wafer probing and final testing services, as well as integrated solutions for electronics manufacturing services in relation to computers, peripherals, communications, industrial, automotive, and storage and server applications.

ASE Common Shares are traded on the TWSE under the ticker “2311” and ASE ADSs are traded on the NYSE under the symbol “ASX.” ASE’s principal executive offices are located at 26 Chin Third Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan, Republic of China and our telephone number at the above address is +886-7-361-7131.

SPIL

SPIL is a company incorporated under the ROC Company Law as a company limited by shares with its principal business address at No. 123, Sec. 3, Da Fong Road, Tantzu, Taichung, Taiwan, Republic of China. The telephone number of SPIL’s principal executive office is 886-4-2534-1525. The name, business address, present principal employment and citizenship of each director and executive officer of SPIL are set forth below.

HoldCo

It is expected that HoldCo will be a company limited by shares incorporated under the laws of the ROC and will be formed at the Effective Time. HoldCo will initially serve exclusively as the holding company for the ASE, SPIL, as well as their subsidiaries and investees.

It is expected that HoldCo Common Shares will be traded on the TWSE and HoldCo ADSs will be traded on the NYSE. It is expected that HoldCo’s principal executive offices will be located at 26 Chin Third Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan, Republic of China and its telephone number at the above address will be +886-7-361-7131.

Extraordinary General Shareholders’ Meeting of ASE

General

The date, time and place of the ASE EGM to vote for the Share Exchange is expected to be held at 10:00 A.M. on February 12, 2018 (Taiwan time), at Zhuang Jing Auditorium, 600 Jiachang Road, Nantze Export Processing Zone, Nantze District, Kaohsiung City, Taiwan, Republic of China. Holders of ASE Common Shares will be entitled exercise voting rights by electronic means or by attending the ASE EGM in person or by proxy, if they are recorded on ASE’s stockholder register on January 14, 2018. Holders of ASE ADSs will be entitled to instruct the ASE Depositary (Citibank), as to how to vote their underlying shares of ASE Common Shares at the ASE EGM in accordance with the procedures set forth in this prospectus, if those holders were recorded on such ASE Depositary’s register of ASE ADS holders on January 12, 2018.

This proxy statement/prospectus will be filed with the SEC no later than 20 business days prior to the date of the ASE EGM. ASE will publish the notice of convocation for such ASE EGM on the MOPS in Taiwan, and distribute the notice of convocation to all holders of ASE Common Shares by mail at least 15 calendar days prior to the date of the ASE EGM. The ASE Depositary will send to holders of ASE ADSs a notice and voting instruction from the depositary prior to the date of the ASE EGM. The form of depositary notice to holders of ASE ADSs and the form of voting instructions for use by holders of ASE ADSs are included in this proxy statement/prospectus as Exhibit 99.1 and Exhibit 99.2, respectively.

The purpose of the ASE EGM is to vote on the following proposals:

In connection with ASE

•	Proposal 1. To consider and to vote upon the joint share exchange agreement entered into between ASE and SPIL on June 30, 2016 and as supplemented by the Supplemental Agreement dated December 14, 2017 (the “Joint Share Exchange Agreement”) and the proposed share exchange and the other transactions contemplated by the Joint Share Exchange Agreement

•	Proposal 2. To consider and to vote upon the amendment to the Procedures for Lending Funds to Other Parties of ASE

•	Proposal 3. To consider and to vote upon the amendment to the Procedures of Making the Endorsement and Guarantees of ASE

•	Proposal 4. To consider and to vote upon the amendment to the Procedures for Acquisition or Disposal of Assets of ASE

In connection with HoldCo

•	Proposal 1. To consider and to vote upon the Rules of Procedure for Shareholders' Meetings of HoldCo

•	Proposal 2. To consider and to vote upon the adoption of the articles of incorporation of HoldCo

•	Proposal 3. To consider and to vote upon the Rules Governing the Election of Directors and Supervisors of HoldCo

•	Proposal 4. To consider and elect the members of the board of directors and supervisors of HoldCo

•	Proposal 5. To consider and to vote upon the proposal to waive the non-competition clauses applicable to newly elected directors of HoldCo

•	Proposal 6. To consider and to vote upon the Procedures for Lending Funds to Other Parties of HoldCo

•	Proposal 7. To consider and to vote upon the Procedures of Making the Endorsement and Guarantees of HoldCo

•	Proposal 8. To consider and to vote upon the Procedures for Acquisition or Disposal of Assets of HoldCo

We will provide additional information regarding the proposals outlined above (other than Proposal 1 in connection with ASE) which we shall file on a Form 6-K prior to the ASE EGM.

Voting

Record Date

Holders of ASE Common Shares will be entitled exercise voting rights by electronic means or by attending the ASE EGM in person or by proxy. You may vote at the ASE EGM of ASE only if you are registered as a holder of one or more of ASE Common Shares in ASE’s register of shareholders on January 14, 2018 (Taiwan Time).

As of November 30, 2017, there were 8,727.813.764 ASE Common Shares issued and outstanding, including 552,280,665 ASE Common Shares represented by ASE ADSs. Other than the proposal for the election of directors and supervisors of ASE Industrial Holding Co., Ltd. which is through cumulative voting, each ASE shareholder is entitled to one vote per share for the proposals raised at the ASE EGM.

Vote Required

The required quorum to vote on the Share Exchange and other transactions contemplated by the Joint Share Exchange Agreement at the ASE EGM is a two-third majority of the total issued and outstanding common shares held by shareholders of ASE. The affirmative vote of shareholders representing a majority of the voting rights of the shareholders of ASE represented at the ASE EGM is required to approve the Share Exchange and other transactions contemplated by the Joint Share Exchange Agreement. Alternatively, if such quorum cannot be constituted, the resolution for the Share Exchange and other transactions contemplated by the Joint Share Exchange Agreement may be adopted by an affirmative vote representing at least two-thirds of the voting rights at the ASE EGM of shareholders for which shareholders of at least a majority of issued and outstanding common shares are present. Each shareholder is entitled to one vote per share.

Voting interest by ASE Directors and Officers

As of November 30, 2017, 2,163,879,853 ASE Common Shares, or approximately 24.8% of the outstanding shares entitled to vote, were beneficially owned by ASE’s directors and executive officers. To our knowledge, the directors and executive officers intend to support the Share Exchange proposal at the ASE EGM.

Voting by ASE Depositary

As of November 30, 2017, approximately 6.3% of the total number of outstanding ASE Common Shares having voting rights were represented by ASE ADSs.

At the request of ASE, the ASE Depositary (Citibank) has fixed the close of business in New York on January 12 , 2018 as the date for determining those holders of ASE ADSs entitled to give voting instructions to the ASE Depositary. The ASE Depositary will send to holders of ASE ADSs as of that date a voting instruction card and a notice which outlines the procedures those holders must follow to give proper voting instructions to the ASE Depositary.

In accordance with and subject to the terms of ASE Deposit Agreement, holders of ASE ADSs have no individual voting rights with respect to the ASE Common Shares represented by their ASE ADSs. Pursuant to the ASE Deposit Agreement, each holder of ASE ADSs is deemed to have authorized and directed the ASE Depositary to appoint the Chairman of ASE or his/her designee as Voting Representative of the ASE Depositary, the custodian or the nominee who is registered in the ROC as representative of the holders ASE ADSs to vote the ASE Common Shares represented by ASE ADSs, as more fully described below.

In accordance with and subject to the terms of the ASE Deposit Agreement, if holders of ASE ADSs together holding at least 51% of all the ASE ADSs outstanding as of the record date set by the ASE Depositary for the ASE EGM to instruct the ASE Depositary, prior to the ASE ADS voting instructions deadline, to vote in the same manner with respect to any of the proposals to be voted on at the EGM, the ASE Depositary shall notify the Voting Representative and appoint the Voting Representative as the representative of the ASE Depositary and the holders of ASE ADSs to attend the ASE EGM and vote, as to such proposals, all ASE Common Shares represented by ASE ADSs outstanding in the manner so instructed by such holders. If voting instructions are received from an ASE ADS holder by the ASE Depositary as of the ASE ADS voting instructions deadline which are signed but without further indication as to voting instructions, the ASE Depositary shall deem such holder to have instructed a vote in favor of the items set forth in such instructions.

In accordance with and subject to the terms of the ASE Deposit Agreement, if, for any reason, the ASE Depositary has not, prior to the ASE ADS voting instructions deadline, received instructions from holders of ASE ADSs together holding at least 51% of all ASE ADSs outstanding as of the record date set by the ASE Depositary for the ASE EGM to vote in the same manner with respect to any of the proposals to be voted on at the EGM, the holders of all ASE ADSs shall be deemed to have authorized and directed the ASE Depositary to give a discretionary proxy to the Voting Representative, as the representative of the holders of ASE ADSs, to attend the ASE EGM and vote, as to such proposals, all the ASE Common Shares represented by ASE ADSs then outstanding in his/her discretion; provided, however, that the ASE Depositary will not give a discretionary proxy as described if it fails to receive under the terms of the ASE Deposit Agreement a satisfactory opinion from ASE’s counsel prior to the ASE EGM. In such circumstances, the Voting Representative shall be free to exercise the votes attaching to the ASE Common Shares represented by ASE in any manner he/she wishes, which may not be in the best interests of the ASE ADS holders. The Voting Representative has informed ASE that he plans as of the date of this proxy statement/prospectus to vote in favor of all of the proposals at the ASE EGM, although he has not entered into any agreement obligating him to do so.

Voting Mechanism

Holders of ASE Common Shares are entitled to exercise voting rights by electronic means or by attending the ASE EGM in person or by proxy.

You may exercise your voting right by electronic means during the Electronic Voting Period. Shareholders who intend to exercise voting right electronically must log in to the website maintained by the Taiwan Depository & Clearing Corporation (https://www.stockvote.com.tw) and inputting an exercise code. Internet voting is available only in the Chinese language.

You may also exercise your voting rights by attending the ASE EGM in person or by proxy using a duly authorized power of attorney in the prescribed form attached to the notice of convocation distributed by ASE prior to the ASE EGM.

Revocation

Shareholders who previously exercised their voting right electronically may revoke or submit a subsequent vote via the electronic voting website anytime within the Electronic Voting Period. Once an electronic voting has been revoked, such shareholder may attend the ASE EGM in person or by proxy.

Shareholders who previously presented a valid proxy to ASE or exercised their voting rights electronically but then wish to attend the ASE EGM in person are required to revoke their proxy in writing addressed to ASE or revoke your electronic vote by logging in to the electronic voting website at least two (2) calendar days prior to the ASE EGM .Otherwise, the voting right exercised by their proxy or through the electronic voting website at the ASE EGM will prevail.

Solicitation of Proxies, Consents or Authorizations.

Under ROC law, ASE is prohibited from soliciting proxies, consents or authorizations at its shareholders’ meetings, including the ASE EGM at which the Share Exchange and other transactions contemplated by the Joint Share Exchange Agreement will be voted upon.

However, ASEE, a shareholder of ASE beneficially holding approximately 15.7% of the total outstanding share capital of ASE as of the date of this proxy statement/prospectus, is soliciting proxies in favor of the authorization and approval of the Share Exchange and other transactions contemplated by the Joint Share Exchange Agreement prior to the ASE EGM. ASEE is controlled by ASE’s Chairman and Chief Executive Officer Jason C.S. Chang. ASEE will pay its own cost of soliciting proxies, including the cost of mailing the proxy statement. In addition to solicitation by use of the mails, proxies may be solicited by each of ASEE’s directors and executive officers, each of whom is a participant in this solicitation, in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. ASEE will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. ASEE will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

The Joint Share Exchange Agreement

Summary of the Joint Share Exchange Agreement

The following section contains a summary of certain provisions of the joint share exchange agreement dated June 30, 2016, as supplemented by the Supplemental Agreement. The following summary is qualified in its entirety by reference to the Joint Share Exchange Agreement itself, which is included in this proxy statement/prospectus as Annex A-1 and Annex A-2. We urge you to read the Joint Share Exchange Agreement carefully and in its entirety, as it is the legal document governing the Share Exchange.

Structure of the Share Exchange

The Share Exchange

Pursuant to the Joint Share Exchange Agreement, all of the issued and outstanding shares of ASE and SPIL will be transferred to a newly formed holding company, HoldCo, incorporated by ASE. HoldCo will issue new shares to ASE shareholders and pay a cash consideration to SPIL shareholders, each as described below. At the Effective Time, ASE and SPIL will become wholly owned subsidiaries of HoldCo, retaining their respective legal personalities.

HoldCo Articles of Incorporation

The Articles of Incorporation appended to the Joint Share Exchange Agreement will be proposed by the ASE board to the meeting of HoldCo’s incorporators for adoption. Once the HoldCo incorporators’ meeting passes the resolution to adopt the Articles of Incorporation, the Articles of Incorporation will become effective on the date when HoldCo is incorporated (which shall be the Effective Time).

Directors and Officers of HoldCo

Upon completion of the Share Exchange, the directors of SPIL will continue to serve as directors for their respective terms, and ASE has undertaken to reelect or appoint the directors whose terms end in June 2017, if they have not been found to violate their respective fiduciary duties. SPIL’s chairman (being Mr. Lin or his successor) and president (being Mr. Chi-Wen Tsai or his successor) are expected to serve as directors of the HoldCo. The directors of SPIL are also authorized to retain the executive officers of SPIL as long as the fiduciary duties of the directors can be discharged.

Consideration

At the Effective Time: (i) each issued SPIL Common Share immediately prior to the Effective Time (including SPIL’s treasury shares), will automatically be transferred to HoldCo and converted into the right to receive NT$55 in cash; and (ii) each SPIL ADS issued and outstanding immediately prior to the Effective Time, will be surrendered and converted into the right to receive NT$275.

In addition, at the Effective Time: (i) each issued ASE Common Share (including ASE’s treasury shares) immediately prior to the Effective Time, will be exchanged, in accordance with the exchange ratio, for 0.5 HoldCo Common Shares; and (ii) each ASE ADS issued and outstanding immediately prior to the Effective Time, will be surrendered in exchange for, in accordance with the exchange ratio, 1.25 HoldCo ADSs (following the Share Exchange, 1 HoldCo ADS will represent 2 HoldCo Common Shares, in contrast to the current ASE ADS, which represents 5 ASE Common Shares).

Treatment of Treasury Shares and Equity-Linked Securities

At the Effective Time, provided that the ASE 2015 Convertible Bonds and the ASE 2013 Convertible Bonds have not been redeemed, repurchased or repaid by ASE or converted and cancelled by the bondholders, HoldCo shall become the successor to both the ASE 2015 Convertible Bonds and the ASE 2013 Convertible Bonds pursuant to a supplemental indenture to be entered into among ASE, HoldCo and the trustee for each series of bonds. After the Effective time, provided that the ASE 2015 Convertible Bonds and the ASE 2013 Convertible Bonds have not been redeemed, repurchased or repaid by ASE or converted and cancelled by the bondholders, ASE shall continue to serve as an obligor under any outstanding ASE 2015 Convertible Bonds and ASE 2013 Convertible Bonds.

Treatment of the SPIL Convertible Bonds

If any of SPIL Convertible Bonds have not been redeemed or repurchased by SPIL and cancelled or converted by holders of the SPIL Convertible Bonds prior to the Effective Time, ASE and HoldCo jointly warrant to SPIL that HoldCo, as co-obligors with SPIL pursuant to a supplemental indenture to be entered into among SPIL, HoldCo and the trustee of the SPIL Convertible Bonds, will pay Cash Consideration (subject to additional adjustments according to the terms of the Joint Share Exchange Agreement and applicable laws), without interest and net of any applicable withholding tax, to such holders of SPIL Convertible Bonds for each SPIL Common Share they are entitled to receive if they exercise their conversion rights after the Effective Time.

Treatment of Fractional Shares

HoldCo will not issue any fractional shares of HoldCo Common Shares or HoldCo ADSs pursuant to the Share Exchange. Instead, ASE will aggregate the fractional entitlements and sell the aggregated ASE Common Shares using the closing price of ASE Common Shares on the TWSE on the trading day immediately preceding the Effective Time. Each holder of ASE Common Shares who otherwise would have received a fraction of a share of HoldCo Common Shares, will be entitled to receive, on a proportionate basis, the cash proceeds from the sale of such fractional shares.

Adjustments to the Consideration

The Cash Consideration of NT$55 per SPIL Common Share and NT$275 per SPIL ADS will be adjusted if SPIL issues any shares or cash dividends between the date of the Joint Share Exchange Agreement and the Effective Time, provided, that the Cash Consideration will not be adjusted if SPIL’s cash dividends in 2017, in aggregate, are less than 85% of SPIL’s after-tax net profit for the year 2016. In 2017, SPIL made a dividend distribution of NT$1.75 per share, which represented 55% of its after-tax net profit for the year 2016. Therefore, no adjustments were made to the Cash Consideration.

ASE and SPIL will negotiate changes to the Cash Consideration in good faith as a result of the occurrence of certain events set forth below to the extent such events occur prior to the Effective Time and result in a reduction, individually or in aggregate, in SPIL’s consolidated net book value by 10% or more compared to SPIL’s net book value in its consolidated audited financial statements as of March 31, 2016 (excluding any such decrease resulting from dividends distributed by SPIL):

•	issuance of equity-linked securities by SPIL (except for any shares of SPIL issued as a result of the exercise of conversion rights of holders of SPIL Convertible Bonds;

•	disposal of material assets by SPIL;

•	occurrence of a major disaster causing a material adverse effect to SPIL, material technical changes or other circumstances affecting SPIL’s shareholders’ interests or the share price of SPIL Common Shares; and

•	repurchase of treasury shares by SPIL, except for the repurchase of SPIL Common Shares following the exercise of appraisal rights by SPIL shareholders in connection with the Share Exchange.

As of the date of this proxy statement/prospectus, ASE and SPIL are not aware of any events requiring the parties to adjust the Cash Consideration.

Appraisal Rights

Without prejudice to the appraisal rights described below in the section entitled “Rights of Dissenting Shareholders,” if a SPIL shareholder or ASE shareholder exercises its appraisal rights, SPIL or ASE, respectively, will repurchase such shares in accordance with applicable law and regulations.

Closing of the Share Exchange

Subject to the satisfaction or waiver (as applicable) of the conditions to closing of the Share Exchange, the Share Exchange is expected to occur on a date to be agreed by HoldCo’s board of directors, the SPIL Board and the ASE Board, which date will be agreed upon and approved by such parties within 10 days of receipt of the approvals of their respective general shareholders’ meetings to effect the Share Exchange.

Within three (3) business days after the Effective Time, HoldCo will pay the full Cash Consideration to a dedicated capital account opened by SPIL’s stock transfer agent. ASE and HoldCo shall be jointly and severally liable for such payment obligation.

Representations and Warranties

The Joint Share Exchange Agreement contains various customary representations and warranties that SPIL makes to ASE relating to, among other things:

•	SPIL’s due incorporation, valid existence and authority to carry on its business operations;

•	capitalization of SPIL;

•	absence of violations of: (i) current laws or regulations of the ROC, (ii) judgments, orders or dispositions by courts, (iii) organizational documents, or (iv) contracts, representations, warranties or other obligations of SPIL, in each case as a result of entry into the Joint Share Exchange Agreement;

•	authority to enter into the Joint Share Exchange Agreement;

•	enforceability of the Joint Share Exchange Agreement;

•	approval of the SPIL Board and/or shareholders’ meeting in connection with the Share Exchange;

•	financial statements;

•	taxes;

•	the absence of litigation;

•	the absence of undisclosed liabilities;

•	title to assets;

•	absence of new material debts since December 31, 2015;

•	intellectual property;

•	labor matters;

•	environmental matters;

•	material contracts;

•	absence of default under contracts;

•	compliance with laws; and

•	accuracy of materials provided to prepare and file this proxy statement/prospectus.

The Joint Share Exchange Agreement contains various customary representations and warranties that ASE makes to SPIL relating to, among other things:

•	ASE’s due incorporation, valid existence and authority to carry on its business operations;

•	capitalization of ASE;

•	absence of violations of: (i) current laws or regulations of the ROC, (ii) judgments, orders or dispositions by courts, (iii) organizational documents, or (iv) contracts, representations, warranties or other obligations of ASE, in each case as a result of entry into the Joint Share Exchange Agreement;

•	authority to enter into the Joint Share Exchange Agreement;

•	enforceability of the Joint Share Exchange Agreement; and

•	approval of the ASE Board and/or meeting of ASE’s shareholders in connection with the Share Exchange.

The Joint Share Exchange Agreement contains various customary representations and warranties that ASE agrees to cause HoldCo to make to SPIL relating to, among other things:

•	HoldCo’s due incorporation, valid existence and authority to carry on its business operations;

•	absence of violations of: (i) current laws or regulations of the ROC, (ii) judgments, orders or dispositions by courts, (iii) organizational documents, or (iv) contracts, representations, warranties or other obligations of HoldCo, in each case as a result of entry into the Joint Share Exchange Agreement; and

•	approval of HoldCo’s incorporators’ meeting in connection with the Share Exchange.

Many of the representations and warranties of each party in the Joint Share Exchange Agreement are qualified by knowledge, materiality thresholds or “material adverse effect.” SPIL’s representations and warranties are also qualified by information in disclosure schedules and its publicly available disclosures filed with the Taiwan Financial Supervisory Commission, the TWSE and the SEC.

For purposes of the Joint Share Exchange Agreement, a “material adverse effect” to ASE or SPIL means any change, development, incident, matter, effect or fact that, individually or in aggregate, results in a material adverse effect on SPIL and its subsidiaries, or ASE and its subsidiaries, as applicable, taken as a whole, where “material” means the occurrence of such events that, individually or in the aggregate, result in a decrease in the consolidated net book value of SPIL, or ASE, as applicable, by 10% or more, compared to SPIL’s or ASE’s, as applicable, consolidated audited financial statements as of March 31, 2016; provided that, for the purposes of this definition, in no event will any of the following, individually or in the aggregate, be regarded as having or be taken into account in determining whether there has been a material adverse effect:

•	a change in capital market conditions or general economic conditions;

•	a change in geopolitical conditions occurring after the date the Joint Share Exchange Agreement was executed, or outbreak or escalation of any conflict, or any acts of terrorism or war;

•	a force majeure event occurring after the date the Joint Share Exchange Agreement was executed;

•	any change in applicable law after the date the Joint Share Exchange Agreement was executed;

•	any change of the industry in which the party or its subsidiaries operate;

•	the failure, in and of itself, to meet any predictions, forecasts, projections or estimates of revenue, profits or other financial or operational targets, or a change of market price, credit rating or trading volume of the party’s securities, provided that the directors of the party have met their duties of care and loyalty;

•	the announcement of the execution of the Joint Share Exchange Agreement or the consummation of the Share Exchange, including any transaction-related litigation, any actions required by the covenants in the Joint Share Exchange Agreement, any loss of or change of relationship with any customer, supplier, distributor or other business partners of the party or its subsidiaries, or any loss of any employees or senior management, provided that the directors of the party have met their duties of care and loyalty; and

•	in the case of ASE only, any internal restructuring of ASE and/or its subsidiaries.

The representations and warranties of each of the parties to the Joint Share Exchange Agreement will terminate upon the Effective Time or termination of the Joint Share Exchange Agreement in accordance with its terms

Pre-Closing Covenants and Agreements

Conduct of Business of SPIL Pending Closing

From the date of execution of the Joint Share Exchange Agreement until the Effective Time, SPIL will not, and will not procure its subsidiaries to, among other matters:

•	issue any equity-linked securities (other than shares issued as a result of the exercise of conversion rights by holders of SPIL Convertible Bonds); or

•	directly or indirectly repurchase, individually or through any third party, any shares or equity-linked securities, or reduce its share capital or enter into any plan of dissolution, or make any filings in connection with restructuring, settlement or bankruptcy, except for the repurchase of shares from shareholders exercising appraisal rights or in connection with the redemption of SPIL Convertible Bonds.

Superior Proposals

Except (i) if required by a court judgment, arbitral award, approval or order, administrative decision or burden/condition approved by both ASE and SPIL by competent authorities (including the TWSE, TFTC, FTC, the MOFCOM or the SEC), or (ii) if SPIL receives a Superior Proposal (as described below), SPIL has agreed that between the date of the Joint Share Exchange Agreement and the Effective Time, it will not, and it will not procure its subsidiaries to, and none of its directors, managers, employees, agents or representatives may, offer or agree to enter into, or execute, any contract, agreement or other arrangement with any third party in respect of any of the following transactions (an “Alternate Transaction”):

•	any transaction that may involve a spin-off, purchase or sale of SPIL or any other company’s shares of a non-financial investment nature;

•	a lease of all SPIL’s businesses to a third party, a joint operation with a third party, or the acquisition of the entire business or assets from a third party (except for the acquisition of the entire business or assets from a third party in an aggregate amount less than NT$500,000,000);

•	any merger or acquisition that does not involve the issue of shares in HoldCo;

•	any sale of any or all material assets or businesses of SPIL’s wholly owned subsidiaries; and

•	any disposal of any interest in any material assets or businesses, or exclusive licenses of material patents or technologies, in each case of SPIL’s wholly owned subsidiaries.

For purposes of the Joint Share Exchange Agreement, “Superior Proposal” means a bona fide, unsolicited written offer to SPIL to enter into any Alternate Transaction, made by a party other than ASE, SPIL or any of SPIL’s directors, managers, employees, agents or representatives, where the terms and conditions of such an offer are considered to be more favorable to SPIL and SPIL’s shareholders than the terms and conditions of the Share Exchange, as evidenced by opinions separately issued by a renowned investment bank and law firm appointed by SPIL’s audit committee. If SPIL receives a Superior Proposal from a third party the conditions of which, in the respective opinions of SPIL’s audit committee and the SPIL Board, are more favorable than those of the Share Exchange, SPIL will notify ASE in writing of such superior proposal and furnish ASE with details of the entire Superior Proposal. From the fifth business day following the delivery of such notice to ASE, SPIL will be permitted to negotiate with, propose to, inquire with, deliberate with, contact, discuss with, offer to or consult with such third party. ASE and SPIL agree that if SPIL does not consummate the Share Exchange due to its acceptance of a Superior Proposal, SPIL will pay to ASE a termination fee in the amount of NT$17 billion.

Other Pre-closing Covenant of SPIL

After ASE issues to SPIL, in connection with the payment of entire amount of the cash consideration under the Joint Share Exchange Agreement, the financing plan and a highly confident letter in respect of the financing of the Transaction issued by banks conforming to the market practice, SPIL shall in its SEC filings recommend to its shareholders to vote in favor of approving the Joint Share Exchange Agreement and the Transaction.

Regulatory Approvals

ASE and HoldCo have agreed to use commercially reasonable efforts to, and SPIL has agreed to use reasonable efforts to, in each case, obtain all approvals relating to the Share Exchange from competent authorities. SPIL has agreed to use commercially reasonable efforts to assist ASE and HoldCo in making all filings and notifications and providing all information to competent authorities, including making all required filings with the TFTC, MOFCOM and the FTC. In addition, SPIL, ASE and HoldCo have agreed to comply with the Taiwan Fair Trade Act and all relevant laws.

ASE, HoldCo and SPIL have agreed to act in good faith and with goodwill in deciding, jointly, whether to accept any conditions or burdens imposed by any of the TFTC, the FTC or MOFCOM as a condition to obtaining approvals or avoiding a legal challenge from such authorities. ASE and SPIL have agreed to comply with any such conditions or burdens agreed by ASE and SPIL. Following the Effective Time, ASE, HoldCo and SPIL will comply with any conditions or burdens imposed by the TFTC, the FTC or MOFCOM, which ASE and SPIL have agreed to.

Covenants of ASE Pending Closing

Except (i) if SPIL has materially breached any of its representations, warranties or covenants under the Joint Share Exchange Agreement, (ii) if there is any action taken by SPIL that would prevent the consummation of the Share Exchange without just cause, or (iii) where SPIL’s directors have breached their duty of care or loyalty in relation to the Share Exchange, in each case during the period from the execution of the Joint Share Exchange Agreement to the Effective Time, ASE (and, if applicable, HoldCo) have agreed to:

•	support the candidates for SPIL’s 13th board of directors nominated by the SPIL Board when SPIL re-elects its board of directors in June 2017;

•	not intervene in the operation of SPIL and to support the motions put forward by SPIL’s Board at SPIL’s shareholders’ meeting, including by abstaining from voting on any motion that threatens SPIL’s interests and to not solicit proxies or seek to replace SPIL’s directors, including by convening an extraordinary general meeting of SPIL shareholders, and no current or former director of ASE or any of its subsidiaries, or their spouses, other relatives and certain other persons may serve as a director of SPIL;

•	maintain the competition between, and the respective independence of, ASE and SPIL, without the hiring of any of SPIL’s employees by ASE; and

•	not purchase or acquire shares in SPIL or increase its interest in SPIL in any manner that violates applicable law; provided that, for any shares in SPIL acquired by ASE in accordance with applicable law between the date the Joint Share Exchange Agreement was executed and the Effective Time, (i) ASE may dispose of such shares freely for financial purposes, provided that the disposed shares are in aggregate less than 10% of the total issued and outstanding share capital of SPIL, and (ii) ASE may transfer shares of SPIL to persons who do not operate any businesses in the integrated circuit packaging industry; provided that if the transferred shares are in aggregate more than 10% of the total issued and outstanding share capital of SPIL, ASE will obtain SPIL’s prior written consent to such a transfer.

(collectively, the “ASE Surviving Covenants”)

Shareholders’ Meeting

SPIL and ASE, respectively, will cause an extraordinary general meeting of its shareholders to be duly called and held, on the same date, to approve the Joint Share Exchange Agreement and the Share Exchange. SPIL and ASE will jointly determine the date of such extraordinary general meetings upon receiving antitrust clearance or approvals from any two of the TFTC, MOFCOM and FTC. Such date shall be no later than seventy (70) calendar days after antitrust clearance or approvals from each of the TFTC, MOFCOM and FTC have been obtained.

In addition, from the business day immediately following the date on which the SEC confirms that it has no further comments on the respective SEC filing documents required for SPIL and ASE, each of SPIL and ASE will take all necessary actions to call an extraordinary general meeting of its shareholders. The date of such extraordinary general meetings shall be no later than seventy (70) calendar days after the date on which the SEC confirms that it has no further comments on the respective SEC filings documents required for SPIL and ASE.

Financing

ASE shall, before SPIL’s submission of Schedule 13e-3 to the SEC, confirm with SPIL the types and composition of ASE’s and HoldCo’s funding sources and present proof documentation in respect of funding sources (including, but not limited to, the financing plan and a highly confident letter conforming to the market practice and issued by bank(s) financing the Share Exchange) that can demonstrate ASE’s and HoldCo’s ability to fully pay for the consideration of the Share Exchange.

Conditions to Consummation of the Share Exchange

The obligations of ASE, SPIL and HoldCo to consummate the Share Exchange are subject to the satisfaction of the following conditions:

•	ASE and SPIL will each have obtained unconditional approval of the Share Exchange at their respective general shareholders’ meetings;

•	receipt of approvals from all relevant competent authorities, including, but not limited to, (i) the TWSE and the SEC (ii) the TFTC and MOFCOM and (iii) the FTC completing its investigation without seeking an injunction prohibiting the Share Exchange (in the case of (ii) and (iii), including approvals or consents of conditions imposed by such authorities that both ASE and SPIL have agreed to accept); and

•	no order (or agreement with the FTC) is in effect and enforceable prohibiting, enjoining or rendering illegal the consummation of the Share Exchange, and no law shall have been enacted or enforced after the date the Joint Share Exchange Agreement was executed rendering illegal or prohibiting the consummation of the Share Exchange; provided that the enforcement of an order or law shall not include the decision by a governmental entity to extend the waiting period or initiate an investigation under antitrust laws or other applicable law.

In addition, ASE’s and HoldCo’s obligations to consummate the Share Exchange are subject to the satisfaction or waiver by ASE and HoldCo of the following additional conditions:

•	all representations and warranties of SPIL are true and accurate as of the date the Joint Share Exchange Agreement was executed and as of the Effective Time, except to the extent no material adverse effect on SPIL has occurred;

•	SPIL has performed in all material respects all obligations and undertakings required to be performed by it under the Joint Share Exchange Agreement prior to the Effective Time;

•	no material adverse effect to SPIL shall have occurred prior to the Effective Time; and

•	prior to the Effective Time, no force majeure events will have occurred which, individually or in aggregate, result in a decrease in SPIL’s consolidated net book value by 30% or more, relative to SPIL’s net book value in its consolidated audited financial statements as of March 31, 2016.

In addition, SPIL’s obligation to consummate the Share Exchange is subject to the satisfaction or waiver of the following additional conditions:

•	all representations and warranties of ASE are true and accurate as of the date the Joint Share Exchange Agreement was executed and as of the Effective Time, except to the extent no material adverse effect on ASE has occurred;

•	all representations and warranties of HoldCo are true and accurate as of the Effective Time, except to the extent no material adverse effect on HoldCo has occurred;

•	ASE and HoldCo have performed in all material respects all obligations and undertakings required to be performed by each of them under the Joint Share Exchange Agreement prior to the Effective Time;

•	no material adverse effect to ASE will have occurred prior to the Effective Time; and

•	prior to the Effective Time, no force majeure events will have occurred which, individually or in aggregate, result in a decrease in ASE’s consolidated net book value by 30% or more, relative to ASE’s net book value in its consolidated audited financial statements as of March 31, 2016.

The consummation of the Share Exchange is subject to the satisfaction or waiver of all the conditions set forth above on or prior to the Long Stop Date. If the closing of the Share Exchange cannot be completed due to the failure to satisfy the conditions set forth above on or prior to the Long Stop Date, the Joint Share Exchange Agreement will automatically terminate at midnight on the day immediately following the Long Stop Date.

Termination and Events of Default

Termination of Joint Share Exchange Agreement

The Joint Share Exchange Agreement may be terminated prior to the Effective Time by either ASE or SPIL if any of the following occurs:

•	a law, judgment, court order or administrative decision issued by a competent authority restricts or prohibits the consummation of the Share Exchange, and such restriction or prohibition has been confirmed and cannot be remedied by amending the Joint Share Exchange Agreement; or

•	the Joint Share Exchange Agreement and Share Exchange are not approved by ASE’s shareholders or SPIL’s shareholders at their respective shareholder meetings.

The Joint Share Exchange Agreement may also be terminated at any time prior to the Effective Time by ASE if SPIL has breached or failed to perform any of its representations, warranties, undertakings or obligations under the Joint Share Exchange Agreement and such breach leads to the failure to satisfy the conditions to the consummation and is by its nature not capable of being cured, or is not cured by SPIL within 30 business days of receiving written notice of such breach, and is not waived in writing by ASE.

The Joint Share Exchange Agreement may also be terminated at any time prior to the Effective Time by SPIL if ASE has breached or failed to perform any of its representations, warranties, undertakings or obligations under the Joint Share Exchange Agreement and such breach leads to the failure to satisfy the conditions to the consummation and is by its nature not capable of being cured, or is not cured by ASE within 30 business days of receiving written notice of such breach, and is not waived in writing by SPIL.

If the Share Exchange is not consummated on or before the Long Stop Date, the Joint Share Exchange Agreement will automatically terminate at midnight on the day immediately following the Long Stop Date.

Events of Default and Consequences of Termination

An event of default will occur if ASE, HoldCo or SPIL breach any of their obligations, undertakings, representations or warranties under the Joint Share Exchange Agreement, and such breach is by its nature not capable of being cured or, if such breach is by its nature capable of being cured, the non-defaulting party requests that the defaulting party cure such breach within 15 days and such breach is not cured within 15 days; provided that

HoldCo and ASE are jointly and severally liable for breaches committed by either party, and a breach of any representation or warranty made prior to the Effective Time will no longer constitute an event of default as of the Effective Time.

Upon the occurrence of an event of default that prevents the consummation of the Share Exchange on or prior to the Long Stop Date, the non-defaulting Party will be entitled to terminate the Joint Share Exchange Agreement and claim from the defaulting party all necessary expenses incurred in connection with entering into the Joint Share Exchange Agreement and the performance of the obligations thereunder, in addition to any rights, remedies and damages under applicable law, subject to any adjustments for the contributory negligence of the non-defaulting party. The percentage of such contributory negligence may be determined by an expert appraiser appointed by both ASE and SPIL without being determined by arbitration. In addition to any right of termination and claims for expenses, upon the occurrence of certain prescribed material events of default, the non-defaulting party will also be entitled to liquidated damages in the amount of NT$8.5 billion from the defaulting party, subject to adjustments for contributory negligence by the non-defaulting party.

Post-Termination Obligations

Unless ASE terminates the Joint Share Exchange Agreement for breach by SPIL, ASE has agreed to comply with the ASE Surviving Covenants and SPIL has agreed to be bound by the provisions relating to a Superior Proposal, and the payment of the break fee, in each case for six (6) months from the date of termination of the Joint Share Exchange Agreement. In addition, ASE has agreed to maintain its position as solely a financial investor in SPIL without intervening with SPIL’s independent operations during such six (6) month period.

Post-Closing Operation and Corporate Governance

Board and Management of HoldCo

The directors of HoldCo will be comprised of nine to thirteen non-independent directors, appointed at a meeting of HoldCo’s incorporators, and three supervisors, who will be future independent directors. The Chairman of SPIL and President of SPIL will each be appointed (non-independent) directors of HoldCo. ASE and SPIL will jointly nominate one independent director, when HoldCo appoints independent directors.

Independence

ASE and SPIL have agreed to comply with certain post-closing covenants to ensure the continued independence of SPIL following the consummation of the Share Exchange, including that SPIL will become a wholly owned subsidiary of HoldCo but its independent operations and the competition between ASE and SPIL will be maintained. In addition, subject to applicable law, the duties of SPIL’s directors and the interests of HoldCo, HoldCo agrees to comply with the following covenants:

•	the operations of SPIL will be run by the SPIL Board, who will maintain control over SPIL’s organizational documents, personnel, payroll or welfare systems, financial budgets, audit, technology research and development, operations and marketing; and other matters, in each case so as to maintain the independence of SPIL’s operations;

•	any matter relating to SPIL’s rights and obligations will be controlled by the SPIL Board or under its authorization, and the operation of SPIL’s businesses will be conducted by the SPIL Board or under its direction;

•	HoldCo will, to the extent that it is capable, provide guaranties, funding or other support sufficient to enable SPIL to obtain financing from third parties (including, but not limited to, guarantee documentation acceptable to financing parties), in order to meet SPIL’s funding needs, including but not limited to capital expenditure and working capital;

•	SPIL’s management, employees, current organizational structure, compensation and relevant benefits as of the date of execution of the Joint Share Exchange Agreement will be maintained;

•	for so long as SPIL is a subsidiary of HoldCo, the SPIL Board will nominate and appoint directors and supervisors of SPIL in its sole discretion (and HoldCo will appoint such candidates), and such directors will not be replaced or otherwise removed without the consent of the SPIL Board; and the compensation and benefits of SPIL’s directors as of the date of execution of the Joint Share Exchange Agreement will be maintained; and

•	HoldCo may not dispose of any shares in SPIL without SPIL’s consent.

Based on the principle of reciprocity, SPIL will, to the extent that it is capable, provide guaranties, funding or other support sufficient to enable HoldCo to obtain financing from third parties (including, but not limited to, guarantee documentation acceptable to financing parties), in order to meet HoldCo’s funding needs, including but not limited to capital expenditure and working capital.

ASE, HoldCo and SPIL have agreed that, following the Effective Time, none of ASE, SPIL or any of the other wholly owned subsidiaries of HoldCo, or any of their directors, managers or agents, without the consent of HoldCo, will offer, agree or enter into any agreement with any third party regarding an Alternate Transaction.

In addition, HoldCo and its subsidiaries (other than ASE and SPIL) will not provide ASE with customer details or competitively sensitive information obtained from SPIL, including but not limited to production and sales costs, product price/quantity and details of suppliers, without the consent of SPIL and in accordance with applicable antitrust laws.

SPIL has the right to initiate arbitration against HoldCo or its subsidiaries if ASE commits an event of default under the Joint Share Exchange Agreement.

Employee Benefits and Rights

HoldCo has agreed that, for all employees of SPIL as of the Effective Time, HoldCo will ensure that, subject to certain exceptions set forth in the Joint Share Exchange Agreement, they continue to receive existing employee benefits, work under the conditions and be subject to the same personnel regulations. The employment rights for employees of SPIL will be protected, except where such employee committed a material breach of applicable law or the personnel regulations of SPIL.

In addition, HoldCo will reserve a portion of HoldCo’s employee stock options for SPIL’s management and employees. HoldCo will determine the plan and terms for the issue of employee stock options and the proportion to be reserved for employees of SPIL based on the number of employees; each employee’s contribution and performance results, and the profitability of HoldCo’s future subsidiaries. SPIL will determine, in accordance with its personnel regulations, the proportion of such HoldCo’s employee stock options to be distributed to SPIL’s management and its other employees.

ASE and HoldCo have agreed that SPIL’s management team may, in its sole discretion and within three months after the completion of the Share Exchange, implement reasonable and appropriate one-off plans to retain members of SPIL’s management and/or determine whether or not to accept resignations from SPIL employees who choose to resign after the Effective Time and the terms of such resignations; provided that the SPIL management team does not violate its duty of loyalty or duty of care.

Expenses

Except as otherwise explicitly provided for in the Joint Share Exchange Agreement, all costs and expenses incurred by the parties in connection with the Share Exchange will be paid by the party incurring such costs and expenses.

Governing Law and Jurisdiction

The Joint Share Exchange Agreement is governed by and is to be construed, in all respects, with the law of ROC, including as to interpretation, effectiveness and performance. The parties have agreed to submit disputes arising out of the Joint Share Exchange Agreement to the Chinese Arbitration Association in Taipei.

Description of HoldCo Common Shares

The following information relates to the shares of HoldCo Common Shares, including summaries of certain provisions of HoldCo’s Articles of Incorporation and of the ROC Company Law.

General

The authorized share capital of HoldCo will be as provided in its Articles of Incorporation, of which such number of shares as to be determined will be issued.

Dividends

In general, HoldCo will not be permitted to distribute dividends or make other distributions to shareholders in any year in which it did not record net income or retained earnings (excluding reserves). The ROC Company Law also requires that 10% of annual net income (less prior years’ losses, if any) be set aside as a legal reserve until the accumulated legal reserve equals our paid-in capital. In addition, the Articles of Incorporation of HoldCo, if adopted at the ASE EGM to vote for the Share Exchange and other transactions contemplated by the Joint Share Exchange Agreement, will provide that if HoldCo is profitable, 0.1% (inclusive) to 1% (inclusive) of the profits shall be allocated as compensation to employees and 0.75% (inclusive) or less of the profits should be allocated as compensation to directors; however, provided that HoldCo has accumulated losses, the profit shall be set aside to compensate losses before such allocation. The Articles of Incorporation of HoldCo further provide that the annual net income shall be distributed in the order of sequences below:

•	making up for losses, if any;

•	10% being set aside as legal reserve;

•	allocation or reversal of a special surplus reserve in accordance with laws or regulations set forth by the authorities concerned; and

•	addition or deduction of the portion of retained earnings that are equity investment gains or losses that have been realized and measured at fair value through other overall gains or losses.

At the ASE EGM, the board of directors of HoldCo will submit to the shareholders for their approval any proposal for the distribution of dividends or the making of any other distribution to shareholders from HoldCo’ net income for the preceding fiscal year. All common shares outstanding and fully paid as of the relevant record date are entitled to share equally in any dividend or other distribution so approved. Dividends may be distributed in cash, in the form of common shares or a combination of the two, as determined by the shareholders at the meeting. The Articles of Incorporation of HoldCo, if adopted at the ASE EGM to vote for the Share Exchange and other transactions contemplated by the Joint Share Exchange Agreement, will provide that cash dividend distribution should not be lower than 30% of the total dividend amount and the remainder be distributed as stock dividends.

HoldCo will also be permitted to make distributions to its shareholders in cash or in the form of common shares from reserves if it has no accumulated loss. However, the distribution payable out of HoldCo’ legal reserve can only come from the amount exceeding 25% of the total paid-in capital.

Changes in Share Capital

Under ROC Company Law, any change in the authorized share capital of a company limited by shares requires an amendment to its Articles of Incorporation, which in turn requires approval at the shareholders’ meeting. In the case of a public company such as HoldCo, it must also obtain the approval of, or submit a report to, the FSC and the Kaohsiung Export Processing Zone Administration. Authorized but unissued common shares may be issued, subject to applicable ROC law, upon terms as the board of directors of HoldCo may determine.

Preemptive Rights

Under the ROC Company Law, when an ROC company issues new shares for cash, existing shareholders who are listed on the shareholders’ register as of the record date have preemptive rights to subscribe for the new issue in proportion to their existing shareholdings, while a company’s employees, whether or not they are shareholders of the company, have rights to subscribe for 10% to 15% of the new issue. Any new shares that remain unsubscribed at the expiration of the subscription period may be freely offered, subject to compliance with applicable ROC law.

In addition, in accordance with the ROC Securities and Exchange Law, a public company that intends to offer new shares for cash must offer to the public at least 10% of the shares to be sold, except under certain circumstances or when exempted by the FSC. This percentage can be increased by a resolution passed at a shareholders’ meeting, which would diminish the number of new shares subject to the preemptive rights of existing shareholders.

These preemptive rights provisions do not apply to offerings of new shares through a private placement approved at a shareholders’ meeting.

Meetings of Shareholders

HoldCo will be required to hold an annual general meeting of our shareholders within six months following the end of each fiscal year. These meetings are generally held in Kaohsiung, Taiwan. Any shareholder who holds 1% or more of HoldCo’ issued shares may submit one written proposal for discussion at our annual general meeting. Extraordinary shareholders’ meetings may be convened by resolution of the board of directors or by the board of directors upon the written request of any shareholder or shareholders who have held 3% or more of the outstanding common shares for a period of one year or longer. Shareholders’ meetings may also be convened by a supervisor. Notice in writing of meetings of shareholders, stating the place, time and purpose, must be dispatched to each shareholder at least 30 days, in the case of annual general meetings, and 15 days, in the case of extraordinary meetings, before the date set for each meeting. A majority of the holders of all issued common shares present at a shareholders’ meeting constitutes a quorum for meetings of shareholders.

Voting Rights

Under the ROC Company Law, except under limited circumstances, shareholders have one vote for each common share held. Under the ROC Company Law, our directors and supervisors are elected at a shareholders’ meeting through cumulative voting.

In general, a resolution can be adopted by the holders of at least a majority of our common shares represented at a shareholders’ meeting at which the holders of a majority of all issued common shares are present. Under ROC Company Law, the approval by at least a majority of HoldCo Common Shares represented at a shareholders’ meeting in which a quorum of at least two-thirds of all issued common shares are represented is required for major corporate actions (alternatively, ROC Company Law provides that in case of a public company, such as HoldCo, a resolution to approve such major corporate actions may be adopted by the holders of at least two-thirds of the shares represented at a meeting of shareholders at which holders of at least a majority of issued and outstanding shares are present), including:

•	amendment to the Articles of Incorporation, including increase of authorized share capital and any changes of the rights of different classes of shares;

•	execution, amendment or termination of any contract through which the company leases its entire business to others, or the company appoints others to operate its business or the company operates its business with others on a continuous basis;

•	transfer of entire business or assets or a substantial part of its business or assets;

•	acquisition of the entire business or assets of any other company, which would have a significant impact on the company’s operations;

•	distribution of any stock dividend;

•	dissolution, merger or spin-off of the company;

•	issuance of restricted shares to employees; and

•	removal of the directors or supervisors.

A shareholder may be represented at an annual general or extraordinary meeting by proxy if a valid proxy form is delivered to HoldCo five days before the commencement of the annual general or extraordinary shareholders’ meeting. Shareholders may exercise their voting rights by way of electronic means if the voting is made on the website maintained by the Taiwan Depository & Clearing Corporation (http://www.stockvote.com.tw) in accordance with the instructions provided therein.

Holders of HoldCo ADSs do not have the right to exercise voting rights with respect to the underlying common shares, except as described in the deposit agreement.

Other Rights of Shareholders

Under the ROC Company Law, dissenting shareholders are entitled to appraisal rights in certain major corporate actions such as a proposed amalgamation by the company. If agreement with the company cannot be reached, dissenting shareholders may seek a court order for the company to redeem all of their shares. Shareholders may exercise their appraisal rights by serving written notice on the company prior to or at the related shareholders’ meeting and/or by raising and registering an objection at the shareholders’ meeting (see “Special Factors — Rights of Dissenting Shareholders”). In addition to appraisal rights, shareholders have the right to sue for the annulment of any resolution adopted at a shareholders’ meeting where the procedures were legally defective within 30 days after the date of the shareholders’ meeting. One or more shareholders who have held 3% or more of the issued and outstanding shares of a company for a period of one year or longer may require a supervisor or an independent director (in the event a company’s supervisors are replaced by an audit committee as required by ROC Company Law) to bring a derivative action on behalf of the company against a director as a result of the director’s unlawful actions or failure to act.

Rights of Holders of Deposited Securities

For rights of holders of deposited securities, please see “Description of HoldCo American Depositary Shares —Voting Rights.”

Register of Shareholders and Record Dates

HoldCo’s share registrar, President Securities Corp., will maintain HoldCo’s register of shareholders at its offices in Kaohsiung, Taiwan. Under the ROC Company Law and the Articles of Incorporation of HoldCo, HoldCo may, by giving advance public notice, set a record date and close the register of shareholders for a specified period in order for it to determine the shareholders or pledgees that are entitled to rights pertaining to its common shares. The specified period required is as follows:

•	annual general meeting—60 days;

•	extraordinary shareholders’ meeting—30 days; and

•	relevant record date—5 days.

Annual Financial Statements

At least ten days before the annual general meeting, HoldCo’ annual financial statements, which are prepared in conformity with Taiwan IFRS, must be available at our principal executive office in Kaohsiung, Taiwan for inspection by the shareholders.

Transfer of Common Shares

The transfer of common shares in registered form is effected by endorsement and delivery of the related share certificates but, in order to assert shareholders’ rights against HoldCo, the transferee must have his name and address registered on our register of shareholders. Shareholders are required to file their respective specimen seals, also known as chops, with us. Chops are official stamps widely used in Taiwan by individuals and other entities to authenticate the execution of official and commercial documents. The settlement of trading in our common shares is normally carried out on the book-entry system maintained by the Taiwan Depository & Clearing Corporation.

Acquisition of Common Shares by HoldCo

Under the ROC Securities and Exchange Law, HoldCo may purchase its own common shares for treasury stock in limited circumstances, including:

•	to transfer shares to HoldCo’ employees;

•	to deliver shares upon the conversion or exercise of bonds with warrants, preferred shares with warrants, convertible bonds, convertible preferred shares or warrants issued by HoldCo; and

•	to maintain HoldCo’s credit and shareholders’ equity, provided that the shares so purchased shall be canceled.

HoldCo may purchase its common shares on the TWSE or by means of a public tender offer. These transactions require the approval of a majority of SPIL Board of directors at a meeting in which at least two-thirds of the directors are in attendance. The total amount of common shares purchased for treasury stock may not exceed 10.0% of the total issued shares. In addition, the total cost of the purchased shares shall not exceed the aggregate amount of our retained earnings, any premium from share issuances and the realized portion of HoldCo’ capital reserve.

HoldCo may not pledge or hypothecate any of our shares purchased by us. In addition, it may not exercise any shareholders’ right attaching to such shares. In the event that HoldCo purchases its shares on the TWSE, its affiliates, directors, supervisors, managers, and their respective spouses and minor children and/or nominees are prohibited from selling any of HoldCo’ shares during the period in which HoldCo is purchasing our shares.

Pursuant to the ROC Company Law, an entity in which HoldCo directly or indirectly owns more than 50.0% of the voting shares or paid-in capital, which is referred to as a controlled entity, may not purchase our shares. Also, if our company and a controlled entity jointly own, directly or indirectly, more than 50.0% of the voting shares or paid-in capital of another entity, which is referred to as a third entity, the third entity may not purchase shares in either our company or a controlled entity.

Liquidation Rights

In the event of our liquidation, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed pro rata to the shareholders in accordance with the relevant provisions of the ROC Company Law and our Articles of Incorporation.

Transfer Restrictions

Substantial Shareholders

The ROC Securities and Exchange Law currently requires:

•	each director, supervisor, manager, or substantial shareholder (that is, a shareholder who holds more than 10.0% shares of a company), and their respective spouses, minor children or nominees, to report any change in that person’s shareholding to the issuer of the shares and the FSC; and

•	each director, supervisor, manager, or substantial shareholder, and their respective spouses, minor children or nominees, after acquiring the status of director, supervisor, manager, or substantial shareholder for a period of six months, to report his or her intent to transfer any shares on the TWSE to the FSC at least three days before the intended transfer, unless the number of shares to be transferred does not exceed 10,000 shares.

In addition, the number of shares that can be sold or transferred on the TWSE by any person subject to the restrictions described above on any given day may not exceed:

•	0.2% of the outstanding shares of the company in the case of a company with no more than 30 million outstanding shares; or

•	0.2% of 30 million shares plus 0.1% of the outstanding shares exceeding 30 million shares in the case of a company with more than 30 million outstanding shares; or

•	in any case, 5.0% of the average trading volume (number of shares) on the TWSE for the ten consecutive trading days preceding the reporting day on which the director, supervisor, manager or substantial shareholder reports the intended share transfer to the FSC.

These restrictions do not apply to sales or transfers of HoldCo ADSs.

Description of HoldCo American Depositary Shares

Citibank, N.A. has agreed to act as the depositary bank for the HoldCo American Depositary Shares. Citibank when acting as depositary bank for the HoldCo American Depositary Shares is referred to as the “depositary bank” or as the “HoldCo Depositary.” Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. The HoldCo American Depositary Shares are referred to as “ADSs” or “HoldCo ADSs” and represent ownership interests in securities that are on deposit with the HoldCo Depositary. The HoldCo ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safe keep the securities on deposit. In this case, the custodian is Citibank Taiwan Ltd., located at 9F, No. 16 Nanking East Road, Section 4, Taipei 10553, Taiwan, ROC.

HoldCo will appoint Citibank as depositary bank pursuant to a deposit agreement (the “HoldCo Deposit Agreement”). A copy of the HoldCo Deposit Agreement is on file with the SEC under cover of a Registration Statement on Form F-6 (Reg No.333-214753). You may obtain a copy of the HoldCo Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov).

The following is a summary description of the material terms of HoldCo ADSs and of your material rights as an owner of HoldCo ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of HoldCo ADSs will be determined by reference to the terms of the HoldCo Deposit Agreement and not by this summary. We urge you to review the HoldCo Deposit Agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of HoldCo ADSs but that may not be contained in the HoldCo Deposit Agreement.

Each HoldCo ADS represents the right to receive, and to exercise the beneficial ownership interests in, two HoldCo Common Shares that are on deposit with the HoldCo Depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the HoldCo Depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of HoldCo ADSs because of legal restrictions or practical considerations. The custodian, the HoldCo Depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of HoldCo ADSs. The deposited property does not constitute the proprietary assets of the HoldCo Depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the HoldCo Deposit Agreement be vested in the beneficial owners of the HoldCo ADSs. The HoldCo Depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the HoldCo ADSs for the benefit of the holders and beneficial owners of the corresponding HoldCo ADSs. A beneficial owner of HoldCo ADSs may or may not be the holder of HoldCo ADSs. Beneficial owners of HoldCo ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the HoldCo ADSs, the registered holders of the HoldCo ADSs (on behalf of the applicable ADS owners) only through the HoldCo Depositary, and the HoldCo Depositary (on behalf of the owners of the corresponding HoldCo ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the HoldCo Deposit Agreement.

If you become an owner of HoldCo ADSs, you will become a party to the HoldCo Deposit Agreement and therefore will be bound to its terms and to the terms of any HoldCo American Depositary Receipt (“HoldCo ADR”) that evidences your HoldCo ADSs. The HoldCo Deposit Agreement and the HoldCo ADR specify the rights and obligations of HoldCo as well as your rights and obligations as owner of HoldCo ADSs and those of the HoldCo Depositary. As an ADS holder you appoint the HoldCo Depositary to act on your behalf in certain circumstances. The HoldCo Deposit Agreement and the HoldCo ADRs are governed by New York law. However, the obligations of HoldCo to the holders of common shares will continue to be governed by ROC laws, which may be different from the laws in the United States. In addition, we note that ROC law and regulations may restrict the deposit and withdrawal of the common shares into or from the depositary receipt facilities.

Under the laws and regulations of the ROC, as currently in effect, after the Initial Deposit (as defined below), without obtaining regulatory approval from the FSC, no common shares may be accepted for deposit and no HoldCo ADSs may be issued under the terms of the HoldCo Deposit Agreement except in the following circumstances:

(1)	upon a stock dividend on, or a free distribution of, shares to existing shareholders;

(2)	upon the exercise by existing shareholders of their preemptive rights in connection with capital increases for cash;

(3)	subject in each case to receipt of all applicable approvals in the ROC, the issuance of shares by us to holders of bonds in connection with the exercise of conversion rights of such bond holders; and

(4)	as permitted under the HoldCo Deposit Agreement, the purchase directly by a person or through the depositary of shares on the TWSE or the delivery by any person of shares held by such person for deposit in the depositary receipt facility provided that the total number of HoldCo ADSs outstanding after an issuance described in clause (4) does not exceed the number of HoldCo ADSs issued and previously approved by the ROC FSC in connection with the offering plus any HoldCo ADSs created under clauses (1), (2) and (3) described above.

Under the laws and regulations of the ROC, the shares deposited under the HoldCo Deposit Agreement may be withdrawn upon cancellation of the corresponding HoldCo ADSs pursuant to the HoldCo Deposit Agreement subject to the following conditions:

•	the appointment of an eligible agent in the ROC to open (1) a securities trading account with an ROC brokerage firm with ROC approval and (2) a bank account to pay ROC taxes, remit funds, exercise shareholders’ rights and perform such other functions as you may designate upon such withdrawal;

•	the appointment of a tax guarantor in the ROC; and

•	the appointment of a custodian bank to hold the securities in safekeeping, make confirmations, settle trades and report relevant information.

In addition, you will be required to register with the TWSE for making investments in the ROC securities market and obtain a foreign investor investment identification prior to withdrawing common shares.

As an owner of HoldCo ADSs, you may hold your HoldCo ADSs by means of a HoldCo ADR registered in your name, or through a brokerage or safekeeping account, or through an account established by the HoldCo Depositary in your name reflecting the registration of uncertificated HoldCo ADSs directly on the books of the HoldCo Depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of HoldCo ADSs by the HoldCo Depositary. Under the direct registration system, ownership of HoldCo ADSs is evidenced by periodic statements issued by the HoldCo Depositary to the holders of the HoldCo ADSs. The direct registration system includes automated transfers between the HoldCo Depositary and DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your HoldCo ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the HoldCo ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of HoldCo ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All HoldCo ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the HoldCo ADSs directly by means of a HoldCo ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns HoldCo ADSs and will own HoldCo ADSs at the relevant time.

The registration of the common shares in the name of the HoldCo Depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the HoldCo Depositary or the custodian the record ownership in the applicable common shares with the beneficial ownership rights and interests in such common shares being at all times vested with the beneficial owners of the HoldCo ADSs representing the common shares. The HoldCo Depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the HoldCo ADSs representing the deposited property.

Dividends and Distributions

As a holder of HoldCo ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of HoldCo ADSs will receive such distributions under the terms of the HoldCo Deposit Agreement in proportion to the number of HoldCo ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.

Distributions of Cash

Whenever HoldCo makes a cash distribution for the securities on deposit with the custodian, it will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the HoldCo Depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to ROC law and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The HoldCo Depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the HoldCo Deposit Agreement. The HoldCo Depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of HoldCo ADSs until the distribution can be effected or the funds that the HoldCo Depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever HoldCo makes a free distribution of common shares for the securities on deposit with the custodian, we will deposit the applicable number of common shares with the custodian. Upon receipt of confirmation of such deposit, the HoldCo Depositary will either distribute to holders new HoldCo ADSs representing the common shares deposited or modify the HoldCo ADS-to-common shares ratio, in which case each HoldCo ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new HoldCo ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new HoldCo ADSs or the modification of the HoldCo ADS-to-common share ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the HoldCo Deposit Agreement. In order to pay such taxes or governmental charges, the HoldCo Depositary may sell all or a portion of the new common shares so distributed.

No such distribution of new HoldCo ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the HoldCo Depositary does not distribute new HoldCo ADSs as described above, it may sell the common shares received upon the terms described in the HoldCo Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever HoldCo intends to distribute rights to purchase additional common shares, we will give prior notice to the HoldCo Depositary and we will assist the HoldCo Depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional HoldCo ADSs to holders.

The HoldCo Depositary will establish procedures to distribute rights to purchase additional HoldCo ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of HoldCo ADSs, and if we provide all of the documentation contemplated in the HoldCo Deposit Agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new HoldCo ADSs upon the exercise of your rights. The HoldCo Depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new common shares other than in the form of HoldCo ADSs.

The HoldCo Depositary will not distribute the rights to you if:

•	HoldCo does not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	HoldCo fails to deliver satisfactory documents to the HoldCo Depositary; or

•	It is not reasonably practicable to distribute the rights.

The HoldCo Depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the HoldCo Depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever HoldCo intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, it will give prior notice thereof to the HoldCo Depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the HoldCo Depositary in determining whether such distribution is lawful and reasonably practicable.

The HoldCo Depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the HoldCo Deposit Agreement. In such case, the HoldCo Depositary will establish procedures to enable you to elect to receive either cash or additional HoldCo ADSs, in each case as described in the HoldCo Deposit Agreement.

If the election is not made available to you, you will receive either cash or additional HoldCo ADSs, depending on what a shareholder in the ROC would receive upon failing to make an election, as more fully described in the HoldCo Deposit Agreement.

Other Distributions

Whenever HoldCo intends to distribute property other than cash, common shares or rights to purchase additional common shares, it will notify the HoldCo Depositary in advance and will indicate whether we wish such distribution to be made to you. If so, HoldCo will assist the HoldCo Depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if HoldCo provides all of the documentation contemplated in the HoldCo Deposit Agreement, the HoldCo Depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the HoldCo Deposit Agreement. In order to pay such taxes and governmental charges, the HoldCo Depositary may sell all or a portion of the property received.

The HoldCo Depositary will not distribute the property to you and will sell the property if:

•	HoldCo does not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	HoldCo does not deliver satisfactory documents to the HoldCo Depositary; or

•	The HoldCo Depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever HoldCo decides to redeem any of the securities on deposit with the custodian, it will notify the HoldCo Depositary in advance. If it is practicable and if HoldCo provides all of the documentation contemplated in the HoldCo Deposit Agreement, the HoldCo Depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The HoldCo Depositary will convert the redemption funds received into U.S. dollars upon the terms of the HoldCo Deposit Agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their HoldCo ADSs to the HoldCo Depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your HoldCo ADSs. If less than all HoldCo ADSs are being redeemed, the HoldCo ADSs to be retired will be selected by lot or on a pro rata basis, as the HoldCo Depositary may determine.

Changes Affecting Common Shares

The common shares of HoldCo held on deposit for your HoldCo ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such common shares or a recapitalization, reorganization, merger, consolidation or sale of assets of HoldCo.

If any such change were to occur, your HoldCo ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The HoldCo Depositary may in such circumstances deliver new HoldCo ADSs to you, amend the HoldCo Deposit Agreement, the HoldCo ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing HoldCo ADSs for new HoldCo ADSs and take any other actions that are appropriate to reflect as to the HoldCo ADSs the change affecting the common shares of HoldCo. If the HoldCo Depositary may not lawfully distribute such property to you, the HoldCo Depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of HoldCo ADSs upon Deposit of Common Shares

The initial deposit of shares by HoldCo in connection with this Share Exchange will be made by the delivery to the custodian of common shares of HoldCo in book-entry form, which shares will be registered in the name of the depositary or its nominee, as representatives of the holders of the HoldCo ADSs. Any future deposits of new shares for cash by HoldCo in connection with any new HoldCo ADS offering will be made by the delivery to the custodian of a Certificate of Payment evidencing the right to receive the underlying common shares of HoldCo in book-entry form, which shares will be registered in the name of the depositary or its nominee, as representatives of the holders of the HoldCo ADSs, until the underlying common shares initially evidenced by scripless certificates of payment in the form of a master certificate of payment are listed on the TWSE. In practice, no later than the second ROC business day following the closing day of any new future HoldCo ADSs offering (the “Closing Date”), we will apply to the TWSE for listing of the Individual Scripless Certificate of Payment. Generally, the TWSE will approve the listing of the Individual Scripless Certificates of Payment on the fifth ROC business day following the Closing Date. Immediately upon such listing, the Certificate of Payment we deliver to the depositary’s custodian on the Closing Date will be replaced by the Individual Scripless Certificates of Payment. The initial deposit of shares by HoldCo in connection with the Share Exchange are collectively referred to herein as the "Initial Deposit.”

Under the ROC Securities and Exchange Law and applicable regulations, we are required to deliver the underlying shares in physical certificate form or scripless form to the custodian within thirty days after receiving approval from the relevant governmental authority of our corporate amendment registration. We are required under the ROC Company Law to file an amendment to our corporate registration within fifteen days after receiving the proceeds from any new offerings of HoldCo ADSs. Prior to the issue of the underlying shares in physical certificate form or scripless form, we will apply for and obtain approval to list the underlying shares on the TWSE. Until the underlying shares have been so issued and delivered, the HoldCo ADSs will represent shares evidenced by the Certificate of Payment (from the Closing Date to the date immediately prior to the listing of the Individual Scripless Certificates of Payment) or the Individual Scripless Certificates of Payment on or after the date of listing of the Individual Scripless Certificates of Payment. In case of a withdrawal of the underlying shares, such holders will be entitled to the same rights as if the depositary were holding the underlying shares in physical certificate form or scripless form. The Individual Scripless Certificates of Payment, which are without physical form and are issued only in book-entry form through Taiwan Depository & Clearing Corporation, the book-entry settlement system of the ROC, carry the same rights as those attaching to the shares in respect of dividends and are eligible for trading on the TWSE in the same manner as the shares.

Subject to limitations set forth in the HoldCo Deposit Agreement, after the Initial Deposit, the depositary may create HoldCo ADSs on your behalf if you or your broker deposit shares with the custodian. The depositary will deliver these HoldCo ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares to the custodian and you provide the applicable deposit certification. Your ability to deposit shares and receive HoldCo ADSs may be limited by U.S. and ROC legal considerations applicable at the time of deposit.

Under current ROC law, after the Initial Deposit, no deposits of shares may be made in a depositary receipt facility, and no HoldCo ADSs may be issued against such deposits, without specific approval of the FSC, except in connection with the offering and the issuance of additional HoldCo ADSs in connection with (i) dividends on, or free distributions of, shares, (ii) the exercise by holders of existing HoldCo ADSs of their preemptive rights in the event of capital increases for cash, (iii) subject in each case to receipt of all applicable approvals in the ROC, the issuance of shares by HoldCo to holders of convertible bonds in connection with the exercise of conversion rights of such bond holders, and (iv) to the extent that previously issued HoldCo ADSs have been canceled, reissuances of HoldCo ADSs up to an aggregate number of outstanding HoldCo ADSs equal to the total number of HoldCo ADSs (subject to adjustment for the issuances described in clauses (i), (ii) and (iii)) that were originally approved by the FSC and issued in connection with the offering; provided that the depositary will refuse to accept common shares for deposit under clause (iv) if such deposit is not permitted under any restriction notified by the company to the depositary from time to time, which restriction may specify blackout periods during which deposits may not be made, time periods during which deposits may be made, and minimum size and frequency of deposits.

The depositary and the custodian will refuse to accept shares for deposit whenever they are notified in writing that such deposit would result in any violation of applicable laws, including ownership restrictions under the laws of the ROC. In addition, the depositary will refuse to accept shares for deposit under clause (iv) of the immediately preceding paragraph if such deposit is not permitted under any restriction notified by HoldCo to the depositary from time to time, which restriction may specify blackout periods during which deposits may not be made, time periods during which deposits may be made, and minimum and maximum size and frequency of deposits.

The issuance of HoldCo ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares have been duly transferred to the custodian. The depositary will only issue HoldCo ADSs in whole numbers.

When you make a deposit of HoldCo Common Shares, you will be responsible for transferring good and valid title to the HoldCo Depositary. As such, you will be deemed to represent and warrant that:

•	The HoldCo Common Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such common shares have been validly waived or exercised.

•	You are duly authorized to deposit HoldCo Common Shares.

•	The HoldCo Common Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the HoldCo ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the HoldCo Deposit Agreement).

•	The common shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the HoldCo Depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of HoldCo ADRs

As a HoldCo ADR holder, you will be entitled to transfer, combine or split up your HoldCo ADRs and the HoldCo ADSs evidenced thereby. For transfers of HoldCo ADRs, you will have to surrender the HoldCo ADRs to be transferred to the HoldCo Depositary and also must:

•	ensure that the surrendered HoldCo ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the HoldCo Depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by HoldCo ADR holders pursuant to the terms of the HoldCo Deposit Agreement, upon the transfer of HoldCo ADRs.

To have your HoldCo ADRs either combined or split up, you must surrender the HoldCo ADRs in question to the HoldCo Depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by HoldCo ADR holders, pursuant to the terms of the HoldCo Deposit Agreement, upon a combination or split up of HoldCo ADRs.

Withdrawal of Common Shares Upon Cancellation of HoldCo ADSs

On or after approximately the fifth ROC business day from a Closing Date for any future HoldCo ADS offering, with regard to such HoldCo ADSs issued on the Closing Date, subject to the approval from the TWSE of the listing of the Individual Scripless Certificates of Payment and the relevant provisions of the HoldCo Deposit Agreement, a holder may apply to withdraw the underlying shares or, as the case may be, the Individual Scripless Certificates of Payment, or request Citibank, N.A., as Depositary, acting pursuant to the HoldCo Deposit Agreement, to sell or cause to be sold on behalf of such holders of the underlying shares or, as the case may be, the Individual Scripless Certificates of Payment. The Individual Scripless Certificates of Payment, which are without physical form and settle through the book-entry system, carry the same rights as those attaching to the underlying shares in respect of dividends and are eligible for trading on the TWSE in the same manner as the underlying shares. Your ability to withdraw the shares may be limited by U.S. and ROC law considerations applicable at the time of withdrawal.

Under current ROC law, if you (other than PRC persons except for qualified domestic institutional investors in the PRC) wish to withdraw and hold underlying shares from a depositary receipt facility, you will be required to appoint an eligible agent in the ROC to open a securities trading account with a local brokerage firm (after receiving an approval from the TWSE) and a bank account (the securities trading account and the bank account are collectively referred to as “ the Accounts”, to pay ROC taxes, remit funds, exercise shareholders’ rights and perform such other functions as you may designate upon such withdrawal. In addition, you will be required to appoint a custodian bank to hold the securities in safekeeping, make confirmation and settle trades and report all relevant information. Without the opening of such Accounts, the withdrawing owner would be unable to hold or subsequently sell the underlying shares withdrawn from the depositary receipt facility on the TWSE or otherwise. In addition, you will be required to register with the TWSE for making investments in the ROC securities market prior to withdrawing shares. These laws may change from time to time. We cannot assure you that current ROC law will remain in effect or that future changes in ROC law will not adversely affect your ability to withdraw our shares from the HoldCo ADS facility.

Holders of HoldCo ADSs withdrawing shares represented by HoldCo ADSs are also required under current ROC law and regulations to appoint an agent in the ROC for filing tax returns and making tax payments. Such agent must meet certain qualifications set by the ROC Financial Supervisory Commission and, upon appointment, becomes a guarantor of such withdrawing owner’s ROC tax obligations. Evidence of the appointment of such agent and the approval of such appointment by the ROC tax authorities may be required as conditions to such withdrawing holder’s repatriation of the proceeds from the sale of the withdrawn shares. There can be no assurance that such withdrawing holder will be able to appoint and obtain approval for such agent in a timely manner.

Subject to the withdrawal of deposited property being permitted under ROC law and regulations, you may also request that our shares or Individual Scripless Certificates of Payment represented by your HoldCo ADSs be sold on your behalf. The depositary may require that you deliver your request for sale in writing. Any sale of our shares will be conducted according to applicable ROC law through a securities company in the ROC on the TWSE or in another manner as is permitted under applicable ROC law. Any sale will be at your risk and expense. You may also be required to enter into a separate agreement to cover the terms of the sale of our shares or Individual Scripless Certificates of Payment.

Upon receipt of any proceeds from any sale, subject to any restrictions imposed by ROC law and regulations, the depositary shall convert the proceeds into US dollars and distribute the proceeds to you, net of any fees, expenses, taxes or governmental charges (including, without limitation, any ROC and U.S. taxes) incurred in connection with the sale.

Although sales of HoldCo ADSs by a non-resident individual or a corporation that has no fixed place of business or other permanent establishment or business agent in the territory of the ROC are not currently subject to ROC taxation, sales of HoldCo Common Shares or Individual Scripless Certificates of Payment by such individual or corporation will be subject to a securities transaction tax in the ROC.

In order to withdraw or instruct the sale of the shares or Individual Scripless Certificates of Payment represented by your HoldCo ADSs, you will be required to pay to the depositary the fees for cancellation of HoldCo ADSs and any charges and taxes payable upon the transfer of the shares or Individual Scripless Certificates of Payment being withdrawn and you will be required to provide to the depositary the applicable withdrawal certification. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the HoldCo ADSs will not have any rights under the HoldCo Deposit Agreement.

You will not be entitled to withdraw or instruct the sale of interests in any certificate(s) of payment representing shares underlying HoldCo ADSs until on or about the fifth ROC business day following the Closing Date of a future HoldCo ADS offering.

If you hold a HoldCo ADR registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your HoldCo ADSs. The withdrawal of the shares or Individual Scripless Certificates of Payment represented by your HoldCo ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept HoldCo ADSs for cancellation that represent a whole number of securities on deposit.

ASE currently has, and upon completion of the Share Exchange, HoldCo will have, reporting obligations under ROC law in respect of the HoldCo ADS facility. In order to enable us to gather the information necessary for these reporting obligations, you will be asked to complete and sign a certification upon withdrawal of shares or Individual Scripless Certificates of Payment from the HoldCo ADS facility. In this certification you will be asked to disclose, among other information, the name, nationality and address of the beneficial owner of the HoldCo ADSs presented for cancellation, the number of shares owned by the beneficial owner and whether certain affiliations exist between the beneficial owner and us. The depositary will refuse to release shares or Individual Scripless Certificates of Payment to you until you deliver a completed and signed certification to it.

In addition, the depositary shall not deliver interests in certificate(s) of payment or shares to a surrendering holder of HoldCo ADSs unless such holder presents evidence of payment of any securities transaction tax which may be imposed under ROC law unless we shall have advised the depositary that no such tax is assessable in connection with the withdrawal of the individual certificate(s) of payment or shares hereunder.

If the shares or Individual Scripless Certificates of Payment are withdrawn from the depositary facility, such holder will be required to provide information to enable HoldCo’s compliance with its obligations set forth under the laws and regulations of the ROC, including a certification that:

•	the holder is or is not a “related person,” as such term is defined in the HoldCo Deposit Agreement, to us;

•	the holder will own a certain number of our shares after cancellation of the HoldCo ADSs surrendered thereby, as well as a certain number of HoldCo ADSs representing our shares after cancellation of the HoldCo ADSs surrendered thereby;

•	the holder, or the person on whose account he acts, is the beneficial owner of the HoldCo ADSs surrendered to the HoldCo Depositary thereby;

•	the name, address and nationality of the beneficial owner of the HoldCo ADSs, as included upon presentation of HoldCo ADSs for cancellation, is true and correct;

•	the number of HoldCo ADSs surrendered and the number of shares withdrawn, as included upon presentation of HoldCo ADSs for cancellation, is true and correct; and

•	if the presenter is a broker-dealer, the owner of the account for which he is acting has confirmed the accuracy of the above representations.

In addition, you may be required to certify to other information that we or the HoldCo Depositary may deem necessary or desirable to comply with any ROC disclosure or reporting requirement. The depositary will refuse to release Shares or the certificate(s) of payment to you until you deliver a completed and signed certification to it.

You will have the right to withdraw the securities represented by your HoldCo ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the common shares or HoldCo ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to HoldCo ADSs or the withdrawal of securities on deposit.

•	Other instructions specifically contemplated by Instruction (1) of the General Instructions to Form F-6 (as may be amended from time to time).

No common shares may be withdrawn upon presentation of HoldCo ADSs (and if applicable, the HoldCo ADRs evidencing such HoldCo ADSs) for cancellation until (i) HoldCo has delivered written confirmation that the number of Shares requested for withdrawal have been listed for trading on the TWSE (such Shares, the “Listed Shares”) to the depositary and the custodian, (ii) the Listed Shares have been de-materialised (such Shares, the “De-Materialised Shares,” and Shares that are both Listed Shares and De-Materialised Shares, hereinafter referred to as the “Final Shares”), and (iii) an equivalent number of Final Shares are available at the facilities of the custodian. HoldCo has informed the depositary that it is expected newly issued common shares which may be deposited by HoldCo from time to time which are not listed for trading on the TWSE at the time of such deposit will be listed on the TWSE for trading and will be fully de-materialised, thereby becoming Final Shares, no later than 5 ROC business days calendar days after any such deposit. The depositary will deliver common shares represented by HoldCo ADSs (and if applicable, the HoldCo ADRs representing such HoldCo ADSs) presented for cancellation only to the extent of the number of Final Shares then on deposit with the custodian, the depositary will process presentations of HoldCo ADSs for withdrawal of Final Shares on a first come, first served basis, the depositary will complete requests for cancellation of HoldCo ADSs and withdrawal of the common shares represented only to the extent of the number of Final Shares at such time on deposit with the custodian, the depositary will refuse to complete a request for cancellation of HoldCo ADSs and withdrawal of common shares to the extent the number of common shares requested for withdrawal exceeds the number of Final Shares at such time deposited with the custodian, and the depositary reserves the right to suspend withdrawals of common shares until such time as the requisite number of Final Shares are deposited with the custodian.

The HoldCo Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your HoldCo ADSs except to comply with mandatory provisions of law.

Voting Rights

Except as described below, you generally have no right under the HoldCo Deposit Agreement to instruct the depositary to exercise the voting rights for the Shares represented by your HoldCo ADSs. Instead, by accepting HoldCo ADSs or any beneficial interest in HoldCo ADSs, you will be deemed to have authorized and directed the depositary to appoint our Chairman or his designee to represent you at our shareholders’ meeting and to vote, without liability, the common shares of HoldCo deposited with the custodian according to the terms of the HoldCo ADSs. The voting rights of holders of Shares are described in “Description of HoldCo Common Shares — Voting Rights.”

The depositary will distribute to you notices of shareholders’ meetings received from HoldCo together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by HoldCo ADSs.

If HoldCo fails to timely provide the depositary with its notice of meeting or other materials related to any meeting of owners of Shares, the depositary will endeavor to cause all the deposited securities represented by HoldCo ADSs to be present at the applicable meeting, insofar as practicable and permitted under applicable law, but will not cause those securities to be voted. According to the ROC Company Law, except under limited circumstances described below, generally a shareholder’s voting rights must, as to all matters brought to a vote of shareholders, be exercised as to all shares held by the shareholder in the same manner, except in the case of an election of directors (including independent directors), which may be conducted by means of cumulative voting or other mechanisms adopted in our Articles of Incorporation. Pursuant to ROC Company Law and our Articles of Incorporation, the election of directors (including independent directors) is by means of cumulative voting.

If the depositary timely receives voting instructions from holders of at least 51% of the outstanding HoldCo ADSs to vote in the same manner regarding one or more resolutions to be considered at the meeting, including the election of directors, the depositary will, subject to its receipt of satisfactory opinions of counsel, notify and instruct the Chairman of HoldCo or his designee of the instructions to attend the meeting and vote all the securities represented by the holders’ HoldCo ADSs in accordance with the direction received from holders at least 51% of the outstanding HoldCo ADSs.

If HoldCo has timely provided the depositary with the materials described in the applicable HoldCo Deposit Agreement and the depositary has not timely received instructions from holders of at least 51% of the outstanding HoldCo ADSs to vote in the same direction regarding any resolution to be considered at the meeting, including the election of directors, and, provided the HoldCo Deposit Agreement allows the holder of HoldCo ADSs to exercise its voting right on an individual basis, and any other matter where ROC law does not require a holder of the common shares of HoldCo to vote all common shares of HoldCo in the same manner and subject to its receipt of satisfactory opinions of counsel, and the depositary has secured satisfactory opinion of counsel, then you will be deemed to have authorized and directed the depositary to give a discretionary proxy to the Chairman of HoldCo or his designee to attend and vote at the meeting the Shares represented by your HoldCo ADSs in any manner such person may wish (which may not be in the interests of holders) unless the Chairman, or such designated person, shall have informed the depositary that he does not wish to be so authorized and directed.

Proposal Rights

Holders of one percent or more of the total and issued outstanding common shares of HoldCo will be entitled to submit one written proposal each year for consideration at HoldCo’s annual ordinary meeting of stockholders provided that (i) the proposal is in the Chinese language and does not exceed 300 Chinese characters, (ii) the proposal is submitted to us prior to the expiration of the period for submission of proposals (the “Submission Period”) announced by us, (iii) only one (1) matter for consideration at our annual ordinary meeting of shareholders is allowed in each proposal, and (iv) the proposing shareholder shall attend, in person or by a proxy, such annual ordinary meeting whereat his or her or its proposal is to be discussed and such proposing shareholder, or his or her or its proxy, shall take part in the discussion of such proposal.

As the holder of HoldCo Common Shares, the depositary is entitled, provided the conditions of ROC law are satisfied, to submit only one (1) proposal each year in respect of all of the common shares held on deposit. Holders and beneficial owners of HoldCo ADSs do not under ROC law have individual rights to submit proposals to us but may be able to submit proposals to us for consideration at the annual ordinary meeting of shareholders if the beneficial owners (i) timely present their HoldCo ADSs to the depositary for cancellation pursuant to the terms of the HoldCo Deposit Agreement and become holders of HoldCo Common Shares in the ROC prior to the expiration of the Submission Period and prior to the applicable shareholder proposal record date, and (ii) otherwise satisfy the conditions of ROC law applicable to the submission of proposals to HoldCo for consideration at an annual ordinary meeting of our shareholders.

The depositary will, if so requested by (a) beneficial owner(s) as of the applicable HoldCo ADS record date that own(s), individually or as a group, at least 51% of the HoldCo ADSs outstanding as of the applicable HoldCo ADS record date, submit to us for consideration at the annual ordinary meeting of HoldCo shareholders one (1) proposal each year, provided that certain terms and conditions as set forth in the HoldCo Deposit Agreement are met.

The depositary will not be obligated to provide to holders and beneficial owners of HoldCo ADSs any notices relating to the proposal rights, including, without limitation, notice of submission period, or the receipt of any proposal(s) from submitting holders, or of the holdings of any HoldCo ADSs by any persons, except that the depositary shall, upon a HoldCo ADS holder’s request, inform such holder of the total number of HoldCo ADSs the issued.

Fees and Charges

As a HoldCo ADS holder, you will be required to pay the following fees under the terms of the HoldCo Deposit Agreement:

Service	Fees
• Issuance of HoldCo ADSs (e.g., an issuance upon a deposit of shares, upon a change in HoldCo ADS(s)-to-shares(s) ratio, or for any other reason), excluding issuances as a result of distributions of shares	Up to U.S. 5¢ per HoldCo ADS issued

• Cancellation of HoldCo ADSs (e.g., a cancellation of HoldCo ADSs for delivery of deposited shares, upon a change in the HoldCo ADS(s)-to-share(s) ratio, or for any other reason)	Up to U.S. 5¢ per HoldCo ADS canceled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per HoldCo ADS held

• Distribution of HoldCo ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) an exercise of rights to purchase additional HoldCo ADSs	Up to U.S. 5¢ per HoldCo ADS held

• Distribution of securities other than HoldCo ADSs or rights to purchase additional HoldCo ADSs (e.g., spin-off shares)	Up to U.S. 5¢ per HoldCo ADS held

• HoldCo ADS Services	Up to U.S. 5¢ per HoldCo ADS held on the applicable record date(s) established by the HoldCo Depositary

As a HoldCo ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	the registration fees as may from time to time be in effect for the registration of common shares on the share register and applicable to transfers of common shares to or from the name of the custodian, the HoldCo Depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the HoldCo Depositary in the conversion of foreign currency;

•	the fees and expenses incurred by the HoldCo Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to common shares, HoldCo ADSs and HoldCo ADRs; and

•	the fees and expenses incurred by the HoldCo Depositary, the custodian or any nominee in connection with the servicing or delivery of deposited property.

HoldCo ADS fees and charges payable upon (i) the issuance of HoldCo ADSs and (ii) cancellation of HoldCo ADSs will be payable by the person to whom the HoldCo ADSs are so issued (in the case of HoldCo ADS issuances) and by the person whose HoldCo ADSs are being cancelled (in the case of HoldCo ADS cancellations). In the case of HoldCo ADSs issued by the HoldCo Depositary into DTC or held via DTC, the HoldCo ADS issuance and cancellation fees and charges will be payable by the DTC participant(s) receiving the HoldCo ADSs or whose HoldCo ADSs are being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account(s) of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. HoldCo ADS fees and charges in respect of distributions and the HoldCo ADS service fee are charged to the holders as of the applicable HoldCo ADS record date. In the case of distributions of cash, the amount of the applicable HoldCo ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the HoldCo ADS service fee, holders as of the HoldCo ADS record date will be invoiced for the amount of the HoldCo ADS fees and charges and such HoldCo ADS fees and charges may be deducted from distributions made to holders of HoldCo ADSs. For HoldCo ADSs held through DTC, the HoldCo ADS fees and charges for distributions other than cash and the HoldCo ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such HoldCo ADS fees and charges to the beneficial owners for whom they hold HoldCo ADSs.

In the event of refusal to pay the HoldCo Depositary fees, the HoldCo Depositary may, under the terms of the HoldCo Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the HoldCo Depositary fees from any distribution to be made to the HoldCo ADS holder. Certain of the depositary fees and charges (such as the HoldCo ADS services fee) may become payable shortly after the Closing Date. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the HoldCo Depositary. You will receive prior notice of such changes. The HoldCo Depositary may reimburse us for certain expenses incurred by us in respect of the HoldCo ADR program, by making available a portion of the HoldCo ADS fees charged in respect of the HoldCo ADR program or otherwise, upon such terms and conditions as we and the HoldCo Depositary agree from time to time.

The obligation of holders and beneficial owners to pay HoldCo ADS fees and charges shall survive the termination of the HoldCo Deposit Agreement.

Amendments and Termination

HoldCo may agree with the HoldCo Depositary to modify the HoldCo Deposit Agreement at any time without your consent. HoldCo will undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the HoldCo Deposit Agreement. HoldCo will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the HoldCo ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, HoldCo may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the HoldCo Deposit Agreement if you continue to hold your HoldCo ADSs after the modifications to the HoldCo Deposit Agreement become effective. The HoldCo Deposit Agreement cannot be amended to prevent you from withdrawing the common shares represented by your HoldCo ADSs (except as permitted by law).

We have the right to direct the HoldCo Depositary to terminate the HoldCo Deposit Agreement. Similarly, the HoldCo Depositary may in certain circumstances on its own initiative terminate the HoldCo Deposit Agreement. In either case, the HoldCo Depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the HoldCo Deposit Agreement will be unaffected.

After termination, the HoldCo Depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your HoldCo ADSs) and may sell the securities held on deposit. After the sale, the HoldCo Depositary will hold the proceeds from such sale and any other funds then held for the holders of HoldCo ADSs in a non-interest-bearing account. At that point, the HoldCo Depositary will have no further obligations to holders other than to account for the funds then held for the holders of HoldCo ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The HoldCo Depositary will maintain HoldCo ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the HoldCo ADSs and the HoldCo Deposit Agreement.

The HoldCo Depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of HoldCo ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The HoldCo Deposit Agreement limits HoldCo’ obligations and the HoldCo Depositary’s obligations to you. Please note the following:

•	HoldCo and the HoldCo Depositary are obligated only to take the actions specifically stated in the HoldCo Deposit Agreement without negligence or bad faith.

•	The HoldCo Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the HoldCo Deposit Agreement.

•	The HoldCo Depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of the common shares, for any tax consequences that result from the ownership of HoldCo ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the HoldCo Deposit Agreement, for the timeliness of any of our notices or for our failure to give notice.

•	HoldCo and the HoldCo Depositary will not be obligated to perform any act that is inconsistent with the terms of the HoldCo Deposit Agreement.

•	HoldCo and the HoldCo Depositary disclaim any liability if we or the HoldCo Depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the HoldCo Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of the Articles of Incorporation of HoldCo, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	HoldCo and the HoldCo Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the HoldCo Deposit Agreement or in our Articles of Incorporation or in any provisions of or governing the securities on deposit.

•	HoldCo and the HoldCo Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting common shares for deposit, any holder of HoldCo ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	HoldCo and the HoldCo Depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of common shares but is not, under the terms of the HoldCo Deposit Agreement, made available to you.

•	HoldCo and the HoldCo Depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	HoldCo and the HoldCo Depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the HoldCo Deposit Agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the HoldCo Deposit Agreement.

Pre-Release Transactions

Subject to the terms and conditions of the HoldCo Deposit Agreement, the HoldCo Depositary may issue to broker/dealers HoldCo ADSs before receiving a deposit of common shares. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the HoldCo Depositary and the applicable broker/dealer. The HoldCo Deposit Agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the common shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The HoldCo Depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the HoldCo ADSs and the securities represented by the HoldCo ADSs. HoldCo, the HoldCo Depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The HoldCo Depositary may refuse to issue HoldCo ADSs, to deliver, transfer, split and combine HoldCo ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The HoldCo Depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the HoldCo Depositary and to the custodian proof of taxpayer status and residence and such other information as the HoldCo Depositary and the custodian may require to fulfill legal obligations. You are required to indemnify HoldCo, the HoldCo Depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The HoldCo Depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the HoldCo Deposit Agreement (net of any fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements).

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the HoldCo Depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The HoldCo Deposit Agreement and the HoldCo ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of common shares (including common shares represented by HoldCo ADSs) are governed by the laws of the ROC.

AS A PARTY TO THE HOLDCO DEPOSIT AGREEMENT, YOU WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE HOLDCO DEPOSIT AGREEMENT OR THE HOLDCO ADRs AGAINST US AND/OR THE HOLDCO DEPOSITARY.

Legal Matters

Baker & McKenzie, ROC counsel to ASE, will render an opinion with respect to the validity of the HoldCo Common Shares to be issued in the Share Exchange.

Experts

The consolidated financial statements of ASE, except SPIL, ASE’s investment in which is accounted for by use of the equity method, as of December 31, 2015 and 2016 and for each of the three years in the period ended December 31, 2016, included in this proxy statement/prospectus, and the effectiveness of ASE’s internal control over financial reporting have been audited by Deloitte & Touche, as stated in their reports appearing herein, which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the convenience translation of New Taiwan dollar amounts into U.S. dollar amounts and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. The consolidated financial statements of SPIL, ASE’s investment in which is accounted for by use of the equity method, have been audited by PricewaterhouseCoopers, Taiwan, as stated in their report appearing herein. Such financial statements of ASE have been so included in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent registered public accounting firms.

The consolidated financial statements of SPIL as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2016 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers,Taiwan, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of SPIL have been audited by PricewaterhouseCoopers, Taiwan, an independent registered public accounting firm, whose report thereon appears herein. The audited financial statements of ASE, to the extent they relate to SPIL, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

Enforceability of Foreign Judgments in the ROC

Upon the completion of the Share Exchange, HoldCo will be, a company limited by shares and incorporated under the ROC Company Law. It is expected that upon the completion of the Share Exchange, the majority HoldCo’ directors, executive officers and supervisors and certain other parties named herein will be residents of the ROC and a substantial portion of HoldCo’s assets and such persons are located in the ROC. As a result, it may not be possible for investors to effect service of process on HoldCo or such persons outside the ROC, or to enforce against any of their judgments obtained in courts outside of the ROC. ROC counsel has advised that any final judgment obtained against us or such persons in any court other than the courts of the ROC in respect of any legal suit or proceeding arising out of or relating to the Share Exchange will be enforced by the courts of the ROC without further review of the merits only if the court of the ROC in which enforcement is sought is satisfied that:

•	the court rendering the judgment has jurisdiction over the subject matter according to the laws of the ROC;

•	the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of the ROC;

•	if the judgment was rendered by default by the court rendering the judgment, (i) we or such persons were duly served in the jurisdiction of such court within a reasonable period of time in accordance with the laws and regulations of such jurisdiction, or (ii) process was served on us or such persons with judicial assistance of the ROC; and

•	judgments of the courts of the ROC are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

A party seeking to enforce a foreign judgment in the ROC would, except under limited circumstances, be required to obtain foreign exchange approval from the Central Bank of the Republic of China (Taiwan) for the remittance out of the ROC of any amounts exceeding US$100,000 or its equivalent recovered in respect of such judgment denominated in a currency other than NT dollars.

Where You Can Find More Information

ASE files annual, quarterly and current reports, proxy statements and other information with the SEC as required under the Exchange Act. ASE is currently, and upon completion of the Share Exchange, HoldCo will be, subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. As a “foreign private issuer” and, under the rules adopted under the Exchange Act, ASE is, and upon the completion of the Share Exchange, HoldCo will be, exempted from certain of the requirements of that Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act. ASE files annual reports on Form 20-F with the SEC and also furnishes reports on Form 6-K to the SEC.

You may read and copy any reports, statements or other information filed by ASE or SPIL at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ASE and SPIL. The address of that site is www.sec.gov.

Investors may also consult ASE’s or SPIL’s website for more information about ASE or SPIL, respectively. ASE’s website is http://www.aseglobal.com. SPIL’s website is http://www.spil.com.tw.

With the exception of the reports specifically included as annexes to this document as described under “-Documents Included as Annexes,” material contained on or accessible through the SEC’s, ASE’s or SPIL’s website is not incorporated into this proxy statement/prospectus.

ASE and SPIL have filed with the SEC a registration statement on Form F-4 of which this proxy statement/prospectus forms a part. The registration statement registers the HoldCo Common Shares to be issued to ASE shareholders in exchange for its ASE Common Shares in connection with the Share Exchange. A related registration statement on Form F-6 has also been filed with the SEC to register HoldCo ADSs representing HoldCo Common Shares. The registration statements and their exhibits and schedules contain additional relevant information about ASE and SPIL, ASE Common Shares and ASE ADSs. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form F-4 filed by ASE and SPIL and the exhibits to the registration statement.

Documents Included as Annexes

This proxy statement/prospectus includes as annexes the documents listed below that ASE and SPIL have previously filed with the SEC. These documents contain important information about the companies, their respective financial condition and other matters.

ASE SEC Filings (File No. 001-16125)	Period or File Date

Annual Report on Form 20-F	Year ended December 31, 2016, filed on April 21, 2017
Current Report on Form 6-K	Furnished on December 14, 2017 (Exhibit 99.1 only)
SPIL SEC Filings (File No. 000-30702)	Period or File Date
Annual Report on Form 20-F	Year ended December 31, 2016, filed on April 11, 2017
Current Report on Form 6-K	Furnished on December 14, 2017 (Exhibit 99.1 only)

Additional copies of documents included as annexes hereto are available to you by requesting them in writing or by telephone from ASE at the following address and telephone number:

Advanced Semiconductor Engineering, Inc.
e-mail: ir@aseglobal.com
Tel: +886-2-6636-5678
Room 1901, No. 333, Section 1 Keelung Rd.
Taipei, Taiwan, 110
Republic of China
Attention: Investor Relations

You should rely only on the information contained in or included as annexes to this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or included as annexes to, this proxy statement/prospectus. This proxy statement/prospectus is dated January 16, 2018. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information included in the annexes to this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the delivery of this proxy statement/prospectus to ASE shareholders nor the issuance of HoldCo Common Shares or HoldCo ADSs in connection with the Share Exchange will create any implication to the contrary.

Annex A-1

English Translation of Execution Version

Joint Share Exchange Agreement

Preamble

This Joint Share Exchange Agreement (this “Agreement”) is entered into on June 30, 2016 (the “Execution Date”) by and between:

(1)       Advanced Semiconductor Engineering, Inc. (“ASE”), a company incorporated under Republic of China (“ROC”) laws, with its address at No. 26, Jingsan Rd, Nanzi District, Kaohsiung City, Taiwan; and

(2)       Siliconware Precision Industries Co., Ltd. (“SPIL” or the “Company”), a company incorporated under ROC laws, with its address at No. 123, Section 3, Da Fong Road, Tantzu District, Taichung City, Taiwan.

WHEREAS ASE and SPIL (each a “Party” and collectively the “Parties”) agree for ASE to file an application to establish HoldCo (as defined below) by means of a statutory share exchange, and HoldCo will acquire all issued and outstanding shares of both ASE and SPIL. After the closing of the share exchange, ASE and SPIL will become wholly-owned subsidiaries of HoldCo concurrently (the “Share Exchange” or “Transaction”); and

WHEREAS each Party’s board of directors has passed a resolution approving the Share Exchange.

NOW THEREFORE, IN WITNESS WHEREOF, the Parties have entered into this Agreement as follows:

Definitions

Save for the definitions set forth in the Preamble, in this Agreement:

“HoldCo” means 日月光投資控股股份有限公司 (temporary English name: ASE Industrial Holding Co., Ltd.) to be established by ASE pursuant to Article 1.1 hereof.

“SPIL Foreign Convertible Bonds” means US$400,000,000 unsecured foreign convertible bonds issued by SPIL on October 31, 2014, due on October 31, 2019, with an outstanding balance of US$400,000,000, convertible into SPIL’s new common shares, with the final conversion date at October 21, 2019. As the Execution Date occurs during the suspension period for conversion of SPIL Foreign Convertible Bonds, the conversion price per share shall be referred to the conversion price thereof announced by SPIL on July 1, 2016.

“Exchange Ratio” means the exchange of each ordinary share of ASE for 0.5 ordinary share of HoldCo (1 ASE’s American depositary share each representing five ASE common shares to be exchanged for 1.25 HoldCo’s American depositary shares each representing two HoldCo common shares).

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“Cash Consideration” means Initial Cash Consideration or Adjusted Cash Consideration, as applicable.

“Initial Cash Consideration” means NT$55 in cash to be exchanged for each SPIL common share.

“Adjusted Cash Consideration” means the cash consideration adjusted according to Article 3.2 and Article 4.2 hereof.

“SEC” means United States Securities and Exchange Commission.

“Antitrust Law” means (1) the ROC Fair Trade Act and laws relating thereto, (2) the U.S. Sherman Act, as amended, the U.S. Clayton Act, as amended, the U.S. Hart-Scott-Rodino Antitrust Improvements Act, as amended, and the U.S. Federal Trade Commission Act, as amended, (3) the Anti-monopoly Law of People’s Republic of China with effectiveness from August 1, 2008, and (4) all other applicable laws issued by government entities for the purposes of prohibiting, restricting or regulating conducts with the purpose or effect of monopolizing, restricting trade or reducing competition through mergers or acquisitions.

“SPIL Material Adverse Effect Event” means any changes, developments, incidents, matters, effects or facts, which, individually or in combination with all other such changes, developments, incidents, matters, effects or facts, result in material adverse effects on SPIL and SPIL Subsidiaries, operating as a whole (for the purpose of this definition, “material” shall mean that the occurrence of said events or circumstances, individually or in aggregate, results in a decrease in the consolidated net book value of SPIL by 10% or more as compared to the net book value stated in SPIL’s consolidated audited financial statements as of March 31, 2016); provided that the following changes, developments, incidents, matters, effects or facts shall not, individually or in aggregate, be regarded as having a material adverse effect on SPIL, or be taken into account in determining whether there has been a SPIL Material Adverse Effect, if they are induced or caused by: (1) any change of capital market conditions or economic condition, including a change pertaining to interest rate or exchange rate; (2) any change of geopolitical conditions occurring after the date hereof, or outbreak or escalation of any conflict, or any war or terrorism actions; (3) force majeure occurring after the date hereof; (4) any change of applicable law, regulation or accounting standards (or any official interpretation thereof) proposed, approved or promulgated on or after the date hereof; (5) any change of the industry in which SPIL or a SPIL Subsidiary operates; (6) underperformance in and of itself by SPIL or SPIL Subsidiaries of any internal or public predictions, forecasts, projections or estimates relevant to income, profits or other financial or operational targets before, on or after the date hereof, or change of market price, credit rating or trading volume of its securities, provided that SPIL’s directors have met their duty of care and duty of loyalty; and (7) announcement and contingency of this Agreement or transactions contemplated hereunder (including any transaction-related litigation) of this Agreement, any adoption of actions required or expressly required in the covenants specified in this Agreement, including any loss of or change of relationship with any customer, supplier, distributor or other business partners of SPIL or SPIL

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Subsidiaries, or departure of any employee or senior management, resulting from or relevant to the announcement and contingency of this Agreement or transactions contemplated hereunder, provided that SPIL’s directors have met their duty of care and duty of loyalty.

“ASE Material Adverse Effect Event” means any changes, developments, incidents, matters, effects or facts which, individually or in combination with all other such changes, developments, incidents, matters, effects or facts, result in material adverse effects on ASE and ASE’s subsidiaries, operating as a whole (for the purposes of this definition, “material” means that the occurrence of said events or circumstances, individually or in aggregate, results in a decrease in the consolidated net book value of ASE by 10% or more as compared to the net book value stated in ASE’s consolidated audited financial statements as of March 31, 2016); provided that the following changes, developments, incidents, matters, effects or facts shall not, individually or in aggregate, be regarded as having a material adverse effect on ASE, or be taken into account in determining whether there has been an ASE Material Adverse Effect, if they are induced or caused by: (1) any change of capital market conditions or economic condition, including a change pertaining to interest rate or exchange rate; (2) any change of geopolitical conditions occurring after the date hereof, or outbreak or escalation of any conflict, or any war or terrorism actions; (3) force majeure occurring after the date hereof; (4) any change of applicable law, regulation or accounting standards (or any official interpretation thereof) proposed, approved or promulgated on or after the date hereof; (5) any change of the industry in which ASE or an ASE’s subsidiary operates; (6) underperformance in and of itself by ASE or ASE’s subsidiaries of any internal or public predictions, forecasts, projections or estimates relevant to income, profits or other financial or operational targets before, on or after the date hereof, or change of market price, credit rating or trading volume of its securities, provided that ASE’s directors have met their duty of care and duty of loyalty; (7) announcement and contingency of this Agreement or transactions contemplated hereunder (including any transaction-related litigation) of this Agreement, any adoption of actions required or expressly required in the covenants specified in this Agreement, including any loss of or change of relationship with any customer, supplier, distributor or other business partners of ASE or ASE’s subsidiaries, or departure of any employee or senior management, resulting from or relevant to the announcement and contingency of this Agreement or transactions contemplated hereunder, provided that ASE’s directors have met their duty of care and duty of loyalty; and (8) internal organizational restructuring of ASE and/or ASE’s subsidiaries.

“Long Stop Date” means the expiry day of 18 months after the Execution Date (i.e., December 31, 2017) or a later date otherwise agreed in writing by both Parties.

“Share Exchange Record Date” means the date on which the exchanges of shares shall be completed as contemplated by the boards of directors of HoldCo and both Parties in accordance with the provisions of laws and Article 6.5 of this Agreement.

“Relevant Securities Regulators” means the Taiwan Financial Supervisory Commission, the Taiwan Stock Exchange and the SEC.

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“Antitrust Law Enforcement Authorities of Relevant Countries or Regions” means the Taiwan Fair Trade Commission, the United States Federal Trade Commission and the Ministry of Commerce of the People’s Republic of China.

“SPIL Subsidiaries” means subsidiaries listed in SPIL’s audited consolidated financial statements as of March 31, 2016.

“Intellectual Property Rights” means publicly registered patents, trademarks, copyrights and other intellectual property rights.

“Material Contracts” means all material agreements, contracts, representations, covenants, commitments, warranties, guarantees or other obligations that SPIL and SPIL Subsidiaries have entered into or undertaken.

“Superior Proposal” means a bona fide, unsolicited written offer for an Alternate Transaction (as defined below) to SPIL made by a party other than ASE, SPIL or any of SPIL’s directors, managers, employees, agents or representatives; and the terms and conditions of such an offer are considered to be more favorable to SPIL and all shareholders of SPIL than the terms and conditions of this Transaction by opinions separately issued by a renowned investment bank and law firm appointed by the SPIL’s audit committee.

“SPIL Employees” means all employees (including all appointed managers) of SPIL and SPIL Subsidiaries.

“100% Subsidiaries” means wholly-owned subsidiaries of HoldCo.

“Alternate Transaction” means (1) any transaction that may involve a spin-off, a purchase or sale of shares of non-financial investment nature, or any other transaction of similar nature; (2) a lease of all businesses or an entrustment, a joint operation or an assumption of the entire business or assets from others (except for an assumption of the entire business or assets from others in an aggregated transaction amount of less than NT$500,000,000); or (3) any merger and acquisition without issuing HoldCo’s shares, any sale of all or material assets or businesses of 100% Subsidiaries, any disposal of interest in material assets or businesses of 100% Subsidiaries, or exclusive licensing of all or material patents or technologies of 100% Subsidiaries.

“Force Majeure Events” means judgments or orders of courts, orders or dispositions of relevant competent authorities, wars, hostility, blockade, riots, revolutions, strikes, work suspension, financial crisis, nuclear disasters, fires, hurricanes, earthquakes, tsunamis, plagues or floods, etc., which are not attributable to the Parties, or force majeure or equivalent events.

1.        Share Exchange

1.1	ASE and SPIL agree that ASE shall file an application to establish HoldCo and effect, jointly with SPIL, the Share Exchange in accordance with the Republic of China Enterprise Mergers and Acquisitions Act and relevant laws and regulations.

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The general shareholders’ meetings of both Parties will consider resolutions to approve the transfer of all the issued and outstanding shares of both Parties to HoldCo, and HoldCo will issue new shares to ASE’s shareholders, and pay the Cash Consideration to SPIL’s shareholders as consideration, based on the Exchange Ratio and Cash Consideration provided under Article 3 hereof.

1.2	ASE and SPIL agree that, upon the completion of the Share Exchange, ASE and SPIL shall each maintain its separate legal entity status and shall each retain its respective legal entity name, and that ASE and SPIL will become wholly-owned subsidiaries of HoldCo concurrently. HoldCo’s Articles of Association is attached hereto as Appendix 1.

2.	ASE’s and SPIL’s Capital Structures as of Execution Date

2.1	ASE represents to SPIL that its capital structure as of the Execution Date is as follows:

2.1.1	ASE’s paid-in share capital amounts to NT$79,236,225,960 million, with a total of 7,923,622,596 issued and outstanding common shares (including 5,349,700 shares which remain to be registered for change).

2.1.2	ASE has 120,000,000 treasury shares.

2.1.3	It has a total of US$600,000,000 issued and outstanding unsecured foreign convertible bonds, specifically:

(1)	US$400,000,000 unsecured foreign convertible bonds issued by ASE on September 5, 2013, with outstanding balance of US$400,000,000, convertible into ASE’s new common shares, due on August 26, 2018, and the conversion price per share as of the Execution Date is NT$31.93.

(2)	US$200,000,000 unsecured foreign convertible bonds issued by ASE on July 2, 2015, with outstanding balance of US$200,000,000, convertible into ASE’s treasury shares as described under Article 2.1.2 hereof, due on March 17, 2017, and the conversion price per share as of the Execution Date is NT$54.5465.

2.1.4	ASE has a total of 236,676,850 units of issued but not vested employee stock options, specifically:

(1)	185,806,000 units of employee stock options issued by ASE on December 19, 2007, due on December 18, 2017, each unit exercisable for 1 common share, and its exercise price per share as of the Execution Date is NT$21.10, with the balance of the issued but not vested employee stock options amounting to 53,938,500 units.

(2)	187,719,500 units of employee stock options issued by ASE on May 6, 2010, due on May 5, 2020, each unit exercisable for 1 common share, and

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its exercise price per share as of the Execution Date is NT$20.4, with the balance of the issued but not vested employee stock options amounting to 84,056,850 units.

(3)	12,280,000 units of employee stock options issued by ASE on April 15, 2011, due on April 14, 2021, each unit exercisable for 1 common share, and its exercise price per share as of the Execution Date is NT$22.6, with the balance of the issued but not vested employee stock options amounting to 7,731,500 units.

(4)	94,270,000 units of ASE’s employee stock options issued on September 10, 2015, due on September 9, 2025, each unit exercisable for 1 common share, and its exercise price per share as of the Execution Date is NT$36.5, with the balance of the issued but not vested employee stock options amounting to 90,950,000 units.

2.1.5	Except as set forth in Article 2.1.1 through Article 2.1.4, ASE has no other issued and outstanding equity-linked securities or other treasury shares.

2.2	SPIL represents to ASE that its capital structure as of the Execution Date is as follows:

2.2.1	Its paid-in share capital amounts to NT$31,163,611,390, with a total of 3,116,361,139 issued and outstanding common shares:

2.2.2	US$400,000,000 SPIL Foreign Convertible Bonds issued by SPIL on October 31, 2014, with an outstanding balance of US$400,000,000, convertible into SPIL’s newly issued common shares prior to October 21, 2019. As the Execution Date occurs during the suspension period for conversion of SPIL Foreign Convertible Bonds, the conversion price for each share shall be referred to the conversion price thereof announced by SPIL on July 1, 2016.

2.2.3	Except as set forth in Article 2.2.1 and Article 2.2.2, SPIL has no other issued and outstanding equity-linked securities or other treasury shares.

2.3	The number of total shares as agreed by HoldCo to acquire from each of ASE and SPIL on the Share Exchange Record Date will be based on the actual total number of shares issued by ASE and SPIL, respectively, as of the Share Exchange Record Date.

3.	Share Exchange Consideration

3.1	The Transaction will result in the exchange of all of ASE’s issued and outstanding shares in consideration for newly issued common shares of HoldCo, at an exchange ratio of 1 ASE common share for 0.5 HoldCo common share (the “Exchange Ratio”) (1 ASE American depositary share (each ASE American depositary share currently represents five ASE common shares) shall be

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exchanged for 1.25 Holdco American depositary shares (each HoldCo American depositary share will represent two HoldCo common shares)). The actual number of ASE’s shares expected to be exchanged under this Transaction will be based on the total number of shares issued by ASE as of the Share Exchange Record Date.

3.2	The Transaction will result in the exchange of each of SPIL’s issued and outstanding shares for the Cash Consideration payable by HoldCo. The actual number of SPIL’s shares to be exchanged under the Transaction will be based on the total amount of shares issued by SPIL and outstanding as of the Share Exchange Record Date. The Cash Consideration will be subject to adjustments if SPIL issues shares or cash dividends during the period from the Execution Date to the Share Exchange Record Date, provided, however, the Cash Consideration shall not be subject to adjustment if the cash dividends distributed by SPIL in 2017 is less than 85% of its after-tax net profit for the year 2016.

3.3	ASE shall, before SPIL’s submission of Schedule 13E-3 to the SEC, confirm with SPIL the types and their composition of ASE’s and HoldCo’s funding sources, and present proof documentation in respect of sources of funding (including, but not limited to, the financing plan and a highly confident letter conforming to market practice issued by bank(s) on the financing of the Transaction) that can demonstrate ASE’s and HoldCo’s abilities to fully pay the Cash Consideration. In addition, ASE and HoldCo shall, no later than three business days after the Share Exchange Record Date, transfer the entire amount of the Cash Consideration to a dedicated capital account opened by SPIL’s stock transfer agency for the purposes of the closing of the Transaction. ASE and HoldCo shall be jointly and severally liable to the foregoing.

3.4	The total registered capital of HoldCo is contemplated to be NT$50,000,000,000, divided into 5,000,000,000 common shares, with a par value of NT$10, to be issued in installments; the total paid-in share capital of HoldCo as of the Share Exchange Record Date upon initial issuance is temporarily contemplated to be NT$39,618,112,980 million, divided into 3,961,811,298 shares. Prior to the Share Exchange Record Date, the amount of HoldCo’s new shares to be issued upon the Share Exchange shall be adjusted to take into account any increase or decrease in the amount of ASE’s issued shares arising from any capital increase, capital decrease or issuance of new shares on vesting, exchange or conversion of equity-linked securities.

3.5	Any fractional shares resulting from HoldCo issuing new HoldCo shares to ASE shareholders based on the Exchange Ratio will be subscribed by a person designated by HoldCo’s chairman based on ASE’s closing price on the trading day immediately before the Share Exchange Record Date on the Taiwan Stock Exchange, calculated based on the Exchange Ratio and such person will pay cash in lieu to such ASE shareholders (rounded down to the nearest NT dollar). HoldCo’s board of directors has the sole discretion to implement any changes to the foregoing provisions relating to treatment of fractional shares so long as

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changes are necessary under relevant laws or regulations, or are required for processing purposes.

4.	Adjustment to Consideration of Share Exchange

4.1	Both Parties agree that the Exchange Ratio as agreed hereunder shall not be changed unless approved by the competent authority and agreed by the resolutions of the boards of directors of HoldCo and both Parties; and except under the circumstances set forth in Article 4.2 hereof, the Cash Consideration as agreed herein cannot be changed.

4.2	The Parties agree that they shall cause their respective extraordinary general shareholders’ meeting (ASE’s extraordinary general shareholders’ meeting shall be Holdco’s promoters’ meeting) to adopt a resolution authorizing each Party’s and HoldCo’s (if applicable) respective board of directors to effect a reasonable adjustment of the Cash Consideration in good faith and by mutual agreement as soon as possible, without the need for a resolution for adjustment at a separately convened general shareholders’ meeting (unless as otherwise agreed herein), if any of the events described below occurs during the period from the Execution Date until the Share Exchange Record Date:

4.2.1	Issuance of SPIL’s equity-linked securities of any nature (except for any share(s) newly issued as a result of the exercise of conversion rights by holders of SPIL Foreign Convertible Bonds) or other securities convertible into SPIL shares;

4.2.2	SPIL’s disposal of material assets;

4.2.3	Occurrence of major disasters causing a SPIL Material Adverse Effect Event, material technical changes or other circumstances affecting SPIL’s shareholders’ interests or its share prices; or

4.2.4	SPIL’s repurchase of treasury shares (except for the repurchase of shares by SPIL subsequent to SPIL shareholders’ exercising appraisal rights under law in connection with the Share Exchange).

4.3	For the purposes of Article 4.2.2 and Article 4.23 hereof, “material” shall mean that the occurrence of said events or circumstances, individually or in aggregate, results in an increase or decrease of SPIL’s consolidated net book value by 10% or more as compared to the net book value in SPIL’s consolidated audited financial statements as of March 31, 2016 (for the avoidance of doubt, excluding a decrease in the net book value in SPIL’s consolidated audited financial statements resulted from dividends distributed by SPIL).

4.4	Following the adjustment to the Cash Consideration pursuant to the terms of Article 4 hereof, both Parties shall apply with, notify to or change with the competent authority in accordance with the laws and regulations for the required permission or approval.

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5.	Shareholders’ Resolutions Approving the Share Exchange

5.1	Both Parties shall each prepare relevant documents subject to the procedures and schedules as agreed under Appendix 2 hereto, and hold an extraordinary general shareholders’ meeting to approve this Agreement and the Transaction in a share exchange resolution based on the terms of this Agreement on the same date to be jointly agreed upon by both Parties in good faith and goodwill following clearance by two Antitrust Law Enforcement Authorities of Relevant Countries or Regions (but not later than the 70th calendar day following clearance and approval obtained by both Parties from each of the Antitrust Law Enforcement Authorities of Relevant Countries or Regions).

5.2	The non-independent directors and supervisors (future independent directors) of HoldCo shall be elected at ASE Extraordinary Shareholders’ Meeting (i.e., Holdco’s promoters’ meeting) in accordance with the arrangements set forth in Article 9 of this Agreement.

6.	Conditions Precedent to Share Exchange

6.1	HoldCo and both Parties shall effect the Share Exchange to complete the Transaction pursuant to this Agreement if all the conditions precedent below are satisfied:

6.1.1	The unconditional approval of the Transaction at each Party’s respective general shareholders’ meeting; and

6.1.2	The approvals or consents (including, but not limited to, approvals or consents of conditions and/or burdens imposed by Antitrust Law Enforcement Authorities of Relevant Countries and Regions that both Parties agree to accept) to consummate the Transaction from all relevant competent authorities (including, but not limited to: the Taiwan Stock Exchange, the SEC, and Antitrust Law Enforcement Authorities of Relevant Countries and Regions) shall have been received.

6.1.3	No governmental entity having competent jurisdiction over the Transaction shall have enacted or enforced any order (whether temporary, preliminary or permanent) that is in effect and enforceable prohibiting, enjoining or rendering illegal the consummation of the Transaction, and no law shall have enacted or enforced after the Execution Date rendering illegal or otherwise prohibiting the consummation of the Transaction. For the avoidance of doubt, the enactment or enforcement of an “order” or “law” shall not include the making of a decision by any governmental entity to extend the waiting period or initiate an investigation pursuant to any Antitrust Law or any law of relevant jurisdictions.

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6.2	The obligations of each of HoldCo and ASE to complete the Transaction is subject to the satisfaction of (or HoldCo’s and ASE’s consent to the waiver of) all the conditions below:

6.2.1	All of SPIL’s representations and warranties contained within this Agreement are true and accurate as of the Execution Date and as of the Share Exchange Record Date, except to the extent that no SPIL Material Adverse Effect Event shall have occurred.

6.2.2	SPIL has fulfilled the undertakings and obligations that SPIL is obliged to fulfill in all material respects prior to the Share Exchange Record Date pursuant to this Agreement.

6.2.3	No SPIL Material Adverse Effect Event shall have occurred by the Share Exchange Record Date.

6.2.4	Before the Share Exchange Record Date, no Force Majeure Events shall have occurred which, individually or in aggregate, result in a decrease of SPIL’s consolidated net book value by 30% or more as compared to the net book value in SPIL’s consolidated audited financial statements as of March 31, 2016.

6.3	SPIL’s obligation to complete this Transaction is subject to the satisfaction of (or SPIL’s consent to waive) all the conditions below:

6.3.1	All of ASE’s representations and warranties contained within this Agreement are true and accurate as of the Execution Date and as of the Share Exchange Record Date, except to the extent that no ASE Material Adverse Effect Event shall have occurred; all of HoldCo’s representations and warranties contained within this Agreement are true and accurate as of the Share Exchange Record Date, except to the extent that no HoldCo’s material adverse effect event shall have occurred.

6.3.2	ASE and/or HoldCo have fulfilled the undertakings and obligations that ASE and/or HoldCo are obliged to fulfill in all material respects prior to the Share Exchange Record Date pursuant to this Agreement.

6.3.3	No ASE Material Adverse Effect Event shall have occurred by the Share Exchange Record Date.

6.3.4	No Force Majeure Events shall have occurred by the Share Exchange Record Date which, individually or in aggregate, result in a decrease in ASE’s consolidated net book value by 30% or more as compared to the net book value in ASE’s consolidated audited financial statements as of March 31, 2016.

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6.4	The completion of this Transaction is subject to satisfaction or waiver of all the conditions precedent as set forth in Article 6.1 through 6.3 on or before the Long Stop Date. ASE or SPIL shall not prevent the consummation of this Transaction for any other improper reason. If the closing of the Transaction cannot be completed due to the failure of the conditions precedent as set forth in Article 6.1 through 6.3 hereof to be satisfied on or before the Long Stop Date, this Agreement shall be terminated automatically at 0:00am on the day immediately following the Long Stop Date.

6.5	If all the conditions precedent as set forth in Article 6.1 through 6.3 hereof have been satisfied or waived, the Share Exchange shall be completed on the share exchange record date as agreed by HoldCo’s and both Parties’ boards of directors in accordance with the laws and regulations and Article 6.5 hereof (“Share Exchange Record Date”). Each Party’s and HoldCo’s (if applicable) boards of directors shall jointly agree upon and respectively resolve to approve the Share Exchange Record Date within 10 days following the date of approval of their respective general shareholders’ meeting to effect the Transaction under Article 5.1 hereof.

7.	Representations and Warranties

7.1	ASE represents and warrants to SPIL that the following terms shall be true and correct as of the Execution Date and as of the Share Exchange Record Date:

7.1.1	Valid establishment and existence of the company: ASE is a company limited by shares duly incorporated and validly existing under the ROC Company Act and has obtained all necessary licenses, approvals, permits and other relevant licenses in order to carry on its business operations, except to the extent that failure to obtain such licenses, approvals, permits and other relevant licenses would not give rise to an ASE Material Adverse Effect Event. All the shares issued by ASE have been legally authorized, issued and fully paid.

7.1.2	Validity and effectiveness of this Agreement: the execution and implementation of this Agreement, shall not violate (1) current laws or regulations of the ROC; (2) judgments, orders or dispositions by courts or relevant competent authorities; (3) the articles of incorporation, board resolutions or shareholders’ resolutions of ASE; or (4) contracts, agreements, representations, warranties, promises, guarantees, arrangements or other obligations with which ASE shall comply, except to the extent that, in case of (1), (2), (3) or (4), no ASE Material Adverse Effect Event shall have occurred or ASE’s ability to fulfill this Agreement is not affected.

As of the Execution Date, subject to (a) pre-merger notification requirements under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 (as amended) and regulations or rules promulgated thereunder (the “HSR Act”), (b) filing and/or notification under the Antitrust Laws of any jurisdiction

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outside the United States, (c) approval necessary to be obtained from the SEC for the proxy statement, (d) requirements for the purposes of compliance with state or other local securities, acquisitions and “blue sky” laws, and (e) in addition to other authorizations, consents, approvals, orders, permits, notices, reports, notifications, registrations, qualifications and waivers, ASE’s execution hereof, and fulfillment of obligations hereunder, and consummation of the Transaction and other transactions contemplated hereunder have been authorized by the valid and effective resolution of ASE, and this Agreement constitutes a valid and legally binding obligation of ASE, enforceable against ASE in accordance with its terms.

7.1.3	Resolution and authorization by board of directors and/ or shareholders’ meeting: ASE’s board of directors and/or (before the Share Exchange Record Date) shareholders’ meeting have passed resolution(s) approving this Agreement and the Share Exchange and authorized the chairman of ASE or his appointed representative to execute, amend or change this Agreement on behalf of ASE.

7.1.4	All of ASE’s representations in Article 2.1 hereof are true and correct as of the Execution Date.

7.2	ASE causes HoldCo to represent and warrant, and represents and warrants jointly and severally with HoldCo, that the following terms shall be true and correct as of the Share Exchange Record Date:

7.2.1	Valid establishment and existence of the company: HoldCo is a company limited by shares duly incorporated and validly existing under the ROC Company Act and has obtained all necessary licenses, approvals, permits and other relevant licenses in order to carry on its business operations, except to the extent that failure to obtain such licenses, approvals, permits and other relevant licenses would not give rise to an material adverse effect event. All the shares issued by HoldCo have been legally authorized, issued and fully paid.

7.2.2	Validity and effectiveness of this Agreement: the execution and implementation of this Agreement, shall not violate (1) current laws or regulations of the ROC; (2) judgments, orders or dispositions by courts or relevant competent authorities; (3) the articles of incorporation, board resolutions or shareholders’ resolutions of HoldCo; or (4) contracts, agreements, representations, warranties, promises, guarantees, arrangements or other obligations with which ASE shall comply, except to the extent that, in case of (1), (2), (3) or (4), HoldCo’s ability to fulfill this Agreement is not affected. The performance of this Agreement has been authorized by the valid and effective resolution of HoldCo, and this Agreement constitutes a valid and legally binding obligation of HoldCo, enforceable against HoldCo in accordance with its terms.

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7.2.3	Resolution and authorization by board of directors and/or general shareholders’ meeting: HoldCo’s promoters meeting (if applicable) has passed a resolution approving this Agreement and the Share Exchange.

7.3	Except for (i) the information set forth in Appendix 3 (SPIL Disclosure Letter) and (ii) publicly available information disclosed in accordance with the regulations of the Relevant Securities Regulators, SPIL represents and warrants to ASE that the following terms shall be true and correct as of the Execution Date and as of Share Exchange Record Date (except to the extent that a representation or warranty is by its terms made as of a specified date, in which case such representation or warranty shall be true and correct only as of such date):

7.3.1	Valid establishment and existence of the company: SPIL is a company limited by shares duly incorporated and validly existing under the ROC Company Act and has obtained all necessary licenses, approvals, permits and other relevant licenses in order to carry on its business operations, except to the extent that the failure to obtain such licenses, approvals, permits and other relevant licenses would not cause a SPIL Material Adverse Effect Event to occur. All the shares issued by SPIL have been legally authorized, issued and fully paid.

7.3.2	Validity and effectiveness of this Agreement: the execution and implementation of this Agreement, shall not violate (1) current laws or regulations of the ROC; (2) judgments, orders or dispositions by courts or relevant competent authorities; (3) articles of incorporation, board resolutions or shareholders’ resolutions of SPIL; or (4) contracts, agreements, representations, warranties, promises, guarantees, arrangements or other obligations with which SPIL shall comply, except to the extent that, in case of (1), (2), (3) or (4), no SPIL Material Adverse Effect Event shall have occurred or SPIL’s ability to fulfill this Agreement is not affected.

As of the Execution Date, subject to (a) pre-merger notification requirements under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 (as amended) and regulations or rules promulgated thereunder (the “HSR Act”), (b) filing and/or notification under the Antitrust Laws of any jurisdiction outside the United States, (c) approval necessary to be obtained from the SEC for the proxy statement, (d) requirements for the purposes of compliance with state or other local securities, acquisitions and “blue sky” laws, and (e) in addition to other authorizations, consents, approvals, orders, permits, notices, reports, notifications, registrations, qualifications and waivers, SPIL’s execution hereof, and fulfillment of obligations hereunder, and consummation of the Transaction and other transactions contemplated hereunder have been authorized by the valid and effective resolution of SPIL, and this Agreement constitutes a valid and legally binding obligation of SPIL, enforceable against SPIL in accordance with its terms.

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7.3.3	Resolution and authorization by board of directors and/ or shareholders’ meeting: SPIL’s board of directors and/or (before the Share Exchange Record Date) shareholders’ meeting have passed resolution(s) approving this Agreement and the Share Exchange and authorized the chairman of SPIL or his appointed representative to execute, amend or change this Agreement on behalf of SPIL.

7.3.4	All of SPIL’s representations in Article 2.2 hereof are true and correct as of the Execution Date.

7.3.5	Financial statements and information: the audited and publicly available financial statements and any other financial statements provided to ASE were prepared in accordance with the applicable international financial reporting standards (Taiwan-IFRSs), and all material issues relating to SPIL and SPIL Subsidiaries were fairly presented, and do not have any fabrications, mistakes or concealments in their content that would cause a SPIL Material Adverse Effect Event to occur. Except as disclosed to ASE in writing, SPIL does not have any debts or other contingent liabilities that would cause a SPIL Material Adverse Effect Event to occur.

7.3.6	Declaration and payment of taxes and charges: except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015, all taxes and charges to be lawfully declared (except for those legally subject to litigation or relief proceedings) have been declared and paid in full within the legally allotted time period without any delays, omissions, fabrications, tax evasions or other violations of relevant tax laws and regulations, orders or explanatory letters that would cause a SPIL Material Adverse Effect Event to occur.

7.3.7	Litigation or contentious matters: except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015, there are no on-going or potential litigation or contentious matters, which is likely to cause a SPIL Material Adverse Effect Event to occur.

7.3.8	Assets and liabilities: SPIL’s assets and liabilities of operation have been listed in the financial statements provided to ASE. SPIL has lawful and valid rights over the assets it uses and except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015, its utilization, benefits and disposition are not restrained or limited that would cause a SPIL Material Adverse Effect Event to occur.

7.3.9	No new material debts: except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015 or incurred in the ordinary course of operations, from December 31, 2015 to the Execution Date and the Share Exchange Record Date, no new indebtedness, obligations, burdens or contingent liabilities have

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been incurred that would cause a SPIL Material Adverse Effect Event to occur.

7.3.10	Intellectual property rights: except to the extent that a SPIL Material Adverse Effect Event would be caused to occur, the information contained in SPIL’s public filings regarding Intellectual Property Rights is true, accurate and complete, does not contain any concealments or omissions and such Intellectual Property Rights are not subject to mortgages, pledges or other liens or burdens. Except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015, SPIL and SPIL Subsidiaries own valid Intellectual Property Rights for use in their daily major operations and have valid ownership or use right over the Intellectual Property Rights required for their operations. To SPIL’s knowledge, SPIL and SPIL Subsidiaries have not infringed upon, and have not been notified in writing or accused of infringing, upon the intellectual property rights of others, and the validity and/or feasibility of the major Intellectual Property Rights owned by SPIL or SPIL Subsidiaries have not been questioned or objected to by others that would cause a SPIL Material Adverse Effect Event to occur.

7.3.11	Labor relations: except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015, there are no material labor disputes or any matters as of the Share Exchange Record Date which are in material violation of relevant labor laws subject to dispositions imposed by labor authorities, which would cause a SPIL Material Adverse Effect Event to occur.

7.3.12	Environmental events: If in accordance with the relevant rules and regulations, SPIL and SPIL Subsidiaries shall apply for relevant pollution treatment facility permits and pollution discharge permits, pay pollution prevention fees or set up professional staff to manage pollution, SPIL and SPIL Subsidiaries have complied with such requirements, and SPIL and SPIL Subsidiaries are not involved in any material environment pollution disputes or subject to dispositions imposed by environmental authorities for material violation of relevant environmental laws that would cause a SPIL Material Adverse Effect Event to occur.

7.3.13	Material contracts: All Material Contracts have been provided in writing or orally disclosed to ASE and are without any fabrications, concealments or mistakes, and, except as otherwise disclosed, such Material Contracts will not be invalid, terminated, dismissed, or claimed to be in breach as a result of the Transaction that would cause a SPIL Material Adverse Effect Event to occur.

7.3.14	No breach of contract: except as publicly disclosed in accordance with applicable laws or disclosed in SPIL’s audited financial statements as of December 31, 2015, SPIL and SPIL Subsidiaries are not in breach of any

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material entrustment agreement, mortgage, trust, loan or other contracts to which they are parties, which are binding on them, or under which their properties are subject matters; except that any such breach does not cause a SPIL Material Adverse Effect Event to occur or affect the fulfillment of this Agreement by SPIL and SPIL Subsidiaries.

7.3.15	Materials of this Agreement: All or any part of information required in order to prepare and file the Registration Statement (as defined in Appendix 2) and documents provided by SPIL to ASE are true and correct in all material respects and do not contain any fabrications, mistakes or concealments that would cause a SPIL Material Adverse Effect Event to occur.

7.3.16	Compliance with Laws. SPIL and SPIL Subsidiaries are in compliance with all applicable laws in all material respects without violations that would cause a SPIL Material Adverse Effect Event to occur.

8.	Covenants

8.1	ASE and/or HoldCo (if applicable) covenant to SPIL that, from the Execution Date until Share Exchange Record Date:

8.1.1	Except to the extent that SPIL has materially breached any of its obligations, undertakings or representations and warranties under this Agreement, or SPIL has any circumstances that would unreasonably prevent the completion of the Share Exchange or where SPIL’s directors have breached their duty of care or duty of royalty in respect of the Transaction, the ASE covenants to SPIL that:

(1)	ASE shall support the candidates nominated by SPIL’s board of directors to be elected to serve on SPIL’s 13th board of directors when SPIL re-elects its board of directors (including independent directors) in June 2017.

(2)	ASE shall not intervene SPIL’s operation. It shall support the motions put forward by SPIL’s board of directors at SPIL’s general shareholders’ meeting (ASE shall abstain from so acting if ASE has an interest in the motion to SPIL’s general shareholders’ meeting that threatens SPIL’s interest), and shall not solicit proxy forms or replace SPIL’s directors in any way including, but not limited to, acting on its own or causing any other party to convene an extraordinary general shareholders’ meeting; and unless with SPIL’s consent and in compliance with non-compete rules, ASE, ASE’s subsidiaries and their current or former directors, supervisors, managers, and/or the spouses and second-degree relatives and other related parties of such directors, supervisors, managers shall not serve as a director of SPIL.

(3)	ASE and SPIL will maintain their competition and respective independence without poaching SPIL’s employees.

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(4)	ASE shall not purchase or acquire SPIL’s shares or increase its shares held in SPIL in any manner violating the laws or regulations of relevant countries or regions; for the shares legally increased by ASE in SPIL from the Execution Date to the Share Exchange Record Date, ASE may dispose of them freely for financial purposes, provided that the shares subject to disposal shall be in aggregate less than 10% of the total issued and outstanding SPIL shares; ASE may transfer shares held in SPIL to designated persons who shall not in the integrated circuit packaging industry; if ASE transfers shares held in SPIL in the amount that is in aggregate more than 10% of the total issued and outstanding SPIL shares, ASE shall have firstly obtained SPIL’s consent or transfer the shares to SPIL’s designated persons.

8.1.2	Provided it is permissible by laws and regulations, ASE and HoldCo shall use its commercially reasonable efforts to assist in obtaining all approvals relating to the Transaction from competent authorities.

8.1.3	ASE and HoldCo shall comply with the Taiwan Fair Trade Act and all relevant laws to the extent they are applicable to the Transaction.

8.1.4	In its SEC Filings (as defined in Appendix 2 hereto), it will recommend ASE’s shareholders to vote in favor of this Agreement and the Share Exchange.

8.1.5	If an Antitrust Law Enforcement Authority of Relevant Country or Region puts forward or proposes during its review of the Transaction to impose any addition conditions and/or burdens on ASE, SPIL and/or HoldCo in its clearance/approval of the Transaction, ASE shall, without breaching the principles of SPIL’s independent operations set forth hereunder, act in good faith and goodwill.to jointly decide with SPIL on whether or not to accept such conditions and/or burdens, or consult with such Antitrust Law Enforcement Authority of Relevant Country or Region on such conditions and/or burdens.

8.1.6	ASE and HoldCo shall nominate and elect HoldCo’s directors and supervisors (future independent directors) pursuant to Article 9 hereof.

8.2	SPIL covenants to ASE that, from the Execution Date until the Share Exchange Record Date:

8.2.1	To the extent permissible under laws and regulations, SPIL shall use its reasonable efforts to assist in obtaining all approvals relating to the Transaction from competent authorities.

8.2.2	Based on the consensus and premises that the laws and regulations will not be violated and ASE and HoldCo will maintain SPIL’s independent operations pursuant to this Agreement, SPIL shall use its commercially reasonable efforts, to the extent that the law and regulations of relevant

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countries or regions are not violated, to provide assistance and support to ASE in filing explanations, information and/or notifications to competent authorities (including, but not limited to, filing on a several or joint basis of the relevant documentation to the Taiwan Fair Trade Commission or the Ministry of Commerce of the People’s Republic of China, and filing of the relevant documentation on a several basis to the United States Federal Trade Commission), in order for HoldCo and both Parties to receive approval or consent from all relevant competent authorities required to complete the Share Exchange as soon as possible.

8.2.3	SPIL shall comply with the Taiwan Fair Trade Act and all relevant laws to the extent they are applicable to the Transaction.

8.2.4	After ASE issues to SPIL, in connection with the payment of entire amount of Cash Consideration hereunder, the financing plan and a highly confident letter in respect of the financing of the Transaction issued by banks conforming to the market practice , SPIL shall in its SEC Filings (as defined in Appendix 2) recommend to SPIL’s shareholders to vote in favor of approving this Agreement and the Share Exchange.

8.2.5	Without the prior written consent of ASE, SPIL shall not nor procure SPIL Subsidiaries to:

(1)	Issue any equity-linked securities (except for any share(s) newly issued as a result of the exercise of conversion rights by holders of SPIL Foreign Convertible Bonds).

(2)	Except for the repurchase of shares from the shareholders exercising appraisal rights in connection with this Transaction in accordance with laws and regulations and Article 13 hereof or redemption of SPIL Foreign Convertible Bonds as contractually agreed, directly or indirectly repurchase, individually or through any third party, its issued and outstanding shares or equity-linked securities, decrease capital, resolve for dissolution, or file for restructuring, settlement or bankruptcy.

(3)	Except subject to affirmative court judgments, arbitration awards or approvals, orders, administrative decisions or approved conditions/burdens or other requirements imposed by competent authorities (including, but not limited to, the Taiwan Stock Exchange, the Taiwan Fair Trade Commission, the United States Federal Trade Commission, the SEC, and the Antitrust Law Enforcement Authorities of Relevant Countries and Regions), none of SPIL or any of its directors, managers, employees, agents or representatives may offer, agree, enter into or sign with any third party any contract, agreement or other arrangements in respect of any following matter: (a) any transaction that may involve a spin-off, a purchase or a sale of shares of non-financial investment nature, or any other transaction of similar nature; (b) a lease of all businesses or an

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entrustment, a joint operation, or an assumption of the entire business or assets from others (except for an assumption of the entire business or assets from others in an aggregated transaction amount less than NT$500,000,000); or (c) any merger and acquisition without issuing HoldCo’s shares, any sale of all or material assets or businesses of 100% Subsidiaries, any disposal of interest in material assets or businesses of 100% Subsidiaries, or exclusive licensing of all or material patents or technologies of 100% Subsidiaries, provided, however, if SPIL receives a Superior Proposal from a third party the conditions of which, in the respective opinions of SPIL’s audit committee and board of directors, are more favorable than those of this Transaction, SPIL shall notify ASE in writing the entire content of such Superior Proposal, and from the fifth business day following the delivery of notice to ASE, negotiate with, propose to, inquire, deliberate with, contact, discuss, offer or consult with such third party. Both Parties agree that, if SPIL cannot complete the Share Exchange under this Agreement due to its acceptance of a Superior Proposal as set forth above, SPIL shall pay to ASE the amount of NT$17 billion as a termination fee for the Transaction.

8.2.6	If Antitrust Law Enforcement Authorities of Relevant Countries or Regions put forward or propose during their review of the Transaction to impose any conditions and/or burdens on ASE, SPIL and/or HoldCo in the clearance/approval of the Transaction, SPIL shall, without breaching the principles of SPIL’s independent operations set forth hereunder, act in good faith and goodwill to jointly decide with ASE on whether or not to accept such conditions and/or burdens, or consult with such Antitrust Law Enforcement Authority of Relevant Countries or Regions on such conditions and/or burdens.

8.3	Special Covenants Applicable Subsequent to the Share Exchange Record Date: ASE, HoldCo and SPIL shall accept, comply with and fulfill the conditions and burdens agreed by both Parties and imposed by Antitrust Law Enforcement Authorities of Relevant Countries.

9.	Directors of the HoldCo

9.1	HoldCo’s promoters’ meeting shall elect nine to thirteen seats of non-independent directors and three seats of supervisors (future independent directors).

9.2	Two seats of the non-independent directors of HoldCo shall include SPIL’s chairman and president, respectively (and their successors (if any)). Both Parties will jointly determine in writing, with the utmost good faith and sincerity, the nominee for one independent director of HoldCo’s board when HoldCo appoints independent directors.

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10.	Guarantee of the Benefits and Rights of SPIL’s Employees

10.1	HoldCo shall retain all SPIL Employees as of the Share Exchange Record Date. SPIL Employees to be retained after the completion of the Share Exchange will continue to enjoy the existing employee benefits, working conditions and personnel regulations as of the Execution Date. SPIL Employees’ rights to employment shall be duly protected, save for where a SPIL Employee commits a material breach of laws or the personnel regulations of SPIL or SPIL Subsidiaries due to matters that are attributable to him/her and must be handled by SPIL in accordance with the relevant personnel regulation. HoldCo shall reserve a portion of its employee stock options for SPIL’s employees when HoldCo issues new employee stock options. SPIL’s board of directors may reasonably adjust SPIL’s employee compensation and benefits by reference to ASE’s employee compensation and benefits.

10.2	HoldCo shall set forth the methods to issue its employee stock options and the portion to be reserved for SPIL Employees based on the number of employees and employee’s contribution, performance results and profitability of HoldCo’s future subsidiaries; and SPIL will determine, in accordance with its personnel regulations, the proportion of such HoldCo’s employee stock options to be distributed to SPIL’s management and its other employees.

10.3	ASE and HoldCo agree that SPIL’s management team may, based on its own discretion and within three months after the completion of the Share Exchange, implement reasonable and appropriate one-off plans to: (1) retain certain management team members of SPIL and/or (2) handle resignation requests from SPIL Employees who choose to terminate employment after the Share Exchange Record Date, provided that the SPIL management team does not violate its duty of loyalty or duty of care.

10.4	HoldCo and both Parties agree to waive the legal liability of each Party’s staff (including, but not limited to, directors, managers and employees) in connection with the Transaction that may be incurred prior to the Share Exchange Date, and each Party agrees to mutually exempt, forego, waive all of its recourses in law against the other Party’s staff as set forth above in connection with the Transaction that may be incurred prior to the Share Exchange Record Date. HoldCo and both Parties agree to waive the liability of any intermediary, its owner or employee arising from its engagement in the Transaction or provision of advisory and other services to the Parties; provided, however, this Article does not extend to the criminal liability, or legal liability arising from willful misconduct or gross negligence, of any of legal or natural persons as set forth above.

11.	Independent Operation of SPIL

11.1	Before the completion of the Share Exchange, ASE and SPIL are companies independent from each other, operate independently and, through healthy competition, improve their individual operating efficiencies and economies of

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scale as well as research innovation achievements, thereby providing customers with more complete services and alleviate concerns of order transfers from customers due to concentration risk. As a result of such independent operation model, the competition restriction concerns or disadvantages to overall economic interests arising from the publicity and consummation of the Transaction can be avoided. Therefore, on the basis that SPIL’s independent operation and concurrence of competition and cooperation between both Parties shall be maintained, both Parties agree to file explanations on the arrangement of the Transaction to relevant Antitrust Law Enforcement Authorities of Relevant Countries or Regions, to enable them to approve the Transaction.

11.2	After the Share Exchange is completed, HoldCo will become a parent company holding one hundred percent SPIL shares and continue to maintain the independent operation of, and concurrence of competition and cooperation between, both Parties, and SPIL shall retain its legal entity name; provided that the relevant laws and regulations are not violated, and no duty of care or duty of royalty of SPIL’s directors to SPIL is breached, and without violating the interest of HoldCo, HoldCo agrees:

(1)	All of SPIL’s operations shall be resolved by SPIL’s board of directors. SPIL’s board of directors shall have independent decision power on SPIL’s organizational documents, personnel, payroll or welfare systems, financial budgets, audit, technology research and development, operations and marketing and other matters so as to maintain SPIL’s independent operation;

(2)	any matter regarding SPIL’s rights and obligations shall be completed by SPIL’s board of directors or under its authorization, and the operation of SPIL’s businesses shall also be conducted by SPIL’s board of directors or under its directions;

(3)	Based on the principle of reciprocity, HoldCo will, as long as allowed by its capability, provide guarantees, fundings or supports sufficient to cause other financing parties to provide fundings (including, but not limited to, repayment guarantee documentation acceptable to other financing parties) whenever SPIL has funding needs (including, but not limited to, the needs for capital expenditure and working capital in its annual budget/annual plans) in order to meet the financing needs of SPIL; and

(4)	HoldCo shall agree that SPIL retain the management team and employees of SPIL and maintain their current organizational structure, compensation and relevant benefits as of the Execution Date. During the existence of SPIL as a subsidiary of HoldCo, SPIL’s board of directors shall have full autonomy in deciding and nominating future candidates for directors and supervisors of SPIL (and HoldCo shall appoint such candidates thereupon) (who shall not be replaced or otherwise removed without consent of SPIL’s board of directors), and maintain the current compensation and

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relevant benefits of SPIL’s directors as of the Execution Date. In addition, HoldCo may in no way dispose of its shares in SPIL without SPIL’s consent (including, but not limited to, sale, pledge, or otherwise encumbrance), and SPIL’s board of directors may continue to operate independently and determine the organizational structure, compensation and relevant benefits of SPIL, in order to facilitate the maintenance of SPIL’s current and future independent business and operation model after the completion of the Share Exchange.

For the avoidance of doubt, upon resolution of each Party’s board of directors and general shareholders’ meeting (including HoldCo’s promoters’ meeting) approving this Agreement, the provisions of this Agreement regarding SPIL’s independent operation are deemed to comply with the laws and regulations set forth in Article 11.2 hereof without violating the interest of HoldCo.

11.3	Based on the principle of reciprocity, SPIL will, as long as allowed by its capability, provide guarantees, fundings or supports sufficient to cause other financing parties to provide fundings (including, but not limited to, repayment guarantee documentation acceptable to other financing parties) whenever HoldCo has the funding needs (including, but not limited to, the needs for capital expenditure and working capital in the annual budget/annual plan) in order to meet the financing needs of HoldCo.

11.4	The major organizational structure of HoldCo and major subsidiaries operated by HoldCo after completion of the Share Exchange is shown in Appendix 4 hereto.

11.5	After the completion of the Share Exchange, none of 100% Subsidiaries (including, but not limited to, ASE and SPIL) or any of their directors, managers or agents may, before discussion and consensus reached with HoldCo, offer, agree to, reach or enter into any agreement with any third party that is not a Party regarding an Alternate Transaction. Upon instruction, if any, of a competent authority regarding restrictions on 100% Subsidiaries entering into Alternate Transactions, Article 11.5 hereof shall be subject to adjustment as per such instruction.

11.6	HoldCo and its subsidiaries (other than SPIL) shall not provide to ASE with customers and competition information obtained from SPIL, including, but not limited to, production and sales costs, product price/quantity, suppliers and other information, unless otherwise agreed by SPIL and in compliance with Antitrust Law.

11.7	Except as set forth herein, in managing SPIL or handling SPIL matters, SPIL directors and/or managers shall not violate their duty of loyalty or duty of care to SPIL, and shall protect SPIL without violating the interest of HoldCo.

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11.8	Where SPIL exercises its rights under Article 14.2, Article 14.3, Article 17.4 or other relevant provisions herein, it has the rights to initiate arbitration against HoldCo or its subsidiaries (other than SPIL) for dispute settlement.

12.	Principles in Dealing with Treasury Shares and Equity-Linked Securities

12.1	ASE has repurchased treasury shares before the Share Exchange Record Date for the purpose of Share Exchange in cooperation with ASE’s issuance of US$200,000,000 unsecured foreign convertible bonds on July 2, 2015. However, the shares that have not been converted will continue to be owned by ASE and will be converted to the shares of HoldCo as of the Share Exchange Record Date in accordance with the Exchange Ratio for processing afterwards under the original purpose for repurchase of treasury shares or in accordance with relevant laws and regulations. The terms and conditions for conversion shall remain the same as original terms and conditions, except that the conversion price of the unsecured foreign convertible bonds shall be adjusted in accordance with Exchange Ratio.

12.2	For the outstanding balance of US$400,000,000 unsecured foreign convertible bonds issued by ASE on September 5, 2013, except where the bonds have been redeemed or repurchased and cancelled or converted by the holders by exercising their conversion rights before Share Exchange Record Date, the holders of such unsecured foreign convertible bonds may, after ASE obtains approval from all relevant competent authorities and after Share Exchange Record Date, convert such outstanding balance into newly issued HoldCo common shares. The conversion shall be subject to applicable laws and the indenture of such unsecured foreign convertible bonds and the Exchange Ratio. The conversion of the unsecured foreign convertible bonds into HoldCo common shares does not require separate approval from ASE’s board meeting or shareholders’ meeting or HoldCo’s shareholders’ meeting.

12.3	For the stock options issued by ASE upon the approval from relevant competent authorities before the execution of this Agreement, HoldCo will assume ASE’s obligations under the stock options as of the Share Exchange Record Date. Except that the exercise price and amount shall be adjusted in accordance with Exchange Ratio herein and that the shares subject to exercise shall be converted into HoldCo’s newly issued common shares, all other terms and conditions for issuance will remain the same. The final execution arrangements shall be made by HoldCo in compliance with relevant laws and regulations and subject to the approval of relevant competent authorities.

12.4	ASE shall cause HoldCo to warrant, and warrants severally and jointly with HoldCo, to SPIL that, if any SPIL Foreign Convertible Bonds have not been redeemed or repurchased and cancelled or converted by the bond holders thereof by exercising their conversion rights as of the Share Exchange Record Date, HoldCo will pay the Cash Consideration (subject to adjustments in accordance

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with laws, regulations and/or applicable requirements under Article 4 hereof) to the bond holders thereof exercising their conversion rights after the Share Exchange Record Date. In addition, HoldCo and SPIL shall separately agree to execute a supplemental indenture with the trustee of SPIL Foreign Convertible Bonds whereby HoldCo and SPIL will become co-obligors in respect of the redemption of SPIL Foreign Convertible Bonds and HoldCo agrees to pay the Cash Consideration (subject to adjustment in accordance with laws, regulations and/or applicable requirements under Article 4 hereof) to the bond holders thereof exercising their conversion rights.

13.	Appraisal Rights

13.1	If a shareholder of either Party exercises its appraisal rights in relation to the Share Exchange under laws, such Party shall repurchase the shares of such dissenting shareholder in accordance with the procedures under the laws or regulations. Shares repurchased pursuant to this Article shall be dealt with under relevant laws and regulations.

14.	Events of Default

14.1	If a Party fails to perform or breaches any of its obligations, undertakings or representations and warranties under this Agreement (a default by either HoldCo or ASE hereunder shall be deemed to be a joint default by HoldCo and ASE to which HoldCo and ASE shall be jointly and severally liable), and if such failure or breach is by its nature remediable, and the non-defaulting Party requests the defaulting Party in writing to remedy such failure or breach within 15 days, the failure to remedy in such period of time after receiving such notice shall constitute an event of default under this Agreement, provided, however, except as otherwise specifically provided in Article 14.3 hereof, any of the representations and warranties made by either Party prior to the Share Exchange Record Date, even though there was failure to perform or breach of any of those representations and warranties, shall be regarded as invalidated as of the Share Exchange Record Date.

14.2	If an event of default occurs and such event of default leads to the failure to consummate the Transaction on or before the Long Stop Date, the non-defaulting Party is entitled to terminate or cancel this Agreement and claim from the defaulting Party necessary expenses incurred in entering into this Agreement and the performance of the Transaction hereunder. The foregoing shall be in addition to, not in lieu of, the rights, remedies and damages available under laws; provided that if the non-defaulting Party’s contributory negligence has contributed to the occurrence of such event of default, relevant costs shall be adjusted based on the proportion of contributory negligence, which may be determined by an expert appraiser appointed by both Parties without arbitration; the foregoing is also applicable, mutatis mutandis, to the offset between losses and gains, if any, of non-defaulting Party from such event of default.

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14.3	If a material event of default (“material event of default” refers to an event of breach under Article 8.1.1, Article 8.1.3, Article 8.1.5, Article 8.1.6, Article 8.2.2, Article 8.2.6, Article 8.3, Article 9, Article 10, Article 11, or the occurrence of a circumstance under Article 14.2) occurs, the non-defaulting Party shall not only be entitled to claim rights pursuant to the relevant provisions herein, but also entitled to claim liquidated damages of NT$8.5 billion from the defaulting Party. In case of a contributory negligence as set forth in the second sentence of Article 14.2, the liquidated damages shall be adjusted accordingly.

15.	Termination of this Agreement

15.1	Prior to the Share Exchange Record Date, unless agreed by ASE and SPIL in writing, a Party can terminate this Agreement by written notice to the other Party in any of the following situations:

15.1.1	Laws, judgments or orders of courts or orders or administrative decisions are issued by relevant competent authorities restricting or prohibiting this Transaction, provided that such restriction or prohibition has been confirmed and cannot be remedied with the adjustment of the content of this Agreement, either Party may terminate this Agreement by a written notice to the other Party.

15.1.2	This Agreement and the Transaction are not approved by either Party’s shareholders at the applicable shareholder meeting convened for such purpose.

15.2	Prior to the Share Exchange Record Date, ASE or SPIL may terminate this Agreement as follows:

15.2.1	If SPIL fails to perform or breaches any of its obligations, undertakings or representations and warranties under this Agreement (1) which leads to the failure to satisfy the conditions set forth in Article 6.2, and (2) such breach is by its nature remediable and cannot be or is not remedied by SPIL within 30 business days after receiving from ASE a written notice on such breach or failure to perform, and (3) which is not waived in writing by ASE, ASE may terminate this Agreement in writing.

15.2.2	If ASE fails to perform or breaches any of its obligations, undertakings or representations and warranties under this Agreement (1) which leads to the failure to satisfy the conditions set forth in Article 6.3, and (2) such breach is by its nature remediable and cannot be or is not remedied by ASE within 30 business days after receiving from SPIL a written notice on such breach or failure to perform, and (3) which is not waived in writing by SPIL, SPIL may terminate this Agreement in writing.

15.3	If the Transaction is not consummated on or before the Long Stop Date, this Agreement shall be terminated automatically at 0:00am on the day immediately following the Long Stop Date.

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15.4	After this Agreement is terminated or ceases to exist for any reason, except as otherwise provided by laws and regulations, either Party is entitled to request the other Party to return, within 7 business days after the termination of this Agreement, the documents, data, records, items, plans, trade secrets and any other tangible information that the other Party obtains pursuant to this Agreement. The Parties may retain the copies of such documents and information to the extent necessary to comply with relevant laws and regulations.

15.5	Unless terminated under Article 15.2.1, after this Agreement is terminated or ceases to exist for any reason, Article 8.1.1 and Article 8.2.5(3) hereof shall continue and remain the same effect within 6 months after the termination of this Agreement or its cessation to exist for any reason. ASE shall maintain its position as a financial investor without intervening SPIL’s independent operation within this six-month period. The Parties shall enter into future cooperation plans by good faith negotiations within this six-month period.

16.	Taxation and Expenses

16.1	Unless as otherwise agreed in this Agreement, any taxes and expenses incurred in relation to the negotiation, execution or performance of this Agreement (including, but not limited to, legal fees, accounting fees and other consultant fees and any taxes or other relevant fees that shall be paid by HoldCo, either Party or its shareholders in accordance with applicable law) shall be borne by HoldCo, ASE, SPIL and/or their shareholders, respectively.

17.	Other Agreements

17.1	After the Transaction has been approved by the boards of directors of ASE and SPIL, and relevant information has been made public, in case that ASE and SPIL agree to enter into statutory share exchange with a party other than the Parties, which will result in additional parties participating in the Transaction, the previously completed procedures or legal actions in connection with the Transaction shall be re-conducted by all then-participating parties.

17.2	The interpretations, effectiveness and performance of this Agreement shall be governed by ROC law. Any matter not covered herein shall be addressed in accordance with the relevant laws and regulations.

17.3	If any provision of this Agreement violates relevant laws and regulations and thereby becomes invalid, the part which is in violation of such laws and regulations shall be invalid while other provisions of this Agreement shall remain valid. If an amendment to any provision of this Agreement is required according to an approval of competent authorities, due to change of law or regulation or as required by a fact, such amendment shall be made jointly upon approval of competent authorities and resolutions of the boards of directors of HoldCo and/or both Parties, and consent of each Party’s general shareholders’ meeting shall not be required.

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17.4	Disputes arising from this Agreement between ASE (and/or HoldCo) and SPIL shall be resolved by friendly negotiation as a first instance. In case that no agreement can be reached within 30 days after either Party requests in writing for negotiation, ASE (and/or HoldCo) and SPIL shall submit relevant disputes to the Chinese Arbitration Association in Taipei for arbitration in accordance with the Arbitration Law of the ROC. There shall be 3 arbitrators, one of whom shall be appointed by each of ASE (and/or HoldCo) and SPIL, and the presiding arbitrator shall be elected by the said 2 arbitrators. The arbitration shall be conducted in Chinese.

17.5	Except otherwise specifically agreed by both Parties in writing, ASE and SPIL agree that any oral or written discussions, agreements, contracts or undertakings entered into in relation to the Transaction (i.e. the Share Exchange) before this Agreement was executed shall be replaced by this Agreement and thereby be rendered invalid. In the event of any inconsistency in interpretation of meaning between the prior express agreement in writing and this Agreement, this Agreement shall prevail.

17.6	Amendments or alterations of this Agreement shall be made upon mutual written consent of both ASE (and HoldCo, if it has been established) and SPIL.

17.7	Either Party shall not transfer all or part of the rights under this Agreement to any third party or have any third party to assume all or part of the obligations under this Agreement without prior written consent of the other Party. As of the Execution Date, HoldCo has not yet been established; however, except to the extent applicable under law, as from the date that HoldCo’s promoters meeting passes a resolution approving this Agreement, this Agreement will become effective upon HoldCo pending future establishment. ASE and HoldCo shall be jointly and severally liable to SPIL for all of HoldCo’s obligations and duties to SPIL as agreed herein.

17.8	Before the Share Exchange Record Date, if either Party or HoldCo fails or delays its performance of the obligations under this Agreement due to a Force Majeure Event, it shall not be liable to the other Party. Upon occurrence of a Force Majeure Event, either Party shall notify the other Party within 5 days after it becomes aware of such events. Notwithstanding the foregoing, neither Party shall be exempted from continuing to perform its obligation under this Agreement as soon as possible when the Force Majeure Event shall have thereafter ceased.

17.9	Unless otherwise disclosed under relevant laws or regulations, this Agreement, orders or requirements of courts, competent authorities or stock exchanges or as necessary for the exercise, preservation or performance of the relevant rights and obligations by the Parties under this Agreement, the Parties and HoldCo agree to strictly keep the documents, data, records, items, plans, trade secrets, and other tangible and intangible information, which are of confidential nature and communicated or obtained from the other Party prior to the Share Exchange Record Date for the purposes of this Transaction, as confidential. The confidential

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obligations under this Article 17.9 shall survive the subsequent rescission, cancellation, termination or non-existence, for any reason, of this Agreement, except for any such information (1) which is generally known to the public due to reasons other than violation of this Agreement; (2) whose disclosure is required in order to avoid a violation of relevant laws and regulations; or (3) has been obtained by a Party from a third party who is legally entitled to obtain and disclose such information at the time when it obtains such document or information from the other Party.

17.10	Any notification in relation to this Agreement shall be delivered to the following address by registered letter or delivery in person. The notification shall become effective upon delivered to the following address. In case that the notification cannot be delivered, it shall be regarded as having been delivered when it is mailed at the first time.

Advanced Semiconductor Engineering, Inc.
Attention: Jason C.S. Chang, Chairman
Address: Room 1901, Floor 19, No. 333, Section 1, Keelung Road, Xinyi District, Taipei, Taiwan

Siliconware Precision Industries Co., Ltd.
Attention: Bough Lin, Chairman
Address: No. 123, Sec. 3, Da Fong Rd., Tantzu, Taichung , Taiwan

17.11	All of the appendices hereto constitute an integral part of this Agreement with the same effect.

17.12	This Agreement shall become effective after it is signed and delivered by both ASE and SPIL.

17.13	This Agreement is made in duplicate originals, one to be retained by each Party.

[Remainder of This Page Intentionally Left Blank, Signature Page Follows]

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Parties

Advanced Semiconductor Engineering, Inc.	Siliconware Precision Industries Co., Ltd.

Representative: Jason C.S. Chang	Representative: Bough Lin

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Appendix 1

ASE Industrial Holding Co., Ltd.

Articles of Incorporation

Chapter One: General Principals

Article 1.	The Company is called 日月光投資控股股份有限公司, and is registered as a company limited by shares according to the ROC Company Act. The English name of the Company is ASE Industrial Holdings Co., Ltd.
Article 2.	The Company is engaged in the following businesses: H201010 General Investment Business
Article 3.	The investment made by the Company in other companies as a limited liability shareholder thereof is not subject to the limitation that such investment shall not exceed a certain percentage of the paid-in capital as set forth in the ROC Company Act.
Article 4.	The Company may provide external guaranty.
Article 5.	The Company’s headquarter is located in the Nantze Export Processing Zone, Kaohsiung, Taiwan, R.O.C. and may set up domestic or foreign branches, offices or business establishments as resolved by the Board of Directors, if necessary.
Chapter Two: Shares
Article 6.	The Company’s total capital is NT$50 billion divided into 5 billion shares with a par value of NT$10 per share. Stock options worth of NT$4 billion are set aside for employee subscription. The Board of Directors is authorized to issue the unissued shares in installments if deemed necessary for business purposes.
Article 7.	The share certificates shall be in registered form and have the signatures or seals of at least three directors of the Company and shall be legally authenticated before issuance. In accordance with the provisions set forth in Article 162-2 of the ROC Company Act, the Company may choose to not provide share certificates in print form.
Article 8.	No registration of share transfer shall be made within sixty days before each ordinary general shareholders’ meeting, or within thirty days before each extraordinary general shareholders’ meeting or five days before the record date for dividends, bonuses or other distributions as determined by the Company.

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Article 9.	The rules governing stock affairs of the Company shall be made pursuant to the laws and the regulations of the relevant authorities.
Chapter Three: General Shareholders’ Meeting
Article 10.	General shareholders’ meetings include ordinary meetings and extraordinary meetings. Ordinary meetings shall be convened according to law by the Board of Directors once annually according to the law within 6 months after the end of each fiscal year. Extraordinary meetings will be held according to the law whenever necessary.
Article 11.	General shareholders’ meetings shall be convened by written notice stating the date, place and purpose dispatched to each shareholder at least 30 days, in the case of ordinary meetings, and 15 days, in the case of extraordinary meetings, prior to the date set for such meeting.
Article 12.	Unless otherwise required by the ROC Company Act, shareholders’ resolutions shall be adopted by at least half of the votes of the shareholders present at a general shareholders’ meeting who hold at least half of all issued and outstanding shares of the Company.
Article 13.	Each shareholder of the Company shall have one vote per share, unless otherwise provided by Article 179 of the ROC Company Act.
Article 14.	Any shareholder, who for any reason is unable to attend general shareholders’ meetings, may execute a proxy printed by the Company, in which the authorized matters shall be expressly stated, to authorize a proxy to attend the meeting for him/her. Such proxy shall be submitted to the Company at least 5 days prior to the general shareholders’ meeting.
Article 15.	The general shareholders’ meeting shall be convened by the Board of Directors unless otherwise stipulated in the ROC Company Act, and the person presiding over the meeting will be the Chairman of the Board of Directors (the “Chairman”). If the Chairman is on leave or for any reason cannot discharge his duty, Paragraph 3 of Article 208 of the ROC Company Act should apply. If the general shareholders’ meeting is convened by a person entitled to do so other than a member of the Board of Directors, that person shall act as the person presiding over the meeting . If two or more persons are entitled to call the general shareholders’ meeting, those persons shall elect one to act as the person presiding over the meeting.
Chapter Four: Director and Supervisor
Article 16.	The Company shall have nine to thirteen directors and also three supervisors to be elected by the general shareholders’ meeting from

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candidates with legal capacity. Each director or supervisor shall hold office for a term of three years, and may continue to serve in the office if re-elected.
The election of the directors and supervisors of the Company shall be conducted pursuant to Article 198 of the ROC Company Act and relevant regulations.
Article 16-1.	Since the second Board of Directors term, the Company shall have thirteen directors, of which there shall be three independent directors and ten non-independent directors, to be elected by the general shareholders’ meeting from candidates with legal capacity. Each director shall hold office for a term of three years, and may continue to serve in the office if re-elected.
The election of the directors and supervisors of the Company shall be conducted pursuant to Article 198 of the ROC Company Act and relevant regulations.
When handling the aforementioned election of directors, the election of independent directors and non-independent directors should be held together, provided, however, that the number of independent directors and non-independent directors elected shall be calculated separately; those that receive votes representing more voting rights will be elected as independent directors or non-independent directors.
Upon the expiry of the term of office of the first supervisors of the Company elected, the provisions regarding supervisors under these Articles of Incorporation of the Company shall cease to apply. The Company shall then establish an audit committee in lieu of supervisors in accordance with Article 14-4 of the ROC Securities and Exchange Act to exercise the powers and duties of supervisors stipulated in the ROC Company Act, the ROC Securities and Exchange Act, and other applicable laws and regulations. The audit committee shall comprise solely of the independent directors. The responsibilities, powers and other related matters of the audit committee shall be separately stipulated in rules adopted by the Board of Directors in accordance with applicable laws and regulations.
The election of the Company’s independent directors uses the candidate nomination system. Shareholders who hold 1% or more of the Company’s issued shares and the Board of Directors may nominate a list of candidates for independent directors. After the Board of Directors examines and confirms the qualifications of the candidate(s) for serving as an independent director, the name(s) is/are sent to the general shareholders’ meeting for election. If the general shareholders’ meeting is convened by a person entitled to do so other

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than a member of the Board of Directors, after such person examines and confirms the qualifications of the candidate(s) for serving as an independent director, the name(s) is/are sent to the general shareholders’ meeting for election. All matters regarding the acceptance method and announcement of the nomination of candidates for independent directors will be handled according to the ROC Company Act, the ROC Securities and Exchange Act, and other relevant laws and regulations.
Article 16-2.	The remuneration of the Company’s independent directors is set at NT$3 million per person annually. For those that do not serve a full year, the remuneration will be calculated in proportion to the number of days of the term that were actually served. The additional remuneration of the Company’s independent directors who are also the members of the Company’s Compensation Committee is set at NT$ 360,000 per person annually. For those that do not serve a full year, the additional remuneration will be calculated in proportion to the number of days of the term that were actually served.
Article 17.	The Board of Directors is constituted by directors. Their powers and duties are as follows:
(1). Preparing business plans;
(2). Preparing surplus distribution or loss make-up proposals;
(3). Preparing proposals to increase or decrease capital;
(4). Reviewing material internal rules and contracts;
(5). Hiring and discharging the general manager;
(6). Establishing and dissolving branch offices;
(7). Reviewing budgets and audited financial statements; and
(8). Other duties and powers granted by or in accordance with the ROC Company Act or shareholders’ resolutions.
Article 18.	The Board of Directors is constituted by directors, and the Chairman and Vice Chairman are elected by more than half of the directors at a board meeting at which two-thirds or more of the directors are present. If the Chairman is on leave or for any reason cannot discharge his duties, his/her acting proxy shall be elected in accordance with Article 208 of the ROC Company Act.

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Article 19.	Board of Directors meetings shall be convened according to the law by the Chairman according to the law, unless otherwise stipulated by the ROC Company Act. Board of Directors meetings can be held at the place that the Company is headquartered, or at any place that is convenient for the directors to attend and appropriate for the meeting to be convened, or via video conference.
Article 19-1.	Directors and supervisors shall be notified of Board of Director meetings no later than seven days prior to the meetings. However, in case of any emergency, a Board of Directors meeting may be convened at any time.
Notifications of Board of Directors meetings may be in writing or via email or fax.
Article 20.	A director may execute a proxy to appoint another director to attend the Board of Directors meeting and to exercise his/her voting right, but a director can accept only one proxy.
Chapter Five: Manager
Article 21.	This company has one general manager. The appointment, discharge and salary of the general manager shall be managed in accordance with Article 29 of ROC Company Act.
Chapter Six: Accounting
Article 22.	The fiscal year of the Company starts from January 1 and ends on December 31 every year. At the end of each fiscal year, the Board of Directors shall prepare financial and accounting books in accordance with the ROC Company Act and submit them according to law to the ordinary general shareholders’ meeting for approval.
Article 23.	If the Company is profitable, 0.1% (inclusive) to 1% (inclusive) of the profits shall be allocated as compensation to employees and 0.75% (inclusive) or less of the profits should be allocated as compensation to directors. While the Company has accumulated losses, the profit shall be set aside to compensate losses before distribution.
The compensation being distributed to employees in the form of stock or cash shall be approved by more than half of the directors at a board meeting at which two-thirds or more of the directors are present and report to the general shareholders’ meeting.
“Employees” referred to in paragraph 1 above includes employees of subsidiaries who meet certain qualifications. Such qualifications are to be determined by the Board of Directors.

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Article 24.	The annual net income (“Income”) shall be distributed in the order of Article 24.
sequences below:
(1) Making up for losses, if any.
(2) 10% being set aside as legal reserve.
(3) Allocation or reversal of a special surplus reserve in accordance with laws or regulations set forth by the authorities concerned.
(4) Addition or deduction of the portion of retained earnings that are equity investment gains or losses that have been realized and measured at fair value through other overall gains or losses.
The remainder plus the undistributed earnings shall be distributed in accordance with the proposal submitted by the Board of Directors and adopted by the general shareholders’ meeting.
Chapter Seven: Appendix
Article 26.	The bylaws and rules of procedure of the Company shall be stipulated separately.
Article 27.	Any matter not covered by these Articles of Incorporation shall be subject to the ROC Company Act.
Article 28.	These Articles of Incorporation were made on [DATE], 2018 as approved by all the promoters.

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Appendix 2

1.	Proxy Statements. After the date for general shareholders’ meetings of both Parties has been jointly agreed upon by both Parties in good faith and goodwill in accordance with Article 5.1 of this Agreement, ASE and SPIL shall each prepare a proxy statement relating to their respective authorization and approval of this Agreement and the Transaction by their respective general shareholders’ meeting, including their respective notice convening an extraordinary shareholders’ meeting (each, the “ASE Proxy Statement” (in case of ASE) and the “SPIL Proxy Statement” (in case of SPIL), and collectively, the “Proxy Statements”).

2.	Registration Statement. ASE shall prepare the relevant documents, and file with SEC a registration statement on Form F-4 with respect to the HoldCo common shares (the “Registration Statement”) and shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933 as promptly as practicable after the Execution Date and to maintain the Registration Statement effective for so long as is necessary to consummate the Transaction.

3.	Schedule 13E-3. Concurrently with the preparation and filing of the Registration Statement and the preparation of the Proxy Statements, SPIL and ASE shall each prepare and file with SEC a Rule 13E-3 Transaction Statement under Section 13(e) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the Transaction. ASE and SPIL shall cooperate and communicate with each other in preparation of the their respective “Schedules 13E-3” filing (each a “Schedule 13E-3”, and collectively, the “Schedule 13E-3 Filings”), including, without limitation, furnishing to each other the information required by the Exchange Act to be set forth in a Schedule 13E-3 (the Schedules 13E-3 and the Registration Statement collectively, the “SEC Filings”).

4.	SEC Comments. ASE and SPIL shall respond as promptly as practicable and reasonable to any comments made by the SEC with respect to the SEC Filings and will provide each other with copies of all correspondence with respect to the SEC Filings as promptly as practicable and reasonable. Both SPIL and ASE agree to not to file or mail any SEC Filings, including any amendment or supplement thereto or any response to SEC’s comments, unless each Party has had a reasonable opportunity to review and comment on such SEC Filings and such comments have been reasonably incorporated into such SEC Filings. After the SEC confirms that it has no further comments to the SEC Filings, ASE and SPIL shall mail as promptly as practicable and reasonable the applicable SEC Filings and Proxy Statements, if necessary, to their respective ADR shareholders and thereafter promptly circulate amended, supplemental or supplemented proxy material.

5.	Information Supplied. SPIL and ASE shall each promptly furnish all information as may be reasonably requested in connection with the preparation, filing and

 7

mailing of SEC Filings or the Proxy Statements or any other documents filed or to be filed with SEC in connection with the Transaction.

6.	ASE’s and SPIL’s Extraordinary General Shareholders’ Meetings. From the working day immediately following the date on which SEC confirms that it has no further comments on the SEC Filings, (i) ASE shall (x) cause its board of directors pass a resolution to call an extraordinary general shareholders’ meeting (the “ASE Extraordinary Shareholders’ Meeting”) and set a record date and a date of meeting (the date of meeting must be in accordance with Article 5.1 thereof and within 70 calendar days after the next day after SEC confirms that it has no further comments on the SEC Filings) as promptly as practicable after the date on which the ASE Proxy Statement is mailed to the ASE shareholders for the purpose of obtaining shareholder approval of the Transaction, and circulate, in accordance with law, the notice and procedure manual of ASE Extraordinary Shareholders’ Meeting after ASE Proxy Statement is mailed to ASE’s shareholders and (y) mail or cause to be mailed notice of the ASE Extraordinary Shareholders’ Meeting and form of proxy accompanying the ASE Proxy Statement that will be provided to the ASE shareholders in connection with the solicitation of proxies for use at the ASE Extraordinary Shareholders’ Meeting and (ii) SPIL shall (x) cause its board of directors pass a resolution to call an extraordinary general shareholders’ meeting (the “SPIL Extraordinary Shareholders’ Meeting”) and set a record date and a date of meeting (the date of meeting must be in accordance with Article 5.1 thereof and within 70 calendar days after the next day when SEC confirms after it has no further comments on the SEC Filings) as promptly as practicable after the date on which the SPIL Proxy Statement is mailed to the SPIL’s shareholders for the purpose of obtaining shareholder approval of the Transaction, and circulate, in accordance with law, the notice and procedure manual of SPIL Extraordinary Shareholders’ Meeting after SPIL Proxy Statement is mailed to SPIL’s shareholders and (y) mail or cause to be mailed notice of the SPIL Extraordinary Shareholders’ Meeting and form of proxy accompanying the SPIL Proxy Statement that will be provided to the SPIL shareholders in connection with the solicitation of proxies for use at the SPIL Extraordinary Shareholders’ Meeting. ASE Extraordinary Shareholders’ Meeting and SPIL Extraordinary Shareholders’ Meeting shall be held on the same date to approve this Agreement and the Transaction in a share exchange resolution based on the terms of this Agreement in accordance with the Republic of China Enterprise Mergers and Acquisitions Act.

 8

Appendix 3

SPIL Disclosure Letter

As of June 29, 2016, no events listed in Article 7.3 hereof causing any SPIL Material Adverse Effect Event which shall be disclosed occurred, provided that the Parties agree that SPIL may update this Appendix 3 to this Agreement (i.e. the SPIL Disclosure Letter), to disclose the necessary events that occur from the Execution Date until the Share Exchange Record Date.

 9

Appendix 4

ASE Industrial Holding Co., Ltd.

 10

Annex A-2

Supplemental Agreement

to

Joint Share Exchange Agreement

Preamble

This Supplemental Agreement (this “Agreement”) to Joint Share Exchange Agreement (as defined below) is entered into on December 14, 2017 (the “Execution Date”) by and between:

(1)	Advanced Semiconductor Engineering, Inc. (“ASE”), a company incorporated under Republic of China (“ROC”) laws, with its address at No. 26, Chin Third Road, Nantze Export Processing Zone, Nantze District, Kaohsiung City, Taiwan; and

(2)	Siliconware Precision Industries Co., Ltd. (“SPIL”), a company incorporated under ROC laws, with its address at No. 123, Section 3, Da Fong Road, Tantzu District, Taichung City, Taiwan.

WHEREAS ASE and SPIL (collectively, the “Parties”) have entered into the Joint Share Exchange Agreement (the “Joint Share Exchange Agreement”) on June 30, 2016 whereby ASE will file an application to establish a holding company (“HoldCo”) by means of a statutory share exchange, and HoldCo will acquire all issued and outstanding shares of both ASE and SPIL. After the closing of the share exchange, ASE and SPIL will become wholly-owned subsidiaries of HoldCo concurrently (the “Transaction” or “Share Exchange”).

NOW THEREFORE, IN WITNESS WHEREOF, the Parties have entered into this Agreement for the purpose of completing the Transaction, as follows:

1.	Long Stop Date

1.1	Both Parties agree to amend the definition of Long Stop Date (the “Long Stop Date”) as set forth in the Joint Share Exchange Agreement to read as follows:

Long Stop Date refers to October 31, 2018 or a later date otherwise agreed in writing by both Parties.

2.	Other Agreements

2.1	This Agreement shall be deemed to be part of the Joint Share Exchange Agreement, provided that the terms of this Agreement shall prevail in case of discrepancy between this Agreement and the Joint Share Exchange Agreement. The Joint Share Exchange Agreement shall be applicable to matters not covered herein. Capitalized terms undefined herein shall have the meaning ascribed to them in the Joint Share Exchange Agreement.

2.2	The interpretations, effectiveness and performance of this Agreement shall be governed by ROC law. Any matter not covered herein shall be addressed in accordance with Joint Share Exchange Agreement and relevant laws and regulations.

2.3	Pursuant to Article 17.3 of Joint Share Exchange Agreement, this Agreement shall become effective after it is signed and delivered by both Parties and upon approval by their respective board of directors.

 A-2-1

2.4	This Agreement is made in duplicate originals, one to be retained by each Party.

[Remainder of This Page Intentionally Left Blank, Signature Page Follows]

 A-2-2

Parties

Advanced Semiconductor Engineering, Inc.	Siliconware Precision Industries Co., Ltd.

Representative: Jason C.S. Chang	Representative: Bough Lin

 A-2-3

Annex B-1

Independent Expert Opinion
on the Fairness of the Consideration for Joint Share Exchange in the Joint Share Exchange Memorandum of Understanding between Advanced Semiconductor Engineering, Inc. and Siliconware Precision Industries Co., Ltd.

I.	Introduction

Both Advanced Semiconductor Engineering Inc. (“ASE”) and Siliconware Precision Industries Co., Ltd. (“SPIL”) are the world’s leading companies in semiconductor packaging and testing sector. ASE and SPIL intend to enter into the Joint Share Exchange Memorandum of Understanding (“MOU”) to newly establish an investment holding company (“HoldCo”) by joint share exchange whereby both ASE and SPIL will become wholly-owned subsidiaries of HoldCo, in order to pursue their operating scale and improve their overall operating performance while taking into account of the flexibility and efficiency of their individual independent operations (“Share Exchange”). The Share Exchange will result in the exchange of all of ASE common shares in consideration for newly issued common shares of HoldCo, at an exchange ratio of each ASE common share for 0.5 HoldCo common share. Furthermore, the Share Exchange will result in the exchange of each of SPIL’s issued and outstanding shares for NT$55 in cash payable by HoldCo. The fairness of the consideration for Share Exchange under MOU is described and evaluated as below.

II.	Financial Position

Financial position of ASE and SPIL for the last two years and the first quarter of 2016 are summarized as below:

(1)	ASE

	Year
Item	2014	2015	First quarter of 2016
	NT$(in thousands)
Total assets	333,984,767	365,287,557	356,490,231
Total liabilities	175,546,763	196,867,675	187,752,829
Total equity attributable to owners of parent	150,218,907	156,916,004	158,016,614
Share capital	78,715,179	79,185,660	79,279,129
Operating income	256,591,447	283,302,536	62,371,082
Net profit - attributable to owners	23,636,522	19,478,873	4,163,477

Sources: Audited financial statements of ASE for the years of 2014 and 2015 and reviewed financial statements for the first quarter of 2016.

(2)	SPIL

	Year
Item	2014	2015	First quarter of 2016
	NT$(in thousands)
Total assets	129,756,075	123,245,230	122,855,285
Total liabilities	57,649,456	52,644,588	50,446,781
Total equity attributable to owners of parent	72,106,619	70,600,642	72,408,504
Share capital	31,163,611	31,163,611	31,163,611
Operating income	83,071,441	82,839,922	19,299,310
Net profit - attributable to owners of parent	11,744,414	8,762,257	1,604,028

Sources: Audited financial statements of SPIL for the years of 2014 and 2015 and reviewed financial statements for the first quarter of 2016.

III.	Sources of Information

 B-1-1

(1)	Audited financial statements of ASE and SPIL for the years of 2014 and 2015 and reviewed financial statements for the first quarter of 2016.

(2)	Business overviews, financial statements and other important information for evaluation purposes regarding ASE, SPIL and their peers obtained from Market Observation Post System.

(3)	Information from website of the Taiwan Stock Exchange, website of the Taipei Exchange (GreTai Securities Market), Taiwan Economic Journal (TEJ) Database and Bloomberg’s complied comparison, analysis and historical stock price data of ASE, SPIL and their peers.

(4)	Information on the industry and peers of ASE and SPIL.

IV.	Consideration for Share Exchange and Fairness thereof

The consideration for Share Exchange will be at an exchange ratio of each ASE common share for 0.5 HoldCo common share and each of SPIL’s issued and outstanding shares for NT$55 in cash payable by HoldCo. After the completion of the Share Exchange, both ASE and SPIL will become wholly-owned subsidiaries of HoldCo. The fairness of consideration for Share Exchange in respect of each of ASE and SPIL is described and evaluated as below:

(A)	ASE

1.	ASE shareholders will contribute all the common shares held by them in ASE as of the share exchange record date in consideration of issue of their subscribed common shares required for the establishment of HoldCo. Following consummation of the Share Exchange, ASE will become a wholly-owned subsidiary of HoldCo, and previous ASE shareholders will become HoldCo shareholders. As such, similar to SPIL’s cash consideration of NT$55, ASE will become a wholly-owned subsidiary of HoldCo by exchange of the shares of one single company; theoretically, the rights of previous ASE shareholders will not be affected by the exact Share Exchange ratio.

2.	According to ASE’s reviewed consolidated financial statements as of March 31, 2016, its equity attributable to owners of parent amounted to NT$158,016,614,000; based on the latest update from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, ASE had a total of 7,918,272,896 issued and outstanding common shares as of April 26, 2016. Therefore, its net book value per common share was NT$19.956. Each ASE common share will be exchanged for 0.5 HoldCo common share resulting in 3,959,136,448 HoldCo common shares as of the share exchange record date. In addition, the net book value per common share as calculated based on ASE’s equity attributable to owners of parent to be assumed by HoldCo will be increased in the ratio of 1:0.5. Based on ASE’s equity attributable to owners of parent as of March 31, 2016, HoldCo’s net book value per common share would be NT$39.912 per share. For HoldCo common shareholders after the Share Exchange, the shareholders’ equity will not be impaired in any way by the Share Exchange ratio.

3.	Net value of ASE’s equity attributable to owners of parent as of the share exchange record date may vary from that as of March 31, 2016. However, ASE shareholders will contribute all the common shares held by them in ASE as of the share exchange record date in consideration of and exchange for the common shares required for the establishment of HoldCo. As such, for HoldCo common shareholders after the Share Exchange, the shareholders’ equity will not be affected as a result of the Share Exchange.

In summary, it shall be fair and reasonable for all of ASE’s issued and outstanding shares to be exchanged for and in consideration of newly issued common shares of HoldCo at an exchange ratio of each ASE common share for 0.5 HoldCo common share resulting in ASE to become a wholly-owned subsidiary of HoldCo.

(B)	SPIL

1.	Methodologies Used

There are many methods for evaluating stock value. In practice, common methods include: market approach, such as market price approach (focusing on listed target companies; the fair value can be estimated by market price on the stock exchange) and market comparison approach (based on financial

 B-1-2

information of target companies and their peers in the market, using market multiplier such as price-earnings ratio, price-book ratio for analysis and evaluation); income approach; and cost approach.

Among these methods, income approach requires the Company’s estimates of future cash flow, involving multiple assumptions and having a higher uncertainty. Given its less objective nature compared to other methods, this method is not used. Cost approach examines and weighs SPIL’s business model and capital structure. Therefore, it is not appropriate for valuation and also not used. As such, we intend to use the market approach as primary evaluation method while taking into account of other non-quantitative factors, to evaluate the reasonable consideration of the Share Exchange for SPIL.

2.	Selection of Peers

Based on customer attributes, business activities and business model, ChipMOS Technologies (Bermuda) Ltd. (“ChipMOS”), Chipbond Technology Corporation (“Chipbond”) and Powertech Technology Inc. (“Powertech”) are selected as peers. The following table lists the financial conditions of these 3 peers for the first quarter of 2016:

	Peers
Items	ChipMOS (8150)	Chipbond (6147)	Powertech (6239)
	NT$(in thousands)
Total assets	32,404,046	36,230,116	70,446,410
Total liabilities	13,385,676	11,852,343	27,389,980
Total equity attributable to owners of parent	19,018,370	23,575,971	34,653,945
Share capital	8,957,836	6,492,620	7,791,466
Net value per share- attributable to owners of parent (NT$) (Note 1)	21.20	36.31	44.48
Operating income	4,724,139	3,733,921	10,618,124
Net profit - attributable to owners of parent	348,423	201,453	940,031
Earnings per share - attributable to owners of parent (NT$) (Note 2)	2.09	2.64	5.37

Source: Audited or reviewed consolidated financial statements of three peers for the first quarter of 2016

Note 1:	Net value per share is calculated based on the number of common shares of the respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs.

Note 2:	Earnings per share are estimated for the four quarters ended the first quarter of 2016 based on the net profit attributable to owners of parent in the respective peer’s consolidated financial statements for the year 2015 and the first quarter of 2016, number of common shares obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data.

3.	Valuation

(1)	Market Price Approach

As SPIL is a listed company with its open market trading prices available for objective reference, this opinion sampled its recent publicly traded prices to evaluate the average closing prices for 60, 90 and 180 business days up to and including the valuation date of May 25, 2016 as follows:

Item	Average closing price	Theoretical price range
	NT$
Latest 60 business days	49.18	47.13 ~ 50.04
Latest 90 business days	50.04
Latest 180 business days	47.13
Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (8/28/2015~5/25/2016); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

(2)	Price-book Ratio Approach

 B-1-3

The reasonable value per share of SPIL is estimated by calculating the net book value per share based on the financial information of SPIL and sampling the average price-book ratios of publicly traded peers - ChipMOS, Chipbond and Powertech for comparison purposes. The price-book ratios of publicly traded peers are calculated using their closing prices for 180 business days up to and including the valuation date of May 25, 2016 for sampling purposes and based on the total equity attributable to owners of parent in the respective peer’s consolidated financial statements for the first quarter of 2016, the number of common shares for respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data. The reasonable reference price of SPIL is imputed as follows:

Comparable peers	Average closing price for latest 180 business days	Net value per share for the first quarter of 2016	Price-book ratio
	NT$
ChipMOS	32.53	21.20	1.53
Chipbond	47.86	36.31	1.32
Powertech	66.98	44.48	1.51

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (8/28/2015~5/25/2016); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

Item	Description
NT$
Range of multipliers	1.32 ~ 1.53
Net value per share of SPIL for the first quarter of 2016	23.23
Theoretical price range	30.66 ~ 35.54

(3)	Price-earnings Ratio Approach

The reasonable value per share of SPIL is estimated by calculating the earnings per share based on the financial information of SPIL and sampling the average price-book ratios of publicly traded peers - ChipMOS, Chipbond and Powertech for comparison purposes. Earnings per share for the four quarters ended the first quarter of 2016 are estimated, and thereby the average price-earnings ratios of publicly traded peers are calculated, using their closing prices for 180 business days up to and including the valuation date of May 25, 2016 for sampling purposes and based on the net profits attributable to owners of parent in the respective peer’s consolidated financial statements for 2015 and the first quarter of 2016, the number of common shares for respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data. The reasonable reference price of SPIL is imputed as follows:

Comparable peers	Average closing price for latest 180 business days	Earnings per share in last four quarters	Price-earnings ratio
	NT$
ChipMOS	32.53	2.09	15.56
Chipbond	47.86	2.64	18.13
Powertech	66.98	5.37	12.47
Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (8/28/2015~5/25/2016); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

Item	Description
NT$
Range of multipliers	12.47 ~ 18.13
Consolidated earnings per share of SPIL	2.49

 B-1-4

Item	Description
NT$
Theoretical price range	31.05 ~ 45.14

(4)	Conclusion

Calculation results of value of common shares under the foregoing evaluation methods are summarized as below. The above three methods have their theoretical and practical basis. Therefore, for avoidance of biases in the evaluation process, the imputation used 33.3% for purposes of weighted averaging by taking into account of other non-quantitative key factors with reference to the statistics of Bloomberg and the average premium rate of 33.24% of the global merger and acquisition cases in semiconductor industry since the third quarter of 2015. On these basis, the reasonable price range per share of SPIL shall be from NT$48.34 to NT$58.05. As such, we are of opinion that it shall be fair and reasonable for each SPIL common share in exchange of NT$55 in cash.

Evaluation method	Reference price range per share	Weight	Theoretical price range per share	Reference price range after adjustment
	NT$
Market Price Approach	47.13~50.04	33.3%	36.28~43.57	48.34~58.05
Price-book Ratio Approach	30.66~35.54	33.3%
Price-earnings Ratio Approach	31.05~45.14	33.3%

V.	Conclusion

In summary, ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo by the joint share exchange. In relation to the Share Exchange, I, as the accountant, am of the opinion that it shall be fair and reasonable for each ASE common share in exchange for 0.5 HoldCo common share and each SPIL common share in exchange of NT$55 in cash.

By:	/s/ Ji-Sheng Chiu
Name: Ji-Sheng Chiu
Title: Certified Public Account

May 25, 2016

 B-1-5

Statement of Independence

I am engaged to provide opinion of evaluation on the fairness of the joint share exchange, through which ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo.

In order to perform the above task, I hereby state that:

1.	Neither I nor my spouse is currently employed by ASE, SPIL or the underwriter to undertake any work on regular basis and be compensated at a fixed amount;

2.	Neither I nor my spouse has ever served at ASE, SPIL or the underwriter in preceding two years;

3.	Neither I nor my spouse serve at an affiliate of ASE, SPIL or the underwriter;

4.	I am not the spouse or two or less-degree relative of any responsible officer or manager of ASE, SPIL or the underwriter;

5.	Neither I nor my spouse have any investment in or share any interest with ASE, SPIL or the underwriter;

6.	I am not an accountant of ASE, SPIL or the underwriter.

7.	I am not the current director, supervisor or their spouse or two or less-degree relatives of Taiwan Stock Exchange Corporation; and

8.	Neither I nor my spouse serve at a company that conducts business with ASE or SPIL.

I have been upholding the principles of impartiality, objectiveness and independence in issuing the expert evaluation opinion on the fairness of the joint share exchange through which ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo.

By:	/s/ Ji-Sheng Chiu
Name: Ji-Sheng Chiu
Title: Account

(Seal)

May 25, 2016

 B-1-6

Resume of Independent Expert

Name: Ji-Sheng Chiu

Qualification:

Certified Public Accountant, Republic of China (Taiwan)

Education:

Statistics Department, National Cheng Kung University

Accounting School, Soochow University

Credit course, Law Institute, National Taipei University

Work Experience:

Crowe Horwath (TW) CPAs Manager/Assistant Manager
(previously known as First United CPA Office)
Diwan & Company	Senior Manager
Crowe Horwath (TW) CPAs	Accountant

Current Offices:

Crowe Horwath (TW) CPAs	Partner
Taipei Accountants’ Association	Director, Regular Lecture

 B-1-7

Annex B-2

Independent Expert Opinion
on the Fairness of the Consideration for Joint Share Exchange in the Joint Share Exchange Agreement between Advanced Semiconductor Engineering, Inc. and Siliconware Precision Industries Co., Ltd.

I.	Introduction

Both Advanced Semiconductor Engineering Inc. (“ASE”) and Siliconware Precision Industries Co., Ltd. (“SPIL”) are the world’s leading companies in semiconductor packaging and testing sector. ASE and SPIL intend to enter into the Joint Share Exchange Agreement to newly establish ASE Industrial Holding Co., Ltd. (“HoldCo”) by joint share exchange whereby both ASE and SPIL will become wholly-owned subsidiaries of HoldCo, in order to pursue their operating scale and improve their overall operating performance while taking into account of the flexibility and efficiency of their individual independent operations (“Share Exchange”). The Share Exchange will result in the exchange of all of ASE common shares in consideration for newly issued common shares of HoldCo, at an exchange ratio of each ASE common share for 0.5 HoldCo common share. Furthermore, the Share Exchange will result in the exchange of each of SPIL’s issued and outstanding shares for NT$55 in cash payable by HoldCo (“Cash Consideration”). The Cash Consideration is adjusted to NT$51.2 after deduction of cash dividends distribution of NT$2.8 per share and capital reserve cash distribution of NT$1 per share as resolved at SPIL’s annual general shareholder’s meeting for 2016. The fairness of the consideration for the Share Exchange under the Share Exchange Agreement is described and evaluated as below.

II.	Financial Position

Financial position of ASE and SPIL for the last two years and the first quarter of 2016 are summarized as below:

(1)	ASE

	Year
Item	2014	2015	First quarter of 2016
	NT$(in thousands)
Total assets	333,984,767	365,287,557	356,490,231
Total liabilities	175,546,763	196,867,675	187,752,829
Total equity attributable to owners of parent	150,218,907	156,916,004	158,016,614
Share capital	78,715,179	79,185,660	79,279,129
Operating income	256,591,447	283,302,536	62,371,082
Net profit - attributable to owners	23,636,522	19,478,873	4,163,477
Sources:	Audited financial statements of ASE for the years of 2014 and 2015 and reviewed financial statements for the first quarter of 2016.

(2)	SPIL

	Year
Item	2014	2015	First quarter of 2016
	NT$(in thousands)
Total assets	129,756,075	123,245,230	122,855,285
Total liabilities	57,649,456	52,644,588	50,446,781
Total equity attributable to owners of parent	72,106,619	70,600,642	72,408,504
Share capital	31,163,611	31,163,611	31,163,611
Operating income	83,071,441	82,839,922	19,299,310
Net profit - attributable to owners of parent	11,744,414	8,762,257	1,604,028
Sources:	Audited financial statements of SPIL for the years of 2014 and 2015 and reviewed financial statements for the first quarter of 2016.

III.	Sources of Information

 B-2-1

(1)	Audited financial statements of ASE and SPIL for the years of 2014 and 2015 and reviewed financial statements for the first quarter of 2016.

(2)	Business overviews, financial statements and other important information for evaluation purposes regarding ASE, SPIL and their peers obtained from Market Observation Post System.

(3)	Information from website of the Taiwan Stock Exchange, website of the Taipei Exchange (GreTai Securities Market), Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, Taiwan Economic Journal (TEJ) Database and Bloomberg’s complied comparison, analysis and historical stock price data of ASE, SPIL and their peers.

(4)	Information on the industry and peers of ASE and SPIL.

IV.	Consideration for Share Exchange and Fairness thereof

The consideration for Share Exchange will be at an exchange ratio of each ASE common share for 0.5 HoldCo common share and each of SPIL’s issued and outstanding shares for Cash Consideration of NT$55 payable by HoldCo. The Cash Consideration is adjusted to NT$51.2 after deduction of cash dividends distribution of NT$2.8 per share and capital reserve cash distribution of NT$1 per share as resolved at SPIL’s annual general shareholder’s meeting for 2016. After the completion of the Share Exchange, both ASE and SPIL will become wholly-owned subsidiaries of HoldCo. The fairness of consideration for Share Exchange in respect of each of ASE and SPIL is described and evaluated as below:

(A)	ASE

1.	ASE shareholders will contribute all the common shares held by them in ASE as of the share exchange record date in consideration of issue of their subscribed common shares required for the establishment of HoldCo. Following consummation of the Share Exchange, ASE will become a wholly-owned subsidiary of HoldCo, and previous ASE shareholders will become HoldCo shareholders. As such, similar to SPIL’s Cash Consideration, ASE will become a wholly-owned subsidiary of HoldCo by exchange of the shares of one single company; theoretically, the rights of previous ASE shareholders will not be affected by the exact Share Exchange ratio.

2.	According to ASE’s reviewed consolidated financial statements as of March 31, 2016, its equity attributable to owners of parent amounted to NT$158,016,614,000; based on the latest update from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, ASE had a total of 7,918,272,896 issued and outstanding common shares as of April 26, 2016. Therefore, its net book value per common share was NT$19.956. Each ASE common share will be exchanged for 0.5 HoldCo common share resulting in 3,959,136,448 HoldCo common shares as of the share exchange record date. In addition, the net book value per common share as calculated based on ASE’s equity attributable to owners of parent to be assumed by HoldCo will be increased in the ratio of 1:0.5. Based on ASE’s equity attributable to owners of parent as of March 31, 2016, HoldCo’s net book value per common share would be NT$39.912 per share. For HoldCo common shareholders after the Share Exchange, the shareholders’ equity will not be impaired in any way by the Share Exchange ratio.

3.	Net value of ASE’s equity attributable to owners of parent as of the share exchange record date may vary from that as of March 31, 2016. However, ASE shareholders will contribute all the common shares held by them in ASE as of the share exchange record date in consideration of and exchange for the common shares required for the establishment of HoldCo. As such, for HoldCo common shareholders after the Share Exchange, the shareholders’ equity will not be affected as a result of the Share Exchange.

In summary, it shall be fair and reasonable for all of ASE’s issued and outstanding shares to be exchanged for and in consideration of newly issued common shares of HoldCo at an exchange ratio of each ASE common share for 0.5 HoldCo common share resulting in ASE to become a wholly-owned subsidiary of HoldCo.

(B)	SPIL

 B-2-2

1.	Methodologies Used

There are many methods for evaluating stock value. In practice, common methods include: market approach, such as market price approach (focusing on listed target companies; the fair value can be estimated by market price on the stock exchange) and market comparison approach (based on financial information of target companies and their peers in the market, using market multiplier such as price-earnings ratio, price-book ratio for analysis and evaluation); income approach; and cost approach.

Among these methods, income approach requires the Company’s estimates of future cash flow, involving multiple assumptions and having a higher uncertainty. Given its less objective nature compared to other methods, this method is not used. Cost approach examines and weighs SPIL’s business model and capital structure. Therefore, it is not appropriate for valuation and also not used. As such, we intend to use the market approach as primary evaluation method while taking into account of other non-quantitative factors, to evaluate the reasonable consideration of the Share Exchange for SPIL.

2.	Selection of Peers

Based on customer attributes, business activities and business model, ChipMOS Technologies (Bermuda) Ltd. (“ChipMOS”), Chipbond Technology Corporation (“Chipbond”) and Powertech Technology Inc. (“Powertech”) are selected as peers. The following table lists the financial conditions of these 3 peers for the first quarter of 2016:

Unit:

	Peers
Items	ChipMOS (8150)	Chipbond (6147)	Powertech (6239)
	NT$(in thousands)
Total assets	32,404,046	36,230,116	70,446,410
Total liabilities	13,385,676	11,852,343	27,389,980
Total equity attributable to owners of parent	19,018,370	23,575,971	34,653,945
Share capital	8,957,836	6,492,620	7,791,466
Net value per share- attributable to owners of parent (NT$) (Note 1)	21.20	36.31	44.48
Operating income	4,724,139	3,733,921	10,618,124
Net profit - attributable to owners of parent	348,423	201,453	940,031
Earnings per share - attributable to owners of parent (NT$) (Note 2)	2.09	2.64	5.37
Source:	Audited or reviewed consolidated financial statements of three peers for the first quarter of 2016

Note 1:	Net value per share is calculated based on the number of common shares of the respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs.

Note 2:	Earnings per share are estimated for the four quarters ended the first quarter of 2016 based on the net profit attributable to owners of parent in the respective peer’s consolidated financial statements for the year 2015 and the first quarter of 2016, number of common shares obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data.

3.	Valuation

(1)	Market Price Approach

As SPIL is a listed company with its open market trading prices available for objective reference, this opinion sampled its recent publicly traded prices to evaluate the average closing prices for 60, 90 and 180 business days up to and including the valuation date of June 29, 2016 as follows:

 B-2-3

Item	Average closing price	Theoretical price range
	NT$
Latest 60 business days	46.25	45.05 ~ 46.45
Latest 90 business days	46.45
Latest 180 business days	45.05
Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (10/5/2015~6/29/2016); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

(2)	Price-book Ratio Approach

The reasonable value per share of SPIL is estimated by calculating the net book value per share based on the financial information of SPIL and sampling the average price-book ratios of publicly traded peers - ChipMOS, Chipbond and Powertech for comparison purposes. The price-book ratios of publicly traded peers are calculated using their closing prices for 180 business days up to and including the valuation date of June 29, 2016 for sampling purposes and based on the total equity attributable to owners of parent in the respective peer’s consolidated financial statements for the first quarter of 2016, the number of common shares for respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data. The reasonable reference price of SPIL is imputed as follows:

Comparable peers	Average closing price for latest 180 business days	Net value per share for the first quarter of 2016	Price-book ratio
	NT$
ChipMOS	32.53	21.20	1.53
Chipbond	46.86	36.31	1.29
Powertech	65.31	44.48	1.47
Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (10/5/2015~6/29/2016); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

Item	Description
NT$
Range of multipliers	1.29 ~ 1.53
Net value per share of SPIL for the first quarter of 2016	23.23
Theoretical price range	29.97 ~ 35.54

(3)	Price-earnings Ratio Approach

The reasonable value per share of SPIL is estimated by calculating the earnings per share based on the financial information of SPIL and sampling the average price-book ratios of publicly traded peers - ChipMOS, Chipbond and Powertech for comparison purposes. Earnings per share for the four quarters ended the first quarter of 2016 are estimated, and thereby the average price-earnings ratios of publicly traded peers are calculated, using their closing prices for 180 business days up to and including the valuation date of June 29, 2016 for sampling purposes and based on the net profits attributable to owners of parent in the respective peer’s consolidated financial statements for 2015 and the first quarter of 2016, the number of common shares for respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data. The reasonable reference price of SPIL is imputed as follows:

Comparable peers	Average closing price for latest 180 business days	Earnings per share in last four quarters	Price-earnings ratio
	NT$
ChipMOS	32.53	2.09	15.56

 B-2-4

Comparable peers	Average closing price for latest 180 business days	Earnings per share in last four quarters	Price-earnings ratio
	NT$
Chipbond	46.86	2.64	17.75
Powertech	65.31	5.37	12.16
Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (10/5/2015~6/29/2016); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

Item	Description
NT$
Range of multipliers	12.16 ~ 17.75
Consolidated earnings per share of SPIL	2.49
Theoretical price range	30.28 ~ 44.20

(4)	Summary

Calculation results of value of common shares under the foregoing evaluation methods are summarized as below. The above three methods have their theoretical and practical basis. Therefore, for avoidance of biases in the evaluation process, the imputation used 33.3% for purposes of weighted averaging by taking into account of other non-quantitative key factors with reference to the statistics of Bloomberg and the average premium rate of 33.86% of the global merger and acquisition cases in semiconductor industry since the third quarter of 2015. On these basis, the reasonable price range per share of SPIL shall be from NT$46.98 to NT$56.30. As such, we are of opinion that it shall be fair and reasonable for each SPIL common share in exchange of Cash Consideration of NT$55 (the Cash Consideration is adjusted to NT$51.2 after deduction of cash dividends distribution of NT$2.8 per share and capital reserve cash distribution of NT$1 per share as resolved at SPIL’s annual general shareholder’s meeting for 2016).

Evaluation method	Reference price range per share	Weight	Theoretical price range per share	Reference price range after adjustment
	NT$
Market Price Approach	45.05~ 46.45	33.3%	35.10~ 42.06	46.98~ 56.30
Price-book Ratio Approach	29.97~35.54	33.3%
Price-earnings Ratio Approach	30.28~ 44.20	33.3%

V.	Conclusion

In summary, ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo by the joint share exchange. In relation to the Share Exchange, I, as the accountant, am of the opinion that it shall be fair and reasonable for each ASE common share in exchange for 0.5 HoldCo common share and each SPIL common share in exchange of Cash Consideration of NT$55 (the Cash Consideration is adjusted to NT$51.2 after deduction of cash dividends distribution of NT$2.8 per share and capital reserve cash distribution of NT$1 per share as resolved at SPIL’s annual general shareholder’s meeting for 2016).

By:	/s/ Ji-Sheng Chiu
Name: Ji-Sheng Chiu
Title: Certified Public Account

June 29, 2016

 B-2-5

Statement of Independence

I am engaged to provide opinion of evaluation on the fairness of the joint share exchange, through which ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo.

In order to perform the above task, I hereby state that:

1.	Neither I nor my spouse is currently employed by ASE, SPIL or the underwriter to undertake any work on regular basis and be compensated at a fixed amount;

2.	Neither I nor my spouse has ever served at ASE, SPIL or the underwriter in preceding two years;

3.	Neither I nor my spouse serve at an affiliate of ASE, SPIL or the underwriter;

4.	I am not the spouse or two or less-degree relative of any responsible officer or manager of ASE, SPIL or the underwriter;

5.	Neither I nor my spouse have any investment in or share any interest with ASE, SPIL or the underwriter;

6.	I am not an accountant of ASE, SPIL or the underwriter.

7.	I am not the current director, supervisor or their spouse or two or less-degree relatives of Taiwan Stock Exchange Corporation; and

8.	Neither I nor my spouse serve at a company that conducts business with ASE or SPIL.

I have been upholding the principles of impartiality, objectiveness and independence in issuing the expert evaluation opinion on the fairness of the joint share exchange through which ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo.

By:	/s/ Ji-Sheng Chiu
Name: Ji-Sheng Chiu
Title: Account

(Seal)

June 29, 2016

 B-2-6

Resume of Independent Expert

Name: Ji-Sheng Chiu

Qualification:

Certified Public Accountant, Republic of China (Taiwan)

Education:

Statistics Department, National Cheng Kung University

Accounting School, Soochow University

Credit course, Law Institute, National Taipei University

Work Experience:

Crowe Horwath (TW) CPAs Manager/Assistant Manager
(previously known as First United CPA Office)

Diwan & Company	Senior Manager

Crowe Horwath (TW) CPAs	Accountant

Current Offices:

Crowe Horwath (TW) CPAs	Partner

Taipei Accountants’ Association	Director, Regular Lecturer

 B-2-7

Annex B-3

Independent Expert Opinion
on the Fairness of the Consideration for Joint Share Exchange in the Joint Share Exchange Agreement between Advanced Semiconductor Engineering, Inc. and Siliconware Precision Industries Co., Ltd.

I.	Introduction

Both Advanced Semiconductor Engineering Inc. (“ASE”) and Siliconware Precision Industries Co., Ltd. (“SPIL”) are the world’s leading companies in semiconductor packaging and testing sector. ASE and SPIL intend to enter into the Joint Share Exchange Agreement to newly establish ASE Industrial Holding Co., Ltd. (“HoldCo”) by joint share exchange whereby both ASE and SPIL will become wholly-owned subsidiaries of HoldCo, in order to pursue their operating scale and improve their overall operating performance while taking into account of the flexibility and efficiency of their individual independent operations (“Share Exchange”). The Share Exchange will result in the exchange of all of ASE common shares in consideration for newly issued common shares of HoldCo, at an exchange ratio of each ASE common share for 0.5 HoldCo common share. Furthermore, the Share Exchange will result in the exchange of each of SPIL’s issued and outstanding shares for NT$55 in cash payable by HoldCo (“Cash Consideration”). The Cash Consideration is adjusted to NT$51.2 after deduction of cash dividends distribution of NT$2.8 per share and capital reserve cash distribution of NT$1 per share as resolved at SPIL’s annual general shareholder’s meeting for 2016. The fairness of the consideration for the Share Exchange under the Share Exchange Agreement is described and evaluated as below.

II.	Financial Position

Financial position of ASE and SPIL for the years of 2015, 2016 and the third quarter of 2017 are summarized as below:

(1)	ASE

Unit: NT$ (in thousands)

	Year
Item	2015	2016	Third quarter of 2017
Total assets	365,006,200	357,943,079	359,998,771
Total liabilities	196,867,675	188,595,703	162,043,165
Total equity attributable to owners of parent	156,634,647	157,355,206	185,159,550
Share capital	79,185,660	79,568,040	87,255,059
Operating income	283,302,536	274,884,107	206,455,154
Net profit - attributable to owners	19,197,516	21,680,339	16,742,120

Sources:	Audited financial statements of ASE for the years of 2015 and 2016 and reviewed financial statements for the third quarter of 2017.

(2)	SPIL

Unit: NT$ (in thousands)

	Year
Item	2015	2016	Third quarter of 2017
Total assets	123,245,230	123,760,241	121,043,793
Total liabilities	52,644,588	57,572,921	53,660,492
Total equity attributable to owners of parent	70,600,642	66,187,320	67,383,301
Share capital	31,163,611	31,163,611	31,163,611
Operating income	82,839,922	85,111,913	61,931,600
Net profit - attributable to owners of parent	8,762,257	9,933,160	5,411,176

Sources:	Audited financial statements of SPIL for the years of 2015 and 2016 and reviewed financial statements for the third quarter of 2017.

III.	Sources of Information

(1)	Audited financial statements of ASE and SPIL for the years of 2015 and 2016 and reviewed financial statements for the third quarter of 2017.

(2)	Business overviews, financial statements and other important information for evaluation purposes regarding ASE, SPIL and their peers obtained from Market Observation Post System.

(3)	Information from website of the Taiwan Stock Exchange, website of the Taipei Exchange (GreTai Securities Market), Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, Taiwan Economic Journal (TEJ) Database and Bloomberg’s complied comparison, analysis and historical stock price data of ASE, SPIL and their peers.

(4)	Information on the industry and peers of ASE and SPIL.

 B-3-1

IV.	Consideration for Share Exchange and Fairness thereof

The consideration for Share Exchange will be at an exchange ratio of each ASE common share for 0.5 HoldCo common share and each of SPIL’s issued and outstanding shares for Cash Consideration of NT$55 payable by HoldCo. The Cash Consideration is adjusted to NT$51.2 after deduction of cash dividends distribution of NT$2.8 per share and capital reserve cash distribution of NT$1 per share as resolved at SPIL’s annual general shareholder’s meeting for 2016. After the completion of the Share Exchange, both ASE and SPIL will become wholly-owned subsidiaries of HoldCo. The fairness of consideration for Share Exchange in respect of each of ASE and SPIL is described and evaluated as below:

(A)	ASE

1.	ASE shareholders will contribute all the common shares held by them in ASE as of the share exchange record date in consideration of issue of their subscribed common shares required for the establishment of HoldCo. Following consummation of the Share Exchange, ASE will become a wholly-owned subsidiary of HoldCo, and previous ASE shareholders will become HoldCo shareholders. As such, similar to SPIL’s Cash Consideration, ASE will become a wholly-owned subsidiary of HoldCo by exchange of the shares of one single company; theoretically, the rights of previous ASE shareholders will not be affected by the exact Share Exchange ratio.

2.	According to ASE’s reviewed consolidated financial statements as of September 30, 2017, its equity attributable to owners of parent amounted to NT$185,159,550,000; based on the latest update from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs, ASE had a total of 8,724,619,364 issued and outstanding common shares as of October 26, 2017. Therefore, its net book value per common share was NT$21.22265. Each ASE common share will be exchanged for 0.5 HoldCo common share resulting in 4,362,309,682 HoldCo common shares as of the share exchange record date. In addition, the net book value per common share as calculated based on ASE’s equity attributable to owners of parent to be assumed by HoldCo will be increased in the ratio of 1:0.5. Based on ASE’s equity attributable to owners of parent as of September 30, 2017, HoldCo’s net book value per common share would be NT$42.44530 per share. For HoldCo common shareholders after the Share Exchange, the shareholders’ equity will not be impaired in any way by the Share Exchange ratio.

3.	Net value of ASE’s equity attributable to owners of parent as of the share exchange record date may vary from that as of September 30, 2017. However, ASE shareholders will contribute all the common shares held by them in ASE as of the share exchange record date in consideration of and exchange for the common shares required for the establishment of HoldCo. As such, for HoldCo common shareholders after the Share Exchange, the shareholders’ equity will not be affected as a result of the Share Exchange.

 B-3-2

In summary, it shall be fair and reasonable for all of ASE’s issued and outstanding shares to be exchanged for and in consideration of newly issued common shares of HoldCo at an exchange ratio of each ASE common share for 0.5 HoldCo common share resulting in ASE to become a wholly-owned subsidiary of HoldCo.

(B)	SPIL

1.	Methodologies Used

There are many methods for evaluating stock value. In practice, common methods include: market approach, such as market price approach (focusing on listed target companies; the fair value can be estimated by market price on the stock exchange) and market comparison approach (based on financial information of target companies and their peers in the market, using market multiplier such as price-earnings ratio, price-book ratio for analysis and evaluation); income approach; and cost approach.

Among these methods, income approach requires the Company’s estimates of future cash flow, involving multiple assumptions and having a higher uncertainty. Given its less objective nature compared to other methods, this method is not used. Cost approach examines and weighs SPIL’s business model and capital structure. Therefore, it is not appropriate for valuation and also not used. As such, we intend to use the market approach as primary evaluation method while taking into account of other non-quantitative factors, to evaluate the reasonable consideration of the Share Exchange for SPIL.

2.	Selection of Peers

Based on customer attributes, business activities and business model, ChipMOS Technologies (Bermuda) Ltd. (“ChipMOS”), Chipbond Technology Corporation (“Chipbond”) and Powertech Technology Inc. (“Powertech”) are selected as peers. The following table lists the financial conditions of these 3 peers for the third quarter of 2017:

Unit: NT$ (in thousands)

	Peers
Items	ChipMOS (8150)	Chipbond (6147)	Powertech (6239)
Total assets	33,810,825	34,360,614	98,534,589
Total liabilities	15,643,365	9,784,128	50,863,106
Total equity attributable to owners of parent	18,167,460	23,720,626	36,551,750
Share capital	8,864,131	6,542,620	7,791,466
Net value per share- attributable to owners of parent (NT$) (Note 1)	20.50	36.26	46.91
Operating income	13,532,627	13,551,288	42,916,153
Net profit - attributable to owners of parent	2,863,491	1,475,679	4,196,640
Earnings per share - attributable to owners of parent (NT$) (Note 2)	3.92	3.52	7.23

Source:	Audited or reviewed consolidated financial statements of three peers for the third quarter of 2017.

Note 1:	Net value per share is calculated based on the number of common shares of the respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs.

Note: 2	Earnings per share are estimated for the four quarters ended the third quarter of 2017 based on the net profit attributable to owners of parent in their respective peer’s financial statements for the fourth quarter of 2016 and consolidated financial statements for the third quarter of 2017, number of common shares are obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data.

 B-3-3

3.	Valuation

(1)	Market Price Approach

As SPIL is a listed company with its open market trading prices available for objective reference, this opinion sampled its recent publicly traded prices to evaluate the average closing prices for 60, 90 and 180 business days up to and including the valuation date of January 12, 2018 as follows:

Unit: NT$

Item	Average closing price	Theoretical price range
Latest 60 business days	49.15	48.38 ~ 49.15
Latest 90 business days	48.77
Latest 180 business days	48.38

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (5/2/2017~1/12/2018); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

(2)	Price-book Ratio Approach

The reasonable value per share of SPIL is estimated by calculating the net book value per share based on the financial information of SPIL and sampling the average price-book ratios of publicly traded peers - ChipMOS, Chipbond and Powertech for comparison purposes. The price-book ratios of publicly traded peers are calculated using their closing prices for 180 business days up to and including the valuation date of January 12, 2018 for sampling purposes and based on the total equity attributable to owners of parent in the respective peer’s consolidated financial statements for the third quarter of 2017, the number of common shares for respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data. The reasonable reference price of SPIL is imputed as follows:

Unit: NT$

Comparable peers	Average closing price for latest 180 business days	Net value per share for the third quarter of 2017	Price-book ratio
ChipMOS	28.87	20.50	1.41
Chipbond	50.89	36.26	1.40
Powertech	91.24	46.91	1.95

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (5/2/2017~1/12/2018); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices.

 B-3-4

Unit: NT$

Item	Description
Range of multipliers	1.40 ~ 1.95
Net value per share of SPIL for the third quarter of 2017	21.62
Theoretical price range	30.27 ~ 42.16

(3)	Price-earnings Ratio Approach

The reasonable value per share of SPIL is estimated by calculating the earnings per share based on the financial information of SPIL and sampling the average price-book ratios of publicly traded peers - ChipMOS, Chipbond and Powertech for comparison purposes. Earnings per share for the four quarters ended the third quarter of 2017 are estimated, and thereby the average price-earnings ratios of publicly traded peers are calculated, using their closing prices for 180 business days up to and including the valuation date of January 12, 2018 for sampling purposes and based on the net profits attributable to owners of parent in their respective peer’s financial statements for the fourth quarter of 2016 and consolidated financial statements for the third quarter of 2017, the number of common shares for respective peer obtained from the Commerce and Industry Registration Enquiry System of Department of Commerce, Ministry of Economic Affairs and other financial data. The reasonable reference price of SPIL is imputed as follows:

Unit: NT$

Comparable peers	Average closing price for latest 180 business days	Earnings per share in last four quarters	Price-earnings ratio
ChipMOS	28.87	3.92	7.36
Chipbond	50.89	3.52	14.46
Powertech	91.24	7.23	12.62

Note:	Sources of ex-rights/ex-dividend adjusted closing prices are from compilations of Taiwan Economic Journal (5/2/2017~1/12/2018); all average prices are calculated by simple arithmetic averaging of ex-rights/ex-dividend adjusted closing prices

 B-3-5

Unit: NT$

Item	Description
Range of multipliers	7.36 ~ 14.46
Consolidated earnings per share of SPIL	2.64
Theoretical price range	19.43 ~ 38.17

(4)	Summary

Calculation results of value of common shares under the foregoing evaluation methods are summarized as below. The above three methods have their theoretical and practical basis. Therefore, for avoidance of biases in the evaluation process, the imputation used 1/3 for purposes of weighted averaging by taking into account of other non-quantitative key factors with reference to the statistics of Bloomberg and the average premium rate of 30.92% of the global merger and acquisition cases in semiconductor industry since the third quarter of 2017. On these basis, the reasonable price range per share of SPIL shall be from NT$42.80 to NT$56.51. As such, we are of opinion that it shall be fair and reasonable for each SPIL common share in exchange of Cash Consideration of NT$55 (the Cash Consideration is adjusted to NT$51.2 after deduction of cash dividends distribution of NT$2.8 per share and capital reserve cash distribution of NT$1 per share as resolved at SPIL’s annual general shareholder’s meeting for 2016).

Unit: NT$

Evaluation method	Reference price range per share	Weight	Theoretical price range per share	Reference price range after adjustment
Market Price Approach	42.38~ 49.15	1/3	32.69~ 43.16	42.80~ 56.51
Price-book Ratio Approach	30.27~42.16	1/3
Price-earnings Ratio Approach	19.43~ 38.17	1/3

V.	Conclusion

In summary, ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo by the joint share exchange. In relation to the Share Exchange, I, as the accountant, am of the opinion that it shall be fair and reasonable for each ASE common share in exchange for 0.5 HoldCo common share and each SPIL common share in exchange of Cash Consideration of NT$55 (the Cash Consideration is adjusted to NT$51.2 after deduction of cash dividends distribution of NT$2.8 per share and capital reserve cash distribution of NT$1 per share as resolved at SPIL’s annual general shareholder’s meeting for 2016).

By: /s/ Ji-Sheng Chiu

Name: Ji-Sheng Chiu

Title: Certified Public Account

Date: January 15, 2018

 B-3-6

Statement of Independence

I am engaged to provide opinion of evaluation on the fairness of the joint share exchange, through which ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo.

In order to perform the above task, I hereby state that:

1.	Neither I nor my spouse is currently employed by ASE, SPIL or the underwriter to undertake any work on regular basis and be compensated at a fixed amount;

2.	Neither I nor my spouse has ever served at ASE, SPIL or the underwriter in preceding two years;

3.	Neither I nor my spouse serve at an affiliate of ASE, SPIL or the underwriter;

4.	I am not the spouse or two or less-degree relative of any responsible officer or manager of ASE, SPIL or the underwriter;

5.	Neither I nor my spouse have any investment in or share any interest with ASE, SPIL or the underwriter;

6.	I am not an accountant of ASE, SPIL or the underwriter;

7.	I am not the current director, supervisor or their spouse or two or less-degree relatives of Taiwan Stock Exchange Corporation; and

8.	Neither I nor my spouse serve at a company that conducts business with ASE or SPIL.

I have been upholding the principles of impartiality, objectiveness and independence in issuing the expert evaluation opinion on the fairness of the joint share exchange through which ASE and SPIL are proposed to become wholly-owned subsidiaries of HoldCo.

By: /s/ Ji-Sheng Chiu

Name: Ji-Sheng Chiu

Title: Certified Public Account

Date: January 15, 2018

 B-3-7

Resume of Independent Expert

Name: Ji-Sheng Chiu

Qualification:

Certified Public Accountant, Republic of China (Taiwan)

Education:

Statistics Department, National Cheng Kung University

Accounting School, Soochow University

Credit course, Law Institute, National Taipei University

Work Experience:

Crowe Horwath (TW) CPAs	Manager/Assistant Manager
(previously known as First United CPA Office)
Diwan & Company	Senior Manager
Crowe Horwath (TW) CPAs	Accountant

Current Offices:

Crowe Horwath (TW) CPAs	Partner
Taipei Accountants’ Association	Director, Regular Lecturer

 B-3-8

 Annex C

ROC MERGERS AND ACQUISITIONS ACT – ARTICLE 12

If the following event occurs when a company is undergoing a merger, consolidation, acquisition or division, a shareholder may request the company to repurchase his/her/its shares at the then fair price of such shares:

4.	In the event that the company is undergoing an acquisition as described in Article 27 of this Act, the shareholder delivers a written objection or an oral objection that has been put into the record and waives his/her/its voting rights before or during the shareholders’ meeting;

Any shareholder who has made the request as provided in the preceding paragraph shall submit a written request that specifies the requested repurchase price and deposit the certificates of his/her/its shares within 20 days immediately following the date at which the shareholder resolutions are passed.

The company shall appoint an institution that is permitted by law to provide corporate action services to handle the shares deposited by the dissenting shareholder. The shareholder shall deposit his/her/its shares to such institution and the institution shall issue a certificate that specifies the type and amount of deposited shares to the shareholder; any deposit by book-entry transfer shall be governed by the procedures set forth in the rules and regulations in relation to the centralized securities depositary enterprises.

The request of a shareholder as provided in Paragraph 1 shall lose its effect when the company abandons its corporate action as provided in the same paragraph.

If the company and the shareholder reach an agreement with respect to the repurchase price, the company shall pay such repurchase price to the shareholder within 90 days immediately following the date at which the shareholders’ resolutions are passed. If no agreement is reached, within 90 days immediately after the date at which the shareholders’ resolutions are passed, the company shall pay for the shares of the shareholder with whom it has not reached an agreement at a price determined by the company as the fair price for such shares; if the company fails to make such payment, the company shall be deemed as having agreed to the repurchase price requested by the shareholder pursuant to Paragraph 2.

If the company fails to reach an agreement with any shareholder with respect to the repurchase price within 60 days immediately following the date at which the shareholders’ resolutions are passed, the company shall, within 30 days after the expiry of the 60-day period, file a petition with a court for a ruling to determine the fair price of the shares against all the shareholders with whom it has not reached an agreement as the opposing parties. If the company fails to list any shareholder with whom it has not reached an agreement as an opposing party, or the petition is withdrawn by the company or dismissed by the court, the company shall be deemed as having agreed to the repurchase price requested by the shareholder pursuant to Paragraph 2. However, if the opposing party has already presented his/her/its position in the court or the court’s ruling has already been delivered to the opposing party, the company shall not withdraw the petition unless agreed to by the opposing party.

When the company files a petition with the court for a ruling to determine the repurchase price, the company shall attach to the petition the audited and attested financial statements of the company and the fair price assessment report by the certified public accountants, and written copies and photocopies thereof according to the number of opposing parties for the court to distribute to each opposing party.

Before making a ruling with respect to the repurchase price, the court shall allow the company and the opposing parties to have the chance to present their positions. If there are two or more opposing parties, the provisions set out in Articles 41 to 44, as well as Paragraph 2 of Article 401 of the ROC Civil Procedure Code shall apply mutatis mutandis.

If any party appeals against the ruling made pursuant to the preceding paragraph, the court shall allow the parties at dispute to have the chance to present their positions before making a decision on the appeal.

 C-1

When the ruling with respect to the repurchase price becomes final and binding, the company shall, within 30 days immediately after the ruling becomes final and binding, pay such final repurchase price to the dissenting shareholders, deducting any previous payment and interest accrued since the next day of the expiry of the 90-day period immediately following the date at which the shareholders’ resolutions are passed.

The provisions set forth in Article 171 and Paragraphs 1, 2 and 4 of Article 182 of the ROC Non-Contentious Matters Act shall apply mutatis mutandis.

The company shall bear the expenses of the petition and the appraiser’s compensation.

 C-2

Annex D-1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

☐	REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 001-16125

(Exact name of Registrant as specified in its charter)

Advanced Semiconductor Engineering, Inc.

(Translation of Registrant’s Name into English)

REPUBLIC OF CHINA

(Jurisdiction of Incorporation or Organization)

26 Chin Third Road

Nantze Export Processing Zone

Nantze, Kaohsiung, Taiwan

Republic of China

(Address of Principal Executive Offices)

Joseph Tung

Room 1901, No. 333, Section 1 Keelung Rd.

Taipei, Taiwan, 110

Republic of China

Tel: 886-2-6636-5678

Fax: 882-2-2757-6121

Email: ir@aseglobal.com

 (Name, Telephone, Email and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on which Registered
Common Shares, par value NT$10.00 each	The New York Stock Exchange*

*Traded in the form of American Depositary Receipts evidencing American Depositary Shares (the “ADSs”), each representing five common shares of Advanced Semiconductor Engineering, Inc.

Securities registered or to be registered pursuant to Section 12(g) of the Act:

None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:

None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report:

7,944,875,346 Common Shares, par value NT$10 each**

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes ☒         No ☐

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Yes ☐         No ☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒         No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☐         No ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP ☐	International Financial Reporting Standards as issued by the International Accounting Standards Board ☒	Other ☐

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow:

Item 17 ☐         Item 18 ☐

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐         No ☒

** As a result of the exercise of employee stock options subsequent to December 31, 2016, as of March 31, 2017, we had 8,273,546,046 shares outstanding.

D-1-i

D-1-ii

USE OF CERTAIN TERMS

Unless the context otherwise requires, references in this annual report to:

•	“2014 Bonds” are to RMB150.0 million 3.125% Guaranteed Bonds due September 22, 2014, issued by Anstock Limited, our wholly owned subsidiary incorporated in the Cayman Islands;

•	“2016 Bonds” are to RMB500.0 million 4.250% Guaranteed Bonds due September 20, 2016, issued by Anstock Limited;

•	“2018 Convertible Bonds” are to US$400.0 million Zero Coupon Convertible Bonds due September 5, 2018, issued by the Company;

•	“2018 NTD-linked Convertible Bonds” are to US$200.0 million NTD-linked Zero Coupon Convertible Bonds due March 27, 2018, issued by the Company;

•	“ASE,” the “Company,” “ASE Group,” “ASE Inc.,” “we,” “us,” or “our” are to Advanced Semiconductor Engineering, Inc. and, unless the context requires otherwise, its subsidiaries;

•	“ASEEE” are to ASE Embedded Electronics Inc., a company incorporated under the laws of the ROC;

•	“ASE Chung Li” are to ASE (Chung Li) Inc., a company previously incorporated under the laws of the ROC that merged into ASE Inc. on August 1, 2004;

•	“ASE Electronics” are to ASE Electronics Inc., a company incorporated under the laws of the ROC;

•	“ASE Holding” are to ASE Industrial Holding Co., Ltd.;

•	“ASE Japan” are to ASE Japan Co. Ltd., a company incorporated under the laws of Japan;

•	“ASE Korea” are to ASE (Korea) Inc., a company incorporated under the laws of the Republic of Korea;

•	“ASE Material” are to ASE Material Inc., a company previously incorporated under the laws of the ROC that merged into ASE Inc. on August 1, 2004;

•	“ASE Shanghai” are to ASE (Shanghai) Inc., a company incorporated under the laws of the PRC;

•	“ASE Test” are to ASE Test Limited, a company incorporated under the laws of Singapore;

•	“ASE Test Malaysia” are to ASE Electronics (M) Sdn. Bhd., a company incorporated under the laws of Malaysia;

•	“ASE Test Taiwan” are to ASE Test, Inc., a company incorporated under the laws of the ROC;

•	“ASEKS” are to ASE (KunShan) Inc., a company incorporated under the laws of the PRC;

•	“ASEN” are to Suzhou ASEN Semiconductors Co., Ltd., a company incorporated under the laws of the PRC;

•	“ASESH AT” are to ASE Assembly & Test (Shanghai) Limited, formerly known as Global Advanced Packaging Technology Limited, or GAPT, a company incorporated under the laws of the PRC;

•	“ASEWH” are to ASE (Weihai), Inc., a company incorporated under the laws of the PRC;

•	“Capital Increase” are to issuance of 130,000,000 common shares for public subscription, which was effected by way of an increase in the authorized share capital in the amount of NT$1,300.0 million of the Company in September 2013;

D-1-1

•	“Corporate Bonds” are to NT$8.0 billion 1.450% secured corporate bonds with five year term issued in August 2011 by the Company;

•	“Deposit Agreement” are to deposit agreement dated September 29, 2000 among Citibank, N.A., as depositary, holders and beneficial owners of ADSs and us, which was filed as an exhibit to our registration statement on post-effective amendment No. 2 to Form F-6 on September 16, 2003, and its two amendments, which were filed as an exhibit to our registration statement on post-effective amendment No. 1 to Form F-6 on April 3, 2006 and our registration statement on post-effective amendment No. 2 to Form F-6 on October 25, 2006;

•	“EEMS Test Singapore” are to EEMS Test Singapore Pte. Ltd., a company incorporated under the laws of Singapore, which changed its name to ASE Singapore II Pte. Ltd. and was subsequently merged into ASE Singapore Pte. Ltd. on January 1, 2011;

•	“Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended;

•	“FSC” are to the Financial Supervisory Commission of the Republic of China;

•	“Green Bonds” are to US$300.0 million 2.125% Guaranteed Bonds due July 24, 2017, offered by Anstock II Limited, our wholly owned subsidiary incorporated in the Cayman Islands;

•	“Hung Ching” are to Hung Ching Development & Construction Co. Ltd., a company incorporated under the laws of the ROC;

•	“IFRS” are to International Financial Reporting Standards, International Accounting Standards and Interpretations as issued by the International Accounting Standards Board;

•	“ISE Labs” are to ISE Labs, Inc., a corporation incorporated under the laws of the State of California;

•	“Initial SPIL Tender Offer” are to ASE’s offer to purchase 779,000,000 common shares (including common shares represented by outstanding American depositary shares) of SPIL through concurrent tender offers in the ROC and the U.S., at a price of NT$45 per SPIL common share and NT$225 per SPIL American depositary share, commenced on August 24, 2015 and expired on September 22, 2015;

•	“Joint Share Exchange Agreement” are to the joint share exchange agreement entered into between ASE and SPIL on June 30, 2016;

•	“Korea” or “South Korea” are to the Republic of Korea;

•	“Mainland Investors Regulations” are to the Regulations Governing Securities Investment and Futures Trading in Taiwan by Mainland Area Investors;

•	“MOEAIC” are to Investment Commission, the ROC Ministry of Economic Affairs;

•	“NYSE” are to New York Stock Exchange;

•	“PowerASE” are to PowerASE Technology, Inc., a company incorporated under the laws of the ROC, which was merged into ASE Inc. in May 2012;

•	“PRC” are to the People’s Republic of China and excludes Taiwan, Macau and Hong Kong;

•	“PRC Regulations” are to the Regulations Governing Mainland China Investors’ Securities Investments and Futures Trading in Taiwan;

•	“QDII” are to qualified domestic institutional investors;

•	“Republic of China”, the “ROC” and “Taiwan” are to the Republic of China, including Taiwan and certain other possessions;

D-1-2

•	“ROC GAAP” are to generally accepted accounting principles in the ROC;

•	“ROC Trading Day” are to a day when TWSE is open for business;

•	“SEC” are to the Securities and Exchange Commission of the U.S.;

•	“Second SPIL Tender Offer” are to ASE’s offer to purchase 770,000,000 common shares (including common shares represented by outstanding American depositary shares) of SPIL through concurrent tender offers in the ROC and the U.S., at a price of NT$55 per SPIL common share and NT$275 per SPIL American depositary share, commenced on December 29, 2015 and expired on March 17, 2016 due to failure to obtain regulatory approval from the Taiwan Fair Trade Commission prior to the expiration of the Second SPIL Tender Offer;

•	“Securities Act” are to the U.S. Securities Act of 1933, as amended;

•	“SiP” are to system-in-package;

•	“SPIL” are to Siliconware Precision Industries Co., Ltd, and, unless the context requires otherwise, its subsidiaries;

•	“SPIL Acquisition” are to ASE’s effort to effect an acquisition of 100% of the common shares and American depositary shares of SPIL pursuant to the Joint Share Exchange Agreement;

•	“Taiwan-IFRS” are to the Regulations Governing the Preparation of Financial Reports by Securities Issuers, the IFRS as well as related guidance translated by Accounting Research and Development Foundation and endorsed by the FSC;

•	“Tessera” are to Tessera, Inc., a company that filed a suit against the Company and its U.S. subsidiary, ASE (U.S.) Inc.;

•	“TWSE” are to Taiwan Stock Exchange;

•	“UGJQ” are to Universal Global Technology (Shanghai) Co., Ltd., a company incorporated under the laws of the PRC;

•	“UGKS” are to Universal Global Technology (Kunshan) Co. Ltd., a company incorporated under the laws of the PRC;

•	“UGTW” are to Universal Global Scientific Industrial Co. Ltd., a company incorporated under the laws of the ROC;

•	“Universal Scientific” or “USI” are to Universal Scientific Industrial Co., Ltd., a company incorporated under the laws of the ROC;

•	“Universal Scientific Shanghai” are to Universal Scientific Industrial (Shanghai) Co., Ltd., a company incorporated under the laws of the PRC;

•	“U.S.” refers to United States of America;

•	“U.S. GAAP” are to accounting principles generally accepted in the U.S.;

•	“USI Inc.” are to USI Inc., a company incorporated under the laws of the ROC;

•	“USI Mexico” are to Universal Scientific Industrial De Mexico S.A. DE C.V., a company incorporated under the laws of Mexico;

•	“USISZ” are to Universal Electronics (Shenzhen) Co. Ltd., a company incorporated under the laws of the PRC; and

•	“Wuxi Tongzhi” are to Wuxi Tongzhi Microelectronics Co., Ltd., a company incorporated under the laws of the PRC.

D-1-3

We publish our financial statements in New Taiwan dollars, the lawful currency of the ROC. In this annual report, references to “United States dollars,” “U.S. dollars” and “US$” are to the currency of the United States; references to “New Taiwan dollars,” “NT dollars” and “NT$” are to the currency of the ROC; references to “RMB” are to the currency of the PRC; references to “JP¥” are to the currency of Japan; references to “MYR” are to the currency of Malaysia; references to “SGD” are to the currency of Republic of Singapore; references to “KRW” are to the currency of Republic of Korea; and references to “EUR” are to the currency of the European Union. Unless otherwise noted, all translations from NT dollars to U.S. dollars were made at the exchange rate as set forth in the H.10 weekly statistical release of the Federal Reserve System of the United States (the “Federal Reserve Board”) as of December 30, 2016, which was NT$32.40=US$1.00, and all translations from RMB to U.S. dollars were made at the exchange rate as set forth in the H.10 weekly statistical release of the Federal Reserve Board as of December 30, 2016, which was RMB6.9430=US$1.00. All amounts translated into U.S. dollars in this annual report are provided solely for your convenience and no representation is made that the NT dollar, RMB or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or NT dollars/RMB, as the case may be, at any particular rate or at all. On April 14, 2017, the exchange rate between NT dollars and U.S. dollars as set forth in the H.10 weekly statistical release by the Federal Reserve Board was NT$30.31=US$1.00. On April 14, 2017, the exchange rate between RMB and U.S. dollars as set forth in the H.10 weekly statistical release by the Federal Reserve Board was RMB6.8835 =US$1.00.

D-1-4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report on Form 20-F contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although these forward-looking statements, which may include statements regarding our future results of operations, financial condition or business prospects, are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this annual report. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as they relate to us, are intended to identify these forward-looking statements in this annual report. Our actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons, including risks associated with cyclicality and market conditions in the semiconductor or electronics industry; changes in our regulatory environment, including our ability to comply with new or stricter environmental regulations and to resolve environmental liabilities; demand for the outsourced semiconductor packaging, testing and electronic manufacturing services we offer and for such outsourced services generally; the highly competitive semiconductor or manufacturing industry we are involved in; our ability to introduce new technologies in order to remain competitive; international business activities; our business strategy; our future expansion plans and capital expenditures; the uncertainties as to whether we can complete the share exchange contemplated by the Joint Share Exchange Agreement between us and SPIL; the strained relationship between the ROC and the PRC; general economic and political conditions; the recent global economic crisis; possible disruptions in commercial activities caused by natural or human-induced disasters; fluctuations in foreign currency exchange rates; and other factors. For a discussion of these risks and other factors, see “Item 3. Key Information—Risk Factors.”

D-1-5

PART I

Item 1. Identity of Directors, Senior Management and Advisers

Not applicable.

Item 2. Offer Statistics and Expected Timetable

Not applicable.

Item 3. Key Information

SELECTED FINANCIAL DATA

The selected consolidated statements of comprehensive income data and cash flow data for the years ended December 31, 2014, 2015 and 2016, and the selected consolidated balance sheet data as of December 31, 2015 and 2016 set forth below are derived from our audited consolidated financial statements included in this annual report and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements, including the notes thereto. The selected consolidated statements of comprehensive income data and cash flow data for the year ended December 31, 2012 and 2013 and the selected consolidated balance sheet data as of December 31, 2012 and 2013 set forth below are derived from our audited consolidated financial statements not included herein.

Our consolidated financial statements have been prepared and presented in accordance with IFRS. Until and including our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2012, we prepared our consolidated financial statements in accordance with ROC GAAP with reconciliations to U.S. GAAP.

We adopted IFRS for certain filings with the SEC, starting from the filing of our annual report on Form 20-F for the year ended December 31, 2013. Historical financial results as of and for the year ended December 31, 2012 included herein have been adjusted and presented in accordance with IFRS, which differs from the results included in our annual report on Form 20-F for the year ended December 31, 2012. Meanwhile, as required by the FSC, we adopted Taiwan-IFRS for reporting of our annual and interim consolidated financial statements in the ROC beginning on January 1, 2013. Taiwan-IFRS differs from IFRS in certain respects, including, but not limited to the extent that any new or amended standards or interpretations applicable under IFRS may not be timely endorsed by the FSC.

Following our adoption of IFRS for SEC filing purposes, pursuant to the rule amendments adopted by the SEC that became effective on March 4, 2008, we were no longer required to reconcile our consolidated financial statements with U.S. GAAP.

D-1-6

	As of and for the Year Ended December 31,
IFRS	2012	2013	2014	2015 (Retrospectively Adjusted)	2016
	NT$	NT$	NT$	NT$	NT$	US$
	(in millions, except earnings per share and per ADS data)
Statement of Comprehensive Income Data:
Operating revenues	193,972.4	219,862.4	256,591.4	283,302.5	274,884.1	8,484.1
Operating costs	(157,342.7)	(177,040.4)	(203,002.9)	(233,167.3)	(221,689.9)	(6,842.3)
Gross profit	36,629.7	42,822.0	53,588.5	50,135.2	53,194.2	1,641.8
Operating expenses	(18,922.6)	(20,760.4)	(23,942.7)	(25,250.6)	(26,485.7)	(817.5)
Other operating income and expenses, net	83.2	(1,348.2)	228.7	(251.5)	(800.3)	(24.7)
Profit from operations	17,790.3	20,713.4	29,874.5	24,633.1	25,908.2	799.6
Non-operating income (expense), net(1)	(1,181.6)	(1,343.6)	(1,339.4)	378.7	2,116.9	65.4
Profit before income tax	16,608.7	19,369.8	28,535.1	25,011.8	28,025.1	865.0
Income tax expense	(2,960.4)	(3,499.6)	(5,666.0)	(4,311.1)	(5,390.8)	(166.4)
Profit for the year	13,648.3	15,870.2	22,869.1	20,700.7	22,634.3	698.6
Attributable to
Owners of the Company	13,191.6	15,404.5	22,228.6	19,732.1	21,361.6	659.3
Non-controlling interests	456.7	465.7	640.5	968.6	1,272.7	39.3
	13,648.3	15,870.2	22,869.1	20,700.7	22,634.3	698.6
Other comprehensive income (loss), net of income tax	(3,830.7)	3,233.3	5,504.4	(147.5)	(7,959.3)	(245.7)
Total comprehensive income for the year	9,817.6	19,103.5	28,373.5	20,553.2	14,675.0	452.9
Attributable to
Owners of the Company	9,420.4	18,509.6	27,394.3	19,659.1	13,994.1	431.9
Non-controlling interests	397.2	593.9	979.2	894.1	680.9	21.0
	9,817.6	19,103.5	28,373.5	20,553.2	14,675.0	452.9
Earnings per common share(1) (2):
Basic	1.77	2.05	2.89	2.58	2.79	0.09
Diluted	1.73	1.99	2.79	2.48	2.33	0.07
Dividends per common share(3)	2.05	1.05	1.29	2.00	1.60	0.05
Earnings per equivalent ADS(1) (2):
Basic	8.86	10.26	14.46	12.89	13.94	0.43
Diluted	8.65	9.96	13.93	12.38	11.67	0.36
Number of common shares(4):
Basic	7,445.5	7,508.5	7,687.9	7,652.8	7,662.9	7,662.9
Diluted	7,568.2	7,747.6	8,220.7	8,250.1	8,284.1	8,284.1
Number of equivalent ADSs
Basic	1,489.1	1,501.7	1,537.6	1,530.6	1,532.6	1,532.6
Diluted	1,513.6	1,549.5	1,644.1	1,650.0	1,656.8	1,656.8
Balance Sheet Data:
Current assets	97,495.6	132,176.5	159,955.2	156,732.8	142,789.7	4,407.1
Investments - non-current(1)(5)	2,267.8	2,345.5	2,409.3	38,046.6	50,861.3	1,569.8
Property, plant and equipment, net	127,197.8	131,497.3	151,587.1	149,997.1	143,880.2	4,440.7
Intangible assets	12,361.3	11,953.6	11,913.3	11,888.6	12,119.9	374.1
Long-term prepayment for lease	4,164.1	4,072.3	2,586.0	2,556.2	2,237.0	69.0
Others(6)	4,236.0	4,676.9	5,267.9	5,765.6	6,063.1	187.2
Total assets(1)	247,722.6	286,722.1	333,718.8	364,986.9	357,951.2	11,047.9
Short-term debts(7)	36,884.9	44,618.2	41,176.0	36,983.4	20,955.5	646.8
Current portion of long-term debts	3,213.8	6,016.5	2,835.5	16,843.3	16,341.1	504.3
Long-term debts(8)	44,591.7	50,166.5	55,375.8	66,535.1	74,354.9	2,294.9
Other liabilities(9)	53,211.8	60,176.9	78,640.1	78,700.1	79,437.9	2,451.8
Total liabilities	137,902.2	160,978.1	178,027.4	199,061.9	191,089.4	5,897.8
Share capital	76,047.7	78,180.3	78,715.2	79,185.7	79,568.0	2,455.8
Non-controlling interests	3,505.7	4,128.4	8,209.9	11,492.5	11,984.0	369.9
Equity attributable to owners of the Company(1)	106,314.7	121,615.6	147,481.5	154,432.4	154,877.8	4,780.2
Cash Flow Data:
Capital expenditures	(39,029.5)	(29,142.7)	(39,599.0)	(30,280.1)	(26,714.2)	(824.5)
Depreciation and amortization	23,435.9	25,470.9	26,350.8	29,518.7	29,422.3	908.1
Net cash inflow from operating activities	33,038.0	41,296.0	45,863.5	57,548.3	52,107.9	1,608.3
Net cash outflow from investing activities	(43,817.8)	(29,925.8)	(38,817.9)	(63,351.4)	(43,159.5)	(1,332.1)
Net cash inflow (outflow) from financing activities	8,455.8	12,794.9	(2,797.0)	8,636.3	(21,087.0)	(650.8)
Segment Data:
Operating revenues:
Packaging	104,298.3	112,603.9	121,336.5	116,607.3	125,282.8	3,866.8
Testing	22,657.0	24,732.2	25,874.7	25,191.9	27,031.8	834.3
Electronic manufacturing services	62,747.7	78,530.6	105,784.4	138,242.1	115,395.1	3,561.6
Others	4,269.4	3,995.7	3,595.8	3,261.2	7,174.4	221.4
Gross profit:
Packaging	19,812.5	23,673.7	33,040.2	30,348.5	28,524.5	880.4
Testing	7,601.0	9,079.4	9,632.0	9,025.7	9,980.6	308.0
Electronic manufacturing services	7,241.3	8,054.3	9,118.9	9,433.4	11,234.8	346.8
Others	1,974.9	2,014.6	1,797.4	1,327.6	3,454.3	106.6

D-1-7

(1)	We have completed the identification of difference between the cost of the investment and our share of the net fair value of SPIL’s identifiable assets and liabilities in September 2016. Therefore, we retrospectively adjusted the comparative financial statement for the year ended December 31, 2015, which differs from the results included in our annual report on Form 20-F for the year ended December 31, 2015. The retrospective adjustments resulted in a decrease of NT$281.4 million to the investments accounted for using the equity method on the consolidated balance sheet as of December 31, 2015 and share of profit of associates on the consolidated statement of comprehensive income for the year ended December 31, 2015. See Note 13 to our audited consolidated financial statement included in this annual report for more information.

(2)	The denominators for diluted earnings per common share and diluted earnings per equivalent ADS are calculated to account for the potential diluted factors, such as the exercise of options and conversion of our convertible bonds into our common shares.

(3)	Dividends per common share issued as a cash dividend, a stock dividend and distribution from capital surplus.

(4)	Represents the weighted average number of shares after retroactive adjustments to give effect to stock dividends. Common shares held by consolidated subsidiaries are classified as “treasury stock,” and are deducted from the number of common shares outstanding.

(5)	Including available-for-sale financial assets — non-current and investments accounted for using the equity method.

(6)	Including deferred tax assets, other financial assets — non-current and other non-current assets.

(7)	Including short-term bank loans and short-term bills payable.

(8)	Including bonds payable, long-term borrowings (consisted of bank loans and bills payable) and capital lease obligations.

(9)	Including (x) current liabilities other than short-term debts and current portion of long-term debts and (y) non-current liabilities other than long-term debts.

Exchange Rates

Fluctuations in the exchange rate between NT dollars and U.S. dollars will affect the U.S. dollar equivalent of the NT dollar price of our common shares on the TWSE and, as a result, will likely affect the market price of the ADSs. Fluctuations will also affect the U.S. dollar conversion by the depositary under our ADS deposit agreement referred to below of cash dividends paid in NT dollars on, and the NT dollar proceeds received by the depositary from any sale of, common shares represented by ADSs, in each case, according to the terms of the deposit agreement dated September 29, 2000 and as amended and supplemented from time to time among us, Citibank N.A., as depositary, and the holders and beneficial owners from time to time of the ADSs, which we refer to as the deposit agreement.

D-1-8

The following table sets forth, for the periods indicated, information concerning the number of NT dollars for which one U.S. dollar could be exchanged. The exchange rates reflect the exchange rates set forth in the H.10 statistical release of the Federal Reserve Board.

	Exchange Rate
	Average(1)	High	Low	Period End
2012	29.47	30.28	28.96	29.05
2013	29.73	30.20	28.93	29.83
2014	30.38	31.80	29.85	31.60
2015	31.80	33.17	30.37	32.79
2016
October	31.59	31.79	31.36	31.54
November	31.75	32.01	31.41	31.92
December	32.00	32.42	31.72	32.40
2017
January	31.65	32.37	31.19	31.19
February	30.85	31.17	30.61	30.64
March	30.65	31.03	30.14	30.38
April (through April 14, 2017)	30.47	30.63	30.31	30.31

(1)	Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages were calculated by using the average of the daily rates during the relevant month.

On April 14, 2017, the exchange rate as set forth in the H.10 weekly statistical release by the Federal Reserve Board was NT$30.31=US$1.00.

CAPITALIZATION AND INDEBTEDNESS

Not applicable.

REASON FOR THE OFFER AND USE OF PROCEEDS

Not applicable.

RISK FACTORS

Risks Relating to Our Business

Since we are dependent on the highly cyclical semiconductor and electronics industries and conditions in the markets for the end-use applications of our products, our revenues and net income may fluctuate significantly.

Our business is affected by market conditions in the highly cyclical semiconductor and electronics industries. Most of our customers operate in this industry, and variations in order levels from our customers and service fee rates may result in volatility in our revenues and net income. From time to time, the semiconductor and electronics industries have experienced significant, and sometimes prolonged, downturns. As our business is, and will continue to be, dependent on the requirements for independent packaging, testing and electronic manufacturing services, any future downturn in the industry would reduce demand for our services. For example, in the fourth quarter of 2008, the global economic crisis resulted in a significant deterioration in demand for our customers’ products, which in turn affected demand for our services and adversely affected our operating results. Although demand has recovered, we expect there to be continued downward pressure on our average selling prices and continued volatility with respect to our sales volumes in the future. If we cannot reduce our costs or adjust our product mix to sufficiently offset any decline in sales volumes, our profitability will suffer, and we may incur losses.

Market conditions in the semiconductor and electronics industries depend to a large degree on conditions in the markets for the end-use applications of various products, such as communications, computing and consumer electronics products. Any deterioration of conditions in the markets for the end-use applications would reduce demand for our services, and would likely have a material adverse effect on our financial condition and results of operations. In 2016, approximately 52.2%,11.5% and 36.3% of our operating revenues from packaging and testing were attributed to the packaging and testing of semiconductors used in communications, computing and consumer electronics/industrial/automotive/other applications, respectively. In the same year, approximately 50.6%,16.9%, 18.4%, 7.2% and 6.0% of our operating revenues from electronic manufacturing services were attributed to the communications, computing, consumer electronics applications, industrial and automotive applications, respectively. Across end-use applications, our customers face intense competition and significant shifts in demand, which could put pricing pressure on our services and may adversely affect our revenues and net income.

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A reversal or slowdown in the outsourcing trend for semiconductor packaging and testing services and electronic manufacturing services could adversely affect our growth prospects and profitability.

Semiconductor manufacturers that have their own in-house packaging and testing capabilities, known as integrated device manufacturers and original equipment manufacturers, have increasingly outsourced stages of the production process, including packaging, testing, electronic manufacturing and assembly, to independent companies in order to reduce costs, eliminate product complexity and meet fast-to-market requirements. In addition, the availability of advanced independent semiconductor manufacturing services has also enabled the growth of so-called “fabless” semiconductor companies that focus exclusively on design and marketing and outsource their manufacturing, packaging and testing requirements to independent companies. We cannot assure you that these manufacturers and companies will continue to outsource their packaging, testing and manufacturing requirements to third parties like us. Furthermore, during an economic downturn, these integrated device manufacturers typically rely more on their own in-house packaging and testing capabilities, therefore decreasing their need to outsource. A reversal of, or a slowdown in, this outsourcing trend could result in reduced demand for our services and adversely affect our growth prospects and profitability.

Any global economic downturn could adversely affect the demand for our products and services, and a protracted global economic crisis would have a material adverse effect on us.

The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and it is facing new challenges, including a European sovereign debt crisis that began in 2011, a referendum in the United Kingdom in June 2016, in which the majority of voters voted in favor of an exit from the European Union (“Brexit”), and continuing high unemployment rates in much of the world. It is unclear what the long-term impact of the European sovereign debt crisis will be and uncertainty remains over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies. There are also increased uncertainty in the wake of Brexit, which has resulted in downgrade of the credit ratings of the United Kingdom and an increase in volatility in the global financial markets. Any economic downturn or crisis may cause our customers to do the following:

•	cancel or reduce planned expenditures for our products and services;

•	seek to lower their costs by renegotiating their contracts with us;

•	consolidate the number of suppliers they use, which may result in our loss of customers; and

•	switch to lower-priced products or services provided by our competitors.

Any uncertainty or significant volatility in global economic conditions may also make it difficult for our customers to accurately forecast and plan future business activities and may have a material adverse effect on us.

If we are unable to compete favorably in the highly competitive markets of semiconductor packaging and testing and electronic manufacturing services, our revenues and net income may decrease.

The markets of semiconductor packaging and testing and electronic manufacturing services are very competitive. We face competition from a number of sources, including other independent semiconductor packaging and testing companies, integrated device manufacturers, and other electronic manufacturing services providers with large-scale manufacturing capabilities who can quickly react to market changes. We believe that the principal competitive factors in our industry are:

•	technological expertise;

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•	the ability to provide total solutions to our customers, including integrated design, manufacturing, packaging and testing and electronic manufacturing services;

•	ability to offer interconnect technologies at an optimal scale for our businesses;

•	range of package types and testing platforms available;

•	the ability to work closely with our customers at the product development stage;

•	responsiveness and flexibility;

•	fast-to-market product development;

•	capacity;

•	diversity in facility locations;

•	production yield; and

•	price.

We face increasing competition, as most of our customers obtain services from more than one source. Rapid technological advances and aggressive pricing strategies by our competitors may continue to increase competition. Our ability to compete depends on factors both within and outside of our control and may be constrained by the distinct characteristics and production requirements of individual products. We cannot assure you that we will be able to continue to improve production efficiency and maintain reasonable profit for all of our products.

In addition, some of our competitors may have superior financial, marketing, manufacturing, research and development and technological resources than we do. For example, the central government of the PRC as well as provincial and municipal governments have provided various incentives to domestic companies in the semiconductor industry, including major semiconductor testing and packaging providers, such as Jiangsu Changjiang Electronics Technology Co., Ltd. Similarly, our customers may face competition from their competitors in the PRC, and such competitors may also receive significant subsidies from the PRC government. As we are downstream suppliers, the impact of such government policies on competition and price pressure of our customers may negatively impact our own business. Increasing competition may lead to declines in product prices and profitability and could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Our profitability depends on our ability to respond to rapid technological changes in the semiconductor industry.

The semiconductor industry is characterized by rapid increases in the diversity and complexity of semiconductors. As a result, we expect that we will need to constantly offer more sophisticated packaging and testing technologies and processes in order to respond to competitive industry conditions and customer requirements. We have successfully combined our packaging, testing and materials technologies with the expertise of electronic manufacturing services at the systems level to develop our SiP business. Success of a new product depends on a number of factors such as product acceptance by the market. New products are developed in anticipation of future demand. We cannot assure you that the launch of any new product will be successful, or that we will be able to produce sufficient quantities of these products to meet market demand. If we fail to develop, or obtain access to, advances in packaging or testing technologies or processes, we may become less competitive and less profitable. In addition, advances in technology typically lead to declining average selling prices for semiconductors packaged or tested with older technologies or processes. As a result, if we cannot reduce the costs associated with our services, the profitability of a given service and our overall profitability may decrease over time.

Our operating results are subject to significant fluctuations, which could adversely affect the market value of your investment.

Our operating results have varied significantly from period to period and may continue to vary in the future. Downward fluctuations in our operating results may result in decreases in the market price of our common shares and the ADSs. Among the more important factors affecting our quarterly and annual operating results are the following:

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•	changes in general economic and business conditions, particularly the cyclical nature of the semiconductor and electronics industries and the markets served by our customers;

•	our ability to quickly adjust to unanticipated declines or shortfalls in demand and market prices;

•	changes in prices for our products or services;

•	volume of orders relative to our packaging, testing and manufacturing capacity;

•	changes in costs and availability of raw materials, equipment and labor;

•	our ability to obtain or develop substitute raw materials with lower cost;

•	our ability to successfully develop or market new products or services;

•	our ability to successfully manage product mix in response to changes in market demand and differences in margin associated with different products;

•	timing of capital expenditures in anticipation of future orders;

•	our ability to acquire or design and produce cost-competitive interconnect materials, and provide integrated solutions for electronic manufacturing services;

•	fluctuations in the exchange rate between the NT dollar or RMB and foreign currencies, especially the U.S. dollar; and

•	typhoons, earthquakes, drought, epidemics, tsunami and other natural disasters, as well as industrial and other incidents such as fires and power outages.

Due to the factors listed above, our future operating results or growth rates may be below the expectations of research analysts and investors. If so, the market price of our common shares and the ADSs, and thus the market value of your investment, may fall.

Due to our high percentage of fixed costs, we may be unable to maintain our gross margin at past levels if we are unable to achieve relatively high capacity utilization rates.

Our operations, in particular our testing operations, are characterized by relatively high fixed costs. We expect to continue to incur substantial depreciation and other expenses in connection with our acquisitions of equipment and facilities. Our profitability depends not only on the pricing levels for our services or products, but also on utilization rates for our machinery and equipment, commonly referred to as “capacity utilization rates.” In particular, increases or decreases in our capacity utilization rates can significantly affect gross margins since the unit cost generally decreases as fixed costs are allocated over a larger number of units. In periods of low demand, we experience relatively low capacity utilization rates in our operations, which leads to reduced margins. For example, in the fourth quarter of 2008, we experienced lower than anticipated utilization rates in our operations due to a significant decline in worldwide demand for our packaging and testing services, which resulted in reduced margins during that period. Although capacity utilization rates have recovered since 2009, we cannot assure you that we will be able to maintain or surpass our past gross margin levels if we cannot consistently achieve or maintain relatively high capacity utilization rates.

If we are unable to manage our expansion or investments effectively, our growth prospects may be limited and our future profitability and core business operations may be adversely affected.

We have significantly expanded our operations through both organic growth and acquisitions in recent years. For example, we acquired the controlling interest of Universal Scientific in 2010 to expand our product offering scope to electronic manufacturing services; we also entered into a joint venture agreement with TDK Corporation in May 2015 to further expand our business in embedded substrates; furthermore, we entered into the Joint Share Exchange Agreement with SPIL in June 2016 to take advantage of the synergy effect of business combination between SPIL and us. We expect that we will continue to expand our operations in the future. The purpose of our expansion is mainly to provide total solutions to existing customers or to attract new customers and broaden our product range for a variety of end-use applications. However, rapid expansion may place a strain on our managerial, technical, financial, operational and other resources. As a result of our expansion, we have implemented and will continue to implement additional operational and financial controls and hire and train additional personnel. Any failure to manage our growth effectively could lead to inefficiencies and redundancies and result in reduced growth prospects and profitability.

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In addition, we have recently made investments in real estate development businesses mostly in China. The PRC property market is volatile and may experience undersupply or oversupply and property price fluctuations. The central and local governments frequently adjust monetary and other fiscal policies to prevent and curtail the overheating of the economy. Such policies may lead to changes in market conditions, including price instability and imbalance of supply and demand in respect of office, residential, retail, entertainment, cultural and intellectual properties. We may continue to make investments in this area in the future and our diversification in this industry may put pressure on our managerial, financial, operational and other resources. Our exposure to risks related to real estate development may also increase over time as a result of our expansion into such a business. There can be no assurance that our investments in such a business will yield the anticipated returns and that our expansion into such a business, including the resulting diversion of management’s attention, will not adversely affect our core business operations.

We may not be successful in pursuing mergers and acquisitions. Any mergers or acquisitions we make may lead to a diversion of management resources.

Our future success may depend on acquiring businesses and technologies, making investments or forming joint ventures that complement, enhance or expand our current product offerings or otherwise offer us growth opportunities. In pursuing such acquisitions, we may face competition from other companies in the semiconductor industry. Our ability to acquire or invest in suitable targets may be limited by applicable laws and regulations in Taiwan, the United States and other jurisdictions where we do business. Even if we are successful in making such acquisitions or investments, we may have to expend substantial amounts of cash, incur debt, assume loss-making divisions and incur other types of expenses. We may also face challenges in successfully integrating any acquired companies into our existing organization or in creating the anticipated cost synergies. Each of these risks could have a material adverse effect on our business, financial condition and results of operations.

The financial performance of our equity method investments could adversely affect our results of operations.

As part of our business strategy, we have and may continue to pursue acquisitions of businesses and assets, strategic alliances and joint ventures. We currently have equity investments in certain entities and the accounting treatment applied for these investments varies depending on a number of factors, including, but not limited to, our percentage ownership and the level of influence we have over the relevant entity. Any losses experienced by these entities could adversely affect our results of operations and the value of our investment. In addition, if these entities were to fail and cease operations, we may lose the entire value of our investment and the stream of any shared profits.

For example, on September 22, 2015, upon the expiration of the Initial SPIL Tender Offer period, we acquired 779,000,000 common shares (including those represented by American depositary shares) of SPIL through the Initial SPIL Tender Offer. We subsequently acquired an additional 258,300,000 common shares of SPIL (including those represented by American depositary shares) through open market purchases in March and April 2016. As of April 21, 2017, we beneficially own 1,037,300,000 common shares of SPIL (calculated as the sum of 988,847,740 common shares of SPIL and 48,452,260 common shares of SPIL underlying 9,690,452 American depositary shares of SPIL), representing 33.29% of the issued and outstanding share capital of SPIL (calculated based on 3,116,361,139 common shares of SPIL (including those represented by American depositary shares) outstanding as of March 31, 2017 as reported in SPIL’s annual report on Form 20-F for the year ended December 31, 2016). See “Item 4. Information on the Company— History and Development of the Company—Acquisition of Common Shares and American Depositary Shares of SPIL.” Although we are currently a 33.29% shareholder of SPIL, we currently do not control SPIL and do not have the power to direct SPIL or its management. As the investment in SPIL is accounted for using the equity method, to the extent that SPIL has net losses, our financial results will be adversely affected to the extent of our pro rata portion of these losses. In addition, as we currently do not control SPIL and do not have the power to direct SPIL or its management, we do not have access to SPIL’s books and records and may not be able to obtain SPIL’s financial information on a timely basis. SPIL’s reporting time for its financial statements may affect our ability to timely report our own financial statements or meet scheduled announcements for earnings releases.

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There can be no assurance that we will be able to maintain or enhance the value or performance of our investee companies or that we will achieve the returns or benefits sought from such investments. If our interests differ from those of other investors in our investee companies, we may not be able to enjoy synergies with the investee and it may adversely affect our financial results or financial condition.

We may not be successful in our acquisition of 100% of SPIL shares not otherwise owned by us.

On September 22, 2015, upon the expiration of the Initial SPIL Tender Offer period, we acquired 779,000,000 common shares (including those represented by American depositary shares) of SPIL through the Initial SPIL Tender Offer. In December 2015, following an announcement by SPIL that it plans to issue 1,033 million shares, if approved by SPIL shareholders, to a third party pursuant to a share placement agreement, we submitted a written proposal to SPIL’s Board proposing to acquire all SPIL shares not otherwise owned by ASE, contingent upon the termination of the share purchase agreement, and later launched the Second SPIL Tender Offer on December 29, 2015 to offer to purchase up to 770,000,000 common shares of SPIL (including those represented by American depositary shares). On March 17, 2016, we announced that the Second SPIL Tender Offer was unsuccessful because the Taiwan Fair Trade Commission (the “TFTC”) did not render its decision before the expiration of the Second SPIL Tender Offer. The TFTC subsequently suspended its review on March 23, 2016. Notwithstanding the failure of the Second SPIL Tender Offer, we continued to seek control of SPIL, with the purpose of effecting an acquisition of 100% of the common shares and American depositary shares of SPIL. Under the Joint Share Exchange Agreement, a holding company in Taiwan will be established that would hold 100% of the equity interests of both ASE and SPIL such that ASE and SPIL would be wholly owned subsidiaries of such holding company, which would maintain all current operations of ASE and SPIL in Taiwan. See “Item 4. Information on the Company— History and Development of the Company—Acquisition of Common Shares and American Depositary Shares of SPIL.”

The successful consummation of the SPIL Acquisition is subject to a number of factors, including, among other things, obtaining all necessary antitrust or other regulatory approvals in Taiwan, the United States, the PRC and other jurisdictions where we do business. Although we have obtained regulatory approvals in Taiwan, in the event these conditions cannot be satisfied, we may re-evaluate our interest in SPIL and may consider, among other legally permissible alternatives, to dispose our SPIL shares at a loss, which may significantly affect our financial position. Notwithstanding the above, even if we are successful in consummating the SPIL Acquisition, we may face challenges in successfully integrating SPIL into our existing organization or in realizing anticipated benefits and cost synergies. Each of these risks could have a material adverse effect on our business and operations, including our relationship with customers, suppliers, employees and other constituencies, or otherwise adversely affect our financial condition and results of operations.

There may be risks associated with the proposed holding company structure of SPIL Acquisition.

We entered into the Joint Share Exchange Agreement with SPIL in June 2016, pursuant to which ASE Holding, a holding company in Taiwan, will hold 100% of the equity interests in both ASE and SPIL such that ASE and SPIL will become wholly owned subsidiaries of ASE Holding. The proposed holding company will maintain all current operations of ASE and SPIL in Taiwan. The common shares of ASE and SPIL will be delisted from the TWSE. The ADSs of ASE and SPIL will be delisted from NYSE and NASDAQ, respectively, and will become eligible for deregistration under the Exchange Act. Subsequently, the common shares of ASE Holding will be listed on the TWSE, and the ADSs of ASE Holding will be listed on the NYSE. The implementation of such corporate structure restructuring plan may require approvals from relevant regulators and may result in unforeseen contingent risks, including increase in tax liabilities or trading discounts relating to a holding company discount that may become apparent in the future.

The packaging and testing businesses are capital intensive. If we cannot obtain additional capital when we need it, our growth prospects and future profitability may be adversely affected.

The packaging and testing business is capital intensive. We will need capital to fund the expansion of our facilities as well as fund our research and development activities in order to remain competitive. We believe that our existing cash, marketable securities, expected cash flow from operations and existing credit lines under our loan facilities will be sufficient to meet our capital expenditures, working capital, cash obligations under our existing debt and lease arrangements, and other requirements for at least the next twelve months. However, future capacity expansions or market or other developments may cause us to require additional funds. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including:

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•	our future financial condition, results of operations and cash flows;

•	general market conditions for financing activities by semiconductor or electronics companies; and

•	economic, political and other conditions in Taiwan and elsewhere.

If we are unable to obtain funding in a timely manner or on acceptable terms, our results of operations and financial conditions may be materially and adversely affected.

Restrictive covenants and broad default provisions in our existing debt agreements may materially restrict our operations as well as adversely affect our liquidity, financial condition and results of operations.

We are a party to numerous loans and other agreements relating to the incurrence of debt, many of which include restrictive covenants and broad default provisions. In general, covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, other than in connection with restructurings of consolidated entities, and encumber or dispose of assets. In addition, any global economic deterioration or ineffective expansion may cause us to incur significant net losses or force us to assume considerable liabilities. We cannot assure you that we will be able to remain in compliance with our financial covenants, which, as a result, may lead to a default. This may thereby restrict our ability to access unutilized credit facilities or the global capital markets to meet our liquidity needs. Furthermore, a default under one agreement by us or one of our subsidiaries may also trigger cross-defaults under our other agreements. In the event of default, we may not be able to cure the default or obtain a waiver on a timely basis. An event of default under any agreement timely governing our existing or future debt, if not cured or waived, could have a material adverse effect on our liquidity, financial condition and results of operations.

We have on occasion failed to comply with certain financial covenants in some of our loan agreements. Such non-compliance may also have, through broadly worded cross-default provisions, resulted in default under some of the agreements governing our other existing debt. For example, we failed to comply with certain financial covenants in some of our loan agreements as a result of our acquisition of the controlling interest of Universal Scientific in February 2010, for which we have timely obtained waivers from our counterparties. If we are unable to timely remedy any of our non-compliance under such loan agreements or obtain applicable waivers or amendments, we would breach our financial covenants and our financial condition would be adversely affected. As of December 31, 2016, we were not in breach of any of the financial covenants under our existing loan agreements, although we cannot provide any assurance that we will not breach any of such financial covenants in the future.

We depend on select personnel and could be affected by the loss of their services.

We depend on the continued service of our executive officers and skilled technical personnel. Our business could suffer if we lose the services of any of these personnel and cannot adequately replace them. Although some of these management personnel have entered into employment agreements with us, they may nevertheless leave before the expiration of these agreements. We are not insured against the loss of the services of any of our personnel. In addition, these proceedings may divert these and other employees’ attention from our business operations.

In addition, we may be required to increase substantially the number of these employees in connection with our expansion plans, and there is intense competition for their services in this industry. We may not be able to either retain our present personnel or attract additional qualified personnel as and when needed. In addition, we may need to increase employee compensation levels in order to attract and retain our existing officers and employees and the additional personnel that we expect to require. Furthermore, a portion of the workforce at our facilities in Taiwan are foreign workers employed under work permits, which are subject to government regulations on renewal and other terms. Consequently, our business could also suffer if the Taiwan regulations relating to the employment of foreign workers were to become significantly more restrictive or if we are otherwise unable to attract or retain these workers at a reasonable cost.

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If we are unable to obtain additional packaging and testing equipment or facilities in a timely manner and at a reasonable cost, our competitiveness and future profitability may be adversely affected.

The semiconductor packaging and testing businesses are capital intensive and require significant investment in expensive equipment manufactured by a limited number of suppliers. The market for semiconductor packaging and testing equipment is characterized, from time to time, by intense demand, limited supply and long delivery cycles. Our operations and expansion plans depend on our ability to obtain a significant amount of such equipment from a limited number of suppliers. From time to time we have also leased certain equipment. We have no binding supply agreements with any of our suppliers and acquire our packaging and testing equipment on a purchase order basis, which exposes us to changing market conditions and other substantial risks. For example, shortages of capital equipment could result in an increase in the price of equipment and longer delivery times. Semiconductor packaging and testing also require us to operate sizeable facilities. If we are unable to obtain equipment or facilities in a timely manner, we may be unable to fulfill our customers’ orders, which could adversely affect our growth prospects as well as financial condition and results of operations. See “Item 4. Information on the Company—Business Overview—Equipment.”

Fluctuations in exchange rates could result in foreign exchange losses.

Currently, the majority of our revenues are denominated in U.S. dollars, with a portion denominated in NT dollars and Japanese yen. Our operating costs and operating expenses, on the other hand, are incurred in several currencies, primarily NT dollars, U.S. dollars, RMB, Japanese yen, Korean won, as well as, to a lesser extent, Singapore dollars and Malaysian ringgit. In addition, a substantial portion of our capital expenditures, primarily for the purchase of packaging and testing equipment, has been, and is expected to continue to be, denominated in U.S. dollars, with the remainder in Japanese yen. Fluctuations in exchange rates, primarily among the U.S. dollar against the NT dollar, the Japanese yen and RMB, will affect our costs and operating margins. In addition, these fluctuations could result in exchange losses and increased costs in NT dollar and other local currency terms. Despite hedging and mitigating techniques implemented by us, fluctuations in exchange rates have affected, and may continue to affect, our financial condition and results of operations. We recognized net foreign exchange losses of NT$1,222.0 million and NT$713.2 million in 2014 and 2015, respectively, and net foreign exchange gains of NT$1,928.4 million (US$59.5 million) in 2016. We cannot assure you that we will achieve foreign exchange gains in the future. See “Item 11. Quantitative and Qualitative Disclosures about Market Risk—Market Risk—Foreign Currency Exchange Rate Risk.”

The loss of a large customer or disruption of our strategic alliance or other commercial arrangements with semiconductor foundries and providers of other complementary semiconductor manufacturing services may result in a decline in our revenues and profitability.

Although we have a large customer base, we have derived and expect to continue to derive a large portion of our revenues from a small group of customers during any particular period due in part to the concentration of market share in the semiconductor and electronics industries. Our five largest customers together accounted for approximately 40.3%, 48.2% and 42.0% of our operating revenues in 2014, 2015 and 2016, respectively. One customer accounted for more than 10.0% of our operating revenues in 2014, 2015 and 2016. The demand for our services from a customer is directly dependent upon that customer’s level of business activity, which could vary significantly from year to year. Our key customers typically operate in the cyclical semiconductor and electronic business and, in the past, have varied, and may vary in the future, order levels significantly from period to period. Some of these companies are relatively small, have limited operating histories and financial resources, and are highly exposed to the cyclicality of the industry. We cannot assure you that these customers or any other customers will continue to place orders with us in the future at the same levels as in past periods. The loss of one or more of our significant customers, or reduced orders by any one of them, and our inability to replace these customers or make up for such orders, could adversely affect our revenues and profitability. In addition, we have in the past reduced, and may in the future be requested to reduce, our prices to limit the level of order cancellations. Any price reduction would likely reduce our margins and profitability.

Since 1997, we have maintained a strategic alliance with Taiwan Semiconductor Manufacturing Company Limited, or TSMC, one of the world’s largest dedicated semiconductor foundries. TSMC designates us as their non-exclusive preferred provider of packaging and testing services for semiconductors manufactured by TSMC. In addition, we entered into a joint venture agreement with TDK Corporation in May 2015 to further expand our business in embedded substrates. Such strategic alliances, as well as our other commercial arrangements with providers of other complementary semiconductor manufacturing services, enable us to offer total semiconductor manufacturing solutions to our customers. These strategic alliances and other commercial arrangements may not achieve their anticipated commercial benefits and may be terminated at any time. Any failure in successfully maintaining such alliances, any termination of such alliances or our failure to enter into substantially similar strategic alliances or commercial arrangements may adversely affect our competitiveness and our revenues and profitability.

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We rely on a limited number of key customers in certain products for our revenues, and our results of operations may be adversely affected by a reduction of business from our key customers.

Our results of operations also depends on the performance and business of our key customers. Accordingly, risks that could seriously harm our key customers could harm us as well, including:

•	loss of market share for our key customers’ products;

•	recession in our key customers’ markets;

•	failure of their products to gain wide-spread commercial acceptance; and

•	our key customers’ inability to manage their operations efficiently and effectively.

The launch and market acceptance of our individual key customers’ products could significantly impact our product and customer mix, resulting in significant volatility in the demand for the solutions we offer and our results of operations. It is also possible that a key customer’s market share with respect to its product may decline as its competitors introduce new products, which could adversely affect our results of operations, particularly if we are unable to sell our solutions to such competitors. Furthermore, sales of our key customers’ products are subject to seasonal fluctuation.

Our revenues and profitability may decline if we are unable to obtain adequate supplies of raw materials in a timely manner and at a reasonable price.

Our operations, such as packaging operations, substrate operations and electronic manufacturing services, require that we obtain adequate supplies of raw materials on a timely basis. Shortages in the supply of raw materials have in the past resulted in occasional price increases and delivery delays. In addition, the operations of some of our suppliers are vulnerable to natural disasters, such as earthquakes and typhoons, the occurrences of which may deteriorate and prolong the shortage or increase the uncertainty of the supply of raw materials. For example, on March 11, 2011, a major earthquake occurred off the coast of Japan resulting in a large tsunami and radiation leak at the Fukushima nuclear power plant. We experienced a disruption to the supply of raw materials from Japan for about three to four weeks due to the fear of radiation contamination and the reduction or postponement in production by some of our Japanese suppliers. Although the purchase of supplies from Japan has been restored to the previous level, we cannot assure you that we will not suffer long-term from the impact of the earthquake and the tsunami. In addition, further earthquakes, aftershocks thereof or other disasters in Japan or other regions in which we operate may cause a decline in our sales. Any of the above events or developments may have a material adverse effect on our business, results of operations and financial condition.

Raw materials such as IC substrates are prone to supply shortages since such materials are produced by a limited number of suppliers, such as Kinsus Interconnect Technology Corporation, Nanya Printed Circuit Board Corporation, Unimicron Technology Corp. and LG Innotek Co., Ltd. Our operations conducted through our wholly owned subsidiaries ASE Electronics and ASE Shanghai have improved our ability to obtain IC substrates on a timely basis and at a reasonable cost. In 2016, our interconnect materials operations supplied approximately 29.7% of our consolidated substrate requirements by value. We do not expect that our internal interconnect materials operations will be able to meet all of our interconnect materials requirements. Consequently, we will remain dependent on market supply and demand for our raw materials. In addition, recent fluctuations in prices of precious metals, such as gold, have also affected the price at which we have been able to purchase the principal raw materials we use in our packaging processes. We cannot guarantee that we will not experience shortages in the near future or that we will be able to obtain adequate supplies of raw materials in a timely manner or at a reasonable price. Our revenues and net income could decline if we are unable to obtain adequate supplies of high quality raw materials in a timely manner or if there are significant increases in the costs of raw materials that we cannot pass on to our customers.

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Regulations related to conflict minerals could adversely affect our business, financial condition and results of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act contains provisions to improve transparency and accountability concerning the supply of certain minerals, known as conflict minerals, which are defined as cassiterite, columbite-tantalite, gold, wolframite or their derivatives and other minerals determined by the U.S. government to be financing conflict in the Democratic Republic of Congo and adjoining countries. As a result, in August 2012 the SEC adopted annual disclosure and reporting requirements for those companies who use conflict minerals in their products. These rules require companies that manufacture or contract to manufacture products for which conflict minerals are necessary to the functionality or production to begin scrutinizing the origin of conflict minerals in their products starting from January 1, 2013, and file a new form, Form SD, containing the conflict minerals disclosure by May 31 for the prior calendar year, beginning May 31, 2014. We filed a specialized disclosure report on Form SD for the years ended December 31, 2013, 2014 and 2015 on May 30, 2014, June 1, 2015 and May 31, 2016, respectively. Pursuant to the SEC rules governing conflict minerals disclosures, we have engaged an independent auditing firm to conduct audits on our due diligence framework to provide a private sector report for our specialized disclosure report on Form SD for the years ended December 31, 2014, 2015 and 2016. As a result, there will be costs associated with complying with these disclosure requirements, including costs for diligence to determine the sources of conflict minerals used in our products and other potential changes to products, processes or sources of supply as a consequence of such verification activities. The implementation of these rules could adversely affect the sourcing, supply and pricing of materials used in our products. As there may be only a limited number of suppliers offering “conflict free” minerals, we cannot be sure that we will be able to obtain necessary “conflict free” minerals from such suppliers in sufficient quantities or at competitive prices. Also, we may face adverse effects to our reputation if we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins for all conflict minerals used in our products through the procedures we may implement.

System security risks, data protection breaches or unexpected system outage or failures could harm our business, financial condition and results of operations.

We rely on the efficient and uninterrupted operation of complex information technology applications, systems and networks to operate our business. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, cyber-attacks, computer viruses, computer denial of service attacks or other attempts to harm our system, and similar events. In recent years, the risks that we face from cyber-attacks have increased significantly. Some of these attacks may originate from well-organized, highly skilled organizations. Although there have not been reported major cyber-attacks against our systems in the recent years, any such attack or system or network disruption could result in a loss of our intellectual property, the release of commercially sensitive information, customer or employee personal data. Failures to protect the privacy of customer and employee confidential data against breaches of network security could result in damage to our reputation.

Furthermore, some of our data centers are located in areas with a high risk of major earthquakes. Our data centers are also subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our data centers could result in loss of production capabilities and lengthy interruptions in our service. Any damage to or failure of our systems could result in interruptions in our service. Interruptions in our service could materially and adversely affect our business, financial condition and results of operations.

Any environmental claims or failure to comply with any present or future environmental regulations, as well as any fire or other industrial accident, may require us to spend additional funds and may materially and adversely affect our financial condition and results of operations.

We are subject to various laws and regulations relating to the use, storage, discharge and disposal of chemical by-products of, and water used in, our packaging and interconnect materials production processes, and the emission of volatile organic compounds and the discharge and disposal of solid industrial wastes from electronic manufacturing services operations. In the recent years, we have been subject to environmental administrative actions and judicial proceedings related to certain wastewater discharge incidents that occurred at our facilities. As a result of these proceedings, we have been subject to monetary fines as well as sanctions, including orders to suspend or limit our operations and criminal charges against us.

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In December 2013, the Kaohsiung City Environmental Protection Bureau ordered us to suspend the operations at our K7 Plant’s wafer-level process where nickel was used for alleged wastewater discharge violations and imposed a NT$110.1 million fine against us. The NT$110.1 million fine was later reduced to NT$109.4 million as ordered by the Kaohsiung City Environmental Protection Bureau. In December 2014, the Kaohsiung City Environmental Protection Bureau lifted the suspension order and approved the full resumption of operations of our K7 Plant after ordering a series of examinations, hearings and trial runs. In September 2015, the fine was further reduced to NT$102.0 million by the Kaohsiung City Environmental Protection Bureau and we received a refund of NT$7.3 million in October 2015. Although our K7 Plant has resumed full operation, we may be subject to other new environmental claims, charges or investigations on our K7 Plant or other facilities that may cause similar or more sever interruptions to our business and operations.

With respect to the NT$102.0 million administrative penalty imposed on us by the Kaohsiung City Environmental Protection Bureau, we appealed to the Kaohsiung High Administrative Court in August 2014 seeking to (i) revoke Kaohsiung City Government’s decision, (ii) lift the administrative penalty imposed on us and (iii) demand a refund of the administrative penalty. On March 22, 2016, the Kaohsiung High Administrative Court revoked Kaohsiung City Government’s decision and lifted the administrative penalty. Our demand for a refund of the fine was dismissed. We appealed to the Supreme Administrative Court on April 14, 2016 against the Kaohsiung High Administrative Court’s unfavorable ruling in dismissing a refund. The outcome of the proceeding cannot be predicted with certainty.

In connection with the same alleged violations at our K7 plant, in October 2014, the Kaohsiung District Court ruled that we were in violation of the ROC Waste Disposal Act and imposed on us a criminal penalty of NT$3.0 million. We appealed the case to the Taiwan High Court Kaohsiung District Branch in November 2014. In September 2015, the Taiwan High Court Kaohsiung District Branch overturned the decision made by Kaohsiung District Court and found the Company not guilty and repealed the criminal penalty imposed on the Company. The verdict was final and not appealable. For additional details of these administrative actions and judicial proceedings related to our K7 Plant see “Item 4. Information on the Company—Business Overview—Environmental Matters,” “Item 4. Information on the Company—Property, Plants and Equipment” and “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings.” Defending against any of these pending or future actions will likely be costly and time-consuming and could significantly divert management’s efforts and resources. Any penalties, fines, damages or settlements made in connection with any criminal, civil, and/or administrative investigations and/or lawsuits may have a material adverse effect on our business, results of operations and future prospects.

We have made, and expect to continue to make, expenditures to maintain strict compliance with such environmental laws and regulations. For example, in order to demonstrate our commitment to environmental protection, in December 2013, our board of directors approved contributions to environmental protection efforts in Taiwan in a total amount of not less than NT$3,000.0 million, to be made in the next 30 years. For the years ended December 31, 2014, 2015 and 2016, we have made contributions in the amount of NT$100.0 million (US$3.1 million) each, respectively, through ASE Cultural and Educational Foundation to fund various environmental projects, and our board of directors have resolved in a resolution in January 2017 to contribute NT$100.0 million (US$3.1 million) through ASE Cultural and Educational Foundation in environmental projects in 2017. The costs of current and future compliance with environmental laws and regulations could require us to acquire costly equipment or to incur other significant expenses that may have a material adverse effect on our financial condition and results of operations.

Negative publicity may adversely affect our brand and reputation, which may result in a material adverse impact on our business, results of operations and prospects and cause fluctuations in the price of our common shares and ADSs.

Any negative publicity may damage our brand and reputation, harm our ability to attract and retain customers and result in a material adverse impact on our results of operations and prospects as well as cause fluctuations in the trading price of our common shares and ADSs. In addition, any change in policy or directions in which we carry out our corporate social responsibility or corporate sustainability activities may also have an adverse effect on our reputation. Furthermore, in recent years, we have experienced and may continue to experience negative publicity in connection with administrative penalties and criminal charges related to alleged violations of environmental regulations and laws. For further details, see “—Any environmental claims or failure to comply with any present or future environmental regulations, as well as any fire or other industrial accident, may require us to spend additional funds and may materially and adversely affect our financial condition and results of operations,” “Item 4. Information on the Company—Business Overview—Environmental Matters,” “Item 4. Information on the Company—Property, Plants and Equipment” and “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings.”

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Climate change and other environmental concerns may negatively affect our business.

There is increasing concern that climate change is occurring and may have dramatic effects on human activity without aggressive remediation steps. A modest change in temperature would result in increased coastal flooding, changing precipitation patterns and increasing risk of extinction for the world’s species. Public expectations for reductions in greenhouse gas emissions could result in increased energy, transportation and raw material costs. Scientific examination of, political attention to and rules and regulations on issues surrounding the existence and extent of climate change may result in an increase in the cost of production due to increase in the prices of energy and introduction of energy or carbon tax. Various regulatory developments have been introduced that focus on restricting or managing emissions of carbon dioxide, methane and other greenhouse gases. Enterprises may need to purchase at higher costs emission credits, new equipment or raw materials with lower carbon footprints. These developments and further legislation that is likely to be enacted could negatively affect our operations. Changes in environmental regulations, such as those on the use of perfluorinated compounds, could increase our production costs, which could adversely affect our results of operation and financial condition.

In addition, more frequent droughts and floods, extreme weather conditions and rising sea levels could occur due to climate change. The impact of such changes could be significant as most of our factories are located in islands including Taiwan, Singapore, Korea and Malaysia. For example, transportation suspension caused by extreme weather conditions could harm the distribution of our products. Similarly, our operations depend upon adequate supplies of water, and extended or serious droughts may affect our ability to obtain adequate supplies of water and threaten our production. We cannot predict the economic impact, if any, of disasters or climate change.

Furthermore, increasing climate change and environmental concerns could affect the results of our operations if any of our customers request that we exceed any standards set for environmentally compliant products and services, or if raw materials and/or products are required to meet strict inspection standards with respect to any radioactive contamination as a result of concerns arising from radiation leaking incidents, such as the radiation leak occurred in March 2011 in Japan. If we are unable to offer products that are in compliance with relevant environmental standards, or such products become less reliable due to the lack of reasonably available alternative technologies, it may harm our results of operations.

We may be subject to intellectual property rights disputes, which could materially adversely affect our business.

Our ability to compete successfully and achieve future growth depends, in part, on our ability to develop and protect our proprietary technologies and to secure on commercially acceptable terms certain technologies that we do not own. We cannot assure you that we will be able to independently develop, obtain patents for, protect or secure from any third party, the technologies required. Our failure to successfully obtain such technology may seriously harm our competitive position.

Our ability to compete successfully also depends, in part, on our ability to operate without infringing the proprietary rights of others. We have no means of knowing what patent applications have been filed in the United States or elsewhere until they are granted or published. In particular, the semiconductor and electronics industries are characterized by frequent litigation regarding patent and other intellectual property rights. It is common for patent owners to assert their patents against semiconductor manufacturers. We have received from time to time communication from third parties asserting patents that cover certain of our technologies and alleging infringement of intellectual property rights of others, and we may continue receiving such communication in the future. In the event that any third party makes a valid claim against us or against our customers, we could be required to:

•	seek to acquire licenses to the infringed technology which may not be available on commercially reasonable terms, if at all;

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•	discontinue using certain process technologies, which could cause us to stop manufacturing certain semiconductors;

•	pay substantial monetary damages; and/or

•	seek to develop non-infringing technologies, which may not be feasible.

Any one of these developments could place substantial financial and administrative burden on us and hinder our business. In February 2006, Tessera filed a suit against us and others alleging patent infringement. In February 2014, ASE Inc. and our U.S. subsidiary, ASE (U.S.) Inc. reached a term sheet agreement with Tessera to fully resolve the remaining legal proceedings between each other, under which we would pay a total of US$30.0 million to Tessera (which was fully recognized by us in the fourth quarter of 2013) and both Tessera and we would dismiss all pending claims against each other. The final settlement agreement was entered into among the parties in October 2014 and the final settlement amount was reduced to US$27.0 million. In October 2014, the United States District Court for the Northern District of California dismissed all claims between Tessera and us. We have fully paid the settlement amount in January 2015 and reversed the settlement amount of US$3.0 million in the fourth quarter of 2014.

Any litigation, whether as plaintiff or defendant and regardless of the outcome, is costly and diverts company resources. Any of the foregoing could harm our competitive position and render us unable to provide some of our services operations.

Our major shareholders may take actions that are not in, or may conflict with, our public shareholders’ best interest.

Members of the Chang family own, directly or indirectly, a significant interest in our outstanding common shares. See “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders.” Accordingly, these shareholders will continue to have the ability to exercise a significant influence over our business, including matters relating to:

•	our management and policies;

•	the timing and distribution of dividends; and

•	the election of our directors.

Members of the Chang family may take actions that you may not agree with or that are not in our or our public shareholders’ best interests.

We are an ROC company and, because the rights of shareholders under ROC law differ from those under U.S. law and the laws of certain other countries, you may have difficulty protecting your shareholder rights.

Our corporate affairs are governed by our Articles of Incorporation and by the laws governing corporations incorporated in the ROC. The rights of shareholders and the responsibilities of management and the members of the board of directors under ROC law are different from those applicable to a corporation incorporated in the United States and certain other countries. As a result, public shareholders of ROC companies may have more difficulty in protecting their interests in connection with actions taken by management or members of the board of directors than they would as public shareholders of a corporation in the United States or certain other countries.

We have made investments in, and are exploring the possibility of expanding our businesses and operations to, or making additional investments in, the PRC, which may expose us to additional political, regulatory, economic and foreign investment risks.

We currently maintain packaging and testing facilities and electronic manufacturing services sites in the PRC. We also made substantial investments in PRC real estate development through our subsidiaries in the PRC. Under PRC laws and regulations, foreign investment projects, such as our subsidiaries, must obtain certain approvals from the relevant governmental authorities in the provinces or special economic zones in which they are located and, in some circumstances, from the relevant authorities in the PRC’s central government. Foreign investment projects must also comply with certain regulatory requirements. However, PRC laws and regulations are often subject to varying interpretations and means of enforcement, and additional approvals from the relevant governmental authorities may be required for the operations of our PRC subsidiaries. If required, we cannot assure you that we will be able to obtain these approvals in a timely manner, if at all. Because the PRC government holds significant discretion in determining matters relating to foreign investment, we cannot assure you that the relevant governmental authorities will not take action that is materially adverse to our PRC operations.

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In addition, the PRC stock market is subject to extreme price and volume fluctuations. We are the controlling shareholder of Universal Scientific Shanghai, which is an entity currently listed on the Shanghai Stock Exchange. The PRC securities markets have recently experienced, and may experience in the future, significant price declines and volatility. Any volatility may have a significant effect on Universal Scientific Shanghai’s share price and may indirectly affect the market price of our common shares and ADSs.

Our global manufacturing and sales activities subject us to risks associated with legal, political, economic or other conditions or developments in various jurisdictions, including in particular the ROC and the PRC, which could negatively affect our business and financial status and therefore the market value of your investment.

Our principal executive office and our principal production facilities are located in the ROC, and a substantial majority of our net revenues are derived from our operations in the ROC and the PRC. In addition, we have operations worldwide and a significant percentage of our revenue comes from sales to locations outside the ROC or the PRC. Operating in the ROC, PRC and other overseas locations exposes us to changes in policies and laws, as well as the general political and economic conditions, security risks, health conditions and possible disruptions in transportation networks, in the various countries in which we operate, which could result in an adverse effect on our business operations in such countries. If any of our global operations are affected by the legal, political, economic or other conditions in the jurisdiction we operate, our results of operations as well as market price and the liquidity of our ADSs and common shares may be materially and adversely affected.

Any impairment charges may have a material adverse effect on our net income.

Under IFRS, we are required to evaluate our assets, such as equipment, goodwill and investments, for possible impairment at least annually or whenever there is an indication of impairment. If certain criteria are met, we are required to record an impairment charge.

With respect to assets, we recognized impairment charges of NT$308.1 million, NT$258.1 million and NT$888.2 million (US$27.4 million) in 2014, 2015 and 2016, respectively, primarily as a result of an impairment charge related to buildings and improvement, and impaired equipment and investment. See “Item 5. Operating and Financial Review and Prospects—Operating Results and Trend Information—Critical Accounting Policies and Estimates—Impairment of Tangible and Intangible Assets Other Than Goodwill,” “Item 5. Operating and Financial Review and Prospects—Operating Results and Trend Information—Critical Accounting Policies and Estimates—Valuation of Investments” and “Item 5. Operating and Financial Review and Prospects—Operating Results and Trend Information—Critical Accounting Policies and Estimates—Goodwill.”

We are unable to estimate the extent and timing of any impairment charges for future years and we cannot give any assurance that impairment charges will not be required in periods subsequent to December 31, 2016. Any impairment charge could have a material adverse effect on our net income. The determination of an impairment charge at any given time is based significantly on our expected results of operations over a number of years in the future. As a result, an impairment charge is more likely to occur during a period in which our operating results and outlook are otherwise already depressed.

Provisions of our outstanding convertible bonds could discourage an acquisition of us by a third party.

In September 2013, we completed the offering of the 2018 Convertible Bonds, and in July 2015, we completed the offering of the 2018 NTD-linked Convertible Bonds. Certain provisions of our convertible bonds could make it more difficult or more expensive for a third party to acquire us. In the event that (1) our common shares cease to be listed on the TWSE; (2) any person or persons acting together acquire control of us if such person or persons do not have, and would not be deemed to have, control of us as of a specified date; (3) we consolidate with or merge into or sell or transfer all or substantially all of our assets to any other person, unless the consolidation, merger, sale or transfer will not result in the other person or persons acquiring control over us or the successor entity; or (4) one or more other persons acquire the legal or beneficial ownership of all or substantially all of our capital stock, holders of these bonds shall have the right to require us to repurchase all or any portion of the principal amount thereof (which is US$200,000 or any integral multiples thereof) of such holder’s bonds. “Control” means the right to appoint and/or remove all or the majority of the members of our board of directors or other governing body, whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of voting rights, contract or otherwise. However, a “change of control” will not be deemed to have occurred (i) solely as a result of the issuance or transfer, with the Company’s corporation, of any preferred shares in the Company’s capital or (ii) if the closing price per common share for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control equals or exceeds 110% of the conversion price in effect on each of those five trading days.

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The accounting treatment for our outstanding convertible bonds, including the treatment for conversion option, redemption option and put option embedded in our outstanding convertible bonds, could have a material effect on our reported financial results.

In September 2013, we completed the offering of the 2018 Convertible Bonds. Since the 2018 Convertible Bonds are denominated in U.S. dollars, which is different from our functional currency under IFRS, we separated the conversion option, redemption option and put option embedded in 2018 Convertible Bonds (collectively, the “Bond Options”) and recognized them as a freestanding derivative at fair value through profit or loss. To determine the fair value of the Bond Options of the 2018 Convertible Bonds, we are subject to a mark-to-market accounting on the Bond Options embedded in the 2018 Convertible Bonds. As a result, if the fair value of our common shares rises, mark to market of the Bond Options would lead to losses in our financial statements. For each reporting period over the term of the convertible bonds, a gain (or loss) will be reported in our consolidated statement of comprehensive income to the extent the fair value of the Bond Options changes from the previous period. Changes in fair value of the Bond Options generated a loss for NT$777.6 million, NT$112.0 million and a gain for NT$1,418.7 million (US$43.8 million) in 2014, 2015 and 2016, respectively. See note 19 to our audited consolidated financial statements included in this annual report.

Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business and results of operations.

We are subject to reporting obligations under the U.S. securities laws. The SEC as required by Section 404 of the Sarbanes-Oxley Act of 2002 adopted rules requiring every public company to include a management report on the effectiveness of such company’s internal control over financial reporting in its annual report. In addition, an independent registered public accounting firm must report on such company’s internal control over financial reporting.

Our management concluded that our internal control over financial reporting was effective as of December 31, 2016 and our independent registered public accounting firm has issued an attestation report concluding that our internal control over financial reporting was effective in all material aspects. As effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important to help prevent fraud, any failure to maintain effective internal control over financial reporting could harm our business and result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our common shares and ADSs. Furthermore, we may need to incur additional costs and use additional management and other resources in an effort to comply with Section 404 of the Sarbanes-Oxley Act and other requirements going forward.

We could potentially face tax uncertainties arising from the decisions, activities, and operations undertaken by us.

There are many business activities that may give rise to tax issues in our daily operations, ranging from procurement, research and development activities, manufacturing to product storage and distribution, among other activities. Additional tax liabilities such as double taxation, inapplicability of tax incentives, tax adjustment and related interest and penalties may arise if all these tax issues are not dealt with properly. The development and evolution of tax laws and regulations present considerable uncertainties in interpretation and enforcement, which could call for more onerous compliance measures and tax audits in the jurisdictions in which we operate. Failure to comply with any change in tax laws could result in unfavorable tax consequences to us and have an adverse impact on our business, financial condition and results of operations.

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Risks Relating to Taiwan, ROC

Strained relations between the ROC and the PRC and disruptions in Taiwan’s political environment caused by domestic political events could negatively affect our business and the market value of your investment.

Our principal executive offices and our principal facilities are located in Taiwan and approximately 52.1%, 46.9% and 48.6% of our operating revenues in 2014, 2015 and 2016, respectively, were derived from our operations in Taiwan. Accordingly, our business and financial condition may be affected by changes in local governmental policies and political and social instability.

The ROC has a unique international political status. The government of the PRC asserts sovereignty over all of China, including Taiwan, and does not recognize the legitimacy of the ROC government. Although significant economic and cultural relations have been established in recent years between the ROC and the PRC, relations have often been strained. Any major change in the Taiwanese political environment, including the outcome of presidential or municipal elections, or potential shifts in government policy, may affect the direction of economic and political developments and negatively impact the economic and political environment in Taiwan. Past developments related to the interaction between the ROC and the PRC, domestic political events or election results have on occasion depressed the market prices of the securities of Taiwanese or Taiwan-related companies, including our own. Relations between the ROC and the PRC and other factors affecting the political or economic conditions in Taiwan could have a material adverse effect on our financial condition and results of operations, as well as the market price and the liquidity of our common shares and ADSs.

Currently, we manufacture interconnect materials in the PRC through our wholly owned subsidiary, ASE Shanghai. We also provide packaging and testing services in the PRC through some of our subsidiaries. In addition, we engage in the PRC in real estate development and the manufacture of computer peripherals and electronic components through our subsidiaries in the PRC. See “Item 4. Information on the Company—Organizational Structure—Our Consolidated Subsidiaries.” In the past, ROC companies, including ourselves, were prohibited from investing in facilities for the packaging and testing of semiconductors in the PRC. Although the prohibitions have been relaxed since February 2010, the ROC government currently still restricts certain types of investments by ROC companies, including ourselves, in the PRC. We do not know when or if such laws and policies governing investment in the PRC will be amended, and we cannot assure you that such ROC investment laws and policies will permit us to make further investments of certain types in the PRC in the future that we consider beneficial to us. Our growth prospects and profitability may be adversely affected if we are restricted from making certain additional investments in the PRC and are not able to fully capitalize on the growth of the semiconductor industry in the PRC.

As a substantial portion of our business and operations is located in Taiwan, we are vulnerable to earthquakes, typhoons, drought and other natural disasters, as well as power outages and other industrial incidents, which could severely disrupt the normal operation of our business and adversely affect our results of operations.

Taiwan is susceptible to earthquakes and has experienced severe earthquakes which caused significant property damage and loss of life, particularly in the central and eastern parts of Taiwan. Earthquakes have damaged production facilities and adversely affected the operations of many companies involved in the semiconductor and other industries. For example, in February 2016, an earthquake measuring 6.4 on the Richter magnitude scale occurred in Kaohsiung caused several death and property damages. However, the earthquake did not have a material impact on our operations. We have never experienced structural damage to our facilities or damage to our machinery and equipment as a result of these earthquakes. In the past, however, we have experienced interruptions to our production schedule primarily as a result of power outages caused by earthquakes.

Taiwan is also susceptible to typhoons, which may cause damage and business interruptions to companies with facilities located in Taiwan. For example, on September 14, 2016, Taiwan experienced severe damage from typhoon Meranti that caused severe flooding, extensive property damage and loss of electricity for thousands of households. Taiwan has experienced severe droughts in the past. Although we have not been directly affected by droughts, we are dependent upon water for our packaging and substrates operations and a drought could interrupt such operations. In addition, a drought could interrupt the manufacturing process of the foundries located in Taiwan, in turn disrupting some of our customers’ production, which could result in a decline in the demand for our services. In addition, the supply of electrical power in Taiwan, which is primarily provided by Taiwan Power Company, the state-owned electric utility, is susceptible to disruption that could be prolonged and frequent, caused by overload as a result of high demand or other reasons.

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Kaohsiung is one of the major industrial cities in Taiwan. Our testing and packaging businesses have been founded in Kaohsiung and currently our primary testing and packaging operations are located in Kaohsiung. In July 2014, following leaks from underground propene pipes, a series of propene pipeline explosions occurred in the Cian-Jhen and Ling-Ya districts of Kaohsiung. 32 people were killed and 321 others were injured from this incident. Although we have not been directly affected by the explosion, future industrial incidents could negatively affect our operation and result in interruption or delay of our operation or production capacity.

Our production facilities as well as many of our suppliers and customers and providers of complementary semiconductor manufacturing services, including wafer foundries, are located in Taiwan. If our customers are affected by an earthquake, a typhoon, a drought or any other natural disasters, or power outage or other industrial incidents, it could result in a decline in the demand for our services. If our suppliers or providers of complementary semiconductor manufacturing services are affected, our production schedule could be interrupted or delayed. As a result, a major earthquake, typhoon, drought or other natural disaster in Taiwan, or a power outage or other industrial incident could severely disrupt the normal operation of our business and have a material adverse effect on our financial condition and results of operations.

We face risks related to health epidemics and outbreaks of contagious diseases, including H5N1 influenza, H7N9 influenza, H9N2 influenza, Severe Acute Respiratory Syndrome, or SARS, Middle East Respiratory Syndrome, or MERS, Ebola virus and Zika virus.

There have been reports of outbreaks of a highly pathogenic influenza caused by the H5N1, H7N9 and H9N2 viruses, in certain regions of Asia and other parts of the world. In recent years, Ebola virus disease broke out in West Africa, with a number of people having died of the disease in countries such as Guinea, Sierra Leone and Liberia. There are also cases of patients diagnosed with Ebola in the United States and Europe. In addition, Zika virus disease broke out in the Americas in 2015 and is currently ongoing, infecting people throughout South America, Central America, Mexico and the Caribbean. The disease is strongly linked to cases of microcephaly and Guillain–Barré syndrome in Brazil. An outbreak of such contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries. Additionally, a recurrence of SARS, a highly contagious form of atypical pneumonia, similar to the occurrence in 2003, which affected the PRC, Hong Kong, Taiwan, Singapore, Vietnam and certain other countries, and MERS, a viral respiratory infection which affected South Korea in 2015, would also have similar adverse effects. Since most of our operations and customers and suppliers are based in Asia (mainly in Taiwan and the PRC), an outbreak of H5N1 influenza, H7N9 influenza, H9N2 influenza, SARS, MERS, Ebola, Zika virus or other contagious diseases in Asia or elsewhere, or the perception that such an outbreak could occur, and the measures taken by the governments of countries affected, including the ROC and the PRC, could adversely affect our business, financial condition or results of operations.

Escalation of tensions between South Korea and North Korea could have an adverse effect on our operations in South Korea and the market value of our shares.

Relationship between South Korea and North Korea have been tense throughout Korea’s modern history. The level of tension between the two Koreas has fluctuated and may increase abruptly as a result of current and future events. In recent years, there have been heighted security concerns stemming from North Korea’s nuclear weapons and ballistic missile programs and increased uncertainty regarding North Korea’s actions and possible responses from the international community.

Although we do not derive any revenue from, nor sell any products in, North Korea, any further increase in tensions between South Korea and North Korea that may occur, for example, if North Korea experiences a leadership crisis, high-level contacts between South Korea and North Korea break down, or military hostilities occur, could have a material adverse effect on the South Korea economy and on our South Korea subsidiary, our business, financial condition, results of operations and the market value of our common stock.

Any attempt by the U.S. government to withdraw from or materially modify existing international trade agreements could adversely affect our business, financial condition and results of operations.

The United States is undergoing major political changes, which has created uncertainty regarding future U.S. trade policies. During the election campaign, the then president-elect Trump made comments suggesting that he was not supportive of certain existing international trade agreements. At this time, it remains unclear what the new administration would or would not do with respect to these international trade agreements. However, if the new administration takes action to withdraw from or materially modify these international trade agreements, our business, financial condition and results of operations could be adversely affected.

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Risks Relating to Ownership of Our Common Shares and the ADSs

The market for our common shares and the ADSs may not be liquid.

Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors, compared to less active and less liquid markets. Liquidity of a securities market is often a function of the volume of the underlying shares that are publicly held by unrelated parties.

There has been no trading market outside the ROC for our common shares and the only trading market for our common shares is the TWSE. The outstanding ADSs are listed on the NYSE. There is no assurance that the market for our common shares or the ADSs will be active or liquid.

Although ADS holders are entitled to withdraw our common shares underlying the ADSs from the depositary at any time, ROC law requires that our common shares be held in an account in the ROC or sold for the benefit of the holder on the TWSE. In connection with any withdrawal of common shares from our ADS facility, the ADSs evidencing these common shares will be cancelled. Unless additional ADSs are issued, the effect of withdrawals will be to reduce the number of outstanding ADSs. If a significant number of withdrawals are effected, the liquidity of our ADSs will be substantially reduced. We cannot assure you that the ADS depositary will be able to arrange for a sale of deposited shares in a timely manner or at a specified price, particularly during periods of illiquidity or volatility.

If a non-ROC holder of ADSs withdraws and holds common shares, such holder of ADSs will be required to appoint a tax guarantor, local agent and custodian in the ROC and register with the TWSE or the Taipei Exchange in order to buy and sell securities on the TWSE.

When a non-ROC holder of ADSs elects to withdraw and hold common shares represented by ADSs, such holder of the ADSs will be required to appoint an agent for filing tax returns and making tax payments in the ROC. Such agent will be required to meet the qualifications set by the ROC Ministry of Finance and, upon appointment, becomes the guarantor of the withdrawing holder’s tax payment obligations. Evidence of the appointment of a tax guarantor, the approval of such appointment by the ROC tax authorities and tax clearance certificates or evidentiary documents issued by such tax guarantor may be required as conditions to such holder repatriating the profits derived from the sale of common shares. We cannot assure you that a withdrawing holder will be able to appoint, and obtain approval for, a tax guarantor in a timely manner.

In addition, under current ROC law, such withdrawing holder is required to register with the TWSE or the Taipei Exchange and appoint a local agent in the ROC to, among other things, open a bank account and open a securities trading account with a local securities brokerage firm, pay taxes, remit funds and exercise such holder’s rights as a shareholder. Furthermore, such withdrawing holder must appoint a local bank or a local securities firm to act as custodian for confirmation and settlement of trades, safekeeping of securities and cash proceeds and reporting and declaration of information. Without satisfying these requirements, non-ROC withdrawing holders of ADSs would not be able to hold or otherwise subsequently sell our common shares on the TWSE or otherwise.

Pursuant to Mainland Investors Regulations, only QDIIs or persons that have otherwise obtained the approval from the MOEAIC and registered with the TWSE are permitted to withdraw and hold our shares from a depositary receipt facility. In order to hold our shares, such QDIIs are required to appoint an agent and custodian as required by the Mainland Investors Regulations. If the aggregate amount of our shares held by any QDII or shares received by any QDII upon a single withdrawal or in the aggregate accounts for 10.0% of our total issued and outstanding shares, such QDII must obtain the prior approval from the MOEAIC. We cannot assure you that such approval would be granted.

The market value of your investment may fluctuate due to the volatility of the ROC securities market.

The trading price of our ADSs may be affected by the trading price of our common shares on the TWSE. The ROC securities market is smaller and more volatile than the securities markets in the United States and in many European countries. The TWSE has experienced substantial fluctuations in the prices and volumes of sales of listed

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securities and there are currently limits on the range of daily price movements on the TWSE. The TWSE Index peaked at 12,495.3 in February 1990, and subsequently fell to a low of 2,560.5 in October 1990. On March 13, 2000, the Taiwan Stock Exchange Index experienced a 617-point drop, which represented the single largest decrease in the Taiwan Stock Exchange Index in its history. During the period from January 1, 2016 to December 31, 2016, the Taiwan Stock Exchange Index peaked at 9,392.68 on December 9, 2016, and reached a low of 7,664.01 on January 21, 2016. Over the same period, the trading price of our common shares ranged from NT$39.90 per share to NT$28.10 per share. On April 14, 2017, the Taiwan Stock Exchange Index closed at 9,732.93, and the closing value of our common shares was NT$37.85 per share.

The TWSE is particularly volatile during times of political instability, including when relations between Taiwan and the PRC are strained. Several investment funds affiliated with the ROC government have also from time to time purchased securities from the TWSE to support the trading level of the TWSE. Moreover, the TWSE has experienced problems such as market manipulation, insider trading and settlement defaults. The recurrence of these or similar problems could have an adverse effect on the market price and liquidity of the securities of ROC companies, including our common shares and ADSs, in both the domestic and international markets.

Holders of common shares and ADSs may experience dilution if we issue stock bonuses and stock options to employees or sell additional equity or equity-linked securities.

Similar to other ROC technology companies, we issue bonuses from time to time in the form of common shares. Prior to 2009, bonuses issued in the form of our common shares were valued at par. Beginning in 2009, bonuses in the form of our common shares are valued at the closing price of our common shares on the day prior to our shareholders’ meeting. In addition, under the ROC Company Law we may, upon approval from our board of directors and the ROC Securities and Futures Bureau of the FSC, establish employee stock option plans provided that shareholders’ approval is required if the exercise price of an option would be less than the closing price of our common shares on the TWSE on the grant date of the option. ASE Inc. currently maintains three employee stock option plans pursuant to which our full-time employees, including our domestic and foreign subsidiaries, are eligible to receive stock option grants. As of December 31, 2016, 210,794,600 options granted by ASE Inc. were outstanding. Our board of directors and the FSC approved the 5th employee share option plans in December 2014 and April 2015, respectively, under which 94,270,000 options were granted in September 2015. See “Item 6. Directors, Senior Management and Employees—Compensation—ASE Inc. Employee Bonus and Stock Option Plans.” The issuance of our common shares pursuant to stock bonuses or stock options may have a dilutive effect on the holders of outstanding common shares and ADSs.

In addition, the sale of additional equity or equity-linked securities may result in additional dilution to our shareholders. In September 2013, we issued 2018 Convertible Bonds to fund procurement of raw materials from overseas. The bonds are convertible by holders at any time on or after October 16, 2013 and up to (and including) August 26, 2018. As of December 31, 2016, none of the bonds has been converted into our common shares, and the balance of the outstanding bonds was US$400.0 million. The initial conversion price was NT$33.085 per common share, subject to adjustment upon the occurrence of certain events, such as the Capital Increase and cash dividend distribution. As of the date of this annual report, the conversion price is NT$28.96 per common share. Upon full conversion, the outstanding bonds will be converted into 413,756,906 common shares if based on the current conversion price, representing 5.2% of our outstanding shares at the end of December 31, 2016. Any conversion of bonds, in full or in part, would dilute the ownership interest of our existing shareholders and our earnings per share and could adversely affect the market price of our ADSs. Moreover, in September 2013, we issued 130,000,000 common shares for public subscription, which was effected by way of an increase in our authorized share capital in the amount of NT$1,300.0 million. The issuance of the zero coupon convertible bonds due 2018 and the Capital Increase could cause dilution to our ADS holders.

Restrictions on the ability to deposit our common shares into our ADS facility may adversely affect the liquidity and price of our ADSs.

The ability to deposit common shares into our ADS facility is restricted by ROC law. A significant number of withdrawals of common shares underlying our ADSs would reduce the liquidity of the ADSs by reducing the number of ADSs outstanding. As a result, the prevailing market price of our ADSs may differ from the prevailing market price of our common shares on the TWSE. Under current ROC law, no person or entity, including you and us, may deposit our common shares in our ADS facility without specific approval of the FSC, unless:

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(1)	we pay stock dividends on our common shares;

(2)	we make a free distribution of common shares;

(3)	holders of ADSs exercise preemptive rights in the event of capital increases; or

(4)	to the extent permitted under the deposit agreement and the relevant custody agreement, investors purchase our common shares, directly or through the depositary, on the TWSE, and deliver our common shares to the custodian for deposit into our ADS facility, or our existing shareholders deliver our common shares to the custodian for deposit into our ADS facility.

With respect to item (4) above, the depositary may issue ADSs against the deposit of those common shares only if the total number of ADSs outstanding following the deposit will not exceed the number of ADSs previously approved by the FSC, plus any ADSs issued pursuant to the events described in items (1), (2) and (3) above.

In addition, in the case of a deposit of our common shares requested under item (4) above, the depositary will refuse to accept deposit of our common shares if such deposit is not permitted under any legal, regulatory or other restrictions notified by us to the depositary from time to time, which restrictions may include blackout periods during which deposits may not be made, minimum and maximum amounts and frequency of deposits.

The depositary will not offer holders of ADSs preemptive rights unless the distribution of both the rights and the underlying common shares to our ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act.

Holders of ADSs will not have the same voting rights as our shareholders, which may affect the value of their ADSs.

The voting rights of a holder of ADSs as to our common shares represented by its ADSs are governed by the deposit agreement. Holders of ADSs will not be able to exercise voting rights on an individual basis. If holders representing at least 51% of the ADSs outstanding at the relevant record date instruct the depositary to vote in the same manner regarding a resolution, including the election of directors, the depositary will cause all common shares represented by the ADSs to be voted in that manner. If the depositary does not receive timely instructions representing at least 51% of the ADSs outstanding at the relevant record date to vote in the same manner for any resolution, including the election of directors, holders of ADSs will be deemed to have instructed the depositary or its nominee to authorize all our common shares represented by the ADSs to be voted at the discretion of our chairman or his designee, which may not be in the interest of holders of ADSs. Moreover, while shareholders who own 1% or more of our outstanding shares are entitled to submit one proposal to be considered at our annual general meetings of shareholders, only holders representing at least 51% of our ADSs outstanding at the relevant record date are entitled to submit one proposal to be considered at our annual general meetings of shareholders. Hence, only one proposal may be submitted on behalf of all ADS holders.

The right of holders of ADSs to participate in our rights offerings is limited, which could cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement, the depositary will not offer holders of ADSs those rights unless both the distribution of the rights and the underlying securities to all our ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. Although we may be eligible to take advantage of certain exemptions under the Securities Act available to certain foreign issuers for rights offerings, we can give no assurances that we will be able to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement for any of these rights. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings.

If the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case holders of ADSs will receive no value for these rights.

For example, in March 2017, we granted rights to the record holders of our existing common shares to subscribe for an aggregate of 240,000,000 of our common shares (the “New Shares”), while the holders of ADSs were not given rights to subscribe for new ADSs and do not have the right to instruct the depositary to subscribe for the New Shares on their behalf. If a holder of ADSs wants the rights corresponding to the common shares underlying such ADSs to be exercised, such holder needs to surrender the ADSs to the depositary and instruct the depositary to deliver the underlying common shares to a securities brokerage account in Taiwan specified by such holder.

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Changes in exchange controls, which restrict your ability to convert proceeds received from your ownership of ADSs, may have an adverse effect on the value of your investment.

Under current ROC law, the depositary, without obtaining approvals from the Central Bank of the Republic of China (Taiwan) or any other governmental authority or agency of the ROC, may convert NT dollars into other currencies, including U.S. dollars, for:

•	the proceeds of the sale of common shares represented by ADSs or received as stock dividends from our common shares and deposited into the depositary receipt facility; and

•	any cash dividends or distributions received from our common shares.

In addition, the depositary may also convert into NT dollars incoming payments for purchases of common shares for deposit in the ADS facility against the creation of additional ADSs. The depositary may be required to obtain foreign exchange approval from the Central Bank of the Republic of China (Taiwan) on a payment-by-payment basis for conversion from NT dollars into foreign currencies of the proceeds from the sale of subscription rights for new common shares. Although it is expected that the Central Bank of the Republic of China (Taiwan) will grant this approval as a routine matter, we cannot assure you that in the future any approval will be obtained in a timely manner, or at all.

Under the ROC Foreign Exchange Control Law, the Executive Yuan of the ROC government may, without prior notice but subject to subsequent legislative approval, impose foreign exchange controls in the event of, among other things, a material change in international economic conditions. We cannot assure you that foreign exchange controls or other restrictions will not be introduced in the future.

The value of your investment may be reduced by possible future sales of common shares or ADSs by us or our shareholders.

While we are not aware of any plans by any major shareholders to dispose of significant numbers of common shares, we cannot assure you that one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our common shares or ADSs will not dispose of significant numbers of common shares or ADSs. In addition, several of our subsidiaries and affiliates hold common shares, depositary shares representing common shares and options to purchase common shares or ADSs. They may decide to sell those securities in the future. See “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders” for a description of our significant shareholders and affiliates that hold our common shares.

We cannot predict the effect, if any, that future sales of common shares or ADSs, or the availability of common shares or ADSs for future sale, will have on the market price of our common shares or the ADSs prevailing from time to time. Sales of substantial numbers of common shares or ADSs in the public market, or the perception that such sales may occur, could depress the prevailing market prices of our common shares or the ADSs.

Item 4. Information on the Company

HISTORY AND DEVELOPMENT OF THE COMPANY

Advanced Semiconductor Engineering, Inc. was incorporated on March 23, 1984 as a company limited by shares under the ROC Company Law, with facilities in the Nantze Export Processing Zone located in Kaohsiung, Taiwan. Our principal executive offices are located at 26 Chin Third Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan, ROC and our telephone number at the above address is (886) 7-361-7131. Our common shares have been listed on the TWSE under the symbol “2311” since July 1989, and ADSs representing our common shares have been listed on the NYSE under the symbol “ASX” since September 2000.

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Acquisition of Common Shares and American Depositary Shares of SPIL

In August 2015, we announced an offer to purchase 779,000,000 common shares (including those represented by American depositary shares) of SPIL through concurrent tender offers in the ROC and the U.S., at a price of NT$45 per SPIL common share and NT$225 per SPIL American depositary share. The Initial SPIL Tender Offer expired on September 22, 2015, with 1,147,898,165 common shares (including those represented by American depositary shares) validly tendered and not validly withdrawn, exceeding the offer cap, and as a result, after proration, 725,749,060 SPIL common shares and 10,650,188 SPIL American depositary shares were accepted for purchase. On October 1, 2015, we became a shareholder holding approximately 24.99% of the issued and outstanding share capital in SPIL.

In December 2015, following an announcement by SPIL that it plans to issue 1,033 million shares, if approved by SPIL shareholders, to a third party pursuant to a share placement agreement, we submitted a written proposal to SPIL’s Board proposing to acquire all SPIL shares not otherwise owned by ASE, contingent upon the termination of the share placement agreement. The board of directors of SPIL did not respond to our acquisition proposal. Subsequently, we launched an offer to purchase 770,000,000 common shares (including those represented by American depositary shares) of SPIL through concurrent tender offers in the ROC and the U.S., at a price of NT$55 per SPIL common share and NT$275 per SPIL American depositary share. The Second SPIL Tender Offer expired on March 17, 2016. Because the TFTC did not render a decision before the expiration of the Second SPIL Tender Offer, resulting in the failure to satisfy one of the tender offer conditions, the Second SPIL Tender Offer was not successful. The TFTC subsequently suspended its review on March 23, 2016.

Notwithstanding the failure of the Second SPIL Tender Offer, we continued to seek control of SPIL, with the purpose of effecting an acquisition of 100% of the common shares and American depositary shares of SPIL. Simultaneously with the acquisition of SPIL, we planned to establish a holding company in Taiwan that would hold 100% of the equity interests of both ASE and SPIL such that ASE and SPIL would be wholly owned subsidiaries of such holding company, which would maintain all current operations of ASE and SPIL in Taiwan.

In March and April 2016, we acquired an additional 258,300,000 common shares of SPIL (including those represented by American depositary shares) through open market purchases.

In June 2016, we entered into the Joint Share Exchange Agreement with SPIL, pursuant to which a holding company, ASE Holding will be formed by means of a statutory share exchange pursuant to the laws of the Republic of China, and ASE Holding will (i) acquire all issued shares of ASE in exchange for shares of ASE Holding, and (ii) acquire all issued shares of SPIL using cash consideration (the “Share Exchange”). Upon the consummation of the Share Exchange, ASE and SPIL will become privately held and wholly owned subsidiaries of ASE Holding concurrently. Subject to the Share Exchange, the Joint Share Exchange Agreement and the other transactions contemplated thereby being approved by shareholders of ASE and SPIL, and upon the satisfaction of the other conditions for completing the Share Exchange, ASE Holding will be formed. The common shares of ASE will be delisted from the TWSE and the ADSs will be delisted from NYSE and will become eligible for deregistration under the Exchange Act. The common shares of ASE Holding will be listed on the TWSE and begin trading in Taiwan during TWSE trading hours on the effective date of the Share Exchange (the “Effective Date”), and the ADSs of ASE Holding will be listed on the NYSE and begin trading in the U.S. during NYSE trading hours on the Effective Date.

Since the description of the attributes of common shares in the share capital provisions of the Articles of Incorporation of ASE and ASE Holding will be substantially similar, there are no material differences between the rights of holders of the common shares of ASE and ASE Holding from a legal perspective. However, the common shares and ADSs of ASE will be suspended from trading on the TWSE and NYSE, respectively, starting from the eighth ROC Trading Day before the Effective Date. The holders of the common shares and ADSs of ASE will not be able to trade those shares or ADSs, or the common shares and ADSs of ASE Holding they will be entitled to receive from the date of such suspension to the Effective Date. Accordingly, these holders will be subject to the risk of not being able to liquidate their shares during this trading gap period.

As of March 31, 2017, SPIL had an aggregate of 3,116,361,139 common shares, including 187,275,560 common shares represented by American depositary shares, issued and outstanding, and we beneficially owned 988,847,740 common shares and 9,690,452 American depositary shares of SPIL. There were no public takeover offers by third parties of ASE’s shares which occurred in 2016.

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USI Group Restructuring

In April 2015, our subsidiary Universal Scientific completed a spin-off of its subsidiaries to USI Inc. As a result of such spin-off, as of April 1, 2015, ASE Inc. held approximately 99.01% of Universal Scientific and approximately 99.17% of USI Inc.

Universal Scientific, USI Inc. and USI Inc.’s directly and indirectly held subsidiaries (collectively, the “USI Group”) primarily engage in electronic manufacturing services in relation to computers, consumer electronics, communications, industrial and automotive, among other services and businesses. As part of our corporate reorganization to align each business function to different legal entity groups, the board of directors of ASE Inc. passed a resolution on September 24, 2015 and approved the sale of all ASE Inc.’s shareholding in Universal Scientific to UGTW, an indirectly held subsidiary of USI Inc., which will result in USI Inc. indirectly holding Universal Scientific (the “Universal Scientific Share Transfer”). The Universal Scientific Share Transfer was approved by the Investment Commission of MOEA on February 3, 2016. The majority of ASE Inc.’s shares in Universal Scientific were transferred to UGTW in March 2016, and the remaining shares were transferred in May 2016.

Capital Expenditures

Our principal capital expenditures for the years ended December 31, 2014, 2015 and 2016 have been for machinery and equipment procurements and investments in buildings and improvement in connection with the expansion of our capacity expansion, for which we spent NT$43,448.6 million, NT$28,280.8 million and NT$27,680.9 million (US$854.3 million), respectively. We had commitments for capital expenditures of approximately US$204.7 million, of which US$20.6 million had been paid as of December 31, 2016, mainly in connection with the expansion of our packaging and testing services operations primarily in the ROC and the PRC. Any future expansion of our operating activities could result in additional capital expenditures. We anticipate our capital expenditures in 2017 will be financed through our existing cash, marketable securities, expected cash flow from operations and existing credit lines under our loan facilities and will consist of, among other things, additional machinery and equipment procurements for our capacity expansions. See “Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources” for more information. Other than the acquisition of common shares and American depositary shares of SPIL by way of the Initial SPIL Tender Offer, the Share Exchange and through open market purchases, there were no significant financial investments or divestitures in 2014, 2015 and 2016. See “Item 4. Information on the Company—History and Development of the Company—Acquisition of Common Shares and American Depositary Shares of SPIL” for information.

For more information on our history and development, see “—Organizational Structure.”

BUSINESS OVERVIEW

ASE is among the world’s leading companies in semiconductor packaging and testing sector. Our services include semiconductor packaging, production of interconnect materials, front-end engineering testing, wafer probing and final testing services, as well as integrated solutions for electronic manufacturing services in relation to computers, peripherals, communications, industrial, automotive, and storage and server applications. We believe that, as a result of the following strengths, we are able to compete effectively to meet customers’ requirements across a wide range of end-use applications:

•	our ability to provide a broad range of cost-effective semiconductor packaging and testing services on a large-scale turnkey basis within key centers of semiconductor manufacturing;

•	our expertise in developing and providing cost-effective packaging, interconnect materials and testing technologies and solutions;

•	our ability to provide proactive original design manufacturing services using innovative solution-based designs;

•	our commitment to investing in capacity expansion and research and development, as well as selective acquisitions, that will benefit customers and our business;

•	our geographic presence in key centers of outsourced semiconductor and electronics manufacturing; and

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•	our long-term relationships with providers of complementary semiconductor manufacturing services, including our strategic alliance with TSMC, one of the world’s largest dedicated semiconductor foundries.

We believe that it is still the trend for semiconductor companies to outsource their packaging, testing and manufacturing requirements as semiconductor companies rely on independent providers of foundry, packaging and testing and electronic manufacturing services. In response to the increased pace of new product development and shortened product life and production cycles, semiconductor companies are increasingly seeking both independent packaging and testing companies that can provide turnkey services in order to reduce time-to-market and electronic manufacturing companies with proactive original design capabilities that can provide large-scale production. We believe that our technological expertise and scale and our ability to integrate our broad range of solutions into turnkey services and electronic manufacturing services allow us to benefit from the accelerated outsourcing trend and better serve our existing and potential customers.

We believe that we have benefited, and will continue to benefit, from our geographic location in Taiwan. Taiwan is currently the largest center for outsourced semiconductor manufacturing in the world and has a high concentration of electronic manufacturing service providers. Our close proximity to foundries and other providers of complementary semiconductor manufacturing services is attractive to our customers who wish to take advantage of the efficiencies of a total semiconductor manufacturing solution by outsourcing several stages of their manufacturing requirements. We believe that, as a result, we are well positioned to meet the advanced semiconductor engineering and manufacturing requirements of our customers.

Industry Background

General

Semiconductors are the basic building blocks used to create an increasing variety of electronic products and systems. Continuous improvements in semiconductor process and design technologies have led to smaller, more complex and more reliable semiconductors at a lower cost per function. These improvements have resulted in significant performance and price benefits to manufacturers of electronic products. As a result, semiconductor demand has grown substantially in our primary end-user markets for communications, computing and consumer electronics, and has experienced increased growth in other markets such as automotive products and industrial automation and control systems.

The semiconductor industry is characterized by strong long-term growth, with periodic and sometimes severe cyclical downturns. The Semiconductor Industry Association reported that worldwide sales of semiconductors increased from approximately US$51.0 billion in 1990 to approximately US$338.9 billion in 2016. We believe that overall growth and cyclical fluctuations will continue over the long-term in the semiconductor industry.

Electronic Manufacturing Services

Electronic manufacturing service providers typically achieve large economies of scale in manufacturing by pooling together product design techniques and also provide value-added services such as warranties and repairs. Companies who do not need to manufacture a constant supply of products have increasingly outsourced their manufacturing to these service providers so that they can respond quickly and efficiently to sudden spikes in demand without having to maintain large inventories of products.

Electronic manufacturing services are sought by companies in a wide range of industries including, among others, information, communications, consumer electronics, automotive electronics, medical treatment, industrial applications, aviation, navigation, national defense and transportation. Although affected by global economic fluctuations, we expect the electronic manufacturing services industry to continue to grow in the long-term, and we have enhanced our presence in the industry since 2010 through our acquisition of a controlling interest in Universal Scientific.

Outsourcing Trends in Semiconductor Manufacturing

Historically, semiconductor companies designed, manufactured, packaged and tested semiconductors primarily within their own facilities. However, there is a clear trend in the industry to outsource the manufacturing process. Virtually every significant stage of the manufacturing process can be outsourced. Wafer foundry services, semiconductor packaging and testing services, and electronic manufacturing services are currently the largest segments of the independent semiconductor manufacturing services market.

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The availability of technologically advanced independent manufacturing services has also enabled the growth of “fabless” semiconductor companies that focus on semiconductor design and marketing, while outsourcing their wafer fabrication, packaging and testing requirements to independent companies. We believe that the growth in the number and scale of fabless semiconductor companies that rely solely on independent companies to meet their manufacturing requirements will continue to be a driver of growth for us. Similarly, the availability of technologically advanced independent manufacturing services has encouraged integrated device manufacturers, which traditionally have relied on in-house semiconductor manufacturing capacity, to increasingly outsource their manufacturing requirements to independent semiconductor manufacturing companies.

We believe the outsourcing of semiconductor manufacturing services will increase in the future for many reasons, including the following:

•	Technological Expertise and Significant Capital Expenditure. Semiconductor manufacturing processes have become highly complex, requiring substantial investment in specialized equipment and facilities and sophisticated engineering and manufacturing expertise. In addition, product life cycles have been shortening, magnifying the need to continuously upgrade or replace manufacturing equipment to accommodate new products. As a result, new investments in in-house facilities are becoming less desirable to integrated device manufacturers because of the high investment costs as well as the inability to achieve sufficient economies of scale and utilization rates necessary to be competitive with the independent service providers. Independent packaging, testing, wafer foundry and electronic manufacturing services companies, on the other hand, are able to realize the benefits of specialization and achieve economies of scale by providing services to a large base of customers across a wide range of products. This enables them to reduce costs and shorten production cycles through high capacity utilization and process expertise. In the process, they are also able to focus on discrete stages of semiconductor manufacturing and deliver services of superior quality.

Some semiconductor companies with in-house operations are under increasing pressure to rationalize these operations by relocating to locations with lower costs or better infrastructure, in order to lower manufacturing costs and shorten production cycle time. We expect semiconductor companies to increasingly outsource their requirements to take advantage of the advanced technology and scale of operations of independent packaging and testing companies and electronic manufacturing services providers.

•	Focus on Core Competencies. As the semiconductor industry becomes more competitive, semiconductor companies are expected to further outsource their semiconductor manufacturing requirements in order to focus their resources on core competencies, such as semiconductor design and marketing.

•	Time-to-Market Pressure. The increasingly short product life cycle has accelerated time-to-market pressure for semiconductor companies, leading them to rely increasingly on outsourced suppliers as a key source for effective manufacturing solutions.

•	Capitalize on the High Growth Rates in Emerging Markets. Emerging markets, and China in particular, have become both major manufacturing centers for the technology industry and growing markets for technology-based products. Thus, in order to gain direct access to the Chinese market, many semiconductor companies are seeking to establish manufacturing facilities in China by partnering with local subcontractors. As a result, certain stages of the semiconductor manufacturing process that were previously handled in-house will be increasingly outsourced in order to improve efficiency.

Trends of Mergers and Acquisitions in the Semiconductor Industry

The global semiconductor industry is highly competitive, and such competitive landscape is changing as a result of a trend toward consolidation within the industry. In particular, packaging and testing service providers in the semiconductor industry have engaged in cross-border mergers and acquisitions in recent years as part of their expansion strategy, which has gradually changed the ecosystem of the semiconductor industry. Examples of mergers and acquisitions in recent years include mergers and acquisitions by and among semiconductor design companies or integrated device manufacturers, including Intel Corporation’s acquisition of Altera Corporation, ON Semiconductor Corporation’s acquisition of Fairchild Semiconductor International, Inc., NXP Semiconductors N.V.’s acquisition of Freescale Semiconductor, Inc., Avago Technologies Ltd.’s acquisition of Broadcom Corporation and several acquisitions of semiconductor design companies by MediaTek, Inc., and mergers and acquisitions by and among semiconductor packaging and testing companies, including Jiangsu Changjiang Electronics Technology Co., Ltd.’s acquisition of STATS ChipPAC Ltd., Nantong Fujitsu Microelectronics Co., Ltd.’s acquisition of the packaging and testing factory of Advanced Micro Devices, Inc. and Amkor Technology, Inc.’s acquisition of J-Devices Corporation.

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As a result of the aforementioned mergers and acquisitions, our competitors were able to further strengthen their competitive position by expanding their product offerings and combining their financial resources. We expect this consolidation trend to continue in 2017.

Overview of Semiconductor Manufacturing Process

The manufacturing of semiconductors is a complex process that requires increasingly sophisticated engineering and manufacturing expertise. The manufacturing process can be generally divided into the following stages:

We are involved in all stages of the semiconductor manufacturing process except circuit design and wafer fabrication.

Process	Description
1. Circuit Design	The design of a semiconductor is developed by laying out circuit components and interconnections.

2. Engineering Test	Throughout and following the design process, prototype semiconductors undergo engineering testing, which involves software development, electrical design validation and reliability and failure analysis.

3. Wafer Fabrication	Process begins with the generation of a photomask through the definition of the circuit design pattern on a photographic negative, known as a mask, by an electron beam or laser beam writer. These circuit patterns are transferred to the wafers using various advanced processes.

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Process	Description
4. Wafer Probe	Each individual die is electrically tested, or probed, for defects. Dies that fail this test are marked to be discarded.

5. Packaging (or Assembly)	Packaging, also called assembly, is the processing of bare semiconductors into finished semiconductors and serves to protect the die and facilitate electrical connections and heat dissipation. The patterned silicon wafers received from our customers are diced by means of diamond saws into separate dies, also called chips. Basically each die is attached to a leadframe or a laminate (plastic or tape) substrate by epoxy resin. A leadframe is a miniature sheet of metal, generally made of copper and silver alloys, on which the pattern of input/output leads has been cut. On a laminate substrate, typically used in ball grid array, or BGA, packages, the leads take the shape of small bumps or balls. Leads on the leadframe or the substrate are connected by extremely fine gold or copper wires or bumps to the input/output terminals on the chips, through the use of automated machines known as “bonders.” Each chip is then encapsulated, generally in a plastic casing molded from a molding compound, with only the leads protruding from the finished casing, either from the edges of the package as in the case of the leadframe-based packages, or in the form of small bumps on a surface of the package as in the case of BGA or other substrate-based packages.

6. Final Test	Final testing is conducted to ensure that the packaged semiconductor meets performance specifications. Final testing involves using sophisticated testing equipment known as testers and customized software to electrically test a number of attributes of packaged semiconductors, including functionality, speed, predicted endurance and power consumption. The final testing of semiconductors is categorized by the functions of the semiconductors tested into logic/mixed-signal/RF/3D IC/discrete final testing and memory final testing. Memory final testing typically requires simpler test software but longer testing time per device tested.

7. Module, Board Assembly and Test	Module, board assembly and test refers to the combination of one or more packaged semiconductors with other components in an integrated module or board to enable increased functionality.

8. Material	Material refers to the interconnection of materials which connect the input/output on the semiconductor dies to the printed circuit board, such as substrate, leadframe and flip-chip.

Strategy

Our objective is to provide integrated solutions that set industry standards, including packaging, testing services, interconnect materials design and production capabilities, and to lead and facilitate the industry trend toward outsourcing semiconductor manufacturing requirements. The principal elements of our strategy are to:

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Grow Our Packaging Services and Expand Our Range of Offerings

We believe that an important factor to attract leading semiconductor companies as our customers has been our ability to fulfill demand for a broad range of packaging solutions on a large scale. We intend to continue to develop process and product technologies to meet the packaging requirements of clients. Our expertise in packaging technology has enabled us to develop sophisticated solutions such as flip-chip packaging, bump chip carrier packaging, stacked die packaging and fine-pitch wire bonding. We are continuously investing in research and development in response to and in anticipation of migrations in technology and intend to continue to acquire access to new technologies through strategic alliances and licensing arrangements.

The increasing miniaturization of semiconductors and the growing complexity of interconnect technology have also resulted in the convergence of assembly processes at different levels of integration: chip, module, board and system. In response to this miniaturization and growing complexity, we have focused on providing module assembly services and, in addition, our subsidiary Universal Scientific has provided us with access to process and product technologies at the levels of module, board and system assembly and testing, which helps us to better anticipate industry trends and take advantage of potential growth opportunities. We expect to continue to combine our packaging, testing and materials technologies with the expertise of Universal Scientific at the systems level to develop our SiP business.

Strategically Expand and Streamline Production Capacity

To capitalize on the growing demand for packaging and testing services, we intend to strategically expand our production capacity, both through internal growth and selective acquisitions and joint ventures, with a focus on providing cost competitive and innovative packaging and testing services.

We intend to invest in trends that are essential to the development of the industry. We plan to expand our capacity with respect to, but not limited to, 12-inch wafer process, bumping, FC-CSP and SiP products to meet demand for smaller form factors, higher performance and higher packaging density.

In addition, we intend to promote our copper wire solutions to our customers in addition to gold wire. Gold wire is a significant raw material for us. Gold prices, however, are subject to intense fluctuations and have in the past impacted our profitability. We believe that replacing gold wire in some of our packages with copper wire technology will not only improve our profitability but will also enable us to provide more value to our customers by providing lower cost solutions, which could enhance our competitiveness and market share. We are currently the industry leader in terms of copper wire capacity. We thus plan to capitalize on the overall industry trend of copper conversion by maintaining our leadership and focusing on integrating copper wire into a wider range of traditional leadframe-based packages and higher end substrate-based packages.

We expect to focus our packaging and testing on providing cost competitive services through better management of capacity utilization and efficiency improvements and offer our services on a large scale with the intention of driving more integrated device manufacturer outsourcing in the long-run.

We evaluate acquisition and joint venture opportunities on the basis of access to new markets and technology, the enhancement of our production capacity, improvement of research and development capabilities, economies of scale and management resources, and closer proximity to existing and potential customers. For example, we acquired controlling interests in Universal Scientific in 2010 to broaden our offerings to include integrated solutions for electronic manufacturing services in relation to computers, peripherals, communications, industrial, automotive, and storage and server applications. In addition, in May 2015, we entered into a joint venture agreement with TDK Corporation to invest in ASEEE to further expand our business in embedded substrates. We acquired 779,000,000 common shares (including common shares represented by American depositary shares) of SPIL through the Initial SPIL Tender Offer in September 2015 and additional 258,300,000 common shares of SPIL (including those represented by American depositary shares) in March and April 2016 through open market purchases. We entered into the Joint Share Exchange Agreement with SPIL in June 2016, and upon the consummation of the Share Exchange, which is subject to shareholders’ approval of both companies and the satisfaction of other conditions, ASE and SPIL will become wholly owned subsidiaries of ASE Holding concurrently.

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Continue to Leverage Our Presence in Key Centers of Semiconductor and Electronics Manufacturing

We intend to continue leveraging our presence in key centers of semiconductor and electronics manufacturing to further grow our business. We have significant packaging, testing and electronic manufacturing services operations in Taiwan, currently one of the leading centers for outsourced semiconductor and electronics manufacturing in the world. This presence enables our engineers to work closely with our customers as well as wafer foundries and other providers of complementary semiconductor and electronic manufacturing services early in the design process, enhances our responsiveness to the requirements of our customers and shortens production cycles. In addition, as a turnkey service provider, we are able to offer our products to our customers and complementary service providers within relatively close geographic proximity. Besides our current operations in Taiwan, we intend to expand our operations in our other subsidiaries.

We have primary operations in the following locations besides our locations in Taiwan:

•	PRC — a fast-growing market for semiconductor and electronics manufacturing in the world;

•	Korea — an important center for the manufacturing of memory and communications devices;

•	Malaysia and Singapore — a center for outsourced semiconductor manufacturing in Southeast Asia;

•	Silicon Valley in California — the preeminent center for semiconductor design, with a concentration of fabless customers; and

•	Japan — an emerging market for packaging and testing outsourcing services as Japanese integrated device manufacturers increasingly outsource their semiconductor manufacturing requirements.

Strengthen and Develop Strategic Relationships with Our Customers and Providers of Complementary Semiconductor Manufacturing Services

We intend to strengthen existing and develop new strategic relationships with our customers and providers of other complementary semiconductor manufacturing services, such as wafer foundries, as well as equipment vendors, raw material suppliers and technology research institutes, in order to offer our customers total semiconductor manufacturing solutions covering all stages of the manufacturing of their products from design to shipment. In addition, we are working with our customers to co-develop new packaging technologies and designs.

Since 1997, we have maintained a strategic alliance with TSMC, currently one of the world’s largest dedicated semiconductor foundries, which designates us as their non-exclusive preferred provider of packaging and testing services for semiconductors manufactured by TSMC. Through our strategic alliance with and close geographic proximity to TSMC, we are able to offer our customers a total semiconductor manufacturing solution that includes access to foundry services in addition to our packaging, testing and direct shipment services.

Principal Products and Services

We offer a broad range of semiconductor packaging and testing services. In addition, we have provided electronic manufacturing services since our acquisition of a controlling interest in Universal Scientific in February 2010. Our package types generally employ either leadframes or substrates as interconnect materials. The semiconductors we package are used in a wide range of end-use applications, including communications, computing, consumer electronics, industrial, automotive and other applications. Our testing services include front-end engineering testing, which is performed during and following the initial circuit design stage of the semiconductor manufacturing process, wafer probe, final testing and other related semiconductor testing services. We focus on packaging and testing semiconductors. We offer our customers turnkey services, which consist of packaging, testing and direct shipment of semiconductors to end users designated by our customers. Our electronic manufacturing services are used in a wide range of end-use applications, including, but not limited to, computers, peripherals, communications, industrial applications, automotive electronics, and storage and server applications. In 2016, our revenues generated from packaging, testing and electronic manufacturing services accounted for 45.6%,9.8% and 42.0% of our operating revenues, respectively.

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Packaging Services

We offer a broad range of package types to meet the requirements of our customers, including flip-chip BGA, flip-chip CSP, aCSP (advanced chip scale packages), quad flat packages (QFP), thin quad flat packages (TQFP), bump chip carrier (BCC), quad flat no-lead (QFN) packages, aQFN (advanced QFN) and Plastic BGA. In addition, we provide 3D chip packages, such as MAP POP (package on package) and aMAP POP (advanced, laser ablation type), which enable our customers to mount packages more easily. We also offer other forms of stacked die solutions in different package types, e.g., stacked die QFN, hybrid BGAs containing stacked wire bond and FC die. Meanwhile, we are developing the cost-effective solutions to 3D packages, such 2.1D (substrate layer modification) and 2.5D (substrate interposer) to fulfill current low cost and high performance requirement in parallel with 3D packages with TSV (Through Silicon Via) technology. Our first product has been a CMOS image sensor with TSV to minimize the form factor. In addition, to meet current trends toward low cost solutions, we provide copper wire bonding solutions which can be applied to current gold wire products. Furthermore, we also provide high volume manufacturing experience with silver wire bonding for FCCSP Hybrid packages. We believe we are among the leaders in such packaging processes and technologies and are well positioned to lead the technology migration in the semiconductor packaging industry.

We have also been engaging in the production of module-based solutions, including Wi-Fi modules and RF modules, for a number of years. We provide customized module services with SiP solutions to meet customer needs and complex marketing requirements.

Advanced Packages. The semiconductor packaging industry has evolved to meet the requirements of high-performance electronics products. We believe that there will continue to be growing demand for packaging solutions with increased input/output density, smaller size and better heat dissipation characteristic.

We have focused on developing our capabilities in certain packaging solutions, such as aCSP (wafer-level chip scale package), flip-chip BGA, Heat-Spreader FCBGA, flip-chip CSP, Hybrid FCCSP (Flip-Chip + W/B), Flip-Chip PiP (Package in Package), Flip-Chip PoP (Package on Package), aS 3™ (Advanced Single Sided Substrate), HB POP (High-Bandwidth POP), Fan-Out Wafer Level Packaging, SESUB and 2.5D. Flip-chip BGA technology replaces wire bonding with wafer bumping for interconnections within the package. Wafer bumping involves the placing of tiny solder balls, instead of wires, on top of dies for connection to substrates. As compared with more traditional packages, which allow input/output connection only on the boundaries of the dies, flip-chip or wafer-level package solutions significantly enhance the input/output flow by allowing input/output connections over the entire surface of the dies.

Chip scale packages typically have an area no greater than 120% of the silicon die. For wafer level package, the electrical connections are plated or printed directly onto the wafer itself, resulting in a package very close to the size of the silicon die. Wafer-level packages do not include an interposer so they are unlike substrate-based packages, where the die is usually mounted on an interposer which contains electrical connections in the form of small bumps or balls.

aEASI (Advance Embedded Assembly Substrate Integration) is a technology which allows the embedding thin chips into substrate build-up layers. aEASI can be used in various technologies tailored to clients’ demand, such as package solution of miniaturization, and has also been proven to have better electrical/thermal performance. It also provides flexibility in design (such as for MicroSiP) and the electrical contacts to the chips are realized by laser-drilled and metallized micro-vias to replace traditional wire bonding process. aEASI are mainly used in power management applications.

WL MEMs (Wafer-Level MEMs) is advanced assembly for MEMs in wafer-level type instead of current LGA or leadframe types and to use TSV or chip to wafer technology. WL MEMs are mainly used in applications such as pressure, temperature, humidity and gyroscope sensors, among others.

FOWLP (Fan-Out Wafer-Level Packages) provides an extended solution and package type to integrate different functional chips or packages and to have good reduction in resistance and inductance over FCCSP, better thermal performance and smaller form factors of packages. FOWLP can be applied for different stack and SiP solutions.

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We provide numerous technologies to meet various customer demands. The following table sets forth our principal advanced packages.

Package Types	Number of Leads	Description	End-Use Applications
Wafer Level Chip Scale Package (aCSP)	6-120	A wafer level chip scale package that can be directly attached to the circuit board. Provides shortest electrical path from the die pad to the circuit board, thereby enhancing electrical performance.	Cellular phones, personal digital assistants, watches, MP3 players, digital cameras and camcorders.
Flip-Chip Chip Scale Package (FC-CSP, a-fcCSP)	16-750	A lightweight package with a small, thin profile that provides better protection for chips and better solder joint reliability than other comparable package types.	RFICs and memory ICs such as digital cameras, DVDs, devices that utilize WiMAX technology, cellular phones, GPS devices and personal computer peripherals.
Flip-Chip PiP (Package in Package) (FC-CSP PiP)	500-980	System In Package for Flip-Chip+Memory die inside with a better electrical performance package types.	Application processor for smartphone, data modern on portable devices.
Flip-Chip PoP (Package on Package) (FC-CSP PoP)	500-1100	SOC (System On Chip) die for Assembly to Bottom package and then applied for Memory die on top inside with a better electrical performance package types.	High-tier application processor for smartphone, data modern on portable devices.
Flip-Chip BGA/ HF FCBGA(High Performance / Heat Spreader / FCBGA)	16-2916	Using advanced interconnect technology, the flip-chip BGA packages allow higher density of input/output connection over the entire surface of the dies. HF FCBGA is designed for semiconductor high-performance requirement of high density of interconnects.	High-performance networking, graphics and server and data center processor applications.
Hybrid (Flip-Chip and Wire Bonding)	49-608	A package technology that stacks a die on top of a probed good die to integrate ASIC and memory (flash, SRAM and DDR) into one package and interconnects them with wire bonding and molding. This technology suffers from known good die issues (i.e., one bad die will ruin the entire module). Rework is also not an option in hybrid packages.	Digital cameras, smartphones, bluetooth applications and personal digital assistants.
aS3	up to 300	Ultra-thin profile package which is excellent on middle pin count alternative solution; standard BT material and manufacturing equipment; and lower cost via on pad.	High I/O and short wire length package solution in high performance requirement.

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Package Types	Number of Leads	Description	End-Use Applications
Integrated Passive Device (IPD)	~ 20	IPD can provide high performance/high Q-factor inductor and single/double layers for lower cost and turnkey solutions and integrate passives into one IPD chip. IPD requires less involvement in the Surface Mount Technology (“SMT”) process, and is considered to be more compatible with current assembly process and suitable for all package solutions.	Cellular phones, Wi-Fi module, TV and personal digital assistants.
HB (High-Bandwidth)	~ 1000	High-Bandwidth POP can provide a data rate and good signal integrity for Cellular AP, a integration solution for ASIC and Memory, decoupling function for multiple memory mount applications.	Cellular phones and application processors.
POP (Package On Package)	~ 256L Memory
FOWLP (Fan-out Wafer-Level Package)	~ 1,500+	FOWLP provides an extended solution/package type to integrate most different functional chips or packages and to have good reduction in resistance & inductance over FCCSP, better thermal performance and smaller form factors of packages, and can be applied for different stack or SiP solutions.	Cellular phones, logic devices, power management, RF, Codec, IoT, wearables and networking.

IC Wirebonding. We provide IC wirebonding, including leadframe-based packages and substrate-based packages. Leadframe-based packages are packaged by connecting the die, using wire bonders, to the leadframe with gold wire or copper wire. As packaging technology improves, the number of leads per package increases. In addition, improvements in leadframe-based packages have reduced the footprint of the package on the circuit board and improved the electrical performance of the package. To have higher interconnected density and better electrical performance, semiconductor packages have evolved from leadframe-based packages to substrate-based packages. The key differences of these package types are: the size of the package; the density of electrical connections the package can support; flexibility at lower costs; the thermal and electrical characteristics of the package; and environmentally conscious designs. Substrate-based packages generally employ the BGA design. Whereas traditional leadframe technology places the electrical connection around the perimeter of the package, the BGA package type places the electrical connection at the bottom of the package surface in the form of small bumps or balls. These small bumps or balls are typically distributed evenly across the bottom surface of the package, allowing greater distance between individual leads and higher pin-counts. Our expertise in BGA packages also includes capabilities in stacked-die BGA, which assembles multiple dies into a single package.

3D packaging has recently gained a lot of publicity because of the advent of TSV (Through Silicon Via) based chip stacking. Chip stacking has been implemented for many years, albeit without TSVs. Wire bond die is routinely stacked on leadframes as well as BGA substrates. A more recent implementation is the stacking of packages as package on package (PoP) and the more specialized package in package (PiP). ASE has advanced PoP by the invention of aMAPPoP which provides the package interconnects by exposing a molded in solder ball with a laser via. Aside from being cost effective due to block molding, this PoP also has much lower warpage, greatly improving the stacking yield.

The following table sets forth our principal IC wirebonding packages.

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Package Types	Number of Leads	Description	End-Use Applications
Advanced Quad Flat No-Lead Package (aQFN)	104-276	aQFN allows for leadless, multi-row and fine-pitch leadframe packaging and is characterized by enhanced thermal and electrical performance. aQFN is a cost-effective packaging solution due to its cost-effective materials and simpler packaging process.	Telecommunications products, wireless local access networks, personal digital assistants, digital cameras, low to medium lead count packaging information appliances.
Quad Flat Package (QFP)/Thin Quad Flat Package (TQFP)	44-256	Designed for advanced processors and controllers, application-specific integrated circuits and digital signal processors.	Multimedia applications, cellular phones, personal computers, automotive and industrial products, hard disk drives, communication boards such as ethernet, integrated services digital networks and notebook computers.
Quad Flat No-Lead Package (QFN)/ Dual-Row QFN (DR-QFN)/ Microchip Carrier (MCC)	12-160	QFN/DRQFN, also known as types of MCC, uses half-encapsulation technology to expose the rear side of the die pad and the tiny fingers, which are used to connect the chip and bonding wire with printed circuit boards. Dual-Row is to increase the lead counts for product requirement.	Cellular phones, wireless local access networks, personal digital assistant devices and digital cameras.
Bump Chip Carrier (BCC)	16-156	BCC packages use plating metal pads to connect with printed circuit boards, creating enhanced thermal and electrical performance.	Cellular phones, wireless local access networks, personal digital assistant devices and digital cameras.
Small Outline Plastic Package (SOP)/Thin Small Outline Plastic Package (TSOP)	8-56	Designed for memory devices including static random access memory, or SRAM, dynamic random access memory, or DRAM, fast static RAM, also called FSRAM, and flash memory devices.	Consumer audio/video and entertainment products, cordless telephones, pagers, fax machines, printers, copiers, personal computer peripherals, automotive parts, telecommunications products, recordable optical disks and hard disk drives.
Small Outline Plastic J-Bend Package (SOJ)	20-44	Designed for memory and low pin-count applications.	DRAM memory devices, microcontrollers, digital analog conversions and audio/video applications.
Plastic Leaded Chip Carrier (PLCC)	28-84	Designed for applications that do not require low-profile packages with high density of interconnects.	Personal computers, scanners, electronic games and monitors.
Plastic Dual In-line Package (PDIP)	8-64	Designed for consumer electronic products.	Telephones, televisions, audio/video applications and computer peripherals.

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Package Types	Number of Leads	Description	End-Use Applications
Plastic BGA	119-1520	Designed for semiconductors which require the enhanced performance provided by plastic BGA, including personal computer chipsets, graphic controllers and microprocessors, application-specific integrated circuits, digital signal processors and memory devices.	Telecommunications products, global positioning systems, notebook computers, disk drives and video cameras.
Stacked-Die BGA	120-1520	Combination of multiple dies in a single package enables package to have multiple functions within a small surface area.	Telecommunications products, local area networks, graphics processor applications, digital cameras and pagers.
Package-on-Package (POP, aMAP POP)	136-904	This technology places one package on top of another to integrate different functionalities while maintaining a compact size. It offers procurement flexibility, low cost of ownership, better total system cost and faster time to market. Designers typically use the topmost package for memory applications and the bottommost package for ASICs. By using this technology, the memory known good die issue can be mitigated and the development cycle time and cost can be reduced.	Cellular phones, personal digital assistants and system boards.
Land Grid Array (LGA)	10-72	Leadless package which is essentially a BGA package without the solder balls. Based on laminate substrate, land grid array packages allow flexible routing and are capable of multichip module functions.	High frequency integrated circuits such as wireless communications products, computers servers, personal computer peripherals and MEMS sensors.

SiP and Modules. We assemble SiP products, which involve the integration of more than one chip into the same package. As miniaturization requirements for electronic devices increase, smaller and lighter SiPs are garnering much attention within the industry. Wafer level integration-passive device technology has become increasingly important. Passive devices such as inductors, capacitors, resistors, filters and diplexers are those components occupying the largest area in printed circuit boards; therefore, miniaturization and integration is key to SiPs. This can be achieved through integrating passive components on an individual substrate using a thin film process known as MCM-D or IPD (Integrated Passive Device). The IPD can then be used as a package substrate or interposer for SiP. This manufacturing method will enhance product performance and also reduce overall costs. The extension of our current RDL (Redistribution) process can be used to build high quality factor (Q) inductor and RF circuits on top of CMOS (Complementary Metal–Oxide–Semiconductor) wafers. IPD is an enabling technology for SiP. It can be used in the following three approaches to enhance product performance: several solutions to replace discrete components such as Balun and Filter, or to integrate certain passive components and act as interposer, or to replace PWB and act as a substrate of the module. We have the ability to offer any of the packaging methodologies related to the above technologies. In addition, we also leverage some of our SMT-based technologies, such as compartment shielding, double sided module and antenna integration.

We also offer module assembly services, which combine one or more packaged semiconductors with other components in an integrated module to enable increased functionality, typically using automated SMT machines and other machinery and equipment for system-level assembly. End-use applications for modules include cellular phones, wireless LAN applications, Bluetooth applications, camera modules, automotive applications, toys, networking, storage, and power management.

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Automotive Electronics. We assemble automotive electronic products based on our leading technology, good quality systems and automation. We provide a variety of products, such as leadframe base, substrate base, Flip-Chip and Wafer-Level packages. We also provide robust package solutions to customers and end-users, including most types of industrial package solutions together with tailor-made solutions to meet customers’ and end-users’ requirements on automotive specifications.

Having accumulated production experience in using gold wire for automotive devices over several years, we collaborate with certain customers to develop and release copper wire for advanced wafer process (65nm for QFP and 40 nm for BGA) development that will fulfill criteria in AEC-G100 and in the early development of the 28 nm wafer process with hybrid packaging structure (FC bonding + wirebonding). In addition, we offer the FOWLP solution for radar products according to requests from some tier 1 customers.

Interconnect Materials. Interconnect materials connect the input/output on the semiconductor dies to the printed circuit board. Interconnect materials include substrate, which is a multi-layer miniature printed circuit board, and is an important element of the electrical characteristics and overall performance of semiconductors. We produce substrates for use in our packaging operations.

The demand for higher performance semiconductors in smaller packages will continue to spur the development of IC substrates that can support the advancement in circuit design and fabrication. As a result, we believe that the market for substrates will grow and the cost of substrates as a percentage of the total packaging process will increase. In the past, substrates we designed for our customers were produced by independent substrate manufacturers. Since 1997, we have been designing and producing a portion of our interconnect materials in-house. In 2016, our interconnect materials operations supplied approximately 29.7% of our consolidated substrate requirements by value.

The following table sets forth, for the periods indicated, the percentage of our packaging revenues accounted for by each principal type of packaging products or services.

	Year Ended December 31,
	2014	2015	2016

Bumping, Flip Chip, WLP and SiP	25.0%	27.1%	28.6%
IC Wirebonding(1)	64.4	61.9	61.4
Discrete and other	10.6	11.0	10.0
Total	100.0%	100.0%	100.0%

(1)	Includes leadframe-based packages such as QFP/TQFP, QFN/MCC and PLCC/PDIP and substrate-based packages, such as various BGA package types and LGA.

Testing Services

We provide a complete range of semiconductor testing services, including front-end engineering testing, wafer probing, final testing of logic/mixed-signal/RF/(2.5D/3D) module and SiP/ MEMS/Discrete and other test-related services.

The testing of semiconductors requires technical expertise and knowledge of the specific applications and functions of the semiconductors tested as well as the testing equipment utilized. We believe that our testing services employ technology and expertise which are among the most sophisticated in the semiconductor industry. In addition to maintaining different types of testing equipment, which enables us to test a variety of semiconductor functions, we work closely with our customers to design effective testing solutions on multiple equipment platforms for particular semiconductors.

In recent years, complex, high-performance logic/mixed-signal/RF/(2.5D/3D) module and SiP/MEMS semiconductors have accounted for an increasing portion of our testing revenues.

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Front-End Engineering Testing. We provide front-end engineering testing services, including customized software development, electrical design validation, and reliability and failure analysis.

•	Customized Software Development. Test engineers develop customized software to test the semiconductors using our equipment. Customized software, developed on specific test platforms, is required to test the conformity of each particular semiconductor type to its unique functionality and specification.

•	Electrical Design Validation. A prototype of the designed semiconductor is subjected to electrical tests using advanced test equipment and customized software. These tests assess whether the prototype semiconductor complies with a variety of different operating specifications, including functionality, frequency, voltage, current, timing and temperature range.

•	Reliability Analysis. Reliability analysis is designed to assess the long-term reliability of the semiconductor and its suitability of use for intended applications. Reliability testing can include “burn-in” services, which electrically stress a device, usually at high temperature and voltage, for a period of time long enough to cause the failure of marginal devices.

•	Failure Analysis. In the event that the prototype semiconductor does not function to specifications during either the electrical design validation or reliability testing processes, it is typically subjected to failure analysis to determine the cause of the failure to perform as anticipated. As part of this analysis, the prototype semiconductor may be subjected to a variety of analyses, including electron beam probing and electrical testing.

Wafer Probing. Wafer probing is the step immediately before the packaging of semiconductors and involves visual inspection and electrical testing of the processed wafer for defects to ensure that it meets our customers’ specifications. Wafer probing services require expertise and testing equipment similar to that used in final testing, and most of our testers can also be used for wafer probing.

Logic/Mixed-signal/RF/(2.5D/3D) module and SiP/Discrete Final Testing. We conduct final tests of a wide variety of logic/mixed-signal/RF/(2.5D/3D) module and SiP/ MEMS /discrete semiconductors, with the number of leads or bumps ranging from the single digits to over ten thousand and operating frequencies of over 12 Gbps for digital semiconductors and 12 GHz for radio frequency semiconductors, which are at the high end of the range for the industry. The products we test include semiconductors used for wired, wireless and mobile communications, home entertainment and personal computer applications, as well as a variety of consumer and application-specific integrated circuits for various specialized applications.

Other Test-Related Services. We provide a broad range of additional test-related services, such as:

•	Electric Interface Board and Mechanical Test Tool Design. Process of designing individualized testing apparatuses such as test load boards, sockets, handler change kits, and probe cards for unique semiconductor devices and packages.

•	Program Conversion. Process of converting a program from one test platform to different test platforms to reduce testing costs or optimize testing capacity.

•	Program Efficiency Improvement. Process of optimizing the program code or increasing site count of parallel tests to improve testing throughout.

•	Burn-in Testing. Burn-in testing is the process of electrically stressing a device, usually at high temperature and voltage, for a period of time to simulate the continuous use of the device to determine whether this use would cause the failure of marginal devices.

•	Module and SiP Testing. We provide module and SiP testing through integrated bench solution or automatic test equipment to our customers with a complete solution with respect to finger print sensor module, camera module, wireless connectivity devices, global positioning system devices, personal navigation devices and digital video broadcasting devices.

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•	Tape and Reel. Process which involves transferring semiconductors from a tray or tube into a tape-like carrier for shipment to customers.

Drop Shipment Services. We offer drop shipment services for shipment of semiconductors directly to end users designated by our customers. Drop shipment services are provided mostly in conjunction with logic/mixed-signal/RF/3D IC/discrete testing. We provide drop shipment services to a significant percentage of our testing customers. A substantial portion of our customers at each of our facilities have qualified these facilities for drop shipment services. Since drop shipment eliminates the additional step of inspection by the customer before shipment to the end user, quality of service is a key consideration. We believe that our ability to successfully execute our full range of services, including drop shipment services, is an important factor in maintaining existing customers as well as attracting new customers.

The following table sets forth, for the periods indicated, the percentage of our testing revenues accounted for by each type of testing service.

	Year Ended December 31,
	2014	2015	2016
Testing Services:
Front-end engineering testing	2.9%	4.2%	3.6%
Wafer probing	20.5	20.1	19.7
Final testing	76.6	75.7	76.7
Total	100.0%	100.0%	100.0%

Electronic Manufacturing Services. Since our acquisition of a controlling interest in Universal Scientific in February 2010, we also provide integrated solutions for electronic manufacturing services in relation to computers, peripherals, communications, industrial, automotive, and storage and server applications. The key products and services we offer to our customers, for instance, include:

•	Computers: motherboards for server & desktop PC; peripheral; port replicator; network attached storage; and technical services;

•	Communications: Wi-Fi; SiP;

•	Consumer products: control boards for flat panel devices; SiP;

•	Automotive electronics: automotive electronic manufacturing services; car LED lighting; regulator/rectifier; and

•	Industrial products: point-of-sale systems; smart handheld devices.

Seasonality

See “Item 5. Operating and Financial Review and Prospects—Operating Results and Trend Information—Quarterly Operating Revenues, Gross Profit and Gross Margin.”

Sales and Marketing

Sales and Marketing Presence

We maintain sales and marketing offices in Taiwan, the United States, Belgium, Singapore, the PRC, Korea, Malaysia, Japan and a number of other countries. We also have sales representatives operating in certain other countries in which we do not have offices. Our sales and marketing offices in Taiwan are located in Hsinchu and Kaohsiung. We conduct marketing research through our customer service personnel and through our relationships with our customers and suppliers to keep abreast of market trends and developments. We also provide advice in the area of production process technology to our major customers planning the introduction of new products. In placing orders with us, our customers specify which of our facilities these orders will go to. Our customers conduct separate qualification and correlation processes for each of our facilities that they use. See “—Qualification and Correlation by Customers.”

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Customers

Our five largest customers together accounted for approximately 40.3% , 48.2% and 42.0% of our operating revenues in 2014, 2015 and 2016, respectively. One customer accounted for more than 10.0% of our operating revenues in 2014, 2015 and 2016.

We package and test for our customers a wide range of products with end-use applications in the communications, computing, and consumer electronics/industrial/automotive sectors. The following table sets forth a breakdown of the percentage of our operating revenues generated from our packaging and testing services, for the periods indicated, by the principal end-use applications of the products that we packaged and tested.

	Year Ended December 31,
	2014	2015	2016
Communications	53.3%	54.7%	52.2%
Computing	11.6	11.1	11.5
Consumer electronics/industrial/automotive/other	35.1	34.2	36.3
Total	100.0%	100.0%	100.0%

In addition, we have provided electronic manufacturing services since our acquisition of the controlling interest of Universal Scientific in February 2010. Our electronic manufacturing services provide a wide range of products with end-use applications. The following table sets forth a breakdown of the percentage of our operating revenues generated from our electronic manufacturing services for the periods indicated by the principal end-use applications.

	Year Ended December 31,
	2014	2015	2016
Communications	55.6%	53.2%	50.6%
Computing	18.0	14.3	16.9
Consumer electronics	8.9	18.7	18.4
Industrial	10.3	8.1	7.2
Automotive	6.3	4.9	6.0
Other	0.9	0.8	0.9
Total	100.0%	100.0%	100.0%

We categorize our operating revenues geographically based on the country in which the customer is headquartered. The following table sets forth, for the periods indicated, the percentage breakdown by geographic regions of our operating revenues.

	Year Ended December 31,
	2014	2015	2016
United States	67.8%	72.6%	65.8%
Taiwan	14.3	11.5	14.1
Asia	9.4	8.1	10.9
Europe	8.1	7.3	8.5
Other	0.4	0.5	0.7
Total	100.0%	100.0%	100.0%

Qualification and Correlation by Customers

Customers generally require that our facilities undergo a stringent qualification process during which the customer evaluates our operations and production processes, including engineering, delivery control and testing capabilities. The qualification process typically takes up to several weeks, but can take longer depending on the requirements of the customer. In the case of our testing operations, after we have been qualified by a customer and before the customer delivers semiconductors to us for testing in volume, a process known as correlation is undertaken. During the correlation process, the customer provides us with sample semiconductors to be tested and either provides us with the test program or requests that we develop a conversion program. In some cases, the customer also provides us with a data log of results of any testing of the semiconductors that the customer may have conducted previously. The correlation process typically takes up to two weeks, but can take longer depending on the requirements of the customer. We believe our ability to provide turnkey services reduces the amount of time spent by our customers in the qualification and correlation process. As a result, customers utilizing our turnkey services are able to achieve shorter production cycles.

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Pricing

We price our packaging services and electronic manufacturing services, taking into account the actual costs, with reference to prevailing market prices. We price our testing services primarily on the basis of the amount of time, measured in central processing unit seconds, taken by the automated testing equipment to execute the test programs specific to the products being tested, as well as the cost of the equipment, with reference to prevailing market prices. Prices for our packaging, testing and electronic manufacturing services are confirmed at the time orders are received from customers, which is typically several weeks before delivery.

Raw Materials and Suppliers

Packaging

The principal raw materials used in our packaging processes are interconnect materials such as leadframes and substrates, gold wire and molding compound. The silicon die, which is the functional unit of the semiconductor to be packaged, is supplied in the form of silicon wafers. Each silicon wafer contains a number of identical dies. We receive the wafers from the customers or the foundries on a consignment basis. Consequently, we generally do not incur inventory costs relating to the silicon wafers used in our packaging process.

We do not maintain large inventories of leadframes, substrates, gold wire or molding compound, but generally maintain sufficient stock of each principal raw material based on blanket orders and rolling forecasts of near-term requirements received from customers. In addition, several of our principal suppliers dedicate portions of their inventories as reserves to meet our production requirements. However, shortages in the supply of materials experienced by the semiconductor industry have in the past resulted in occasional price adjustments and delivery delays. For example, in the first half of 2000, the industry experienced a shortage in the supply of IC substrates used in BGA packages, which, at the time, were only available from a limited number of suppliers located primarily in Japan. In order to reduce the adverse impact caused by the price fluctuations of raw materials, we have developed substitute raw materials, such as copper, the cost of which is much cheaper than that of gold. However, we cannot guarantee that we will not experience shortages or price increase in the near future or that we will be able to obtain adequate supplies of raw materials in a timely manner and at a reasonable price or to develop any substitute raw materials. In the event of a shortage and/or price increase, we generally inform our customers and work together to accommodate changes in delivery schedules and/or the price increase of raw materials.

We produce substrates for use in our packaging operations. In 2016, our interconnect materials operations supplied approximately 29.7% of our consolidated substrate requirements by value. See “—Principal Products and Services—Interconnect Materials.”

As a result of the “Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment,” or RoHS, which became effective on July 1, 2006, we have adjusted our purchases of raw materials and our production processes in order to use raw materials that comply with this legislation for part of our production. This legislation restricts the use in the European Union, or EU, of certain substances the EU deems harmful to consumers, which includes certain grades of molding compounds, solder and other raw materials that are used in our products. Manufacturers of electrical and electronic equipment must comply with this legislation in order to sell their products in an EU member state. Any failure by us to comply with regulatory environmental standards such as Directive 2002/95/EC may have a material adverse effect on our results of operations.

Testing

For the functional and burn-in testing of semiconductors, no other raw materials are needed. However, we often design and outsource the manufacturing of test interface products such as load boards, probe cards and burn-in boards.

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Electronic Manufacturing Services

Our manufacturing processes use many raw materials in our electronic manufacturing services. For 2016, raw materials costs accounted for 77.1% of our operating revenues from electronic manufacturing services. Our principal raw materials include, among others, printed circuit boards, integrated chips, ink, semiconductor devices, computer peripherals and related accessories and electronic components. Our principal raw materials varied in the past, depending on the end-use products we provided.

To ensure quality, on-time delivery and pricing competitiveness, we have established both a standardized supplier assessment system and an evaluation mechanism, continued to maintain close working relationships with our suppliers and jointly created a stable and sustainable supply chain. In addition, we adjusted the procurement strategy in line with industry trends as well as the nature of raw materials and decentralized the sources of raw materials to lower our supply concentration risk. However, we cannot assure you that we will not experience any shortages or price increases in the near future. See “Item 3. Key Information—Risk Factors—Risks Relating to Our Business—Our revenues and profitability may decline if we are unable to obtain adequate supplies of raw materials in a timely manner and at a reasonable price.”

Equipment

Packaging

Wire bonding process is important for routing signal out of die to the system for the IC wire-bonding solutions. Thus, wire bonder is the important equipment used for such process. As products become finer and finer pitch, bumping process will replace wire bonding process for the signal routing purpose. Thus, sputter and plater will be the crucial equipment for this type of process.

Wire bonders connect the input/output terminals on the silicon die using extremely fine gold or copper wire to leads on leadframes or substrates. Typically, a wire bonder may be used, with minor modifications, for the packaging of different products. As of January 31, 2017, we operated an aggregate of 15,878 wire bonders, of which 15,789 were fine-pitch wire bonders. As of the same date, 21 of the wire bonders operated by us were consigned by customers and none were leased under operating leases. For the packaging of certain types of substrate-based packages, die bonders are used in place of wire bonders. The number of bonders at a given facility is commonly used as a measure of the packaging capacity of the facility. In addition to bonders, we maintain a variety of other types of packaging equipment, such as wafer grind, wafer mount, wafer saw, automated molding machines, laser markers, solder plate, pad printers, dejunkers, trimmers, formers, substrate saws and scanners. We purchase our packaging equipment from major international manufactures, including Disco Corporation, Kulicke & Soffa Industries Inc., BE Semiconductor Industries N.V., TOWA CORPORATION, ASM Pacific Technology and Allring Tech Co., Ltd.

Testing

Testing equipment is the most capital intensive component of the testing process. We generally seek to purchase testers from different suppliers with similar functionality and the ability to test a variety of different semiconductors. We purchase testers from major international manufacturers, including Teradyne, Inc., Advantest Ltd.,
LTX-Credence Corporation, Seiko Epson and Tokyo Electron Limited. Upon acquisition of new testers, we install, configure, calibrate, perform burn-in diagnostic tests on and establish parameters for the testers based on the anticipated requirements of existing and potential customers and considerations relating to market trends. As of January 31, 2017, we operated an aggregate of 3,747 testers, of which 1,102 were consigned by customers and 102 were leased under operating leases. In addition to testers, we maintain a variety of other types of testing equipment, such as automated handlers and probers (special handlers for wafer probing), scanners, reformers and computer workstations for use in software development. Each tester may be attached to a handler or prober. Handlers attach to testers and transport individual packaged semiconductor to the tester interface. Probers similarly attach to the tester and align each individual die on a wafer with the interface to the tester.

For the majority of our testing equipment, we often base our purchases on prior discussions with our customers about their forecast requirements. The balance consists of testing equipment on consignment from customers and which are dedicated exclusively to the testing of these customers’ specific products.

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Test programs, which consist of the software that drives the testing of specific semiconductors, are written for a specific testing platform. We sometimes perform test program conversions that enable us to test semiconductors on multiple test platforms. This portability between testers enables us to allocate semiconductors tested across our available test capabilities and thereby improve capacity utilization rates. In cases where a customer requires the testing of a semiconductor product that is not yet fully developed, the customer may provide computer workstations to us to test specific functions. In cases where a customer has specified testing equipment that was not widely applicable to other products that we test, we have required the customer to furnish the equipment on a consignment basis.

Electronic Manufacturing Services

The SMT assembly line is the key facility of our electronic manufacturing operations, and generally includes a printer and one or two high-speed mounters and/or a multi-function mounter. The SMT assembly process primarily consists of the following three manufacturing steps: (i) solder paste stencil printing, (ii) component placement and (iii) solder reflow. High-speed SMT assembly systems offer both economic and technical advantages that may reduce both production cost and time while meeting quality requirements. Thus, SMT has become the most popular assembly method for sophisticated electronic devices. We had 128 SMT lines as of January 31, 2017.

Intellectual Property

As of January 31, 2017, we held 2,020 Taiwan patents, 945 U.S. patents, 996 PRC patents and 17 patents in other countries related to various semiconductor packaging technologies and invention, utility and design on our electronic manufacturing services. In addition, we also filed several trademarks applications in Taiwan, the United States, China and the European Union. For example, “ASE”, “aCSP”, “ a-EASI”, “a-fcCSP”, “aQFN” “a-QFN”, “a-TiV”, “iSiP”, “iWLP” and “aSiM” have been registered in Taiwan.

We have also entered into various non-exclusive technology license agreements with other companies involved in the semiconductor manufacturing process, including Fujitsu Limited, Flip Chip International, L.L.C., Mitsui High-Tec, Inc., Infineon Technologies AG, TDK Corporation and Deca Technologies Inc. The technology we license from these companies includes solder bumping, redistribution, ultra CSP assembly, advanced QFN assembly, wafer level packaging and other technologies used in the production of package types, such as BCC, flip-chip BGA, film BGA, aQFN and chip embedding. Our license agreements with Flip Chip International, L.L.C. and SPIL will not expire until the expiration of the patents licensed by the agreement. Our one license agreement with Infineon Technologies AG will expire on November 5, 2017, and another license agreement with Infineon Technologies AG will remain in effect until expiration of the Infineon’s patents licensed by the agreement. Our license agreement with Mitsui High-Tec, Inc. renews automatically each year, and our license agreement with Fujitsu Limited renews automatically each year unless the parties to the agreement agree otherwise. Our license agreement with TDK Corporation will remain in effect until expiration of the TDK’s patents licensed by the agreement. Our license agreement with Deca Technologies Inc. will expire on January 13, 2026. Our success depends in part on our ability to obtain, maintain and protect our patents, licenses and other intellectual property rights, including rights under our license agreements with third parties.

Quality Control

We believe that our process technology and reputation for high quality and reliable services have been important factors in attracting and retaining leading international semiconductor companies as customers for our services and/or products. We maintain a quality control staff at each of our facilities. Our quality control staff typically includes engineers, technicians and other employees who monitor the processes in order to ensure high quality. Our quality assurance systems impose strict process controls, statistical in-line monitors, supplier control, data review and management, quality controls and corrective action systems. Our quality control employees operate quality control stations along production lines, monitor clean room environments and follow up on quality through outgoing product inspection and interaction with customer service staff. We have established quality control systems that are designed to ensure high quality products/service to customers, high testing reliability and high production yields at our facilities. We also have established an environmental management system in order to ensure that we can comply with the environmental standards of our customers and the countries within which they operate. See “—Raw Materials and Suppliers—Packaging.” In addition, our facilities have been qualified by all of our major customers after satisfying stringent quality standards prescribed by these customers.

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Our packaging and testing operations are undertaken in clean rooms where air purity, temperature and humidity are controlled. To ensure stability and integrity of our operations, we maintain clean rooms at our facilities that meet U.S. Federal Standard 209E class 1,000, 10,000 and 100,000 standards.

ISE Labs’ testing facilities in Fremont, California, are considered suitably equipped by the Defense Logistics Agency to perform the MIL-STD-883 tests on monolithic microcircuits in accordance with the requirements of military specification MIL-PRF-38535.

We have also obtained many certifications on our packaging, testing and interconnect materials facilities. Some of these certifications are required by some semiconductor manufacturers as a threshold indicator of company’s quality control standards or needed by many countries in connection with sales of industrial products. The table below sets forth the certifications we have for our packaging, testing and interconnect materials.

Location	ISO/TS 16949(1)	ISO 9001(2)	ISO 14001(3)	ISO 17025(4)	ISO 14064-1(5)	IECQ HSPM QC080000(6)	Sony Green(7)	OHSAS 18001(8)	TOSHMS and SA8000(9)	ISO 50001(10)	ISO- 13485(11)	ISO 28000(12)	ISO 26262(13)	ISO 15408- EAL6 (14)
Taiwan	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Shanghai, PRC	✓	✓	✓		✓	✓		✓
Suzhou/Kunshan/ Weihai/ Wuxi, PRC	✓	✓	✓		✓	✓	✓	✓
Korea	✓	✓	✓			✓	✓	✓
Japan	✓	✓	✓			✓	✓
Malaysia	✓	✓	✓		✓	✓	✓
Singapore	✓	✓	✓			✓		✓
California		✓	✓	✓

(1)	ISO/TS16949 standards were originally created by the International Automotive Task Force in conjunction with the International Standards Organization, or ISO. These standards provide for continuous improvement with an emphasis on the prevention of defects and reduction of variation and waste in the supply chain.

(2)	ISO 9001 quality standards, set by the ISO, are related to quality management systems and designed to help organizations ensure that they meet the needs of customers and other stakeholders while meeting statutory and regulatory requirements related to the product.

(3)	ISO 14001 sets out the criteria for an environmental management system. It can be used by any organization that wants to improve resource efficiency, reduce waste and drive down costs.

(4)	ISO 17025 is the main ISO standard used by testing and calibration laboratories.

(5)	ISO 14064-1 standard is part of the ISO 14000 series of International Standards for environmental management. The ISO 14064 standard provides governments, businesses, regions and other organizations with a complementary set of tools for programs to quantify, monitor, report and verify greenhouse gas emissions.

(6)	IECQ HSPM QC080000 is a certification designed to manage, reduce and eliminate hazardous substances.

(7)	“Sony Green Partner” indicates our compliance with the “Sony Green Package” standard requirements.

(8)	OHSAS 18001 is a set of standards designed upon collaboration with occupational health and safety experts and now offered by many certification organizations as an indication of compliance with certain standards for occupational health and safety.

(9)	TOSHMS is the Taiwan Occupational and Health Management System. SA8000 is the most widely recognized global standard for managing human rights in the workspace.

(10)	ISO50001 is a standard for an energy management system. It can be used by any organization that wants to reduce energy costs and use energy more efficiently.

(11) ISO 13485 quality management system sets forth the quality requirements for organizations that are required to consistently meet customers’ requirements and regulatory requirements in the medical devices and related services industry.

(12) ISO 28000 is an international standard for security management system dealing with security assurance in a supply chain.

(13) ISO 26262 is an international standard for functional safety of electrical and electronic systems in production automobiles defined by ISO.

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(14) ISO 15408-EAL6 is a framework that outlines the criteria for globally recognized standards and security inspections for IT products. It is designed for products and applications that are targeted for high security-intensive markets, such as the government, banking or defense sectors.

Since our acquisition of a controlling interest in Universal Scientific in February 2010, we began providing electronic manufacturing services, for which we also have strict process controls. The table below sets forth the certifications we have obtained for our electronic manufacturing services facilities.

Location	ISO/TS 16949	ISO 9001	ISO 14001	ISO 14064-1	IECQ QC 080000	TL 9000(1)	OHSAS 18001	ISO 50001	ISO 17025	ISO 13485
Taiwan	✓	✓	✓	✓	✓		✓	✓
Shenzhen, PRC		✓	✓	✓	✓	✓	✓	✓
Shanghai, PRC	✓	✓	✓	✓	✓	✓	✓	✓	✓
Kunshan, PRC	✓	✓	✓	✓	✓	✓	✓	✓		✓
Mexico	✓	✓	✓	✓	✓		✓

(1)	TL 9000 quality management system sets forth the supply chain quality requirements of the global communications industry.

In addition, we have received various vendor awards from our customers for the quality of our products and services.

Competition

The global market for semiconductor packaging and testing markets is highly competitive. We face competition from a number of sources and integrated device manufacturers with in-house packaging and testing capabilities and fabless semiconductor design companies with their own in-house testing capabilities. Some of these integrated device manufacturers have commenced, or may commence, in-house packaging and testing operations in Asia. Substantially all of packaging and testing companies that compete with us have established operations in Taiwan and across the region.

Integrated device manufacturers that use our services continuously evaluate our performance against their own in-house packaging and testing capabilities. These integrated device manufacturers may have access to more sophisticated technologies and greater financial and other resources than we do. We believe, however, that we can offer greater efficiency at lower cost while maintaining equivalent or higher quality for several reasons. First, as we benefit from specialization and economies of scale by providing services to a large base of customers across a wide range of products, we are better able to reduce costs and shorten production cycles through high capacity utilization and process expertise. Second, as a result of our customer base and product offerings, our equipment generally has a longer useful life. Third, as a result of the continuing reduction of investments in in-house packaging and testing capacity and technology at integrated device manufacturers, we are better positioned to meet their packaging and testing requirements on a large scale.

Our packaging and testing business also faces actual and potential competition from companies at other levels of the supply chain, which have the financial resources and technical capabilities to enter and compete effectively with us. For example, TSMC has launched integrated fan-out (“InFO”) technology, which is scheduled to be put into mass production in 2016. InFO is expected to further intensify the competition in the packaging and testing industry.

In addition, we have provided electronic manufacturing services since our acquisition of a controlling interest in Universal Scientific in February 2010. As a result of this, we face significant competition from other electronic manufacturing services providers, such as Hon Hai Precision Ind. Co., Ltd., with comprehensive integration, wide geographic coverage and large production capabilities that enable them to achieve economies of scale. We believe, however, that we can still achieve satisfactory performance in the market given that we have been able to provide products with high quality and we are capable of designing new products by cooperating with our customers.

Environmental Matters

Our operations of packaging, interconnect materials and electronic manufacturing services generate environmental wastes, including gaseous chemical, liquid and solid industrial wastes. We have installed various types of anti-pollution equipment for the treatment of liquid and gaseous chemical waste generated at our facilities. We believe that we have adopted adequate anti-pollution measures for the effective maintenance of environmental protection standards that are consistent with industry practice in the countries in which our facilities are located. In addition, we believe we are in compliance in all material respects with present environmental laws and regulations applicable to our operations and facilities.

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Furthermore, in order to demonstrate our commitment to environmental protection, in December 2013, our board of directors approved contributions to environmental protection efforts in Taiwan in a total amount of not less than NT$3,000.0 million, to be made in the next 30 years. For the years ended December 31, 2014, 2015 and 2016, we have made contributions in the amount of NT$100.0 million (US$3.1 million) each, respectively, through ASE Cultural and Educational Foundation to fund various environmental projects, and our board of directors have resolved in a resolution in January 2017 to contribute NT$100.0 million (US$3.1 million) through ASE Cultural and Educational Foundation in environmental projects in 2017.

ASE Inc. Kaohsiung facility

Our operations involving wafer-level process and require wastewater treatment at our K7 Plant have been subject to scrutiny by the Kaohsiung City Environmental Protection Bureau and the Kaohsiung District Prosecutors office as a result of alleged wastewater disposal violations that occurred on October 1, 2013.

In December 2013, the Kaohsiung City Environmental Protection Bureau ordered us to suspend the operations at our K7 Plant’s wafer-level process where nickel was used for alleged wastewater discharge violations and imposed a NT$110.1 million fine against us. The NT$110.1 million fine was later reduced to NT$109.4 million as ordered by the Kaohsiung City Environmental Protection Bureau. In December 2014, the Kaohsiung City Environmental Protection Bureau lifted the suspension order and approved the full resumption of operations of our K7 Plant after ordering a series of examinations, hearings and trial runs. In September 2015, the fine was further reduced to NT$102.0 million by the Kaohsiung City Environmental Protection Bureau and we received a refund of NT$7.3 million in October 2015. Although our K7 Plant has resumed full operation, we may be subject to other new environmental claims, charges or investigations of our K7 Plant or other facilities that may cause similar or more severe interruptions to our business and operations.

With respect to the NT$102.0 million administrative penalty imposed on us by the Kaohsiung City Environmental Protection Bureau, we appealed to the Kaohsiung High Administrative Court in August 2014 seeking to (i) revoke Kaohsiung City Government’s decision, (ii) lift the administrative penalty imposed on us and (iii) demand a refund of the administrative penalty. On March 22, 2016, the Kaohsiung High Administrative Court revoked Kaohsiung City Government’s decision and lifted the administrative penalty. Our demand for a refund of the fine was dismissed. We appealed to the Supreme Administrative Court on April 14, 2016 against the Kaohsiung High Administrative Court’s unfavorable ruling in dismissing a refund. The outcome of the proceeding cannot be predicted with certainty.

In connection with the same alleged violations at our K7 plant, in October 2014, the Kaohsiung District Court ruled that we were in violation of the ROC Waste Disposal Act and imposed on us a criminal penalty of NT$3.0 million. We appealed the case to the Taiwan High Court Kaohsiung District Branch in November 2014. In September 2015, the Taiwan High Court Kaohsiung District Branch overturned the decision made by Kaohsiung District Court and found the Company not guilty and repealed the criminal penalty imposed on the Company. The verdict was final and not appealable. For additional details of these administrative actions and judicial proceedings related to our K7 Plant see “Item 4. Information on the Company—Property, Plants and Equipment” and see “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings.” Defending against any of these pending or future actions will likely be costly and time-consuming and could significantly divert management’s efforts and resources.

Any future suspension of operations at K7 Plant or our other facilities may adversely affect our business, financial condition, results of operations and cash flows. See “Item 3. Key Information—Risk Factors—Risks Relating to Our Business—Any environmental claims or failure to comply with any present or future environmental regulations, as well as any fire or other industrial accident, may require us to spend additional funds and may materially and adversely affect our financial condition and results of operations.”

Our estimated environmental capital expenditures for 2017 will be approximately US$14.7 million, of which 13.9% will be used in climate change adaptation. In order to demonstrate our commitment to fulfill our corporate social responsibility toward environmental protection, in December 2013, our board of directors approved contributions to environmental protection efforts in Taiwan in a total amount of not less than NT$3,000.0 million, at minimum, to be made in the next 30 years.

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Climate Change Management

Climate change is a key corporate sustainability issue, and we are adapting local and international policies and taking firm actions to mitigate the emissions of greenhouse gases attributable to our business operations. We have also set up a Corporate Sustainability Committee (CSC) to better carry out sustainability efforts corresponding to the sustainability guidance and fulfill our commitments.

We strive to develop and promote a green concept in all facets of our enterprise. We are now committed to ensuring the protection of the earth through our efforts to reduce greenhouse gas emissions, waste and effluent. In addition, from the initial product design stage, we conscientiously incorporate the use of green materials and cleaner production as well as the construction of green buildings and the upgrading of existing ones. For instance, we have maintained a multi-site certification for ISO 14001 and ISO 50001, which regularly examines the effectiveness of our environment and energy management systems and helps to improve our resource efficiency and reduce waste.

We believe that there are opportunities associated with climate change related risks and have implemented the following strategies to evaluate the risks and take advantage of the opportunities:

•	Management procedures. Since 2013, we have been using the Enterprise Risk Management (ERM) to manage climate change related risks. Consequently, potential risks induced by climate change are identified and assessed in a global scale. We have established a specific monitoring and control mechanism to reduce the adverse impacts of climate change on our business operation. The identified risks are managed by a variety of departments or functions (risk functions) across all parts of our organization.

•	Identification processes for risks and opportunities. The identification process for risks and opportunities is carried out at both company and asset level linked to multidimensional aspects. Natural disaster, sustainability development and low carbon technology are also the major factors to address climate change related risks. To do so, risk management programs are regularly implemented in our major manufacturing sites as well as all group-level functional departments and assets. Risk identification, assessment and response are three important steps in the ERM cycle. Risks and events that might have an influence on our business objectives are identified and evaluated, in order to decide on appropriate responses.

•	Prioritize the risks and opportunities identified. In accordance with a matrix analysis, the priority of climate change risks and opportunities are determined by the following criteria: timeframe, likelihood, control effectiveness and magnitude of impact on our sustainable operation. A comprehensive methodology is designed to evaluate the cost of implementation, effectiveness (degree to which a response will reduce impact), feasibility (difficulty) and time needed for implementation. Under a mechanism of prevention, early warning and emergency response to risks of different priorities, we believe that we will be able to effectively keep climate change risks under control.

Along with an increasing awareness of climate change crisis, energy saving and carbon reduction have become a mainstream concept for products or services, especially required by our customers. To meet the needs of customers and greenhouse gas mitigation, we continuously strive to provide high efficiency products as well as invest in the research and development for eco-friendly design. From the initial product design stage, we conscientiously incorporate the use of green materials and cleaner production as well as the construction of green buildings and the upgrading of existing ones.

Since 2012, we have incorporated green design standards and building concepts into the construction of our facilities. Starting in 2014, we have committed to constructing all new manufacturing facilities and office buildings in Taiwan following the most up-to-date green building standards, such as US LEED (Leadership in Energy and Environmental Design) and Taiwan EEWH (Ecology, Energy Saving, Waste Reduction and Health) standards. We have also adopted the green building concept to improve environmental performance of our existing buildings. In addition, we further promote "Green Factory Label Certification” by implementing the green building concept and cleaner production mechanism.

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Insurance

We have insurance policies covering property damage and damage to our production facilities, buildings and machinery. In addition, we have insurance policies covering our public and product liabilities. Significant damage to any of our production facilities would have a material adverse effect on our results of operations.

We are not insured against the loss of key personnel.

ORGANIZATIONAL STRUCTURE

The following chart illustrates our corporate structure including our principal manufacturing subsidiaries as of March 31, 2017. The following chart does not include wholly owned intermediate holding companies, internal trading companies and those companies without active operations.

 Our Consolidated Subsidiaries

ASE Test Taiwan

ASE Test Taiwan, which was acquired in 1990, is our wholly owned subsidiary. It is incorporated in Taiwan and is engaged in the testing of integrated circuits.

ASE Test Malaysia

ASE Test Malaysia, which was established in 1991, is our wholly owned subsidiary. It is incorporated in Malaysia and is engaged in the packaging and testing of integrated circuits.

ISE Labs

ISE Labs is our wholly owned subsidiary. It is a semiconductor company specializing in front-end engineering testing that is incorporated in the United States and has its principal facilities located in Fremont, California. We acquired 70.0% of the outstanding shares of ISE Labs in 1999 through ASE Test, and increased our holding to 100.0% through purchases made in 2000 and 2002.

ASE Singapore Pte. Ltd.

ASE Singapore Pte. Ltd., our wholly owned subsidiary, is incorporated in Singapore and provides packaging and testing services. We acquired ASE Singapore Pte. Ltd., which was wholly owned by ISE Lab, through our acquisition of ISE Lab in 1999. In January 2011, ASE Singapore II Pte. Ltd. (formerly, EEMS Test Singapore) merged into ASE Singapore Pte. Ltd. after we acquired ASE Singapore II Pte. Ltd. in August 2010.

ASE Electronics

ASE Material was established in 1997 as an ROC company for the production of interconnect materials, such as substrates, used in the packaging of semiconductors. We initially held a majority stake in ASE Material, but acquired the remaining equity by means of a merger of ASE Material with and into us in August 2004. In August 2006, we spun off the operations originally conducted through ASE Material into our wholly owned subsidiary ASE Electronics. ASE Electronics currently supplies our packaging operations with a substantial portion of our substrate requirements. The facilities of ASE Electronics are primarily located in the Nantze Export Processing Zone near our packaging and testing facilities in Kaohsiung, Taiwan.

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ASE Chung Li and ASE Korea

In July 1999, we purchased Motorola’s Semiconductor Products Sector operations in Chung Li, Taiwan and Paju, South Korea for the packaging and testing of semiconductors, thereby forming ASE Chung Li and ASE Korea. In August 2004, we acquired the remaining outstanding shares of ASE Chung Li that we did not already own and merged ASE Chung Li into us.

ASE Japan

ASE Japan, which we acquired from NEC Electronics Corporation in May 2004, is our wholly owned subsidiary. It is incorporated in Japan and is engaged in the packaging and testing of semiconductors.

ASE Shanghai

ASE Shanghai was established in 2001 as a wholly owned subsidiary of ASE Inc. and began operations in June 2004. ASE Shanghai primarily manufactures and supplies interconnect materials for our packaging operations.

ASESH AT

We acquired 100% of GAPT, now known as ASESH AT, in January 2007 for a purchase price of US$60.0 million. ASESH AT is a PRC company based in Shanghai, China that provides packaging and testing services for a wide range of semiconductors.

ASEN

In September 2007, we acquired 60.0% of ASEN, formerly known as NXP Semiconductors Suzhou Ltd., from NXP Semiconductors for a purchase price of US$21.6 million. NXP Semiconductors holds the remaining 40.0% of ASEN. ASEN is based in Suzhou, China and is engaged in semiconductor packaging and testing.

ASEWH

In May 2008, we acquired 100.0% of the shares of ASEWH from Aimhigh Global Corp. and TCC Steel. ASEWH is based in Weihai, Shandong, China and is engaged in semiconductor packaging and testing.

ASEKS

ASEKS was set up in 2004 and began operating in 2010. ASEKS is based in Kunshan, China and is engaged in semiconductor packaging and testing.

Wuxi Tongzhi

In May 2013, we, through our subsidiary ASESH AT, acquired 100.0% of the shares of Wuxi Tongzhi from Toshiba Semiconductor (Wuxi) Co, Ltd. Wuxi Tongzhi is based in Wuxi, China and is engaged in semiconductor packaging and testing.

USI Group

USI Group engages primarily in electronic manufacturing services in relation to computers, consumer electronics, communications, industrial and automotive, among other services and businesses. We purchased 22.6% of the outstanding shares of Universal Scientific in 1999. We subsequently increased our holding to 23.3% in 2000. As of December 31, 2009, we held approximately 18.1% of Universal Scientific’s outstanding equity shares, which allowed us to exercise significant influence over Universal Scientific and therefore accounted for this investment by the equity method. In February 2010, we, along with our two subsidiaries, J&R Holding Limited and ASE Test, through a cash and stock tender offer, acquired 641,669,316 common shares of Universal Scientific at NT$21 per share, amounting to NT$13,475.1 million in total, resulting in our controlling ownership over Universal Scientific.

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As a result, Universal Scientific became our subsidiary. The shares of Universal Scientific were delisted from the TWSE on June 17, 2010, which were previously listed under the symbol “2350.” In August 2010, we acquired additional 222,243,661 shares of Universal Scientific through another tender offer at NT$21 per share, amounting to NT$4,667.1 million in total. In September 2012, as part of our internal business restructuring, our subsidiaries transferred their shareholdings in Universal Scientific to ASE Inc.

In February 2012, Universal Scientific Shanghai completed its IPO on the Shanghai Stock Exchange. The total proceeds from the IPO was approximately RMB811.7 million prior to deducting underwriting discounts and commissions. In November 2014, Universal Scientific Shanghai completed its capital increase by way of domestic private placements through a bidding process, raising a total of RMB2,063.0 million prior to deducting underwriting discounts and commissions. The issue price per share was RMB27.06. As of March 31, 2017, we indirectly held 75.9% of the total outstanding shares of Universal Scientific Shanghai through our subsidiaries USI Inc. and ASE Shanghai.

On February 2, 2015, Universal Scientific’s shareholders passed a resolution at the shareholders’ meeting to spin-off and assign Universal Scientific’s investment businesses with a then-estimated value of NT$35,537.8 million to USI Inc. In April 2015, Universal Scientific completed a spin-off of its subsidiaries to USI Inc., a company incorporated under ROC law. As part of our business realignment effort, we acquired 990.1 million shares in USI Inc. on the spin-off record date, which resulted in us holding 99.2% of the total then outstanding shares of USI Inc. Following Universal Scientific’s spin-off of its investment businesses to USI Inc., Universal Scientific carried out a capital reduction plan reducing its capital from NT$16,413.0 million to NT$400.0 million. As a result of such spin-off, as of April 1, 2015, we held approximately 99.0% of the outstanding common shares of Universal Scientific.

Furthermore, as part of our corporate reorganization to align each business function to different legal entity groups, the board of directors of ASE Inc. passed a resolution on September 24, 2015, to announce our intention to carry out the Universal Scientific Share Transfer. The Universal Scientific Share Transfer was approved by the Investment Commission of MOEA on February 3, 2016. The majority of shares were transferred in March 2016, and the remaining shares were transferred in May 2016. As of March 31, 2017, ASE Inc. indirectly held 75.7% of Universal Scientific. Following the completion of the Universal Scientific Share Transfer, USI Group will operate under the legal entities directly and indirectly held under USI Inc. See “Item 4. Information on the Company—Information on the Company—History and Development of the Company—USI Group Restructuring” for more information.

PROPERTY, PLANTS AND EQUIPMENT

We operate a number of packaging, testing and electronic manufacturing facilities in Asia and the United States. Our facilities provide varying types or levels of services with respect to different end-product focus, customers, technologies and geographic locations. With our diverse facilities we are able to tailor our packaging, testing and electronic manufacturing solutions closely to our customers’ needs. The following table sets forth the location, commencement of operation, primary use, approximate floor space and ownership of our principal facilities as of January 31, 2017.

Facility	Location	Commencement of Operation	Primary Use	Approximate Floor Space (in sq. ft.)	Owned or Leased

ASE Inc.	Kaohsiung, ROC	March 1984	Our primary packaging facility, which offers complete semiconductor manufacturing solutions in conjunction with ASE Test Taiwan and foundries located in Taiwan. Focuses primarily on packaging services such as flip-chip, wafer bumping and fine-pitch wire bonding.	5,924,000	Land: leased Buildings: owned and leased

	Chung Li, ROC	Acquired in July 1999	An integrated packaging and testing facility that specializes in semiconductors for communications and consumer applications.	4,162,000	Land and buildings: owned

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Facility	Location	Commencement of Operation	Primary Use	Approximate Floor Space (in sq. ft.)	Owned or Leased

ASE Test Taiwan	Kaohsiung, ROC	Acquired in April 1990	Our primary testing facilities, which offer complete semiconductor manufacturing solutions in conjunction with ASE Inc.’s facility in Kaohsiung and foundries located in Taiwan. Focuses primarily on advanced logic/mixed-signal/RF/3D IC testing for integrated device manufacturers, fabless design companies and system companies.	1,004,000	Land: leased Buildings: owned and leased

ASE Test Malaysia	Penang, Malaysia	February 1991	An integrated packaging and testing facility that focuses primarily on the requirements of integrated device manufacturers.	1,102,000	Land: leased Buildings: owned

ASE Korea	Paju, Korea	Acquired in July 1999	An integrated packaging and testing facility that specializes in semiconductors for radio frequency, sensor and automotive applications.	1,294,000	Land and buildings: owned

ISE Labs	California, USA Texas, USA	Acquired in May 1999	Front-end engineering and final testing facilities located in northern California in close proximity to some of the world’s largest fabless design companies. Testing facilities located in close proximity to integrated device manufacturers and fabless companies in Texas.	96,000	Land and buildings: owned and leased

ASE Singapore	Singapore	Acquired in May 1999	An integrated packaging and testing facility that specializes in semiconductors for communication, computers and consumer applications.	282,000	Land: leased Buildings: owned and leased

ASE Shanghai	Shanghai, China	June 2004	Design and production of semiconductor packaging materials.	1,707,000	Land: leased Buildings: owned

ASE Japan	Takahata, Japan	Acquired in May 2004	An integrated packaging and testing facility that specializes in semiconductors for cellular phone, household appliance and automotive applications.	155,000	Land and buildings: leased

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Facility	Location	Commencement of Operation	Primary Use	Approximate Floor Space (in sq. ft.)	Owned or Leased

ASE Electronics	Kaohsiung, ROC	August 2006	Facilities for the design and production of interconnect materials such as substrates used in the packaging of semiconductors.	566,000	Land: leased Buildings: owned and leased

ASESH AT	Shanghai, China	Acquired in January 2007	An integrated packaging and testing facility that specializes in semiconductors for communications and consumer applications.	1,540,000	Land: leased Buildings: owned

ASEN	Suzhou, China	Acquired in September 2007	An integrated packaging and testing facility that specializes in communication applications.	451,000	Land: leased Buildings: owned

ASEWH	Shandong, China	Acquired in May 2008	An integrated packaging and testing facility that specializes in semiconductors for communications, computing and consumer applications.	759,000	Land: leased Buildings: owned

ASEKS	Kunshan, China	July 2010	An integrated packaging and testing facility that specializes in semiconductors for communications and consumer applications.	2,310,000	Land: leased Buildings: owned

Wuxi Tongzhi	Wuxi, China	Acquired in May 2013	An integrated packaging and testing facility that specializes in semiconductors for MP3, Vehicle, household appliance and communications applications.	78,000	Land and buildings: leased

Universal Scientific	Nantou, ROC	Acquired in February 2010	Manufacture and marketing of electronic components, accessories and related products.	182,000	Land: owned Buildings: owned and leased

USI Mexico	Guadalajara, Mexico	Acquired in February 2010	Manufacturing site, which offer motherboard manufacture and system assembly.	384,000	Land: owned Buildings: owned

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Facility	Location	Commencement of Operation	Primary Use	Approximate Floor Space (in sq. ft.)	Owned or Leased

USISZ	Shenzhen, China	Acquired in February 2010	Manufacturing site, design, manufacture and marketing of motherboards, electronic components, accessories and related products in China.	683,000	Land: leased Buildings: owned

Universal Scientific Shanghai	Shanghai, China	Acquired in February 2010	Manufacturing site, design, manufacture and marketing of motherboards, electronic components, accessories and related products in China.	1,513,000	Land: leased Buildings: owned and leased

UGKS	Kunshan, China	August 2011	Manufacturing site, design, manufacture and marketing of motherboards, electronic components, accessories and related products in China.	889,000	Land: leased Buildings: leased

UGTW	Nantou, ROC	February 2010	Design, manufacture and marketing of electronic components, accessories and related products, and provide related research and development services.	400,000	Land: owned Buildings: owned and leased

UGJQ	Shanghai, China	Established in September 2013	Design, manufacture and marketing of motherboards, electronic components, accessories and related products in China.	647,000	Land: leased Buildings: leased

Our major leased property in Kaohsiung consists primarily of leases of land in the Kaohsiung Nantze Export Processing Zone between ASE Inc. and ASE Test Taiwan, as the lessees, and the Export Processing Zones Administration (“the EPZA”), under the Ministry of Economic Affairs. The leases have ten-year or twenty-year terms that will expire through June 2035. No sublease or lending of the land is allowed. The EPZA has the right to adjust the rental price in the event the government revalues the land. The leases are typically renewable with three-month notice prior to the termination date.

ASE Inc. Kaohsiung Facility

In December 2013, the Kaohsiung City Environmental Protection Bureau ordered us to suspend the operations at our K7 Plant’s wafer-level process where nickel was used for alleged wastewater discharge violations and imposed a NT$110.1 million fine against us. The NT$110.1 million fine was later reduced to NT$109.4 million as ordered by the Kaohsiung City Environmental Protection Bureau. In December 2014, the Kaohsiung City Environmental Protection Bureau lifted the suspension order and approved the full resumption of operations of our K7 Plant after ordering a series of examinations, hearings and trial runs. In September 2015, the fine was further reduced to NT$102.0 million by the Kaohsiung City Environmental Protection Bureau and we received a refund of NT$7.3 million in October 2015.

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With respect to the NT$102.0 million administrative penalty imposed on us by the Kaohsiung City Environmental Protection Bureau, we appealed to the Kaohsiung High Administrative Court in August 2014 seeking to (i) revoke Kaohsiung City Government’s decision, (ii) lift the administrative penalty imposed on us and (iii) demand a refund of the administrative penalty. On March 22, 2016, the Kaohsiung High Administrative Court revoked Kaohsiung City Government’s decision and lifted the administrative penalty. Our demand for a refund of the fine was dismissed. We appealed to the Supreme Administrative Court on April 14, 2016 against the Kaohsiung High Administrative Court’s unfavorable ruling in dismissing a refund. The outcome of the proceeding cannot be predicted with certainty.

In connection with the same alleged violations at our K7 plant, in October 2014, the Kaohsiung District Court ruled that we were in violation of the ROC Waste Disposal Act and imposed on us a criminal penalty of NT$3.0 million. We appealed the case to the Taiwan High Court Kaohsiung District Branch in November 2014. In September 2015, the Taiwan High Court Kaohsiung District Branch overturned the decision made by Kaohsiung District Court and found the Company not guilty and repealed the criminal penalty imposed on the Company. The verdict was final and not appealable. For additional details of these administrative actions and judicial proceedings related to our K7 Plant see “—Environmental Matters” and “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings.”

Any future suspension of operations at K7 Plant or our other facilities may adversely affect our business, financial condition, results of operations and cash flows. See “Item 3. Key Information—Risk Factors—Risks Relating to Our Business—Any environmental claims or failure to comply with any present or future environmental regulations, as well as any fire or other industrial accident, may require us to spend additional funds and may materially and adversely affect our financial condition and results of operations.”

We currently do not have plans for significant expansion, but will re-evaluate our need for future expansion based on market condition and future demand requirements to meet our expected future growth. For information on the aggregate capacity of our facilities we operate, see “—Business Overview—Equipment.”

Item 4A. Unresolved Staff Comments

None.

Item 5. Operating and Financial Review and Prospects

OPERATING RESULTS AND TREND INFORMATION

The following discussion of our business, financial condition and results of operations should be read in conjunction with our consolidated financial statements, which are included elsewhere in this annual report. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of any number of factors, such as those set forth under “Item 3. Key Information—Risk Factors” and elsewhere in this annual report. See “Special Note Regarding Forward-Looking Statements.”

Overview

We offer a broad range of semiconductor packaging, testing services and we also offer electronic manufacturing services since our acquisition of a controlling interest in Universal Scientific in February 2010. In addition to offering each service separately, we also offer turnkey services, which includes integrated packaging, testing and direct shipment of semiconductors to end users designated by our customers and solution-based proactive original design manufacturing, with our customers. In addition, we started generating revenues from our real estate business since 2010. Our operating revenues increased from NT$256,591.4 million in 2014 to NT$283,302.5 million in 2015 and NT$274,884.1 million (US$8,484.1 million) in 2016.

Discussed below are several factors that have had a significant influence on our financial results in recent years.

Pricing and Revenue Mix

We price our services taking into account the actual costs involved in providing these services, with reference to prevailing market prices. The majority of our prices and revenues are denominated in U.S. dollars. Any significant fluctuation in exchange rates, especially between NT dollars and U.S. dollars, will affect our costs and, in turn, our revenues.

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In the case of semiconductor packaging, the cost of the silicon die, typically the most costly component of the packaged semiconductor, is usually not reflected in our costs (or revenues) since it is generally supplied by our customers on a consignment basis.

The semiconductor industry is characterized by a general trend toward declining prices for products and services of a given technology over time. In addition, during periods of intense competition and adverse conditions in the semiconductor industry, the pace of this decline may be more rapid than in other years. The average selling prices of our packaging and testing services have experienced sharp declines during such periods as a result of intense price competition from other market participants that attempt to maintain high capacity utilization levels in the face of reduced demand.

Declines in average selling prices have been partially offset historically by changes in our revenue mix, and typically the selling price is largely dependable on the complexity of the services. In particular, revenues derived from more advanced package types, such as flip-chip BGA, higher density packages with finer lead-to-lead spacing, or pitch, and testing of more complex, high-performance semiconductors have increased as a percentage of total revenues. We intend to continue to focus on package types such as bumping, flip-chip BGA and SiP, developing and offering new technologies in packaging and testing services and expanding our capacity to achieve economies of scale, as well as improving production efficiencies for older technologies, in order to mitigate the effects of declining average selling prices on our profitability.

Our profitability for a specific package type does not depend linearly on its average selling price. Some of our more traditional package types, which typically have low average selling prices, may well command steadier and sometimes higher margins than more advanced package types with higher average selling prices.

High Fixed Costs

Our operations, in particular our testing operations, are characterized by relatively high fixed costs. We expect to continue to incur substantial depreciation and other expenses especially from our acquisitions of packaging and testing equipment and facilities. Our profitability depends in part not only on absolute pricing levels for our products/services, but also on utilization rates on equipment, commonly referred to as “capacity utilization rates.” In particular, increases or decreases in our capacity utilization rates could have a significant effect on gross margins since the unit cost of our products and/or services generally decreases as fixed costs are allocated over a larger number of units. The capacity utilization rates of the machinery and equipment installed at our production facilities typically depend on factors such as the volume and variety of products, the efficiency of our operations in terms of the loading and adjustment of machinery and equipment for different products, the complexity of the different products to be packaged or tested, the amount of time set aside for the maintenance and repair of the machinery and equipment, and the experience and schedule of work shifts of operators.

In 2014, 2015 and 2016, our depreciation, amortization and rental expense included in operating costs as a percentage of operating revenues was 9.9% ,10.0% and 10.3%, respectively. The increase in depreciation, amortization and rental expense as a percentage of operating revenues in 2016 compared to 2015 was primarily a result of a decrease in our electronic manufacturing services revenues. We begin depreciating our equipment when the machinery is placed into service. There may sometimes be a time lag between when our equipment is available for use and when it achieves high levels of utilization. In periods of depressed industry conditions, such as the fourth quarter of 2008, we experienced lower than expected demand from customers, resulting in an increase in depreciation relative to operating revenues. In particular, the capacity utilization rates for our testing equipment are more severely affected during an industry downturn as a result of a decrease in outsourcing demand from integrated device manufacturers, which typically maintain larger in-house testing capacity than in-house packaging capacity.

In addition to purchasing testers, we also lease a portion of our testers, which we believe allows us to better manage our capacity utilization rates and cash flow. Since leased testers can be replaced with more advanced testers upon the expiration of the lease, we believe that these operating leases have enabled us to improve our capacity utilization rates by allowing us to better align our capacity with changes in equipment technology and the needs of our customers. For more information about our testers, including the number of testers under lease, see “Item 4. Information on the Company—Business Overview—Equipment—Testing.”

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Raw Material Costs

Substantially all of our raw material costs are accounted for by packaging, the production of interconnect materials and electronic manufacturing services. In particular, our electronic manufacturing services acquired in 2010 require more significant quantities of raw materials than our packaging and production of interconnect materials. In 2014, 2015 and 2016, raw material cost as a percentage of our operating revenues was 45.6% , 50.0% and 45.5%, respectively.

We have developed copper wire to gradually replace gold wire in the packaging processes in order to benefit from the lower material cost of copper. However, gold wire is still one of the principal raw materials we use in our packaging processes, and the recent volatility in the price of gold has affected our operating costs. In 2016, the spot rate for gold fluctuated from approximately US$1,073 per ounce to approximately US$1,370 per ounce according to the statistics published by The London Bullion Market Association. It may be difficult for us to adjust our average selling prices to account for fluctuations in the price of gold. We expect that gold wire will continue to be an important raw material for us and we therefore expect to continue to be subject to significant fluctuations in the price of gold.

Recent Accounting Pronouncements

Adopted standards for current period

In the current year, we have applied the following new, revised or amended standards and interpretations that have been issued and effective: Amendments to IFRSs Annual Improvements to IFRSs: 2012-2014 Cycle, Amendments to IFRS 10, IFRS 12 and International Accounting Standard (“IAS”) 28 Investment Entities: Applying the Consolidation Exception, Amendments to IFRS 11 Accounting for Acquisitions of Interests in Joint Operations, Amendments to IAS 1 Disclosure Initiative, Amendments to IAS 16 and IAS 38 Clarification of Acceptable Methods of Depreciation and Amortization. The adoption of aforementioned standards or interpretations did not have a significant effect on our accounting policies. Please refer to note 3 to our consolidated financial statements included in this annual report for more information.

Standards not yet adopted

Among the new, revised or amended standards and interpretations that have been issued but are not yet effective, we believe that the adoption of the following standards and interpretations will not have a material effect on our accounting policies: Amendments to IFRSs Annual Improvements to IFRSs: 2014-2016 Cycle, Amendments to IFRS 2 Classification and Measurement of Share-based Payment Transactions, Amendments to IFRS 4 Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts, IFRS 9 Financial Instruments, Amendments to IFRS 9 and IFRS 7 Mandatory Effective Date of IFRS 9 and Transition Disclosures, Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate or Joint Venture, IFRS 15 Revenue from Contracts with Customers, Amendments to IFRS 15 Clarifications to IFRS 15 , IFRS 16 Leases, Amendments to IAS 7 Disclosure Initiative, Amendments to IAS 12 Recognition of Deferred Tax Assets for Unrealized Losses, Amendments to IAS 40 Transfers of investment property and IFRIC 22 Foreign Currency Transactions and Advance Consideration. We are currently evaluating the impact on our financial position and operating results as a result of the initial adoption of the following standards and interpretations: IFRS 9 Financial Instruments, IFRS 15 Revenue from Contracts with Customers, Amendments to IFRS 15 Clarifications to IFRS 15 “Revenue from Contracts with Customers”, Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate or Joint Venture and IFRS 16 Leases.

Please refer to note 3 to our consolidated financial statements included in this annual report for more information.

Critical Accounting Policies and Estimates

Preparation of our consolidated financial statements requires us to make estimates and judgments in applying our critical accounting policies that have a significant impact on the results we report in our consolidated financial statements. Our principal accounting policies and critical accounting judgments and key sources of estimation uncertainty are set forth in detail in note 4 and note 5, respectively, to our consolidated financial statements included in this annual report. We continually evaluate these estimates and assumptions. Actual results may differ from these estimates under different assumptions and conditions. Significant accounting policies are summarized as follows.

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Revenue Recognition. Revenue is measured at the fair value of the consideration received or receivable take into account of estimated customer returns, rebates and other similar allowances. Revenue from the sale of goods and real estate properties is recognized when the goods and real estate properties are delivered and titles have passed, at the time all the following conditions are satisfied:

•	we have transferred to the buyer the significant risks and rewards of ownership of the goods and real estate properties;

•	we retain neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods and real estate properties sold;

•	the amount of revenue can be reliably measured;

•	it is probable that the economic benefits associated with the transaction will flow to us; and

•	the costs incurred or to be incurred in respect of the transaction can be reliably measured.

Service income is recognized when services are rendered.

Our customers bear the title and risk of loss for those bare semiconductor wafers that we receive and package into finished semiconductors and/or those packaged semiconductors that we receive and test for performance specifications. Accordingly, the cost of customer-supplied semiconductor materials is not included in our consolidated financial statements.

A sales discount and return allowance is recognized in the period during which the sale is recognized, and is estimated based on historical experience, the management’s judgment and relevant factors.

Impairment of Accounts Receivable. We periodically record a provision for doubtful accounts based on our evaluation of the collectability of our accounts receivable. We first assess whether objective evidence of impairment exists individually in each customer for account receivable, then includes in a group basis with historical collective experience and similar credit risk characteristics and collectively assess them for impairment. As of December 31, 2014, 2015 and 2016, the allowance we set aside for doubtful accounts was NT$84.1 million , NT$82.9 million and NT$53.7 million (US$1.7 million), respectively. Additional allowances may be required in the future if the financial condition of our customers or general economic conditions further deteriorate, and this additional allowance would reduce our net income.

Inventories. Inventories are recorded at cost when acquired and stated at the lower of cost or net realizable values. Inventories are written down to net realizable value item by item, except for those that may be appropriate to group items of similar or related inventories. Materials received from customers for processing, mainly of semiconductor wafers, are excluded from inventories, as title and risk of loss remains with the customers. Net realizable value is the estimated selling prices of inventories less all estimated costs of completion and estimated costs necessary to make the sale. An allowance for loss on decline in market value and obsolescence is provided based on the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. Due to rapid technology advancements, we estimate the net realizable value of inventory for obsolete and unmarketable items at the balance sheet date and then write down the cost of inventories to net realizable value. There may be significant changes in the net realizable value of inventories, since our estimate of demand in a specific time period may vary from the actual demand.

Realization of Deferred Tax Assets. Tax benefits arising from deductible temporary differences, unused tax credits and unused loss carry-forwards are recognized as deferred tax assets to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the deferred tax assets. The carrying amounts of deferred tax assets are reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of deferred tax assets to be utilized. A previously unrecognized deferred tax asset is also reviewed at each balance sheet date and recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be utilized. The realizability of deferred tax assets mainly depends on whether sufficient future profits or taxable temporary differences will be available. In cases where the actual future profits generated are less than expected, a material reversal of deferred tax assets may arise, which would be recognized in profit or loss for the period in which such a reversal takes place.

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Impairment of Tangible and Intangible Assets Other than Goodwill. At each balance sheet date, we review the carrying amounts of the tangible and intangible assets, excluding goodwill, to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. Recoverable amount is the higher of fair value less costs to sell and value in use. If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount. The process of evaluating the potential impairment of tangible and intangible assets other than goodwill requires significant judgment. We are required to make subjective judgments in determining the independent cash flows, useful lives, expected future revenue and expenses related to a specific asset group, taking its usage patterns and the nature of the semiconductor industry into consideration. Any changes in our estimates caused by changing economic conditions or business strategies could result in significant impairment charges in future periods.

In 2014, 2015 and 2016, we recognized impairment losses of NT$297.8 million, NT$258.1 million and NT$888.2 million (US$27.4 million), respectively, on property, plant and equipment. See notes 14 and 23 to our consolidated financial statements included in this annual report.

Business Combinations and Acquisition of Material Associate. When we acquire businesses, goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates are based on historical experience, information obtained from the management of the acquired companies and independent external service providers’ reports. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital, and the synergistic benefits expected to be derived from the acquired business. These estimates are inherently uncertain and unpredictable. In addition, unanticipated events and circumstances may occur, which may affect the accuracy or validity of such estimates.

For the associate accounted for using the equity method, goodwill is included within the carrying amount of the investment as of each investment date as the excess of cost of investments over the share acquired of the net fair value of the associate’s identifiable assets acquired and the liabilities assumed at the respective investment dates. It involves critical accounting judgment and estimates when determining aforementioned fair values. We engaged independent external appraiser to identify and evaluate the associate’s identifiable tangible assets, intangible assets and liabilities. The scope of such evaluation includes assumptions as current replacement cost of tangible assets, the categories of intangible assets and their expected economic benefits, growth rates and discount rates used in cash flow analysis. The amounts of differences between fair value of identified tangible and intangible assets and the carrying amount at each respective investment dates are depreciated or amortized over their remaining useful lives or expected future economic benefit lives.

For example, we acquired 33.29% shareholdings of SPIL in 2015 and 2016 and identified the differences between the cost of the investment and our share of the net fair value of SPIL’s identifiable assets and liabilities in September 2016. We retrospectively adjusted the comparative financial statement for the year ended December 31,2015. See notes 13 to our consolidated financial statements included in this annual report.

Goodwill. Goodwill is tested for impairment annually and we test for impairment more frequently if an event occurs or circumstances change that would indicate that the cash-generating unit may be impaired. Goodwill is tested for impairment by comparing the carrying amount of the cash-generating unit to which the goodwill has been allocated to its recoverable amount. Recoverable amount is defined as the higher of a cash-generating unit’s fair value less costs to sell or its value in use, which is defined as the present value of the expected future cash flows generated by the cash-generating unit. In conducting the future cash flow valuation, we make assumptions about future operating cash flows, the discount rate used to determine present value of future cash flows, and capital expenditures. Future operating cash flows assumptions include sales growth assumptions, which are based on our historical trends and industry trends, and gross margin and operating expense growth assumptions, which are based on the historical relationship of those measures compared to sales and certain cost cutting initiatives. An impairment charge is incurred to the extent the carrying amount exceeds the recoverable amount. As of December 31, 2016, we had goodwill of NT$10,558.9 million (US$325.9 million). We did not recognize any impairment loss in 2014, 2015 and 2016. Our conclusion could, however, change in the future if actual results differ from our estimates and judgments under different assumptions and conditions.

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Valuation of Investments. We hold investments in the shareholdings of public and non-public entities. We evaluate these investments periodically for impairment based on market prices, if available, the financial condition of the investees and economic conditions in the industry and estimate of future cash inflows from disposal (net of transaction cost). These assessments usually require a significant amount of judgment, as a significant decline in the market price may be a short-term drop and may not be the best indicator of impairment. Whenever triggering events or changes in circumstances indicate that an investment may be impaired and carrying amount may not be recoverable, we measure the impairment based on the market prices, if available, or using market approach based on the financial result of the investments and estimate of future cash inflows from disposal (net of transaction cost). Several of the investments held by us are recognized as the equity method investments or available-for-sale financial assets. Any significant decline in the estimated future cash flows of the investments or financial assets could affect the value of the investment and indicate that an impairment charge may occur. In 2014, 2015 and 2016, we recognized impairment losses of NT$10.4 million, nil and NT$91.9 million (US$2.8 million), respectively, on our investments. See note 23 to our consolidated financial statements included in this annual report.

Results of Operations

The following table sets forth, for the periods indicated, financial data from our consolidated statements of comprehensive income, expressed as a percentage of operating revenues.

	Year Ended December 31,
	2014	2015 (Retrospectively Adjusted)	2016

Operating revenues	100.0%	100.0%	100.0%
Packaging	47.3	41.2	45.6
Testing	10.1	8.9	9.8
Electronic manufacturing services	41.2	48.8	42.0
Others	1.4	1.1	2.6
Operating costs	(79.1)	(82.3)	(80.6)
Gross profit	20.9	17.7	19.4
Operating expenses	(9.3)	(8.9)	(9.6)
Other operating income and expenses, net	0.0	(0.1)	(0.3)
Profit from operations	11.6	8.7	9.5
Non-operating expense, net	(0.5)	0.1	0.7
Profit before income tax	11.1	8.8	10.2
Income tax expense	(2.2)	(1.5)	(2.0)
Profit for the year	8.9%	7.3%	8.2%
Attributable to
Owners of the Company	8.7%	7.0%	7.8%
Non-controlling interests	0.2	0.3	0.4
	8.9%	7.3%	8.2%
Other comprehensive income, net of income tax	2.2	0.0	(2.9)
Total comprehensive income for the year	11.1%	7.3%	5.3%
Attributable to
Owners of the Company	10.7%	7.0%	5.1%
Non-controlling interests	0.4	0.3	0.2
	11.1%	7.3%	5.3%

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The following table sets forth, for the periods indicated, the gross margins for our packaging, testing services and electronic manufacturing services and our total gross margin. Gross margin is calculated by dividing gross profits by operating revenues.

	Year Ended December 31,
	2014	2015	2016
	(percentage of operating revenues)
Gross profit
Packaging	27.2%	26.0%	22.8%
Testing	37.2	35.8	36.9
Electronic manufacturing services	8.6	6.8	9.7
Overall	20.9%	17.7%	19.4%

The following table sets forth, for the periods indicated, a breakdown of our total operating costs and operating expenses, expressed as a percentage of operating revenues.

	Year Ended December 31,
	2014	2015	2016
	(percentage of operating revenues)
Operating costs
Raw materials	45.6%	50.0%	45.5%
Labor	13.0	12.3	13.0
Depreciation, amortization and rental expense	9.9	10.0	10.3
Others	10.6	10.0	11.8
Total operating costs	79.1%	82.3%	80.6%
Operating expenses
Selling	1.3%	1.3%	1.3%
General and administrative	4.0	3.8	4.2
Research and development	4.0	3.8	4.1
Total operating expenses	9.3%	8.9%	9.6%

Year ended December 31, 2016 Compared to Year Ended December 31, 2015

Operating Revenues. Operating revenues decreased 3.0% to NT$274,884.1 million (US$8,484.1 million) in 2016 from NT$283,302.5 million in 2015, primarily due to a decrease in revenues from our electronic manufacturing services business. Packaging revenues increased 7.4% to NT$125,282.8 million (US$3,866.8 million) in 2016 from NT$116,607.3 million in 2015, primarily due to an increase in demand for our Bumping, Flip Chip, WLP & Sip and IC wirebonding products. Testing revenues increased 7.3% to NT$27,031.8 million (US$834.3 million) in 2016 from NT$25,191.9 million in 2015, primarily due to an increase in sales volume of our testing business. Revenues from our electronic manufacturing services business decreased 16.5% to NT$115,395.1 million (US$3,561.6 million) in 2016 from NT$138,242.1 million in 2015, primarily due to a decrease in the outsourced orders for communications and consumer products.

Gross Profit. Gross profit increased 6.1% to NT$53,194.2 million (US$1,641.8 million) in 2016 from NT$50,135.2 million in 2015. Our gross profit as a percentage of operating revenues, or gross margin, was 19.4% in 2016 compared to 17.7% in 2015. The increase was primarily due to a decline of our electronic manufacturing services business with a lower gross margin. Raw material costs in 2016 were NT$125,133.8 million (US$3,862.2 million) compared to NT$141,778.8 million in 2015. As a percentage of operating revenues, raw material costs decreased to 45.5% in 2016 from 50.0% in 2015 primarily due to a decrease in orders in our electronic manufacturing services business, which required relatively higher raw material costs compared to our other businesses. Labor cost in 2016 was NT$35,588.5 million (US$1,098.4 million) compared to NT$34,720.4 million in 2015. As a percentage of operating revenues, labor cost increased to 13% in 2016 from 12.3% in 2015 primarily due to the decline of our operating revenues. Depreciation, amortization and rental expenses were NT$28,117.6 million (US$867.8 million) in 2016 compared to NT$28,191.8 million in 2015. As a percentage of operating revenues, depreciation, amortization and rental expenses increased to 10.3% in 2016 from 10.0% in 2015. Our gross margin for our packaging business decreased to 22.8% in 2016 from 26.0% in 2015, primarily due to a decrease in the sale of products with higher gross margins. Our gross margin for our testing business increased to 36.9% in 2016 from 35.8% in 2015 primarily due to a decrease in depreciation expenses as a percentage of testing revenues. Our gross margin for our electronic manufacturing services business increased to 9.7% in 2016 from 6.8% in 2015 primarily due to a decrease in the sale of products with lower gross margins.

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Profit from operations. Profit from operations increased 5.2% to NT$25,908.2 million (US$799.6 million) in 2015 compared to NT$24,633.1 million in 2015. Our profit from operations as a percentage of operating revenues, or operating margin, increased to 9.5% in 2016 from 8.7% in 2015 primarily due to an increase in gross margin. Operating expenses increased 4.9% to NT$26,485.7 million (US$817.5 million) in 2016 compared to NT$25,250.6 million in 2015. The increase in operating expenses was primarily due to an increase in general and administrative expense, as well as research and development expense. General and administrative expense increased 8.7% to NT$11,662.1 million (US$359.9 million) in 2016 from NT$10,724.6 million in 2015, primarily due to an increase in our professional fees incurred in relation to various investment strategies and an increase in salary expenses in connection with the cost related to stock options granted in the fourth quarter of 2015 and recognized in 2016. General and administrative expense as a percentage of our operating revenues was 4.2% in 2016, compared to 3.8% in 2015. Research and development expense increased 4.1% to NT$11,391.1 million (US$351.6 million), accounting for 4.1% of operating revenues in 2016, compared to NT$10,937.5 million, accounting for 3.8% of operating revenues in 2015. This increase in the research and development expense was primarily due to an increase in salary expenses in relation to stock options granted in the fourth quarter of 2015 and recognized in 2016. Selling expense decreased 4.3% to NT$3,432.5 million (US$105.9 million) in 2016 from NT$3,588.5 million in 2015. This decrease was primarily due to a decrease in amortization expenses in connection with intangible assets acquired in prior mergers. Selling expense as a percentage of operating revenues was 1.3% in both 2016 and 2015. We had a net other operating expense of NT$800.3 million (US$24.7 million) in 2016 compared to a net other operating expense of NT$251.5 million in 2015. The increase in net other operating expense was primarily due to an increase in impairment loss on property, plant and equipment.

Non-Operating Expense, Net. We had a net non-operating income of NT$2,116.9 million (US$65.4 million) in 2016 compared to a net non-operating income of NT$378.7 million (adjusted) in 2015. This increase was primarily due to (i) an increase in non-operating income due to the change in the net loss on valuation of financial assets and liabilities and net foreign exchange loss which resulted in an increase in net gain from NT$1,759.6 million in 2015 to NT$2,375.9 million (US$73.3 million) in 2016 and (ii) an increase in non-operating income due to the increase in the income earned from equity method investments from the profit of NT$126.3 million in 2015 to the profit of NT$1,512.2 million (US$46.7 million) in 2016, partially offset by a decrease in non-operating income due to a decrease in dividends income from NT$397.0 million in 2015 to NT$26.4 million (US$0.8 million) in 2016.

Net Profit. Net profit, excluding non-controlling interests, increased 8.3% to NT$21,361.6 million (US$659.3 million) in 2016 compared to NT$19,732.1 million (adjusted) in 2015. Our diluted earnings per ADS decreased to NT$11.67 (US$0.36) in 2016 compared to diluted earnings per ADS of NT$12.38 in 2015. Our income tax expense increased 25% to NT$5,390.8 million (US$166.4 million) in 2016 compared to NT$4,311.1 million in 2015, primarily due to an increase in income tax on undistributed earnings and an increase in income tax of our real estate business which generated more operating revenues in 2016.

Year ended December 31, 2015 Compared to Year Ended December 31, 2014

Operating Revenues. Operating revenues increased 10.4% to NT$283,302.5 million in 2015 from NT$256,591.4 million in 2014, primarily due to an increase in revenues from our electronic manufacturing services business. Packaging revenues decreased 3.9% to NT$116,607.3 million in 2015 from NT$121,336.5 million in 2014. Testing revenues decreased 2.6% to NT$25,191.9 million in 2015 from NT$25,874.7 million in 2014. Revenues from our electronic manufacturing services business increased 30.7% to NT$138,242.1 million in 2015 from NT$105,784.4 million in 2014. The decrease in packaging and testing revenues was primarily due to slightly soft demand in the end-application market. The increase in the revenues from our electronic manufacturing services business was primarily due to an increase in the outsourced orders for communications and consumer products.

Gross Profit. Gross profit decreased 6.4% to NT$50,135.2 million in 2015 from NT$53,588.5 million in 2014. Our gross profit as a percentage of operating revenues, or gross margin, was 17.7% in 2015 compared to 20.9% in 2014. The decrease was primarily due to the growth in our electronic manufacturing services business with a lower gross margin. Raw material costs in 2015 were NT$141,778.8 million compared to NT$116,998.6 million in 2014. As a percentage of operating revenues, raw material costs increased to 50.0% in 2015 from 45.6% in 2014 primarily due to an increase in orders in our electronic manufacturing services business, which required relatively higher raw material costs compared to our other businesses. Depreciation, amortization and rental expenses were NT$28,191.8 million in 2015 compared to NT$25,386.7 million in 2014. As a percentage of operating revenues, depreciation, amortization and rental expenses increased to 10.0% in 2015 from 9.9% in 2014 due to a decrease in our packaging and testing revenues. Labor cost in 2015 was NT$34,720.4 million compared to NT$33,243.2 million in 2014. As a percentage of operating revenues, labor cost decreased to 12.3% in 2015 from 13.0% in 2014 primarily due to the growth of our operating revenues. Our gross margin for our packaging business decreased to 26.0% in 2015 from 27.2% in 2014 due to an increase in labor costs and depreciation expenses as a percentage of packaging revenue, partially offset by a decrease in raw material costs as a percentage of packaging revenues. Our gross margin for our testing business decreased to 35.8% in 2015 from 37.2% in 2014 primarily due to an increase in depreciation expenses as a percentage of testing revenues. Our gross margin for our electronic manufacturing services business decreased to 6.8% in 2015 from 8.6% in 2014 primarily due to an increase in the sale of products with lower gross margins.

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Profit from operations. Profit from operations decreased 17.5% to NT$24,633.1 million in 2015 compared to NT$29,874.5 million in 2014. Our profit from operations as a percentage of operating revenues, or operating margin, decreased to 8.7% in 2015 from 11.6% in 2014 primarily due to a decrease in gross margin. Operating expenses increased 5.5% to NT$25,250.6 million in 2015 compared to NT$23,942.7 million in 2014. The increase in operating expenses was primarily due to an increase in general and administrative expense, as well as research and development expense. General and administrative expense increased 5.0% to NT$10,724.6 million in 2015 from NT$10,214.8 million in 2014, primarily due to the professional service fees incurred from our strategic investments in 2015, including that incurred for the Initial SPIL Tender Offer and Second SPIL Tender Offer. General and administrative expense as a percentage of our operating revenues was 3.8% in 2015, compared to 4.0% in 2014. Research and development expense increased 6.3% to NT$10,937.5 million, accounting for 3.8% of operating revenues in 2015, compared to NT$10,289.7 million, accounting for 4.0% of operating revenues in 2014. This increase in the research and development expense was primarily due to an increase in salary expenses from increased headcounts. Selling expense increased 4.4% to NT$3,588.5 million in 2015 from NT$3,438.2 million in 2014. This increase was primarily due to an increase in salary and bonus expenses primarily due to salary raises. Selling expense as a percentage of operating revenues was 1.3% in both 2015 and 2014. We had a net other operating expense of NT$251.5 million in 2015 compared to a net other operating income of NT$228.7 million in 2014. The increase in net other operating expense was primarily due to (i) the reversal of the settlement with Tessera in relation to patent infringement claims in the amount of US$3.0 million in the fourth quarter of 2014 due to the reduction of the final settlement amount from US$30.0 million to US$27.0 million and (ii) the receipt of direct reimbursement from Citibank, N.A., the depositary bank for our ADR programs, in the amount of US$4.1 million (net of U.S. withholding tax) in 2014.

Non-Operating Expense, Net. We had a net non-operating income of NT$378.7 million (adjusted) in 2015 compared to a net non-operating expense of NT$1,339.4 million in 2014. This increase was primarily due to (i) an increase in non-operating income due to the change in the net gain/loss on valuation of financial assets and liabilities and net foreign exchange gain/loss which resulted in an increase in net gain from NT$616.9 million in 2014 to NT$1,759.6 million in 2015, (ii) an increase in non-operating income due to the increase in the income earned from equity method investments from the loss of NT$121.9 million in 2014 to the profit of NT$126.2 million (adjusted) in 2015 and (iii) an increase in non-operating income due to an increase in dividends income from NT$101.3 million in 2014 to NT$397.0 million in 2015.

Net Profit. Net profit, excluding non-controlling interests, decreased 11.2% to NT$19,732.1 million (adjusted) in 2015 compared to NT$22,228.6 million in 2014. Our diluted earnings per ADS decreased to NT$12.38 in 2015 compared to diluted earnings per ADS of NT$13.93 in 2014. Our income tax expense decreased 23.9% to NT$4,311.1 million in 2015 compared to NT$5,666.0 million in 2014, primarily due to a decrease in the income tax on undistributed earnings.

Quarterly Operating Revenues, Gross Profit and Gross Margin

The following table sets forth our unaudited consolidated operating revenues, gross profit and gross margin for the quarterly periods indicated. The unaudited quarterly results reflect all adjustments, consisting of normal recurring adjustments, that, in the opinion of management, are necessary for a fair presentation of the amounts, on a basis consistent with the audited consolidated financial statements included elsewhere in this annual report. You should read the following table in conjunction with the audited consolidated financial statements and related notes included elsewhere in this annual report. Our operating revenues, gross profit and gross margin for any quarter are not necessarily indicative of the results for any future period. Our quarterly operating revenues, gross profit and gross margin may fluctuate significantly.

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	Quarter Ended
	Mar. 31, 2015	Jun. 30, 2015	Sept. 30, 2015	Dec. 31, 2015	Mar. 31, 2016	Jun. 30, 2016	Sept. 30, 2016	Dec. 31, 2016
	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
	(in millions)
Consolidated Operating Revenues
Packaging	29,320.9	28,617.8	29,575.1	29,093.5	28,036.1	30,177.6	33,448.6	33,620.5
Testing	6,179.5	6,230.8	6,425.7	6,355.9	5,995.3	6,502.1	7,231.5	7,302.9
Electronic manufacturing services	28,300.1	34,534.0	36,107.2	39,300.8	24,748.8	24,845.3	31,174.4	34,626.6
Others	861.6	839.2	762.4	798.0	3,590.9	1,075.7	929.2	1,578.6
Total	64,662.1	70,221.8	72,870.4	75,548.2	62,371.1	62,600.7	72,783.7	77,128.6
Consolidated Gross Profit
Packaging	7,543.2	7,226.2	7,809.7	7,769.4	5,579.4	6,711.6	7,750.8	8,482.7
Testing	2,121.7	2,190.7	2,321.6	2,391.7	1,971.0	2,395.6	2,809.9	2,804.1
Electronic manufacturing services	2,238.3	1,779.7	2,567.5	2,847.9	1,996.6	2,533.2	3,113.2	3,591.8
Others	410.2	368.7	288.8	259.9	1,902.3	614.5	439.0	498.5
Total	12,313.4	11,565.3	12,987.6	13,268.9	11,449.3	12,254.9	14,112.9	15,377.1
Consolidated Gross Profit (%)
Packaging	25.7%	25.3%	26.4%	26.7%	19.9%	22.2%	23.2%	25.2%
Testing	34.3	35.2	36.1	37.6	32.9	36.8	38.9	38.4
Electronic manufacturing services	7.9	5.2	7.1	7.2	8.1	10.2	10.0	10.4
Overall	19.0%	16.5%	17.8%	17.6%	18.4%	19.6%	19.4%	19.9%

Our results of operations are affected by seasonality. In general, our first quarter operating revenues have historically decreased over the preceding fourth quarter, primarily due to the combined effects of holidays in the United States, Taiwan and elsewhere in Asia. Moreover, the increase or decrease in operating revenues of a particular quarter as compared with the immediately preceding quarter varies significantly. See “Item 3. Key Information—Risk Factors—Risks Relating to Our Business—Our operating results are subject to significant fluctuations, which could adversely affect the market value of your investment.”

Exchange Rate Fluctuations

For quantitative and qualitative disclosure of our exposure to foreign currency exchange rate risk, see “Item 11. Quantitative and Qualitative Disclosures about Market Risk—Market Risk—Foreign Currency Exchange Rate Risk.”

Taxation

The corporate income tax rate in the ROC decreased from 25% to 17%, effective since January 1, 2010. The ROC Statute for Upgrading Industries, which provided various tax incentives including investment tax credits, tax exemptions and tax holidays for companies, expired on December 31, 2009. Under this statute, we had been granted tax holidays covering the portion of our income attributable to eligible machinery and equipment that were procured with cash infusions from our shareholders or after the capitalization of retained earnings through the issuance of stock dividends, and tax credits of 7% for the purchase of qualifying manufacturing equipment. We can continue to enjoy the tax holidays that have been granted to us by the ROC tax authority. On April 16, 2010, the Legislative Yuan of ROC passed the Industrial Innovation Act, effective from January 1, 2010 to December 31, 2019. Under the prevailing Industrial Innovation Act, a profit-seeking enterprise may deduct up to (i) 15% of its research and

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development expenditures from its income tax payable for the fiscal year in which these expenditures are incurred; or (ii) 10% of its research and development expenditures from its income tax payable for the fiscal year in which these expenditures are incurred or the following two years. However, the deduction may not exceed 30% of the income tax payable for that fiscal year. Under the Alternative Minimum Tax Act (the “AMT Act”) which took effect on January 2006 and was amended in August 2012, when the amount of the regular income tax calculated pursuant to the AMT Act is below the amount of the alternative minimum tax, or the AMT, a taxpayer is required to pay the difference between the AMT and the said regular income tax, which becomes the AMT payable. Taxable income for calculating the AMT includes most sources of income that are exempted from income tax under various legislations such as tax holidays. However, there are grandfathered treatments for the tax holidays approved by the tax authority before the AMT Act took effect. Under the amended AMT Act, the standard deduction for taxable income that applies to business entities decreased from NT$2.0 million to NT$0.5 million and the tax rate that applies to business entities increased from 10% to 12%. The amendment to the AMT Act became effective on January 1, 2013.

As of December 31, 2016, we had two five-year tax holidays on income derived from a portion of our operations in Kaohsiung, Taiwan, which will expire through 2018 and 2022, respectively. In addition, some of our subsidiaries, such as ASE Test Taiwan and ASE Electronics, are entitled to certain tax exemptions on income derived from a portion of their respective operations, which will expire through 2018, 2020 and 2022, respectively. The aggregate tax benefits of such exemptions for the years ended December 31, 2014, 2015 and 2016 were NT$623.7 million, NT$538.0 million and NT$700.3 million (US$21.6 million), respectively. The effect of such tax exemption on basic earnings per share for the year ended December 31, 2014, 2015 and 2016 were NT$0.08, NT$0.07and, NT$0.09 (US$0.00), respectively.

In addition, since we have facilities located in special export zones such as the Nantze Export Processing Zone in Taiwan, we enjoy exemptions from various import duties, commodity taxes and business taxes on imported machinery, equipment, raw materials and components which are directly used for manufacturing finished goods. We also enjoy exemptions from commodity and business taxes on finished goods exported or sold to others within the zones.

Under the ROC Income Tax Act, after January 1998, all earnings generated in a year which are not distributed to shareholders as dividends in the following year will be assessed a 10% undistributed earnings tax. As a result, if we do not distribute all of our annual earnings as either cash or stock dividends in the following year, these undistributed earnings will be subject to the 10% undistributed earnings tax. However, when we declare a dividend out of those undistributed earnings on which the 10% undistributed earnings tax had been paid, up to 5% of such undistributed earnings tax may be credited against the withholding tax imposed on the dividends.

In 2015, our effective income tax rate decreased to 17% from 20% in 2014 primarily due to a decrease in undistributed earnings tax. In 2016, our effective income tax rate increased to 19% from 17% in 2015 primarily due to an increase in undistributed earnings tax and an increase in income tax of our real estate business which generated more operating revenues in 2016. We believe that our future estimated taxable income will be sufficient to utilize our deferred tax assets recorded as of December 31, 2016.

Our non-ROC subsidiaries are subject to taxation in their respective jurisdiction.

Inflation

We do not believe that inflation in Taiwan or elsewhere has had a material impact on our results of operations.

LIQUIDITY AND CAPITAL RESOURCES

We have historically been able to satisfy our working capital needs from our cash flow from operations. We have historically funded our capacity expansion from internally generated cash and, to the extent necessary, the issuance of equity securities and borrowings. If adequate funds are not available on satisfactory terms, we may be forced to curtail our expansion plans. Moreover, our ability to meet our working capital needs from cash flow from operations will be affected by the demand for our packaging, testing services and electronic manufacturing services, which in turn may be affected by several factors. Many of these factors are outside of our control, such as economic downturns and declines in the prices of our services or products caused by a downturn in the industry. See “Item 3. Key Information—Risk Factors—Risks Relating to Our Business—Our operating results are subject to significant fluctuations, which could adversely affect the market value of your investment.” To the extent we do not generate sufficient cash flow from our operations to meet our cash requirements, we will have to rely on external financing.

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Net cash provided by operating activities amounted to NT$52,107.9 million (US$1,608.3 million) in 2016 primarily as a result of (i) our operation performance with profit before income tax of NT$28,025.1 million (US$865.0 million) and (ii) our non-cash depreciation and amortization in the amount of NT$29,422.3 million (US$908.1 million). Net cash provided by operating activities amounted to NT$57,548.3 million in 2015 primarily as a result of (i) our operation performance with profit before income tax of NT$25,011.8 million (adjusted) and (ii) our non-cash depreciation and amortization in the amount of NT$29,518.7 million. Net cash provided by operating activities amounted to NT$45,863.5 million in 2014, primarily as a result of (i) our operation performance with profit before income tax of NT$28,535.1 million and (ii) our non-cash depreciation and amortization in the amount of NT$26,350.8 million. The decrease in net cash provided by operating activities in 2016 compared to 2015 was primarily due to cash outflows from trade receivables, partially offset by cash inflows from a decrease in inventories. The increase in net cash provided by operating activities in 2015 compared to 2014 was primarily due to cash inflows from a decrease in trade receivables, partially offset by cash outflows from a decrease in trade payables.

Net cash used in investing activities amounted to NT$ 43,159.5 million (US$ 1,332.1 million) in 2016 primarily due to our acquisition of property, plant and equipment of NT$ 26,714.2 million (US$ 824.5 million) and our acquisition of associates and joint ventures of NT$ 16,041.5 million (US$ 495.1 million). Net cash used in investing activities amounted to NT$63,351.4 million in 2015 primarily due to our acquisition of associates and joint ventures of NT$35,673.1 million and our acquisition of property, plant and equipment of NT$30,280.1 million. Net cash used in investing activities amounted to NT$38,817.9 million in 2014, primarily due to our acquisition of property, plant and equipment of NT$39,599.0 million.

Net cash used in financing activities amounted to NT$21,087.0 million (US$650.8 million) in 2016. This amount reflected primarily (i) our distributed cash dividends to owners of the Company in the amount of NT$12,243.8 million (US$377.9 million); (ii) our net repayment of short-term bank loans and bills payable and long-term bank loans and bills payable in the amount of NT$5,630.3 million (US$173.8 million); (iii) decrease in non-controlling interests in the amount of NT$3,063.6 million (US$94.6 million) due to Universal Scientific’s restructuring; and (iv) the net repayment of bonds payable in the amount of NT$1,365.1 million (US$42.1 million). Net cash provided by financing activities amounted to NT$8,636.3 million in 2015. This amount reflected primarily (i) our net proceeds from short-term bank loans and bills payable and long-term bank loans and bills payable in the amount of NT$12,776.2 million; (ii) the net proceeds from the 2018 NTD-linked Convertible Bonds of NT$6,136.4 million and (iii) our proceeds from partial disposal of interests in subsidiaries of NT$8,910.3 million, which was partially offset by (i) our distributed cash dividends to owners of the Company in the amount of NT$15,297.5 million and (ii) our payments for repurchases of treasury shares of NT$5,333.4 million. Net cash used in financing activities amounted to NT$2,797.0 million in 2014. This amount reflected primarily (i) our net repayment of short-term borrowings and long-term bank loans in the amount of NT$12,389.7 million; and (ii) our distributed cash dividends to owners of the Company in the amount of NT$9,967.2 million, partially offset by (i) our net proceeds from issue of bonds of NT$8,158.8 million; and (ii) change in non-controlling interests of NT$9,905.7 million due to Universal Scientific Shanghai’s capital increase.

As of December 31, 2016, our primary source of liquidity was NT$38,392.5 million (US$1,185.0 million) of cash and cash equivalents and NT$3,336.5 million (US$103.0 million) of financial assets—current. Our financial assets—current primarily consisted of structured time deposits and swap contracts. As of December 31, 2016, we had total unused credit lines of NT$176,185.0 million (US$5,437.8 million). As of December 31, 2016, we had working capital of NT$35,820.1 million (US$1,105.6 million).

As of December 31, 2016, we had total borrowings of NT$111,651.5 million (US$3,446.0 million), of which NT$20,955.5 million (US$646.8 million) were short-term debts and NT$90,696.0 million (US$2,799.2 million) were long-term debts. In 2016, the maximum amount of our short-term debts was NT$45,182.1 million (US$1,394.5 million) and the average amount of our short-term debts was NT$32,688.7 million (US$1,008.9 million). The fluctuation was primarily because our working capital balance fluctuated during 2016 from time to time. The annual interest rate for borrowings under our short-term bank loans and bills payable ranged from 0.70% to 8.99% as of December 31, 2016. Our short-term bank loans are primarily revolving facilities with a term of one year, each of which may be extended on an annual basis with lender consent. Our long-term debts consist of bank loans, bills payable, bonds payable and capital lease obligations. As of December 31, 2016, we had outstanding long-term debts, less current portion, of NT$74,354.9 million (US$2,294.9 million). As of December 31, 2016, the current portion of our long-term debts was NT$16,341.1 million (US$504.3million). Our long-term bank loans and bills payable typically carried variable annual interest rates which ranged between 0.74% to 5.39% as of December 31, 2016. For the maturity information and interest rates by currencies, see “Item 11—Quantitative and Qualitative Disclosures about Market Risk—Market Risk—Interest Rate Risk.”

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We have pledged a portion of our assets, with a carrying value of NT$17,033.3 million (US$525.7 million) as of December 31, 2016, to secure our obligations under our short-term and long-term facilities.

In August 2011, we issued NT$8.0 billion 1.45% secured corporate bonds with five year term, guaranteed by the Bank of Taiwan, Mega International Commercial Bank, Taiwan Cooperative Bank, First Bank and Hua Nan Bank. The Corporate Bonds bear an annual simple interest and payment by coupon rate from the issue date. The Corporate Bonds matured and were repaid in August 2016. The net proceeds from the Corporate Bonds were used to repay our previous debts.

In September 2011, Anstock Limited, our wholly owned subsidiary incorporated in the Cayman Islands with limited liability, issued RMB150.0 million 3.125% Guaranteed Bonds due September 22, 2014 and RMB500.0 million 4.250% Guaranteed Bonds due September 20, 2016. The 2014 Bonds and 2016 Bonds were offered to certain non-U.S. persons in compliance with Regulation S under the Securities Act. The 2014 and 2016 Bonds are irrevocably and unconditionally guaranteed on an unsecured and unsubordinated basis by us. The 2014 Bonds matured and were repaid on September 22, 2014. The 2016 Bonds bear interest from and including September 20, 2011 at the rate of 4.250% per annum. Interest on the 2016 Bonds is payable semi-annually in arrears on September 20 and March 20 of each year beginning on March 20, 2012. The 2016 Bonds matured and were repaid on September 20, 2016. The net proceeds from the 2014 and 2016 Bonds were advanced by Anstock Limited to ASESH AT in the form of an intercompany RMB loan for working capital and capital expenditure with maturity in September 2016.

In September 2013, we issued US$400.0 million aggregate principal amount of zero coupon convertible bonds due 2018. The 2018 Convertible Bonds were offered to persons outside of the United States in compliance with Regulation S under the Securities Act. The initial conversion price was NT$33.085 per common share, subject to certain adjustments, determined on the basis of a fixed exchange rate of NT$29.956 = US$1.00 (which represents an approximately 31.3% conversion premium over the closing trading price of our common shares on August 28, 2013 of NT$25.20 per common share). The conversion price is subject to adjustment upon the occurrence of certain events, such as the Capital Increase and cash dividend distribution. As of the date of this annual report, the conversion price is NT$28.96 per common share. The bonds will mature on September 5, 2018, unless previously repurchased or converted in accordance with their terms prior to such date. We used the net proceeds to fund procurement of raw materials from overseas. Please refer to note 19 of our consolidated financial statements included in this annual report for more information. As of December 31, 2016, the balance of the outstanding convertible bonds was US$400.0 million.

In July 2014, Anstock II Limited offered US$300.0 million aggregate principal amount of guaranteed bonds due 2017. The Green Bonds are unconditionally and irrevocably guaranteed by us. The Green Bonds were offered to persons outside of the United States in compliance with Regulation S under the Securities Act. The Green Bonds bear interest from and including July 24, 2014 at the rate of 2.125% per annum. Interest on the Green Bonds is payable semi-annually in arrears on January 24 and July 24 of each year beginning on January 24, 2015. The Green Bonds will mature on July 24, 2017 unless previously redeemed or repurchased and cancelled. The net proceeds from the Green Bonds offering were used to fund projects that promote our transition to low-carbon and climate-resilient growth.

In July 2015, we issued US$200.0 million aggregate principal amount of NTD-linked zero coupon convertible bonds due 2018. The 2018 NTD-linked Convertible Bonds were offered to persons outside of the United States in compliance with Regulation S under the Securities Act. The initial conversion price was NT$54.5465 per common share, subject to certain adjustments, determined on the basis of a fixed exchange rate of NT$30.928 = US$1.00 (which represents an approximately 27.0% conversion premium over the closing trading price of our common shares on June 25, 2015 of NT$42.95 per common share). The conversion price is subject to adjustment upon the occurrence of certain events, such as the cash dividend distribution. As of the date of this annual report, the conversion price is NT$49.48 per common share. The bonds will mature on March 27, 2018, unless previously repurchased or converted in accordance with their terms prior to such date. We used the net proceeds to fund procurement of equipment from overseas. Please refer to note 19 of our consolidated financial statements included in this annual report for more information. As of December 31, 2016, the balance of the outstanding convertible bonds was US$200.0 million.

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In January 2016, we issued NT$7,000.0 million 1.30% unsecured corporate bonds with five year term and NT$2,000.0 million 1.50% unsecured corporate bonds with seven year term. The bonds bear an annual simple interest and payment by coupon rate from the issue date. The net proceeds from the bonds were used to repay our previous debts.

In January 2017, we issued NT$3,700.0 million (US$114.2 million) 1.25% unsecured corporate bonds with five year term and NT$4,300.0 million (US$132.7 million) 1.45% unsecured corporate bonds with seven year term. The bonds bear an annual simple interest and payment by coupon rate from the issue date. The net proceeds from the bonds were used to repay our previous debts.

In March 2017, we granted rights to the record holders of our existing common shares to subscribe for an aggregate of 240,000,000 of our common shares, par value NT$10.0 per share (the “Rights Offering”). Substantially concurrently with the Rights Offering, we also offered 30,000,000 of our common shares to our employees (the “Employee Offering”) and offered 30,000,000 of our common shares to the public in Taiwan (the “Taiwan Public Offering”, together with the Rights Offering and the Employee Offering, the “Capital Increase”). A total of 300,000,000 of our common shares were offered under the Capital Increase, which were fully subscribed and raised NT$10,290.0 million (US$317.6 million). The net proceeds of the Capital Increase were used to repay our previous debts. Both the Employee Offering and the Taiwan Public Offering were made pursuant to an offer exempt from registration with the SEC pursuant to Regulation S of the Securities Act.

We currently have one syndicated loan agreement outstanding. In July 2013, we entered into a US$400.0 million five-year syndicated credit facility, for which the Bank of Taiwan acted as the agent bank, for the purpose of funding the purchase of machinery and equipment at our facility and funding general operations. As of December 31, 2016, NT$9,223.5 million (US$284.7 million) was outstanding under this credit facility. This syndicated loan agreement contains undertakings and restrictive covenants relating to the maintenance of certain financial ratios including: (i) current ratio (current assets to current liabilities) of not less than 100.0%; (ii) leverage ratio (total liabilities to tangible net worth) of not higher than 160.0%; (iii) interest coverage ratio (EBITDA to interest expense) of not less than 280.0%; and (iv) tangible net worth not less than NT$75,000.0 million.

We have in the past failed to comply with certain financial covenants in some of our loan agreements. Such non-compliance may also have, through broadly worded cross-default provisions, resulted in default under some of the agreements governing our other existing debt. As of December 31, 2016, we were not in breach of any of the financial covenants under our existing loan agreements. If we are unable to timely remedy any of our non-compliance under such loan agreements or obtain applicable waivers or amendments, we would breach our financial covenants and our financial condition would be adversely affected. See “Item 3. Key Information—Risk Factors—Risks Relating to Our Business—Restrictive covenants and broad default provisions in our existing debt agreements may materially restrict our operations as well as adversely affect our liquidity, financial condition and results of operations.”

Our contingent obligations consist of guarantees provided by us to our subsidiaries. As of December 31, 2016, we endorsed and guaranteed the bonds issued by our subsidiaries, Anstock II Limited, in the amount of US$306.4 million. Other than such guarantees, we have no other contingent obligations.

We have made, and expect to continue to make, substantial capital expenditures in connection with the expansion of our production capacity. The table below sets forth our principal capital expenditures incurred for the periods indicated.

	Year Ended December 31,
	2014	2015	2016
	NT$	NT$	NT$	US$
	(in millions)
Machinery and equipment	31,735.5	18,318.4	21,978.3	678.3
Building and improvements	11,713.1	9,962.4	5,702.6	176.0
Total	43,448.6	28,280.8	27,680.9	854.3

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We had commitments for capital expenditures of approximately US$204.7 million, of which US$20.6 million had been paid as of December 31, 2016, primarily in connection with the expansion of our packaging and testing services operations. We estimate that our environmental capital expenditures for 2017 will be approximately US$14.7 million, of which 13.9% will be used in climate change adaptation. We may adjust our capital expenditures based on market conditions, the progress of our expansion plans and cash flow from operations. In addition, due to the rapid changes in technology in the semiconductor industry, we frequently need to invest in new machinery and equipment, which may require us to raise additional capital. We cannot assure you that we will be able to raise additional capital should it become necessary on terms acceptable to us or at all. See “Item 3. Key Information—Risk Factors—Risks Relating to Our Business—The packaging and testing businesses are capital intensive. If we cannot obtain additional capital when we need it, our growth prospects and future profitability may be adversely affected.”

We believe that our existing cash, marketable securities, expected cash flow from operations and existing credit lines under our loan facilities will be sufficient to meet our capital expenditures, working capital, cash obligations under our existing debt and lease arrangements, and other requirements for at least the next 12 months. We currently hold cash primarily in U.S. dollars, RMB, New Taiwan dollars, Korean Won and Japanese yen. As of December 31, 2016, we had contractual obligations of NT$83,793.3 million (US$2,586.2 million) due in the next three years. We currently expect to meet our payment obligations through the expected cash flow from operations, long-term borrowings and the issuance of additional equity or equity-linked securities. We will continue to evaluate our capital structure and may decide from time to time to increase or decrease our financial leverage through equity offerings or borrowings. The issuance of additional equity or equity-linked securities may result in additional dilution to our shareholders.

From time to time, we evaluate possible investments, acquisitions or divestments and may, if a suitable opportunity arises, make an investment, acquisition or divestment.

Our treasury team, under the supervision of our chief financial officer, is responsible for setting our funding and treasury policies and objectives. Our exposure to financial market risks relates primarily to changes in interest rates and foreign currency exchange rates. To mitigate these risks, we utilize derivative financial instruments, the application of which is primarily to manage these exposures, and not for speculative purposes.

We have, from time to time, entered into interest rate swap transactions to hedge our interest rate exposure. In addition, we have, from time to time, entered into forward exchange contracts, swap contracts, cross currency swap contracts and European foreign currency options contracts to hedge our existing assets and liabilities denominated in foreign currencies. See “Item 11. Quantitative and Qualitative Disclosures about Market Risk” and notes 7 and 32 to our consolidated financial statements included in this annual report.

RESEARCH AND DEVELOPMENT

For 2014, 2015 and 2016, our research and development expenditures totaled approximately NT$10,289.7 million, NT$10,937.5 million and NT$ 11,391.1 million (US$351.6 million), respectively. These expenditures represented approximately 4.0%, 3.8% and 4.1% of operating revenues in 2014, 2015 and 2016, respectively. We have historically expensed all research and development costs as incurred and none is currently capitalized. As of January 2017, we employed 7,495 employees in research and development.

Packaging

We centralize our research and development efforts in packaging technology in our Kaohsiung, Taiwan facilities. After initial phases of development, we conduct pilot runs in one of our facilities before new technologies or processes are implemented commercially at other sites. Facilities with special product expertise, such as ASE Korea, also conduct research and development of these specialized products and technologies at their sites. One of the areas of emphasis for our research and development efforts is improving the efficiency and technology of our packaging processes and these efforts are expected to continue. We are also putting significant research and development efforts into the development and adoption of innovative technology. We work closely with manufacturers of our packaging equipment and materials in designing and developing the equipment and materials used in our production process. We also collaborate with our significant customers to co-develop new product and process technologies.

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In addition to investing in the development of more advanced packaging technology and improving production efficiency, a significant portion of our research and development efforts is focused on the development of IC substrate production technology for BGA packaging. Substrate is the principal raw material for BGA packages. Development and production of IC substrates involve complex technology. We are currently working closely with certain first-tier substrate suppliers in Asia, primarily including those located in Japan, Taiwan and Korea. We believe that our successful cooperation with substrate suppliers to enhance the overall substrate production capability and to meet future package requirements has enabled us to capture an increasingly important value-added component of the packaging process, helped ensure a stable and cost-effective supply of substrates for our BGA packaging operations and shortened time to market.

Testing

Our research and development efforts in the area of testing have focused primarily on developing testing software and solutions, including logic/mixed-signal/RF/(2.5D/3D) module and SiP /discrete semiconductors, characterization of semiconductors, layout design and electrical simulation for high frequency test board and developing software of parametric test data analysis. We work closely with our customers on the leading edge test technologies, such as 3D IC test and advanced probe test technology such as very fine pitch probe card. Our research and development operations also include an equipment development group, which currently designs testing hardware and software for specific semiconductors to offer our customers cost effective test solutions.

Electronic manufacturing services

To further enhance the quality of our services and products, we focus on developing diversified and innovative products to improve our competitiveness. By leveraging our proprietary research and development expertise, we are able to optimize our product design, engineering and manufacturing capabilities to provide our customers with high performance and cost-effective products and services. During the process of designing, as well as developing the technology for, our software and hardware, our research and development team also dedicates itself to discovering new know-how, and then applying such know-how to create new, advanced and improved products, processes, methodology and services. We are currently investing in the development of products used in electronic manufacturing services in relation to computers and peripherals, communications, industrial, automotive, and storage and server applications.

TREND INFORMATION

Other than as disclosed elsewhere in this annual report, we are not aware of any trends, uncertainties, demands, commitments or events for the period from January 1, 2016 to December 31, 2016 that are reasonably likely to have a material effect on our operating revenues, income, profitability, liquidity or capital resources, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.

OFF-BALANCE SHEET ARRANGEMENTS

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

The following table sets forth the maturity of our contractual obligations as of December 31, 2016.

	Payments Due by Period
	Total	Under 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years
	NT$	NT$	NT$	NT$	NT$
	(in millions)
Contractual Obligations:
Long-term debt(1)	93,736.4	17,353.4	63,468.2	9,123.8	3,791.0
Capital lease obligations(2)	581.9	116.4	98.0	367.5	-
Operating leases(3)	1,078.4	284.2	237.9	117.8	438.5
Purchase obligations(4)	2,208.7	2,208.7	-	-	-
Total(5)(6)(7)(8)	97,631.9	19,964.4	63,828.9	9,609.1	4,229.5

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(1)	Includes long-term borrowings and bonds payable (before the deduction of unamortized arrangement fees, unamortized issuance cost and discounts on bonds payable) and interest payments.

(2)	Represents our commitments under property leases and imputed interest. These obligations are recorded on our consolidated balance sheets under the line item of other non-current liabilities.

(3)	Represents our commitments under leases for land, machinery and equipment such as testers, and office buildings and equipment. See note 35 to our consolidated financial statements included in this annual report.

(4)	Represents unpaid commitments for construction. These commitments were not recorded on our consolidated balance sheets as of December 31, 2016. See note 35 to our consolidated financial statements included in this annual report. Total commitments for construction of buildings were approximately NT$2,718.4 million (US$83.9 million), of which NT$509.7 million (US$15.7 million) had been paid as of December 31, 2016.

(5)	Excludes non-binding commitments to purchase machinery and equipment of approximately NT$3,912.5 million (US$120.8 million), of which NT$158.8 million (US$4.9 million) had been paid as of December 31, 2016. See note 35 to our consolidated financial statements included in this annual report.

(6)	Excludes unpaid amounts that we were contracted for the construction related to our real estate business of approximately NT$1,574.8 million (US$48.6 million) as of December 31, 2016, since the schedule of payments is difficult to determine. See note 35 to our consolidated financial statements included in this annual report.

(7)	Excludes our unfunded defined benefit obligation since the schedule of payments is difficult to determine. Under defined benefit pension plans, we made pension contributions of approximately NT$807.2 million (US$24.9 million) in 2016, and we estimate that we will contribute approximately NT$521.3 million (US$16.1 million) in 2017. See note 21 to our consolidated financial statements included in this annual report.

(8)	Excludes uncertain tax liabilities. We recognized additional taxes payable of NT$ 552.5 million (US$17.1 million) and accrued interest and penalties of NT$16.3 million (US$0.5 million) related to uncertain tax positions as of or for the year ended December 31, 2016. Because we were unable to make a reasonable estimate of the timing of the tax audits, such balances were not included in the table.

SAFE HARBOR

Please see the section entitled “Special Note Regarding Forward-Looking Statements.”

Item 6. Directors, Senior Management and Employees

DIRECTORS AND SENIOR MANAGEMENT

Directors

Our board of directors is elected by our shareholders in a general meeting at which a quorum, consisting of a majority of all issued and outstanding common shares, not including treasury stocks and common shares held by our subsidiaries, is present. The chairman is elected by the board from among the directors. Our eleven-member board of directors, including three independent directors, is responsible for the management of our business.

We currently have eleven directors, serving a three-year term. The current board of directors began serving on June 24, 2015. Directors may serve any number of consecutive terms and may be removed from office at any time by a resolution adopted at a meeting of shareholders. Normally, all board members are elected at the same meeting of shareholders, except where the posts of one-third or more of the directors are vacant, at which time an extraordinary shareholders’ meeting shall be convened to elect directors to fill the vacancies. We and our subsidiaries do not have service contracts with our directors that provide for benefits upon termination of employment.

Our audit committee currently consists of our independent directors, Shen-Fu Yu, Ta-Lin Hsu and Mei-Yueh Ho, who are independent under Rule 10A-3 and the ROC Securities and Exchange Act and are financially literate with accounting or related financial management expertise. The audit committee has responsibility for, among other things, overseeing the qualifications, independence and performance of our independent auditors and the integrity of our financial statements.

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Our compensation committee currently consists of Shen-Fu Yu and Ta-Lin Hsu, our independent directors, and Hsiao-Ying Ku. Our board of directors established a compensation committee to satisfy the requirements under the ROC Securities Exchange Act. Under ROC securities regulations, a compensation committee should have at least one independent director who is considered independent under ROC securities regulations. We do not assess the independence of our compensation committee member under the independence requirements of the NYSE listing standards but adopt the independence standard as promulgated under the ROC Regulations Governing the Appointment and Exercise of Powers by the Remuneration Committee of a Company Whose Stock is Listed on the Stock Exchange or Traded Over the Counter. See “Item 16G. Corporate Governance” for more information. Our compensation committee meets at least twice a year. Our board of directors has adopted an compensation committee charter for our compensation committee. The compensation committee has responsibility for, among other things, setting forth and reviewing policies, systems, standards and structures regarding performance evaluation and compensation of the directors, managerial personnel, and evaluating compensation of the directors and managerial personnel.

The following table sets forth information regarding all of our directors as of March 31, 2017. In accordance with ROC law, each of our directors is elected either in his or her capacity as an individual or as an individual representative of a corporation or government. Persons designated to represent corporate or government shareholders as directors are typically nominated by such shareholders at the annual general meeting and may be replaced as representatives by such shareholders at will. Of the current directors, six represent ASE Enterprises Limited. The remaining directors serve in their capacity as individuals.

Name	Position	Director Since	Age	Other Significant Positions Held Outside of the ASE Group
Jason C.S. Chang(1)(2)	Director, Chairman and Chief Executive Officer	1984	72	None
Richard H.P. Chang(1)	Director, Vice Chairman and President	1984	70	Chairman, Sino Horizon Holdings Ltd.
Rutherford Chang (3)	Director and General Manager of China Region	2009	37	None
Tien Wu(2)	Director and Chief Operating Officer	2003	59	None
Joseph Tung(2)	Director and Chief Financial Officer	1997	58	Independent director, Ta Chong Bank Ltd.
Raymond Lo(2)	Director and General Manager, Kaohsiung packaging facility	2006	63	None
Tien-Szu Chen (2)	Director and General Manager, ASE Inc. Chung-Li branch	2015	55	None
Jeffrey Chen(2)	Director and General Manager of China Headquarters	2003	53	None
Shen-Fu Yu	Independent Director and Member, Audit Committee and Compensation Committee	2009	72	Director, Arima Lasers Corporation; supervisor, Dynapak International Technology Corporation, San Fu Chemical Co., Ltd., and Arima Communications
Ta-Lin Hsu	Independent Director and Member, Audit Committee and Compensation Committee	2009	73	Chairman and founder, H&Q Asia Pacific; Chairman, H&Q Taiwan Co. Ltd.
Mei-Yueh Ho	Independent Director and Member, Audit Committee	2015	66	Independent Director, Bank of Kaohsiung, Ltd., KINPO Electronics Inc., AU Optronics Corp. and Ausnutria Dairy Corporation Ltd.

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(1)	Jason C.S. Chang and Richard H.P. Chang are brothers.

(2)	Representative of ASE Enterprises Limited, a company organized under the laws of Hong Kong, which held 16.54% of our total outstanding shares as of March 31, 2017. All of the outstanding shares of ASE Enterprises Limited are held through intermediary holding companies and under a revocable trust established under the laws of the Bailiwick of Guernsey for the benefit of our Chairman and Chief Executive Officer, Jason C.S. Chang, and his family.

(3)	Rutherford Chang is the son of Jason C.S. Chang.

Audit Committee

For a discussion of our audit committee, see “—Directors and Senior Management—Directors.”

Executive Officers

The following table sets forth information regarding all of our executive officers as of March 31, 2017.

Name	Position	Years with the Company	Age
Jason C.S. Chang	Chairman and Chief Executive Officer	33	72
Richard H.P. Chang	Vice Chairman and President; Chairman, Universal Scientific Shanghai	33	70
Rutherford Chang	General Manager, China Region	12	37
Tien Wu	Chief Operating Officer	17	59
Joseph Tung	Chief Financial Officer	22	58
Raymond Lo	General Manager, ASE Test Taiwan; General Manager, Kaohsiung packaging facility	30	63
Tien-Szu Chen	General Manager, ASE Inc. Chung-Li branch	28	55
Chun-Che Lee	General Manager, ASE Electronics	32	57
Songwoon Kim	General Manager, ASE Korea	32	58
Ung Bae	General Manager, ASE Korea (retired in February 2017)	17	60
Chih-Hsiao Chung	General Manager, ASE Japan and Wuxi Tongzhi	17	52
Chiu-Ming Cheng	General Manager, ASESH AT	26	56
Chih-An Hsu	General Manager, ASEKS	20	54
Yen-Chieh Tsao	General Manager, ASEWH	5	59
Shih-Kang Hsu	Chief Executive Officer, ASEN	16	51
Meng-Hui Lin	General Manager, ASE Shanghai	23	50
Kwai Mun Lee	President, ASE South-East Asia operations	18	54
Lid Jian Chiou	General Manager, ASE Singapore Pte. Ltd.	13	60
Heng Ee Ooi	General Manager, ASE Malaysia	22	48
Kenneth Hsiang	General Manager, ISE Labs	17	47
Chen-Yen Wei	Chairman, Universal Scientific; Chairman, USI Inc.; President, Universal Scientific Shanghai	37	62
Feng-Ta Chen	General Manager, UGJQ	19	54
Jack Hou	General Manager, UGTW	23	60
Ta-I Lin	General Manager, UGKS	29	53
Yueh-Ming Lin	General Manager, USISZ	21	51
Omar Anaya Galván	General Manager, USI Mexico	14	47

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Biographies of Directors and Executive Officers

Jason C.S. Chang has served as Chairman of ASE Inc. since its founding in March 1984 and as its Chief Executive Officer since May 2003. Mr. Chang holds a bachelor’s degree in electrical engineering from National Taiwan University in Taiwan and a master’s degree from the Illinois Institute of Technology. He is the brother of Richard H.P. Chang, our Vice Chairman and President.

Richard H.P. Chang has served as Vice Chairman of ASE Inc. since November 1999 after having served as President of ASE Inc. since its founding in March 1984, and served as Chief Executive Officer of ASE Inc. from July 2000 to April 2003. In February 2003, he was again appointed President of ASE Inc. upon the retirement of Mr. Leonard Y. Liu. Mr. Chang has also served as the Chairman of Universal Scientific Industrial (Shanghai) Co., Ltd. since June 2008. Mr. Chang holds a bachelor’s degree in industrial engineering from Chung Yuan Christian University in Taiwan. He is the brother of Jason C.S. Chang, our Chairman and Chief Executive Officer.

Rutherford Chang has served as a director of ASE Inc. since June 2009 and General Manager of China Region of ASE Group. since June 2010. He joined ASE Group in March 2005. Mr. Chang holds a bachelor’s degree in psychology from Wesleyan University in Connecticut. He is the son of Jason C.S. Chang, our Chairman and Chief Executive Officer.

Tien Wu has served as a director of ASE Inc. since June 2003 and Chief Operating Officer since April 2006, prior to which he served as the President of Worldwide Marketing and Strategy of the ASE Group. Prior to joining ASE Inc. in March 2000, Mr. Wu held various managerial positions with IBM. Mr. Wu holds a bachelor’s degree in civil engineering from National Taiwan University in Taiwan, a master’s degree and a doctorate degree in mechanical engineering and applied mechanics from the University of Pennsylvania.

Joseph Tung has served as a director of ASE Inc. since April 1997 and Chief Financial Officer since December 1994. He is also an independent director of Ta Chong Bank Ltd. since October 2007. Before joining ASE Inc., Mr. Tung was a Vice President at Citibank, N.A. Mr. Tung holds a bachelor’s degree in economics from the National Chengchi University in Taiwan and a master’s degree in business administration from the University of Southern California.

Raymond Lo has served as a director of ASE Inc. since May 2006 and General Manager of our packaging facility in Kaohsiung, Taiwan since April 2006. Mr. Lo also served as a supervisor of ASE Inc. between July 2000 and May 2006. Before joining ASE Group, Mr. Lo was the Director of Quality Assurance at Zeny Electronics Co. Mr. Lo holds a bachelor’s degree in electronic physics from the National Chiao Tung University in Taiwan.

Tien-Szu Chen has served as a director of ASE Inc. since June 2015 and General Manager of ASE Inc. Chung-Li branch since August 2015. Prior to his current position, Mr. Chen served as our supervisor from June 2006 to June 2015 and as President of Power ASE Technology Inc. from June 2006 to May 2012. He also held several key management positions within the ASE Group from June 1988 to June 2006, including President of ASE Inc. Chung-Li branch and Senior Vice President of ASE Inc. Prior to joining ASE Group in June 1988, Mr. Chen worked at TSMC and Philips Semiconductor Kaohsiung. Mr. Chen received his bachelor’s degree in industrial engineering from Chung Yuan Christian University in Taiwan.

Jeffrey Chen has served as a director of ASE Inc. since June 2003 and General Manager of China Headquarters. Prior to joining ASE Inc., he worked in the corporate banking department of Citibank, N.A. in Taipei and as a Vice President of corporate finance at Bankers Trust in Taipei. Mr. Chen holds a bachelor’s degree in finance and economics from Simon Fraser University in Canada and a master’s degree in business administration from the University of British Columbia in Canada.

Shen-Fu Yu has served as an independent director of ASE Inc. since June 2009. He is also a director of Arima Lasers Corporation and a supervisor of Dynapack International Technology Corporation, San Fu Chemical Co., Ltd., and Arima Communications. Mr. Yu is also a member of the audit committee and compensation committee of ASE Inc. Mr. Yu also serves on the compensation committee of Elite Material Co., Ltd. He worked at Deloitte & Touche Accounting Firm as a consultant from June 2003 to November 2006. Mr. Yu holds a bachelor’s degree in accounting from National Taiwan University in Taiwan and a master’s degree in accounting from National Chengchi University in Taiwan.

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Ta-Lin Hsu has served as an independent director of ASE Inc. since June 2009. He is also a member of the audit committee and compensation committee of ASE Inc. He is currently the chairman and founder of H&Q Asia Pacific and chairman of H&Q Taiwan Co. Ltd. Mr. Hsu holds a bachelor’s degree in physics from National Taiwan University, a master’s degree in electrophysics from the Polytechnic Institute of Brooklyn and a doctorate degree in electrical engineering from the University of California, Berkeley.

Mei-Yueh Ho has served as an independent director and a member of the audit committee of ASE Inc. since June 2015. Ms. Ho is also an independent director and a member of the audit committee of the Bank of Kaohsiung, Ltd., KINPO Electronics Inc., AU Optronics Corp. and Ausnutria Diary Corporation Ltd. She is also a member of the compensation committee of the Bank of Kaohsiung, Ltd., KINPO Electronics Inc. and Ausnutria Diary Corporation Ltd. Ms. Ho served as Minister of Ministry of Economic Affairs, ROC from May 2004 to January 2006. She was also Chairperson of the Council for Economic Planning and Development, ROC from May 2007 to May 2008. Ms. Ho holds a bachelor’s degree in agricultural chemistry from National Taiwan University in Taiwan.

Chun-Che Lee has served as a General Manager of ASE Electronics Inc. since August 2011, prior to which he was a vice president, director and manager of research and development at ASE Inc. since 1984. Mr. Lee holds a bachelor’s degree in aeronautics from Tamkung University in Taiwan.

Songwoon Kim has served as General Manager of ASE (Korea) Inc. since February 2017, after serving as a Senior Vice President of ASE (Korea) Inc. since July 1999. Mr. Kim was a senior Manager of Motorola Korea, Limited before joining ASE (Korea) Inc. when we acquired Motorola Korea, Limited. He holds a bachelor’s degree in mechanical engineering from A-Jou University in Korea.

Ung Bae served as General Manager of ASE (Korea) Inc. from July 2008 to February 2017, after serving as Senior Vice President of ASE (Korea) Inc. since July 1999, and retired in February 2017. Mr. Bae was Vice President of Motorola Korea, Limited before joining ASE (Korea) Inc. when we acquired Motorola Korea, Limited. He holds a degree in electronic engineering from In-Ha University in Korea.

Chih-Hsiao Chung has served as General Manager of ASE Japan Co. Ltd. since March 2011, General Manager of Wuxi Tongzhi Microelectronics Co., Ltd. since June 2013, and Chairman and CEO of ASEEE since September 2015. Mr. Chung has also managed the sales and marketing of ASE Japan Co. Ltd. region since April 2007. Before joining ASE Group, Mr. Chung was the Senior Manager of Sale and Marketing at Kimberly Clark Co., Taiwan. He holds a master’s degree in business administration from the University of Wisconsin-Madison.

Chiu-Ming Cheng has served as General Manager of ASE Assembly & Test (Shanghai) Limited since September 2012, after serving as Vice President of ASE’s Kaohsiung packaging facility since October 2004. He joined ASE Group in April, 1990. Mr. Cheng holds a master’s degree in public policy from National Sun Yat-Sen University in Taiwan.

Chih-An Hsu has served as General Manager of ASE (KunShan) Inc. since July 2012, after serving as Vice President of ASE's Chung-Li since July 2006. He joined ASE Group in February 1997. Mr. Hsu holds a bachelor’s degree in industrial engineering from National Tsing Hua University in Taiwan.

Yen-Chieh Tsao has served as General Manager of ASE (Weihai), Inc. since October 2013 after serving as Vice President of ASE’s Chung-Li since October 2011. Mr. Tsao was the Vice President of Motorola Electronics Taiwan Ltd. prior to joining ASE Group. He holds a bachelor’s degree in physics from the Chinese Culture University in Taiwan.

Shih-Kang Hsu has served as Chief Executive Officer of Suzhou ASEN Semiconductors Co., Ltd. since August 2010, after serving as Senior Vice President of ASE (U.S.) Inc. since June 2006. He joined ASE Group in June 2000. Mr. Hsu holds a master’s degree in mechanical engineering from Case Western Reserve University.

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Meng-Hui Lin has served as General Manager of ASE (Shanghai) Inc. since Oct 2014. He joined ASE Group in 1994, and has worked in various fields with ASE Group, e.g., IE, quality engineering, process engineering, research & development and manufacturing management. He holds a master’s degree in industrial engineering from Texas A&M University.

Kwai Mun Lee has served as President of our Southeast Asia operations, with responsibility for the operations of our Penang, Malaysia and Singapore manufacturing facilities, since March 2006. Before joining the ASE Group, Mr. Lee held senior management positions at Chartered Semiconductor and STATS ChipPAC. He started his career as an engineer at Intel. He holds a degree in engineering from the Swinburne Institute of Technology in Australia.

Lid Jian Chiou has served as General Manager of ASE Singapore Pte. Ltd. since September 2010 after serving as Senior Director of Operations since November 2003. Prior to that, he worked several years with Texas Instruments and Chartered Semiconductor. Mr. Chiou holds a master’s degree in business administration from the State University of New York and a bachelor’s degree in engineering from the University of Strathclyde in the United Kingdom.

Heng Ee Ooi has served as General Manager of ASE Malaysia since July 2016 after serving as Vice President of operations since July 2015. He joined ASE in July 1994. Before joining ASE, he worked as a process engineer at AMD, Penang. Mr. Ooi holds a bachelor’s degree in chemical engineering from Universiti Teknologi Malaysia.

Kenneth Hsiang has served as General Manager of ISE Labs, Inc. since June 2004. Prior to joining ASE Group in November 1999, Mr. Hsiang worked in management positions within finance and strategic analysis in the healthcare and biotech industries in the San Francisco Bay area in California. He also worked for Price Waterhouse LLP as a Certified Public Accountant. Mr. Hsiang received a bachelor’s degree in economics & rhetoric from the University of California, Berkeley.

Chen-Yen Wei has served as Chairman of Universal Scientific Industrial Co., Ltd. since July 2014, Chairman of USI Inc. since April 2015, and President of Universal Scientific Industrial (Shanghai) Co., Ltd. since April 2008. He joined Universal Scientific Industrial Co., Ltd. as an engineer in August 1979. He holds a bachelor’s degree in communication engineering from National Chiao Tung University in Taiwan.

Feng-Ta Chen has served as General Manager of Universal Global Technology (Shanghai) Co., Ltd. since September 2013. He joined Universal Scientific Industrial Co., Ltd. as a Wireless Product PLM Department head in July 1997. He holds a bachelor’s degree in literature from the Chinese Culture University in Taiwan.

Jack Hou has served as General Manager of Universal Global Scientific Industrial Co., Ltd. since January 2010 and Vice President of Automotive & Visual Product Devices and Module Turnkey Management Business Unit of Universal Scientific Industrial Co., Ltd. since April 2012. He joined Universal Scientific Industrial Co., Ltd. as a section manager in February 1994. He holds a master’s degree in biomedical engineering from Ohio State University and a master’s degree in computer science from the University of Dayton in Ohio.

Ta-I Lin has served as General Manager of Universal Global Technology (Kunshan) Co. Ltd. since August 2011. He joined Universal Scientific Industrial Co., Ltd. as an engineer in August 1987. He holds a bachelor’s degree in electrical engineering from National Cheng Kung University in Taiwan and an executive master of business administration from Peking University in China.

Yueh-Ming Lin has served as General Manager of USI Electronics (Shenzhen) Co. Ltd. since January 2015 and Senior Director of Global Operation Management (Shenzhen) Division of USI Electronics (Shenzhen) Co. Ltd. since March 2014. He joined Universal Scientific Industrial Co., Ltd. as a section manager in October 1995. He holds a bachelor’s degree in electrical engineering from Feng Chia University in Taiwan.

Omar Anaya Galván has served as General Manager of Universal Scientific Industrial De Mexico S.A. DE C.V. since March 2015. He has worked in the electronics industry for over 25 years and has experience in various technical, quality and manufacturing management roles. He has been working at Universal Scientific Industrial (Shanghai) Co., Ltd. and its directly and indirectly held subsidiaries since March 2003. He holds a bachelor’s degree in electronic systems engineering from the Monterrey Institute of Technology and Higher Education in Mexico.

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The business address of our directors and executive officers is our registered office.

COMPENSATION

In 2016, we recorded expenses of approximately NT$806.8 million (US$24.9 million) as remuneration to our directors and executive officers. We did not pay any remuneration in kind to our directors or executive officers in 2016. In 2016, we accrued pension costs of NT$6.9 million (US$0.2 million) for retirement benefits for our management. According to our Articles of Incorporation, the remuneration of our independent directors is set at NT$3.0 million (US$0.09 million) per person per year. We set aside 5.25% to 8.25% of net profit before income tax, employees’ compensation and remuneration to the directors as employees’ compensation and no more than 0.75% as remuneration to the directors.

We have not provided any loans to or guarantees for the benefit of any of our directors or executive officers. For information regarding our pension and other retirement plans and those of our subsidiaries, see note 21 to our consolidated financial statements included in this annual report.

ASE Inc. Employee Bonus and Stock Option Plans

We award bonuses to employees of ASE Inc. and its subsidiaries who are located in Taiwan based on overall income and individual performance targets. Prior to 2009, these employees were eligible to receive bonuses in the form of our common shares valued at par. Beginning in 2009, employees are eligible to receive bonuses in the form of our common shares valued at the closing price (after adjustment with consideration of the effects on the share price, if any, brought by cash and stock dividends resolved at shareholders’ meetings) of our common shares on the day prior to our shareholders’ meeting. Actual amounts of bonuses to individual employees are determined based upon the employee meeting specified individual performance objectives. We granted aggregate values of NT$1,587.3 million, NT$2,335.6 million and NT$ 2,033.8 million (US$62.8 million) as cash bonus to our employees in 2014, 2015 and 2016, respectively.

We currently maintain three option plans, adopted in 2007, 2010 and 2015. The option plan adopted in 2004 expired in May 2015. Pursuant to these plans, our full-time employees, including domestic and foreign subsidiaries, are eligible to receive stock option grants. Each option entitles the holder to purchase one ASE Inc. common share at a price equal to (for the 2007 plan), or not less than (for the 2010 and 2015 plans), the closing market price on the date of the option issuance, such exercise price being subject to retroactive adjustment in the event of certain capital transactions in subsequent periods. Each option is valid for ten years from the date of the grant. 40.0% of the options originally granted vest upon the second anniversary of the grant date, and an additional 10.0% of the options originally granted vest every six months thereafter. Each option expires at the end of the tenth year following its grant date. The options are generally not transferable. As of December 31, 2016, a total of 185,806,000 options had been granted under the 2007 plan. The original exercise price under the 2007 plan was NT$30.65 per share (currently adjusted to NT$21.1 per share). As of December 31, 2016, a total of 199,999,500 options had been granted under the 2010 plan, 187,719,500 of which had an original exercise price of NT$28.6 per share (currently adjusted to NT$20.4 per share) and 12,280,000 of which had an original exercise price of NT$28.75 per share (currently adjusted to NT$22.6 per share). As of December 31, 2016, a total of 94,270,000 options had been granted under the 2015 plan. The exercise price under the 2015 plan was NT$36.50 per share.

ASE Mauritius Inc. Share Option Plan

As of December 31, 2016, ASE Mauritius Inc. maintained one option plan adopted in 2007. Under this plan, certain employees of ASE Mauritius Inc. and the ASE Group are granted options to purchase ordinary shares of ASE Mauritius Inc. at an exercise price of US$1.7, which exercise price was determined by taking into account a fairness opinion rendered by an independent appraiser and was reviewed by our accountants. Each option is valid for ten years from the date of the grant. As of December 31, 2016, a total of 30,000,000 options had been granted under this plan with an exercise price of US$1.7.

USI Enterprise Limited Share Option Plans

As of December 31, 2016, USI Enterprise Limited maintained three option plans adopted in 2007, 2010 and 2011, under which certain employees of Universal Scientific and our employees were granted options to purchase common shares of USI Enterprise Limited. Each option under these three plans is valid for ten to thirteen years from the date of the grant. As of December 31, 2016, we had 11,958,500 options outstanding with an exercise price of US$1.53 per share, 6,561,340 options outstanding with an exercise price of US$2.42 per share and 7,413,000 options outstanding with an exercise price of US$2.94 per share under these three plans respectively.

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Universal Scientific Shanghai Option Plans

As of December 31, 2016, Universal Scientific Shanghai maintained one option plan adopted in 2015. Under this plan, certain employees of Universal Scientific Shanghai are granted options to purchase ordinary shares of Universal Scientific Shanghai at an exercise price of RMB15.5 per share. Each option is valid for ten years from the date of the grant. As of December 31, 2016, we had 24,997,000 options outstanding under this plan with an exercise price of RMB15.5 per share.

BOARD PRACTICES

General

For a discussion of the term of office of the board of directors, see “—Directors and Senior Management.” No benefits are payable to members of the board or the executive officers upon termination of their relationship with us.

Compensation Committee

For a discussion of our compensation committee, see “—Directors and Senior Management—Directors.”

EMPLOYEES

The following table sets forth certain information concerning our employees as of the dates indicated.

	As of December 31,
	2014	2015	2016
Total	68,100	65,789	66,711
Function
Direct labor	38,588	35,770	36,574
Indirect labor (manufacturing)	16,620	16,910	16,724
Indirect labor (administration)	5,941	5,929	5,927
Research and development	6,951	7,180	7,486
Location
Taiwan	35,382	34,877	35,763
PRC	24,223	22,475	22,369
Korea	2,900	2,701	2,662
Malaysia	2,752	2,982	3,230
Japan	588	502	490
Singapore	1,059	986	869
United States	383	379	392
Others	813	887	936

Eligible employees may participate in our employee share bonus plan and stock option plans and our subsidiaries’ share option plans, such as the option plans adopted by ASE Mauritius, USI Enterprise Limited, and Universal Scientific Shanghai. See “—Compensation.”

We have never experienced a work stoppage caused by our employees. We believe that our relationship with our employees is good.

SHARE OWNERSHIP

The following table sets forth certain information with respect to our common shares and options of ASE Inc. exercisable for our common shares held by our directors and executive officers as of March 31, 2017. Percentage of beneficial ownership is based on 8,273,546,046 common shares outstanding as of March 31, 2017.

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Director or Executive Officer	Number of ASE Inc. Common Shares Beneficially Held(1)		Percentage of ASE Inc. Total Common Shares Issued and Outstanding	Number of Options Exercisable(2)	Exercise Price of Options (NT$)	Expiration Date of Options

Jason C.S. Chang	1,889,032,057	(3)	22.83%	0	-	-
Richard H. P. Chang	234,463,779		2.83%	9,050,000	20.40-21.10	2017/12/19 - 2020/5/6
Rutherford Chang	3,155,294		*	0	-	-
Tien Wu	7,354,946		*	0	-	-
Joseph Tung	5,426,823		*	0	-	-
Raymond Lo	3,566,861		*	*	20.40	2020/5/6
Tien-Szu Chen	2,363,642		*	0	-	-
Jeffrey Chen	2,166,000		*	0	-	-
Shen-Fu Yu	4,776		*	-	-	-
Ta-Lin Hsu	0		0	-	-	-
Mei-Yueh Ho	0		0	-	-	-
Chun-Che Lee	3,344,502		*	*	20.40-21.10	2017/12/19 - 2020/5/6
Songwoon Kim	0		0	*	20.40	2020/5/6
Chih-Hsiao Chung	130,979		*	*	20.40-21.10	2017/12/19 - 2020/5/6
Chiu-Ming Cheng	638,621		*	*	20.40-21.10	2017/12/19 - 2020/5/6
Chih-An Hsu	120,000		*	0	-	-
Yen-Chieh Tsao	0		0	0	36.50	2025/9/10
Shih-Kang Hsu	260,000		*	*	20.40	2020/5/6
Meng-Hui Lin	350,940		*	*	20.40-21.10	2017/12/19 - 2020/5/6
Kwai Mun Lee	0		0	*	20.40	2020/5/6
Lid Jian Chiou	0		0	*	20.40-21.10	2017/12/19 - 2020/5/6
Heng Ee Ooi	0		0	0	-	-
Kenneth Hsiang	155,000		*	*	20.40-21.10	2017/12/19 - 2020/5/6
Chen-Yen Wei	710,053		*	-	-	-
Feng-Ta Chen	0		0	-	-	-
Jack Hou	90,917		*	-	-	-
Ta-I Lin	0		0	-	-	-
Yueh-Ming Lin	5,000		*	-	-	-
Omar Anaya Galvan	0		0	-	-	-

(1)	Including shares directly held and shares beneficially owned through spouse and minor children.

(2)	Each option may be converted into one of our common shares. The figures referred herein include options convertible into our common shares scheduled to vest within 60 days as of the date hereof.

(3)	Including 1,368,655,773 common shares Jason C.S. Chang beneficially owned through ASE Enterprises Limited, Aintree Limited and JC Holdings Limited and 407,449,072 common shares beneficially owned through Value Tower Limited, respectively, and 112,927,212 common shares Jason C.S. Chang directly owned. See “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders.”

* The sum of the number of common shares held and the number of common shares issuable upon exercise of all options held is less than 1.0% of our total outstanding shares.

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Item 7. Major Shareholders and Related Party Transactions

MAJOR SHAREHOLDERS

The following table sets forth information known to us with respect to the beneficial ownership of our common shares, as of March 31, 2017, by each shareholder known by us to beneficially own more than 5.0% of our total outstanding shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Percentage of beneficial ownership is based on 8,273,546,046 common shares outstanding as of March 31, 2017. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Common Shares Beneficially Owned
Name of Shareholder or Group	Number	Percentage
Jason C.S. Chang(1)	1,889,032,057	22.83%

(1)       Jason C.S. Chang is our Chairman and Chief Executive Officer. Jason C. S. Chang beneficially owned 1,368,655,773 common shares through ASE Enterprises Limited, Aintree Limited and JC Holdings Limited and 407,449,072 common shares through Value Tower Limited, respectively, and directly owned 112,927,212 common shares. As a result, Jason C.S. Chang beneficially owned 1,889,032,057 common shares, representing 22.83% of our total outstanding shares (based on 8,273,546,046 common shares as of March 31, 2017). ASE Enterprises Limited is a company organized under the laws of Hong Kong. All of the outstanding shares of ASE Enterprises Limited are held by Aintree Limited. Aintree Limited is a company organized under the laws of the British Virgin Islands. All of the shares of Aintree Limited are held by JC Holdings Limited. The shares of JC Holdings Limited are held through intermediary holding companies and under a revocable trust established under the laws of the Bailiwick of Guernsey for the benefit of our Chairman and Chief Executive Officer, Jason C.S. Chang, and his family. Value Tower Limited is a company organized under the laws of the British Virgin Islands. Jason C.S. Chang is the sole shareholder and director of Value Tower Limited. There were no significant changes in the percentage of ownership beneficially owned by Jason C.S. Chang in 2014, 2015 and 2016.

The following table sets forth information relating to our common shares held directly by our consolidated subsidiaries and our equity method investee as of March 31, 2017.

	Common Shares Beneficially Owned
Name of Shareholder	Number	Percentage
ASE Test(1)	88,200,472	1.07%
ASE Test Taiwan(2)	10,978,776	0.13%
J&R Holding Limited(3)	46,703,763	0.56%
Hung Ching(4)	88,261,502	1.07%

(1)	ASE Test is our wholly owned subsidiary. ASE Test’s ownership of our common shares is the result of the merger of ASE Chung Li with and into us in August 2004, and subsequent dividends upon shares received in connection with this merger. In order to comply with Singapore Companies Act, a trust was established to hold and dispose our common shares issued to ASE Test, a Singaporean Company, upon completion of the merger. The trustee appointed under such trust arrangement is currently our registered shareholder for our common shares issued to ASE Test. See “—Related Party Transactions.”

(2)	ASE Test Taiwan is our wholly owned subsidiary. ASE Test Taiwan’s ownership of our common shares is mainly the result of the merger of ASE Material with and into us in August 2004, and subsequent dividends upon shares received in connection with this merger. In order to comply with Singapore Companies Act, a trust had been established to hold and dispose our common shares issued to ASE Test Taiwan, which had been a subsidiary of ASE Test, upon completion of the merger. In December 2014, the trust established to hold the common shares issued to ASE Test Taiwan had been terminated because ASE Test Taiwan was no longer a subsidiary owned by ASE Test and therefore no longer subject to Singapore Companies Act requirements. As a result, ASE Test Taiwan directly owned 10,978,776 of our common shares as of March 31, 2017. See “—Related Party Transactions.”

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(3)	J&R Holding Limited is our wholly owned subsidiary. J&R Holding Limited’s ownership of our common shares is the result of the merger of ASE Chung Li with and into us in August 2004, and subsequent dividends upon shares received in connection with this merger.

(4)	Hung Ching is our equity method investee. As of March 31, 2017, we held 26.22% of the outstanding shares of Hung Ching. Hung Ching acquired our common shares in open market transactions, subsequent dividends upon the acquired shares and shares purchase pursuant to the rights offered by the Company.

As of March 31, 2017, none of our major shareholders had voting rights different from those of our other shareholders. We are not aware of any arrangement that may at a subsequent date result in a change of control of us. Furthermore, other than disclosed above, we are not aware of any significant changes in the percentage of ownership held by our major shareholders in 2014, 2015 and 2016.

As of March 31, 2017, a total of 8,273,546,046 common shares were outstanding. With certain limited exceptions, holders of common shares that are not ROC persons are required to hold their common shares through a brokerage account in the ROC. As of March 31, 2017, 540,454,720 common shares were registered in the name of a nominee of Citibank, N.A., the depositary under our ADS deposit agreement. Citibank, N.A., has advised us that, as of March 31, 2017, 108,090,653 ADSs, representing 540,453,265 common shares, were held of record by Cede & Co., and 290 ADSs, representing 1,450 common shares, were held by 9 other U.S. persons. The remaining 5 common shares held by Citibank, N.A. for the Company are a result of fractional shares distributed during stock distributions on our common shares underlying the ADSs.

RELATED PARTY TRANSACTIONS

In recent years, we have awarded cash bonuses to the employees of our subsidiaries as part of their compensation, based in part on our consolidated net income and the subsidiaries’ contribution to our consolidated income. We expect to continue this practice in the future.

In order to comply with Singapore law and other applicable laws and regulations, trusts organized under ROC law were established to hold and dispose of our common shares issued to ASE Test and ASE Test Taiwan in connection with the merger of ASE Chung Li and ASE Material into our company in August 2004. Under Section 76(1)(b)(ii) of Singapore’s Companies Act, Chapter 50, ASE Test, a Singapore company, may not purport to acquire, directly or indirectly, shares or units of shares in our company, ASE Test’s parent company. Pursuant to the applicable trust agreements, the trustee under each trust is (1) the registered owner of our common shares, (2) authorized to exercise all of the rights as a shareholder of our common shares, (3) authorized to sell our common shares, subject to market conditions, when such common shares become available for resale under ROC law and in accordance with volume limitations under ROC law, at its sole discretion; provided such common shares are sold (i) in compliance with ROC laws and regulations, (ii) in an orderly manner in order to minimize the impact on the trading price of our common shares, and (iii) in a manner consistent with its fiduciary duties owed to ASE Test and (4) able to transfer and deliver to ASE Test or ASE Test Taiwan the proceeds from the sale of our common shares and any cash dividends distributed, as the case may be. In February 2010, to complete the tender offer to acquire Universal Scientific, ASE Test transferred 141,808,499 shares to the shareholders of Universal Scientific. Neither ASE Test nor ASE Test Taiwan have any rights with respect to our common shares held in trust pursuant to the applicable trust agreements other than the right to receive the proceeds from the sale of such common shares and cash dividends declared while the shares remain in trust. In December 2014, the trust established to hold the common shares issued to ASE Test Taiwan had been terminated because ASE Test Taiwan was no longer a subsidiary owned by ASE Test and therefore no longer subject to Singapore Companies Act requirements. As a result, ASE Test Taiwan directly owned 10,978,776 of our common shares as of March 31, 2017 and the trust established to hold the common shares issued to ASE Test held 88,200,472 of our common shares.

We have historically provided promissory notes as guarantees to some of our subsidiaries. As of December 31, 2016, we endorsed and guaranteed the bonds issued by our subsidiaries, Anstock II Limited, in the amount of US$306.4 million.

In July 2014, we acquired factory-administration building in Chung Li, Taiwan, from Hung Ching for a consideration of NT$4,540.1 million.

In 2014, a series of construction projects for which we contracted with Fu Hwa Construction Co., Ltd. for the construction of buildings with green design concept and other projects in Nantze Export Processing Zone, Taiwan, have been completed with a total consideration of NT$350.0 million.

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In August 2014, we made the donation of NT$15.0 million to Social Affairs Bureau of Kaohsiung City Government through ASE Cultural and Educational Foundation. In addition, in order to demonstrate our commitment to environmental protection, in December 2013, our board of directors approved contributions to environmental protection efforts in Taiwan in a total amount of not less than NT$3,000.0 million, to be made in the next 30 years. For the years ended December 31, 2014, 2015 and 2016, we have made contributions in the amount of NT$100.0 million (US$3.1 million) each, respectively, through ASE Cultural and Educational Foundation to fund various environmental projects and our board of directors have resolved in a resolution in January 2017 to contribute NT$100.0 million (US$3.1 million) through ASE Cultural and Educational Foundation in environmental projects in 2017.

In June 2015, we acquired the K22 and K23 factory-administration building in Nantze Export Processing Zone, Taiwan, from Hung Ching for a consideration of NT$2,466.0 million.

In 2015 and 2016, we capitalized NT$504.6 million and NT$875.0 million (US$27.0 million), respectively, for the construction of employee dormitory for which we contracted with Fu Hwa Construction Co., Ltd. in Kaohsiung, Taiwan.

In 2016, we acquired patents and acquired specific technology from Deca Technologies Inc. for a consideration of NT$403.5 million (US$12.5 million).

INTERESTS OF EXPERTS AND COUNSEL

Not applicable.

Item 8. Financial Information

CONSOLIDATED STATEMENTS AND OTHER FINANCIAL INFORMATION

Consolidated financial statements are set forth under “Item 18. Financial Statements.”

Export Sales

We categorize our revenues geographically based on the country in which the customer is headquartered. Revenues from our export sales were NT$219,843.7 ,NT$250,671.4 million and NT$236,015.4 million (US$7,284.4 million) in 2014, 2015 and 2016, respectively, which contributed 85.7% , 88.5% and 85.6 % of our total sales volume for those periods, respectively. See “Item 4. Information on the Company—Business Overview—Sales and Marketing” for information on our export sales.

Legal Proceedings

K7 Plant Wastewater Discharge

In December 2013, the Kaohsiung City Environmental Protection Bureau ordered us to suspend the operations at our K7 Plant’s wafer-level process where nickel was used for alleged wastewater discharge violations and imposed a NT$110.1 million fine against us. The NT$110.1 million fine was later reduced to NT$109.4 million as ordered by the Kaohsiung City Environmental Protection Bureau. In December 2014, the Kaohsiung City Environmental Protection Bureau lifted the suspension order and approved the full resumption of operations of our K7 Plant after ordering a series of examinations, hearings and trial runs. In September 2015, the fine was reduced to NT$102.0 million by the Kaohsiung City Environmental Protection Bureau and we received a refund of NT$7.3 million in October 2015.

With respect to the NT$102.0 million administrative penalty imposed on us by the Kaohsiung City Environmental Protection Bureau, we appealed to the Kaohsiung High Administrative Court in August 2014 seeking to (i) revoke Kaohsiung City Government’s decision, (ii) lift the administrative penalty imposed on us and (iii) demand a refund of the administrative penalty. On March 22, 2016, the Kaohsiung High Administrative Court revoked Kaohsiung City Government’s decision and lifted the administrative penalty. Our demand for a refund of the fine was dismissed. We appealed to the Supreme Administrative Court on April 14, 2016 against the Kaohsiung High Administrative Court’s unfavorable ruling in dismissing a refund. The outcome of the proceeding cannot be predicted with certainty.

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In connection with the same alleged violations at our K7 plant, in October 2014, the Kaohsiung District Court ruled that we were in violation of the ROC Waste Disposal Act and imposed on us a criminal penalty of NT$3.0 million. We appealed the case to the Taiwan High Court Kaohsiung District Branch in November 2014. In September 2015, the Taiwan High Court Kaohsiung District Branch overturned the decision made by Kaohsiung District Court and found the Company not guilty and repealed the criminal penalty imposed on the Company. The verdict was final and not appealable.

The outcome of some of these proceedings is uncertain. Any penalties, fines, damages or settlements made in connection with these criminal, civil, and/or administrative investigations and/or lawsuits may divert management’s attention and resources, which may cause a material adverse effect on our results of operations, financial condition and business. We are also unable to quantify the harm to our reputation should any adverse findings be made against us. See “Item 3. Key Information—Risk Factors—Risks Relating to Our Business—Any environmental claims or failure to comply with any present or future environmental regulations, as well as any fire or other industrial accident, may require us to spend additional funds and may materially and adversely affect our financial condition and results of operations,” “Item 4. Information on the Company—Business Overview—Environmental Matters” and “Item 4. Information on the Company—Property, Plants and Equipment.”

SPIL Litigation Against ASE

On October 15, 2015, in connection with the Initial SPIL Tender Offer, SPIL filed a lawsuit in the Kaohsiung District Court against ASE requesting that the court invalidate the Initial SPIL Tender Offer and confirm that ASE does not have the right to be registered as a shareholder of SPIL. The lawsuit alleged that the Initial SPIL Tender Offer violate certain provisions of the ROC Securities and Exchange Act and certain provisions of the ROC Fair Trade Act and because of these violations the Initial SPIL Tender Offer should be voided. Following a series of pleadings and arguments on the amount of verdict fee that SPIL has to post before the case could be heard, the Kaohsiung District Court ordered SPIL to post a verdict fee in the amount of NT$219.2 million (US$6.7 million) and scheduled a hearing on April 29, 2016. SPIL appealed the Kaohsiung District Court’s decision on the verdict fee to the Kaohsiung High Court, and, following the Kaohsiung High Court’s decision to sustain the Kaohsiung District Court’s decision on the amount of the verdict fee, SPIL appealed to the Supreme Court of Taiwan on January 18, 2016. On June 27, 2016, the Kaohsiung District Court dismissed the lawsuit due to SPIL’s failure to pay relevant court expenses by the deadline.

Dividends and Dividend Policy

We have historically paid dividends on our common shares with respect to the results of the preceding year following approval by our shareholders at the annual general meeting of shareholders. We have paid annual dividends on our common shares since 1989, except in 2002 and 2006 when we did not pay any dividend due to the losses we incurred in the 2001 and 2005 fiscal years, respectively. On March 30, 2017, our board of directors adopted resolutions to pay cash dividends of NT$1.40 per share based on 8,153,712,546 shares, which equal to the number of issued shares shown in the shareholders’ roster as of March 28, 2017 minus the number of shares repurchased by us as treasury stocks. This proposal is subject to shareholders’ approval at the annual general shareholders meeting in June 2017 and the actual cash dividends per share will be adjusted by any fluctuations in the number of our shares due to, for example, the exercise of share options.

The following table sets forth the stock dividends paid during each of the years indicated and related information.

	Cash Dividends Per Common Share	Stock Dividends Per Common Share(1)	Total Common Shares Issued as Stock Dividends	Outstanding Common Shares on Record Date(2)	Percentage of Outstanding Common Shares Represented by Stock Dividends
	NT$	NT$

2009	0.50	-	-	5,474,320,814	-
2010	0.36	1.00	549,497,078	5,500,216,994	10.0%
2011	0.65	1.15	695,735,660	6,055,261,112	11.5%
2012	0.65	1.40	931,599,554	6,659,893,672	14.0%
2013	1.05	-	-	7,611,579,786	-
2014	1.29 (3)	-	-	7,847,817,646	-
2015	2.00	-	-	7,900,130,996	-
2016	1.60	-	-	7,931,725,946	-

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(1)	Stock dividends were paid out from retained earnings and capital surplus. Holders of common shares receive as a stock dividend the number of common shares equal to the NT dollar value per common share of the dividend declared multiplied by the number of common shares owned and divided by the par value of NT$10 per share. Fractional shares are not issued but are paid in cash.

(2)	Aggregate number of common shares outstanding on the record date applicable to the dividend payment. Includes common shares issued in the previous year under our employee bonus plan.

(3)	On June 26, 2014, our shareholders approved a cash dividend of NT$1.30 per share for 2013 earnings. On July 29, 2014, our board of directors resolved to adjust the cash dividend ratio to NT$1.29411842 because the number of outstanding common shares had changed as a result of the exercise of share options.

In order to meet the needs of our present and future capital expenditures, we anticipate paying both stock and cash dividends in the future. The form, frequency and amount of future cash or stock dividends on our common shares will depend upon our net income, cash flow, financial condition, shareholders’ requirement for cash inflow and other factors. According to our Articles of Incorporation, we have a general policy that cash dividend distribution should not be lower than 30% of the total dividend amount and the remainder be distributed as stock dividends. See “Item 10. Additional information––Articles of Incorporation––Dividends and Distributions.”

In general, we are not permitted to distribute dividends or make other distributions to shareholders for any year where we did not record net income or retained earnings (excluding reserves). The ROC Company Law also requires that 10% of annual net income (less outstanding taxes and prior years’ losses, if any) be set aside as a legal reserve until the accumulated legal reserve equals our paid-in capital.

According to our Articles of Incorporation, the remuneration of our independent directors is set at NT$3.0 million (US$0.09 million) per person per year. If our annual net income (after recovering any losses incurred in prior years and deducting the legal reserve and special reserve provisions, making the additions or deductions of the portion of retained earnings that belong to equity investment gains or losses that have been realized through other comprehensive income or losses measured at fair value and deducting other items as required under ROC law, if any) remains, a proposal for the distribution of such amount together with a part or all of the accumulated undistributed profits in the previous years shall be prepared by the board of directors and submit to the shareholders’ meeting for resolution. In addition, we set aside 5.25% to 8.25% of net profit before income tax, employees’ compensation and remuneration to the directors as employees’ compensation and no more than 0.75% as remuneration to the directors. The 5.25% portion is to be distributed to all employees in accordance with our employee compensation distribution rules, while any portion exceeding 5.25% is to be distributed in accordance with rules established by our board of directors to individual employees who have been recognized as having made special contributions to our company. Such employees include those of our subsidiaries.

Holders of ADSs will be entitled to receive dividends, subject to the terms of the deposit agreement, to the same extent as the holders of our common shares. Cash dividends will be paid to the depositary in NT dollars and, except as otherwise provided in the deposit agreement, will be converted by the depositary into U.S. dollars and paid to holders of ADSs according to the terms of the deposit agreement. Stock dividends will be distributed to the depositary and, except as otherwise provided in the deposit agreement, will be distributed by the depositary, in the form of additional ADSs, to holders of ADSs according to the terms of the deposit agreement.

Holders of outstanding common shares on a dividend record date will be entitled to the full dividend declared without regard to any prior or subsequent transfer of common shares. Holders of outstanding ADSs are entitled to receive dividends, subject to the terms of the deposit agreement, to the same extent as the holders of outstanding common shares.

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For information relating to ROC withholding taxes payable on dividends, see “Item 10. Additional Information—Taxation—ROC Taxation—Dividends.”

SIGNIFICANT CHANGES

Other than as disclosed elsewhere in this annual report, we have not experienced any significant changes since the date of the annual financial statements.

Item 9. The Offer and Listing

OFFER AND LISTING DETAILS

Our common shares were first issued in March 1984 and have been listed on the TWSE since July 1989. The TWSE is an auction market where the securities traded are priced according to supply and demand through announced bid and ask prices. As of March 31, 2017, there were an aggregate of 8,273,546,046 of our common shares outstanding. The following table sets forth, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the TWSE for our common shares and the high and low of the daily closing values of the Taiwan Stock Exchange Index. The closing price for our common shares on the TWSE on April 14, 2017 was NT$37.85 per share.

	Closing Price per Share		Adjusted Closing Price per Share(1)		Average Daily Trading Volume	Taiwan Stock Exchange Index
	High	Low	High	Low	(in thousands of shares)	High	Low
	NT$	NT$	NT$	NT$
2012	31.10	20.15	20.77	12.79	24,667	8,144.0	6,894.7
2013	30.65	23.60	25.76	17.66	24,598	8,623.4	7,616.6
2014	41.00	26.80	36.11	21.91	25,609	9,569.2	8,264.5
2015	47.75	30.00	44.15	28.40	28,467	9,973.1	7,410.3
First Quarter	47.75	36.65	44.15	33.05	31,837	9,758.1	9,048.3
Second Quarter	46.65	39.70	43.05	36.10	29,672	9,973.1	9,189.8
Third Quarter	42.10	30.00	38.50	28.40	33,371	9,379.2	7,410.3
Fourth Quarter	39.00	33.40	37.40	31.80	19,731	8,857.0	8,040.2
2016	39.60	28.65	39.05	27.05	17,859	9,392.7	7,664.0
First Quarter	38.30	33.75	36.70	32.15	17,321	8,812.7	7,664.0
Second Quarter	36.95	28.65	35.35	27.05	25,701	8,716.3	8,053.7
Third Quarter	39.60	34.60	38.00	33.00	17,249	9,284.6	8,575,8
Fourth Quarter	38.80	32.20	38.80	32.20	11,453	9,392.7	8,931.0
October	38.80	37.10	38.80	37.10	10,252	9,385.7	9,165.2
November	37.05	33.35	37.05	33.35	12,058	9,272.7	8,931.0
December	34.55	32.20	34.55	32.20	11,942	9,392.7	9,078.6
2017
First Quarter	39.90	33.75	39.90	33.75	17,231	9,972.5	9,272.9
January	34.70	32.80	34.70	32.80	12,213	9,448.0	9,272.9
February	38.85	36.55	38.85	36.55	20,684	9,799.8	9,429.0
March	39.90	37.45	39.90	37.45	16,692	9,972.5	9,272.9
Second Quarter
April (through April 14, 2017)	39.30	37.85	39.30	37.85	12,056	9,949.5	9,732.9

(1)	As adjusted retroactively by the TWSE to give effect to stock dividends and cash dividends paid in the periods indicated. See “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Dividends and Dividend Policy.”

The performance of the TWSE has in recent years been characterized by extreme price volatility. There are currently limits on the range of daily price movements on the TWSE. In the case of equity securities traded on the TWSE, such as our common shares, fluctuations in the price of a particular security may not exceed a 10.0% change either above or below the previous day’s closing price of such security.

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Our ADSs have been listed on the NYSE under the symbol “ASX” since September 26, 2000. The outstanding ADSs are identified by the CUSIP number 00756M404. As of March 31, 2017, a total of 108,090,943 ADSs were outstanding. The following table sets forth, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the NYSE for our ADSs and the highest and lowest of the daily closing values of the New York Stock Exchange Index. The closing price for our ADSs on the NYSE on April 13, 2017 was US$6.25 per ADS.

	Closing Price per ADS		Adjusted Closing Price per ADS(1)		Average Daily Trading Volume	New York Stock Exchange Index
	High	Low	High	Low	(in thousands of ADSs)	High	Low
	US$	US$	US$	US$
2012	5.27	3.54	4.10	2.82	1,065	8,516.4	7,285.5
2013	5.35	3.91	4.65	3.11	746	10,400.3	8,604.4
2014	6.87	4.45	5.97	3.87	752	11,104.7	9,741.6
2015	7.89	4.69	7.11	4.50	1,405	11,239.7	9,601.4
First Quarter	7.89	5.96	7.11	5.37	1,485	11,122.1	10,514.6
Second Quarter	7.51	6.39	6.77	5.76	1,412	11,239.7	10,790.3
Third Quarter	6.67	4.69	6.01	4.50	1,700	11,024.9	9,601.4
Fourth Quarter	6.12	5.18	5.87	4.97	1,028	10,609.9	9,821.0
2016	6.21	4.41	6.14	4.23	916	11,237.2	9,029.9
First Quarter	5.87	4.95	5.63	4.75	1,015	10,237.0	9,029.9
Second Quarter	5.78	4.41	5.55	4.23	1,439	10,641.2	9,973.5
Third Quarter	6.21	5.35	6.14	5.13	633	10,892.2	10,409.5
Fourth Quarter	6.12	4.92	6.12	4.92	576	11,237.2	10,289.3
October	6.12	5.80	6.12	5.80	542	10,690.8	10,476.6
November	5.83	5.12	5.83	5.12	503	10,878.1	10,289.3
December	5.43	4.92	5.43	4.92	683	11,237.2	10,829.0
2017
First Quarter	6.62	5.09	6.62	5.09	1,176	11,661.2	11,148.9
January	5.80	5.09	5.80	5.09	656	11,339.1	11,148.9
February	6.19	5.78	6.19	5.78	1,359	11,578.3	11,207.2
March	6.62	6.09	6.62	6.09	1,477	11,661.2	11,414.3
Second Quarter
April (through April 13, 2017)	6.54	6.25	6.54	6.25	1,601	11,473.6	11,324.5

(1)	As adjusted retroactively to give effect to stock dividends and cash dividends paid in the periods indicated.

PLAN OF DISTRIBUTION

Not applicable.

MARKETS

The principal trading market for our common shares is the TWSE and the principal trading market for ADSs representing our common shares is the NYSE.

SELLING SHAREHOLDERS

Not applicable.

DILUTION

Not applicable.

EXPENSES OF THE ISSUE

Not applicable.

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Item 10. Additional Information

SHARE CAPITAL

Not applicable.

ARTICLES OF INCORPORATION

General

We are a company limited by shares organized under the laws of the ROC. Our organizational document is our Articles of Incorporation. We have no by-laws.

Our Articles of Incorporation provide, in Article 2, that we may engage in the following types of business:

•	the manufacture, assembly, processing, testing and export of various types of integrated circuitry;

•	the research, development, design and manufacture, assembly, processing, testing and export of various computers, electronics, communications, information products and their peripheral products;

•	general import and export trading (excluding businesses that require trading permits);

•	the manufacture of electronic parts and components;

•	the manufacture of mechanical and electronic devices and materials (including integrated circuit leadframes, BGA substrates and flip-chip substrates);

•	wholesale and retail sales of electronic materials;

•	technical support and consulting service for integrated circuit leadframes, BGA substrates and flip-chip substrates;

•	leasing; and

•	except any business requiring a special permit, any business not prohibited or restricted by law or regulation.

We were incorporated on March 23, 1984 as a company limited by shares under the ROC Company Law. Our authorized share capital registered with the Kaohsiung Export Processing Zones Administration was NT$95 billion, divided into 9,500 million common shares, 8,273,546,046 of which were outstanding as of March 31, 2017. Our authorized share capital under our Articles of Incorporation is NT$100 billion, divided into 10 billion common shares. We do not have any equity in the form of preference shares or otherwise outstanding as of the date of this annual report.

Subject to limited exceptions, with the approval of our board of directors and the FSC, we may grant stock options to our employees, provided that NT$8,000 million of our authorized capital (800 million common shares) is reserved for employee stock options. The total number of shares to be issued under all option plans, together with all restricted shares issued to employees, shall not exceed 15% of our outstanding common shares. Unless otherwise approved by the shareholders’ meeting, the exercise price of an option shall not be less than the closing price of our common shares on the TWSE on the grant date of the option. As of March 31, 2017, we had granted 480,075,500 options pursuant to employee stock option plans established on November 22, 2007, April 20, 2010 and April 17, 2015 to our full-time employees, including our domestic and foreign subsidiaries. See “Item 6. Directors, Senior Management and Employees—Compensation—ASE Inc. Employee Bonus and Stock Option Plans.”

Directors

Our Articles of Incorporation provide that, we are to have 11 to 15 directors with tenures of three years who are elected at a shareholders’ meeting. In addition, three of our directors will be required to be independent directors. Our audit committee replaced the function of supervisors in accordance with the ROC Securities and Exchange Act to exercise the powers and duties of supervisors starting from June 2015.

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There is no minimum amount of shares necessary to stand for election to a directorship. Many of our directors are representatives appointed by corporate shareholders which appoint individual representatives. Re-elections are allowed. The board of directors has certain powers and duties, including devising operations strategy, proposing to distribute dividends or make up losses, proposing to increase or decrease capital, reviewing material internal rules and contracts, hiring and discharging the general manager, establishing and dissolving branch offices, reviewing budgets and financial statements and other duties and powers granted by or in accordance with the ROC Company Law, our Articles of Incorporation or shareholders resolutions.

The board of directors is constituted by the directors, who elect a chairman from among the directors to preside over the meeting of the board. Meetings of the board may be held in the ROC or by videoconference. A director may appoint another director to attend a meeting and vote by proxy, but a director may accept only one proxy.

Dividends and Distributions

In general, we are not permitted to distribute dividends or make other distributions to shareholders in any given year in which we did not record net income or retained earnings (excluding reserves). The ROC Company Law also requires that 10% of annual net income (less prior years’ losses, if any, and applicable income taxes) be set aside as a legal reserve until the accumulated legal reserve equals our paid-in capital.

According to our Articles of Incorporation, the remuneration of our independent directors is set at NT$3.0 million (US$0.09 million) per person per year. If our annual net income (after recovering any losses incurred in prior years and deducting the legal reserve and special reserve provisions, making the additions or deductions of the portion of retained earnings that belong to equity investment gains or losses that have been realized through other comprehensive income or losses measured at fair value and deducting other items as required under ROC law, if any) remains, a proposal for the distribution of such amount together with a part or all of the accumulated undistributed profits in the previous years shall be prepared by the board of directors and submit to the shareholders’ meeting for resolution. In addition, we set aside 5.25% to 8.25% of net profit before income tax, employees’ compensation and remuneration to the directors as employees’ compensation and no more than 0.75% as remuneration to the directors. The 5.25% portion is to be distributed to all employees in accordance with our employee compensation distribution rules, while any portion exceeding 5.25% is to be distributed in accordance with rules established by our board of directors to individual employees who have been recognized as having made special contributions to our company. Such employees include those of our subsidiaries.

At the annual general meeting of shareholders, our board of directors submits to the shareholders for their approval any proposal for the distribution of dividends or the making of any other distribution to shareholders from our net income for the preceding fiscal year. All common shares outstanding and fully paid as of the relevant record date are entitled to share equally in any dividend or other distribution so approved. Dividends may be distributed in cash, in the form of common shares or a combination of the two, as determined by the shareholders at the meeting. According to our Articles of Incorporation, we have a general policy that cash dividend distribution should not be lower than 30% of the total dividend amount and the remainder be distributed as stock dividends. See “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Dividends and Dividend Policy.”

We are also permitted to make distributions to our shareholders in cash or in the form of common shares from reserves if we have no accumulated loss. However, the distribution payable out of our legal reserve can only come from the amount exceeding 25% of the total paid-in capital.

For information on the dividends we paid in recent years, see “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Dividends and Dividend Policy.” For information as to ROC taxes on dividends and distributions, see “—Taxation—ROC Taxation—Dividends.”

Changes in Share Capital

Under ROC Company Law, any change in the authorized share capital of a company limited by shares requires an amendment to its Articles of Incorporation, which in turn requires approval at the shareholders’ meeting. In the case of a public company such as ourselves, we must also obtain the approval of, or submit a report to, the FSC and the Kaohsiung Export Processing Zone Administration. Authorized but unissued common shares may be issued, subject to applicable ROC law, upon terms as our board of directors may determine. Our authorized share capital registered with the Kaohsiung Export Processing Zones Administration was NT$95 billion, divided into 9,500 million common shares with a face value of NT$10.0 per share as of March 31, 2017. Our authorized share capital under our Articles of Incorporation is NT$100 billion, divided into 10 billion common shares. There were 500 million common shares included in our authorized shares that are currently not registered with the Kaohsiung Export Processing Zones Administration. We will complete the registration with the Kaohsiung Export Processing Zones Administration if and when our total issued share capital equals or exceeds NT$95 billion.

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Preemptive Rights

Under the ROC Company Law, when an ROC company issues new shares for cash, existing shareholders who are listed on the shareholders’ register as of the record date have preemptive rights to subscribe for the new issue in proportion to their existing shareholdings, while a company’s employees, whether or not they are shareholders of the company, have rights to subscribe for 10% to 15% of the new issue. Any new shares that remain unsubscribed at the expiration of the subscription period may be freely offered, subject to compliance with applicable ROC law.

In addition, in accordance with the ROC Securities and Exchange Act, a public company that intends to offer new shares for cash must offer to the public at least 10% of the shares to be sold, except under certain circumstances or when exempted by the FSC. This percentage can be increased by a resolution passed at a shareholders’ meeting, which would diminish the number of new shares subject to the preemptive rights of existing shareholders.

These preemptive rights provisions do not apply to offerings of new shares through a private placement approved at a shareholders’ meeting.

Meetings of Shareholders

We are required to hold an annual general meeting of our shareholders within six months following the end of each fiscal year. These meetings are generally held in Kaohsiung, Taiwan. Any shareholder who holds 1% or more of our issued and outstanding shares may submit one written proposal for discussion at our annual general meeting. Extraordinary shareholders’ meetings may be convened by resolution of the board of directors or by the board of directors upon the written request of any shareholder or shareholders who have held 3% or more of the outstanding common shares for a period of one year or longer. Shareholders’ meetings may also be convened by member(s) of the audit committee. Notice in writing of meetings of shareholders, stating the place, time and purpose, must be dispatched to each shareholder at least 30 days, in the case of annual general meetings, and 15 days, in the case of extraordinary meetings, before the date set for each meeting. A majority of the holders of all issued and outstanding common shares present at a shareholders’ meeting constitutes a quorum for meetings of shareholders.

Voting Rights

Under the ROC Company Law, except under limited circumstances, shareholders have one vote for each common share held. Under the ROC Company Law, our directors are elected at a shareholders’ meeting through cumulative voting.

In general, a resolution can be adopted by the holders of at least a majority of our common shares represented at a shareholders’ meeting at which the holders of a majority of all issued and outstanding common shares are present. Under ROC Company Law, the approval by at least a majority of our common shares represented at a shareholders’ meeting in which a quorum of at least two-thirds of all issued and outstanding common shares are represented is required for major corporate actions, including:

•	amendment to the Articles of Incorporation, including increase of authorized share capital and any changes of the rights of different classes of shares;

•	execution, amendment or termination of any contract through which the company leases its entire business to others, or the company appoints others to operate its business or the company operates its business with others on a continuous basis;

•	transfer of entire business or assets or a substantial part of its business or assets;

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•	acquisition of the entire business or assets of any other company, which would have a significant impact on the company’s operations;

•	distribution of any stock dividend;

•	dissolution, merger or spin-off of the company;

•	issuance of restricted shares to employees; and

•	removal of the directors.

However, in the case of a listed company such as us, the resolution may be adopted by the holders of at least two-thirds of our issued and outstanding common shares represented at a shareholders’ meeting at which the holders of at least a majority of all issued and outstanding common shares are present.

A shareholder may be represented at an annual general or extraordinary meeting by proxy if a valid proxy form is delivered to us five days before the commencement of the annual general or extraordinary shareholders’ meeting. Shareholders may exercise their voting rights by way of a written ballot or by way of electronic transmission if the voting decision is delivered to us two days before the commencement of the annual general or extraordinary shareholders’ meeting.

Holders of ADSs do not have the right to exercise voting rights with respect to the underlying common shares, except as described in the deposit agreement.

Other Rights of Shareholders

Under the ROC Company Law, dissenting shareholders are entitled to appraisal rights in certain major corporate actions such as a proposed amalgamation by the company. If agreement with the company cannot be reached, dissenting shareholders may seek a court order for the company to redeem all of their shares. Shareholders may exercise their appraisal rights by serving written notice on the company prior to or at the related shareholders’ meeting and/or by raising and registering an objection at the shareholders’ meeting. In addition to appraisal rights, shareholders have the right to sue for the annulment of any resolution adopted at a shareholders’ meeting where the procedures were legally defective within 30 days after the date of the shareholders’ meeting. One or more shareholders who have held 3% or more of the issued and outstanding shares of a company for a period of one year or longer may require an independent director to bring a derivative action on behalf of the company against a director as a result of the director’s unlawful actions or failure to act.

Rights of Holders of Deposited Securities

Except as described below, holders of ADSs generally have no right under the deposit agreement to instruct the depositary to exercise the voting rights for our common shares represented by the ADSs. Instead, by accepting ADSs or any beneficial interest in ADSs, holders of ADSs are deemed to have authorized and directed the depositary to appoint our chairman or his designee to represent them at our shareholders’ meetings and to vote our common shares deposited with the custodian according to the terms of the deposit agreement.

The depositary will mail to holders of ADSs any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If we fail to timely provide the depositary with an English language translation of our notice of meeting or other materials related to any meeting of owners of common shares, the depositary will endeavor to cause all the deposited securities represented by ADSs to be present at the applicable meeting, insofar as practicable and permitted under applicable law, but will not cause those securities to be voted.

If the depositary timely receives voting instructions from owners of at least 51.0% of the outstanding ADSs to vote in the same direction regarding one or more resolutions to be proposed at the meeting, including election of directors, the depositary will notify our chairman or his designee to attend the meeting and vote all the securities represented by the holders’ ADSs in accordance with the direction received from owners of at least 51.0% of the outstanding ADSs.

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If we have timely provided the depositary with the materials described in the deposit agreement and the depositary has not timely received instructions from holders of at least 51.0% of the outstanding ADSs to vote in the same direction regarding any resolution to be considered at the meeting, then, holders of ADSs will be deemed to have authorized and directed the depositary bank to give a discretionary proxy to our chairman or his designee to attend and vote at the meeting our common shares represented by the ADSs in any manner, our chairman or his designee may wish, which may not be in the interests of holders.

The ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure ADS holders that they will receive voting materials in time to enable them to return voting instructions to the depositary in a timely manner.

While shareholders who own 1% or more of our outstanding shares are entitled to submit one proposal to be considered at our annual general meetings, only holders representing at least 51% of our ADSs outstanding at the relevant record date are entitled to submit one proposal to be considered at our annual general meetings. Hence, only one proposal may be submitted on behalf of all ADS holders.

Register of Shareholders and Record Dates

Our share registrar, President Securities Corp., maintains our register of shareholders at its offices in Taipei, Taiwan. Under the ROC Company Law and our Articles of Incorporation, we may, by giving advance public notice, set a record date and close the register of shareholders for a specified period in order for us to determine the shareholders or pledgees that are entitled to rights pertaining to our common share. The specified period required is as follows:

•	annual general meeting—60 days;

•	extraordinary shareholders’ meeting—30 days; and

•	relevant record date for distribution of dividends, bonuses or other interests—5 days.

Annual Financial Statements

At least ten days before the annual general meeting, our annual financial statements, which are prepared in conformity with Taiwan IFRS, must be available at our principal executive office in Kaohsiung, Taiwan for inspection by the shareholders.

Transfer of Common Shares

The transfer of common shares in registered form is effected by endorsement and delivery of the related share certificates but, in order to assert shareholders’ rights against us, the transferee must have his name and address registered on our register of shareholders. Shareholders are required to file their respective specimen seals, also known as chops, with us. Chops are official stamps widely used in Taiwan by individuals and other entities to authenticate the execution of official and commercial documents. The settlement of trading in our common shares is normally carried out on the book-entry system maintained by the Taiwan Depository & Clearing Corporation.

Acquisition of Common Shares by ASE Inc.

Under the ROC Securities and Exchange Act, we may purchase our own common shares for treasury stock under limited circumstances, including:

•	to transfer shares to our employees;

•	to deliver shares upon the conversion or exercise of bonds with warrants, preferred shares with warrants, convertible bonds, convertible preferred shares or warrants issued by us; and

•	to maintain our credit and our shareholders’ equity, provided that the shares so purchased shall be canceled.

We may purchase our common shares on the TWSE or by means of a public tender offer. These transactions require the approval of a majority of our board of directors at a meeting in which at least two-thirds of the directors are in attendance. The total amount of common shares purchased for treasury stock may not exceed 10.0% of the total issued shares. In addition, the total cost of the purchased shares shall not exceed the aggregate amount of our retained earnings, any premium from share issuances and the realized portion of our capital reserve.

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We may not pledge or hypothecate any of our shares purchased by us. In addition, we may not exercise any shareholders’ right attaching to such shares. In the event that we purchase our shares on the TWSE, our affiliates, directors, managers, and their respective spouses and minor children and/or nominees are prohibited from selling any of our shares during the period in which we are purchasing our shares.

Pursuant to the ROC Company Law, an entity in which our company directly or indirectly owns more than 50.0% of the voting shares or paid-in capital, which is referred to as a controlled entity, may not purchase our shares. Also, if our company and a controlled entity jointly own, directly or indirectly, more than 50.0% of the voting shares or paid-in capital of another entity, which is referred to as a third entity, the third entity may not purchase shares in either our company or a controlled entity.

Liquidation Rights

In the event of our liquidation, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed pro rata to the shareholders in accordance with the relevant provisions of the ROC Company Law.

Transfer Restrictions

Substantial Shareholders

The ROC Securities and Exchange Act currently requires:

•	each director, manager, or substantial shareholder (that is, a shareholder who holds more than 10.0% shares of a company), and their respective spouses, minor children or nominees, to report any change in that person’s shareholding to the issuer of the shares and the FSC; and

•	each director, manager, or substantial shareholder, and their respective spouses, minor children or nominees, after acquiring the status of director, manager, or substantial shareholder for a period of six months, to report his or her intent to transfer any shares on the TWSE to the FSC at least three days before the intended transfer, unless the number of shares to be transferred does not exceed 10,000 shares.

In addition, the number of shares that can be sold or transferred on the TWSE by any person subject to the restrictions described above on any given day may not exceed:

•	0.2% of the outstanding shares of the company in the case of a company with no more than 30 million outstanding shares; or

•	0.2% of 30 million shares plus 0.1% of the outstanding shares exceeding 30 million shares in the case of a company with more than 30 million outstanding shares; or

•	in any case, 5.0% of the average trading volume (number of shares) on the TWSE for the ten consecutive trading days preceding the reporting day on which the director, manager or substantial shareholder reports the intended share transfer to the FSC.

These restrictions do not apply to sales or transfers of our ADSs.

MATERIAL CONTRACT

Joint Share Exchange Agreement between ASE and SPIL

ASE and SPIL have entered into the Joint Share Exchange Agreement pursuant to which a holding company, ASE Holding, will be formed by means of a statutory share exchange, and ASE Holding will (i) acquire all issued shares of ASE in exchange for shares of ASE Holding using the Exchange Ratio as described below, and (ii) acquire all issued shares of SPIL using the Cash Consideration as described below. Upon the consummation of the Share Exchange, ASE and SPIL will become wholly owned subsidiaries of ASE Holding concurrently. Subject to the Share Exchange and the Joint Share Exchange Agreement being approved by shareholders of ASE and SPIL, respectively, and upon the satisfaction of the other conditions for completing the Share Exchange, ASE Holding will be formed.

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Pursuant to the terms and subject to the conditions set forth in the Joint Share Exchange Agreement, at the effective time of the Share Exchange (the “Effective Time”):

i.	for SPIL shareholders:

•	each SPIL common share, par value NT$10 per share, issued immediately prior to the Effective Time (including SPIL’s treasury shares and the common shares of SPIL beneficially owned by ASE), will be transferred to ASE Holding in consideration for the right to receive NT$51.2, which represents NT$55, minus a cash dividend and a return of capital reserve of NT$3.8 per common share of SPIL distributed by SPIL on July 1, 2016, payable in cash in NT dollars, without interest and net of any applicable withholding taxes (“SPIL Common Shares Cash Consideration”); and

•	each SPIL American depositary share, currently representing five common shares of SPIL will be cancelled in exchange for the right to receive through JPMorgan Chase Bank, N.A., as depositary for the SPIL American depositary shares (“SPIL Depositary”), the US dollar equivalent of NT$256 (representing five times of the SPIL Common Shares Cash Consideration) minus (i) all processing fees and expenses per SPIL American depositary shares in relation to the conversion from NT dollars into US dollars, and (ii) US$0.05 per SPIL American depositary shares cancellation fees pursuant to the terms of the deposit agreement dated January 6, 2015 by and among SPIL, SPIL Depositary and the holders and beneficial owners from time to time of the SPIL American depositary shares issued thereunder, payable in cash in US dollars, without interest and net of any applicable withholding taxes (“SPIL ADS Cash Consideration,” together with the SPIL Common Shares Cash Consideration, “Cash Consideration”).

The Cash Consideration will be subject to adjustments if SPIL issues shares or pays cash dividends during the period from the execution date of the Joint Share Exchange Agreement to the Effective Time, provided, however, that the Cash Consideration shall not be subject to adjustment if the aggregate amount of the cash dividends distributed by SPIL in fiscal year 2017 is less than 85% of its after-tax net profit for fiscal year 2016.

ii.	for ASE shareholders:

•	each common share of ASE, par value NT$10 per share, issued immediately prior to the Effective Time (including ASE’s treasury shares), will be transferred to ASE Holding in consideration for the right to receive 0.5 ASE Holding common shares, par value NT$10 per share; and

•	each ASE ADS, currently representing five common shares of ASE, will represent the right to receive 1.25 ASE Holding American depositary shares, each representing two ASE Holding common shares upon surrender for cancellation to Citibank, N.A., as depositary for the ASE ADSs, after the Effective Time. The ratio at which the common shares of ASE will be exchanged for the common shares of ASE Holding and ASE ADSs will be exchanged for ASE Holding American depositary shares is hereinafter referred to as the “Exchange Ratio”.

Under Republic of China law, if any fractional ASE Holding common shares representing less than one common share would otherwise be allotted to former holders of ASE common shares in connection with the Share Exchange, those fractional shares will not be issued to those shareholders. Pursuant to the Joint Share Exchange Agreement, ASE will aggregate the fractional entitlements and sell the aggregated ASE common shares using the closing price of ASE common shares on the TWSE on the ninth ROC Trading Day prior to the Effective Time, to an appointee of the Chairman of ASE Holding. The cash proceeds from the sale will be distributed to the former holders of ASE common shares by ASE Holding on a proportionate basis in accordance with their respective fractions at the Effective Time.

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Subject to approval at the extraordinary general shareholders’ meeting of ASE shareholders, ASE Holding will issue 3,961,811,298 ASE Holding common shares (based on the number of issued shares of ASE on September 30, 2016) in connection with the Share Exchange.

FOREIGN INVESTMENT IN THE ROC

Historically, foreign investment in the ROC securities market has been restricted. Since 1983, the ROC government has from time to time enacted legislation and adopted regulations to permit foreign investment in the ROC securities market.

On September 30, 2003, the Executive Yuan approved an amendment to the Regulations Governing Investment in Securities by Overseas Chinese and Foreign National, or the Regulations, which took effect on October 2, 2003. Pursuant to the Regulations, the FSC abolished the mechanism of the “qualified foreign institutional investors” and “general foreign investors” as stipulated in the Regulations before the amendment.

Under the Regulations, foreign investors (other than PRC persons) are classified as either “onshore foreign investors” or “offshore foreign investors” according to their respective geographical location. Both onshore and offshore foreign investors are allowed to invest in ROC securities after they register with the TWSE or the Taiwan Futures Exchange. The Regulations further classify foreign investors into foreign institutional investors and foreign individual investors. “Foreign institutional investors” refer to those investors incorporated and registered in accordance with foreign laws outside of the ROC (i.e., offshore foreign institutional investors) or their branches set up and recognized within the ROC (i.e., onshore foreign institutional investors). Offshore overseas Chinese and foreign individual investors may be subject to a maximum investment ceiling that will be separately determined by the FSC, after consultation with the Central Bank of the Republic of China (Taiwan). Currently, there is no maximum investment ceiling for offshore overseas Chinese and foreign individual investors. On the other hand, foreign institutional investors are not subject to any ceiling for investment in the ROC securities market.

Except for certain specified industries, such as telecommunications, investments in ROC-listed companies by foreign investors are not subject to individual or aggregate foreign ownership limits. Custodians for foreign investors are required to submit to the Central Bank of the Republic of China (Taiwan) and the TWSE a monthly report of trading activities and status of assets under custody and other matters. Capital remitted to the ROC under these guidelines may be remitted out of the ROC at any time after the date the capital is remitted to the ROC. Capital gains and income on investments may be remitted out of the ROC at any time.

Foreign investors (other than PRC persons) who wish to make (i) direct investments in the shares of ROC private companies or (ii) investment in 10.0% or more of the equity interest of a ROC company listed on the TWSE or the Taipei Exchange in any single transaction, are required to submit a foreign investment approval application to the MOEAIC or other applicable government authority. The MOEAIC or such other government authority reviews each foreign investment approval application and approves or disapproves each application after consultation with other governmental agencies (such as the Central Bank of the Republic of China (Taiwan) and the FSC).

Under current ROC law, any non-ROC person possessing a foreign investment approval may remit capital for the approved investment and is entitled to repatriate annual net profits, interest and cash dividends attributable to the approved investment. Dividends attributable to such investment may be repatriated upon submitting certain required documents to the remitting bank, and investment capital and capital gains attributable to such investment may be repatriated after approvals of the MOEAIC or other government authorities have been obtained.

In addition to the general restriction against direct investment by foreign investors in securities of ROC companies, foreign investors (except in certain limited cases) are currently prohibited from investing in certain industries in the ROC pursuant to a “negative list,” as amended by the Executive Yuan. The prohibition on foreign investment in the prohibited industries specified in the negative list is absolute in the absence of a specific exemption from the application of the negative list. Pursuant to the negative list, certain other industries are restricted so that foreign investors (except in limited cases) may invest in these industries only up to a specified level and with the special approval of the relevant competent authority that is responsible for enforcing the relevant legislation that the negative list is intended to implement.

D-1-99

The FSC announced the PRC Regulations on April 30, 2009. According to the PRC Regulations, a PRC QDII is allowed to invest in ROC securities (including less than 10.0% shareholding of a ROC company listed on the TWSE or the Taipei Exchange) provided that the total investment amount of any QDII does not exceed US$500 million. The custodians of QDIIs must apply with the TWSE for the remittance amount for each QDII, which cannot exceed US$100 million, and QDII can only invest in ROC securities at an amount approved by the TWSE. In addition, QDIIs are currently prohibited from investing in certain industries, and their investment in any company of certain other industries is restricted to a certain percentage pursuant to a list promulgated by the FSC and amended from time to time. PRC investors other than QDII are prohibited from making investments in a ROC company listed on the TWSE or the Taipei Exchange if the investment is less than 10.0% of the equity interest of such ROC company.

In addition to investments permitted under the PRC Regulations, PRC investors who wish to make (i) direct investment in the shares of ROC private companies or (ii) investments, individually or in the aggregate, in 10.0% or more of the equity interest of a ROC company listed on the TWSE or the Taipei Exchange, are required to submit an investment approval application to the MOEAIC or other government authority. The MOEAIC or such other government authority reviews each investment approval application and approves or disapproves each application after consultation with other governmental agencies.

In addition to the general restriction against direct investment by PRC investors in securities of ROC companies, PRC investors may only invest in certain industries on the “positive list” promulgated by the Executive Yuan. Furthermore, a PRC investor who wishes to be elected as a ROC company’s director or supervisor shall submit an investment approval application to the MOEAIC or other government authority for approval.

EXCHANGE CONTROLS

ROC Exchange Controls

The ROC Foreign Exchange Control Law and regulations provide that all foreign exchange transactions must be executed by banks designated by the FSC and by the Central Bank of the Republic of China (Taiwan) to engage in such transactions. Current regulations favor trade-related or service-related foreign exchange transactions. Consequently, foreign currency earned from exports of merchandise and services may now be retained and used freely by exporters, and all foreign currency needed for the importation of merchandise and services may be purchased freely from the designated foreign exchange banks.

Apart from trade-related or service-related foreign exchange transactions, ROC companies and individual residents of the ROC reaching the age of 20 years old may, without foreign exchange approval, remit foreign currency of up to US$50 million (or its equivalent) and US$5 million (or its equivalent) to and from the ROC, respectively, in each calendar year. The above limits apply to remittances involving either a conversion of NT dollars into a foreign currency or a conversion of foreign currency into NT dollars. In addition, a requirement is also imposed on all enterprises to register medium- and long-term foreign debt with the Central Bank of the Republic of China (Taiwan).

In addition, foreign persons may, subject to specified requirements but without foreign exchange approval of the Central Bank of the Republic of China (Taiwan), remit to and from the ROC foreign currencies of up to US$100,000 (or its equivalent) per remittance if the required documentation is provided to the ROC authorities. The above limit applies to remittances involving either a conversion of NT dollars into a foreign currency or a conversion of foreign currency into NT dollars. The above limit does not, however, apply to the conversion of NT dollars into other currencies, including U.S. dollars, from the proceeds of a sale of any underlying shares withdrawn from a depositary receipt facility.

TAXATION

ROC Taxation

The following discussion describes the material ROC tax consequences of the ownership and disposition of our common shares or ADSs to a non-resident individual or non-resident entity that owns our common shares or ADSs (referred to here as a “non-ROC holder”). As used in the preceding sentence, a “non-resident individual” is a non-ROC national who owns our common shares or ADSs and is not physically present in the ROC for 183 days or more during any calendar year, and a “non-resident entity” is a corporation or a non-corporate body that owns our common shares or ADSs, is organized under the laws of a jurisdiction other than the ROC and has no fixed place of business or business agent in the ROC.

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Dividends

Dividends (whether in cash or common shares) declared by us out of retained earnings and distributed to a non-ROC holder are subject to ROC withholding tax, currently at the rate of 20% (unless a preferable tax rate is provided under a tax treaty between the ROC and the jurisdiction where the non-ROC holder is a resident) on the amount of the distribution (in the case of cash dividends) or on the par value of the distributed common shares (in the case of stock dividends). A 10% undistributed earnings tax is imposed on a ROC company for its after-tax earnings generated after January 1, 1998 which are not distributed in the following year. The undistributed earnings tax so paid will further reduce the retained earnings available for future distribution. When we declare a dividend out of those retained earnings, an amount in respect of the undistributed earnings tax, up to a maximum amount of 5% of the dividend to be distributed, will be credited against the withholding tax imposed on the non-ROC holders.

Distributions of common shares or cash out of capital reserves will not be subject to withholding tax, except under limited circumstances.

Capital Gains

Starting from January 1, 2016, capital gains realized upon the sale or other disposition of common shares are exempt from ROC income tax.

Sales of ADSs are not regarded as sales of ROC securities and thus any gains derived from transfers of ADSs by non-ROC holders are not currently subject to ROC income tax.

Securities Transaction Tax

Securities transaction tax will be imposed on the seller at the rate of 0.3% of the transaction price upon a sale of common shares. Transfers of ADSs are not subject to ROC securities transaction tax. On April 11, 2017, the amendment to reduce the tax rate for day trading of shares to 0.15% for one year was passed and will come into force after said amendment is promulgated by the President of ROC.

Subscription Rights

Distributions of statutory subscription rights for our common shares in compliance with the ROC Company Law are currently not subject to ROC tax. Sales of statutory subscription rights evidenced by securities are subject to securities transaction tax, currently at the rate of 0.3% of the gross amount received. Holders are exempt from income tax on capital gains from the sale of statutory subscription rights evidenced by securities. Proceeds derived from sales of statutory subscription rights which are not evidenced by securities are not subject to securities transaction tax but are subject to income tax at a fixed rate of 20% of the income if the seller is a non-ROC holder. Subject to compliance with ROC law, we, in our sole discretion, may determine whether statutory subscription rights are evidenced by securities.

Estate and Gift Tax

ROC estate tax is payable on any property within the ROC left by a deceased non-resident individual, and ROC gift tax is payable on any property within the ROC donated by a non-resident individual. Estate tax and gift tax are currently imposed at the rate of 10%. Under the ROC Estate and Gift Tax Act, common shares issued by ROC companies are deemed located in the ROC without regard to the location of the owner. It is unclear whether a holder of ADSs will be considered to own common shares for this purpose.

Tax Treaty

At present, the ROC has income tax treaties with Indonesia, Singapore, New Zealand, Australia, the United Kingdom, South Africa, Gambia, Swaziland, Malaysia, Macedonia, the Netherlands, Senegal, Sweden, Belgium, Denmark, Israel, Vietnam, Paraguay, Hungary, France, India, Slovakia, Switzerland, Germany, Thailand, Kiribati, Luxembourg, Austria, Italy, Japan, Canada and Poland. These tax treaties may limit the rate of ROC withholding tax on dividends paid with respect to common shares issued by ROC companies. A non-ROC holder of ADSs may or may not be considered as the beneficial owner of common shares for the purposes of such treaties. Accordingly, holders of ADSs who wish to apply a reduced withholding tax rate that is provided under a tax treaty should consult their own tax advisers concerning such application. The United States does not have an income tax treaty with the ROC.

D-1-101

United States Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of our common shares or ADSs to those U.S. Holders described below who hold such common shares or ADSs as capital assets for U.S. federal income tax purposes. As used herein, a “U.S. Holder” is a beneficial owner of our common shares or ADSs that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or of any political subdivision of the United States; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion assumes that we are not a passive foreign investment company, as discussed below.

This discussion does not address all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances. In particular, it does not address all of the tax consequences that may be relevant to holders subject to special rules, including:

•	persons subject to the alternative minimum tax;

•	persons subject to taxation under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), known as the Medicare contribution tax;

•	insurance companies;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	dealers or traders in securities who use a mark-to-market method of accounting for U.S. federal income tax purposes;

•	certain financial institutions;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons holding common shares or ADSs in connection with a trade or business conducted outside of the U.S.;

•	persons who hold or will hold common shares or ADSs as part of a straddle, hedge, conversion transaction, integrated transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	persons who own or are deemed to own 10% or more of our voting stock; or

•	persons who acquired our common shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of our common shares or ADSs.

D-1-102

This discussion is based on the Code, final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as of the date hereof. These laws and regulations are subject to change, possibly with retroactive effect. This discussion is also based in part on representations by the depositary bank and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms.

In general, for U.S. federal income tax purposes, a U.S. Holder who owns ADSs should be treated as the owner of the common shares represented by the ADSs. Accordingly, no gain or loss should be recognized if a U.S. holder exchanges ADSs for the common shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before delivery of shares to the depositary bank (“pre-release”), or intermediaries in the chain of ownership between holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by the holders of American depositary shares. Such actions would also be inconsistent with the claiming of the preferential rates of tax applicable to dividends received by certain non-corporate U.S. holders. Accordingly, the creditability of ROC taxes and the availability of the preferential tax rates for dividends received by certain non-corporate U.S. Holders, both described below, could be affected by actions that may be taken by such parties or intermediaries.

U.S. Holders should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their common shares or ADSs as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Dividends

Distributions paid on our common shares or ADSs (other than certain pro rata distributions of our common shares to all shareholders, including holders of ADSs), including the amount of any ROC taxes withheld thereon, reduced by any credit against the withholding tax on account of the 10% retained earnings tax imposed on us, generally will constitute foreign-source dividend income to the extent paid out of our current or accumulated earnings and profits as determined in accordance with U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. The amount a U.S. Holder will be required to include in income for any dividend paid in NT dollars will be equal to the U.S. dollar value of the NT dollars paid, calculated by reference to the exchange rate in effect on the date the payment is received by the depositary (in the case of ADSs) or by a U.S. Holder (in the case of common shares), regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. If a U.S. Holder does not convert the NT dollars so received into U.S. dollars on the date of receipt, any gain or loss recognized on a subsequent sale or other disposition of the NT dollars generally will be U.S.-source ordinary income or loss. The amount of any taxable distribution of property other than cash will be the fair market value of such property on the date of distribution. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.

Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, under current law, certain dividends paid by qualified foreign corporations to certain non-corporate U.S. Holders are taxable at the preferential rates applicable to long-term capital gain. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares (or ADSs representing such shares) that are readily tradable on a securities market in the United States, such as the NYSE, where our ADSs are traded. U.S. Holders should consult their tax advisers to determine whether these preferential rates may apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at these preferential rates.

Subject to applicable limitations and restrictions, some of which vary depending upon the U.S. Holder’s circumstances, and the discussion above regarding concerns expressed by the U.S. Treasury, the ROC taxes withheld from dividend distributions, reduced by any credit against the withholding tax which is paid by us on account of the 10% retained earnings tax, will be eligible for credit against the U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex and, therefore, U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in their particular circumstances. Instead of claiming a credit, U.S. Holders may, at their election, deduct otherwise creditable ROC taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

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Certain pro rata distributions of common shares by a company to its shareholders, including holders of ADSs, will not be subject to U.S. federal income tax. Accordingly, these distributions will not give rise to U.S. federal income against which the ROC tax imposed on these distributions may be credited. U.S. Holders should consult their tax advisers as to whether any ROC tax imposed on such distributions may be creditable against their U.S. federal income tax on foreign-source income from other sources.

Capital Gains

A U.S. Holder generally will recognize U.S.-source capital gain or loss for U.S. federal income tax purposes on the sale or exchange of our common shares or ADSs, which will be long-term capital gain or loss if our common shares or ADSs were held by the U.S. Holder for more than one year. The amount of gain or loss will be equal to the difference between the U.S. Holder’s tax basis in our common shares or ADSs disposed of and the amount realized on disposition, in each case as determined in U.S. dollars. A U.S. Holder’s basis in our common shares or ADSs will generally equal the U.S. Holder’s cost of such common shares or ADSs. If a U.S. Holder receives our common shares or ADSs in a non-taxable pro rata distribution with respect to its ADSs or common shares (the “new securities”), the basis of such new securities must be determined by allocating the basis of the common shares or ADSs with respect to which the new securities were issued (the “old securities”) between the old securities and new securities in proportion to their fair market values on the date of distribution. U.S. Holders should consult their tax advisers about the treatment of capital gains, which may be taxed at lower rates than ordinary income for non-corporate taxpayers, and capital losses, the deductibility of which may be limited.

Passive Foreign Investment Company Rules

We believe that we were not a passive foreign investment company, or “PFIC”, for U.S. federal income tax purposes for our 2016 taxable year. However, since PFIC status depends upon the composition of a company’s income and assets and the market value of its assets (including, among others, less than 25 percent owned equity investments) from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year.

If we were a PFIC for any taxable year during which a U.S. Holder held a common share or an ADS, certain adverse consequences could apply to that U.S. Holder. If we are a PFIC for any taxable year during which a U.S. Holder owns a common share or an ADS, such U.S. Holder will generally be required to file Internal Revenue Service Form 8621 with their annual U.S. federal income tax returns, subject to certain exceptions.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

DIVIDENDS AND PAYING AGENTS

Not applicable.

STATEMENT BY EXPERTS

Not applicable.

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DOCUMENTS ON DISPLAY

We file annual reports on Form 20-F and periodic reports on Form 6-K with the SEC. You can read and copy these reports and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The reports and other information we file electronically with the SEC are also available to the public from the SEC’s website at http://www.sec.gov.

SUBSIDIARY INFORMATION

Not applicable.

Item 11. Quantitative and Qualitative Disclosures about Market Risk

Market Risk

Our exposure to financial market risks relates primarily to changes in interest rates and foreign currency exchange rates.

Interest Rate Risk. Our exposure to interest rate risks relates primarily to our long-term floating rate loans, which is normally incurred to support our corporate activities and capital expenditures. See note 32 to our consolidated financial statements included in this annual report for details on interest rate sensitivity analysis.

We entered into several interest rate swap contracts to mitigate the interest rate risk on our long-term loans. In April 2013, J&R Holding Limited entered into an interest rate swap contract in the amount of RMB240.0 million, which matured in April 2014, with interest receipt based on a floating rate of 1.05% to 2.80% and payment based on a fixed rate of 2.0%. In February 2014, J&R Holding Limited entered into another interest rate swap contract in the amount of RMB240.0 million, which had the maturity schedule in February 2015 but was early settled in May 2014, with interest receipt based on a floating rate of 1.20% to 1.40% and payment based on a fixed rate of 1.35%. We recognized these contracts as hedging derivative liabilities-current with an adjustment to shareholders’ equity.

In October 2015, we entered into an interest rate swap contract in the amount of NT$1,000.0 million, which matured in October 2016, with interest receipt based on a floating rate of 0.00% to 5.00% and payment based on a fixed rate of 4.60%. We recognized it as financial liabilities held for trading with an adjustment to profit or loss.

The tables below set forth information relating to our significant obligations, including short-term borrowings and long-term borrowings, including bank loans, bills payable, capital lease obligations and bonds payable, that are sensitive to interest rate fluctuations as of December 31, 2016.

		Expected Maturity Date
	2017	2018	2019	2020	2021	Thereafter	Total	Fair Value
	(in millions, except percentages)
Short-term borrowings:
Variable rate (US$)	134.7	-	-	-	-	-	134.7	134.7
Average interest rate	1.86%	-	-	-	-	-	1.86%
Fixed rate (US$)	195.7	-	-	-	-	-	195.7	195.7
Average interest rate	1.38%	-	-	-	-	-	1.38%
Variable rate (RMB)	2,115.0	-	-	-	-	-	2,115.0	2,115.0
Average interest rate	5.32%	-	-	-	-	-	5.32%
Fixed rate (RMB)	84.7	-	-	-	-	-	84.7	84.7
Average interest rate	3.69%	-	-	-	-	-	3.69%
Fixed rate (EUR)	2.2	-	-	-	-	-	2.2	2.2
Average interest rate	0.70%	-	-	-	-	-	0.70%

Long-term borrowings:
Variable rate (NT$)	1,222.2	26,611.1	6,403.3	-	-	-	34,236.6	34,236.6
Average interest rate	0.93%	1.23%	1.70%	-	-	-	1.30%
Fixed rate (NT$)	-	1,500.0	-	-	7,000.0	2,000.0	10,500.0	10,500.0
Average interest rate	-	1.20%	-	-	1.30%	1.50%	1.32%
Variable rate (US$)	163.0	240.0	-	-	-	-	403.0	403.0
Average interest rate	3.28%	3.27%	-	-	-	-	3.28%
Fixed rate (US$)	302.4	0.1	-	-	-	-	302.5	302.5
Average interest rate	2.14%	5.71%	-	-	-	-	2.14%
Variable rate (RMB)	19.1	76.2	162.0	171.5	171.5	344.0	944.3	944.3
Average interest rate	5.86%	6.12%	6.31%	6.55%	6.79%	7.00%	6.67%
Fixed rate (RMB)	0.0	-	-	-	-	-	0.0	0.0
Average interest rate	2.29%	-	-	-	-	-	2.29%

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Foreign Currency Exchange Rate Risk. Our foreign currency exposure gives rise to market risk associated with exchange rate movements against the NT dollar, our functional currency. Currently, the majority of our revenues are denominated in U.S. dollars, with a portion denominated in NT dollars and Japanese yen. Our costs of revenues and operating expenses are incurred in several currencies, primarily in NT dollars, U.S. dollars, RMB, Japanese yen, Korean won, as well as, to a lesser extent, Singapore dollars and Malaysian ringgit. In addition, a substantial portion of our capital expenditures, primarily for the purchase of packaging and testing equipment, has been, and is expected to continue to be, denominated primarily in U.S. dollars with the remainder in Japanese yen. The majority of our borrowings are denominated in NT dollars, U.S. dollars and RMB. Fluctuations in exchange rates, primarily among the U.S. dollar against the NT dollar, RMB and the Japanese yen, will affect our costs and operating margins and could result in exchange losses and increased costs in NT dollar and other local currency terms. See note 32 to our consolidated financial statements included in this annual report for details on foreign currency exchange rate sensitivity analysis.

Despite hedging and mitigating techniques implemented by us, fluctuations in exchange rates have affected, and may continue to affect, our financial condition and results of operations. We recorded net foreign exchange losses of NT$1,222.0 million and NT$713.2 million in 2014 and 2015, respectively, and net foreign exchange gains of NT$1,928.4 million (US$59.5 million) in 2016. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign currency exchange rates, we utilize currency forward contracts and swap contracts from time to time to reduce the impact of foreign currency fluctuations on our results of operations. Our policy is to account for these contracts on a mark-to-market rate basis.

The table below sets forth our outstanding forward exchange contracts and swap contracts, for which the expected maturity dates are in 2017, in aggregate terms by type of contract as of December 31, 2016.

Forward Exchange Contracts and Swap Contracts

	Forward Exchange Contracts	Swap Contracts

Buy US$ against NT$
Notional Amount	US$90 million	US$1,871.0 million
Weighted Average Strike Price	US$/NT$ 31.581	US$/NT$ 31.960
Fair Value	US$1.816 million	US$4.956 million

Sell US$ against NT$
Notional Amount	US$190.0 million	US$61.0 million
Weighted Average Strike Price	US$/NT$ 32.102	US$/NT$ 32.113
Fair Value	Negative US$0.700 million	Negative US$0.245 million

Sell US$ against RMB
Notional Amount	US$70 million	US$49.9 million
Weighted Average Strike Price	US$/RMB 6.926	US$/RMB 7.009
Fair Value	Negative US$0.241 million	Negative US$0.023 million

Sell US$ against JP¥
Notional Amount	US$43.9 million	US$77.2 million
Weighted Average Strike Price	US$/JP¥ 115.410	US$/JP¥ 111.467
Fair Value	Negative US$0.542 million	Negative US$3.472 million

Sell US$ against MYR
Notional Amount	US$19.0 million	-
Weighted Average Strike Price	US$/MYR 4.450	-
Fair Value	Negative US$0.174 million	-

Sell US$ against SGD
Notional Amount	US$12.9 million	-
Weighted Average Strike Price	US$/SGD 1.402	-
Fair Value	Negative US$0.402 million	-

Sell US$ against KRW
Notional Amount	US$35 million	-
Weighted Average Strike Price	US$/KRW 1,171.791	-
Fair Value	Negative US$1.054 million	-

Sell US$ against EUR
Notional Amount	US$0.3 million	-
Weighted Average Strike Price	US$/EUR 0.960	-
Fair Value	US$0.000million	-

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Other Market Risk. Our exposure to other market risk relates primarily to our investments in publicly-traded stock, private-placement bonds, open-end mutual funds and limited partnership interests. The value of these investments may fluctuate based on various factors including prevailing market conditions. Moreover, the fair value of investments in unlisted securities may be significantly different from their carrying value. As of December 31, 2016, our investments in publicly traded stock, open-end mutual funds and private-placement bonds classified as financial assets at fair value through profit or loss were NT$2,540.6 million (US$78.4 million). As of December 31, 2016, our investments classified as available-for-sale financial assets were NT$1,295.0 million (US$40.0 million), primarily consisting of publicly-traded stock, open-end mutual funds and limited partnership interests. If the fair values of these investments fluctuate by 1.0%, our profit before income tax will increase or decrease by approximately NT$26.0 million (US$0.8 million) for the same period, and our other comprehensive before income tax will increase or decrease by approximately NT$13.0 million (US$0.4 million) for the same period. In addition, we are also exposed to our share price risk through conversion option, redemption option and put option of convertible bonds recognized as financial liabilities held for trading. If our share price increases or decreases by 7.0%, our profit before income tax for the year ended December 31, 2016 will decrease by NT$510.0 million (US$15.7 million) or increase by NT$445.0 million (US$13.7 million), respectively. Furthermore, fluctuations in gold prices may also affect the price at which we have been able to purchase gold wire. How this will impact the results of our operations depends on whether such costs can be transferred onto our customers.

Item 12. Description of Securities Other Than Equity Securities

DEBT SECURITIES

Not applicable.

WARRANTS AND RIGHTS

Not applicable.

OTHER SECURITIES

Not applicable.

D-1-107

AMERICAN DEPOSITARY SHARES

Depositary Fees and Charges

Under the terms of the amended and restated deposit agreement dated September 29, 2000 among Citibank, N.A., as depositary, holders and beneficial owners of ADSs and us, which was filed as an exhibit to our registration statement on Form F-6 on September 16, 2003, and its two amendments, which were filed as an exhibit to our registration statement on post-effective amendment No. 1 to Form F-6 on April 3, 2006 and our registration statement on post-effective amendment No. 2 to Form F-6 on October 25, 2006, respectively, for our ADSs, an ADS holder may have to pay the following service fees to the depositary bank:

Service	Fees
Issuance of ADSs	Up to US$5.00 per 100 ADSs (or fraction thereof) issued
Delivery of deposited securities against surrender of ADSs	Up to US$5.00 per 100 ADSs (or fraction thereof) surrendered
Distribution of cash dividends or other cash distributions	Up to US$5.00 per 100 ADSs (or fraction thereof) held, unless prohibited by the exchange upon which the ADSs are listed
Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercises of rights to purchase additional ADSs	Up to US$5.00 per 100 ADSs (or fraction thereof) held, unless prohibited by the exchange upon which the ADSs are listed
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$5.00 per 100 ADSs (or fraction thereof) held
Depositary Services	Up to US$5.00 per 100 ADSs (or fraction thereof) held, unless prohibited by the exchange upon which the ADSs are listed
Transfer of ADRs	US$1.50 per certificate presented for transfer

An ADS holder will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	such registration fees as may from time to time be in effect for the registration of shares or other deposited securities on the share register and applicable to transfers of shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing shares or holders and beneficial owners of ADSs;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•	such fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, deposited securities, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary, the custodian or any nominee in connection with the servicing or delivery of deposited securities.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly-issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these transaction fees to their clients.

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Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date. Depositary fees payable for cash distributions are generally deducted from the cash being distributed. In case of distributions other than cash (i.e., stock dividends, rights offerings), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or un-certificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In case of ADSs held in brokerage and custodian accounts via the central clearing and settlement system, The Depository Trust Company (DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay depositary fees, the depositary bank may, under the terms of the Deposit Agreement, refuse the requested service until payment is received or may set-off the amount of the depositary fees from any distribution to be made to the ADS holder. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

Depositary Payments

In 2016, we received US$71,991.8 from Citibank, N.A., the depositary bank for our ADR programs. The table below sets forth details of the amount we received from Citibank, N.A.

Depositary Payments
Reimbursement of proxy process expenses	US$	11,922.1
Reimbursement of ADR holders identification expenses	US$	29,102.7
Reimbursement of legal fees	US$	30,967.0
Direct reimbursement	US$	0.0
Net payment received by us(1)	US$	71,991.8

__________________

(1)	Net of U.S. withholding tax.

PART II

Item 13. Defaults, Dividend Arrearages and Delinquencies

Not applicable.

Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds

Not applicable.

Item 15. Controls and Procedures

Disclosure Controls and Procedures

As of December 31, 2016, our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15(d)-15(e) under the Exchange Act. Our management necessarily applied its judgment in assessing the costs and benefits of such controls and procedures, which by their nature can provide only reasonable assurance regarding management’s control objectives. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective for recording, processing, summarizing and reporting, within the time periods specified in the SEC’s rules and forms, information required to be disclosed in the reports we file or submit under the Exchange Act, and for accumulating and communicating such information to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) and 15d-15(f) promulgated under the Securities Exchange Act of 1934.

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Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2016. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013).

Based on this assessment, management concluded that, as of December 31, 2016, our internal control over financial reporting is effective based on those criteria.

Our independent registered public accounting firm, Deloitte & Touche, independently assessed the effectiveness of our internal control over financial reporting. Deloitte & Touche has issued an attestation report, which is included below.

Report of the Independent Registered Public Accounting Firm

To: the Board of Directors and Shareholders of Advanced Semiconductor Engineering, Inc.

We have audited the internal control over financial reporting of Advanced Semiconductor Engineering, Inc. and its subsidiaries (the “Company”) as of December 31, 2016, based on the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

D-1-110

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of the Company as of and for the year ended December 31, 2016 and our report dated April 18, 2017 expressed an unqualified opinion on those financial statements based on our audit and the report of the other auditors and included an explanatory paragraph regarding the convenience translation of New Taiwan dollar amounts into U.S. dollar amounts.

/s/ Deloitte & Touche

Taipei, Taiwan

 The Republic of China

April 18, 2017

Changes in Internal Control Over Financial Reporting

There has been no change in our internal control over financial reporting that occurred during the period covered by this annual report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 16. [Reserved]

Item 16A. Audit Committee Financial Expert

Our board of directors determined that Shen-Fu Yu, Ta-Lin Hsu and Mei-Yueh Ho are audit committee financial experts as defined under the applicable rules of the SEC issued pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 and are independent for the purposes of Rule 10A-3 of the Exchange Act.

Item 16B. Code of Ethics

We have adopted a code of ethics that satisfies the requirements of Item 16B of Form 20-F and applies to all employees, officers, supervisors and directors of our Company and subsidiaries, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. Our board of directors has approved and adopted the amended Code of Business Conduct and Ethics (“the Amended Code”) which came into force with effect from April 28, 2016. The amendments aim to build more robust and effective policies and procedures to enable high ethical standards of business conduct that can be persistently maintained, and mainly addressed revised policies with respect to anti-corruption, fair competition, avoidance of conflict of interest, prohibition against insider trading, anti-money laundering, protection to labor as well as whistleblowing policy and regulatory compliance. The Amended Code continues to apply to all employees, officers, supervisors and directors of our Company and subsidiaries, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. We have posted our code of ethics on our website at http://www.aseglobal.com.

Item 16C. Principal Accountant Fees and Services

Policy on Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee, which was established on July 22, 2005, pre-approves all audit and non-audit services provided by our independent registered public accounting firm, including audit services, audit-related services, tax services and other services, on a case-by-case basis.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees by categories specified below in connection with certain professional services rendered by Deloitte & Touche. We did not pay any other fees to our independent registered public accounting firm during the periods indicated below.

	For the Year Ended December 31,
	2014	2015	2016
	NT$	NT$	NT$	US$

Audit fees(1)	158,962.4	161,476.9	165,172.5	5,097.9
Audit-related fees(2)	5,000.0	4,000.0	7,450.0	230.0
Tax fees(3)	20,160.6	13,020.0	15,264.7	471.1
All other fees(4)	5,592.2	10,541.6	7,375.0	227.6
Total	189,715.2	189,038.5	195,262.2	6,026.6

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(1)	Audit fees are defined as the standard audit and review work that needs to be performed each year in order to issue an opinion on our consolidated financial statements and to issue reports on the local statutory financial statements. It also includes services that can only be provided by our auditor such as statutory audits required by the Tax Bureau of the ROC and the Customs Bureau of the ROC, consents and comfort letters and any other audit services required for SEC or other regulatory filings.

(2)	Audit-related fees consist of assurance and related services by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under Audit Fees. The service for the fees disclosed under this category relate to cash capital increase and bonds offering.

(3)	Tax fees consist of professional services rendered by Deloitte & Touche for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

(4)	Other fees primarily consist of risk management advisory fee and business operation and process advisory fee, among others.

Item 16D. Exemptions from the Listing Standards for Audit Committees

Not applicable.

Item 16E. Purchases of Equity Securities by the Issuer and Affiliated Purchasers

Share Repurchase

On November 29, 2010, we announced a share repurchase program, or Third Share Repurchase, to repurchase up to 37.0 million of our common shares at prices between NT$25.0 to NT$41.0 per share during the period from November 30, 2010 to January 28, 2011. This share repurchase program concluded on December 6, 2010, when a total of 37.0 million of our common shares had been repurchased pursuant to this program. As of January 19, 2011, all of these common shares we repurchased had been cancelled. On August 15, 2011, we announced a share repurchase program, or Fourth Share Repurchase, to repurchase up to 34.0 million of our common shares at prices between NT$20.0 to NT$45.0 per share during the period from August 16, 2011 to October 15, 2011. This share repurchase program concluded on August 29, 2011, when a total of 34.0 million of our common shares had been repurchased pursuant to this program. On September 1, 2011, we announced a share repurchase program, or Fifth Share Repurchase, to repurchase up to 50.0 million of our common shares at prices between NT$20.0 to NT$42.0 per share during the period from September 2, 2011 to November 1, 2011. This share repurchase program concluded on September 16, 2011, when a total of 50.0 million of our common shares had been repurchased pursuant to this program. On September 20, 2011, we announced a share repurchase program, or Sixth Share Repurchase, to repurchase up to 30.0 million of our common shares at prices between NT$22.0 to NT$40.0 per share during the period from September 21, 2011 to November 20, 2011. This share repurchase program concluded on November 20, 2011, when a total of 21.475 million of our common shares had been repurchased pursuant to this program. As of January 19, 2012, all of these common shares we repurchased had been cancelled. On February 26, 2015, we announced a share repurchase program, or Seventh Share Repurchase, approved by our board of directors, to repurchase up to 120.0 million of our common shares, which accounts for 1.53% of our total issued shares, at prices between NT$32.0 to NT$55.0 per share during the period from March 2, 2015 to April 30, 2015. The program authorized us to repurchase up to NT$6,600 million worth of our issued common shares in open market transactions. This share repurchase program concluded on March 27, 2015. A total of 120.0 million of our common shares had been repurchased pursuant to this program.

D-1-112

The table below sets forth certain information about the repurchase of our common shares under these share repurchase programs.

Period	Total Number of Common Shares Purchased	Average Price Paid Per Common Share	Total Number of Common Shares Purchased as Part of Publicly Announced Programs	Maximum Number (or Approximate Dollar Value) of Common Shares that May Yet Be Purchased Under the Programs
Third Share Repurchase
November 2010 (November 30, 2010)	7,300,000	31.48	7,300,000	29,700,000
December 2010 (December 1, 2010 – December 6, 2010)	29,700,000	32.17	29,700,000	-
Total	37,000,000	32.03	37,000,000	-
Fourth Share Repurchase
August 2011 (August 16, 2011 – August 29, 2011)	34,000,000	25.72	34,000,000	-
Fifth Share Repurchase
September 2011 (September 2, 2011 – September 16, 2011)	50,000,000	26.68	50,000,000	-
Sixth Share Repurchase
September 2011 (September 21, 2011 – September 30, 2011)	6,488,000	27.15	6,488,000	23,512,000
October 2011 (October 1, 2011 – October 31, 2011)	14,316,000	25.85	20,804,000	9,196,000
November 2011 (November 1, 2011 – November 20, 2011)	671,000	26.72	21,475,000	8,525,000
Total	21,475,000	26.27	21,475,000	8,525,000
Seventh Share Repurchase
March 2015 (March 2, 2015 – March 27, 2015)	120,000,000	44.45	120,000,000	-

Item 16F. Change In Registrant’s Certifying Accountant

Not applicable.

Item 16G. Corporate Governance

As a company listed on the NYSE, we are subject to certain corporate governance rules of the NYSE. The application of the NYSE’s corporate governance rules is limited for foreign private issuers, recognizing that they have to comply with domestic requirements. As a foreign private issuer, we must comply with the following NYSE corporate governance rules: 1) satisfy the audit committee requirements of the SEC; 2) chief executive officer must promptly notify the NYSE in writing upon becoming aware of any material non-compliance with applicable NYSE corporate governance rules; 3) submit annual and interim affirmations to the NYSE regarding compliance with applicable NYSE corporate governance requirements; and 4) provide a brief description of any significant differences between our corporate governance practices and those required of U.S. companies under the NYSE listing standards. The table below sets forth the significant differences between our corporate governance practices and those required of U.S. companies under the NYSE listing standards.

New York Stock Exchange Corporate Governance Rules Applicable to U.S. Companies	Description of Significant Differences between Our Governance Practices and the NYSE Corporate Governance Rules Applicable to U.S. Companies

Director independence

Listed companies must have a majority of independent directors, as defined under the NYSE listing standards.

Three members of our board of directors are independent as defined in Rule 10A-3 under the Exchange Act. We do not assess the independence of our directors under the independence requirements of the NYSE listing standards. Pursuant to relevant laws and regulations of the ROC, we have three independent directors on our board of directors that were elected through the candidate nomination system at our annual general meeting on June 23, 2015.

D-1-113

New York Stock Exchange Corporate Governance Rules Applicable to U.S. Companies	Description of Significant Differences between Our Governance Practices and the NYSE Corporate Governance Rules Applicable to U.S. Companies

To empower non-management directors to serve as a more effective check on management, the non-management directors of each company must meet at regularly scheduled executive sessions without management.	All of our directors attend the meetings of the board of directors. Our non-management directors do not meet at regularly scheduled executive sessions without management. The ROC Company Law does not require companies incorporated in the ROC to have their non-management directors meet at regularly scheduled executive sessions without management.
Nominating/Corporate governance committee

Listed companies must have a nominating/corporate governance committee composed entirely of independent directors and governed by a written charter that provides for certain responsibilities of the committee set out in the NYSE listing standards.

We do not have a nominating/corporate governance committee. The ROC Company Law does not require companies incorporated in the ROC to have a nominating/corporate governance committee. Currently, our board of directors performs the duties of a corporate governance committee and regularly reviews our corporate governance principles and practices.

The ROC Company Law requires that directors be elected by shareholders. Under ROC law and regulations, companies that have independent directors are required to adopt a candidate nomination system for the election of independent directors. Our three independent directors were elected through the candidate nomination system provided in our Articles of Incorporation. All of our non-independent directors were elected directly by our shareholders at our shareholders meetings without a nomination process.

Compensation committee

Listed companies must have a compensation committee composed entirely of independent directors and governed by a written charter that provides for certain responsibilities of the committee set out in the NYSE listing standards.	We established a compensation committee on September 29, 2011 as required by the regulations promulgated by the FSC in March 2011. The charter of such committee contains similar responsibilities as those provided under NYSE listing standards.

In addition to any requirement of Rule 10A-3(b)(1), all compensation committee members must satisfy the independence requirements for independent directors set out in the NYSE listing standards.	We do not assess the independence of our compensation committee member under the independence requirements of the NYSE listing standards but adopt the independence standard as promulgated under the ROC Regulations Governing the Appointment and Exercise of Powers by the Remuneration Committee of a Company Whose Stock is Listed on the Stock Exchange or Traded Over the Counter.

D-1-114

New York Stock Exchange Corporate Governance Rules Applicable to U.S. Companies	Description of Significant Differences between Our Governance Practices and the NYSE Corporate Governance Rules Applicable to U.S. Companies

Audit committee

Listed companies must have an audit committee that satisfies the requirements of Rule 10A-3 under the Exchange Act.	We have an audit committee that satisfies the requirements of Rule 10A-3 under the Exchange Act and the requirements under ROC Securities and Exchange Act.

The audit committee must have a minimum of three members. In addition to any requirement of Rule 10A-3(b)(1), all audit committee members must satisfy the independence requirements for independent directors set out in the NYSE listing standards.	We currently have three members on our audit committee. Our audit committee members satisfy the independence requirements of Rule 10A-3 under the Exchange Act. We do not assess the independence of our audit committee member under the independence requirements of the NYSE listing standards.

The audit committee must have a written charter that provides for the duties and responsibilities set out in Rule 10A-3 and addresses certain other matters required by the NYSE listing standards.

Our audit committee charter provides for the audit committee to assist our board of directors in its oversight of (i) the integrity of our financial statements, (ii) the qualifications, independence and performance of our independent auditor and (iii) our compliance with legal and regulatory requirements and provides for the duties and responsibilities set out in Rule 10A-3. Our audit committee charter does not address all the matters required by the NYSE listing standards beyond the requirements of Rule 10A-3.

Because the appointment and retention of our independent auditor are the responsibility of our entire board of directors under ROC law and regulations, our audit committee charter provides that the audit committee shall make recommendations to the board of directors with respect to these matters.

Each listed company must have an internal audit function.	We have an internal audit function. Under the ROC Regulations for the Establishment of Internal Control Systems by Public Companies, a public company is required to set out its internal control systems in writing, including internal audit implementation rules, which must be approved by the board of directors. Our entire board of directors and the Chief Executive Officer are responsible for the establishment of the internal audit functions, compliance with the internal audit implementation rules and oversight of our internal control systems, including the appointment and retention of our independent auditor.

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New York Stock Exchange Corporate Governance Rules Applicable to U.S. Companies	Description of Significant Differences between Our Governance Practices and the NYSE Corporate Governance Rules Applicable to U.S. Companies

Equity compensation plans

Shareholders must be given the opportunity to vote on all equity compensation plans and material revisions thereto, except for employment inducement awards, certain grants, plans and amendments in the context of mergers and acquisitions, and certain specific types of plans.	The board of directors has authority under ROC laws and regulations to approve (i) the distribution of employee compensation and (ii) employee stock option plans by a majority vote of the board of directors at a meeting where at least two-thirds of all directors are present and to grant options to employees pursuant to such plans provided that shareholders’ approval is required if the exercise price of an option would be less than the closing price of the common shares on the TWSE on the grant date of the option, subject to the approval of the Securities and Futures Bureau of the FSC, and to approve treasury stock programs and the transfer of shares to employees under such programs by a majority vote of the board of directors in a meeting where at least two-thirds of all directors are present.
Corporate governance guidelines

Listed companies must adopt and disclose corporate governance guidelines.	We currently comply with the domestic non-binding Corporate Governance Best-Practice Principles for TWSE and Taipei Exchange Listed Companies promulgated by the TWSE and the Taipei Exchange, and we provide an explanation of the differences between our practice and the principles, if any, in our ROC annual report.
Code of ethics for directors, officers and employees

Listed companies must adopt and disclose a code of business conduct and ethics for directors, officers and employees, and promptly disclose any waivers of the code for directors or executive officers.	We have adopted a code of ethics that satisfies the requirements of Item 16B of Form 20-F and applies to all employees, officers, supervisors and directors of our company and our subsidiaries and will disclose any waivers of the code as required by Item 16B of Form 20-F. We have posted our code of ethics on our website.
Description of significant differences

Listed foreign private issuers must disclose any significant ways in which their corporate governance practices differ from those followed by domestic companies under NYSE listing standards.	This table contains the significant differences between our corporate governance practices and those required of U.S. companies under the NYSE listing standards.

CEO certification

Each listed company CEO must certify to the NYSE each year that he or she is not aware of any violation by the company of NYSE corporate governance listing standards, qualifying the certification to the extent necessary.	As a foreign private issuer, we are not required to comply with this rule; however, our Chief Executive Officer provides certifications under Sections 302 and 906 of the Sarbanes-Oxley Act.

Each listed company CEO must promptly notify the NYSE in writing after any executive officer of the listed company becomes aware of any material non-compliance with any applicable provisions of Section 303A.	We intend to comply with this requirement.

D-1-116

New York Stock Exchange Corporate Governance Rules Applicable to U.S. Companies	Description of Significant Differences between Our Governance Practices and the NYSE Corporate Governance Rules Applicable to U.S. Companies

Each listed company must submit an executed Written Affirmation annually to the NYSE. In addition, each listed company must submit an interim Written Affirmation each time a change occurs to the board or any of the committees subject to Section 303A. The annual and interim Written Affirmations must be in the form specified by the NYSE.	We have complied with this requirement to date and intend to continue to comply going forward.

Website

Listed companies must have and maintain a publicly accessible website.	We have and maintain a publicly accessible website.

Item 16H. Mine Safety Disclosure

Not applicable.

D-1-117

PART III

Item 17. Financial Statements

The Company has elected to provide financial statements for fiscal year 2016 and the related information pursuant to Item 18.

Item 18. Financial Statements

Reference is made to pages F-1 to F-94 of this annual report.

The consolidated financial statements of the Company and the report thereon by its independent registered public accounting firm listed below are attached hereto as follows:

(a)	Report of Independent Registered Public Accounting Firm of the Company dated April 18, 2017 (page F-1).

(b)	Report of Independent Registered Public Accounting Firm of SPIL dated March 23, 2017 (page F-2).

(c)	Consolidated Balance Sheets of the Company and subsidiaries as of December 31, 2015 and 2016 (page F-3 to F-4).

(d)	Consolidated Statements of Comprehensive Income of the Company and subsidiaries for the years ended December 31, 2014, 2015 and 2016 (page F-5 to F-6).

(e)	Consolidated Statements of Changes in Equity of the Company and subsidiaries for the years ended December 31, 2014, 2015 and 2016 (page F-7 to F-8).

(f)	Consolidated Statements of Cash Flows of the Company and subsidiaries for the years ended December 31, 2014, 2015 and 2016 (pages F-9 to F-10).

(g)	Notes to Consolidated Financial Statements of the Company and subsidiaries (pages F-11 to F-94).

Item 19. Exhibits

1.	Articles of Incorporation of the Registrant (English translation of Chinese).

2.	(a)	Amended and Restated Deposit Agreement dated as of September 29, 2000 among ASE Inc., Citibank N.A., as depositary, and Holders and Beneficial Holders of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Exhibit (a) to our registration statement on Form F-6 (File No. 333-108834) filed on September 16, 2003).

(b)	Letter Agreement dated as of February 1, 2001 by and between ASE Inc. and Citibank N.A., as depositary for the sole purpose of accommodating the surrender of ASE Inc.’s Rule 144A Global Depositary Shares, the issuance of American Depositary Shares and the delivery of American Depositary Receipts in the context of the termination of ASE Inc.’s Rule 144A Depositary Receipts Facility (incorporated by reference to Exhibit (b)(i) to our registration statement on Post-Effective Amendment No. 1 to Form F-6 (File No. 333-108834) filed on April 3, 2006).

(c)	Letter Agreement dated as of September 25, 2003 by and between ASE Inc. and Citibank N.A., as depositary for the sole purpose of accommodating the issuance of American Depositary Shares upon ASE Inc.’s deposit of its shares with the depositary following the conversion of certain bonds issued by ASE Inc. in accordance with, and subject to, the terms and conditions of the indenture governing such bonds (incorporated by reference to Exhibit (b)(ii) to our registration statement on Post-Effective Amendment No. 1 to Form F-6 (File No. 333-108834) filed on April 3, 2006).

D-1-118

(d)	Amendment No. 1 to Amended and Restated Deposit Agreement dated as of April 6, 2006 among ASE Inc., Citibank N.A., as depositary, and Holders and Beneficial Holders of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Exhibit (a)(ii) to our registration statement on Post-Effective Amendment No. 2 to Form F-6 (File No. 333-108834) filed on October 25, 2006).

(e)	Form of Amendment No. 2 to Amended and Restated Deposit Agreement among ASE Inc., Citibank N.A., as depositary, and Holders and Beneficial Holders of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Exhibit (a)(iii) to our registration statement on Post-Effective Amendment No. 2 to Form F-6 (File No. 333-108834) filed on October 25, 2006).

(f)	Form of Deposit Agreement among ASE Industrial Holding Co., Ltd., Citibank N.A., as depositary, and Holders and Beneficial Holders of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Exhibit (a) to our registration statement on Form F-6 (File No. 333-214753) filed on November 22, 2016).

4.	(a)	Asset Purchase Agreement dated as of July 3, 1999 among ASE (Chung Li) Inc., ASE Inc., Motorola Electronics Taiwan, Ltd. and Motorola, Inc. (incorporated by reference to Exhibit 10.2 to ASE Test’s registration statement on Form F-3 (File No. 333-10892) filed on September 27, 1999 (the “ASE Test 1999 Form-3”)).

(b)	Agreement dated as of June 5, 2002 among ASE (Chung Li) Inc., ASE Inc., Motorola Electronics Taiwan, Ltd. and Motorola, Inc. amending certain earn-out arrangements provided for in Section 2.09(b)(ii)(D) of the Asset Purchase Agreement dated as of July 3, 1999 among the same parties (incorporated by reference to Exhibit 4(b) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2002 filed on June 30, 2003).

(c)	Stock Purchase Agreement dated as of July 3, 1999 among ASE Investment (Labuan) Inc., ASE Inc., Motorola Asia Ltd. and Motorola, Inc. relating to the purchase and sale of 100.0% of the common stock of Motorola Korea Ltd. (incorporated by reference to Exhibit 10.3 to the ASE Test 1999 Form F-3).

(d)†	BGA Immunity Agreement dated as of January 25, 1994 between ASE Inc. and Motorola, Inc. (incorporated by reference to Exhibit 10.6 to the Form F-1).

(e)†	Amendment dated March 18, 2003 renewing the BGA Immunity Agreement dated as of January 25, 1994 between ASE Inc. and Motorola, Inc. (incorporated by reference to Exhibit 4(g) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2003 filed on June 30, 2004).

(f)	Consent dated June 10, 2004 to the Assignment of the BGA Immunity Agreement between ASE Inc. and Motorola, Inc. dated January 25, 1994 (incorporated by reference to Exhibit 4(h) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2003 filed on June 30, 2004).

(g)	Asset Purchase Agreement by and among Flextronics Manufacturing (M) Sdn Bhd, as Buyer, ASE Electronics (M) Sdn. Bhd. as Company, dated as of October 3, 2005 (incorporated by reference to Exhibit 4(g) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2005 filed on June 19, 2006).

(h)	Joint Venture Agreement dated as of July 14, 2006 among Advanced Semiconductor Engineering, Inc. and Powerchip Semiconductor Corp. relating to the establishment of, and our investment of 60.0% in, PowerASE (incorporated by reference to Exhibit 4(r) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2006 filed on June 25, 2007, as amended).

(i)	Sale and Purchase Agreement dated January 11, 2007 among J&R Holding Limited and Seacoast Profits Limited relating to our acquisition of 100% of GAPT (incorporated by reference to Exhibit 4(s) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2006 filed on June 25, 2007, as amended).

D-1-119

(j)	Equity Interests Transfer Agreement dated August 6, 2007 by and among NXP B.V., NXP Semiconductors Suzhou Ltd. and J&R Holding Limited relating to our acquisition of 60% of ASEN, our joint venture with NXP Semiconductors (incorporated by reference to Exhibit 4(j) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2008 filed on June 24, 2009).

(k)	Scheme Implementation Agreement dated September 4, 2007 between Advanced Semiconductor Engineering, Inc. and ASE Test Limited relating to our acquisition of all the outstanding ordinary shares of, and the privatization of, ASE Test (incorporated by reference to Appendix A to Exhibit (a)(1) to Schedule 13E-3 (File No. 005-55723) filed by ASE Test on January 4, 2008).

(l)	Syndicated Loan Agreement in the amount of NT$24,750 million dated March 3, 2008 among Advanced Semiconductor Engineering, Inc., Citibank, N.A., Taipei Branch and the banks and banking institutions listed on Schedule I thereto relating to our acquisition of all the outstanding ordinary shares of, and the privatization of, ASE Test (incorporated by reference to Exhibit 4(l) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2008 filed on June 24, 2009).

(m)	Equity Purchase Agreement dated March 17, 2008 between Aimhigh Global Corp., TCC Steel and J&R Holding Limited in respect of Weihai Aimhigh Electronic Co. Ltd. relating to our acquisition of 100% of ASE (Weihai), Inc. (incorporated by reference to Exhibit 4(m) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2008 filed on June 24, 2009).

(n)	Syndicated Loan Agreement in the amount of US$200 million dated May 29, 2008 among Advanced Semiconductor Engineering, Inc., Citibank, N.A., Taipei Branch and the banks and banking institutions listed on Schedule I thereto relating to our acquisition of all the outstanding ordinary shares of, and the privatization of, ASE Test (incorporated by reference to Exhibit 4(n) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2008 filed on June 24, 2009).

(o)	Equity Purchase Agreement dated October 25, 2011 between PowerASE Technology, Inc. and certain shareholders of Lu-Chu Development Corporation relating to our acquisition of 72.97% of all the outstanding ordinary shares of Lu-Chu Development Corporation (incorporated by reference to Exhibit 4(o) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2011 filed on April 20, 2012).

(p)	Equity Purchase Agreement dated October 25, 2011 between PowerASE Technology, Inc. and shareholders of Lu-Chu Development Corporation listed on Schedule I thereto relating to our acquisition of 9.3% of all the outstanding ordinary shares of Lu-Chu Development Corporation (incorporated by reference to Exhibit 4(p) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2011 filed on April 20, 2012).

(q)	Equity Purchase Agreement dated November 17, 2011 between ASE Assembly & Test (Shanghai) Limited and Kunshan Ding Yao Real Estate Development Co., Ltd. relating to our acquisition of 10% equity of Shanghai Ding Hui Real Estate Development Co., Ltd. (incorporated by reference to Exhibit 4(q) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2011 filed on April 20, 2012).

(r)	Equity Purchase Agreement dated January 13, 2012 between Advanced Semiconductor Engineering, Inc. and shareholders of Yang Ting Tech Co., Ltd. listed on Schedule I thereto relating to our acquisition of 61.63% of all the outstanding ordinary shares of Yang Ting Tech Co., Ltd. (incorporated by reference to Exhibit 4(r) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2011 filed on April 20, 2012).

(s)	Equity Purchase Agreement dated January 13, 2012 between Advanced Semiconductor Engineering, Inc. and shareholders of Yang Ting Tech Co., Ltd. listed on Schedule I thereto relating to our acquisition of 38.37% of all the outstanding ordinary shares of Yang Ting Tech Co., Ltd. (incorporated by reference to Exhibit 4(s) to our annual report on Form 20-F (File No. 001-16125) for the year ended December 31, 2011 filed on April 20, 2012).

(t)	Joint Share Exchange Agreement dated June 30, 2016 between Advanced Semiconductor Engineering, Inc. and Siliconware Precision Industries Co., Ltd. relating to our proposed acquisition of 100% of the common shares and American depositary shares of Siliconware Precision Industries Co., Ltd. (incorporated by reference to Annex A to our registration statement on Form F-4 (File No. 333-214752) filed on November 22, 2016).

D-1-120

8.	List of Subsidiaries

12.	(a)	Certification of Jason C.S. Chang, required by Rule 13a-14(a) of the Exchange Act.

(b)	Certification of Joseph Tung, required by Rule 13a-14(a) of the Exchange Act.

13.	Certification of the Chief Executive Officer and the Chief Financial Officer of Advanced Semiconductor Engineering, Inc. required by Rule 13a-14(b) of the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code.

15.	(a)	Consent of Deloitte & Touche.

(b)	Consent of PricewaterhouseCoopers.

†	Does not contain portions for which confidential treatment has been granted.

The Company agrees to furnish to the SEC upon request a copy of any instrument which defines the rights of holders of long-term debt of the Company and its consolidated subsidiaries.

D-1-121

Signatures

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this annual report on its behalf.

ADVANCED SEMICONDUCTOR ENGINEERING, INC.

By:	/s/Joseph Tung
Name: Joseph Tung
Title: Chief Financial Officer

Date: April 21, 2017

D-1-122

Advanced Semiconductor Engineering, Inc. and Subsidiaries

Consolidated Financial Statements as of December 31, 2015 and 2016 and for the Years Ended December 31, 2014, 2015 and 2016 and Reports of Independent Registered Public Accounting Firms

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Advanced Semiconductor Engineering, Inc.

We have audited the accompanying consolidated balance sheets of Advanced Semiconductor Engineering, Inc. (a corporation incorporated under the laws of the Republic of China) and its subsidiaries (collectively, the “Group”) as of December 31, 2015 and 2016, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2016, all expressed in New Taiwan dollars. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Siliconware Precision Industries Co., Ltd. (“SPIL”), the Group’s investment in which is accounted for by use of the equity method, as of and for the year ended December 31, 2016. The accompanying consolidated financial statements of the Group included its equity investment in SPIL of NT$45,898,225 thousand (US$1,416,612 thousand) constituting 13% of the Group’s total assets as of December 31, 2016, and its share of profit in SPIL of NT$1,725,053 thousand (US$53,242 thousand) constituting 8% of the Group’s net profit for the year ended December 31, 2016. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for SPIL, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2015 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Our audits also comprehended the translation of New Taiwan dollar amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 4 to the consolidated financial statements. Such U.S. dollar amounts are presented solely for the convenience of the readers.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Group’s internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated April 18, 2017 expressed an unqualified opinion on the Group’s internal control over financial reporting based on our audit.

/s/ Deloitte & Touche

Taipei, Taiwan

Republic of China

April 18, 2017

D-1-F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Siliconware Precision Industries Co., Ltd.

In our opinion, the consolidated balance sheets and the related consolidated statements of comprehensive income, of changes in equity and of cash flows (not presented herein) present fairly, in all material respects, the financial position of Siliconware Precision Industries Co., Ltd., and its subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers, Taiwan
Taipei, Taiwan

March 23, 2017

D-1-F-2

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	December 31,
	2015	December 31,
	(Adjusted)	2016
ASSETS	NT$	NT$	US$ (Note 4)

CURRENT ASSETS
Cash and cash equivalents (Notes 4 and 6)	$55,251,181	$38,392,524	$1,184,954
Financial assets at fair value through profit or loss -
current (Notes 4 and 7)	3,833,701	3,069,812	94,747
Available-for-sale financial assets - current (Notes 4
and 8)	30,344	266,696	8,231
Trade receivables, net (Notes 4 and 9)	44,931,487	51,145,557	1,578,567
Other receivables (Note 4)	429,541	665,480	20,540
Current tax assets (Notes 4 and 24)	168,717	471,752	14,560
Inventories (Notes 4 and 10)	23,258,279	21,438,062	661,669
Inventories related to real estate business (Notes 4,
11, 23 and 34)	25,713,538	24,187,515	746,528
Other financial assets - current (Notes 4,12 and 34)	301,999	558,686	17,243
Other current assets	2,814,053	2,593,575	80,049

Total current assets	156,732,840	142,789,659	4,407,088

NON-CURRENT ASSETS
Available-for-sale financial assets - non-current
(Notes 4 and 8)	924,362	1,028,338	31,739
Investments accounted for using the equity
method (Notes 4, 5 and 13)	37,122,244	49,832,993	1,538,055
Property, plant and equipment (Notes 4, 14, 23,
and 35)	149,997,075	143,880,241	4,440,748
Goodwill (Notes 4, 5 and 15)	10,506,519	10,558,878	325,891
Other intangible assets (Notes 4, 16 and 23)	1,382,093	1,560,989	48,179
Deferred tax assets (Notes 4 and 24)	5,156,515	4,536,924	140,029
Other financial assets - non-current (Notes 4, 12 and 34)	345,672	1,320,381	40,753
Long-term prepayments for lease (Note 17)	2,556,156	2,237,033	69,044
Other non-current assets	263,416	205,740	6,350

Total non-current assets	208,254,052	215,161,517	6,640,788

TOTAL	$364,986,892	$357,951,176	$11,047,876

(Continued)

D-1-F-3

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (Amounts in Thousands)

	December 31,
	2015	December 31,
	(Adjusted)	2016
LIABILITIES AND EQUITY	NT$	NT$	US$ (Note 4)

CURRENT LIABILITIES
Short-term borrowings (Note 18)	$32,635,321	$20,955,522	$646,775
Short-term bills payable (Note 18)	4,348,054	-	-
Financial liabilities at fair value through profit or
loss - current (Notes 4 and 7)	3,005,726	1,763,660	54,434
Trade payables	34,138,564	35,803,984	1,105,061
Other payables (Note 20)	19,194,818	21,522,034	664,260
Current tax liabilities (Notes 4 and 24)	6,746,022	6,846,350	211,307
Advance real estate receipts (Note 4)	2,703,706	60,550	1,869
Current portion of bonds payable (Notes 4 and 19)	14,685,866	9,658,346	298,097
Current portion of long-term borrowings (Notes 18
and 34)	2,057,465	6,567,565	202,703
Other current liabilities	3,180,767	3,791,563	117,024

Total current liabilities	122,696,309	106,969,574	3,301,530

NON-CURRENT LIABILITIES
Bonds payable (Notes 4 and 19)	23,740,384	27,341,557	843,875
Long-term borrowings (Notes 18 and 34)	42,493,668	46,547,998	1,436,667
Deferred tax liabilities (Notes 4 and 24)	4,987,549	4,856,549	149,893
Net defined benefit liabilities (Notes 4 and 21)	4,072,493	4,172,253	128,773
Other non-current liabilities	1,071,509	1,201,480	37,083

Total non-current liabilities	76,365,603	84,119,837	2,596,291

Total liabilities	199,061,912	191,089,411	5,897,821

EQUITY ATTRIBUTABLE TO OWNERS OF THE
COMPANY (Notes 4 and 22)
Share capital	79,185,660	79,568,040	2,455,804
Capital surplus	23,758,550	22,266,500	687,238
Retained earnings (Note 13)
Legal reserve	12,649,145	14,597,032	450,526
Special reserve	3,353,938	3,353,938	103,517
Unappropriated earnings	37,696,865	44,225,737	1,364,992
Total retained earnings	53,699,948	62,176,707	1,919,035
Other equity	5,080,790	(1,840,937)	(56,819)
Treasury shares	(7,292,513)	(7,292,513)	(225,078)

Equity attributable to owners of the Company	154,432,435	154,877,797	4,780,180

NON-CONTROLLING INTERESTS (Notes 4 and 22)	11,492,545	11,983,968	369,875

Total equity	165,924,980	166,861,765	5,150,055

TOTAL	$364,986,892	$357,951,176	$11,047,876

The accompanying notes are an integral part of the consolidated financial statements.	(Concluded)

D-1-F-4

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in Thousands Except Earnings Per Share)

	For the Years Ended December 31
		2015
	2014	(Adjusted)	2016
	NT$	NT$	NT$	US$ (Note 4)

OPERATING REVENUES (Note 4)	$256,591,447	$283,302,536	$274,884,107	$8,484,077

OPERATING COSTS (Notes 10 and 23)	203,002,918	233,167,308	221,689,888	6,842,280

GROSS PROFIT	53,588,529	50,135,228	53,194,219	1,641,797

OPERATING EXPENSES (Note 23 )

Selling and marketing expenses	3,438,166	3,588,472	3,432,487	105,941
General and administrative expenses	10,214,810	10,724,568	11,662,082	359,941
Research and development expenses	10,289,684	10,937,566	11,391,147	351,578

Total operating expenses	23,942,660	25,250,606	26,485,716	817,460

OTHER OPERATING INCOME AND
EXPENSES, NET (Note 23)	228,615	(251,529)	(800,280)	(24,700)

PROFIT FROM OPERATIONS	29,874,484	24,633,093	25,908,223	799,637

NON-OPERATING INCOME AND
EXPENSES
Other income (Note 23)	529,251	815,778	589,236	18,186
Other gains and losses (Note 23)	607,299	1,748,795	2,276,544	70,264
Finance costs (Note 23)	(2,354,097)	(2,312,143)	(2,261,075)	(69,786)
Share of the profit or loss of
associates and joint ventures (Note 4)	(121,882)	126,265	1,512,213	46,673

Total non-operating income and
expenses	(1,339,429)	378,695	2,116,918	65,337

PROFIT BEFORE INCOME TAX	28,535,055	25,011,788	28,025,141	864,974

INCOME TAX EXPENSE (Notes 4 and 24)	5,665,954	4,311,073	5,390,844	166,384

PROFIT FOR THE YEAR	22,869,101	20,700,715	22,634,297	698,590

OTHER COMPREHENSIVE INCOME
(LOSS)
Items that will not be reclassified
subsequently to profit or loss:
Remeasurement of defined benefit
obligation	(28,145)	(62,911)	(417,181)	(12,876)
Share of other comprehensive loss
of associates and joint ventures	(1,031)	(37,748)	(49,794)	(1,537)

(Continued)

D-1-F-5

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in Thousands Except Earnings Per Share)

	For the Years Ended December 31
		2015
	2014	(Adjusted)	2016
	NT$	NT$	NT$	US$ (Note 4)
Income tax relating to items that will
not be reclassified subsequently	$23,885	$11,002	$73,637	$2,273
	(5,291)	(89,657)	(393,338)	(12,140)

Items that may be reclassified
subsequently to profit or loss:
Exchange differences on translating
foreign operations	5,405,008	(63,509)	(6,445,643)	(198,940)
Unrealized gain (loss) on available-
for-sale financial assets	(133,714)	10,451	(248,599)	(7,673)
Cash flow hedges	3,279	-	-	-
Share of other comprehensive
income (loss) of associates
and joint ventures	235,156	(4,832)	(871,679)	(26,904)
	5,509,729	(57,890)	(7,565,921)	(233,517)

Other comprehensive income (loss)
for the year, net of income tax	5,504,438	(147,547)	(7,959,259)	(245,657)

TOTAL COMPREHENSIVE INCOME
FOR THE YEAR	$28,373,539	$20,553,168	$14,675,038	$452,933

PROFIT FOR THE YEAR
ATTRIBUTABLE TO:
Owners of the Company	$22,228,602	$19,732,148	$21,361,606	$659,309
Non-controlling interests	640,499	968,567	1,272,691	39,281

	$22,869,101	$20,700,715	$22,634,297	$698,590

TOTAL COMPREHENSIVE INCOME
FOR THE YEAR ATTRIBUTABLE
TO:
Owners of the Company	$27,394,362	$19,659,081	$13,994,159	$431,917
Non-controlling interests	979,177	894,087	680,879	21,015

	$28,373,539	$20,553,168	$14,675,038	$452,932

EARNINGS PER SHARE (Note 25)
Basic	$2.89	$2.58	$2.79	$0.09
Diluted	$2.79	$2.48	$2.33	$0.07

EARNINGS PER AMERICAN
DEPOSITARY SHARE (“ADS”)
Basic	$14.46	$12.89	$13.94	$0.43
Diluted	$13.93	$12.38	$11.67	$0.36

The accompanying notes are an integral part of the consolidated financial statements.	(Concluded)

D-1-F-6

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Amounts in Thousands)

	Equity Attributable to Owners of the Company
								Other Equity

								Exchange Differences	Unrealized Gain on
	Share Capital			Retained Earnings				on	Available-
	Shares							Translating	for-sale	Cash				Non
	(In Thousands)	Amounts	Capital Surplus	Legal Reserve	Special Reserve	Unappropriated Earnings	Total	Foreign Operations	Financial Assets	Flow Hedges	Total	Treasury Shares	Total	-controlling Interests	Total Equity

BALANCE AT JANUARY 1, 2014	7,787,827	$78,180,258	$7,921,375	$8,720,971	$3,663,930	$25,190,778	$37,575,679	$(525,521)	$426,246	$(3,279)	$(102,554)	$(1,959,107)	$121,615,651	$4,128,361	$125,744,012

Change in capital surplus from investments in
associates accounted for using the equity method	-	-	26,884	-	-	-	-	-	-	-	-	-	26,884	-	26,884

Net profit for the year ended December 31, 2014	-	-	-	-	-	22,228,602	22,228,602	-	-	-	-	-	22,228,602	640,499	22,869,101

Other comprehensive income (loss) for the year ended
December 31, 2014, net of income tax	-	-	-	-	-	(4,434)	(4,434)	5,066,383	100,532	3,279	5,170,194	-	5,165,760	338,678	5,504,438

Total comprehensive income for the year ended
December 31, 2014	-	-	-	-	-	22,224,168	22,224,168	5,066,383	100,532	3,279	5,170,194	-	27,394,362	979,177	28,373,539

Appropriation of 2013 earnings
Legal reserve	-	-	-	1,568,907	-	(1,568,907)	-	-	-	-	-	-	-	-	-
Special reserve	-	-	-	-	(309,992)	309,992	-	-	-	-	-	-	-	-	-
Cash dividends distributed by the Company	-	-	-	-	-	(10,156,005)	(10,156,005)	-	-	-	-	-	(10,156,005)	-	(10,156,005)

	-	-	-	1,568,907	(309,992)	(11,414,920)	(10,156,005)	-	-	-	-	-	(10,156,005)	-	(10,156,005)
Issue of dividends received by subsidiaries from the
Company	-	-	188,790	-	-	-	-	-	-	-	-	-	188,790	-	188,790

Partial disposal of interests in subsidiaries and
additional acquisition of partially-owned
subsidiaries (Notes 21 and 28)	-	-	6,876,866	-	-	-	-	-	-	-	-	-	6,876,866	3,067,712	9,944,578

Issue of ordinary shares under employee share options	73,898	534,921	1,000,065	-	-	-	-	-	-	-	-	-	1,534,986	120,376	1,655,362

Cash dividends distributed by subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-	-	(85,766)	(85,766)

BALANCE AT DECEMBER 31, 2014	7,861,725	78,715,179	16,013,980	10,289,878	3,353,938	36,000,026	49,643,842	4,540,862	526,778	-	5,067,640	(1,959,107)	147,481,534	8,209,860	155,691,394

Equity component of convertible bonds issued by
the Company	-	-	214,022	-	-	-	-	-	-	-	-	-	214,022	-	214,022

Change in capital surplus from investments in
associates and joint ventures accounted for
using the equity method	-	-	150	-	-	-	-	-	-	-	-	-	150	-	150

Net profit for the year ended December 31,2015 (Adjusted)	-	-	-	-	-	19,732,148	19,732,148	-	-	-	-	-	19,732,148	968,567	20,700,715

Other comprehensive income (loss) for the year
ended December 31, 2015, net of income tax	-	-	-	-	-	(86,217)	(86,217)	(48,191)	61,341	-	13,150	-	(73,067)	(74,480)	(147,547)

Total comprehensive income (loss) for the year
ended December 31, 2015	-	-	-	-	-	19,645,931	19,645,931	(48,191)	61,341	-	13,150	-	19,659,081	894,087	20,553,168

Appropriation of 2014 earnings
Legal reserve	-	-	-	2,359,267	-	(2,359,267)	-	-	-	-	-	-	-	-	-
Cash dividends distributed by the Company	-	-	-	-	-	(15,589,825)	(15,589,825)	-	-	-	-	-	(15,589,825)	-	(15,589,825)

	-	-	-	2,359,267	-	(17,949,092)	(15,589,825)	-	-	-	-	-	(15,589,825)	-	(15,589,825)

Acquisition of treasury shares	-	-	-	-	-	-	-	-	-	-	-	(5,333,406)	(5,333,406)	-	(5,333,406)

Issue of dividends received by subsidiaries from the
Company	-	-	292,351	-	-	-	-	-	-	-	-	-	292,351	-	292,351

Partial disposal of interests in subsidiaries and
additional acquisition of partially-owned
subsidiaries (Notes 21 and 28)	-	-	7,197,510	-	-	-	-	-	-	-	-	-	7,197,510	1,712,836	8,910,346

(Continued)

D-1-F-7

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Amounts in Thousands)

	Equity Attributable to Owners of the Company
								Other Equity

								Exchange Differences	Unrealized Gain on
	Share Capital			Retained Earnings				on	Available-
	Shares							Translating	for-sale	Cash				Non-
	(In Thousands)	Amounts	Capital Surplus	Legal Reserve	Special Reserve	Unappropriated Earnings	Total	Foreign Operations	Financial Assets	Flow Hedges	Total	Treasury Shares	Total	controlling Interests	Total Equity

Changes in percentage of ownership interest in
subsidiaries	-	$-	$(563,815)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$(563,815)	$563,815	$-

Issue of ordinary shares under employee share options	48,703	470,481	604,352	-	-	-	-	-	-	-	-	-	1,074,833	-	1,074,833

Cash dividends distributed by subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-	-	(232,148)	(232,148)

Additional non-controlling interest arising on issue
of employee share options by subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-	-	344,095	344,095

ADJUSTED BALANCE AT DECEMBER 31, 2015
(Note 13)	7,910,428	79,185,660	23,758,550	12,649,145	3,353,938	37,696,865	53,699,948	4,492,671	588,119	-	5,080,790	(7,292,513)	154,432,435	11,492,545	165,924,980

Change in capital surplus from investments in
associates and joint ventures accounted for using the
equity method	-	-	51,959	-	-	-	-	-	43,536	-	43,536	-	95,495	-	95,495

Net profit for the year ended December 31,2016	-	-	-	-	-	21,361,606	21,361,606	-	-	-	-	-	21,361,606	1,272,691	22,634,297

Other comprehensive income (loss) for the year
ended December 31, 2016, net of income tax	-	-	-	-	-	(402,184)	(402,184)	(6,136,294)	(828,969)	-	(6,965,263)	-	(7,367,447)	(591,812)	(7,959,259)

Total comprehensive income (loss) for the year
ended December 31, 2016	-	-	-	-	-	20,959,422	20,959,422	(6,136,294)	(828,969)	-	(6,965,263)	-	13,994,159	680,879	14,675,038

Appropriation of 2015 earnings
Legal reserve	-	-	-	1,947,887	-	(1,947,887)	-	-	-	-	-	-	-	-	-
Cash dividends distributed by the Company	-	-	-	-	-	(12,476,779)	(12,476,779)	-	-	-	-	-	(12,476,779)	-	(12,476,779)

	-	-	-	1,947,887	-	(14,424,666)	(12,476,779)	-	-	-	-	-	(12,476,779)	-	(12,476,779)

Issue of dividends received by subsidiaries from the
Company	-	-	233,013	-	-	-	-	-	-	-	-	-	233,013	-	233,013

Actual disposal or acquisition of interest in subsidiaries
(Note 28)	-	-	(20,552)	-	-	(5,884)	(5,884)	-	-	-	-	-	(26,436)	26,436	-

Changes in percentage of ownership interest in
subsidiaries (Note 28)	-	-	(1,912,887)	-	-	-	-	-	-	-	-	-	(1,912,887)	(912,886)	(2,825,773)

Issue of ordinary shares under employee share options	35,756	382,380	600,737	-	-	-	-	-	-	-	-	-	983,117	-	983,117

Non-controlling interest arising from acquisition of
subsidiaries (Note 27)	-	-	-	-	-	-	-	-	-	-	-	-	-	7,021	7,021

Cash dividends distributed by subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-	-	(237,850)	(237,850)

Additional non-controlling interest arising on issue
of employee share options by subsidiaries	-	-	(444,320)	-	-	-	-	-	-	-	-	-	(444,320)	927,823	483,503

BALANCE AT DECEMBER 31, 2016	7,946,184	$79,568,040	$22,266,500	$14,597,032	$3,353,938	$44,225,737	$62,176,707	$(1,643,623)	$(197,314)	$-	$(1,840,937)	$(7,292,513)	$154,877,797	$11,983,968	$166,861,765

US DOLLARS (Note 4)
BALANCE AT DECEMBER 31, 2016	7,946,184	$2,455,804	$687,238	$450,526	$103,517	$1,364,992	$1,919,035	$(50,729)	$(6,090)	$-	$(56,819)	$(225,078)	$4,780,180	$369,875	$5,150,055

The accompanying notes are an integral part of the consolidated financial statements.	(Concluded)

D-1-F-8

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)

	For the Years Ended December 31
		2015
	2014	(Adjusted)	2016
	NT$	NT$	NT$	US$ (Note 4)

CASH FLOWS FROM OPERATING
ACTIVITIES
Profit before income tax	$28,535,055	$25,011,788	$28,025,141	$864,974
Adjustments for:
Depreciation expense	25,805,042	28,938,770	28,961,614	893,877
Amortization expense	545,734	579,894	460,690	14,219
Net gains on fair value change of
financial assets and liabilities at fair
value through profit or loss	(1,838,840)	(2,472,835)	(447,559)	(13,814)
Interest expense	2,324,426	2,268,786	2,261,075	69,786
Interest income	(243,474)	(242,084)	(230,067)	(7,101)
Dividend income	(101,252)	(396,973)	(26,411)	(815)
Compensation cost of employee share
options	110,157	133,496	470,788	14,530
Share of loss (profit) of associates and
joint ventures	121,882	(126,265)	(1,512,213)	(46,673)
Impairment loss recognized on
financial assets	28,421	8,232	91,886	2,836
Reversal of impairment loss on
financial assets	-	-	(28,022)	(865)
Impairment loss recognized on non-
financial assets	899,480	610,140	1,340,011	41,359
Reversal of compensation cost for
the settlement of legal claims	(91,305)	-	-	-
Net loss (gain) on foreign currency exchange	1,404,234	1,358,777	(407,160)	(12,567)
Others	404,443	1,411,599	1,031,422	31,834
Changes in operating assets and
liabilities
Financial assets held for trading	823,313	4,162,522	1,052,111	32,473
Trade receivables	(9,703,070)	7,982,736	(6,184,873)	(190,891)
Other receivables	(8,625)	55,112	(211,755)	(6,536)
Inventories	(8,208,824)	(5,128,726)	3,156,759	97,431
Other current assets	102,353	407,017	(24,517)	(757)
Financial liabilities held for trading	(835,779)	(1,725,606)	(2,952,116)	(91,115)
Trade payables	6,422,305	(1,272,717)	1,665,420	51,402
Other payables	3,045,452	(814,809)	1,380,205	42,599
Advance real estate receipts	-	2,223,381	(2,643,156)	(81,579)
Other current liabilities	703,764	321,931	295,557	9,122
Other operating activities items	(187,727)	(247,024)	(407,143)	(12,566)
	50,057,165	63,047,142	55,117,687	1,701,163
Interest received	233,457	253,289	228,509	7,053
Dividend received	101,252	499,918	4,043,644	124,804
Interest paid	(2,065,244)	(2,067,955)	(2,043,870)	(63,082)
Income tax paid	(2,463,153)	(4,184,089)	(5,238,103)	(161,670)

Net cash generated from operating
activities	45,863,477	57,548,305	52,107,867	1,608,268

CASH FLOWS FROM INVESTING
ACTIVITIES
Purchase of financial assets designated
as at fair value through profit or loss	(108,958,658)	(100,842,813)	(64,853,336)	(2,001,646)
Proceeds on sale of financial assets
designated as at fair value through
profit or loss	109,825,159	102,139,161	66,472,870	2,051,632
Purchase of available-for-sale financial
assets	(3,565,428)	(1,273,510)	(1,590,928)	(49,103)

 (Continued)

D-1-F-9

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)

	For the Years Ended December 31
		2015
	2014	(Adjusted)	2016
	NT$	NT$	NT$	US$ (Note 4)

Proceeds on sale of available-for-sale
financial assets	$4,388,130	$2,761,145	$867,336	$26,770
Cash received from return of capital by
available-for-sale financial assets	20,411	44,511	28,927	893
Acquisition of associates and joint
ventures	(100,000)	(35,673,097)	(16,041,463)	(495,106)
Net cash outflow on acquisition of
subsidiaries	-	-	(73,437)	(2,267)
Payments for property, plant and
equipment	(39,598,964)	(30,280,124)	(26,714,163)	(824,511)
Proceeds from disposal of property,
plant and equipment	421,207	243,031	670,200	20,685
Payments for intangible assets	(396,466)	(491,135)	(513,893)	(15,861)
Proceeds from disposal of intangible assets	-	-	25,646	792
Decrease (increase) in other financial assets	(372,569)	358,266	(1,231,186)	(38,000)
Increase in other non-current assets	(480,711)	(336,864)	(206,031)	(6,359)

Net cash used in investing activities	(38,817,889)	(63,351,429)	(43,159,458)	(1,332,081)

CASH FLOWS FROM FINANCING
ACTIVITIES
Net repayment of short-term borrowings	(3,442,162)	(8,532,792)	(10,640,229)	(328,402)
Net proceeds from (repayment of)
short-term bills payable	-	4,348,054	(4,348,054)	(134,199)
Proceeds from issue of bonds	8,888,562	6,136,425	9,000,000	277,778
Repayment of bonds payable	(729,790)	-	(10,365,135)	(319,912)
Proceeds from long-term borrowings	32,030,868	39,887,570	62,282,917	1,922,312
Repayment of long-term borrowings	(40,978,403)	(22,926,660)	(52,924,902)	(1,633,485)
Dividends paid	(9,967,215)	(15,297,474)	(12,243,766)	(377,894)
Proceeds from exercise of employee
share options	1,498,343	1,285,102	995,832	30,736
Payments for acquisition of treasury
shares	-	(5,333,406)	-	-
Proceeds from partial disposal of
interests in subsidiaries	9,991,439	8,910,346	-	-
Decrease in non-controlling interests	(85,766)	(232,148)	(3,063,623)	(94,556)
Other financing activities items	(2,879)	391,322	219,940	6,788

Net cash generated from (used in)
financing activities	(2,797,003)	8,636,339	(21,087,020)	(650,834)

EFFECTS OF EXCHANGE RATE
CHANGES ON THE BALANCE OF
CASH AND CASH EQUIVALENTS
HELD IN FOREIGN CURRENCY	2,419,454	723,556	(4,720,046)	(145,682)

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	6,668,039	3,556,771	(16,858,657)	(520,329)

CASH AND CASH EQUIVALENTS AT
THE BEGINNING OF THE YEAR	45,026,371	51,694,410	55,251,181	1,705,283

CASH AND CASH EQUIVALENTS AT
THE END OF THE YEAR	$51,694,410	$55,251,181	$38,392,524	$1,184,954

The accompanying notes are an integral part of the consolidated financial statements.	(Concluded)

D-1-F-10

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands, Unless Stated Otherwise)

1.	GENERAL INFORMATION

Advanced Semiconductor Engineering, Inc. (the “Company”), a corporation incorporated under the laws of Republic of China (the “ROC”), and its subsidiaries (collectively referred to as the “Group”) offer a comprehensive range of semiconductors packaging, testing, and electronic manufacturing services (“EMS”).

The Company’s ordinary shares are listed on the Taiwan Stock Exchange (the “TSE”) under the symbol “2311”. Since September 2000, the ordinary shares of the Company have been traded on the New York Stock Exchange (the “NYSE”) under the symbol “ASX” in the form of American Depositary Shares (“ADS”). The ordinary shares of its subsidiary, Universal Scientific Industrial (Shanghai) Co., Ltd (the “USISH”), are listed on the Shanghai Stock Exchange (the “SSE”) under the symbol “601231”.

The consolidated financial statements are presented in the Company’s functional currency, New Taiwan dollar (NT$).

2.	APPROVAL OF FINANCIAL STATEMENTS

The consolidated financial statements were authorized for issue by the management on April 13, 2017.

3.	APPLICATION OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS AS ISSUED BY THE INTERNATIONAL ACCOUNTING STANDARDS BOARD (“IASB”) ( collectively, “IFRSs”)

a.	Amendments to IFRSs and new interpretations that are mandatorily effective for the current year

In the current year, the Group has applied the following new, revised or amended standards and interpretations that have been issued and effective:

New, Revised or Amended Standards and Interpretations		Effective Date Issued by IASB (Note 1)

Amendments to IFRSs	Annual Improvements to IFRSs: 2012-2014 Cycle	January 1, 2016 (Note 2)
Amendments to IFRS 10, IFRS 12 and International Accounting Standard (“IAS”) 28	Investment Entities: Applying the Consolidation Exception	January 1, 2016
Amendments to IFRS 11	Accounting for Acquisitions of Interests in Joint Operations	January 1, 2016

(Continued)

D-1-F-11

New, Revised or Amended Standards and Interpretations		Effective Date Issued by IASB (Note 1)

Amendments to IAS 1	Disclosure Initiative	January 1, 2016
Amendments to IAS 16 and IAS 38	Clarification of Acceptable Methods of Depreciation and Amortization	January 1, 2016

(Concluded)

Note 1:	The aforementioned new, revised or amended standards and interpretations are effective for annual period beginning on or after the effective dates, unless specified otherwise.

Note 2:	The amendment to IFRS 5 is applied prospectively to changes in a method of disposal that occur in annual periods beginning on or after January 1, 2016; the remaining amendments are applied retrospectively for annual periods beginning on or after January 1, 2016.

The Group believes that the adoption of the aforementioned new, revised or amended standards and interpretations did not have a significant effect on the Group’s accounting policies.

b.	New, revised or amended standards and interpretations in issue but not yet effective

The Group has not applied the following new, revised or amended standards and interpretations that have been issued but are not yet effective:

New, Revised or Amended Standards and Interpretations		Effective Date Issued by IASB (Note 1)

Amendments to IFRSs	Annual Improvements to IFRSs 2014-2016 Cycle	Note 2
Amendments to IFRS 2	Classification and Measurement of Share-based Payment Transactions	January 1, 2018
Amendments to IFRS 4	Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts	January 1, 2018
IFRS 9	Financial Instruments	January 1, 2018
Amendments to IFRS 9 and IFRS 7	Mandatory Effective Date of IFRS 9 and Transition Disclosures	January 1, 2018
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	To be determined by the IASB
IFRS 15	Revenue from Contracts with Customers	January 1, 2018
Amendments to IFRS 15	Clarifications to IFRS 15	January 1, 2018
IFRS 16	Leases	January 1, 2019
Amendments to IAS 7	Disclosure Initiative	January 1, 2017
Amendments to IAS 12	Recognition of Deferred Tax Assets for Unrealized Losses	January 1, 2017
Amendments to IAS 40	Transfers of investment property	January 1, 2018
IFRIC 22	Foreign Currency Transactions and Advance Consideration	January 1, 2018

Note 1:	The aforementioned new, revised or amended standards and interpretations are effective for annual period beginning on or after the effective dates, unless specified otherwise.

Note 2:	The amendment to IFRS 12 is retrospectively applied for annual periods beginning on or after January 1, 2017; the amendment to IAS 28 is retrospectively applied for annual periods beginning on or after January 1, 2018.

D-1-F-12

c.	Significant changes in accounting policy resulted from new, revised and amended standards and interpretations in issue but not yet effective

Except for the following, the Group believes that the adoption of the aforementioned new, revised or amended standards and interpretations will not have a significant effect on the Group’s accounting policies. As of the date that the accompanying consolidated financial statements were authorized for issue, the Group continues in evaluating the impact on its financial position and operating results as a result of the initial adoption of the below standards and interpretations. The related impact will be disclosed when the Group completes the evaluation.

IFRS 9 “Financial Instruments”

Recognition and measurement of financial assets

With regards to financial assets, all recognized financial assets that are within the scope of IAS 39 “Financial Instruments: Recognition and Measurement” are subsequently measured at amortized cost or fair value. Under IFRS 9, the requirement for the classification of financial assets is stated below.

For the Group’s debt instruments that have contractual cash flows that are solely payments of principal and interest on the principal amount outstanding, their classification and measurement are as follows:

1)	For debt instruments, if they are held within a business model whose objective is to collect the contractual cash flows, the financial assets are measured at amortized cost and are assessed for impairment continuously with impairment loss recognized in profit or loss, if any. Interest revenue is recognized in profit or loss by using the effective interest method;

2)	For debt instruments, if they are held within a business model whose objective is achieved by both the collecting of contractual cash flows and the selling of financial assets, the financial assets are measured at fair value through other comprehensive income (FVTOCI) and are assessed for impairment. Interest revenue is recognized in profit or loss by using the effective interest method, and other gain or loss shall be recognized in other comprehensive income, except for impairment gains or losses and foreign exchange gains and losses. When the debt instruments are derecognized or reclassified, the cumulative gain or loss previously recognized in other comprehensive income is reclassified from equity to profit or loss.

Except for above, all other financial assets are measured at fair value through profit or loss. However, the Group may make an irrevocable election to present subsequent changes in the fair value of an equity investment (that is not held for trading) in other comprehensive income, with only dividend income generally recognized in profit or loss. No subsequent impairment assessment is required, and the cumulative gains or losses previously recognized in other comprehensive income cannot be reclassified from equity to profit or loss.

The impairment of financial assets

IFRS 9 requires that impairment loss on financial assets is recognized by using the “Expected Credit Losses Model”. The credit loss allowance is required for financial assets measured at amortized cost, financial assets mandatorily measured at FVTOCI, lease receivables, contract assets arising from IFRS 15 “Revenue from Contracts with Customers”, certain written loan commitments and financial guarantee contracts. A loss allowance for the 12-month expected credit losses is required for a financial asset if its credit risk has not increased significantly since initial recognition. A loss allowance for full lifetime expected credit losses is required for a financial asset if its credit risk has increased significantly since initial recognition and is not low. However, a loss allowance for full lifetime expected credit losses is required for trade receivables that do not constitute a financing transaction.

D-1-F-13

For purchased or originated credit-impaired financial assets, the Group takes into account the expected credit losses on initial recognition in calculating the credit-adjusted effective interest rate. Subsequently, any changes in expected losses are recognized as a loss allowance with a corresponding gain or loss recognized in profit or loss.

Hedge accounting

The main changes in hedge accounting amended the application requirements for hedge accounting to better reflect the entity’s risk management activities. Compared with IAS 39, the main changes include: (1) enhancing types of transactions eligible for hedge accounting, specifically broadening the risk eligible for hedge accounting of non-financial items; (2) changing the way hedging derivative instruments are accounted for to reduce profit or loss volatility; and (3) replacing retrospective effectiveness assessment with the principle of economic relationship between the hedging instrument and the hedged item.

Transition

Financial instruments that have been derecognized prior to the effective date of IFRS 9 cannot be reversed to apply IFRS 9 when it becomes effective. Under IFRS 9, the requirements for classification, measurement and impairment of financial assets are applied retrospectively with the difference between the previous carrying amount and the carrying amount at the date of initial application recognized in the current period and restatement of prior periods is not required. The requirements for general hedge accounting shall be applied prospectively and the accounting for hedging options shall be applied retrospectively.

Amendments to IFRS 10 and IAS 28 “Sale or Contribution of Assets between an Investor and its Associate or Joint Venture”

The amendments stipulated that, when the Group sells or contributes assets that constitute a business (as defined in IFRS 3) to an associate or joint venture, the gain or loss resulting from the transaction is recognized in full. Also, when the Group loses control over a subsidiary that contains a business but retains significant influence or joint control, the gain or loss resulting from the transaction is recognized in full.

Conversely, when the Group sells or contributes assets that do not constitute a business to an associate or joint venture, the gain or loss resulting from the transaction is recognized only to the extent of the unrelated investors’ interest in the associate or joint venture, i.e. the Group’s share of the gain or loss is eliminated. Also, when the Group loses control over a subsidiary that does not contain a business but retains significant influence or joint control in an associate or a joint venture, the gain or loss resulting from the transaction is recognized only to the extent of the unrelated investors’ interest in the associate or joint venture, i.e. the Group’s share of the gain or loss is eliminated.

IFRS 15 “Revenue from Contracts with Customers” and related amendments

IFRS 15 establishes principles for recognizing revenue that apply to all contracts with customers, and will supersede IAS 18 “Revenue”, IAS 11 “Construction Contracts” and a number of revenue-related interpretations from January 1, 2018.

When applying IFRS 15, an entity shall recognize revenue by applying the following steps:

●	Identify the contract with the customer;

●	Identify the performance obligations in the contract;

●	Determine the transaction price;

D-1-F-14

●	Allocate the transaction price to the performance obligations in the contracts; and

●	Recognize revenue when the entity satisfies a performance obligation.

In identifying performance obligations, IFRS 15 and related amendment require that a good or service is distinct if it is capable of being distinct (for example, the Group regularly sells it separately) and the promise to transfer it is distinct within the context of the contract (i.e. the nature of the promise in the contract is to transfer each of those goods or services individually rather than to transfer combined items).

When IFRS 15 and related amendment are effective, the Group may elect to apply this standard either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application.

As of the date the consolidated financial reports were authorized for issue by the management, the Group is still in the process of evaluating the effects on the adoption and the transition method while adopting IFRS 15 starting 2018.

IFRS 16 “Leases”

IFRS 16 sets out the accounting standards for leases that will supersede IAS 17 and a number of related interpretations.

Under IFRS 16, if the Group is a lessee, it shall recognize right-of-use assets and lease liabilities for all leases on the consolidated balance sheets except for low-value and short-term leases. The Group may elect to apply the accounting method similar to the accounting for operating lease under IAS 17 to the low-value and short-term leases. On the consolidated statements of comprehensive income, the Group should present the depreciation expense charged on the right-of-use asset separately from interest expense accrued on the lease liability; interest is computed by using effective interest method. On the consolidated statements of cash flows, cash payments for the principal portion of the lease liability are classified within financing activities; cash payments for interest portion are classified within operating activities.

The application of IFRS 16 is not expected to have a material impact on the accounting of the Group as lessor.

When IFRS 16 becomes effective, the Group may elect to apply this Standard either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of the initial application of this Standard recognized at the date of initial application.

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Statement of Compliance

The consolidated financial statements have been prepared in accordance with IFRSs as issued by the IASB.

b.	Basis of Preparation

The consolidated financial statements have been prepared on the historical cost basis except for certain financial instruments that are measured at fair value.

The fair value measurements are grouped into Levels 1 to 3 based on the degree to which the fair value measurement inputs are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

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1)	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

2)	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

3)	Level 3 inputs are unobservable inputs for the asset or liability.

c.	Classification of Current and Non-current Assets and Liabilities

Current assets include cash and cash equivalents and those assets held primarily for trading purposes or expected to be realized within twelve months after the balance sheet date, unless the asset is to be used for an exchange or to settle a liability, or otherwise remains restricted, at more than twelve months after the balance sheet date. Current liabilities are obligations incurred for trading purposes or to be settled within twelve months after the balance sheet date and liabilities that do not have an unconditional right to defer settlement for at least twelve months after the balance sheet date. Assets and liabilities that are not classified as current are classified as non-current.

The Group engages in the construction business which has an operating cycle of over one year. The normal operating cycle applies when considering the classification of the Group’s construction-related assets and liabilities.

d.	Basis of Consolidation

1)	Principles for preparing consolidated financial statements

The consolidated financial statements incorporate the financial statements of the Company and the entities controlled by the Company (i.e. its subsidiaries). Control is achieved when the Group:

●	has power over the investee;

●	is exposed, or has rights, to variable returns from its involvement with the investee; and

●	has the ability to use its power to affect its returns.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

When the Group has less than a majority of the voting rights of an investee, it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Group considers all relevant facts and circumstances in assessing whether or not the Group's voting rights in an investee are sufficient to give it power, including:

●	the size of the Group's holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

●	potential voting rights held by the Group, other vote holders or other parties;

●	rights arising from other contractual arrangements; and

●	any additional facts and circumstances that indicate that the Group has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders' meetings.

Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control over the subsidiary. Specifically, income and expenses of subsidiaries acquired or disposed of during the period are included in the consolidated statement of comprehensive income from the effective date of acquisition or up to the effective date of disposal, as appropriate.

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When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with those used by the Company.

All intra-group transactions, balances, income and expenses are eliminated in full upon consolidation.

Attribution of total comprehensive income to non-controlling interests

Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Changes in the Group’s ownership interests in existing subsidiaries

Changes in the Group’s ownership interests in subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to the owners of the Company.

When the Group loses control over a subsidiary, a gain or loss is recognized in profit or loss and is calculated as the difference between (i) the aggregate of the fair value of the consideration received and any investment retained in the former subsidiary at its fair value at the date when control is lost and (ii) the assets (including any goodwill) and liabilities and any non-controlling interests of the former subsidiary at their carrying amounts at the date when control is lost. The Group accounts for all amounts recognized in other comprehensive income in relation to that subsidiary on the same basis as would be required if the Group had directly disposed of the related assets or liabilities.

2)	Subsidiaries included in consolidated financial statements were as follows:

			Percentage of Ownership (%)
		Establishment and	December 31
Name of Investee	Main Businesses	Operating Location	2015	2016

A.S.E. Holding Limited	Holding company	Bermuda	100.0	100.0
J & R Holding Limited (“J&R Holding”)	Holding company	Bermuda	100.0	100.0
Innosource Limited	Holding company	British Virgin Islands	100.0	100.0
Omniquest Industrial Limited	Holding company	British Virgin Islands	100.0	100.0
ASE Marketing & Service Japan Co., Ltd.	Engaged in marketing and sales services	Japan	100.0	100.0
ASE Test, Inc.	Engaged in the testing of semiconductors	Kaohsiung, ROC	100.0	100.0
USI Inc. (“USIINC”)	Engaged in investing activity	Nantou, ROC	99.2	99.2
Luchu Development Corporation (“Luchu”)	Engaged in the development of real estate properties	Taipei, ROC	86.1	86.1

(Continued)

D-1-F-17

			Percentage of Ownership (%)
		Establishment and	December 31
Name of Investee	Main Businesses	Operating Location	2015	2016

TLJ Intertech Inc. (“TLJ”)	Engaged in information software service and 60% shareholdings were acquired by ASE Test, Inc. in May 2016	Taipei, ROC	-	60.0
Alto Enterprises Limited	Holding company	British Virgin Islands	100.0	100.0
Super Zone Holdings Limited	Holding company	Hong Kong	100.0	100.0
ASE (Kun Shan) Inc.	Engaged in the packaging and testing of semiconductors	Kun Shan, China	100.0	100.0
ASE Investment (Kun Shan) Limited	Holding company	Kun Shan, China	100.0	100.0
Advanced Semiconductor Engineering (China) Ltd.	Will engage in the packaging and testing of semiconductors	Shanghai, China	100.0	100.0
ASE Investment (Labuan) Inc.	Holding company	Malaysia	100.0	100.0
ASE Test Limited (“ASE Test”)	Holding company	Singapore	100.0	100.0
ASE (Korea) Inc. (“ASE Korea”)	Engaged in the packaging and testing of semiconductors	Korea	100.0	100.0
J&R Industrial Inc.	Engaged in leasing equipment and investing activity	Kaohsiung, ROC	100.0	100.0
ASE Japan Co., Ltd. (“ASE Japan”)	Engaged in the packaging and testing of semiconductors	Japan	100.0	100.0
ASE (U.S.) Inc.	After-sales service and sales support	U.S.A.	100.0	100.0
Global Advanced Packaging Technology Limited	Holding company	British Cayman Islands	100.0	100.0
ASE WeiHai Inc.	Engaged in the packaging and testing of semiconductors	Shandong, China	100.0	100.0
Suzhou ASEN Semiconductors Co., Ltd.	Engaged in the packaging and testing of semiconductors	Suzhou, China	60.0	60.0
Anstock Limited	Engaged in financing activity	British Cayman Islands	100.0	100.0
Anstock II Limited	Engaged in financing activity	British Cayman Islands	100.0	100.0
ASE Module (Shanghai) Inc.	In the process of liquidation	Shanghai, China	100.0	100.0
ASE (Shanghai) Inc.	Engaged in the production of substrates	Shanghai, China	100.0	100.0
ASE Corporation	Holding company	British Cayman Islands	100.0	100.0
ASE Mauritius Inc.	Holding company	Mauritius	100.0	100.0
ASE Labuan Inc.	Holding company	Malaysia	100.0	100.0
Shanghai Ding Hui Real Estate Development Co., Ltd.	Engaged in the development, construction and sale of real estate properties	Shanghai, China	100.0	100.0
Shanghai Ding Qi Property Management Co., Ltd.	Engaged in the management of real estate properties	Shanghai, China	100.0	100.0

(Continued)

D-1-F-18

			Percentage of Ownership (%)
		Establishment and	December 31
Name of Investee	Main Businesses	Operating Location	2015	2016

Advanced Semiconductor Engineering (HK) Limited	Engaged in the trading of substrates	Hong Kong	100.0	100.0
Shanghai Ding Wei Real Estate Development Co., Ltd.	Engaged in the development, construction and leasing of real estate properties	Shanghai, China	100.0	100.0
Shanghai Ding Yu Real Estate Development Co., Ltd.	Engaged in the development, construction and leasing of real estate properties	Shanghai, China	100.0	100.0
Shanghai Ding Fan Department Store Co., Ltd.	Will engaged in department store business and was established in July 2016	Shanghai, China	-	100.0
Kun Shan Ding Yue Real Estate Development Co., Ltd.	Engaged in the development, construction and leasing of real estate properties	Kun Shan, China	100.0	100.0
Kun Shan Ding Hong Real Estate Development Co., Ltd.	Engaged in the development, construction and leasing of real estate properties	Kun Shan, China	100.0	100.0
ASE Electronics Inc.	Engaged in the production of substrates	Kaohsiung, ROC	100.0	100.0
ASE Test Holdings, Ltd.	Holding company	British Cayman Islands	100.0	100.0
ASE Holdings (Singapore) Pte. Ltd.	Holding company	Singapore	100.0	100.0
ASE Singapore Pte. Ltd.	Engaged in the packaging and testing of semiconductors	Singapore	100.0	100.0
ISE Labs, Inc.	Engaged in the testing of semiconductors	U.S.A.	100.0	100.0
ASE Electronics (M) Sdn. Bhd.	Engaged in the packaging and testing of semiconductors	Malaysia	100.0	100.0
ASE Assembly & Test (Shanghai) Limited	Engaged in the packaging and testing of semiconductors	Shanghai, China	100.0	100.0
ASE Trading (Shanghai) Ltd.	Engaged in trading activity	Shanghai, China	100.0	100.0
Wuxi Tongzhi Microelectronics Co., Ltd.	Engaged in the packaging and testing of semiconductors	Wuxi, China	100.0	100.0
Huntington Holdings International Co., Ltd.	Holding company	British Virgin Islands	99.2	99.2
Unitech Holdings International Co., Ltd.	Holding company	British Virgin Islands	99.2	99.2
Real Tech Holdings Limited	Holding company	British Virgin Islands	99.2	99.2
Universal ABIT Holding Co., Ltd.	In the process of liquidation	British Cayman Islands	99.2	99.2
Rising Capital Investment Limited	Holding company	British Virgin Islands	99.2	99.2
Rise Accord Limited	Holding company	British Virgin Islands	99.2	99.2

(Continued)

D-1-F-19

			Percentage of Ownership (%)
		Establishment and	December 31
Name of Investee	Main Businesses	Operating Location	2015	2016

Universal Scientific Industrial (Kunshan) Co., Ltd.	Engaged in the manufacturing and sale of computer assistance system and related peripherals	Kun Shan, China	99.2	99.2
USI Enterprise Limited (“USIE”)	Engaged in the services of investment advisory and warehousing management	Hong Kong	96.7	97.0
USISH	Engaged in the designing, manufacturing and sale of electronic components	Shanghai, China	75.7	75.9
Universal Global Technology Co., Limited	Holding company	Hong Kong	75.7	75.9
Universal Global Technology (Kunshan) Co., Ltd.	Engaged in the designing and manufacturing of electronic components	Kun Shan, China	75.7	75.9
Universal Global Technology (Shanghai) Co., Ltd.	Engaged in the processing and sales of computer and communication peripherals as well as business in import and export of goods and technology	Shanghai, China	75.7	75.9
Universal Global Electronics (Shanghai) Co., Ltd.	Engaged in the sale of electronic components and telecommunications equipment	Shanghai, China	75.7	75.9
Universal Global Industrial Co., Limited	Engaged in manufacturing, trading and investing activity	Hong Kong	75.7	75.9
Universal Global Scientific Industrial Co., Ltd. (“UGTW”)	Engaged in the manufacturing of components of telecomm and cars and provision of related R&D services	Nantou, ROC	75.7	75.9
USI America Inc.	Engaged in the manufacturing and processing of motherboards and wireless network communication and provision of related technical service. The name was changed from USI Manufacturing Service Inc. to USI America Inc. in May 2015	U.S.A.	75.7	75.9
Universal Scientific Industrial De Mexico S.A. De C.V.	Engaged in the assembling of motherboards and computer components	Mexico	75.7	75.9

(Continued)

D-1-F-20

			Percentage of Ownership (%)
		Establishment and	December 31
Name of Investee	Main Businesses	Operating Location	2015	2016

USI Japan Co., Ltd.	Engaged in the manufacturing and sale of computer peripherals, integrated chip and other related accessories	Japan	75.7	75.9
USI Electronics (Shenzhen) Co., Ltd.	Engaged in the design, manufacturing and sale of motherboards and computer peripherals	Shenzhen, China	75.7	75.9
Universal Scientific Industrial Co., Ltd. (“USI”)	Engaged in the manufacturing, processing and sale of computers, computer peripherals and related accessories	Nantou, ROC	99.0	75.2

(Concluded)

e.	Business Combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognized in profit or loss as incurred.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer's previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after re-assessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

When a business combination is achieved in stages, the Group's previously held equity interest in the acquiree is remeasured to its acquisition-date fair value and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are recognized on the same basis as would be required if that interest were directly disposed of by the Group.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted retrospectively during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

Business combination involving entities under common control is not accounted for by acquisition method but accounted for at the carrying amounts of the entities. Prior period comparative information in the financial statements is restated as if a business combination involving entities under common control had already occurred in that period.

D-1-F-21

f.	Foreign Currencies

In preparing the financial statements of each individual group entity, transactions in currencies other than the entity’s functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At each balance sheet date, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences on monetary items arising from settlement or translation are recognized in profit or loss in the period in which they arise.

Exchange differences arising on the retranslation of non-monetary assets (such as equity instruments) or liabilities measured at fair value are included in profit or loss for the period at the rates prevailing at the balance sheet date except for exchange differences arising on the retranslation of non-monetary items in respect of which gains and losses are recognized directly in other comprehensive income, in which case, the exchange differences are also recognized directly in other comprehensive income.

For the purposes of presenting the consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated into New Taiwan dollars using exchange rates prevailing at each balance sheet date. Income and expense items are translated at the average exchange rates for the period. Exchange differences arising are recognized in other comprehensive income and accumulated in equity attributed to the owners of the Company and non-controlling interests as appropriate.

On the disposal of the Group’s entire interest in a foreign operation, or a disposal involving loss of control over a subsidiary that includes a foreign operation, all of the exchange differences accumulated in equity in respect of that operation attributable to the owners of the Company are reclassified to profit or loss.

In relation to a partial disposal of a subsidiary that does not result in the Group losing control over the subsidiary, the proportionate share of accumulated exchange differences is re-attributed to non-controlling interests of the subsidiary and is not recognized in profit or loss. For all other partial disposals of associates or joint arrangements that do not result in the Group losing significant influence or joint control, the proportionate share of the accumulated exchange differences recognized in other comprehensive income is reclassified to profit or loss.

g.	Inventories and Inventories Related to Real Estate Business

Inventories, including raw materials (materials received from customers for processing, mainly semiconductor wafers, are excluded from inventories as title and risk of loss remain with the customers), supplies, work in process, finished goods, and materials and supplies in transit are stated at the lower of cost or net realizable value. Inventory write-downs are made by item, except for those that may be appropriate to group items of similar or related inventories. Net realizable value is the estimated selling prices of inventories less all estimated costs of completion and estimated costs necessary to make the sale. Raw materials and supplies are recorded at moving average cost while work in process and finished goods are recorded at standard cost.

Inventories related to real estate business include land and buildings held for sale, land held for construction and construction in progress. Land held for development is recorded as land held for construction upon obtaining the title of ownership. Prior to the completion, the borrowing costs directly attributable to construction in progress are capitalized as part of the cost of the asset. Construction in progress is transferred to land and buildings held for sale upon completion. Land and buildings held for sale, construction in progress and land held for construction are stated at the lower of cost or net realizable value and related write-downs are made by item. The amounts received in advance for real estate properties are first recorded as advance receipts and then recognized as revenue when the construction is completed and the title and significant risk of the real estate properties are transferred to customers. Cost of sales of land and buildings held for sale are recognized based on the ratio of property sold to the total property developed.

D-1-F-22

h.	Investments in associates and joint ventures

An associate is an entity over which the Group has significant influence and that is neither a subsidiary nor an interest in a joint venture. Joint venture is a joint arrangement whereby the Group and other parties that have joint control of the arrangement have rights to the net assets of the arrangement.

The Group uses the equity method to account for its investments in associates and joint ventures.

Under the equity method, investments in an associate and a joint venture are initially recognized at cost and adjusted thereafter to recognize the Group’s share of the profit or loss and other comprehensive income of the associate and joint venture. The Group also recognizes the changes in the Group’s share of equity of associates and joint venture.

Any excess of the cost of acquisition over the Group’s share of the fair value of the net identifiable assets and liabilities of an associate or a joint venture at the date of acquisition is recognized as goodwill, which is included within the carrying amount of the investment and is not amortized.

Gains and losses resulting from upstream, downstream and sidestream transactions between the Group (including its subsidiaries) and its associates or joint ventures are recognized in the Group’s consolidated financial statements only to the extent of interests in the associates or joint ventures that are not related to the Group.

i.	Property, Plant and Equipment

Except for land which is stated at cost, property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment.

Properties in the course of construction for production, supply or administrative purposes are carried at cost, less any recognized impairment loss. Cost includes professional fees and borrowing costs eligible for capitalization. Such properties are classified to the appropriate categories of property, plant and equipment when completed and ready for intended use. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

Freehold land is not depreciated.

Depreciation on property, plant and equipment is recognized using the straight-line method. Each significant part is depreciated separately. If the lease term is shorter than the useful lives, assets are depreciated over the lease term. The estimated useful lives, residual values and depreciation method are reviewed at each balance sheet date, with the effect of any changes in estimate accounted for on a prospective basis.

On derecognition of an item of property, plant and equipment, the difference between the sales proceeds and the carrying amount of the asset is recognized in profit or loss.

j.	Goodwill

Goodwill arising from an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment loss.

For the purposes of impairment testing, goodwill is allocated to each of the Group’s cash-generating units or groups of cash-generating units (referred to as cash-generating units) that is expected to benefit from the synergies of the combination.

D-1-F-23

A cash-generating unit to which goodwill has been allocated is tested for impairment annually, or more frequently when there is an indication that the unit may be impaired, by comparing its carrying amount, including the attributed goodwill, with its recoverable amount. However, if the goodwill allocated to a cash-generating unit was acquired in a business combination during the current annual period, that unit shall be tested for impairment before the end of the current annual period. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss is recognized directly in profit or loss. An impairment loss recognized for goodwill is not reversed in subsequent periods.

k.	Other Intangible Assets

Other intangible assets with finite useful lives acquired separately are initially measured at cost and subsequently measured at cost less accumulated amortization and accumulated impairment. Other intangible assets are amortized based on the pattern in which the economic benefits are consumed or using the straight-line method over their estimated useful lives. The estimated useful lives, residual value and amortization methods are reviewed at each balance sheet date, with the effect of any changes in estimate being accounted for on a prospective basis.

Other intangible assets acquired in a business combination and recognized separately from goodwill are initially recognized at their fair value at the acquisition date which is regarded as their cost. Subsequent to initial recognition, they are measured on the same basis as intangible assets that are acquired separately.

On derecognition of an intangible asset, the difference between the net disposal proceeds and the carrying amount of the asset are recognized in profit or loss.

l.	Impairment of Tangible and Intangible Assets Other than Goodwill

At each balance sheet date, the Group reviews the carrying amounts of its tangible and intangible assets, excluding goodwill (see above), to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. When it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. Corporate assets are allocated to the individual cash-generating units on a reasonable and consistent basis of allocation. Recoverable amount is the higher of fair value less costs to sell and value in use. If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount, with the resulting impairment loss recognized in profit or loss.

When an impairment loss is subsequently reversed, the carrying amount of the asset or cash-generating unit is increased to the revised estimate of its recoverable amount, but only to the extent of the carrying amount that would have been determined had no impairment loss been recognized for the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

m.	Financial Instruments

Financial assets and financial liabilities are recognized when a group entity becomes a party to the contractual provisions of the instruments. Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

D-1-F-24

1)	Financial assets

All regular way purchases or sales of financial assets are recognized or derecognized on a settlement date basis.

a)	Measurement category

The classification of financial assets held by the Group depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

i.	Financial assets at fair value through profit or loss (“FVTPL”)

Financial assets are classified as at FVTPL when the financial assets are either held for trading or they are designated as at FVTPL.

A financial asset other than a financial asset held for trading may be designated as at FVTPL upon initial recognition if:

●	Such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

●	The financial asset forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group's documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

●	It forms part of a contract containing one or more embedded derivatives, and IAS 39 permits the entire combined contract to be designated as at FVTPL.

Financial assets at FVTPL are stated at fair value with any gains or losses arising on remeasurement recognized in profit or loss. The net gain or loss recognized in profit or loss incorporates any dividend or interest earned on the financial asset.

Fair value is determined in the manner described in Note 32.

ii.	Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either designated as available-for-sale or are not classified as (a) loans and receivables, (b) held-to-maturity investments or (c) financial assets at fair value through profit or loss.

Available-for-sale financial assets are stated at fair value at each balance sheet date. Changes in the carrying amount of available-for-sale monetary financial assets relating to changes in foreign currency rates, interest income calculated using the effective interest method and dividends on available-for-sale equity investments are recognized in profit or loss. Other changes in the carrying amount of available-for-sale financial assets are recognized in other comprehensive income and accumulated under the heading of unrealized gain (loss) on available-for-sale financial assets. When the investment is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in the unrealized gain (loss) on available-for-sale financial assets is reclassified to profit or loss.

D-1-F-25

Dividends on available-for-sale equity instruments are recognized in profit or loss when the Group's right to receive the dividends is established.

iii.	Loans and receivables

Loans and receivables including cash and cash equivalents, trade receivables, other receivables, other financial assets and debt investments with no active market are measured at amortized cost using the effective interest method, less any impairment. Interest income is recognized by applying the effective interest rate, except for short-term receivables when the effect of discounting is immaterial.

Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

b)	Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at each balance sheet date. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial assets, the estimated future cash flows of the investments have been affected.

For financial assets carried at amortized cost, such as trade receivables and other receivables, assets that are assessed not to be impaired individually are, further, assessed for impairment on a collective basis. The Group assesses the collectability of receivables based on the Group’s past experience of collecting payments and observable changes that correlate with default on receivables.

For financial assets carried at amortized cost, the amount of the impairment loss recognized is the difference between the assets’ carrying amounts and the present value of estimated future cash flows, discounted at the financial assets’ original effective interest rates. If, in a subsequent period, the amount of the impairment loss decreases and the decreases can be objectively related to an event occurring after the impairment loss recognized, the previously recognized impairment loss is reversed either directly or by adjusting an allowance account through profit or loss. The reversal shall not result in carrying amounts of financial assets that exceed what the amortized cost would have been at the date the impairment is reversed.

When an available-for-sale financial asset is considered to be impaired, cumulative gains or losses previously recognized in other comprehensive income are reclassified to profit or loss in the period. In respect of available-for-sale equity securities, impairment loss previously recognized in profit or loss are not reversed through profit or loss. Any increase in fair value subsequent to an impairment loss is recognized in other comprehensive income and accumulated under the heading of unrealized gain (loss) on available-for-sale financial assets.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss except for uncollectible trade receivables that are written off against the allowance account.

c)	Derecognition of financial assets

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized in other comprehensive income and accumulated in equity is recognized in profit or loss.

D-1-F-26

2)	Equity instruments

Debt and equity instruments issued by a group entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments issued by a group entity are recognized at the proceeds received, net of direct issue costs.

Repurchase of the Company’s own equity instruments is recognized in and deducted directly from equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments.

3)	Financial liabilities

Financial liabilities are measured either at amortized cost using the effective interest method or at FVTPL. Financial liabilities measured at FVTPL are held for trading.

Financial liabilities at FVTPL are stated at fair value, with any gain or loss arising on remeasurement recognized in profit or loss. The net gain or loss recognized in profit or loss incorporates any interest or dividend paid on the financial liability. Fair value is determined in the manner described in Note 32.

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

4)	Derivative financial instruments

Derivatives are initially recognized at fair value at the date the derivative contracts are entered into and are subsequently remeasured to their fair value at each balance sheet date. The resulting gain or loss is recognized in profit or loss immediately unless the derivative is designated and effective as a hedging instrument , in which event the timing of the recognition in profit or loss depends on the nature of the hedge relationship. When the fair value of derivative financial instruments is positive, the derivative is recognized as a financial asset; when the fair value of derivative financial instruments is negative, the derivative is recognized as financial liabilities.

Derivatives embedded in non-derivative host contracts are treated as separate derivatives when they meet the definition of a derivative, their risks and characteristics are not closely related to those of the host contracts and the contracts are not measured at FVTPL.

5)	Convertible bonds

a)	Convertible bonds contain conversion option classified as an equity

The component parts of compound instruments (convertible bonds) issued by the Group are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

On initial recognition, the fair value of the liability component is estimated using the prevailing market interest rate for similar non-convertible instruments. This amount is recorded as a liability on an amortized cost basis using the effective interest method until extinguished upon conversion or the instrument’s maturity date. Any embedded derivative liability is measured at fair value.

D-1-F-27

The conversion option classified as equity is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This is recognized and included in equity, net of income tax effects, and is not subsequently remeasured. In addition, the conversion option classified as equity will remain in equity until the conversion option is exercised, in which case, the balance recognized in equity will be transferred to capital surplus - share premium. When the conversion option remains unexercised at maturity, the balance recognized in equity will be transferred to capital surplus - share premium.

Transaction costs that relate to the issue of the convertible bonds are allocated to the liability and equity components in proportion to the allocation of the gross proceeds. Transaction costs relating to the equity component are recognized directly in equity. Transaction costs relating to the liability component are included in the carrying amount of the liability component.

b)	Convertible bonds contain conversion option classified as a liability

The conversion options component of the convertible bonds issued by the Group that will be settled other than by the exchange of a fixed amount of cash or other financial asset for a fixed number of the Group’s own equity instruments is classified as derivative financial liabilities.

On initial recognition, the derivative financial liabilities component of the convertible bonds is recognized at fair value, and the initial carrying amount of the component of non-derivative financial liabilities is determined by deducting the amount of derivative financial liabilities from the fair value of the hybrid instrument as a whole. In subsequent periods, the non-derivative financial liabilities component of the convertible bonds is measured at amortized cost using the effective interest method. The derivative financial liabilities component is measured at fair value and the changes in fair value are recognized in profit or loss.

Transaction costs that relate to the issue of the convertible bonds are allocated to the derivative financial liabilities component and the non-derivative financial liabilities component in proportion to their relative fair values. Transaction costs relating to the derivative financial liabilities component are recognized immediately in profit or loss. Transaction costs relating to the non-derivative financial liabilities component are included in the carrying amount of the liability component.

n.	Hedge Accounting

The Group designates certain hedging instruments as cash flow hedges. At the inception of the hedge relationship, the Group documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Group documents whether the hedging instrument is highly effective in offsetting changes in fair values or cash flows of the hedged item attributable to the hedged risk.

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in other comprehensive income and accumulated under the heading of cash flow hedges. The gain or loss relating to the ineffective portion is recognized immediately in profit or loss.

Amounts previously recognized in other comprehensive income and accumulated in equity are reclassified to profit or loss in the periods when the hedged item affects profit or loss, in the same line as the recognized hedged item. If a hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or a non-financial liability, the associated gains and losses that were recognized in other comprehensive income are removed from equity and are included in the initial cost of the non-financial asset or non-financial liability.

D-1-F-28

Hedge accounting is discontinued prospectively when the Group revokes the designated hedging relationship, or when the hedging instrument expires or is sold, terminated, or exercised, or when it no longer meets the criteria for hedge accounting. The cumulative gain or loss on the hedging instruments that has been previously recognized in other comprehensive income from the period when the hedge was effective remains separately in equity until the forecast transaction occurs. When a forecast transaction is no longer expected to occur, the gain or loss accumulated in equity is recognized immediately in profit or loss.

o.	Revenue Recognition

Revenue is measured at the fair value of the consideration received or receivable take into account of estimated customer returns, rebates and other similar allowances.

1)	Sale of goods and real estate properties

Revenue from the sale of goods and real estate properties is recognized when the goods and real estate properties are delivered and titles have passed, at the time all the following conditions are satisfied:

●	The Group has transferred to the buyer the significant risks and rewards of ownership of the goods and real estate properties;

●	The Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods and real estate properties sold;

●	The amount of revenue can be reliably measured;

●	It is probable that the economic benefits associated with the transaction will flow to the Group; and

●	The costs incurred or to be incurred in respect of the transaction can be reliably measured.

2)	Rendering of services

Service income is recognized when services are rendered.

3)	Dividend and interest income

Dividend income from investments and interest income from financial assets are recognized when they are probable that the economic benefits will flow to the Group and the amount of income can be reliably measured. Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable.

p.	Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Group as lessor

Rental income from operating leases is recognized on a straight-line basis over the term of the relevant lease.

D-1-F-29

The Group as lessee

Assets held under finance leases are initially recognized as assets of the Group at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the consolidated balance sheets as a finance lease obligation.

Operating lease payments are recognized as expenses on a straight-line basis over the lease term.

q.	Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalization.

Other than stated above, all other borrowing costs are recognized in profit or loss in the period in which they are incurred.

r.	Government grants

Government grants are not recognized until there is reasonable assurance that the Group will comply with the conditions attaching to them and that the grants will be received.

Government grants are recognized in profit or loss on a systematic basis over the periods in which the Group recognizes as expenses the related costs for which the grants are intended to compensate. Specifically, government grants whose primary condition is that the Group should purchase, construct or otherwise acquire non-current assets are recognized as deferred revenue in the consolidated financial statements and transferred to profit or loss on a systematic and rational basis over the useful lives of the related assets.

Government grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognized in profit or loss in the period in which they become receivable.

s.	Retirement Benefit Costs

Payments to defined contribution retirement benefit plans are recognized as expenses when employees have rendered services entitling them to the contributions.

Defined benefit costs (including service cost, net interest and remeasurement) under the defined benefit retirement benefit plans are determined using the projected unit credit method. Service cost (including current service cost and past service cost) and net interest on the net defined benefit liability (asset) are recognized as employee benefits expense in the period they occur. Remeasurement, comprising actuarial gains and losses and the return on plan assets (excluding interest), is recognized in other comprehensive income in the period in which they occur. Remeasurement recognized in other comprehensive income is reflected immediately in retained earnings and will not be reclassified to profit or loss.

Net defined benefit liability (asset) represents the actual deficit (surplus) in the Group’s defined benefit plan. Any surplus resulting from this calculation is limited to the present value of any refunds from the plans or reductions in future contributions to the plans.

D-1-F-30

t.	Employee share options

Employee share options granted to employees are measured at the fair value at the grant date. The fair value determined at the grant date is expensed on a straight-line basis over the vesting period, based on the Group's best estimate of the number of options that are expected to ultimately vest, with a corresponding increase in capital surplus - employee share options and non-controlling interests. It is recognized as an expense in full at the grant date if vesting immediately.

At each balance sheet date, the Group reviews its estimate of the number of employee share options expected to vest. The impact of the revision of the original estimates is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the capital surplus - employee share options and non-controlling interests.

u.	Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

1)	Current tax

Income tax on unappropriated earnings (excluding earnings from foreign consolidated subsidiaries) at a rate of 10% is expensed in the year the earnings arise and adjusted to the extent that distributions are approved by the shareholders in the following year.

Adjustments of prior years’ tax liabilities are added to or deducted from the current year’s tax provision.

2)	Deferred tax

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences, unused loss carry-forward and unused tax credits for purchases of machinery and equipment to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries except where the Group is able to control the reversal of the temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future.

The carrying amounts of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of deferred tax assets to be utilized. A previously unrecognized deferred tax asset is also reviewed at each balance sheet date and recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which assets are realized or the liabilities are settled. The measurement of deferred tax assets and liabilities reflects the tax consequences that would follow from the manner in which the Group expects, at the balance sheet date, to recover or settle the carrying amounts of its assets and liabilities.

3)	Current and deferred tax for the year

Current and deferred tax are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income or directly in equity, respectively.

D-1-F-31

Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

v.	U.S. Dollar Amounts

A translation of the consolidated financial statements into U.S. dollars is included solely for the convenience of the readers, and has been translated from New Taiwan dollar (NT$) at the exchange rate as set forth in the statistical release by the U.S. Federal Reserve Board of the United States, which was NT$32.4 to US$1.00 as of December 31, 2016. The translation should not be construed as a representation that the NT$ amounts have been, could have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

5.	CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Group’s accounting policies, which are described in Note 4, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Impairment of Goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating units to which goodwill has been allocated. The value in use calculation requires management to estimate the future cash flows expected to arise from cash-generating units and suitable discount rates in order to calculate its present value. When the actual future cash flows are less than expected, a material impairment loss may arise.

Acquisition of material associate

For the associate accounted for using the equity method, the Group recognized goodwill which is included within the carrying amount of the investment as of each investment date as the excess of cost of investments over the Group’s share of the net fair value of the associate’s identifiable assets acquired and the liabilities assumed at the respective investment dates. It involves critical accounting judgment and estimates when determining aforementioned fair values. The management engaged independent external appraiser to identify and evaluate the associate’s identifiable tangible assets, intangible assets and liabilities. The scope of such evaluation includes assumptions as current replacement cost of tangible assets, the categories of intangible assets and their expected economic benefits, growth rates and discount rates used in cash flow analysis. The amounts of differences between fair value of identified tangible and intangible assets and the carrying amount at each respective investment dates are depreciated or amortized over their remaining useful lives or expected future economic benefit lives. The management considered that the related evaluation and assumption has appropriately reflected the fair value of identifiable assets acquired and liabilities assumed.

D-1-F-32

6.	CASH AND CASH EQUIVALENTS

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Cash on hand	$8,806	$6,856	$212
Checking accounts and demand deposits	50,291,823	28,823,763	889,622
Cash equivalent	4,950,552	9,561,905	295,120

	$55,251,181	$38,392,524	$1,184,954

Cash equivalents include time deposits that are of a short maturity of three months or less from the date of acquisitions, and are highly liquid, readily convertible to known amounts in cash and the risk of changes in values is insignificant. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investments or other purposes.

7.	FINANCIAL INSTRUMENTS AT FAIR VALUE THROUGH PROFIT OR LOSS

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Financial assets designated as at FVTPL

Private-placement convertible bonds	$100,500	$100,583	$3,104
Structured time deposits	1,646,357	-	-

	1,746,857	100,583	3,104

Financial assets held for trading

Quoted shares	37,058	1,855,073	57,255
Open-end mutual funds	573,242	584,945	18,054
Swap contracts	1,452,611	462,339	14,270
Forward exchange contracts	18,913	66,872	2,064
Foreign currency option contracts	5,020	-	-
	2,086,844	2,969,229	91,643

	$3,833,701	$3,069,812	$94,747

Financial liabilities held for trading

Conversion option, redemption option and put option of convertible bonds (Note 19)	$2,632,565	$1,213,890	$37,466
Swap contracts	290,176	422,934	13,054
Forward exchange contracts	69,207	108,912	3,361
Foreign currency option contracts	13,659	17,924	553
Interest rate swap contracts	119	-	-

	$3,005,726	$1,763,660	$54,434

D-1-F-33

The Group invested in structured time deposits and in private-placement convertible bonds, and all included embedded derivative instruments which are not closely related to the host contracts. The Group designated the entire contracts as financial assets at FVTPL on initial recognition.

At each balance sheet date, the outstanding swap contracts not accounted for hedge accounting were as follows:

		Notional Amount
Currency	Maturity Period	(In Thousands)

December 31, 2015

Sell NT$/Buy US$	2016.01~2016.12	NT$57,554,138/US$1,802,834
Sell US$/Buy CNY	2016.01~2016.03	US$353,881/CNY2,255,872
Sell US$/Buy JPY	2016.03	US$67,125/JPY8,240,000
Sell US$/Buy NT$	2016.01	US$91,750/NT$3,005,494

December 31, 2016

Sell NT$/Buy US$	2017.01~2017.12	NT$59,797,499/US$1,871,000
Sell US$/Buy CNY	2017.03	US$49,904/CNY349,800
Sell US$/Buy JPY	2017.02	US$77,153/JPY8,600,000
Sell US$/Buy NT$	2017.01	US$61,000/NT$1,958,908

At each balance sheet date, the outstanding forward exchange contracts not accounted for hedge accounting were as follow:

Notional Amount
Currency	Maturity Period	(In Thousands)

December 31, 2015

Sell NT$/Buy US$	2016.02	NT$325,400/US$10,000
Sell US$/Buy CNY	2016.01~2016.03	US$121,000/CNY780,252
Sell US$/Buy JPY	2016.01	US$14,000/JPY1,713,388
Sell US$/Buy KRW	2016.01	US$8,000/KRW9,420,350
Sell US$/Buy MYR	2016.01~2016.02	US$6,000/MYR25,525
Sell US$/Buy NT$	2016.01~2016.03	US$155,000/NT$5,088,230
Sell US$/Buy SGD	2016.01~2016.02	US$11,400/SGD16,079

December 31, 2016

Sell NT$/Buy US$	2017.01~2017.02	NT$2,842,330/US$90,000
Sell US$/Buy CNY	2017.01~2017.02	US$70,000/CNY484,805
Sell US$/Buy JPY	2017.01~2017.02	US$43,877/JPY5,063,820
Sell US$/Buy KRW	2017.01	US$35,000/KRW41,012,700
Sell US$/Buy MYR	2017.01~2017.02	US$19,000/MYR84,544
Sell US$/Buy NT$	2017.01~2017.03	US$190,000/NT$6,099,400
Sell US$/Buy SGD	2017.01~2017.03	US$12,900/SGD18,080
Sell US$/Buy EUR	2017.01	US$281/EUR270

At each balance sheet date, the outstanding foreign currency option contracts not accounted for hedge accounting were as follows:

D-1-F-34

Notional Amount
Currency	Maturity Period	(In Thousands)

December 31, 2015

Buy US$ Call/CNY Put	2017.08 (Note)	US$2,000/CNY13,800
Buy US$ Put/CNY Call	2016.03	US$20,000/CNY131,600
Sell US$ Put/CNY Call	2017.08 (Note)	US$1,000/CNY6,900

December 31, 2016

Buy US$ Call/CNY Put	2017.08 (Note)	US$2,000/CNY13,800
Sell US$ Put/CNY Call	2017.08 (Note)	US$1,000/CNY6,900

Note:	The contracts will be settled once a month and the counterparty has the right to early terminate the contracts, or the contracts will be early terminated or both parties will have no obligation to settle the contracts when the specific criteria is met.

At each balance sheet date, the outstanding interest rate swap contracts not accounted for hedge accounting were as follows:

Maturity Period	Notional Amounts (In Thousands)	Range of Interest Rates Paid	Range of Interest Rates Received

December 31, 2015

2016.10	NT$1,000,000	4.6% (Fixed)	0.0%~5.0% (Floating)

8.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Unquoted ordinary shares	$249,217	$553,350	$17,078
Limited partnership	476,612	273,372	8,437
Open-end mutual funds	16,037	243,458	7,514
Quoted ordinary shares	197,580	146,786	4,531
Unquoted preferred shares	15,260	78,068	2,410
	954,706	1,295,034	39,970
Current	30,344	266,696	8,231

Non-current	$924,362	$1,028,338	$31,739

D-1-F-35

9.	TRADE RECEIVABLES, NET

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Trade receivables	$45,014,393	$51,199,266	$1,580,225
Less: Allowance for doubtful debts	82,906	53,709	1,658

Trade receivables, net	$44,931,487	$51,145,557	$1,578,567

a.	Trade receivables

The Group’s average credit terms were 30 to 90 days. Allowance for doubtful debts is assessed by reference to the collectability of receivables by evaluating the account aging, historical experience and current financial condition of customers.

As of December 31, 2015 and 2016, except that the Group’s five largest customers accounted for 26% and 30% of accounts receivable, respectively, the concentration of credit risk is insignificant for the remaining accounts receivable.

Aging of receivables based on the past due date

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Not past due	$40,409,227	$45,959,876	$1,418,515
1 to 30 days	3,901,300	4,467,435	137,884
31 to 90 days	495,664	700,122	21,609
More than 91 days	208,202	71,833	2,217

Total	$45,014,393	$51,199,266	$1,580,225

Aging of receivables that were past due but not impaired

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

1 to 30 days	$3,086,796	$4,449,479	$137,330
31 to 90 days	344,265	596,647	18,415

Total	$3,431,061	$5,046,126	$155,745

Except for those impaired, the Group had not provided an allowance for doubtful debts on trade receivables at each balance sheet date since there has not been a significant change in credit quality and the amounts were still considered collectible. The Group did not hold any collateral or other credit enhancements over these balances nor did it have a legal right to offset against any amounts owed by the Group to counterparties.

D-1-F-36

Movement of the allowance for doubtful trade receivables

	Impaired Individually	Impaired Collectively	Total
	NT$	NT$	NT$

Balance at January 1, 2014	$26,885	$41,235	$68,120
Impairment losses recognized	2,875	15,156	18,031
Amount written off during the period as uncollectible	(891)	(917)	(1,808)
Effect of foreign currency exchange	(564)	366	(198)

Balance at December 31, 2014	$28,305	$55,840	$84,145

Balance at January 1, 2015	$28,305	$55,840	$84,145
Impairment losses recognized (reversed)	18,816	(10,584)	8,232
Amount written off during the period as uncollectible	(7,617)	(209)	(7,826)
Effect of foreign currency exchange	(458)	(1,187)	(1,645)

Balance at December 31, 2015	$39,046	$43,860	$82,906

Balance at January 1, 2016	$39,046	$43,860	$82,906
Impairment losses reversed	(21,501)	(6,521)	(28,022)
Effect of foreign currency exchange	(1,092)	(83)	(1,175)

Balance at December 31, 2016	$16,453	$37,256	$53,709

	Impaired Individually	Impaired Collectively	Total
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

Balance at January 1, 2016	$1,205	$1,354	$2,559
Impairment losses reversed	(664)	(201)	(865)
Effect of foreign currency exchange	(33)	(3)	(36)

Balance at December 31, 2016	$508	$1,150	$1,658

b.	Transfers of financial assets

Factored trade receivables of the Company were as follows:

Counterparties	Receivables Sold (In Thousands)	Amounts Collected (In Thousands)	Advances Received At Year-end (In Thousands)	Interest Rates on Advances Received (%)	Credit Line (In Thousands)

Year ended December 31, 2015
Citi bank	US$ 78,804	US$ 36,955	US$ 41,849	1.30	US$ 92,000

Year ended December 31, 2016
Citi bank	US$ -	US$ 41,849	US$ -	-	US$ 66,000

Pursuant to the factoring agreement, losses from commercial disputes (such as sales returns and discounts) should be borne by the Company, while losses from credit risk should be borne by the banks. The Company also issued promissory notes to the banks for commercial disputes which remained undrawn since. The promissory notes amounted to US$5,000 thousand and US$2,000 thousand as of December 31, 2015 and 2016, respectively. As of December 31, 2016, there was no significant loss from commercial disputes in the past and the Company does not expect any significant commercial dispute loss in the foreseeable future.

D-1-F-37

10.	INVENTORIES

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Finished goods	$10,012,182	$6,519,465	$201,218
Work in process	1,692,346	2,822,687	87,120
Raw materials	9,672,894	10,850,062	334,879
Supplies	852,251	795,093	24,540
Raw materials and supplies in transit	1,028,606	450,755	13,912

	$23,258,279	$21,438,062	$661,669

The cost of inventories recognized as operating costs for the years ended December 31, 2014, 2015 and 2016 were NT$202,960,428 thousand, NT$233,165,722 thousand and NT$219,623,236 thousand (US$6,778,495 thousand), respectively, which included write-downs of inventories at NT$601,726 thousand, NT$352,011 thousand and NT$451,780 thousand (US$13,944 thousand), respectively.

11.	INVENTORIES RELATED TO REAL ESTATE BUSINESS

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Land and buildings held for sale	$5,431	$263,526	$8,134
Construction in progress (Note 17)	23,956,678	22,236,464	686,310
Land held for construction	1,751,429	1,687,525	52,084

	$25,713,538	$24,187,515	$746,528

Land and buildings held for sale located in Kun Shan Qiandeng and Shanghai Zhangjiang, China were completed and successively sold. Construction in progress is mainly located on Caobao Road and Hutai Road in Shanghai, China and Lidu Road and Xinhong Road in Kun Shan, China. The capitalized borrowing costs for the years ended December 31, 2014, 2015 and 2016 is disclosed in Note 23.

As of December 31, 2015 and 2016, inventories related to real estate business of NT$24,837,046 thousand and NT$12,076,154 thousand (US$372,721 thousand), respectively, are expected to be recovered longer than twelve months.

Refer to Note 34 for the carrying amount of inventories related to real estate business that had been pledged by the Group to secure bank borrowings.

D-1-F-38

12.	OTHER FINANCIAL ASSETS

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Unsecured subordinate corporate bonds	$-	$1,000,000	$30,864
Time deposits with original maturity of over three months	220,545	480,736	14,837
Pledged time deposits (Note 34)	207,359	206,530	6,374
Guarantee deposits	197,513	178,103	5,497
Others (Note 34)	22,254	13,698	423
	647,671	1,879,067	57,995
Current	301,999	558,686	17,243

Non-current	$345,672	$1,320,381	$40,752

In June 2016, the Group acquired 1,000 units of perpetual unsecured subordinate corporate bonds in the amount of NT$1,000,000 thousand (US$30,864 thousand). The corporate bonds are in denomination of NT$1,000 thousand with annual interest rate at 3.5% as of December 31, 2016.

13.	INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

	December 31
	2015 (Adjusted)	2016
	NT$	NT$	US$ (Note 4)

Investments in associates	$36,508,403	$49,162,443	$1,517,359
Investments in joint venture	613,841	670,550	20,696

	$37,122,244	$49,832,993	$1,538,055

a.	Investments in associates

1)	Investments in associates accounted for using the equity method consisted of the following:

			Carrying Amount as of December 31
			2015 (Adjusted)	2016
			NT$	NT$	US$
Name of Associate	Main Business	Operating Location			(Note 4)

Material associate
Siliconware Precision Industries Co., Ltd. (“SPIL”)	Engaged in assembly, testing and turnkey services of integrated circuits	ROC	$35,141,701	$45,898,225	$1,416,612
Associates that are not individually material
Deca Technologies Inc.（”DECA”）	Holding company and the group engaged in manufacturing, development and marketing of wafer level packaging and interconnect technology	British Cayman Islands	-	1,820,329	56,183
Hung Ching Development & Construction Co. (“HC”)	Engaged in the development, construction and leasing of real estate properties	ROC	1,294,191	1,156,833	35,705
Hung Ching Kwan Co. (“HCK”)	Engaged in the leasing of real estate properties	ROC	332,444	321,120	9,911

(Continued)

D-1-F-39

			Carrying Amount as of December 31
			2015 (Adjusted)	2016
			NT$	NT$	US$
Name of Associate	Main Business	Operating Location			(Note 4)

Advanced Microelectronic Products Inc. (“AMPI”)	Engaged in integrated circuit	ROC	$40,216	$266,085	$8,212
			36,808,552	49,462,592	1,526,623
	Less: Deferred gain on transfer of land		300,149	300,149	9,264

			$36,508,403	$49,162,443	$1,517,359

(Concluded)

2)	At each balance sheet date, the percentages of ownership held by the Group were as follows:

	December 31
	2015	2016

SPIL	24.99%	33.29%
DECA	-	22.07%
HC	26.22%	26.22%
HCK	27.31%	27.31%
AMPI	18.24%	38.76%

3)	In September 2015, the Company acquired 24.99% shareholdings of SPIL and obtained significant influence over SPIL.

In March and April 2016, the Company acquired additional 258,300 thousand ordinary shares and ADS (one ADS represents five ordinary shares) of SPIL from open market with a total consideration of NT$13,735,498 thousand (US$423,935 thousand) which was paid in cash. As the result, the percentage of ownership increased from 24.99% to 33.29%.

As of December 31, 2016, the Company has completed the identification of the difference between the cost of the investment and the Company’s share of the net fair value of SPIL’s identifiable assets and liabilities. Therefore, the Company has retrospectively adjusted the comparative financial statements for prior periods. As of December 31, 2015, the retrospective adjustments are summarized as follows:

	Initially recognized	After adjustment
	NT$	NT$

Investments accounted for using the equity method - SPIL	$35,423,058	$35,141,701
Retained earnings	$53,981,305	$53,699,948

In June 2016, the Company’s board of directors approved to enter into and execute a joint share exchange agreement with SPIL. Please refer to Note 37.

4)	In July 2016, the Company acquired 98,490 thousand preferred shares issued by DECA at US$0.608 per share with a total consideration of NT$1,934,062 thousand (US$59,882 thousand). The percentage of ownership was 22.07% and the Company obtained significant influence over DECA. As of December 31, 2016, the Company has not completed the identification of the difference between the cost of the investment and the Company’s share of the net fair value of DECA’s identifiable assets and liabilities.

5)	In January 2014, the Company acquired additional ordinary shares of AMPI in a private placement and, as a result, obtained significant influence over AMPI. In November 2016, the Company’s

D-1-F-40

subsidiary, ASE Test, Inc., also purchased 90,000 thousand ordinary shares of AMPI in a private placement with NT$225,000 thousand (US$6,944 thousand) paid in cash. As a result, the percentage of ownership held by the Group was 38.76% as of December 31, 2016. As of December 31, 2016, ASE Test, Inc. has not completed the identification of the difference between the cost of the investment and the share of the net fair value of AMPI’s identifiable assets and liabilities. The private-placement ordinary shares were all restricted for disposal during a 3-year lock-up period.

6)	Fair values (Level 1 inputs in terms of IFRS 13) of investments in associates with available published price quotation are summarized as follows:

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

SPIL	$40,741,700	$49,634,805	$1,531,938
HC	$1,149,549	$1,310,829	$40,458
AMPI	$104,255	$307,038	$9,476

7)	Summarized financial information in respect of the Group’s material associate

The summarized financial information below represents amounts shown in SPIL’s consolidated financial statements prepared in accordance with IFRSs as issued by IASB and adjusted by the Group for equity method accounting purposes. The Group received cash dividends of nil and NT$3,941,740 thousand (US$121,659 thousand) from SPIL for the years ended December 31, 2015 and 2016, respectively.

	December 31
	2015 (Adjusted)	2016
	NT$	NT$	US$ (Note 4)

Current assets	$48,785,212	$50,451,295	$1,557,139
Non-current assets	112,511,491	107,573,251	3,320,162
Current liabilities	(30,677,239)	(41,088,439)	(1,268,162)
Non-current liabilities	(23,002,788)	(17,518,410)	(540,692)

Equity	$107,616,676	$99,417,697	$3,068,447

Proportion of the Group’s ownership interest in SPIL	24.99%	33.29%	33.29%

Net assets attributable to the Group	$26,893,407	$33,096,151	$1,021,486
Goodwill	8,248,294	12,802,074	395,126

Carrying amount	$35,141,701	$45,898,225	$1,416,612

	For the Year Ended December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Operating revenue	$82,839,922	$85,111,913	$2,626,911
Gross profit	$20,483,422	$15,027,247	$463,804
Profit before income tax	$9,251,644	$7,351,661	$226,903

Net profit for the year	$7,885,585	$5,484,462	$169,273
Other comprehensive loss for the year	(906,776)	(2,373,532)	(73,257)

Total comprehensive income for the year	$6,978,809	$3,110,930	$96,016

D-1-F-41

8)	Aggregate information of associates that are not individually material

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$
				(Note 4)
The Group’s share of:
Net profit (loss) for the year	$133,929	$120,749	$(139,366)	$(4,302)
Other comprehensive income (loss) for the year	234,125	(2,916)	(115,650)	(3,569)

Total comprehensive income (loss) for the year	$368,054	$117,833	$(255,016)	$(7,871)

b.	Investments in joint venture

1)	The Group’s investment in a joint venture that was not individually material and accounted for using the equity method consisted of ASE Embedded Electronics Inc. (“ASEEE”). In May 2015, the Group and TDK Corporation (“TDK”) entered into an agreement to establish a joint venture to invest in ASEEE. The Croup invested NT$618,097 thousand in August 2015 and participated in ASEEE’s cash capital increase with NT$146,903 thousand (US$4,534 thousand) in September 2016. As of December 31, 2015 and 2016, the percentages of ownership were both 51%. ASEEE are located in ROC and engaged in the production of embedded substrate. According to the joint arrangement, the Group and TDK must act together to direct the relevant operating activities and, as a result, the Group does not control ASEEE. The investment in ASEEE is accounted for using the equity method.

2)	Aggregate information of the joint venture that is not individually material

	For the Year Ended December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

The Group’s share of net loss and total comprehensive loss for the year	$(4,274)	$(90,478)	$(2,793)

14.	PROPERTY, PLANT AND EQUIPMENT

The carrying amounts of each class of property, plant and equipment were as follows:

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Land	$3,381,300	$3,365,013	$103,858
Buildings and improvements	59,801,054	58,028,631	1,791,007

(Continued)

D-1-F-42

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Machinery and equipment	$78,715,309	$72,700,762	$2,243,851
Other equipment	1,814,994	2,089,581	64,493
Construction in progress and machinery in transit	6,284,418	7,696,254	237,539

	$149,997,075	$143,880,241	$4,440,748

(Concluded)

For the year ended December 31, 2014

	Land	Buildings and improvements	Machinery and equipment	Other equipment	Construction in progress and machinery in transit	Total
	NT$	NT$	NT$	NT$	NT$	NT$

Cost

Balance at January 1, 2014	$3,295,758	$70,593,537	$208,351,905	$6,384,589	$7,009,702	$295,635,491
Additions	-	1,246,123	1,140,822	572,766	40,488,876	43,448,587
Disposals	-	(299,515)	(8,188,532)	(447,047)	(56,209)	(8,991,303)
Reclassification	-	12,683,476	27,935,525	395,115	(41,044,364)	(30,248)
Effect of foreign currency exchange differences	52,260	2,501,633	4,429,907	277,151	(535,788)	6,725,163

Balance at December 31, 2014	$3,348,018	$86,725,254	$233,669,627	$7,182,574	$5,862,217	$336,787,690

Accumulated depreciation and impairment

Balance at January 1, 2014	$-	$25,826,936	$133,266,723	$5,044,501	$-	$164,138,160
Depreciation expense	-	3,980,337	21,180,214	644,491	-	25,805,042
Impairment losses recognized	-	79,124	211,466	-	7,164	297,754
Disposals	-	(248,477)	(7,786,216)	(433,863)	-	(8,468,556)
Reclassification	-	7,459	(7,122)	(7,907)	-	(7,570)
Effect of foreign currency exchange differences	-	684,165	2,632,915	118,665	-	3,435,745

Balance at December 31, 2014	$-	$30,329,544	$149,497,980	$5,365,887	$7,164	$185,200,575

For the year ended December 31, 2015

	Land	Buildings and improvements	Machinery and equipment	Other equipment	Construction in progress and machinery in transit	Total
	NT$	NT$	NT$	NT$	NT$	NT$

Cost

Balance at January 1, 2015	$3,348,018	$86,725,254	$233,669,627	$7,182,574	$5,862,217	$336,787,690
Additions	-	132,584	553,496	401,417	27,193,324	28,280,821
Disposals	-	(405,040)	(8,041,933)	(232,555)	(20,711)	(8,700,239)
Reclassification	-	8,579,472	18,054,712	389,783	(26,893,158)	130,809
Effect of foreign currency exchange differences	33,282	(584,338)	(952,295)	(18,811)	256,088	(1,266,074)

Balance at December 31, 2015	$3,381,300	$94,447,932	$243,283,607	$7,722,408	$6,397,760	$355,233,007

Accumulated depreciation and impairment

Balance at January 1, 2015	$-	$30,329,544	$149,497,980	$5,365,887	$7,164	$185,200,575
Depreciation expense	-	4,790,646	23,372,408	775,716	-	28,938,770
Impairment losses recognized	-	120,424	31,116	-	106,589	258,129
Disposals	-	(308,895)	(7,838,937)	(224,509)	-	(8,372,341)
Reclassification	-	5,704	(11,920)	3,008	-	(3,208)
Effect of foreign currency exchange differences	-	(290,545)	(482,349)	(12,688)	(411)	(785,993)

Balance at December 31, 2015	$-	$34,646,878	$164,568,298	$5,907,414	$113,342	$205,235,932

D-1-F-43

For the year ended December 31, 2016

	Land	Buildings and improvements	Machinery and equipment	Other equipment	Construction in progress and machinery in transit	Total
	NT$	NT$	NT$	NT$	NT$	NT$

Cost

Balance at January 1, 2016	$3,381,300	$94,447,932	$243,283,607	$7,722,408	$6,397,760	$355,233,007
Additions	-	22,341	94,480	470,901	27,093,140	27,680,862
Disposals	-	(684,698)	(5,956,179)	(159,822)	(268,782)	(7,069,481)
Reclassification	-	5,110,102	19,661,732	691,276	(25,463,285)	(175)
Acquisitions through business combinations	-	-	-	1,159	-	1,159
Effect of foreign currency exchange differences	(16,287)	(2,637,502)	(8,882,884)	(251,261)	(45,291)	(11,833,225)

Balance at December 31, 2016	$3,365,013	$96,258,175	$248,200,756	$8,474,661	$7,713,542	$364,012,147

Accumulated depreciation and impairment

Balance at January 1, 2016	$-	$34,646,878	$164,568,298	$5,907,414	$113,342	$205,235,932
Depreciation expense	-	5,114,263	22,983,290	864,061	-	28,961,614
Impairment losses recognized	-	620	876,123	5,564	5,924	888,231
Disposals	-	(449,198)	(5,544,489)	(151,875)	(100,049)	(6,245,611)
Reclassification	-	(5,123)	9,660	(4,537)	-	-
Acquisitions through business combinations	-	-	-	824	-	824
Effect of foreign currency exchange differences	-	(1,077,896)	(7,392,888)	(236,371)	(1,929)	(8,709,084)

Balance at December 31, 2016	$-	$38,229,544	$175,499,994	$6,385,080	$17,288	$220,131,906

	Land	Buildings and improvements	Machinery and equipment	Other equipment	Construction in progress and machinery in transit	Total
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

Cost

Balance at January 1,2016	$104,361	$2,915,060	$7,508,753	$238,346	$197,462	$10,963,982
Additions	-	690	2,916	14,534	836,208	854,348
Disposals	-	(21,133)	(183,833)	(4,933)	(8,296)	(218,195)
Reclassification	-	157,719	606,844	21,336	(785,904)	(5)
Acquisitions through business combinations	-	-	-	36	-	36
Effect of foreign currency exchange differences	(503)	(81,404)	(274,163)	(7,755)	(1,398)	(365,223)

Balance at December 31, 2016	$103,858	$2,970,932	$7,660,517	$261,564	$238,072	$11,234,943

Accumulated depreciation and impairment

Balance at January 1, 2016	$-	$1,069,348	$5,079,268	$182,328	$3,498	$6,334,442
Depreciation expense	-	157,848	709,361	26,668	-	893,877
Impairment losses recognized	-	19	27,041	172	183	27,415
Disposals	-	(13,864)	(171,126)	(4,688)	(3,088)	(192,766)
Reclassification	-	(158)	298	(140)	-	-
Acquisitions through business combinations	-	-	-	25	-	25
Effect of foreign currency exchange differences	-	(33,268)	(228,176)	(7,294)	(60)	(268,798)

Balance at December 31,2016	$-	$1,179,925	$5,416,666	$197,071	$533	$6,794,195

Due to the Group’s future operation plans and capacity evaluation or production demands, the Group believed that a portion of property, plant and equipment used in packaging segment, testing segment, EMS segment and other segment was not used and recognized an impairment loss of NT$297,754 thousand, NT$258,129 thousand and NT$888,231 thousand (US$27,415 thousand) under the line item of other operating income and expenses in the consolidated statements of comprehensive income for the years ended December 31, 2014, 2015 and 2016, respectively. The recoverable amount of a portion of the impaired property, plant and equipment is determined by its fair value less costs of disposal, of which the fair value is based on the quoted prices of assets with similar obsolescence that provided by the vendors in market. The recent quoted prices of assets are a Level 3 input in terms of IFRS 13 because the market is not very active. The recoverable amount of the other portion of the impaired property, plant and equipment is determined on the basis of its value in use. The Group expects to derive zero future cash flows from these assets.

Each class of property, plant and equipment was depreciated on a straight-line basis over the following useful lives:

D-1-F-44

Buildings and improvements
Main plant buildings	10-40 years
Cleanrooms	10-20 years
Others	3-20 years
Machinery and equipment	2-10 years
Other equipment	2-20 years

The capitalized borrowing costs for the years ended December 31, 2014, 2015 and 2016 are disclosed in Note 23.

15.	GOODWILL

	Cost	Accumulated impairment	Carrying amount
	NT$	NT$	NT$

Balance at January 1, 2014	$12,336,816	$1,988,996	$10,347,820
Effect of foreign currency exchange differences	97,595	-	97,595

Balance at December 31, 2014	12,434,411	1,988,996	10,445,415
Effect of foreign currency exchange differences	61,104	-	61,104

Balance at December 31, 2015	12,495,515	1,988,996	10,506,519
Acquisitions through business combinations	83,892	-	83,892
Effect of foreign currency exchange differences	(31,533)	-	(31,533)

Balance at December 31, 2016	$12,547,874	$1,988,996	$10,558,878

	Cost	Accumulated impairment	Carrying amount
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

Balance at January 1, 2016	$385,664	$61,389	$324,275
Acquisitions through business combinations	2,589	-	2,589
Effect of foreign currency exchange differences	(973)	-	(973)

Balance at December 31, 2016	$387,280	$61,389	$325,891

a.	Allocating goodwill to cash-generating units

Goodwill had been allocated to the following cash-generating units for impairment testing purposes: packaging segment, testing segment, EMS segment and other segment. The carrying amount of goodwill allocated to cash-generating units was as follows:

	December 31
	2015	2016
Cash-generating units	NT$	NT$	US$ (Note 4)

Testing segment	$7,890,525	$7,868,961	$242,869
Others	2,615,994	2,689,917	83,022

	$10,506,519	$10,558,878	$325,891

D-1-F-45

b.	Impairment assessment

At the end of each year, the Group performs impairment assessment by reviewing the recoverable amounts based on value in use which incorporates cash flow projections covering a five-year period. The cash flows beyond that five-year period have been extrapolated using a steady 1.5% per annum growth rate. In assessing value in use, the estimated future cash flows are discounted to their present value using annual discount rates. For the years ended December 31, 2014, 2015 and 2016, the Group did not recognize impairment loss on goodwill.

The key assumptions used in the value in use calculations are growth rates for operating revenue and discount rates. Growth rates for operating revenue are based on the revenue forecast for the Group and the market as well as the Group’s historical experience. The discount rates were 9.70%-11.50%, 8.67%- 10.71% and 9.09%- 10.49% as of December 31, 2014, 2015 and 2016, respectively

Management believed that any reasonably possible change in the key assumptions on which recoverable amount was based would not cause the aggregate carrying amount of the cash-generating unit to exceed its aggregate recoverable amount significantly.

16.	OTHER INTANGIBLE ASSETS

The carrying amounts of each class of other intangible assets were as follows:

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Customer relationships	$274,402	$194,089	$5,990
Computer software	953,322	943,527	29,121
Patents and acquired specific technology	15,696	302,955	9,351
Others	138,673	120,418	3,717

	$1,382,093	$1,560,989	$48,179

For the year ended December 31, 2014

	Customer relationships	Computer software	Patents and acquired specific technology	Others	Total
	NT$	NT$	NT$	NT$	NT$

Cost

Balance at January 1, 2014	$1,579,015	$3,679,835	$2,135,697	$168,958	$7,563,505
Additions	-	375,623	-	20,843	396,466
Disposals or derecognization	-	(1,232,757)	-	(6,406)	(1,239,163)
Reclassification	-	6,228	-	-	6,228
Effect of foreign currency exchange differences	-	54,002	3,441	1,015	58,458

Balance at December 31, 2014	$1,579,015	$2,882,931	$2,139,138	$184,410	$6,785,494

(Continued)

D-1-F-46

	Customer relationships	Computer software	Patents and acquired specific technology	Others	Total
	NT$	NT$	NT$	NT$	NT$

Accumulated amortization

Balance at January 1, 2014	$924,194	$3,002,828	$2,011,272	$19,387	$5,957,681
Amortization expense	153,320	269,375	105,516	17,523	545,734
Disposals or derecognization	-	(1,227,346)	-	-	(1,227,346)
Reclassification	-	2,516	-	-	2,516
Effect of foreign currency exchange differences	-	37,431	1,466	141	39,038

Balance at December 31, 2014	$1,077,514	$2,084,804	$2,118,254	$37,051	$5,317,623

(Concluded)

For the year ended December 31, 2015

	Customer relationships	Computer software	Patents and acquired specific technology	Others	Total
	NT$	NT$	NT$	NT$	NT$

Cost

Balance at January 1, 2015	$1,579,015	$2,882,932	$2,139,138	$184,409	$6,785,494
Additions	-	481,412	209	9,514	491,135
Disposals or derecognization	(663,379)	(8,426)	(1,983,914)	(204)	(2,655,923)
Reclassification	-	12,360	-	-	12,360
Effect of foreign currency exchange differences	-	(29,918)	(1,351)	(381)	(31,650)

Balance at December 31, 2015	$915,636	$3,338,360	$154,082	$193,338	$4,601,416

Accumulated amortization

Balance at January 1, 2015	$1,077,514	$2,084,805	$2,118,254	$37,050	$5,317,623
Amortization expense	227,099	325,856	9,461	17,478	579,894
Disposals or derecognization	(663,379)	(7,402)	(1,983,914)	-	(2,654,695)
Reclassification	-	3,190	-	-	3,190
Effect of foreign currency exchange differences	-	(21,411)	(5,415)	137	(26,689)

Balance at December 31, 2015	$641,234	$2,385,038	$138,386	$54,665	$3,219,323

D-1-F-47

For the year ended December 31, 2016

	Customer relationships	Computer software	Patents and acquired specific technology	Others	Total
	NT$	NT$	NT$	NT$	NT$
Cost

Balance at January 1, 2016	$915,636	$3,338,360	$154,082	$193,338	$4,601,416
Additions (Note 33)	-	372,188	301,351	1,605	675,144
Disposals	-	(80,537)	(1,310)	-	(81,847)
Reclassification	-	-	786	-	786
Acquisitions through business combinations	-	-	1,074	30	1,104
Effect of foreign currency exchange differences	-	(77,782)	(4,846)	(2,581)	(85,209)

Balance at December 31, 2016	$915,636	$3,552,229	$451,137	$192,392	$5,111,394

Accumulated amortization

Balance at January 1, 2016	$641,234	$2,385,038	$138,386	$54,665	$3,219,323
Amortization expense	80,313	345,836	17,120	17,421	460,690
Disposals	-	(58,765)	(1,310)	-	(60,075)
Reclassification	-	-	786	-	786
Acquisitions through business combinations	-	-	483	23	506
Effect of foreign currency exchange differences	-	(63,407)	(7,283)	(135)	(70,825)

Balance at December 31, 2016	$721,547	$2,608,702	$148,182	$71,974	$3,550,405

	Customer relationships	Computer software	Patents and acquired specific technology	Others	Total
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)
Cost

Balance at January 1, 2016	$28,260	$103,036	$4,756	$5,967	$142,019
Additions (Note 33)	-	11,487	9,301	50	20,838
Disposals	-	(2,486)	(40)	-	(2,526)
Reclassification	-	-	24	-	24
Acquisitions through business combinations	-	-	33	1	34
Effect of foreign currency exchange differences	-	(2,401)	(150)	(80)	(2,631)

Balance at December 31, 2016	$28,260	$109,636	$13,924	$5,938	$157,758

(Continued)

D-1-F-48

	Customer relationships	Computer software	Patents and acquired specific technology	Others	Total
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)
Accumulated amortization

Balance at January 1, 2016	$19,791	$73,612	$4,271	$1,687	$99,361
Amortization expense	2,479	10,674	528	538	14,219
Disposals	-	(1,814)	(40)	-	(1,854)
Reclassification	-	-	24	-	24
Acquisitions through business combinations	-	-	15	1	16
Effect of foreign currency exchange differences	-	(1,957)	(225)	(5)	(2,187)

Balance at December 31, 2016	$22,270	$80,515	$4,573	$2,221	$109,579

Each class of other intangible assets, except a portion of customer relationships amortized based on the pattern in which the economic benefits are consumed, were amortized on the straight-line basis over the following useful lives:

Customer relationships	11 years
Computer software	2-5 years
Patents and acquired specific technology	5-15 years
Others	5-32 years

17.	LONG-TERM PREPAYMENTS FOR LEASE

Long-term prepayments for lease mainly represented land use rights located in China with periods for use from 50 to 70 years. As of December 31, 2014, 2015 and 2016, the carrying amount of the land use right which the Group was in the process of obtaining the certificates was NT$17,594 thousand, nil and nil, respectively. During 2014, the land use right located in China which the Group obtained the certificates was reclassified from long-term prepayments for lease to construction in progress under inventories related to real estate business.

18.	BORROWINGS

a.	Short-term borrowings

Short-term borrowings mainly represented unsecured revolving bank loans with annual interest rates at 0.57%-5.78% and 0.70%-8.99% as of December 31, 2015 and 2016, respectively.

b.	Short-term bills payable – only as of December 31, 2015

Commercial papers	$4,350,000
Less: unamortized arrangement fee	1,946

$4,348,054

Annual interest rate	0.78%

D-1-F-49

The commercial papers were secured by China Bills Finance Corporation and Mega Bills Finance Corporation.

c.	Long-term borrowings

1)	Bank loans

As of December 31, 2015 and 2016, the long-term bank loans with fixed interest rates were both amounted to NT$1,500,000 thousand (US$46,297 thousand), respectively, with annual interest rates at 1.17% and 1.20%, respectively. The long-term bank loans with fixed interest rates will be repayable in December 2018. The others were long-term bank loans with floating interest rates and consisted of the following:

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Working capital bank loans
Syndicated bank loans - repayable through January 2017 to July 2018, annual interest rates were 1.56%-1.92% and 2.55% as of December 31, 2015 and 2016, respectively	$12,159,037	$9,223,500	$284,676
Others - repayable through January 2017 to November 2019, annual interest rates were 0.90%-3.98% and 0.74%-4.48% as of December 31, 2015 and 2016, respectively	25,660,638	36,009,917	1,111,417
Mortgage loans
Repayable through July 2017 to June 2023, annual interest rates were both 4.95%-5.39% as of December 31, 2015 and 2016	3,251,139	4,390,003	135,494
	41,070,814	49,623,420	1,531,587
Less: unamortized arrangement fee	18,670	7,198	222
	41,052,144	49,616,222	1,531,365
Less: current portion	2,057,465	6,567,565	202,703

	$38,994,679	$43,048,657	$1,328,662

Pursuant to the above syndicated bank loans agreements, the Company and some of its subsidiaries should maintain certain financial covenants including current ratio, leverage ratio, tangible net assets and interest coverage ratio. Such financial ratios are calculated based on the Group’s annual audited consolidated financial statements or semi-annual reviewed consolidated financial statements or subsidiaries’ annual audited financial statements under local GAAP. The Company and its subsidiaries were in compliance with all of the financial covenants as of December 31, 2015 and 2016.

The Group had sufficient long term credit facility obtained before December 31, 2015 to refinance a portion of loans on a long-term basis. Therefore, NT$2,105,883 thousand was not classified as current portion of long-term borrowings as of December 31, 2015.

D-1-F-50

2)	Long-term bills payable

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Unsecured commercial paper	$2,000,000	$2,000,000	$61,728
Less: unamortized arrangement fee	1,011	659	20

Long-term borrowings	$1,998,989	$1,999,341	$61,708

Annual interest rates	1.03%	1.00%	1.00%

The commercial paper contract was entered into with Ta Ching Bills Finance Corporation in December 2015 and the duration is three years.

19.	BONDS PAYABLE

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Unsecured domestic bonds
Repayable at maturity in January 2021 and interest due annually with annual interest rate at 1.30%	$-	$7,000,000	$216,049
Repayable at maturity in January 2023 and interest due annually with annual interest rate at 1.50%	-	2,000,000	61,728
Unsecured convertible overseas bonds
US$400,000 thousand	13,130,000	12,900,000	398,148
US$200,000 thousand (linked to New Taiwan dollar)	6,185,600	6,185,600	190,914
Secured overseas bonds - secured by the Company
US$300,000 thousand, repayable at maturity in July 2017; interest due semi-annually with annual interest rate 2.125%	9,847,500	9,675,000	298,611
CNY500,000 thousand, with annual interest rate at 4.25% and repaid in September 2016	2,527,489	-	-
Secured domestic bonds - secured by banks
With annual interest rate at 1.45% and repaid in August 2016	8,000,000	-	-
	39,690,589	37,760,600	1,165,450
Less: discounts on bonds payable	1,264,339	760,697	23,478
	38,426,250	36,999,903	1,141,972
Less: current portion	14,685,866	9,658,346	298,097

	$23,740,384	$27,341,557	$843,875

The Group had sufficient long term credit facility obtained before December 31, 2015 to refinance a portion of the bonds payable on a long-term basis. Therefore, NT$8,000,000 thousand was not classified as current portion of bonds payable as of December 31, 2015.

D-1-F-51

a.	In September 2013, the Company offered the third unsecured convertible overseas bonds (the “Bonds”) in US$400,000 thousand. The Bonds is zero coupon bonds with the maturity of 5 years, in denominations of US$200 thousand or in any integral multiples thereof. Each holder of the Bonds has the right at any time on or after October 16, 2013 and up to (and including) August 26, 2018, except during legal lock-up period, to convert the Bonds into newly issued listed common shares at the conversion price NT$33.085, determined on the basis of a fixed exchange rate of US$1 to NT$29.956. The conversion price will be adjusted in accordance with the conversion provisions due to anti-dilution clause. As of December 31, 2015 and 2016, the conversion price was NT$30.28 and NT$28.99 (US$0.89), respectively. As of April 13, 2017, the date the consolidated financial statements were authorized for issue by the management, the conversion price was adjusted to NT$28.96 (US$0.89) due to the Company’s cash capital increase in February 2017 (Note 22).

The Bonds may be redeemed at the option of the Company, in whole or in part, at any time on or after the third anniversary of the offering date provided that (1) the closing price, translated into U.S. dollars, of the common shares for a period of 20 consecutive trading days is at least 130% of the conversion price, (2) at least 90% in aggregate principal amount of the Bonds originally outstanding has been redeemed, repurchased and canceled or converted, or (3) the Company is required to pay additional taxes on the Bonds as a result of certain changes in tax laws in the ROC.

Each holder shall have the right to request the Company repurchase all or any portion of the principal amount thereof of a holder’s Bonds (1) on the third anniversary of the offering date, (2) in the event of a change of control, or (3) in the event of delisting.

The Bonds contained a debt host contract, recognized as bonds payable, and the conversion option, redemption option and put option (collectively the “Bonds Options”) aggregately recognized as financial liabilities at FVTPL. The effective interest rate of the debt host contract was 3.16% and the aggregate fair value of the Bonds Options was NT$1,667,950 thousand on initial recognition.

b.	In July 2015, the Company offered the forth unsecured convertible overseas bonds (the “Currency Linked Bonds”) in US$200,000 thousand. The Currency Linked Bonds is zero coupon bonds with the maturity of 2.75 years, in denominations of US$200 thousand or in any integral multiples thereof. Repayment, redemption and put amount denominated in U.S. dollar will be converted into New Taiwan dollar amount using a fixed exchange rate of US$1 to NT$30.928 (the “Fixed Exchange Rate”) and then converted back to U.S. dollar amount using the applicable prevailing rate at the time of repayment, redemption or put. Each holder of the Currency Linked Bonds has the right at any time on or after August 11, 2015 and up to (and including) March 17, 2018, except during legal lock-up period, to convert the Currency Linked Bonds into common shares at the conversion price NT$54.55, determined on the basis of the Fixed Exchange Rate. The Company’s treasury shares will be available for delivery upon conversion of the Currency Linked Bonds. The conversion price will be adjusted in accordance with the conversion provisions due to anti-dilution clause. As of December 31, 2015 and 2016, the conversion price was NT$51.73 and NT$49.52 (US$1.53), respectively. As of April 13, 2017, the date the consolidated financial statements were authorized for issue by the management, the conversion price was adjusted to NT$49.48 (US$1.53) due to the Company’s cash capital increase in February 2017 (Note 22).

The Currency Linked Bonds may be redeemed at the option of the Company, in whole or in part, at any time on or after March 19, 2018 provided that (1) the closing price, translated into U.S. dollars, of the common shares for a period of 20 out of 30 consecutive trading days is at least 130% of the conversion price, (2) at least 90% in aggregate principal amount of the Currency Linked Bonds originally outstanding has been redeemed, repurchased and canceled or converted, or (3) the Company is required to pay additional taxes on the Currency Linked Bonds as a result of certain changes in tax laws in the ROC.

Each holder shall have the right to request the Company repurchase all or any portion of the principal amount thereof of a holder’s Currency Linked Bonds (1) in the event of a change of control, or (2) in the event of delisting.

D-1-F-52

The Currency Linked Bonds contained a debt host contract, recognized as bonds payable, and the conversion option, recognized as capital surplus. The effective interest rate of the debt host contract was 1.58% and the fair value of the conversion option was NT$214,022 thousand on initial recognition.

c.	To focus on corporate sustainability and to carry out the commitment to environmental protection and energy conservation, Anstock II Limited, a subsidiary the Company 100% owned, offered overseas bonds in US$300,000 thousand with the maturity of 3 years and annual interest rate of 2.125% (the “Green Bonds”) in July 2014. The Green Bonds are unconditionally and irrevocably guaranteed by the Company and the proceeds were used to fund certain eligible projects to promote the Group’s transition to low-carbon and climate resilient growth.

In January 2017, the Company offered unsecured domestic bonds of NT$3,700,000 thousand (US$114,198 thousand) with a maturity of 5 years in January 2022, and of NT$4,300,000 thousand (US$132,716 thousand) with a maturity of 7 years in January 2024, respectively. The interests are both due annually and the interest rates are 1.25% and 1.45%, respectively.

20.	OTHER PAYABLES

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Accrued salary and bonus	$5,826,982	$6,606,406	$203,901
Payables for property, plant and equipment	4,782,357	5,605,528	173,010
Accrued employees’ compensation and remuneration to directors	2,270,608	2,400,778	74,098
Accrued employee insurance	599,218	617,419	19,056
Accrued utilities	466,956	410,796	12,679
Payables for patents and acquired specific technology (Note 33)	-	120,938	3,733
Others	5,248,697	5,760,169	177,783

	$19,194,818	$21,522,034	$664,260

21.	RETIREMENT BENEFIT PLANS

a.	Defined contribution plans

1)	The pension plan under the ROC Labor Pension Act (“LPA”) for the Group’s ROC resident employees is a government-managed defined contribution plan. Based on the LPA, the Company and its subsidiaries in Taiwan makes monthly contributions to employees’ individual pension accounts at 6% of their monthly salaries.

2)	The subsidiaries located in China, U.S.A., Malaysia, Singapore and Mexico also make contributions at various ranges according to relevant local regulations.

b.	Defined benefit plans

1)	The Company and its subsidiaries in Taiwan joined the defined benefit pension plan under the ROC Labor Standards Law operated by the government. Pension benefits are calculated on the basis of the length of service and average monthly salaries of the last six months before retirement. The Company and its subsidiaries in Taiwan make contributions based on a certain percentage of their domestic employees’ monthly salaries to a pension fund administered by the pension fund

D-1-F-53

monitoring committee. Before the end of each year, the Company and its subsidiaries in Taiwan assess the balance in the pension fund. If the amount of the balance in the pension fund is inadequate to pay retirement benefits for employees who conform to retirement requirements in the next year, the Company and its subsidiaries in Taiwan are required to fund the difference in one appropriation that should be made before the end of March of the next year. Pension contributions are deposited in the Bank of Taiwan in the committee’s name and are managed by the Bureau of Labor Funds, Ministry of Labor (“the Bureau”); the Group have no right to influence the investment policy and strategy.

2)	ASE Japan has a pension plan under which eligible employees with more than ten years of service are entitled to receive pension benefits based on their length of service and salaries at the time of termination of employment. ASE Japan makes contributions based on a certain amount of pension cost to employees.

ASE Korea also has a pension plan under which eligible employees and directors with more than one year of service are entitled to receive a lump-sum payment upon termination of their service with ASE Korea, based on their length of service and salaries at the time of termination. ASE Korea makes contributions based on a certain percentage of pension cost to an external financial institution administered by the management and in the names of employees.

3)	ASE Inc., ASE Test, Inc. and ASE Electronics Inc. maintain pension plans for executive managers. Pension costs under the plans were NT$16,645 thousand, NT$2,302 thousand and NT$6,872 thousand (US$212 thousand) for the years ended December 31, 2014, 2015 and 2016, respectively. Pension payments were NT$25,315 thousand, NT$2,549 thousand and NT$0 thousand (US$0 thousand) for the years ended December 31, 2014, 2015 and 2016, respectively. As of December 31, 2015 and 2016, accrued pension liabilities for executive managers were NT$199,595 thousand and NT$206,467 thousand (US$6,372 thousand), respectively.

4)	The amounts included in the consolidated balance sheets arising from the Group’s obligation in respect of its defined benefit plans excluding those for executive managers were as follows:

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Present value of the defined benefit obligation	$7,973,676	$8,389,884	$258,947
Fair value of plan assets	(3,973,729)	(4,417,367)	(136,338)
Present value of unfunded defined benefit obligation	3,999,947	3,972,517	122,609
Recorded under others payables	(138,959)	(22,273)	(688)
Recorded under prepaid pension cost	11,910	15,542	480

Net defined benefit liability	$3,872,898	$3,965,786	$122,401

Movements in net defined benefit liability (asset) were as follows:

	Present value of the defined benefit obligation	Fair value of the plan assets	Net defined benefit liability (asset)
	NT$	NT$	NT$

Balance at January 1, 2014	$7,472,145	$(3,118,804)	$4,353,341

(Continued)

D-1-F-54

	Present value of the defined benefit obligation	Fair value of the plan assets	Net defined benefit liability (asset)
	NT$	NT$	NT$

Service cost
Current service cost	$327,707	$-	$327,707
Past service cost	22,036	-	22,036
Net interest expense (income)	189,043	(109,636)	79,407
Recognized in profit or loss	538,786	(109,636)	429,150

Remeasurement
Return on plan assets (excluding amounts included in net interest)	-	29,338	29,338
Actuarial gain arising from changes in financial assumptions	(46,913)	-	(46,913)
Actuarial loss arising from experience adjustments	38,516	-	38,516
Actuarial loss arising from changes in demographic assumptions	7,204	-	7,204
Recognized in other comprehensive income	(1,193)	29,338	28,145

Contributions from the employer	-	(556,555)	(556,555)
Benefits paid from the pension fund	(292,996)	292,996	-
Benefits paid from the Group	(16,237)	-	(16,237)
Exchange differences on foreign plans	(26,212)	(39,826)	(66,038)

Balance at December 31, 2014	7,674,293	(3,502,487)	4,171,806

Service cost
Current service cost	335,655	-	335,655
Net interest expense (income)	183,889	(108,356)	75,533
Recognized in profit or loss	519,544	(108,356)	411,188

Remeasurement
Return on plan assets (excluding amounts included in net interest)	-	12,426	12,426
Actuarial loss arising from changes in financial assumptions	309,695	-	309,695
Actuarial gain arising from experience adjustments	(243,363)	-	(243,363)
Actuarial gain arising from changes in demographic assumptions	(15,847)	-	(15,847)
Recognized in other comprehensive income	50,485	12,426	62,911

(Continued)

D-1-F-55

	Present value of the defined benefit obligation	Fair value of the plan assets	Net defined benefit liability (asset)
	NT$	NT$	NT$

Contributions from the employer	$-	$(611,581)	$(611,581)
Benefits paid from the pension fund	(192,928)	192,928	-
Benefits paid from the Group	(43,088)	-	(43,088)
Exchange differences on foreign plans	(34,630)	43,341	8,711

Balance at December 31, 2015	7,973,676	(3,973,729)	3,999,947

Service cost
Current service cost	329,838	-	329,838
Net interest expense (income)	167,111	(109,080)	58,031
Recognized in profit or loss	496,949	(109,080)	387,869

Remeasurement
Return on plan assets (excluding amounts included in net interest)	-	54,549	54,549
Actuarial loss arising from changes in financial assumptions	156,193	-	156,193
Actuarial loss arising from experience adjustments	200,723	-	200,723
Actuarial loss arising from changes in demographic assumptions	5,716	-	5,716
Recognized in other comprehensive income	362,632	54,549	417,181

Contributions from the employer	-	(807,232)	(807,232)
Benefits paid from the pension fund	(308,471)	308,471	-
Benefits paid from the Group	(36,033)	-	(36,033)
Liabilities assumed in a business combination	535	(535)	-
Exchange differences on foreign plans	(99,404)	110,189	10,785

Balance at December 31, 2016	$8,389,884	$(4,417,367)	$3,972,517

(Concluded)

	Present value of the defined benefit obligation	Fair value of the plan assets	Net defined benefit liability (asset)
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

Balance at January 1, 2016	$246,101	$(122,646)	$123,455

(Continued)

D-1-F-56

	Present value of the defined benefit obligation	Fair value of the plan assets	Net defined benefit liability (asset)
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

Service cost
Current service cost	$10,180	$-	$10,180
Net interest expense (income)	5,158	(3,367)	1,791
Recognized in profit or loss	15,338	(3,367)	11,971

Remeasurement
Return on plan assets (excluding amounts included in net interest)	$-	$1,684	$1,684
Actuarial loss arising from changes in financial assumptions	4,821	-	4,821
Actuarial loss arising from experience adjustments	6,195	-	6,195
Actuarial loss arising from changes in demographic assumptions	176	-	176
Recognized in other comprehensive income	11,192	1,684	12,876

Contributions from the employer	-	(24,914)	(24,914)
Benefits paid from the pension fund	(9,521)	9,521	-
Benefits paid from the Group	(1,112)	-	(1,112)
Liabilities assumed in a business combination	17	(17)	-
Exchange differences on foreign plans	(3,068)	3,401	333

Balance at December 31, 2016	$258,947	$(136,338)	$122,609

(Concluded)

5)	The fair value of the plan assets by major categories at each balance sheet date was as follows:

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Cash	$2,090,399	$2,232,367	$68,900
Debt instruments	823,496	1,030,384	31,802
Equity instruments	1,020,532	1,071,777	33,079
Others	39,302	82,839	2,557

Total	$3,973,729	$4,417,367	$136,338

D-1-F-57

6)	Through the defined benefit plans under the Labor Standards Law, the Company and its subsidiaries in Taiwan are exposed to the following risks:

a)	Investment risk

The plan assets are invested in equity and debt securities, bank deposits, etc. The investment is conducted at the discretion of the Bureau or under the mandated management. However, in accordance with relevant regulations, the return generated by plan assets should not be below the interest rate for a 2-year time deposit with local banks.

b)	Interest risk

A decrease in the government bond interest rate will increase the present value of the defined benefit obligation; however, this will be partially offset by an increase in the return on the plan’s debt investments.

c)	Salary risk

The present value of the defined benefit obligation is calculated by reference to the future salaries of plan participants. As such, an increase in the salary of the plan participants will increase the present value of the defined benefit obligation.

7)	The management of ASE Korea is responsible for the administration of the fund and determination of the investment strategies according to related local regulations. ASE Korea is responsible for the shortfall between the fund and the defined benefit obligation. The plan assets are invested in the certificates of deposits and debt instruments with well credit rating.

8)	The present value of the defined benefit obligation and the related current service cost and past service cost were measured using the Projected Unit Credit Method. Except the pension plans for executive managers, the key assumptions used for the actuarial valuations were as follow:

	December 31
	2015	2016

Discount rates	0.15%-3.48%	0.06%-3.58%
Expected rates of salary increase	2.00%-4.57%	2.00%-4.42%

Significant actuarial assumptions for the determination of the defined obligation excluding those for executive managers are discount rates and expected rates of salary increase. The sensitivity analysis below has been determined based on reasonably possible changes of the respective assumptions occurring at each balance sheet date, while holding all other assumptions constant.

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Discount Rate
0.5% higher	$(444,132)	$(464,647)	$(14,341)
0.5% lower	$497,046	$508,862	$15,706
Expected rates of salary increase
0.5% higher	$476,378	$500,051	$15,434
0.5% lower	$(426,130)	$(452,956)	$(13,980)

The sensitivity analysis presented above may not be representative of the actual change in the defined benefit obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions may be correlated.

D-1-F-58

9)	Maturity analysis of undiscounted pension benefit

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

No later than 1 year	$247,030	$292,100	$9,015
Later than 1 year and not later than 5 years	1,616,804	1,673,549	51,653
Later than 5 years	17,674,518	17,129,585	528,691

	$19,538,352	$19,095,234	$589,359

The Group expected to make contributions of NT$705,384 thousand and NT$521,324 thousand (US$16,090 thousand) to the defined benefit plans excluding those for executive managers in the next year starting from January 1, 2016 and 2017, respectively.

As of December 31, 2015 and 2016, the average duration of the defined benefit obligation excluding those for executive managers of the Group was 8 to 16 years and 8 to 15 years, respectively.

22.	EQUITY

a.	Share capital

Ordinary shares

	December 31, 2015	December 31, 2016

Numbers of shares authorized (in thousands)	10,000,000	10,000,000

Numbers of shares reserved (in thousands)
Employee share options	800,000	800,000

Numbers of shares registered (in thousands)	7,902,929	7,936,473
Numbers of shares subscribed in advance (in thousands)	7,499	9,711

Number of shares issued and fully paid (in thousands)	7,910,428	7,946,184

	December 31, 2015	December 31, 2016
	NT$	NT$	US$ (Note 4)

Share capital authorized	$100,000,000	$100,000,000	$3,086,420

Share capital reserved
Employee share options	$8,000,000	$8,000,000	$246,914

Share capital registered	$79,029,290	$79,364,735	$2,449,529
Share capital subscribed in advance	156,370	203,305	6,275

Share capital issued	$79,185,660	$79,568,040	$2,455,804

The holders of issued ordinary shares with a par value at $10 per share are entitled the right to vote and receive dividends, except the shares held by the Group’s subsidiaries which are not entitled the right to vote. As of December 31, 2015 and 2016, there were 500,000 thousand ordinary shares included in the authorized shares that were not yet required to complete the share registration process.

D-1-F-59

In December 2016, the board of directors approved the issuance of 300,000 thousand ordinary shares for cash capital increase at NT$34.3 (US$1.06) per share. As of the date the consolidated financial statements were authorized for issue by the management, the aforementioned cash capital increase and the registration formalities has completed.

American Depositary Receipts

The Company issued ADSs and each ADS represents five ordinary shares. As of December 31, 2015 and 2016, 115,240 thousand and 125,518 thousand ADSs were outstanding and represented approximately 576,198 thousand and 627,590 thousand ordinary shares of the Company, respectively.

b.	Capital surplus

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

May be used to offset a deficit, distributed as cash dividends, or transferred to share capital (1)

Issuance of ordinary shares	$5,479,616	$5,844,397	$180,383
The difference between consideration received and the carrying amount of the subsidiaries’ net assets during actual disposal or acquisition (Note 28)	7,197,510	7,176,958	221,511

May be used to offset a deficit only

Changes in percentage of ownership interest in subsidiaries (2)	8,491,435	6,134,228	189,328
Treasury share transactions	717,355	950,368	29,332
Exercised employee share options	544,112	630,411	19,457
Expired employee share options	3,626	3,626	112
Share of changes in capital surplus of associates	30,284	82,243	2,538

May not be used for any purpose

Employee share options	1,080,590	1,230,247	37,971
Equity component of convertible bonds	214,022	214,022	6,606

	$23,758,550	$22,266,500	$687,238

1)	Such capital surplus may be used to offset a deficit; in addition, when the Company has no deficit, such capital surplus may be distributed as cash dividends or transferred to share capital (limited to a certain percentage of the Company’s capital surplus and once a year).

2)	Such capital surplus arises from the effect of changes in ownership interest in a subsidiary resulted from equity transactions other than actual disposal or acquisition, or from changes in capital surplus of subsidiaries accounted for using the equity method.

D-1-F-60

c.	Retained earnings and dividend policy

In accordance with the amendments to the Company Act of the ROC in May 2015, the recipients of dividends and bonuses are limited to shareholders and do not include employees. The consequential amendments to the Company’s Articles of Incorporation was resolved at the Company’s 2016 annual shareholders’ meeting. For information about the accrual basis of the employees’ compensation and remuneration to directors and the actual appropriations, please refer to employee benefits expense under profit before income tax in Note 23(f).

The amended Articles of Incorporation of ASE Inc. (the “Articles”) in June 2016 provides that annual net income shall be distributed in the following order:

1)	Replenishment of deficits;

2)	10.0% as legal reserve;

3)	Special reserve appropriated or reversed in accordance with laws or regulations set forth by the authorities concerned;

4)	Addition or deduction of realized gains or losses on equity instruments at fair value through other comprehensive income;

The Company is currently in the mature growth stage. To meet the capital needs for business development now and in the future and satisfy the shareholders’ demand for cash inflows, the Company shall use residual dividend policy to distribute dividends, of which the cash dividend is not lower than 30% of the total dividend distribution, with the remainder to be distributed in stock. A distribution plan is also to be made by the board of directors and passed for resolution in the shareholders’ meeting.

Appropriation of earnings to legal reserve shall be made until the legal reserve equals the Company’s share capital. Legal reserve may be used to offset deficits. If the Company has no deficit and the legal reserve has exceeded 25% of the Company’s share capital, the excess may be transferred to capital or distributed in cash.

Under Rule No. 1010012865 and Rule No. 1010047490 issued by the FSC and the directive titled “Questions and Answers for Special Reserves Appropriated Following Adoption of IFRSs”, the Company should appropriate to or reverse a special reserve.

Expect for non-ROC resident shareholders, all shareholders receiving the dividends are allowed a tax credit equal to their proportionate share of the income tax paid by the Company.

The appropriations of earnings for 2014 and 2015 resolved at the Company’s annual shareholders’ meetings in June 2015 and June 2016, respectively, were as follows:

	Appropriation of Earnings		Dividends Per Share
	For Year 2014	For Year 2015	For Year 2014	For Year 2015
	NT$	NT$	NT$	NT$
			(in dollars)	(in dollars)

Legal reserve	$2,359,267	$1,947,887
Cash dividends	15,589,825	12,476,779	$2.00	$1.60

	$17,949,092	$14,424,666

D-1-F-61

d.	Other equity

1)	Exchange differences on translating foreign operations

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Balance at January 1	$(525,521)	$4,540,862	$4,492,671	$138,663
Exchange differences arising on translating foreign operations	5,064,616	11,459	(5,843,856)	(180,366)
Share of exchange difference of associates and joint venture accounted for using the equity method	1,767	(59,650)	(292,438)	(9,026)

Balance at December 31	$4,540,862	$4,492,671	$(1,643,623)	$(50,729)

2)	Unrealized gain (loss) on available-for-sale financial assets

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Balance at January 1	$426,246	$526,778	$588,119	$18,153
Unrealized loss arising on revaluation of available-for-sale financial assets	(142,418)	(4,304)	(257,240)	(7,940)
Cumulative loss reclassified to profit or loss on disposal of available-for-sale financial assets	9,561	10,827	7,512	232
Share of unrealized gain (loss) on available-for-sale financial assets of associates and joint venture accounted for using the equity method	233,389	54,818	(579,241)	(17,879)

Balance at December 31	$526,778	$588,119	$(240,850)	$(7,434)

D-1-F-62

3)	Cash flow hedges - for the year ended December 31, 2014 only

NT$

Balance at January 1	$(3,279)
Gain arising on changes in the fair value of hedging instruments - Interest rate swap contracts	795
Cumulative loss arising on changes in fair value of hedging instruments reclassified to profit or loss – Interest rate swap contracts	2,484

Balance at December 31	$-

e.	Treasury shares (in thousand shares)

	Balance at			Balance at
	January 1	Addition	Decrease	December 31

2014

Shares held by subsidiaries	145,883	-	-	145,883

2015

Shares held by subsidiaries	145,883	-	-	145,883
Shares reserved for bonds conversion	-	120,000	-	120,000

	145,883	120,000	-	265,883

2016

Shares held by subsidiaries	145,883	-	-	145,883
Shares reserved for bonds conversion	120,000	-	-	120,000

	265,883	-	-	265,883

In February 2015, the board of directors approved to repurchase up to 120,000 thousand of the Company’s ordinary shares which were reserved for equity conversion of convertible overseas bonds. The Company has completed the repurchase during March 2015 and the shares repurchased accounted for 1.53% of the Company’s total issued shares. The average repurchase price was NT$44.45 per share.

The Company’s shares held by its subsidiaries at each balance sheet date were as follows:

D-1-F-63

	Shares Held By Subsidiaries	Carrying amount	Carrying amount	Fair Value	Fair Value
	(in thousand shares)	NT$	US$ (Note 4)	NT$	US$ (Note 4)

December 31, 2015

ASE Test	88,200	$1,380,721		$3,351,618
J&R Holding	46,704	381,709		1,774,743
ASE Test, Inc.	10,979	196,677		417,193

	145,883	$1,959,107		$5,543,554
December 31, 2016

ASE Test	88,200	$1,380,721	$42,615	$2,915,026	$89,970
J&R Holding	46,704	381,709	11,781	1,543,559	47,641
ASE Test, Inc.	10,979	196,677	6,070	362,849	11,199

	145,883	$1,959,107	$60,466	$4,821,434	$148,810

Fair values of the Company’s shares held by subsidiaries are based on the closing price from an available published price quotation, which is a Level 1 input in terms of IFRS 13, at the balance sheet dates.

The Company issued ordinary shares in connection with its merger with its subsidiaries. The shares held by its subsidiaries were reclassified from investments accounted for using the equity method to treasury shares on the proportion owned by the Company.

Under the Securities and Exchange Act of the ROC, the Company shall neither pledge treasury shares nor exercise shareholders’ rights on these shares, such as rights to dividends and voting. The subsidiaries holding treasury shares, however, retain shareholders’ rights except the rights to participate in any share issuance for cash and voting.

f.	Non-controlling interests

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Balance at January 1	$4,128,361	$8,209,860	$11,492,545	$354,708
Attributable to non-controlling interests:
Share of profit for the year	640,499	968,567	1,272,691	39,280
Exchange difference on translating foreign operations	340,392	(74,968)	(601,787)	(18,574)
Unrealized gain (loss) on available-for-sale financial assets	(857)	3,928	1,129	35
Defined benefit plan actuarial gains (losses)	(857)	(3,440)	8,846	273

(Continued)

D-1-F-64

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Cash capital increase of subsidiary (Note 28)	$3,067,712	$-	$7,021	$217
Additional non-controlling interests arising from partial disposal of subsidiaries (Note 28)	-	1,712,836	26,436	816
Repurchase of outstanding ordinary shares of subsidiaries (Note 28)	-	-	(912,886)	(28,175)
Spin-off of subsidiaries	-	3,006	-	-
Non-controlling interest relating to outstanding vested share options held by the employees of subsidiaries	120,376	904,904	927,823	28,636
Cash dividends to non-controlling interests	(85,766)	(232,148)	(237,850)	(7,341)

Balance at December 31	$8,209,860	$11,492,545	$11,983,968	$369,875

(Concluded)

23.	PROFIT BEFORE INCOME TAX

a.	Other operating income and expenses, net

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Rental income	$59,624	$60,230	$51,607	$1,593
Loss on disposal of property, plant and equipment and other assets	(45,509)	(127,111)	(127,159)	(3,925)
Impairment loss on property, plant and equipment	(297,754)	(258,129)	(888,231)	(27,415)
Loss on damages and claims	(102,101)	(116,445)	(12,778)	(394)
Others	614,355	189,926	176,281	5,441

	$228,615	$(251,529)	$(800,280)	$(24,700)

b.	Other income

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Government subsidy	$184,525	$176,721	$332,758	$10,270
Interest income	243,474	242,084	230,067	7,101
Dividends income	101,252	396,973	26,411	815

	$529,251	$815,778	$589,236	$18,186
D-1-F-65

c.	Other gains and losses

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Net gain arising on financial instruments held for trading	$1,266,653	$1,657,093	$224,446	$6,927
Net gain on financial assets designated as at FVTPL	572,187	815,742	223,113	6,886
Foreign exchange gain or loss, net	(1,221,979)	(713,213)	1,928,384	59,518
Impairment loss on financial assets (Note 32)	(10,390)	-	(91,886)	(2,836)
Others	828	(10,827)	(7,513)	(231)

	$607,299	$1,748,795	$2,276,544	$70,264

d.	Finance costs

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Total interest expense for financial liabilities measured at amortized cost	$2,548,850	$2,514,208	$2,510,197	$77,475
Less: Amounts included in the cost of qualifying assets
Inventories related to real estate business	(100,705)	(197,287)	(238,469)	(7,360)
Property, plant and equipment	(126,203)	(48,135)	(54,191)	(1,673)
	2,321,942	2,268,786	2,217,537	68,442
Loss arising on derivatives as designated hedging instruments in cash flow hedge accounting relationship reclassified from equity to profit or loss	2,484	-	-	-
Other finance costs	29,671	43,357	43,538	1,344

	$2,354,097	$2,312,143	$2,261,075	$69,786

Information relating to the capitalized borrowing costs was as follows:

	For the Years Ended December 31
	2014	2015	2016

Annual interest capitalization rates
Inventories related to real estate business	6.00%-7.21%	4.35%-6.77%	4.35%-6.00%
Property, plant and equipment	0.88%-6.15%	0.75%-6.15%	1.15%-4.42%

D-1-F-66

e.	Depreciation and amortization

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Property, plant and equipment	$25,805,042	$28,938,770	$28,961,614	$893,877
Intangible assets	545,734	579,894	460,690	14,219

Total	$26,350,776	$29,518,664	$29,422,304	$908,096

Summary of depreciation by function
Operating costs	$24,050,546	$27,023,957	$26,948,106	$831,732
Operating expenses	1,754,496	1,914,813	2,013,508	62,145

	$25,805,042	$28,938,770	$28,961,614	$893,877

Summary of amortization by function
Operating costs	$180,719	$124,235	$145,953	$4,505
Operating expenses	365,015	455,659	314,737	9,714

	$545,734	$579,894	$460,690	$14,219
f.	Employee benefits expense

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Post-employment benefits (Note 21)
Defined contribution plans	$1,926,683	$2,324,737	$2,356,416	$72,729
Defined benefit plans	445,795	413,490	394,741	12,183
	2,372,478	2,738,227	2,751,157	84,912
Equity-settled share-based payments	110,157	133,496	470,788	14,530
Salary, incentives and bonus	40,475,594	41,985,329	43,491,243	1,342,322
Other employee benefits	5,646,896	5,898,135	6,034,697	186,256

	$48,605,125	$50,755,187	$52,747,885	$1,628,020

Summary of employee benefits expense by function
Operating costs	$33,243,224	$34,720,359	$35,588,529	$1,098,411
Operating expenses	15,361,901	16,034,828	17,159,356	529,610

	$48,605,125	$50,755,187	$52,747,885	$1,628,021

For the year ended December 31, 2014, the bonus to employees and the remuneration to directors and supervisors were stipulated by the former Articles of Incorporation at the rates in 7%-11% and no higher than 1% from net income (net of the bonus and remuneration), respectively. To be in compliance with the Company Act as amended in May 2015, the amended Articles of Incorporation of the Company, which has been approved in the shareholders’ meeting in June 2016, the employees’ compensation and remuneration to directors is accrued at the rates in 5.25%-8.25% and no higher than 0.75%, respectively, of net profit before income tax, employees’ compensation and remuneration to directors. A portion of other employee benefits for the years ended December 31, 2014 and 2015 has been reclassified to defined contribution plans to conform to the presentation of the year ended December 31, 2016.

D-1-F-67

For the year ended December 31, 2014, the bonus to employees and the remuneration to directors and supervisors were accrued based on 11% and 1%, respectively, of the net income (net of the bonus and remuneration). For the years ended December 31, 2015 and 2016, the employees’ compensation and the remuneration to directors were accrued based on 8.25% and 0.75% of net profit before income tax, employees’ compensation and remuneration to directors, respectively. The information was as follows.

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Bonus to employees	$2,335,786
Remuneration to directors and supervisors	212,344
Employees’ compensation		$2,033,500	$2,147,323	$66,275
Remuneration to directors		184,500	195,211	6,025

If there is a change in the proposed amounts after the consolidated financial statements authorized for issue, the differences are recorded as a change in accounting estimate.

On March 30, 2017, the Company’s board of directors approved the employees’ compensation and remuneration to directors in the amounts of NT$2,151,900 thousand (US$66,417 thousand) and NT$148,000 thousand (US$4,568 thousand) in cash, respectively. The difference between the actual amounts of employees’ compensation and remuneration to directors paid and the amounts recognized in the consolidated financial statements for the year ended December 31, 2016 was NT$ 42,634 thousand (US$1,315 thousand) which was not material to the consolidated financial statements as of and for the year ended December 31, 2016 and was charged against profit and loss in March 2017.

The appropriations of bonus to employees and remuneration to directors and supervisors for 2014 were approved in the shareholders’ meeting in June 2015, and the appropriations of employees’ compensation and remuneration to directors for 2015 were resolved by the board of directors in April 2016. The amounts of the bonus to employees/employees’ compensation and the remuneration to directors and supervisors are disclosed in the table below. After the amendments to the Articles had been resolved in the shareholders’ meeting held in June 2016, the appropriations of the employees’ compensation and remuneration to directors for 2015 were reported in the shareholders’ meeting.

	For Year 2014	For Year 2015
	NT$	NT$

Bonus to employees / employees’ compensation	$2,335,600	$2,033,800
Remuneration to directors and supervisors / directors	211,200	140,000

The differences between the bonus to employees and remuneration to directors and supervisors and the accrued amounts reflected in the consolidated financial statements for the years ended December 31, 2014 and the resolved amounts of the employees’ compensation and the remuneration to directors and the accrued amounts reflected in the consolidated financial statements for the years ended December 31, 2015 were deemed changes in estimates. The difference was NT$1,330 thousand and NT$44,200 thousand (US$1,364 thousand) and had been adjusted in earnings for the years ended December 31, 2015 and 2016, respectively.

24.	INCOME TAX

a.	Income tax recognized in profit or loss

D-1-F-68

The major components of income tax expense were as follows:

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Current income tax
In respect of the current year	$3,524,456	$4,029,076	$4,177,900	$128,948
Income tax on unappropriated earnings	1,281,877	187,654	829,345	25,597
Changes in estimate for prior years	72,380	(20,719)	28,160	869
	4,878,713	4,196,011	5,035,405	155,414

Deferred income tax
In respect of the current year	714,850	190,829	574,541	17,732
Adjustments attributable to changes in tax rates	-	3,794	14,184	438
Effect of foreign currency exchange differences	75,305	(58,671)	(26,498)	(818)
Changes in estimate for prior years	(2,914)	(20,890)	(206,788)	(6,382)
	787,241	115,062	355,439	10,970

Income tax expense recognized in profit or loss	$5,665,954	$4,311,073	$5,390,844	$166,384

A reconciliation of income tax expense calculated at the statutory rates and income tax expense recognized in profit or loss was as follows:

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Profit before income tax	$28,535,055	$25,011,788	$28,025,141	$864,974

Income tax expense calculated at the statutory rates	$5,101,984	$6,307,148	$8,643,781	$266,783
Nontaxable expense (income) in determining taxable income	128,644	160,530	(44,548)	(1,375)
Tax-exempt income	(623,652)	(537,987)	(700,274)	(21,613)
Additional income tax on unappropriated earnings	1,887,845	338,142	829,345	25,597
Loss carry-forward and income tax credits currently used	(1,329,753)	(1,286,705)	(898,700)	(27,738)
Remeasurement of deferred income tax assets, net	386,833	(688,584)	(2,797,673)	(86,348)
Changes in estimate for prior years	72,380	(20,719)	28,160	869
Withholding tax	48,310	39,248	81,543	2,517
Land value increment tax	(6,637)	-	249,210	7,692
Income tax expense recognized in profit or loss	$5,665,954	$4,311,073	$5,390,844	$166,384

D-1-F-69

For the years ended December 31, 2014, 2015 and 2016, the Group applied a tax rate of 17% for resident entities subject to the Income Tax Law of the ROC; for the subsidiaries located in China, the applied tax rate was 25%; and for other jurisdictions, the Group measures taxes by using the applicable tax rate for each individual jurisdiction.

b.	Income tax recognized directly in equity

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Deferred income tax
Related to employee share options	$4,481	$(33)	$(204)	$(6)

c.	Income tax recognized in other comprehensive income

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Deferred income tax
Related to remeasurement of defined benefit plans	$23,885	$11,002	$73,637	$2,273

d.	Current tax assets and liabilities

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Current tax assets
Tax refund receivable	$10,984	$260,559	$8,042
Prepaid income tax	157,733	211,193	6,518

	$168,717	$471,752	$14,560

Current tax liabilities
Income tax payable	$6,746,022	$6,846,350	$211,307

e.	Deferred tax assets and liabilities

The Group offset certain deferred tax assets and deferred tax liabilities which met the offset criteria.

The movements of deferred tax assets and deferred tax liabilities were as follows:

	Balance at January 1	Recognized in Profit or Loss	Recognized in Other Comprehensive Income	Recognized in Equity	Exchange Differences	Acquisitions through business combinations	Balance at December 31
	NT$	NT$	NT$	NT$	NT$	NT$	NT$

Year ended December 31, 2014

Temporary differences
Property, plant and equipment	$(1,684,616)	$(804,082)	$-	$-	$56,843	$-	$(2,431,855)
Defined benefit obligation	854,540	(59,807)	23,885	-	(21,976)	-	796,642
FVTPL financial instruments	(12,329)	(170,722)	-	-	12,992	-	(170,059)
Others	767,744	372,563	-	4,481	21,509	-	1,166,297
	(74,661)	(662,048)	23,885	4,481	69,368	-	(638,975)

(Continued)

D-1-F-70

	Balance at January 1	Recognized in Profit or Loss	Recognized in Other Comprehensive Income	Recognized in Equity	Exchange Differences	Acquisitions through business combinations	Balance at December 31
	NT$	NT$	NT$	NT$	NT$	NT$	NT$

Loss carry-forward	$270,031	$246,334	$-	$-	$3,533	$-	$519,898
Investment credits	825,565	(370,674)	-	-	(2,560)	-	452,331
Others	-	(853)	-	-	-	-	(853)

	$1,020,935	$(787,241)	$23,885	$4,481	$70,341	$-	$332,401
Year ended December 31, 2015

Temporary differences
Property, plant and equipment	$(2,431,855)	$(1,083,273)	$-	$-	$10,670	$-	$(3,504,458)
Defined benefit obligation	796,642	20,398	11,002	-	17,897	-	845,939
FVTPL financial instruments	(170,059)	(62,152)	-	-	13	-	(232,198)
Others	1,166,297	229,799	-	(33)	(11,076)	-	1,384,987
	(638,975)	(895,228)	11,002	(33)	17,504	-	(1,505,730)
Loss carry-forward	519,898	812,217	-	-	(8,538)	-	1,323,577
Investment credits	452,331	(32,904)	-	-	(68,308)	-	351,119
Others	(853)	853	-	-	-	-	-

	$332,401	$(115,062)	$11,002	$(33)	$(59,342)	$-	$168,966

Year ended December 31, 2016

Temporary differences
Property, plant and equipment	$(3,504,458)	$(182,291)	$-	$-	$(72,098)	$-	$(3,758,847)
Defined benefit obligation	845,939	(48,601)	73,637	-	2,509	-	873,484
FVTPL financial instruments	(232,198)	212,737	-	-	(1,902)	-	(21,363)
Others	1,384,987	(283,179)	-	(204)	(21,780)	-	1,079,824
	(1,505,730)	(301,334)	73,637	(204)	(93,271)	-	(1,826,902)
Loss carry-forward	1,323,577	(110,967)	-	-	(91,008)	2,939	1,124,541
Investment credits	351,119	56,862	-	-	(25,245)	-	382,736

	$168,966	$(355,439)	$73,637	$(204)	$(209,524)	$2,939	$(319,625)

	Balance at January 1	Recognized in Profit or Loss	Recognized in Other Comprehensive Income	Recognized in Equity	Exchange Differences	Acquisitions through business combinations	Balance at December 31
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

Year ended December 31, 2016

Temporary differences
Property, plant and equipment	$(108,162)	$(5,626)	$-	$-	$(2,225)	$-	$(116,013)
Defined benefit obligation	26,109	(1,500)	2,273	-	77	-	26,959
FVTPL financial instruments	(7,167)	6,566	-	-	(59)	-	(660)
Others	42,747	(8,740)	-	(6)	(672)	-	33,329
	(46,473)	(9,300)	2,273	(6)	(2,879)	-	(56,385)
Loss carry-forward	40,851	(3,425)	-	-	(2,809)	91	34,708
Investment credits	10,837	1,755	-	-	(779)	-	11,813

	$5,215	$(10,970)	$2,273	$(6)	$(6,467)	$91	$(9,864)

f.	Items for which no deferred tax assets have been recognized

Unrecognized deferred tax assets related to loss carry-forward, investment credits and deductible temporary differences were summarized as follows:

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Loss carry-forward	$666,373	$652,593	$20,142
Investment credits	387,480	280,068	8,644
Deductible temporary differences	1,007,105	904,441	27,915

	$2,060,958	$1,837,102	$56,701

The unrecognized loss carry-forward will expire through 2030 and the unrecognized investment credits will expire through 2018.

D-1-F-71

g.	Information about unused loss carry-forward, unused investment credits, tax-exemption and other tax relief

As of December 31, 2016, the unused loss carry-forward comprised of:

Year of Expiry	NT$	US$
		(Note 4)

2017	$241,278	$7,447
2018	255,577	7,888
2019	291,521	8,998
2020	766,478	23,657
2021 and thereafter	222,279	6,860

	$1,777,133	$54,850

As of December 31, 2016, unused investment credits comprised of:

	Remaining Creditable Amount
Tax Credit Source	NT$	US$	Expiry Year
		(Note 4)

Purchase of machinery and equipment	$647,923	$19,998	2018
Others	14,881	459	2017

	$662,804	$20,457

As of December 31, 2016, profits attributable to the following expansion projects were exempted from income tax for a 5-year period:

Tax-exemption Period

Construction and expansion of 2004 by the Company	2012.01-2016.12
Construction and expansion of 2005 by the Company	2012.01-2016.12
Construction and expansion of 2007 by the Company	2016.01-2020.12
Construction and expansion of 2008 by the Company	2014.01-2018.12
Construction and expansion of 2008 by ASE Test Inc.	2014.01-2018.12
Construction and expansion of 2009 by ASE Test Inc.	2018.01-2022.12
Construction of 2005 by ASE Electronics Inc.	2012.01-2016.12
Expansion of 2008 by ASE Electronics Inc.	2016.01-2020.12

Some China subsidiaries qualified as high technology enterprises were entitled to a reduced income tax rate of 15% and were eligible to deduct certain times of research and development expenses from their taxable income.

h.	Unrecognized deferred tax liabilities associated with investments

As of December 31, 2015 and 2016, the taxable temporary differences associated with the investments in subsidiaries for which no deferred tax liabilities have been recognized were NT$12,676,347 thousand and NT$14,417,873 thousand (US$444,996 thousand), respectively.

i.	Integrated income tax

As of December 31, 2015 and 2016, unappropriated earnings were all generated on and after January 1, 1998. As of December 31, 2015 and 2016, the balance of the Imputation Credit Account was NT$1,913,243 thousand and NT$3,328,374 thousand (US$102,728 thousand), respectively.

D-1-F-72

The creditable ratio for the distribution of earnings of 2015 and 2016 was 9.65% (actual) and 9.31% (estimated), respectively.

j.	Income tax assessments

Income tax returns of ASE Inc. and its ROC subsidiaries have been examined by authorities through 2012 and through 2013 to 2014, respectively. ASE Inc. and some of its ROC subsidiaries disagreed with the result of examinations relating to its income tax returns for 2004 through 2008 and 2010 through 2012 and appealed to the tax authorities. A settlement was reached in the second quarter of 2015. The related income tax expenses in the years resulting from the examinations have been accrued in respective tax years or in the year of the settlement.

25.	EARNINGS PER SHARE

The earnings and weighted average number of ordinary shares outstanding in the computation of earnings per share were as follows:

Net profit for the year

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Profit for the year attributable to owners of the Company	$22,228,602	$19,732,148	$21,361,606	$659,309
Effect of potentially dilutive ordinary shares:
Diluted impact from subsidiaries and investments in associates	(260,925)	(210,126)	(868,747)	(26,813)
Convertible bonds	931,344	901,187	(1,165,506)	(35,973)

Earnings used in the computation of diluted earnings per share	$22,899,021	$20,423,209	$19,327,353	$596,523

Weighted average number of ordinary shares outstanding (in thousand shares):

	For the Years Ended December 31
	2014	2015	2016

Weighted average number of ordinary shares in computation of basic earnings per share	7,687,930	7,652,773	7,662,870
Effect of potentially dilutive ordinary shares:
Convertible bonds	375,271	455,671	515,295
Employee share options	101,850	86,994	59,218
Bonus to employees or employees’ compensation	55,643	54,626	46,746

Weighted average number of ordinary shares in computation of diluted earnings per share	8,220,694	8,250,064	8,284,129

For purposes of the ADS calculation, the denominator represents the above-mentioned weighted average outstanding shares divided by five (one ADS represents five ordinary shares). The numerator was the same.

D-1-F-73

The Group is able to settle the bonus to employees and employees’ compensation by cash or shares. The Group assumed that the entire amount of the compensation would be settled in shares and the resulting potential shares were included in the weighted average number of ordinary shares outstanding used in the computation of diluted earnings per share if the effect is dilutive. Such dilutive effect of the potential shares was included in the computation of diluted earnings per share until the shareholders approve the number of shares to be distributed to employees at their meeting in the following year.

26.	SHARE-BASED PAYMENT ARRANGEMENTS

Employee share option plans of the Company and its subsidiaries

In order to attract, retain and reward employees, ASE Inc. had five employee share option plans for full-time employees of the Group, including 100,000 thousand share options approved to be granted in April 2015. Each share option represents the right to purchase one ordinary share of ASE Inc. when exercised. Under the terms of the plans, share options are granted at an exercise price equal to or not less than the closing price of the ordinary shares listed on the TSE at the grant date. The option rights of these plans are valid for 10 years, non-transferable and exercisable at certain percentages subsequent to the second anniversary of the grant date. For any subsequent changes in the Company’s capital structure, the exercise price is accordingly adjusted.

a.	ASE Inc. Option Plans

Information about share options was as follows:

	For the Years Ended December 31
	2014		2015		2016
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price
	(In	Per Share	(In	Per Share	(In	Per Share
	Thousands)	(NT$)	Thousands)	(NT$)	Thousands)	(NT$)

Balance at January 1	285,480	$20.5	209,745	$20.7	252,607	$26.6
Options granted	-	-	94,270	36.5	-	-
Options forfeited	(1,515)	20.5	(1,975)	30.3	(6,056)	34.6
Options expired	(322)	13.5	(730)	11.1	-	-
Options exercised	(73,898)	19.7	(48,703)	20.6	(35,756)	20.9

Balance at December 31	209,745	20.7	252,607	26.6	210,795	27.3

Options exercisable, end of year	189,240	20.7	158,103	20.8	123,007	20.8

Weighted-average fair value of options granted (NT$)	$-		$ 7.18~7.39		$-

The weighted average share price at exercise dates of share options for the years ended December 31, 2014, 2015 and 2016 was NT$35.1, NT$38.8 and NT$36.2 (US$1.12) , respectively.

D-1-F-74

Information about the Company’s outstanding share options at each balance sheet date was as follows:

	Range of Exercise Price Per Share (NT$)	Weighted Average Remaining Contractual Life (Years)

December 31, 2015	$ 20.4-22.6	3.5
	36.5	9.7

December 31, 2016	20.4-22.6	2.5
	36.5	8.7

b.	ASE Mauritius Inc. Option Plan

ASE Mauritius Inc. has an employee share option plan for full-time employees of the Group which granted 30,000 thousand units in December 2007. Under the terms of the plan, each unit represents the right to purchase one ordinary share of ASE Mauritius Inc. when exercised. The option rights of the plan are valid for 10 years, non-transferable and exercisable at certain percentages subsequent to the second anniversary of the grant date.

Information about share options was as follows:

	For the Years Ended December 31
	2014		2015		2016
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price
	(In	Per Share	(In	Per Share	(In	Per Share
	Thousands)	(US$)	Thousands)	(US$)	Thousands)	(US$)

Balance at January 1	28,545	$1.7	28,545	$1.7	28,470	$1.7
Options forfeited	-	-	(75)	1.7	-	-

Balance at December 31	28,545	1.7	28,470	1.7	28,470	1.7

Options exercisable, end of year	28,545	1.7	28,470	1.7	28,470	1.7

As of December 31, 2015 and 2016, the share options were all vested and the remaining contractual life was 2 years and 1 year, respectively.

c.	USIE Option Plans

The terms of the plans issued by USIE were the same with those of the Company’s option plans.

Information about share options was as follows:

	For the Years Ended December 31
	2014		2015		2016
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price
	(In	Per Share	(In	Per Share	(In	Per Share
	Thousands)	(US$)	Thousands)	(US$)	Thousands)	(US$)

Balance at January 1	34,939	$2.1	34,159	$2.1	29,695	$2.1
Options forfeited	-	-	(84)	2.8	-	-
Options exercised	(780)	1.5	(4,380)	1.9	(3,762)	2.0

(Continued)

D-1-F-75

	For the Years Ended December 31
	2014		2015		2016
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price
	(In	Per Share	(In	Per Share	(In	Per Share
	Thousands)	(US$)	Thousands)	(US$)	Thousands)	(US$)

Balance at December 31	34,159	2.1	29,695	2.1	25,933	2.2

Options exercisable, end of year	30,874	2.0	28,106	2.1	25,933	2.2

Information about USIE’s outstanding share options at each balance sheet date was as follows:

	Range of Exercise Price Per Share (US$)	Weighted Average Remaining Contractual Life (Years)

December 31, 2015	$1.5	5.0
	2.4-2.9	4.9

December 31, 2016	1.5	4.0
	2.4-2.9	3.9

In 2015 and 2016, the Group’s shareholdings of USIE decreased due to USIE’s share options exercised. The transaction was accounted for as an equity transaction since the Group did not cease to have control over USIE and, as a result, capital surplus was decreased by NT$564,344 thousand and NT$444,320 thousand (US$13,714 thousand) in 2015 and 2016, respectively.

d.	USISH Option Plans

In November 2015, the shareholders of USISH approved a share option plan for the employees of USISH. Each unit represents the right to purchase one ordinary share of USISH when exercised. The options are valid for 10 years, non-transferable and exercisable at certain percentages subsequent to the second anniversary of the grant date incorporated with certain performance conditions. For any subsequent changes in USISH’s capital structure, the exercise price is accordingly adjusted.

Information about share options was as follows:

	For the Years Ended December 31
	2015		2016
		Weighted		Weighted
		Average		Average
	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price
	(In	Per Share	(In	Per Share
	Thousands)	(CNY)	Thousands)	(CNY)

Balance at January 1	-	$-	26,627	$15.5
Options granted	26,640	15.5	-	-
Options forfeited	(13)	15.5	(1,630)	15.5

Balance at December 31	26,627	15.5	24,997	15.5

Options exercisable, end of year	-	-	-	-

Weighted-average fair value of options granted (CNY)	$5.95~7.14		$-

D-1-F-76

As of December 31, 2015 and 2016, the remaining contractual life of the share options was 9.9 years and 8.9 years, respectively.

Fair value of share options

Share options granted by the Company and USISH in 2015 were measured using the Hull & White Model (2004) incorporated with Ritchken’s Trinomial Tree Model (1995) and the Black-Scholes Option Pricing Model, respectively, and the inputs to the models were as follows:

	ASE Inc.	USISH

Share price at the grant date	NT$36.5	CNY15.2
Exercise prices	NT$36.5	CNY15.5
Expected volatility	27.02%	40.33%-45.00%
Expected lives	10 years	10 years
Expected dividend yield	4.00%	0.87%
Risk free interest rates	1.34%	3.06%-3.13%

Expected volatility was based on the historical share price volatility over the past 10 years of ASE Inc. and the comparable companies of USISH, respectively. Under the Hull & White Model (2004) incorporated with Ritchken’s Trinomial Tree Model (1995), the Company assumed that employees would exercise the options after vesting date when the share price was 1.88 times the exercise price to allow for the effects of early exercise.

In December 2014 and 2015, USIE had modified the terms of its option plan granted in 2007 to extend the valid period from 11 years to 12 years and from 12 years to 13 years, respectively. The incremental fair value of NT$10,378 thousand and NT$13,721 thousand were all recognized as employee benefits expense in 2014 and 2015, respectively, since the options were all vested.

Employee benefits expense recognized on employee share options was NT$110,157 thousand, NT$133,496 thousand and NT$470,788 thousand (US$14,530 thousand) for the years ended December 31, 2014, 2015 and 2016, respectively.

27.	BUSINESS COMBINATIONS

a.	Subsidiary acquired

	Principal Activity	Date of Acquisition	Proportion of Voting Equity Interests Acquired	Cash Consideration
				NT$

TLJ	Engaged in information software services	May 3, 2016	60%	$89,998

D-1-F-77

b.	Consideration transferred, preliminary fair value of assets acquired and liabilities assumed as well as net cash outflow on acquisition of subsidiaries at the acquisition dates were as follows:

	NT$	US$ (Note 4)

Current assets	$16,645	$514
Non-current assets	4,081	126
Current liabilities	(7,599)	(234)
	13,127	406
Non-controlling interests	(7,021)	(217)
Goodwill	83,892	2,589
Total consideration	89,998	2,778
Less: Cash and cash equivalent acquired	(16,561)	(511)

	$73,437	$2,267

In May 2016, the Company’s subsidiary, ASE Test, Inc., acquired 60% shareholdings of TLJ with a total consideration determined primarily based on independent professional appraisal reports. NT$41,739 thousand (US$1,288 thousand) out of the total consideration was paid to key management personnel and related parties. As of December 31, 2016, the Group has not completed the identification of the difference between the cost of the investment and the Group’s share of the net fair value of TLJ’s identifiable assets and liabilities and, as a result, the difference was recognized as goodwill provisionally.

28.	EQUITY TRANSACTION WITH NON-CONTROLLING INTERESTS

In November 2014, USISH completed its cash capital increase of CNY2,017,690 thousand and the Group’s shareholdings of USISH decreased from 88.6% to 82.1% since the Group did not subscribe for additional new shares.

In April 2015, the Group’s subsidiary, USIE, sold its shareholdings of 54,000 thousand ordinary shares of USISH amounting to CNY1,992,060 thousand and, as a result, the Group’s shareholdings of USISH decreased from 82.1% to 77.2%. The transaction was accounted for as an equity transaction since the Group did not cease to have control over USISH and, as a result, capital surplus was increased by NT$7,197,510 thousand in the second quarter of 2015.

In February 2016, USIE repurchased its own 4,501 thousand outstanding ordinary shares and, as a result, the Group’s shareholdings of USIE increased from 96.7% to 98.8%. The transaction was accounted for as an equity transaction since the Group did not cease to have control over USIE and capital surplus was decreased by NT$1,912,887 thousand in the first quarter of 2016.

In February 2016, the Company disposed 39,603 thousand shares in USI to the Company’s subsidiary, UGTW, at NT$20 per share with a total consideration of NT$792,064 thousand (US$24,446 thousand) and, as a result, the Group’s shareholdings of USI decreased from 99.0% to 76.5%. The transaction was accounted for as an equity transaction since the Group did not cease to have control over USI and capital surplus was decreased by NT$20,552 thousand (US$634 thousand).

D-1-F-78

29.	NON-CASH TRANSACTIONS

For the years ended December 31, 2014, 2015 and 2016, the Group entered into the following non-cash investing activities which were not reflected in the consolidated statements of cash flows:

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Payments for property, plant and equipment
Purchase of property, plant and equipment	$43,448,587	$28,280,821	$27,680,862	$854,348
Decrease in prepayments for property, plant and equipment (recorded under the line item of other non-current assets)	(34,894)	(267,334)	(89,337)	(2,757)
(Increase) decrease in payables for property, plant and equipment	(3,688,526)	2,314,772	(823,171)	(25,407)
Capitalized borrowing costs	(126,203)	(48,135)	(54,191)	(1,673)

	$39,598,964	$30,280,124	$26,714,163	$824,511

Proceeds from disposal of property, plant and equipment
Consideration from disposal of property, plant and equipment	$462,438	$201,766	$692,826	$21,383
(Increase) decrease in other receivables	(41,231)	41,265	(22,626)	(698)

	$421,207	$243,031	$670,200	$20,685

Payments for other intangible assets
Purchase for other intangible assets	$396,466	$491,135	$675,144	$20,838
Increase in other payables	-	-	(120,938)	(3,733)
Increase in other liabilities	-	-	(40,313)	(1,244)

	$396,466	$491,135	$513,893	$15,861

30.	OPERATING LEASE ARRANGEMENTS

Except those discussed in Note 17, the Company and its subsidiary, ASE Test, Inc., lease the land on which their buildings are located under various operating lease agreements with the ROC government expiring through June 2035. The agreements grant these entities the option to renew the leases and reserve the right for the lessor to adjust the lease payments upon an increase in the assessed value of the land and to terminate the leases under certain conditions. In addition, the Group leases buildings, machinery and equipment under operating leases.

The subsidiaries’ offices located in U.S.A. and Japan, etc. are leased from other parties and the lease terms will expire through 2017 to 2023 with the option to renew the leases upon expiration.

The Group recognized rental expense of NT$1,459,835 thousand, NT$1,390,821 thousand and NT$ 1,411,533 thousand (US$43,566 thousand) for the years ended December 31, 2014, 2015 and 2016, respectively.

D-1-F-79

31.	CAPITAL MANAGEMENT

The capital structure of the Group consists of debt and equity. The Group manages its capital to ensure that entities in the Group will be able to continue as going concerns while maximizing the return to shareholders through the optimization of the debt and equity balance. Key management personnel of the Group periodically reviews the cost of capital and the risks associated with each class of capital. In order to balance the overall capital structure, the Group may adjust the amount of dividends paid to shareholders, the number of new shares issued or repurchased, and the amount of new debt issued or existing debt redeemed.

The Group is not subject to any externally imposed capital requirements except those discussed in Note 18.

32. FINANCIAL INSTRUMENTS

a.	Fair value of financial instruments that are not measured at fair value

1)	Fair value of financial instruments not measured at fair value but for which fair value is disclosed

Except bonds payable measured at amortized cost, the management considered that the carrying amounts of financial assets and financial liabilities not measured at fair value approximate their fair values. The carrying amounts and fair value of bonds payable as of December 31, 2015 and 2016, respectively, were as follows:

	Carrying Amount		Fair Value
	NT$	US$ (Note 4)	NT$	US$ (Note 4)

December 31, 2015	$38,426,250		$38,465,355
December 31, 2016	36,999,903	$1,141,972	37,300,356	$1,151,246

2)	Fair value hierarchy

The aforementioned fair value hierarchy of bonds payable was Level 3 which was determined based on discounted cash flow analysis with the applicable yield curve for the duration or the latest trading prices.

b.	Fair value of financial instruments that are measured at fair value on a recurring basis

1)	Fair value hierarchy

	Level 1	Level 2	Level 3	Total
	NT$	NT$	NT$	NT$

December 31, 2015

Financial assets at FVTPL
Financial assets designated as at FVTPL
Structured time deposits	$-	$1,646,357	$-	$1,646,357
Private-placement convertible bonds	-	100,500	-	100,500

(Continued)

D-1-F-80

	Level 1	Level 2	Level 3	Total
	NT$	NT$	NT$	NT$

Derivative financial assets
Swap contracts	$-	$1,452,611	$-	$1,452,611
Forward exchange contracts	-	18,913	-	18,913
Forward currency options	-	5,020	-	5,020

Non-derivative financial assets held for trading
Open-end mutual funds	573,242	-	-	573,242
Quoted shares	37,058	-	-	37,058

	$610,300	$3,223,401	$-	$3,833,701

Available-for-sale financial assets
Limited Partnership	$-	$-	$476,612	$476,612
Unquoted shares	-	-	264,477	264,477
Quoted shares	197,580	-	-	197,580
Open-end mutual funds	16,037	-	-	16,037

	$213,617	$-	$741,089	$954,706

Financial liabilities at FVTPL
Derivative financial liabilities
Conversion option, redemption option and put option of convertible bonds	$-	$2,632,565	$-	$2,632,565
Swap contracts	-	290,176	-	290,176
Forward exchange contracts	-	69,207	-	69,207
Foreign currency option contracts	-	13,659	-	13,659
Interest rate swap contracts	-	119	-	119

	$-	$3,005,726	$-	$3,005,726

(Concluded)

	Level 1		Level 2		Level 3		Total
	NT$	US$ (Note 4)	NT$	US$ (Note 4)	NT$	US$ (Note 4)	NT$	US$ (Note 4)

December 31, 2016

Financial assets at FVTPL
Financial assets designated as at FVTPL
Private-placement convertible bonds	$-	$-	$100,583	$3,104	$-	$-	$100,583	$3,104

Derivative financial assets
Swap contracts	-	-	462,339	14,270	-	-	462,339	14,270
Forward exchange contracts	-	-	66,872	2,064	-	-	66,872	2,064

Non-derivative financial assets held for trading
Quoted shares	1,855,073	57,255	-	-	-	-	1,855,073	57,255
Open-end mutual funds	584,945	18,054	-	-	-	-	584,945	18,054

	$2,440,018	$75,309	$629,794	$19,438	$-	$-	$3,069,812	$94,747

Available-for-sale financial assets
Unquoted shares	$-	$-	$-	$-	$631,418	$19,488	$631,418	$19,488
Limited partnership	-	-	-	-	273,372	8,437	273,372	8,437
Open-end mutual funds	243,458	7,514	-	-	-	-	243,458	7,514
Quoted shares	146,786	4,531	-	-	-	-	146,786	4,531

	$390,244	$12,045	$-	$-	$904,790	$27,925	$1,295,034	$39,970

(Continued)

D-1-F-81

	Level 1		Level 2		Level 3		Total
	NT$	US$ (Note 4)	NT$	US$ (Note 4)	NT$	US$ (Note 4)	NT$	US$ (Note 4)

Financial liabilities at FVTPL
Derivative financial liabilities
Conversion option, redemption option and put option of convertible bonds	$-	$-	$1,213,890	$37,466	$-	$-	$1,213,890	$37,466
Swap contracts	-	-	422,934	13,054	-	-	422,934	13,054
Forward exchange contracts	-	-	108,912	3,361	-	-	108,912	3,361
Foreign currency option contracts	-	-	17,924	553	-	-	17,924	553

	$-	$-	$1,763,660	$54,434	$-	$-	$1,763,660	$54,434

(Concluded)

For the financial assets and liabilities that were measured at fair value on a recurring basis held for the years ended December 31, 2015 and 2016, there were no transfers between Level 1 and Level 2 of the fair value hierarchy.

2)	Reconciliation of Level 3 fair value measurements of financial assets

The financial assets measured at Level 3 fair value were equity investments with no quoted prices classified as available-for-sale financial assets - non-current. Reconciliations for the years ended December 31, 2014, 2015 and 2016 were as follows:

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Balance at January 1	$797,162	$778,866	$741,089	$22,873
Purchases	38,793	2,010	495,928	15,306
Total gain or loss
In profit or loss	(10,390)	(15,891)	(100,734)	(3,109)
In other comprehensive income	(25,687)	21,195	(202,565)	(6,252)
Disposals	(21,012)	(45,091)	(28,928)	(893)

Balance at December 31	$778,866	$741,089	$904,790	$27,925

3)	Valuation techniques and assumptions applied for the purpose of measuring fair value

a)	Valuation techniques and inputs applied for the purpose of measuring Level 2 fair value measurement

Financial Instruments	Valuation Techniques and Inputs

Derivatives - swap contracts, forward exchange contracts, foreign currency option contracts and interest rate swap contracts	Discounted cash flows - Future cash flows are estimated based on observable forward exchange rates or interest rates at balance sheet dates and contract forward exchange rates or interest rates, discounted at rates that reflected the credit risk of various counterparties.

Derivatives - conversion option, redemption option and put option of convertible bonds	Option pricing model - Incorporation of present value techniques and reflect both the time value and the intrinsic value of options

Structured time deposits and private-placement convertible bonds	Discounted cash flows - Future cash flows are estimated based on observable forward exchange rates or stock prices at balance sheet dates and contract interest rate ranges or conversion prices, discounted at rates that reflected the credit risk of various counterparties.

D-1-F-82

b)	Valuation techniques and inputs applied for the purpose of measuring Level 3 fair value measurement

The fair value of the Group’s investments in unquoted shares on Level 3 fair value measurement were measured using market approach based on investees’ recent financing activities, technical development, valuation of investees comparable companies, market conditions and other economic indicators.

In 2014, the Group assessed the financial condition as well as future operating performance of its available-for-sale financial assets and then charged an impairment loss of NT$10,390 under the line item of other gains and losses in the consolidated statement of comprehensive income for the year ended December 31, 2014.

In 2016, the fair values of investments in limited partnership are measured by estimating future cash inflows from disposal (net of transaction cost). The Group recognized an impairment loss of NT$90,000 thousand (US$2,778 thousand) under the line item of other gains and losses in the consolidated statements of comprehensive income for the year ended December 31, 2016.

c.	Categories of financial instruments

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Financial assets

FVTPL
Designated as at FVTPL	$1,746,857	$100,583	$3,104
Held for trading	2,086,844	2,969,229	91,643
Available-for-sale financial assets	954,706	1,295,034	39,970
Loans and receivables (Note 1)	101,259,880	92,082,628	2,842,056

Financial liabilities

FVTPL
Held for trading	3,005,726	1,763,660	54,434
Measured at amortized cost (Note 2)	173,294,140	168,397,006	5,197,438

Note 1:	The balances included loans and receivables measured at amortized cost which comprise cash and cash equivalents, trade and other receivables and other financial assets.

Note 2:	The balances included financial liabilities measured at amortized cost which comprise short-term borrowings, short-term bills payable, trade and other payables, bonds payable and long-term borrowings.

d.	Financial risk management objectives and policies

The derivative instruments used by the Group are to mitigate risks arising from ordinary business operations. All derivative transactions entered into by the Group are designated as either hedging or trading. Derivative transactions entered into for hedging purposes must hedge risk against fluctuations in foreign exchange rates and interest rates arising from operating activities. The currencies and the amount of derivative instruments held by the Group must match its hedged assets and liabilities denominated in foreign currencies.

The Group's risk management department monitors risks to mitigate risk exposures, reports unsettled position, transaction balances and related gains or losses to the Group’s chief financial officer on monthly basis.

D-1-F-83

1)	Market risk

The Group’s activities exposed it primarily to the financial risks of changes in foreign currency exchange rates and interest rates. Gains or losses arising from fluctuations in foreign currency exchange rates of a variety of derivative financial instruments were approximately offset by those of hedged items. Interest rate risk was not significant due to the cost of capital was expected to be fixed.

There had been no change to the Group's exposure to market risks or the manner in which these risks were managed and measured.

a)	Foreign currency exchange rate risk

The Group had sales and purchases as well as financing activities denominated in foreign currency which exposed the Group to foreign currency exchange rate risk. The Group entered into a variety of derivative financial instruments to hedge foreign currency exchange rate risk to minimize the fluctuations of assets and liabilities denominated in foreign currencies.

The carrying amounts of the Group's foreign currency denominated monetary assets and liabilities (including those eliminated upon consolidation) as well as derivative instruments which exposed the Group to foreign currency exchange rate risk at each balance sheet date are presented in Note 36.

The Group was principally subject to the impact to exchange rate fluctuation in US$ and JPY against NT$ or CNY. 1% is the sensitivity rate used when reporting foreign currency exchange rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign currency exchange rates. The sensitivity analysis included financial assets and liabilities and inter-company receivables and payables within the Group. The changes in profit before income tax due to a 1% change in U.S. dollars and Japanese yen both against NT$ and CNY would be NT$41,000 thousand, NT$18,000 thousand and NT$69,000 thousand (US$2,130 thousand) for the years ended December 31, 2014, 2015 and 2016, respectively. Hedging contracts and hedged items have been taken into account while measuring the changes in profit before income tax. The abovementioned sensitivity analysis mainly focused on the foreign currency monetary items at the end of the year. As the year-end exposure did not reflect the exposure for the years ended December 31, 2014, 2015 and 2016, the abovementioned sensitivity analysis was unrepresentative of those years.

b)	Interest rate risk

Except a portion of long-term borrowings and bonds payable at fixed interest rates, the Group was exposed to interest rate risk because group entities borrowed funds at floating interest rates. Changes in market interest rates will lead to variances in effective interest rates of borrowings from which the future cash flow fluctuations arise. The Group entered into a variety of derivative financial instruments to hedge interest rate risk to minimize the fluctuations of assets and liabilities denominated in interest rate.

The carrying amounts of the Group's financial assets and financial liabilities with exposure to interest rates at each balance sheet date were as follows:

D-1-F-84

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)
Fair value interest rate risk
Financial liabilities	$18,030,482	$30,243,887	$933,453

Cash flow interest rate risk
Financial assets	53,475,994	29,977,709	925,238
Financial liabilities	65,213,083	65,800,323	2,030,874

For assets and liabilities with floating interest rates, a 100 basis point increase or decrease was used when reporting interest rate risk internally to key management personnel. If interest rates had been 100 basis points (1%) higher or lower and all other variables held constant, the Group’s profit before income tax for the years ended December 31, 2014, 2015 and 2016 would have decreased or increased approximately by NT$135,000 thousand, NT$117,000 thousand and NT$358,000 thousand (US$11,049 thousand), respectively. Hedging contracts and hedged items have been taken into account while measuring the changes in profit before income tax. The abovementioned sensitivity analysis mainly focused on the interest rate items at the end of the reporting period. As the period-end exposure did not reflect the exposure for the years ended December 31, 2014, 2015 and 2016, the abovementioned sensitivity analysis was unrepresentative of those periods.

c)	Other price risk

The Group was exposed to equity or debt price risk through its investments in financial assets at FVTPL, including private-placement convertible bonds, quoted shares, open-end mutual funds, and available-for-sale financial assets. If equity or debt prices were 1% higher or lower, profit before income tax for the years ended December 31, 2014, 2015 and 2016 would have increased or decreased approximately by NT$6,800 thousand, NT$7,100 thousand and NT$26,000 thousand (US$802 thousand), respectively, and other comprehensive income before income tax for the years ended December 31, 2014, 2015 and 2016 would have increased or decreased approximately by NT$25,000 thousand, NT$10,000 thousand and NT$13,000 thousand (US$401 thousand), respectively.

In addition, the Group was also exposed to the Company’s ordinary share price risk through Bonds Options recognized as financial liabilities held for trading. 7% is the sensitivity rate used when reporting price risk internally to key management personnel. If the Company’s ordinary share price increased or decreased by 7%, profit before income tax for the years ended December 31, 2014, 2015 and 2016 would have decreased approximately by NT$651,000 thousand, NT$605,000 thousand and NT$510,000 thousand (US$15,741 thousand), respectively, or increased approximately by NT$608,000 thousand, NT$638,000 thousand and NT$445,000 thousand (US$13,735 thousand), respectively.

2)	Credit risk

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group’s credit risk arises from cash and cash equivalents, receivables and other financial assets. The Group’s maximum exposure to credit risk was the carrying amounts of financial assets in the consolidated balance sheets.

The Group dealt with counterparties creditworthy and has a credit policy and trade receivable management procedures to ensure recovery and evaluation of trade receivables. The Group’s counterparties consisted of a large number of customers and banks and there was no significant concentration of credit risk exposure.

D-1-F-85

3)	Liquidity risk

The Group manages liquidity risk by maintaining adequate working capital and banking facilities to fulfill the demand for cash flow used in the Group’s operation and capital expenditure. The Group also monitors its compliance with all the loan covenants. Liquidity risk is not considered to be significant.

In the table below, financial liabilities with a repayment on demand clause were included in the earliest time band regardless of the probability of counter-parties choosing to exercise their rights. The maturity dates for other non-derivative financial liabilities were based on the agreed repayment dates.

To the extent that interest flows are floating rate, the undiscounted amounts were derived from the interest rates at each balance sheet date.

	On Demand or Less than 1 Month	1 to 3 Months	3 Months to 1 Year	1 to 5 Years	More than 5 Years
	NT$	NT$	NT$	NT$	NT$

December 31, 2015

Non-derivative financial liabilities
Non-interest bearing	$19,393,406	$19,626,026	$6,493,504	$1,926	$194,346
Floating interest rate liabilities	6,617,050	5,677,129	10,582,324	39,202,454	775,273
Fixed interest rate liabilities	16,168,484	2,463,617	24,787,238	18,078,920	-

	$42,178,940	$27,766,772	$41,863,066	$57,283,300	$969,619

December 31, 2016

Non-derivative financial liabilities
Non-interest bearing	$23,907,221	$20,553,395	$4,360,322	$42,285	$190,941
Floating interest rate liabilities	9,733,727	5,232,407	6,634,931	44,504,416	1,728,448
Fixed interest rate liabilities	5,360,644	1,019,221	10,549,983	28,553,095	2,062,500

	$39,001,592	$26,805,023	$21,545,236	$73,099,796	$3,981,889

	On Demand or Less than 1 Month	1 to 3 Months	3 Months to 1 Year	1 to 5 Years	More than 5 Years
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)
December 31, 2016

Non-derivative financial liabilities
Non-interest bearing	$737,877	$634,364	$134,578	$1,305	$5,893
Floating interest rate liabilities	300,424	161,494	204,782	1,373,593	53,347
Fixed interest rate liabilities	165,452	31,457	325,617	881,268	63,658

	$1,203,753	$827,315	$664,977	$2,256,166	$122,898

The amounts included above for floating interest rate instruments for non-derivative financial liabilities was subject to change if changes in floating interest rates differ from those estimates of interest rates determined at each balance sheet date.

The following table detailed the Group's liquidity analysis for its derivative financial instruments. The table was based on the undiscounted contractual net cash inflows and outflows on derivative instruments that settle on a net basis, and the undiscounted gross cash inflows and outflows on those derivatives that require gross settlement. When the amounts payable or receivable are not fixed, the amounts disclosed have been determined by reference to the projected interest rates as illustrated by the yield curves at each balance sheet date.

D-1-F-86

	On Demand or Less than 1 Month	1 to 3 Months	3 Months to 1 Year
	NT$	NT$	NT$

December 31, 2015

Net settled
Forward exchange contracts	$(230)	$3,435	$-
Foreign currency option contracts	$2,054	$8,735	$-

Gross settled
Forward exchange contracts
Inflows	$2,822,265	$2,421,602	$-
Outflows	(2,836,080)	(2,429,050)	-
	(13,815)	(7,448)	-

Swap contracts
Inflows	$16,561,521	$22,476,799	$36,796,825
Outflows	(16,564,549)	(22,007,274)	(35,813,527)
	(3,028)	469,525	983,298

Interest rate swap contracts
Inflows	12,603	12,466	25,069
Outflows	(11,595)	(11,469)	(23,063)
	1,008	997	2,006

	$(15,835)	$463,074	$985,304

December 31, 2016

Net settled
Forward exchange contracts	$22,680	$13,320	$-
Foreign currency option contracts	$(344)	$-	$-

Gross settled
Forward exchange contracts
Inflows	$5,134,196	$912,213	$-
Outflows	(5,245,724)	(915,900)	-
	(111,528)	(3,687)	-

Swap contracts
Inflows	5,345,159	17,399,695	43,537,500
Outflows	(5,439,190)	(17,540,927)	(42,882,201)
	(94,031)	(141,232)	655,299

	$(205,559)	$(144,919)	$655,299

D-1-F-87

	On Demand or Less than 1 Month	1 to 3 Months	3 Months to 1 Year
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

December 31, 2016
Net settled
Forward exchange contracts	$700	$411	$-
Foreign currency option contracts	$(10)	$-	$-

Gross settled
Forward exchange contracts
Inflows	$158,463	$28,155	$-
Outflows	(161,905)	(28,269)	-
	(3,442)	(114)	-

Swap contracts
Inflows	$164,974	$537,028	$1,343,750
Outflows	(167,876)	(541,387)	(1,323,525)
	(2,902)	(4,359)	20,225

	$(6,344)	$(4,473)	$20,225

33.	RELATED PARTY TRANSACTIONS

Balances and transactions within the Group had been eliminated upon consolidation. Details of transactions between the Group and other related parties were disclosed as follows:

a.	The Company contributed each NT$100,000 thousand (US$3,086 thousand) to ASE Cultural and Educational Foundation (“ASE Foundation”) during 2014, 2015 and 2016, respectively, for environmental charity in promoting the related domestic environmental protection and public service activities (Note 35).

b.	During 2016, the Company acquired patents and specific technology from an associate at NT$403,543 thousand (US$12,455 thousand), which was primarily based on independent professional appraisal reports. As of December 31, 2016, NT$161,250 thousand (US$4,977 thousand) has not been paid and was accrued under the line item of other payables and other non-current liabilities.

c.	During 2014 and 2015, the Company acquired real estate from an associate at NT$4,540,086 thousand and NT$2,466,000 thousand, respectively, which were primarily based on independent professional appraisal reports and fully paid.

d.	During 2014, the construction of buildings with green design concept and other projects on current leased property for which the Company contracted with an associate has been completed with a total consideration of NT$349,646 thousand, which was primarily based on independent professional appraisal reports as well as request for quotation and price negotiation, and the payment schedule was based on the agreed acceptance progress. In addition, the Company contracted with the same associate for the construction of employee dormitory on leased property. During 2015 and 2016, the employee dormitory has been capitalized for NT$504,600 thousand and NT$875,000 thousand (US$27,006 thousand), respectively. As of December 31, 2016, NT$228,500 thousand (US$7,052 thousand) has not been paid and was accrued under the line item of other payables.

e.	During 2014, the Company donated NT$15,000 thousand to Social Affairs Bureau of the Kaohsiung City Government through ASE Foundation to help the Kaohsiung City Government rebuild the damaged area and settle the residents who suffered or needed to be evacuated from home due to the gas explosion accident in the Qianzhen District of the Kaohsiung City.

D-1-F-88

f.	In February 2016, USIE repurchased its own 1,801 thousand outstanding ordinary shares from the Group’s key management personnel with approximately NT$1,130,650 thousand (US$34,897 thousand).

g.	Compensation to key management personnel

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Short-term employee benefits	$989,720	$812,002	$790,460	$24,397
Post-employment benefits	4,049	3,944	4,790	148
Share-based payments	50,327	17,937	11,547	356

	$1,044,096	$833,883	$806,797	$24,901

The compensation to the Company’s key management personnel is determined according to personal performance and market trends.

34.	ASSETS PLEDGED AS COLLATERAL OR FOR SECURITY

In addition to Note 9, the following assets were provided as collateral for bank borrowings and the tariff guarantees of imported raw materials:

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Inventories related to real estate business	$16,312,519	$16,813,023	$518,921
Other financial assets (including current and non-current)	229,613	220,228	6,797

	$16,542,132	$17,033,251	$525,718

35.	SIGNIFICANT CONTINGENT LIABILITIES AND UNRECOGNIZED COMMITMENTS

In addition to those disclosed in other notes, significant commitments and contingencies of the Group as of each balance sheet date were as follows:

a.	Significant commitments

1)	As of December 31, 2015 and 2016, unused letters of credit of the Group were approximately NT$93,000 thousand and NT$97,000 thousand (US$2,994 thousand), respectively.

2)	As of December 31, 2015 and 2016, the amounts that the Group has committed to purchase property, plant and equipment were approximately NT$8,089,200 thousand and NT$6,630,957 thousand (US$204,659 thousand), respectively, of which NT$1,756,990 thousand and NT$668,509 thousand (US$20,633 thousand) had been prepaid, respectively.

3)	As of December 31, 2015 and 2016, the unpaid amounts that the Group has contracted for the construction related to the Group’s real estate business were approximately NT$2,745,400 thousand and NT$1,574,822 thousand (US$48,606 thousand), respectively.

D-1-F-89

4)	In consideration of corporate social responsibility for environmental protection, the Company’s board of directors, in December 2013, approved contributions to be made in the next 30 years, at a total amount of NT$3,000,000 thousand, at the minimum, to environmental protection efforts in Taiwan. In January 2017, the Company’s board of directors approved to contribute NT$100,000 thousand (US$3,086 thousand) to ASE Foundation for continuously implementing environmental effort in promoting the related domestic environmental protection and public service activities.

b.	Non-cancellable operating lease commitments

	December 31, 2016
	NT$	US$ (Note 4)

Less than 1 year	$284,214	$8,772
1-5 years	355,668	10,978
More than 5 years	438,545	13,535

	$1,078,427	$33,285

36.	SIGNIFICANT ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES

The following information was aggregated by the foreign currencies other than functional currencies of the group entities and the exchange rates between foreign currencies and respective functional currencies were disclosed. The significant financial assets and financial liabilities denominated in foreign currencies were as follows:

	Foreign Currencies (In Thousand)	Exchange Rate	Carrying Amount (In Thousand)

December 31, 2015

Monetary financial assets
US$	$2,926,597	US$1=NT$32.825	$96,065,552
US$	1,008,097	US$1=CNY6.4936	33,090,795
JPY	3,380,683	JPY1=NT$0.2727	921,912
JPY	8,467,689	JPY1=US$0.0083	2,309,139

Monetary financial liabilities
US$	2,988,953	US$1=NT$32.825	98,112,393
US$	995,195	US$1=CNY6.4936	32,667,265
JPY	3,747,333	JPY1=NT$0.2727	1,021,898
JPY	8,775,382	JPY1=US$0.0083	2,393,047

December 31, 2016

Monetary financial assets
US$	$3,106,557	US$1=NT$32.25	$100,186,466
US$	1,020,769	US$1=CNY6.9370	32,919,814
JPY	4,976,309	JPY1=NT$0.2756	1,371,471
JPY	9,277,760	JPY1=US$0.0085	2,556,951

Monetary financial liabilities
US$	3,013,288	US$1=NT$32.25	97,178,536
US$	891,487	US$1=CNY6.9370	28,750,462
JPY	5,881,716	JPY1=NT$0.2756	1,621,001
JPY	9,543,756	JPY1=US$0.0085	2,630,259

D-1-F-90

The significant realized and unrealized foreign exchange gain (loss) were as follows:

	For the Years Ended December 31
	2014		2015		2016
Functional Currencies	Exchange Rate	Net Foreign Exchange Gain (Loss)	Exchange Rate	Net Foreign Exchange Gain (Loss)	Exchange Rate	Net Foreign Exchange Gain
		NT$		NT$		NT$	US$ (Note 4)

NT$		$(1,591,124)		$(695,510)		$1,494,044	$46,113
US$	US$1 =NT$31.65	298,225	US$1 =NT$32.825	136,795	US$1 =NT$32.25	203,258	6,926
CNY	CNY1 =NT$5.1724	42,049	CNY1 =NT$5.0550	(271,358)	CNY1 =NT$4.649	224,393	6,273

		$(1,250,850)		$(830,073)		$1,921,695	$59,312

37.	OTHERS

a)	In November 2015, the Company received a legal brief filed by SPIL in connection with a lawsuit brought by SPIL against the Company which was filed with Kaohsiung District Court. On June 27, 2016, as SPIL failed to pay the court expenses upon the deadline, the Kaohsiung District Court dismissed the lawsuit pursuant to the relevant law. As a result, the lawsuit does not have material impact on the financial position and the result of operations of the Group.

b)	On December 20, 2013, the Kaohsiung Environmental Protection Bureau (“KEPB”) imposed a fine of NT$102,014 thousand (“the Administrative Fine”) upon the Company for the violation of the Water Pollution Control Act . The Company filed an administrative appeal to nullify the Administrative Fine, which, however, was dismissed by the Kaohsiung City Government. The Company then filed a lawsuit with the Kaohsiung High Administrative Court seeking to revoke the dismissal decision made by the Kaohsiung City Government (the “Administrative Appeal Decision”) and the Administrative Fine, and to demand a refund of the fine paid by the Company. The judgment of the Kaohsiung High Administrative Court was rendered on March 22, 2016, ruling to revoke the Administrative Appeal Decision and the Administrative Fine, and to dismiss the other complaint filed by the Company (i.e., to demand a refund of the fine paid by the Company). The Company appealed against the unfavorable ruling on April 14, 2016 and the case is now being heard by the Supreme Administrative Court. Meanwhile, owing to the event above, in January 2014, the Kaohsiung District Prosecutors Office charged the Company with violation of the Waste Disposal Act. The Kaohsiung District Court handed down the judgment and the Company was fined NT$3,000 thousand which has been recorded under the line item of other gains and losses for the year ended December 31, 2014. Then the Company appealed against the judgment to the Kaohsiung Branch of Taiwan High Court, and the Kaohsiung Branch of Taiwan High Court rendered on September 29, 2015 a final judgment of finding the Company not guilty of the criminal charge.

c)	For the future development and sustainable development of semiconductor industry , the Company’s board of directors approved in June 2016 to enter into and execute a joint share exchange agreement with SPIL to establish ASE Industrial Holding Co., Ltd. (” ASE Holding”) and ASE Holding will acquire all issued and outstanding shares of both ASE and SPIL in the way of share exchange. The share exchange will be conducted at an exchange ratio of 1 ordinary share of the Company for 0.5 ordinary share of ASE Holding, and at NT$55 in cash per SPIL's ordinary share, which has been adjusted to NT$51.2 after SPIL’s appropriation of earnings in 2016.

As of the date the consolidated financial statements were authorized for issue, the share exchange transaction has not been completed. According to the share exchange agreement, the completion of share exchange transaction is subject to the satisfaction or waiver of all conditions precedent (including the unconditional approvals at the Company and SPIL's shareholders meeting, the approval or consent to consummate the transaction from all relevant competent authorities). Unless the Company and SPIL entering into another agreement, this share exchange agreement shall be terminated automatically if the aforementioned conditions precedent are not satisfied or to be waived on or before December 31, 2017.

D-1-F-91

Due to the aforementioned share exchange agreement, treasury shares of the Company and the convertible bonds embedded with conversion option recognized as equity issued by the Company were affected as follows:

1)	For the outstanding balance of the Bonds, except where the Bonds have been redeemed or repurchased and cancelled or converted by the holders by exercising their conversion rights before the share exchange record date, the holders of the Bonds may, after the Company obtains approval from all relevant competent authorities and after the share exchange record date, convert such outstanding balance into newly issued ASE Holding common shares. The conversion shall be subject to applicable laws, the indenture of the Bonds and the share exchange ratio.

2)	Treasury shares purchased before the share exchange record date for the conversion of the Currency Linked Bonds will be exchanged to ASE Holding’s ordinary shares, which will still be hold by the Company, based on the agreed share exchange ratio. The conversion price of the Currency Linked Bonds shall also be adjusted in accordance with the agreed share exchange ratio in the joint share exchange agreement.

3)	For the employee share options issued by the Company upon the approval from relevant competent authorities before the execution of the joint share exchange agreement, ASE Holding will assume the Company’s obligations under the employee share options as of the share exchange record date. Except that the exercise price and amount shall be adjusted in accordance with the agreed share exchange ratio and that the shares subject to exercise shall be converted into ASE Holding’s newly issued ordinary shares, all other terms and conditions for issuance will remain the same. The final execution arrangements shall be made by ASE Holding in compliance with relevant laws and regulations and subject to the approval of relevant competent authorities.

38.	OPERATING SEGMENTS INFORMATION

The Group has the following reportable segments: Packaging, Testing and EMS. The Group packages bare semiconductors into finished semiconductors with enhanced electrical and thermal characteristics; provides testing services, including front-end engineering testing, wafer probing and final testing services; engages in the designing, assembling, manufacturing and sale of electronic components and telecommunications equipment motherboards. Information about other business activities and operating segments that are not reportable are combined and disclosed in “Others.” The Group engages in other activities such as substrate production and real estate business.

The accounting policies for segments are the same as those described in Note 4. The measurement basis for resources allocation and performance evaluation is based on profit before income tax.

Segment information for the years ended December 31, 2014, 2015 and 2016 was as follows:

a.	Segment revenues and results

	Packaging	Testing	EMS	Others	Total
	NT$	NT$	NT$	NT$	NT$

For the year ended December 31, 2014

Revenue from external customers	121,336,453	25,874,694	105,784,427	3,595,873	256,591,447
Inter-segment revenues (Note)	9,418,359	177,793	48,596,814	8,437,439	66,630,405
Segment revenues	130,754,812	26,052,487	154,381,241	12,033,312	323,221,852
Interest income	96,737	10,245	116,451	20,041	243,474
Interest expense	(1,566,595)	(15,663)	(155,702)	(586,466)	(2,324,426)
Depreciation and amortization	(17,533,267)	(6,160,378)	(1,435,509)	(1,221,622)	(26,350,776)
Share of the profit of associates	(121,882)	-	-	-	(121,882)
Impairment loss	(231,936)	(4,701)	(10,390)	(61,117)	(308,144)
Segment profit before income tax	17,279,239	6,800,894	3,818,393	636,529	28,535,055
Expenditures for segment assets	29,863,337	6,157,154	6,562,513	865,583	43,448,587

(Continued)

D-1-F-92

	Packaging	Testing	EMS	Others	Total
	NT$	NT$	NT$	NT$	NT$

December 31, 2014

Investments accounted for using the equity method	$1,468,242	$-	$-	$-	$1,468,242
Segment assets	166,359,949	44,147,813	78,865,897	44,345,158	333,718,817

For the year ended December 31, 2015

Revenue from external customers	116,607,314	25,191,916	138,242,100	3,261,206	283,302,536
Inter-segment revenues (Note)	9,454,671	191,608	58,451,996	7,659,282	75,757,557
Segment revenues	126,061,985	25,383,524	196,694,096	10,920,488	359,060,093
Interest income	53,235	12,536	149,385	26,928	242,084
Interest expense	(1,520,118)	(5,821)	(147,792)	(595,055)	(2,268,786)
Depreciation and amortization	(18,946,460)	(6,516,912)	(2,738,722)	(1,316,570)	(29,518,664)
Share of the profit of associates and joint ventures	126,265	-	-	-	126,265
Impairment loss	(139,397)	-	(102,389)	(16,343)	(258,129)
Segment profit before income tax	15,479,868	6,354,140	2,874,944	302,836	25,011,788
Expenditures for segment assets	19,691,068	4,754,481	2,917,939	917,333	28,280,821

December 31, 2015

Investments accounted for using the equity method	37,122,244	-	-	-	37,122,244
Segment assets	193,323,304	42,652,569	79,997,341	49,013,678	364,986,892

For the year ended December 31, 2016

Revenue from external customers	125,282,829	27,031,750	115,395,130	7,174,398	274,884,107
Inter-segment revenues (Note)	4,929,897	243,980	47,721,424	9,186,359	62,081,660
Segment revenues	130,212,726	27,275,730	163,116,554	16,360,757	336,965,767
Interest income	32,499	41,405	130,659	25,504	230,067
Interest expense	(1,727,127)	(5,980)	(44,433)	(439,997)	(2,217,537)
Depreciation and amortization	(18,706,891)	(6,566,936)	(2,759,298)	(1,389,179)	(29,422,304)
Share of the profit of associates and joint ventures	1,520,052	(7,833)	-	-	1,512,213
Impairment loss	(974,095)	(4,136)	(1,886)	-	(980,117)
Segment profit before income tax	13,928,292	7,228,182	4,626,263	2,242,404	28, 025,141
Expenditures for segment assets	17,561,135	8,247,003	906,042	966,682	27,680,862

December 31, 2016

Investments accounted for using the equity method	49,603,847	229,146	-	-	49,832,993
Segment assets	200,610,763	42,964,294	73,915,639	40,460,480	357,951,176

	Packaging	Testing	EMS	Others	Total
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

For the year ended December 31, 2016

Revenue from external customers	$3,866,754	$834,313	$3,561,578	$221,432	$8,484,077
Inter-segment revenues (Note)	152,157	7,530	1,472,883	283,530	1,916,100
Segment revenues	4,018,911	841,843	5,034,461	504,962	10,400,177
Interest income	1,003	1,278	4,033	787	7,101
Interest expense	(53,306)	(185)	(1,371)	(13,580)	(68,442)
Depreciation and amortization	(577,373)	(202,683)	(85,164)	(42,876)	(908,096)
Share of the profit of associates and joint ventures	46,915	(242)	-	-	46,673
Impairment loss	(30,065)	(128)	(58)	-	(30,251)
Segment profit before income tax	429,886	223,092	142,786	69,210	864,974
Expenditures for segment assets	542,010	254,537	27,964	29,837	854,348

December 31, 2016

Investments accounted for using the equity method	1,530,982	7,073	-	-	1,538,055
Segment assets	6,191,691	1,326,058	2,281,347	1,248,780	11,047,876

(Concluded)

Note:	Inter-segment revenues were eliminated upon consolidation.

D-1-F-93

b.	Revenue from major products and services

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

Advanced packaging and IC wirebonding service	$108,384,405	$103,735,586	$112,838,646	$3,482,674
Wafer probing and final testing service	25,116,026	24,136,399	26,065,195	804,481
Electronic components manufacturing service	104,904,455	137,347,359	114,425,790	3,531,660
Others	18,186,561	18,083,192	21,554,476	665,262

	$256,591,447	$283,302,536	$274,884,107	$8,484,077

c.	Geographical information

Geographical information about revenue from external customers and noncurrent assets are reported based on the country where the external customers are headquartered and noncurrent assets are located, respectively.

1)	Net revenues from external customers

	For the Years Ended December 31
	2014	2015	2016
	NT$	NT$	NT$	US$ (Note 4)

United States	$173,912,974	$205,730,670	$180,745,837	$5,578,575
Taiwan	36,747,699	32,631,149	38,868,679	1,199,651
Asia	24,042,586	22,885,128	29,896,304	922,725
Europe	20,826,125	20,577,069	23,275,732	718,387
Others	1,062,063	1,478,520	2,097,555	64,739

	$256,591,447	$283,302,536	$274,884,107	$8,484,077

2)	Noncurrent assets, excluding financial instruments, post-employment benefit assets and deferred tax assets

	December 31
	2015	2016
	NT$	NT$	US$ (Note 4)

Taiwan	$98,849,362	$97,349,392	$3,004,611
China	40,385,484	34,142,577	1,053,783
Others	25,458,503	26,935,370	831,339

	$164,693,349	$158,427,339	$4,889,733

d.	Major customers

Except one customer from which the operating revenues generated from packaging and EMS segments was NT$54,431,222 thousand, NT$88,311,697 thousand and NT$66,554,659 thousand (US$2,054,156 thousand) in 2014, 2015 and 2016, respectively, the Group did not have other single customer to which the operating revenues exceeded 10% of operating revenues for the years ended December 31, 2014, 2015 and 2016.

D-1-F-94

 Annex D-2

Advanced Semiconductor Engineering,
Inc. and Subsidiaries

Condensed Consolidated Financial Statements for the
Nine Months Ended September 30, 2016 and 2017

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

(Unaudited)

	December 31, 2016
	(Retrospectively Adjusted)	September 30, 2017
ASSETS	NT$	NT$	US$ (Note 4)

CURRENT ASSETS
Cash and cash equivalents (Notes 4 and 6)	$38,392,524	$38,975,077	$1,285,034
Financial assets at fair value through profit or loss -
current (Notes 4 and 7)	3,069,812	3,339,900	110,119
Available-for-sale financial assets - current (Notes 4
and 8)	266,696	80,239	2,646
Trade receivables, net (Notes 4 and 9)	51,145,557	51,830,071	1,708,871
Other receivables (Note 4)	665,480	4,703,637	155,082
Current tax assets (Notes 4 and 25)	471,752	242,856	8,007
Inventories (Notes 4 and 10)	21,438,062	26,771,663	882,679
Inventories related to real estate business (Notes 4, 11
24 and 36)	24,187,515	10,494,092	345,997
Other financial assets - current (Notes 4, 12 and 36)	558,686	569,419	18,774
Other current assets	2,593,575	2,905,274	95,789

Total current assets	142,789,659	139,912,228	4,612,998

NON-CURRENT ASSETS
Available-for-sale financial assets - non-current
(Notes 4 and 8)	1,028,338	1,111,964	36,662
Investments accounted for using the equity
method (Notes 4, 5 and 13)	49,824,690	48,926,273	1,613,131
Property, plant and equipment (Notes 4, 14, 24,
and 37)	143,880,241	136,981,981	4,516,386
Investment properties (Notes 4, 15, 24 and 36)	-	8,051,721	265,471
Goodwill (Notes 4, 5, 16 and 28)	10,490,309	10,388,715	342,523
Other intangible assets (Notes 4, 17, 24, 28 and 35)	1,617,261	1,441,418	47,524
Deferred tax assets (Notes 4 and 25)	4,536,924	3,954,752	130,391
Other financial assets - non-current (Notes 4, 12 and 36)	1,320,381	1,165,254	38,419
Long-term prepayments for lease (Note 18)	2,237,033	7,809,515	257,485
Other non-current assets	205,740	351,836	11,600

Total non-current assets	215,140,917	220,183,429	7,259,592

TOTAL	$357,930,576	$360,095,657	$11,872,590

 (Continued)

D-2-2

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

(Unaudited)

	December 31, 2016
	(Retrospectively Adjusted)	September 30, 2017
LIABILITIES AND EQUITY	NT$	NT$	US$ (Note 4)

CURRENT LIABILITIES
Short-term borrowings (Note 19)	$20,955,522	$19,638,390	$647,491
Financial liabilities at fair value through profit or
loss - current (Notes 4 and 7)	1,763,660	803,925	26,506
Trade payables	35,803,984	41,077,069	1,354,338
Other payables (Note 21)	21,522,034	19,389,996	639,301
Current tax liabilities (Note 4)	6,846,350	6,060,926	199,833
Current portion of bonds payable (Notes 4 and 20)	9,658,346	6,136,891	202,337
Current portion of long-term borrowings (Notes 19
and 36)	6,567,565	6,839,993	225,519
Other current liabilities	3,852,113	4,407,842	145,329

Total current liabilities	106,969,574	104,355,032	3,440,654

NON-CURRENT LIABILITIES
Bonds payable (Notes 4 and 20)	27,341,557	16,980,485	559,858
Long-term borrowings (Notes 19 and 36)	46,547,998	32,525,043	1,072,372
Deferred tax liabilities (Notes 4 and 25)	4,856,549	4,900,453	161,571
Net defined benefit liabilities (Notes 4 and 22)	4,172,253	4,061,747	133,918
Other non-current liabilities	1,201,480	1,176,135	38,778

Total non-current liabilities	84,119,837	59,643,863	1,966,497

Total liabilities	191,089,411	163,998,895	5,407,151

EQUITY ATTRIBUTABLE TO OWNERS OF THE
COMPANY (Notes 4 and 23)
Share capital
Ordinary shares	79,364,735	83,804,781	2,763,099
Shares subscribed in advance	203,305	3,450,278	113,758
Total share capital	79,568,040	87,255,059	2,876,857
Capital surplus	22,266,500	40,348,725	1,330,324
Retained earnings (Notes 13 and 28)
Legal reserve	14,597,032	16,765,066	552,755
Special reserve	3,353,938	3,353,938	110,581
Unappropriated earnings	44,188,554	48,020,280	1,583,260
Total retained earnings	62,139,524	68,139,284	2,246,596
Accumulated other comprehensive income	(1,840,937)	(5,144,613)	(169,621)
Treasury shares	(7,292,513)	(7,292,513)	(240,439)

Equity attributable to owners of the Company	154,840,614	183,305,942	6,043,717

NON-CONTROLLING INTERESTS (Notes 4 and 23)	12,000,551	12,790,820	421,722

Total equity	166,841,165	196,096,762	6,465,439

TOTAL	$357,930,576	$360,095,657	$11,872,590

The accompanying notes are an integral part of the condensed consolidated financial statements.	(Concluded)

D-2-3

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in Thousands Except Earnings Per Share)

(Unaudited)

	For the Nine Months Ended September 30
	2016
	(Retrospectively
	Adjusted)	2017
	NT$	NT$	US$ (Note 4)

OPERATING REVENUES (Note 4)	$197,755,474	$206,455,154	$6,806,962

OPERATING COSTS (Notes 10, 24 and 28)	159,942,771	168,516,606	5,556,103

GROSS PROFIT	37,812,703	37,938,548	1,250,859

OPERATING EXPENSES (Notes 24 and 28)
Selling and marketing expenses	2,610,411	2,434,644	80,272
General and administrative expenses	8,371,727	9,290,897	306,327
Research and development expenses	8,300,488	8,701,067	286,880

Total operating expenses	19,282,626	20,426,608	673,479

OTHER OPERATING INCOME AND
EXPENSES (Notes 14 and 24)	(704,251)	274,317	9,044

PROFIT FROM OPERATIONS	17,825,826	17,786,257	586,424

NON-OPERATING INCOME AND
EXPENSES
Other income (Note 24)	411,965	453,688	14,958
Other gains and losses (Note 24)	734,066	5,750,612	189,602
Finance costs (Note 24)	(1,746,585)	(1,345,502)	(44,362)
Share of profit of associates and joint
ventures (Notes 4, 5 and 13)	1,176,046	542,509	17,887

Total non-operating income and expenses	575,492	5,401,307	178,085

PROFIT BEFORE INCOME TAX	18,401,318	23,187,564	764,509

INCOME TAX EXPENSE (Notes 4, 5 and 25)	3,229,968	4,638,014	152,918

PROFIT FOR THE PERIOD	15,171,350	18,549,550	611,591

(Continued)

D-2-4

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in Thousands Except Earnings Per Share)

(Unaudited)

	For the Nine Months Ended September 30
	2016
	(Retrospectively
	Adjusted)	2017
	NT$	NT$	US$ (Note 4)
OTHER COMPREHENSIVE INCOME (LOSS)
Items that may be reclassified
subsequently to profit or loss:
Exchange differences on translating
foreign operations	$(6,743,531)	$(4,179,480)	$(137,800)
Unrealized gain (loss) on available- for-sale
financial assets	(52,969)	183,026	6,035
Share of other comprehensive income (loss) of
associates and joint ventures accounted
for using the equity method	(535,044)	426,703	14,068
	(7,331,544)	(3,569,751)	(117,697)

TOTAL COMPREHENSIVE INCOME
FOR THE PERIOD	$7,839,806	$14,979,799	$493,894

NET PROFIT ATTRIBUTABLE TO:
Owners of the Company	$14,339,729	$17,414,958	$574,183
Non-controlling interests	831,621	1,134,592	37,408

	$15,171,350	$18,549,550	$611,591

TOTAL COMPREHENSIVE INCOME
ATTRIBUTABLE TO:
Owners of the Company	$7,602,650	$14,111,282	$465,258
Non-controlling interests	237,156	868,517	28,636

	$7,839,806	$14,979,799	$493,894

EARNINGS PER SHARE (Note 26)
Basic	$1.87	$2.16	$0.07
Diluted	$1.58	$1.98	$0.07

EARNINGS PER AMERICAN
DEPOSITARY SHARE (“ADS”)
Basic	$9.36	$10.81	$0.36
Diluted	$7.88	$9.88	$0.33

The accompanying notes are an integral part of the condensed consolidated financial statements.	(Concluded)

D-2-5

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Amounts in Thousands)

(Unaudited)

	Equity Attributable to Owners of the Company
								Other Equity
									Unrealized
								Exchange Differences	Gain (loss) on
	Share Capital			Retained Earnings				on	Available-for-
								Translating	sale				Non-
	(In Thousands)	Amounts	Capital Surplus	Legal Reserve	Special Reserve	Unappropriated Earnings	Total	Foreign Operations	Financial Assets	Total	Treasury Shares	Total	controlling Interests	Total Equity

ADJUSTED BALANCE AT JANUARY 1
2016 (Note 13)	7,910,428	$79,185,660	$23,758,550	$12,649,145	$3,353,938	$37,696,865	$53,699,948	$4,492,671	$588,119	$5,080,790	$(7,292,513)	$154,432,435	$11,492,545	$165,924,980

Change in capital surplus from investments in
associates and joint ventures accounted for using the
equity method	-	-	8,283	-	-	-	-	-	-	-	-	8,283	-	8,283

Profit for the nine months ended September 30, 2016
(After retrospectively adjusted) (Notes 13 and 28)	-	-	-	-	-	14,339,729	14,339,729	-	-	-	-	14,339,729	831,621	15,171,350

Other comprehensive loss for the nine
months ended September 30, 2016, net of income tax	-	-	-	-	-	-	-	(6,448,846)	(288,233)	(6,737,079)	-	(6,737,079)	(594,465)	(7,331,544)

Total comprehensive income (loss) for the nine
months ended September 30, 2016
(After retrospectively adjusted)	-	-	-	-	-	14,339,729	14,339,729	(6,448,846)	(288,233)	(6,737,079)	-	7,602,650	237,156	7,839,806

Appropriation of 2015 earnings
Legal reserve	-	-	-	1,947,887	-	(1,947,887)	-	-	-	-	-	-	-	-
Cash dividends declared by the Company	-	-	-	-	-	(12,476,779)	(12,476,779)	-	-	-	-	(12,476,779)	-	(12,476,779)

	-	-	-	1,947,887	-	(14,424,666)	(12,476,779)	-	-	-	-	(12,476,779)	-	(12,476,779)

Issue of dividends received by subsidiaries from the
Company	-	-	233,013	-	-	-	-	-	-	-	-	233,013	-	233,013

Partial disposal of interest in subsidiaries and additional
acquisition of majority-owned subsidiaries (Note 30)	-	-	(20,552)	-	-	(5,884)	(5,884)	-	-	-	-	(26,436)	26,436	-

Changes in percentage of ownership interest in
subsidiaries (Note 30)	-	-	(1,912,887)	-	-	-	-	-	-	-	-	(1,912,887)	(912,886)	(2,825,773)

Issue of ordinary shares under employee share options	26,262	323,390	396,996	-	-	-	-	-	-	-	-	720,386	-	720,386

Non-controlling interest arising from acquisition of
subsidiaries (After retrospectively adjusted) (Note 28)	-	-	-	-	-	-	-	-	-	-	-	-	42,857	42,857

Cash dividends distributed by subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-	(236,426)	(236,426)

Additional non-controlling interest arising on issue of
employee share options by subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-	425,523	425,523

ADJUSTED BALANCE AT SEPTEMBER 30, 2016	7,936,690	$79,509,050	$22,463,403	$14,597,032	$3,353,938	$37,606,044	$55,557,014	$(1,956,175)	$299,886	$(1,656,289)	$(7,292,513)	$148,580,665	$11,075,205	$159,655,870

ADJUSTED BALANCE AT JANUARY 1, 2017 (Notes 13 and 28)	7,946,184	$79,568,040	$22,266,500	$14,597,032	$3,353,938	$44,188,554	$62,139,524	$(1,643,623)	$(197,314)	$(1,840,937)	$(7,292,513)	$154,840,614	$12,000,551	$166,841,165

Change in capital surplus from investments in
associates and joint ventures accounted for using the
equity method	-	-	2,266	-	-	-		-	-	-	-	2,266	-	2,266

Profit for the nine months ended September 30, 2017 (Notes 13 and 28)	-	-	-	-	-	17,414,958	17,414,958	-	-	-	-	17,414,958	1,134,592	18,549,550

Other comprehensive income (loss) for the nine
months ended September 30, 2017, net of income tax	-	-	-	-	-	-	-	(4,032,189)	728,513	(3,303,676)	-	(3,303,676)	(266,075)	(3,569,751)

Total comprehensive income (loss) for the nine months
ended September 30, 2017	-	-	-	-	-	17,414,958	17,414,958	(4,032,189)	728,513	(3,303,676)	-	14,111,282	868,517	14,979,799

(Continued)

D-2-6

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Amounts in Thousands)

(Unaudited)

	Equity Attributable to Owners of the Company
								Other Equity
									Unrealized Gain
								Exchange Differences	(loss) on
	Share Capital			Retained Earnings				on	Available-for-
	Shares							Translating	sale				Non-
	(In Thousands)	Amounts	Capital Surplus	Legal Reserve	Special Reserve	Unappropriated Earnings	Total	Foreign Operations	Financial Assets	Total	Treasury Shares	Total	controlling Interests	Total Equity

Appropriation of 2016 earnings
Legal reserve	-	$-	$-	$2,168,034	$-	$(2,168,034)	$-	$-	$-	$-	$-	$-	$-	$-
Cash dividends declared by the Company	-	-	-	-	-	(11,415,198)	(11,415,198)	-	-	-	-	(11,415,198)	-	(11,415,198)

	-	-	-	2,168,034	-	(13,583,232)	(11,415,198)	-	-	-	-	(11,415,198)	-	(11,415,198)

Issue of ordinary shares for capital increase
by cash (Note 23)	300,000	3,000,000	7,290,000	-	-	-	-	-	-	-	-	10,290,000	-	10,290,000

Issue of ordinary shares under conversion of bonds
(Notes 20 and 23)	424,258	4,242,577	9,657,905	-	-	-	-	-	-	-	-	13,900,482	-	13,900,482

Issue of dividends received by subsidiaries from the
Company	-	-	200,977	-	-	-	-	-	-	-	-	200,977	-	200,977

Changes in percentage of ownership interest in
subsidiaries (Note 30)	-	-	3,055	-	-	-	-	-	-	-	-	3,055	(3,055)	-

Issue of ordinary shares under employee share options	55,064	444,442	928,022	-	-	-	-	-	-	-	-	1,372,464	-	1,372,464

Cash dividends distributed by subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-	(246,440)	(246,440)

Additional non-controlling interest arising on issue
of employee share options by subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-	171,247	171,247

BALANCE AT SETPEMBER 30, 2017	8,725,506	$87,255,059	$40,348,725	$16,765,066	$3,353,938	$48,020,280	$68,139,284	$(5,675,812)	$531,199	$(5,144,613)	$(7,292,513)	$183,305,942	$12,790,820	$196,096,762

US DOLLARS (Note 4)
BALANCE AT SEPTEMBER 30, 2017		$2,876,857	$1,330,324	$552,755	$110,581	$1,583,260	$2,246,596	$(187,135)	$17,514	$(169,621)	$(240,439)	$6,043,717	$421,722	$6,465,439

The accompanying notes are an integral part of the condensed consolidated financial statements.	(Concluded)

D-2-7

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)

(Unaudited)

	For the Nine Months Ended September 30
	2016
	(Retrospectively
	Adjusted)	2017
	NT$	NT$	US$ (Note 4)

CASH FLOWS FROM OPERATING
ACTIVITIES
Profit before income tax	$18,401,318	$23,187,564	$764,509
Adjustments for:
Depreciation expense	21,694,771	21,440,178	706,897
Amortization expense	389,363	344,151	11,347
Net loss on fair value change of financial assets
and liabilities at fair value through profit or loss	1,492,157	2,567,033	84,637
Finance costs	1,746,585	1,345,502	44,362
Interest income	(171,615)	(178,027)	(5,870)
Dividend income	(20,625)	(47,225)	(1,557)
Compensation cost of employee share options	353,676	397,659	13,111
Share of profit of associates and joint ventures	(1,176,046)	(542,509)	(17,887)
Gain on disposal of property, plant and equipment	(19,284)	(354,871)	(11,700)
Impairment loss recognized on financial assets	1,886	99,239	3,272
Reversal of impairment loss on financial assets	(27,664)	-	-
Impairment loss recognized on non- financial assets	1,199,970	560,383	18,476
Gain on disposal of subsidiaries	-	(5,643,773)	(186,079)
Net gain on foreign currency exchange	(1,333,438)	(1,752,759)	(57,790)
Others	512,775	648,472	21,381
Changes in operating assets and liabilities
Financial assets held for trading	2,708,652	1,288,958	42,498
Trade receivables	(7,049,447)	(717,617)	(23,660)
Other receivables	(189,591)	(520,774)	(17,170)
Inventories	1,077,286	(5,973,621)	(196,954)
Other current assets	(179,052)	(501,124)	(16,522)
Financial liabilities held for trading	(2,044,739)	(3,081,176)	(101,588)
Trade payables	3,717,681	5,273,085	173,857
Other payables	(172,266)	(908,573)	(29,956)
Advance real estate receipts	(2,172,833)	(49,878)	(1,645)
Other current liabilities	239,510	401,087	13,224
Other operating activities items	38,013	(161,830)	(5,336)
	39,017,043	37,119,554	1,223,857
Interest received	164,867	178,833	5,896
Dividend received	4,037,857	1,917,404	63,218
Interest paid	(1,668,975)	(1,308,597)	(43,145)
Income tax paid	(4,838,659)	(4,638,195)	(152,924)

Net cash generated from operating activities	36,712,133	33,268,999	1,096,902

CASH FLOWS FROM INVESTING
ACTIVITIES
Purchase of financial assets designated as at fair value
through profit or loss	(52,981,180)	(45,998,990)	(1,516,617)

(Continued)

D-2-8

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)

(Unaudited)

	For the Nine Months Ended September 30
	2016
	(Retrospectively
	Adjusted)	2017
	NT$	NT$	US$ (Note 4)

Proceeds on sale of financial assets designated as at
fair value through profit or loss	$54,592,483	$46,243,401	$1,524,675
Purchase of available-for-sale financial assets	(1,192,678)	(602,648)	(19,870)
Proceeds on sale of available-for-sale financial assets	867,336	821,445	27,084
Cash received from return of capital by available-for-sale
financial assets	28,927	-	-
Acquisition of associates and joint ventures	(15,816,463)	-	-
Net cash outflow on acquisition of subsidiaries	(73,437)	-	-
Net cash inflow from disposal of subsidiaries	-	3,526,755	116,279
Payments for property, plant and equipment	(20,391,111)	(19,897,337)	(656,028)
Proceeds from disposal of property, plant and equipment	129,261	1,470,792	48,493
Payments for intangible assets	(373,928)	(236,333)	(7,792)
Proceeds from disposal of intangible assets	5,482	34,951	1,152
Decrease (increase) in other financial assets	(1,754,676)	144,394	4,761
Decrease (increase) in other non-current assets	(177,245)	13,322	439

Net cash used in investing activities	(37,137,229)	(14,480,248)	(477,424)

CASH FLOWS FROM FINANCING
ACTIVITIES
Net repayment of short-term borrowings	(384,911)	(631,277)	(20,814)
Repayment of short-term bills payable	(2,348,712)	-	-
Proceeds from issue of bonds	9,000,000	8,000,000	263,765
Repayment of bonds payable	(10,365,135)	(9,123,972)	(300,823)
Proceeds from long-term borrowings	48,963,098	31,278,466	1,031,272
Repayment of long-term borrowings	(42,202,720)	(44,260,682)	(1,459,304)
Dividends paid	(12,243,766)	(11,214,221)	(369,740)
Proceeds from issue of ordinary shares	-	10,290,000	339,268
Proceeds from exercise of employee share options	792,233	1,146,052	37,786
Decrease in non-controlling interests	(3,062,199)	(246,440)	(8,125)
Other financing activities items	12,342	13,932	459

Net cash used in financing activities	(11,839,770)	(14,748,142)	(486,256)

EFFECTS OF EXCHANGE RATE
CHANGES ON THE BALANCE OF
CASH AND CASH EQUIVALENTS	(5,324,895)	(3,458,056)	(114,015)

NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	(17,589,761)	582,553	19,207

CASH AND CASH EQUIVALENTS AT THE BEGINNING
OF THE PERIOD	55,251,181	38,392,524	1,265,827

CASH AND CASH EQUIVALENTS AT THE END OF
THE PERIOD	$37,661,420	$38,975,077	$1,285,034

The accompanying notes are an integral part of the condensed consolidated financial statements.	(Concluded)

D-2-9

ADVANCED SEMICONDUCTOR ENGINEERING, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017

(Amounts in Thousands, Unless Stated Otherwise)

(Unaudited)

1.	GENERAL INFORMATION

Advanced Semiconductor Engineering, Inc. (the “Company”), a corporation incorporated under the laws of Republic of China (the “ROC”), and its subsidiaries (collectively referred to as the “Group”) offer a comprehensive range of semiconductors packaging, testing, and electronic manufacturing services (“EMS”).

The Company’s ordinary shares are listed on the Taiwan Stock Exchange (the “TSE”) under the symbol “2311”. Since September 2000, the ordinary shares of the Company have been traded on the New York Stock Exchange (the “NYSE”) under the symbol “ASX” in the form of American Depositary Shares (“ADS”). The ordinary shares of its subsidiary, Universal Scientific Industrial (Shanghai) Co., Ltd (the “USISH”), are listed on the Shanghai Stock Exchange (the “SSE”) under the symbol “601231”.

The consolidated financial statements are presented in the Company’s functional currency, New Taiwan dollar (NT$).

2.	APPROVAL OF FINANCIAL STATEMENTS

The condensed consolidated financial statements were authorized for issue by the management on December 14, 2017.

3.	APPLICATION OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS AS ISSUED BY THE INTERNATIONAL ACCOUNTING STANDARDS BOARD (“IASB”) (collectively, “IFRSs”)

a.	Amendments to IFRSs that are mandatorily effective for the current year

In the current year, the Group has applied the following new, revised or amended standards and interpretations that have been issued and effective:

New, Revised or Amended Standards and Interpretations		Effective Date Issued by IASB (Note 1)

Amendments to IFRSs	Annual Improvements to IFRSs: 2014-2016 Cycle	Note 2
Amendments to IAS 7	Disclosure Initiative	January 1, 2017
Amendments to IAS 12	Recognition of Deferred Tax Assets for Unrealized Losses	January 1, 2017

Note 1:	The aforementioned new, revised or amended standards and interpretations are effective for annual period beginning on or after the effective dates, unless specified otherwise.

Note 2 :	The amendment to IFRS 12 is retrospectively applied for annual periods beginning on or after January 1, 2017; the amendment to IAS 28 is retrospectively applied for annual periods beginning on or after January 1, 2018.

D-2-10

Except the adoption of Amendments to IAS 7 which can be referred to Note 34e, the Group believes that the adoption of the aforementioned new, revised or amended standards and interpretations did not have a material effect on the Group’s accounting policies.

b.	New, revised or amended standards and interpretations in issue but not yet effective

The Group has not applied the following new, revised or amended standards and interpretations that have been issued but are not yet effective:

New, Revised or Amended Standards and Interpretations		Effective Date Issued by IASB (Note)

Amendments to IFRS 2	Classification and Measurement of Share-based Payment Transactions	January 1, 2018
IFRS 9	Financial Instruments	January 1, 2018
Amendments to IFRS 9 and IFRS 7	Mandatory Effective Date of IFRS 9 and Transition Disclosures	January 1, 2018
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	To be determined by the IASB
IFRS 15	Revenue from Contracts with Customers	January 1, 2018
Amendments to IFRS 15	Clarifications to IFRS 15	January 1, 2018
IFRS 16	Leases	January 1, 2019
Amendments to IAS 40	Transfers of investment property	January 1, 2018
IFRIC 22	Foreign Currency Transactions and Advance Consideration	January 1, 2018
Amendments to IAS 28	Long-term Interests in Associate and Joint Venture	January 1, 2019
IFRIC 23	Uncertainty over Income Tax Treatments	January 1, 2019

Note:	The aforementioned new, revised or amended standards and interpretations are effective for annual period beginning on or after the effective dates, unless specified otherwise.

c.	Significant changes in accounting policy resulted from new, revised and amended standards and interpretations in issue but not yet effective

Except for the following, the Group believes that the adoption of the aforementioned new, revised or amended standards and interpretations will not have a material effect on the Group’s accounting policies. As of the date that the accompanying condensed consolidated financial statements were authorized for issue, the Group continues in evaluating the impact on its financial position and operating results as a result of the initial adoption of the below standards and interpretations. The related impact will be disclosed when the Group completes the evaluation.

IFRS 9 “Financial Instruments” and related amendments

Recognition, measurement and impairment of financial assets

With regards to financial assets, all recognized financial assets that are within the scope of IAS 39 “Financial Instruments: Recognition and Measurement” are subsequently measured at amortized cost or fair value. Under IFRS 9, the requirement for the classification of financial assets is stated below:

For the Group’s debt instruments that have contractual cash flows that are solely payments of principal and interest on the principal amount outstanding, their classification and measurement are as follows:

D-2-11

1)	For debt instruments, if they are held within a business model whose objective is to collect the contractual cash flows, the financial assets are measured at amortized cost and are assessed for impairment continuously with impairment loss recognized in profit or loss, if any. Interest revenue is recognized in profit or loss by using the effective interest method;

2)	For debt instruments, if they are held within a business model whose objective is achieved by both the collecting of contractual cash flows and the selling of financial assets, the financial assets are measured at fair value through other comprehensive income (FVTOCI) and are assessed for impairment. Interest revenue is recognized in profit or loss by using the effective interest method, and other gain or loss shall be recognized in other comprehensive income, except for impairment gains or losses and foreign exchange gains and losses. When the debt instruments are derecognized or reclassified, the cumulative gain or loss previously recognized in other comprehensive income is reclassified from equity to profit or loss.

Except for above, all other financial assets are measured at fair value through profit or loss. However, the Group may make an irrevocable election to present subsequent changes in the fair value of an equity investment (that is not held for trading) in other comprehensive income, with only dividend income generally recognized in profit or loss. No subsequent impairment assessment is required, and the cumulative gains or losses previously recognized in other comprehensive income cannot be reclassified from equity to profit or loss.

The impairment of financial assets

IFRS 9 requires that impairment loss on financial assets is recognized by using the “Expected Credit Losses Model”. The credit loss allowance is required for financial assets measured at amortized cost, investment in debt instruments measured at FVTOCI, lease receivables, contract assets arising from IFRS 15 “Revenue from Contracts with Customers”, certain written loan commitments and financial guarantee contracts. A loss allowance for the 12-month expected credit losses is required for a financial asset if its credit risk has not increased significantly since initial recognition. A loss allowance for full lifetime expected credit losses is required for a financial asset if its credit risk has increased significantly since initial recognition and is not low. However, a loss allowance for full lifetime expected credit losses is required for trade receivables that do not constitute a financing transaction.

For purchased or originated credit-impaired financial assets, the Group takes into account the expected credit losses on initial recognition in calculating the credit-adjusted effective interest rate. Subsequently, any changes in expected losses are recognized as a loss allowance with a corresponding gain or loss recognized in profit or loss.

Hedge accounting

The main changes in hedge accounting amended the application requirements for hedge accounting to better reflect the entity’s risk management activities. Compared with IAS 39, the main changes include: (1) enhancing types of transactions eligible for hedge accounting, specifically broadening the risk eligible for hedge accounting of non-financial items; (2) changing the way hedging cost of derivative instruments are accounted for to reduce profit or loss volatility; and (3) replacing retrospective effectiveness assessment with the principle of economic relationship between the hedging instrument and the hedged item.

Transition

Financial instruments that have been derecognized prior to the effective date of IFRS 9 cannot be reversed to apply IFRS 9 when it becomes effective. Under IFRS 9, the requirements for classification, measurement and impairment of financial assets are applied retrospectively with the difference between the previous carrying amount and the carrying amount at the date of initial application recognized in the current period and restatement of prior periods is not required. The

D-2-12

requirements for general hedge accounting shall be applied prospectively and the accounting for hedging options shall be applied retrospectively.

Amendments to IFRS 10 and IAS 28 “Sale or Contribution of Assets between an Investor and its Associate or Joint Venture”

The amendments stipulated that, when the Group sells or contributes assets that constitute a business (as defined in IFRS 3) to an associate or joint venture, the gain or loss resulting from the transaction is recognized in full. Also, when the Group loses control over a subsidiary that contains a business but retains significant influence or joint control, the gain or loss resulting from the transaction is recognized in full.

Conversely, when the Group sells or contributes assets that do not constitute a business to an associate or joint venture, the gain or loss resulting from the transaction is recognized only to the extent of the unrelated investors’ interest in the associate or joint venture, i.e. the Group’s share of the gain or loss is eliminated. Also, when the Group loses control over a subsidiary that does not contain a business but retains significant influence or joint control in an associate or a joint venture, the gain or loss resulting from the transaction is recognized only to the extent of the unrelated investors’ interest in the associate or joint venture, i.e. the Group’s share of the gain or loss is eliminated.

IFRS 15 “Revenue from Contracts with Customers” and related amendments

IFRS 15 establishes principles for recognizing revenue that apply to all contracts with customers, and will supersede IAS 18 “Revenue”, IAS 11 “Construction Contracts” and a number of revenue-related interpretations.

When applying IFRS 15, an entity shall recognize revenue by applying the following steps:

—	Identify the contract with the customer;

—	Identify the performance obligations in the contract;

—	Determine the transaction price;

—	Allocate the transaction price to the performance obligations in the contracts; and

—	Recognize revenue when the Group satisfies a performance obligation.

The Group will adopt IFRS 15 and related amendments starting from January 1, 2018, including retrospective application to all contracts that are not yet complete as of January 1, 2018, and anticipate to apply the modified retrospective transition method.  Under the modified retrospective transition method, the Group will recognize the cumulative effect of applying IFRS 15 and related amendments as an adjustment to the opening balance of retained earnings as at the date of initial application.  The comparative financial statements of prior periods will be retained as reported under the previous standards.

Presented below is the status of the process we have utilized for the adoption of IFRS 15 and related amendments and the significant implementation matters addressed:

—	The Group established a global cross-functional project management implementation team to assess all potential impacts of this standard.

—	The Group is reviewing current accounting policies and practices in each reporting segment to identify potential differences that would result from the application of this standard.

—	Customers and contracts were identified.

—	Evaluation of the contract provisions and the comparison of historical accounting policies and practices to the requirements of the new standard is in process, including the related qualitative disclosures regarding the potential impact of the effects of the accounting policies we expect to apply and a comparison to our current revenue recognition policies. We expect to complete this process prior to December 31, 2017.

While the evaluation of the impact is still in process, based on our preliminary evaluation, IFRS 15 and related amendments may result in a change to the timing of revenue recognition; however, such change is not expected to have a material quantitative impact on the Group’s consolidated financial statements.

IFRS 16 “Leases”

IFRS 16 sets out the accounting standards for leases that will supersede IAS 17 and a number of related interpretations.

Under IFRS 16, if the Group is a lessee, it shall recognize right-of-use assets and lease liabilities for all leases on the consolidated balance sheets except for low-value and short-term leases. The Group may elect to apply the accounting method similar to the accounting for operating lease under IAS 17 to the low-value and short-term leases. On the consolidated statements of comprehensive income, the Group should present the depreciation expense charged on the right-of-use asset separately from interest

D-2-13

expense accrued on the lease liability; interest is computed by using effective interest method. On the consolidated statements of cash flows, cash payments for the principal portion of the lease liability are classified within financing activities; cash payments for interest portion are classified within operating activities.

The application of IFRS 16 is not expected to have a material impact on the accounting of the Group as lessor.

When IFRS 16 becomes effective, the Group may elect to apply this Standard either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of the initial application of this Standard recognized at the date of initial application.

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Statement of Compliance

The condensed consolidated financial statements have been prepared in accordance with IAS 34 “Interim Financial Reporting”. The condensed consolidated financial statements are not subject to qualification relating to the application of IFRSs.

The consolidated financial statements are condensed as they do not include all of the information required for a complete set of annual financial statements, and they should be read in conjunction with the Group’s annual audited consolidated financial statements and related notes thereto for the year ended December 31, 2016 prepared in accordance with IFRSs.

b.	Basis of Consolidation

The basis for the condensed consolidated financial statements

The basis applied in these condensed consolidated financial statements is consistent with those applied in the consolidated financial statements for the year ended December 31, 2016.

The subsidiaries in the condensed consolidated financial statements

Subsidiaries included in the condensed consolidated financial statements were as follows:

			Percentage of Ownership (%)
Name of Investee	Main Businesses	Establishment and Operating Location	December 31, 2016	September 30, 2017

A.S.E. Holding Limited	Holding company	Bermuda	100.0	100.0
J & R Holding Limited (“J&R Holding”)	Holding company	Bermuda	100.0	100.0
Innosource Limited	Holding company	British Virgin Islands	100.0	100.0
Omniquest Industrial Limited	Holding company	British Virgin Islands	100.0	100.0
ASE Marketing & Service Japan Co., Ltd.	Engaged in marketing and sales services	Japan	100.0	100.0
ASE Test, Inc.	Engaged in the testing of semiconductors	Kaohsiung, ROC	100.0	100.0
USI Inc. (“USIINC”)	Engaged in investing activity	Nantou, ROC	99.2	99.2
Luchu Development Corporation	Engaged in the development of real estate properties	Taipei, ROC	86.1	86.1
TLJ Intertech Inc. (“TLJ”)	Engaged in information software services	Taipei, ROC	60.0	60.0
Alto Enterprises Limited	Holding company	British Virgin Islands	100.0	100.0
Super Zone Holdings Limited	Holding company	Hong Kong	100.0	100.0

(Continued)

D-2-14

			Percentage of Ownership (%)
Name of Investee	Main Businesses	Establishment and Operating Location	December 31, 2016	September 30, 2017

ASE (Kun Shan) Inc.	Engaged in the packaging and testing of semiconductors	Kun Shan, China	100.0	100.0
ASE Investment (Kun Shan) Limited	Holding company	Kun Shan, China	100.0	100.0
Advanced Semiconductor Engineering (China) Ltd.	Will engage in the packaging and testing of semiconductors	Shanghai, China	100.0	100.0
ASE Investment (Labuan) Inc.	Holding company	Malaysia	100.0	100.0
ASE Test Limited (“ASE Test”)	Holding company	Singapore	100.0	100.0
ASE (Korea) Inc.	Engaged in the packaging and testing of semiconductors	Korea	100.0	100.0
J&R Industrial Inc.	Engaged in leasing equipment and investing activity	Kaohsiung, ROC	100.0	100.0
ASE Japan Co., Ltd.	Engaged in the packaging and testing of semiconductors	Japan	100.0	100.0
ASE (U.S.) Inc.	After-sales service and sales support	U.S.A.	100.0	100.0
Global Advanced Packaging Technology Limited	Holding company	British Cayman Islands	100.0	100.0
ASE WeiHai Inc.	Engaged in the packaging and testing of semiconductors	Shandong, China	100.0	100.0
Suzhou ASEN Semiconductors Co., Ltd. (“ASEN”)	Engaged in the packaging and testing of semiconductors	Suzhou, China	60.0	60.0
Anstock Limited	Engaged in financing activity	British Cayman Islands	100.0	100.0
Anstock II Limited	Engaged in financing activity	British Cayman Islands	100.0	100.0
ASE Module (Shanghai) Inc.	Absorbed by ASE (Shanghai) Inc. in February 2017	Shanghai, China	100.0	-
ASE (Shanghai) Inc.	Engaged in the production of substrates	Shanghai, China	100.0	100.0
ASE Corporation	Holding company	British Cayman Islands	100.0	100.0
ASE Mauritius Inc.	Holding company	Mauritius	100.0	100.0
ASE Labuan Inc.	Holding company	Malaysia	100.0	100.0
Shanghai Ding Hui Real Estate Development Co., Ltd.	Engaged in the development, construction and sale of real estate properties	Shanghai, China	100.0	100.0
Shanghai Ding Qi Property Management Co., Ltd.	Engaged in the management of real estate properties	Shanghai, China	100.0	100.0
Advanced Semiconductor Engineering (HK) Limited	Engaged in the trading of substrates	Hong Kong	100.0	100.0
Shanghai Ding Wei Real Estate Development Co., Ltd.	Engaged in the development, construction and leasing of real estate properties	Shanghai, China	100.0	100.0
Shanghai Ding Yu Real Estate Development Co., Ltd.	Engaged in the development, construction and leasing of real estate properties	Shanghai, China	100.0	100.0
Shanghai Ding Fan Department Store Co., Ltd.	Engaged in department store business	Shanghai, China	100.0	100.0
Kun Shan Ding Yue Real Estate Development Co., Ltd. (“KSDY”)	Engaged in the development, construction and leasing of real estate properties and was disposed of in June 2017 (Note 29)	Kun Shan, China	100.0	-
Kun Shan Ding Hong Real Estate Development Co., Ltd.	Engaged in the development, construction and leasing of real estate properties	Kun Shan, China	100.0	100.0
Shanghai Ding Xu Property management Co., Ltd.	Engaged in the management of real estate properties, and was established in August 2017	Shanghai, China	-	100.0
ASE Electronics Inc.	Engaged in the production of substrates	Kaohsiung, ROC	100.0	100.0
ASE Test Holdings, Ltd.	Holding company	British Cayman Islands	100.0	100.0
ASE Holdings (Singapore) Pte. Ltd	Holding company	Singapore	100.0	100.0
ASE Singapore Pte. Ltd.	Engaged in the packaging and testing of semiconductors	Singapore	100.0	100.0
ISE Labs, Inc.	Engaged in the testing of semiconductors	U.S.A.	100.0	100.0
ASE Electronics (M) Sdn. Bhd.	Engaged in the packaging and testing of semiconductors	Malaysia	100.0	100.0
ASE Assembly & Test (Shanghai) Limited	Engaged in the packaging and testing of semiconductors	Shanghai, China	100.0	100.0
ASE Trading (Shanghai) Ltd.	Engaged in trading activity	Shanghai, China	100.0	100.0

(Continued)

D-2-15

			Percentage of Ownership (%)
Name of Investee	Main Businesses	Establishment and Operating Location	December 31, 2016	September 30, 2017

Wuxi Tongzhi Microelectronics Co., Ltd.	Engaged in the packaging and testing of semiconductors	Wuxi, China	100.0	100.0
Huntington Holdings International Co., Ltd.	Holding company	British Virgin Islands	99.2	99.2
Unitech Holdings International Co., Ltd.	Holding company	British Virgin Islands	99.2	99.2
Real Tech Holdings Limited	Holding company	British Virgin Islands	99.2	99.2
Universal ABIT Holding Co., Ltd.	In the process of liquidation	British Cayman Islands	99.2	99.2
Rising Capital Investment Limited	Holding company	British Virgin Islands	99.2	99.2
Rise Accord Limited	Holding company	British Virgin Islands	99.2	99.2
Universal Scientific Industrial (Kunshan) Co., Ltd.	Engaged in the manufacturing and sale of computer assistance system and related peripherals	Kun Shan, China	99.2	99.2
USI Enterprise Limited (“USIE”)	Engaged in the service of investment advisory and warehousing management	Hong Kong	97.0	97.0
USISH	Engaged in the designing, manufacturing and sale of electronic components	Shanghai, China	75.9	75.9
Universal Global Technology Co., Limited	Holding company	Hong Kong	75.9	75.9
Universal Global Technology (Kunshan) Co., Ltd.	Engaged in the designing and manufacturing of electronic components	Kun Shan, China	75.9	75.9
Universal Global Technology (Shanghai) Co., Ltd.	Engaged in the processing and sales of computer and communication peripherals as well as business in import and export of goods and technology	Shanghai, China	75.9	75.9
Universal Global Electronics (Shanghai) Co., Ltd.	Engaged in the sale of electronic components and telecommunications equipment	Shanghai, China	75.9	75.9
Universal Global Industrial Co., Limited	Engaged in manufacturing, trading and investing activity	Hong Kong	75.9	75.9
Universal Global Scientific Industrial Co., Ltd. (“UGTW”)	Engaged in the manufacturing of components of telecomm and cars and provision of related R&D services	Nantou, ROC	75.9	75.9
USI America Inc.	Engaged in the manufacturing and processing of motherboards and wireless network communication and provision of related technical service.	U.S.A.	75.9	75.9
Universal Scientific Industrial De Mexico S.A. De C.V.	Engaged in the assembling of motherboards and computer components	Mexico	75.9	75.9
USI Japan Co., Ltd.	Engaged in the manufacturing and sale of computer peripherals, integrated chip and other related accessories	Japan	75.9	75.9
USI Electronics (Shenzhen) Co., Ltd.	Engaged in the design, manufacturing and sale of motherboards and computer peripherals	Shenzhen, China	75.9	75.9
Universal Scientific Industrial Co., Ltd. (“USI”)	Engaged in the manufacturing, processing and sale of computers, computer peripherals and related accessories	Nantou, ROC	75.2	75.7

(Concluded)

c.	Other significant accounting policies

Except for the following, the accounting policies applied in these condensed consolidated financial statements are consistent with those applied in the Group’s consolidated financial statements for the year ended December 31, 2016.

D-2-16

1)	Investment properties

Investment properties are properties held to earn rentals (including property under construction for such purposes).

Investment properties are measured initially at cost, including transaction costs. Subsequent to initial recognition, investment properties are measured at cost less accumulated depreciation and accumulated impairment loss. Depreciation is recognized using the straight-line method.

Investment properties under construction are stated at cost less accumulated depreciation and accumulated impairment loss. Cost includes professional fees and, borrowing costs eligible for capitalization. Depreciation of these assets commences when the assets are ready for their intended use.

On derecognition of an investment property, the difference between the net disposal proceeds and the carrying amount of the asset is included in profit or loss.

2)	Retirement benefits

Pension cost for an interim period is calculated on a year-to-date basis by using the actuarially determined pension cost rate at the end of the prior financial year, adjusted for significant market fluctuations since that time and for significant plan amendments, settlements, or other significant one-off events.

3)	Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax. Interim period income taxes are assessed on an annual basis and calculated by applying to an interim period’s pre-tax income the tax rate that would be applicable to expected total annual earnings.

d.	U.S. Dollar Amounts

A translation of the condensed consolidated financial statements into U.S. dollars is included solely for the convenience of the readers, and has been translated from New Taiwan dollar (NT$) at the exchange rate as set forth in the statistical release by the U.S. Federal Reserve Board of the United States, which was NT$30.33 to US$1.00 as of September 30, 2017. The translation should not be construed as a representation that the NT$ amounts have been, could have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

5.	CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

The same critical accounting judgments and key sources of estimation uncertainty of the consolidated financial statements have been followed in these condensed consolidated financial statements as were applied in the preparation of the Group’s consolidated financial statements for the year ended December 31, 2016.

D-2-17

6.	CASH AND CASH EQUIVALENTS

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Cash on hand	$6,856	$6,356	$210
Checking accounts and demand deposits	28,823,763	24,732,302	815,440
Cash equivalent	9,561,905	14,236,419	469,384

	$38,392,524	$38,975,077	$1,285,034

Cash equivalents include time deposits that are of a short maturity of three months or less from the date of acquisitions, and are highly liquid, readily convertible to known amounts in cash and the risk of changes in values is insignificant. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investments or other purposes.

7.	FINANCIAL INSTRUMENTS AT FAIR VALUE THROUGH PROFIT OR LOSS

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Financial assets designated as at FVTPL

Private-placement convertible bonds	$100,583	$100,570	$3,316

Financial assets held for trading

Quoted shares	1,855,073	2,306,794	76,056
Open-end mutual funds	584,945	588,118	19,391
Swap contracts	462,339	299,677	9,881
Forward exchange contracts	66,872	44,741	1,475
	2,969,229	3,239,330	106,803

	$3,069,812	$3,339,900	$110,119

Financial liabilities held for trading

Swap contracts	$422,934	$747,465	$24,644
Forward exchange contracts	108,912	56,460	1,862
Foreign currency option contracts	17,924	-	-
Conversion option, redemption option and put option of convertible bonds (Note 20)	1,213,890	-	-

	$1,763,660	$803,925	$26,506

Private-placement convertible bonds included embedded derivative instruments which are not closely related to the host contracts and the Group designated the entire contracts as financial assets at FVTPL on initial recognition.

D-2-18

At each balance sheet date, the outstanding swap contracts not accounted for hedge accounting were as follows:

		Notional Amount
Currency	Maturity Period	(In Thousands)

December 31, 2016

Sell NT$/Buy US$	2017.01-2017.12	NT$59,797,499/US$1,871,000
Sell US$/Buy CNY	2017.03	US$49,904/CNY349,800
Sell US$/Buy JPY	2017.02	US$77,153/JPY8,600,000
Sell US$/Buy NT$	2017.01	US$61,000/NT$1,958,908

September 30, 2017

Sell EUR/Buy US$	2017.10	EUR1,885/US$2,265
Sell NT$/Buy US$	2017.10-2018.09	NT$60,432,586/US$1,997,400
Sell US$/Buy CNY	2017.10	US$53,544/CNY349,800
Sell US$/Buy JPY	2017.10-2017.11	US$75,667/JPY8,380,000
Sell US$/Buy NT$	2017.10	US$144,040/NT$4,332,087

At each balance sheet date, the outstanding forward exchange contracts not accounted for hedge accounting were as follow:

Notional Amount
Currency	Maturity Period	(In Thousands)

December 31, 2016

Sell NT$/Buy US$	2017.01-2017.02	NT$2,842,330/US$90,000
Sell US$/Buy CNY	2017.01-2017.02	US$70,000/CNY484,805
Sell US$/Buy JPY	2017.01-2017.02	US$43,877/JPY5,063,820
Sell US$/Buy KRW	2017.01	US$35,000/KRW41,012,700
Sell US$/Buy MYR	2017.01-2017.02	US$19,000/MYR84,544
Sell US$/Buy NT$	2017.01-2017.03	US$190,000/NT$6,099,400
Sell US$/Buy SGD	2017.01-2017.03	US$12,900/SGD18,080
Sell US$/Buy EUR	2017.01	US$281/EUR270

September 30, 2017

Sell NT$/Buy US$	2017.10-2017.11	NT$3,296,070/US$110,000
Sell US$/Buy CNY	2017.10-2017.12	US$101,800/CNY672,969
Sell US$/Buy JPY	2017.10-2017.11	US$37,761/JPY4,163,602
Sell US$/Buy KRW	2017.10	US$5,000/KRW5,650,100
Sell US$/Buy MYR	2017.10-2017.11	US$7,000/MYR30,090
Sell US$/Buy NT$	2017.10	US$75,800/NT$2,293,351
Sell US$/Buy SGD	2017.10-2017.11	US$9,400/SGD12,734

At each balance sheet date, the outstanding foreign currency option contracts not accounted for hedge accounting were as follows:

D-2-19

Notional Amount
Currency	Maturity Period	(In Thousands)

December 31, 2016

Buy US$ Call/CNY Put	2017.08 (Note)	US$2,000/CNY13,800
Sell US$ Put/CNY Call	2017.08 (Note)	US$1,000/CNY6,900

Note:	The contracts will be settled once a month and the counterparty has the right to early terminate the contracts, or the contracts will be early terminated or both parties will have no obligation to settle the contracts when specific criteria are met.

8.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Unquoted ordinary shares	$553,350	$579,223	$19,097
Limited partnership	273,372	263,147	8,676
Open-end mutual funds	243,458	23,175	764
Quoted ordinary shares	146,786	261,924	8,636
Unquoted preferred shares	78,068	64,734	2,135
	1,295,034	1,192,203	39,308
Current	266,696	80,239	2,646

Non-current	$1,028,338	$1,111,964	$36,662

9.	TRADE RECEIVABLES, NET

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Trade receivables	$51,199,266	$51,916,883	$1,711,733
Less: Allowance for doubtful debts	53,709	86,812	2,862

Trade receivables, net	$51,145,557	$51,830,071	$1,708,871

a.	Trade receivables

The Group’s average credit terms were 30 to 90 days. Allowance for doubtful debts is assessed by reference to the collectability of receivables by evaluating the account aging, historical experience and current financial condition of customers.

As of December 31, 2016 and September 30, 2017, except that the Group’s five largest customers accounted for 30% and 34% of accounts receivable, respectively, the concentration of credit risk is insignificant for the remaining accounts receivable.

D-2-20

Aging of receivables based on the past due date

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Not past due	$45,959,876	$47,648,820	$1,571,013
1 to 30 days	4,467,435	3,694,261	121,802
31 to 90 days	700,122	469,467	15,478
More than 91 days	71,833	104,335	3,440

Total	$51,199,266	$51,916,883	$1,711,733

Aging of receivables that were past due but not impaired

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

1 to 30 days	$4,449,479	$3,667,348	$120,915
31 to 90 days	596,647	328,895	10,844

Total	$5,046,126	$3,996,243	$131,759

Except for those impaired, the Group had not provided an allowance for doubtful debts on trade receivables at each balance sheet date since there has not been a significant change in credit quality and the amounts were still considered collectible. The Group did not hold any collateral or other credit enhancements over these balances nor did it have a legal right to offset against any amounts owed by the Group to counterparties.

Movement of the allowance for doubtful trade receivables

	Impaired Individually	Impaired Collectively	Total
	NT$	NT$	NT$

Balance at January 1, 2016	$39,046	$43,860	$82,906
Impairment losses recognized (reversed)	(29,013)	1,349	(27,664)
Effect of foreign currency exchange difference	(691)	(289)	(980)

Balance at September 30, 2016	$9,342	$44,920	$54,262

Balance at January 1, 2017	$16,453	$37,256	$53,709
Impairment losses recognized	11,084	24,683	35,767
Effect of foreign currency exchange difference	(741)	(1,923)	(2,664)

Balance at September 30, 2017	$26,796	$60,016	$86,812

D-2-21

	Impaired Individually	Impaired Collectively	Total
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

Balance at January 1, 2017	$543	$1,228	$1,771
Impairment losses recognized	365	814	1,179
Effect of foreign currency exchange difference	(25)	(63)	(88)

Balance at September 30, 2017	$883	$1,979	$2,862

b.	Transfers of financial assets

Except those factored receivables of US$41,849 thousand in prior years have been collected by Citi Bank during the nine months ended September 30, 2016, there was no receivables factored nor advances received for the nine months ended September 30, 2016 and 2017, respectively. The credit lines under the factoring agreements with Citi Bank were both US$66,000 thousand for the nine months ended September 30, 2016 and 2017.

Pursuant to the factoring agreement, losses from commercial disputes (such as sales returns and discounts) should be borne by the Company, while losses from credit risk should be borne by the banks. The Company also issued promissory notes to the banks for commercial disputes which remained undrawn since. The promissory notes both amounted to US$2,000 thousand as of December 31, 2016 and September 30, 2017. As of September 30, 2017, there was no significant losses from commercial disputes in the past and the Company does not expect any significant commercial dispute losses in the foreseeable future.

10.	INVENTORIES

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Finished goods	$6,519,465	$7,201,767	$237,447
Work in process	2,822,687	4,829,192	159,222
Raw materials	10,850,062	13,147,432	433,479
Supplies	795,093	942,167	31,064
Raw materials and supplies in transit	450,755	651,105	21,467

	$21,438,062	$26,771,663	$882,679

The cost of inventories recognized as operating costs for the nine months ended September 30, 2016 and 2017 were NT$158,494,249 thousand (retrospectively adjusted) and NT$168,241,535 thousand (US$5,547,034 thousand), respectively, which included write-down of inventories at NT$313,124 thousand and NT$274,917 thousand (US$9,064 thousand), respectively.

D-2-22

11.	INVENTORIES RELATED TO REAL ESTATE BUSINESS

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Land and buildings held for sale	$263,526	$110,174	$3,632
Construction in progress	22,236,464	8,696,393	286,726
Land held for construction	1,687,525	1,687,525	55,639

	$24,187,515	$10,494,092	$345,997

Land and buildings held for sale located in Kun Shan Qiandeng and Shanghai Zhangjiang, China were completed and successively sold. Construction in progress is mainly located on Hutai Road in Shanghai, China and Lidu Road in Kun Shan, China. The capitalized borrowing costs for the nine months ended September 30, 2016 and 2017 are disclosed in Note 24.

Construction in progress located on Caobao Road in Shanghai was completed in the third quarter of 2017 and immediately leased out for the lease business. As a result, the Group reclassified those buildings and land use right under the line item of “inventories related to real estate - construction in progress” to investment properties of NT$6,971,372 thousand (US$229,851 thousand) and long-term prepayments of NT$5,798,449 thousand (US$191,179 thousand), respectively. Please refer to Note 15.

As of December 31, 2016 and September 30, 2017, inventories related to real estate business of NT$12,076,154 thousand and NT$10,482,554 thousand (US$345,617 thousand), respectively, are expected to be recovered longer than twelve months.

Refer to Note 36 for the carrying amount of inventories related to real estate business that had been pledged by the Group to secure bank borrowings.

12.	OTHER FINANCIAL ASSETS

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Unsecured subordinate corporate bonds	$1,000,000	$1,000,000	$32,971
Time deposits with original maturity over three months	480,736	503,276	16,593
Guarantee deposits	178,103	161,093	5,311
Pledged time deposits (Note 36)	206,530	63,099	2,080
Others (Note 36)	13,698	7,205	238
	1,879,067	1,734,673	57,193
Current	558,686	569,419	18,774

Non-current	$1,320,381	$1,165,254	$38,419

The annual interest rate of unsecured subordinate corporate bonds was both 3.50 % as of December 31, 2016 and September 30, 2017.

D-2-23

13.	INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

	December 31, 2016 (Retrospectively Adjusted)	September 30, 2017
	NT$	NT$	US$ (Note 4)

Investments in associates	$49,154,140	$48,386,594	$1,595,337
Investments in joint ventures	670,550	539,679	17,794

	$49,824,690	$48,926,273	$1,613,131
a.	Investments in associates

1)	Investments in associates accounted for using the equity method consisted of the following:

			Carrying Amount
		Operating	December 31, 2016 (Retrospectively Adjusted)	September 30, 2017
Name of Associate	Main Business	Location	NT$	NT$	US$ (Note 4)

Material associate
Siliconware Precision Industries Co., Ltd. (“SPIL”)	Engaged in assembly, testing and turnkey services of integrated circuits	ROC	$45,898,225	$45,291,485	$1,493,290
Associates that are not individually material
Deca Technologies Inc.（”DECA”）	Holding company and the group engaged in manufacturing, development and marketing of wafer level packaging and interconnect technology	British Cayman Islands	1,813,677	1,641,440	54,119
Hung Ching Development & Construction Co. (“HC”)	Engaged in the development, construction and leasing of real estate properties	ROC	1,156,833	1,218,475	40,174
Hung Ching Kwan Co. (“HCK”)	Engaged in the leasing of real estate properties	ROC	321,120	312,567	10,305
Advanced Microelectronic Products Inc. (“AMPI”)	Engaged in integrated circuit	ROC	264,434	222,776	7,345
			49,454,289	48,686,743	1,605,233
	Less: Deferred gain on transfer of land		300,149	300,149	9,896

			$49,154,140	$48,386,594	$1,595,337

2)	At each balance sheet date, the percentages of ownership held by the Group were as follows:

	December 31, 2016	September 30, 2017

SPIL	33.29%	33.29%
DECA	22.07%	22.07%
HC	26.22%	26.22%
HCK	27.31%	27.31%
AMPI	38.76%	38.76%

3)	In July 2016, the Company acquired 98,490 thousand preferred shares issued by DECA at US$0.608 per share with a total consideration of NT$1,934,062 thousand. The percentage of ownership was 22.07% and the Company obtained significant influence over DECA. In addition, the Company's subsidiary, ASE Test, Inc., purchased 90,000 thousand ordinary share of AMPI in a private placement with NT$225,000 thousand paid in cash in November 2016. The private-placement ordinary shares were all restricted for disposal during a 3-year lock-up period.

D-2-24

4)	The Group has successively completed the identification of the difference between the cost of the investments and the Company’s share of the net fair value of DECA and AMPI’s identifiable assets and liabilities in the second quarter and the third quarter in 2017. Therefore, the Group has retrospectively adjusted the comparative consolidated financial statements for prior periods. As of December 31, 2016, the retrospective adjustments are summarized as follows:

	After Retrospectively Adjusted	Before Retrospectively Adjusted
	NT$	NT$
Investments accounted for using the equity method

December 31, 2016
DECA	$1,813,677	$1,820,329
AMPI	$264,434	$266,085

The aforementioned retrospective adjustments are accordingly recorded as a decrease of retained earnings as of December 31, 2016.

5)	Fair values (Level 1 inputs in terms of IFRS 13) of investments in associates with available published price quotation are summarized as follows:

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

SPIL	$49,634,805	$50,257,185	$1,657,012
HC	$1,310,829	$1,317,692	$43,445
AMPI	$307,038	$556,121	$18,336

6)	Summarized financial information in respect of the Group’s material associate

The summarized financial information below represents amounts shown in SPIL’s consolidated financial statements prepared in accordance with IFRSs and adjusted by the Group for equity accounting purposes.

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Current assets	$50,451,295	$46,610,073	$1,536,765
Non-current assets	107,573,251	105,401,342	3,475,151
Current liabilities	(41,088,439)	(38,262,801)	(1,261,550)
Non-current liabilities	(17,518,410)	(16,153,506)	(532,592)

Equity	$99,417,697	$97,595,108	$3,217,774

Proportion of the Group’s ownership interest in SPIL	33.29%	33.29%	33.29%

Net assets attributable to the Group	$33,096,151	$32,489,411	$1,071,197
Goodwill	12,802,074	12,802,074	422,093

Carrying amount	$45,898,225	$45,291,485	$1,493,290

D-2-25

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Operating revenue	$62,934,405	$61,931,600	$2,041,925
Gross profit	$10,886,891	$9,066,839	$298,940
Profit before income tax	$5,057,322	$3,503,617	$115,517

Net profit for the period	$4,018,435	$2,554,429	$84,221
Other comprehensive income(loss) for the period	(1,518,518)	1,091,109	35,975

Total comprehensive income for the period	$2,499,917	$3,645,538	$120,196
Cash dividends received from SPIL	$3,941,740	$1,815,275	$59,851

7)	Aggregate information of associates that are not individually material

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

The Group’s share of:
Net loss for the period	$(13,186)	$(132,933)	$(4,383)
Other comprehensive income (loss) for the period	(37,574)	44,279	1,460

Total comprehensive loss for the period	$(50,760)	$(88,654)	$(2,923)

The investments accounted for using the equity method and the share of profit or loss and other comprehensive income or loss of the investments in associates for the nine months ended September 30, 2016 and 2017 was based on the associates’ financial statements prepared in accordance with IFRSs and adjusted by the Group for equity method accounting purposes.

b.	Investments in joint ventures

1)	The joint venture that was not individually material and accounted for using the equity method was the Group’s investment in ASE Embedded Electronics Inc. (“ASEEE”). In May 2015, the Group and TDK Corporation (“TDK”) entered into an agreement to establish a joint venture to invest in ASEEE. The Group additionally participated in ASEEE’s cash capital increase with NT$146,903 thousand in September 2016. As of December 31, 2016 and September 30, 2017, the percentages of ownership were both 51%. ASEEE are located in ROC and engages in the production of embedded substrate. According to the joint arrangement, the Group and TDK must act together to direct the relevant operating activities and, as a result, the Group does not control ASEEE. The investment in ASEEE is accounted for using the equity method.

2)	Aggregate information of the joint venture that is not individually material

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

The Group’s share of net loss and total comprehensive loss for the period	$(57,252)	$(131,154)	$(4,324)

D-2-26

3)	The investments accounted for using the equity method and the share of loss and other comprehensive loss as of and for the nine months ended September 30, 2016 and 2017, respectively, were based on the joint venture’s financial statements prepared in accordance with IFRSs and adjusted by the Group for equity method accounting purposes.

14.	PROPERTY, PLANT AND EQUIPMENT

The carrying amounts of each class of property, plant and equipment were as follows:

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Land	$3,365,013	$3,274,238	$107,954
Buildings and improvements	58,028,631	59,075,082	1,947,744
Machinery and equipment	72,700,762	68,825,847	2,269,233
Other equipment	2,089,581	1,658,113	54,670
Construction in progress and machinery in transit	7,696,254	4,148,701	136,785

	$143,880,241	$136,981,981	$4,516,386

For the nine months ended September 30, 2016

	Land	Buildings and improvements	Machinery and equipment	Other equipment	Construction in progress and machinery in transit	Total
	NT$	NT$	NT$	NT$	NT$	NT$

Cost

Balance at January 1, 2016	$3,381,300	$94,447,932	$243,283,607	$7,722,408	$6,397,760	$355,233,007
Additions	-	(19,825)	100,380	76,145	21,128,121	21,284,821
Disposals	-	(387,024)	(8,033,648)	(84,143)	(215,773)	(8,720,588)
Reclassification	-	3,316,244	14,388,566	594,599	(18,299,584)	(175)
Acquisitions through business combinations	-	-	-	1,159	-	1,159
Effect of foreign currency exchange differences	(41,497)	(2,534,611)	(4,762,613)	(194,188)	(42,550)	(7,575,459)

Balance at September 30, 2016	$3,339,803	$94,822,716	$244,976,292	$8,115,980	$8,967,974	$360,222,765

Accumulated depreciation and impairment

Balance at January 1, 2016	$-	$34,646,878	$164,568,298	$5,907,414	$113,342	$205,235,932
Depreciation expense	-	3,845,108	17,236,723	612,940	-	21,694,771
Impairment losses recognized	-	620	876,153	5,564	4,509	886,846
Disposals	-	(332,480)	(7,790,959)	(76,588)	(100,049)	(8,300,076)
Reclassification	-	(5,200)	2,979	2,221	-	-
Acquisitions through business combinations	-	-	-	824	-	824
Effect of foreign currency exchange differences	-	(1,008,288)	(3,316,339)	(177,831)	(1,929)	(4,504,387)

Balance at September 30, 2016	$-	$37,146,638	$171,576,855	$6,274,544	$15,873	$215,013,910

For the nine months ended September 30, 2017

	Land	Buildings and improvements	Machinery and equipment	Other equipment	Construction in progress and machinery in transit	Total
	NT$	NT$	NT$	NT$	NT$	NT$

Cost

Balance at January 1, 2017	$3,365,013	$96,258,175	$248,200,756	$8,474,661	$7,713,542	$364,012,147
Additions	-	293,069	78,465	78,411	18,135,298	18,585,243
Disposals	-	(535,891)	(7,760,212)	(646,613)	(35,652)	(8,978,368)
Reclassification	(35,965)	5,899,415	15,099,085	141,871	(22,235,980)	(1,131,574)
Effect of foreign currency exchange differences	(54,810)	(2,059,053)	(4,261,996)	(167,199)	571,493	(5,971,565)

Balance at September 30, 2017	$3,274,238	$99,855,715	$251,356,098	$7,881,131	$4,148,701	$366,515,883

(Continued)

D-2-27

	Land	Buildings and improvements	Machinery and equipment	Other equipment	Construction in progress and machinery in transit	Total
	NT$	NT$	NT$	NT$	NT$	NT$

Accumulated depreciation and impairment

Balance at January 1, 2017	$-	$38,229,544	$175,499,994	$6,385,080	$17,288	$220,131,906
Depreciation expense	-	3,866,133	16,958,075	585,491	-	21,409,699
Impairment losses recognized	-	2,310	282,788	368	-	285,466
Disposals	-	(419,294)	(6,839,759)	(603,097)	(17,288)	(7,879,438)
Reclassification	-	(210,046)	24,625	(14,324)	-	(199,745)
Effect of foreign currency exchange differences	-	(688,014)	(3,395,472)	(130,500)	-	(4,213,986)

Balance at September 30, 2017	$-	$40,780,633	$182,530,251	$6,223,018	$-	$229,533,902

(Concluded)

	Land	Buildings and improvements	Machinery and equipment	Other equipment	Construction in progress and machinery in transit	Total
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

Cost

Balance at January 1,2017	$110,947	$3,173,695	$8,183,342	$279,415	$254,320	$12,001,719
Additions	-	9,663	2,587	2,585	597,933	612,768
Disposals	-	(17,669)	(255,859)	(21,320)	(1,175)	(296,023)
Reclassification	(1,186)	194,508	497,827	4,677	(733,135)	(37,309)
Effect of foreign currency exchange differences	(1,807)	(67,888)	(140,521)	(5,512)	18,842	(196,886)

Balance at September 30, 2017	$107,954	$3,292,309	$8,287,376	$259,845	$136,785	$12,084,269

Accumulated depreciation and impairment

Balance at January 1, 2017	$-	$1,260,453	$5,786,350	$210,520	$570	$7,257,893
Depreciation expense	-	127,469	559,119	19,304	-	705,892
Impairment losses recognized	-	76	9,324	12	-	9,412
Disposals	-	(13,824)	(225,511)	(19,885)	(570)	(259,790)
Reclassification	-	(6,925)	812	(473)	-	(6,586)
Effect of foreign currency exchange differences	-	(22,684)	(111,951)	(4,303)	-	(138,938)

Balance at September 30, 2017	$-	$1,344,565	$6,018,143	$205,175	$-	$7,567,883

Due to the Group’s future operation plans and capacity evaluation or production demands in segment of packaging and testing, the Group believed that a portion of property, plant and equipment does not qualify for the production needs and therefore recognized an impairment loss of NT$886,846 thousand and NT$285,466 thousand (US$9,412 thousand) under the line item of other operating income and expenses in the condensed consolidated statements of comprehensive income for the nine months ended September 30, 2016 and 2017, respectively. The recoverable amount of the impaired property, plant and equipment is determined on the basis of its value in use and the Group expects to derive zero future cash flows from these assets.

Each class of property, plant and equipment was depreciated on a straight-line basis over the following useful lives:

Buildings and improvements
Main plant buildings	10-40 years
Cleanrooms	10-20 years
Others	3-20 years
Machinery and equipment	2-10 years
Other equipment	2-20 years

The capitalized borrowing costs for the nine months ended September 30, 2016 and 2017, respectively, are disclosed in Note 24.

D-2-28

15.	INVESTMENT PROPERTIES

	Land	Buildings and improvements	Total
	NT$	NT$	NT$

Cost

Balance at January 1, 2017	$-	$-	$-
Transfers from inventories related to real estate business and property, plant and equipment	35,965	8,114,110	8,150,075
Effects of foreign currency exchange differences	-	133,158	133,158

Balance at September 30, 2017	$35,965	$8,247,268	$8,283,233

Accumulated depreciation and impairment

Balance at January 1, 2017	$-	$-	$-
Depreciation expenses	-	30,479	30,479
Transfers from inventories related to real estate business and property, plant and equipment	-	199,745	199,745
Effects of foreign currency exchange differences	-	1,288	1,288

Balance at September 30, 2017	$-	$231,512	$231,512

	Land	Buildings and improvements	Total
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

Cost

Balance at January 1, 2017	$-	$-	$-
Transfers from inventories related to real estate business and property, plant and equipment	1,186	267,528	268,714
Effects of foreign currency exchange differences	-	4,390	4,390

Balance at September 30, 2017	$1,186	$271,918	$273,104

Accumulated depreciation and impairment

Balance at January 1, 2017	$-	$-	$-
Depreciation expenses	-	1,005	1,005
Transfers from inventories related to real estate business and property, plant and equipment	-	6,586	6,586
Effects of foreign currency exchange differences	-	42	42

Balance at September 30, 2017	$-	$7,633	$7,633

The investment properties are depreciated using the straight-line method over their estimated useful lives as follows:

Main buildings	10-40 years
Others	3-20 years

D-2-29

The fair value of the investment properties was approximately NT$11,559,100 thousand (US$381,111 thousand) which was measured using level 3 inputs, the market approach and the income approach by independent professional appraisers.

Investment properties are held under freehold interests. Refer to Note 36 for the carrying amount of the investment properties that had been pledged by the Group to secure borrowings.

16.	GOODWILL

	Cost	Accumulated impairment	Carrying amount
	NT$	NT$	NT$

Balance at January 1, 2016	$12,495,515	$1,988,996	$10,506,519
Acquisitions through business combinations (Retrospectively Adjusted) (Note 28)	15,323	-	15,323
Effect of foreign currency exchange differences	(77,963)	-	(77,963)

Balance at September 30, 2016	$12,432,875	$1,988,996	$10,443,879

Balance at January 1, 2017 (Retrospectively Adjusted) (Note 28)	$12,479,305	$1,988,996	$10,490,309
Effect of foreign currency exchange differences	(101,594)	-	(101,594)

Balance at September 30, 2017	$12,377,711	$1,988,996	$10,388,715

	Cost	Accumulated impairment	Carrying amount
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

Balance at January 1, 2017 (Retrospectively Adjusted) (Note 28)	$411,452	$65,579	$345,873
Effect of foreign currency exchange differences	(3,350)	-	(3,350)

Balance at September 30, 2017	$408,102	$65,579	$342,523

17.	OTHER INTANGIBLE ASSETS

The carrying amounts of each class of other intangible assets were as follows:

	December 31, 2016 (Retrospectively Adjusted)	September 30, 2017
	NT$	NT$	US$ (Note 4)

Customer relationships (Note 28)	$194,089	$133,854	$4,413
Computer software	943,527	845,973	27,892
Patents and acquired specific technology (Note 28)	359,227	329,266	10,856
Others	120,418	132,325	4,363

	$1,617,261	$1,441,418	$47,524

D-2-30

For the nine months ended September 30, 2016 (Retrospectively Adjusted)

	Customer relationships	Computer software	Patents and acquired specific technology	Others	Total
	NT$	NT$	NT$	NT$	NT$

Cost

Balance at January 1, 2016	$915,636	$3,338,360	$154,082	$193,338	$4,601,416
Additions	-	282,739	403,543	1,246	687,528
Disposals or derecognization	(41,099)	(36,542)	(30)	-	(77,671)
Acquisitions through business combinations	41,099	-	64,380	30	105,509
Effect of foreign currency exchange differences	-	(65,196)	(4,318)	(2,327)	(71,841)

Balance at September 30, 2016	$915,636	$3,519,361	$617,657	$192,287	$5,244,941

Accumulated amortization

Balance at January 1, 2016	$641,234	$2,385,038	$138,386	$54,665	$3,219,323
Amortization expense	101,334	260,597	14,334	13,098	389,363
Disposals or derecognization	(41,099)	(28,772)	(30)	-	(69,901)
Acquisitions through business combinations	-	-	483	23	506
Effect of foreign currency exchange differences	-	(51,812)	(5,956)	(161)	(57,929)

Balance at September 30, 2016	$701,469	$2,565,051	$147,217	$67,625	$3,481,362

For the nine months ended September 30, 2017

	Customer relationships	Computer software	Patents and acquired specific technology	Others	Total
	NT$	NT$	NT$	NT$	NT$

Cost

Balance at January 1, 2017 (Retrospectively Adjusted)	$915,636	$3,552,229	$514,445	$192,392	$5,174,702
Additions	-	165,581	-	30,646	196,227
Disposals	-	(67,670)	(123,743)	(4,996)	(196,409)
Effect of foreign currency exchange differences	-	(40,537)	(1,039)	(680)	(42,256)

Balance at September 30, 2017	$915,636	$3,609,603	$389,663	$217,362	$5,132,264

(Continued)

D-2-31

	Customer relationships	Computer software	Patents and acquired specific technology	Others	Total
	NT$	NT$	NT$	NT$	NT$

Accumulated amortization

Balance at January 1, 2017 (Retrospectively Adjusted)	$721,547	$2,608,702	$155,218	$71,974	$3,557,441
Amortization expense	60,235	238,300	32,653	12,963	344,151
Disposals	-	(56,314)	(123,744)	-	(180,058)
Effect of foreign currency exchange differences	-	(27,058)	(3,730)	100	(30,688)

Balance at September 30, 2017	$781,782	$2,763,630	$60,397	$85,037	$3,690,846

(Concluded)

	Customer relationships	Computer software	Patents and acquired specific technology	Others	Total
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

Cost

Balance at January 1, 2017	$30,189	$117,119	$16,962	$6,343	$170,613
Additions	-	5,459	-	1,010	6,469
Disposals	-	(2,231)	(4,080)	(165)	(6,476)
Effect of foreign currency exchange differences	-	(1,336)	(34)	(22)	(1,392)

Balance at September 30, 2017	$30,189	$119,011	$12,848	$7,166	$169,214

Accumulated amortization

Balance at January 1, 2017	$23,790	$86,010	$5,118	$2,373	$117,291
Amortization expense	1,986	7,857	1,076	428	11,347
Disposals	-	(1,856)	(4,080)	-	(5,936)
Effect of foreign currency exchange differences	-	(892)	(122)	2	(1,012)

Balance at September 30, 2017	$25,776	$91,119	$1,992	$2,803	$121,690

Each class of other intangible assets were amortized on the straight-line basis over the following useful lives:

Customer relationships	11 years
Computer software	2-10 years
Patents and acquired specific technology	5-15 years
Others	5-32 years

D-2-32

18.	LONG-TERM PREPAYMENTS FOR LEASE

Long-term prepayments for lease mainly represented land use rights located in China with periods for use from 40 to 70 years and will expire from 2049 to 2074, respectively.

19.	BORROWINGS

a.	Short-term borrowings

Short-term borrowings mainly represented unsecured revolving bank loans with annual interest rates at 0.70%-8.99% and 0.80%-4.79% as of December 31, 2016 and September 30, 2017, respectively.

b.	Long-term borrowings

1)	Bank loans

As of December 31, 2016 and September 30, 2017, the long-term bank loans with fixed interest rates both amounted to NT$1,500,000 thousand (US$49,456 thousand) with annual interest rates at 1.20%. The long-term bank loans with fixed interest rates will be repayable in December 2018. The others were long-term bank loans with floating interest rates and consisted of the followings:

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Working capital bank loans
Syndicated bank loans - repayable through January 2018 to July 2018, annual interest rates were 2.55% and 2.43% as of December 31, 2016 and September 30, 2017, respectively	$9,223,500	$4,850,400	$159,921
Others - repayable through October 2017 to October 2019, annual interest rates were 0.74%-4.48% and 0.86%-1.87% as of December 31, 2016 and September 30, 2017, respectively	36,009,917	24,287,205	800,765
Mortgage loans
Repayable through December 2017 to June 2023, annual interest rates were both 4.95%-5.39% as of December 31, 2016 and September 30, 2017	4,390,003	4,731,091	155,987
	49,623,420	33,868,696	1,116,673
Less: unamortized arrangement fee	7,198	2,399	79
	49,616,222	33,866,297	1,116,594
Less: current portion	6,567,565	6,839,993	225,519

	$43,048,657	$27,026,304	$891,075

Pursuant to the above syndicated bank loans agreements, the Company should maintain certain financial covenants including current ratio, leverage ratio, tangible net assets and interest coverage ratio. Such financial ratios are calculated based on the Group’s annual audited consolidated financial statements or semi-annual reviewed consolidated financial statements. The Company was in compliance with all of the loan covenants during the nine months ended September 30, 2016 and 2017.

D-2-33

2)	Long-term bills payable

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Ta Ching Bills Finance Corporation, repayable in December 2018, annual interest rates were both 1.00% as of December 31, 2016 and September 30, 2017	$2,000,000	$2,000,000	$65,941
China Bills Finance Corporation, repayable in February 2019, annual interest rate was 0.96%	-	1,000,000	32,971
International Bills Finance Corporation, repayable in March 2019, annual interest rate was 0.96%	-	1,000,000	32,971
	2,000,000	4,000,000	131,883
Less: unamortized discounts	659	1,261	42

	$1,999,341	$3,998,739	$131,841

20.	BONDS PAYABLE

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Unsecured domestic bonds
Repayable at maturity in January 2021 and interest due annually with annual interest rate at 1.30%	$7,000,000	$7,000,000	$230,795
Repayable at maturity in January 2023 and interest due annually with annual interest rate at 1.50%	2,000,000	2,000,000	65,941
Repayable at maturity in January 2022 and interest due annually with annual interest rate at 1.25%	-	3,700,000	121,991
Repayable at maturity in January 2024 and interest due annually with annual interest rate at 1.45%	-	4,300,000	141,774
Unsecured convertible overseas bonds
US$400,000 thousand	12,900,000	-	-
US$200,000 thousand (linked to New Taiwan dollar)	6,185,600	6,185,600	203,943
Secured overseas bonds - secured by the Company
US$300,000 thousand, interest due semi-annually with annual interest rate at 2.125% and has been repaid in July 2017	9,675,000	-	-
	37,760,600	23,185,600	764,444
Less: discounts on bonds payable	760,697	68,224	2,249
	36,999,903	23,117,376	762,195
Less: current portion	9,658,346	6,136,891	202,337

	$27,341,557	$16,980,485	$559,858

D-2-34

a.	In September 2013, the Company offered the third unsecured convertible overseas bonds (the “Bonds”) in US$400,000 thousand. The Bonds is zero coupon bonds with the maturity of 5 years, in denominations of US$200 thousand or in any integral multiples thereof. Each holder of the Bonds has the right at any time on or after October 16, 2013 and up to (and including) August 26, 2018, except during legal lock-up period, to convert the Bonds into newly issued listed common shares at the conversion price NT$33.085, determined on the basis of a fixed exchange rate of US$1 to NT$29.956. The conversion price will be adjusted in accordance with the conversion provisions due to anti-dilution clause. As of December 31, 2016, the conversion price was NT$28.99. As of September 30, 2017, the Bonds holders have exercised the conversion right to convert the Bonds of US$399,600 thousand into the company’s ordinary shares at conversion prices from NT$27.95(US$0.92) to NT$28.96 (US$0.95).

The Bonds may be redeemed at the option of the Company, in whole or in part, at any time on or after the third anniversary of the offering date provided that (1) the closing price, translated into U.S. dollars, of the ordinary shares for a period of 20 consecutive trading days is at least 130% of the conversion price, (2) at least 90% in aggregate principal amount of the Bonds originally outstanding has been redeemed, repurchased and canceled or converted, or (3) the Company is required to pay additional taxes on the Bonds as a result of certain changes in tax laws in the ROC.

Each holder shall have the right to request the Company repurchase all or any portion of the principal amount thereof of a holder’s Bonds (1) on the third anniversary of the offering date, (2) in the event of a change of control, or (3) in the event of delisting.

The Bonds contained a debt host contract, recognized as bonds payable, and the conversion option, redemption option and put option (collectively the “Bonds Options”) aggregately recognized as financial liabilities at FVTPL. The effective interest rate of the debt host contract was 3.16% and the aggregate fair value of the Bonds Options was NT$1,667,950 thousand on initial recognition.

The Company’s board of directors resolved in July 2017 to issue a notice of early redemption to Bonds holders. As of September 30, 2017, the closing price of the Company’s ordinary shares (translated into U.S. dollars at the prevailing rates) for a period of 20 consecutive trading days is higher than 130% of the conversion price in U.S. dollar translated at the fixed exchange rate of US$1 to NT$29.956 determined on pricing date per ordinary share. Therefore, except those have been converted, the Company early redeemed the outstanding Bonds of US$400 thousand in September 2017.

b.	In July 2015, the Company offered the forth unsecured convertible overseas bonds (the “Currency Linked Bonds”) in US$200,000 thousand. The Currency Linked Bonds is zero coupon bonds with the maturity of 2.75 years, in denominations of US$200 thousand or in any integral multiples thereof. Repayment, redemption and put amount denominated in U.S. dollar will be converted into New Taiwan dollar amount using a fixed exchange rate of US$1 to NT$30.928 (the “Fixed Exchange Rate”) and then converted back to U.S. dollar amount using the applicable prevailing rate at the time of repayment, redemption or put. Each holder of the Currency Linked Bonds has the right at any time on or after August 11, 2015 and up to (and including) March 17, 2018, except during legal lock-up period, to convert the Currency Linked Bonds into common shares at the conversion price NT$54.55, determined on the basis of the Fixed Exchange Rate. The Company’s treasury shares will be available for delivery upon conversion of the Currency Linked Bonds. The conversion price will be adjusted in accordance with the conversion provisions due to anti-dilution clause. As of December 31, 2016 and September 30, 2017, the conversion price was NT$49.52 and NT$47.76 (US$1.57), respectively.

The Currency Linked Bonds may be redeemed at the option of the Company, in whole or in part, at any time on or after March 19, 2018 provided that (1) the closing price, translated into U.S. dollars, of the ordinary shares for a period of 20 out of 30 consecutive trading days is at least 130% of the conversion price, (2) at least 90% in aggregate principal amount of the Currency Linked Bonds originally outstanding has been redeemed, repurchased and canceled or converted, or (3) the Company is required to pay additional taxes on the Currency Linked Bonds as a result of certain changes in tax laws in the ROC.

D-2-35

Each holder shall have the right to request the Company repurchase all or any portion of the principal amount thereof of a holder’s Currency Linked Bonds (1) in the event of a change of control, or (2) in the event of delisting.

The Currency Linked Bonds contained a debt host contract, recognized as bonds payable, and the conversion option, recognized as capital surplus. The effective interest rate of the debt host contract was 1.58% and the fair value of the conversion option was NT$214,022 thousand on initial recognition.

c.	To focus on corporate sustainability and to carry out the commitment to environmental protection and energy conservation, Anstock II Limited, a subsidiary the Company 100% owned, offered overseas bonds in US$300,000 thousand with the maturity of 3 years and annual interest rate of 2.125% (the “Green Bonds”) in July 2014. The Green Bonds are unconditionally and irrevocably guaranteed by the Company and the proceeds were used to fund certain eligible projects to promote the Group’s transition to low-carbon and climate resilient growth. As of September 30, 2017, the Company’s subsidiary has repaid the Green Bonds.

21.	OTHER PAYABLES

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Accrued salary and bonus	$6,606,406	$6,500,980	$214,342
Payables for property, plant and equipment	5,605,528	4,406,763	145,294
Accrued employees’ compensation and remuneration to directors	2,400,778	1,875,436	61,834
Accrued employee insurance	617,419	704,198	23,218
Accrued utilities	410,796	465,230	15,339
Payables for patents and acquired specific technology (Note 35)	120,938	113,681	3,748
Others	5,760,169	5,323,708	175,526

	$21,522,034	$19,389,996	$639,301

22.	RETIREMENT BENEFIT PLANS

The Group’s retirement benefit plans consisted of defined contribution retirement plans and defined benefit retirement plans. Employee benefit expenses in respect of the Group’s defined benefit retirement plans were calculated using the projected pension cost stated in 2015 and 2016 actuarial reports.

23.	EQUITY

a.	Share capital

Ordinary shares

	December 31, 2016	September 30, 2017

Numbers of shares authorized (in thousands)	10,000,000	10,000,000
Numbers of shares reserved (in thousands)
Employee share options	800,000	800,000

Number of shares issued and fully paid (in thousands)	7,946,184	8,725,506

D-2-36

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Shares capital authorized	$100,000,000	$100,000,000	$3,297,066
Shares capital reserved
Employee share options	$8,000,000	$8,000,000	$263,765

Shares capital issued	$79,568,040	$87,255,059	$2,876,857

The holders of issued ordinary shares with a par value at $10 per share are entitled the right to vote and receive dividends, except the shares held by the Group’s subsidiaries which are not entitled the right to vote. As of December 31, 2016 and September 30, 2017, there were both 500,000 thousand ordinary shares included in the authorized shares that were not yet required to complete the share registration process.

In December 2016, the board of directors approved the issuance of 300,000 thousand ordinary shares for cash capital increase at NT$34.3 per share. The aforementioned cash capital increase has been completed and the Company has completed the registration formalities in March 2017.

As disclosed in Note 20, there were 424,258 thousand ordinary shares were issued under the conversion of Bonds as of September 30, 2017. The record dates of 323,094 thousand and 101,164 thousand ordinary shares were October 13, 2017 and July 13, 2017, respectively. The Company has completed the registration formalities before the condensed consolidated financial statements were authorized for issue by management.

American Depositary Receipts

The Company issued ADSs and each ADS represents five ordinary shares. As of December 31, 2016 and September 30, 2017, 125,518 thousand and 107,475 thousand ADSs were outstanding and represented approximately 627,590 thousand and 537,377 thousand ordinary shares of the Company, respectively.

b.	Capital surplus

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

May be used to offset a deficit, distributed as cash dividends, or transferred to share capital (1)

Arising from issuance of ordinary shares	$5,844,397	$15,515,797	$511,566
Arising from conversion of bonds payable	-	451,815	14,897
Arising from the difference between consideration received and the carrying amount of the subsidiaries’ net assets during actual disposal or acquisition	7,176,958	7,176,958	236,629

(Continued)

D-2-37

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

May be used to offset a deficit only

Arising from changes in percentage of ownership interest in subsidiaries (2)	$6,134,228	$6,137,283	$202,350
Arising from treasury share transactions	950,368	1,151,345	37,961
Arising from exercised employee share options	630,411	828,104	27,303
Arising from expired employee share options (Note 27)	3,626	17,167	566
Arising from share of changes in capital surplus of associates	82,243	84,509	2,786

May not be used for any purpose

Arising from employee share options	1,230,247	1,245,707	41,072
Arising from equity component of convertible bonds	214,022	214,022	7,056
Others (3)	-	7,526,018	248,138

	$22,266,500	$40,348,725	$1,330,324

(Concluded)

1)	Such capital surplus may be used to offset a deficit; in addition, when the Company has no deficit, such capital surplus may be distributed as cash dividends or transferred to share capital (limited to a certain percentage of the Company’s capital surplus and once a year).

2)	Such capital surplus arises from the effect of changes in ownership interest in a subsidiary resulted from equity transactions other than actual disposal or acquisition, or from changes in capital surplus of subsidiaries accounted for using the equity method.

3)	Such capital surplus arises from the excess of related carrying amount of related accounts over the par value and the Company has not completed registration formalities when the convertible bonds were converted into ordinary shares and employee share options were exercised.

c.	Retained earnings and dividend policy

In accordance with the amendments to the Company Act in May 2015, the recipients of dividends and bonuses are limited to shareholders and do not include employees. The consequential amendments to the Company’s Articles of Incorporation was resolved at the Company’s annual shareholders’ meetings. For information about the accrual basis of the employees’ compensation and remuneration to directors and the actual appropriations, please refer to employee benefits expense under profit before income tax in Note 24(h).

The amended Articles of Incorporation of ASE Inc. (the “Articles”) in June 2016 provides that annual net profit shall be distributed in the following order:

1)	Replenishment of deficits;

2)	10.0% as legal reserve;

D-2-38

3)	Special reserve appropriated or reversed in accordance with laws or regulations set forth by the authorities concerned;

4)	Addition or deduction of realized gains or losses on equity instruments at fair value through other comprehensive income.

The Company is currently in the mature growth stage. To meet the capital needs for business development now and in the future and satisfy the shareholders’ demand for cash inflows, the Company shall use residual dividend policy to distribute dividends, of which the cash dividend is not lower than 30% of the total dividend distribution, with the remainder to be distributed in stock. A distribution plan is also to be made by the board of directors and passed for resolution in the shareholders’ meeting.

Appropriation of earnings to legal reserve shall be made until the legal reserve equals the Company’s capital surplus. Legal reserve may be used to offset deficits. If the Company has no deficit and the legal reserve has exceeded 25% of the Company’s capital surplus, the excess may be transferred to capital or distributed in cash.

Under Rule No. 1010012865 and Rule No. 1010047490 issued by the FSC and the directive titled “Questions and Answers for Special Reserves Appropriated Following Adoption of IFRSs”, the Company should appropriate to or reverse a special reserve.

Expect for non-ROC resident shareholders, all shareholders receiving the dividends are allowed a tax credit equal to their proportionate share of the income tax paid by the Company.

The appropriations of earnings for 2015 and 2016 resolved at the Company’s annual shareholders’ meetings in June 2016 and June 2017, respectively, were as follows:

	Appropriation of Earnings		Dividends Per Share
	For Year 2015	For Year 2016	For Year 2015	For Year 2016
	NT$	NT$	NT$	NT$
			(in dollars)	(in dollars)

Legal reserve	$1,947,887	$2,168,034
Cash dividends	12,476,779	11,415,198	$1.60	$1.40

	$14,424,666	$13,583,232

d.	Other equity

1)	Exchange differences on translating foreign operations

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Balance at January 1	$4,492,671	$(1,643,623)	$(54,191)
Exchange differences arising on translating foreign operations	(6,147,519)	(3,912,689)	(129,004)
Share of exchange difference of associates and joint venture accounted for using the equity method	(301,327)	(119,500)	(3,940)

Balance at September 30	$(1,956,175)	$(5,675,812)	$(187,135)

D-2-39

2)	Unrealized gain (loss) on available-for-sale financial assets

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Balance at January 1	$588,119	$(197,314)	$(6,505)
Unrealized gain (loss) arising on revaluation of available-for-sale financial assets	(62,028)	133,521	4,402
Cumulative loss reclassified to profit or loss on impairment of available-for-sale financial assets	-	50,206	1,655
Cumulative loss (gain) reclassified to profit or loss on disposal of available-for-sale financial assets	7,512	(1,417)	(47)
Unrealized gain (loss) on available-for-sale financial assets of associates and joint venture accounted for using the equity method	(233,717)	546,203	18,009

Balance at September 30	$299,886	$531,199	$17,514

e.	Treasury shares (in thousand shares)

	Beginning			Ending
	Balance	Addition	Decrease	Balance

For the nine months ended September 30, 2016

Shares held by subsidiaries	145,883	-	-	145,883
Shares reserved for bonds conversion	120,000	-	-	120,000

	265,883	-	-	265,883

For the nine months ended September 30, 2017

Shares held by subsidiaries	145,883	-	-	145,883
Shares reserved for bonds conversion	120,000	-	-	120,000

	265,883	-	-	265,883

D-2-40

The Company’s shares held by its subsidiaries at each balance sheet date were as follows:

	Shares Held By Subsidiaries	Carrying amount	Carrying amount	Fair Value	Fair Value
	(in thousand shares)	NT$	US$ (Note 4)	NT$	US$ (Note 4)

December 31, 2016

ASE Test	88,200	$1,380,721		$2,915,026
J&R Holding	46,704	381,709		1,543,559
ASE Test, Inc.	10,979	196,677		362,849

	145,883	$1,959,107		$4,821,434
September 30, 2017

ASE Test	88,200	$1,380,721	$45,523	$3,276,648	$108,033
J&R Holding	46,704	381,709	12,585	1,735,045	57,206
ASE Test, Inc.	10,979	196,677	6,485	407,862	13,447

	145,883	$1,959,107	$64,593	$5,419,555	$178,686

Fair values of the Company’s shares held by subsidiaries are based on the closing price from an available published price quotation, which is a Level 1 input in terms of IFRS 13, at the balance sheet dates.

The Company issued ordinary shares in connection with its merger with its subsidiaries. The shares held by its subsidiaries were reclassified from investments accounted for using the equity method to treasury shares on the proportion owned by the Company.

Under the Securities and Exchange Act in the ROC, the Company shall neither pledge treasury shares nor exercise shareholders’ rights on these shares, such as rights to dividends and voting. The subsidiaries holding treasury shares, however, retain shareholders’ rights except the rights to participate in any share issuance for cash and voting.

f.	Non-controlling interests

	For the Nine Months Ended September 30
	2016 (Retrospectively Adjusted)	2017
	NT$	NT$	US$ (Note 4)

Balance at January 1 (Retrospectively Adjusted)	$11,492,545	$12,000,551	$395,666
Attributable to non-controlling interests:
Share of profit for the period	831,621	1,134,592	37,408
Exchange difference on translating foreign operations	(596,012)	(266,791)	(8,796)
Unrealized gain on available-for-sale financial assets	1,547	716	24
Non-controlling interest arising from acquisition of subsidiaries (Note 28)	42,857	-	-

(Continued)

D-2-41

	For the Nine Months Ended September 30
	2016 (Retrospectively Adjusted)	2017
	NT$	NT$	US$ (Note 4)

Additional non-controlling interests arising from partial disposal of subsidiaries (Note 30)	$26,436	$(3,055)	$(101)
Repurchase of outstanding ordinary shares of subsidiaries (Note 30)	(912,886)	-	-
Non-controlling interest relating to outstanding vested share options held by the employees of subsidiaries	425,523	171,247	5,646
Cash dividends to non-controlling interests	(236,426)	(246,440)	(8,125)

Balance at September 30	$11,075,205	$12,790,820	$421,722

(Concluded)

24.	PROFIT BEFORE INCOME TAX

a.	Other operating income and expenses, net

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Rental income	$38,096	$81,046	$2,672
Impairment loss on property, plant and equipment	(886,846)	(285,466)	(9,412)
Gains on disposal of property, plant and equipment	19,284	354,871	11,700
Others	125,215	$123,866	$4,084

	$(704,251)	$$274,317	$$9,044

b.	Other income

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Government subsidy	$219,725	$228,436	$7,531
Interest income	171,615	178,027	5,870
Dividends income	20,625	$47,225	$1,557

	$411,965	$$453,688	$$14,958

D-2-42

c.	Other gains and losses

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Gain on disposal of subsidiaries (Note 29)	$-	$5,643,773	$186,079
Net gains on financial assets designated as at FVTPL	165,319	245,463	8,093
Net losses arising on financial instruments held for trading	(1,657,476)	(2,812,496)	(92,730)
Foreign exchange gains	2,235,621	2,722,632	89,767
Others	(9,398)	(48,760)	(1,607)

	$734,066	$$5,750,612	$$189,602

d.	Finance costs

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Total interest expense for financial liabilities measured at amortized cost	$1,923,733	$1,561,202	$51,473
Less: Amounts included in the cost of qualifying assets
Inventories related to real estate business	(176,710)	(187,446)	(6,180)
Property, plant and equipment	(38,828)	(45,653)	(1,505)
	1,708,195	1,328,103	43,788
Other finance costs	38,390	17,399	574

	$1,746,585	$$1,345,502	$$44,362

Information relating to the capitalized borrowing costs was as follows:

	For the Nine Months Ended September 30
	2016	2017
Annual interest capitalization rates
Inventories related to real estate business (%)	4.35-6.00	4.35-5.39
Property, plant and equipment (%)	1.15-4.05	1.26-5.49

e.	Depreciation and amortization

	For the Nine Months Ended September 30
	2016 (Retrospectively Adjusted)	2017
	NT$	NT$	US$ (Note 4)

Property, plant and equipment	$21,694,771	$$21,409,699	$$705,892
Investment property	-	30,479	1,005
Other intangible assets	389,363	344,151	11,347

Total	$22,084,134	$$21,784,329	$$718,244

(Continued)

D-2-43

	For the Nine Months Ended September 30
	2016 (Retrospectively Adjusted)	2017
	NT$	NT$	US$ (Note 4)

Summary of depreciation by function
Operating costs	$20,206,684	$$19,934,724	$$657,261
Operating expenses	1,488,087	1,505,454	49,636

	$21,694,771	$$21,440,178	$$706,897

Summary of amortization by function	$114,823	$$106,068	$$3,497
Operating costs	274,540	238,083	7,850
Operating expenses
	$389,363	$$344,151	$$11,347

(Concluded)

f.	Operating expenses directly related to investment properties

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Direct operating expenses of investment properties that generated rental income	$-	$125,785	$4,147

g.	Employee benefits expense

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Post-employment benefits
Defined contribution plans	$1,764,165	$$1,741,016	$$57,402
Defined benefit plans	297,425	239,115	7,884
	2,061,590	1,980,131	65,286
Equity-settled share-based payments	353,676	397,659	13,111
Other employee benefits	36,296,065	37,945,020	1,251,072

	$38,711,331	$$40,322,810	$$1,329,469

Summary of employee benefits expense by function
Operating costs	$26,264,502	$$26,837,930	$$884,864
Operating expenses	12,446,829	13,484,880	444,605

	$38,711,331	$$40,322,810	$$1,329,469

h.	Employees’ compensation and the remuneration to directors

To be in compliance with the Company Act as amended in May 2015, the amended Articles of Incorporation of the Company, has been approved in the shareholders’ meeting in June 2016, stipulate to distribute employees’ compensation and remuneration to directors at the rates in 5.25%-8.25% and no higher than 0.75%, respectively, of net profit before income tax, employees’ compensation and

D-2-44

remuneration to directors. For the nine months ended September 30, 2016 and 2017, the employees’ compensation and the remuneration to directors were accrued based on 8.25% and 0.75% of net profit before income tax, employees’ compensation and remuneration to directors, respectively, and were as follows.

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Employees’ compensation	$1,409,574	$1,676,620	$55,279
Remuneration to directors	128,143	152,420	5,025

If there is any change in the proposed amounts after the consolidated financial statements authorized for issue, the differences are recorded as a change in accounting estimate.

The appropriations of employees’ compensation (settled by cash) and remuneration to directors for 2015 and 2016 resolved by the board of directors in April 2016 and in March 2017, respectively, and the amounts recognized in 2015 and 2016 consolidated financial statements were as follows.

	For Year 2015		For Year 2016
	Employees’ compensation	Remuneration to directors	Employees’ compensation	Remuneration to directors
	NT$	NT$	NT$	NT$

Resolved by the board of directors	$2,033,800	$140,000	$2,151,900	$148,000
Recognized in the consolidated financial statements	$2,033,500	$184,500	$2,147,323	$195,211

The differences between the resolved amounts of the employees’ compensation and the remuneration to directors and the accrued amounts reflected in the consolidated financial statements for the years ended December 31, 2015 and 2016 were deemed changes in estimates. The difference was NT$44,200 thousand and NT$42,634 thousand (US$1,406 thousand) and had been adjusted in net profit for the years ended December 31, 2016 and 2017, respectively.

25.	INCOME TAX

a.	Income tax recognized in profit or loss

The major components of income tax were as follows:

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Current income tax
In respect of the current period	$3,609,224	$3,843,507	$126,723
Income tax on unappropriated earnings	(27,213)	280,579	9,251
Changes in estimate for prior periods	26,514	(42,415)	(1,399)
	3,608,525	4,081,671	134,575

(Continued)

D-2-45

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Deferred income tax
In respect of the current period	$(238,983)	$574,219	$18,932
Adjustments attributable to changes in tax rates	14,184	-	-
Changes in estimate for prior periods	(26,840)	51,857	1,710
Effect of foreign currency exchange differences	(126,918)	(69,732)	(2,299)
	(378,557)	556,344	18,343

Income tax recognized in profit or loss	$3,229,968	$4,638,014	$152,918

(Concluded)

b.	Integrated income tax

As of December 31, 2016 and September 30, 2017, unappropriated earnings were all generated on and after January 1, 1998. As of December 31, 2016 and September 30, 2017, the balance of the Imputation Credit Account (“ICA”) was NT$3,328,374 thousand and NT$3,317,787 thousand (US$109,390 thousand), respectively.

The creditable ratio for the distribution of earnings of 2015 and 2016 was 9.65% (actual) and 10.01% (estimated) , respectively.

c.	Income tax assessments

Income tax returns of ASE Inc. and its ROC subsidiaries have been examined by authorities through 2012 and 2015 and through 2013 to 2015, respectively.

26.	EARNINGS PER SHARE

The earnings and weighted average number of ordinary shares outstanding in the computation of earnings per share were as follows:

Net profit for the period

	For the Nine Months Ended September 30
	2016 (Retrospectively Adjusted)	2017
	NT$	NT$	US$ (Note 4)

Net Profit for the period attributable to owners of the Company	$14,339,729	$17,414,958	$574,183
Effect of potentially dilutive ordinary shares:
Employee share options issued by subsidiaries	(291,290)	(737,608)	(24,320)
Investments in associates	(455,098)	(411,398)	(13,564)
Convertible bonds	(551,720)	70,088	2,311

Earnings used in the computation of diluted earnings per share	$13,041,621	$16,336,040	$538,610

D-2-46

Weighted average number of ordinary shares outstanding (in thousand shares):

	For the Nine Months Ended September 30
	2016	2017

Weighted average number of ordinary shares in the computation of basic earnings per share	7,658,467	8,057,642
Effect of potentially dilutive ordinary shares:
Convertible bonds	515,295	124,911
Employee share options	61,385	42,865
Employees’ compensation	37,793	40,677

Weighted average number of ordinary shares in the computation of diluted earnings per share	8,272,940	8,266,095

For purposes of the ADS calculation, the denominator represents the above-mentioned weighted average outstanding shares divided by five (one ADS represents five ordinary shares). The numerator was the same.

The Group is able to settle the employees’ compensation by cash or shares. The Group assumed that the entire amount of the compensation would be settled in shares and the resulting potential shares were included in the weighted average number of ordinary shares outstanding used in the computation of diluted earnings per share if the effect is dilutive. Such dilutive effect of the potential shares was included in the computation of diluted earnings per share until the board of directors approve the number of shares to be distributed to employees at their meeting in the following year.

The third unsecured convertible overseas bonds issued by the Company were anti-dilutive for the nine months ended September 30, 2017 and were excluded from the computation of diluted earnings per share for the same period.

27.	SHARE-BASED PAYMENT ARRANGEMENTS

a.	Employee share option plans of the Company and its subsidiaries

In order to attract, retain and reward employees, ASE Inc. had five employee share option plans for full-time employees of the Group. Each share option represents the right to purchase one ordinary share of ASE Inc. when exercised. Under the terms of the plans, share options are granted at an exercise price equal to or not less than the closing price of the ordinary shares listed on the TSE at the grant date. The option rights of these plans are valid for 10 years, non-transferable and exercisable at certain percentages subsequent to the second anniversary of the grant date. For any subsequent changes in the Company’s capital structure, the exercise price is accordingly adjusted.

ASE Inc. Option Plans

Information about share options was as follows:

D-2-47

	For the Nine Months Ended September 30
	2016		2017
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Number of	Price	Number of	Price
	Options	Per Share	Options	Per Share
	(In Thousands)	(NT$)	(In Thousands)	(NT$)

Balance at January 1	252,607	$26.6	210,795	$27.3
Options forfeited	(4,556)	34.5	(4,925)	36.3
Options exercised	(26,262)	20.9	(55,064)	20.8

Balance at September 30	221,789	27.1	150,806	29.4

Options exercisable, end of period	132,619	20.8	99,776	25.8

The weighted average share price at exercise dates of share options for the nine months ended September 30, 2016 and 2017 was NT$36.5 and NT$37.6 (US$1.24), respectively.

Information about the Company’s outstanding share options at each balance sheet date was as follows:

	Range of Exercise Price Per Share (NT$)	Weighted Average Remaining Contractual Life (Years)

December 31, 2016	$20.4-22.6	2.5
	36.5	8.7

September 30, 2017	20.4-22.6	2.3
	36.5	7.9

ASE Mauritius Inc. Option Plan

ASE Mauritius Inc. has an employee share option plan for full-time employees of the Group which granted 30,000 thousand units in December 2007. Under the terms of the plan, each unit represents the right to purchase one ordinary share of ASE Mauritius Inc. when exercised. The option rights of the plan are valid for 10 years, non-transferable and exercisable at certain percentages subsequent to the second anniversary of the grant date.

Information about share options was as follows:

	For the Nine Months Ended September 30
	2016		2017
		Exercise		Exercise
	Number of	Price	Number of	Price
	Options	Per Share	Options	Per Share
	(In Thousands)	(US$)	(In Thousands)	(US$)

Balance at January 1	28,470	$1.7	28,470	$1.7
Options forfeited	-	-	(250)	1.7

Balance at September 30	28,470	1.7	28,220	1.7

(Continued)

D-2-48

	For the Nine Months Ended September 30
	2016		2017
		Exercise		Exercise
	Number of	Price	Number of	Price
	Options	Per Share	Options	Per Share
	(In Thousands)	(US$)	(In Thousands)	(US$)

Options exercisable, end of period	28,470	$1.7	28,220	$1.7

(Concluded)

As of December 31, 2016 and September 30, 2017, the remaining contractual life was 1 year and 0.3 year, respectively.

USIE Option Plan

The terms of the plans issued by USIE were the same with those of the Company’s option plans.

Information about share options was as follows:

	For the Nine Months Ended September 30
	2016		2017
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Number of	Price	Number of	Price
	Options	Per Share	Options	Per Share
	(In Thousands)	(US$)	(In Thousands)	(US$)

Balance at January 1	29,695	$2.1	25,933	$2.2
Options exercised	(3,762)	2.0	-	-

Balance at September 30	25,933	2.2	25,933	2.2

Options exercisable, end of period	25,933	2.2	25,933	2.2

Information about USIE’s outstanding share options at each balance sheet date was as follows:

	Range of Exercise Price Per Share (US$)	Weighted Average Remaining Contractual Life (Years)

December 31, 2016	$1.5	4.0
	2.4-2.9	3.9

September 30, 2017	1.5	3.2
	2.4-2.9	3.1

USISH Option Plan

Each unit represents the right to purchase one ordinary share of USISH when exercised. The options for USISH’s full-time employees are valid for 10 years, non-transferable and exercisable at certain percentages subsequent to the second anniversary of the grant date incorporated with certain performance conditions. For any subsequent changes in USISH’s capital structure, the exercise price

D-2-49

is accordingly adjusted.

Information about share options was as follows:

	For the Nine Months Ended September 30
	2016		2017
		Weighted		Weighted
		Average		Average
	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price
	(In	Per Share	(In	Per Share
	Thousands)	(CNY)	Thousands)	(CNY)

Balance at January 1	26,627	$15.5	24,997	$15.5
Options forfeited	(1,211)	15.5	(930)	15.5

Balance at September 30	25,416	15.5	24,067	15.5

Options exercisable, end of period	-	-	-	-

As of December 31, 2016 and September 30, 2017, the remaining contractual life of the share options was 8.9 years and 8.2 years, respectively.

Employee benefit expense recognized for employee share options granted by the Company and its subsidiary, USISH, was NT$353,676 thousand and NT$313,659 thousand (US$10,342 thousand) for the nine months ended September 30, 2016 and 2017, respectively.

b.	New shares reserved for subscription by employees under cash capital increase

In December 2016, the board of directors approved the cash capital increase and, as required under the Company Act of the ROC, simultaneously granted options to employees to purchase 10% of such newly issued shares. The grant of the options was accounted for as employee options, accordingly a share-based compensation, and was measured at fair value in accordance with IFRS 2. The Group recognized employee benefits expense and capital surplus arising from exercised employee share options of NT$84,000 thousand (US$2,769 thousand) in full at the grant date (also the vested date), of which 4,836 thousand shares has not been exercised and, therefore, $13,541 thousand (US$446 thousand) was reclassified from capital surplus arising from exercised employee share options to capital surplus arising from expired employee share options.

Information about the Company’s employee share options related to the aforementioned newly issued shares was as follows:

Number of Options (In Thousand)

Options granted for the nine months ended September 30, 2017	30,000
Options exercised for the nine months ended September 30, 2017	25,164
Weighted-average fair value of options granted (NT$ per share)	$2.80

D-2-50

Fair value was measured using the Black-Scholes Option Pricing Model and the inputs to the model were as follows:

Share price at the grant date	NT$36.55 per share
Exercise price	NT$34.30 per share
Expected volatility	27.15%
Expected lives	47 days
Expected dividend yield	-
Risk free interest rate	0.37%

Expected volatility was based on the Company’s historical share prices volatility.

28.	BUSINESS COMBINATIONS

a.	Subsidiary acquired

	Principal Activity	Date of Acquisition	Proportion of Voting Equity Interests Acquired	Cash Consideration
				NT$

TLJ	Engaged in information software services	May 3, 2016	60%	$89,998

In May 2016, the Company’s subsidiary, ASE Test, Inc., acquired 60% shareholdings of TLJ with a total consideration determined primarily based on independent professional appraisal reports. NT$41,739 thousand out of the total consideration was paid to key management personnel and related parties.

b.	Assets acquired and liabilities assumed at the date of acquisition

NT$

Current assets	$16,645
Non-current assets	108,486
Current liabilities	(7,599)

Fair value of identifiable net assets acquired	$117,532

c.	Goodwill recognized on acquisition

NT$

Consideration transferred (paid in cash)	$89,998
Non-controlling interests	42,857
Less: Fair value of identifiable net assets acquired	(117,532)

Goodwill recognized on acquisition	$15,323

The non-controlling interest recognized at the acquisition date was measured at its fair value.

The goodwill recognized mainly represents the control premium. In addition, the consideration paid for the acquisition effectively included amounts attributed to the benefits of expected revenue growth and future market development of TLJ. These benefits are not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets.

D-2-51

d.	Net cash outflow on acquisition of subsidiaries

NT$

Consideration paid in cash	$89,998
Less: Cash acquired	16,561

$73,437

e.	As of June 30, 2017, the Group has completed the identification of the difference between the cost of the investment and the Group’s share of the net fair value of TLJ’s identifiable assets and liabilities and therefore, the Company has retrospectively adjusted the comparative consolidated financial statements for prior periods. As of December 31, 2016, the retrospective adjustments are summarized as follows:

	After Retrospectively Adjusted	Before Retrospectively Adjusted
	NT$	NT$
December 31, 2016

Goodwill	$10,490,309	$10,558,878
Other intangible assets	$1,617,261	$1,560,989

For nine months ended September 30, 2016

Operating costs	$159,942,771	$159,938,375
Operating expenses	$19,282,626	$19,241,527

The aforementioned retrospective adjustments are accordingly recorded as a decrease in retained earnings of NT$28,880 thousand as an increase in non-controlling interests of NT$16,583 thousand as of December 31, 2016.

29.	DISPOSAL OF SUBSIDIARIES

The Group entered into an agreement to dispose of KSDY. The disposal was completed in June 2017 and as a result, the Group lost its control over KSDY.

a.	Gain on disposal of subsidiaries

	NT$	US$ (Note 4)

Total consideration	$7,100,780	$234,117
Net assets disposed of	(1,457,007)	(48,038)

Gain on disposal of KSDY	$5,643,773	$186,079

D-2-52

b.	Analysis of assets and liabilities on the date control was lost

	NT$	US$ (Note 4)

Current assets
Cash and cash equivalents	$29,133	$961
Inventories related to real estate business	1,427,874	47,078

Net assets disposed of	$1,457,007	$48,039

30.	EQUITY TRANSACTION WITH NON-CONTROLLING INTERESTS

In February 2016, USIE repurchased its own 4,501 thousand outstanding ordinary shares and, as a result, the Group’s shareholdings of USIE increased from 96.7% to 98.8%. The transaction was accounted for as an equity transaction since the Group did not cease to have control over USIE and therefore, capital surplus was decreased by NT$1,912,887 thousand.

In February 2016, the Company disposed 39,603 thousand shares in USI to the Company’s subsidiary, UGTW, at NT$20 per share with a total consideration of NT$792,064 thousand, as a result, the Group’s shareholdings of USI decreased from 99.0% to 76.5%. The transaction was accounted for as an equity transaction since the Group did not cease to have control over USI and therefore, capital surplus was decreased by NT$20,552 thousand.

In January 2017, USI completed its cash capital increase of NT$1,000,000 thousand (US$32,971 thousand) and the Group’s shareholdings of USI increased from 75.2% to 75.7% since the Group did not proportional subscribe for additional new shares. The transaction was accounted for as an equity transaction since the Group did not cease to have control over USI and therefore, capital surplus was increased by NT$3,055 thousand (US$101 thousand).

31.	NON-CASH TRANSACTIONS

Except those disclosed in Note 11, for the nine months ended September 30, 2016 and 2017, the Group entered into the following non-cash investing activities which were not reflected in the condensed consolidated statements of cash flows:

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Payments for property, plant and equipment
Purchase of property, plant and equipment	$21,284,821	$18,585,243	$612,768
Increase (Decrease) in prepayments for property, plant and equipment (recorded under the line item of other non-current assets)	(29,653)	158,982	5,242
Decrease (Increase) in payables for property, plant and equipment	(825,229)	1,198,765	39,524
Capitalized borrowing costs	(38,828)	(45,653)	(1,506)

	$20,391,111	$19,897,337	$656,028

(Continued)

D-2-53

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Proceeds from disposal of property, plant and equipment
Consideration from disposal of property, plant and equipment	$439,798	$1,453,801	$47,933
Decrease (Increase) in other receivables	(310,537)	16,991	560

	$129,261	$1,470,792	$48,493

Payments for other intangible assets
Purchase of other intangible assets	$687,528	$196,227	$6,470
Increase (decrease) in payables for patents (recorded under the line item of other payables)	(313,600)	40,106	1,322

	$373,928	$236,333	$7,792

Net cash inflow from disposal of subsidiaries
Consideration from disposal of subsidiaries	$-	$7,100,780	$234,117
Increase in other receivables	-	(3,548,444)	(116,994)
Increase in other payables	-	3,552	117
Cash and cash equivalent disposed of	-	(29,133)	(961)

	$-	$3,526,755	$116,279

(Concluded)

32.	OPERATING LEASE ARRANGEMENTS

Except those discussed in Note 18, the Company and its subsidiary, ASE Test, Inc., lease the land on which their buildings are located under various operating lease agreements with the ROC government expiring through January 2037. The agreements grant these entities the option to renew the leases and reserve the right for the lessor to adjust the lease payments upon an increase in the assessed value of the land and to terminate the leases under certain conditions. In addition, the Group leases buildings, machinery and equipment under operating leases.

The subsidiaries’ offices located in China, U.S.A. and Japan, etc. are leased from third parties and the lease term will expire through 2017 to 2023 with the option to renew the leases upon expiration.

The Group recognized rental expense of NT$1,073,013 thousand and NT$910,084 thousand (US$30,006 thousand) for the nine months ended September 30, 2016 and 2017, respectively, from the aforementioned operating lease arrangements and the land use rights disclosed in Note 18.

As of September 30, 2017, the future minimum lease payments of non-cancellable operating lease commitments were as follows:

	NT$	US$ (Note 4)

Less than 1 year	$269,353	$8,881
1 to 5 years	471,824	15,556
More than 5 years	401,385	13,234

	$1,142,562	$37,671

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33.	CAPITAL MANAGEMENT

The capital structure of the Group consists of debt and equity. The Group manages its capital to ensure that entities in the Group will be able to continue as going concerns while maximizing the return to shareholders through the optimization of the debt and equity balance. Key management personnel of the Group periodically reviews the cost of capital and the risks associated with each class of capital. In order to balance the overall capital structure, the Group may adjust the amount of dividends paid to shareholders, the number of new shares issued or repurchased, and the amount of new debt issued or existing debt redeemed.

The Group is not subject to any externally imposed capital requirements except those discussed in Note 19.

34.	FINANCIAL INSTRUMENTS

a.	Fair value of financial instruments that are not measured at fair value

1)	Fair value of financial instruments not measured at fair value but for which fair value is disclosed

Except bonds payable measured at amortized cost, the management considers that the carrying amounts of financial assets and financial liabilities not measured at fair value approximate their fair values. The carrying amounts and fair value of bonds payable as of December 31, 2016 and September 30, 2017, respectively, were as follows:

	Carrying Amount		Fair Value
	NT$	US$ (Note 4)	NT$	US$ (Note 4)

December 31, 2016	$36,999,903		$37,300,356
September 30, 2017	23,117,376	$762,195	23,209,581	$765,235

2)	Fair value hierarchy

The aforementioned fair value hierarchy of bonds payable was Level 3 in terms of IFRS 13 which was determined based on discounted cash flows analysis with the applicable yield curve for the duration or the latest trading prices.

b.	Fair value of financial instruments that are measured at fair value on a recurring basis

1)	Fair value hierarchy

	Level 1	Level 2	Level 3	Total
	NT$	NT$	NT$	NT$

December 31, 2016

Financial assets at FVTPL
Financial assets designated as at FVTPL
Private-placement convertible bonds	$-	$100,583	$-	$100,583
Derivative financial assets
Swap contracts	-	462,339	-	462,339
Forward exchange contracts	-	66,872	-	66,872

(Continued)

D-2-55

	Level 1	Level 2	Level 3	Total
	NT$	NT$	NT$	NT$

Non-derivative financial assets held for trading
Quoted shares	$1,855,073	$-	$-	$1,855,073
Open-end mutual funds	584,945	-	-	584,945

	$2,440,018	$629,794	$-	$3,069,812

Available-for-sale financial assets
Unquoted shares	$-	$-	$631,418	$631,418
Limited Partnership	-	-	273,372	273,372
Open-end mutual funds	243,458	-	-	243,458
Quoted shares	146,786	-	-	146,786

	$390,244	$-	$904,790	$1,295,034

Financial liabilities at FVTPL
Derivative financial liabilities
Conversion option, redemption option and put option of convertible bonds	$-	$1,213,890	$-	$1,213,890
Swap contracts	-	422,934	-	422,934
Forward exchange contracts	-	108,912	-	108,912
Foreign currency option contracts	-	17,924	-	17,924

	$-	$1,763,660	$-	$1,763,660

(Concluded)

	Level 1		Level 2		Level 3		Total
	NT$	US$ (Note 4)	NT$	US$ (Note 4)	NT$	US$ (Note 4)	NT$	US$ (Note 4)

September 30, 2017

Financial assets at FVTPL
Financial assets designated as at FVTPL
Private-placement convertible bonds	$-	$-	$100,570	$3,316	$-	$-	$100,570	$3,316
Derivative financial assets
Swap contracts	-	-	299,677	9,881	-	-	299,677	9,881
Forward exchange contracts	-	-	44,741	1,475	-	-	44,741	1,475
Non-derivative financial assets held for trading
Quoted shares	2,306,794	76,056	-	-	-	-	2,306,794	76,056
Open-end mutual funds	588,118	19,391	-	-	-	-	588,118	19,391

	$2,894,912	$95,447	$444,988	$14,672	$-	$-	$3,339,900	$110,119

Available-for-sale financial assets
Unquoted shares	$-	$-	$-	$-	$643,957	$21,232	$643,957	$21,232
Limited partnership	-	-	-	-	263,147	8,676	263,147	8,676
Quoted shares	261,924	8,636	-	-	-	-	261,924	8,636
Open-end mutual funds	23,175	764	-	-	-	-	23,175	764

	$285,099	$9,400	$-	$-	$907,104	$29,908	$1,192,203	$39,308

Financial liabilities at FVTPL
Derivative financial liabilities
Swap contracts	-	-	747,465	24,644	-	-	747,465	24,644
Forward exchange contracts	-	-	56,460	1,862	-	-	56,460	1,862

	$-	$-	$803,925	$26,506	$-	$-	$803,925	$26,506

For the financial assets and liabilities that were measured at fair value on a recurring basis there were no transfers between Level 1 and Level 2 of the fair value hierarchy for the nine months ended September 30, 2016 and 2017.

D-2-56

2)	Reconciliation of Level 3 fair value measurements of financial assets

The financial assets measured at Level 3 fair value hierarchy were equity investments with no quoted prices and classified as available-for-sale financial assets - non-current. Reconciliations for the nine months ended September 30, 2016 and 2017 were as follows:

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Balance at January 1	$741,089	$904,790	$29,832
Purchases	297,678	2,649	87
Total gains or losses recognized
In profit or loss	(10,734)	28	1
In other comprehensive income	(29,525)	(335)	(11)
Disposals	(28,927)	(28)	(1)

Balance at September 30	$969,581	$907,104	$29,908

3)	Valuation techniques and assumptions applied for the purpose of measuring fair value

a)	Valuation techniques and inputs applied for the purpose of measuring Level 2 fair value measurement

Financial Instruments	Valuation Techniques and Inputs

Derivatives - swap contracts, forward exchange contracts, foreign currency option contracts and interest rate swap contracts	Discounted cash flows - Future cash flows are estimated based on observable forward exchange rates or interest rates at balance sheet dates and contract forward exchange rates or interest rates, discounted at rates that reflected the credit risk of various counterparties.

Derivatives - conversion option, redemption option and put option of convertible bonds	Option pricing model - Incorporation of present value techniques and reflect both the time value and the intrinsic value of options

Private-placement convertible bonds	Discounted cash flows - Future cash flows are estimated based on observable forward interest rates and stock prices at balance sheet dates and contract interest rates and conversion prices, discounted at rates that reflected the credit risk of various counterparties.

b)	Valuation techniques and inputs applied for the purpose of measuring Level 3 fair value measurement

The fair value of the Group’s investments in unquoted shares on Level 3 fair value measurement were measured using market approach based on investees’ recent financing activities, technical development, valuation of investees comparable companies, market conditions and other economic indicators.

The fair values of investments in limited partnership are measured by estimating future cash inflows from disposal (net of transaction cost). The Group recognized an impairment loss of NT$0 thousand and NT$50,206 thousand (US$1,655 thousand) under the line item of other gains (losses) in the condensed consolidated statements of comprehensive income for the nine months ended September 30, 2016 and 2017, respectively.

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c.	Categories of financial instruments

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Financial assets

FVTPL
Designated as at FVTPL	$100,583	$100,570	$3,316
Held for trading	2,969,229	3,239,330	106,803
Available-for-sale financial assets	1,295,034	1,192,203	39,308
Loans and receivables (Note 1)	92,082,628	97,243,458	3,206,180

Financial liabilities

FVTPL
Held for trading	1,763,660	803,925	26,506
Measured at amortized cost (Note 2)	168,397,006	142,587,867	4,701,216

Note 1:	The balances included loans and receivables measured at amortized cost which comprise cash and cash equivalents, trade and other receivables and other financial assets.

Note 2:	The balances included financial liabilities measured at amortized cost which comprise short-term borrowings, trade and other payables, bonds payable and long-term borrowings.

d.	Financial risk management objectives and policies

The derivative instruments used by the Group are to mitigate risks arising from ordinary business operations. All derivative transactions entered into by the Group are designated as either hedging or trading. Derivative transactions entered into for hedging purposes must hedge risk against fluctuations in foreign exchange rates and interest rates arising from operating activities. The currencies and the amount of derivative instruments held by the Group must match its hedged assets and liabilities denominated in foreign currencies.

The Group's risk management department monitors risks to mitigate risk exposures, reports unsettled position, transaction balances and related gains or losses to the Group’s chief financial officer on monthly basis.

1)	Market risk

The Group’s activities exposed it primarily to the financial risks of changes in foreign currency exchange rates and interest rates. Gains or losses arising from fluctuations in foreign currency exchange rates of a variety of derivative financial instruments were approximately offset by those of hedged items. Interest rate risk was not significant due to the cost of capital was expected to be fixed.

There had been no change to the Group's exposure to market risks or the manner in which these risks were managed and measured.

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a)	Foreign currency exchange rate risk

The Group had sales and purchases as well as financing activities denominated in foreign currency which exposed the Group to foreign currency exchange rate risk. The Group entered into a variety of derivative financial instruments to hedge foreign currency exchange rate risk to minimize the fluctuations of assets and liabilities denominated in foreign currencies.

The carrying amounts of the Group's foreign currency denominated monetary assets and liabilities (including those eliminated upon consolidation) as well as derivative instruments which exposed the Group to foreign currency exchange rate risk at each balance sheet date are presented in Note 38.

The Group was principally subject to the impact to exchange rate fluctuation in US$ and JPY against NT$ or CNY. 1% is the sensitivity rate used when reporting foreign currency exchange rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign currency exchange rates. The sensitivity analysis included financial assets and liabilities and inter-company receivables and payables within the Group. The changes in profit before income tax due to a 1% change in U.S. dollars and Japanese yen both against NT$ and CNY would be NT$218,000 thousand and NT$112,000 thousand (US$3,693 thousand) for the nine months ended September 30, 2016 and 2017, respectively. Hedging contracts and hedged items have been taken into account while measuring the changes in profit before income tax. The aforementioned sensitivity analysis mainly focused on the foreign currency monetary items at each balance sheet date. As the period-end exposure did not reflect the exposure for the nine months ended September 30, 2016 and 2017, the aforementioned sensitivity analysis was unrepresentative of those periods.

b)	Interest rate risk

Except a portion of long-term borrowings and bonds payable at fixed interest rates, the Group was exposed to interest rate risk because group entities borrowed funds at floating interest rates. Changes in market interest rates will lead to variances in effective interest rates of borrowings from which the future cash flow fluctuations arise. The Group entered into a variety of derivative financial instruments to hedge interest rate risk to minimize the fluctuations of assets and liabilities denominated in interest rate.

The carrying amounts of the Group's financial assets and financial liabilities with exposure to interest rates at each balance sheet date were as follows:

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)
Fair value interest rate risk
Financial liabilities	$30,243,887	$19,064,600	$628,572

Cash flow interest rate risk
Financial assets	29,977,709	26,250,636	865,501
Financial liabilities	65,800,323	52,462,269	1,729,715

For assets and liabilities with floating interest rates, a 100 basis point increase or decrease was used when reporting interest rate risk internally to key management personnel. If interest rates had been 100 basis points (1%) higher or lower and all other variables held constant, the Group’s profit before income tax for the nine months ended September 30, 2016 and 2017 would have decreased or increased approximately by NT$320,000 thousand and NT$197,000 thousand (US$6,495 thousand), respectively. Hedging contracts and hedged items have been taken into account while measuring the changes in profit before income tax. The aforementioned sensitivity analysis mainly focused on the interest rate items at the each balance

D-2-59

sheet date. As the period-end exposure did not reflect the exposure for the nine months ended September 30, 2016 and 2017, the aforementioned sensitivity analysis was unrepresentative of those periods.

c)	Other price risk

The Group was exposed to equity or debt price risk through its investments in financial assets at FVTPL, including private-placement convertible bonds, quoted shares, and open-end mutual funds, as well as available-for-sale financial assets. If equity or debt prices were 1% higher or lower, profit before income tax for the nine months ended September 30, 2016 and 2017 would have increased or decreased approximately by NT$7,200 thousand and NT$30,000 thousand (US$989 thousand), respectively, and other comprehensive income before income tax for the nine months ended September 30, 2016 and 2017 would have increased or decreased approximately by NT$12,000 thousand (US$396 thousand).

In addition, the Group was also exposed to the Company’s ordinary share price risk through Bonds Options recognized as financial liabilities held for trading. 7% is the sensitivity rate used when reporting price risk internally to key management personnel. If the Company’s ordinary share price increased or decreased by 7%, profit before income tax for the nine months ended September 30, 2016 would have decreased approximately by NT$644,000 thousand, or increased approximately by NT$528,000 thousand, respectively.

2)	Credit risk

Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group’s credit risk arises from cash and cash equivalents, receivables and other financial assets. The Group’s maximum exposure to credit risk was the carrying amounts of financial assets in the consolidated balance sheets.

The Group dealt with counterparties creditworthy and has a credit policy and trade receivable management procedures to ensure recovery and evaluation of trade receivables. Except for those discussed in Note 9, the Group’s counterparties consisted of a large number of customers and banks and there was no significant concentration of credit risk exposure.

3)	Liquidity risk

The Group manages liquidity risk by maintaining adequate working capital and banking facilities to fulfill the demand for cash flow used in the Group’s operation and capital expenditure. The Group also monitors its compliance with all the loan covenants. Liquidity risk is not considered to be significant.

In the table below, financial liabilities with a repayment on demand clause were included in the earliest time band regardless of the probability of counter-parties choosing to exercise their rights. The maturity dates for other non-derivative financial liabilities were based on the agreed repayment dates.

To the extent that interest flows are floating rate, the undiscounted amounts were derived from the interest rates at each balance sheet date.

D-2-60

	On Demand or Less than 1 Month	1 to 3 Months	3 Months to 1 Year	1 to 5 Years	More than 5 Years
	NT$	NT$	NT$	NT$	NT$

December 31, 2016

Non-derivative financial liabilities
Non-interest bearing	$23,907,221	$20,553,395	$4,360,322	$42,285	$190,941
Floating interest rate liabilities	9,733,727	5,232,407	6,634,931	44,504,416	1,728,448
Fixed interest rate liabilities	5,360,644	1,019,221	10,549,983	28,553,095	2,062,500

	$39,001,592	$26,805,023	$21,545,236	$73,099,796	$3,981,889

September 30, 2017

Non-derivative financial liabilities
Non-interest bearing	$32,269,355	$16,114,887	$4,270,517	$27,782	$179,485
Floating interest rate liabilities	8,943,728	4,493,645	8,809,353	30,518,169	1,446,822
Fixed interest rate liabilities	3,138,643	1,953,601	6,444,055	13,415,160	6,462,396

	$44,351,726	$22,562,133	$19,523,925	$43,961,111	$8,088,703

	On Demand or Less than 1 Month	1 to 3 Months	3 Months to 1 Year	1 to 5 Years	More than 5 Years
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

September 30, 2017

Non-derivative financial liabilities
Non-interest bearing	$1,063,942	$531,318	$140,802	$916	$5,918
Floating interest rate liabilities	294,881	148,158	290,450	1,006,204	47,703
Fixed interest rate liabilities	103,483	64,412	212,465	442,307	213,069

	$1,462,306	$743,888	$643,717	$1,449,427	$266,690

The amounts included above for floating interest rate instruments for non-derivative financial liabilities was subject to change if changes in floating interest rates were to differ from those estimates of interest rates determined at each balance sheet date.

The following table detailed the Group's liquidity analysis for its derivative financial instruments. The table was based on the undiscounted contractual net cash inflows and outflows on derivative instruments that settle on a net basis, and the undiscounted gross cash inflows and outflows on those derivatives that require gross settlement. When the amounts payable or receivable are not fixed, the amounts disclosed was determined by reference to the projected interest rates as illustrated by the yield curves at each balance sheet date.

	On Demand or Less than 1 Month	1 to 3 Months	3 Months to 1 Year
	NT$	NT$	NT$

December 31, 2016

Net settled
Forward exchange contracts	$22,680	$13,320	$-
Foreign currency option contracts	$(344)	$-	$-

Gross settled
Forward exchange contracts
Inflows	$5,134,196	$912,213	$-
Outflows	(5,245,724)	(915,900)	-
	(111,528)	(3,687)	-

(Continued)

D-2-61

	On Demand or Less than 1 Month	1 to 3 Months	3 Months to 1 Year
	NT$	NT$	NT$

Swap contracts
Inflows	$5,345,159	$17,399,695	$43,537,500
Outflows	(5,439,190)	(17,540,927)	(42,882,201)
	(94,031)	(141,232)	655,299

	$(205,559)	$(144,919)	$655,299

September 30, 2017

Net settled
Forward exchange contracts	$(60)	$35,000	$-

Gross settled
Forward exchange contracts
Inflows	$3,757,497	$1,572,050	$-
Outflows	(3,779,092)	(1,579,412)	-
	(21,595)	(7,362)	-

Swap contracts
Inflows	16,718,797	14,804,391	37,287,450
Outflows	(16,776,093)	(15,205,080)	(36,802,430)
	(57,296)	(400,689)	485,020

	$(78,891)	$(408,051)	$485,020

(Concluded)

	On Demand or Less than 1 Month	1 to 3 Months	3 Months to 1 Year
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

September 30, 2017

Net settled
Forward exchange contracts	$(2)	$1,154	$-

Gross settled
Forward exchange contracts
Inflows	$123,887	$51,831	$-
Outflows	(124,599)	(52,074)	-
	(712)	(243)	-

Swap contracts
Inflows	551,230	488,110	1,229,392
Outflows	(553,119)	(501,321)	(1,213,400)
	(1,889)	(13,211)	15,992

	$(2,601)	$(13,454)	$15,992

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e.	Reconciliation of liabilities arising from financing activities

The table below details changes in the Group’s liabilities arising from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are those for which cash flows were, of future cash flows will be, classified in the Group’s condensed consolidated statement of cash flows as cash flows from financing activities.

For the nine months ended September 30, 2017

	Short-term borrowings	Bonds payable	Long-term borrowings	Total
	NT$	NT$	NT$	NT$

Balance at January 1, 2017	$20,955,522	$36,999,903	$53,115,563	$111,070,988
Financing cash flows	(631,277)	(1,123,972)	(12,982,216)	(14,737,465)
Non-cash changes
Amortization of issuance cost	-	294,059	4,196	298,255
Converted to ordinary shares in current period	-	(11,650,369)	-	(11,650,369)
Effects of exchange rate changes	(685,855)	(1,402,245)	(772,507)	(2,860,607)

Balance at September 30, 2017	$19,638,390	$23,117,376	$39,365,036	$82,120,802

	Short-term borrowings	Bonds payable	Long-term borrowings	Total
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

Balance at January 1,2017	$690,917	$1,219,911	$1,751,255	$3,662,083
Financing cash flows	(20,814)	(37,058)	(428,032)	(485,904)
Non-cash changes
Amortization of issuance cost	-	9,695	138	9,833
Converted to ordinary shares in current period	-	(384,120)	-	(384,120)
Effects of exchange rate changes	(22,612)	(46,233)	(25,470)	(94,315)

Balance at September 30, 2017	$647,491	$762,195	$1,297,891	$2,707,577

35.	RELATED PARTY TRANSACTIONS

Balances and transactions within the Group had been eliminated upon consolidation. Details of transactions between the Group and other related parties were disclosed as follows:

a.	Related parties

Except those disclosed in Note 13 and NXP B.V. accounted for as a related party of the Group’s subsidiary, ASEN, over which NXP B.V. has significant influence, the related parties were as follows:

Related Parties	Relationship with the Corporation

ASE Cultural and Educational Foundation (“ASE Foundation”)	Substantial related party
Fu Hwa Construction Co., Ltd.	Associate

b.	The Company contributed each NT$100,000 thousand (US$3,297 thousand) to ASE Foundation in January 2016 and 2017, respectively, for environmental charity in promoting the related domestic environmental protection and public service activities (Note 37).

c.	In the third quarter of 2016, the Company acquired patents and specific technology from DECA at NT$403,543 thousand, which was primarily based on independent professional appraisal reports. As of September 30 2017, NT$113,681 thousand (US$3,748 thousand) has not been paid and was accrued under the line item of other payables.

D-2-63

d.	The Company contracted with Fu Hwa Construction Co., Ltd. to construct a female employee dormitory on current leased land. Total consideration was primarily based on independent professional appraisal reports and NT$646,500 thousand was paid as of September 30, 2016. The female employee dormitory has been completely constructed as of December 31, 2016 and the total consideration was fully paid in March 2017.

e.	In February 2016, USIE repurchased 1,801 thousand shares of USIE’s outstanding ordinary shares from the Group’s key management personnel with approximately NT$1,130,650 thousand.

f.	Compensation to key management personnel

	For the Nine Months Ended September 30
	2016	2017
	NT$	NT$	US$ (Note 4)

Short-term employee benefits	$610,714	$600,528	$19,800
Post-employment benefits	2,836	2,803	92
Share-based payments	47,520	9,753	322

	$661,070	$613,084	$20,214

The compensation to the Company’s key management personnel is determined according to personal performance and market trends.

36.	ASSETS PLEDGED AS COLLATERAL OR FOR SECURITY

The following assets were provided as collateral for bank borrowings and the tariff guarantees of imported raw materials:

	December 31, 2016	September 30, 2017
	NT$	NT$	US$ (Note 4)

Inventories related to real estate business	$16,813,023	$4,825,338	$159,094
Investment properties	-	7,068,509	233,053
Land use rights (Long-term prepayments for lease)	-	5,747,793	189,509
Other financial assets (including current and non-current)	220,228	70,304	2,318

	$17,033,251	$17,711,944	$583,974

37.	SIGNIFICANT CONTINGENT LIABILITIES AND UNRECOGNIZED COMMITMENTS

In addition to those disclosed in other notes, significant commitments and contingencies of the Group as of each balance sheet date were as follows:

a.	As of December 31, 2016 and September 30, 2017, unused letters of credit of the Group were approximately NT$97,000 thousand and NT$36,000 thousand (US$1,187 thousand), respectively.

b.	As of December 31, 2016 and September 30, 2017, outstanding commitments to purchase property, plant and equipment of the Group were approximately NT$6,630,957 thousand and NT$3,924,041 thousand (US$129,378 thousand), respectively, of which NT$668,509 thousand and NT$384,777 thousand (US$12,686 thousand) had been prepaid, respectively. As of December 31, 2016 and

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September 30, 2017, the commitment that the Group has contracted for the construction related to our real estate business were approximately NT$1,574,822 thousand and NT$1,744,599 thousand (US$57,521 thousand), respectively.

c.	In consideration of corporate social responsibility for environmental protection, the Company’s board of directors, in December 2013, approved contributions to be made in the next 30 years, at a total amount of NT$3,000,000 thousand, at the minimum, to environmental protection efforts in Taiwan.

38.	SIGNIFICANT ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES

The following information was aggregated by the foreign currencies other than functional currencies of the group entities and the exchange rates between foreign currencies and respective functional currencies were disclosed. The significant assets and liabilities denominated in foreign currencies were as follows:

	Foreign Currencies (In Thousand)	Exchange Rate	Carrying Amount (In Thousand)

December 31, 2016

Monetary financial assets
US$	$3,106,557	US$1=NT$32.25	$100,186,466
US$	1,020,769	US$1=CNY6.9370	32,919,814
JPY	4,976,309	JPY1=NT$0.2756	1,371,471
JPY	9,277,760	JPY1=US$0.0085	2,556,951

Monetary financial liabilities
US$	3,013,288	US$1=NT$32.25	97,178,536
US$	891,487	US$1=CNY6.9370	28,750,462
JPY	5,881,716	JPY1=NT$0.2756	1,621,001
JPY	9,543,756	JPY1=US$0.0085	2,630,259

September 30, 2017

Monetary financial assets
US$	3,267,105	US$1=NT$30.315	99,042,297
US$	936,859	US$1=CNY6.6369	28,400,886
JPY	4,531,368	JPY1=NT$0.2697	1,222,110
JPY	8,673,633	JPY1=US$0.0089	2,339,279

Monetary financial liabilities
US$	2,933,131	US$1=NT$30,315	88,917,880
US$	898,508	US$1=CNY6.6369	27,238,274
JPY	4,608,452	JPY1=NT$0.2697	1,242,900
JPY	8,918,097	JPY1=US$0.0089	2,405,211

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The significant realized and unrealized foreign exchange gain (loss) were as follows:

	For the Nine Months Ended September 30, 2016		For the Nine Months Ended September 30, 2017
Foreign Currencies	Exchange Rate	Net Foreign Exchange Gain (Loss)	Exchange Rate	Net Foreign Exchange Gain (Loss)
		NT$		NT$	US$(Note 4)

US$	US$1=NT$31.36	$(335,549)	US$1=NT$30.315	$(200,581)	$(6,613)
NT$		2,553,110		3,209,973	105,835
CNY	CNY1=NT$4.6962	56,388	CNY1=NT$4.5676	(255,670)	(8,430)

		$2,273,949		$2,753,722	$90,792

39.	OTHERS

a.	On December 20, 2013, the Kaohsiung Environmental Protection Bureau (“KEPB”) imposed a fine of NT$102,014 thousand (“the Administrative Fine”) upon the Company for the violation of the Water Pollution Control Act. The Company filed an administrative appeal to nullify the Administrative Fine, which, however, was dismissed by the Kaohsiung City Government. The Company then filed a lawsuit with the Kaohsiung High Administrative Court seeking to revoke the dismissal decision made by the Kaohsiung City Government (the “Administrative Appeal Decision”) and the Administrative Fine, and to demand a refund of the fine paid by the Company. The judgment of the Kaohsiung High Administrative Court was rendered on March 22, 2016, ruling to revoke the Administrative Appeal Decision and the Administrative Fine, and to dismiss the other complaint filed by the Company (i.e., to demand a refund of the fine paid by the Company). The Company appealed against the unfavorable ruling on April 14, 2016. On June 8, 2017, the Supreme Administrative Court handed down a final and unappealable judgment which is in favor of the Company and ordered KEPB to return to the Company the fine already paid by the Company.

b.	For the future development and sustainable development of semiconductor industry , the Company’s board of directors approved in June 2016 to enter into and execute a joint share exchange agreement with SPIL to establish ASE Industrial Holding Co., Ltd. (”HoldCo”) and HoldCo will acquire all issued and outstanding shares of both ASE and SPIL in the way of share exchange. The share exchange will be conducted at an exchange ratio of 1 ordinary share of the Company for 0.5 ordinary share of HoldCo, and at NT$55 in cash per SPIL's ordinary share, which has been adjusted to NT$51.2 after SPIL’s appropriation of earnings in 2016. The estimated cash consideration paid per SPIL’s ordinary share shall not be subject to adjustment if the aggregate amount of the cash dividends distributed by SPIL in 2017 is less than 85% of SPIL’s net profit for the year ended December 31, 2016.

According to the share exchange agreement, the completion of share exchange transaction is subject to the satisfaction or waiver of all conditions precedent. Unless the Company and SPIL entering into another agreement, this share exchange agreement shall be terminated automatically if the aforementioned conditions precedent are not satisfied or to be waived on or before December 31, 2017. On November 24, 2017, the Ministry of Commerce of the People’s Republic of China announced that it has conditionally approved the proposed transaction. On December 14, 2017, the Company and SPIL entered into an addendum to the aforementioned joint share exchange agreement to amend the definition of Long Stop Date as of October 31, 2018 or a later date. As of the date the condensed consolidated financial statements were authorized for issue by the management, the unsatisfied conditions include the unconditional approvals of the Company and SPIL's shareholders’ meeting and, therefore, the share exchange transaction has not been completed.

Due to the aforementioned share exchange agreement, treasury shares of the Company and the convertible bonds embedded with conversion option recognized as equity issued by the Company were affected as follows:

1)	For the outstanding balance of the Bonds, except where the Bonds have been redeemed or repurchased and cancelled or converted by the holders by exercising their conversion rights before

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the share exchange record date, the holders of the Bonds may, after the Company obtains approval from all relevant competent authorities and after the share exchange record date, convert such outstanding balance into newly issued HoldCo common shares. The conversion shall be subject to applicable laws, the indenture of the Bonds and the share exchange ratio. As of September 30, 2017, the outstanding balance of the Bonds has been fully converted or redeemed.

2)	Treasury shares purchased before the share exchange record date for the conversion of the Currency Linked Bonds will be exchanged to HoldCo's ordinary shares, which will still be hold by the Company, based on the agreed share exchange ratio. The conversion price of the Currency Linked Bonds shall also be adjusted in accordance with the agreed share exchange ratio in the joint share exchange agreement.

3)	For the employee share options issued by the Company upon the approval from relevant competent authorities before the execution of the joint share exchange agreement, HoldCo will assume the Company’s obligations under the employee share options as of the share exchange record date. Except that the exercise price and amount shall be adjusted in accordance with the agreed share exchange ratio and that the shares subject to exercise shall be converted into HoldCo’s newly issued ordinary shares, all other terms and conditions for issuance will remain the same. The final execution arrangements shall be made by HoldCo in compliance with relevant laws and regulations and subject to the approval of relevant competent authorities.

40.	OPERATING SEGMENTS INFORMATION

The Group has the following reportable segments: Packaging, Testing, EMS and Estate. The Group packages bare semiconductors into finished semiconductors with enhanced electrical and thermal characteristics; provides testing services, including front-end engineering testing, wafer probing and final testing services; engages in the designing, assembling, manufacturing and sale of electronic components and telecommunications equipment motherboards, real estate business in development, sale and leasing. Information about other business activities and operating segments that are not reportable are combined and disclosed in “Others.” The Group engages in other activities such as substrate production and real estate business.

The accounting policies for segments are the same as those described in Note 4. The measurement basis for resources allocation and performance evaluation is based on profit before income tax.

Segment information for the nine months ended September 30, 2016 and 2017 was as follows:

	Packaging	Testing	EMS	Estate	Others	Adjustment and Elimination	Total
	NT$	NT$	NT$	NT$	NT$	NT$	NT$

For the nine months ended September 30, 2016 (Retrospectively Adjusted)

Revenue from external customers	$91,662,376	$19,728,887	$80,768,466	$3,136,724	$2,459,021	$-	$197,755,474
Inter-segment revenues (Note)	$3,225,876	$183,035	$35,123,433	$-	$7,057,756	$(45,590,100)	$-
Segment profit before income tax	$8,542,845	$5,058,493	$2,868,374	$1,462,139	$469,464	$-	$18,401,318

As of September 30, 2016

Segment assets	$200,691,105	$42,705,683	$76,091,008	$28,592,422	$12,593,348	$-	$360,673,566

For the nine months ended September 30, 2017

Revenue from external customers	$93,180,402	$19,603,493	$90,663,084	$235,691	$2,772,484	$-	$206,455,154
Inter-segment revenues (Note)	$3,669,072	$131,404	$33,468,135	$-	$6,259,786	$(43,528,397)	$-
Segment profit before income tax	$7,705,017	$5,142,974	$4,583,065	$5,416,632	$339,876	$-	$23,187,564

As of September 30, 2017
Segment assets	$196,731,818	$40,814,194	$78,606,614	$32,959,815	$10,983,216	$-	$360,095,657

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	Packaging	Testing	EMS	Estate	Others	Adjustment and Elimination	Total
	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)	US$ (Note 4)

For the nine months ended September 30, 2017

Revenue from external customers	$3,072,219	$646,340	$2,989,221	$7,771	$91,411	$-	$6,806,962
Inter-segment revenues (Note)	$120,972	$4,332	$1,103,466	$-	$206,389	$(1,435,159)	$-
Segment profit before income tax	$254,039	$169,567	$151,107	$178,590	$11,206	$-	$764,509

As of September 30, 2017

Segment assets	$6,486,377	$1,345,671	$2,591,712	$1,086,706	$362,124	$-	$11,872,590

Note:	Inter-segment revenues were eliminated upon consolidation.

D-2-68

Annex E-1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

(Mark One)

☐	Registration statement pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

or

☒	Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2016

or

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from                      to

or

☐	Shell company report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of event requiring this shell company report

Commission file number 000-30702

Siliconware Precision Industries Co., Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Taiwan, Republic of China

(Jurisdiction of Incorporation or Organization)

No. 123, Sec. 3, Da Fong Road, Tantzu, Taichung, Taiwan, ROC

(Address of Principal Executive Offices)

Eva Chen, telephone: +886 (4) 2534-1525, fax: +886 (4) 2534-6278,

No. 123, Sec. 3, Da Fong Road, Tantzu, Taichung, Taiwan, ROC

(Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange On Which Registered
American Depositary Shares, each representing 5 Common Shares	The NASDAQ Stock Market LLC (The NASDAQ Global Select Market)
Common Shares, par value NT$10 per share	The NASDAQ Stock Market LLC (The NASDAQ Global Select Market)*

*	Not for trading, but only in connection with the registration of American Depositary Shares representing such Common Shares pursuant to the requirements of the Securities and Exchange Commission.

Securities registered or to be registered pursuant to Section 12(g) of the Act:

None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:

None

Indicate the number of outstanding shares of each of the Issuer’s classes of capital or common stock as of the close of the period covered by the annual report.

3,116,361,139 Common Shares were outstanding as of December 31, 2016

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes  ☒             No  ☐

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Yes  ☐             No  ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  ☒             No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes  ☐             No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer   ☒    Accelerated filer  ☐    Non-accelerated filer  ☐

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP  ☐

International Financial Reporting Standards as issued by the International Accounting Standards Board  ☒ Other  ☐

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow. Item 17   ☐ Item 18  ☐

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).

Yes  ☐             No  ☒

{APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS DURING THE PAST FIVE YEARS}

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

Yes  ☐             No  ☐

SILICONWARE PRECISION INDUSTRIES CO., LTD.

FORM 20-F ANNUAL REPORT

FISCAL YEAR ENDED DECEMBER 31, 2016

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Supplemental Information

All references to “we,” “us,” “our” and “our company” in this annual report are to Siliconware Precision Industries Co., Ltd. and its consolidated subsidiaries, unless the context otherwise requires. All references to “shares” and “common shares” are to our common shares, par value NT$10 per share, and to “ADSs” are to our American depositary shares, each of which represents five of our common shares. We have an ADS facility with JPMorgan Chase Bank, N.A. acting as depositary under a third amended and restated deposit agreement, dated as of January 6, 2015. All references to “Taiwan” are to the island of Taiwan and other areas under the effective control of the Republic of China. All references to “the government” or “the Republic of China government” are to the government of the Republic of China. All references to the “Securities and Futures Bureau” are to the Securities and Futures Bureau of the Republic of China or its predecessors, as applicable. “ROC GAAP” means the generally accepted accounting principles of the Republic of China, and “U.S. GAAP” means the generally accepted accounting principles of the United States. All references to “IFRS” in this annual report are references to the International Financial Reporting Standards as issued by the International Accounting Standard Board.

The financial statements included in this annual report are prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. The consolidated financial statements included in our annual reports on Form 20-F previously filed with the U.S. Securities and Exchange Commission, or the SEC, in respect of the years before 2013 were prepared in accordance with U.S. GAAP.

In accordance with the requirements of the Republic of China Financial Supervisory Commission, or the FSC, beginning on January 1, 2013, we have adopted IFRS as endorsed by the FSC, or Taiwan IFRS, for reporting our annual and interim consolidated financial statements in the ROC. There are certain material differences between Taiwan IFRS and IFRS. We will furnish a report on Form 6-K in March 2017 explaining the impacts of differences between Taiwan IFRS and IFRS with respect to our consolidated financial results in 2016.

Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Unless otherwise indicated, or the context otherwise requires, references in this annual report to financial and operational data for a particular year refer to the fiscal year of our company ended December 31 of that year.

We publish our consolidated financial statements in New Taiwan dollars, the lawful currency of the Republic of China. In this annual report, “NT$”, “NTD” and “NT dollars” mean New Taiwan dollars, “$,” “US$” and “U.S. dollars” mean United States dollars.

Forward-Looking Statements in This Annual Report May Not Be Accurate

Our disclosure and analysis in this annual report contain or incorporate by reference some forward-looking statements. Our forward-looking statements contain information regarding, among other things, our financial condition, future expansion plans and business strategy. We have based these forward-looking statements on our current expectations and projections about future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Although we believe that these expectations and projections are reasonable, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including, among other things:

•	the intensely competitive semiconductor and personal computer industries and markets;

•	risks associated with international business activities;

•	our dependence on key personnel;

•	natural disasters, such as earthquakes and droughts, which are beyond our control;

•	general economic and political conditions, including those related to the semiconductor and personal computer industries;

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•	possible disruptions in commercial activities caused by human-induced disasters, including terrorist activity and armed conflict, and outbreaks of contagious diseases, such as avian influenza which reduce end-user purchases relative to expectations and orders;

•	fluctuations in foreign currency exchange rates;

•	additional disclosures we make in our previous and future Form 20-F annual reports and Form 6-K periodic reports to the Securities and Exchange Commission, or the SEC; and

•	those other risks identified in “Item 3. Key Information—D. Risk Factors” of this annual report.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “shall” and similar expressions, as they relate to us, are intended to identify a number of these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this annual report might not occur and our actual results could differ materially from those anticipated in these forward-looking statements.

PART I

Item 1.	Identity of Directors, Senior Management and Advisers

Not applicable.

Item 2.	Offer Statistics and Expected Timetable

Not applicable.

Item 3.	Key Information

A. Selected Financial Data

The selected consolidated financial data set forth below as of and for the years ended December 31, 2012, 2013, 2014, 2015 and 2016 have been derived from our audited consolidated financial statements which have been prepared in accordance with IFRS.

The selected financial data shown below should be read in conjunction with “Item 5. Operating and Financial Review and Prospects,” and the financial statements and the notes to those statements included elsewhere in this annual report.

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	Years Ended December 31,
	2012		2013	2014	2015		2016
	NT$		NT$	NT$	NT$		NT$	US$(1)
	(in millions, except earnings or dividends per share and per ADS data)
Income Statement Data:
Net operating revenues	64,655		69,356	83,071	82,840		85,112	2,626.9
Operating costs	(52,916)		(54,926)	(62,081)	(61,231)		(65,762)	(2,029.7)

Gross profit	11,739		14,430	20,990	21,609		19,350	597.2

Operating expenses	(5,351)		(7,391)	(7,169)	(8,355)		(8,564)	(264.3)

Other income and expenses	5		61	284	(256)		(117)	(3.6)

Operating profit	6,392		7,100	14,105	12,998		10,669	329.3
Equity investment gain( loss)	(9)		(85)	(172)	(184)		3	0.1
Interest income	118		103	156	155		148	4.6
Other gains and losses	237		437	483	58		(104)	(3.2)
Finance costs	(197)		(271)	(403)	(565)		(562)	(17.4)
Impairment loss	(95)		—	(442)	(1,856)		—	—
Gains (losses) on disposal of investments	231		(4)	639	127		217	6.7
Gains (losses) on financial liabilities at fair value through profit or loss	—		—	(321)	(703)		1,025	31.6
Dividends income	115		169	223	347		278	8.6

Income before income tax	6,792		7,449	14,268	10,377		11,674	360.3
Income tax expense	(1,230)		(1,607)	(3,050)	(1,366)		(1,867)	(57.6)

Net income	5,562		5,842	11,218	9,011		9,807	302.7

Earnings per share
Basic	1.81		1.89	3.60	2.89		3.15	0.10
Diluted	1.80		1.87	3.57	2.86		2.65	0.08
Shares used in per share calculation (average)
Basic	3,078		3,098	3,116	3,116		3,116	3,116
Diluted	3,094		3,117	3,139	3,150		3,411	3,411
Earnings per ADS
Basic	9.03		9.43	18.00	14.46		15.73	0.49
Diluted	8.99		9.37	17.87	14.30		13.23	0.41
Dividends per share	1.67	(Note)	1.80	3.00	3.8	(Note)	1.75	0.05
ADSs used in per ADS calculation (average)
Basic	616		620	623	623		623	623
Diluted	619		623	628	630		682	682
Other Data:
Capital expenditures	15,142		14,979	19,561	13,855		15,295	472.1
Depreciation and amortization	10,100		11,034	12,436	13,514		13,291	410.2

Note: Cash dividends include earnings distribution and capital surplus.

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	As of December 31,
	2012	2013	2014	2015	2016
	NT$	NT$	NT$	NT$	NT$	US$(1)
	(in millions, except earnings or dividends per share and per ADS data)
Statement of Financial Position Data:
Cash and cash equivalents	15,852	16,975	30,155	25,191	24,476	755.4
Working capital	14,221	15,295	23,632	18,108	9,363	289.0
Total assets	91,853	101,819	129,752	123,209	123,727	3,818.7
Short-term debt and current portion of long-term debt	5,617	5,688	9,660	8,781	18,955	585.0
Long-term debt	12,038	15,356	24,670	20,485	14,840	458.0
Total liabilities	32,935	39,947	58,979	53,680	58,607	1,808.8
Capital stock	31,164	31,164	31,164	31,164	31,164	961.8
Total stockholders’ equity	58,918	61,872	70,774	69,529	65,120	2,009.9

(1)	Amounts translated for convenience at NT$32.40 to US$1.00, which was the noon buying rate as certified for customs purposes by the Federal Reserve Bank of New York on December 30, 2016.

Currency Translations and Exchange Rates

We have translated certain New Taiwan dollars, or NT dollars, amounts included in this annual report into U.S. dollars for the convenience of the readers. The rate we used for the translations was NT$32.40 = US$1.00, which was the noon buying rate as certified for customs purposes by the Federal Reserve Bank of New York on December 30, 2016. The translation does not mean that NT dollars could actually be converted into U.S. dollars at that rate. The following table shows the noon buying rates for NT dollars expressed in NT dollar per US$1.00.

Year Ended December 31,	Average(1)	High	Low	At Period End
2012	29.47	30.28	28.96	29.05
2013	29.73	30.20	28.93	29.83
2014	30.38	31.80	29.85	31.60
2015	31.80	33.17	30.37	32.79
2016	32.22	33.74	31.05	32.40
October	31.59	31.79	31.36	31.54
November	31.75	32.01	31.41	31.92
December	32.00	32.42	31.72	32.40
2017 (through March 31)	30.74	32.37	30.14	30.38
January	31.65	32.37	31.19	31.19
February	30.85	31.17	30.61	30.64
March	30.65	31.03	30.14	30.38

Source: Federal Reserve Statistical Release, Board of Governors of the Federal Reserve System.

(1)	Annual averages are calculated using the average of the exchange rates on the last day of each month during the period. Monthly averages are calculated using the average of the daily rates during the relevant period.

B. Capitalization and Indebtedness

Not applicable.

C. Reasons for the Offer and Use of Proceeds

Not applicable.

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D. Risk Factors

Our business and operations are subject to various risks, many of which are beyond our control. If any of the risks described below actually occurs, our services, financial condition or results of operations could be seriously harmed.

Risks Relating to Our Financial Condition and Business

There can be no assurance that the share purchase transaction with ASE will be successfully consummated. Potential uncertainty involving this transaction may adversely affect our business and the market price of our shares and ADSs

On June 30, 2016, we entered into the Joint Share Exchange Agreement with Advanced Semiconductor Engineering, Inc., or ASE. If the Share Purchase (as defined in “Item 4 — A. History and Development of the Company — Share Purchase Transaction with ASE”) is completed, (i) each share of our company issued immediately prior to the effective time of the transaction will be transferred to ASE Industrial Holding Co., Ltd., or HoldCo, a holding company incorporated by the shareholders of ASE, in exchange for the right to receive the Final Per Share Consideration (as defined in “Item 4 — A. History and Development of the Company — Share Purchase Transaction with ASE”), and (ii) each ADS of our company, representing five shares of our company, will be cancelled in exchange for the right to receive the Final Per ADS Consideration (as defined in “Item 4 — A. History and Development of the Company — Share Purchase Transaction with ASE”). After the completion of the Share Purchase, we will become a wholly-owned subsidiary of HoldCo and our shares will no longer be listed on the Taiwan Stock Exchange and our ADSs will no longer be listed on NASDAQ. Completion of the Share Purchase is subject to the satisfaction or waiver of the conditions set forth in the Joint Share Exchange Agreement, including approval by our shareholders of the Share Purchase at an extraordinary general meeting and receipt by us and ASE of the antitrust approvals or clearance by Taiwan Fair Trade Commission, or the TFTC, the Ministry of Commerce of the PRC, or the MOFCOM, and the United States Federal Trade Commission, or the U.S. FTC, in respect of the Share Purchase. Currently, we have received the antitrust clearance from TFTC, but there can be no assurance as to if and when regulatory approvals will be obtained in the PRC, if and when the U.S. FTC will complete its investigation without seeking an injunction, or the conditions or limitations that such regulatory authorities may seek to impose. The Share Purchase, whether or not consummated, presents a risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters. Potential uncertainty involving the Share Purchase may adversely affect our business and the market price of our shares and ADSs.

Any global systemic economic and financial crisis could negatively affect our business, results of operations, and financial condition

In recent times, several major systemic economic and financial crises negatively affected global business, banking and financial sectors, including the semiconductor industry and markets. These types of crises, including the prolonged decrease in economic growth or insolvency of major countries, could cause turmoil in global markets, resulting in declines in demand for our semiconductor packaging and testing services from which we generate our revenue. For example, there could be knock-on effects from these types of crises on our business, including significant decreases in orders from our customers, insolvency of key suppliers resulting in service delays, inability of customers to obtain credit to finance purchases of our services, customer insolvencies, weak consumer confidence, diminished consumer and business spending and asset depreciation negatively impacting our operations. Any systemic economic or financial crisis could cause revenues for the semiconductor industry as a whole to decline dramatically and could materially and adversely affect our results of operations.

E-1-5

The cyclical nature of the semiconductor industry makes us particularly vulnerable to economic downturns and changes in the semiconductor industry

Because our manufacturing services are, and will continue to be, dependent on the requirements of semiconductor companies for independent testing and assembly services, any downturn in the highly cyclical semiconductor industry, caused by economic downturns or other reasons, may reduce demand for our manufacturing services and adversely affect our results of operations. Variations in order levels from our customers and in service fee rates may result in volatility in our net operating revenues and earnings. The markets for semiconductors are also characterized by rapid technological change, evolving industry standards and periods of heightened competition. If demand for semiconductor capacity does not keep pace with the growth of supply, or further declines, our manufacturing services would be subject to more intense competition and our results of operations may suffer because of the resulting downward pricing pressure and capacity underutilization. Any increased competition may cause average selling prices of many of our semiconductor packages and testing services to decrease significantly, which may lead to pressure on our gross margins and negatively affect our operating results. Future downturns in the semiconductor industry may be severe. In the event of any future downturn, our average selling prices may decline without a corresponding decrease in our high fixed costs. This could lead to a decline in our profitability, which would seriously harm our manufacturing services.

Our operating results fluctuate significantly, which may affect the value of your investments

Our historical net operating revenues and other results of operations have varied, at times significantly, from quarter to quarter. Our future net operating revenues and other results of operations may vary significantly due to a combination of factors. These factors include:

•	our ability to develop and implement new technologies. If we are unable to successfully implement new technologies in a timely manner, our operating results could suffer because we would allow our competitors to seize the opportunities in developing new markets;

•	changes in our mix of manufacturing services or our customers’ preferences. When we discontinue or add manufacturing services or when our customers’ demand changes, our operating results usually fluctuate; and

•	changes in capacity utilization. When capacity utilization is low, such as in times of market downturns, we may need to adjust our mix of manufacturing services to respond to changes in demand and to adjust our prices sufficiently enough to maintain the level of our capacity utilization.

Moreover, the substrate packaging which uses higher-cost raw materials has caused the costs of production for semiconductor packaging to rise significantly. If our revenues do not grow and we are unable to reduce our expenses, our profitability will suffer.

We do not have any significant backlog because our customers do not place purchase orders far in advance, which makes us vulnerable to sudden changes in customer demand

Our customers generally do not place purchase orders far in advance, and our contracts with major domestic customers do not generally require minimum purchase of our manufacturing services. In addition, our customers’ purchase orders have varied significantly from period to period because demand for their products is often volatile. As a result, we do not typically operate with any significant backlog. The lack of a significant backlog makes it difficult for us to forecast our net operating revenues in future periods and causes our operating results to fluctuate from period to period. Moreover, our expense levels are based in part on our expectations of future revenue and we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls. We expect that in the future our net operating revenues in any quarter will continue to be substantially dependent upon purchase orders received in that quarter. We cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as in prior periods. We also cannot assure you that our customers’ orders will be consistent with our expectations when we made or will make the necessary investments in raw materials, labor and equipment.

If we are unable to maintain a steady return to our former capacity utilization rates, our profitability would be adversely affected

Our profitability is affected by the capacity utilization rates for our machinery and equipment. Our capacity utilization in 2016 was affected by inconsistent demand from customers due to the continued competition in the global market for mobile devices and personal computers, which caused our customers to frequently change their market strategy and adjust inventory levels to handle the pressure from their competitors. Although we improved our capacity utilization rate in 2016, compared with 2015, we cannot assure you that we will continue to improve our capacity utilization in the future. Our operations, in particular our bumping, chip scale package and testing operations have high fixed costs. We cannot assure you that we will be able to maintain or surpass our past gross margin levels if we cannot consistently achieve or maintain relatively high capacity utilization rates.

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Many uncontrollable factors have caused and will continue to cause diverse capacity utilization in our different manufacturing processes. The continuing instability in demand has made it difficult to meet original planned weight in different services and sustain a high utilization rate. Any uncertainty in the semiconductor industry as a result of such events would harm our capacity utilization, and as a result may adversely affect our profitability and results of operations in the future. Given the high fixed costs of our services, high capacity utilization allows us to maintain higher gross margins because it allows us to allocate fixed costs over a greater number of units we package and test. Increases or decreases in capacity utilization rates will have a significant effect on our manufacturing services. Accordingly, our ability to enhance our gross margins will depend, in part, on our ability to continue to increase our capacity utilization rates.

In order to increase or sustain our capacity utilization, we must:

•	ensure that our packaging and testing technologies meet our customers’ demands;

•	install advanced equipment in anticipation of new business; and

•	prevent disruption of operations caused by fire, accidents, mechanical and technical failures, expansion, introduction of new packages or relocation of equipment.

If demand for our manufacturing services does not meet our expectations, our capacity utilization would decrease and our profitability would suffer.

We depend on a small number of customers for a substantial portion of our revenues and a loss of any one of these customers would result in the loss of a significant portion of our revenues

We are dependent on a small group of customers for a substantial portion of our manufacturing services. In 2014, 2015 and 2016, 69.5%, 73.3% and 75.5% of our net operating revenues, respectively, were derived from sales to our top ten customers. In 2016, our largest customer accounted for 18.8% of our net operating revenues. We expect that we will continue to depend on a relatively small number of customers for a significant portion of our net operating revenues because of the concentration of demand in the semiconductor industry for our manufacturing services. Our ability to maintain close and satisfactory relationships with our customers is important to the ongoing success and profitability of our manufacturing services. Few of our customers are presently obligated to purchase packaging or testing services or to provide us with forecasts of product purchases for any period. If any of our significant customers reduces, delays or cancels its orders to a significant degree, our manufacturing services would be harmed because each of these customers’ accounts for a significant portion of our net operating revenues.

If capital resources required for our future expansion plans are not available, we may be unable to successfully implement our services strategy

We have engaged in equipment and facilities expansion in recent years to upgrade our technology and equipment. Our business growth in the future will continue to require substantial capital expenditures to fund our expansion. We periodically review and adjust our capital expenditure plans to address our expectation of demand for our services and prevailing industry trends. The growing demand for our manufacturing services has and will continue to require significant capital expenditures on packaging technology and equipment. In making these planned capital expenditures, we may need to obtain additional capital. We may be unable to accurately estimate the timing and amount of our capital requirements, which depend on a number of factors, including demand for our manufacturing services, availability of equipment and market conditions. In addition, we cannot assure you that additional financing will be available on satisfactory terms to us, or at all, when we require additional financing, which could have a material adverse effect on our business and results of operations.

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If we cannot compete successfully in our industry, our current and potential customers would likely decide not to use our services, which would seriously harm our business

Although the independent semiconductor packaging and testing industry is very competitive, several segments of the industry, such as advanced packaging, are not as competitive because they are dominated by a few major players. We face substantial competition from established packaging and testing companies, including Advanced Semiconductor Engineering, Inc. (Taiwan), Amkor Technology Inc. (USA) and Jiangsu Changjiang Electronics Technology Co., Ltd (China). We may face additional competition from new competitors in our industry in emerging markets other than Taiwan, such as the People’s Republic of China, or the PRC. For example, we may face increased competition from the PRC for assembly and testing services of integrated circuits. On June 24, 2014, the PRC’s National Development and Reform Commission, Ministry of Science, Ministry of Finance and Ministry of Industry and Information Technology simultaneously announced the National Program to Promote the Development of the Integrated Circuit Industry. Under this policy, approximately RMB 100 billion (NT$467 billion or US$14.4 billion) of PRC government investment funds will be allocated to support the PRC semiconductor industry over the course of 10 years. As a result of such influx of funding to semiconductor companies in the PRC, our existing PRC customers may be required to allocate a certain portion of their purchase orders to PRC companies, which could lead to a reduction in our business. Also, our PRC competitors may be able to provide assembly and testing services for a lower price which could reduce our market share. To a lesser extent, we also compete with the internal packaging and testing capabilities of our customers who have in-house packaging and testing capabilities. Some of our competitors have greater technology resources or financial and other resources than we do, including established relationships with many large semiconductor companies which are our current or potential customers. These relationships and lengthy qualification periods required by most of our potential customers may prevent us from securing new customers.

If the outsourcing trend for packaging and testing services does not continue, we could lose a significant number of our current customers and we may be unable to implement our manufacturing services strategy plan in the future

We depend on outsourcing of packaging and testing services by fabless semiconductor companies and integrated device manufacturers. In recent years, semiconductor companies have increasingly subcontracted parts of the semiconductor production process, including packaging and testing, to independent companies to reduce costs and shorten production cycles. However, we cannot assure you that the outsourcing trend will continue. If integrated device manufacturers become dissatisfied with the services of independent semiconductor packaging and testing companies, they may return to utilizing in-house packaging and testing capabilities. A reversal of, or slowdown in, the outsourcing trend would harm our business and make it difficult for us to implement our growth plan in the future.

The trend of adopting protectionist measures in certain countries, including the United States, could have a material adverse impact on our results of operations and financial condition

Governments in the United States, China, Europe and certain other countries have implemented fiscal and monetary programs to stimulate economic growth as a result of the recent economic downturn, and many of these programs include protectionist measures that encourage the use of domestic products and labor. If the governments in the countries where our customers are located enact protectionist measures that encourage the use of domestic products and labor, demand for our services could be adversely affected. Recent policy developments by the governments in China also suggest an increased unwillingness to allow international companies to invest in or acquire local businesses. Since some of our direct customers and other downstream customers in the supply chain are located in or have operations in the countries where protectionist measures were adopted, such protectionist measures could have a material adverse effect on our business in the future.

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Our production schedule may be delayed and our business may be adversely affected if we are unable to obtain raw materials from our suppliers at acceptable prices, qualities and quantities

We must obtain sufficient quantities of raw materials at acceptable prices in a timely manner. We source most of our raw materials, including critical materials, such as gold wire, bumping materials, substrates and lead-frames, from a limited group of suppliers. We purchase all of our materials on a purchase order basis at prevailing market prices and have no long-term contracts with any of our suppliers. From time to time, suppliers may extend lead times or limit the supply of required materials to us because of supply capacity constraints during market upturns for the semiconductor industry. Consequently, we have experienced, and may in the future experience, difficulty in obtaining acceptable quantities of raw materials on a timely basis. In addition, from time to time, we may reject materials that do not meet our specifications, resulting in declines in output or yield. We cannot assure you that we will be able to obtain in the future sufficient quantities of raw materials and other supplies of an acceptable quality. Our inability to obtain raw materials in a timely and cost effective manner would cause us to delay our production and delivery schedules, which may result in the loss of our customers and revenues.

Gold wire is a substantial raw material to us. The spot price of gold fluctuates and may be unpredictable. The increase in the price of gold wire will result in the decrease in our gross margin. To the extent we are not able to offset any increases in our raw material costs, our gross margins may be adversely impacted.

If we are unable to obtain equipment from our suppliers, we may be forced to delay any future expansion plans

We need to purchase new packaging and testing equipment if we decide to expand our operations. From time to time, increased demand for new equipment may cause lead times to extend beyond those normally required by equipment vendors. For example, in the past, increased demand for equipment caused some equipment suppliers to only partially satisfy our equipment orders in the normal lead time frame during market upturns for the semiconductor industry. The unavailability of equipment or failures to deliver equipment could delay implementation of our future expansion plans and impair our ability to meet customer orders. If we are unable to implement our future expansion plans or meet customer orders, we could lose potential and existing customers. Generally, we do not enter into binding equipment purchase agreements and we acquire our equipment on a purchase order basis, which exposes us to substantial risks. For example, sudden changes in foreign currency exchange rates, particularly the U.S. dollar and Japanese yen, could result in increased prices for equipment purchased by us, which could harm our results of operations.

If we are unable to manage our growth effectively, our expansion plans could be jeopardized

We have in the past and again recently experienced growth in the scope and complexity of our operations and in the number of our employees. This growth has strained our managerial, financial, manufacturing and other resources. In order to manage our future growth, we must continue to implement additional operating and financial controls and hire and train additional personnel. We cannot assure you that we will be able to do so in the future, and our failure to do so could jeopardize our future expansion plans.

Our significant shareholder, Advanced Semiconductor Engineering Inc., or ASE, may have interests that are different from those of our other shareholders

We believe, as of March 31, 2017, ASE owned 1,037,300,000, or approximately 33.29%, of our issued and outstanding shares. ASE has the ability to influence the outcome of matters that require shareholder votes, including the election of directors, the timing and payment of dividends, the adoption and amendments to our Articles of Incorporation and the approval of a merger or sale of substantially all our assets. The interests of ASE may be different from or conflict with the interests of our other shareholders. ASE has taken actions in the past to delay or prevent the implementation of our business decisions, even if such transactions may be beneficial to our other shareholders, and may take such actions again in the future.

We depend on key management and the loss of any key management personnel may disrupt our manufacturing services

Our success depends upon the continued service of key senior management. Members of our senior management have served us for an average of over ten years and have made substantial contributions to our growth. We do not have employment contracts with our senior management and none of our senior management is bound by any non-competition agreement. If we lose the services of key senior management we would be unable to find and integrate replacement personnel, which could adversely affect our services expansion.

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We depend on our technical personnel and the inability to attract and retain them would jeopardize our operations and future expansion plans

Our business depends on technology and, accordingly, our success depends on our ability to attract, retain and motivate highly skilled employees, particularly engineering and technical personnel. Without sufficient numbers of skilled employees, our operations would suffer, resulting in deteriorating ability to solve operating and other issues in a timely and effective manner. Competition for qualified engineering and technical employees in Taiwan and China is intense and replacement of qualified employees is difficult. If we are unable to attract, retain and motivate our technical personnel, our operations would be jeopardized and our operating efficiency would deteriorate.

Our failure to comply with environmental regulations or to defend against environmental claims could expose us to serious liabilities

The semiconductor packaging and testing processes produce wastewater, industrial waste (liquid waste and solid waste) and flue gas, which are regulated by the government. For example, wastewater is produced when silicon wafers are diced into chips using diamond saws and cooled with running water. Wastewater is also produced from the lead-frame plating rinse process, the flux cleaning of die-attach, the ball-place process of flip-chip ball grid array production, and rinsing in the bumping process. According to the nature of the different wastewater produced, we utilize specific treatment facilities to optimize the wastewater treatment effect and efficiency in our regulation compliance efforts. However, we cannot assure you that we will fully eliminate the adverse effects on the environment from wastewater. Environmental claims or the failure to comply with any environmental regulations could result in damages or fines against us or suspension of production. In May 2016, we were fined NT100,000 because of the delay of permit application for material usage change. We may be required by new regulations to acquire costly equipment or to incur other significant expenses. If we fail to control the use of hazardous substances, we could incur future liabilities, including clean-up costs.

We and our customers and suppliers are vulnerable to natural disasters and other events beyond our control, the occurrence of which may seriously harm our manufacturing services

Our operations and those of our customers and suppliers are particularly vulnerable to fires, earthquakes, typhoons, droughts, floods, power losses, and similar events. Disruptions or delays in our supply chain may result in shortages of components we utilize which may in turn affect our ability to successfully perform our semiconductor packaging and testing services. Any failure on our part to provide our services to customers may have an adverse effect on our financial condition and results of operations.

We cannot guarantee that future natural disasters will not cause material damage to our facilities or property, including work in progress, or cause significant business interruptions. Although we maintain property and business interruption insurance for such risks, there is no guarantee that future damages or business loss from natural disasters will be covered by such insurance, that we will be able to collect from our insurance carriers, should we choose to claim under our insurance policies, or that such coverage will be sufficient.

In addition, the production facilities of many of our suppliers and customers’ providers of complementary semiconductor manufacturing services, including foundries, are located in Taiwan. If our customers are affected, it could result in a decline in the demand for our testing and assembly services. If our suppliers and providers of complementary semiconductor manufacturing services are affected, our production schedule could be interrupted or delayed. As a result, a major earthquake, natural disaster or other disruptive event in Taiwan could severely disrupt the normal operation of business and have an adverse effect on our financial condition and results of operations.

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Climate change, other environmental concerns and green initiatives present commercial challenges, economic risks and physical risks that could harm our results of operations or affect the manner in which we conduct our business

Increasing climate change and environmental concerns could affect the results of our operations if any of our customers would request that we exceed any standards set for environmentally compliant products and services. If we are unable to offer such products or offer products that are compliant, but are not as reliable due to the lack of reasonably available alternative technologies or materials, we may lose market share to our competitors. Customers may request us to provide information on a particular product’s carbon footprint, which is expressed in terms of the carbon dioxide emission from our manufacture of a product. If we are unable to provide the requested information to customers, or if we provide a higher carbon footprint figure than customers expect, we may also lose market share, which may have an adverse effect on our financial condition and results of operations.

Further, energy costs in general could increase significantly due to climate change regulations. Therefore, our energy costs may increase significantly if utility or power companies pass on their costs, fully or partially, such as those associated with carbon taxes, emission cap and carbon credit trading programs.

In addition, more frequent droughts and floods, extreme weather conditions and rising sea levels could occur due to climate change. The impact of such changes could be significant as our facilities are located in Taiwan, which is an island. For example, transportation suspension caused by extreme weather conditions could harm the delivery of our supplies and the distribution of the products to which we provide our services. We cannot predict the economic impact, if any, of disasters or climate change.

Disruptions in the international trading environment may seriously decrease our international sales

A substantial portion of our net operating revenues are derived from sales to customers located outside of Taiwan. In 2014, 2015 and 2016, sales to our overseas customers, as determined by the jurisdiction in which each customer’s group is headquartered, accounted for 78.7%, 78.1% and 76.9%, respectively, of our net operating revenues. We expect sales to customers outside of Taiwan to continue to represent a significant portion of our net operating revenues. As a result, our manufacturing services will continue to be vulnerable to disruptions in the international trading environment, including adverse changes in foreign government regulations, political unrest and international economic downturns.

These disruptions in the international trading environment affect the demand for our manufacturing services and change the terms upon which we provide our manufacturing services overseas, which could seriously decrease our international sales.

Compliance with laws relating to conflict minerals may increase our costs and lead to reputational challenges

The Dodd-Frank Wall Street Reform and Consumer Protection Act contains provisions to improve transparency and accountability concerning the supply of certain minerals originating from the Democratic Republic of Congo, or the DRC, and adjoining countries that are believed to be benefiting armed groups. As a result, the SEC has adopted due diligence, disclosure and reporting requirements for companies which manufacture products that include components containing gold, columbite-tantalite (tantalum), cassiterite (tin) and wolframite (tungsten), regardless of whether the minerals are actually mined in the DRC or adjoining countries. We filed our first report in 2014 and we expect to file our report for the 2016 compliance year on or before the due date of May 31, 2017. In order to comply with the rules and regulations promulgated by the SEC, we will verify all relevant factual data with our vendors in accordance with the industry accepted procedures and the Electronic Industry Citizenship Coalition and Global e-Sustainability conflict minerals reporting template, and file the required reports annually. Although we expect that we and our vendors will be able to comply with the requirements, there can be no guarantee that we will be able to gather all the information required. In addition, such regulations could decrease the availability and increase the prices of components used in our services, particularly if we choose (or are required by our customers) to source such components from different suppliers than we use now. Furthermore, as our supply chain is complex, we expect that the compliance process will be both time-consuming and costly. We may face reputational challenges if we are unable to timely verify the origins of minerals contained in the components used in our services, or if our due diligence process reveals that materials we source originate in the DRC or adjoining countries and benefit armed groups.

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Similarly, many countries are considering regulations concerning disclosure and enforcement of human rights within supply chains. Although our own operations comply with the employment and employee rights requirements under the laws of the countries where we have operations, such proposals extend to the operations of suppliers, wherever they may be located. While we require our suppliers and/or our supply chain to abide by the laws and/or requirements of being conflict free, and we believe our suppliers comply with applicable human rights requirements, there can be no guarantee that they will continue to do so, or that we will be able to obtain the necessary information on their activities to comply with whatever future requirements may be enacted.

The accounting treatment for our outstanding convertible bonds, including the treatment for conversion option, redemption option and put option embedded in our outstanding convertible bonds, could have a material effect on our reported financial results

In October 2014, we issued US$400 million unsecured convertible bonds due 2019. Since the convertible bonds are denominated in U.S. dollars which is different from our functional currency, under IFRS, we separated the conversion option, redemption option and put option embedded in the convertible bonds, or the bond options, and recognized them as a freestanding derivative at fair value through profit or loss. To determine the fair value of the bond options of the convertible bonds, we are subject to a mark-to-market accounting on the bond options embedded in the convertible bonds. The fair value of the bond options is determined by valuation techniques, and one of the key assumptions used is the share price of our common shares. If the fair value of our common shares rises, mark-to-market of the bond options would lead to losses in our financial statements. For each reporting period over the term of the convertible bonds, a gain (or loss) will be reported in our consolidated statement of comprehensive income to the extent the fair value of the bond options changes from the previous period. Changes in fair value of the bond options generated a loss of NT$703 million in 2015 and a gain of NT$1,025 million (US$31.6 million) in 2016. See notes 15, 17 and 37 to our audited consolidated financial statements included in this annual report.

Risks Relating to Our Technologies

If we cannot respond to rapid technology changes in the semiconductor packaging and testing industry, our profitability will suffer

The semiconductor packaging and testing industry is characterized by rapid increases in the diversity and complexity of semiconductor packaging and testing services. As a result, we expect that we will need to continue to develop and offer more advanced packaging and testing processes in order to respond to our customers’ requirements as industry conditions change. Developing and maintaining advanced packaging and testing processes requires significant research and development and capital expenditures.

In addition, advances in technology typically lead to rapid and significant price erosion and decreased margins for older manufacturing services and may cause our current manufacturing services to become less competitive. Our failure to develop or obtain advanced packaging and testing technologies will materially and adversely affect our mix of manufacturing services and would harm our profitability.

If we are unable to successfully perform manufacturing services within the acceptable range of precision, we will not be able to achieve satisfactory production yields and our results of operations will suffer

The semiconductor packaging and testing processes are complex and involve a number of precise steps. Defective packaging and testing can result from a number of factors, including:

•	the level of contaminants in the manufacturing environment;

•	human error;

•	equipment malfunction;

•	incorrect process condition setting;

•	use of defective raw materials; and

•	inadequate sample testing.

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From time to time, we expect to experience lower than anticipated production yields as a result of the above factors, particularly in connection with the expansion of our capacity or change in our processing methods. In addition, our yield provided by new manufacturing services will be lower than average as we develop the necessary expertise and experience to perform those manufacturing services. If we fail to maintain high quality production standards, our reputation may suffer and our customers may cancel their orders or ask for discount.

Disputes over intellectual property rights could be costly and could deprive us of technologies to stay competitive

We may suffer legal liabilities and damages if we infringe on the proprietary rights of others or incur costs resulting from legal claims and adverse proceedings against us. For example, in April 2013, we agreed to pay US$30 million to settle a claim brought by Tessera against us in California alleging that some of our packaging services infringe patents owned by Tessera and that we have breached license agreements with Tessera.

Despite the risk that we may infringe on the proprietary rights of others, we have no means of knowing what patent applications have been filed in the United States or elsewhere until they are granted or published. The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights, although such litigations in the semiconductor packaging and testing industry tend to not be so prevalent. If any third party were to make valid intellectual property infringement claims against us or our customers, we could be required to:

•	discontinue using disputed process technologies which would prevent us from offering some of our packaging and testing services;

•	pay substantial monetary damages;

•	seek to develop non-infringing technologies, which may not be feasible; or

•	seek to acquire licenses to the infringed technology, which may not be available on commercially reasonable terms, if at all.

We could also be required to expend substantial resources to defend any claim alleging our infringement of patents or other intellectual property rights. If we fail to obtain necessary licenses or if litigation relating to patent infringement or other intellectual property matters occurs, it could seriously harm our company.

In addition, we have acquired patents and trademarks to protect some of our proprietary technologies and manufacturing services. We cannot assure you, however, that these measures will provide meaningful protection of our intellectual property. For example, our competitors may be able to develop similar or superior manufacturing service technology, or we may not successfully protect or enforce our intellectual property rights.

Political and Economic Risks

We face substantial political risks associated with doing business in Taiwan, particularly due to the tense relationship between the Republic of China, or the ROC, and the PRC

Our principal executive offices and all of our assets are substantially located in Taiwan. Accordingly, our services, financial condition and results of operations and the market price of our common shares and the ADSs may be affected by changes in ROC governmental policies, taxation, inflation or interest rates and by social instability and diplomatic and social developments in or affecting Taiwan which are outside of our control. Taiwan has a unique international political status. Since 1949, Taiwan and the Chinese mainland have been separately governed. The PRC claims that it is the sole government in China and that Taiwan is part of China. Although significant economic and cultural relations have been established during recent years between the ROC and the PRC, relations have often been strained. The PRC government has refused to renounce the use of military force to gain control over Taiwan and, in March 2005, further passed an Anti-Secession Law that authorizes non-peaceful means and other necessary measures should Taiwan move to gain independence from the PRC. Past developments in relations between the ROC and the PRC have on occasion depressed the market prices of the securities of companies in the ROC. The ROC also maintains important trade relations with the U.S., which has sometimes led to increased friction between the U.S. and the PRC. Any deterioration in relations among the U.S., the ROC and the PRC and other factors affecting military, political or economic conditions in Taiwan could materially and adversely affect our financial condition and results of operations, as well as the market price and the liquidity of our securities.

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The trading price of our American Depositary Shares may be adversely affected by the general activities of the Taiwan Stock Exchange and U.S. stock exchanges, the trading price of our shares, fluctuations in interest rates and the economic performance of Taiwan and global markets

Our shares are listed on the Taiwan Stock Exchange. The trading price of our ADSs may be affected by the trading price of our shares on the Taiwan Stock Exchange. The Taiwan Stock Exchange is a smaller market and, more volatile than the securities markets in the United States and a number of European countries. The Taiwan Stock Exchange has experienced substantial fluctuations in the prices and volumes of sales of listed securities, and there are currently limits on the range of daily price movements on the Taiwan Stock Exchange. During 2016, the Taiwan Stock Exchange Index peaked at 9,392.68 on December 9 and reached a low of 7,664.01 on January 21. From January 1, 2016 to December 31, 2016, daily closing values of our shares ranged from NT$43.30 per share to NT$53.40 per share. The Taiwan Stock Exchange is particularly volatile during times of political instability, including when relations between Taiwan and the PRC are strained. Moreover, the Taiwan Stock Exchange has experienced problems including market manipulation, insider trading and settlement defaults. The recurrence of these or similar problems could decrease the market price and liquidity of our shares and ADSs.

The market price of the ADSs may also be affected by general trading activities on the U.S. stock exchanges, which have experienced significant price volatility with respect to shares of technology companies. Fluctuations in interest rates and other general economic conditions, such as recession and economic downturns caused by the debt crisis, high energy costs and other concerns, in Taiwan and other countries where our services are provided may also have an effect on the market price of our ADSs. Daily closing values of our ADSs ranged from US$1.88 to US$12.54 between June 7, 2000, the date on which our ADSs were listed on NASDAQ National Market, or NASDAQ, and December 31, 2016. Over the same period, the NASDAQ Composite Index ranged from 1,114.11 to 5,487.44.

Currency fluctuations could increase our costs relative to our revenues, which could adversely affect our profitability

Volatility in foreign exchange rates may have a material effect on our business. We are affected by fluctuations in exchange rates among the U.S. dollar, the Japanese Yen, the NT dollar and other currencies. Some of our net operating revenues are denominated in currencies other than NT dollars, such as U.S. dollars, while more than half of our costs of direct labor, raw materials and overhead are incurred in NT dollars. Therefore, any significant fluctuation in exchange rates could be harmful to our financial condition. In 2016, the foreign exchange rate between the U.S. dollar and the NT dollar has ranged from a high of NT$33.74 per US$1.00 to a low of NT$31.05 per US$1.00. Fluctuations in the exchange rate between the U.S. dollar and the NT dollar will also affect the U.S. dollar value of the ADSs and the U.S. dollar value of any cash dividends we pay, which could have a corresponding effect on the market price of the ADSs. See “Item 11. Quantitative and Qualitative Disclosures About Market Risk — Foreign Exchange Risk.”

Any future outbreak of contagious diseases may materially and adversely affect our manufacturing services and operations, as well as our financial condition and results of operations

Any future outbreak of contagious diseases, such as severe acute respiratory syndrome or H7N9 avian influenza, may affect our ability to maintain sufficient operating staff and services, and may generally disrupt our operations. An outbreak of influenza on the human population could result in a widespread health crisis which could adversely affect the economies and financial markets of many countries, particularly in Asia. There is no guarantee that any future outbreak of contagious diseases or the measures taken by various countries of the world in response to a future outbreak of contagious diseases will not seriously interrupt our operations or those of our suppliers and customers. If any of our employees is suspected of having contracted any contagious disease, we may, under certain circumstances, be required to quarantine such employees and the affected areas of our premises. As a result, we may have to temporarily suspend part or all of our operations. Furthermore, any future outbreak may restrict the level of economic activity in affected regions, including Taiwan and China, which may also adversely affect our manufacturing services and prospects. As a result, we cannot assure you that any future outbreak of contagious diseases would not have a material adverse effect on our financial condition and results of operations.

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Our future tax obligations or reductions in tax exemptions may adversely affect our profitability

The Industrial Development Bureau of Ministry of Economic Affairs has issued another permission for the five-year income tax exemption of our 2007 registered capitalization plan in 2008. We acquired the work completion certificate from Taichung City Government Economic Development Bureau in 2013, and selected 2015 as the starting period for the income tax exemption. Revenue arising from the assembly and testing of certain integrated circuit products are exempt from income tax. Without such exemption, the income tax rate for such revenue is 17%. However, we cannot assure you that we will obtain tax exemptions in the future. Any expiration, reduction or elimination of our preferential tax benefits or tax exemptions would increase our tax obligations and could have an adverse effect on our results of operations.

Risks Relating to the PRC

Our operations in the PRC may expose us to political, regulatory, economic and foreign investment risks in the PRC

Some of our customers and foreign competitors have expanded their operations to the PRC. In order to remain competitive and to position ourselves to gain market share, we established a subsidiary named Siliconware Technology (Suzhou) Limited, or Siliconware Suzhou, in 2002, which currently is primarily engaged in the assembly and testing service. Prior to 1978, the PRC operated under a central economic planning system. All production and economic activities in the country were governed by the economic goals set out in the five-year plans and annual plans adopted by central authorities. Since 1978, the PRC government has permitted foreign investment and implemented economic reforms, gradually changing from a planned economy to a market-oriented economy. However, many of the reforms and economic policies adopted or to be adopted by the PRC government are unprecedented or experimental in nature and may have unforeseen results, which may have an adverse effect on enterprises with substantial business in the PRC, including us.

Since 1979, many laws and regulations dealing with general economic matters or particular economic activities have been promulgated in the PRC. However, enforcement of existing laws and regulations may be uncertain and sporadic and implementation and interpretation thereof may be inconsistent. The PRC judiciary is relatively inexperienced and underdeveloped in enforcing the laws and regulations that currently exist, leading to a degree of uncertainty as to the outcome of any litigation. Further, it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The PRC’s legal system is based on written statutes and, therefore, decided legal cases do not have binding legal effect, although they are often followed by judges as guidance. The introduction of new PRC laws and regulations and the interpretation of existing laws and regulations may be subject to policy changes reflecting domestic political or social changes. As the PRC legal system develops, there can be no assurance that changes in such legislation or interpretation thereof would not have a material adverse effect on our business, financial condition, results of our operations and future prospects.

Changes in PRC foreign exchange regulations may adversely affect our results of operations and financial condition

The exchange rate between the Renminbi and the U.S. dollar and other foreign currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. Since July 2008, however, the Renminbi has traded within a narrow range against the US dollar. On June 20, 2010, the People’s Bank of China announced that the PRC government would further reform the Renminbi exchange rate regime and increase the flexibility of the exchange rate. In April 2012, the People’s Bank of China announced that it would expand the floating range of the trading price of the Renminbi against the U.S. dollar from 0.5% to 1.0%. In March 2014, the People’s Bank of China announced that it would further expand the floating range of the trading price of the Renminbi against the U.S. dollar from 1.0% to 2.0%. The Renminbi appreciated 16.1% against the U.S. dollar between July 21, 2005 and December 31, 2016. Although it is difficult to predict how Renminbi exchange rates may change going forward, a more flexible currency policy could result in a further and more significant appreciation of Renminbi against the U.S. dollar. Any increase in the value of the Renminbi might adversely affect the growth of the Chinese economy, increase our operating expenses as well as the competitiveness of various industries in China, including our industry, which could in turn affect our financial condition and results of operations. See “Item 11. Quantitative and Qualitative Disclosures About Market Risk — Foreign Exchange Risk.”

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An increase in labor costs may undermine our cost competitiveness, erode our profitability and thus affect our financial performance

We, along with our suppliers and customers, rely on our workers in our various manufacturing facilities. Labor costs in the various countries where we have manufacturing facilities may increase as those countries develop and have populations that are more affluent. For example, as factory workers have sought higher wages in China, we have been adjusting the wages of our workers in line with market conditions. In addition, increased labor costs of our suppliers could be passed along to us.

These increases in labor cost may undermine our cost competitiveness, erode our profitability and materially harm our business, financial condition and results of operations.

Risks Related to Ownership of Our Shares or ADSs

Restrictions on the ability to deposit shares into our ADS program may adversely affect the liquidity and price of the ADSs

The ability to deposit shares into our ADS program is restricted by ROC law. Under current ROC law, no person or entity, including you and us, may deposit shares into our ADS program without specific approval of the ROC Securities and Futures Bureau, or ROC SFB except for the deposit of the shares into our ADS program and for the issuance of additional ADSs in connection with:

•	distribution of share dividends or free distribution of our shares;

•	exercise of the preemptive rights of ADS holders applicable to the shares evidenced by ADSs in the event of capital increases for cash; or

•	if permitted under the deposit agreement and the custody agreement, purchases of our shares in the domestic market in Taiwan by the investor directly or through the depositary or the surrender of shares under the possession of investors and then delivery of such shares to the custodian for deposit into our ADS program, subject to the following conditions: (i) the depositary may accept deposit of those shares and issue the corresponding number of ADSs with regard to such deposit only if the total number of ADSs outstanding after the deposit does not exceed the number of ADSs previously approved by ROC SFB, plus any ADSs issued pursuant to the events described in the above two bullet points; and (ii) this deposit may only be made to the extent previously issued ADSs have been cancelled.

As a result of the limited ability to deposit shares into our ADS program, the prevailing market price of our ADSs on NASDAQ, may differ from the prevailing market price of the equivalent number of our shares on the Taiwan Stock Exchange.

Holders of our ADSs will not have the same proposal or voting rights as the holders of our shares, which may affect the value of your investment

Due to the amendment to the ROC Company Act and the amendment made to our articles of incorporation accordingly, except for treasury shares, each common share is generally entitled to one vote and no voting discount will be applied. However, except as described in this annual report and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. The voting rights attaching to the shares evidenced by our ADSs must be exercised as to all matters brought to a vote of shareholders collectively in the same manner.

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Moreover, holders of the ADSs do not have individual rights to propose any matter for shareholders’ votes at our shareholders’ meetings. However, holders of at least 51% of the ADSs outstanding at the relevant record date may request the depositary to submit to us one proposal per year for consideration at our annual ordinary shareholders’ meeting, provided that such proposal meets certain submission criteria and limitations, including the language and the length of the proposal, the time of submission, the required certification or undertakings, and the attendance at the annual ordinary shareholders’ meeting. A qualified proposal so submitted by the depositary will still be subject to review by our board of directors and there is no assurance that the proposal will be accepted by our board of directors for inclusion in the agenda of our annual ordinary shareholders’ meeting. Furthermore, if we determine, at our discretion, that the proposal submitted by the depositary does not qualify, we have no obligation to notify the depositary or to allow the depositary to modify such proposal.

Furthermore, if holders of at least 51% of the ADSs outstanding at the relevant record date instruct the depositary to vote in the same manner regarding a resolution, including election of directors, the depositary will appoint our Chairman, or his designee, to represent the ADS holders at the shareholders’ meetings and to vote the shares represented by the ADSs outstanding in the manner so instructed. If by the relevant record date the depositary has not received instructions from holders of ADSs holding at least 51% of the ADSs to vote in the same manner for any resolution, then the holders will be deemed to have instructed the depositary to authorize and appoint our Chairman, or his designee, to vote all the shares represented by ADSs at his sole discretion, which may not be in your interest.

Our ADS holders may experience dilution if we distribute rights to our shareholders or sell additional equity or equity-linked securities

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings.

Furthermore, the sale of additional equity or equity-linked securities may result in dilution to our ADS holders. In October 2014, we issued US$400 million unsecured zero coupon convertible bonds due 2019 to procure foreign currency-denominated raw materials and repay long-term debt. The bonds are convertible by holders at any time on or after December 10, 2014 until 10 days before maturity. The current conversion price is NT$45.7579 per common share. As of March 31, 2017, none of the bonds has been converted into our common shares, and the balance of the outstanding bonds was US$400 million. Upon full conversion, the outstanding bonds would be converted to 265,676,528 common shares if based on the current conversion price, representing approximately 8.5% of our outstanding shares as of March 31, 2017. Any conversion of the bonds, in full or in part, would dilute the ownership interest of our existing shareholders and our earnings per share and could adversely affect the market price of our ADSs.

Our public shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. corporation

Our corporate affairs are governed by our articles of incorporation and by the laws governing ROC corporations. The rights of our shareholders to bring shareholders’ suits against us or our board of directors under ROC law are much more limited than those of the shareholders of U.S. corporations. Therefore, our public shareholders may have more difficulty protecting their interests in connection with actions taken by our management, members of our board of directors or controlling shareholders than they would as shareholders of a U.S. corporation. Please refer to “Item 10. Additional Information—B. Memorandum and Articles of Association” included elsewhere in this annual report for a detailed discussion of the rights of our shareholders to bring legal actions against us or our directors under ROC law.

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Holders of our ADSs will be required to appoint several local agents in Taiwan if they withdraw shares from our ADS program and become our shareholders, which may make ownership burdensome

Non-ROC persons wishing to withdraw shares represented by their ADSs from our ADS program and hold our shares represented by those ADSs are required to appoint a local agent or representative with qualifications set forth by the ROC SFB to open a securities trading account with a local brokerage firm, pay ROC taxes, remit funds and exercise shareholders’ rights. In addition, the withdrawing holders are also required to appoint a custodian bank with qualifications set forth by the Ministry of Finance to hold the securities in safekeeping, make confirmations, settle trades and report all relevant information. Without making this appointment and opening of the accounts, the withdrawing holders would not be able to subsequently sell our shares withdrawn from a depositary receipt facility on the Taiwan Stock Exchange. Under ROC law and regulations, citizens of the PRC are not permitted to hold our shares or withdraw shares represented by ADSs from our ADS program.

You may not be able to enforce a judgment of a foreign court in the ROC

We are a company limited by shares incorporated under the ROC Company Act. Most of our assets and most of our directors and executive officers and experts named in the registration statement are located in Taiwan. As a result, it may be difficult for you to enforce judgments obtained outside Taiwan upon us or such persons in Taiwan. Any judgment obtained against us in any court outside the ROC arising out of or relating to the ADSs will not be enforced by ROC courts if any of the following situations shall apply to such final judgment:

•	the court rendering the judgment does not have jurisdiction over the subject matter according to ROC law;

•	the judgment or the court procedures resulting in the judgment is contrary to the public order or good morals of the ROC;

•	the judgment was rendered by default, except where the summons or order necessary for the commencement of the action was duly served on us within the jurisdiction of the court rendering the judgment within a reasonable period of time and in accordance with the laws and regulations of such jurisdiction, or with judicial assistance of the ROC; or

•	the judgments of ROC courts are not recognized and enforceable in the jurisdiction of the court rendering the judgment on a reciprocal basis.

We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors

Based upon the past and projected composition of our income and valuation of our assets, including goodwill, we believe we were not a passive foreign investment company, or PFIC, for 2016, and do not expect to become one in the future, although there can be no assurance in this regard. If, however, we were or were to become a PFIC, such characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. For example, if we are a PFIC, our U.S. investors will become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for U.S. tax purposes if either: (i) 75% or more of our gross income in a taxable year is passive income, or (ii) the average percentage of our assets by value in a taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%. The calculation of the value of our assets will be based, in part, on the quarterly market value of our shares, which is subject to change. We cannot assure you that we were not a PFIC for 2016 or that we will not be a PFIC in any future taxable year. See “Item 10. Additional Information — E. Taxation — U.S. Federal Income Tax Considerations for U.S. Persons — Passive Foreign Investment Company.”

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Item 4.	Information on the Company

A. History and Development of the Company

General Information

Our legal and commercial name is Siliconware Precision Industries Co., Ltd. We were incorporated under the ROC Company Act as a company limited by shares on May 17, 1984. Our principal executive offices are located at No. 123, Sec. 3, Da Fong Road, Tantzu, Taichung, Taiwan, Republic of China. We provide services in Taiwan through our facilities located in Taichung, Hsinchu and Changhua, and in the PRC through our facilities located in Suzhou, Jiangsu Province. We also conduct long term investments through our wholly-owned subsidiary, Siliconware Investment Co., Ltd. Our telephone number is 886-4-2534-1525 and website address is “http://www.spil.com.tw.” Our shares were listed on the Taiwan Stock Exchange in 1993. On June 7, 2000, we issued 30,000,000 ADSs, each representing five shares. Our ADSs have been listed on the NASDAQ National Market under the symbol “SPIL” since June 2, 2000.

The Share Purchase Transaction with ASE

On August 24, 2015, Advanced Semiconductor Engineering, Inc., or ASE, commenced an unsolicited tender offer to purchase up to 779,000,000 of our common shares, including those represented by ADSs, which represents approximately 24.99% of our issued and outstanding share capital, through concurrent tender offers in the United States and the ROC. ASE offered to pay NT$45 for each share, or NT$225 for each ADS. ASE’s tender offer was successful, and on September 22, 2015, ASE accepted for payment 725,749,060 shares and 10,650,188 ADSs. The purchase was funded by ASE with cash on hand of approximately NT$35.1 billion. On December 29, 2015, ASE launched its second unsolicited public tender offer to purchase up to 770,000,000 of our shares, including those represented by ADSs, which represents approximately 24.71% of our issued and outstanding share capital, through concurrent tender offers in the United States and the ROC. ASE offered to pay NT$55 for each share, or NT$275 for reach ADS. The second tender offer was unsuccessful because of failure to satisfy tender offer conditions as ASE did not receive approval from the Taiwan Fair Trade Commission for its proposed combination with us before the expiration of the tender offer. On March 23, 2016, the Taiwan Fair Trade Commission announced that, given the failure of the tender offer, it has terminated its review of the proposed combination.

Between March 24, 2016 and April 7, 2016, ASE acquired by way of market purchases additional shares and ADSs amounting to an additional 8.30% of our issued and outstanding shares (including those represented by ADSs) for an aggregate purchase price of NT$13.7 billion.

On April 17, 2016, the possibility of a combination transaction was discussed between us and ASE. Between April 25, 2016 and May 19, 2016, representatives of ASE and our company, together with their respective legal and financial advisors, held a series of in-person meetings and conference calls to discuss a variety of issues, and explore whether it would be possible to develop the terms of a possible share purchase transaction by ASE of our company, or the Proposed Share Purchase, including the structure, price, board composition of the new holding company after the Proposed Share Purchase, protection of our employee rights and the timing of any announcement. ASE furnished with us proposed draft transaction documents and presentation materials relating to the Proposed Share Purchase, which contemplated the company and ASE entering into a share purchase transaction at a price of NT$55.0 per share and set forth the other terms of such transaction. There was no agreement with respect to the Proposed Share Purchase by the end of these meetings.

On April 28, 2016, upon consideration of subjective and objective factors of our company and Tsinghua Unigroup Ltd., our board of directors resolved to terminate the Share Subscription Agreement entered into with Tsinghua Unigroup Ltd. in December 2015.

On June 30, 2016, a Joint Share Exchange Agreement, or the Joint Share Exchange Agreement, was entered into between us and ASE. Under the terms of the Joint Share Exchange Agreement, it is expected that ASE will incorporate ASE Industrial Holding Co., Ltd., or HoldCo, a holding company, which will (i) purchase our outstanding common shares in cash and (ii) issue new shares to the shareholders of ASE, or ASE Shareholders, in exchange for the common shares of ASE, or the Share Purchase. HoldCo will be a company incorporated in Taiwan which, upon the completion of the Share Purchase, or the Effective Time, will be beneficially owned by the ASE Shareholders. If the Share Purchase is completed, we will continue our operations as a privately held company and will be beneficially owned by HoldCo. As the result of the Share Purchase, our ADSs will no longer be listed on the NASDAQ and the American depositary shares program for the ADSs will terminate.

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If the Joint Share Exchange Agreement is approved by the requisite vote of the Company’s shareholders and the Share Purchase is completed:

•	each share issued immediately prior to the Effective Time, including the treasury shares of the Company and the Shares beneficially owned by ASE, will be transferred to HoldCo in exchange for the right to receive NT$51.2, or the Final Per Share Consideration, which represents NT$55.0, the original per share consideration under the Joint Share Exchange Agreement, minus a cash dividend and a return of capital reserve of NT$3.8 per share distributed by us on July 1, 2016. The Final Per Share Consideration will be paid to the holders of the shares in NT dollars in cash, without interest and net of any applicable withholding taxes; and

•	each ADS, representing five shares, including the ADSs beneficially owned by ASE, will be cancelled in exchange for the right to receive, through JPMorgan Chase Bank, N.A., or the ADS Depositary, the U.S. dollar equivalent of NT$256 (representing five times the Final Per Share Consideration) minus the total of (i) all processing fees and expenses per ADS in relation to the conversion from NT dollars into U.S. dollars and (ii) US$0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement dated January 6, 2015 by and among the Company, the ADS Depositary, and the holders and beneficial owners from time to time of ADSs issued thereunder, or the Final Per ADS Consideration. The Final Per ADS Consideration will be paid to the holders of ADSs in U.S. dollars in cash, without interest and net of any applicable withholding taxes.

Our board of directors, acting upon the unanimous recommendation of the special committee, which was comprised solely of independent directors, approved the Joint Share Exchange Agreement and the Share Purchase and resolved to recommend that our shareholders vote to authorize and approve the Joint Share Exchange Agreement and the Share Purchase. The special committee negotiated the terms of the Joint Share Exchange Agreement with the assistance of its financial and legal advisors.

The Share Purchase is subject to various closing conditions, including unconditional approval of the Share Purchase by the Company and ASE’s shareholders’ meetings and approvals from all relevant competent government authorities.

We and ASE submitted required materials to the TFTC on July 29, 2016 and TFTC issued a no objection letter in respect of the Share Purchase on November 16, 2016. The MOFCOM formally accepted the parties’ notification materials on December 14, 2016, starting Phase I of the review process. On January 16, 2016, ASE received MOFCOM’s notice extending its review to Phase II of the review process. In addition, the U.S. FTC has issued a subpoena and civil investigative demand relating to the Share Purchase. On January 17, 2017, each of ASE and SPIL certified that it has complied with the FTC’s requests for information. Prior to the filing of this annual report, we and ASE has continued to cooperate with the U.S. FTC’s investigation.

We and ASE jointly filed the Schedule 13E-3 in respect of the Share Purchase on November 22, 2016 and Amendment No. 1 to the Schedule 13E-3 on January 6, 2017.

On February 24, we and ASE jointly filed Amendment No. 2 to the registration on F-4 in respect of the Share Purchase.

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B. Business Overview

Our Business

We are one of the world’s leading independent providers of semiconductor packaging and testing services. We offer a full range of packaging and testing solutions, including advanced packages, substrate packages and lead-frame packages, as well as testing for logic and mixed signal devices. We also offer our customers turnkey service, from packaging and testing to shipment service.

We provide packaging and testing services to more than 100 customers worldwide. We currently target customers in the personal computer, communications, consumer integrated circuits and non-commodity memory semiconductor markets. We strive to provide the highest level of customer service to meet and anticipate our customers’ current and future requirements.

The manufacturing services we offer are customized to the needs of our individual customers. In 2016, 87.3% of our net operating revenues were generated from packaging services and 12.0% of our net operating revenues were generated from testing. The following table shows, for the periods indicated, the amount and percentage of our revenues by categories of our total net operating revenues:

	Years Ended December 31,
	2014		2015		2016
	NT$	%	NT$	%	NT$	%
	(in millions, except percentages)
Bumping and flip-chip	32,797	39.5	36,494	44.2	35,097	41.2
Substrate base	24,099	29.0	21,316	25.7	24,473	28.8
Lead-frame base	15,573	18.7	14,943	18.0	14,746	17.3

Subtotal packaging revenue	72,469	87.2	72,753	87.9	74,316	87.3

Testing	9,852	11.9	9,551	11.5	10,228	12.0
Others(1)	750	0.9	536	0.6	568	0.7

Total net operating revenue	83,071	100.0	82,840	100.0	85,112	100.0

(1)	Primarily consists of revenues generated from change kit and socket design services for mixed signal and RF integrated circuits, and sales of raw materials to customers who buy back raw materials that the Company purchased based on the customers’ previous forecast but did not place orders to the Company prior to the expiry dates of the raw materials.

In this annual report, we present our revenues using the five categories of (i) bumping and flip-chip, (ii) substrate base, (iii) lead-frame base, (iv) testing and (v) others to better reflect our business.

Our objective is to be the leading worldwide, full service independent provider of semiconductor packaging and testing services. Key elements of our strategy include:

•	providing a full range of packaging and testing services, including turnkey capabilities to simplify our customers’ supply chain management;

•	offering leading packaging and testing technology to attract and retain customers;

•	focusing on customer service and working with our customers on developing and fulfilling their current and future semiconductor packaging and testing needs;

•	leveraging our existing foundry relationships and Taiwan location to enable our customers to easily integrate all of their outsourced semiconductor manufacturing needs; and

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•	diversifying and expanding our customer base geographically, by customer type and by end-market application, to capitalize on growing markets including communications and increased outsourcing from vertically integrated semiconductor device manufacturers and systems original equipment manufacturers.

Because our services have been dependent on the requirements of semiconductor companies for independent testing and assembly services, any downturn in the highly cyclical semiconductor industry may reduce demand for our services and adversely affect our result of operations. Therefore, our operations are subject to seasonal effects.

Our Services

We offer a broad range of package formats designed to provide our customers with a full array of packaging solutions. The packaging solutions we currently offer to our customers include bumping and flip-chip ball grid array packages, substrate packages, which include ball grid array and system in packages (incorporating multiple semiconductor chips),and lead-frame packages. Semiconductor packaging serves to protect semiconductor chips, to facilitate their integration into electronic systems and to enable the dissipation of heat produced by the final product. The packaging process begins with dicing patterned silicon wafers into separated dies. Each die is attached to a substrate or lead-frame interposer with gold, copper or silver wires or bumps. Each chip is then encapsulated, generally by molding compound or underfilled in a flip-chip ball grid array.

As modern applications for semiconductor devices require smaller chips, the size of packages has also decreased. In leading-edge packages, the size of the package is miniaturized to just slightly larger than the size of the individual chip itself known as chip scale packages. Semiconductor packages have evolved from lead-frame packages to substrate packages in response to the increasing demands of today’s high-performance electronics products. The differentiating characteristics of these packages include:

•	the size of the package;

•	the number of electrical connections the package can support; and

•	the thermal and electrical requirements of the package.

As semiconductor devices increase in complexity, the number of required electrical connections also increases. Our lead-frame packaging has electrical connections from the semiconductor device to the electronic product through leads on the perimeter of the package. Our substrate packaging has balls on the bottom of the package that create the electrical connections with the electronic system and can support larger numbers of electrical connections.

New methods of packaging have also enhanced the thermal and electrical characteristics of semiconductor packages to meet the high-bandwidth, high-speed and high-power demands of modern semiconductor devices. Flip-chip packages enable direct interconnection from the chip to the substrate. Electrical connection is first deposited on one side of a chip; then, the chip is flipped onto the substrate. Flip-chip technology replaces wire bonding with wafer bumping for interconnections within the package. Wafer bumping involves solder plating bumps and the placing of tiny solder balls, instead of wires, on top of dies for connection to substrates. Flip-chip technology eliminates the need for wire bonding and provides superior electrical performance. Chip scale packages have been designed for devices which require reduced height, board space and weight by reducing the size of the package to be only slightly larger than the size of the die and are ideally suited for the latest generation of wireless and consumer electronics. System in packages allow for the combination of multiple chips into a single package, enabling increased application functionality while miniaturizing overall size.

We price our packaging on a per unit basis, taking into account the complexity of the manufacturing required, the prevailing market conditions, the order size, the strength and history of our relationship with the customer and our capacity utilization at the time.

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In order to reduce the impact from fluctuations in the price of gold wire, we have also been improving our manufacturing process to reduce the diameters of the gold wire used. In addition, we have developed and currently offer copper wire and silver wire bonding processes to replace conventional processes based on gold wire. Copper wire and silver wire bonding processes have gained popularity recently due to the fact that copper and silver prices do not fluctuate as widely as gold prices. Presently, copper wire and silver wire bonding is running at a high growth stage of production for lead-frame and substrate packaging.

Bumping and Flip-Chip

To address the electronics market demand for higher frequency, higher input/output and better thermal performance, we have made efforts to develop high value-added advanced packaging technologies, such as flip-chip and wafer bumping technologies. In addition to the development of the 8-inch wafer bumping technology, in order to meet the trend of wafer size moving to 12-inch from 8-inch, we successfully established the first 12-inch wafer bumping technology in the world. Flip-chip ball grid array is a high-end, high-growth packaging technology typically used in advanced semiconductor products such as microprocessor units, micro peripherals, field programmable gate arrays and application specific integrated circuits. The flip-chip technology enables direct interconnection from the chip to the substrate, eliminates the need for wire bonding and provides superior electrical performance. We have also developed thin and small packages, or CSPs, on flexible or rigid substrates as well as lead-frames, which are suitable for the portable consumer market.

Substrate Base

This category generally employs the ball grid array design, which utilizes a laminated substrate rather than a lead-frame and places the electrical connections on the bottom of the package rather than around the perimeter.

The ball grid array format was developed to address the need for higher lead counts required by advanced semiconductor devices. Benefits of ball grid array packaging over leaded packaging include:

•	smaller size;

•	greater pin count;

•	greater reliability;

•	better electrical signal integrity; and

•	easier attachment to a printed circuit board.

As the number of leads surrounding the package increased, the proximity of the leads to one another became closer in an attempt to maintain the size of the package. The close proximity of one lead to another resulted in electrical shorting problems, and required the development of increasingly sophisticated and expensive techniques for producing circuit boards to accommodate the high number of leads.

The ball grid array format solved this problem by effectively creating leads on the bottom of the package in the form of solder balls. These balls can be evenly distributed across the entire bottom surface of the package, allowing greater distance between the individual leads. For the highest lead count devices, the ball grid array configuration can be manufactured less expensively and requires less delicate handling at installation.

Furthermore, we have developed module packages, with multiple chips integrated into one package, in order to meet the growing demand for SIP for applications in personal computers, communications devices and consumer products.

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Lead-Frame Base

Lead-frame packages are characterized by a semiconductor chip encapsulated in a plastic molding compound with metal leads on the perimeter. This package category has evolved from a design where the leads are plugged into holes on the circuit board to a design where the leads are soldered to the surface of the circuit board. Lead-frame packages are divided into two general types of packages: quad flat packages and small outline packages.

To satisfy the demand for miniaturization of portable electronic products, we are developing increasingly smaller versions of lead-frame packages to keep pace with continually shrinking semiconductor device sizes. Our advanced lead-frame packages are similar in design to our older lead-frame packages. However, our advanced lead-frame packages generally are thinner and smaller, have more leads and have advanced thermal and electrical characteristics. As a result of continued development of manufacturing service technology, we offer lead-frame packaging with a wide range of lead counts and body sizes to satisfy variations in the size of customers’ semiconductor devices.

Testing

Semiconductor testing measures and ensures the performance, functionality and reliability of a packaged semiconductor device. Testing semiconductor devices requires significant technical expertise and knowledge of the specific applications and functions of the device under testing. In addition to maintaining different types of advanced testing equipment which enable us to test a variety of semiconductor device functions, we work closely with our customers to develop and convert programs to test particular semiconductor products on multiple equipment platforms effectively. The cost of any specific test is dependent on the test time (usually measured in seconds) required to run a test which varies depending on the complexity of the semiconductor device and the customer’s specification with the percentage of fault coverage.

We also provide the following testing services:

Wafer Probing. Wafer probing is the step immediately before packaging of integrated circuits and involves sorting the processed wafer for defects to ensure that it meets customer acceptance criteria. Integrated circuits on an accepted wafer are then individually inspected visually under microscopes before packaging and final testing.

Final Testing. We provide final testing services for a wide variety of logic and mixed signal and RF integrated circuit packages and other integrated circuit packages, including complex and high-performance integrated circuits, as well as lower-performance ones. High-performance products include personal computer-related components such as CPU chipsets and graphic processors, while major lower-performance products include integrated circuits used in consumer electronics products.

Burn in Services. We also provide “Burn in” service for testing products in high temperature and high current. This testing process will stress devices for a certain burn in time to eliminate the root cause of early failures.

Other Testing Services. In addition to wafer probing, final testing services and burn in services described above, we also provide “system-level testing” service for testing products on motherboards, “lead/ball scanner” service to screen out abnormal products, including bent lead or ball defective devices, so as to prevent them from being shipped to the end customers, “marking” service to specify the unique customer logo and batch identification on products and “tape and reel” service to packaging devices into one complete reel for surface mount operation.

Customers

We currently have more than 100 customers worldwide, and our customers include many of the largest semiconductor companies in the world. In 2014, 2015 and 2016, 69.5%, 73.3% and 75.5% of our net operating revenues were derived from sales to our top ten customers, respectively. In 2016, our largest customer accounted for 18.8% of our net operating revenues.

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Industry-leading companies require early access to advanced packages because they manufacture products which have first-to-market technologies. Our close relationships with industry-leading customers help us further develop their technologies and position us to benefit from the high unit volumes of these major semiconductor customers.

Set forth below is a geographic breakdown of our net operating revenues for the periods presented below, categorized by geographic region based on the jurisdiction in which each customer’s group is headquartered:

	Years Ended December 31,
	2014		2015		2016
	NT$	%	NT$	%	NT$	%
	(in millions, except percentages)
United States	34,580	41.6	30,076	36.3	33,624	39.5
China	17,307	20.8	21,319	25.7	22,725	26.7
Taiwan	17,673	21.3	18,106	21.9	19,683	23.1
Europe(1)	7,149	8.6	8,471	10.2	6,795	8.0
Others	6,362	7.7	4,868	5.9	2,285	2.7

Total	83,071	100.0	82,840	100.0	85,112	100.0

(1)	Include primarily Germany.

In this annual report, we present our sales based on the jurisdiction in which each customer’s group is headquartered to better reflect the geographic breakdown of our sales. In previous annual reports, we present the geographic break down of our sales based on the jurisdictions of customer subsidiaries with whom we transact directly.

Sales from purchase orders received from outside of Taiwan, as determined by the jurisdiction in which each customer’s group is headquartered, accounted for 78.7%, 78.1% and 76.9% of our net operating revenues in 2014, 2015 and 2016, respectively. We primarily target semiconductor companies that contract their wafer foundry services to major independent ROC foundries. Our customers mainly require chip scale packages and flip-chip packages.

We receive orders from both fabless and Integrated Device Manufacturer, or IDM, customer types. Due to our strategic plan to focus on high-end products, we have higher proportion of fabless revenue. The following table shows, for the periods indicated, the amount and percentage of our revenues by categories of customer types:

	Years Ended December 31,
	2014		2015		2016
	NT$	%	NT$	%	NT$	%
	(in millions, except percentages)
Fabless	78,698	94.7	78,906	95.3	80,193	94.2
IDM	4,373	5.3	3,934	4.7	4,919	5.8

Total net operating revenue	83,071	100.0	82,840	100.0	85,112	100.0

Due to the fast-changing technology and functionality of semiconductor chip design, customers requiring semiconductor packaging and testing services generally do not place purchase orders far in advance. However, we engage customers in advance of the placement of purchase orders based on each customer’s expected packaging and testing requirements. In addition, we purchase materials based on customer forecasts, and our customers are generally responsible for any dedicated unused materials in excess of the quantity they indicated they would need to meet their product commitments. Although we have long-term sales relationships with a number of customers, our customers generally may cancel or reschedule orders without significant penalties. In the past, very few customers have cancelled firm orders for our packaging and testing services. This is due in part to the fact that firm orders usually immediately precede shipment of wafers to be packaged by us. Our customers, however, routinely change their forecasts for future purchases from us, and we adjust our production plans accordingly. We do not maintain reserves for customer cancellations and variations in customer orders. Accordingly, our backlog as of any particular date may not be indicative of future sales.

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In addition, packaging and testing service customers generally require that our facilities undergo a stringent “qualification” process during which the customer evaluates our operations and production processes. The qualification process can take many weeks. Due to this lengthy qualification process, we believe that semiconductor manufacturers are generally reluctant to switch semiconductor packaging and testing companies once these companies have been qualified. For test qualification, after we are qualified by a customer and before the customer delivers wafers to us for testing in volume, a process known as “correlation” is undertaken. During the correlation process, the customer provides us with test criteria, information regarding process flow and sample semiconductors to be tested and either provides us with the test program or requests that we develop a new or conversion program. In some cases, the customer also provides us with a data log of results of any testing of the semiconductor that the customer may have conducted previously. The correlation process typically takes up to two weeks but can take longer depending on the requirements of the customer.

The end applications of our products are categorized into communication, consumer, computing, and memory. Communication comprises the highest proportion of end applications for our products. We adjust our product portfolio from time to time in line with changes in market demand. The following table shows, for the periods indicated, the amount and percentage of our revenues by categories of end applications of the products which we packaged and tested:

	Years Ended December 31,
	2014		2015		2016
	NT$	%	NT$	%	NT$	%
	(in millions, except percentages)
Communication	52,335	63.0	53,651	64.8	57,273	67.3
Computing	10,115	12.2	8,076	9.7	9,394	11.0
Consumer	17,297	20.8	18,427	22.2	16,743	19.7
Memory	3,323	4.0	2,686	3.3	1,702	2.0

Total net operating revenue	83,071	100.0	82,840	100.0	85,112	100.0

Sales, Marketing and Customer Relationships

Our sales and marketing strategy is focused on providing high-quality semiconductor device packaging and testing services, consistent on-time delivery and competitive pricing. We believe that this strategy is best implemented by servicing a select number of customers whom we consider to have a high level of anticipated growth. We cooperate with these customers to achieve their best needs.

We engage in semi-annual and quarterly reviews of all of our customers; we regularly collect data from different segments of the semiconductor industry and, when possible, we work closely with our customers to design and develop packaging and testing solutions for their new products. These “co-development” or “sponsorship” projects can be critical when customers seek large-scale, early market entry with a significant new product.

Our sales and marketing efforts are carried out by our sales teams in Taichung and Hsinchu among many of Taiwan’s leading domestic semiconductor companies. Furthermore, our subsidiary Siliconware Suzhou mainly serves PRC customers.

In addition, our subsidiary Siliconware U.S.A. has offices in San Jose, San Diego and Huntington Beach, California, Tempe, Arizona and Lewisville, Texas, which facilitate communications and maintain relationships with companies headquartered in North America. We also have established our Japan office in Tokyo and Singapore office to give our customers support in closer proximity.

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Quality Control

We employ quality control procedures at every critical manufacturing stage, with the aim of identifying and solving problems at the earliest possible stage of the production process. Our quality control procedures include statistical process control, which involves sampling tests to control and monitor the production process. Such tests include optical scanning and reliability tests, which include temperature and humidity tests, pressure and stress tests and test for resistance to solvents. If a problem is detected, failure analysis will be used to determine the cause. Visual inspection and optical scanning are performed on all assembled semiconductor devices to test for lead coplanarity and integrity. Assembled chips are tested on a sample basis for open shorts in inter connections. To ensure that our quality control procedures are effectively applied, production line employees are provided with periodic training. We have also implemented systems on our production floor which are designed to ensure the accurate use of required materials, parts, equipment and machinery for manufacturing each product.

Our comprehensive quality control and environmental protection programs have received numerous accredited International Standards Organization certifications, including ISO 9002 in 1992, ISO 9001 in 1993, QS 9000 in 1999 and ISO 14001 in 1999. We undergo periodic audits to maintain our ISO certifications. Although some semiconductor companies view the ISO certification as a basis for initiating contact with a potential subcontractor, they generally perform separate production and quality audits of the subcontractors themselves. We also received TS16949 certification for our quality control in 2003, OHSAS 18001 certification for safety and health management system in 2004, QC080000 certification for hazardous substance process management in 2008, TL9000 certification for telecommunications quality management system in 2012, and ANSI/ESD S20.20 certification for ESD control program to protect sensitive products from electrostatic discharge damage in 2013.

As a result of our ongoing focus on quality, we achieved average quarterly packaging yields of 99.87% in 2016. Packaging yield, which is the industry standard for measuring production yield, is equal to the number of IC packages that are shipped for packaging divided by the number of individual integrated circuits that are attached to substrates, lead-frames, wafer level packages or system in packages.

As part of our overall focus on quality service, we also closely monitor our delivery performance against scheduled delivery times.

Research and Development

We focus our research and development on developing advanced packaging technologies and also on improving the efficiency and capability of our production processes in order to enhance our cost competitiveness in the industry.

Our packaging technologies development includes:

•	reduction of the size and thickness of semiconductor device packages;

•	increasing input/output density of semiconductor device packages;

•	enhancing the electrical, thermal and reliability performance of semiconductor device packages;

•	increasing packaging yield, shortening production cycle times; and

•	investigating the use of new or replacement raw materials with lower cost.

Our key areas for research and development are:

•	advanced flip-chip packaging;

•	lead-frame and substrate packaging;

•	copper pillar bumping and packaging;

•	integrated passive devices (IPD);

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•	System in Package (SiP) design and process technologies;

•	Through Silicon Via technology;

•	Fan Out technology; and

•	2.5D/ 3D IC packaging technologies.

We believe that technology development is one of the key success factors in the semiconductor packaging and testing industry. We work with our customers, equipment manufacturers or materials suppliers to develop advanced processing capabilities. Moreover, we work with customers early in the process of wafer design to ensure that their packaging needs are met and that our packaging services provide our customers with the flexibility they require. Our research and development personnel are divided among our technology and package development department, design and characterization department and manufacturing technology development department. In addition, our quality assurance and manufacturing personnel also participate in research and development activities. In 2014, 2015 and 2016, our research and development expenses amounted to NT$3,626 million, NT$3,739 million and NT$4,043 million (US$124.8 million), respectively.

We maintain laboratory facilities to analyze the characteristics of semiconductor device packages by computer simulation and verify their performances by measurement devices. The use of computer-aided engineering tools substantially reduces the time required to validate the proper function of packages, as compared to physical testing methods.

Raw Materials and Equipment

Raw Materials

Our packaging operations require adequate supplies of materials and equipment on a timely basis. The principal raw materials used in packaging are substrates, lead-frames, gold wire, copper wire and molding compound. We generally have not entered into long-term supply agreements and purchase our raw materials on a purchase order basis at prevailing market prices. The price of gold wire has been volatile and has fluctuated with the spot price of gold in recent years. In 2016, the spot price of gold fluctuated from a low of approximately US$1,072.7 per ounce to a high of approximately US$1,370.0 per ounce. We have continued to implement measures to reduce our dependency on certain raw materials, such as gold wire. For example, we are continuing to develop improvements to our manufacturing process that will shorten the length and reduce the diameters of the gold wire used. In addition, we have continued to develop copper wire bonding processes. Our major suppliers of raw materials, which include Nanya Printed Circuit Board Corp., Unimicron Technology Corp. and Kinsus Interconnect Technology Corp., are leading companies in the types of materials they supply. We work closely with them and provide them with rolling forecasts. For 2014, 2015 and 2016, our raw material costs were 44.4%, 42.2% and 42.9%, respectively, of operating costs.

We do not maintain large inventories of raw materials. We purchase materials based on customer forecasts, and our customers are generally responsible for any unused materials in excess of the quantity they indicated they would need to meet their product commitments. Based upon regular estimates of orders from customers, we usually maintain limited inventories of raw materials. Our principal suppliers usually dedicate portions of their inventories as reserves to meet our production requirements. Nevertheless, on occasion when customer orders have exceeded the supply of raw materials, we have typically been able to obtain extensions from our customers to allow sufficient supply to become available. Such arrangements help us remain cost competitive.

Equipment

In addition to raw materials, the availability of packaging and testing equipment is critical to our services. We generally seek to maintain equipment from different suppliers with broad functionality and flexibility for different packaging types to enhance capacity utilization. We purchase packaging equipment from major international manufacturers, including KULICKE & SOFFA PTE LTD., TOWA CORPORATION and Applied Materials South East Asia Pte, Ltd.

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Testing equipment is one of the critical components of the wafer probing and device testing process. We generally seek to maintain testers from different suppliers with similar functionality and the ability to test a variety of different semiconductors. In general, certain semiconductors can only be tested on a limited number of specially configured testers. Our major suppliers of testing equipment include Advantest Taiwan Inc., Teradyne (Asia) Pte Ltd., and Hon. Tech. Inc.

As of December 31, 2016, we operated 5,999 wire bonders and 453 testers in Taiwan. In addition, our subsidiary, Siliconware Suzhou has 1,997 wire bonders and 101 testers in the PRC We must order equipment in advance of customer demand to expand our capacity, based on our expectation of future demand for our packaging and testing services.

Competition

We face substantial competition from established packaging and testing service providers, including companies with greater manufacturing, financial and other resources. These companies include Advanced Semiconductor Engineering, Inc. (Taiwan), Amkor Technology Inc. (USA), and Jiangsu Changjiang Electronics Technology Co., Ltd (China). These companies have also established relationships with many large semiconductor companies that are our current or potential customers. To a lesser extent, we also compete with the internal semiconductor packaging and testing capabilities of many of our customers.

The principal elements of competition in the independent semiconductor packaging and testing market include:

•	the breadth of package and test offerings;

•	technical competence;

•	manufacturing yields;

•	manufacturing cycle times;

•	customer service; and

•	price.

IDMs that use our services continually evaluate our performance against their own in-house testing and assembly capabilities. These IDMs may have access to more advanced technologies and greater financial and other resources than we do. We believe, however, that we can offer greater efficiency and lower costs while maintaining an equivalent or higher level of quality for three reasons:

•	we offer a broader and more complex range of services as compared to the IDMs, which tend to focus their resources on improving their front-end operations;

•	we generally have lower unit costs because of our higher utilization rates; and

•	we offer a wider range of services in terms of complexity and technology.

Strategic Investments and Dispositions

We enter into equity joint ventures with and make strategic investments and dispositions in companies located in Taiwan, Singapore and the United States that engaged in semiconductor packaging and testing related businesses. We believe that our participation in these companies allows us to enhance and complement our manufacturing services offerings, secure access to raw materials and keep us up to date with technological changes in the semiconductor industry. As of the date of this annual report, our major outstanding investments included:

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•	Unimicron Technology Corporation, or Unimicron. On December 28, 2015, we announced our board resolution to dispose of our shares in Unimicron to better deploy our capital for operations. In February 2016, we disposed all shares of Unimicron for NT$1,082 million (US$33.0 million) and recognized gains on disposal of NT$10 million (US$0.3 million).

•	ChipMOS Technologies (Bermuda) Ltd., or ChipMOS Bermuda, a semiconductor packaging and testing and LCD driver and IC manufacturing company. On October 20, 2016, the Board of Directors of ChipMOS Technologies Inc., have approved that October 31, 2016 is the merger date, with ChipMOS Technologies Inc., be the surviving company. Under the agreement, Shareholders of ChipMOS Bermuda, will receive US$3.71 dollars in cash and 0.9355 share of American Depository Shares (“ADS”) in exchange for each share in ChipMOS Bermuda. Each ADS will represent 20 new common shares to be issued by ChipMOS Technologies Inc. As a result of a corporate restructuring, we recognizes premium from merger of available-for-sale financial assets of NT$52 million (US$1.6 million).

•	ChipMOS Technologies Inc., or ChipMOS Taiwan, a semiconductor packaging and testing services company for flat-panel display drivers and advanced memory products. As of December 31, 2016, we held a 18.22% equity interest in ChipMOS Taiwan (including ADSs).

•	In order to develop new generation substrates and increase substrate supply sources, we had acquired shares in Interconnect Tech Pte. Ltd., or Interconnect. In October 2015, Interconnect sold its major assets and liabilities to ASM Advanced Packaging Materials Pte. Ltd., or AAPM, a substrate supplier located in Singapore, in exchange for cash and 39% interests in AAPM. Interconnect subsequently reduced its capital in December 2015. The 39% interests in AAPM were distributed to us as capital return. As of December 31, 2016, we held a 39% equity interest in AAPM.

•	In order to better deploy our capital to achieve a stable return, in November 2015, we acquired a long term investment of 48.0 million common shares of Yann Yuan Investment Co., Ltd., or Yann Yuan, an investment company for NT$ 2.4 billion through our investment of NT$2.401 billion in our wholly-owned subsidiary, Siliconware Investment Co., Ltd. As of December 31, 2016, we held a 33.33% equity interest in Yann Yuan.

Intellectual Property

As of December 31, 2016, we held 611 Taiwan patents, 438 U.S. patents and 151 PRC patents related to various semiconductor packaging technologies, including patents for improvements of thermal and electrical performance used in the semiconductor packaging process. As of December 31, 2016, we also had a total of 115 pending patent applications in the United States, 143 in Taiwan and 300 in the PRC. In addition, “SPIL” is registered as a trademark and as a servicemark in Taiwan.

We have also entered into other technology alliances by licensing package technologies, including:

•	Wafer Bumping and Redistribution technology, which enables us to form and/or redistribute bumps on the chip to make a silicon die, is able to be directly attached to the substrate using the aforementioned bumps rather than wire bonding. This license does not have an expiration date.

•	Wafer Level CSP technology, which enables us to produce a chip scale package at the stage of wafer level. This license does not have an expiration date.

Our ongoing royalty expenses to license intellectual property for the years ended December 31, 2014, 2015 and 2016 were immaterial compared to our revenues.

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We expect to continue to file patent applications where appropriate to protect our proprietary technologies. We may need to enforce our patents or other intellectual property rights or to defend ourselves against claimed infringement of the rights of others through litigation, which could result in substantial cost and diversion of our resources.

The semiconductor industry is characterized by frequent claims regarding patent and other intellectual property rights. If a third party were to bring a valid legal claim against us, we could be required to:

•	discontinue the use of disputed process technologies;

•	pay substantial damages;

•	develop non-infringing technologies; or

•	acquire licenses to the technologies that we had allegedly infringed.

Environmental Matters

The principal pollutants produced during semiconductor packaging are wastewater, industrial waste (liquid waste and solid waste) and flue gas from the processes including solder plating, wafer grinding and die sawing. During these processes, wastewater is produced when water is used for cooling and rinsing wafers being sawed and ground or for rinsing semiconductor chips when lead-frames are being plated.

In addition, solid waste materials are produced during the packaging process including scraps such as metal lead-frame, printed-circuit-board-like substrate and excessive molding resin.

As for the newly developed bumping process, wastewater is produced when water is used for rinsing wafers in the processes of developing, etching and solder deposition. Flue gas comes from the emissions of solvents that are used for coating, developing during the bumping process. Liquid waste is mainly derived from photo resistant strip and bumping plating.

To mitigate environmental claims, we maintain pollution control facilities in good conditions at all of our factories. We have installed various types of pollution control equipment dedicated to different properties of pollutants for the best treatment of flue gas and wastewater in our factories. As part of our pollution control programs, we also subcontract certain industrial waste disposal and recycling work to suppliers who are certified by the Environmental Protection Administration. Furthermore, we also actively monitor any changes in the international environmental requirements in the electronics and semiconductor industries in order to quickly respond accordingly. We believe that we are in compliance with the applicable environmental requirements of semiconductor industries and regulations in Taiwan in all respects.

We have consistently followed the environmental practice of reducing pollution from our manufacturing processes and continual performance improvement. Our environmental management meets and complies with ROC and all international environmental requirements. We have implemented an international environmental management system since 1998 and received the ISO-14001 certification in 1999. Moreover, in November 2016, we have been certified by the new version of ISO-14001:2015. By continually improving our environmental performance over the years, we have changed the pollution control method from production operations to source management, which focuses on prohibiting or restricting the use of environmentally hazardous substances in materials. We made this change to meet the growing consumer trend for green products. In March 2003, we passed Sony Corporation’s Green Partner qualification with a perfect score. In addition, in 2008 our hazardous substance process management system has received QC080000 certification, which is an industrial management standard for the production of environmentally friendly products. In order to verify our environmental management performance, we applied and passed the Clean Production Assessment system certification. This is an honor to us for our sustainability commitment.

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We also have taken various energy saving and carbon reduction measures to reduce our greenhouse gas emissions. Since 2010, we have implemented our greenhouse gas inventory and ISO 14064-1 verification of all factories and dormitories. We also have been disclosing through the Carbon Disclosure Project for the past nine years. In 2016 we were evaluated as a B grade performance of Carbon Disclosure Project (CDP) in greenhouse management. In order to control energy usage, we have conducted and passed the ISO 50001 energy management system certification since 2013.

Insurance

We have insurance policies covering physical damage to buildings, equipment and inventories caused by natural disasters and other perils, and the loss of gross profit caused by the insured perils. We also insure ordinary transit and transportation risks for delivery of our inventories and products resulting from our services.

There is an emergency response team in place capable of responding to situations on a real time basis in order to prevent or minimize the possibility of loss to personnel or our facilities, equipment, machinery and inventories.

We have directors and officers liability insurance in place to cover losses that a director or officer becomes legally obligated to pay on account of a claim made against that director or officer from an alleged or actual wrongful act committed in an executive capacity.

Employees

See “Item 6. Directors, Senior Management and Employees — D. Employees” for certain information relating to our employees.

Capital Expenditures and Divestitures

Our capital expenditures amounted to NT$19,561 million, NT$13,855 million and NT$15,295 million (US$472.1 million) in 2014, 2015 and 2016, respectively. Our initial budget for capital expenditures for 2017 is approximately NT$15,500 million (US$478.4 million), which is mostly funded from our retained earnings and borrowings. We expect our capital expenditures in 2017 will primarily consist of expanding our advanced packaging and testing capacity. We may adjust the amount of our capital expenditures upward or downward based on the progress of our capital projects, market conditions and our anticipation of future business outlook. See “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources.”

We have made, and expect to continue to make, capital expenditures in connection with the expansion of our production capacity. The table below sets forth our principal capital expenditures for the periods indicated.

	Years Ended December 31,
	2014	2015	2016
	NT$	NT$	NT$	US$
	(in millions)
Equipment purchases	12,533	11,535	12,422	383.4
Land and building construction and purchases	7,028	2,320	2,873	88.7

Litigation

We filed a civil lawsuit against ASE in the Kaohsiung District Court in October 2015, requesting the court’s confirmation that ASE does not have the right to request registration as a shareholder in our shareholder register, on the ground that ASE’s tender offer violated various laws and regulations in Taiwan. This civil lawsuit was subsequently dismissed in June 2016.

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C. Organizational Structure

The following table sets forth certain information as of December 31, 2016 regarding certain companies in which we consolidated and the principal business of each such entity.

Company	Main Activities	Location	Total Paid-in Capital of Such Entity			Direct/Indirect Equity Interest
			(in millions)
SPIL (B.V.I.) Holding Limited	Investment activities	British Virgin Islands	US$	128.4		100.00%
Siliconware U.S.A. Inc.	Communicating and maintaining relationships with companies headquartered in North America	San Jose, CA, USA	US$	1.3		100.00%
SPIL (Cayman) Holding Limited	Investment activities	Cayman Islands	US$	130.2		100.00%
Siliconware Technology (Suzhou) Limited	Assembly and testing services	Suzhou, Jiangsu, China	US$	145.0	(1)	100.00%
Siliconware Investment Co., Ltd.	Investment activities	Taipei, Taiwan	NT$	480		100.00%

(1)	Contributed capital includes new share issue through the capitalization of earnings in the amount of US$15 million.

The following table sets forth certain information regarding our investees as of December 31, 2016.

Company	Main Activities	Location	Total Paid-in Capital of Such Entity			Direct/Indirect Equity Interest
			(in millions)
ChipMOS Technologies Inc.	Assembly and testing services of integrated circuits	Hsinchu, Taiwan	NT$	8,870		18.22	%(3)
Mega Mission Limited Partnership	Investment activities	Cayman Islands	US$	150	(1)	4.00%
Vertical Circuits, Inc.	Providing advanced packaging technology, products, services and intellectual property	Scotts Valley, CA, USA	US$	0	(2)	30.68%
ASM Advanced Packaging Materials Pte. Ltd.	Designing, manufacturing, and selling substrates	Singapore	US$	10.8		39.00%
Yann Yuan Investment Co., Ltd.	Investment activities	Taipei, Taiwan	NT$	1,440		33.33%

(1)	Contributed capital.
(2)	Vertical Circuits, Inc. filed for bankruptcy protection in July 2012.
(3)	Including ADSs.

D. Property, Plants and Equipment

We provide services through our Taiwan facilities in Taichung, Hsinchu and Changhua. Our subsidiary Siliconware Suzhou engages in assembly and testing service in the facility located Suzhou, China. The following table shows the location, size and wire bonding or testing capacity of each of the facilities and the property on which each facility is located as of December 31, 2016.

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Facility(1)	Location of Facility	Size of Facility	Size of Land		Wire Bonding or Testing Capacity
		(square meters)	(square meters)
DF Facility I	Taichung, Taiwan	95,000	29,500		5,999 wire bonders and 453 testers(4)
CS Facility II	Taichung, Taiwan	140,000	47,000
ZK Facility III	Taichung, Taiwan	308,415	121,000	(3)
CH Facility IV	Changhua, Taiwan	134,000	43,000
HS Facility V(2)	Hsinchu, Taiwan	97,000	30,000	(3)
SZ Facility VI	Suzhou, China	74,000	148,500	(3)	1,997 wire bonders and 101 testers

(1)	We own all of our facilities except otherwise noted.
(2)	We entered into an agreement with Integrated Service Technology Inc. in December 2016 to sell Hsinchu Phase II of this facility premised on the land in the total size of 20,074 square meters for the amount of NT$412 million. This transaction was completed in March 2017.
(3)	Leased.
(4)	Includes wire bonders and testers for DF Facility I, CS Facility II, ZK Facility III, CH Facility IV and HS Facility V.

Our principal executive offices are located at Facility I in Taichung, Taiwan. Our research and development activities are located at Facility II.

Item 4A.	Unresolved Staff Comments

Not applicable.

Item 5.	Operating and Financial Review and Prospects

Unless stated otherwise, the discussion and analysis of our financial condition and results of operations in this section apply to our financial information as prepared according to IFRS. You should read the following discussion of our financial condition and results of operations together with the financial statements and the notes to these statements included in this annual report.

A. Operating Results

Overview

We are one of the world’s leading independent providers of semiconductor packaging and testing services. We offer a full range of packaging and testing solutions, including advanced packages, substrate packages, lead-frame packages, and testing services for logic and mixed signal devices. We also offer our customers complete turnkey solutions, including packaging, testing and drop shipment service.

We recorded operating profit of NT$14,105 million, NT$12,998 million and NT$10,669 million (US$329.3 million) in 2014, 2015 and 2016, respectively. See “Results of Operations.”

Intense competition in the semiconductor industry worldwide resulted in decreases in the average selling prices of our manufacturing services. We expect that average selling prices for most of our semiconductor packages to continue to decline in the future. A decline in average selling prices of our semiconductor packages, coupled with high depreciation cost resulting from our purchase of additional equipment during the previous periods, if not offset by reductions in the other cost of producing those packages, would decrease our gross margins.

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To counter the effects of decreasing average selling prices, we will continue to attempt to:

•	negotiate better pricing terms with our suppliers, including quantity discounts;

•	find less expensive alternative sources of raw materials;

•	maximize production efficiency of our equipment; and

•	engage in utility conservation programs.

We do not maintain reserves for cancellations or variations in customer orders.

General Factors Affecting Our Results of Operations

General factors affecting our results of operations include the global economy and conditions in the semiconductor markets, gold prices, the fluctuation of the New Taiwan dollar and rising wage levels. For information relating to risks associated with gold prices and foreign currency fluctuation, see “Item 11. Quantitative and Qualitative Disclosures About Market Risk — Commodity Price Risk” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk — Foreign Exchange Risk.”

Consolidation

In accordance with IFRS, we consolidated five subsidiaries: SPIL (B.V.I.) Holding Limited, Siliconware U.S.A. Inc., SPIL (Cayman) Holding Limited, Siliconware Technology (Suzhou) Limited and Siliconware Investment Co., Ltd., in each of which we own a 100% equity interest.

Mix of Services

The following table shows, for the periods indicated, the amount and percentage of our packaging by package types and testing revenues, which are more fully described in “Item 4. Information on the Company—B. Business Overview—Our Business.”

	Years Ended December 31,
	2014		2015		2016
	NT$	%	NT$	%	NT$	%
	(in millions, except percentages)
Bumping and flip-chip	32,797	39.5	36,494	44.2	35,097	41.2
Substrate base	24,099	29.0	21,316	25.7	24,473	28.8
Lead-frame base	15,573	18.7	14,943	18.0	14,746	17.3

Subtotal packaging revenue	72,469	87.2	72,753	87.9	74,316	87.3

Testing	9,852	11.9	9,551	11.5	10,228	12.0
Others(1)	750	0.9	536	0.6	568	0.7

Total net operating revenue	83,071	100.0	82,840	100.0	85,112	100.0

(1)	Primarily consists of revenues generated from change kit and socket design services for mixed signal and RF integrated circuits and sales of raw materials to customers the purchase orders of whom were anticipated due to the customer’ pervious indication but were not placed, and the customers agreed to purchase such raw materials prior to their expiry dates

Expansion and Utilization Rate

The number of our wire bonders decreased from 7,384 as of December 31, 2014 to 7,323 as of December 31, 2015 but increased to 7,996 as of December 31, 2016. Our operating results are affected by relatively high fixed costs. As a result, capacity utilization rates can significantly affect margins as the unit cost of packaging and testing services generally decreases as fixed charges, including depreciation expenses on our equipment, are allocated over a larger number of units. Our utilization rates have varied from period to period as we have expanded our production capacity. We have been successful in minimizing the industry-wide fluctuation in capacity utilization rates by deploying flexible equipment for different packages and also by utilizing our test equipment for both IC testing and wafers probing purposes. Our ability to maintain or enhance our margins will continue to depend in part on our ability to effectively manage capacity utilization rates. The capacity utilization rates of our facilities were approximately 90%, 85% and 90% in 2014, 2015 and 2016, respectively.

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Applications of Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements included elsewhere in this annual report, which have been prepared in accordance with IFRS. The preparation of our audited consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our accounting estimates and judgement which may significantly impact the carrying value of our assets and liabilities, including key assumptions applied to determine the value of our defined benefit pension plan obligation, fair value of conversion option derivatives and available-for-sale equity investment. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates using different assumptions or conditions. Further discussion of these critical accounting estimates and policies is included in Note 5 to our consolidated financial statements.

The accounting policies set out below have been applied consistently by us and our subsidiaries to all periods presented in these consolidated annual financial statements, unless otherwise indicated.

We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our audited consolidated financial statements. For further information on our significant accounting policies, please refer to Note 4 in our consolidated financial statements included in this annual report.

Revenue Recognition

We principally provide assembly and testing services of integrated circuits, which may be assembly only, testing only or turnkey solutions. We recognize revenues when:

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the entity;

•	the stage of completion of the transaction at the end of the reporting period can be measured reliably; and

•	the costs incurred for the transaction and the cost to complete the transaction can be measured reliably.

Services provided by us include wafer bumping, wafer sort, IC packaging and final testing. Our actual services and fees may vary by customers and are pre-agreed before provision of services. We regard each of the captioned services as a separate stage. Fees for each stage of services are negotiated independently and the fee for a specific stage is the market price for that stage. Revenue is recognized when each stage of services has been completed. Each stage is performed as a whole and may not be separated or proportioned. Sales allowance is estimated based on historical experiences and recorded as a deduction to the revenue.

Impairment of Available-for-Sale Equity Securities

Investments in available-for-sale equity securities are measured at fair value. A significant or prolonged decline in the fair value of the securities below their acquisition cost is considered as an indicator that the securities are other than temporarily impaired. We consider all available evidence such as market conditions and prices, investee-specific factors and the duration as well as the extent to which fair value is less than acquisition cost in evaluating potential impairment of its available-for-sale financial assets. If any such evidence exists for available-for-sale financial assets, we recognize a cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in the income statement. Impairment losses recognized in the income statement on equity instruments are not reversed.

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Description of Revenue and Cost Items

Net Operating Revenues

We generate our net operating revenues primarily from semiconductor packaging and testing operations. Net operating revenues from our semiconductor packaging activities consist of our service fees and the cost of raw materials we purchase to provide semiconductor packaging services. We price our packaging services on a per unit basis taking into account the complexity of the services to be provided, the prevailing market conditions, the order size, the strength and history of our relationship with the customer and our capacity utilization. We charge our testing services based on the specific test and the time, usually measured in seconds, to run a test, taking into account the complexity of the semiconductor device and the customer’s test program. Our customers are generally invoiced at the time when services are rendered, with varying terms of credit between 30 and 90 days from the time of billing.

Operating Costs

Our operating costs consist principally of:

•	cost of raw materials purchased for semiconductor packaging services;

•	direct labor costs; and

•	overhead, including depreciation and maintenance of production equipment, indirect labor costs, indirect material costs and utilities.

Operating Expenses

Our operating expenses consist of the following:

•	Selling, General and Administrative Expenses. Selling, general and administrative expenses consist primarily of salaries and related personnel expenses, other marketing expenses, fees for professional services, and the cost of computers to support our operations.

•	Research and Development Expenses. Research and development expenses consist primarily of salaries, bonuses and related costs for technology development, technology license fees allocated to research and development, and depreciation and maintenance of equipment and various materials used in our research and development processes. We expect our research and development expenses to grow as we hire additional staff and purchase additional equipment for research and development purposes.

Taxation

The corporate income tax rate in Taiwan, which currently applies to us, is 17%. Based on our status as a company engaged in the semiconductor packaging and testing business in Taiwan, we have been granted exemptions from income taxes in Taiwan because we used the proceeds raised through the capitalization of earning for the purpose of purchasing equipment. As permitted by Taiwan tax regulation, we can use these exemptions for five years from the date when we begin to generate income from the use of this equipment.

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The Industrial Development Bureau of the Ministry of Economic Affairs has granted permission for a five-year income tax exemption of our 2007 registered capitalization plan in 2008. We acquired the work completion certificate from the Taichung City Government Economic Development Bureau in 2013, and selected 2015 as the starting period for the income tax exemption. As a result, our tax savings amounted to approximately NT$679 million and NT$488 million (US$15.1 million) in 2015 and 2016.

We also benefited from other tax incentives generally available to technology companies, including tax credits ranging from 30% to 50% for research and development and employee training expenses and tax credits ranging from 7% to 11% for investment in automation equipment and technology and certain qualifying investments. However, according to the Industrial Innovation Act issued on May 12, 2010, the deductible rate of investment tax credit for qualifying research and development expenditures was reduced from 30% to 15% starting January 1, 2010. Historically, these tax incentives have resulted in decreases of income tax payable by approximately NT$ 327 million in 2014. These tax incentives did not result in any decrease of income tax payable in 2015and 2016.

Results of Operations

The following table shows some of our results of operations data as a percentage of our net operating revenues for the periods indicated.

	Years Ended December 31,
	2014	2015	2016
	%	%	%
Net operating revenues	100.0	100.0	100.0
Operating costs	74.7	73.9	77.3

Gross profit	25.3	26.1	22.7

Operating expenses:
Selling expenses	1.1	1.2	1.2
General and administrative expenses	3.1	4.4	4.1
Research and development expenses	4.4	4.5	4.8

Operating expenses	8.6	10.1	10.1
Other income and expense	0.3	(0.3)	(0.1)

Operating profit	17.0	15.7	12.5
Net non-operating income (expense)	0.2	(3.2)	1.2

Income before income tax	17.2	12.5	13.7
Income tax expense	(3.7)	(1.6)	(2.2)

Net income	13.5	10.9	11.5

The Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

Net operating revenues. Net operating revenues increased by 2.7% from NT$82,840 million in 2015 to NT$85,112 million (US$2,626.9 million) in 2016. The increase in net operating revenues was primarily due to the growth of sales volume in substrate base package as a result of an increase in demand in TV and smartphone market in China, but partially offset by the price reduction.

In 2016, bumping and flip-chip revenues accounted for 41.2% of our net operating revenues, down from 44.2% in 2015. The decrease in bumping and flip-chip revenues was attributable to a change of certain customers’ product mix.

In 2016, substrate base package accounted for 28.8% of our net operating revenues, up from 25.7% in 2015. The increase in substrate base package sales was due to an increase in demand in TV and smartphone market in China.

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In 2016, lead-frame base package accounted for 17.3% of our net operating revenues, down from 18.0% in 2015. The decrease in lead-frame base package sales was attributable to a decrease in demand as smaller and/or more efficient substitutes emerge.

In 2016, testing revenues accounted for 12.0% of our net operating revenues, up from 11.5% in 2015. The slight increase in testing revenue was attributable to an increase in semiconductor demand.

Gross profit and gross margin. Our gross profit decreased by 10.5% from NT$21,609 million in 2015 to NT$ 19,350 million (US$597.2 million) in 2016 mainly due to the increase of operating costs. Our gross margin (gross profit as a percentage of net operating revenues) decrease from 26.1% in 2015 to 22.7% in 2016, mainly affected by unfavorable product mix. Our operating costs increased by 7.4% from NT$61,231 million in 2015 to NT$65,762 million (US$2,029.7 million) in 2016, in line with our increase in operating revenues.

Operating expenses. Operating expenses increased by 2.5% from NT$8,355 million in 2015 to NT$8,564 million (US$264.3 million) in 2016. Operating expenses as a percentage of net operating revenues was 10.1% for both 2015 and 2016.

Selling expenses. Selling expenses increased by NT$80 million between these two years mainly due to an increase in miscellaneous expense which is related to our clients, such as business trip expense, sampling expense and freight expense.

General and administrative expenses. General and administrative expenses decreased by NT$176 million mainly due to a decrease in employee bonuses.

Research and development expenses. Research and development expenses increased by NT$304 million mainly due to an increase in the expense of new package development and salary expense.

Other income and expenses. Other expenses decreased by NT$139 million mainly due to the decreased in loss on damages and claims.

Operating income and operating margin. We recorded operating income of NT$12,998 million and an operating margin of 15.7% (operating income as a percentage of net operating revenues) in 2015 and generated operating income of NT$10,669 million (US$329.3 million) and an operating margin of 12.5% in 2016. The decrease in operating margin was primarily due to decrease in gross profit.

Net non-operating income/loss. We recorded a net non-operating loss of NT$2,621 million in 2015, compared to net non-operating income of NT$1,005 million (US$31.0 million) in 2016. This change in net non-operating income was primarily due to a decrease in impairment loss of available-for-sale financial assets. We recorded a net loss on financial liabilities at fair value of NT$703 million in 2015, compared with a net gain of NT$1,025 million (US$31.6 million) in 2016. We recorded a net foreign exchange loss of NT$77 million in 2015, compared with NT$104 million (US$3.2 million) in 2016. Finance costs decreased from NT$565 million in 2015 to NT$562 million (US$17.4 million) in 2016.

Income tax expense. We recognized income tax expense of NT$1,366 million in 2015 compared to NT$1,867 million (US$57.6 million) in 2016 primarily due to increase in deferred income tax expense and decrease in tax holiday due to decline in taxable income.

Net income. As a result of the factors discussed above, our net income increased from NT$9,011 million in 2015 to NT$9,807 million (US$302.7 million) in 2016.

The Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Net operating revenues. Net operating revenues decreased by 0.3% from NT$83,071 million in 2014 to NT$82,840 million in 2015. The decrease in net operating revenues was primarily due to excess inventory and a decline in average selling prices of our semiconductor packages.

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In 2015, bumping and flip-chip revenues accounted for 44.2% of our net operating revenues, up from 39.5% in 2014. The increase in bumping and flip-chip revenues was attributable to the increased demand for portable devices.

In 2015, substrate base package accounted for 25.7% of our net operating revenues, down from 29.0% in 2014. The decrease in substrate base package sales was due to decrease in demand as smaller, more efficient substitutes emerge, and flip-chip replacing substrate base package demand.

In 2015, lead-frame base package accounted for 18.0% of our net operating revenues, down from 18.7% in 2014. The decrease in lead-frame base package sales was attributable to decrease in demand as smaller and/or more efficient substitutes emerge.

In 2015, testing revenues accounted for 11.5% of our net operating revenues, down from 11.9% in 2014. The slight decrease in testing revenue was attributable to decrease in semiconductor demand.

Gross profit and gross margin. Our gross profit increased by 2.9% from NT$ 20,990 million in 2014 to NT$ 21,609 million in 2015 mainly due to the decrease of operating costs. Our gross margin (gross profit as a percentage of net operating revenues) increased from 25.3% in 2014 to 26.1% in 2015, mainly attributable to favorable product mix. Our operating costs decreased by 1.4% from NT$62,081 million in 2014 to NT$ 61,231 million in 2015, in line with our decrease in operating revenues.

Operating expenses. Operating expenses increased by 16.5% from NT$7,169 million in 2014 to NT$8,355 million in 2015. Operating expenses as a percentage of net operating revenues was 8.6% and 10.1% in 2014 and 2015, respectively.

Selling expenses. Selling expenses increased by NT$7 million between these two years mainly due to an increase in employee bonuses.

General and administrative expenses. General and administrative expenses increased by NT$1,066 million mainly due to an increase in preparations for the new plant and expansion costs and employee bonuses.

Research and development expenses. Research and development expenses increased by NT$113 million mainly due to an increase in the expense of new package development.

Other income and expenses. Other expenses increased by NT$540 million mainly due to the increase in loss on damages and claims.

Operating income and operating margin. We recorded operating income of NT$14,105 million and an operating margin of 17.0% (operating income as a percentage of net operating revenues) in 2014 and generated operating income of NT$12,998 million and an operating margin of 15.7% in 2015. The decrease in operating margin was primarily due to increase in operating expenses.

Net non-operating income. We recorded net non-operating income of NT$163 million in 2014, compared to a net-operating loss of NT$2,621 million in 2015. The decrease in net non-operating income was primarily due to an increase in impairment loss of available-for-sale financial assets. Net foreign exchange gain/loss decreased from a gain of NT$483 million in 2014 to a loss of NT$77 million in 2015. Finance costs increased from NT$403 million in 2014 to NT$565 million in 2015. The increase was primarily due to interest from amortization of Convertible bond. We recognized the full year effect on interest amortization in 2015, compared to the 3-month worth of interest expense incurred (i.e., convertible bond was issued in October 2014).

Income tax expense. We recognized income tax expense of NT$3,050 million in 2014 compared to NT$1,366 million in 2015 primarily due to decrease in taxable income.

Net income. As a result of the factors discussed above, our net income decreased from NT$11,218 million in 2014 to NT$9,011 million in 2015.

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B. Liquidity and Capital Resources

We need cash primarily for capacity expansion, equipment purchases and working capital. We believe that our working capital is sufficient for our requirements for the next year. Although we have historically been able to satisfy our working capital needs from cash flow from operations, our ability to expand our capacity has been largely dependent upon, and will continue to depend upon, our ability to finance these activities through the issuance of equity securities, long-term borrowings and the issuance of convertible and other debt securities. Our ability to meet our working capital needs from cash flow from operations will be affected by the demand for our manufacturing services, which in turn may be affected by several factors, many of which are outside of our control, such as economic downturns and declines in the average selling prices of our manufacturing services caused by oversupply in the market. To the extent that we do not generate sufficient cash flow from our operations to meet our cash requirements, we may rely on external borrowings and securities offerings. Pursuant to our loan agreements, we should maintain, on a semi-annual and annual basis, certain financial covenants, such as current ratio, liability to tangible net worth ratio as well as the ratio of interest coverage. As of December 31, 2016, we were in full compliance with all the financial covenants. We have not historically relied, and we do not plan to rely in the foreseeable future, on off-balance sheet financing arrangements to finance our operations or expansion. We paid cash dividends of NT$3.00 and NT$3.80 per share in 2014 and 2015. On March 23, 2017, our board of directors approved a proposal to distribute cash dividends of NT$1.75 per share for 2016. This proposed dividend is subject to shareholders’ approval. We may continue our trend of paying cash dividends, which may cause our liquidity to decrease.

Liquidity

As of December 31, 2016, our primary source of liquidity was NT$24,476 million (US$755.4 million) of cash and cash equivalents. As of December 31, 2016, we had total availability under existing short-term lines of credit of NT$8,370 million (US$258.3 million) from six domestic and foreign financial institutions, of which NT$2,865 million (US$88.4 million) were used as letters of credit, guarantees and short-term borrowings. All of our short-term facilities are revolving facilities with a term of one year, which may be extended for terms of one year each with lender’s consent.

In addition to our short-term facilities, we also have long-term borrowings and loans. Below is a summary of our long-term borrowings and loans as of December 31, 2016:

•	In August 2012, we entered into a credit facility led by Mega International Commercial Bank in the amounts of NT$3,257 million and US$250 million for capacity expansion. This facility is a long-term floating interest rate credit facility expiring in August 2017 and repayable in six semi-annual installments starting from February 2015. As of December 31, 2016, we had drawn down the full amount from this credit facility, and repaid aggregate amounts of NT$2,171 million and US$216.7 million, respectively.

•	In December 2013, we entered into a credit facility led by The Hongkong and Shanghai Banking Corporation Limited in the amount of NT$850 million for capacity expansion purposes. This facility is a long-term floating interest rate credit facility expiring in December 2018 and repayable in six semi-annual installments starting from December 2016. As of December 31, 2016, we had drawn down the full amount from this credit facility, and repaid aggregate amounts of NT$170 million.

•	In December 2013, we entered into a credit facility led by Bank of Taiwan in the amount of NT$1.5 billion for capacity expansion purposes. This facility is a long-term floating interest rate credit facility expiring in December 2018 and repayable in six semi-annual installments starting from June 2016. As of December 31, 2016, we had drawn down the full amount from this credit facility, and repaid aggregate amounts of NT$500 million.

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•	In November 2013, we entered into a credit facility led by Mega International Commercial Bank in the amount of NT$1.5 billion for capacity expansion purposes. This facility is a long-term floating interest rate credit facility expiring in August 2019 and repayable in six semi-annual installments starting from February 2017. As of December 31, 2016, we had drawn down the full amount from this credit facility.

•	In November 2013, we entered into a credit facility led by CTBC Bank in the amount of NT$1.5 billion for capacity expansion purposes. This facility is a long-term floating interest rate credit facility expiring in July 2020 and repayable in six semi-annual installments starting from February 2018. As of December 31, 2016, we had drawn down the full amount from this credit facility.

•	In November 2013, we entered into a credit facility led by Taiwan Cooperative Bank in the amount of NT$1 billion for capacity expansion purposes. This facility is a long-term floating interest rate credit facility expiring in November 2020 and repayable in six semi-annual installments starting from June 2018. As of December 31, 2016, we had drawn down the full amount from this credit facility.

•	In October 2014, we issued an aggregate of US$400 million zero coupon convertible bonds due 2019 to procure foreign currency-denominated raw materials and repay long-term debt. Please refer to Note 17 to our consolidated financial statements for more detailed information.

•	In January 2016, we entered into a credit facility led by Bank of Taiwan in the amount of NT$3 billion for capacity expansion purposes. This facility is a long-term floating interest rate credit facility expiring in January 2021 and repayable in six semi-annual installments starting from July 2018. As of December 31, 2016, we had drawn down the full amount from this credit facility.

•	In January 2016, we entered into a credit facility led by Chang Hwa Bank in the amount of NT$1.5 billion for capacity expansion purposes. This facility is a long-term floating interest rate credit facility expiring in July 2021 and repayable in six semi-annual installments starting from January 2019. As of December 31, 2016, we had drawn down the full amount from this credit facility.

•	In January 2016, we entered into a credit facility led by Taiwan Cooperative Bank in the amount of NT$1 billion for capacity expansion purposes. This facility is a long-term floating interest rate credit facility expiring in July 2021 and repayable in six semi-annual installments starting from January 2019. As of December 31, 2016, we had drawn down the full amount from this credit facility.

•	In January 2016, we entered into a credit facility led by CTBC Bank in the amount of NT$1.5 billion for capacity expansion purposes. This facility is a long-term floating interest rate credit facility expiring in July 2021 and repayable in six semi-annual installments starting from January 2019. As of December 31, 2016, we had drawn down the full amount from this credit facility.

•	In February 2016, we entered into a credit facility led by Mega International Commercial Bank in the amount of NT$2 billion for capacity expansion purposes. This facility is a long-term floating interest rate credit facility expiring in December 2021 and repayable in six semi-annual installments starting from June 2019. As of December 31, 2016, we had drawn down the full amount from this credit facility.

•	In December 2016, we entered into a credit facility led by KGI Bank in the amount of NT$2.5 billion for working capital purposes. This facility is a long-term floating interest rate credit facility expiring and repayable in December 2019. As of December 31, 2016, we had drawn down NT$1.5 billion from this credit facility.

As of December 31, 2016, we had short-term and long-term borrowings of NT$2,741 million (US$84.6 million) and NT$18,342 million (US$566.1 million), exclusive of loan arrangement fees of NT$2 million, respectively, outstanding under these facilities.

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The following table sets forth our cash flows with respect to operating activities, investing activities, financing activities and the effect of exchange rate changes on cash for the periods indicated.

	Years Ended December 31,
	2014	2015	2016
	NT$	NT$	NT$	US$
	(in millions)
Net cash provided by operating activities	24,945	26,784	20,845	643.3
Net cash used in investing activities	(19,243)	(16,587)	(14,042)	(433.4)
Net cash provided (used) in financing activities	7,292	(15,096)	(7,161)	(221.0)
Effect of exchange rate changes on cash	185	(64)	(357)	(11.0)

Net (decrease) increase in cash and cash equivalents	13,179	(4,963)	(715)	(22.1)

Net Cash Provided by Operating Activities

In 2016, net cash provided by operations was NT$20,845 million (US$643.3 million) compared to NT$26,784 million in 2015. The decrease in net cash provided by operating activities was primarily due to inflows from an increase in trade receivables and a decrease of net income, exclude non-cash transactions.

In 2015, net cash provided by operations was NT$26,784 million compared to NT$24,945 million in 2014. The increase in net cash provided by operating activities was primarily the result of the collection of overdue accounts receivables in 2015.

Net Cash Used in Investing Activities

In 2016, cash used in investing activities was NT$14,042 million (US$433.4 million) compared to NT$16,587 million in 2015. The decrease in net cash used in investing activities was primarily the result of an acquisition of investment in Yann Yuan Investment Co., Ltd. in 2015.

In 2015, cash used in investing activities was NT$16,587 million compared to NT$19,243 million in 2014. The decrease in net cash used in investing activities was primarily the result of decrease in capital expenditures.

Net Cash Provided by (Used in) Financing Activities

Net cash used in financing activities was NT$7,161 million (US$221.0 million) in 2016. In 2016, net cash used in financing activities reflected primarily the payment of stockholders’ dividends of NT$11,842 million (US$365.5 million), repayment of long-term loans of NT$4,229 million (US$130.5 million) and proceeds from long-term loans of NT$9,000 million (US$277.8 million).

Net cash used in financing activities was NT$15,096 million in 2015. In 2015, net cash used in financing activities reflected primarily the payment of stockholders’ dividends of NT$9,349 million and long-term loans of NT$8,236 million.

Net cash provided by financing activities was NT$7,292 million in 2014. In 2014, net cash provided in financing activities reflected primarily the issuance of convertible bonds of NT$12,089 million.

Capital Resources

We have made, and expected to continue to make, substantial capital expenditures in connection with the expansion of our equipment purchases and building improvements in Taichung, Hsinchu, Changhua and Suzhou. See “Item 4. Information on the Company—B. Business Overview—Capital Expenditures and Divestitures.” Our initial budget for capital expenditures for 2017 is approximately NT$15,500 million (US$478.4 million), which is mostly funded from our retained earnings and borrowings. We expect that our capital expenditures in 2017 will primarily consist of expanding our advanced packaging and testing capacity. We may adjust the amount of our capital expenditures upward or downward based on the progress of our capital projects, market conditions and our anticipation of future business outlook. As a result, we may need to invest in new capacity to improve our economies of scale and reduce our production cost, which would require us to raise additional capital. We cannot assure you that we will be able to raise additional capital should it become necessary on terms acceptable to us or at all. See “—Liquidity” above for details of the anticipated sources of funds to fulfill our commitments.

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Transactions with Related Parties

We have not extended any loans or credit to any of our directors or executive officers, and we have not provided guarantees for borrowings by any of these persons. We have not entered into any fee-paying contract with any of these persons to provide services not within the capacity of director or executive officer of our company.

We have, from time to time, purchased raw materials from, sold our manufacturing services to and engaged in other transactions with our affiliated companies. We believe that these transactions with related parties have been conducted either on arm’s-length terms or on terms more favorable to us than arm’s-length terms. See “Item 7. Major Shareholders and Related Party Transactions— B. Related Party Transactions.”

On June 30, 2016, we and ASE entered into a Joint Share Exchange Agreement. For details of this agreement, please see “Item 10. Additional Information—C. Material Contracts - Joint Share Exchange Agreement with ASE.”

Inflation

The inflation rate in Taiwan was 1.20% in 2014, -0.31% in 2015 and 1.40% in 2016. We do not believe that inflation in Taiwan has had a material impact on our results of operations.

Recent Accounting Pronouncements

IFRS 9 ‘Financial instruments,’ addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets, namely, amortised cost, fair value through other comprehensive income and fair value through profit and loss. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss, with the irrevocable option at inception to present changes in fair value in other comprehensive income not recycled to profit and loss. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities, there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the “hedged ratio” to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after January 1, 2018. Early adoption is permitted.

IFRS 15 ‘Revenue from contracts with customers’ deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognized when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard replaces IAS 18 ‘Revenue’ and IAS 11 ‘Construction contracts’ and related interpretations. The standard is effective for annual periods beginning on or after January 1, 2018. Earlier application is permitted.

IFRS 16, ‘Leases’ addresses the definition of a lease, recognition and measurement of leases and establishes principles for reporting useful information to users of financial statements about the leasing activities of both lessees and lessors. A key change arising from IFRS 16 is that most operating leases will be accounted for on balance sheet for lessees. The standard replaces IAS 17 ‘Leases’, and related interpretations. An entity shall apply IFRS 16 for annual periods beginning on or after 1 January, 2019 and earlier application is permitted subject to the entity adopting IFRS 15 ‘Revenue from contracts with customers’ at the same time.

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We are assessing the potential impact of the new rules on our financial statements. We will continue in evaluating the impact on its financial position and financial performance as a result of the initial adoption of the standards or interpretations. The related impact will be disclosed when we complete the evaluation.

C. Research and Development, Patents and Licenses, etc.

See “Item 4. Information on our Company — B. Business Overview — Research and Development” and “Item 4. Information on our Company — B. Business Overview — Intellectual Property.”

D. Trend Information

Please refer to “— A. Operating Results — Overview” for a discussion of the most significant recent trends in our production, sales and inventory, costs and selling prices since the end of 2016. In addition, please refer to discussions included in this Item for a discussion of known trends, uncertainties, demands, commitments or events that we believe are reasonably likely to have a material effect on our net sales or operating revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

E. Off-Balance Sheet Arrangements

As of December 31, 2016, we did not have any off-balance sheet arrangements.

F. Tabular Disclosure of Contractual Obligations

The following table sets forth our contractual obligations and commitments with definitive payment terms which will require significant cash outlays in the future as of December 31, 2016.

	Payments Due by Period
Contractual Obligations(1)	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
	(in NT$ millions)
Unsecured long-term loans(2)	18,342	3,502	8,507	6,333	—
Unsecured overseas convertible bonds	13,313	13,313	—	—	—
Short-term loans	2,741	2,741	—	—	—
Purchase obligations(3)	9,440	9,440	—	—	—
Operating leases(4)	1,235	141	177	159	758

Total contractual cash obligations	45,071	29,137	8,684	6,492	758

(1)	Excludes interest payments and loan arrangement fees.
(2)	The interest expenses for long-term loans are calculated based on floating interest rates.
(3)	Represents account payable and unpaid commitments for construction. These commitments were not recorded on our consolidated balance sheets as of December 31, 2016, as we have not received related goods or taken title of the property. See Note 33 to our consolidated financial statements included in this annual report. Total contractual amounts of buildings were approximately NT$2,920 million (US$90.1 million), of which NT$1,245 million (US$38.4 million) remained unpaid as of December 31, 2016.
(4)	Represents our obligations to make lease payments to use the equipment and the land on which our facilities are located, primarily in Hsinchu, Taiwan and California, U.S.A.

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In addition to the contractual obligations mentioned in the above table, other non-current liabilities recorded in our consolidated statement of financial position as of December 31, 2016 include NT$1,436 million (US$44.3 million) of pension plan obligations for which the timing and actual amount of funding required have not been determined. We expect to contribute NT$51 million (US$1.6 million) to the pension plan in 2017.

Item 6.	Directors, Senior Management and Employees

A. Directors and Senior Management

Pursuant to ROC Securities and Exchange Act, a public company is required to either establish an audit committee or to have supervisors. A public company’s audit committee should be composed of all of its independent directors but not less than three, of which at least one member should have accounting or related financial management expertise, and the relevant provisions under the ROC Securities and Exchange Act, the ROC Company Act and other laws applicable to the supervisors are also applicable to the audit committee.

Our audit committee, which is composed of all of our three independent directors, assumes the responsibilities of supervisors pursuant to the ROC Securities and Exchange Act.

Pursuant to the ROC Company Act, a person may serve as our director in his or her personal capacity or as the representative of another legal entity. A director who serves as the representative of a legal entity may be removed or replaced at any time at the discretion of that legal entity, and the replacement director may serve the remainder of the term of office of the replaced director. Of our nine current directors, one is a representative of Yang Fong Investment Co., Ltd.

The following table shows information regarding all of our directors and executive officers as of March 31, 2017. The business address of our directors and executive officers is the same as our registered address.

Name	Age	Position	Years with us	Principal Business Activities Performed Outside Our Company
Bough Lin	65	Chairman; Executive Vice President	33	Director of SPIL’s subsidiaries.
Chi-Wen Tsai	69	Vice Chairman; President	33	Director of SPIL’s subsidiaries.
Wen-Lung Lin	65	Director	12	Chairman of Ku-Ming Investment Co.
Yen-Chun Chang	62	Director; Senior Vice President; Chief Operating Officer	33	Director of SPIL’s subsidiary.
Randy Hsiao-Yu Lo	60	Director	19	President & CEO, Siliconware, USA, Inc.
Teresa Wang(1)	61	Director	7	Director of Unimicron Technology Corporation CFO of Phoenix Precision Technology
John Hsuan	65	Independent Director(2)	2

Representative of Chairman of D-Link Corporation

Chairman of Meridigen Biotech Co,, Ltd.

ChairmanChairman of Maxima Venture Capital I

Chairman of Maxima Venture Capital II

Chairman of Taiwan Memory Company

Independent Director of Wistron Corp.

Independent Director of Compal Electronics, Inc

Director of General Biologicals Corp.

Director of Clientron Corp.

Director of SoC Innovative Product Partnership

Director of Pacgen Biopharmaceuticals Corp.(Canada)

Tsai-Ding Lin	64	Independent Director(2)	2	Professor of Department of International Business, Tunghai University

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Name	Age	Position	Years with us	Principal Business Activities Performed Outside Our Company
William W. Sheng	57	Independent Director(2)	2

Professor of Department of Public Finance and Taxation of National Taichung University of Science and Technology

Independent Director of Advanced Lithium Electrochemistry (Cayman) Co., Ltd.

Independent Director of Episil-Precision Inc.

Independent Director of Epistar Corporation.

Supervisor of Elite Semiconductor Memory Technology Inc.

Kun-Yi Chien	61	Senior Vice President	28	None
Chien-Hua Chen	62	Vice President	18	None
Eric Wu	51	Vice President	16	None
C.S Hsiao	58	Vice President	30	None
John Yu	52	Vice President	25	None
Patrick Lin	60	Vice President	16	None
Eva Chen	59	Vice President; Chief Financial Officer	12	None
Ching-Yu Hsu	54	Vice President	29	None
River Gu	58	Vice President	29	None
David Tseng	54	Vice President	32	None
Rick Lee	52	Vice President	9	None
Michael Chang	55	Vice President	18	None

(1)	Representing Yang Fong Investment Co., Ltd.
(2)	Our independent directors’ independency complies with SEC’s and NASDAQ’s independency requirements.

Bough Lin is our chairman and executive vice president. He has been our director since August 1984. Mr. Lin is also currently a director of our subsidiaries, SPIL (B.V.I.) Holding Ltd. and Siliconware U.S.A., Inc., as our representative. He graduated from National Chiao Tung University in Taiwan in 1973 with a Bachelor’s degree in electronic physics and was also awarded an honorary Ph.D. from National Chiao Tung University in 2014.

Chi-Wen Tsai is our vice chairman and president. He has been our director since August 1984. Mr. Tsai is also a director of our subsidiaries, SPIL (Cayman) Holding Ltd., Siliconware Technology (Suzhou) Ltd. and Siliconware U.S.A., Inc., as our representative. He graduated from the National Taipei Institute of Technology in Taiwan in 1969 with a Bachelor’s degree in electrical engineering.

Wen-Lung Lin has been our director since June 2005. He graduated from Taichung Commercial College in Taiwan with a Bachelor’s degree. Mr. Lin is currently the chairman of Ku-Ming Investment Co.

Yen-Chun Chang is our senior vice president and chief operating officer. He has been our director since August 1984. He is also currently a director of our subsidiary, Siliconware Technology (Suzhou) Ltd. as our representative. Mr. Chang graduated from Nan Tai College in Taiwan in 1976 with a Bachelor’s degree in electronic engineering.

Randy Hsiao-Yu Lo has been our director since June 2011. He received a Ph.D. in chemical engineering from Purdue University in the United States. He previously served as the vice president of our Advanced Package R&D division. Mr. Lo is also currently the President and CEO of our subsidiary, Siliconware U.S.A., Inc.

Teresa Wang has been our director since June 2014. Ms. Wang is a director of Unimicron Technology Corporation. She received a Bachelor’s degree in accounting and statistics from Ming Chuang College in 1978.

John Hsuan has been our independent director and the chairperson of our Audit Committee and Compensation Committee since June 2014. Mr. Hsuan, who was formerly the president and chief executive officer of United Microelectronics Corporation, has a career spanning over 30 years in the semiconductor industry. He received a Bachelor’s degree in electronics engineering and an Honorary Ph.D. from National Chiao Tung University in Taiwan.

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Tsai-Ding Lin has been our independent director since June 2014. He received a Ph.D. in psychology from the University of Texas at Arlington in the United States. He is a professor in the department of international business in Tunghai University in Taiwan.

William W. Sheng has been our independent director since June 2014. He received a Ph.D. in accounting from Purdue University in the United States. He is a professor in the department of public finance and taxation in National Taichung University of Science and Technology in Taiwan.

Kun-Yi Chien is our senior vice president of Administration Management Center. He graduated from Tunghai University in Taiwan in 2009 with an EMBA.

Chien-Hua Chen is our vice president of Europe Sales/North America Customer Service. Before joining us, Mr. Chen was the general manager of Ling Sheng Co. He graduated from Arizona State University in the U.S.A. in 1984 with a Master’s degree in electrical engineering.

Eric Wu is our vice president of Operation Business Unit 6. Before joining us, Mr. Wu was the director in charge of test development division of Caesar Tech. Inc. He graduated from Chung Yuan Christian University in Taiwan in 1989 with a Bachelor’s degree in electronic engineering.

C.S Hsiao is our vice president of Research Development & Engineering Center. He graduated from Feng Chia University in Taiwan in 1982 with a Bachelor’s degree in chemical engineering.

John Yu is our vice president of Asia District Sales. He graduated from National Taiwan University of Science and Technology in Taiwan in 1992 with a Bachelor’s degree in industrial engineering and management.

Patrick Lin is our vice president of Operation Supporting Division. Before joining us, Mr. Lin was the director in charge of operation support of Orient Semiconductor Electronics. He graduated from Tamkang University in Taiwan in 1981 with a Bachelor’s degree in international trade.

Eva Chen has been our chief financial officer since 2005. She graduated from National Chung Cheng University in Taiwan in 2007 with a Master’s degree in accounting and information technology.

Ching-Yu Hsu is our vice president of Operation Business Unit 2. He graduated from Chin-Yi College of Technology in Taiwan in 1983 with a Bachelor’s degree in electronic engineering.

River Gu is our vice president of Operation Business Unit 1. He graduated from Feng Chia University in Taiwan in 1985 with a Bachelor’s degree in electronic engineering.

David Tseng is our vice president of Operation Business Unit 5. He graduated from Oriental Institute of Technology in Taiwan in 1983 with a Bachelor’s degree in electrical engineering.

Rick Lee is our vice president of Operation Business Unit 3. He graduated from Tunghai University in Taiwan in 1989 with a Bachelor’s degree in industrial engineering.

Michael Chang is our vice president of Operation Business Unit 6. He graduated from Chung Yuan Christian University in Taiwan in 1984 with a Bachelor’s degree in industrial engineering.

B. Compensation of Directors and Executive Officers

The aggregate compensation paid and in-kind benefits granted to our directors and executive officers in 2016 was NT$509 million (US$15.7 million).

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According to our articles of incorporation, compensation provided to our directors shall not exceed 1% of the balance of net income after the payment of income taxes, recovery of past losses and deduction of 10% as legal reserve. Pursuant to an amendment to the ROC Company Act in May 2015, director compensation is no longer considered as earnings distribution. Instead, a company shall stipulate in its articles of incorporation that a fixed amount or ratio of annual profit, after reserving the amount necessary to cover accumulated deficit, if any, be distributed as director compensation. The annual profit is defined as income before income tax, employee bonuses and director compensation. As required by this amendment to the ROC Company Act, our board of directors approved an amendment to our articles of incorporation in December 2015, to set aside 1% or less of our annual profit, after covering any accumulated deficit, as director compensation, and we determined the amount of director compensation in 2015 accordingly. The amended articles of incorporation had been approved by the stockholders in the meeting held on May 16, 2016.

C. Board Practices

All of our directors were elected on June 20, 2014 for a term of three years. Neither we nor any of our subsidiaries have entered into a contract with any of our directors by which our directors are expected to receive benefits upon termination of their employment.

Audit Committee

At the date of this annual report, we had three independent directors, John Hsuan, Tsai-Ding Lin and William W. Sheng, to form our audit committee. We require our audit committee members to be financially literate with accounting or related financial management expertise in accordance with the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our audit committee charter is in accordance with Rule 10A-3 of the Exchange Act and NASDAQ Listing Rule 5605(b). We have been in compliance with the requirements thereunder since July 27, 2005.

Compensation Committee

We currently follow the practice under the ROC Securities and Exchange Act, as amended on November 24, 2010, which requires all publicly listed companies in the ROC, including our company, to establish a compensation committee for director and executive compensation, which includes salary, stock options and other rewards. The current members of our compensation committee are our independent directors, John Hsuan, Tsai-Ding Lin and William W. Sheng.

Differences between NASDAQ Corporate Governance Requirements and Home Country Practices

See “Item 16G.—Corporate Governance.”

D. Employees

As of December 31, 2014, 2015 and 2016, we, together with our subsidiaries, had 23,611, 23,851 and 24,353 full-time employees, respectively. Of these employees, as of December 31, 2016, 20,790 were located in Taiwan, 3,501 were located in the PRC, and 62 were located in the United States. Employee salaries are reviewed once or twice a year. Salaries are adjusted based on industry standards, inflation and individual performance. As an incentive, additional bonuses in cash may be paid at the discretion of the management based on the performance of individuals. In addition, ROC law requires that employees be given preemptive rights to subscribe to between 10% and 15% of any of our rights issues or share offerings.

According to ROC Labor Pension Act effective since July 1, 2005, we contribute 6% of our employees’ monthly salaries to the Bureau of Labor Insurance for those employees who choose to participate in the “portable” pension schemes. For our employees who choose to apply for the pension mechanism under the Labor Standards Act, we contribute 2% of their monthly salaries to the Workers’ Retirement Reserve Funds maintained by the Bank of Taiwan. Before year end, we review the funding level of the Retirement Funds. If the balance is less than the accrued retirement benefit for employees who are eligible to retire within a year, the shortfall will be made up before March of the following year and submit to companies’ Supervisory Committee of Labor Retirement Fund.

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We accrued employee compensation of NT$1,271 million (US$39.2 million) in 2016. Previously, employee bonuses were considered part of our earnings distribution under our articles of incorporation. Pursuant to an amendment to the ROC Company Act in May 2015, employee bonuses are no longer considered as earnings distribution. Instead, a company shall stipulate in its articles of incorporation a fixed amount or ratio of annual profit, after reserving the amount necessary to cover accumulated deficit, if any, to distribution as employee compensation. The annual profit is defined as income before income tax, employee and director compensation. As required by this amendment to the ROC Company Act, our board of directors approved an amendment to our articles of incorporation in December 2015, to set aside 10% of our annual profit, after covering any accumulated deficit, as employee compensation, and we determined the amount of employee compensation in 2015 accordingly. The amended Articles of Incorporation had been approved by the stockholders in the meeting held on May 16, 2016.

We do not have any collective bargaining arrangement with our employees, and we have never experienced a work stoppage caused by our employees. We believe we have good relations with our employees. We have a labor union since 2016.

E. Share Ownership

Each of our directors and executive officers holds our shares either directly for their own account or indirectly as the representative of another legal entity on our board of directors. The following table sets forth the share ownership of our directors and executive officers as of March 31, 2017.

Name	Number of Shares Owned	Percentage of Shares Owned
Bough Lin	64,674,075	2.08%
Chi-Wen Tsai	24,775,555	*
Wen-Lung Lin	13,154,751	*
Yen-Chun Chang	6,663,417	*
Randy Hsiao-Yu Lo	472	*
Teresa Wang(1)	6,200,000	*
John Hsuan	0	*
Tsai-Ding Lin	0	*
William W. Sheng	0	*
Kun-Yi Chien	290,029	*
Chien-Hua Chen	0	*
C.S Hsiao	90,408	*
John Yu	219,894	*
Eric Wu	32,737	*
Ching-Yu Hsu	0	*
Patrick Lin	125,039	*
Eva Chen	600,164	*
River Gu	21,000	*
David Tseng	0	*
Rick Lee	0	*
Michael Chang	560	*

*	Less than 1%.
(1)	Represents shares held by Yang Fong Investment Co., Ltd.

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Item 7.	Major Shareholders and Related Party Transactions

A. Major Shareholders

The following table presents information known to us concerning the record ownership of our shares as of July 22, 2014, September 16, 2015 and July 1, 2016 (our most recent record date) (i) the ten largest shareholders of our company as of such record date and (ii) all directors, supervisors and executive officers as a group.

	July 22, 2014				September 16, 2015				July 1, 2016(1)
Name of beneficial owner	Number of Shares Owned		Percentage of Shares Owned		Number of Shares Owned		Percentage of Shares Owned		Number of Shares Owned		Percentage of Shares Owned
Advanced Semiconductor Engineering, Inc.(2)	*		*		*		*		988,847,740		31.73%
Depositary(3)	267,014,365		8.57%		291,590,180		9.36%		214,738,715		6.89%
Chih Sheng Investment Co., Ltd.	*		*		*		*		107,774,000		3.46%
Shih Kai Investment Co., Ltd.	*		*		*		*		106,700,000		3.42%
Shin Kong Life Insurance Company Ltd.	*		*		61,032,000		1.96%		80,186,249		2.57%
Government of Singapore	56,689,463		1.82%		90,452,133		2.90%		73,785,778		2.37%
Chunghwa Post Co.,Ltd.	*		*		55,269,000		1.77%		69,747,000		2.24%
Bough Lin.	68,674,075		2.20%		78,674,075		2.52%		64,674,075		2.08%
Ku-Ming Investment Company Ltd(4)	56,112,878		1.80%		65,190,878		2.09%		55,690,878		1.79%
Yann Yuan Investment Co., Ltd.	*		*		*		*		45,900,000		1.47%
Directors and Supervisors as a group(5)	150,888,270	(6)	4.84	%(6)	115,468,270	(7)	3.71	%(7)	115,468,270	(8)	3.71	%(8)

*	Was not one of the ten largest shareholders of our company as of the applicable record date.
(1)	Our most recent record date.
(2)	As of this date, Advanced Semiconductor Engineering, Inc. also owned 9,690,452 ADSs that represented 48,452,260 of our shares representing 1.56% of our share capital. Thus, Advanced Semiconductor Engineering, Inc. owned 33.29% of our issued and outstanding share capital.
(3)	As record owner of our ADSs. Before January 6, 2015, Citibank, N.A. acted as depositary. With effect from January 6, 2015, JPMorgan Chase Bank, N.A. is acting as depositary.
(4)	Wen-Lung Lin is the chairman of Ku-Ming Investment Company Ltd.
(5)	Calculated as the sum of: (a) with respect to directors and supervisors who are serving in their personal capacity, the number of shares held by such director or supervisor and (b) with respect to directors who are serving in the capacity as legal representatives, the number of shares owned by such institutional or corporate shareholder for which such director is a legal representative.
(6)	As of March 31, 2015.
(7)	As of March 31, 2016.
(8)	As of March 31, 2017.

Except for holders of our ADSs, none of our major shareholders have different voting rights from those of other shareholders.

As of March 31, 2017, a total of 37,455,112 ADSs and 3,116,361,139 of our shares (including the shares represented by these ADSs) were outstanding. With certain limited exceptions, holders of common shares that are not ROC persons are required to hold these commons shares through a brokerage or custodial account in the ROC. As of March 31, 2017, 187,275,560 common shares were registered in the name of a nominee of JPMorgan Chase Bank, N.A., the depositary of our ADS facility. JPMorgan Chase Bank, N.A. has advised us that as of March 31, 2017, 37,455,112 ADSs, representing 187,275,560 common shares, were held of record by Cede & Co. and 14 other registered shareholders. We have no further information as to common shares held, or beneficially owned, by U.S. persons.

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None of our major shareholders have different voting rights from those of other shareholders.

B. Related Party Transactions

We from time to time have engaged in a variety of transactions with our affiliates. We conduct transactions with our affiliates on terms substantially as favorable to us as would be obtainable at the time in a comparable arm’s-length transaction with non-affiliates. We did not engage in any material related party transaction in 2016, other than (i) on June 30, 2016, we and ASE entered into a Joint Share Exchange Agreement and (ii) in August 2016, we sold 57,810,000 shares of Hsieh Yong Capital Co., Ltd. to Yann Yuan Investment Co., Ltd., in which we own a 33.33% equity interest, for NT$377 million (US$11.6 million) in order to simplify our investment portfolios and consolidate our non-core business investments. For details of the Joint Share Exchange Agreement, please see “Item 10. Additional Information—C. Material Contracts - Joint Share Exchange Agreement with ASE.”

C. Interests of Experts and Counsel

Not applicable.

Item 8.	Financial Information

A. Consolidated Statements and Other Financial Information

Please refer to Item 18 for a list of all financial statements filed as part of this annual report on Form 20-F.

Litigation

See “Item 4. Information on the Company—B. Business Overview—Litigation.”

Dividend Policy and Distributions

For our policy on dividend distributions, see “Item 10. Additional Information — Memorandum and Articles of Association — Dividends and Distributions.” The following table sets forth the stock dividends per share and total number of shares issued as stock dividend adopted by the annual shareholders’ meeting and shares outstanding at the end of each such year, except as otherwise noted.

	Cash Dividend per share		Stock Dividend per share(1)	Total Number of Shares Issued as Stock Dividend(2)	Outstanding Shares at Year End
	(NT$)		(NT$)
1996	0		6.00	168,400,800	457,800,000
1997	0		4.00	183,120,000	654,200,000
1998	0		3.60	235,512,000	904,162,000
1999	0		2.30	207,957,260	1,127,092,402
2000	0		1.40	157,793,537	1,449,882,870
2001	0		1.45	235,421,212	1,852,761,683
2002(3)	0		0	—	1,853,668,683
2003(4)	0		0	—	1,876,625,683
2004	0.35		1.00	189,447,578	2,105,073,060
2005	0.75		0.80	168,889,805	2,328,919,337
2006	1.73		1.00	241,014,905	2,887,757,426
2007	3.40		0.20	58,672,538	3,073,424,534
2008	4.50		0.10	30,746,975	3,152,589,871
2009	1.80		0	0	3,116,361,139
2010	2.58		0	0	3,116,361,139
2011	1.62		0	0	3,078,319,139
2012	1.42		0	0	3,078,319,139
2013	1.67	(5)	0	0	3,116,361,139
2014	1.80		0	0	3,116,361,139

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	Cash Dividend per share		Stock Dividend per share(1)	Total Number of Shares Issued as Stock Dividend(2)	Outstanding Shares at Year End
	(NT$)		(NT$)
2015	3.00		0	0	3,116,361,139
2016	3.80	(6)	0	0	3,116,361,139

(1)	Our stock dividend is declared in NT dollar amount per share. The number of shares received by a shareholder equals to the NT dollar amount per share of dividend declared multiplied by the number of shares owned by the shareholder and divided by the par value of NT$10 per share.
(2)	Total number of shares issued as stock dividends include shares issued from retained earnings and from capital reserve.
(3)	We did not declare a dividend in 2002 because we incurred a net loss in 2001.
(4)	We did not declare a dividend in 2003 because our shareholders did not resolve to declare such dividend, even though we generated net income in 2002.
(5)	Of which NT$0.30 per share is from our capital reserve and NT$1.37 per share is from earnings distribution.
(6) Of	which NT$1.0 per share is from our capital reserve and NT$2.80 per share is from earnings distribution.

B. Significant Change

Our net operating revenues on a consolidated basis for the three months ended March 31, 2017 amounted to NT$19,552 million. Our net operating revenues for the first three months of 2017 are not indicative of our financial performance on either an unconsolidated or a consolidated basis for the remaining months of 2017. In addition, we cannot predict whether the demand for our services will continue to improve in the near future.

C. Other Matters

In the section of Audit Report of Independent Accountants contained in our financial statements, or the 2016 Financial Statements, prepared under Taiwan IFRS for and as of the years ended December 31, 2015 and 2016 published in Taiwan on March 1, 2017, our accountants were required under auditing standards generally accepted in the Republic of China and the Rules Governing the Examination of Financial Statements by Certified Public Accountants to assess certain key audit matters that, in our accountants’ professional judgment, were of most significance in their audit of our and subsidiaries’ consolidated financial statements for the current period. These matters were addressed in the context of our accountants’ audit of the consolidated financial statements as a whole and, in forming their opinion thereon, they do not provide a separate opinion on these matters. The key audit matters identified by our accountants and addressed in the 2016 Financial Statements include (1) revenue recognition and (2) fair value valuation of derivatives. Please refer to the 2016 Financial Statements, which are available for inspection on our website at www.spil.com.tw for a complete description of such key audit matters.

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Item 9.	The Offer and Listing

A. Offer and Listing Details

Market Price Information for Our Shares

Our shares have been listed on the Taiwan Stock Exchange since April 7, 1993. The table below shows, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the Taiwan Stock Exchange for our shares and the highest and lowest of the daily closing values of the Taiwan Stock Exchange Index.

	Closing Price for Each Share(1)		Average Daily	Taiwan Stock Exchange Index
Period	High	Low	Trading Volume	High	Low
	NT$	NT$	(in thousands of shares)
2012	36.50	26.80	8,535	8,144.04	6,894.66
2013	39.00	30.20	9,511	8,623.43	7,616.64
2014	55.30	35.40	14,883	9,569.17	8,264.48
2015	56.20	33.10	15,660	9,973.12	7,410.34
First Quarter	56.20	47.20	13,696	9,758.09	9,048.34
Second Quarter	52.40	45.00	12,930	9,973.12	9,189.83
Third Quarter	47.45	33.10	24,193	9,379.24	7,410.34
Fourth Quarter	52.40	39.65	11,614	8,857.02	8,040.16
2016	53.40	43.30	7,816	9,392.68	7,664.01
First Quarter	52.70	48.35	14,607	8,812.70	7,664.01
Second Quarter	53.40	43.30	10,847	8,716.25	8,053.69
Third Quarter	48.55	46.30	3,454	9,284.62	8,575.75
Fourth Quarter	48.60	46.00	3,152	9,392.68	8,931.03
October	47.75	47.10	1,642	9,385.65	9,165.17
November	48.60	46.00	5,444	9,272.70	8,931.03
December	48.25	46.65	2,232	9,392.68	9,078.64
2017 (through March 31)	49.90	47.25	2,362	9,972.49	9,272.88
First Quarter	49.90	47.25	2,362	9,972.49	9,272.88
January	48.10	47.35	1,661	9,447.95	9,272.88
February	49.00	47.25	2,650	9,799.76	9,428.97
March	49.90	48.10	2,623	9,972.49	9,627.89

        Sources: Taiwan Stock Exchange Statistical Data 1999-2017, Taiwan Stock Exchange and Bloomberg.

(1)	As reported.

There is no public market outside U.S. and Taiwan for our shares. The Taiwan Stock Exchange has experienced significant fluctuations in the prices of listed securities and there are currently limits on the range of daily price movements.

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Market Price Information for Our American Depositary Shares

Our ADSs have been listed on the NASDAQ Stock Market’s National Market since June 7, 2000. The table below shows, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the NASDAQ Stock Market’s National Market.

	Closing Price for Each ADS(1)		Average Daily
Period	High	Low	Trading Volume
	US$	US$
2012	6.04	4.52	969,389
2013	6.50	5.06	620,944
2014	8.88	5.62	703,991
2015	9.09	5.06	1,040,034
First Quarter	9.09	7.46	1,289,538
Second Quarter	8.49	7.30	863,011
Third Quarter	7.55	5.06	1,232,356
Fourth Quarter	8.05	6.16	784,161
2016	8.27	6.62	491,043
First Quarter	8.21	7.16	1,046,311
Second Quarter	8.27	6.62	534,357
Third Quarter	7.68	7.19	204,102
Fourth Quarter	7.57	7.13	201,584
October	7.52	7.33	227,138
November	7.56	7.13	221,824
December	7.57	7.13	155,790
2017 (through March 31)	8.13	7.24	141,866
First Quarter	8.13	7.24	141,866
January	7.60	7.24	162,490
February	7.97	7.63	122,784
March	8.13	7.69	139,696

Source: NASDAQ Stock Exchange.

(1)	As reported.

B. Plan of Distribution.

Not applicable.

C. Markets

Our shares are listed on the Taiwan Stock Exchange and our ADSs are quoted on the NASDAQ National Market.

D. Selling Shareholders

Not applicable.

E. Dilution

Not applicable.

F. Expenses of the Issue

Not applicable.

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Item 10.	Additional Information

A. Share Capital

Not applicable.

B. Memorandum and Articles of Association

The following statements summarize the material elements of our capital structure and the more important rights and privileges of our shareholders conferred by Taiwan law and our articles of incorporation.

Objects and Purpose

The scope of business of our company as set forth in Article 2 of our articles of incorporation includes:

(a) The production, processing and purchase and sale of products, including IC, transistors, light emitting diode digital displays, light emitting diode display lamps, liquid crystal clock cores, photo diodes, hybrid circuits, thin film circuits and thick film circuits; and

(b) The import and export of the products mentioned in the preceding paragraph.

Directors

The ROC Company Act and our articles of incorporation provide that our board of directors is elected by shareholders and is responsible for the management of our services. Our board of directors is composed of nine directors. The Chairman of our board is elected by our directors. The Chairman presides at all meetings of our board of directors and also has the authority to represent us. The term of office for our directors is three years and our directors are elected by our shareholders by means of cumulative voting. The last election for all the directors was held in June 2014. Our board is required by the ROC Company Act, the Securities and Exchange Act and other relevant laws and regulations to consist of at least three independent directors, comprising not less than 20% of the total number of directors. A person may serve as our director in his personal capacity or as the representative of one of our shareholder entities. A director who serves as the representative of a legal entity may be removed or replaced at any time, and the replacement director may serve the remainder of the term of office of the replaced director. Currently, one of our directors is a representative of a legal entity, as shown in “Item 6 – Directors, Senior Management and Employees—A. Directors and Senior Management.” Our audit committee consists of three independent directors, John Hsuan, Tsai-Ding Lin and William W. Sheng. In order to facilitate the function of our board of directors, our audit committee and board of directors have established procedures for handling complaints pursuant to Rule 10A-3(b)(3) under the Exchange Act and have established a means for communicating with the non-management members of our board of directors.

According to the ROC Company Act, a director who has a personal interest in a matter to be discussed at the meeting of the board of directors, the outcome of which may impair the company’s interests, shall abstain from voting on such matter. Our articles of incorporation also provide that the traveling expenses for all directors shall be determined at the board of directors’ meeting based on common practice regardless of the profit or loss to our company. In addition, according to our articles of incorporation, we should distribute no more than 1% of the balance of our earnings after deduction of payment of all taxes and dues, deduction of any past losses and allocation of 10% of our net income as a legal reserve as compensation to directors. As required by an amendment to the ROC Company Act in May 2015, our board of directors approved an amendment to our articles of incorporation in December 2015, to set aside 1% or less of our annual profit, after covering any accumulated deficit, as director compensation. The amended Articles of Incorporation 2016 had been approved by the stockholders in the meeting held on May 16, 2016. Our board of directors is authorized to determine the compensation for directors by taking into consideration their respective contributions to our company as well as international industry practice. Our articles of incorporation do not impose a mandatory retirement age limit for our directors. Furthermore, our articles of incorporation do not impose a shareholding qualification for each director; however, our articles of incorporation require that our directors hold our issued shares at the ratios as required by the regulatory authority.

Shares

As of March 31, 2017, our authorized share capital was NT$36.0 billion, divided into 3.6 billion shares, of which NT$31.16 billion was issued. As of March 31, 2017, no option rights remained outstanding. Other than our shares and ADSs, we do not have any other equity interests outstanding, including any preferential subscription rights, exchangeable debt securities or warrants as of March 31, 2017. All shares presently issued are fully paid and in registered form, and existing shareholders are not obligated to contribute additional capital. The shares underlying the ADSs are fully paid, in registered form and will not be obligated by any capital calls. We generally are not permitted to directly acquire our shares, except under limited circumstances as permitted by ROC law.

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In October 2014, we issued US$400 million unsecured zero coupon convertible bonds due 2019 to procure foreign currency-denominated raw materials and repay long-term debt. The bonds are convertible by holders at any time until 10 days before maturity. The current conversion price is NT$45.7579 per common share. As of March 31, 2017, none of the bonds has been converted into our common shares, and the balance of the outstanding bonds was US$400 million. Upon full conversion, the outstanding bonds would be converted to 265,676,528 common shares if based on the current conversion price, representing approximately 8.5% of our outstanding shares as of March 31, 2017. See “Item 3. Key Information – D. Risk Factors – Risks Related to Ownership of Our Shares or ADSs – Our ADS holders may experience dilution if we distribute rights to our shareholders or sell additional equity or equity-linked securities.”

New Shares and Preemptive Rights

New shares may only be issued with the prior approval of our board of directors. If our issuance of any new shares will result in any change in our authorized share capital, we are required under ROC law to amend our articles of incorporation and obtain approval of our shareholders in a shareholders’ meeting. We must also obtain the approval of, or submit a registration with, the ROC SFB and the Ministry of Economic Affairs. According to the ROC Company Act, when a company issues capital stock for cash, 10% to 15% of the issue must be offered to its employees. In addition, if a listed company intends to offer new shares for cash, at least 10% of the issue must also be offered to the public pursuant to the Securities and Exchange Law. This percentage can be increased by a resolution passed at a shareholders’ meeting, which will reduce the number of new shares in which existing shareholders may have preemptive rights. Unless the percentage of the shares offered to the public is increased by a resolution, existing shareholders of the company have a preemptive right to acquire the remaining 75% to 80% of the issue in proportion to their existing shareholdings.

Shareholders

We only recognize persons registered in our register as our shareholders. We may set a record date and close our register of shareholders for specified periods to determine which shareholders are entitled to various rights pertaining to our shares.

Transfer of Shares

Under the ROC Company Act, a public company, such as us, may issue individual share certificates, one master certificate or scripless shares to evidence common shares. Shares in registered form are transferred by endorsement and delivery of the related share certificates. Transferees must have their names and addresses registered on our register in order to assert shareholders’ rights against us. Our shareholders are required to file their respective specimen seals with our share registrar, CTBC Bank.

Shareholders’ Meetings

We are required to hold an annual ordinary shareholders’ meeting once every fiscal year and within six months after the end of each fiscal year. Our board of directors may convene an extraordinary meeting whenever the directors think fit, and they must do so if requested in writing by shareholders holding not less than 3% of our paid-in share capital who have held these shares for more than a year. At least 15 days advance written notice must be given of every extraordinary shareholders’ meeting and at least 30 days advance written notice must be given of every annual ordinary shareholders’ meeting. Unless otherwise required by law or by our articles of incorporation, voting for an ordinary resolution requires an affirmative vote of a simple majority of those present. A distribution of cash dividends would be an example of an ordinary resolution. The ROC Company Act also provides that in order to approve certain major corporate actions, including but not limited to any amendment of our articles of incorporation, dissolution, merger or spin-off, the transfer of the whole or major part of the business or assets, removing directors or the distribution of any stock dividend, a special resolution may be adopted by the holders of at least two-thirds of our shares represented at a meeting of shareholders at which holders of at least a majority of our issued and outstanding shares are present. However, if we are the controlling company and hold not less than 90% of our subordinate company’s outstanding shares, our merger with the subordinate company can be approved by a board resolution adopted by majority consent at a meeting with two-thirds of our directors present without shareholders’ approval.

Voting Rights

Except for treasury shares, each share is generally entitled to one vote. Except as otherwise provided for by law or by our articles of incorporation, a resolution can be adopted by the holders of a simple majority of the total issued and outstanding shares represented at a shareholders’ meeting. The quorum for a shareholders’ meeting to discuss the ordinary resolutions is a majority of the total issued and outstanding shares. The election of directors by our shareholders may be conducted by means of cumulative voting or other voting mechanisms adopted in our articles of incorporation. In all other matters, a shareholder must cast all his votes in the same manner when voting on any of these matters.

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Our shareholders may be represented at an ordinary or extraordinary shareholders’ meeting by proxy if a valid proxy form is delivered to us five days before the commencement of the ordinary or extraordinary shareholders’ meeting. Voting rights attached to our shares exercised by our shareholders’ proxy are subject to the proxy regulation promulgated by the ROC SFB.

Any shareholder who has a personal interest in a matter to be discussed at our shareholders’ meeting, the outcome of which may impair our interests, shall not vote or exercise voting rights on behalf of another shareholder on such matter.

Any holder of our ADSs generally will not be able to exercise voting rights on the shares underlying its holding of ADSs on an individual basis.

Dividends and Distributions

We may distribute dividends in any year in which we have current or retained earnings (excluding reserves). Before distributing a dividend to shareholders, we must recover any past losses, pay all outstanding taxes and set aside a legal reserve equivalent to 10% of our net income until our legal reserve equals our paid-in capital.

At the shareholders’ annual ordinary meeting, our board of directors submits to the shareholders for their approval proposals for the distribution of a dividend or the making of any other distribution to shareholders from our net retained earnings or reserves. Dividends are paid to shareholders proportionately. Dividends may be distributed either in cash or in shares or a combination of cash and shares, as determined by the shareholders at such meeting. Distribution of stock dividends requires approvals from the ROC SFB and the Ministry of Economic Affairs, as necessary.

Our articles of incorporation provide that our earnings after payment of all income taxes and deduction of any past losses shall be distributed as follows:

•	allocation of 10% of our net income as legal reserve; and

•	payment of no more than 1% of the balance after deducting the 10% legal reserve as compensation to our directors. The remaining amount may be distributed or reserved in a ratio of 10% and 90%, respectively, to our employees as their bonuses and to our shareholders as their dividends.

Pursuant to an amendment to the ROC Company Act in May 2015, director compensation and employee bonuses are no longer qualified for earnings distribution. To reflect this change and as required by this amendment to the ROC Company Act, our board of directors approved an amendment to our articles of incorporation in December 2015. The amended Articles of Incorporation had been approved by the stockholders in the meeting held on May 16, 2016.

For dividend distributions, the surplus dividend policy will be adopted based on the future operational planning, business development, capital expenditure budget and requirement of capital fund.

Distribution of dividends may be made by cash dividends or by stock dividends, provided that the percentage of cash dividends shall exceed 50% of total distributed dividends, and the plan of distribution shall be proposed by the Board of Directors and shall be implemented after the distribution plan is approved by our shareholders’ meetings.

In addition to permitting dividends to be paid out of net income, we are permitted under the ROC Company Act to make distributions to our shareholders of additional shares by capitalizing reserves, including the legal reserve and capital surplus of premiums from issuing stock and earnings from gifts received if we do not have losses. However, the amount of legal reserve that may be used to distribute cash dividends shall be limited to the portion of the reserve balance that exceeds 25% of capital stock.

Acquisition of Our Shares by Us

An ROC company may not acquire its own common shares except under certain exceptions provided in the ROC Company Act or the ROC Securities and Exchange Law.

Under the Securities and Exchange Law, we may, by a board resolution adopted by majority consent at a meeting with two-thirds of our directors’ presence, purchase up to 10% of our issued shares on the Taiwan Stock Exchange or by a tender offer, in accordance with the procedures prescribed by the ROC SFB, for the following purposes:

•	to transfer shares to our employees;

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•	to transfer upon conversion of bonds with warrants, preferred shares with warrants, convertible bonds, convertible preferred shares or certificates of warrants issued by us; and

•	if necessary, to maintain our credit and our shareholders’ interests; provided that the shares so purchased shall be cancelled thereafter.

In addition, we may not spend more than the aggregate amount of the retained earnings, the premium from issuing stock and the realized portion of the capital reserve to purchase our shares.

We may not pledge or hypothecate any purchased shares. In addition, we may not exercise any shareholders’ rights attaching to such shares. In the event that we purchase our shares on the Taiwan Stock Exchange, our affiliates, directors, managers and their respective spouses and minor children and/or nominees are prohibited from selling any of our shares during the period in which we purchase our shares.

Liquidation Rights

In the event of our liquidation, the assets remaining after payment of all debts, liquidation expenses, taxes and distributions to holders of preferred shares, if any, will be distributed pro rata to our shareholders in accordance with the ROC Company Act.

Other Rights of Shareholders

Under the ROC Company Act, dissenting shareholders are entitled to appraisal rights in the event of a spin-off or a merger and various other major corporate actions. Dissenting shareholders may request us to redeem all their shares at a fair price to be determined by mutual agreement. If no agreement can be reached, the valuation will be determined by a court. Subject to applicable law, dissenting shareholders may, among other things, exercise their appraisal rights by notifying us before the related shareholders’ meeting and /or by raising and registering their dissent at the shareholders’ meeting.

One or more shareholders who have held more than 3% of the issued and outstanding shares for more than one year may require our board of directors to call an extraordinary shareholders’ meeting by sending a written request to our board of directors.

In addition, the ROC Company Act allows shareholders holding 1% or more of the total issued shares of a company to submit, during the period of ten days or more prescribed by the company, one proposal in writing containing no more than three hundred Chinese characters for discussion at the annual ordinary shareholders’ meeting.

Voting of Deposited Securities

A holder may direct the exercise of voting rights regarding the shares represented by the ADSs only pursuant to the deposit agreement as described below and applicable ROC law. See “Risk factors—Holders of our ADSs will not have the same voting rights as the holders of our shares, which may affect the value of your investment.”

Except as described below, a holder generally will not be able to exercise voting rights attaching to the shares on an individual basis. According to the ROC Company Act, a shareholder’s voting rights must, as to all matters brought to a vote of shareholders, other than the election of directors, be exercised as to all shares held by the shareholder in the same manner. Accordingly, the voting rights of the shares represented by ADSs must be exercised collectively in the same manner, except in the case of an election of directors, which may be conducted by means of cumulative voting or other mechanisms adopted in our articles of incorporation. Pursuant to ROC Company Act and our articles of incorporation, the election of directors is by means of cumulative voting.

By accepting and continuing to hold ADSs or any interest therein, a holder will authorize and direct the depositary to appoint our chairman or the chairman’s designee as his representative to exercise the voting rights attaching to the shares underlying the ADSs.

Once notified of a shareholders’ meeting, the depositary will, subject to the terms of the deposit agreement, fix a record date for determining the owners entitled to receive information about this meeting. The depositary will mail to the owners:

•	the notice of the meeting sent by us; and

•	a statement that the owners will be entitled to instruct the depositary or its nominee as to the exercise of the voting rights.

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If the depositary timely receives voting instructions from holders of at least 51% of the outstanding ADSs to vote in the same manner on a resolution, including election of directors, the depositary will cause all of the shares underlying the outstanding ADSs to be voted in the manner instructed. If for any reason, other than our failure to provide timely notice to the depositary of a shareholders’ meeting, the depositary does not receive timely instructions from holders of at least 51% of all ADSs outstanding to vote in the same manner on a resolution, including a resolution for the election of directors, the holders of all ADSs outstanding shall be deemed, subject to our satisfying the applicable requirements of the deposit agreement, to have authorized and directed the depositary to give a discretionary proxy to the chairman of our board of directors, or the chairman’s designee, to vote the shares on deposit in respect of their ADSs in his discretion, which may not be in the interest of the holders of ADSs.

An ADS holder will not be able to exercise cumulative voting rights on an individual basis in the elections of directors under the deposit agreement. This means that if at least 51% of the votes represented by outstanding ADSs are cast for a particular director for a particular open position in an election, the depositary shall, subject to the terms of the deposit agreement, cause all of the shares underlying the outstanding ADSs to be voted in favor of the director.

By accepting and continuing to hold ADSs or any interest therein, a holder will be deemed to have agreed to the voting provisions set forth in the deposit agreement, as such provisions may be amended from time to time to comply with applicable ROC law.

There can be no assurance that a holder will receive notice of shareholders’ meetings sufficiently prior to the date established by the depositary for receipt of instructions to enable him to give timely voting instructions.

C. Material Contracts

Share Subscription Agreement with Tsinghua Unigroup Ltd.

In connection with our strategic alliance with Unigroup, we and Unigroup entered into a Share Subscription Agreement in December 2015, pursuant to which Unigroup agreed to subscribe for 1,033 million of our newly issued common shares, which represented approximately 24.9% of our issued and outstanding share capital, at NT$55 per share. The transaction was subject to closing conditions, including shareholder and regulatory approval. On April 28, 2016, upon consideration of subjective and objective factors of the Company and Unigroup, our board of directors resolved to terminate this agreement.

Joint Share Exchange Agreement with ASE

On June 30, 2016, we and ASE entered into the Joint Share Exchange Agreement. Under the terms of the Joint Share Exchange Agreement, it is expected that ASE will incorporate HoldCo, a holding company, which will (i) purchase our outstanding shares in cash and (ii) issue new shares to the ASE Shareholders in exchange for the shares of ASE. HoldCo will be a company incorporated in Taiwan which, upon the Effective Time, will be beneficially owned by the ASE Shareholders. If the Share Purchase is completed, we will continue our operations as a privately held company and will be beneficially owned by HoldCo. As the result of the Share Purchase, our ADSs will no longer be listed on the NASDAQ and the American depositary shares program for the ADSs will terminate.

Below is a summary of certain provisions of the Joint Share Exchange Agreement. The summary is qualified in its entirety by reference to the Joint Share Exchange Agreement itself, which is the legal document governing the Share Purchase. For more information, see “Item 4 – Information on the Company — A. History and Development of the Company — the Share Purchase Transaction.”

Structure of the Share Purchase

Pursuant to the Joint Share Exchange Agreement, all of the issued and outstanding shares of our company and ASE will be transferred to a newly formed holding company, HoldCo, incorporated by ASE. HoldCo will issue new shares to ASE shareholders and pay the cash consideration to our shareholders, each as described below. At the Effective Time, we and ASE will become wholly owned subsidiaries of HoldCo, retaining their respective legal personalities, and we will cease to be a publicly traded company.

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Directors and Officers of the Company

Upon completion of the Share Purchase, the directors of our company will continue to serve as directors for their respective terms, and ASE has undertaken to reelect or appoint the directors whose terms end in June 2017, if they have not been found to violate their respective fiduciary duties. Our chairman (being Mr. Bough Lin or his successor) and president (being Mr. Chi-Wen Tsai or his successor) are expected to serve as directors of the HoldCo. The directors of our company are also authorized to retain the executive officers of our company as long as the fiduciary duties of the directors can be discharged.

Consideration

At the closing of the Share Purchase: (i) each issued Share immediately prior to the closing of the Share Purchase (including our treasury shares), will automatically be transferred to HoldCo and converted into the right to receive the NT$51.2, or the Per Share Consideration, which represents NT$55.0, the original per share consideration under the Joint Share Exchange Agreement, minus a cash dividend and a return of capital reserve of NT$3.8 per share distributed by us on July 1, 2016; and (ii) each ADS issued and outstanding immediately prior to the closing of the Share Purchase, will be surrendered and converted into the right to receive the NT$256 (representing five times the Per Share Consideration).

Treatment of the Bonds

If any of the convertible bonds have not been redeemed or repurchased by us and cancelled or converted by holders of the bonds prior to the Effective Time, ASE and HoldCo jointly warrant to us that HoldCo, as co-obligors with us pursuant to a supplemental indenture to be entered into among us, HoldCo and the trustee of the bonds, will pay the Final Per Share Consideration (subject to additional adjustments according to the terms of the Joint Share Exchange Agreement and applicable laws) to such holders of the bonds for each Share they are entitled to receive if they exercise their conversion rights after the Effective Time.

Adjustments to the Consideration

The Original Per Share Consideration and the Original Per ADS Consideration will be adjusted if we issue any shares or cash dividends between the date of the Joint Share Exchange Agreement and the Effective Time, provided, that the cash consideration will not be so adjusted if our cash dividends in 2017, in aggregate, are less than 85% of our after-tax net profit for the year 2016.

ASE and we will negotiate changes to the cash consideration in good faith as a result of the occurrence of the events set forth below to the extent such events occur prior to the Effective Time and result in a reduction, individually or in aggregate, in our consolidated net book value by 10% or more compared to our net book value in its consolidated audited financial statements as of March 31, 2016 (excluding any such decrease resulting from dividends distributed by us):

•	issuance of equity-linked securities by us (except for any Shares issued as a result of the exercise of conversion rights by the holders of the Bonds);

•	disposal of material assets by us;

•	occurrence of a major disaster causing a material adverse effect to us, material technical changes or other circumstances affecting the shareholders’ interests or the share price of Shares; and

•	repurchase of treasury shares by us, except for the repurchase of Shares following the exercise of appraisal rights by our shareholders in connection with the Share Purchase.

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Appraisal Rights

Without prejudice to the appraisal rights described below in the section entitled “Dissenters’ Rights,” if a shareholder exercises its appraisal rights, we will repurchase such shares in accordance with applicable law and regulations.

Closing of the Share Purchase

Subject to the satisfaction or waiver (as applicable) of the conditions to closing of the Share Purchase, the Share Purchase is expected to occur on a date to be agreed by HoldCo’s board of directors and our and ASE boards of directors, which date will be agreed upon and approved by such parties within 10 days of receipt of the approvals of their respective general shareholders’ meetings to effect the Share Purchase.

Within three (3) business days after the Effective Time, ASE and HoldCo will pay the full Share Purchase consideration to a dedicated capital account opened by our stock agent. ASE and HoldCo shall be jointly and severally liable for such payment obligation.

Representations and Warranties

The Share Exchange Agreement contains representations and warranties made by us to ASE and representations and warranties made by ASE to us, in each case as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Share Exchange Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Share Exchange Agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders and may have been made for the principal purpose of establishing circumstances in which a party to the Share Exchange Agreement may have the right not to close the Share Purchase if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the Share Exchange Agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which does not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Share Exchange Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The Joint Share Exchange Agreement contains various customary representations and warranties that we make to ASE relating to, among other things:

•	our due incorporation, valid existence and authority to carry on its business operations;

•	our capitalization;

•	absence of violations of: (i) current laws or regulations of the ROC, (ii) judgments, orders or dispositions by courts, (iii) organizational documents, or (iv) contracts, representations, warranties or our other obligations, in each case as a result of entry into the Joint Share Exchange Agreement;

•	authority to enter into the Joint Share Exchange Agreement;

•	enforceability of the Joint Share Exchange Agreement;

•	approval of the Board and/or shareholders’ meeting in connection with the Share Purchase;

•	financial statements;

•	taxes;

•	the absence of litigation;

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•	the absence of undisclosed liabilities;

•	title to assets;

•	absence of new material debts since December 31, 2015;

•	intellectual property;

•	labor matters;

•	environmental matters;

•	material contracts;

•	absence of default under contracts;

•	compliance with laws; and

•	accuracy of materials provided to prepare and file this proxy statement/prospectus.

The Joint Share Exchange Agreement contains various customary representations and warranties that ASE makes to us relating to, among other things:

•	ASE’s due incorporation, valid existence and authority to carry on its business operations ;

•	capitalization of ASE;

•	absence of violations of: (i) current laws or regulations of the ROC, (ii) judgments, orders or dispositions by courts, (iii) organizational documents, or (iv) contracts, representations, warranties or other obligations of ASE, in each case as a result of entry into the Joint Share Exchange Agreement;

•	authority to enter into the Joint Share Exchange Agreement;

•	enforceability of the Joint Share Exchange Agreement; and

•	approval of the ASE Board and/or meeting of ASE’s shareholders in connection with the Share Purchase.

The Joint Share Exchange Agreement contains various customary representations and warranties that ASE agrees to cause HoldCo to make to us relating to, among other things:

•	HoldCo’s due incorporation, valid existence and authority to carry on its business operations;

•	absence of violations of (i) current laws or regulations of the ROC, (ii) judgments, orders or dispositions by courts, (iii) organizational documents, or (iv) contracts, representations, warranties or other obligations of HoldCo, in each case as a result of entry into the Joint Share Exchange Agreement; and

•	approval of HoldCo’s promoters’ meeting in connection with the Share Purchase.

Many of the representations and warranties of each party in the Joint Share Exchange Agreement are qualified by knowledge, materiality thresholds or “material adverse effect.” Our representations and warranties are also qualified by information in disclosure schedules and its publicly available disclosures filed with the Taiwan Financial Supervisory Commission, the TWSE and the SEC.

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For purposes of the Joint Share Exchange Agreement, a “material adverse effect” to ASE or us means any change, development, incident, matter, effect or fact that, individually or in aggregate, results in a material adverse effect on us and our subsidiaries, or ASE and its subsidiaries, as applicable, taken as a whole, where “material” means the occurrence of such events that, individually or in the aggregate, result in a decrease in the consolidated net book value of us, or ASE, as applicable, by 10% or more, compared to our or ASE’s, as applicable, consolidated audited financial statements as of March 31, 2016; provided that, for the purposes of this definition, in no event will any of the following, individually or in the aggregate, be regarded as having or be taken into account in determining whether there has been a material adverse effect:

•	a change in capital market conditions or general economic conditions;

•	a change in geopolitical conditions occurring after the date the Joint Share Exchange Agreement was executed, or outbreak or escalation of any conflict, or any acts of terrorism or war;

•	a force majeure event occurring after the date the Joint Share Exchange Agreement was executed;

•	any change in applicable law after the date the Joint Share Exchange Agreement was executed;

•	any change of the industry in which the party or its subsidiaries operate;

•	the failure, in and of itself, to meet any predictions, forecasts, projections or estimates of revenue, profits or other financial or operational targets, or a change of market price, credit rating or trading volume of the party’s securities, provided that the directors of the party have met their duties of care and loyalty;

•	the announcement of the execution of the Joint Share Exchange Agreement or the consummation of the Share Purchase, including any transaction-related litigation, any actions required by the covenants in the Joint Share Exchange Agreement, any loss of or change of relationship with any customer, supplier, distributor or other business partners of the party or its subsidiaries, or any loss of any employees or senior management, provided that the directors of the party have met their duties of care and loyalty; and

•	in the case of ASE only, any internal restructuring of ASE and/or its subsidiaries.

The representations and warranties of each of the parties to the Joint Share Exchange Agreement will terminate upon the Effective Time or termination of the Joint Share Exchange Agreement in accordance with its terms

Pre-Closing Covenants for Us

Conduct of Our Business

From the date of execution of the Joint Share Exchange Agreement until the Effective Time, we will not, and will not procure its subsidiaries to, among other matters:

•	issue any equity-linked securities (other than shares issued as a result of the exercise of conversion rights by holders of the Bonds); or

•	directly or indirectly repurchase, individually or through any third party, any shares or equity-linked securities, or reduce its share capital or enter into any plan of dissolution, or make any filings in connection with restructuring, settlement or bankruptcy, except for the repurchase of shares from shareholders exercising appraisal rights or in connection with the redemption of our foreign convertible bonds.

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Superior Proposals

Except (i) if required by a court judgment, arbitral award, approval or order, administrative decision or burden/condition approved by both ASE and us by competent authorities (including the TWSE, TFTC, U.S. FTC, the MOFCOM or the SEC), or (ii) if we receive a Superior Proposal (as described below), we have agreed that between the date of the Joint Share Exchange Agreement and the Effective Time, we will not, and we will not procure our subsidiaries to, and none of its directors, managers, employees, agents or representatives may, offer or agree to enter into, or execute, any contract, agreement or other arrangement with any third party in respect of any of the following transactions (an “Alternate Transaction”):

•	any transaction that may involve a spin-off, purchase or sale of our company or any other company’s shares of a non-financial investment nature;

•	a lease of all our businesses to a third party, a joint operation with a third party, or the acquisition of the entire business or assets from a third party (except for the acquisition of the entire business or assets from a third party in an aggregate amount less than NT$500,000,000);

•	any merger or acquisition that does not involve the issue of shares in HoldCo;

•	any sale of any or all material assets or businesses of our wholly owned subsidiaries; and

•	any disposal of any interest in any material assets or businesses, or exclusive licenses of material patents or technologies, in each case of our wholly owned subsidiaries.

For purposes of the Joint Share Exchange Agreement, “Superior Proposal” means a bona fide, unsolicited written offer to us to enter into any Alternate Transaction, made by a party other than ASE, we or any of our directors, managers, employees, agents or representatives, where the terms and conditions of such an offer are considered to be more favorable to us and our shareholders than the terms and conditions of the Share Purchase, as evidenced by opinions separately issued by a renowned investment bank and law firm appointed by our audit committee. If we receive a Superior Proposal from a third party the conditions of which, in the respective opinions of our audit committee and our board of directors, are more favorable than those of the Share Purchase, we will notify ASE in writing of such superior proposal and furnish ASE with details of the entire Superior Proposal. From the fifth business day following the delivery of such notice to ASE, we will be permitted to negotiate with, propose to, inquire with, deliberate with, contact, discuss with, offer to or consult with such third party. ASE and we agree that if we do not consummate the Share Purchase due to our acceptance of a Superior Proposal, we will pay to ASE a termination fee in the amount of NT$17 billion.

Other Pre-closing Covenant for Us

After ASE issues to us, in connection with the payment of entire amount of the cash consideration under the Joint Share Exchange Agreement, the financing plan and a highly confident letter in respect of the financing of the Transaction issued by banks conforming to the market practice, we shall in our SEC filings recommend to our shareholders to vote in favor of approving the Joint Share Exchange Agreement and the Transaction.

Pre-Closing Covenants for ASE

Except (i) if we have materially breached any of our representations, warranties or covenants under the Joint Share Exchange Agreement, (ii) if there is any action taken by us that would prevent the consummation of the Share Purchase without just cause, or (iii) where our directors have breached their duty of care or loyalty in relation to the Share Purchase, in each case during the period from the execution of the Joint Share Exchange Agreement to the Effective Time, ASE (and, if applicable, HoldCo) have agreed to:

•	support the candidates for our 13th board of directors nominated by the Board when we re-elect our board of directors in June 2017;

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•	not intervene in the operation of us and to support the motions put forward by the Board at our shareholders’ meeting, including by abstaining from voting on any motion that threatens our interests and to not solicit proxies or seek to replace our directors, including by convening an extraordinary general meeting of our shareholders, and no current or former director of ASE or any of its subsidiaries, or their spouses, other relatives and certain other persons may serve as a director of ours;

•	maintain the competition between, and the respective independence of, ASE and us, without the hiring of any of our employees by ASE; and

•	not purchase or acquire shares in us or increase its interest in us in any manner that violates applicable law; provided that, for any shares in us acquired by ASE in accordance with applicable law between the date the Joint Share Exchange Agreement was executed and the Effective Time, (i) ASE may dispose of such shares freely for financial purposes, provided that the disposed shares are in aggregate less than 10% of the total issued and outstanding share capital of ours, and (ii) ASE may transfer our shares to persons who do not operate any businesses in the integrated circuit packaging industry; provided that if the transferred shares are in aggregate more than 10% of the total issued and outstanding share capital of ours, ASE will obtain our prior written consent to such a transfer.

Shareholders’ Meeting

We and ASE, respectively, will cause an extraordinary general meeting of its shareholders to be duly called and held, on the same date, to approve the Share Exchange Agreement and the Share Purchase. We and ASE will jointly determine the date of such extraordinary general meetings upon receiving antitrust clearance or approvals from any two of the TFTC, MOFCOM and U.S. FTC. Such date shall be no later than seventy (70) calendar days after antitrust clearance or approvals from each of the TFTC, MOFCOM and U.S. FTC have been obtained.

In addition, from the business day immediately following the date on which the SEC confirms that it has no further comments on the respective SEC filing documents required for us and ASE, each of us and ASE will take all necessary action to call an extraordinary general meeting of its shareholders. The date of such extraordinary general meetings shall be no later than seventy (70) calendar days after the date on which the SEC confirms that it has no further comments on the respective SEC filings documents required for us and ASE.

Regulatory Approvals

ASE and HoldCo have agreed to use commercially reasonable efforts to, and we have agreed to use reasonable efforts to, in each case, obtain all approvals relating to the Share Purchase from competent authorities. We have agreed to use commercially reasonable efforts to assist ASE and HoldCo in making all filings and notifications and providing all information to competent authorities, including making all required filings with the TFTC, MOFCOM and the U.S. FTC. In addition, we, ASE and HoldCo have agreed to comply with the Taiwan Fair Trade Act and all relevant laws.

ASE, HoldCo and we have agreed to act in good faith and with goodwill in deciding, jointly, whether to accept any conditions or burdens imposed by any of TFTC, U.S. FTC or MOFCOM as a condition to obtaining approvals or avoiding a legal challenge from such authorities. ASE and we have agreed to comply with any such conditions or burdens agreed by ASE and us. Following the Effective Time, ASE, HoldCo and we will comply with any conditions or burdens imposed by TFTC, U.S. FTC or MOFCOM, which ASE and we have agreed to.

Financing of the Share Purchase

ASE shall, before our submission of Schedule 13E-3 to the SEC, confirm with us the types and composition of ASE’s and HoldCo’s funding sources and present documents evidencing the funding sources (including, but not limited to, the financing plan and a highly confident letter conforming to the market practice and issued by bank(s) financing the Share Purchase) that can demonstrate ASE’s and HoldCo’s ability to fully pay for the consideration of the Share Purchase.

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Conditions to Consummation of the Share Purchase

The obligations of ASE, ours and HoldCo to consummate the Share Purchase are subject to the satisfaction of the following conditions:

•	the unconditional approval of the Share Purchase at their respective general shareholders’ meetings;

•	receipt of approvals from all relevant competent authorities, including, but not limited to, (i) the TWSE and the SEC, (ii) the TFTC and MOFCOM and (iii) the FTC completing its investigation without seeking an injunction (in the case of (ii) and (iii), including approvals or consents of conditions imposed by such authorities that both ASE and we have agreed to accept); and

•	no order (or agreement with the FTC) is in effect and enforceable prohibiting, enjoining or rendering illegal the consummation of the Share Purchase, and no law shall have been enacted or enforced after the date the Joint Share Exchange Agreement was executed rendering illegal or prohibiting the consummation of the Share Purchase; provided that the enforcement of an order or law shall not include the decision by a governmental entity to extend the waiting period or initiate an investigation under antitrust laws or other applicable law.

In addition, ASE’s and HoldCo’s obligations to consummate the Share Purchase are subject to the satisfaction or waiver by ASE and HoldCo of the following additional conditions:

•	all representations and warranties of ours are true and accurate as of the date the Joint Share Exchange Agreement was executed and as of the Effective Time, except to the extent no material adverse effect on us has occurred;

•	we have performed in all material respects all obligations and undertakings required to be performed by it under the Joint Share Exchange Agreement prior to the Effective Time;

•	no material adverse effect to us shall have occurred prior to the Effective Time; and

•	prior to the Effective Time, no force majeure events will have occurred which, individually or in aggregate, result in a decrease in our consolidated net book value by 30% or more, relative to our net book value in its consolidated audited financial statements as of March 31, 2016.

In addition, our obligation to consummate the Share Purchase is subject to the satisfaction or waiver of the following additional conditions:

•	all representations and warranties of ASE are true and accurate as of the date the Joint Share Exchange Agreement was executed and as of the Effective Time, except to the extent no material adverse effect on ASE has occurred;

•	all representations and warranties of HoldCo are true and accurate as of the Effective Time, except to the extent no material adverse effect on HoldCo has occurred;

•	ASE and HoldCo have performed in all material respects all obligations and undertakings required to be performed by each of them under the Joint Share Exchange Agreement prior to the Effective Time;

•	no material adverse effect to ASE will have occurred prior to the Effective Time; and

•	prior to the Effective Time, no force majeure events will have occurred which, individually or in aggregate, result in a decrease in ASE’s consolidated net book value by 30% or more, relative to ASE’s net book value in its consolidated audited financial statements as of March 31, 2016.

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The consummation of the Share Purchase is subject to the satisfaction or waiver of all the conditions set forth above on or prior to the Long Stop Date. If the closing of the Share Purchase cannot be completed due to the failure to satisfy the conditions set forth above on or prior to the Long Stop Date, the Joint Share Exchange Agreement will automatically terminate at midnight on the day immediately following the Long Stop Date.

Termination and Events of Default

Termination of Joint Share Exchange Agreement

The Joint Share Exchange Agreement may be terminated prior to the Effective Time by either ASE or us if any of the following occurs:

•	a law, judgment, court order or administrative decision issued by a competent authority restricts or prohibits the consummation of the Share Purchase, and such restriction or prohibition has been confirmed and cannot be remedied by amending the Joint Share Exchange Agreement; or

•	the Joint Share Exchange Agreement and Share Purchase are not approved by ASE’s shareholders or our shareholders at their respective shareholder meetings.

The Joint Share Exchange Agreement may also be terminated at any time prior to the Effective Time by ASE if we have breached or failed to perform any of its representations, warranties, undertakings or obligations under the Joint Share Exchange Agreement and such breach leads to the failure to satisfy the conditions to the consummation and is by its nature not capable of being cured, or is not cured by us within 30 business days of receiving written notice of such breach, and is not waived in writing by ASE.

The Joint Share Exchange Agreement may also be terminated at any time prior to the Effective Time by us if ASE has breached or failed to perform any of its representations, warranties, undertakings or obligations under the Joint Share Exchange Agreement and such breach leads to the failure to satisfy the conditions to the consummation and is by its nature not capable of being cured, or is not cured by ASE within 30 business days of receiving written notice of such breach, and is not waived in writing by us.

If the Share Purchase is not consummated on or before the Long Stop Date, the Joint Share Exchange Agreement will automatically terminate at midnight on the day immediately following the Long Stop Date.

Events of Default, Remedies and Liquidated Damages

An event of default will occur if ASE, HoldCo or we breach any of their obligations, undertakings, representations or warranties under the Joint Share Exchange Agreement, and such breach is by its nature not capable of being cured or, if such breach is by its nature capable of being cured, the non-defaulting party requests the defaulting party cure such breach within 15 days and such breach is not cured within 15 days; provided that HoldCo and ASE are jointly and severally liable for breaches committed by either party, and a breach of any representation or warranty made prior to the Effective Time will no longer constitute an event of default as of the Effective Time.

Upon the occurrence of an event of default that prevents the consummation of the Share Purchase on or prior to the Long Stop Date, the non-defaulting Party will be entitled to terminate the Joint Share Exchange Agreement and claim from the defaulting party all necessary expenses incurred in connection with entering into the Joint Share Exchange Agreement and the performance of the obligations thereunder, in addition to any rights, remedies and damages under applicable law, subject to any adjustments for the contributory negligence of the non-defaulting party. The percentage of such contributory negligence may be determined by an expert appraiser appointed by both ASE and us without being determined by arbitration. In addition to any right of termination and claims for expenses, upon the occurrence of certain prescribed material events of default, the non-defaulting party will also be entitled to liquidated damages in the amount of NT$8.5 billion from the defaulting party, subject to adjustments for contributory negligence by the non-defaulting party.

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Post-Termination Obligations

Unless ASE terminates the Joint Share Exchange Agreement due to the breach by us, ASE has agreed to comply with the ASE Surviving Covenants and we have agreed to be bound by the provisions relating to a Superior Proposal, and the payment of the break fee, in each case for six (6) months from the date of termination of the Joint Share Exchange Agreement. In addition, ASE has agreed to maintain its position as solely a financial investor in us without intervening with our independent operations during such six (6) month period.

Post-Closing Operation and Corporate Governance

Board and Management of HoldCo

The directors of HoldCo will be comprised of nine to thirteen non-independent directors, appointed at a meeting of HoldCo’s incorporators, and three supervisors, who will be future independent directors. Our chairman and president will each be appointed (non-independent) directors of HoldCo. ASE and we will jointly nominate one independent director, when HoldCo appoints independent directors.

Independent Operation of Our Company

ASE and we have agreed to comply with certain post-closing covenants to ensure the continued independence of us following the consummation of the Share Purchase, including that we will become a wholly owned subsidiary of HoldCo but its independent operations and the competition between ASE and we will be maintained. In addition, subject to applicable law, the duties of our directors and the interests of HoldCo, HoldCo agrees to comply with the following covenants:

•	the operations of we will be managed by the Board, who will maintain control over our organizational documents, personnel, payroll or welfare systems, financial budgets, audit, technology research and development, operations and marketing; and other matters, in each case so as to maintain our independent operations;

•	any matter relating to our rights and obligations will be controlled by the Board or under its authorization, and the operation of our businesses will be conducted by the Board or under its direction;

•	HoldCo will, to the extent that it is capable, provide guaranties, funding or other support sufficient to enable us to obtain financing from third parties (including, but not limited to, guarantee documentation acceptable to financing parties), in order to meet our funding needs, including but not limited to capital expenditure and working capital;

•	our management, employees, current organizational structure, compensation and relevant benefits as of the date of execution of the Joint Share Exchange Agreement will be maintained;

•	for so long as we are a subsidiary of HoldCo, the Board will nominate and appoint our directors and supervisors in its sole discretion (and HoldCo will appoint such candidates), and such directors will not be replaced or otherwise removed without the consent of the Board; and the compensation and benefits of our directors as of the date of execution of the Joint Share Exchange Agreement will be maintained; and

•	HoldCo may not dispose of any shares in us without our consent.

ASE, HoldCo and we have agreed that, following the Effective Time, none of ASE, we or any of the other wholly owned subsidiaries of HoldCo, or any of their directors, managers or agents, without the consent of HoldCo, will offer, agree or enter into any agreement with any third party regarding an Alternate Transaction.

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In addition, HoldCo and its subsidiaries (other than ASE and we) will not provide ASE with customer details or competitively sensitive information obtained from us, including but not limited to production and sales costs, product price/quantity and details of suppliers, without our consent and in accordance with applicable antitrust laws.

We have the right to initiate arbitration against HoldCo or its subsidiaries if ASE commits an event of default under the Joint Share Exchange Agreement.

Employee Benefits and Rights

HoldCo has agreed that, for all of our employees as of the Effective Time, HoldCo will ensure that, subject to certain exceptions set forth in the Joint Share Exchange Agreement, they continue to receive existing employee benefits, work under the conditions and be subject to the same personnel regulations. The employment rights for our employees will be protected, except where such employee committed a material breach of applicable law or the personnel regulations of ours.

In addition, HoldCo will reserve a portion of HoldCo’s employee stock options for our management and employees. HoldCo will determine the plan and terms for the issue of employee stock options and the proportion to be reserved for our employees based on the number of employees; each employee’s contribution and performance results, and the profitability of HoldCo’s future subsidiaries. We will determine, in accordance with its personnel regulations, the proportion of such HoldCo’s employee stock options to be distributed to our management and its other employees.

ASE and HoldCo have agreed that our management team may, in its sole discretion and within three months after the completion of the Share Purchase, implement reasonable and appropriate one-off plans to retain members of our management and/or determine whether or not to accept resignations from our employees who choose to resign after the Effective Time and the terms of such resignations; provided that our management team does not violate its duty of loyalty or duty of care.

Expenses

Except as otherwise explicitly provided for in the Joint Share Exchange Agreement, all costs and expenses incurred by the parties in connection with the Share Purchase will be paid by the party incurring such costs and expenses.

Governing Law and Jurisdiction

The Joint Share Exchange Agreement is governed by and is to be construed, in all respects, with the law of ROC, including as to interpretation, effectiveness and performance. The parties have agreed to submit disputes arising out of the Joint Share Exchange Agreement to the Chinese Arbitration Association in Taipei.

D. Exchange Controls

We have extracted from publicly available documents the information presented in this section. Please note that citizens of the People’s Republic of China and entities organized in the People’s Republic of China are subject to special Republic of China laws, rules and regulations, which are not discussed in this section.

General

Historically, foreign investments in the securities market of Taiwan were restricted. However, commencing in 1983, the Taiwan government has from time to time enacted legislation and adopted regulations to make foreign investment in the Taiwan securities market possible. Initially, only overseas investment trust funds of authorized securities investment trust enterprises established in Taiwan were permitted to invest in the Taiwan securities market. Since January 1, 1991, qualified foreign institutional investors are allowed to make investments in the Taiwan listed securities market. Since March 1, 1996, overseas Chinese, non-resident foreign institutional and individual investors (other than qualified foreign institutional investors), called “general foreign investors,” are permitted to make direct investments in the Taiwan securities market.

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On September 30, 2003, the Executive Yuan amended the Regulations Governing Investment in Securities by Overseas Chinese and Foreign Nationals, or the Investment Regulations, under which the “Qualified Foreign Institutional Investors”, or QFII, designations have been abolished and the restrictions on foreign portfolio investors have been revised. According to the Investment Regulations, “Foreign Institutional Investor” means an entity which is incorporated under the laws of countries other than the ROC or the branch of a foreign entity which is established within the territory of the ROC, and “Foreign Individual Investor” means an overseas Chinese or a foreign natural person. In addition, the Investment Regulations also lifted some restrictions and simplified procedures of investment application.

On April 30, 2009, the FSC promulgated regulations allowing qualified domestic institutional investors, or QDIIs, under PRC regulations and certain other PRC persons to invest in the securities of ROC companies. However, prior approval from the Investment Commission of the ROC Ministry of Economic Affairs is required for a PRC person’s ownership of 10% or more of the issued and outstanding shares of a listed ROC company.

Foreign Investment in Taiwan Securities Market

Certain individual and foreign institutional investors which meet certain qualifications set by the Securities and Futures Bureau may invest in the shares of Taiwan Stock Exchange-listed companies, Taipei Exchange (formerly known as Over-The-Counter Securities Exchange) traded companies, emerging market companies or other Taiwan securities approved by the Securities and Futures Bureau up to a limit of US$50 million (in the case of institutional investors) and US$5 million (in the case of individual investors) after obtaining permission from the Taiwan Stock Exchange.

For foreign investors to invest in Taiwan’s securities market, registration with the Taiwan Stock Exchange, instead of the approval of the Securities and Futures Bureau, is required. The Taiwan Stock Exchange may withdraw or rescind the registration if the application documents submitted by foreign investors are untrue or incomplete, or if any material violation of the relevant regulations exists.

Off-shore foreign investors may provide the securities they hold as the underlying shares of depositary receipts and act as selling stockholders in depositary receipts offerings.

Off-shore foreign institutional investors are required to appoint their agent or nominee to attend the stockholders’ meeting of the invested company.

Except for certain specified industries, such as telecommunications, investments in Taiwan-listed companies by foreign investors are not subject to individual or aggregate foreign ownership limits. Custodians for foreign investors are required to submit to the Central Bank of the Republic of China (Taiwan) and the Taiwan Stock Exchange a monthly report of trading activities and status of assets under custody and other matters. Capital remitted to the ROC under these guidelines may be remitted out of the ROC at any time after the date the capital is remitted to the ROC Capital gains and income on investments may be remitted out of the ROC at any time.

Currently, subject to the specific restriction imposed by relevant regulations, the off-shore foreign institutional investors may invest in the Taiwan securities market without any amount restriction. However, a ceiling will be separately determined by the Securities and Futures Bureau after consultation with the Central Bank of the Republic of China (Taiwan) for investment by offshore oversea Chinese and foreign individual investors.

Foreign Investment Approval

Other than:

•	foreign institutional investors;

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•	foreign individual investors; and

•	investors in overseas convertible bonds and depositary receipts,

Foreign investors who wish to make direct investments in the shares of Taiwan companies may submit a “foreign investment approval” application to the Investment Commission of the Ministry of Economic Affairs of Taiwan or other government authority to qualify for benefits granted under the Statute for Investment by Foreign Nationals. The Investment Commission or other government authority reviews each foreign investment approval application and approves or disapproves the application after consultation with other governmental agencies. Any non-Taiwan person possessing a foreign investment approval may remit capital for the approved investment and repatriate annual net profits and interests and cash dividends attributable to an approved investment. Stock dividends, investment capital and capital gains attributable to the investment may be repatriated with approval of the Investment Commission or other government authority.

In addition to the general restrictions against direct investment by non-Taiwan persons in Taiwan companies, non-Taiwan persons are currently prohibited from investing in prohibited industries in Taiwan under the Negative List promulgated by the Executive Yuan from time to time. The prohibition on direct foreign investment in the prohibited industries in the Negative List is absolute with the consequence of certain specific exemption from the application of the Negative List. Under the Negative List, some other industries are restricted so that non-Taiwan persons may directly invest only up to a specified level and with the specific approval of the relevant authority which is responsible for enforcing the legislation which the negative list is intended to implement.

The FSC announced on April 30, 2009 the Regulations Governing Mainland Chinese Investors’ Securities Investments, or the PRC Regulations. According to the PRC Regulations, a QDII is allowed to invest in Taiwan Securities (including up to 10% shareholding of a Taiwan company listed on Taiwan Stock Exchange or Over-the-Counter (Taipei exchange). Nevertheless, the total investment amount of QDIIs cannot exceed US$500 million. For each QDII, the custodians of such QDIIs must apply with the Taiwan Stock Exchange for the remittance amount for each QDII, which cannot exceed US$100 million, and QDII can only invest in the Taiwan securities market with the amount approved by the Taiwan Stock Exchange. There is no assurance that in the future, there will not be further restrictions or prohibitions imposed on PRC persons (including QDIIs) from investing in certain industries in Taiwan. In addition to investments permitted under the PRC Regulations, PRC investors other than QDII are prohibited from making investments in a Taiwan company listed on the Taiwan Stock Exchange or the Over-the-Counter Taipei exchange if the investment is less than 10% of the equity interest of such Taiwan company.

In addition to the general restriction against direct investment by PRC investors in securities of Taiwan companies, PRC investors may only invest in certain industries in the Positive List, as promulgated by the ROC. Executive Yuan in June of 2009. In the semiconductor packaging and testing industry, PRC investors are allowed to invest up to 10% in existing Taiwan companies, and up to 50% in new ventures, but are not allowed to be controlling shareholders of the Taiwan companies in which they invest.

Depositary Receipts

In April 1992, the Securities and Futures Bureau began allowing Taiwan companies listed on the Taiwan Stock Exchange, with the prior approval of the Securities and Futures Bureau, to sponsor the issuance and sale of depositary receipts evidencing depositary shares. In December 1994, the Republic of China Ministry of Finance began allowing companies whose shares are traded on the Taipei exchange also to sponsor the issuance and sale of depositary receipts evidencing depositary shares representing shares of its capital stock. Approvals for these issuances are still required.

After the issuance of a depositary share, a holder of the depositary receipt evidencing the depositary shares may request the depositary issuing the depositary share to cause the underlying shares to be sold in Taiwan and to distribute the proceeds of the sale to or to withdraw the shares and deliver the shares to the depositary receipt holder. A citizen of the People’s Republic of China is not permitted to withdraw and hold our shares.

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If you are an offshore foreign institutional investor holding the depositary receipts, you must register with the Taiwan Stock Exchange as a foreign investor before you will be permitted to withdraw the shares represented by the depositary receipts. In addition to obtaining registration with the Taiwan Stock Exchange, you must also (i) appoint a qualified local agent to, among other things, open a securities trading account with a local securities brokerage firm and a bank account to remit funds, exercise stockholders’ rights and perform other functions as holders of ADSs may designate, (ii) appoint a custodian bank to hold the securities and cash proceeds, confirm transactions, settle trades and report and declare other relevant information and; (iii) appoint a tax guarantor as guarantor for the full compliance of the withdrawing depositary receipt holders’ tax filing and payment obligations in the Republic of China. A depositary receipt holder not registered as a foreign investor with the Taiwan Stock Exchange, or not has made the necessary appointments as outlined above, will be unable to hold or subsequently transfer the shares withdrawn from the depositary receipt facility.

No deposits of shares may be made in a depositary receipt facility and no depositary shares may be issued against deposits without specific Securities and Futures Bureau approval, unless they are:

(i)	stock dividends;

(ii)	free distributions of shares;

(iii)	due to the exercise by the depositary receipt holder preemptive rights in the event of capital increases for cash; or

(iv)	if permitted under the deposit agreement and custody agreement and within the amount of depositary receipts which have been withdrawn, due to the direct purchase by investors or purchase through the depositary on the Taiwan Stock Exchange or the Taipei exchange or delivery by investors of the shares for deposit in the depositary receipt facility. In this event, the total number of depositary receipts outstanding after an issuance cannot exceed the number of issued depositary receipts previously approved by the Securities and Futures Bureau of the FSC in connection with the offering plus any ADSs issued pursuant to the events described in (i), (ii) and (iii) above.

An ADS holder or the depositary, without obtaining further approvals from the Central Bank of the Republic of China (Taiwan) or any other governmental authority or agency of the Republic of China, may convert NT dollars into other currencies, including U.S. dollars, in respect of:

•	the proceeds of the sale of common shares represented by ADSs or received as share dividends with respect to the common shares and deposited into the depositary receipt facility; and

•	any cash dividends or distributions received from the common shares.

In addition, the depositary may also convert into NT dollars incoming payments for purchases of common shares for deposit in the depositary receipt facility against the creation of additional ADSs. If you withdraw the common shares underlying your ADSs and become a holder of our common shares, you may convert into NT dollars subscription payment for rights offerings. The depositary may be required to obtain foreign exchange payment approval from the Central Bank of the Republic of China (Taiwan) on a payment-by-payment basis for conversion from NT dollars into foreign currencies of the proceeds from the sale of subscription rights of new common shares. Although it is expected that the Central Bank of the Republic of China (Taiwan) will grant approval as a routine matter, required approvals may not be obtained in a timely manner, or at all.

Exchange Controls

Taiwan’s Foreign Exchange Control Statute and regulations provide that all foreign exchange transactions must be executed by banks designated to handle foreign exchange transactions by the FSC and by the Central Bank of the Republic of China (Taiwan). Current regulations favor trade-related foreign exchange transactions. Consequently, foreign currency earned from exports of merchandise and services may now be retained and used freely by exporters. All foreign currency needed for the importation of merchandise and services may be purchased freely from the designated foreign exchange banks.

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Aside from trade-related foreign exchange transactions, Taiwan companies and residents may remit to and from Taiwan foreign currencies of up to US$50 million (or its equivalent) and US$5 million, (or its equivalent), respectively, in each calendar year. These limits apply to remittances involving a conversion between New Taiwan dollars and U.S. dollars or other foreign currencies. A requirement is also imposed on all private enterprises to register all medium and long-term foreign debt with the Central Bank of the Republic of China (Taiwan).

In addition, a foreign person without an alien resident card or an unrecognized foreign entity may remit to and from Taiwan foreign currencies of up to US$100,000 per remittance if required documentation is provided to Taiwan authorities. This limit applies only to remittances involving a conversion between New Taiwan dollars and U.S. dollars or other foreign currencies.

E. Taxation

ROC Tax Considerations

The following summarizes the principal ROC tax consequences of owning and disposing of ADSs and shares for non-residents of Taiwan. Investors in our ADSs or shares are advised to consult their own tax advisers as to United States, Taiwan or other tax consequences of the purchase, ownership and disposition of ADSs or shares.

The following is a general summary of the principal ROC tax consequences of the ownership and disposition of shares and ADSs representing common shares to a non-resident individual or entity. The summary description applies only to a holder that is:

•	an individual who is not an ROC citizen, who owns ADSs or shares and who is not physically present in the ROC for 183 days or more during any calendar year; or

•	a corporation or a non-corporate body that is organized under the laws of a jurisdiction other than the ROC for profit-making purposes and has no fixed place of business or other permanent establishment in the ROC.

Holders of ADSs and shares are urged to consult their own tax advisors as to their particular ROC tax consequences from owning the ADSs and shares.

Dividends

Dividends declared by us out of our retained earnings and distributed to the holders are subject to ROC withholding tax, currently at the rate of 20%, on the amount of the distribution, in the case of cash dividends, or on the par value of the common shares in the case of stock dividends. However, half of the amount of the 10% ROC retained earnings tax paid by us on our undistributed after-tax earnings, if any, would provide a credit of up to 10% of the gross amount of any dividends declared out of those earnings that would reduce the 20% ROC withholding tax imposed on those distributions.

Capital Gains

Under ROC law, capital gains on transactions in the common shares are currently exempt from income tax. In addition, transfers of ADSs are not regarded as a sale of an ROC security and, as a result, any gains on such transactions are not subject to ROC income tax.

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Securities Transaction Tax

A securities transaction tax, at the rate of 0.3% of the sales proceeds, will be withheld upon a sale of common shares in the ROC Transfers of ADSs are not subject to ROC securities transaction tax. Withdrawal of common shares from the deposit facility is not subject to ROC securities transaction tax.

Estate and Gift Tax

ROC estate tax is payable on any property within the ROC of a deceased who is an individual, and ROC gift tax is payable on any property within the ROC donated by an individual. Estate tax is currently payable at rate of 10%. Gift tax is payable at rate of 10%. Under ROC estate and gift tax laws, common shares issued by ROC companies are deemed located in the ROC regardless of the location of the holder. It is unclear whether a holder of ADSs will be considered to hold common shares for this purpose.

Certain ROC estate and gift taxes may be imposed on holders of ADSs. Holders should consult their own tax advisor regarding the effect of such taxes on their particular situation.

Tax Treaty

The ROC does not have a double taxation treaty with the United States. On the other hand, the ROC has double taxation treaties with Australia, Belgium, Denmark, France, Gambia, Germany, Hungary, India, Indonesia, Israel, Macedonia, Malaysia, the Netherlands, New Zealand, Paraguay, Senegal, Singapore, Slovakia, South Africa, Swaziland, Sweden, Switzerland, UK and Vietnam which may limit the rate of ROC withholding tax on dividends paid with respect to common shares in ROC companies. It is unclear whether ADS holders will be considered holders of common shares for the purposes of these treaties. Accordingly, if the holders may otherwise be entitled to the benefits of the relevant income tax treaty, the holders should consult their tax advisors concerning their eligibility for the benefits with respect to the ADSs.

U.S. Federal Income Tax Considerations for U.S. Persons

The following is a summary of the material U.S. federal income tax consequences for beneficial owners of our shares or ADSs that hold the shares or ADSs as capital assets, and that are U.S. holders and non-residents of the ROC. You are a U.S. holder if you are, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust that is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. It is for general purposes only and you should not consider it to be tax advice. In addition, it is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms. This summary does not represent a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local or non-U.S. tax laws (or other U.S. federal tax consequences, such as U.S. federal estate or gift tax consequences). In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

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•	a dealer in securities or currencies;

•	a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

•	a financial institution or an insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	a person liable for alternative minimum tax;

•	a person holding shares or ADSs as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a person owning, actually or constructively, 10% or more of our voting stock; or

•	a U.S. holder whose “functional currency” is not the United States dollar.

We cannot assure you that a later change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares or ADSs, you should consult your tax advisor.

You should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of the shares or ADSs, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

In general, for U.S. federal income tax purposes, a U.S. person who is the beneficial owner of an ADS will be treated as the owner of the shares underlying its ADS. Deposits or withdrawals of shares by U.S. holders for ADSs generally will not be subject to U.S. federal income tax.

Taxation of Dividends

Except as discussed below with respect to the passive foreign investment company rules, the amount of distributions you receive on your shares or ADSs, including net amounts withheld in respect of ROC withholding taxes, will generally be treated as dividend income to you if the distributions are made from our current and accumulated earnings and profits as calculated according to U.S. federal income tax principles. Such income (including any ROC taxes withheld) will be includible in your gross income as ordinary income on the day you actually or constructively receive it, which in the case of an ADS will be the date actually or constructively received by the depositary. The amount of any distribution of property other than cash will be the fair market value of such property on the date it is distributed. You will not be entitled to claim a dividend received deduction with respect to distributions you receive from us.

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With respect to non-corporate U.S. holders , including individuals, certain dividends received from a foreign corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States may be subject to reduced rates of taxation. U.S. Treasury Department guidance indicates that our ADSs, which are listed on the NASDAQ, are readily tradable on an established securities market in the United States. Thus, subject to the discussion below with respect to the passive foreign investment company rules, we believe that dividends we pay on our ADSs will meet the conditions required for these reduced tax rates. Since we do not expect that our shares will be listed on an established securities market in the United States, we do not believe that dividends that we pay on our shares that are not backed by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance that our ADSs will continue to be readily tradable on an established securities market in later years (or that our shares will be readily tradable on an established securities market in any given year). Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of the trading status of our shares or ADSs. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

The amount of any dividend paid in a currency other than the United States dollar, such as NT dollars, which we refer to as “foreign currency,” will equal the U.S. dollar value of the foreign currency you receive, calculated by reference to the exchange rate in effect on the date you actually or constructively receive the dividend, which in the case of an ADS will be the date actually or constructively received by the depositary, regardless of whether the foreign currency is actually converted into U.S. dollars. If the foreign currency received as a dividend is converted into U.S. dollars on the date of receipt, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the foreign currency received as a dividend is not converted into U.S. dollars on the date of receipt, you will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss you realize if you subsequently sell or otherwise dispose of the foreign currency will be ordinary income or loss from sources within the United States for foreign tax credit limitation purposes.

Subject to certain limitations under the Code, you may be entitled to a credit or deduction against your United States federal income tax liability for the net amount of any ROC taxes that are withheld from dividend distributions made to you. The election to receive a credit or deduction must be made annually, and applies to all foreign taxes for the applicable tax year. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends we pay with respect to the shares or ADSs will generally be considered passive category income from sources outside the U.S. Furthermore, you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on the shares or ADSs if you (1) have held the shares or ADSs for less than a specified minimum period during which you are not protected from risk of loss, or (2) are obligated to make payments related to the dividends. The rules governing the foreign tax credit are complex. We therefore urge you to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of any distribution you receive exceeds our current and accumulated earnings and profits for a taxable year as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in the shares or ADSs and thereby increasing the amount of gain, or decreasing the amount of loss, you will recognize on a subsequent disposition of the shares or ADSs. The balance in excess of adjusted basis, if any, will be taxable to you as capital gain recognized on a sale or exchange. However, we do not expect to keep earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend, as discussed above.

It is possible that pro rata distributions of shares or ADSs to all shareholders may be made in a manner that is not subject to U.S. federal income tax. In the event that such distributions are tax-free, the basis of any new shares or ADSs so received will generally be determined by allocating the U.S. holder’s basis in the old shares or ADSs between the old shares or ADSs and the new shares or ADSs, based on their relative fair market values on the date of distribution. Any such distributions generally would not result in foreign source income to you. Consequently, you may not be able to use the foreign tax credit associated with any ROC withholding tax imposed on such distributions unless you can use the credit against United States federal income tax due on other foreign source income in the appropriate category for foreign tax credit purposes. You should consult your own tax advisors regarding all aspects of the foreign tax credit.

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Taxation of Capital Gains

Except as discussed below with respect to the passive foreign investment company rules, when you sell or otherwise dispose of your shares or ADSs, you will generally recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of the amount realized for the shares or ADSs and your basis in the shares or ADSs, determined in U.S. dollars. For foreign tax credit limitation purposes, such gain or loss will generally be treated as U.S. source. If you are a non-corporate U.S. holder, including an individual, and the shares or ADSs being sold or otherwise disposed of are capital assets that you have held for more than one year, your gain recognized will be eligible for reduced rates of taxation. Your ability to deduct capital losses is subject to limitations.

If you pay any ROC securities transaction tax, such tax is not treated as an income tax for U.S. federal income tax purposes, and therefore will not be a creditable foreign tax for U.S. federal income tax purposes. However, subject to limitations under the Code, such tax may be deductible. You are urged to consult your tax advisors regarding the U.S. federal income tax consequences of these taxes.

Passive Foreign Investment Company

Based on the composition of our income and valuation of our assets, including goodwill, we do not believe we were a passive foreign investment company, or PFIC, for 2016 and do not expect to become one in the future, although there can be no assurance in this regard.

In general, a non-U.S. company is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income, which generally includes income derived from certain dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business or not derived from a related person), annuities and certain property transactions; or

•	at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

The 50% of value test is based on the average of the value of our assets for each quarter during the taxable year. If we own at least 25% by value of another company’s stock, we will be treated, for purposes of the PFIC rules, as owning our proportionate share of the assets and receiving our proportionate share of the income of that company.

The determination of whether we are a PFIC is based on a current valuation of our assets, including goodwill. In calculating goodwill, we have valued our total assets based on our total market value, which is based on the market value of our shares and is subject to change.

In addition, the determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition.

If we are a PFIC for any taxable year during which you hold our shares or ADSs, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of our shares or ADSs. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for our shares or ADSs will be treated as excess distributions. Under these special tax rules:

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•	the excess distribution or gain will be allocated ratably over your holding period for our shares or ADSs;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If you hold our shares or ADSs in any year in which we are a PFIC, you will generally be required to file Internal Revenue Service Form 8621.

If we are a PFIC for any taxable year in which you hold our shares or ADSs and any of our non-U.S. subsidiaries is also a PFIC, a U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In certain circumstances, a U.S. holder, in lieu of being subject to the PFIC rules discussed above, may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. Under this method, any difference between the stock’s fair market value and its adjusted basis at the end of the year is accounted for by either an inclusion in income or a deduction from income, as described below. Under current U.S. Treasury Department guidance, the mark-to-market election may be available to you because the ADSs are listed on the NASDAQ which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for the purposes of the mark-to-market election. You should also note that only the ADSs and not the shares are listed on the NASDAQ. The shares are listed on the Taiwan Stock Exchange, which must meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable U.S. Treasury regulations for purposes of the mark-to-market election, and no assurance can be given that the shares will be “regularly traded” for purposes of the mark-to-market election.

If you make an effective mark-to-market election, you will include in income each year as ordinary income the excess of the fair market value of your shares or ADSs at the end of the year over your adjusted tax basis in the shares or ADSs. You will be entitled to deduct as an ordinary loss each year the excess of your adjusted tax basis in the shares or ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, in each year that we are a PFIC any gain you recognize upon the sale or other disposition of your shares or ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

Your adjusted tax basis in the shares or ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years, unless the shares or ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You should consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, a U.S. holder of shares or ADSs in a PFIC can sometimes avoid the rules described above by electing to treat the PFIC as a “qualified electing fund” under section 1295 of the Code. This option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.

U.S. holders who are individuals will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You should consult your own tax advisors concerning the U.S. federal income tax consequences of holding our shares or ADSs if we are considered a PFIC in any taxable year.

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Information Reporting and Backup Withholding

In general, unless you are an exempt recipient, information reporting will apply to dividends in respect of the shares or ADSs and to the proceeds from the sale, exchange or redemption of your shares or ADSs that are paid to you within the United States (and in some cases, outside of the United States). Additionally, if you fail to provide your taxpayer identification number, or fail either to report in full dividend and interest income or to make the necessary certifications of other exempt status, you may be subject to backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

F. Dividends and Paying Agents

Not applicable.

G. Statement by Experts

Not applicable.

H. Documents on Display

We have filed this annual report on Form 20-F, including exhibits, with the SEC. As allowed by the SEC, in Item 19 of this annual report, we incorporate by reference certain information we filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this annual report.

You may read and copy this annual report, including the exhibits incorporated by reference in this annual report, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices in New York, New York, and Chicago, Illinois. You can also request copies of this annual report, including the exhibits incorporated by reference in this annual report, upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room for information.

The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. Our annual report and some of the other information submitted by us to the SEC may be accessed through this website.

I. Subsidiary Information

Not applicable.

Item 11.	Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss related to adverse changes in market prices, including interest rates and foreign exchange rates, of financial instruments. We are exposed to various types of market risks, including changes in interest rates, foreign currency exchange rates and commodity price risk, in the normal course of business.

Foreign Exchange Risk

Substantial portions of our revenues and expenses are denominated in currencies other than the NT dollar. In 2016, sales in the amount of US$2,224.9 million were denominated in U.S. dollars. In 2016, material purchases in the amounts of US$535.7 million and ¥4,829 million were denominated in U.S. dollars and Japanese yen, respectively. As of December 31, 2016, we had certificates of deposit, bank deposits and accounts receivable denominated in U.S. dollars of US$818.1 million. As of December 31, 2016, we also had accounts payable, convertible bonds and other liabilities denominated in U.S. dollars and the Japanese yen of US$709.9 million and of ¥4,435 million, respectively. Our foreign currency revenues in general exceed our foreign currency expenses. We use the policy of natural hedging to reduce our foreign exchange exposure arising out of changes in the rates of exchange among the Japanese Yen, the U.S. dollar and the NT dollar. Based on a sensitivity analysis performed on our financial position as of December 31, 2016, a hypothetical, unfavorable 1% movement in the levels of foreign currency exchange rates relative to the NT dollar, after taking into account hedges and offsetting positions, would have increased our net unrealized gains by NT$22 million. The table below presents our financial instruments with material foreign exchange risk as of December 31, 2016:

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Expressed in US$ amount	Expected Maturity Date
(in millions)	2017	2018	2019	Thereafter	Total	Fair value
On-balance sheet financial instruments
Assets:
Time Deposit (NTD functional currency)	345.3	—	—	—	345.3	345.3
Time Deposit (RMB functional currency)	14.0	—	—	—	14.0	14.0
Liabilities:
Short-term Loans (RMB functional currency)	85.0	—	—	—	85.0	85.0
Long-term Loans (NTD functional currency)	33.5	—	—	—	33.5	33.5
Unsecured overseas convertible bonds (NTD functional currency)	412.2	—	—	—	412.2	396.3

Interest Rate Risk

Our major market risk exposure is changing interest rates. Our exposure to market risk for changes in interest rates relates primarily to our long-term debt obligations. We primarily enter into debt obligations to support general corporate purposes including capital expenditures and working capital needs. We have not entered into any interest rate swaps, caps or any contracts hedge to modify our exposure to interest rate movements. The table below presents our financial instruments with material interest rate risk as of December 31, 2016:

Expressed in US$ amount	Expected Maturity Date
(in millions)	2017	2018	2019	Thereafter	Total	Fair value
On-balance sheet financial instruments
Liabilities:
Short-term Loans	85.0	—	—	—	85.0	85.0
Long-term Loans (1)	114.8	88.0	183.9	231.1	617.8	617.8

(1)	Our long-term borrowings had a weighted average interest rate of 1.4357% per annum during 2016.

As of December 31, 2015 and 2016, if the interest rate had been increased or decreased by 10 points, income before income tax for the period would have been NT$17 million and NT$21 million (US$0.7 million) higher or lower, respectively.

Commodity Price Risk

The price of gold wire has been volatile and has fluctuated with the spot price of gold in recent years. We generally do not entered into long-term supply agreements and our purchase of raw materials is on a purchase order basis at the prevailing market price. In addition, we do not employ financial instruments to hedge such commodity price risk. Therefore, in order to effectively mitigate the risk, we have continued to implement measures to reduce our dependency on gold wire, such as the development of copper wire bonding process. As of December 31, 2016, we did not hold material gold wire inventory. As a result, we believe we were not exposed to significant commodity price risk.

Other Price Risk

Our exposure to other market risk relates primarily to our investments in publicly-traded stock. Pursuant to the objective of strategic investments, we are exposed equity securities price risk in public market because of investments held by us and classified on the consolidated balance sheet as available-for-sale financial assets. As of December 31, 2016 if the market price had increased or decreased by 10% with all other variables held constant, other comprehensive income would have increased or decreased by NT$353 million (US$10.9 million).

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Item 12.	Description of Securities Other Than Equity Securities

A. Debt Securities

Not applicable

B. Warrants and Rights

Not applicable

C. Other Securities

Not applicable

D. American Depositary Shares

Depositary Fees

Under the terms of the deposit agreement for our ADSs, an ADS holder may have to pay the following service fees to the depositary:

Service	Fees
Issuance of ADSs	Up to US$0.05 per ADS issued
Cancellation of ADSs	Up to US$0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS held
Distribution of ADSs pursuant to stock dividends, free stock distributions or exercises of rights	Up to US$0.05 per ADS held

Depositary Charges

In addition, an ADS holder shall be responsible for the following charges:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	such registration fees as may from time to time be in effect for the registration of common shares or other deposited securities on the share register and applicable to transfers of common shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the deposit agreement to be at the expense of ADS holders and beneficial owners of ADSs;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•	such fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to common shares, deposited securities, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary, the custodian or any nominee in connection with the servicing or delivery of deposited securities.

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Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary by the brokers (on behalf of their clients) receiving the newly-issued ADSs from the depositary and by the brokers (on behalf of their clients) delivering the ADSs to the depositary for cancellation. The brokers in turn charge these transaction fees to their clients.

Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date. The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividends, rights offerings), the depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or un-certificated in direct registration), the depositary sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts via the central clearing and settlement system, The Depository Trust Company, or DTC, the depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The fees and charges ADS holders may be required to pay may vary over time and may be changed by us and by the depositary. ADS holders will receive prior notice of such changes.

Payments by Depositary

In 2016, we received the following payments (subject to applicable withholding tax) from JPMorgan Chase Bank, N.A.:

Item	US$ (in thousands)
Reimbursement of investor relations efforts	66.1
Reimbursement of legal and consulting fees	85.2
Reimbursement of listing fees	468.0
Reimbursement of proxy process expenses	560.3
Reimbursement of SEC filing and maintenance fees	355.0

Total	1,534.6

PART II

Item 13.	Defaults, Dividend Arrearages and Delinquencies

None of these events occurred in any of the years ended December 31, 2014, 2015 and 2016.

Item 14.	Material Modifications to the Rights of Security Holders and Use of Proceeds

See “Item 10. Additional Information” for a description of the rights of securities holders, which remain unchanged.

Item 15.	Controls and Procedures

Disclosure Controls and Procedures

As required by Rule 13a-15(b) of the Exchange Act, our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures, as defined in Rule 13a-15(e) of the Securities and Exchange Act of 1934, as amended, as of December 31, 2016. Based on that evaluation, our management has concluded that, as of December 31, 2016, our disclosure controls and procedures were effective.

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Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended. A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with International Financial Reporting Standards as issued by IASB. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with International Financial Reporting Standards as issued by IASB, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2016 utilizing the criteria set forth in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on this assessment, our management concluded that our internal control over financial reporting was effective as of December 31, 2016. The effectiveness of internal control over financial reporting has been audited by PricewaterhouseCoopers, Taiwan, an independent registered public accounting firm, which also audited our consolidated financial statements for the year ended December 31, 2016, as stated in their report included on page F-2.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the year ended December 31, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 16A.	Audit Committee Financial Expert

William W. Sheng is our audit committee financial expert and an independent director. See “Item 6. Directors, Senior Management and Employees—C. Board Practices—Audit Committee.”

Item 16B.	Code of Ethics

We have adopted a code of ethics which applies to our directors, employees and officers, including our Chief Executive Officer and Chief Financial Officer (our principal accounting officer). No changes have been made to the code of ethics since its adoption and no waivers have been granted therefrom to our directors or employees. We have filed this code of ethics as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2003, which exhibit is incorporated by reference as an exhibit to this annual report, and a copy is available to any shareholder upon request. This code of ethics is also available on our website at www.spil.com.tw.

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Item 16C.	Principal Accountant Fees and Services

PricewaterhouseCoopers, Taiwan has served as our independent public accountant for each of the fiscal years in the three-year period ended December 31, 2016, for which audited financial statements appear in this annual report.

The following table presents the aggregate fees for professional services and other services rendered by PricewaterhouseCoopers, Taiwan to us in 2015 and 2016.

	2015	2016	2016
	NT$	NT$	US$
	(in thousands)
Audit Fees(1)	20,541	23,717	732.0
Audit-related Fees(2)	—	6,553	202.3
Tax Fees(3)	4,805	5,890	181.8
All Other Fees(4)	50	2,252	69.5

Total	25,396	38,412	1,185.6

(1)	Audit fees consist of fees billed for the audit or review of our annual financial statements, internal control over financial reporting, quarterly financial statements, and related statutory and regulatory filings.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above as “Audit Fees.”
(3)	Tax fees include fees billed for tax compliance services and tax advice services.
(4)	All other fees consist of fees billed for professional consulting services.

Pre-approval Policies and Procedures

Our audit committee is responsible for the oversight of our independent accountants’ work. All audit and non-audit services performed by PricewaterhouseCoopers, Taiwan for 2015 and 2016 were pre-approved by our audit committee.

Item 16D.	Exemptions from the Listing Standards for Audit Committees

None.

Item 16E.	Purchase of Equity Securities by the Issuer and Affiliated Purchasers

None.

Item 16F.	Change in Registrant’s Certifying Accountant

Not applicable.

Item 16G.	Corporate Governance

In general, corporate governance principles for Taiwanese companies are set forth in the ROC Company Act, the ROC Securities and Exchange Act and, to the extent they are listed on the Taiwan Stock Exchange, listing rules of the Taiwan Stock Exchange. Corporate governance principles under provisions of ROC law may differ in significant ways to corporate governance standards for U.S. NASDAQ-listed companies. Under the latest amendment to the NASDAQ Listing Rule 5615, foreign private issuers are permitted to follow certain home country corporate governance practices in lieu of the requirements of the NASDAQ corporate governance rules. Under the amendment, foreign private issuers must disclose alternative home country practices they follow. The following are the requirements of the NASDAQ corporate governance rules we do not follow and the home country practices we follow.

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Under the NASDAQ Listing Rule 5605(b)(1), a majority of the board of directors must comprise of independent directors. We have three independent directors out of a total of nine directors on our board. Our standards in determining director independence substantially comply with the NASDAQ requirements, which include detailed tests for determining director independence. In Taiwan, in order to strengthen corporate governance of Taiwanese companies, the ROC Securities and Exchange Act Article 14-2 provides that public companies may appoint independent directors in accordance with its articles of incorporation, as long as it is compliant with related requirements and regulations of the ROC. The government authority, however, may require a company to appoint two or more independent directors, who shall account for one-fifth or more of its total directors, depending on such company’s scale, shareholder structure, type of operations and other essential factors.

Under NASDAQ Listing Rule 5605(b)(2), the company is required to have regularly scheduled meetings at which only independent directors are present. We do not hold executive sessions of non-management directors as the election of independent directors is not required by the ROC Company Act. However, once our independent directors are elected, they will participate in committee meetings of which they are committee members. In particular, we expect our independent directors to serve on our audit committee. Our audit committee will meet regularly.

NASDAQ Listing Rule 5605(d) requires that compensation of the chief executive officer of the company must be determined, or recommended to the board, either by a majority of the independent director or an independent compensation committee. We currently follow the practice under the ROC Securities and Exchange Act, as amended on November 24, 2010, which requires all publicly listed companies in the ROC, including our company, to establish a compensation committee for directors and managers’ compensation, which includes salary, stock options and other rewards. On March 18, 2011, the FSC promulgated “Regulations Governing the Appointment and Exercise of Powers by the Compensation Committee of a Company Whose Stock is Listed on the Stock Exchange or Traded Over the Counter”, according to which publicly listed companies of our size were required to establish a compensation committee composed of no less than three members appointed by the board of directors. Such committee members must meet certain professional qualification requirements and must not have served as an employee or non-independent director of the company in the two years prior to their appointment. Pursuant to such regulations, on August 25, 2011, we established a compensation committee. Our current compensation committee comprises our independent directors, John Hsuan, Tsai-Ding Lin and William W. Sheng.

Under NASDAQ Listing Rule 5605(e), director nominees must either be selected, or recommended for the Board’s selection, either by a majority of the independent directors or an independent nominations committee. The ROC Company Act expressly grants the power of nomination to the shareholders, as well as to the board of directors. Under the ROC Company Act and the interpretations thereof, candidates to serve as directors are nominated either by the board of directors prior to the shareholders’ meeting or by the shareholders during the election of the director. Therefore, the requirement of a nominations committee is in conflict with the ROC Company Act. We currently follow the home country practice.

Under NASDAQ Listing Rule 5635(c), each issuer shall require shareholder approval when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants. Under the corresponding domestic requirements in the ROC Company Act and the ROC Securities and Exchange Act, shareholders’ approval is required for the distribution of employee bonuses in the form of stock, while the board of director has authority, subject to the approval of the ROC SFB, to approve employee stock option plans and to grant options to employees pursuant to such plans. We follow the home country practice. ROC law provides for specific safeguards on employee stock option grants. Options granted under the plans are subject to certain statutory volume limitations. Under the ROC Company Act, the directors of a company may not receive stock options because they are not considered “employees” of the company.

Item 16H.	Mine Safety Disclosure

Not applicable.

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PART III

Item 17.	Financial Statements

We have provided the financial statements and related information specified in Item 18.

Item 18.	Financial Statements

The following is a list of the audited financial statements and report of independent registered public accounting firm included in this annual report beginning on page F-1.

Item 19.	Exhibit Index

Exhibit Number	Description of Exhibits

*1.1	Articles of Incorporation of Siliconware Precision Industries Co., Ltd., as amended on May 16, 2016 (English translation)

2.1	Form of the Third Amended and Restated Deposit Agreement among Siliconware Precision Industries Co., Ltd., JPMorgan Chase Bank, N.A., as Depositary, and the Holders of American Depositary Receipts issued thereunder, including the form of American Depositary Receipts(1)

4.1	License Agreement with Flip Chip Technologies, L.L.C.(2)

4.2	Share Subscription Agreement with Tsinghua Unigroup Ltd. (English translation)(3)

*4.3	Termination Agreement with Tsinghua Unigroup Ltd. (English translation)

*4.4	Joint Share Exchange Agreement with Advanced Semiconductor Engineering, Inc. (English translation)

*8.1	List of Significant Subsidiaries of Siliconware Precision Industries Co., Ltd.

11.1	Code of Ethics(4)

*12.1	Certification of our Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

*12.2	Certification of our Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

*13.1	Certification by our Chief Executive Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*13.2	Certification by our Chief Financial Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*99.1	Consent of PricewaterhouseCoopers, Taiwan

*	filed herewith.
(1)	Incorporated by reference to Exhibit 99.(A) to our Registration Statement on Form F-6 (File No. 333-201043) filed with the SEC on December 18, 2014.
(2)	Incorporated by reference to Exhibit 10.5 to our Registration Statement on Form F-1 (File No. 333-11812) filed with the SEC on April 29, 2000.
(3)	Incorporated by reference to Exhibit 4.3 to our Annual Report on Form 20-F filed with the SEC on April 25, 2016.
(4)	Incorporated by reference to Exhibit 11.1 to our Annual Report on Form 20-F filed with the SEC on June 28, 2004.

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SIGNATURES

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this annual report on its behalf.

SILICONWARE PRECISION INDUSTRIES CO., LTD.

By:	/s/ Eva Chen
Name:	Eva Chen
Title:	Chief Financial Officer

Date: April 11, 2017

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E-1-F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

        Siliconware Precision Industries Co., Ltd.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of comprehensive income, of changes in equity and of cash flows present fairly, in all material respects, the financial position of Siliconware Precision Industries Co., Ltd., and its subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control Over Financial Reporting under Item 15 of this Annual Report on Form 20-F. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers, Taiwan

Taipei, Taiwan

March 23, 2017

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SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN THOUSANDS OF DOLLARS)

	As of December 31,
	Note	2015	2016
		NT$	NT$	US$ (Note 4)
Current Assets
Cash and cash equivalents	6,12	$25,191,374	$24,476,270	$755,440
Available-for-sale financial assets, current	10, 12, 37	1,067,204	178,176	5,499
Notes receivable, net	12	11,403	23,591	728
Accounts receivable, net	7, 12, 35	15,825,728	17,354,883	535,645
Other receivables	12	473,431	581,630	17,952
Inventories	8	4,502,319	6,498,832	200,581
Non-current assets held for sale	9, 13	—	387,503	11,960
Other current assets-other	12, 32	1,713,753	950,410	29,334

		48,785,212	50,451,295	1,557,139

Non-current Assets
Available-for-sale financial assets, non-current	10, 12, 37	5,526,412	3,615,658	111,594
Investments accounted for using the equity method	11	2,522,658	2,401,531	74,121
Property, plant and equipment	13	64,305,608	65,380,409	2,017,914
Intangible assets	14	192,774	175,862	5,428
Deferred income tax assets	27	912,054	752,712	23,232
Other non-current assets-other	12	964,534	949,840	29,316

		74,424,040	73,276,012	2,261,605

TOTAL ASSETS		$123,209,252	$123,727,307	$3,818,744

Current Liabilities
Short-term loans	12, 18	$2,790,125	$2,741,250	$84,606
Financial liability at fair value through profit or loss - current	12, 15, 37	1,798,920	773,908	23,886
Accounts payable	12	6,942,527	8,194,647	252,921
Other payables	12, 16, 29	11,512,740	11,896,517	367,176
Current income tax liabilities	27	911,324	653,222	20,161
Current portion of convertible bonds	12, 17, 37	—	12,712,651	392,366
Current portion of long-term loans	12, 18	5,991,128	3,500,747	108,048
Other current liabilities-other	12	730,475	615,497	18,997

		30,677,239	41,088,439	1,268,161

Non-current Liabilities
Convertible bonds	12, 17, 37	12,627,311	—	—
Long-term loans	12, 18	7,858,036	14,840,000	458,025
Deferred income tax liabilities	27	334,585	264,360	8,159
Other non-current liabilities	12, 19, 22	2,182,856	2,414,050	74,508

		23,002,788	17,518,410	540,692

Total Liabilities		53,680,027	58,606,849	1,808,853

Shareholders’ Equity
Capital stock	20	31,163,611	31,163,611	961,840
Capital reserve	21	15,758,358	12,641,997	390,185
Retained earnings	22
Legal reserve		9,967,775	10,844,001	334,691
Unappropriated earnings		9,132,550	9,337,450	288,193
Accumulated Other Comprehensive Income	23	3,506,931	1,133,399	34,982

Total Shareholders’ Equity		69,529,225	65,120,458	2,009,891

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$123,209,252	$123,727,307	$3,818,744

The accompanying notes are an integral part of these consolidated financial statements.

E-1-F-3

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(EXPRESSED IN THOUSANDS OF DOLLARS, EXCEPT EARNINGS PER SHARE)

		For the years ended December 31,
	Note	2014	2015	2016
		NT$	NT$	NT$	US$
					(Note 4)
Operating Revenues		$83,071,441	$82,839,922	$85,111,913	$2,626,911
Operating Costs	8, 14, 24	(62,081,265)	(61,230,622)	(65,762,191)	(2,029,697)

Gross Profit		20,990,176	21,609,300	19,349,722	597,214

Operating Expenses	14, 24
Selling expenses		(937,884)	(944,499)	(1,024,689)	(31,626)
General and administrative expenses		(2,605,527)	(3,671,161)	(3,495,613)	(107,889)
Research and development expenses		(3,625,622)	(3,739,109)	(4,043,290)	(124,793)

		(7,169,033)	(8,354,769)	(8,563,592)	(264,308)

Other income and expenses	25	284,251	(255,817)	(117,006)	(3,612)
Operating Profit		14,105,394	12,998,714	10,669,124	329,294
Non-operating Income and Expenses
Interest income		155,804	155,524	148,484	4,583
Other gains and losses	11, 26	483,325	57,553	(104,365)	(3,221)
Finance costs		(403,468)	(565,450)	(562,337)	(17,356)
Impairment loss of available-for-sale equity securities	10	—	(1,856,442)	—	—
Share of (losses) gains of associates and joint ventures accounted for using the equity method	11	(171,591)	(183,708)	3,221	99
Impairment losses of investments accounted for using the equity method		(442,385)	—	—	—
Dividends income		223,235	347,408	277,798	8,574
Gains on disposal of investments	10, 11	639,103	127,291	217,199	6,704
(Losses)/ Gains on financial liabilities at fair value through profit or loss	15	(321,233)	(703,368)	1,025,012	31,636

		162,790	(2,621,192)	1,005,012	31,019

Income before Income Tax		14,268,184	10,377,522	11,674,136	360,313
Income Tax Expense	22, 27	(3,050,097)	(1,366,059)	(1,867,199)	(57,630)

Net Income		$11,218,087	$9,011,463	$9,806,937	$302,683

Other Comprehensive Income	23, 27
Items that may be subsequently reclassified to profit or loss
Exchange difference on translation of foreign financial statements		555,285	(227,905)	(908,801)	(28,049)
Unrealized gain (loss) on available-for-sale financial assets		2,948,369	(549,845)	(1,469,105)	(45,343)
Share of other comprehensive income of associates and joint ventures		—	—	(121,957)	(3,764)
Income tax relating to items that may be reclassified to profit or loss		(165,478)	20,244	273,910	8,454

		3,338,176	(757,506)	(2,225,953)	(68,702)

Items that will not be reclassiflied to profit or loss
Remeasurements of post-employment benefit obligations		(53,911)	(179,842)	(177,806)	(5,488)
Income tax relating to items that will not be reclassified to profit or loss		9,165	30,572	30,227	933

		(44,746)	(149,270)	(147,579)	(4,555)

Other Comprehensive Income (Loss) for the year, net of tax		3,293,430	(906,776)	(2,373,532)	(73,257)

Total Comprehensive Income for the year		$14,511,517	$8,104,687	$7,433,405	$229,426

Net Income Attributable to:
Owners of the parent		$11,218,087	$9,011,463	$9,806,937	$302,683

Total Comprehensive Income Attributable to:
Owners of the parent		$14,511,517	$8,104,687	$7,433,405	$229,426

Earnings Per Share (in New Taiwan dollars)	28
Basic		$3.60	$2.89	$3.15	$0.10

Diluted		$3.57	$2.86	$2.65	$0.08

The accompanying notes are an integral part of these consolidated financial statements.

E-1-F-4

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(EXPRESSED IN THOUSANDS OF DOLLARS)

				Retained Earnings			Other Comprehensive Income
		Capital Stock	Capital Reserve	Legal Reserve	Special Reserve	Unappropriated Earnings	Unrealized Gain on Valuation of Available-for- sale Financial Assets	Exchange Difference on Translation of Foreign Financial Statements	Remeasurements of Post- employment Benefit Obligations	Total
		NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
For the year ended December 31, 2014
Balance at January 1, 2014		$31,163,611	$15,758,479	$8,207,777	$244,604	$5,376,927	$884,504	$167,688	$68,085	$61,871,675
Appropriation of earnings for prior years:	22
Legal reserve		—	—	589,228	—	(589,228)	—	—	—	—
Reversal of special reserve		—	—	—	(244,604)	244,604	—	—	—	—
Cash dividends		—	—	—	—	(5,609,450)	—	—	—	(5,609,450)
Net income		—	—	—	—	11,218,087	—	—	—	11,218,087
Other comprehensive income (loss)	23	—	—	—	—	—	2,785,611	552,565	(44,746)	3,293,430

Total comprehensive income		—	—	—	—	11,218,087	2,785,611	552,565	(44,746)	14,511,517

Balance at December 31, 2014		$31,163,611	$15,758,479	$8,797,005	$—	$10,640,940	$3,670,115	$720,253	$23,339	$70,773,742

For the year ended December 31, 2015
Balance at January 1, 2015		$31,163,611	$15,758,479	$8,797,005	$—	$10,640,940	$3,670,115	$720,253	$23,339	$70,773,742
Appropriation of earnings for prior years:	22
Legal reserve		—	—	1,170,770	—	(1,170,770)	—	—	—	—
Cash dividends		—	—	—	—	(9,349,083)	—	—	—	(9,349,083)
Subsidiary’s share issue transaction costs		—	(121)	—	—	—	—	—	—	(121)
Net income		—	—	—	—	9,011,463	—	—	—	9,011,463
Other comprehensive income (loss)	23	—	—	—	—	—	(530,235)	(227,271)	(149,270)	(906,776)

Total comprehensive income		—	—	—	—	9,011,463	(530,235)	(227,271)	(149,270)	8,104,687

Balance at December 31, 2015		$31,163,611	$15,758,358	$9,967,775	$—	$9,132,550	$3,139,880	$492,982	($125,931)	$69,529,225

For the year ended December 31, 2016
Balance at January 1, 2016		$31,163,611	$15,758,358	$9,967,775	$—	$9,132,550	$3,139,880	$492,982	($125,931)	$69,529,225
Appropriation of earnings for prior years:	22
Legal reserve		—	—	876,226	—	(876,226)	—	—	—	—
Cash dividends		—	—	—	—	(8,725,811)	—	—	—	(8,725,811)
Cash distribution from capital reserve	21	—	(3,116,361)	—		—	—	—	—	(3,116,361)
Net income		—	—	—	—	9,806,937	—	—	—	9,806,937
Other comprehensive income (loss)	23	—	—	—	—	—	(1,317,722)	(908,231)	(147,579)	(2,373,532)

Total comprehensive income		—	—	—	—	9,806,937	(1,317,722)	(908,231)	(147,579)	7,433,405

Balance at December 31, 2016		$31,163,611	$12,641,997	$10,844,001	$—	$9,337,450	$1,822,158	($415,249)	($273,510)	$65,120,458

Balance at December 31, 2016, in US$	4	$961,840	$390,185	$334,691	$—	$288,193	$56,240	($12,816)	($8,442)	$2,009,891

The accompanying notes are an integral part of these consolidated financial statements.

E-1-F-5

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(EXPRESSED IN THOUSANDS OF DOLLARS)

		For the years ended December 31,
	Note	2014	2015	2016
		NT$	NT$	NT$	US$
					(Note 4)
Cash flows from operating activities
Consolidated income before tax		$14,268,184	$10,377,522	$11,674,136	$360,313
Adjustments to reconcile consolidated income before tax to net cash provided by operating activities:
Depreciation	13, 24	11,840,340	12,903,772	12,905,830	398,328
Amortization	14, 24	595,475	610,213	385,360	11,894
Losses/ (Gains) on financial liabilities at fair value through profit or loss	15	321,233	703,368	(1,025,012)	(31,636)
Interest expense		403,080	564,540	561,613	17,334
Interest income		(155,804)	(155,524)	(148,484)	(4,583)
Dividend income		(223,235)	(347,408)	(277,798)	(8,574)
Share of losses (gains) of associates and joint ventures accounted for using the equity method	11	171,591	183,708	(3,221)	(99)
Impairment loss of investments accounted for		442,385	—	—	—
using the equity method
Impairment loss of available-for-sale financial assets		—	1,856,442	—	—
Gains on reversal of impairment loss of non-financial assets		—	(134,992)	—	—
Gains on disposal of property, plant and equipment	25	(287,947)	(31,293)	(32,615)	(1,007)
Gains on disposal of investment	10, 11	(639,103)	(127,291)	(217,199)	(6,704)
Impairment loss on property, plant and equipment	25	63,722	64,996	91,247	2,816
Foreign currency exchange loss (gain) on convertible bonds payable		516,543	451,156	(221,082)	(6,823)
Foreign currency exchange loss (gain) on long-term loan		581,518	(28,790)	(105,712)	(3,263)
Premium from merger of available-for-sale financial assets	10, 29	—	—	(51,923)	(1,602)
Changes in assets and liabilities related to the operation
Notes receivable		7,290	(1,325)	(13,195)	(407)
Accounts receivable		(3,043,597)	2,658,604	(1,794,834)	(55,396)
Other receivables		(152,479)	295,714	1,301	40
Inventories		(696,646)	(132,271)	(1,321,346)	(40,782)
Other current assets-other		(73,773)	(384,471)	(2,590)	(80)
Other non-current assets-other		43,354	(95,494)	23,405	722
Accounts payable		707,657	(321,445)	1,359,898	41,972
Other payables		1,191,269	410,903	392,429	12,112
Other current liabilities		270,943	30,821	(23,780)	(734)
Other non-current liabilities		(4,361)	(6,277)	58,033	1,791

Cash provided by operations		26,147,639	29,345,178	22,214,461	685,632
Interest received		146,544	162,742	150,419	4,642
Dividend received		223,478	347,408	277,798	8,574
Interest paid		(343,152)	(257,415)	(247,829)	(7,649)
Income tax paid		(1,229,336)	(2,813,747)	(1,550,297)	(47,849)

Net cash provided by operating activities		24,945,173	26,784,166	20,844,552	643,350

The accompanying notes are an integral part of these consolidated financial statements.

(Continued)

E-1-F-6

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(EXPRESSED IN THOUSANDS OF DOLLARS)

		For the years ended December 31,
	Note	2014	2015	2016
		NT$	NT$	NT$	US$
					(Note 4)
Cash flows from investing activities
Proceeds from disposal of available-for-sale financial assets	10	$674,622	$—	$1,454,403	$44,889
Proceeds from disposal of investments accounted for using the equity method	11	—	29,645	—	—
Acquisition of investments accounted for using the equity method	11	(63,818)	(2,400,000)	—	—
Acquisition of property, plant, and equipment	29	(19,560,740)	(13,855,431)	(15,295,121)	(472,071)
Proceeds from disposal of property, plant, and equipment		315,556	111,274	167,021	5,155
Increase in refundable deposits		(19,555)	(162,225)	(561,010)	(17,315)
Decrease in refundable deposits		10,350	65,326	237,007	7,315
Acquisition of intangible assets	14	(65,802)	(112,692)	(71,011)	(2,192)
(Increase) decrease in pledged deposits	32	(2,900)	(44,800)	27,000	833
Increase in other non-current assets		(530,516)	(218,536)	—	—

Net cash used in investing activities		(19,242,803)	(16,587,439)	(14,041,711)	(433,386)

Cash flows from financing activities
Proceeds from long-term loans		3,850,000	2,500,000	9,000,000	277,778
Repayment of long-term loans		(3,178,166)	(8,235,833)	(4,228,721)	(130,516)
Proceeds from the issuance of convertible bonds		12,089,536	—	—	—
Payment for issuance of subsidiary’s stock		—	(121)	—	—
Increase in deposit-in		146,993	65,112	35,889	1,107
Decrease in deposit-in		(6,747)	(76,366)	(126,329)	(3,899)
Payment for cash dividends and cash distribution from capital reserve	21, 22	(5,609,436)	(9,349,083)	(11,842,172)	(365,499)

Net cash provided by (used in) financing activities		7,292,180	(15,096,291)	(7,161,333)	(221,029)

Effect on foreign currency exchange		184,916	(63,775)	(356,612)	(11,007)

Net increase (decrease) in cash and cash equivalents		13,179,466	(4,963,339)	(715,104)	(22,072)
Cash and cash equivalents at the beginning of the year		16,975,247	30,154,713	25,191,374	777,512

Cash and cash equivalents at the end of the year	6	$30,154,713	$25,191,374	$24,476,270	$755,440

The accompanying notes are an integral part of these consolidated financial statements.

E-1-F-7

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

1.	History and Organization

Siliconware Precision Industries Co., Ltd. (the “Company”) was incorporated as a company limited by shares under the Company Law of the Republic of China (R.O.C.) in May 1984, and has been listed on the Taiwan Stock Exchange since April 1993, and on the NASDAQ National Market under the trading symbol of SPIL since June 2000. The Company is mainly engaged in the assembly, testing and turnkey services of integrated circuits. The address of the registered office is No. 123, Sec. 3, Da Fong Rd., Tantzu, Taichung 427, Taiwan, R.O.C.

2.	The Date of Authorization for Issuance of the Consolidated Financial Statements and Procedures for Authorization

The consolidated financial statements have been authorized for issue by the Audit Committee on March 23, 2017.

3.	The Adoption of New and Amended Standards and Interpretations

A.	New Standards and Interpretations Not Yet Adopted

New Standards, Amendments, and Interpretations	Content	Effective Date
IFRS 15, ‘Revenue from contracts with customers’ and amendments	The standard deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognized when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard replaces IAS 18 ‘Revenue’ and IAS 11 ‘Construction contracts’ and related interpretations. The amendments to IFRS 15 clarify how to identify a performance obligation (the promise to transfer a good or a service to a customer) in a contract; determine whether a company is a principal (the provider of a good or service) or an agent (responsible for arranging for the good or service to be provided); and determine whether the revenue from granting a license should be recognized at a point in time or over time. In addition to the clarifications, the amendments include two additional reliefs to reduce cost and complexity for a company when it first applies the new Standard.	January 1, 2018

IFRS 9, ‘Financial instruments’	The complete version of IFRS 9 was issued in July 2014 . It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets, namely, amortised cost, fair value through other comprehensive income and fair value through profit and loss. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss, with the irrevocable option at inception to present changes in fair value in other comprehensive not recycled to profit and loss. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities, there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the “hedged ratio” to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39.	January 1, 2018

IFRS 16, ‘Leases’	‘Leases’ addresses the definition of a lease, recognition and measurement of leases and establishes principles for reporting useful information to users of financial statements about the leasing activities of both lessees and lessors. A key change arising from IFRS 16 is that most operating leases will be accounted for on balance sheet for lessees. The standard replaces IAS 17 ‘Leases’, and related interpretations. An entity shall apply IFRS 16 for annual periods beginning on or after January 1, 2019 and earlier application is permitted subject to the entity adopting IFRS 15 ‘Revenue from contracts with customers’ at the same time.	January 1, 2019

E-1-F-8

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

At this stage, the Company and its subsidiaries (the “Group”) is assessing the potential impact of the new rules on the Group’s financial statements. The Group will continue in evaluating the impact on its financial position and financial performance as a result of the initial adoption of the standards or interpretations. The related impact will be disclosed when the Group completes the evaluation.

The Group does not expect to early adopt the new standards before 1 January 2018.

B.	New Standards and Interpretations Adopted

The Group has applied the following standards and amendments for the first time for their annual reporting period commencing January 1, 2016:

•	Accounting for acquisitions of interests in joint operations-Amendments to IFRS 11

•	Clarification of acceptable methods of depreciation and amortisation-Amendments to IAS 16 and IAS 38

•	Annual improvements to IFRSs 2012-2014 cycle, and

•	Disclosure initiative-amendments to IAS 1.

The adoption of these amendments did not have any impact on the current period or any prior period and is not likely to affect future periods.

4.	Summary of Significant Accounting Policies

(1)	Basis of Preparation

A.	Compliance with IFRS

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards and the interpretations of the IFRS interpretations committee (“IFRIC”). The accompanying consolidated financial statements are prepared in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

B.	Historical cost convention

The consolidated financial statements have been prepared on a historical cost basis, except for the following:

•	available-for-sale financial assets, financial assets and liabilities (including derivative instruments) - measured at fair value

•	defined benefit pension plans - net amount of pension fund assets less present value of defined benefit obligation measured at fair value.

The preparation requires the use of certain critical accounting estimates and also requires management to exercise its judgement in the process of applying the accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 5.

(2)	Principles of Consolidation

Pursuant to IFRS 10, “Consolidated financial statements”, subsidiaries are those entities controlled by the Company or its subsidiaries. The Company controls an entity when the Company is exposed to, or has right to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date that control ceases.

Inter-company transactions, balances and unrealized gains on transactions between group companies are eliminated. Unrealized losses are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

E-1-F-9

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

Consolidated subsidiaries:

			% of ownership held by the named investors as of December 31,
Name of investor	Name of subsidiaries	Main operating activities	2015	2016
The Company	SPIL (B.V.I.) Holding Limited	Investment activities	100%	100%
The Company	Siliconware Investment Co., Ltd	Investment activities	100%	100%
SPIL (B.V.I.) Holding Limited	Siliconware USA, Inc. (SUI)	Communications and relationship maintenance with companies headquartered in North America	100%	100%
SPIL (B.V.I.) Holding Limited	SPIL (Cayman) Holding Limited	Investment activities	100%	100%
SPIL (Cayman) Holding Limited	Siliconware Technology (Suzhou) Limited	Assembly and testing services	100%	100%

(3)	Segment Reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker assesses performance and allocates resources based on the economic environment. All of the Company’s segments have similar economic characteristics and meet the criteria of aggreggation. As a result, the Company discloses a single reporting segment by aggregating all the operating segments.

(4)	Foreign Currency Translation

A.	Convenience Translation into US Dollars

The Group maintains its accounting records and prepares its financial statements in New Taiwan (“NT”) dollars. The United States (“US”) dollar amounts disclosed in the 2016 financial statements are presented solely for the convenience of the reader and were translated at the rate of NT$32.40 (in dollars) to US$1.00 (in dollars), which was the noon buying rate as certified for customs purposes by the Federal Reserve Bank of New York on December 30, 2016 as the last quoted rate at the balance sheet date. Such translation amounts are unaudited and should not be construed that the NT dollar amounts represent, or have been, or could be, converted into US dollars at that or any other rate.

B.	Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in New Taiwan Dollar (“NTD”), which is the presentation currency of the Group and the functional currency of the Company.

C.	Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized as other gains and losses in the statement of comprehensive income.

D.	Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss. Translation differences on non-monetary financial assets, such as equities classified as available-for-sale, are included in other comprehensive income. However, non-monetary assets and liabilities denominated in foreign currencies that are not measured at fair value are translated using the historical exchange rates at the dates of the initial transactions.

E.	The results and financial position of the Group entities that have a functional currency different from the presentation currency are translated into the presentation currency. Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet, income and expenses for each statement of comprehensive income are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions), and all resulting exchange differences are recognized in other comprehensive income. Those differences would be recorded as gain or loss of disposal of investments in statement of comprehensive income if disposed.

E-1-F-10

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(5)	Classification of Current and Noncurrent Assets / Liabilities

A.	Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as noncurrent assets:

(a)	Assets arising from operating activities that are expected to be realized or consumed, or are intended to be sold within the normal operation cycle;

(b)	Assets held mainly for trading purposes;

(c)	Assets expected to be realized within twelve months from the balance sheet date;

(d)	Cash or cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than twelve months after the balance sheet date.

B.	Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as noncurrent liabilities:

(a)	Liabilities arising from operating activities that are expected to be paid off within the normal operating cycle;

(b)	Liabilities arising mainly from trading activities;

(c)	Liabilities that are to be paid off within twelve months from the balance sheet date;

(d)	Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date.

(6)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits held at call with banks, time deposits that meet operating short-term cash commitments and that are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value, and other short-term highly liquid investments.

(7)	Accounts Receivable

Accounts receivable is recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. Accounts receivable expected to be collected over one year is recorded at present value by using predetermined interest rate whereas those expected to be collected within one year are not reported at present value due to the fact that the difference between the maturity value and the fair value discounted by implicit interest rate is immaterial and the frequency of transactions is high.

(8)	Inventories

Inventories are recorded at cost when acquired under a perpetual inventory system. Cost is determined using the weighted-average method. The cost of work in process comprises raw materials, direct labor, other direct costs and related production overheads based on normal operting capacity. As of the balance sheet date, inventories are stated at the lower of cost or net realizable value by item, except where it may be appropriate to similar groups or related items. Net realizable value is the estimated selling price in the ordinary course of business less all estimated costs of completion and necessary selling expenses.

E-1-F-11

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

In the service agreements with and/or purchase orders from customers, the Group and the customer both agree what materials are to be provided by the customer and what materials are to be provided by the Group. Materials provided by the customers are considered consigned materials. According to the service agreement and/or purchase order, title (ownership) of the consigned materials belongs to the customers. The Group does not take title to these consigned materials. The Group does not have any rights or obligations with respect to the consigned materials other than keeping them in good care while under the Group’s custody, and therefore the risk does not transfer to the Group. In addition, the customers are informed of the status and locations of integrated circuits being assembled and/or tested by the Group which provides further evidence that the customers are taking control or monitoring those consigned materials. As such, the Group does not book the consigned materials into its inventory account.

(9)	Non-current Assets Held for Sale

Non-current assets are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the non-current asset held for sale is available for immediate sale in its present condition. To meet the criteria for the sale being highly probable, the appropriate level of management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

Non-current assets classified as held for sale are measured at the lower of their previous carrying amount and fair value less costs to sell. Recognition of depreciation would cease.

(10)	Financial Assets

A.	Classification

The classification depends on the nature and purpose of acquiring the financial assets and the classification is determined at the time of initial recognition.

(a)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.

(b)	Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are either designated in this category or not classified in any of the other categories. Except for those that are expected to be disposed more than one year after the end of the reporting period, which are classified as non-current assets, otherwise, they are classified as current assets.

B.	Recognition and Measurement

(a)	Regular purchases and sales of financial assets are recognized on the trade date (the date on which the Group commits to purchase or sell the asset).

Financial assets carried at fair value through profit or loss are initially recognized at fair value, and transaction costs are expensed in the statement of comprehensive income. Other financial assets not carried at fair value through profit or loss are initially recognized at fair value plus transaction costs. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

(b)	Financial assets at fair value through profit or loss and available-for-sale financial assets are subsequently carried at fair value. Gains or losses arising from changes in the fair value of the “financial assets at fair value through profit or loss” category are presented in the statement of comprehensive income within “other gains and losses” in the period in which they arise. Changes in the fair value of securities classified as available-for-sale are recognized in other comprehensive income. Dividend income from these two assets is recognized in the statement of comprehensive income when the Group’s right to receive payments is established.

E-1-F-12

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(c)	Loans and receivables are subsequently carried at amortized cost using the effective interest method. The interest arising subsequently is recognized in “interest income” in the statement of comprehensive income.

(d)	When securities classified as available-for-sale are sold or impaired, the accumulated fair value adjustments recognized in equity are included in the statement of comprehensive income as “gains and losses from investment securities” and “impairment losses”, respectively.

C.	Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously. The legally enforceable right must not be contingent on future events and must be enforceable in the normal course of business and in the event of default, insolvency or bankruptcy of the company or the counterparty.

(11)	Impairment of Financial Assets

A.	Loans and receivables

(a)	The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial asset is impaired and impairment losses are incurred only if:

i.	There is objective evidence of impairment as a result of one or more events that occurred after initial recognition of the asset (a “loss event”), and

ii.	That loss event has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

Evidence of impairment includes:

i.	The debtor or the issuer is experiencing significant financial difficulty;

ii.	Default or delinquency in interest or principal payment;

iii.	Concessions made to the insolvent debtor by creditors owing to economic or legal considerations;

iv.	The probability that the debtor or debtors will enter bankruptcy or other financial reorganization;

v.	The disappearance of an active market for that financial asset because of financial difficulties;

vi.	Where observable data indicates that there is a measurable decrease in the estimated future cash flow, such as:

•	The repayment condition of the debtor to the Group of assets deteriorated

•	Changes in areas or economic conditions that correlate with defaults

(b)	The Group first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, and individually or collectively for financial assets that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. For these assets, the amount of the loss is measured as the difference between the assets’ carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced through the allowance account and the amount of the loss is recognized in the consolidated statement of comprehensive income. In a subsequent period, if the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the reversal of the previously recognized impairment loss is recognized in the consolidated statement of comprehensive income.

E-1-F-13

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

B.	Available-for-sale assets

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired. In the case of equity investments classified as available-for-sale, any significant unfavorable change that takes place in the technical, market, economic, or legal environments where the issuer operates indicates the possibility that the investment cost of the equity instrument may not be recovered and a significant or prolonged decline in the fair value of the security below its cost are evidences that the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss—measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss is removed from equity and recognized in profit or loss. Impairment losses recognized in the consolidated statement of comprehensive income on equity instruments are not reversed through the consolidated statement of comprehensive income in a subsequent period.

(12)	Equity Method Investments (Investments in Associate and Joint Arrangements)

Investment in associate

A.	Associates, which are accounted for using the equity method of accounting, are all entities over which the Group has significant influence, which means the power to participate in the financial and operating policy decisions of the investees, but not control or joint control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Under the equity method, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the investor’s share of the profit or loss of the investee after the date of acquisition. The Group’s investment in associates includes goodwill identified on acquisition.

B.	The Group’s share of post-acquisition profit or loss is recognized in the statement of comprehensive income, and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income with a corresponding adjustment to the carrying amount of the investment. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognize further losses, unless it has incurred legal or constructive obligations or made payments on behalf of the associate.

C.	If the ownership interest in an associate is reduced but significant influence is retained, only a proportionate share of the amounts previously recognized in other comprehensive income is reclassified to profit or loss where appropriate. Dilution gains and losses arising in investments in associates are recognized in the statement of comprehensive income.

Investment in joint arrangements

A.	Investments in joint arrangement are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor. A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. The Group has assessed the nature of its joint arrangement and determined it to be a joint venture which is accounted for using the equity method.

B.	Under the equity method of accounting, interests in joint ventures are initially recognized at cost and adjusted thereafter to recognize the Group’s share of the post-acquisition profits or losses and movements in other comprehensive income. When the Group’s share of losses in a joint venture equals or exceeds its interests in the joint ventures, the Group does not recognize further losses, unless it has incurred obligation or made payments on behalf of the joint ventures.

Other significant policies of the equity method

Profits and losses resulting from upstream and downstream transactions between the Group and its associates or joint ventures are recognized in the Group’s financial statements only to the extent of unrelated investor’s interests in the associates or joint ventures. Unrealized losses are eliminated unless the transaction provides evidence of an impairment of the asset transferred. Material accounting policy differences between associates or joint ventures and the Group were properly assessed and changed where necessary to ensure consistency with those adopted by the Group.

E-1-F-14

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

The Group determines at each reporting date whether there is any objective evidence that the investment in the associate or joint venture is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate or joint venture and its carrying value in accordance with the policy described in Note 4(15).

(13)	Property, Plant and Equipment

A.	Property, plant and equipment are stated at historical cost less accumulated depreciation and impairments. The acquisition costs include the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating, and the obligations to dismantle and remove the items and restore the site on which they are located. The subsequent costs will only be recognized under the conditions that future economic benefits associated with the item will flow to the Group and the item cost can be measured reliably. The carrying amount of the replaced part is derecognized. Day-to-day servicing costs and repairment expenditures are recognized as expenses as incurred.

B.	The Group capitalizes borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset as part of the cost of that asset. The capitalized borrowing costs will be depreciated through the residual useful lives of related items. Borrowing costs which do not qualify for capitalization are recognized in profit or loss.

C.	If material part of replacing items of property, plant and equipment has different useful life from the main asset, it should be recognized and depreciated separately. Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values over their estimated useful lives. The estimated useful lives of property, plant and equipment are as follows:

Property, plant and equipment	Estimated useful lives
Buildings
- Main buildings	20-55 years
- Construction and improvements	3-15 years
Machinery and equipment	5-6 years
Other equipment	2-10 years

D.	The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each fiscal year.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within “Other income and expenses” in the statement of comprehensive income.

(14)	Intangible Assets

Intangible assets are the expenditures of license fees and computer software. License fees are capitalized at historical cost. Acquired computer software is capitalized on the basis of the costs incurred to acquire and bring to use the specific software. Both license fees and computer software are intangible assets with limited useful lives. They are subsequently measured at cost less accumulated amortization and impairment. Computer software is amortized over three years whereas license fees are amortized over their economic lives or the contract years using straight-line method. Subsequent measurements are measured using costs less accumulated amortization.

E-1-F-15

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(15)	Impairment of Non-financial Assets

A.	Intangible assets with definite useful life and other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash flows (cash-generating units). The recoverable amount is the higher of an asset’s fair value, defined as the price that would be received to dispose an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, less costs to dispose, or it’s value in use. The value in use is the present value of the future cash flows expected to be derived from an asset or cash-generating unit.

B.	An impairment loss recognized in prior periods for an asset shall be reversed if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. The carrying amount of the asset shall be reversed to its recoverable amount. The increased carrying amount of an asset attributable to a reversal of an impairment loss shall not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years.

(16)	Accounts Payable

Accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method. Accounts payable of which payment due is within one year or less are not discounted while their fair value are close to the value in maturity and they are transacted actively.

(17)	Financial liabilities at fair value through profit or loss

A.	Financial liability is classified in fair value through profit or loss while it is held for trading or identified at fair value through profit or loss on initial recognition. A financial liability is held for trading if it is acquired or incurred principally for the purpose of selling or repurchasing it in the near term, or if it is a derivative that is neither classified as a financial guarantee contract nor designated and effective as a hedging instrument. A financial liability is designated as at fair value through profit or loss upon initial recognition if:

i.	Such designation eliminates or significantly reduces a measurement or recognition in consistency that would otherwise arise; or

ii.	The financial liability forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

iii.	It forms part of a contract containing one or more embedded derivatives, and IAS 39 permits the entire combined contract to be designated as at fair value through profit or loss.

B.	Financial liabilities at fair value through profit or loss are stated at fair value upon initial recognition, and the related transaction cost are expensed immediately. In subsequent measurement, the Group measures fair value fluctuation in current profit or loss.

(18)	Convertible Bonds

Convertible bonds issued by the Company contain liability, conversion option, redemption option and put option (collectively the “Bonds Options”) components. The Company assesses if the economic characteristics and risks of the redemption option and put embedded in the convertible bonds are closely related to the economic characteristics and risk of the host contract before separating the equity component. For the embedded derivative that is not closely related to the host contract, it is classified as a liability component and subsequently measured at fair value through profit or loss unless it qualifies as an equity component. The equity component is assigned the residual amount after deducting from the fair value of the instrument as a whole the amount separately determined for the liability component. Its carrying amount is not remeasured in the subsequent accounting periods. If the convertible bond issued does not have an equity component, it is accounted for as a hybrid instrument in accordance with the requirements under IAS 39. The conversion option that will be settled other than by the exchange of a fixed amount of cash or other financial asset for a fixed number of the Company’s own equity instruments is classified as a conversion option derivative.

E-1-F-16

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

At the date of offering, the Bonds Options components are classified as a derivative liability and subsequently measured at fair value through profit and loss. The liability component excluding the Bonds Options is measured at amortized cost using the effective interest method. Transaction costs that relate to the offering of the convertible bonds are allocated to the liability and the Bonds Options components in proportion to their relative fair values. Transaction costs relating to the Bonds Options are recognized immediately in profit or loss. Transaction costs relating to the liability component are included in the carrying amount of the liability component and amortized using the effective interest method.

If the convertible bondholders exercise their conversion right before maturity, the Company shall adjust the carrying amount of the liability components. The adjusted carrying amounts of the liability components at conversion are credited to capital stock and capital reserve. In addition, the liability components of convertible bonds is classified as a current liability if within 12 months the bondholders may exercise the put right. After the put right expires, the liability component of the convertible bonds should be reclassified as a non-current liability if it meets the definition of a non-current liability in all other respects.

(19)	Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred, and subsequently carried at amortized cost. Any difference between the proceeds, net of transaction costs, and the redemption value is recognized in the statement of comprehensive income over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a prepayment for liquidity services and amortized over the period of the facility to which it relates.

(20)	Derecognition of financial liabilities

A.	The Group derecognizes a financial liability from its balance sheet when the obligation specified in the contract is discharged, cancelled or expired.

B.	The Group derecognizes an original financial liability and recognizes a new financial liability if the terms of an existing financial liability have substantial modifications and such modifications make significant differences (10%) to the original terms. The difference between the carrying amount of the financial liability derecognized and the consideration paid is recognized in profit or loss.

(21)	Income Tax

A.	The tax expense for the period comprises current and deferred tax. Tax is recognized in the income statment, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

B.	The current income tax is calculated on the basis of the tax law enacted or substantively enacted at the balance sheet date in the countries where the Group operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

C.	Additional 10% undistributed earnings tax is estimated and recognized during the period when income is earned.

E-1-F-17

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

D.	Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

E.	Deferred tax liabilities are not recognized for temporary differences between the carrying amount and tax bases of investments in subsidiaries, associates and joint arrangements where the company is able to control the timing of the reversal of the temporary differences and it is probable that the differences will not reverse in the foreseeable future.

F.	Deferred income tax assets and liabilties are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balance on a net basis.

G.	Deferred income tax assets are recognized only if it is probable that future taxable profit will be available to utilize those temporary differences and losses. The investment tax credits relating to the acquisition cost of qualifying equipment or technology, qualifying research and development expenditure, qualifying personnel training expenditure and qualifying investments in significant technology companies are recognized as income tax adjustments in the period the tax credits arise.

(22)	Employee Benefits

A.	Pensions

(a)	For defined contribution plans, the Group pays contributions to a publicly or privately administered pension fund. The contributions are recognized as employee benefit expenses when they are due. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits.

(b)	For defined benefit plan, the liability recognized in the balance sheet is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. The defined benefit obligation is calculated annually using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of government bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating to the terms of the related pension obligation.

The net interest cost is calculated by applying the discount rate to the net balance of the defined benefit obligation and the fair value of plan assets. This cost is included in employee benefit expense in the statement of profit or loss. Remeasurement gains and losses arising from experience adjustments and changes in actuarial assumptions are recognized in the period in which they occur, directly in other comprehensive income. They are included in other equity in the statement of changes in equity and in the balance sheet. Past-service costs are recognized immediately in profit or loss.

Changes in the present value of the defined benefit obligation resulting from plan amendments or curtailments are recognized immediately in profit or loss as past service costs.

B.	Employees’ and directors’ remuneration

The Group recognizes related expenses and liabilities when the Group has legal or constructive obligation and could reasonably estimate such amount. Any difference between estimated amount and distributed amount resolved in the Board of Directors in the subsequent year shall be adjusted in the profit or loss of the following year.

E-1-F-18

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(23)	Provision

A.	Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount has been reliably estimated. Provisions are not recognized for future operating losses. Damages and claims on customers’ consigned materials that arise from the course of packaging and/or testing services are recognized as a provision. Related expenditure that is reimbursed under an arrangement with a third party (e.g., a supplier warranty agreement) is presented net under “Other income and expenses”.

B.	Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

C.	A contingent liability is a possible obligation that arises from past events and whose existence will be confrimed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the entity. A present obligation that arises from past events but is not recognized because either that it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or that the amount of the obligation cannot be measured with sufficient reliability.

(24)	Revenue Recognition

The Group provides assembly, testing, and turnkey services for integrated circuits. The Group recognizes revenue when:

A.	the amount of revenue can be measured reliably;

B.	it is probable that the economic benefits associated with the transaction will flow to the entity;

C.	the stage of completion of the transaction at the end of the reporting period can be measured reliably;

D.	the costs incurred for the transaction and the cost to complete the transaction can be measured reliably.

Services provided by the Group include wafer bumping, wafer sort, IC packaging and final testing. Actual services and fees of the Group may vary by customers and are pre-agreed before provision of services. The Group regards each of the captioned services as a separate stage. Fees for each stage of services are negotiated independently and the fee for a specific stage is the then market price for that stage. Revenue is recognized when each stage of services has been completed. Each stage is performed as a whole and may not be separated or proportioned. The sales discount allowance is estimated by historical experiences and recorded as a deduction to the revenue.

(25)	Lease

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of incentives received from the lessor) are charged to the statement of comprehensive income on a straight-line basis over the period of the lease.

5.	Critical Accounting Estimates and Judgments

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates may differ from the actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(1)	Pension Benefits

The present value of the pension obligations is determined on an actuarial basis. When calculating the present value of defined pension obligations, the Company must apply judgments and estimates to determine a number of actuarial assumptions, including discount rate and future salary growth rate. Any changes in these assumptions could significantly impact the carrying amount of defined pension obligations. For relevant sensitivity analysis, please refer to Note 19.

E-1-F-19

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(2)	Fair Value of Derivatives and Other Financial Instruments

The fair value of derivatives and other financial instruments that are not traded in active market is determined by using valuation techniques. The Group applies professional judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period. For valuing these derivatives and other financial instruments, the Group maximizes the use of observable market data where it is available and rely as little as possible on entity specific estimates. For sensitivity analyses, please refer to Note 37C(4).

(3)	Impairment of available-for-sale equity investments

The Company follows the guidance of IAS 39 to determine when an available-for-sale equity investment is impaired. This determination requires significant judgment. In making this judgment, the Company evaluates, among other factors, the duration and extent to which the fair value of an investment is less than its cost; and the financial health of and short-term business outlook for the investee. If the declines in fair value below cost were considered significant or prolonged, the Company would transfer the accumulated fair value adjustments recognized in equity on the impaired available-for-sale financial assets to the statement of comprehensive income. Please refer to Note 10.

6.	Cash and Cash Equivalents

	As of December 31,
	2015	2016
	NT$	NT$
Cash on hand and petty cash	1,008	1,072
Cash equivalents	4,145	—
Savings accounts and checking accounts	3,825,387	3,876,568
Time deposits	21,360,834	20,598,630

	25,191,374	24,476,270

7.	Accounts Receivable, Net

	As of December 31,
	2015	2016
	NT$	NT$
Accounts receivable	15,841,479	17,359,584
Less: Allowance for sales discounts	(14,056)	(3,006)
Allowance for doubtful accounts	(1,695)	(1,695)

	15,825,728	17,354,883

The Group assessed the carrying value of receivables mentioned above are highly likely to be recovered; therefore the credit risk is low. Please refer to Note 35 B for relevant analysis.

Movements on the Group’s allowance for doubtful accounts are as follows:

	For the years ended December 31,
	2015	2016
	NT$	NT$
Balance at January 1 and December 31	1,695	1,695

E-1-F-20

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

8.	Inventories

	As of December 31,
	2015	2016
	NT$	NT$
Raw materials and supplies	3,914,377	5,885,054
Work in process	587,942	613,778

	4,502,319	6,498,832

Amounts recognized in profit or loss are as follows:

	For the years ended December 31,
	2014	2015	2016
	NT$	NT$	NT$
Expense / loss incurred related to inventories :
Cost of goods sold	62,070,282	61,196,890	65,744,357
Decline in market value and loss on obsolescence	31,258	20,320	54,853
Others	(20,275)	13,412	(37,019)

	62,081,265	61,230,622	65,762,191

9.	Non-current Assets Held for Sales

	As of December 31,
	2015	2016
	NT$	NT$
Plant held for sale	—	387,503

On November 3, 2016, the Board of Directors of the Company resolved to sale the plant and its affiliated equipment of Hsinchu facility phase II (No.15/17, Park Ave. 2, Science-Based Industrial Park, Hsinchu). On December 16, 2016, the Company entered into an agreement to sell the plant to a non-related party. As of December 31, 2016, the Company has not transferred the title of the plant.

10.	Available-for-sale Financial Assets

	As of December 31,
	2015	2016
Current Item:	NT$	NT$
Common Stock	1,067,204	—
Fund	—	178,176

	1,067,204	178,176

Non-current Items:
Common Stock	5,336,887	3,087,019
Depositary Shares	—	528,639
Fund	189,525	—

	5,526,412	3,615,658

A.	The Company disposed 1,225 thousand shares of available-for-sale financial assets and recognized gains on disposal of $639,103 for the year ended December 31, 2014.

E-1-F-21

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

B.	In 2015, the stock price of domestic listed stocks declined significantly below its cost. The company recognized impairment loss of $1,856,442 as a result of the decline in stock price. These impaired equity securities were subsequently sold in February 2016 and recognized gains on disposal of $10,256. Accordingly, they were classified from non-current to current assets as of December 31, 2015. The foreign fund matured in one year was classified from non-current to current assets in the second quarter of 2016. The Company disposed common stock of available-for-sale financial assets and recognized gains on disposal of $206,943 in the third quarter of 2016.

C.	On October 20, 2016, the Board of Directors of ChipMOS Technologies Inc., have approved that October 31, 2016 is the merger date, with ChipMOS Technologies Inc., be the surviving company. Under the agreement, Shareholders of ChipMOS Technologies (Bermuda) Ltd., will receive US$3.71 dollars in cash and 0.9355 share of American Depository Shares (“ADS”) in exchange for each share in ChipMOS Technologies (Bermuda) Ltd. Each ADS will represent 20 new common shares to be issued by ChipMOS Technologies Inc. The Company regarded the merger as a business reorganization in substance and recognized only the premium from the merger of $51,923 as other income.

11. Investments Accounted for Using the Equity Method

		Carrying Amount		% of ownership interest
Associates	Registration	December 31, 2015	December 31, 2016	December 31, 2015	December 31, 2016
		NT$	NT$
Individually immaterial:
Yann Yuan Investment Co., Ltd	Taiwan, R.O.C.	2,399,910	2,383,512	33.33%	33.33%
ASM Advanced Packaging Materials Pte. Ltd. (AAPM)	Singapore	122,748	18,019	39.00%	39.00%

		2,522,658	2,401,531

A.	The Company acquired common shares of AcSiP Technology Corp. (AcSiP) to upgrade assembly related technology. In December 2015, the Company disposed all of its shareholdings in AcSip and recognized a disposal gain of $1,059.

B.	In December 2015, Siliconware Investment Co., Ltd. (which is the Company’s subsidiary) invested in Yann Yuan Investment Co., Ltd with cash of $2,400,000.

C.	In order to develop new generation substrates and increase substrate supply sources, the Company acquired the shares in Interconnect, as of September 30, 2015, the carrying amount of investment in Interconnect was $0 and unrecognized share of loss was $133,583 due to the sustained losses of Interconnect. In October 2015, Interconnect sold major assets and liabilities to a newly established company, AAPM, in exchange for cash and 39% interests in AAPM. Concurrently, another third party shareholder contributed cash to acquire 61% interests in AAPM. As a result, the Company evaluated the recoverable amounts of investment in Interconnect using the fair value less cost of disposal model, and reversed the previous impairment charges in “other gains and losses” amounted to $134,992 (Note 26). The recoverable amount was determined by referencing to AAPM’s per share price issued to the third party shareholder, therefore, it is considered a Level 2 non-recurring fair value measurement. The Company also recognized previously unrecognized share of loss in Interconnect amounted to $133,583. Interconnect subsequently reduced its capital in December 2015. The 39% interests in AAPM were distributed to the Company as capital return. Accordingly, the Company derecognized the investment in Interconnect and recognized a disposal gain of $139,567.

D.	Set out below are the aggregate carrying value and aggregate amount of the Company’s share of operating results of individually immaterial associates.

E-1-F-22

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

	For the years ended December 31,
	2014 (Note)	2015	2016
	NT$	NT$	NT$
Net (Loss) Income	(171,591)	(183,708)	3,221
Other Comprehensive Income (Loss)	12,121	1,304	(112,797)

Total Comprehensive Loss	(159,470)	(182,404)	(109,576)

Note: Since Interconnect has been reclassified from “Joint Venture” to “Associate,” related financial information for the fiscal year 2014 is disclosed in “Investments in Associates.”

E.	Yann Yuan Investment Co., Ltd held 0 and 45,900 thousands shares of SPIL’s common stock as of December 31, 2015 and 2016, respectively.

12. Financial Instruments by Category

	As of December 31,
	2015	2016
	NT$	NT$
Financial Assets
Loans and receivables
Cash and cash equivalents	25,191,374	24,476,270
Notes receivable	11,403	23,591
Accounts receivable	15,825,728	17,354,883
Other receivables	473,431	581,630
Time deposit pledged as collateral (shown as other current assets-other)	384,400	357,400
Refundable deposit (shown as other non-current assets-other)	185,834	501,924
Available-for-sale financial assets, current	1,067,204	178,176
Available-for-sale financial assets, non-current	5,526,412	3,615,658

	48,665,786	47,089,532

Financial Liabilities
Financial liabilities at amortised cost
Short-term loans	2,790,125	2,741,250
Accounts payable	6,942,527	8,194,647
Other payables	11,512,740	11,896,517
Receipts under custody (shown as other current liabilities-other)	94,442	76,231
Deposit received (shown as other current liabilities-other and other non-current liabilities)	130,180	38,907
Convertible bonds (including the current portion)	12,627,311	12,712,651
Long-term loans (including the current portion)	13,849,164	18,340,747
Long-term payable (shown as other non-current liabilities)	177,525	63,215
Financial liability at fair value through profit or loss	1,798,920	773,908

	49,922,934	54,838,073

E-1-F-23

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

13.	Property, Plant and Equipment

A.	Carrying amount by category:

	As of December 31,
	2015	2016
	NT$	NT$
Land	2,903,192	2,903,192
Buildings	19,663,930	19,939,679
Machinery and equipment	33,130,757	32,145,342
Other equipment	4,498,187	4,674,862
Construction in progress and equipment awaiting for inspection	4,109,542	5,717,334

	64,305,608	65,380,409

B.	Movement from period beginning to period end

(a)	From January 1, 2014 to December 31, 2014

i. Cost
	Balance at January 1	Additions	Disposals	Transfers	Exchange differences, net	Balance at December 31
	NT$	NT$	NT$	NT$	NT$	NT$
Land	2,903,192	—	—	—	—	2,903,192
Buildings	21,020,767	329,570	(330)	1,308,922	130,423	22,789,352
Machinery and equipment	68,744,533	8,966,134	(7,902,085)	1,582,215	531,809	71,922,606
Other equipment	6,876,500	813,781	(581,141)	451,234	69,499	7,629,873
Construction in progress and equipment awaiting for inspection	3,583,051	9,760,058	(1,342)	(3,357,944)	34,822	10,018,645

	103,128,043	19,869,543	(8,484,898)	(15,573)	766,553	115,263,668

Pursuant to future operating expansion, the Group issued non-interest bearing notes payables to acquire a factory building from ProMos Technologies Inc. at a price of $6,400,000 in August 2014. The factory building is located at Taiwan Central Science Park, No. 19, Keya Road, Daya District, Taichung City, Taiwan. As of December 31, 2014, the facility building and related equipment were classified under “Construction in progress and equipment awaiting for inspection”, and the remaining notes payables are $735,000, which are due in January 2015.

ii. Accumulated depreciation and impairment
	Balance at January 1	Depreciation expense	Impairment losses	Disposals	Transfers	Exchange differences, net	Balance at December 31
	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Buildings	8,209,595	1,398,880	—	(331)	(758)	29,286	9,636,672
Machinery and equipment	36,244,935	9,504,967	56,349	(7,894,369)	9,873	311,548	38,233,303
Other equipment	3,476,762	936,493	7,373	(579,130)	(9,115)	40,639	3,873,022

	47,931,292	11,840,340	63,722	(8,473,830)	—	381,473	51,742,997

E-1-F-24

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(b)	From January 1, 2015 to December 31, 2015

i. Cost
		Balance at January 1	Additions	Disposals	Transfers	Exchange differences, net	Balance at December 31
		NT$	NT$	NT$	NT$	NT$	NT$
Land		2,903,192	—	—	—	—	2,903,192
Buildings		22,789,352	1,423,338	—	6,798,051	(57,827)	30,952,914
Machinery and equipment		71,922,606	7,675,210	(7,055,018)	2,074,177	(232,752)	74,384,223
Other equipment		7,629,873	1,192,144	(629,015)	737,087	(29,765)	8,900,324
Construction in progress and equipment awaiting for inspection		10,018,645	3,719,296	—	(9,609,315)	(19,084)	4,109,542

		115,263,668	14,009,988	(7,684,033)	—	(339,428)	121,250,195

ii. Accumulated depreciation and impairment
	Balance at January 1	Depreciation expense	Impairment losses	Disposals	Transfers	Exchange differences, net	Balance at December 31
	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Buildings	9,636,672	1,665,873	—	—	—	(13,561)	11,288,984
Machinery and equipment	38,233,303	10,086,128	46,198	(6,977,590)	966	(135,539)	41,253,466
Other equipment	3,873,022	1,151,771	18,798	(623,394)	(966)	(17,094)	4,402,137

	51,742,997	12,903,772	64,996	(7,600,984)	—	(166,194)	56,944,587

(c)	From January 1, 2016 to December 31, 2016

i. Cost
	Balance at January 1	Additions	Disposals	Transfers	Exchange differences, net	Balance at December 31
	NT$	NT$	NT$	NT$	NT$	NT$
Land	2,903,192	—	—	—	—	2,903,192
Buildings	30,952,914	1,445,512	(83,778)	428,540	(220,178)	32,523,010
Machinery and equipment	74,384,223	7,815,011	(7,204,489)	1,542,650	(962,141)	75,575,254
Other equipment	8,900,324	1,283,475	(713,787)	342,751	(120,433)	9,692,330
Construction in progress and equipment awaiting for inspection	4,109,542	4,703,546	(420)	(2,984,597)	(110,737)	5,717,334

	121,250,195	15,247,544	(8,002,474)	(670,656)	(1,413,489)	126,411,120

ii. Accumulated depreciation and impairment
	Balance at January 1	Depreciation expense	Impairment losses	Disposals	Transfers	Exchange differences, net	Balance at December 31
	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Buildings	11,288,984	1,715,407	—	(83,778)	(278,570)	(58,712)	12,583,331
Machinery and equipment	41,253,466	9,849,149	72,655	(7,155,398)	3,407	(593,367)	43,429,912
Other equipment	4,402,137	1,341,274	18,592	(663,349)	(9,450)	(71,736)	5,017,468

	56,944,587	12,905,830	91,247	(7,902,525)	(284,613)	(723,815)	61,030,711

C.	There is no interest capitalized for the years ended December 31, 2014, 2015 and 2016.

D.	For idle equipment, the Group adopted fair value less cost of disposal method to measure their recoverable amount and recognized impairment loss of $63,722, $64,996 and $91,247 for the years ended December 31, 2014, 2015 and 2016, respectively. The recoverable amount of major impaired property, plant and equipment is determined based on the recent quoted prices of assets with similar age and obsolescence that provided by the vendors in secondary market. The recent quoted prices of assets are a level 2 input in terms of IFRS 13 because the secondary market is not very active.

E.	The Company reclassified the plant held for sale as non-current assets held for sale with cost of $670,656 and accumulated depreciation of $284,613.

E-1-F-25

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

14.	Intangible Assets

A.	Carrying amount by category:

	As of December 31,
	2015	2016
	NT$	NT$
License Fee	53,569	31,460
Software	139,205	144,402

	192,774	175,862

B.	Movement from period beginning to period end

(a)	From January 1, 2014 to December 31, 2014

i. Cost
Item	Balance at January 1	Additions	Disposals	Exchange differences, net	Balance at December 31
	NT$	NT$	NT$	NT$	NT$
License Fee	582,504	32,177	(6,543)	—	608,138
Software	235,713	33,625	(95,368)	888	174,858

	818,217	65,802	(101,911)	888	782,996

ii. Accumulated amortization
Item	Balance at January 1	Additions	Disposals	Exchange differences, net	Balance at December 31
	NT$	NT$	NT$	NT$	NT$
License Fee	325,384	115,035	(6,543)	—	433,876
Software	137,520	57,506	(95,368)	292	99,950

	462,904	172,541	(101,911)	292	533,826

(b)	From January 1, 2015 to December 31, 2015

i. Cost
Item	Balance at January 1	Additions	Disposals	Exchange differences, net	Balance at December 31
	NT$	NT$	NT$	NT$	NT$
License Fee	608,138	—	(495,890)	—	112,248
Software	174,858	112,692	(84,826)	(410)	202,314

	782,996	112,692	(580,716)	(410)	314,562

ii. Accumulated amortization
Item	Balance at January 1	Additions	Disposals	Exchange differences, net	Balance at December 31
	NT$	NT$	NT$	NT$	NT$
License Fee	433,876	120,693	(495,890)	—	58,679
Software	99,950	48,111	(84,826)	(126)	63,109

	533,826	168,804	(580,716)	(126)	121,788

E-1-F-26

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(c)	From January 1, 2016 to December 31, 2016

i. Cost
Item	Balance at January 1	Additions	Disposals	Exchange differences, net	Balance at December 31
	NT$	NT$	NT$	NT$	NT$
License Fee	112,248	—	(4,354)	—	107,894
Software	202,314	71,011	(32,320)	(1,818)	239,187

	314,562	71,011	(36,674)	(1,818)	347,081

ii. Accumulated amortization
Item	Balance at January 1	Additions	Disposals	Exchange differences, net	Balance at December 31
	NT$	NT$	NT$	NT$	NT$
License Fee	58,679	22,109	(4,354)	—	76,434
Software	63,109	64,616	(32,320)	(620)	94,785

	121,788	86,725	(36,674)	(620)	171,219

For the years ended December 31, 2014, 2015 and 2016, amortizations of $7,441, $14,208 and $24,539 are included in “operating cost”, and amortizations of $165,100, $154,596 and $62,186 are included in “operating expense” in the statement of comprehensive income.

15.	Financial Liabilities at Fair Value Through Profit or Loss

As of December 31, 2015 and 2016, the detail of financial liabilities at fair value through profit or loss is as follow:

	As of December 31,
	2015	2016
	NT$	NT$
Conversion option, redemption option and put option of convertible bonds upon initial recognition(Note 17)	774,319	774,319
Valuation adjustments	1,024,601	(411)

	1,798,920	773,908

For the years ended December 31, 2015 and 2016, the Company recognized net losses of $703,368 and gains of $1,025,012 on financial liabilities at fair value through profit or loss, respectively.

16.	Other Payables

	As of December 31,
	2015	2016
	NT$	NT$
Payables for equipment	3,576,455	3,486,635
Payables for employees’ compensations	3,929,214	3,880,980
Others	4,007,071	4,528,902

	11,512,740	11,896,517

Others represent individually insignificant items such as supplies, maintenance charges, professional service fees and etc., which are presented on an aggregate basis.

E-1-F-27

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

17.	Convertible Bonds

As of December 31, 2015 and 2016, the detail of convertible bonds is as follow:

	As of December 31,
	2015	2016
	NT$	NT$
Unsecured overseas convertible bonds	13,821,965	13,580,212
Less: Discounts on bonds payable	(1,194,654)	(867,561)
Current portion	—	(12,712,651)

	12,627,311	—

In October 2014, the Company issued the fourth unsecured overseas convertible bonds (the “Bonds”) in US$400,000 thousand. The Bonds are zero coupon bonds with a maturity of 5 years, with par value of US$250 thousand or in any integral multiples thereof.

Key terms and conditions of the Bonds are as follows:

A.	Each holder of the Bonds has the right to convert at any time starting from the day immediately following 40 days after the issue date to 10 days prior to the maturity date, except during legal lock-up period, into newly issued listed common shares or American Depository shares (“ADSs”) at the conversion price NT$53.1038 dollars, determined on the basis of a fixed exchange rate of US$1 to NT$30.392 (in dollar). The conversion price was adjusted to $45.7579 dollars as of December 31, 2016.

B.	Unless previously redeemed, repurchased and cancelled, or converted, the Bonds will be redeemed by the Company on the maturity date at an amount equal to 105.11% of the principals, with repayment made in US dollars.

C.	Each holder shall have the right to request the Company repurchase all or any portion of the principal amount thereof of a holder’s Bonds (1) at 103.04% of the principal amount on the third anniversary of the issuance date or (2) at principal amount plus 1% interest compounded semiannually (“Early Redemption Amount”) in the event of a change in control or delisting.

D.	The Company may redeem the Bonds in whole or in part, from 3 years after the issuance date, at a price equal to the Early Redemption Amount, provided that the closing price of the Company’s common shares on the Taiwan Stock Exchange, converted into US dollars at the prevailing exchange rate, on 20 trading days within a period of 30 consecutive trading days, is at least 130% of the Early Redemption Amount divided by the conversion ratio. The Company may, in whole but not in part, redeem all of the Bonds at the Early Redemption Amount in the event that more than 90% of the Bonds have been previously redeemed, converted, or repurchased or cancelled, or in the event of changes in the R.O.C.’s tax rules which result in significant unfavorable tax consequences to the Company.

E.	The Bonds contained a debt host contract, recognized as convertible bonds, and the Bonds Options were aggregately recognized as financial liabilities at fair value through profit or loss. The effective interest rate of the debt host contract was 2.407% and the aggregate fair value of the Bonds Options was $774,319 on initial recognition.

18.	Loans

A.	Short-term Loans

	As of December 31,
	2015	2016
	NT$	NT$
Credit loans	2,790,125	2,741,250

Interest rates	1.3130%	1.6440%

E-1-F-28

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

B.	Long-term Loans

Loan period and repayment method	As of December 31,
	2015	2016
	NT$	NT$
Syndicated bank loans:
2012.08.10-2017.08.10 Including US$116,667 thousand and US$33,333 thousand respectively. Repayables in 6 semi- annually installments starting from February 2015	6,006,750	2,162,333
Other bank loans:
2013.12.31-2016.12.31 Extendible to 2019.12.30, Repayables when due	1,500,000	1,500,000
2014.08.11-2018.12.13 Repayables in 5 semi-annually installments starting from December 2016	850,000	680,000
2014.08.11-2018.12.10 Repayables in 6 semi-annually installments starting from June 2016	1,500,000	1,000,000
2014.08.11-2019.08.11 Repayables in 6 semi-annually installments starting from February 2017	1,500,000	1,500,000
2015.07.01-2020.07.01 Repayables in 6 semi-annually installments starting from February 2018	1,500,000	1,500,000
2015.11.13-2020.11.13 Repayables in 6 semi-annually installments starting from June 2018	1,000,000	1,000,000
2016.07.19-2021.01.10 Repayables in 6 semi-annually installments starting from July 2018	—	3,000,000
2016.07.19-2021.07.19 Repayables in 6 semi-annually installments starting from January 2019	—	4,000,000
2016.12.30-2021.12.30 Repayables in 6 semi-annually installments starting from June 2019	—	2,000,000
Less:
Arrangement fee of syndicated loans	(7,586)	(1,586)
Current portion	(5,991,128)	(3,500,747)

	7,858,036	14,840,000

Interest rate	1.2217%-1.6173%	1.1287%-2.3890%

(1)	In order to fulfill the requirements of operational and capital expenditures, the Company entered into syndicated loan agreements with eleven financial institutions, including Mega International Commercial Bank, the management bank, in August 2012. All long-term loans are with credit periods of five years and are floating interest rate loans.

(2)	Pursuant to the loan agreement, the Company should maintain, on a semi-annual and annual basis, certain debt covenants, such as current ratio, liability to tangible net worth ratio as well as the ratio of interest coverage. For the years ended December 31, 2016, the Company has been in compliance with all the debt covenants.

E-1-F-29

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

19.	Post-employment Benefit

A.	Defined Benefit Plan

In accordance with the Labor Standards Law, the Company has a funded defined benefit pension plan covering all eligible employees prior to the enforcement of the Labor Pension Act (“the Act”), which becomes effective on July 1, 2005, and those employees who choose to stay with the pension mechanism under the Labor Standards Law after the enforcement of the Act. Pension benefits are generally based on service years and six-month average wages and salaries before retirement of the employee. Two units are earned per year for the first 15 years of service and one unit is earned for each additional year of service with a maximum of 45 units. Under the funding policy of the plan, the Company contributes monthly an amount equal to 2% of the employees’ monthly salaries and wages to the pension fund, which is administered by the Labor Pension Fund Supervisory Committee (the Committee) and deposited in the names of the Committees in the Bank of Taiwan. Also, the Company would assess the balance in the aforementioned labor pension reserve account by the end of December 31, every year. If the account balance is not enough to pay the pension calculated by the aforementioned method, to the labors expected to be qualified for retirement next year, the Company will make contribution for the deficit by next March.

The Company established pension plans for executive officers in 2016 and recognized $63,007 net of pension costs for the years ended December 31, 2016. As of December 31, 2016, the net defined benefit obligation of executive officers was $64,929.

The pension plans for executive officers are excluded from the disclosures below.

(1) The amounts arising from the defined benefit obligation recognized on the balance sheets are as follows:

	As of December 31,
	2015	2016
	NT$	NT$
Present value of defined benefit obligations	2,392,281	2,550,824
Fair value of plan assets	(1,184,971)	(1,177,592)

Net defined benefit liability	1,207,310	1,373,232

(2)	Movements in net defined benefit liabilities are as follows:

(a)	For the year ended December 31, 2014

	Present value of defined benefit obligations	Fair value of plan assets	Net defined benefit liability
	NT$	NT$	NT$
Balance at January 1	2,188,740	(1,204,615)	984,125
Current service cost	23,380	—	23,380
Interest expense (income)	48,940	(27,364)	21,576

	72,320	(27,364)	44,956

Remeasurements:
Experience adjustments	54,556	—	54,556
Return of plan assets	—	(645)	(645)

	54,556	(645)	53,911

Pension fund contribution	—	(49,253)	(49,253)
Paid Pension	(89,681)	89,681	—

Balance at December 31	2,225,935	(1,192,196)	1,033,739

E-1-F-30

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(b)	For the year ended December 31, 2015

	Present value of
	defined benefit	Fair value of	Net defined
	obligations	plan assets	benefit liability
	NT$	NT$	NT$
Balance at January 1	2,225,935	(1,192,196)	1,033,739
Current service cost	20,475	—	20,475
Interest expense (income)	49,670	(26,976)	22,694

	70,145	(26,976)	43,169

Remeasurements:
Experience adjustments	10,493	—	10,493
Changes in demographic assumptions	18,021	—	18,021
Changes in financial assumptions	145,514	—	145,514
Return of plan assets	—	5,814	5,814

	174,028	5,814	179,842

Pension fund contribution	—	(49,440)	(49,440)
Paid Pension	(77,827)	77,827	—

Balance at December 31	2,392,281	(1,184,971)	1,207,310

(c)	For the year ended December 31, 2016

	Present value of
	defined benefit	Fair value of	Net defined
	obligations	plan assets	benefit liability
	NT$	NT$	NT$
Balance at January 1	2,392,281	(1,184,971)	1,207,310
Current service cost	19,165	—	19,165
Interest expense (income)	41,441	(20,754)	20,687

	60,606	(20,754)	39,852

Remeasurements:
Experience adjustments	19,709	—	19,709
Changes in financial assumptions	149,878	—	149,878
Return of plan assets	—	6,297	6,297

	169,587	6,297	175,884

Pension fund contribution	—	(49,814)	(49,814)
Paid Pension	(71,650)	71,650	—

Balance at December 31	2,550,824	(1,177,592)	1,373,232

(2)	Under the Labor Standards Law, the rate of return on assets shall not be less than the average interest rate on a two-year time deposit published by the local banks and the government is responsible for any shortfall in the event that the rate of return is less than the required rate of return. The plan assets are held in a commingled fund which is operated and managed by the government’s designated authorities; as such, the Company does not have any right to intervene in the investments of the Funds. The constitution of fair value of plan assets as of December 31, 2015 and 2016 is as follows:

E-1-F-31

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

	As of December 31,
	2015	2016
	NT$	NT$
Cash	240,312	268,962
Equity instruments	615,237	580,435
Debt instruments	329,422	328,195

	1,184,971	1,177,592

(4)	Principal actuarial assumptions for the reporting period are as follows:

	As of December 31,
	2015	2016
Discount rate	1.75%	1.50%

Future salary increases	2.00%	2.25%

(5)	For the years ended December 31, 2015 and 2016, if the aforementioned discount rate and future salary increase rate are 0.5% higher (lower) than management’s estimates, the impact on the carrying amounts of defined benefit obligation is as follows:

	Impact on defined benefit obligation
As of December 31, 2015	0.5% increase in assumption	0.5% decrease in assumption
	NT$	NT$
Discount rate	(145,514)	158,584

Future salary increase	157,428	(145,896)

	Impact on defined benefit obligation
As of December 31, 2016	0.5% increase in assumption	0.5% decrease in assumption
	NT$	NT$
Discount rate	(150,030)	163,143

Future salary increase	161,138	(149,723)

The above sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions, the same method has been applied as when calculating the defined benefit obligation recognized in the balance sheet.

(6)	The Company expects to pay $50,935 as contribution to the pension plan in 2017.

(7)	As of December 31, 2016, the weighted average duration of the defined benefit plan is 12.3 year. Expected maturity analysis of undiscounted defined benefit obligation was as follows:

NT$
Within 1 year	59,374
1- 2 year(s)	66,806
2-3 years	75,233
Over 3 years	2,997,358

3,198,771

E-1-F-32

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

B.	Defined Contribution Plans

(1)	In accordance with the Labor Pension Act (“LPA”), effective July 1, 2005, the Company has a defined contribution pension plan covering all regular employees witch R.O.C. nationality. The Company makes monthly contributions to the employees’ individual pension accounts on a basis no less than 6% of each employee’s monthly salary or wage. The principal and accumulated gains or losses from an employee’s personal pension account may be claimed on a monthly basis or on lump sum.

(2)	SUI has established a 401(K) pension plan (“the Plan”) covering substantially all employees. The Plan provides voluntary salary reduction contributions by eligible participants in accordance with Section 401(K) of the U.S. Internal Revenue Code, as well as discretionary matching contributions determined annually by its Board of Directors to employees’ individual pension accounts.

(3)	In accordance with the regulatory requirements in Suzhou, PRC, Siliconware Technology (Suzhou) Limited contributes monthly an amount equal to certain percentage of employees’ monthly salaries and wages to the Bureau of Social Insurance. Other than the monthly contributions, Siliconware Technology (Suzhou) Limited has no further obligations.

(4)	The expenses recognized for the Group’s defined contribution pension plans are $538,818, $533,905 and $552,706 for the years ended December 31, 2014, 2015 and 2016, respectively.

20.	Capital Stock

A.	As of December 31, 2015 and 2016, the authorized capital of the Company was $36,000,000 and the paid-in-capital was $31,163,611 with par value of $10 (in dollars) per share.

B.	The Company issued $1,500,000 American Depositary Shares (“ADSs”), represented by 30,000,000 units of ADSs. Each ADS represents five shares of common stock of the Company with an offering price of US$8.49 (in dollars) per ADS. As of December 31, 2015 and 2016, the outstanding ADSs amounted to 51,404,643 units and 37,783,392 units, respectively. Major terms and conditions of the ADSs are summarized as follows:

(1)	Voting Rights:

ADS holders will have no rights to vote directly in stockholders’ meetings with respect to the Deposited Shares. The Depositary shall provide voting instruction to the Chairman of the Company and vote on behalf of the Deposited shares evidenced by ADSs. If the Depositary receives voting instructions from holders of at least 51% of the outstanding ADSs to vote in the same direction on a resolution, the Depositary will vote in the manner as instructed.

(2)	Distribution of Dividends:

ADS holders are deemed to have the same rights as holders of common shares with respect to the distribution of dividends.

21.	Capital Reserve

A.	Pursuant to the Company Law of the R.O.C., the capital reserve arising from paid-in capital in excess of par on the issuance of stocks, from merger, from the conversion of convertible bonds and from donation shall be exclusively used to cover accumulated deficits or transferred to capital proportionally either in issuing common stock or in returning cash. Other capital reserves shall be exclusively used to cover accumulated deficits. The amount of capital reserve used to increase capital is limited to 10% of the common stock each year when the Company has no accumulated deficits. The capital reserve can only be used to cover accumulated deficits when the legal reserve is insufficient to cover the deficits.

E-1-F-33

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

B.	According to the Company Law of the R.O.C., capital reserve is allowed to be transferred to share capital in the following year after the registration of capitalization is approved by the government authority.

C.	Distribution of capital reserve of $3,116,361 (NT$ 1.0 dollar per share) had been resolved at the stockholders’ meeting on May 16, 2016 and it was resolved in the board meeting that July 1st of the same year was the ex-dividend date.

22.	Retained Earnings

A.	According to the Company’s Articles of Incorporation, current year’s earnings before tax, if any, shall be distributed in the following order:

(1)	Pay all taxes and duties;

(2)	Offset prior years’ operating losses, if any;

(3)	Set aside 10% of the remaining amount after deducting (1) and (2) as legal reserve;

(4)	Set aside no more than 1% of the remaining amount after deducting items (1), (2), and (3) as directors’ and supervisors’ remunerations.

(5)	After items (1), (2), (3), and (4) were deducted, 10% of the remaining amount may be allocated as employee bonus and 90% as stockholders’ dividend subject to the resolution adopted by the Board of Directors and approved at the Shareholders’ Meeting.

B.	Dividends may be distributed by way of cash dividend and stock dividend. Distribution shall be made preferably by way of cash dividend while cash dividend shall be more than 50% of total dividends to be distributed. The amount is subject to the resolution adopted by the Board of Directors and approved at the Shareholders’ Meeting. Dividend distribution to the Company’s shareholders is recognized as liability in the Company’s financial statements in the period in which the dividends are approved.

C.	The Company’s amended Articles of Incorporation had been approved by the stockholders in the meeting held on May 16, 2016, under which current year’s earnings, if any, shall be distributed in the following order:

(1)	Payment of taxes and dues;

(2)	Completing the deficit and losses;

(3)	Set aside 10% for statutory surplus reserve, unless the statutory surplus reserve has reached the total capital;

(4)	Set aside or reverse special reserves;

(5)	Any further remaining amount shall be added to the unallocated surplus from the prior year as shareholder dividend and bonus. The Board of Directors shall draft a proposal to distribute the surplus, which shall be approved at a shareholders’ meeting.

D.	Legal reserve can only be used to offset deficits or increase capital in issuing common stock or in distributing cash. The amount of legal reserve that may be used to increase capital shall be limited to the portion of the reserve balance exceeding 25% of the capital stock.

E.	In accordance with the R.O.C. Securities and Future Bureau (SFB) regulations, in addition to legal reserve, the Company should set aside a special reserve from the debit balance on other equity items at the balance sheet date before distributing earnings. When debit balance on other equity items is reversed subsequently, the reserved amount could be included in the distributable earnings.

F.	The Taiwan imputation tax system requires that any undistributed current earnings of a company derived on or after January 1, 1998 to be subject to an additional 10% corporate income tax if the earnings are not distributed in the following year. As of December 31, 2015 and 2016, the undistributed earnings derived on or after the implementation of the imputation tax system were $9,921,153, and $10,252,276, respectively.

E-1-F-34

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

G.	As of December 31, 2015 and 2016, the balances of shareholders’ imputation tax credit account of the Company were $875,437, and $482,903, respectively. The rate of shareholders’ imputation tax credit to undistributed earnings for the earnings distributed in 2015 was 17.19%. The rate of shareholders’ imputation tax credit to undistributed earnings for the earnings to be distributed in 2016 is expecting to be approximately 10.38%.

However, the rate is subject to changes based on the balance of shareholders’ imputation tax credit account, the undistributed earnings, and other tax credit amount in accordance with the R.O.C. tax law at the dividend distribution date. Effective from January 1, 2015, the creditable ratio for individual shareholders residing in the R.O.C. will be half of the original creditable ratio according to the revised Article 66-6 of the Income Tax Law.

H.	The distributions of 2014 and 2015 dividends were resolved at the Shareholders’ meeting on June 16, 2015 and May 16, 2016, respectively. Details are summarized below:

	For the Years Ended December 31,
	2014		2015
	Amount	Dividends per share (in NT dollars)	Amount	Dividends per share (in NT dollars)
	NT$		NT$
Provision of Legal reserve	1,170,770		876,226
Cash dividends	9,349,083	3.00	8,725,811	2.80

Please refer to Note 24C for information on employees’ cash bonuses and directors’ and supervisors’ remunerations.

I.	On March 23, 2017, the Company’s Board of Directors proposed the following earnings distribution for 2016:

Earnings distribution
NT$
Legal reserve	993,316
Cash dividends (NT$1.75 dollars per share)	5,453,632

6,446,948

J.	Since the 2017 Shareholders’ meeting has yet to be held, there is uncertainty on the 2016 earnings distribution. In accordance with IAS 12, the Group accrued additional 10% tax on undistributed earnings in full. Income tax effect on dividend distribution is reversed and adjusted to tax expenses and related income tax payables in the following year when shareholders resolve the earnings distribution plan. As of December 31, 2016, the additional 10% tax payable of $904,395 was recognized in “Other non-current liabilities” on the balance sheet. Potential income tax consequence on dividend distribution adjust based on the approved earnings distribution by the shareholders’ meeting.

E-1-F-35

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

23.	Other Equity Items

	Unrealized Gain on Valuation of Available-for- sale Financial Assets	Exchange Difference on Translation of Foreign Financial Statements	Remeasurements of Post-employment Benefit Obligations
	NT$	NT$	NT$
As of January 1, 2014	884,504	167,688	68,085
Changes in fair value of financial instruments
- pretax	3,628,169	—	—
- tax	(277,292)	—	—
Recognition of changes in fair value of financial instruments in profit or loss
- pretax	(679,800)	—	—
- tax	114,534	—	—
Differences in translation- equity method investments
- pretax	—	555,285	—
- tax	—	(2,720)	—
Remeasurements of post-employment benefit obligations
- pretax	—	—	(53,911)
- tax	—	—	9,165

As of December 31, 2014	3,670,115	720,253	23,339

	Unrealized Gain on Valuation of Available-for- sale Financial Assets	Exchange Difference on Translation of Foreign Financial Statements	Remeasurements of Post-employment Benefit Obligations
	NT$	NT$	NT$
As of January 1, 2015	3,670,115	720,253	23,339
Changes in fair value of financial instruments
- pretax	(2,406,287)	—	—
- tax	19,610	—	—
Recognition of changes in fair value of financial instruments in profit or loss
- pretax	1,856,442	—	—
Differences in translation- equity method investments
- pretax	—	(223,940)	—
- tax	—	(40)	—
Other comprehensive income/losses reclassified to profit or loss upon disposal of investments accounted for using the equity method
- pretax	—	(3,965)	—
- tax	—	674	—
Remeasurements of post-employment benefit obligations
- pretax	—	—	(179,842)
- tax	—	—	30,572

As of December 31, 2015	3,139,880	492,982	(125,931)

E-1-F-36

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

	Unrealized Gain on Valuation of Available-for- sale Financial Assets	Exchange Difference on Translation of Foreign Financial Statements	Remeasurements of Post-employment Benefit Obligations
	NT$	NT$	NT$
As of January 1, 2016	3,139,880	492,982	(125,931)
Changes in fair value of financial instruments
- pretax	(1,229,348)	—	—
- tax	242,555	—	—
Recognition of changes in fair value of financial instruments in profit or loss
- pretax	(239,757)	—	—
- tax	19,804	—	—
Share of other comprehensive income of associates
- pretax	(121,957)	—	—
- tax	10,981	—	—
Differences in translation- equity method investments
- pretax	—	(908,801)	—
- tax	—	570	—
Remeasurements of post-employment benefit obligations

- pretax	—	—	(177,806)
- tax	—	—	30,227

As of December 31, 2016	1,822,158	(415,249)	(273,510)

24.	Expenses by Nature

	For the Years Ended December 31,
	2014	2015	2016
	NT$	NT$	NT$
Employee benefit expenses
Salaries and bonuses	14,894,813	15,339,459	16,155,821
Post employment benefits	583,774	577,074	655,565
Directors’ remuneration	105,369	112,801	127,111
Others	1,995,112	2,026,237	2,190,194

	17,579,068	18,055,571	19,128,691

Depreciation and amortization expenses	12,435,815	13,513,985	13,291,190

A.	In accordance with Article 235 and 235-1 of the Company Act as amended in May 2015, and Jing-Shang-Zi Letter No. 10402413890, employees’ compensation (bonus), and directors’ remuneration shall not be considered as earnings distribution. An entity shall stipulate a fixed amount or ratio of annual profit to be distributed as employee compensation. The annual profit is defined as income before income tax, employees’ compensation and directors’ remuneration. If an entity has accumulated deficit, annual profit should be appropriated to cover such losses.

B.	In accordance with the Company’s Articles of Incorporation that had been resolved at the Shareholders’ meeting on May 16, 2016, after covering accumulated losses, 10% of the annual profit shall be set aside as employees’ compensation. Additionally, 1% or less of the annual profit shall be set aside as directors’ remuneration. Employees’ compensation (bonus) is payable, in the form of cash or shares, to the payroll employees of the Company or its domestic or foreign subsidiaries over which the Company has 50% or more of voting power, who work substantially during the fiscal year in which the annual profit is generated.

C.	For the years ended December 31, 2014, 2015 and 2016, employee compensation (bonus) was accrued at $1,038,787 , $1,128,007 and $1,271,115, respectively; directors’ remuneration was accrued at $105,369, $112,801 and $127,111, respectively. Both are paid/ payable in the form of cash. In 2015 and 2016, the employees’ compensation and directors’ remuneration were estimated and accrued based on the annual profits for the year ended December 31, 2015 and 2016; while in 2014, related expenses were accrued based on the post tax income of 2014 and the percentages stipulated in the Article of Incorporation, taking into account of other factors such as legal reserve.

E-1-F-37

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

25.	Other Income and Expenses

	For the Years Ended December 31,
	2014	2015	2016
	NT$	NT$	NT$
Loss on damages and claims	(110,236)	(374,613)	(298,778)
Gains on disposal of property, plant and equipment and other assets	287,947	31,293	32,615
Impairment loss on property, plant and equipment	(63,722)	(64,996)	(91,247)
Others	170,262	152,499	240,404

	284,251	(255,817)	(117,006)

26.	Other Gains and Losses, Net

	For the Years Ended December 31,
	2014	2015	2016
	NT$	NT$	NT$
Foreign exchange gain (loss)—net	483,325	(77,439)	(104,365)
Gains on reversal of impairment loss of non-financial assets (Note 11(C))	—	134,992	—

	483,325	57,553	(104,365)

27.	Income Tax

A.	Income taxes recognized in profit or loss for the years ended December 31, 2014, 2015 and 2016 are as follows:

	For the Years Ended December 31,
	2014	2015	2016
	NT$	NT$	NT$
Current income tax expense
Recognition for the current period	2,350,321	1,741,385	1,356,232
Provision of additional 10% tax on undistributed earnings	1,057,158	906,273	904,395
Reversal of additional 10% tax on undistributed earnings due to dividend distribution	—	(1,056,043)	(788,603)
Income tax adjustments for prior years	3,357	(39,435)	(6,336)

	3,410,836	1,552,180	1,465,688

Deferred income tax expense
Temporary differences	(156,234)	(186,121)	401,511
Reversal of additional 10% tax on undistributed earnings due to dividend distribution	(531,407)	—	—
Income tax credits	326,902	—	—

	(360,739)	(186,121)	401,511

Income tax expense recognized in profit or loss	3,050,097	1,366,059	1,867,199

B.	The tax on the Group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated entities as follows:

	For the Years Ended December 31,
	2014	2015	2016
	NT$	NT$	NT$
Income tax expense calculated at the statutory tax rates applicable to respective countries	2,703,678	2,057,890	2,300,048
Expenses not deductible for tax purposes	9,870	319,835	113,971
Tax exempt income	(31,353)	(736,103)	(572,372)
Temporary difference not recognized as defferred tax liability	(162,897)	(179,130)	(156,588)
Change in assessment of realization of deferred tax assets	—	(1,071)	—
Effect from Alternative Minimum Tax	—	88,944	72,684
Provision of additional 10% tax on undistributed earnings	1,057,158	906,273	904,395
Adjustment: over provision from prior years	(526,359)	(1,090,579)	(794,939)

Income tax expense recognized in profit or loss	3,050,097	1,366,059	1,867,199

E-1-F-38

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

The weighted average statutory tax rates applicable to respective countries for the years ended December 31, 2014, 2015 and 2016 were 18.95%, 19.83% and 19.70%, respectively.

Adjustment for over provision from prior years mainly relates to the reversal of additional 10% income tax effect on dividend distribution. Refer to Note 22(J) for more information.

C.	Income taxes recognized in other comprehensive income for the years ended December 31, 2014, 2015 and 2016 are as follows:

	For the Years Ended December 31,
	2014	2015	2016
	NT$	NT$	NT$
Unrealized gain on available-for-sale financial assets	(162,758)	19,610	262,359
Share of other comprehensive income of associates	—	—	10,981
Exchange difference on translation of foreign financial statements	(2,720)	634	570
Remeasurements of post-employment benefit obligation	9,165	30,572	30,227

	(156,313)	50,816	304,137

D.	Changes in deferred tax assets and liabilities for the years ended December 31, 2014, 2015 and 2016 are as follows:

	For the Year Ended December 31, 2014
	January 1	Profit or Loss	Other Comprehensive Income	Effect of Foreign Currency Exchange	December 31
	NT$	NT$	NT$	NT$	NT$
Deferred tax assets
Investment tax credit	326,902	(326,902)	—	—	—
Temporary differences
Unrealized sales allowance	17,828	29,777	—	117	47,722
Unrealize foreign currency exchange loss	—	87,302	—	—	87,302
Post-employment benefit obligations	155,942	264	9,165	—	165,371
Unrealized gain on available-for-sale financial assets	98,718	(98,718)	—	—	—
Unrealized losses on financial liabilities at fair value through profit or loss	—	54,610	—	—	54,610
Exchange difference on translation of foreign financial statements	1,711	—	(1,711)	—	—
Others	236,484	105,896	—	(1,273)	341,107

	837,585	(147,771)	7,454	(1,156)	696,112

Deferred tax liabilities
Temporary differences
Unrealize foreign currency exchange gain	(22,306)	22,306	—	—	—
Unrealized gain on available-for-sale financial assets	—	(54,846)	(227,802)	—	(282,648)
Exchange difference on translation of foreign financial statements	—	—	(1,009)	—	(1,009)
Depreciation expense	(29,150)	(3,569)	—	(1,093)	(33,812)
Additional 10% tax on undistributed earnings	(596,451)	531,407	65,044	—	—
Others	(51,961)	13,212	—	—	(38,749)

	(699,868)	508,510	(163,767)	(1,093)	(356,218)

Net deferred tax assets	137,717	360,739	(156,313)	(2,249)	339,894

E-1-F-39

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

	For the Year Ended December 31, 2015
	January 1	Profit or Loss	Other Comprehensive Income	Effect of Foreign Currency Exchange	December 31
	NT$	NT$	NT$	NT$	NT$
Deferred tax assets
Temporary differences
Unrealized sales allowance	47,722	(43,330)	—	(40)	4,352
Convertible bonds	95,623	125,131	—	—	220,754
Post-employment benefit obligations	165,371	(2,254)	30,572	—	193,689
Unrealized losses on financial liabilities at fair value through profit or loss	54,610	119,572	—	—	174,182
Others	332,786	(13,352)	634	(991)	319,077

	696,112	185,767	31,206	(1,031)	912,054

Deferred tax liabilities
Temporary differences
Unrealized gains on available-for-sale financial assets	(282,648)	—	19,610	—	(263,038)
Unrealized gains on property, plant and equipment	(13,567)	(14,828)	—	697	(27,698)
Others	(60,003)	15,182	—	972	(43,849)

	(356,218)	354	19,610	1,669	(334,585)

Net deferred tax assets	339,894	186,121	50,816	638	577,469

	For the Year Ended December 31, 2016
	January 1	Profit or Loss	Other Comprehensive Income	Effect of Foreign Currency Exchange	December 31
	NT$	NT$	NT$	NT$	NT$
Deferred tax assets
Temporary differences
Unrealized sales allowance	4,352	(1,807)	—	(151)	2,394
Convertible bonds	220,754	11,828	—	—	232,582
Post-employment benefit obligations	193,689	19,610	30,227	—	243,526
Unrealized losses on financial liabilities at fair value through profit or loss	174,182	(174,182)	—	—	—
Others	319,077	(43,697)	570	(1,740)	274,210

	912,054	(188,248)	30,797	(1,891)	752,712

Deferred tax liabilities
Temporary differences
Unrealized gains on available-for-sale financial assets	(263,038)	(139,835)	262,359	—	(140,514)
Unrealized gains on property, plant and equipment	(27,698)	(39,646)	—	4,828	(62,516)
Others	(43,849)	(33,782)	10,981	5,320	(61,330)

	(334,585)	(213,263)	273,340	10,148	(264,360)

Net deferred tax assets	577,469	(401,511)	304,137	8,257	488,352

E.	Unrecognized deferred tax liabilities relating to the taxable temporary differences for investments in foreign subsidiaries are:

	As of December 31,
	2015	2016
	NT$	NT$
Investment in foreign subsidiaries	6,679,093	6,693,787

E-1-F-40

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

F.	The Company has met the requirement of “Incentives for Emerging Important Strategic Industries in Manufacturing and Technology Services” for its capitalization plans in 2007 and is exempted from income tax for revenues arising from the assembly and testing of certain integrated circuit products for a five-year period. The Company selected 2015 as the starting periods of the five-year income tax exemptions with December 2019 as the expiration date. As a result of the above tax holiday, the net income was higher by $679,075 ($0.22 per share), $488,100 ($0.16 per share) for the years ended December 31, 2015 and 2016, respectively.

G.	The income tax returns of the Company have been assessed and approved by the Tax Authority through 2014.

H.	According to the amended Enterprise Income Tax Law of the Peoples’ Republic of China, effective January 1, 2008, the tax rate applicable to entities like Siliconware Technology (Suzhou) Limited is 25%.

28.	Earnings Per Share (EPS)

	For the year ended December 31, 2014
	Income after tax	Weighted average outstanding common stock	Earnings per share (in dollars)
	NT$	(in thousands)	NT$
Basic earnings per share
Net income	11,218,087	3,116,361	3.60

Dilutive effect of employee bonus	—	23,110

Diluted earnings per share	11,218,087	3,139,471	3.57

	For the year ended December 31, 2015
	Income after tax	Weighted average outstanding common stock	Earnings per share (in dollars)
	NT$	(in thousands)	NT$
Basic earnings per share
Net income	9,011,463	3,116,361	2.89

Dilutive effect of employee compensation	—	33,769

Diluted earnings per share	9,011,463	3,150,130	2.86

	For the year ended December 31, 2016
	Income after tax	Weighted average outstanding common stock	Earnings per share (in dollars)
	NT$	(in thousands)	NT$
Basic earnings per share
Net income	9,806,937	3,116,361	3.15

Dilutive effect of employee compensation	—	28,643
Convertible bonds	(779,928)	265,677

Diluted earnings per share	9,027,009	3,410,681	2.65

A.	Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the period excluding ordinary shares held as treasury stocks.

B.	Diluted earnings per share is calculated by adjusting the weighted average ordinary shares oustanding to assume conversion of all dilutive potential ordinary shares. The convertible bonds were not included in the calculation of diluted earnings per share for the years ended December 31, 2014 and 2015 because they were antidilutive.

C.	As employees’ compensation (bonus) could be distributed in the form of stock, the diluted EPS computation shall include those estimated shares that would be increased from employees’ stock bonus issuance in the weighted-average number of common shares outstanding during the reporting year, which taking into account the dilutive effects of stock bonus on potential common shares; whereas, basic EPS shall be calculated based on the weighted-average number of common shares outstanding during the reporting year that include the shares of employees’ stock bonus for the appropriation of prior year earnings, which have already been resolved at the stockholders’ meeting held in the reporting year. Since capitalization of employees’ compensation (bonus) no longer belongs to distribution of stock dividends (or retained earnings and capital reserve capitalized), the calculation of basic EPS and diluted EPS for all periods presented shall not be adjusted retroactively.

E-1-F-41

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

29.	Non-Cash Transactions

A.	The investment activities partially paid by cash are as follows:

	For the years ended December 31,
	2014	2015	2016
	NT$	NT$	NT$
Purchase of property, plant and equipment	19,869,543	14,009,988	15,247,544
(Decrease)/ increase in prepayment for equipment	—	(4,798)	21,754
Decrease/ (increase) in equipment payable, net	367,547	(838,740)	89,820
(Increase)/ decrease in notes payable of construction	(699,900)	699,900	—
Effect of foreign currency exchange	23,550	(10,919)	(63,997)

Current cash payment	19,560,740	13,855,431	15,295,121

B.	Non-cash investing activities:

(1)	As mentioned in Note 10(C), as a result of the merge between ChipMOS Technologies Inc., and ChipMOS Technologies (Bermuda) Ltd., shareholders of ChipMOS Technologies (Bermuda) Ltd. received US$3.71 dollars in cash and 0.9355 share of American Depository Shares (“ADS”) in exchange for each share in ChipMOS Technologies (Bermuda) Ltd. Each ADS represents 20 new common shares issued by ChipMOS Technologies Inc.

For the year ended December 31, 2016
NT$
Available- for-sale financial assets, non- current
- ADS of ChipMOS Technologies Inc.	655,066
Available- for-sale financial assets, non- current
- ChipMOS Technologies (Bermuda) Ltd. :
Decrease in available-for- sale financial assets, non-current	(748,540)
Other income	(51,923)
Increase in other receivables	145,397

—

(2)	As mentioned in Note 11(C), Interconnect made a capital reduction in December 2015. The 39% interests in AAPM were distributed to the Company as capital return.

For the year ended December 31, 2015
NT$
Acquisition of investments accounted for using the equity method-AAPM	137,011
Disposal of Associate- Interconnect:
Decrease in difference on translation (Show as other equity item)	3,291
Decrease in deferred tax liabilities	674
Decrease in investments accounted for using the equity method	(1,409)
Gains on disposal of investments	(139,567)

—

E-1-F-42

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

30.	Operating Leases

The Company leases several parcels of land from the Science Park Administration with expiration dates between December 2023 and December 2034. The Company can renew the leases upon expiration. The Company also entered into lease agreements for its buildings and certain machinery and equipment. Siliconware Technology (Suzhou) Limited also entered into lease agreements for its land use right and certain machinery and equipment. For years ended December 31, 2014, 2015 and 2016, the Company recognized rental expense amounted to $617,467, $490,132 and $662,839, respectively.

31.	Related Party Transactions

Inter-company transactions and balance on transactions between group companies are eliminated when preparing this consolidated financial statement and are not disclosed in this footnote. The transactions between the Company and other related parties are as follows:

A.	Disposal of Financial Assets

For the year ended December 31, 2016
	Financial Statement	Shares	Marketable Securities		Gain on
	Account	(In Thousands)	Type and Name	Amount	Disposal
				NT$	NT$
Associates	Available-for-sale financial assets – non-current	57,810	Hsieh Yong Capital Co., Ltd. (Stock)	376,943	206,943

B.	On June 30, 2016, the Company’s board of directors has adopted resolution to approve the entering into and execution of a “joint share exchange agreement” (the “Agreement”) with Advanced Semiconductor Engineering, Inc. ( the “ASE”) and agrees to establish a new holding company (the “Holdco”). The collaboration between the parties will result in synergies that can create a competitive advantages and opportunities for the future development and sustained growth of the semiconductor industry by enhancing efficiency and economies of scale as well deeply strengthening research and development and innovation capabilities, thereby providing customers with higher quality, more efficient, and well-rounded packaging and testing services. The Agreement will be conducted (1) at an exchange ratio of one ASE common share for 0.5 HoldCo common share, and (2) at NT$55 in cash for each of SPIL’s common shares, with ASE and SPIL becoming wholly-owned subsidiaries of HoldCo.

The cash consideration of NT$55 has been adjusted to NT$51.2 after excluding the NT$2.8 per share cash dividend distribution approved by resolution at SPIL’s annual shareholders’ meeting in 2016 as well as a NT$1.0 per share payment from capital reserve. The NT$51.2 cash consideration aforementioned will not be subject to further adjustment if the cash dividends distribution by SPIL in 2017 is less than 85% of SPIL’s after-tax net profit for the year 2016.

The closing of the transaction will be subject to the necessary approvals by relevant domestic and foreign competent authorities, the approvals by ASE and SPIL’s respective shareholders’ meeting as well as the satisfaction of other conditions precedent.

The long stop date of the Agreement (the “Long Stop Date”), which means the expiration of the Agreement, is set at 18 months after the execution date of the Agreement (i.e., December 31, 2017) or a later date otherwise agreed upon in writing by both parties. If the closing of this transaction cannot be consummated due to failure of the conditions precedent to be satisfied on or before the Long Stop Date, the Agreement shall be terminated automatically at 0:00 on the day immediately following the Long Stop Date, except as otherwise agreed thereof.

E-1-F-43

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

C.	Personnel compensations to Directors, Supervisors, and Managements

	For the Years Ended December 31,
	2014	2015	2016
	NT$	NT$	NT$
Short-term employee benefits	352,560	370,943	443,802
Post-employment benefits	2,686	2,866	65,217

	355,246	373,809	509,019

32.	Assets Pledged as Collateral

The following assets have been pledged as collateral against certain obligations of the Company:

	As of December 31,
Assets	2015	2016	Subject of collateral
	NT$	NT$
Time deposits (shown as other financial assets, current)	384,400	357,400	Guarantees for customs duties and land leased from Science Park Administration

33.	Commitments and Contingencies

A.	According to the Agreement between the company and ASE , if any of the events described below occurs during the period from the Execution Date until the Share Exchange Record Date, except the prior written consent of ASE, the Company shall not, nor induce the Company’s subsidiaries to:

(1)	Issue any equity-linked securities (except for any share(s) newly issued as a result of the exercise of conversion rights by holders of the Company’s Foreign Convertible Bonds).

(2)	Except for the repurchase of shares from the shareholders exercising appraisal rights in connection with this Transaction in accordance with laws and regulations and Article 13 of the Agreement or redemption of the Company’s Foreign Convertible Bonds as contractually agreed, directly or indirectly repurchase, individually or through any third party, its issued and outstanding shares or equity-linked securities, decrease capital, resolve for dissolution, or file for restructuring, settlement or bankruptcy.

(3)	Except subject to affirmative court judgments, arbitration awards or approvals, orders, administrative decisions or approved conditions/burdens or other requirements imposed by competent authorities (including, but not limited to, the Taiwan Stock Exchange, the Taiwan Fair Trade Commission, the United States Federal Trade Commission, the SEC, and the Antitrust Law Enforcement Authorities of Relevant Countries and Regions), none of the Company or any of its directors, managers, employees, agents or representatives may offer, agree, enter into or sign with any third party any contract, agreement or other arrangements in respect of any following matter: (a) any transaction that may involve a spin-off, a purchase or a sale of shares of non-financial investment nature, or any other transaction of similar nature; (b) a lease of all businesses or an entrustment, a joint operation, or an assumption of the entire business or assets from others (except for an assumption of the entire business or assets from others in an aggregated transaction amount less than NT$500,000,000); or (c) any merger and acquisition without issuing HoldCo’s shares, any sale of all or material assets or businesses of 100% Subsidiaries, any disposal of interest in material assets or businesses of 100% Subsidiaries, or exclusive licensing of all or material patents or technologies of 100% Subsidiaries, provided.

However, if the Company receives a proposal from a third party the conditions of which are more favorable than those of this Transaction (a “Superior Proposal”) that cannot complete the Share Exchange under this Agreement due to its acceptance of a Superior Proposal as set forth above, the Company shall pay to ASE the amount of NT$17 billion as a termination fee for the Transaction.

E-1-F-44

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

B.	For the needs of future operation expansion, the Group entered into several significant agreements amounting to $2,920,213, of which $1,244,904 remained unpaid as of December 31, 2016.

C.	The Group entered into several contracts for the use of certain technologies and patents in exchange of royalty payments. Contracts are valid until the expiry of patents or upon termination by both parties.

D.	Future minimum lease payments under the non-cancellable operating leases are as follows:

As of December 31, 2016
NT$
Within 1 year	141,578
1- 5 year(s)	335,970
Over 5 years	757,809

1,235,357

34.	Significant Event After the Reporting Period.

On March 22, 2017, the Company completed the ownership transfer of the plant and its affiliated equipment of Hsinchu facility phaseII (No.15/17, Park Ave. 2, Science-Based Industrial Park, Hsinchu). The Company transferred substantially all the risks and rewards of ownership to the buyer, and recognized a gain on disposal of $ 19,402.

35.	Financial Risk Management

The Group’s activities expose it to a variety of financial risk: market risk (including currency risk, interest rate risk, and price risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.

A.	Market risk

(1)	Currency risk

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the USD and the JPY. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations. The Group implements the policy of natural hedging and monitors the foreign exchange rate fluctuation closely to manage the risk. The Group’s exposure to foreign exchange risk is as follows:

E-1-F-45

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

	As of December 31, 2015
			Sensitivity analysis
(Foreign currencies: functional currencies)	Foreign Currencies in thousands	Exchange rates	Movement	Impact to profit and loss before tax
				(NT$)
Financial assets
Monetary assets
USD:NTD	793,731	32.775	1%	260,145
USD:RMB	16,231	6.4936	1%	5,320
Nonmonetary assets
USD:NTD	30,409	32.775	N/A	N/A
Investments accounted for using the equity method
USD:NTD	3,739	32.825	N/A	N/A
Financial Liabilities
Monetary liabilities
USD:NTD	660,413	32.875	1%	217,111
USD:RMB	120,271	6.4936	1%	39,539
JPY:NTD	3,549,618	0.2747	1%	9,751
JPY:RMB	165,246	0.0539	1%	454

	As of December 31, 2016
			Sensitivity analysis
(Foreign currencies: functional currencies)	Foreign Currencies in thousands	Exchange rates	Movement	Impact to profit and loss before tax
				(NT$)
Financial assets
Monetary assets
USD:NTD	800,272	32.200	1%	257,688
USD:RMB	17,786	6.9370	1%	5,727
Nonmonetary assets
USD:NTD	21,951	32.200	N/A	N/A
Investments accounted for using the equity method
USD:NTD	559	32.250	N/A	N/A
Financial Liabilities
Monetary liabilities
USD:NTD	596,659	32.300	1%	192,721
USD:RMB	113,280	6.9370	1%	36,589
JPY:NTD	3,838,753	0.2776	1%	10,656
JPY:RMB	596,668	0.0596	1%	1,656

Note: Currency risk does not arise from financial instruments that are nonmonetary items and thus are not subject to sensitivity analysis.

(2)	Price risk

Pursuant to strategic investments objective, the Company is exposed to equity securities price risk in public market because of investments held by the Company, which are classified on the consolidated balance sheet as available-for-sale financial assets. To manage its market price risk, the Company monitors the future development of the investees and the market trend. Most investees of the Company are in electronic industry, of which Unimicron Technology Co. Ltd.( sold in February 2016), ChipMOS Technologies Inc. and ChipMOS Technologies (Bermuda) Ltd (merged with ChipMOS Technologies Inc. on October 31, 2016, with US$3.71 dollars in cash and 0.9355 shares of ADSs in exchange for each share in ChipMOS Technologies (Bermuda) Ltd.) are traded publicly in the market. Unimicron Technology Co. and ChipMOS Technologies Inc. are listed on Taiwan Stock Exchange, and ChipMOS Technologies (Bermuda) Ltd. and ADS of ChipMOS Technologies Inc. are listed on NASDAQ. For other equity investees that are not traded in public market, the Company implements suitable techniques to perform the assessments. As of December 31, 2015 and 2016, if the market price had increased/decreased by 10% with all other variables held constant, other comprehensive income would have increased/decreased by $585,978 and $352,579, respectively.

E-1-F-46

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(3)	Interest rate risk

The Group’s interest rate risk arises from cash, interest bearing time deposits, and borrowings. Mostly, residual cash will be held as deposit. As of December 31, 2015 and 2016, the Group held financial assets with cash flow interest rate risk of $41,592 and $6,092, respectively, and financial liabilities with cash flow interest rate risk of $16,646,875, and $21,083,583, respectively. As of December 31, 2015 and 2016, if the interest rate had been increased/ decreased by 10 points (0.1%), income before income tax for the period would have been $16,605 and $21,077 lower / higher, respectively.

B.	Credit risk

The Group’s credit risk mainly arises from cash and cash equivalents (deposits with banks or financial institutions), accounts and notes receivable, other receivables and refundable deposits and etc.

(1)	For risks from banks and financial institutions, the Group periodically assesses their credit ratings based on information provided by external independent rating institutes. Furthermore, to minimize the credit risk, the Group allocates deposits based on each bank’s rating results. After the assessment, most of banks and financial institutions the Group transacts with are with minimum rating of “A”, which represents low credit default risks.

(2)	For risks from accounts and notes receivable, the Group assesses customers’ credit quality through internal risk assessment, taking into account of their current financial conditions and past transaction experiences. After the assessment, management does not expect significant losses from non-performance by these counterparties.

(3)	Aging analysis of accounts receivables that were past due is as follows:

	As of December 31, 2015
	Total	Impaired	Unimpaired
	NT$	NT$	NT$
1- 90 days	767,130	—	767,130
91- 180 days	9,005	—	9,005
Over 180 days	14,015	1,695	12,320

	790,150	1,695	788,455

	As of December 31, 2016
	Total	Impaired	Unimpaired
	NT$	NT$	NT$
1- 90 days	933,715	—	933,715
91- 180 days	54,947	—	54,947
Over 180 days	5,401	1,695	3,706

	994,063	1,695	992,368

Note: As of December 31, 2015 and 2016, no impairment loss incurred on accounts receivables that are not past due.

(4)	As of December 31, 2015 and 2016, the Group’s ten largest customers accounted for 67% and 65% of accounts receivables, respectively. The Group considers the concentration of credit risk for the remaining accounts receivable is immaterial.

E-1-F-47

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

C.	Liquidity risk

The objective of liquidity risk management is to ensure the Group has sufficient liquidity to fund its business needs, and to maintain adequate cash, banking facilities to repay the borrowings. By considering its debt financing plans, covenant compliance, compliance with internal balance sheet ratio targets, and other important factors, the finance department of the Company monitors the Group cash requirements and forecasts its future cash flow.

The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual terms (including principals and interests), which is presented on an undiscounted basis:

	As of December 31, 2015
	Less than 1 year	1-2 years	2-3 years	Over 3 years	Total
	NT$	NT$	NT$	NT$	NT$
Short-term Loans	2,822,367	—	—	—	2,822,367
Accounts Payable	6,942,527	—	—	—	6,942,527
Other Payables	11,512,740	—	—	—	11,512,740
Other Current Liabilities-Others	215,304	—	—	—	215,304
Convertible Bonds	—	13,549,760	—	—	13,549,760
Long-term Loans (include the current portion)	6,163,404	3,604,387	2,220,940	2,192,170	14,180,901
Other Non-Current Liabilities	—	118,580	59,175	9,088	186,843

	27,656,342	17,272,727	2,280,115	2,201,258	49,410,442

	As of December 31, 2016
	Less than 1 year	1-2 years	2-3 years	Over 3 years	Total
	NT$	NT$	NT$	NT$	NT$
Short-term Loans	2,761,041	—	—	—	2,761,041
Accounts Payable	8,194,647	—	—	—	8,194,647
Other Payables	11,896,517	—	—	—	11,896,517
Other Current Liabilities-Others	106,859	—	—	—	106,859
Convertible Bonds (include the current portion)	13,312,768	—	—	—	13,312,768
Long-term Loans (include the current portion)	3,714,850	2,851,419	5,959,549	6,402,421	18,928,239
Other Non-Current Liabilities	—	63,215	—	8,279	71,494

	39,986,682	2,914,634	5,959,549	6,410,700	55,271,565

36.	Capital Risk Management

A.	The capital includes common share, capital reserve, legal reserve, and other equity items. The Group’s objectives in managing capital are to maintain sufficient capital to expand production capacity and equipment, and ensure the Group has sufficient and necessary financial resources to deal with operating capital demand, capital expenditure, research and development expenditure, dividend expenditure, loan repayment, and other operating demand.

B.	Except for those mentioned in Note 18, the Company does not have to follow any restrictions of outside capital.

37.	Fair Value Information on Financial Instruments

A.	Fair value of financial instruments not carried at fair value

Except for convertible bonds which are measured at amortized cost, the management considers that the carrying amounts of financial assets and financial liabilities recognized in the consolidated financial statements approximate to their fair values. The fair value of the Group’s short-term financial instruments including cash and cash equivalents, receivables, time deposits, short-term loans, current portion of long-term loans, payables, receipts under custody and deposits received approximated their carrying amount due to their maturities within one year. The Group’s non-current financial instruments including non-interest bearing refundable deposits, receipts under custody, bank loans carried at floating interest rates and long-term payables. The fair value of these financial instruments are approximated to its carrying amount due to the impact of discounting is not significant, or because the floating interest rates reset periodically to reflect the market conditions and the Group’s credit rating.

E-1-F-48

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

Convertible bonds (include the current portion):

	Carrying Amount	Fair Value (Level 3)
	NT$	NT$
December 31, 2015	12,627,311	12,785,745

December 31, 2016	12,712,651	12,841,188

The fair value was determined using discounted cash flow analysis with the applicable yield curve for the duration and recent transaction prices.

B.	The table below analyses financial instruments carried at fair value by valuation method. The different levels have been defined as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:	Inputs for the asset or liability that are not based on observable market data.

C.	The Company’s financial instruments measured at fair value are as follows:

Recurring basis:

	As of December 31, 2015
	Level 1	Level 2	Level 3
	NT$	NT$	NT$
Available-for-sale financial assets	$5,996,993	$596,623	$—

Financial liability at fair value through profit or loss	$—	$—	$1,798,920

	As of December 31, 2016
	Level 1	Level 2	Level 3
	NT$	NT$	NT$
Available-for-sale financial assets	$3,615,658	$178,176	$—

Financial liability at fair value through profit or loss	$—	$—	$773,908

Non-recurring basis:

None.

(1)	The fair value of financial instruments traded in active markets is based on quoted market price at the balance sheet date. For financial instruments with fair value not traded in active markets, the Company uses valuation techniques, which maximize the use of observable market data where it is available and relies as little as possible on entity specific estimates. The valuation technique currently used for unlisted available-for-sale securities is the market approach. The valuation is based on the benchmark companies’ stock prices and other specific indexes. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2. If one or more of the significant inputs is not based on observable market data, the instrument is included in Level 3.

Specific valuation techniques used to value financial instruments include:

E-1-F-49

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

A.	Quoted market prices or dealer quotes for similar instruments;

B.	Other techniques, such as discounted cash flow analysis, are used to determine fair value for the remaining financial instruments.

(2)	There were no transfers between Level 1 and 2 for the years ended December 31, 2015 and 2016.

(3)	The fair value measurements for the Company’s derivative instruments are carried out on the basis of a binomial model, with measurement on a quarterly basis. In the course of the valuation process, the required market data are collected and the non-observable parameters are examined and updated as required on the basis of internally available current information. In particular, the premises of the enterprise value of the Company’s derivative instruments, as well as any significant changes in the input parameters and their respective effects on the value of the option, are reported to management on a quarterly basis.

(4)	Parameters with a significant influence on the measurement of the option are the value of the Company’s derivative instruments as determined with the use of a discounted cash flow method and the expected volatility of that value. The approach for volatility estimation was changed to a direct analysis of the historical volatility. The higher the volatility, the fair value of the Company’s derivative instrument will be higher. The volatility as of December 31, 2015 and 2016 is 34.80% and 26.83%, respectively.

(5)	Reconciliation of Level 3 fair value measurements of financial liabilities

	2014	2015	2016
	NT$	NT$	NT$
As of January 1	—	1,095,552	1,798,920
Issuance	774,319	—	—
Losses (Gains) recognized in profit or loss	321,233	703,368	(1,025,012)

As of December 31	1,095,552	1,798,920	773,908

The total gains or losses for the years ended December 31, 2014, 2015 and 2016 included losses of $321,233, $703,368, and a gain of $1,025,012, respectively, relating to the financial liabilities at fair value on Level 3 fair value measurement and held at balance sheet date.

(6)	The Company has carefully assessed the valuation models and assumptions used to measure fair value. However, using different valuation models or assumptions may result in difference in fair value measurement. For financial assets and liabilities categorized within Level 3, a 10% increase in the value of stock market price would lead to a decrease in income before tax by $723,250 and $662,796 for the years ended December 31, 2015 and 2016, respectively. On the other hand, a 10% decrease in the value of the stock market price would increase income before tax by $665,390 and $549,100 for the years ended December 31, 2015 and 2016, respectively. A 5% increase in the expected volatility of the value of the derivative instrument would lead to a decrease in income before tax by $253,795 and $258,400 for the years ended December 31, 2015 and 2016, respectively. A 5% decrease in the expected volatility of the value of derivative instrument would increase income before tax by $365,570 and $276,488, for the years ended December 31, 2015 and 2016, respectively.

E-1-F-50

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

38.	Segment Information

The Group’s packaging and testing services are provided in Taiwan and China. The chief operating decision maker determines the group’s performance based on the geographic perspective. The nature of services, production process, type of customers and service delivery model at these two geographical locations are similar. While the chief operating decision maker receives separate reports for each location, these two operating segments have been aggregated into one reportable segment as they have similar long-term average gross margins and have similar economic characteristics. As a result, the Group discloses a single reporting segment.

A.	Breakdown of the revenue from different products and services:

	For the Years Ended December 31,
	2014 (Note)	2015	2016
	NT$	NT$	NT$
Packaging	72,469,155	72,752,428	74,315,486
Testing	9,851,951	9,551,025	10,227,996
Others	750,335	536,469	568,431

	83,071,441	82,839,922	85,111,913

Note: For the year ended December 31, 2014, revenue from Bumping services was reclassified from ”Testing and Others” to “Packaging” due to the increasingly growth in revenue.

B.	Operations in different geographic areas:

Revenues are summarized by the areas where our customers’ group headquarters locate. In prior years, this information was summarized based on the location of customers’ regional headquarters. Accordingly, prior year information was recast to reflect the change in methodology for determining revenue by geography. Non-current assets, including equity method investment, property, plant and equipment, refundable deposits, and other assets, but not including financial instruments and deferred tax assets, are categorized by their locations.

	For the Years Ended December 31,
	2014		2015		2016
	Revenues	Noncurrent Assets	Revenues	Noncurrent Assets	Revenues	Noncurrent Assets
	NT$	NT$	NT$	NT$	NT$	NT$
United States	34,579,750	1,750	30,076,050	1,553	33,624,139	1,728
China	17,307,318	7,552,578	21,318,660	8,068,694	22,724,680	9,014,191
Taiwan	17,672,929	57,179,713	18,106,693	59,606,745	19,683,484	59,371,230
Europe	7,149,007	—	8,470,707	—	6,794,827	—
Others	6,362,437	23,627	4,867,812	122,748	2,284,783	18,019

	83,071,441	64,757,668	82,839,922	67,799,740	85,111,913	68,405,168

C.	Major Customers:

In 2014, 2015 and 2016, operating revenues of $10,715,199, $15,096,281 and $15,979,382 were from customer A, respectively, and the operating revenues of $8,619,699, $10,053,063 and $11,794,072 were from customer B, respectively.

E-1-F-51

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

FINANCIAL STATEMENT SCHEDULE: VALUATION AND QUALITYING ACCOUNT

FOR THE YEARS ENDED DECEMBER 31, 2014, 2015 AND 2016

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS)

Description	Balance at beginning of period	Additions Charged to Expense	Deductions Write-offs	Exchange difference on translation of foreign financial statement	Balance at end of period
	NT$	NT$	NT$	NT$	NT$
For the year ended 2014
Allowance for doubtful accounts	2,539	—	—	(844)	1,695
Allowance for sales discounts	188,154	391,082	304,375	844	275,705
Allowance for loss on obsolescence and decline in market value of inventory	111,608	30,040	—	1,700	143,348
Allowance for loss on idle assets	221,995	63,722	194,559	2,203	93,361
For the year ended 2015
Allowance for doubtful accounts	1,695	—	—	—	1,695
Allowance for sales discounts	275,705	152,224	413,668	(205)	14,056
Allowance for loss on obsolescence and decline in market value of inventory	143,348	20,480	—	(772)	163,056
Allowance for loss on idle assets	93,361	64,996	45,220	(580)	112,557
For the year ended 2016
Allowance for doubtful accounts	1,695	—	—	—	1,695
Allowance for sales discounts	14,056	—	11,050	—	3,006
Allowance for loss on obsolescence and decline in market value of inventory	163,056	112,374	—	(3,978)	271,452
Allowance for loss on idle assets	112,557	91,247	76,822	(1,623)	125,359

E-1-F-52

Annex E-2

SILICONWARE PRECISION INDUSTRIES CO., LTD AND SUBSIDIARIES

UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL

STATEMENTS SEPTEMBER 30, 2016 AND 2017

Address: No.123, Sec. 3, Dafeng Rd., Tanzi Dist., Taichung City 427, Taiwan (R.O.C.)

Telephone: +886-4-2534-1525

E-2-1

E-2-2

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(EXPRESSED IN THOUSANDS OF DOLLARS)

	Note	December 31, 2016	September 30, 2017
		NT$	NT$	US$
				(Note 4)
Current Assets
Cash and cash equivalents	6, 12	$24,476,270	$20,782,614	$685,216
Available-for-sale financial assets, current	10, 12, 37	178,176	—	—
Notes receivable, net	12	23,591	16,574	547
Accounts receivable, net	7, 12, 35	17,354,883	17,420,823	574,376
Other receivables	12	581,630	754,992	24,893
Inventories	8	6,498,832	6,593,510	217,392
Non-current assets held for sale	9,13	387,503	—	—
Other current assets - other	12, 32	950,410	1,041,560	34,341

		50,451,295	46,610,073	1,536,765

Non-current Assets
Available-for-sale financial assets, non-current	10, 12, 37	3,615,658	4,728,180	155,891
Investments accounted for using the equity method	11	2,401,531	2,854,425	94,112
Property, plant and equipment, net	13	65,380,409	64,789,607	2,136,156
Intangible assets	14	175,862	123,461	4,070
Deferred income tax assets		752,712	642,957	21,199
Other non-current assets - other	12	949,840	1,242,006	40,950

		73,276,012	74,380,636	2,452,378

TOTAL ASSETS		$123,727,307	$120,990,709	$3,989,143

Current Liabilities
Short-term loans	12, 18	$2,741,250	$3,479,900	$114,735
Financial liability at fair value through profit or loss - current	12, 15, 37	773,908	346,746	11,432
Accounts payable	12	8,194,647	7,742,849	255,287
Other payables	12, 16, 29	11,896,517	10,893,616	359,170
Current income tax liabilities	27	653,222	500,141	16,490
Current portion of convertible bonds	12, 17, 37	12,712,651	12,144,926	400,426
Current portion of long-term loans	12, 18	3,500,747	2,506,667	82,646
Other current liabilities - other	12	615,497	647,956	21,364

		41,088,439	38,262,801	1,261,550

Non-current Liabilities
Long-term loans	12, 18	14,840,000	13,753,333	453,456
Deferred income tax liabilities		264,360	452,501	14,919
Other non-current liabilities	12, 22	2,414,050	1,947,672	64,216

		17,518,410	16,153,506	532,591

Total Liabilities		58,606,849	54,416,307	1,794,141

Shareholders’ Equity
Capital stock	20	31,163,611	31,163,611	1,027,485
Capital reserve	21	12,641,997	12,642,023	416,816
Retained earnings	22
Legal reserve		10,844,001	11,837,317	390,284
Unappropriated earnings		9,337,450	8,706,943	287,074
Accumulated Other Comprehensive Income	23	1,133,399	2,224,508	73,343

Total Shareholders’ Equity		65,120,458	66,574,402	2,195,002

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$123,727,307	$120,990,709	$3,989,143

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

E-2-3

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(EXPRESSED IN THOUSANDS OF DOLLARS, EXCEPT EARNINGS PER SHARE)

		Nine months ended September 30,
	Note	2016	2017
		NT$	NT$	US$
				(Note 4)
Operating Revenues		$62,934,405	$61,931,600	$2,041,925
Operating Costs	8, 14, 24	(48,812,468)	(49,602,749)	(1,635,435)

Gross Profit		14,121,937	12,328,851	406,490

Operating Expenses	14, 24
Selling expenses		(741,705)	(753,844)	(24,855)
General and administrative expenses		(2,621,826)	(2,322,159)	(76,563)
Research and development expenses		(3,013,824)	(2,897,651)	(95,537)

		(6,377,355)	(5,973,654)	(196,955)

Other income and expenses	25	(184,950)	36,517	1,204

Operating Profit		7,559,632	6,391,714	210,739

Non-operating Income and Expenses
Interest income		110,562	121,006	3,990
Other gains and losses	26	(337,206)	(62,991)	(2,077)
Finance costs	17	(415,785)	(446,362)	(14,717)
Share of gains of associates and joint ventures accounted for using the equity method	11	48,360	74,921	2,470
Dividends income		265,550	204,810	6,753
Gains on disposal of investments	10, 11	217,199	55,369	1,825
Gains on financial liabilities at fair value through profit or loss	15	844,056	427,162	14,084

		732,736	373,915	12,328

Income before Income Tax		8,292,368	6,765,629	223,067
Income Tax Expense	22, 27	(1,038,887)	(949,188)	(31,295)

Net Income		$7,253,481	$5,816,441	$191,772

Other Comprehensive Income	23, 27
Items that may be subsequently reclassified to profit or loss
Exchange difference on translation of foreign financial statements		(860,748)	(209,293)	(6,901)
Unrealized (loss) gain on available-for-sale financial assets		(647,052)	1,058,148	34,888
Share of other comprehensive income (loss) of associates and joint ventures		(80,684)	374,839	12,359
Income tax relating to items that may be reclassified to profit or loss		69,966	(132,585)	(4,371)

Other Comprehensive Income (Loss) for the year, net of tax		(1,518,518)	1,091,109	35,975

Total Comprehensive Income for the year		$5,734,963	$6,907,550	$227,747

Net Income Attributable to:
Owners of the parent		$7,253,481	$5,816,441	$191,772

Total Comprehensive Income Attributable to:
Owners of the parent		$5,734,963	$6,907,550	$227,747

Earnings Per Share (in New Taiwan dollars)	28
Basic		$2.33	$1.87	$0.06

Diluted		$1.84	$1.46	$0.05

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

E-2-4

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED)

(EXPRESSED IN THOUSANDS OF DOLLARS)

				Retained Earnings		Other Comprehensive Income
		Capital Stock	Capital Reserve	Legal Reserve	Unappropriated Earnings	Unrealized Gain on Valuation of Available-for- sale Financial Assets	Exchange Difference on Translation of Foreign Financial Statements	Remeasurements of Post- employment Benefit Obligations	Total
		NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Nine months ended September 30, 2016
Balance at January 1, 2016		$31,163,611	$15,758,358	$9,967,775	$9,132,550	$3,139,880	$492,982	($125,931)	$69,529,225
Appropriation of earnings for prior years:	22
Legal reserve		—	—	876,226	(876,226)	—	—	—	—
Cash dividends		—	—	—	(8,725,811)	—	—	—	(8,725,811)
Cash distribution from capital reserve	21	—	(3,116,361)	—	—	—	—	—	(3,116,361)
Net income		—	—	—	7,253,481	—	—	—	7,253,481
Other comprehensive income (loss)	23	—	—	—	—	(658,563)	(859,955)	—	(1,518,518)

Total comprehensive income		—	—	—	7,253,481	(658,563)	(859,955)	—	5,734,963

Balance at September 30, 2016		$31,163,611	$12,641,997	$10,844,001	$6,783,994	$2,481,317	($366,973)	($125,931)	$63,422,016

Nine months ended September 30, 2017
Balance at January 1, 2017		$31,163,611	$12,641,997	$10,844,001	$9,337,450	$1,822,158	($415,249)	($273,510)	65,120,458
Appropriation of earnings for prior years:	22
Legal reserve		—	—	993,316	(993,316)	—	—	—	—
Cash dividends		—	—	—	(5,453,632)	—	—	—	(5,453,632)
Changes in other capital reserve		—	26	—	—	—	—	—	26
Net income		—	—	—	5,816,441	—	—	—	5,816,441
Other comprehensive income (loss)	23	—	—	—	—	1,300,596	(209,487)	—	1,091,109

Total comprehensive income		—	—	—	5,816,441	1,300,596	(209,487)	—	6,907,550

Balance at September 30, 2017		$31,163,611	$12,642,023	$11,837,317	$8,706,943	$3,122,754	($624,736)	($273,510)	$66,574,402

Balance at September 30, 2017, in US$		$1,027,485	$416,816	$390,284	$287,074	$102,959	($20,598)	($9,018)	$2,195,002

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

E-2-5

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(EXPRESSED IN THOUSANDS OF DOLLARS)

		Nine months ended September 30,
	Note	2016	2017
		NT$	NT$	US$
				(Note 4)
Cash flows from operating activities
Consolidated income before tax		$8,292,368	$6,765,629	$223,067
Adjustments to reconcile consolidated income before tax to net cash provided by operating activities:
Depreciation	13, 24	9,633,210	10,615,817	350,010
Amortization	14, 24	305,896	168,772	5,565
Provision for bad debt expense	7	—	1,673	55
Gains on financial liabilities at fair value through profit or loss	15	(844,056)	(427,162)	(14,084)
Interest expense		415,184	445,738	14,696
Interest income		(110,562)	(121,006)	(3,990)
Dividend income		(265,550)	(204,810)	(6,753)
Share of losses (gains) of associates and joint ventures accounted for using the equity method	11	(48,360)	(74,921)	(2,470)
Gains on disposal of property, plant and equipment	25	(23,929)	(149,561)	(4,931)
Gains on disposal of non-current assets held for sale		—	(19,402)	(640)
Gains on disposal of investment	10, 11	(217,199)	(55,369)	(1,825)
Impairment losses of non-financial assets	25	49,125	76,644	2,527
Foreign currency exchange gains on convertible bonds payable		(570,808)	(785,844)	(25,910)
Foreign currency exchange gains on long-term loan		(237,802)	(237,574)	(7,833)
Changes in assets and liabilities related to the operation
Notes receivable		(11,105)	6,703	221
Accounts receivable		(2,012,802)	(103,003)	(3,396)
Other receivables		(30,293)	(179,112)	(5,905)
Inventories		(1,143,338)	(107,097)	(3,531)
Other current assets - other		89,499	(96,244)	(3,173)
Other non-current assets - other		(62,459)	(182,004)	(6,001)
Accounts payable		1,427,463	(428,421)	(14,125)
Other payables		502,335	(636,734)	(20,993)
Other current liabilities		(35,342)	4,076	134
Other non-current liabilities		67,904	1,073	35

Cash provided by operations		15,169,379	14,277,861	470,750
Interest received		112,276	127,498	4,204
Dividend received		—	195,072	6,432
Interest paid		(178,150)	(225,990)	(7,451)
Income tax paid		(1,434,801)	(1,290,876)	(42,561)

Net cash provided by operating activities		13,668,704	13,083,565	431,374

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

(Continued)

E-2-6

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(UNAUDITED)

(EXPRESSED IN THOUSANDS OF DOLLARS)

		Nine months ended September 30,
	Note	2016	2017
		NT$	NT$	US$
				(Note 4)
Cash flows from investing activities
Proceeds from disposal of available-for-sale financial assets	10	$1,454,403	$—	$—
Return of capital contribution from avaliable-for-sale financial assets	10	—	176,855	5,831
Proceeds from disposal of non-current assets held for sale	9	—	411,745	13,575
Acquisition of property, plant, and equipment	29	(11,858,794)	(10,626,885)	(350,375)
Proceeds from disposal of property, plant, and equipment		136,561	157,183	5,182
Increase in refundable deposits		(513,400)	(605,942)	(19,978)
Decrease in refundable deposits		199,218	350,550	11,558
Acquisition of intangible assets	14	(52,150)	(14,494)	(478)
Decrease in other non-current assets		27,100	2,300	76

Net cash used in investing activities		(10,607,062)	(10,148,688)	(334,609)

Cash flows from financing activities
Increase in short-term loans		—	2,265,169	74,684
Decrease in short-term loans		—	(1,353,089)	(44,612)
Proceeds from long-term loans		7,000,000	1,000,000	32,970
Repayment of long-term loans		(3,808,721)	(2,993,112)	(98,685)
Increase in deposit-in		7,465	58,499	1,929
Decrease in deposit-in		(107,722)	(29,795)	(982)
Reserve payment for cash dividends and cash distribution from capital	21, 22	(11,842,172)	(5,453,632)	(179,810)

Net cash used in financing activities		(8,751,150)	(6,505,960)	(214,506)

Effect on foreign currency exchange		(324,926)	(122,573)	(4,041)

Net decrease in cash and cash equivalents		(6,014,434)	(3,693,656)	(121,782)
Cash and cash equivalents at the beginning of the period		25,191,374	24,476,270	806,998

Cash and cash equivalents at the end of the period	6	$19,176,940	$20,782,614	$685,216

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

E-2-7

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

1.	History and Organization

Siliconware Precision Industries Co., Ltd. (the “Company”) was incorporated as a company limited by shares under the Company Law of the Republic of China (R.O.C.) in May 1984, and has been listed on the Taiwan Stock Exchange since April 1993, and on the NASDAQ National Market under the trading symbol of SPIL since June 2000. The Company is mainly engaged in the assembly, testing and turnkey services of integrated circuits. The address of the registered office is No. 123, Sec. 3, Da Fong Rd., Tantzu, Taichung 427, Taiwan, R.O.C.

2.	The Date of Authorization for Issuance of the Consolidated Financial Statements and Procedures for Authorization

The condensed interim consolidated financial statements have been authorized for issuance by the Audit Committee on December 14, 2017.

3.	The Adoption of New and Amended Standards and Interpretations

A. New Standards and Interpretations Not Yet Adopted

New Standards, Amendments, and Interpretations	Content	Effective Date
IFRS 15, ‘Revenue from contracts with customers’ and amendments

The standard deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognised when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard replaces IAS 18 ‘Revenue’ and IAS 11 ‘Construction contracts’ and related interpretations.

The amendments to IFRS 15 clarify how to identify a performance obligation (the promise to transfer a good or a service to a customer) in a contract; determine whether a company is a principal (the provider of a good or service) or an agent (responsible for arranging for the good or service to be provided); and determine whether the revenue from granting a license should be recognized at a point in time or over time. In addition to the clarifications, the amendments include two additional reliefs to reduce cost and complexity for a company when it first applies the new Standard.

January 1, 2018

IFRS 9, ‘Financial instruments’	The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets, namely, amortised cost, fair value through other comprehensive income and fair value through profit and loss. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss, with the irrevocable option at inception to present changes in fair value in other comprehensive not recycled to profit and loss. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities, there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the “hedged ratio” to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39.	January 1, 2018

IFRS 16, ‘Leases’	‘Leases’ addresses the definition of a lease, recognition and measurement of leases and establishes principles for reporting useful information to users of financial statements about the leasing activities of both lessees and lessors. A key change arising from IFRS 16 is that most operating leases will be accounted for on balance sheet for lessees. The standard replaces IAS 17 ‘Leases’, and related interpretations. An entity shall apply IFRS 16 for annual periods beginning on or after January 1, 2019 and earlier application is permitted subject to the entity adopting IFRS 15 ‘Revenue from contracts with customers’ at the same time.	January 1, 2019

E-2-8

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

We will adopt IFRS 15 and related amendments starting from January 1, 2018, including retrospective application to all contracts that are not yet complete as of January 1, 2018, and anticipate to apply the modified retrospective transition method. Under the modified retrospective transition method, we will recognize the cumulative effect of applying IFRS 15 and related amendments as an adjustment to the opening balance of retained earnings as at the date of initial application. The comparative financial statements of prior periods will be retained as reported under the previous standards.

Presented below is the status of the process we have utilized for the adoption of IFRS 15 and related amendments and the significant implementation matters addressed:

•	We established a global cross-functional project management implementation team to assess all potential impacts of this standard.

•	We are reviewing our current accounting policies and practices to identify potential differences that would result from the application of this standard.

•	Customers and contracts were identified.

•	Evaluation of the contract provisions and the comparison of historical accounting policies and practices to the requirements of the new standard , including the related qualitative disclosures regarding the potential impact of the effects of the accounting policies we expect to apply and a comparison to our current revenue recognition policies, is in process. We expect to complete this process prior to December 31, 2017.

IFRS 15 and related amendments may result in a change to the timing of revenue recognition but, based on our evaluation, the adoption of the new standard is not expected to have a material impact to the opening balance of retained earnings as at the date of initial application. The evaluations of the impact are continuing and we will make disclosures in the Group’s consolidated financial statements and Form 20-F for the year ended December 31, 2017.

We will adopt IFRS 9 starting from January 1, 2018, the Company may elect to apply this Standard either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of the initial application of this Standard recognized at the date of initial application.

The Company’s investment in equity instruments should be measured at the fair value through profit or loss; this will have direct impact on retained earnings. However, the Company may irrevocably designate an investment in equity instruments that is not held for trading as measured at fair value through other comprehensive income. All relevant gains and losses shall be recognized in other comprehensive income, except for dividends which are recognized in profit or loss. No subsequent impairment assessment is required, and the cumulative gain or loss previously recognized in other comprehensive income cannot be reclassified from equity to profit or loss, and have no impact on retained earnings.

B.	New Standards and Interpretations Adopted

The group has applied the following standards and amendments for the first time for their annual reporting period commencing January 1, 2017:

•	Disclosure Initiative - Amendments to IAS 7

•	Recognition of Deferred Tax Assets for Unrealized Losses - Amendments to IAS 12

•	Annual improvements to IFRSs 2014-2016 cycle - Amendments to IFRS 12

The adoption of these amendments did not have significant impact on the current period or any prior period and is not likely to affect future periods.

E-2-9

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

4.	Summary of Significant Accounting Policies

The principal accounting policies adopted are consistent with the previous financial year and corresponding interim reporting period, except for the compliance statement, basis of consolidation and additional policies as set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

(1)	Compliance Statement

A.	These interim consolidated financial statements have been prepared in accordance with IAS 34 “Interim Financial Reporting” as issued by the International Accounting Standards Board (“IASB”).

B.	This interim financial statements does not include all the notes of the type normally included in an annual financial statements. Accordingly, this financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2016.

C.	Convenience Translation into US Dollars

The Group maintains its accounting records and prepares its financial statements in New Taiwan (“NT”) dollars. The United States (“US”) dollar amounts disclosed in the condensed interim consolidated financial statements for the nine months ended September 30, 2017 are presented solely for the convenience of the reader and were translated at the rate of NT$30.33 (in dollars) to US$1.00 (in dollars), which was the noon buying rate as certified for customs purposes by the Federal Reserve Bank of New York on September 29, 2017 as the last quoted rate at the balance sheet date. Such translation amounts are unaudited and should not be construed that the NT dollar amounts represent, or have been, or could be, converted into US dollars at that or any other rate.

(2)	Basis of Consolidation

A.	Basis for preparation of consolidated financial statements

The basis for preparation of the consolidated financial statements is consistent with those of the year ended December 31, 2016.

B.	Subsidiaries included in these condensed interim consolidated financial statements.

			% of ownership held by the named investors as of
Name of investor	Name of subsidiaries	Main operating activities	December 31, 2016	September 30, 2017
The Company	SPIL (B.V.I.) Holding Limited	Investment activities	100%	100%
The Company	Siliconware Investment Co., Ltd.	Investment activities	100%	100%
SPIL (B.V.I.) Holding Limited	Siliconware USA, Inc. (SUI)	Communications and relationship maintenance with companies headquartered in North America	100%	100%
SPIL (B.V.I.) Holding Limited	SPIL (Cayman) Holding Limited	Investment activities	100%	100%
SPIL (Cayman) Holding Limited	Siliconware Technology (Suzhou) Limited	Assembly and testing services	100%	100%
SPIL (Cayman) Holding Limited	Siliconware Electronics (Fujian) Co., Limited (1)	Assembly and testing services	—	100%

(1)	Siliconware Electronics (Fujian) Co., Limited was establlished in July 2017, mainly engaged in assembly and testing services for memory and logic devices with intial captial of US $45,000 thousands.

E-2-10

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(3)	Employee Benefits

Pension cost for the interim period is calculated on a year-to-date basis by using the pension cost rate derived from the actuarial valuation at the end of the prior financial year, adjusted for significant market fluctuations since that time and for significant curtailments, settlements, or other significant one-off events.

(4)	Income Tax

The interim period income tax expense is recognized based on the estimated average annual effective income tax rate expected for the full financial year applied to the pretax income of the interim period.

5.	Critical Accounting Estimates and Judgments

The same critical accounting judgments, estimates and key sources of assumption applied in these condensed interim consolidated financial statements are consistent with Note 5 in the consolidated financial statements for the year ended December 31, 2016.

6.	Cash and Cash Equivalents

	As of
	December 31, 2016	September 30, 2017
	NT$	NT$
Cash on hand and petty cash	1,072	1,288
Cash equivalents	3,876,568	5,773,456
Time deposits	20,598,630	15,007,870

	24,476,270	20,782,614

7.	Accounts Receivable, Net

	As of
	December 31, 2016	September 30, 2017
	NT$	NT$
Accounts receivable	17,359,584	17,422,518
Less: Allowance for sales discounts	(3,006)	—
Allowance for doubtful accounts	(1,695)	(1,695)

	17,354,883	17,420,823

The Group assessed that the carrying value of receivables mentioned above are highly likely to be recovered; therefore the credit risk is low. Please refer to Note 35 B for relevant analysis.

E-2-11

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

Movements on the Group’s allowance for doubtful accounts are as follows:

	For the nine months ended September 30,
	2016	2017
	NT$	NT$
Balance as of January 1,	1,695	1,695
Allowance for doubtful accounts	—	1,673
Write-offs	—	(1,673)

Balance as of September 30,	1,695	1,695

8.	Inventories

	As of
	December 31, 2016	September 30, 2017
	NT$	NT$
Raw materials and supplies	5,885,054	5,825,179
Work in process	613,778	768,331

	6,498,832	6,593,510

	For the nine months ended September 30,
	2016	2017
Expense / loss incurred related to inventories:	NT$	NT$
Cost of goods sold	48,764,853	49,535,317
Decline in market value and loss on obsolescence	50,941	73,817
Others	(3,326)	(6,385)

	48,812,468	49,602,749

9.	Non-current Assets Held for Sale

	As of
	December 31, 2016	September 30, 2017
	NT$	NT$
Plant held for sale	387,503	—

On November 3, 2016, the Board of Directors of the Company resolved to sale the plant and its affiliated equipment of Hsinchu facility phase (No. 15/17, Park Ave. 2, Science-Based Industrial Park, Hsinchu). On December 16, 2016, the Company entered into an agreement to sell the plant to a non-related party. The transfer was completed in March 2017, with a total consideration of $412,000 and the amount has been paid in full. The Company recognized disposal gains of $19,402 on non-current assets in the first quarter of 2017.

E-2-12

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

10.	Available-for-sale Financial Assets

	As of
	December 31, 2016	September 30, 2017
	NT$	NT$
Current Item:
Fund	178,176	—

Non-current Items:
Common Stock	3,087,019	4,728,180
Depositary Shares	528,639	—

	3,615,658	4,728,180

A.	The Company disposed common stock of available-for-sale financial assets and recognized gains on disposal of $10,256 in the first quarter of 2016. The foreign fund matured in one year was classified from non-current to current assets in the second quarter of 2016. The foreign fund was matured in the first quarter of 2017 and the Company recognized gains on disposal of $53,053. The Company also disposed common stock of available-for-sale financial assets and recognized gains on disposal of $206,943 in third quarter of 2016.

B.	On October 20, 2016, the Board of Directors of ChipMOS Technologies Inc., have approved October 31, 2016 as the merger date with ChipMOS Techinologies (Bermuda) Ltd., with ChipMOS Technologies Inc., be the surviving company. Under the agreement, Shareholders of ChipMOS Technologies (Bermuda) Ltd., will receive US$3.71 dollars of cash and 0.9355 unit of American Depository Shares (“ADS”) in exchange for each share in ChipMOS Technologies (Bermuda) Ltd. Each ADS represents 20 new common shares to be issued by ChipMOS Technologies Inc. The Company regarded the merger as business reorganization in substance and only recognized the premium from the merger of $51,923 as other income. The Company converted all ChipMOS ADSs held by the Company into Common Stock of ChipMOS Technologies Inc. in the second quarter of 2017.

11.	Investments Accounted for Using the Equity Method

		Carrying Amount		% of ownership interest
Associates	Nation of Registration	December 31, 2016	September 30, 2017	December 31, 2016	September 30, 2017
Individually immaterial:		NT$	NT$
Yann Yuan Investment Co., Ltd.	Taiwan, R.O.C.	2,383,512	2,854,425	33.33%	32.21%
ASM Advanced Packaging Materials Pte. Ltd. (AAPM)	Singapore	18,019	—	39.00%	—

		2,401,531	2,854,425

A.	Yann Yuan Investment Co., Ltd. held 45,900 thousands shares of SPIL’s common stock as of December 31, 2016 and September 30, 2017.

In June, 2017, Yann Yuan Investment Co., Ltd. issued new shares, which were not purchased proportionally by the Company. As a result, the ownership of the Company on Yann Yuan Investment Co., Ltd. decreased from 33.33% to 32.21%. The decrease of net equity on this associate in the amount of $6,645 has been deducted from gain on disposal of investment. The interest previously recognized as other comprehensive gains and losses in the amount of $10,425 has been reclassified to investment disposal gains in the second quarter of 2017.

B.	In order to develop new generation substrates and increase substrate supply sources, the Company acquired the shares in AAPM. However, due to the continued losses of AAPM, the carrying amount of investment on AAPM has been written down to $0 as of March 2017.

E-2-13

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

Since the Company did not subscribe on AAPM’s new shares issued in May 2017, the Company’s percentage of ownership on AAPM has been reduced from 39% to13.7%. In addition, because the Company has no longer served as AAPM’s board of director, the Company lost significant influence over AAPM. Due to AAPM’s fair value cannot be reliably measured by the Company and there is no quoted price in an active market, the Company reclassified the investment on AAPM to available-for-sale financial assets and recognized a disposal loss of $1,464 in the second quarter of 2017.

12.	Financial Instruments by Category

	As of
	December 31, 2016	September 30, 2017
	NT$	NT$
Financial Assets
Loans and receivables
Cash and cash equivalents	24,476,270	20,782,614
Notes receivable	23,591	16,574
Accounts receivable	17,354,883	17,420,823
Other receivables	581,630	754,992
Time deposit pledged as collateral (shown as other current assets - other)	357,400	355,100
Refundable deposit (shown as other non-current assets - other)	501,924	755,013
Available-for-sale financial assets, current	178,176	—
Available-for-sale financial assets, non-current	3,615,658	4,728,180

	47,089,532	44,813,296

Financial Liabilities
Financial liabilities at amortised cost
Short-term loans	2,741,250	3,479,900
Accounts payable	8,194,647	7,742,849
Other payables	11,896,517	10,893,616
Receipts under custody (shown as other current liabilities - other)	76,231	91,038
Deposit received (shown as other current liabilities - other and other non-current liabilities)	38,907	67,463
Convertible bonds	12,712,651	12,144,926
Long-term loans (including the current portion)	18,340,747	16,260,000
Long-term payable (shown as other non-current liabilities)	63,215	5,384
Financial liability at fair value through profit or loss	773,908	346,746

	54,838,073	51,031,922

13.	Property, Plant and Equipment

A.	Carrying amount by category:

	As of
	December 31, 2016	September 30, 2017
	NT$	NT$
Land	2,903,192	2,903,192
Buildings	19,939,679	20,022,356
Machinery and equipment	32,145,342	32,010,018
Other equipment	4,674,862	4,771,566
Construction in progress and equipment awaiting for inspection	5,717,334	5,082,475

	65,380,409	64,789,607

E-2-14

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

B.	Movement from period beginning to period end

(a)	From January 1, 2016 to September 30, 2016

i. Cost
	Balance at January 1	Additions	Disposals	Transfers	Exchange differences, net	Balance at September 30
	NT$	NT$	NT$	NT$	NT$	NT$
Land	2,903,192	—	—	—	—	2,903,192
Buildings	30,952,914	690,357	(83,379)	1,008,299	(194,563)	32,373,628
Machinery and equipment	74,384,223	5,632,012	(6,047,045)	1,460,334	(847,260)	74,582,264
Other equipment	8,900,324	746,598	(556,115)	379,623	(106,468)	9,363,962
Construction in progress and equipment awaiting for inspection	4,109,542	5,332,870	(420)	(2,848,256)	(96,753)	6,496,983

	121,250,195	12,401,837	(6,686,959)	—	(1,245,044)	125,720,029

ii. Accumulated depreciation and impairment
	Balance at January 1	Depreciation expense	Impairment losses	Disposals	Transfers	Exchange differences, net	Balance at September 30
	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Buildings	11,288,984	1,287,892	—	(83,379)	—	(51,614)	12,441,883
Machinery and equipment	41,253,466	7,364,864	39,895	(6,010,875)	(16,161)	(522,894)	42,108,295
Other equipment	4,402,137	980,454	9,230	(506,225)	16,161	(63,436)	4,838,321

	56,944,587	9,633,210	49,125	(6,600,479)	—	(637,944)	59,388,499

(b)	From January 1, 2017 to September 30, 2017

i. Cost
	Balance at January 1	Additions	Disposals	Transfers	Exchange differences, net	Balance at September 30
	NT$	NT$	NT$	NT$	NT$	NT$
Land	2,903,192	—	—	—	—	2,903,192
Buildings	32,523,010	574,306	—	908,199	(48,578)	33,956,937
Machinery and equipment	75,575,254	5,650,736	(1,752,644)	2,397,795	(183,919)	81,687,222
Other equipment	9,692,330	942,675	(298,736)	380,622	(25,873)	10,691,018
Construction in progress and equipment awaiting for inspection	5,717,334	3,085,803	—	(3,686,616)	(34,046)	5,082,475

	126,411,120	10,253,520	(2,051,380)	—	(292,416)	134,320,844

ii. Accumulated depreciation and impairment
	Balance at January 1	Depreciation expense	Impairment losses	Disposals	Transfers	Exchange differences, net	Balance at September 30
	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Buildings	12,583,331	1,363,883	—	—	—	(12,633)	13,934,581
Machinery and equipment	43,429,912	8,052,537	67,992	(1,738,652)	(8,178)	(126,407)	49,677,204
Other equipment	5,017,468	1,199,397	8,652	(297,914)	8,178	(16,329)	5,919,452

	61,030,711	10,615,817	76,644	(2,036,566)	—	(155,369)	69,531,237

C.	There is no interest capitalized for the nine months ended September 30, 2016 and 2017.

D.	For idle equipment, the Group adopted fair value less cost of disposal method to measure their recoverable amount and recognized impairment loss of $49,125 and $76,644 for the nine months ended September 30, 2016 and 2017, respectively. The recoverable amount of major impaired property, plant and equipment is determined based on the recent quoted prices of assets with similar age and obsolescence that provided by the vendors in secondary market. The recent quoted prices of assets are a level 2 input in terms of IFRS 13 because the secondary market is not very active.

E-2-15

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

14.	Intangible Assets

A.	Carrying amount by category:

	As of
	December 31, 2016	September 30, 2017
	NT$	NT$
License Fee	31,460	19,288
Software	144,402	104,173

	175,862	123,461

B.	Movement from period beginning to period end

(a)	From January 1, 2016 to September 30, 2016

i. Cost
Item	Balance at January 1	Additions	Disposals	Exchange differences, net	Balance at September 30
	NT$	NT$	NT$	NT$	NT$
License Fee	112,248	—	(4,300)	—	107,948
Software	202,314	52,150	(20,015)	(1,604)	232,845

	314,562	52,150	(24,315)	(1,604)	340,793

ii. Accumulated amortization
Item	Balance at January 1	Additions	Disposals	Exchange differences, net	Balance at September 30
	NT$	NT$	NT$	NT$	NT$
License Fee	58,679	16,265	(4,300)	—	70,644
Software	63,109	46,638	(20,015)	(545)	89,187

	121,788	62,903	(24,315)	(545)	159,831

(b)	From January 1, 2017 to September 30, 2017

i. Cost
Item	Balance at January 1	Additions	Disposals	Exchange differences, net	Balance at September 30
	NT$	NT$	NT$	NT$	NT$
License Fee	107,894	—	(75,095)	—	32,799
Software	239,187	14,494	(16,161)	(403)	237,117

	347,081	14,494	(91,256)	(403)	269,916

ii. Accumulated amortization

Item	Balance at January 1	Additions	Disposals	Exchange differences, net	Balance at September 30
	NT$	NT$	NT$	NT$	NT$
License Fee	76,434	12,172	(75,095)	—	13,511
Software	94,785	54,454	(16,161)	(134)	132,944

	171,219	66,626	(91,256)	(134)	146,455

E-2-16

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

iii. Amortizations included in operating cost and expense

	For the nine months ended September 30,
	2016	2017
	NT$	NT$
Operating cost	17,385	21,030
Operating expense	45,518	45,596

	62,903	66,626

15.	Financial Liabilities at Fair Value Through Profit or Loss

As of December 31, 2016 and September 30, 2017, the detail of financial liabilities at fair value through profit or loss is as follow:

	As of
	December 31, 2016	September 30, 2017
	NT$	NT$
Conversion option, redemption option and put option of convertible bonds upon initial recognition	774,319	774,319
Valuation adjustments	(411)	(427,573)

	773,908	346,746

For the nine months ended September 30, 2016 and 2017, the Company recognized net gains of $844,056 and $427,162 on financial liabilities at fair value through profit or loss, respectively.

16.	Other Payables

	As of
	December 31, 2016	September 30, 2017
	NT$	NT$
Payables for equipment	3,486,635	3,053,817
Payables for employees’ compensations	3,880,980	3,783,780
Others	4,528,902	4,056,019

	11,896,517	10,893,616

Others represent individually insignificant items such as supplies, maintenance charges, professional service fees and etc., which are presented on an aggregate basis.

17.	Convertible Bonds

As of December 31, 2016 and September 30, 2017, the detail of convertible bonds is as follow:

	As of
	December 31, 2016	September 30, 2017
	NT$	NT$
Unsecured overseas convertible bonds	13,580,212	12,743,536
Less: Discounts on bonds payable	(867,561)	(598,610)
Less: Current portion	(12,712,651)	(12,144,926)

	—	—

For the nine months ended September 30, 2016 and 2017, the convertible bonds interest expenses are $231,422 and $218,119, respectively.

E-2-17

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

In October 2014, the Company issued the fourth unsecured overseas convertible bonds (the “Bonds”) in US$400,000 thousand. The Bonds are zero coupon bonds with a maturity of 5 years, with par value of US$250 thousand or in any integral multiples thereof.

Key terms and conditions of the Bonds are as follows:

A.	Each holder of the Bonds has the right to convert at any time starting from the day immediately following 40 days after the issue date to 10 days prior to the maturity date, except during legal lock-up period, into newly issued listed common shares or American Depository shares (“ADSs”) at the conversion price NT$53.1038 dollars, determined on the basis of a fixed exchange rate of US$1 to NT$30.392 (in dollar). The conversion price was adjusted to NT$44.1443 dollars as of September 30, 2017.

B.	Unless previously redeemed, repurchased and cancelled, or converted, the Bonds will be redeemed by the Company on the maturity date at an amount equal to 105.11% of the principals, with repayment made in US dollars.

C.	Each holder shall have the right to request the Company repurchase all or any portion of the principal amount thereof of a holder’s Bonds (1) at 103.04% of the principal amount on the third anniversary of the issuance date or (2) at principal amount plus 1% interest compounded semiannually (“Early Redemption Amount”) in the event of a change in control or delisting.

D.	The Company may redeem the Bonds in whole or in part, from 3 years after the issuance date, at a price equal to the Early Redemption Amount, provided that the closing price of the Company’s common shares on the Taiwan Stock Exchange, converted into US dollars at the prevailing exchange rate, on 20 trading days within a period of 30 consecutive trading days, is at least 130% of the Early Redemption Amount divided by the conversion ratio. The Company may, in whole but not in part, redeem all of the Bonds at the Early Redemption Amount in the event that more than 90% of the Bonds have been previously redeemed, converted, or repurchased or cancelled, or in the event of changes in the R.O.C.’s tax rules which result in significant unfavorable tax consequences to the Company.

E.	The Bonds contained a debt host contract, recognized as convertible bonds, and the Bonds Options were aggregately recognized as financial liabilities at fair value through profit or loss. The effective interest rate of the debt host contract was 2.407% and the aggregate fair value of the Bonds Options was $774,319 on initial recognition.

18.	Loans

A.	Short-term Loans

As of
	December 31, 2016	September 30, 2017
	NT$	NT$
Credit loans	2,741,250	3,479,900

Interest rates	1.3250%~1.6440%	1.6764%~2.2372%

E-2-18

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

B.	Long-term Loans

Loan period and repayment method	As of
	December 31, 2016	September 30, 2017
	NT$	NT$
Syndicated bank loans:
2012.8.10-2017.8.10 Including US$33,333 thousand in December 31, 2016. Repayables in 6 semi- annually installments starting from February 2015	2,162,333	—
Other bank loans:
2013.12.31-2016.12.31 /Extended to 2019.12.30, and increased by $1,000,000 on 2017.01.19 Repayables in 3 semi-annually installments starting from December 2018	1,500,000	2,500,000
2014.8.11-2018.12.13 /Repayables in 5 semi-annually installments starting from December 2016	680,000	510,000
2014.8.11-2018.12.10 /Repayables in 6 semi-annually installments starting from June 2016	1,000,000	750,000
2014.8.11-2019.8.11 /Repayables in 6 semi-annually installments starting from February 2017	1,500,000	1,000,000
2015.7.1-2020.7.1 /Repayables in 6 semi-annually installments starting from January 2018	1,500,000	1,500,000
2015.11.13-2020.11.13 /Repayables in 6 semi-annually installments starting from May 2018	1,000,000	1,000,000
2016.07.19-2021.01.10 /Repayables in 6 semi-annually installments starting from July 2018	3,000,000	3,000,000
2016.07.19-2021.07.19 /Repayables in 6 semi-annually installments starting from January 2019	4,000,000	4,000,000
2016.12.30-2021.12.30 /Repayables in 6 semi-annually installments starting from June 2019	2,000,000	2,000,000
Less:
Arrangement fee of syndicated loans	(1,586)	—
Current portion	(3,500,747)	(2,506,667)

	14,840,000	13,753,333

Interest rate	1.1287%-2.3890%	1.1358%-2.3890%

(1)	In order to fulfill the requirements of operational and capital expenditures, the Company entered into syndicated loan agreements with eleven financial institutions, including Mega International Commercial Bank, the management bank, in August 2012. All long-term loans are with credit periods of five years and are floating interest rate loans.

(2)	Pursuant to the loan agreement, the Company should maintain, on a semi-annual and annual basis, certain debt covenants, such as current ratio, liability ratio as well as the ratio of interest coverage. As of June 30, 2017, the Company is in compliance with all the debt covenants.

E-2-19

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

19.	Post-employment Benefit

The Group recognized pension costs in respective of defined benefit plans of $100,093 and $37,682 in the consolidated income statements for the nine months ended September 30, 2016 and 2017, respectively.

The Group recognized pension costs in respective of defined contribution plans of $409,168 and $414,949 in the consolidated income statements for the nine months ended September 30, 2016 and 2017, respectively.

20.	Capital Stock

A.	As of December 31, 2016 and September 30, 2017, the authorized capital of the Company was $36,000,000 and the paid-in-capital was $31,163,611 with par value of NT$10 (in dollars) per share.

B.	The Company issued $1,500,000 American Depositary Shares (“ADSs”), represented by 30,000,000 units of ADSs, in June 2000. Each ADS represents five shares of common stock of the Company with an offering price of US$8.49 (in dollars) per ADS. As of December 31, 2016 and September 30 2017, the outstanding ADSs amounted to 37,783,392 units and 35, 830,166 units, respectively. Major terms and conditions of the ADSs are summarized as follows:

(1)	Voting Rights:

ADS holders will have no rights to vote directly in stockholders’ meetings with respect to the Deposited Shares. The Depositary shall provide voting instruction to the Chairman of the Company and vote on behalf of the Deposited shares evidenced by ADSs. If the Depositary receives voting instructions from holders of at least 51% of the outstanding ADSs to vote in the same direction on a resolution, the Depositary will vote in the manner as instructed.

(2)	Distribution of Dividends:

ADS holders are deemed to have the same rights as holders of common shares with respect to the distribution of dividends.

21.	Capital Reserve

A.	Pursuant to the Company Law of the R.O.C., the capital reserve arising from paid-in capital in excess of par on the issuance of stocks, from merger, from the conversion of convertible bonds and from donation shall be exclusively used to cover accumulated deficits or transferred to capital proportionally either in issuing common stock or in returning cash. Other capital reserves shall be exclusively used to cover accumulated deficits. The amount of capital reserve used to increase capital is limited to 10% of the common stock each year when the Company has no accumulated deficits. The capital reserve can only be used to cover accumulated deficits when the legal reserve is insufficient to cover the deficits.

B.	According to the Company Law of the R.O.C., capital reserve is allowed to be transferred to share capital in the following year after the registration of capitalization is approved by the government authority.

C.	Distribution of capital reserve of $3,116,361 (NT$ 1.0 dollar per share) had been resolved at the stockholders’ meeting on May 16, 2016 and it was resolved in the board meeting that July 1st of the same year was the ex-dividend date.

22.	Retained Earnings

A.	According to the Company’s Articles of Incorporation, current year’s earnings before tax, if any, shall be distributed in the following order:

(1)	Payment of taxes and dues;

(2)	Completing the deficit and losses;

E-2-20

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(3)	Set aside 10% for statutory surplus reserve, unless the statutory surplus reserve has reached the total capital;

(4)	Set aside or reverse special reserves;

(5)	Any further remaining amount shall be added to the unallocated surplus from the prior year as shareholder dividend and bonus. The Board of Directors shall draft a proposal to distribute the surplus, which shall be approved at a shareholders’ meeting.

B.	Dividends may be distributed by way of cash dividend and stock dividend. Distribution shall be made preferably by way of cash dividend and the amount is subject to the resolution adopted by the Board of Directors and approved at the Shareholders’ Meeting. Dividend distribution to the Company’s shareholders is recognized as liability in the Company’s financial statements in the period in which the dividends are approved.

C.	Legal reserve can only be used to offset deficits or increase capital in issuing common stock or in distributing cash. The amount of legal reserve that may be used to increase capital shall be limited to the portion of the reserve balance exceeding 25% of the capital stock.

D.	In accordance with the R.O.C. Securities and Future Bureau (SFB) regulations, in addition to legal reserve, the Company should set aside a special reserve from the debit balance on other equity items at the balance sheet date before distributing earnings. When debit balance on other equity items is reversed subsequently, the reserved amount could be included in the distributable earnings.

E.	The Taiwan imputation tax system requires that any undistributed current earnings of a company derived on or after January 1, 1998 to be subject to an additional 10% corporate income tax if the earnings are not distributed in the following year. As of December 31, 2016 and September 30, 2017, the undistributed earnings derived on or after the implementation of the imputation tax system were $10,252,276, and $9,209,859, respectively.

F.	As of December 31, 2016 and September 30, 2017, the balances of shareholders’ imputation tax credit account of the Company were $482,903 and $402,689, respectively. The rate of shareholders’ imputation tax credit to undistributed earnings for the earnings distributed in 2016 was 10.50%.

However, the rate is subject to changes based on the balance of shareholders’ imputation tax credit account, the undistributed earnings, and other tax credit amount in accordance with the R.O.C. tax law at the dividend distribution date.

Effective from January 1, 2015, the creditable ratio for individual shareholders residing in the Republic of China will be half of the original creditable ratio according to the revised Article 66-6 of the Income Tax Law.

G.	The distributions of 2015 and 2016 dividends were resolved at the Shareholders’ meeting on May 16, 2016 and June 28, 2017, respectively. Details are summarized below:

	For the Years Ended December 31,
	2015		2016
	Amount	Dividends per share (in NT dollars)	Amount	Dividends per share (in NT dollars)
	NT$		NT$
Provision of Legal reserve	876,226		993,316
Cash dividends	8,725,811	2.80	5,453,632	1.75

The Company’s board of directors resolved August 8, 2017 as the ex-dividend date for the distribution of 2016 earnings. Any information in relation to the Company’s shareholders’ resolution on earnings distribution will be posted in the “Market Observation Post System” on the website of the Taiwan Stock Exchanges (“TSE”).

E-2-21

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

H.	Since the 2018 Shareholders’ meeting has yet to be held, there is uncertainty on the 2017 earnings distribution. This is to say, the potential tax consequence on the additional 10% tax on undistributed earnings cannot be reasonably estimated yet. In accordance with IAS 12, the Company accrued additional 10% tax on undistributed earnings in full. Income tax effect on dividend distribution is reversed and adjusted to tax expenses and related income tax payables in the following year when shareholders resolve the earnings distribution plan. As of September 30, 2017, the additional 10% tax payable of $495,370 was recognized in “Other non-current liabilities” on the balance sheet.

23.	Other Equity Items

	Unrealized Gain on Valuation of Available-for- sale Financial Assets	Exchange Difference on Translation of Foreign Financial Statements	Remeasurements of Post-employment Benefit Obligations
	NT$	NT$	NT$
As of January 1, 2016	3,139,880	492,982	(125,931)
Share of other comprehensive income of associates
- pretax	(80,684)	—	—
Changes in fair value of financial instruments
- pretax	(407,295)	—	—
- tax	49,369	—	—
Recognition of changes in fair value of financial instruments in profit or loss
- pretax	(239,757)	—	—
- tax	19,804	—	—
Differences in translation - equity method investments
- pretax	—	(860,748)	—
- tax	—	793	—

As of September 30, 2016	2,481,317	(366,973)	(125,931)

	Unrealized Gain on Valuation of Available-for- sale Financial Assets	Exchange Difference on Translation of Foreign Financial Statements	Remeasurements of Post-employment Benefit Obligations
	NT$	NT$	NT$
As of January 1, 2017	1,822,158	(415,249)	(273,510)
Share of other comprehensive income of associates
- pretax	374,839	—	—
- tax	(33,750)	—	—
Changes in fair value of financial instruments
- pretax	1,112,522	—	—
- tax	(112,375)	—	—
Recognition of changes in fair value of financial instruments in profit or loss
- pretax	(54,374)	—	—
- tax	13,734	—	—
Differences in translation - equity method investments
- pretax	—	(210,757)	—
- tax	—	111	—
Other comprehensive income/losses reclassified to profit or loss upon disposal of investments accounted for using the equity method
- pretax	—	1,464	—
- tax	—	(305)	—

As of September 30, 2017	3,122,754	(624,736)	(273,510)

E-2-22

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

24.	Expenses by Nature

	For the nine months ended September 30,
	2016	2017
	NT$	NT$
Employee benefit expenses
Salaries and bonuses	11,948,413	11,482,192
Post employment benefits	509,261	452,631
Directors’ remuneration	89,670	73,127
Others	1,613,200	1,863,063

	14,160,544	13,871,013

Depreciation and amortization expenses	9,939,106	10,784,589

A.	In accordance with the Company’s Articles of Incorporation, after covering accumulated losses, 10% of the annual profit shall be set aside as employees’ compensation. Additionally, 1% or less of the annual profit shall be set aside as directors’ remuneration. Employees’ compensation (bonus) is payable, in the form of cash or shares, to the payroll employees of the Company or its domestic or foreign subsidiaries over which the Company has 50% or more of voting power, who work substantially during the fiscal year in which the annual profit is generated.

B.	For the nine months ended September 30, 2016 and 2017, employee compensation was accrued at $896,703 and $731,270, respectively.

C.	On February 23, 2017, the Company’s Board of Directors also resolved to distribute employee compensation of $1,271,115 and directors’ remuneration of $127,111, respectively.

D.	If there is a change in the proposed amounts after the annual consolidated financial statements are authorized for issue, the differences are recorded as a change in accounting estimate. The employee compensation and directors’ remuneration of 2016 was all paid in cash. The aforementioned distributed amount is the same as the estimated amount. Information about compensation to employees and the remuneration to directors resolved by the meeting of Board of Directors is available at the Market Observation Post System website.

25.	Other Income and Expenses

	For the nine months ended September 30,
	2016	2017
	NT$	NT$
Gains on disposal of property, plant and equipment and other assets	23,929	149,561
Disposal of non-current assets held for sales	—	19,402
Impairment loss on property, plant and equipment	(49,125)	(76,644)
Others	(159,754)	(55,802)

	(184,950)	36,517

26.	Other Gains and Losses, Net

	For the nine months ended September 30,
	2016	2017
	NT$	NT$
Foreign exchange loss - net	(337,206)	(62,991)

E-2-23

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

27.	Income Tax

A.	Income taxes recognized in profit or loss for the nine months ended September 30, 2016 and 2017 are as follows:

	For the nine months ended September 30,
	2016	2017
	NT$	NT$
Current income tax expense
Recognition for the current period	938,361	782,488
Provision of additional 10% tax on undistributed earnings	639,383	848,860
Reversal of additional 10% tax on undistributed earnings due to dividend distribution	(788,603)	(904,395)
Income tax adjustments for prior years	(6,336)	(6,759)
	782,805	720,193

Deferred income tax expense
Temporary differences	256,082	228,994

Income tax expense recognized in profit or loss	1,038,887	949,188

B.	Income taxes recognized in other comprehensive income for the nine months ended September 30, 2016 and 2017 are as follows:

	For the nine months ended September 30,
	2016	2017
	NT$	NT$
Unrealized gain on valuation of available-for-sale financial assets	69,173	(98,641)
Share of other comprehensive income of associates	—	(33,750)
Exchange difference on translation of foreign financial statements	793	(194)

	69,966	(132,585)

C.	The Company has met the requirement of “Incentives for Emerging Important Strategic Industries in Manufacturing and Technology Services” for its capitalization plans in 2007 and is exempted from income tax for revenues arising from the assembly and testing of certain integrated circuit products for a five-year period. The Company selected 2015 as the starting periods of the five-year income tax exemptions, which became (becomes) expired in December 2019. As a result of the above tax holiday, the net income was higher by $326,593 (NT$0.10 dollar per share), $255,160 (NT$0.08 dollar per share) for the nine months ended September 30, 2016 and 2017, respectively.

D.	The income tax returns of the Company have been assessed and approved by the Tax Authority through 2015.

E.	According to the amended Enterprise Income Tax Law of the Peoples’ Republic of China, effective January 1, 2008, the tax rate applicable to entities like Siliconware Technology (Suzhou) Limited and Siliconware Electronics (Fujian) Co., Limited are 25%.

E-2-24

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

28.	Earnings Per Share (EPS)

	For the nine months ended September 30, 2016
	Income after tax	Weighted average outstanding common stock	Earnings per share (in dollars)
	NT$	(in thousands)	NT$
Basic earnings per share
Net income	7,253,481	3,116,361	2.33

Dilutive effect of employee compensation	—	21,855
Convertible bonds	(982,258)	265,677

Diluted earnings per share	6,271,223	3,403,893	1.84

	For the nine months ended September 30, 2017
	Income after tax	Weighted average outstanding common stock	Earnings per share (in dollars)
	NT$	(in thousands)	NT$
Basic earnings per share
Net income	5,816,441	3,116,361	1.87

Dilutive effect of employee compensation	—	20,283
Convertible bonds	(825,756)	275,388

Diluted earnings per share	4,990,685	3,412,032	1.46

A.	Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the period excluding ordinary shares held as treasury stocks.

B.	Diluted earnings per share is calculated by adjusting the weighted average ordinary shares oustanding to assume conversion of all dilutive potential ordinary shares.

C.	As employees’ compensation (bonus) could be distributed in the form of stock, the diluted EPS computation shall include those estimated shares that would be increased from employees’ stock bonus issuance in the weighted-average number of common shares outstanding during the reporting year, which taking into account the dilutive effects of stock bonus on potential common shares; whereas, basic EPS shall be calculated based on the weighted-average number of common shares outstanding during the reporting year that include the shares of employees’ stock bonus for the appropriation of prior year earnings, which have already been resolved at the stockholders’ meeting held in the reporting year. Since capitalization of employees’ compensation (bonus) no longer belongs to distribution of stock dividends (or retained earnings and capital reserve capitalized), the calculation of basic EPS and diluted EPS for all periods presented shall not be adjusted retroactively.

E-2-25

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

29.	Supplemental Cash Flow Information

A.	Investing activities with partial cash payments

	For the nine months ended September 30
	2016	2017
	NT$	NT$
Purchase of property, plant and equipment	12,401,837	10,253,520
Decrease in prepayment for equipment	(14,603)	(34,935)
(Increase)/Decrease in equipment payable, net	(469,429)	432,818
Effect of foreign currency exchange	(59,011)	(24,518)

Current cash payment	11,858,794	10,626,885

B.	Reconciliation of liabilities arising from financing activities

	As of January 1, 2017	Cash flows	Non-Cash Charges				As of September 30, 2017
			Foreign exchange movement	Fair Value Changes	Amortization of discount	Amortization of syndicated loans fee
	NT$	NT$	NT$	NT$	NT$	NT$	NT$	US$
Long-term loans (include the current portion)	18,340,747	(1,993,112)	(89,221)	—	—	1,586	16,260,000	536,102
Short-term loans	2,741,250	912,080	(173,430)	—	—	—	3,479,900	114,735
Convertible bonds (include the current portion)	12,712,651	—	(785,844)	—	218,119	—	12,144,926	400,426
Refundable deposits	38,907	28,704	(148)	—	—	—	67,463	2,224

Total liabilities from financing activities	33,833,555	(1,052,328)	(1,048,643)	—	218,119	1,586	31,952,289	1,053,487

Financial liability at fair value through profit or loss	773,908	—	—	(427,162)	—	—	346,746	11,432

30.	Operating Leases

The Company leases several parcels of land from the Science Park Administration with expiration dates between December 2023 and December 2034. The Company can renew the leases upon expiration. The Company also entered into lease agreements for its buildings and certain machinery and equipment. Siliconware Technology (Suzhou) Limited also entered into lease agreements for its land use right and certain machinery and equipment. For the nine months ended September 30, 2016 and 2017, the Company recognized rental expense amounted to $475,335 and $542,581, respectively.

31.	Related Party Transactions

Inter-company transactions and balance on transactions between group companies are eliminated when preparing this consolidated financial statement and are not disclosed in this footnote. The transactions between the Company and other related parties are as follows:

A.	Disposal of Financial Assets

	For the nine months ended September 30, 2016
	Financial Statement Account	Shares (In Thousands)	Marketable Securities Type and Name	Amount	Gain on Disposal
				NT$	NT$
Associates	Available-for-sale financial assets - non-current	57,810	Hsieh Yong Capital Co., Ltd. (Stock)	376,943	206,943

E-2-26

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

B.	On June 30, 2016, the Company’s board of directors has adopted resolution to approve the entering into and execution of a “joint share exchange agreement” (the “Agreement”) with Advanced Semiconductor Engineering, Inc. ( the “ASE”) and agrees to establish a new holding company (the “Holdco”). The collaboration between the parties will result in synergies that can create a competitive advantages and opportunities for the future development and sustained growth of the semiconductor industry by enhancing efficiency and economies of scale as well deeply strengthening research and development and innovation capabilities, thereby providing customers with higher quality, more efficient, and well-rounded packaging and testing services. The Agreement will be conducted (1) at an exchange ratio of one ASE common share for 0.5 HoldCo common share, and (2) at NT$55 dollar in cash for each of SPIL’s common shares, with ASE and SPIL becoming wholly-owned subsidiaries of HoldCo.

C.	The cash consideration of NT$55 dollar has been adjusted to NT$51.2 dollar after excluding the NT$2.8 dollar per share cash dividend distribution approved by resolution at SPIL’s annual shareholders’ meeting in 2016 as well as a NT$1.0 per share payment from capital reserve. The NT$51.2 dollar cash consideration aforementioned will not be subject to further adjustment if the cash dividends distribution by SPIL in 2017 is less than 85% of SPIL’s after-tax net profit for the year 2016.

D.	The closing of the transaction will be subject to the necessary approvals by relevant domestic and foreign competent authorities. On November 16, 2016 The Taiwan Fair Committee has decided not to prohibit the merger transactions between the ASE and SPIL, and on May 16, 2017, the Company received an official confirmation letter from the US Federal Trade Commission (FTC) stating that the non-public investigation procedure has been closed. On November 24, 2017, the Anti-Monopoly Bureau under the Ministry of Commerce of the PRC (“MOFCOM”) approved the proposed combination on the following four conditions, among others:

1.	Holdco should maintain the legal personality of ASE and SPIL as independent competitors for a period of 24 months (“Restriction Period”).

2.	During the Restriction Period, HoldCo will only exercise limited shareholder rights. Such limitation includes: other than the right to obtain dividend related and financial information from ASE and SPIL, HoldCo should temporarily cease to exercise its other shareholder’s rights.

3.	During the Restriction Period, ASE and SPIL each covenants to provide services to customers on a non-discriminatory basis, and set service price and related transactional terms according to AML, reasonable commercial consideration and normal business operation.

4.	During the Restriction Period, ASE and SPIL each convents to not limit the customers’ choice of alternative suppliers of semiconductor packaging and testing businesses, and will cooperate with customers for requests related to switching such suppliers, under the circumstance that the customers obey the laws and regulations, and do not involves tort and breaking contracts.

All the conditions above are subject to further revisions in the official notice that may be published by MOFCOM from time to time. As of the date the condensed consolidated financial statements were authorized for issue by the management, the unsatisfied conditions includes the unconditional approvals at the Company and ASE’s shareholders meeting and, therefore, the share exchange transaction has not been completed. Since ASE and SPIL have now received all necessary antitrust clearances for the transaction, ASE will immediately proceed with the establishment of HoldCo. It is expected that an extraordinary general meeting will be convened in February 2018 and the establishment of HoldCo will be completed by the end of May 2018. This timeline, however, is subject to the review progress of competent authorities.

E.	The long stop date of the Agreement (the “Long Stop Date”), which means the expiration of the Agreement, is set at 18 months after the execution date of the Agreement (i.e., December 31, 2017) or a later date otherwise agreed upon in writing by both parties. If the closing of this transaction cannot be consummated due to failure of the conditions precedent to be satisfied on or before the Long Stop Date, the Agreement shall be terminated automatically at 0:00 on the day immediately following the Long Stop Date, except as otherwise agreed thereof. On December 14, 2017, the Company and ASE entered into a Supplemental Agreement to Joint Share Exchange Agreement to amend the definition of Long Stop Date as October 31, 2018 or a later date otherwise agreed in writing by the Company and ASE.

E-2-27

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

F.	Personnel compensations to Directors, Supervisors, and Managements

	For the nine months ended September 30,
	2016	2017
	NT$	NT$
Short-term employee benefits	326,247	242,173
Post-employment benefits	64,530	2,256

	390,777	244,429

32.	Assets Pledged as Collateral

The following assets have been pledged as collateral against certain obligations of the Company:

	As of
Assets	December 31, 2016	September 30, 2017	Subject of collateral
	NT$	NT$
Time deposits (shown as other current assets - other)	357,400	355,100	Guarantees for customs duties and land leased from Science Park Administration

33.	Commitments and Contingencies

A.	If any of the events described below occurs during the period from the Execution Date until the Share Exchange Record Date, except the prior written consent of ASE, the Company shall not nor procure the Company’s subsidiaries to:

(1)	Issue any equity-linked securities (except for any share(s) newly issued as a result of the exercise of conversion rights by holders of the Company’s Foreign Convertible Bonds).

(2)	Except for the repurchase of shares from the shareholders exercising appraisal rights in connection with this Transaction in accordance with laws and regulations and Article 13 hereof or redemption of the Company’s Foreign Convertible Bonds as contractually agreed, directly or indirectly repurchase, individually or through any third party, its issued and outstanding shares or equity-linked securities, decrease capital, resolve for dissolution, or file for restructuring, settlement or bankruptcy.

(3)	Except subject to affirmative court judgments, arbitration awards or approvals, orders, administrative decisions or approved conditions/burdens or other requirements imposed by competent authorities (including, but not limited to, the Taiwan Stock Exchange, the Taiwan Fair Trade Commission, the United States Federal Trade Commission, the SEC, and the Antitrust Law Enforcement Authorities of Relevant Countries and Regions), none of the Company or any of its directors, managers, employees, agents or representatives may offer, agree, enter into or sign with any third party any contract, agreement or other arrangements in respect of any following matter: (a) any transaction that may involve a spin-off, a purchase or a sale of shares of non-financial investment nature, or any other transaction of similar nature; (b) a lease of all businesses or an entrustment, a joint operation, or an assumption of the entire business or assets from others (except for an assumption of the entire business or assets from others in an aggregated transaction amount less than NT$500,000); or (c) any merger and acquisition without issuing HoldCo’s shares, any sale of all or material assets or businesses of 100% Subsidiaries, any disposal of interest in material assets or businesses of 100% Subsidiaries, or exclusive licensing of all or material patents or technologies of 100% Subsidiaries, provided.

E-2-28

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

However, if the Company receives a Superior Proposal from a third party the conditions of which are more favorable than those of this Transaction that cannot complete the Share Exchange under this Agreement due to its acceptance of a Superior Proposal as set forth above, the Company shall pay to ASE the amount of NT$17 billion as a termination fee for the Transaction.

B.	In September, 2017, Siliconware Electronics (Fujian) Co., Limited signed Confirmation on Transaction of Land Use Rights with Jinjiang Municipal Bureau of Land and Resources in Fujian Province and paid a deposit of $30,180 (RMB 6,619 thousand, recorded as refundable deposits – non-current). On November 16, 2017, Siliconware Electronics (Fujian) Co., Limited completed the agreement with Jinjiang Municipal Bureau of Land and Resources in Fujian Province to acquire land use right. The land is located at Integrated Circuit Industrial Park, Jinjiang City, Fujian Proviance, China with total transaction price of $469,196 (RMB 103,120 thousand). The amount was paid in full on November 29, 2017.

C.	In addition to the abovementioned contract price and unpaid amount of the land use rights of the Siliconware Electronics (Fujian) Co., Limited. , pursuant to future operating expansion, the Group entered into several facility construction agreements amounting to $1,574,096, of which $304,798 remained unpaid as of September 30, 2017.

D.	The Group entered into several contracts for the use of certain technologies and patents in exchange of royalty payments. Contracts are valid until the expiry of patents or upon termination by both parties.

E.	Future minimum lease payments under the non-cancellable operating leases are as follows:

As of September 30, 2017
NT$
Within 1 year	114,991
1-5 year(s)	302,288
Over 5 years	673,585

1,090,864

34.	Significant Event After the Reporting Period

A.	For latest progress regarding the agreement with Jinjiang Municipal Bureau of Land and Resources in Fujian Province, please refer to note 33.B.

B.	In order to participate in the prime period of growth for the mainland China semiconductor market, the Company forms a strategic alliance to expand the China market, and will use the proceeds of disposal on the investment of Taiwan headquarter. On November 24, 2017 SPIL (Cayman) Holding Limited, a subsidiary of SPIL, entered into an agreement with Tsinghua Unigroup Ltd. to dispose 30% shares of Siliconware Technology (Suzhou) Ltd. to Tsinghua Unigroup Ltd. with total transaction amount of $4,676,542 (RMB 1,026,000 thousand). The transaction will not have impact on the net income of the Group. As of December 14, 2017 the transaction has not yet completed.

35.	Financial Risk Management

The Group’s activities expose it to a variety of financial risk: market risk (including currency risk, price risk, and interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.

E-2-29

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

A.	Market risk

(1)	Currency risk

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the USD and the JPY. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations. The Group implements the policy of natural hedging and monitors the foreign exchange rate fluctuation closely to manage the risk. The Group’s exposure to foreign exchange risk is as follows:

	As of December 31, 2016
			Sensitivity analysis
(Foreign currencies: functional currencies)	Foreign Currencies in thousands	Exchange rates	Movement	Impact to profit and loss before tax
				(NT$)
Financial assets
Monetary assets
USD:NTD	800,272	32.200	1%	257,688
USD:RMB	17,786	6.9370	1%	5,727
Nonmonetary assets
USD:NTD	21,951	32.200	N/A	N/A
Investments accounted for using the equity method
USD:NTD	559	32.250	N/A	N/A
Financial Liabilities
Monetary liabilities
USD:NTD	596,659	32.300	1%	192,721
USD:RMB	113,280	6.9370	1%	36,589
JPY:NTD	3,838,753	0.2776	1%	10,656
JPY:RMB	596,668	0.0596	1%	1,656

	As of September 30, 2017
			Sensitivity analysis
(Foreign currencies: functional currencies)	Foreign Currencies in thousands	Exchange rates	Movement	Impact to profit and loss before tax
				(NT$)
Financial assets
Monetary assets
USD:NTD	629,810	30.210	1%	190,266
USD:RMB	55,040	6.6369	1%	16,628
Financial Liabilities
Monetary liabilities
USD:NTD	555,055	30.310	1%	168,237
USD:RMB	164,126	6.6369	1%	49,747
JPY:NTD	4,274,511	0.2711	1%	11,588
JPY:RMB	503,744	0.0591	1%	1,366

Note: Currency risk does not arise from financial instruments that are nonmonetary items and thus are not subject to sensitivity analysis

The total exchange loss recognized includes realized and unrealized loss arising from significant foreign exchange variation on the monetary items held by the Group for the nine-month periods ended September 30, 2016 and 2017 amounted to $337,206 and $62,991, respectively.

E-2-30

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(2)	Price risk

Pursuant to strategic investments objective, the Company is exposed to equity securities price risk in public market because of investments held by the Company, which are classified on the consolidated balance sheet as available-for-sale financial assets. To manage its market price risk, the Company monitors the future development of the investees and the market trend. Most investees of the Company are in electronic industry, of which ChipMOS Technologies Inc. and ChipMOS Technologies (Bermuda) Ltd. (merged with ChipMOS Technologies Inc. on October 31, 2016, with US$3.71 dollars in cash and 0.9355 shares of ADSs in exchange for each share in ChipMOS Technologies (Bermuda) Ltd.) are traded publicly in the market. ChipMOS Technologies Inc. is listed on Taiwan Stock Exchange, and ChipMOS Technologies (Bermuda) Ltd. and ADS of ChipMOS Technologies Inc. are listed on NASDAQ. For other equity investees that are not traded in public market, the Company implements suitable techniques to perform the assessments. As of December 31, 2016 and September 30, 2017, if the market price had increased/decreased by 10% with all other variables held constant, other comprehensive income would have increased/decreased by $352,579 and $472,818, respectively.

(3)	Interest rate risk

The Group’s interest rate risk arises from cash, interest bearing time deposits, and borrowings. Mostly, residual cash will be held as deposit. For the fixed rate of time deposits, the change of interest rate will have no impact on future cash flow, but have impact on fair value. As of December 31, 2016 and September 30, 2017, the Group held financial assets with cash flow interest rate risk of $6,092 and $0, respectively, and financial liabilities with cash flow interest rate risk of $21,083,583 and $19,739,900, respectively. If the interest rate had been increased/ decreased by 10 points (0.1%), income before income tax for the period would have been reduced/ increased by $14,544 and $14,805, respectively.

B.	Credit risk

The Group’s credit risk mainly arises from cash and cash equivalents (deposits with banks or financial institutions), accounts and notes receivable, other receivables and refundable deposits and etc.

(1)	For risks from banks and financial institutions, the Group periodically assesses their credit ratings based on information provided by external independent rating institutes. Furthermore, to minimize the credit risk, the Group allocates deposits based on each bank’s rating results. After the assessment, most of banks and financial institutions the Group transacts with are with minimum rating of “A”, which represents low credit default risks.

(2)	For risks from accounts and notes receivable, the Group assesses customers’ credit quality through internal risk assessment, taking into account of their current financial conditions and past transaction experiences. After the assessment, management does not expect significant losses from non-performance by these counterparties.

E-2-31

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(3)	Aging analysis of accounts receivables that were past due is as follows:

	As of December 31, 2016
	Total	Impaired	Unimpaired
	NT$	NT$	NT$
1-90 days	933,715	—	933,715
91-180 days	54,947	—	54,947
Over 180 days	5,401	1,695	3,706

	994,063	1,695	992,368

	As of September 30, 2017
	Total	Impaired	Unimpaired
	NT$	NT$	NT$
1-90 days	1,283,810	—	1,283,810
91-180 days	7,242	—	7,242
Over 180 days	10,575	1,695	8,880

	1,301,627	1,695	1,299,932

Note: As of December 31, 2016 and September 30, 2017, no impairment loss incurred on accounts receivables that are not past due.

(4)	As of December 31, 2016 and September 30, 2017, the Group’s ten largest customers accounted for 65% and 68% of accounts receivables, respectively. The Group considers the concentration of credit risk for the remaining accounts receivable is immaterial.

C.	Liquidity risk

The objective of liquidity risk management is to ensure the Group has sufficient liquidity to fund its business needs, and to maintain adequate cash, banking facilities to repay the borrowings. By considering its debt financing plans, covenant compliance, compliance with internal balance sheet ratio targets, and other important factors, the finance department of the Company monitors the Group cash requirements and forecasts its future cash flow.

The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual terms (including principals and interests), which is presented on an undiscounted basis:

	As of December 31, 2016
	Less than 1 year	1-2 years	2-3 years	Over 3 years	Total
	NT$	NT$	NT$	NT$	NT$
Short-term Loans	2,761,041	—	—	—	2,761,041
Accounts Payable	8,194,647	—	—	—	8,194,647
Other Payables	11,896,517	—	—	—	11,896,517
Other Current Liabilities - Others	106,859	—	—	—	106,859
Convertible Bonds (include the current portion)	13,312,768	—	—	—	13,312,768
Long-term Loans (include the current portion)	3,714,850	2,851,419	5,959,549	6,402,421	18,928,239
Other Non-current Liabilities	—	63,215	—	8,279	71,494

	39,986,682	2,914,634	5,959,549	6,410,700	55,271,565

	As of September 30, 2017
	Less than 1 year	1-2 years	2-3 years	Over 3 years	Total
	NT$	NT$	NT$	NT$	NT$
Short-term Loans	3,527,708	—	—	—	3,527,708
Accounts Payable	7,742,849	—	—	—	7,742,849
Other Payables	10,893,616	—	—	—	10,893,616
Other Current Liabilities - Others	150,192	—	—	—	150,192
Convertible Bonds (include the current portion)	12,492,570	—	—	—	12,492,570
Long-term Loans (include the current portion)	2,704,651	5,566,788	5,406,399	3,023,227	16,701,065
Other Non-current Liabilities	—	5,384	211	8,098	13,693

	37,511,586	5,572,172	5,406,610	3,031,325	51,521,693

E-2-32

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

36.	Capital Risk Management

A.	The capital includes common share, capital reserve, legal reserve, and other equity items. The Group’s objectives in managing capital are to maintain sufficient capital to expand production capacity and equipment, and ensure the Group has sufficient and necessary financial resources to deal with operating capital demand, capital expenditure, research and development expenditure, dividend expenditure, loan repayment, and other operating demand.

B.	Except for those mentioned in Note 18, the Company does not have to follow any restrictions of outside capital.

37.	Fair Value Information on Financial Instruments

A.	Fair value of financial instruments not carried at fair value

Except for convertible bonds which are measured at amortized cost, the management considers that the carrying amounts of financial assets and financial liabilities recognized in the consolidated financial statements approximate to their fair values. The fair value of the Group’s short-term financial instruments including cash and cash equivalents, receivables, time deposits, short-term loans, current portion of long-term borrowings, payables, receipts under custody and deposits received approximated their carrying amount due to their maturities within one year. The Group’s non-current financial instruments including non-interest bearing refundable deposits, receipts under custody, and bank loans carried at floating interest rates. The fair value of these financial instruments are approximated to its carrying amount due to the impact of discounting is not significant, or because the floating interest rates reset periodically to reflect the market conditions and the Group’s credit rating.

Convertible bonds (include the current portion):

	Carrying Amount	Fair Value (Level 3)
	NT$	NT$
December 31, 2016	12,712,651	12,841,188

September 30, 2017	12,144,926	12,240,390

The fair value was determined using discounted cash flow analysis with the applicable yield curve for the duration and recent transaction prices.

B.	The table below analyses financial instruments carried at fair value by valuation method. The different levels have been defined as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Inputs for the asset or liability that are not based on observable market data.

E-2-33

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

C.	The Company’s financial instruments measured at fair value are as follows:

Recurring basis:

	As of December 31, 2016
	Level 1	Level 2	Level 3
	NT$	NT$	NT$
Available-for-sale financial assets	$3,615,658	$178,176	$—

Financial liability at fair value through profit or loss	$—	$—	$773,908

	As of September 30, 2017
	Level 1	Level 2	Level 3
	NT$	NT$	NT$
Available-for-sale financial assets	$4,728,180	$—	$—

Financial liability at fair value through profit or loss	$—	$—	$346,746

Non-recurring basis:

None.

(1)	The fair value of financial instruments traded in active markets is based on quoted market price at the balance sheet date. For financial instruments with fair value not traded in active markets, the Company uses valuation techniques, which maximize the use of observable market data where it is available and relies as little as possible on entity specific estimates. The valuation technique currently used for unlisted available-for-sale securities is the market approach. The valuation is based on the benchmark companies’ stock prices and other specific indexes. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2. If one or more of the significant inputs is not based on observable market data, the instrument is included in Level 3.

Specific valuation techniques used to value financial instruments include:

A.	Quoted market prices or dealer quotes for similar instruments;

B.	Other techniques, such as discounted cash flow analysis, are used to determine fair value for the remaining financial instruments.

(2)	There were no transfers between Level 1 and 2 for nine months ended September 30, 2016 and 2017.

(3)	The fair value measurements for the Company’s derivative instruments are carried out on the basis of a binomial model, with measurement on a quarterly basis. In the course of the valuation process, the required market data are collected and the non-observable parameters are examined and updated as required on the basis of internally available current information. In particular, the premises of the enterprise value of the Company’s derivative instruments, as well as any significant changes in the input parameters and their respective effects on the value of the option, are reported to management on a quarterly basis.

(4)	Parameters with a significant influence on the measurement of the option are the value of the Company’s derivative instruments as determined with the use of a discounted cash flow method and the expected volatility of that value. The approach for volatility estimation was changed to a direct analysis of the historical volatility. The higher the volatility, the fair value of the Company’s derivative instrument will be higher. The volatilities as of December 31, 2016 and September 30, 2017 are 26.83% and 10.85%, respectively.

E-2-34

SILICONWARE PRECISION INDUSTRIES CO., LTD. AND SUBSIDIARIES

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2017 (UNAUDITED)

(EXPRESSED IN THOUSANDS OF NEW TAIWAN DOLLARS, EXCEPT EARNINGS PER SHARE)

(5)	Reconciliation of Level 3 fair value measurements of financial liabilities

	2016	2017
	NT$	NT$
As of January 1	1,798,920	773,908
(Gains) and losses recognized in profit or loss	(844,056)	(427,162)

As of September 30	954,864	346,746

The total gains or losses for the nine months ended September 30, 2016 and 2017 included gains of $844,056 and $427,162, respectively, relating to the financial liabilities at fair value on Level 3 fair value measurement and held at balance sheet date.

(6)	The Company has carefully assessed the valuation models and assumptions used to measure fair value. However, using different valuation models or assumptions may result in difference in fair value measurement. For financial assets and liabilities categorized within Level 3, a 10% increase in the value of stock market price would lead to a decrease in income before tax by $683, 482 and $996,593 for the nine months ended September 30, 2016 and 2017, respectively. On the other hand, a 10% decrease in the value of the stock market price would increase income before tax by $557,842 and $346,746 for the nine months ended September 30, 2016 and 2017, respectively. A 5% increase in the expected volatility of the value of the derivative instrument would lead to a decrease in income before tax by $266,357 and $265,516 for the nine months ended September 30, 2016 and 2017, respectively. A 5% decrease in the expected volatility of the value of derivative instrument would increase income before tax by $266,357 and $250,967, for the nine months ended September 30, 2016 and 2017, respectively.

38.	Segment Information

The Group’s packaging and testing services are provided in Taiwan and China. The chief operating decision maker determines the group’s performance based on the geographic perspective. The nature of services, production process, type of customers and service delivery model at these two geographical locations are similar. While the chief operating decision maker receives separate reports for each location, these two operating segments have been aggregated into one reportable segment as they have similar long-term average gross margins and have similar economic characteristics. As a result, the Group discloses a single reporting segment.

E-2-35